Form 10-K405, Exhibit 13
period 1994-12-31
MORGAN J P & CO INC
filed 1995-03-22
CIK 68100

J.P. Morgan & Co. Incorporated
1994 Annual report

[ART APPPEARS HERE]

[PHOTO APPEARS HERE]

With sound advice and superior execution, J.P. Morgan is committed to excel globally in serving clients with complex financial needs.

JP Morgan

[PHOTO APPEARS HERE]

[PHOTO APPEARS HERE]

J.P. Morgan is a global banking firm that has built its business, over 150 years, on a commitment to excel in serving clients with complex financial needs.
     Drawing on commercial, investment, and merchant banking traditions, we strive to be an international leader in capability and character, to channel capital to productive uses, and to earn superior returns over time for our stockholders.

[PHOTO APPEARS HERE]

    Contents
 1  Financial highlights
 2  To our stockholders
 8  1994 Highlights
11  Financial review
40  Responsibility for financial reporting
41  Report of independent accountants
42  Consolidated statement of income
43  Consolidated balance sheet
44  Consolidated statement of changes in stockholders' equity
45  Consolidated statement of cash flows
46  Consolidated statement of condition -
    Morgan Guaranty Trust Company of New York
47  Notes to financial statements
82  Additional selected data
84 Consolidated average balances and taxable-equivalent net interest earnings
87  Asset-quality analysis
93  Asset and liability management derivatives
94  Capital and funding analysis
97  Selected consolidated quarterly financial data
99  Form 10-K cross-reference index
101 Description of business
103 J.P. Morgan directory
108 Corporate information

Financial highlights
J.P. Morgan & Co. Incorporated

Dollars in millions, except per share data                                             1994          1993          1992
- -----------------------------------------------------------------------------------------------------------------------
For the year
Pretax income....................................................                    $1 825        $2 691        $1 749
Income before accounting changes.................................                     1 215         1 723         1 130
Accounting changes ..............................................                         -          (137)          452
Net income.......................................................                     1 215         1 586         1 582
Dividends declared on common stock...............................                       530           479           427
- -----------------------------------------------------------------------------------------------------------------------
Primary earnings per share
Income before accounting changes.................................                    $ 6.02        $ 8.48        $ 5.66
Accounting changes...............................................                         -         (0.68)         2.29
Net income.......................................................                      6.02          7.80          7.95
- -----------------------------------------------------------------------------------------------------------------------
Per common share
Dividends declared...............................................                    $ 2.79        $ 2.48        $ 2.23 1/2
Book value.......................................................                     46.73         47.25         35.56
- -----------------------------------------------------------------------------------------------------------------------
At year-end
Stockholders' equity.............................................                  $  9 568      $  9 859      $  7 308
Total assets.....................................................                   154 917       133 888       103 197
- -----------------------------------------------------------------------------------------------------------------------
Selected ratios
Return on average common stockholders' equity:
    Before accounting changes....................................                      12.9%         22.3%         18.3%
    After accounting changes.....................................                      12.9          20.9          23.9
Common stockholders' equity as % of year-end assets .............                       5.9           7.0           6.6
Total stockholders' equity as % of year-end assets...............                       6.2           7.4           7.1
Tier 1 risk-based capital ratio..................................                       9.6           9.3           8.9
Total risk-based capital ratio ..................................                      14.2          13.0          13.0
- -----------------------------------------------------------------------------------------------------------------------

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

[PHOTO APPEARS HERE]
Douglas A. Warner III
Chairman of the Board and
President



To our stockholders


J.P. Morgan earned $1.2 billion last year, or $6.02 per share, down from a record $1.7 billion in 1993, when more favorable conditions prevailed and business was strong across the board.

        In December the Board of Directors raised the quarterly dividend on common stock by 10 percent to $.75 per share, reflecting confidence in Morgan's long-range prospects despite weaker 1994 results. Our dividend has increased every year for two decades. For the past 10 years it has grown at a compound annual rate of 10 percent.

        The Federal Reserve's move to raise interest rates in February 1994 essentially marked the end of a five-year rally in markets for major financial assets around the world. Earlier, a brightening global economic outlook and low inflation and interest rates in the United States had encouraged investors to diversify into higher-yielding assets, first in the domestic U.S. market, then in Europe and the emerging markets. As the interest rate trend reversed last year, global capital flowed from relatively higher-risk areas to safer havens. Asset values dropped; investors reduced their involvement in many previously active markets. Political and economic unrest in Mexico and well-publicized problems with some derivatives transactions had a further chilling effect. All in all, conditions in 1994 were among the most arduous in memory.

        Those difficult conditions persist, and right now we are fighting headwinds. Nevertheless, as we look toward the horizon, we are frankly excited about Morgan's potential. Major trends in financial markets are favorable to our business; our combination of clients and capabilities around the globe is unmatched by any competitor; our technology and capital are strong; our people exemplify integrity and excellence.

        We intend to navigate the current cyclical trough in global markets with a deliberate focus on future opportunities. In the current climate, we're demanding more discipline to moderate the growth of expenses but will continue to make key investments. When conditions improve, we want to be poised to seize opportunities from a position of strength.

Business sector results

Presenting the dynamics of our complex, global business with increasing clarity is a challenge we are working hard to meet. This year, as a step toward providing more transparent information for investors, we report results for five major sectors of our business: three that revolve around services we provide for clients and two in which we act solely for our own account (see page 12). This is a simple framework for viewing Morgan's diversified global activities that we hope proves useful, but there are some vital dimensions it can't capture. One is the extensive diversification of activities within each sector. Another is the process of risk management that pervades our firm. A third is the synergy we create by acting as one firm, not a collection of separate businesses, with singular dedication to clients and shared values. These dimensions distinguish Morgan in the world of finance.

        Overall, most of our pretax income last year came from our own asset and liability management and equity investments. Sales, trading, and finance
- - with sizable but lower revenues than in 1993 and relatively high fixed costs - had significant, market-related negative swings in contribution. Asset management, with its steadier revenue stream, boosted the bottom line.

        Revenues from sales and trading activities worldwide totaled $1.3 billion but were nearly 40 percent lower than in 1993. Investor activity generally ebbed, hurting fixed income performance, and profits from positioning were down significantly. We earned less in emerging markets although the volume of our business with clients grew. Notably, our activities as a dealer in derivatives made a greater contribution than in 1993 as strong client demand for risk management products and services continued. Pretax income for the sales and trading sector dropped from more than $1 billion in 1993 - an exceptional level - to $145 million.

        As our clients raised less capital in both debt and equity markets last year and credit pricing tightened, our global financing business posted lower results. While revenues from corporate finance advisory assignments improved with growing momentum in cross-border activity, pretax income for the finance and advisory sector was down to $109 million from $352 million a year earlier.

        Our asset management and servicing business gained ground, with pretax income rising 7 percent to $362 million. The assets we manage for individual and institutional investors worldwide grew in 1994 to $150 billion. Earnings from the investment management, fiduciary, brokerage, and operational services in this sector show a pattern of stable growth.

        Results for our own portfolio of equity investments last year were very strong, with gains realized on holdings of Columbia/HCA stock making a substantial contribution. We acquired this stock in 1989 in connection with our role in the leveraged acquisition of Hospital Corporation of America by its management. While this has been our most successful investment in terms of the size of Morgan's gain, our equity portfolio has generated consistently good returns over the dozen years since its inception. It allows us to turn relationships and knowledge gathered around the world into a comparative investment advantage for our stockholders. The portfolio today exceeds $1 billion in value and includes securities of 90 companies. Pretax income from the equity portfolio for 1994 was $640 million, up from $288 million in 1993.

[PHOTOS APPEAR HERE]

Roberto G. Mendoza
Kurt F. Viermetz
Rodney B. Wagner
Vice Chairmen

        Finally, asset and liability management contributed a substantial $872 million to pretax income last year, though less than in 1993, when securities gains were higher. This sector covers managing the interest rate and liquidity profile of our assets, liabilities, and off-balance-sheet exposures overall, including our $23 billion portfolio of government securities. We acted early in 1994 to protect the value of the portfolio and achieved a positive total return in an environment of rising interest rates.

Diversification and risk

Focused diversification is the fundamental strategy we have followed over the past two decades both to adapt to the evolution of client needs and to moderate the risk profile of our global business.

        Ten years ago, traditional financial intermediation - interest rate management and the extension of bank credit - generated half of Morgan's revenues; today it accounts for roughly a quarter. Our revenues are now spread across a broad range of highly complementary global activities, encompassed by the five business sectors. Many activities are characterized by lower risk than traditional intermediation: for example, investment management, corporate securities underwriting, and - contrary to common perception - making markets in swaps.

        J.P. Morgan is a stronger firm than it was a decade ago, thanks to successful diversification and our growing ability to manage risk dynamically. We are less dependent on any one source of revenue, have a broader global client base, and have engineered a measurable reduction in exposure to risk, especially relative to our substantial capital.

        There's no room for complacency, however, in managing the risks inherent in our business. We've invested steadily in developing a comprehensive risk management process that balances the benefits of decentralized global business management with strong central policies, information flow, and control. We manage actively and aim to detect a potential problem before it escalates, since no system can prevent all problems from arising. This year we have provided more detail about our process, beginning on page 19. What I want to stress here are its key attributes:

.       Transparency - a relentless drive to make risks within the firm visible, since only known risk can be managed;

.       Standard measurement - so that all risks can be defined and compared;

.       Timely information - accurate, understandable, current data that can be acted upon;

.       Dynamic diversification - including efforts to identify and address changing concentrations of risk;

.       Independent, authoritative oversight - by our corporate risk management group; and

.       Judgment - because people, not mathematical models, ultimately manage risk.

        We offer to clients many of the same risk management techniques that we use ourselves, notably derivatives. As a derivatives dealer, Morgan is strongly oriented toward helping clients manage risk, not toward trading for our own account. The average credit quality of our derivatives exposure is solidly above the high quality of our traditional loan portfolio.

        With the freer flow of trade and capital, companies and institutions the world over operate in a more complex environment, in which derivatives have proved efficient tools for managing risk and implementing basic business strategies. Like any tool, they can be misused. Cases that have made headlines in the past year are sobering and controversial - but fraud, excess, poor controls, or all three appear to have been the fundamental problem, not the instruments themselves. As we debate their role, it's important to recognize that derivatives have not created new or special risks for dealers, users, or the financial system. They entail the same kinds of credit, market, and liquidity risks as other, more familiar instruments. From a public policy standpoint, they are best viewed as an adaptation to change -an innovation that responds to a need in the global marketplace. Responsible use and informed regulatory oversight, not fear or prohibition, should preserve their value and guard against serious problems.

Opportunity

Our optimism about Morgan's opportunities is grounded in global trends that are gaining momentum. Cross-border capital flows continue to expand. Institutional savings continue to increase worldwide. Capital markets are extending their reach. Demand for risk management is rising. Emerging nations continue to pursue market-based growth strategies. We expect these trends to dominate, though we don't underestimate the near-term consequences of strains in Mexico and other developing areas, sobering recent cases of excessive risk-taking, and nervous markets generally.

        In creating challenges for sophisticated users of financial services worldwide, such trends represent unlimited potential for us to be useful to our clients. Morgan's key growth opportunity is to expand the scope of these relationships.

        Our clients are our lifeblood. As a group, they are globally diverse, with slightly more than half based outside the United States. They include a large number of the world's leading governments, multinational corporations, financial institutions, privately held firms, and individuals of substantial means - the most active and sophisticated participants in financial markets. Because we have always stressed relationships over transactions, many have been clients for decades, but we shake hands with new clients every day.

        Our international network is extensive, long established, still growing, and unique. We are active participants in every major financial market - raising equity and debt capital, managing risk, advising on corporate structure, investing, trading. But global resources are just the raw material of what we are really seeking to build. The ability to think globally, draw on local experts, and integrate far-flung capabilities is the true value that a global financial firm should deliver to its clients. At our best, we do.

        Although clients place their first call to Morgan for a growing variety of needs, many still turn to us for just one or two services. The potential to expand relationships across our now extensive global product line is great. While we face able competitors in every market, the window of opportunity is open. And the more we do for every client, the more the return on our investment in global capabilities will grow.

Discipline

The infrastructure needed to conduct a global wholesale financial business successfully is substantial. Attracting and retaining professionals of the highest caliber requires careful recruiting, attention to development, and competitive compensation. Technological systems for communication, analytics, and control of risk are essential, expensive, and must be continually updated. Being able to seize opportunities and withstand setbacks demands ample capital. Few firms will be able to sustain the required level of investment through the vicissitudes of market cycles. We intend to be one of them.

        Keeping our expenses under control while investing sufficiently remains a key challenge. Expenses were up 7 percent in 1994, adjusting for a special charge at the end of 1993, while revenues fell 12 percent. We expect expenses to rise somewhat in 1995, but we have undertaken actions, business by business, to discipline our spending and reap from it maximum value.

        Last year offered a test of our determination to subject personal compensation to greater variability as an individual gains responsibility within the firm. In line with lower 1994 earnings, incentive compensation for senior management fell 40 percent on average. Total compensation expense was the same as in 1993. All managing directors and more senior officers received from 20 percent to 55 percent of their incentive compensation in the form of J.P. Morgan stock that becomes payable after three to five years.

        As adverse business conditions persist, some of our competitors are cutting deeply into muscle. Assessing our capital and competitive strength, we don't anticipate taking action under duress. Our immediate goal is to tighten business discipline without pulling back from our clients or undermining our future. We are determined to stay the course.

Change

At the end of the year, Dennis Weatherstone retired as Chairman. His career and contribution have been remarkable in every respect. He certainly set a high standard for me as his successor. It's our good fortune that he will continue to be a Director and member of our International Council.

        Although Dennis Weatherstone and I worked in close partnership during the past five years, a change in leadership naturally raises questions about what to expect. I'd like to address them, although many of the answers are already implicit in this message.

        To excel in serving clients with complex financial needs remains our passion - one we trace to the days of Pierpont Morgan. In pursuit of that goal, we place a special value on developing enduring relationships with clients based on integrity and performance. Strategic clarity and continuity will define our actions, as we strive to make the most of our strengths and opportunities around the globe and into the next century.

        Some things will change. Our clients face dynamic challenges, rapid change is the rule in global markets, and our business is among the most competitive in the world. Rising to these challenges requires embracing change and initiating improvement all the time, within a consistent framework of strategy and principles. To expand our client relationships - and thereby capitalize on our most promising opportunity for growth - we need to be more creative, efficient, and dedicated than ever.

        We have revolutionized our firm over the past 20 years through this very determination to remain a vital banking resource for our clients. We have deliberately broken conventional molds; combined elements of investment, commercial, merchant, and universal banking; and created a new kind of financial firm that has remained a leader in evolving global markets.

        Archaic U.S. laws have made Morgan's adaptation to converging markets and international competition more difficult and costly. At long last, there is growing consensus that the Glass-Steagall Act segregating securities underwriting from commercial banking serves no public purpose. Reform would benefit users of financial services, the process of capital formation, and the competitiveness of financial institutions and American industry. We are hopeful that Glass-Steagall and other outdated laws governing financial services will be recast in 1995.

        J.P. Morgan retains the highest credit ratings of any banking firm in the United States following recent reviews by both major rating agencies. Standard & Poor's affirmed the triple-A ratings of our principal operating units, while Moody's Investors Service reduced them one notch to double-A. Both agencies lowered our holding company ratings. It remains our conviction that J.P. Morgan today is a stronger firm, with better diversified business and risks, than at any time in its history. We will keep up our efforts to communicate this conviction and the dynamics of our business in every important forum.

        We pledge to work hard to realize this firm's extraordinary global potential. Strategically, we are alert to opportunities to extend or adjust our portfolio of business activities with a view toward creating shareholder value. We try to be equally alert to unexpected events and agile in responding to them. Our strong capital base remains a critical resource, providing flexibility and resilience.

        The ultimate basis for optimism about J.P. Morgan is our people. They are principled, resourceful, and motivated to excel; they represent a rich diversity of intellect and skill. Transcending boundaries of every kind to achieve common goals, they keep vital our traditional values of mutual respect and putting clients' interests first. Worldwide, the quality of our people is second to none. In good times and bad, it is their drive and commitment that give us confidence in our future.

/s/ Douglas A. Warner III

Douglas A. Warner III
Chairman of the Board and
President

March 8, 1995

[PHOTO APPEARS HERE]

Dennis Weatherstone
former Chairman of the Board

Dennis Weatherstone: A half century of service

Just before his sixteenth birthday in 1946, Dennis Weatherstone joined the London office of an American bank, Guaranty Trust Company of New York, as a bookkeeper. He retired at the end of 1994 as the Chairman of J.P. Morgan, capping one of the most remarkable careers in twentieth century finance.

He made his mark first as a foreign exchange trader in London. After Guaranty merged with J.P. Morgan in 1959, he helped guide the firm's participation in the developing Euromarkets. He moved to New York in 1971 and rose to become Treasurer, President, and finally Chairman and chief executive officer in January 1990. He has been a champion of responsible innovation and helped shape the strategy that transformed J.P. Morgan from a commercial bank into a global financial services firm.

Dennis Weatherstone today is one of the world's leading authorities on global markets and financial innovation. In 1993 he spearheaded a landmark study on derivatives, under the auspices of the Group of Thirty, that set the standard for risk management practices and controls. He recently was honored with appointment to the Bank of England's Board of Banking Supervision.

Through his integrity, attentiveness to our clients, steadiness in times of crisis, and keen though subtle competitive drive, Dennis Weatherstone has left an indelible imprint on J.P. Morgan. With humor and humanity, he set a standard for mutual respect that is a lasting legacy. In cutting through complexity to find the simple truth, he showed us that management first and always depends on the intellect, principles, and judgment of people.

We will be drawing on Dennis Weatherstone's wisdom and experience as a Director, as a member of our International Council, and - always - as a friend.

1994 Highlights

Transactions of note

[ART APPEARS HERE]

Asia Pacific

. Served as global coordinator and one of three arrangers for a $120 million syndicated loan, as part of a cofinancing with the World Bank of a $1.3 billion thermal power plant in China's Jiangsu Province. It was the first syndicated loan undertaken by China's Ministry of Finance and is expected to serve as a model for future financings.

. Advised Comalco Limited on its A$750 million acquisition of the Gladstone Power Station from the Queensland Government of Australia. The sale marked the first total privatization of a power plant in Australia.

. Led a $200 million issue of Yankee bonds by the China International Trust and Investment Corp. The issue was one of the most successful financings for any Chinese borrower to date.

. Advised Saudi Aramco on its acquisition of 40% of Petron from the Philippine National Oil Company in what was then the largest privatization undertaken by the Philippine government and the country's largest corporate acquisition.

. Served as sole lead manager for a three-year, $75 million Dragon bond issue for Philippine National Bank. The issue was the first emerging markets fixed-rate Dragon, so named because it was distributed exclusively to investors in Asia.

. Led a $642 million bond issue backed by automobile loans for Nissan Motors. It was Japan's first asset-backed deal in two years.


[ART APPEARS HERE]

The Americas

. Provided fairness opinion for the spin-off of Pacific Telesis's wireless business as AirTouch Communications. At $8.6 billion, this was the largest spin-off of a U.S.-based company ever completed.

. Led with two other banks the refinancing of $6.8 billion in bank debt for Viacom International.

. Advised Signet Banking Corporation on the spin-off of its credit card business into Capital One Financial Corporation; arranged a syndicated bridge loan facility of up to $2.5 billion; and acted as lead manager for the initial public offering of Capital One's shares.

. Doubled market share by lead-managing 82 municipal bond issues totaling $5.7 billion, including a $1.1 billion issue for New York City.

. Served as joint-lead manager/bookrunner for a $1.5 billion global bond issue for the Federal National Mortgage Association, or "Fannie Mae." It was the first global bond offered by a U.S. government-sponsored agency, and the transaction was named a "Deal of the Year" by Institutional Investor.

. Advised the Ford Motor Company on the sale of its First Nationwide subsidiary to First Madison Bank for $1.1 billion. The deal marked the largest sale of a U.S. thrift institution.

. Advised Scrivner Inc. on its sale to Fleming Companies for $1.1 billion in cash and then arranged $2.2 billion in financing for Fleming for the acquisition. The transaction will create the largest wholesale food distribution company in the United States.

. Raised $550 million in 24 hours for Service Corp. International, through simultaneous equity, tax-efficient convertible preferred stock (TECONS), and straight debt issues.

. Raised $663 million with Marsh & McLennan Companies for the Trident Fund L.P., an investment partnership that invests in insurance and reinsurance ventures.

. Provided a $12 million loan to the National Community Development Initiative as part of an $87 million private-public sector effort to revitalize economically depressed neighborhoods in 23 U.S. cities. The loan was made through the J.P. Morgan Community Development Corporation.

. Advised the GasAndes consortium on structuring financing for a $330 million pipeline that will supply natural gas to Chile from Argentina.

. Served as underwriter of a $700 million bankers' acceptance facility as part of a $1.1 billion financing for Petroleos Mexicanos (Pemex). This was the first international syndicated loan in Mexico in 12 years.

. Acted as adviser and dealer-manager for Nabisco Argentina in its bid to acquire 100% control of Establecimiento Modelo Terrabusi, S.A. It was the largest tender offer ever in Argentina.

. Advised Mexican brewer Femsa Cerveza on its agreement with Canadian brewer Labatt to form a North American beer partnership. It was the first cross-border alliance to follow approval of the North American Free Trade Agreement.

. Lead-managed and acted as global coordinator for the first initial public offering of a Peruvian company - Banco Wiese -listed on the New York Stock Exchange.

.  Named as manager of Northrop Grumman's $2.8 billion employee pension fund.

[ART APPEARS HERE]

Europe

. Retained by STET, Italy's state-owned telecommunications holding company, to advise five Italian phone companies it controls on their valuation and merger into Telecom Italia, a single operator with a market value of almost $19 billion.

. Advised Swiss drug company Roche Holding on its $5.3 billion takeover of American pharmaceutical company Syntex, creating the fourth-largest pharmaceutical company in the world.

.  Acted as a joint-lead manager for Landeskreditbank Baden-Wuerttemberg's (L-
   Bank) DM2 billion debut global bond offering. It was the first deutsche mark global issue by a German entity.

. Advised Credito Italiano on the $2.3 billion acquisition of a 78% stake in Credito Romagnolo.

. Initiated the transaction and acted as sole adviser to Cheltenham & Gloucester on its proposed sale to Lloyds Bank for (Pounds)1.8 billion, which would mark the first acquisition of a building society in the United Kingdom.

. Created an innovative structure for a $1.5 billion revolving credit facility for Airbus Finance, the finance company subsidiary of Airbus Industrie.

. Became the first U.S. bank to advise the French government on a privatization - the sale of AGF, France's third-largest insurance company.

. Became the first foreign bank to joint lead-manage a domestic French issue - FF950 million of seven-year bonds for Floral, a subsidiary of Credit Local de France.

. Led the first Eurobond launched by an Eastern European corporation, a five-year, $150 million Eurobond for CEZ, the Czech electric utility.

.  Won the mandate to lead Poland's first Eurobond issue.

Achievements

. Introduced RiskMetrics, a new financial tool for estimating risks in 15 key markets around the world. The data are provided free each day over the Internet.

. Launched Tax-Aware Equity Management, a unique investment process that helps individuals maximize after-tax returns on U.S. stock portfolios.

. Settled $21.9 trillion in securities transactions as operator of the Euroclear System, an increase of 27% over 1993.

. Executed emerging markets transactions valued at more than $1 trillion in securities from more than 40 countries.

. Exceeded previous one-day volume records when Delaware-based money transfer operations handled $750 billion from more than 50,000 U.S.-dollar-based transactions.

. Started trading in the Brent crude oil forward market in May, marking the firm's first major move into the physical oil markets since gaining regulatory approval in September 1992.

. Celebrated 20 years in London of providing global investment management capabilities. Today, J.P. Morgan manages $150 billion of assets worldwide - $115 billion for institutional clients and $35 billion for private clients.

. Expanded the family of J.P. Morgan performance indices: Launched the Commodity index, which covers industrial commodities, and the Refinance and Repurchase indices, which provide the most comprehensive and detailed measures of activity in the U.S. mortgage market, and increased to 14 the number of government bond markets covered by Morgan.

. Trained U.S. senior managers in diversity skills and awareness, created task forces to identify and address diversity-related issues in each of our business groups, broadened our recruiting efforts, and created a flexible work arrangements policy and mentoring programs to improve the retention and development of employees.

Milestones

. Howard Goldfeder stepped down from the Board of Directors on May 1, 1994, upon reaching the normal retirement age, and became a member of the Directors Advisory Council. We thank him for his nine years of dedicated service to J.P. Morgan and our stockholders.

.  Opened offices in Beijing, Shanghai, Prague, and Warsaw.

. Opened a securities representative office in Seoul, complementing the banking representative office, which opened in 1978.

. Opened new subsidiary offices in Mexico City to serve clients as both a bank and broker-dealer.

. Formed a second joint venture with the Industrial Credit and Investment Corporation of India, this time to offer investment management services in India. The first joint venture, now in its second year, provides investment banking services.

.  Acquired a seat on the Stock Exchange of Hong Kong.

. Received approval from the Reserve Bank of Australia for full banking-branch status.

.  Commemorated 25th anniversary in Tokyo.

.  Commemorated 75th anniversary in Brussels.

Amsterdam
Beijing
Bombay
Brussels
Buenos Aires
Caracas
Cayman Islands
Channel Islands
Chicago
Frankfurt
Geneva
Hong Kong
Houston
Jakarta
London
Los Angeles
Madrid
Manila
Melbourne
Mexico City
Milan
Nassau
New York
Osaka
Palm Beach
Paris
Prague
Rio de Janeiro
Rome
San Francisco
Santiago
Sao Paulo
Seoul
Shanghai
Singapore
Sydney
Taipei
Tokyo
Toronto
Warsaw
Wilmington
Zurich

Financial review



      Contents
  12  Global business activities
  12  Overview
  13  Asset Management and Servicing
  14  Finance and Advisory
  15  Sales and Trading
  16  Equity Investments
  18  Asset and Liability Management
  19  Corporate Items
  19  Risk management
  23  Financial statement analysis
  23  Net interest revenue
  25  Trading revenue
  28  Trading-related assets and liabilities
  29  Derivatives
  31  Corporate finance revenue
  32  Credit-related fees
  32  Credit-related financial instruments
  33  Investment management fees
  33  Operational service fees
  33  Net investment securities gains
  34  Other revenue
  34  Operating expenses
  35  Income taxes
  35  Provision and allowance for credit losses
  36  Nonperforming assets
  37  Sources of funds
  37  Stockholders' equity
  38  Capital strength

- --------------------------------------------------------------------------------
Global business activities


Asset Management and
Servicing

Investment management

Private banking

Exchange traded product brokerage

Securities and cash services

Euroclear operations


Equity Investments

Equity investment portfolio
  management


Finance and Advisory

Client relationship management

Advisory services

Credit activities

Equities

Debt capital markets

Municipal finance


Asset and Liability
Management

Interest rate risk management

Liquidity management


Sales and Trading

Swaps

Fixed income

Foreign exchange

Commodities

Emerging markets

Proprietary trading


Overview

The business of J.P. Morgan is putting its capital to work for clients and stockholders. We seek to achieve optimal returns by applying our intellectual, financial, and technological capabilities to solve complex problems. Our expertise covers every aspect of finance, from research, to strategic advice, to capital raising, to risk management. We work on behalf of a worldwide client base that includes corporations, governments, institutions, and individuals.

  Our business has been built on a foundation of enduring client relationships, and our approach begins with developing a thorough understanding of each client's business and needs. This knowledge becomes the basis of objective advice on business and investment strategies and capital structures. Our advice might lead to a merger, acquisition, privatization, or capital restructuring; to an investment portfolio realignment; or to no action, if that is in the client's interest. We make markets in a diverse range of financial instruments, and our global network enables both issuer and investor clients to execute transactions around the world.

  A wide variety of risk management services and products are increasingly important to our dialogue with clients. Drawing on in-depth research and a range of risk management products - including swaps and other derivatives - we are able to help our clients manage their exposures to interest rates, foreign exchange rates, and price swings in debt securities, equities, and commodities. To meet the investment needs of institutional and private clients, we offer a broad variety of asset management services. Research is fundamental to our global asset management business, and we use our market expertise to design investment approaches tailored to client objectives. We also offer an array of operational services that provide superior execution capabilities and generate cost savings through technological efficiencies.

  As the financial markets have become more sophisticated, we have enhanced our product offerings, building from our core of traditional banking products and services and adding new ones to meet the needs of clients. Our complementary capabilities, which can be applied individually or in combinations, allow us to serve the widest range of client needs and produce lasting value.

  In addition to the products and services provided to clients, we take positions for our own account in an effort, based on market expectations and research, to benefit from price movements and differentials among instruments and markets. We also manage our own debt and equity investment portfolios and the overall interest rate profile of our assets, liabilities, and other exposures.

  To provide more useful information to investors, we are reporting financial results this year for five business sectors. Three are oriented toward client services: Asset Management and Servicing, Finance and Advisory, and Sales and Trading. The Equity Investments sector comprises management of the firm's own portfolio of equity securities. The Asset and Liability Management sector covers the management of the firm's overall interest rate exposure. These five sectors generally reflect the way we operate but do not correspond exactly with the firm's organizational structure. Presented below are the summary results for each sector for the years ended December 31, 1994 and 1993.


                                             Asset                                     Asset and
                                           Manage-      Finance      Sales   Equity    Liability
                                          ment and          and        and  Invest-      Manage-    Corporate    Consol-
In millions                              Servicing     Advisory    Trading    ments         ment        Items     idated
- ------------------------------------------------------------------------------------------------------------------------
1994
Total revenue.....................         $1 646       $1 165      $1 299     $663      $   965       $(221)     $5 517
Total expenses....................          1 284        1 056       1 154       23           93          82       3 692
- ------------------------------------------------------------------------------------------------------------------------
Pretax income ....................            362          109         145      640          872        (303)      1 825
1993
Total revenue.....................          1 528        1 361       2 095      306        1 163        (182)      6 271
Total expenses....................          1 190        1 009       1 020       18          104         239       3 580
- ------------------------------------------------------------------------------------------------------------------------
Pretax income ....................            338          352       1 075      288        1 059        (421)      2 691
- ------------------------------------------------------------------------------------------------------------------------

      Notes:
  (1) The firm's management reporting system and policies were used to determine the revenues and expenses directly attributable to each sector. Revenues for each sector are presented on a taxable-equivalent basis. In addition, earnings on stockholders' equity and certain overhead expenses not allocated for management reporting purposes were allocated to each business sector. Earnings on stockholders' equity were allocated based on management's assessment of the inherent risk of each sector. Overhead expenses were allocated based primarily on staff levels and represent costs associated with various support functions that exist for the benefit of the firm as a whole.
  (2) In 1994 and 1993, $610 million and $968 million respectively related to income taxes were not allocated to the business sectors. In addition, the $137 million cumulative effect of change in method of accounting for postretirement benefits was not included in the individual sector results for 1993.

Asset Management and Servicing

Activities

Asset Management and Servicing activities focus on meeting the financial objectives of clients by structuring investment strategies and providing administrative, brokerage, and operational services. These services are provided to institutional investors, financial institutions, multinational companies, and private clients, including families and companies. In conducting these activities, J.P. Morgan acts primarily in an agency capacity.

  Investment management services are tailored to local market requirements while taking full advantage of our global investment management expertise. A significant part of our institutional client activity relates to the management of employee benefit plan assets for corporations, state and local governments, and unions. We offer private clients the opportunity to execute their investment strategies through managed investment and trust portfolios and J.P. Morgan-advised mutual funds. Trust and estate administration services are also provided to private clients.

  J.P. Morgan also acts as a futures and options broker in the execution and clearance of contracts on many of the major futures and options exchanges worldwide.

  Securities-related services include a wide variety of operational and administrative activities consisting primarily of custody, clearing, settlement, trust and agency and securities lending. Cash management services, such as global cash clearing and money transfer services, are also provided to clients. In addition, J.P. Morgan operates the Euroclear System, which is the world's largest clearance and settlement system for internationally traded securities, under contract to the Euroclear Clearance System Societe Cooperative in Brussels. Credit and deposit products are also offered to our private clients and participants in the Euroclear System. During 1994, we completed the sale of our domestic corporate trust business. We continue to evaluate the services we offer to ensure they are consistent with the firm's overall longer-term strategy.

Results

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

The Asset Management and Servicing sector recorded pretax income of $362 million in 1994 compared with $338 million in 1993, an increase of $24 million or 7%. Total revenue increased 8% in 1994 to $1,646 million compared with $1,528 million in 1993, primarily because of increases in assets under management and the volume of transactions in exchange traded products. Results for the domestic corporate trust business as well as the gain on the 1994 sale of this business have been excluded from the sector results and included in Corporate Items.

  Asset management revenues increased as a result of net new business from both domestic and international institutional clients. Revenues from J.P. Morgan-advised mutual funds and private client discretionary accounts increased as a result of an expanded product line and increased marketing efforts. Average assets under management increased 8% to $148 billion in 1994 compared with $137 billion for 1993.

  Revenues from securities-related services were higher in 1994 than in 1993 as custody assets under administration and clearing fees increased. In addition, our European trust and agency activities increased as a result of new business reflecting higher Euromarket activity. Partially offsetting these increases were lower revenues from credit and deposit products, as customers continued to manage actively excess cash balances, and from securities lending activities that suffered from a rising interest rate environment.

  Revenues from futures and options brokerage transactions rose significantly with increased volumes related to risk management activities from new and existing clients.

  Expenses associated with Asset Management and Servicing were $1,284 million in 1994 compared with $1,190 million in 1993. The 8% increase in expenses primarily relates to higher employee compensation and benefits associated with an increase in staff levels and investments in technology to support expanded activities. Certain expenses such as brokerage, clearing, and subcustodian fees also increased as a direct result of the increase in business activities and related revenues.

Finance and Advisory

Activities

The Finance and Advisory sector provides an array of sophisticated advisory and financing services to a broad range of U.S. and international clients. The advice we offer is based on in-depth knowledge of the clients' businesses and the industries and financial markets in which they operate. Our global network of senior client relationship managers, responsible for developing this knowledge, markets the full spectrum of our capabilities and provides the link between a corporate client's needs and J.P. Morgan's financing, advisory, asset management and servicing, and risk management products and services.

  We advise clients on their business strategies and their capital structures. This can take the form of exploring the risks and rewards of such strategic alternatives as mergers and acquisitions, divestitures, privatizations, and recapitalizations and examining debt and equity capital raising alternatives.

  There are many ways in which we meet our clients' financial needs. In some cases, we satisfy clients' financing requirements through traditional means such as issuing or syndicating credit facilities, establishing lines of credit, and providing standby letters of credit and guarantees. In other cases, we draw on our debt and equity origination capabilities. Capital is raised by underwriting debt and equity securities and distributing the offerings in the most appropriate private or public market through the sales and trading network provided by our Sales and Trading sector. Our expertise in the debt and equity markets is applied in structuring financing alternatives utilizing debt and equity derivatives to address clients' often complex needs. Our activities also include sales and trading in debt and equity securities through our global trading network.

  In addition to providing financing for corporate clients, we meet the capital needs of public sector clients by originating, structuring, placing, and trading tax-exempt and taxable municipal bonds and notes.

Results

[GRAPHIC APPEARS HERE]

The Finance and Advisory sector recorded pretax income of $109 million in 1994 compared with $352 million in 1993, a decrease of $243 million. Total revenue of $1,165 million for 1994 decreased by $196 million, or 14%, from 1993, primarily due to lower debt and equity underwriting and trading results.

  Revenues generated from traditional credit-related products and services were down slightly in 1994 compared with 1993, as declines resulting from tighter spreads in an increasingly competitive environment were substantially offset by higher levels of loan syndication activity.

  Underwriting activity in the corporate debt, equities, and municipal markets decreased significantly in 1994 from 1993 primarily because of a global slowdown in underwriting caused by a rising interest rate environment. Trading revenue in these markets also decreased from 1993.

  Revenues from advisory activities increased slightly in 1994 as we participated in a large number of client assignments across a broad geographic and industry spectrum.

  Expenses in 1994 for the Finance and Advisory sector were $1,056 million compared with $1,009 million in 1993. The increase relates primarily to higher technology expenses and increased salary expense offset in part by lower accruals for incentive compensation.

Sales and Trading

Activities

Sales and Trading activities include making markets and taking positions in swaps, fixed income securities, foreign exchange, and commodities across both developed and emerging economies worldwide. Our extensive sales and trading network enables us to fulfill our role as a market-maker by providing clients with continual access to markets and by serving as a counterparty as we assist them in managing a wide variety of financial risks. We provide thorough research and analysis of current topics and general industry, market, and economic information to our clients, along with several indices to assist them in benchmarking their risk and performance. Our Sales and Trading clients and counterparties include corporations, central banks, governments and their agencies, financial institutions, pension funds, mutual funds, and leveraged funds.

  We offer risk management products and services to help clients manage exposure to fluctuating foreign exchange and interest rates. This is accomplished by structuring, executing, and making markets in interest rate and currency swaps, options, and other derivative instruments.

  J.P. Morgan is a primary dealer in government securities of the United States and all other Group of Seven industrial nations, as well as other industrialized nations. In addition to making markets in these fixed income securities and the related strips, we also act as a market-maker in options, money market instruments, and U.S. government agency securities, including mortgage-backed securities.

  Our foreign exchange products and services range from executing spot transactions to structuring transactions that reduce interest rate and foreign exchange risk resulting from currency contracts. We make markets in options and short-term interest rate products, including forwards and forward rate agreements.

  As part of our commodities activities we make markets in spot, forwards, options, and swaps for producers, consumers, and investors in the commodities markets worldwide and advise clients on developing hedging, investment, and commodity-linked financing strategies. In addition, we offer physical commodity services such as settlement of physical trades in the various metal and oil markets, and metal borrowing and lending services.

  Our worldwide trading network covering the emerging economies of Latin America, Eastern Europe, Asia, the Middle East, and Africa enables us to fulfill our role as a market-maker and to provide clients with a steady flow of international market information. Through emerging market activities, we participate in the interest rate, foreign exchange, equity, and commodity markets.

  We take positions, in varying degrees, in each of our client activities to enable us to function effectively and benefit from our role as a market-maker. In addition, we have a separate proprietary trading unit that engages in transactions for J.P. Morgan's own account across all markets. The degree of success achieved in our position-taking activities is determined by our ability to anticipate future market conditions, diversify our risk-taking across many markets and instruments, and take advantage of price differentials in these markets.

Results

[GRAPHIC APPEARS HERE]

The Sales and Trading sector recorded pretax income of $145 million in 1994, compared with the exceptional results of $1,075 million in 1993. Total revenue was $1,299 million in 1994, a decrease of $796 million from a year earlier primarily due to substantially lower positioning revenues, including losses in our proprietary trading unit. Difficult market conditions, characterized by rapidly rising interest rates and volatile exchange rate movements, led to defensive investor participation in the markets globally throughout 1994. By contrast, declining U.S. and European interest rates in 1993 produced favorable market conditions that led to extremely strong client flows.

  Revenues from swaps market-making activities continued to increase in 1994 as swap volumes continued on an upward trend as a result of strong client demand for risk management products. Increases in revenues from our commodities activities resulted from the continued penetration of the energy and base metals markets and from commodity derivative transactions that were structured for our clients.

  Revenues from foreign exchange, emerging markets, and fixed income activities declined in 1994 compared with 1993. Foreign exchange revenues declined in 1994 as positioning was less effective in uncertain markets. While revenues from emerging market activities decreased from the exceptional results in 1993, client volumes increased as we continued to provide clients with access to these markets. Fixed income revenues decreased from their strong 1993 level as client volumes declined significantly, particularly in Europe.

  Total expenses for the Sales and Trading sector increased by approximately 13% to $1,154 million. The increase was primarily attributable to costs associated with enhancing and increasing the use of advanced technology in swaps and emerging markets trading activities. Also contributing to the expense growth was higher salary expense as a result of increased staff levels, offset in part by lower incentive compensation accruals.

Equity Investments

Activities

The Equity Investments sector manages J.P. Morgan's portfolio of equity investment securities with the objective of maximizing longer-term appreciation and net realized securities gains. Supported by our own capital, J.P. Morgan Capital Corporation, a wholly owned nonbank subsidiary of J.P. Morgan, acquires equity securities for investment purposes primarily through private placements, recapitalizations, and corporate restructurings. Equity Investments works closely with the Finance and Advisory and Asset Management and Servicing sectors to structure investments that achieve the firm's desired balance between risk and return.

  This business offers the potential for significant rewards in return for assuming significant risk. To reduce the level of risk involved, we diversify the portfolio, which consists of approximately 90 investments, by industry, geographic location, and year of purchase. New investments are made with the expectation that the rate of return will be substantially greater than that available in the public market. This return is frequently achieved through the successful public offering of securities held in the portfolio. In acquiring and disposing of equity investments, the firm is required to comply with significant legal and regulatory restrictions. In addition, contractual restrictions may also limit the ability to dispose of equity investments. Investments are generally held from three to seven years and disposed of after the expiration of restrictions based on the firm's view of potential future appreciation.

Results

[GRAPHIC APPEARS HERE]

Equity Investments recorded pretax income of $640 million in 1994 compared with $288 million in 1993, an increase of $352 million. Total revenue was $663 million, compared with $306 million in 1993, primarily because of higher net realized gains on equity investment securities.

  As the objective in managing the equity investment portfolio is to maximize total return, the results of Equity Investments are also evaluated on an economic basis. Total return considers both reported revenue and the change in the unrealized appreciation of the equity investment portfolio. As our investment strategy covers a longer-term horizon, total return viewed over shorter periods will reflect the impact of short-term market movements, including industry-specific events. Total return was $124 million in 1994 and $811 million in 1993, reflecting a slower pace of growth in our portfolio's value. Total return for 1993 was particularly strong as the value of our holdings of health-care and insurance-industry-related equity securities grew significantly.

  Information relating to equity investment securities at December 31 is presented in the table below. Quoted or estimated values of equity investment securities do not necessarily represent net realizable amounts, as the timing or size of transactions and the liquidity of the markets may not support realization of these values. Fair values for equity investment securities for which there are no publicly quoted market prices are determined by management based on financial and other available information.


In millions: December 31                                                               1994             1993          1992
- --------------------------------------------------------------------------------------------------------------------------
Marketable equity investment securities:
           Fair and carrying value..............................                       $759           $1 271          $845
           Cost.................................................                        183              241           193
- --------------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation.....................................                        576            1 030           652
- --------------------------------------------------------------------------------------------------------------------------
Equity investment securities without available
           market quotations:
           Fair value...........................................                        528              464           440
           Cost and carrying value..............................                        432              283           386
- --------------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation.....................................                         96              181            54
- --------------------------------------------------------------------------------------------------------------------------
Total net unrealized appreciation...............................                        672            1 211           706
- --------------------------------------------------------------------------------------------------------------------------

Changes in unrealized appreciation reflect the impact of market movements, as well as the realization of economic values included in total revenue. A significant portion of the net unrealized appreciation on the marketable equity investment portfolio at December 31, 1994, relates to investments in health-care and insurance-industry-related equity securities. The decline in net unrealized appreciation for securities without available market quotations at December 31, 1994, related primarily to one investment.

Asset and Liability Management

Activities

Our objective in Asset and Liability Management is to create longer-term value through the management of interest rate and liquidity risk related to J.P. Morgan's assets, liabilities, and off-balance-sheet activities. We intend to realize such value over time primarily as net interest revenue and net investment securities gains.

  Asset and liability management activities include managing the firm's liquidity risk profile to ensure that, even under adverse conditions, we have the necessary access to funds at a reasonable cost. Sources of funds include interest-bearing and noninterest-bearing deposits, commercial paper, bank notes, trading account liabilities, repurchase agreements, federal funds purchased, long-term debt, and stockholders' equity. Liquidity targets are maintained to ensure that we have adequate funds available to meet unforeseen conditions. A strong capital position is integral to our ability to manage liquidity as it enables us to raise funds in diverse markets worldwide at a reasonable cost.

  Asset and liability management activities also include managing the interest rate risk that arises from the firm's nontrading interest-rate-sensitive assets and liabilities. Our primary focus is achieving a desired overall interest rate profile, which may change over time, based on management's view of longer-term global interest rates and economic conditions. A variety of instruments, both on- and off-balance-sheet, in numerous currencies are used in an integrated manner to achieve this objective. We manage the maturity and repricing imbalances between our assets and liabilities through the use of derivative instruments and by investing in the more liquid fixed income markets worldwide. Asset and liability management swaps are used to hedge exposures, principally debt investment securities; to modify the interest rate characteristics of specified assets or liabilities, principally loans, short-term borrowings, and long-term debt; and, in the case of risk-adjusting swaps, to increase or decrease J.P. Morgan's overall exposure to interest rate risk in the same manner as debt investment securities. In addition to the U.S. markets, we engage in significant asset and liability management activities in Europe and Japan.

Results

[GRAPHIC APPEARS HERE]

Asset and Liability Management recorded pretax income of $872 million in 1994 compared with $1,059 million in 1993. Total revenue, which primarily includes net interest revenue and net investment securities gains, was $965 million in 1994, as compared with $1,163 million in 1993. The decrease resulted from lower net investment securities gains, as we repositioned portions of the U.S. and European portfolios consistent with our longer-term view of changes in global interest rates. Net interest revenue related to European and Asian asset and liability management activities increased during 1994, while net interest revenue associated with U.S. dollar activities declined.

  The performance of the Asset and Liability Management sector, similar to that of the Equity Investments sector, is evaluated on an economic basis using total return. Total return not only considers reported revenue, but also incorporates the change in the unrealized appreciation or depreciation on asset and liability management financial instruments, such as debt investment securities, long-term debt, and risk-adjusting swaps. Total return in 1994 was $395 million compared with $1,534 million in 1993. The particularly strong results for 1993 reflected increasing values across all portfolios as we were well positioned for the decline in interest rates globally. Results for 1994 reflect reduced levels of interest rate risk taken globally.

  The following table presents the unrealized appreciation on asset and liability management financial instruments at December 31.



                                                                                           Unrealized appreciation
                                                                                     -----------------------------------
In millions                                                                          1994            1993           1992
- ------------------------------------------------------------------------------------------------------------------------
Debt investment securities......................................                  $   154         $   859        $   722
Other financial instruments, primarily risk-adjusting swaps.....                      918             783            549
- ------------------------------------------------------------------------------------------------------------------------
Total unrealized appreciation...................................                    1 072           1 642          1 271
- ------------------------------------------------------------------------------------------------------------------------

Changes in unrealized appreciation reflect the impact on financial instruments of changes in global interest rates, as well as the realization of economic values included in total revenue as net interest revenue and net investment securities gains. Unrealized appreciation declined in 1994 primarily due to recognition of net interest revenue and net investment securities gains. In 1993, unrealized appreciation increased, reflecting the positive impact on financial instruments of changes in interest rates, particularly in Europe and Japan.

  As discussed further in the Risk management section of the Financial review, J.P. Morgan uses a value at risk methodology to estimate the potential daily earnings effect of a specified adverse movement in market prices in our asset and liability management and trading activities. While asset and liability management portfolios are viewed in this manner to allow for a consistent and uniform measure of market risk across these activities, we also extend the time period in order to evaluate risk estimates relative to changes in the value of asset and liability management portfolios given our longer investment horizon. Accordingly, value at risk is measured over a one-month horizon and compared with total return over the same period. During 1994, monthly value at risk averaged $108 million and ranged from $75 million to $166 million. (This equates to average daily earnings at risk of approximately $24 million and a range of $16 million to $36 million.) During 1994, monthly total return was consistently within the range of monthly value at risk.

Corporate Items

Corporate Items consists of certain revenue and expense items that have not been allocated to the sectors, intercompany eliminations, and the taxable equivalent adjustment, which is calculated to gross-up tax exempt interest to a taxable basis.

  Items not allocated to specific sectors in 1994 and 1993 include past due interest claims from Brazil and Argentina, certain corporate level expenses, and the results of the domestic corporate trust business that was sold in 1994. Included in Corporate Items in 1994 is the taxable equivalent adjustment of $120 million, a $54 million gain on the sale of the domestic corporate trust business and $50 million of interest revenue related to income tax refunds. The 1993 amounts include the taxable equivalent adjustment of $138 million, and a special charge of $120 million relating to real estate and relocation initiatives.

- --------------------------------------------------------------------------------

Risk management

The major risks of J.P. Morgan are market, liquidity, credit, legal, fiduciary and agency, and operational. Comprehensive risk management processes have been established to facilitate, control, and monitor risk-taking. These processes are built on a foundation of early identification and analytically rigorous measurement of risks by each of our businesses. Control mechanisms are in place at different levels throughout the organization. The Corporate Risk Management Group and risk management units within businesses, audit, legal, financial, and operations are all involved in monitoring risks from a variety of perspectives and ensuring that businesses are operating within established corporate policies and limits. New businesses and material changes to existing businesses are subjected to new product reviews to assure management that all significant risks are identified and adequate control procedures are in place.

  Operating within well-defined corporate policies and standards and subject to rigorous independent oversight, J.P. Morgan's business managers are responsible for managing risks in the activities and markets in which they do business. These managers are located in markets around the world to permit first-hand evaluation of changes in market, industry, credit, economic, and political conditions and to use their experience and insights, supported by various risk management tools, to adjust positions and revise strategies in an efficient and timely manner. Our business managers are encouraged to protect against losses from unexpected events by limiting the sizes of their risks and diversifying exposures and activities across a variety of instruments, markets, clients, and geographic regions. Integral to the management of market and credit risk is the development and control of models used in the valuation and pricing of certain instruments. With guidance provided by the Corporate Risk Management Group, business managers are responsible for establishing and maintaining business-specific policies and procedures to monitor and control the development and use of models.

  The Corporate Risk Management Group oversees our risk management processes. This unit, which is independent of our business groups, is managed jointly by the heads of the Market Risk and Credit Policy committees. Fundamental responsibilities of the Corporate Risk Management Group are establishing market risk limits and concentration limits for credit risk by considering exposure to particular products, counterparties, industries, and geographic regions. The Corporate Risk Management Group develops, communicates, and assists business groups implement corporate risk management policies, information systems, and methodologies to enhance the firm's ability to manage risks and to evaluate business risk performance. In order to maintain a common risk management framework for use throughout the firm, the group also trains J.P. Morgan's professionals in our risk management policies and methodologies. The group reviews the introduction of new risk activities, has the authority to challenge any risk position, and performs an independent review of significant positions.

  The Market Risk and Credit Policy committees are composed of members of senior management. The Market Risk Committee meets regularly to review and discuss trends in the firm's market and liquidity risk profiles, and the Credit Policy Committee meets to review credit risk developments. The Board of Directors periodically reviews risk management policies and processes and trends in our risk profiles.

  The processes and procedures by which we manage our risk profile continually evolve as our business activities change in response to market, credit, and product developments. We are always seeking to strengthen the risk management process through continuous investments in technology and training. Periodic reviews performed by internal auditors, regulators, and independent accountants subject our practices to additional scrutiny and further strengthen our processes.

Market risk

Market risk is the uncertainty to which future earnings are exposed as a result of changes in the value of portfolios of financial instruments. This risk is a consequence of our market-making, positioning, and asset and liability management activities in the interest rate, foreign exchange, equity, and commodity markets.

  The estimation of potential losses that could arise from adverse changes in market conditions is a key element of managing market risk. J.P. Morgan employs a value at risk methodology to estimate such potential losses. The firm's primary measure of value at risk is referred to as "Daily Earnings at Risk"
(DEaR). This measure takes into account numerous variables that may cause a change in the value of our portfolios, including interest rates, foreign exchange rates, securities and commodities prices, and their volatilities, as well as correlations between these variables. DEaR uses historical one-day movements in these variables to estimate potential losses in trading and asset and liability management activities assuming normal market conditions and market liquidity. These estimates also take into account the potential diversification effect of the different positions in each of our portfolios. On a monthly basis, the Corporate Risk Management Group calculates, reviews, and updates the historic volatilities and correlations that serve as the basis for these estimates.

  Market risk associated with the trading of options is more complex than that associated with other derivative instruments, as the risk related to option positions is not directly proportional to the size of the position or movements in market factors. J.P. Morgan manages the market risk associated with options through matching and diversification of positions as appropriate, and measures the amount of risk on mismatches of positions through simulation analysis. These methods convert the complex risk associated with options to risk that is similar to that of the instruments used in our traditional trading activities.

  DEaR's one-day horizon allows for a consistent and uniform measure of market risk across all applicable products and activities. It also facilitates regular comparison of risk estimates to daily revenue from our trading activities, providing an indication of the quality of these estimates. The DEaR measure of potential losses uses an adverse market movement of 1.65 standard deviations as the standard for risk measurement and comparison. Such movements approximate a 95% confidence interval. For a given portfolio this implies that actual daily trading-related revenue might deviate from expected results by an amount greater than DEaR approximately 5% of the time.

  J.P. Morgan utilizes DEaR as a tool to estimate potential market risk related to all of our trading and asset and liability management activities. The Corporate Risk Management Group sets global DEaR limits for each of these business activities. The level of risk to be assumed by a business is based on our overall objectives, business manager experience, client requirements, market liquidity, and volatility. Within these global limits, business managers set regional, local, product, and trader limits as appropriate.

  On a daily basis, J.P. Morgan estimates DEaR for each trading activity and all trading activities combined. Similar daily estimates are made for our asset and liability management activities. Senior management reviews a daily report of profit and loss, aggregate positions, and the firm's global market risk profile. This report also compares estimated DEaR on a global basis and by individual business and by principal market with relevant DEaR limits, and includes a description of significant positions and a discussion of market conditions. Senior managers meet daily to discuss the firm's global market risk profile and trading strategies.

  The DEaR methodology is a uniform measure used across the firm to communicate and evaluate the relative level of market risk within and across businesses and major markets. However, no single measure can capture all dimensions of market risk. As a result, we supplement DEaR with additional market risk information. For example, stress tests that attempt to measure the effect on portfolio values of unusual market movements are important parts of market risk management, as they can help to identify potential vulnerabilities to abnormal events. Stress testing can take several forms, including simulation analysis, for nonnormal scenarios; sensitivity analysis, for moves in values of specific key variables such as volatilities and shifts in yield curves; and specific event analysis, for measuring the impact of abnormal market conditions associated with a specific market event.

Liquidity risk

Liquidity risk arises in the general funding of the firm's activities and in the management of positions. It includes both the risk of being unable to fund our portfolio of assets at appropriate maturities and rates, and the risk of being unable to liquidate a position in a timely manner at a reasonable price. Management of our liquidity profile is designed to ensure that even under adverse conditions, we have access to the funds necessary to cover client needs, maturing liabilities, and the capital requirements of our subsidiaries. A strong capital position is integral to our ability to manage liquidity.

  The Global Liquidity Management Group develops and enhances procedures to identify, measure, and monitor the firm's liquidity sources and uses. The group is responsible for maintaining an adequate liquidity surplus and for long-term liquidity planning and risk management. This is accomplished by monitoring differences in maturities between assets and liabilities and by analyzing future funding requirements based on various assumptions, including conditions that might adversely impact our ability to liquidate investment and trading positions and our ability to access the markets. The Global Liquidity Management Group works closely with the Corporate Risk Management Group to develop and implement policies to achieve its objectives.

  The liquidity of certain trading asset inventories is monitored continuously by the appropriate business managers. On a periodic basis the Trading Asset Review Committee, under the direction of the Corporate Risk Management Group, reviews the liquidity and turnover of these inventories.

Credit risk

Credit risk arises from the possibility that counterparties may default on their obligations to the firm. These obligations arise from the extension of credit and our trading and investment activities, taking the form of loans, investment securities, trading account assets, or derivative instruments, and from our participation in payment and securities settlement transactions on our own behalf and as agent for our clients.

  Managing credit risk has both qualitative and quantitative aspects. The qualitative aspect is determining the creditworthiness of the counterparties. Experienced credit officers evaluate the credit quality of the firm's obligors and counterparties and assign internal credit ratings based upon this evaluation. These officers along with our business managers are responsible for credit screening and monitoring. Credit concentration limits for various industries, products, and countries are set by the Corporate Risk Management Group. Credit limits for individual clients and counterparties are established by credit officers with direct knowledge of the client's creditworthiness. Established limits and actual levels of exposures are reviewed regularly by senior management.

  The quantitative aspect of credit risk begins with the measurement of credit exposure to our counterparties. The Corporate Risk Management Group is responsible for establishing the framework of policies and practices required to measure such risk. We measure credit exposure in terms of both current and potential credit exposure. Current credit exposure is generally represented by the notional or principal value for on-balance-sheet financial instruments and by the positive market value of derivative instruments. Because many of our exposures are affected by changes in market prices, we also estimate the potential credit exposure over the remaining term of the transactions through statistical analysis.

  In managing our credit risk, we also estimate potential losses associated with these credit exposures. This process involves numerous assumptions and considers a number of variables, including the credit quality of our counterparties, duration of the credit exposure, default probabilities and volatilities, collateral values, and expected recovery rates in the event of default, as well as the diversification across counterparties, industries, and geographic regions of our global credit portfolio.

  The growing diversity of our business through an expanded range of products and services and participation in international markets has increased the complexity of managing credit risk. To reduce individual counterparty credit risk, we attempt to deal with creditworthy counterparties, obtain collateral where appropriate, and utilize master netting agreements, primarily in connection with derivative products. Under a master netting agreement, losses associated with one transaction with a counterparty are offset against gains associated with another so that exposure is limited to the net of all the gains and losses related to the transactions covered by the agreement. These agreements primarily cover offsetting transactions involving a single product, but we are seeking to expand the use of cross-product netting agreements to obtain additional benefits of offsetting.

  Our credit review procedures are designed to identify country, industry, product, and client exposures that require a higher-than-normal degree of scrutiny. Once identified, individual exposures are carefully monitored by the Asset Quality Review Committee, which meets quarterly. In assessing the adequacy of our allowance for credit losses, this group of senior officers recommends the portion of credit exposures that should be charged off and the amount of any provision for credit losses.

Legal risk

Legal risk arises from the uncertainty of the enforceability, through legal or judicial processes, of the obligations of J.P. Morgan's clients and counterparties, including contractual provisions intended to reduce credit exposure by providing for the offsetting or netting of mutual obligations. J.P. Morgan seeks to remove or minimize such uncertainty through continuous consultation with internal and external legal advisers in all countries in which we conduct business.

Fiduciary and agency risk

Fiduciaries and agents have obligations to act on behalf of others. Fiduciary or agency risks exist in our investment management activities and to a lesser extent in many of our other agency and brokerage activities. The firm has a number of policies and procedures to ensure that our obligations to clients are discharged faithfully and in compliance with applicable legal and regulatory requirements. This includes setting policies with respect to the creation, sale, and management of the firm's investment products, trade execution, counterparty selection, and the evaluation of potential investment opportunities.

Operational risk

Operational risk is the potential for loss caused by a breakdown in information, communication, transaction processing, and settlement systems. J.P. Morgan attempts to mitigate operational risk by maintaining a comprehensive system of internal controls, maintaining key backup facilities, and undertaking regular contingency planning. Internal controls include the establishment of systems and procedures to monitor transactions, positions, and documentation.

Financial statement analysis

In millions                                                                          1994          1993           1992
- ----------------------------------------------------------------------------------------------------------------------
Net interest revenue............................................                 $  1 981      $  1 772       $  1 708
Noninterest revenue.............................................                    3 536         4 499          2 950
Operating expenses..............................................                   (3 692)       (3 580)        (2 854)
Provision for credit losses.....................................                        -             -            (55)
Income taxes....................................................                     (610)         (968)          (619)
- ----------------------------------------------------------------------------------------------------------------------
Income before accounting changes................................                    1 215         1 723          1 130
Accounting changes..............................................                        -          (137)           452
- ----------------------------------------------------------------------------------------------------------------------
Net income......................................................                    1 215         1 586          1 582
- ----------------------------------------------------------------------------------------------------------------------
Primary earnings per common share
Income before accounting changes................................                    $6.02         $8.48          $5.66
Net income......................................................                     6.02          7.80           7.95
- ----------------------------------------------------------------------------------------------------------------------

Net interest revenue

[GRAPHIC APPEARS HERE]

Net interest revenue aggregates interest revenue and expense generated from assets, liabilities, and derivatives in a variety of activities. Net interest revenue is primarily derived from instruments used in our Asset and Liability Management activities, including debt investment securities and risk-adjusting swaps. The Finance and Advisory and Asset Management and Servicing sectors generate net interest revenue from loans and other credit and deposit products. In addition, net interest revenue results from various financial instruments used in our trading-related businesses, primarily within the Sales and Trading sector. Net interest revenue is affected by changes in interest rates, funding strategies, and the relative proportion and composition of interest-bearing and noninterest-bearing financial instruments. Trading-related net interest revenue has become increasingly sensitive to these changes as our trading activities have increased. The levels of equity capital and net noninterest-bearing liabilities reduce the requirement to incur interest-bearing liabilities to fund the firm's activities.

  Net interest revenue was $1,981 million in 1994 compared with $1,772 million in 1993 and $1,708 million in 1992. Net interest revenue included $66 million, $201 million, and $74 million in 1994, 1993, and 1992 primarily related to past due interest claims from Brazil and Argentina. In 1994, the firm also recorded $50 million of interest revenue associated with income tax refunds. Excluding these items, net interest revenue was 19% higher in 1994 compared with 1993. This increase was primarily attributable to increased net interest revenue from the Sales and Trading sector. Net interest revenue associated with the Finance and Advisory sector declined slightly in 1994, primarily due to the reduced volume of credit-related activities and a decrease in spreads due to the more competitive lending environment.

  Net interest revenue attributable to the Sales and Trading sector increased in 1994 as interest-earning trading-related assets increased. We earned higher net interest revenue in 1994 from European fixed income securities and emerging markets activities, particularly in Brazil.

  Net interest revenue related to European and Asian asset and liability management activities increased during 1994, while net interest revenue associated with U.S. dollar activities declined.

  Net interest revenue, excluding receipts related to past due interest claims from Brazil and Argentina, decreased 4% in 1993 compared with 1992. This decline was principally due to lower net interest revenue attributable to our trading-related activities. Trading-related net interest revenue declined as a result of lower net interest revenue associated with interest rate and currency swap activity, U.S. government securities and related derivatives, and mortgage-backed securities. Partially offsetting this decline was an increase in interest-earning trading-related assets. Net interest revenue associated with asset and liability management activities improved as we positioned ourselves to take advantage of the decline in European and Asian interest rates.

  Net yield (the difference between the average rate earned on a taxable-equivalent basis and the average cost of funds, including funds on which interest is not paid), was 1.56% for 1994, compared with 1.51% for 1993 and 1.78% for 1992. The decrease in net yield from 1992 levels reflects the higher average volume of trading-related assets with lower margins.

Interest rate sensitivity

J.P. Morgan is exposed to interest rate risk related to the use of interest-rate-sensitive assets, liabilities, and derivatives. While the matching of assets and liabilities of similar interest rate sensitivity would reduce the risk associated with interest rate changes, this approach would not allow the firm to benefit from anticipated changes in interest rates. Net interest revenue may be generated from our asset and liability management activities by creating maturity and repricing imbalances between assets, liabilities, and derivatives. The resulting interest-rate-sensitivity gap is the net effect of assets, liabilities, and derivatives maturing or repricing in a given period. Interest-rate-sensitivity gaps are adjusted by changing repricing profiles through the use of derivatives as well as by changing funding strategies and repositioning assets.

  A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest revenue will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest revenue would benefit from an increasing interest rate environment. In addition to generating revenue from maturity and repricing imbalances, net interest revenue may also be generated by matching assets, liabilities, and derivatives of similar maturity and repricing profiles at a positive margin.

  The following table provides J.P. Morgan's interest-rate-sensitivity gaps at December 31, 1994 and 1993, including the asset and liability interest-rate-sensitivity gaps and the effect of derivatives on the gaps. The resulting interest-rate-sensitivity gap is presented by U.S. dollar and non-U.S. dollar currency components and reflects J.P. Morgan's market outlook at these points in time. Significant variances in interest rate sensitivity may exist at other dates not presented in the table. Amounts in parentheses reflect liability sensitive positions.


   By repricing or maturity dates
   -----------------------------------------------------------------------------------------------------------------------------
                                                                                         After six       After one
                                                                             Within         months        year but         After
                                                                                six     but within          within          five
   In millions                                                               months       one year            five         years
   -----------------------------------------------------------------------------------------------------------------------------
   December 31, 1994
   Asset and liability interest-rate-sensitivity gap                       $ (8 885)       $  (811)      $   2 361       $13 422
   Derivatives affecting interest rate sensitivity..                         14 324          3 154             280       (17 757)
   -----------------------------------------------------------------------------------------------------------------------------
   Interest-rate-sensitivity gap/(a)/...............                          5 439          2 343           2 641        (4 335)
   -----------------------------------------------------------------------------------------------------------------------------
(a)Components of interest-rate-sensitivity gap:
        U.S. dollar.................................                         17 359          2 772          (4 752)       (4 259)
        Non-U.S. dollar *...........................                        (11 920)          (429)          7 393           (76)
   -----------------------------------------------------------------------------------------------------------------------------
        Total.......................................                          5 439          2 343           2 641        (4 335)
   -----------------------------------------------------------------------------------------------------------------------------
   December 31, 1993
   Asset and liability interest-rate-sensitivity gap                         (3 915)           125           3 857         9 119
   Derivatives affecting interest rate sensitivity..                         13 048          3 515         (14 381)       (2 182)
   -----------------------------------------------------------------------------------------------------------------------------
   Interest-rate-sensitivity gap/(b)/................                         9 133          3 640         (10 524)        6 937
   -----------------------------------------------------------------------------------------------------------------------------
(b)Components of interest-rate-sensitivity gap:
        U.S. dollar..................................                        13 380          2 672         (13 891)        4 471
        Non-U.S. dollar *............................                        (4 247)           968           3 367         2 466
   -----------------------------------------------------------------------------------------------------------------------------
        Total........................................                         9 133          3 640         (10 524)        6 937
   -----------------------------------------------------------------------------------------------------------------------------

*Primarily yen, deutsche mark, French franc, Belgian franc, and sterling positions.

  As shown in the table, at December 31, 1994 and 1993, J.P. Morgan had an asset sensitive gap in U.S. dollar six-month positions, while our non-U.S. dollar positions were liability sensitive.

Trading revenue

[GRAPHIC APPEARS HERE]

Trading revenue is generated primarily by activities included within the Sales and Trading and Finance and Advisory sectors. Trading revenue declined 51% to $1,019 million from $2,059 million in 1993, which was an exceptionally strong year. Lower revenue from debt instrument trading accounted for most of the decline.

  Reported trading revenue does not include the net interest revenue associated with our trading activities. As our business objective is to maximize total revenue, trading-related net interest revenue should be considered when evaluating trading results. The following table presents trading revenue and net interest revenue associated with trading activities disaggregated by the principal markets and instruments in which we participate. The captions do not present trading revenue by business activity as discussed in the Global business activities section of the Financial review.

  Trading revenue includes the results of trading-related hedges with the instruments being hedged. For example, the results of U.S. Treasuries used to hedge swaps are included in Swaps and other interest rate contracts. The methodology utilized to derive net interest revenue attributable to trading activities includes accruals on interest-earning and interest-bearing trading-related positions as well as allocated amounts reflecting the cost or benefit, based on short-term interest rates, of funding net trading-related positions.


                                                                                        Foreign
                                                                                       exchange      Equities,
                                                    Swaps and other                    spot and           com-
                                                      interest rate           Debt       option      modities,
In millions                                               contracts    instruments    contracts      and other       Total
- --------------------------------------------------------------------------------------------------------------------------
1994
Trading revenue ....................                           $663        $    41         $131           $184      $1 019
Net interest revenue (expense)......                            (34)           349            3            (36)        282
- --------------------------------------------------------------------------------------------------------------------------
Combined revenue....................                            629            390          134            148       1 301
- --------------------------------------------------------------------------------------------------------------------------
1993
Trading revenue.....................                            797            821          179            262       2 059
Net interest revenue (expense)......                             15            183           (2)           (54)        142
- --------------------------------------------------------------------------------------------------------------------------
Combined revenue....................                            812          1 004          177            208       2 201
- --------------------------------------------------------------------------------------------------------------------------
1992
Trading revenue.....................                            512              7          262            178         959
Net interest revenue (expense)......                             65            277           (4)           (53)        285
- --------------------------------------------------------------------------------------------------------------------------
Combined revenue....................                            577            284          258            125       1 244
- --------------------------------------------------------------------------------------------------------------------------

Swaps and other interest rate contracts

Revenue from swaps and other interest rate contracts primarily results from derivative instrument market-making transactions. These transactions include interest rate swaps, currency swaps, foreign exchange forward contracts, interest rate futures, forward rate agreements, and interest rate options.

  Combined revenue decreased $183 million to $629 million in 1994, primarily because of substantially lower revenues attributable to our proprietary trading unit, partially offset by higher market-making revenue in swaps and other derivative instruments.

  In 1993, combined revenue from swaps and other interest rate contracts increased $235 million to $812 million, reflecting higher market-making revenue resulting from increased client volumes and demand for risk management products in Europe and Asia.

Debt instruments

Debt instruments trading revenue results from trading activities in government and government agency securities including mortgage-backed securities, corporate debt instruments, high yield securities, and related options, futures, and forwards.

  Combined revenue decreased by $614 million to $390 million in 1994, primarily due to lower client volumes in developed markets, less effective positioning in Latin America, and proprietary trading losses in Europe. Refer to the Net interest revenue section of the Financial review for further discussion of the increase in trading-related net interest revenue associated with Sales and Trading activities.

  Combined debt instrument revenue increased $720 million to $1,004 million in 1993. Debt instrument revenue included outstanding results in emerging markets activities, particularly in Latin America. Revenues in the fixed income markets increased in 1993 as results from our mortgage-backed securities improved and we earned higher market-making and positioning revenues in Europe.

Foreign exchange spot and option contracts

Foreign exchange trading revenue includes the results from transactions using foreign exchange spot and option contracts in many currencies.

  Combined revenue decreased by $43 million to $134 million in 1994 because of lower positioning revenues. Results in 1993 were down from a particularly strong 1992 as positioning was less effective.

Equities, commodities, and other

Trading revenue from equities, commodities, and other includes the results from equity securities, equity and commodity derivatives, and various metals.

  Combined revenue decreased by $60 million in 1994 to $148 million. The decline resulted from lower equity securities trading revenues, partially offset by higher market-making activity in commodity derivatives.

  Combined revenue increased $83 million from 1992 to $208 million. This increase was primarily related to our market-making activities from equity derivatives as we continued to develop structured transactions to meet increased client demand.

Market risk profile

The Daily Earnings at Risk (DEaR) estimate for our combined trading activities averaged approximately $15 million for the twelve months ended December 31, 1994, and ranged from approximately $10 million to $26 million. The level of market risk in our trading portfolios, which is measured on a diversified basis, will vary with market factors, the level of client activity, and our expectations of price and market movements. During 1994, we maintained generally modest risk positions.

  The frequency distribution of our 1994 daily combined trading-related revenue is presented below.

[GRAPHIC APPEARS HERE]


During the twelve month period ended December 31, 1994, daily revenue averaged $5.8 million. The above distribution around this average reflects the diversified and client-oriented nature of our global trading activities.

  J.P. Morgan evaluates the reasonableness of our DEaR estimates by comparing DEaR to daily revenue. The confidence bands depicted in the above histogram, which represent 1.65 standard deviations around average daily revenue, approximate an average DEaR of $16 million for the twelve months ended December 31, 1994. This compares with our average DEaR estimate of $15 million. Consistent with our risk measurement estimates and despite the increased volatility in the financial markets worldwide, daily revenue fell short of average daily revenue by amounts greater than related DEaR estimates on approximately 5% of the trading days in 1994.


Trading-related assets and liabilities

In billions: Average balances                                                           1994           1993           1992
- --------------------------------------------------------------------------------------------------------------------------
Assets:
  Trading account assets...............................                                $62.0          $37.3          $29.0
  Securities purchased under agreements to resell......                                 32.1           29.7           17.0
  Securities borrowed..................................                                 15.6           14.1            6.5
Liabilities:
  Trading account liabilities..........................                                 38.6           21.3           13.8
  Securities sold under agreements to repurchase.......                                 45.5           47.3           31.3
- --------------------------------------------------------------------------------------------------------------------------

Trading account assets; Securities purchased under agreements to resell (resale agreements); Securities borrowed; Trading account liabilities; and Securities sold under agreements to repurchase (repurchase agreements) can fluctuate by large amounts daily. The level of trading-related assets and liabilities is influenced by client needs as well as market opportunities.

  Trading-related assets and liabilities grew significantly in 1994. The average balance of trading-related assets represented 64% of average total assets in 1994, compared with 55% in 1993 and 44% in 1992. The growth in 1994 was primarily related to increased trading account assets and liabilities. Trading account assets and liabilities, composed primarily of U.S. Treasury, foreign government, trading-related derivatives, and corporate debt and equity securities, increased due to the adoption of Financial Accounting Standards Board Interpretation No. 39 (FIN No. 39), Offsetting of Amounts Related to Certain Contracts, effective January 1, 1994. FIN No. 39 required the firm to report positive market values of certain derivative instruments as assets and negative market values as liabilities. Such amounts were previously presented on a net basis. Offsetting positive and negative market values under FIN No. 39 is permitted for contracts executed with the same counterparty when master netting agreements are in place. The adoption of FIN No. 39 increased both trading account assets and liabilities by approximately $13 billion at December 31, 1994. If FIN No. 39 had been in effect at December 31, 1993, trading account assets and liabilities would have been increased by approximately $14 billion.

  In addition to the increase attributable to the adoption of FIN No. 39, trading account assets and liabilities grew in 1994 as a result of the continued expansion of our trading activities within the Sales and Trading sector. The growth in our average trading account assets in 1994 was due to increased holdings of foreign government securities and U.S. government agency and corporate debt and equity securities.

  The firm uses resale agreements and securities borrowed to settle short trading positions. We use repurchase agreements as a source of short-term financing for trading-related positions and as one source of financing for the debt investment securities portfolio. Effective December 31, 1994, the firm adopted Financial Accounting Standards Board Interpretation No. 41 (FIN No. 41), Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements. FIN No. 41 permits the offsetting of amounts recognized as payables under repurchase agreements against amounts recognized as receivables under resale agreements provided certain specified criteria are met. The adoption of FIN No. 41 did not have a material impact on 1994 resale and repurchase agreement amounts.

  The increase in the average balance of trading-related assets and liabilities in 1993 as compared with 1992 was primarily related to the growth in resale agreements and securities borrowed. Trading account assets and liabilities also grew in 1993 as compared with 1992 due to increased holdings of foreign government securities and corporate debt and equity securities, offset by decreased holdings of U.S. Treasury and mortgage-backed securities.

Derivatives

[GRAPHIC APPEARS HERE]

In general terms, derivative instruments are contracts or agreements whose value is derived from interest rates, foreign exchange rates, prices of securities, or financial or commodity indices. Derivatives include swaps, futures, forwards, and option contracts.

  Derivatives are generally either negotiated over-the-counter contracts or standardized contracts executed on an exchange. Standardized exchange-traded derivatives include futures and option contracts. Negotiated over-the-counter derivatives include forwards, swaps, and option contracts. Over-the-counter derivatives are generally not traded like securities; however, in the normal course of business, with the agreement of the original counterparty, they may be terminated or assigned to another counterparty. The timing of cash receipts and payments related to derivatives is generally determined by contractual agreement.

  J.P. Morgan utilizes derivatives in its trading and asset and liability management activities. As part of our trading activities, we act as a dealer in derivative instruments to satisfy the risk management needs of our clients by structuring transactions that allow clients to manage their exposure to interest rates, foreign exchange rates, prices of securities and commodities, and financial or commodity indices. In addition, we assume trading positions based on our market expectations and to benefit from price differentials between instruments and markets. We also utilize derivatives as hedges of trading instruments. Derivative instruments used for trading purposes primarily include interest rate swaps, foreign exchange forward contracts, forward rate agreements, and purchased and written interest rate options.

  As an end user, J.P. Morgan utilizes derivative instruments in the execution of its asset and liability management strategies. Derivatives used for these purposes primarily include interest rate swaps, foreign exchange forward contracts, forward rate agreements, and debt securities forwards. Derivatives are used to hedge exposures to interest rate or currency fluctuations, primarily debt investment securities, and to modify the interest rate characteristics of related balance sheet instruments, principally loans, short-term borrowings, and long-term debt. In addition, we utilize derivatives to adjust our overall interest rate risk profile primarily through the use of risk-adjusting swaps. These swaps do not contain leverage or embedded option features and are used to replicate the cash flows of nonamortizing cash instruments.

  J.P. Morgan's competitive strength in derivatives activities results from our strong capital base, expertise developed over many years, global distribution capabilities, long-standing client relationships, sophisticated research and technological support, and integrated approach to these activities.

  As with balance sheet financial instruments, derivatives are subject to market and credit risk. As discussed further in the Risk management section of the Financial review, we evaluate the risk associated with derivatives in much the same way as the risks associated with balance sheet financial instruments. However, unlike balance sheet financial instruments, where the credit exposure is generally represented by the notional or principal value, the credit exposure associated with derivatives is generally a small fraction of the notional value of the instrument and is represented by the positive market value of the derivative instrument.

  The following tables provide the aggregate notional amount of each category of derivative financial instruments and the contractual maturities for the 1994 balances. For detail of the notional amounts segregated by trading and asset and liability management activities, refer to Note 8 to the financial statements, Off-balance-sheet financial instruments. The following tables also provide the total amount of credit exposure, after considering the benefit of $12.7 billion of master netting agreements in effect at December 31, 1994 and the contractual maturities for the 1994 balances.

Interest rate and currency swaps

                                                         After one    After five
                                             Within       year but     years but
                                                one         within        within  After ten        Total
In billions: December 31                       year           five           ten      years         1994        1993        1992
- --------------------------------------------------------------------------------------------------------------------------------
Notional amount............                  $244.4         $574.4        $137.6      $18.5       $974.9      $663.7      $453.1
Credit exposure............                     1.7            5.6           2.7        0.9         10.9        11.5         8.3
- --------------------------------------------------------------------------------------------------------------------------------

A swap is a contractual agreement in which a series of cash flows are exchanged at specified intervals. The notional principal is not exchanged for interest rate swaps, but is generally exchanged for currency swaps. The notional amount of swaps, particularly interest rate swaps, grew during 1994 and 1993 as client demand for risk-management tools increased. At December 31, 1994, approximately 95% of the credit exposure associated with interest rate and currency swaps was with counterparties considered to be of investment grade quality, based on J.P. Morgan's internal credit evaluations.

Foreign exchange spot, forward, and futures contracts


                                                         After one    After five
                                             Within       year but     years but
                                                one         within        within  After ten        Total
In billions: December 31                       year           five           ten      years         1994        1993        1992
- --------------------------------------------------------------------------------------------------------------------------------
Notional amount............                  $373.9          $23.6          $0.2          -       $397.7      $315.9      $262.2
Credit exposure............                     2.4            1.2             -          -          3.6         4.1         5.9
- --------------------------------------------------------------------------------------------------------------------------------

Foreign exchange contracts involve an agreement to exchange the currency of one country for the currency of another country at an agreed-upon price and settlement date. The contracts reported above primarily include forwards. The increase in notional amounts of foreign exchange contracts during 1994 and 1993 reflects increased activity in foreign exchange forward contracts in line with our expanded market-making activities.

Interest rate futures, forward rate agreements, and debt securities forwards

                                                         After one    After five
                                             Within       year but     years but
                                                one         within        within  After ten        Total
In billions: December 31                       year           five           ten      years         1994        1993        1992
- --------------------------------------------------------------------------------------------------------------------------------
Notional amount............                  $268.5         $148.3          $6.3       $3.4       $426.5      $235.5      $203.9
Credit exposure............                     0.1            0.1             -          -          0.2         0.4         0.2
- --------------------------------------------------------------------------------------------------------------------------------

Interest rate futures comprise approximately 50% of the notional amounts reported above. An interest rate futures contract is a standardized exchange-traded agreement to receive or deliver a specified financial instrument at a specified future date and price. The credit risk associated with futures contracts is limited due to the daily settlement of open contracts with the exchange on which the instrument is traded. The contracts reported above also include forward rate agreements and debt securities forwards. A forward rate agreement is an agreement that provides for payment or receipt of the difference between a specified interest rate and a reference rate at a future settlement date. Debt securities forwards include to-be-announced and when-issued securities contracts. These contracts represent agreements to purchase or sell fixed income securities and are executed prior to issuance of the security. The increase in the notional amounts during 1994 and 1993 is consistent with the growing activity in our market-making businesses.

Commodity and equity swaps, forward, and futures contracts

                                                         After one    After five
                                             Within       year but     years but
                                                one         within        within  After ten        Total
In billions: December 31                       year           five           ten      years         1994        1993        1992
- --------------------------------------------------------------------------------------------------------------------------------
Notional amount............                   $34.8           $9.0          $0.1          -        $43.9       $35.0       $19.7
Credit exposure............                     0.9            0.2             -          -          1.1         0.4         0.3
- --------------------------------------------------------------------------------------------------------------------------------

The contracts shown above primarily include swaps in the commodity and equity markets, and commodity forward agreements. We also utilize futures contracts in the commodity and equity markets.

Option contracts

                                                         After one    After five
                                             Within       year but     years but
                                                one         within        within  After ten        Total
In billions: December 31                       year           five           ten      years         1994        1993        1992
- --------------------------------------------------------------------------------------------------------------------------------
Notional amount:
  Purchased option
    contracts..............                  $148.5         $115.4         $15.7       $1.0       $280.6      $222.2      $198.7
  Written option
    contracts..............                   180.8          147.7          19.1        1.3        348.9       181.2       140.8
- --------------------------------------------------------------------------------------------------------------------------------

An option contract provides the option purchaser with the right but not the obligation to buy or sell the underlying item at a set price during a period or at a specified date. The option writer is obligated to buy or sell the underlying item if the option purchaser chooses to exercise. The options reported above include contracts in the interest rate, foreign exchange, equity, and commodity markets. Option contracts also include caps and floors. For caps and floors, the notional amounts are used to calculate periodic cash flows. The notional amount of options grew in 1994 and 1993, primarily due to increased market-making activities.

  Credit exposure exists for purchased options and is measured as the positive market value of the option contract. At December 31, 1994, the credit exposure of purchased option contracts was $3.7 billion compared with $4.3 billion at December 31, 1993, and $3.1 billion at December 31, 1992. There is no credit exposure associated with written option contracts, as these contracts represent obligations, rather than assets, of J.P. Morgan.

Corporate finance revenue

[GRAPHIC APPEARS HERE]

Corporate finance revenue is earned globally by providing strategic and financial advice and by arranging financing for clients.

  Corporate finance revenue, which is primarily reported in the Finance and Advisory sector, decreased 18% to $434 million from record levels in 1993. Corporate finance revenue in 1994 included revenues from securities underwriting of $124 million, decreasing 49% from 1993 as global underwriting activities throughout the industry decreased because of the unfavorable interest rate environment. Revenues related to the arrangement of syndicated lending facilities increased due to higher volumes.

  Corporate finance revenues rose 21% to record levels in 1993 as we assisted clients in arranging their capital structures and financing needs to take advantage of an improving U.S. economy and favorable market conditions resulting from lower interest rates. Corporate finance revenue in 1993 included revenues from securities underwriting of $245 million as J.P. Morgan's participation in the markets for debt and equity underwritings continued to increase. Advisory services revenue increased in 1993 compared with 1992 as we participated in diverse transactions on behalf of an increasing number of clients.

Credit-related fees

[GRAPHIC APPEARS HERE]

Credit-related fees are earned from commitments to extend credit, securities lending activities, and providing standby letters of credit and guarantees.

  Credit-related fees of $204 million, recorded primarily in the Finance and Advisory and Asset Management and Servicing sectors, decreased from $224 million in 1993 primarily because of lower fees earned from securities lending. Fees earned from standby letters of credit also declined due to lower average volumes and more competitive pricing during 1994 as compared with 1993.

  Credit-related fees for 1993 were up slightly from 1992, reflecting continued growth in the securities lending business and higher volumes of commitments to extend credit.

Credit-related financial instruments

Credit-related financial instruments include loans, commitments to extend credit, standby letters of credit and guarantees, and securities lending indemnifications. These instruments primarily result from the activities engaged in by our Finance and Advisory and Asset Management and Servicing sectors. The maximum credit risk associated with credit-related financial instruments is measured by the contractual amounts of these instruments. For off-balance-sheet credit-related financial instruments this balance represents the amount at risk should the contract be fully drawn upon, the client default, and any existing collateral become worthless. At December 31, 1994, approximately 90% of the credit exposure associated with credit-related financial instruments was with counterparties considered to be of investment grade quality, based on J.P. Morgan's internal credit evaluations.

Loans

The extension of credit, including loans, remains one of the many ways we provide our clients with the broad array of financial services that they require. Our portfolio of loans is diversified by borrower, industry, and geographic area. At December 31 for each of the past three years, the loan portfolio consisted mainly of shorter-term outstandings, with more than half of total loans maturing within one year and approximately 90% maturing within five years.

Commitments to extend credit

Commitments to extend credit are contracts to lend money to a client in the future under specific terms and conditions. A majority of, and increases in, J.P. Morgan's commitments during 1994 and 1993 relate to those issued to support clients' commercial paper programs.

Standby letters of credit and guarantees

Standbys are contracts issued to support clients' obligations to third parties, the beneficiaries. In the event a client fails to perform a contractual obligation, payment is made to the beneficiary upon demand. The client is required to reimburse J.P. Morgan for any payment made in connection with the standbys.

The following table provides the contractual amount of commitments to extend credit and standby letters of credit and guarantees and a maturity profile of such instruments by contractual maturity for 1994.


                                                           After one
                                           Within one       year but       More than        Total
In billions: December 31                         year    within five       five years        1994       1993     1992
- ---------------------------------------------------------------------------------------------------------------------
Contractual amount:
   Commitments to
     extend credit............                  $16.8          $23.7             $4.1       $44.6      $39.0    $37.1
   Standby letters of credit and
     guarantees...............                    6.9            2.9              0.1         9.9       10.5     11.9
- ---------------------------------------------------------------------------------------------------------------------

Securities lending indemnifications

Securities lending indemnifications are contractual obligations under which J.P. Morgan guarantees that a third party lender of securities will be protected against a borrower's failure to return such securities. J.P. Morgan, acting as agent, receives from the borrower collateral, in the form of cash, securities, or letters of credit, that generally equals the market value of the securities borrowed plus some specified margin. The borrowers of these securities are typically nonbank financial institutions. Generally, securities are lent for an average period of less than 30 days.


In billions: December 31                       1994        1993        1992
- ---------------------------------------------------------------------------
Contractual amount..............              $19.5       $26.4       $17.4
- ---------------------------------------------------------------------------

At December 31, 1994, 1993, and 1992, J.P. Morgan held cash and other collateral of $19.4 billion, $26.4 billion, and $17.4 billion respectively in support of securities lending indemnifications.

Investment management fees

[GRAPHIC APPEARS HERE]

Investment management fees are derived from providing investment management services to institutions and private clients and include fees from the administration of trusts and estates. These activities are primarily reported in the Asset Management and Servicing sector.

  Investment management fees increased 11% to $517 million in 1994 compared with 1993. The increase was primarily due to net new business from both domestic and international clients that resulted in higher institutional assets under management. Assets under management in mutual funds and private client discretionary accounts grew from product development and increased marketing efforts.

  The 23% increase in investment management fees in 1993 compared with 1992 reflected growth in assets managed for institutional clients, both domestic and international, coupled with market appreciation and an increase in performance fees. Private client discretionary accounts and assets under management in mutual funds also grew.

Operational service fees

[GRAPHIC APPEARS HERE]

Operational service fees are earned from providing custody, clearing, and brokerage of securities and futures as well as trust and agency and cash management services and are primarily reported in the Asset Management and Servicing sector.

  Operational service fees increased by 11% to $546 million in 1994 compared with $491 million in 1993. The increase was primarily due to higher futures and equity commissions and higher custody and clearing fees.

  The 20% increase in operational service fees in 1993 compared with 1992 resulted largely from growth in futures and equity commissions, custody assets, and clearing fees.

Net investment securities gains

Net investment securities gains result from sales of securities from the debt investment portfolio, made in connection with our asset and liability management activities, consistent with our longer-term view of changes in global interest rates. Net investment securities gains of $122 million in 1994, consisting of gross realized gains of $429 million and gross realized losses of $307 million, and net investment securities gains of $323 million in 1993, consisting of gross realized gains of $599 million and gross realized losses of $276 million, resulted primarily from sales of foreign and U.S. government and government agency securities. Net investment securities gains of $388 million in 1992, consisting of gross realized gains of $470 million and gross realized losses of $82 million, resulted primarily from sales of U.S. and foreign government securities.

Other revenue

Other revenue includes net realized gains and losses from the equity investment portfolio and write-downs for other-than-temporary impairments in the value of such securities. These net gains are reported in the Equity Investments sector. Other revenue also includes dividend income and the results of certain miscellaneous transactions.

  Other revenue of $694 million in 1994 reflects net equity investment security gains of $606 million, primarily relating to the realization of gains on a portion of the firm's equity investment in Columbia/HCA Healthcare
Corporation. In addition, other revenue includes $54 million related to the gain on the sale of our domestic corporate trust business and $56 million of hedging losses from the management of nontrading foreign currency exposures. Equity earnings from affiliates and dividend income also contributed to miscellaneous net revenue.

  Other revenue of $406 million in 1993 reflected $246 million of net equity investment security gains. The 1993 results also included equity earnings from affiliates of $50 million and gains on the disposition of restructuring-country assets.

Operating expenses
[GRAPHIC APPEARS HERE]


In millions                                     1994         1993          1992
- -------------------------------------------------------------------------------
Employee compensation and benefits..........  $2 217       $2 221        $1 738
Net occupancy...............................     275          391           293
Technology and communications...............     645          512           409
Other expenses..............................     555          456           414
- -------------------------------------------------------------------------------
Total operating expenses....................   3 692        3 580         2 854
- -------------------------------------------------------------------------------

Over the past two years, operating expenses have increased primarily due to higher costs associated with the firm's continued investments in its swaps, fixed income, equities, and emerging markets businesses and the entrance into new markets and locations. During 1994 and 1993, we increased our staff in order to support this expansion.

  We continue to expand and modernize our networks and information delivery capabilities; develop global transaction processing, trading, and information systems; and bring the latest technology to the desktop to enhance our research and analytical capabilities. Technology and communications expenditures that enable us to complete these capabilities efficiently in a controlled environment are integral to successfully managing our global businesses.

  Operating expenses increased $112 million, or 3%, in 1994 compared with 1993 and increased $726 million, or 25%, in 1993 compared with 1992. Operating expenses in 1993 included a special charge of $120 million primarily related to real estate and relocation initiatives.

  Employee compensation and benefits, which represents 60% of total operating expenses in 1994, is composed of salaries, incentive compensation, and benefits. An essential component of our success is the ability to hire and retain the most competent and highly skilled professionals. In this regard, we compensate employees in accordance with their performance and that of the firm. A significant component of the firm's senior officers' compensation is tied to the firm's results with a portion paid in restricted stock in order to align their compensation with longer-term shareholder results.

  Employee compensation and benefits expense in 1994 was flat compared with 1993 as higher salary expense related to an increase in personnel was offset by a decrease in incentive compensation and profit sharing accruals in line with current year earnings. The number of staff grew by 1,862 to 17,055 in 1994. Employee compensation and benefits increased 28% in 1993 compared with 1992, primarily reflecting higher incentive compensation and profit sharing accruals in line with higher 1993 earnings. Salary and other benefits expense also grew in 1993 due to the increase in the number of personnel and increased costs associated with international staff assignments.

  Net occupancy decreased 30% to $275 million in 1994 compared with 1993 and increased 33% to $391 million in 1993 compared with 1992, primarily due to the special charge of $110 million incurred in 1993 relating to the utilization of our office space in New York and several other locations.

  Technology and communications expense includes consulting, equipment, software, and market information costs in connection with supporting computer processing, trading, and desktop professional systems and communications. Technology and communications expense includes consulting fees, but does not include compensation and benefit costs for systems and communication specialists employed by J.P. Morgan.

  Technology and communications expense increased 26% during 1994 to $645 million and 25% during 1993 to $512 million as we increased our use of consultants in line with our strategy to utilize external resources to meet our technology and communication needs. The use of external resources in delivering technology provides greater flexibility in our cost structure, enabling us to better manage our costs as business conditions change. Also contributing to the increase in technology and communications expense was the expansion of communication networks, higher depreciation of desktop systems and data processing equipment, and increased usage of market information services.

  Other expenses include travel, professional fees and costs for outside services, brokerage fees, taxes other than income taxes, and charitable contributions. The 22% increase in other expenses in 1994 was primarily attributable to increased business activities, such as travel expenses related to the growth in the firm's businesses around the world; brokerage fees due to higher business volume; taxes other than income taxes; and employment agency fees related to the significant growth in personnel.

  The 10% increase in other expenses in 1993 compared with 1992 primarily reflected increased travel expenses related to the development and support of growing businesses; clearing and subcustodian charges resulting from increases in transaction volume; and charitable contributions.

  As a result of the difficult business environment that has continued into 1995, J.P. Morgan has taken a number of actions to hold expense growth to a disciplined rate. A special charge of approximately $55 million, primarily related to severance, will be included in the 1995 first quarter results as a consequence of these actions.

Income taxes

Income tax expense for 1994 was $610 million, a decrease of $358 million from the 1993 amount, reflecting lower pretax income and a lower effective tax rate. Income taxes increased in 1993 compared with 1992 due to higher pretax income. The effective tax rate for 1994, 1993, and 1992 was 33.4%, 36.0%, and 35.4% respectively, excluding the cumulative effects of adopting Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, in 1993 and SFAS No. 109, Accounting for Income Taxes, in 1992.

Provision and allowance for credit losses

In millions                                            1994      1993      1992
- -------------------------------------------------------------------------------
Provision for credit losses.....................          -         -   $    55
Charge-offs:
  Commercial and industrial.....................    $   (37)  $   (82)     (143)
  Other.........................................        (17)      (41)      (56)
  Restructuring countries.......................        (18)      (37)      (48)
Recoveries......................................         45        60        33
Allowance for credit losses, December 31........      1 131     1 157     1 258
- -------------------------------------------------------------------------------

Management determines the provision for credit losses as the amount needed to maintain an allowance adequate to absorb losses inherent in the existing portfolios of loans and other undertakings to extend credit, such as irrevocable unused loan commitments, or to make payments to others for which a client is ultimately liable, such as standby letters of credit and guarantees, commercial letters of credit and acceptances, and all other credit exposures, including derivatives.

  J.P. Morgan considers the entire allowance for credit losses to be available to absorb losses in connection with all credit exposures including derivatives. No provision for credit losses was deemed necessary in 1994 or 1993. In assessing the probability of losses that have not yet been identified and the adequacy of the allowance, we have considered economic conditions; regulatory requirements; our historical experience; concentrations of risk by country, industry, product, and client; and the relatively large size of many of our credit exposures given our wholesale banking orientation.

  Charge-offs in 1994 and 1993, other than those for restructuring countries, were $54 million and $123 million respectively, related to relatively few borrowers, and were diversified by industry. The 1994 charge-offs were primarily U.S.-related, while 1993 charge-offs were geographically diverse.

  Restructuring-country charge-offs, including charges resulting from sales and swaps of loans, have declined significantly over the past several years.


Nonperforming assets

Total nonperforming assets at December 31 are presented in the following table:


In millions                                               1994    1993    1992
- ------------------------------------------------------------------------------
Nonaccrual loans:
  Commercial and industrial............................   $136    $182    $201
  Other................................................     81      92     152
- ------------------------------------------------------------------------------
                                                           217     274     353
  Restructuring countries..............................      2       8     183
- ------------------------------------------------------------------------------
Total nonaccrual loans.................................    219     282     536
Other nonperforming assets.............................      1      13      22
- ------------------------------------------------------------------------------
Total nonperforming assets.............................    220     295     558
- ------------------------------------------------------------------------------

Nonaccrual loans declined $63 million and $254 million during 1994 and 1993 respectively. In 1994, new classifications were more than offset by loan repayments, loan sales, charge-offs, and the return of certain loans to performing status.

  During 1993, a portion of the restructuring-country loan portfolio with a book value of $275 million was transferred to the trading account, resulting in a decline of approximately $175 million from the 1992 amount of restructuring-country nonaccrual loans.

  The Financial Accounting Standards Board has issued SFAS No. 114 and subsequent amendment SFAS No. 118, both entitled Accounting by Creditors for Impairment of a Loan, which are applicable to financial statements for fiscal years beginning after December 15, 1994. The new accounting standards apply to all creditors and prescribe criteria for recognition of loan impairment as well as methods to measure impairment for certain loans, including loans whose terms were modified in troubled debt restructurings. The standards require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. The adoption of these standards effective January 1, 1995, did not have a material impact on J.P. Morgan's financial statements.

Sources of funds

J.P. Morgan's strong capital base and international presence have allowed us to develop a global funding base consisting of a variety of sources. As a result, J.P. Morgan is able to limit its dependence on any individual source and choose the funding instruments that best meet management's strategies. Our sources include interest-bearing and noninterest-bearing deposits, commercial paper, bank notes, trading account liabilities, repurchase agreements, federal funds purchased, long-term debt, and stockholders' equity. In determining the most appropriate funding source at a particular point in time, management considers market conditions, prevailing interest rates, liquidity needs, and our desired maturity profile.


In billions: Average balances                       1994      1993      1992
- ----------------------------------------------------------------------------
Noninterest-bearing deposits..................     $ 5.2     $ 5.9     $ 4.8
Interest-bearing deposits.....................      39.9      34.4      33.3
Commercial paper..............................       4.2       3.4       4.4
Other liabilities for borrowed money..........      10.3      11.2      10.0
- ----------------------------------------------------------------------------

Noninterest-bearing deposits are mainly composed of items in the process of collection and clients' compensating balances placed with us in lieu of fees for operational services. Interest-bearing deposits are short term in nature and central to our operations. Other liabilities for borrowed money primarily include bank notes, term federal funds purchased, and other short-term borrowings. Information about trading account liabilities and repurchase agreements, important sources of funding, is provided in the Trading-related assets and liabilities section of the Financial review.

Long-term debt


In billions: December 31                                   1994    1993    1992
- -------------------------------------------------------------------------------
Long-term debt qualifying as risk-based capital.......     $3.2    $2.5    $2.3
Long-term debt not qualifying as risk-based capital...      3.6     2.8     3.1
- -------------------------------------------------------------------------------
                                                            6.8     5.3     5.4
- -------------------------------------------------------------------------------

In 1994 we issued $2.4 billion of long-term debt, of which approximately $950 million qualified as risk-based capital. Offsetting the additions to long-term debt were approximately $970 million of maturities during 1994.

  Additions in 1993 included the issuance of $1.2 billion of long-term debt, of which approximately $710 million qualified as risk-based capital. Offsetting the additions in 1993 were approximately $920 million of maturities and the early redemption at par of $430 million of debt, of which approximately $190 million reduced qualifying risk-based capital.

Stockholders' equity


Dollars in billions: December 31                     1994     1993     1992
- ---------------------------------------------------------------------------
Common stockholders' equity.......................   $9.1     $9.4     $6.8
Total stockholders' equity........................    9.6      9.9      7.3
- ---------------------------------------------------------------------------
Total stockholders' equity to year-end assets.....    6.2%     7.4%     7.1%
- ---------------------------------------------------------------------------

Common and total stockholders' equity decreased in 1994 as a result of lower unrealized gains on investment securities, net of taxes, and an increase in treasury stock purchased. The decrease was partially offset by the retention of earnings in excess of common and preferred stock dividends.

  The ratio of total stockholders' equity to year-end assets decreased as a result of the adoption in 1994 of FIN No. 39, which caused both assets and liabilities to increase by approximately $13 billion at December 31, 1994.

  During 1994, the firm purchased approximately 7 million shares of common stock to reduce the dilutive impact on earnings per share of increasing equity through the firm's employee benefit plans. In December 1994, the Board of Directors approved the purchase of up to 7 million additional shares of

J.P. Morgan common stock for the same purpose. These shares may be purchased periodically in 1995 or beyond in the open market or through privately negotiated transactions.


Capital strength
[GRAPHIC APPEARS HERE]

J.P. Morgan and its subsidiaries, as well as certain foreign branches of the principal subsidiary, Morgan Guaranty Trust Company of New York (Morgan Guaranty), are subject to the capital adequacy rules of several U.S. and foreign regulators. The Board of Governors of the Federal Reserve System (Federal Reserve Board), J.P. Morgan's primary regulator, establishes minimum capital requirements for the consolidated bank holding company as well as for certain of its subsidiaries, including Morgan Guaranty. Under the capital guidelines established by the Federal Reserve Board, the published capital ratios of J.P. Morgan are calculated excluding the equity, assets, and off-balance-sheet exposures of J.P. Morgan Securities Inc. (JPMSI). JPMSI is subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. The capital of J.P. Morgan and its principal subsidiaries exceeded the minimum requirements set by each regulator at December 31, 1994.

Federal Reserve Board risk-based capital and leverage ratio guidelines

The Federal Reserve Board has established risk-based capital guidelines for evaluating the capital adequacy of banks and bank holding companies. These guidelines require minimum ratios of risk-based capital to risk adjusted assets of 4% for Tier 1 capital and 8% for total capital. The Federal Reserve Board also has guidelines for a leverage ratio that is designed to complement the risk-based capital ratios in determining the overall capital adequacy of banks and bank holding companies. A minimum leverage ratio of Tier 1 capital to quarterly average total assets of 3% is required for banks and bank holding companies.

  During 1992, the bank regulators adopted five capital category definitions applicable to banks for certain regulatory supervision purposes ranging from "well capitalized" to "critically undercapitalized." A bank is considered "well capitalized" if it has minimum Tier 1 capital, total capital, and leverage ratios of 6%, 10%, and 5% respectively. At December 31, 1994 and 1993, Morgan Guaranty's ratios exceeded the minimum standards for a "well capitalized" bank.

  The calculation of risk-based capital requires that capital be maintained for both balance sheet assets and off-balance-sheet exposures in accordance with their credit risk as defined by the Federal Reserve Board. While the risk-based capital ratios consider the credit risk associated with these exposures, they do not currently consider other risks, including liquidity, interest rate, and other market risks. The Federal Reserve Board is currently evaluating responses to their proposal to incorporate interest rate risk into the risk-based capital framework.

  In 1994, the Federal Reserve Board finalized the regulatory capital treatment of SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities. In accordance with the final rules, the ratios provided exclude the impact of SFAS No. 115.

Capital strength of J.P. Morgan and Morgan Guaranty
J.P. Morgan's capital ratios at December 31 were as follows:

                                              1994           1993          1992
- -------------------------------------------------------------------------------
Tier 1 capital...........................      9.6%           9.3%          8.9%
Total risk-based capital.................     14.2           13.0          13.0
- -------------------------------------------------------------------------------
Leverage.................................      6.5            7.3           7.1
- -------------------------------------------------------------------------------

At December 31 the risk-based capital and leverage ratios of Morgan Guaranty, calculated in accordance with bank regulatory accounting principles, were:

                                              1994           1993          1992
- -------------------------------------------------------------------------------
Tier 1 capital...........................      9.7%           8.2%          7.9%
Total risk-based capital.................     12.6           11.7          12.5
- -------------------------------------------------------------------------------
Leverage.................................      5.5            5.9           5.7
- -------------------------------------------------------------------------------

J.P. Morgan's and Morgan Guaranty's Tier 1 and total capital ratios strengthened as a result of an increase in stockholders' equity, principally retained earnings, at December 31, 1994, as compared with December 31, 1993. J.P. Morgan's total capital ratios strengthened primarily from the issuance of long-term debt qualifying as risk-based capital. J.P. Morgan's and Morgan Guaranty's Tier 1 and total capital ratios also increased as a result of a Federal Reserve Board amendment to the risk-based capital guidelines that modified the basis of recognition of bilateral netting agreements related to interest rate and foreign exchange derivative contracts.

  On January 1, 1994, the firm adopted FIN No. 39 resulting in a decline in J.P. Morgan's and Morgan Guaranty's leverage ratios; implementation did not affect the risk-based capital ratios.

  J.P. Morgan's and Morgan Guaranty's Tier 1 capital and leverage ratios strengthened from an increase in stockholders' equity, principally retained earnings, at December 31, 1993, as compared with December 31, 1992. Morgan Guaranty's total risk-based capital ratio at December 31, 1993, declined to 11.7%, primarily because of an increase in risk adjusted assets.

Risk-based capital

The following table presents the components of J.P. Morgan's risk-based capital at December 31.


In millions                                                           1994      1993     1992
- ---------------------------------------------------------------------------------------------
Common stockholders' equity.....................................    $8 620    $8 203   $6 816
Adjustable rate cumulative preferred stock......................       244       244      244
Less: investments in certain subsidiaries and goodwill/(a)/....        599       674      435
- ---------------------------------------------------------------------------------------------
Tier 1 capital..................................................     8 265     7 773    6 625
- ---------------------------------------------------------------------------------------------
Variable cumulative preferred stock.............................       248       248      248
Long-term debt qualifying as risk-based capital.................     3 227     2 459    2 300
Qualifying allowance for credit losses..........................     1 079     1 043      933
Less: investments in certain subsidiaries/(a)/.................        598       673      434
- ---------------------------------------------------------------------------------------------
Tier 2 capital..................................................     3 956     3 077    3 047
- ---------------------------------------------------------------------------------------------
Total risk-based capital........................................    12 221    10 850    9 672
- ---------------------------------------------------------------------------------------------

  (a) One half of our investment in certain subsidiaries (principally JPMSI) is deducted from both Tier 1 and Tier 2 capital.

Risk adjusted assets

J.P. Morgan's risk adjusted assets at December 31, excluding the assets and off-balance-sheet exposures of JPMSI, are set forth in the following table. Additional information is provided in the Risk adjusted assets section of Capital and funding analysis.

                                               1994                     1993                     1992
                                       -------------------      -------------------     --------------------
                                         Balance                  Balance                  Balance
                                          sheet/      Risk         sheet/      Risk         sheet/      Risk
                                        notional  adjusted       notional  adjusted       notional  adjusted
In billions                               amount   balance         amount   balance         amount   balance
- ------------------------------------------------------------------------------------------------------------
Assets  .......................        $   129.1     $47.4      $   107.8     $46.6     $     84.2     $40.8
Off-balance-sheet exposures....          2 489.1      38.9        1 679.8      36.8        1 309.0      33.8
- ------------------------------------------------------------------------------------------------------------
Gross risk adjusted assets.....                       86.3                     83.4                     74.6
Less: allowance for credit
  losses not qualifying as
  risk-based capital...........                       (0.1)                    (0.1)                    (0.3)
- ------------------------------------------------------------------------------------------------------------
Risk adjusted assets...........                       86.2                     83.3                     74.3
- ------------------------------------------------------------------------------------------------------------

In 1994, the Federal Reserve Board proposed changes to the risk-based capital framework that would broaden the recognition of qualifying bilateral netting arrangements to include commodity, equity, and other derivative contracts and would also amend the method of calculating the risk adjusted balance of all derivative contracts. As proposed, the amendments are not expected to have a significant impact on the risk-based capital ratios of J.P. Morgan and Morgan Guaranty.

Responsibility for financial reporting

       The financial statements and related financial information in this annual report were prepared by the management of J.P. Morgan. In doing so, management applied generally accepted accounting principles and also exercised its judgment and made estimates in those instances where they were deemed appropriate.

       In discharging its responsibility both for the integrity and fairness of these statements and information, and for the examination of the accounting systems from which they are derived, management maintains a system of internal control designed to provide reasonable assurance, weighing the costs with the benefits sought, that transactions are executed in accordance with management's authorization, assets are safeguarded, and proper records are maintained. An important element in management's effort to establish a reliable control environment is the careful selection, training, and development of professional personnel, including internal auditors. Management believes that the system of internal control, which is subject to close scrutiny by management and by internal auditors and is revised as considered necessary, supports the integrity and reliability of the financial statements.

       Further, the independent accountants perform a study and evaluation of the system of internal accounting control for the purpose of expressing an opinion on the financial statements of J.P. Morgan.

       The Board of Directors of J.P. Morgan appoints an Audit Committee responsible for monitoring the accounting practices and internal controls of the company. The Committee, whose membership consists of directors who are not officers or employees of J.P. Morgan, meets periodically with members of the internal auditing staff to discuss the nature and scope of their work and to review such reports and other matters as the Committee deems necessary. The Audit Committee also recommends to the Board of Directors the engagement of an independent accounting firm and meets with representatives of that firm to discuss the examination of the financial statements as well as other auditing and financial reporting matters. Both the internal auditors and the independent accountants are given access to the Audit Committee at any time to discuss privately matters they believe may be of significance.

       In addition, J.P. Morgan is examined periodically by examiners from the Federal Reserve System and other regulatory agencies. The Board of Directors and management consider reports that arise from such examinations.



     Douglas A. Warner III                            James T. Flynn
     Chairman of the Board and President              Chief Financial Officer

Report of independent accountants

     To the Directors and Stockholders of J.P. Morgan & Co. Incorporated

     We have audited the accompanying consolidated balance sheet of J.P. Morgan & Co. Incorporated and its subsidiaries ("J.P. Morgan") as of December 31, 1994 and 1993, the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994, and the consolidated statement of condition of Morgan Guaranty Trust Company of New York and its subsidiaries as of December 31, 1994 and 1993. These financial statements are the responsibility of J.P. Morgan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of J.P. Morgan at December 31, 1994 and 1993, the results of their operations and cash flows for each of the three years in the period ended December 31, 1994, and the financial position of Morgan Guaranty Trust Company of New York and its subsidiaries at December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

       As discussed in Note 2 to the consolidated financial statements, J.P. Morgan changed its method of accounting for the offsetting of amounts related to certain contracts, as of January 1, 1994. In 1993, J.P. Morgan changed its methods of accounting for postretirement benefits and investments in debt and marketable equity securities. Also in 1993, retroactive to January 1, 1992, J.P. Morgan changed its method of accounting for income taxes.



     Price Waterhouse LLP
     1177 Avenue of the Americas
     New York, New York 10036

     January 11, 1995

Consolidated statement of income
J.P. Morgan & Co. Incorporated

In millions, except per share data                                     1994          1993          1992
- -------------------------------------------------------------------------------------------------------
Net interest revenue
Interest revenue................................................     $8 379        $7 442        $7 281
Interest expense................................................      6 398         5 670         5 573
- -------------------------------------------------------------------------------------------------------
Net interest revenue............................................      1 981         1 772         1 708
Provision for credit losses.....................................          -             -            55
- -------------------------------------------------------------------------------------------------------
Net interest revenue after provision for credit losses..........      1 981         1 772         1 653

Noninterest revenue
Trading revenue.................................................      1 019         2 059           959
Corporate finance revenue.......................................        434           532           439
Credit-related fees.............................................        204           224           214
Investment management fees......................................        517           464           377
Operational service fees........................................        546           491           409
Net investment securities gains.................................        122           323           388
Other revenue...................................................        694           406           164
- -------------------------------------------------------------------------------------------------------
Total noninterest revenue.......................................      3 536         4 499         2 950

Operating expenses
Employee compensation and benefits..............................      2 217         2 221         1 738
Net occupancy...................................................        275           391           293
Technology and communications...................................        645           512           409
Other expenses..................................................        555           456           414
- -------------------------------------------------------------------------------------------------------
Total operating expenses........................................      3 692         3 580         2 854
Income before income taxes and
  cumulative effects of accounting changes......................      1 825         2 691         1 749
Income taxes....................................................        610           968           619
- -------------------------------------------------------------------------------------------------------
Income before cumulative effects of
  accounting changes............................................      1 215         1 723         1 130
Cumulative effect of change in method of accounting
  for postretirement benefits, net of related income taxes......          -          (137)            -
Cumulative effect of change in method of accounting
  for income taxes..............................................          -             -           452
- -------------------------------------------------------------------------------------------------------
Net income......................................................      1 215         1 586         1 582
- -------------------------------------------------------------------------------------------------------
Per common share/(a)/
Income before cumulative effects of accounting changes..........      $6.02        $ 8.48         $5.66
Cumulative effect of change in method of accounting
  for postretirement benefits, net of related income taxes......          -         (0.68)            -
Cumulative effect of change in method of accounting
  for income taxes..............................................          -             -          2.29
Net income......................................................       6.02          7.80          7.95
Dividends declared..............................................       2.79          2.48          2.23 1/2
- -------------------------------------------------------------------------------------------------------

  (a) Earnings per share amounts for 1994 and 1993 represent both primary and fully diluted earnings per share. Earnings per share amounts for 1992 represent primary earnings per share. For 1992 fully diluted earnings per share before and after the cumulative effect of the change in accounting for income taxes were $5.63 and $7.92 respectively.

      The accompanying notes are an integral part of these financial statements.

Consolidated balance sheet
J.P. Morgan & Co. Incorporated

                                                                                                           December 31
                                                                                                    -----------------------
Dollars in millions                                                                                    1994            1993
- ---------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks......................................................................     $   2 210        $  1 008
Interest-earning deposits with banks.........................................................         1 362           1 221
Debt investment securities available for sale carried at fair value..........................        22 657          19 547
Trading account assets.......................................................................        57 065          41 349
Securities purchased under agreements to resell ($21 170 in 1994
  and $22 645 in 1993) and federal funds sold................................................        21 350          22 706
Securities borrowed..........................................................................        12 127          10 818
Loans      ..................................................................................        22 080          24 380
Less: allowance for credit losses............................................................         1 131           1 157
- ---------------------------------------------------------------------------------------------------------------------------
Net loans  ..................................................................................        20 949          23 223
Customers' acceptance liability..............................................................           586             406
Accrued interest and accounts receivable ....................................................         5 028           4 938
Premises and equipment, net .................................................................         2 016           1 853
Other assets.................................................................................         9 567           6 819
- ---------------------------------------------------------------------------------------------------------------------------
Total assets.................................................................................       154 917         133 888
- ---------------------------------------------------------------------------------------------------------------------------
Liabilities
Noninterest-bearing deposits:
  In offices in the U.S......................................................................         3 693           4 681
  In offices outside the U.S.................................................................           767             839
Interest-bearing deposits:
  In offices in the U.S......................................................................         1 826           2 401
  In offices outside the U.S.................................................................        36 799          32 481
- ---------------------------------------------------------------------------------------------------------------------------
Total deposits...............................................................................        43 085          40 402
Trading account liabilities..................................................................        36 407          18 216
Securities sold under agreements to repurchase ($30 179 in 1994 and
  $36 306 in 1993) and federal funds purchased...............................................        35 768          39 412
Commercial paper.............................................................................         3 507           2 573
Other liabilities for borrowed money.........................................................        10 900          10 127
Accounts payable and accrued expenses........................................................         6 231           6 416
Liability on acceptances.....................................................................           586             413
Long-term debt not qualifying as risk-based capital..........................................         3 605           2 817
Other liabilities............................................................................         2 063           1 194
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                                    142 152         121 570
Long-term debt qualifying as risk-based capital..............................................         3 197           2 459
- ---------------------------------------------------------------------------------------------------------------------------
Total liabilities............................................................................       145 349         124 029
Commitments and contingencies (Notes 8, 16, 17, 18, and 20)

Stockholders' equity
Preferred stock..............................................................................           494             494
Common stock, $2.50 par value (authorized shares: 500 000 000;
  issued: 200 668 373 in 1994 and 199 531 757 in 1993).......................................           502             499
Capital surplus..............................................................................         1 452           1 393
Retained earnings............................................................................         7 044           6 386
Net unrealized gains on investment securities, net of taxes..................................           456           1 165
Other........................................................................................           367             250
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                                     10 315          10 187
Less: treasury stock (12 966 917 shares in 1994 and 6 445 226 shares in 1993) at cost........           747             328
- ---------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity...................................................................         9 568           9 859
- ---------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity...................................................       154 917         133 888
- ---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated statement of changes in stockholders' equity
J.P. Morgan & Co. Incorporated


In millions                                                                             1994       1993       1992
- ------------------------------------------------------------------------------------------------------------------
Preferred stock
Adjustable rate cumulative preferred stock balance, January 1 and December 31.....    $  244     $  244     $  244
- ------------------------------------------------------------------------------------------------------------------
Variable cumulative preferred stock balance, January 1 and December 31............       250        250        250
- ------------------------------------------------------------------------------------------------------------------
Total preferred stock, December 31................................................       494        494        494
- ------------------------------------------------------------------------------------------------------------------
Common stock
Balance, January 1................................................................       499        492        483
Shares issued under dividend reinvestment plan, various employee
  benefit plans, and conversion of debentures.....................................         3          7          9
- ------------------------------------------------------------------------------------------------------------------
Balance, December 31..............................................................       502        499        492
- ------------------------------------------------------------------------------------------------------------------
Capital surplus
Balance, January 1................................................................     1 393      1 234      1 059
Shares issued under dividend reinvestment plan, various employee benefit plans, and conversion of debentures, and income tax
  benefits associated with stock options..........................................        59        159        175
- ------------------------------------------------------------------------------------------------------------------
Balance, December 31..............................................................     1 452      1 393      1 234
- ------------------------------------------------------------------------------------------------------------------
Retained earnings
Balance, January 1................................................................     6 386      5 302      4 167
Income before cumulative effect of accounting changes.............................     1 215      1 723      1 130
Cumulative effect of change in method of accounting
  for postretirement benefits, net of related income taxes........................         -       (137)         -
Cumulative effect of change in method of accounting for income taxes..............         -          -        452
Dividends declared on adjustable rate cumulative preferred stock..................       (12)       (12)       (12)
Dividends declared on variable cumulative preferred stock.........................        (8)        (6)        (8)
Dividends declared on common stock................................................      (530)      (479)      (427)
Dividend equivalents on common stock issuable.....................................        (7)        (5)         -
- ------------------------------------------------------------------------------------------------------------------
Balance, December 31..............................................................     7 044      6 386      5 302
- ------------------------------------------------------------------------------------------------------------------
Net unrealized gains on investment securities, net of taxes
Balance, January 1................................................................     1 165          -          -
Cumulative unrealized gains, net of taxes, at December 31, 1993...................         -      1 165          -
Net change in unrealized gains, net of taxes......................................      (709)         -          -
- ------------------------------------------------------------------------------------------------------------------
Balance, December 31..............................................................       456      1 165          -
- ------------------------------------------------------------------------------------------------------------------
Other
Common stock issuable under stock award plans
Balance, January 1................................................................       253          -          -
Cumulative deferred stock award balance, January 1, 1993..........................         -        165          -
Deferred stock awards, net........................................................       116         88          -
- ------------------------------------------------------------------------------------------------------------------
Balance, December 31..............................................................       369        253          -
- ------------------------------------------------------------------------------------------------------------------
Foreign currency translation
Balance, January 1................................................................        (3)         1          5
Translation adjustments...........................................................         2         (5)        (1)
Income tax benefit (expense)......................................................        (1)         1         (3)
- ------------------------------------------------------------------------------------------------------------------
Balance, December 31..............................................................        (2)        (3)         1
- ------------------------------------------------------------------------------------------------------------------
Total other, December 31..........................................................       367        250          1
- ------------------------------------------------------------------------------------------------------------------
Less: treasury stock
Balance, January 1................................................................       328        215        140
Purchases.........................................................................       444        132         81
Shares distributed under various employee benefit plans...........................       (25)       (19)        (6)
- ------------------------------------------------------------------------------------------------------------------
Balance, December 31..............................................................       747        328        215
- ------------------------------------------------------------------------------------------------------------------
Total stockholders' equity, December 31...........................................     9 568      9 859      7 308
- ------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated statement of cash flows
J.P. Morgan & Co. Incorporated


In millions                                                                                  1994          1993          1992
- -----------------------------------------------------------------------------------------------------------------------------
Net income..........................................................................    $   1 215     $   1 586     $   1 582
Adjustments to reconcile to cash provided by (used in) operating activities:
  Cumulative effect of change in method of accounting for postretirement
    benefits, net of related income taxes...........................................            -           137             -
  Cumulative effect of change in method of accounting for income taxes..............            -             -          (452)
  Noncash items: depreciation, amortization, provision for credit losses,
    deferred income taxes, and stock award plans....................................          371           258           296
  (Increase) decrease in assets:
    Trading account assets..........................................................      (15 772)      (15 083)       (6 915)
    Securities purchased under agreements to resell.................................        1 461       (12 650)          (88)
    Securities borrowed.............................................................       (1 309)       (3 742)       (5 022)
    Accrued interest and accounts receivable........................................          (92)       (2 240)        5 349
  Increase (decrease) in liabilities:
    Trading account liabilities.....................................................       18 151         5 124         4 919
    Securities sold under agreements to repurchase..................................       (6 140)       12 705         6 071
    Accounts payable and accrued expenses...........................................          342         2 768        (5 376)
  Other changes in operating assets and liabilities, net............................       (1 881)          (88)          992
  Net investment securities gains included in cash flows from
    investing activities............................................................         (122)         (323)         (388)
- -----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities.....................................       (3 776)      (11 548)          968
- -----------------------------------------------------------------------------------------------------------------------------
(Increase) decrease in interest-earning deposits with banks.........................         (142)          299         3 231
Debt investment securities:
  Proceeds from sales...............................................................       51 091        61 900        31 604
  Proceeds from maturities, calls, and mandatory redemptions........................        3 705         4 605         4 731
  Purchases.........................................................................      (59 062)      (64 180)      (36 581)
(Increase) decrease in federal funds sold...........................................         (119)           36           (34)
Decrease in loans...................................................................        2 209         2 027         1 201
Payments for premises and equipment.................................................         (341)         (179)         (214)
Other changes, net..................................................................       (1 099)         (432)          737
- -----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities.....................................       (3 758)        4 076         4 675
- -----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in noninterest-bearing deposits.................................       (1 061)        1 540          (327)
Increase (decrease) in interest-bearing deposits....................................        3 703         6 446        (4 054)
Increase (decrease) in federal funds purchased......................................        2 483           349        (1 327)
Increase (decrease) in commercial paper.............................................          934            96          (286)
Other liabilities for borrowed money proceeds.......................................        7 946         8 482        11 709
Other liabilities for borrowed money payments.......................................       (8 128)      (12 021)      (11 529)
Long-term debt proceeds.............................................................        2 342         1 208         1 358
Long-term debt payments.............................................................         (879)       (1 356)       (1 207)
Capital stock issued................................................................           61           166           156
Capital stock purchased or redeemed.................................................         (445)         (132)          (81)
Dividends paid......................................................................         (541)         (480)         (435)
Other changes, net..................................................................        2 297         3 081             7
- -----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities.....................................        8 712         7 379        (6 016)
- -----------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and due from banks..........................           24           (48)          (33)
- -----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and due from banks......................................        1 202          (141)         (406)
Cash and due from banks, beginning of year..........................................        1 008         1 149         1 555
- -----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks, end of year................................................        2 210         1 008         1 149
- -----------------------------------------------------------------------------------------------------------------------------
Cash disbursements were made for:
  Interest..........................................................................       $6 178        $5 714        $5 718
  Income taxes......................................................................        1 223           566           636
- -----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated statement of condition
Morgan Guaranty Trust Company of New York

                                                                                                         December 31
                                                                                                 ----------------------
Dollars in millions                                                                                   1994         1993
- -----------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks......................................................................    $   2 182      $   943
Interest-earning deposits with banks.........................................................        1 605        1 307
Debt investment securities available for sale carried at fair value..........................       21 292       17 306
Trading account assets.......................................................................       45 386       31 679
Securities purchased under agreements to resell and federal funds sold.......................       16 562       15 510
Loans........................................................................................       19 397       20 377
Less: allowance for credit losses............................................................        1 025        1 052
- -----------------------------------------------------------------------------------------------------------------------
Net loans....................................................................................       18 372       19 325
Customers' acceptance liability..............................................................          556          406
Accrued interest and accounts receivable.....................................................        3 594        4 034
Premises and equipment, net of accumulated depreciation of
  $1 149 in 1994 and $1 002 in 1993..........................................................        1 818        1 701
Other assets.................................................................................        7 360        3 521
- -----------------------------------------------------------------------------------------------------------------------
Total assets.................................................................................      118 727       95 732
- -----------------------------------------------------------------------------------------------------------------------
Liabilities
Noninterest-bearing deposits:
  In offices in the U.S......................................................................        3 698        4 603
  In offices outside the U.S.................................................................          770          854
Interest-bearing deposits:
  In offices in the U.S......................................................................        1 480        1 917
  In offices outside the U.S.................................................................       38 566       32 320
- -----------------------------------------------------------------------------------------------------------------------
Total deposits...............................................................................       44 514       39 694
Trading account liabilities..................................................................       30 730       12 894
Securities sold under agreements to repurchase and federal funds purchased...................       22 099       22 310
Other liabilities for borrowed money.........................................................        5 320        5 451
Accounts payable and accrued expenses........................................................        2 902        4 491
Liability on acceptances.....................................................................          556          413
Long-term debt not qualifying as risk-based capital (includes $630 in 1994
  and $466 in 1993 of notes payable to J.P. Morgan)..........................................        1 968          918
Other liabilities............................................................................        2 080          869
- -----------------------------------------------------------------------------------------------------------------------
                                                                                                   110 169       87 040
Long-term debt qualifying as risk-based capital (includes $1 030 in 1994 and
  $1 517 in 1993 of notes payable to J.P. Morgan)............................................        1 249        1 756
- -----------------------------------------------------------------------------------------------------------------------
Total liabilities............................................................................      111 418       88 796
Commitments and contingencies
Stockholder's equity
Preferred stock, $100 par value (authorized shares: 2 500 000)...............................            -            -
Common stock, $25 par value (authorized and outstanding shares: 10 000 000)..................          250          250
Surplus......................................................................................        2 670        2 170
Undivided profits............................................................................        4 266        4 042
Net unrealized gains on investment securities, net of taxes..................................          124          477
Foreign currency translation.................................................................           (1)          (3)
- -----------------------------------------------------------------------------------------------------------------------
Total stockholder's equity...................................................................        7 309        6 936
- -----------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity...................................................      118 727       95 732
- -----------------------------------------------------------------------------------------------------------------------

Member of the Federal Reserve System and Federal Deposit Insurance Corporation

The accompanying notes are an integral part of this financial statement.

Notes to financial statements

1. Accounting policies

J.P. Morgan is the holding company for subsidiaries engaged globally in providing a wide range of financial services. The accounting and reporting policies and practices of J.P. Morgan and subsidiaries, including Morgan Guaranty Trust Company of New York and subsidiaries (Morgan Guaranty), conform with generally accepted accounting principles. The following is a description of significant accounting policies and practices.

Consolidation

The consolidated financial statements include the accounts of J.P. Morgan and subsidiaries (companies in which its percentage of ownership exceeds 50%). All material intercompany accounts and transactions have been eliminated in consolidation. The equity method of accounting is used in determining the carrying values of investments in companies in which the percentage of investment in voting stock is 20% or more but not more than 50%. These investments are included in Other assets.

Debt and equity investment securities

Debt investment securities:

Debt investment securities are held to maximize total return over the longer term. Beginning December 31, 1993, investment securities that may be sold in response to or in anticipation of changes in interest rates and prepayment risk, liquidity considerations, and other factors are considered available for sale. Such securities are carried at fair value with unrealized gains and losses, including the effect of hedges, reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes, until realized.

  Realized gains and losses on investment securities, which are generally computed by the specific identification method, and other-than-temporary impairments in value are included in Net investment securities gains. Debt investment securities transactions are recorded on their trade dates. Carrying values of individual debt investment securities are reduced through write-downs to reflect other-than-temporary impairments in value.

  In instances where J.P. Morgan has the positive intent and ability to hold to maturity, investment securities will be carried at cost, adjusted for amortization of premiums and accretion of discounts.

  Prior to December 31, 1993, but subsequent to June 30, 1992, debt investment securities were carried at the lower of aggregate amortized cost or market value with aggregate unrealized net valuation adjustments, if any, included in Net investment securities gains. Prior to June 30, 1992, investment securities were carried at cost, adjusted for amortization of premiums and accretion of discounts.

Equity investment securities:

Equity investment securities of companies in which the percentage of investment in voting stock is less than 20% are held for long-term appreciation and are included in Other assets. Beginning December 31, 1993, equity investment securities with available market quotations are carried at fair value with unrealized gains and losses reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes, until realized. Prior to December 31, 1993, marketable equity securities were carried at the lower of aggregate cost or market value. Equity investment securities without available market quotations are carried at cost. Carrying values of individual marketable and nonmarketable equity investment securities are reduced through write-downs to reflect other-than-temporary impairments in value. Realized gains and losses, which are generally computed by the specific identification method, and other-than-temporary impairments in value are included in Other revenue.

Trading account assets and liabilities

Trading account assets and liabilities (short trading positions) are carried at market value and are recorded as of their trade dates. Short trading positions are classified as liabilities. Gains and losses on trading positions are recognized currently.

Securities financing arrangements

Securities purchased under agreements to resell (resale agreements) and securities sold under agreements to repurchase (repurchase agreements) are generally treated as collateralized lending and borrowing transactions and are carried at the amounts at which the securities were initially acquired or sold. Securities borrowed that are collateralized by cash are included on the balance sheet at amounts equal to the collateral advanced.

  J.P. Morgan takes possession of securities purchased under resale agreements, primarily U.S. Treasury and U.S. government agency securities. J.P. Morgan monitors the market value of these securities and obtains additional collateral when appropriate to secure the seller's repurchase obligations.

Premiums and discounts

Amortization of premiums and accretion of discounts are generally recognized as interest expense or interest revenue over the life of the instrument.

Nonaccrual loans

Nonaccrual loans are those loans on which the accrual of interest is discontinued because the contractual payment of principal or interest has become 90 days past due or management has serious doubts about future collectibility of principal or interest, even though the loans are currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or the value of any collateral securing the loan is sufficient to cover the principal and the accrued interest. When a loan is placed on nonaccrual status, any accrued but unpaid interest previously recorded on such loan is reversed against interest revenue of the current period. Interest received on nonaccrual loans is generally either applied against the principal or reported as revenue, according to management's judgment as to the collectibility of principal. Generally, a loan may be restored to accrual status only after all delinquent interest and principal are brought current and, in the case of loans where interest has been interrupted for a substantial period, a regular payment performance is established.

Allowance for credit losses

An allowance is maintained that is considered adequate to absorb losses inherent in the existing portfolios of loans and other undertakings to extend credit, such as irrevocable unused loan commitments, or to make payments to others for which a client is ultimately liable, such as standby letters of credit and guarantees, commercial letters of credit and acceptances, and all other credit exposures, including derivatives. A judgment as to the adequacy of the allowance is made at the end of each quarterly reporting period. Should the allowance require adjustment either because of reductions due to charge-offs or because of changes in the size or risk characteristics of the portfolios, the allowance is adjusted through a provision for credit losses in the quarterly reporting period.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is generally computed by the straight-line method over the estimated useful lives of the related assets.

Derivatives used for trading purposes

Derivatives entered into for trading purposes or used as hedges of trading instruments are carried at market value. Instruments used for trading purposes include swaps, futures, forward, spot, and option contracts in the interest rate, foreign exchange, equity, and commodity markets. Gains and losses associated with such derivatives are recognized currently in Trading revenue. The portion of the market value associated with derivatives that reflects credit considerations, ongoing servicing, and transaction hedging costs is recognized over the life of the agreement in Trading revenue. Unrealized gains and losses are reported on a gross basis in Trading account assets or Trading account liabilities, after taking into consideration the offsetting permitted under Financial Accounting Standards Board Interpretation No. 39 (FIN No. 39), Offsetting of Amounts Related to Certain Contracts. The market values of options purchased and written are recorded on a gross basis in Trading account assets and Trading account liabilities respectively.

Derivatives used for purposes other than trading

Asset and liability management derivatives are used to hedge exposures, to modify the interest rate characteristics of related balance sheet instruments, or to meet longer-term asset and liability management objectives, including maximization of net interest revenue.

  Derivatives used to hedge exposures must be designated as a hedge at the inception of the derivative contract and must remain effective as a hedge throughout the hedge period. Derivatives used for hedging purposes include swaps, forwards, debt securities forwards, futures, and purchased options in the interest rate and foreign exchange markets. Interest rate swaps are also used to modify the interest rate characteristics of related balance sheet instruments. Swaps used to modify the interest rate characteristics of nontrading-related balance sheet instruments must be linked to the related asset or liability at the inception and throughout the term of the derivative contract. Unrealized gains and losses on all of these derivative contracts are generally deferred. Derivatives used as hedges or to modify the interest rate characteristics of debt investment securities are carried at fair value with the related unrealized gains and losses deferred in a separate component of stockholders' equity. Margin requirements associated with futures contracts and option premiums for contracts used as hedges are recorded in Other assets or Other liabilities. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the life of the contract in Net interest revenue. Upon contract settlement or termination, the cumulative change in the derivative's market value is recorded as an adjustment to the carrying value of the underlying asset or liability and recognized in Net interest revenue over the expected remaining life of the related asset or liability. In instances where the underlying instrument is sold, the cumulative change in the value of the associated derivative is recognized immediately in the component of earnings relating to the underlying instrument.

  Risk-adjusting swaps are used in a manner similar to debt investment securities to achieve a desired overall interest rate profile by increasing or decreasing the firm's overall exposure to interest rate risk. Risk-adjusting swaps include only interest rate swaps that do not contain leverage or embedded option features and replicate the cash flows of nonamortizing cash instruments. Interest revenue or expense associated with these swaps is accrued over the life of the swap agreement in Net interest revenue. Risk-adjusting swaps are carried at the lower of aggregate cost or market value with aggregate unrealized net valuation adjustments, if any, recorded in Other revenue. Risk-adjusting swaps are generally not terminated. In instances where a risk-adjusting swap is terminated, losses are recognized immediately and gains are deferred and amortized over the original remaining life of the terminated swap in Other revenue.

Fee revenue

Corporate finance revenue includes fees earned from providing advisory services and arranging financing for clients. All such fees are recognized as revenue when the related services are performed. In addition, credit arrangement and syndication fees are recognized after certain retention, timing, and yield criteria are satisfied.

  Credit-related, investment management, and operational service fees that represent a return for services rendered are recognized as revenue when the related service is performed. Commitment fees are recognized as revenue in the period the unused commitment is available.

Income taxes

Deferred tax assets and liabilities are established for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized. Investment tax credits continue to be amortized over the estimated useful lives of the related assets.

Statement of cash flows

Cash flows from trading account assets and liabilities, resale and repurchase agreements, and securities borrowed and trading-related derivative transactions are classified as operating activities. Cash flows from investment securities, including securities available for sale, are classified as investing activities. Cash flows from sales of investment securities that had remaining lives of greater than one year when purchased and less than 90 days when sold, mandatory redemptions, and calls are classified as proceeds from maturities. Cash flows from derivative transactions used as hedges are classified consistent with the items being hedged.

Other

Certain prior-year amounts have been reclassified to conform with 1994 classifications.

2. Accounting changes

Balance sheet netting practices

On January 1, 1994, J.P. Morgan adopted FIN No. 39, which required the firm to report positive market values of certain derivative instruments as assets and negative market values as liabilities. Such amounts were previously presented on a net basis. Offsetting under FIN No. 39 is permitted for contracts executed with the same counterparty when master netting agreements are in place. The adoption of FIN No. 39 increased both Trading account assets and Trading account liabilities by approximately $13 billion at December 31, 1994. While implementation reduced J.P. Morgan's asset-based ratios, including the leverage ratio, net income and the risk-based capital ratios were not affected. If FIN No. 39 had been in effect at December 31, 1993, assets and liabilities would have been increased by approximately $14 billion. Financial statements for prior periods have not been restated.

Accounting for postretirement benefits other than pensions

Effective January 1, 1993, J.P. Morgan adopted Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, which requires the recognition of costs related to postretirement benefits on an accrual basis rather than expensing such costs when paid. Adoption of the accrual method beginning in 1993 increased Employee compensation and benefits for the year by $21 million. In adopting this standard, J.P. Morgan recorded the full amount of the accumulated postretirement benefit obligation as of January 1, 1993, resulting in a nonoperating charge to earnings of $137 million ($0.68 per share) after income taxes of $74 million.

Accounting for income taxes

In 1993 J.P. Morgan adopted retroactive to January 1, 1992, SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 supersedes SFAS No. 96, Accounting for Income Taxes, which J.P. Morgan adopted in 1988. SFAS No. 109 requires the recognition of certain deferred tax assets that were not permitted to be recognized under SFAS No. 96. As a result of adopting SFAS No. 109, the income statement for 1992 was restated to include the cumulative effect of this change in accounting principle as of January 1, 1992, which aggregated $452 million ($2.29 per share), and to reflect a revised effective tax rate of 35.4%, compared with the 21.0% originally reported. The net effect of this change was to increase originally reported full year 1992 net income by $200 million, or $1.03 per share ($1.02 per share assuming full dilution).

Accounting for certain investments in debt and equity securities

Effective December 31, 1993, J.P. Morgan adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which resulted in a change in the accounting for debt and marketable equity investment securities held for investment purposes. Those securities, which J.P. Morgan previously carried at the lower of aggregate cost or market value, are considered available for sale and carried at fair value. Unrealized gains and losses are excluded from earnings and reported net of taxes as a separate component of stockholders' equity until realized. Upon adoption of this standard, J.P. Morgan recorded increases in Debt investment securities of $859 million and Other assets of $1,030 million for marketable equity investment securities, and a deferred tax liability of $724 million related to the appreciation of the affected securities, resulting in an increase of $1,165 million in stockholders' equity, net of tax.

3. Interest revenue and expense

An analysis of interest revenue and expense derived from on- and off-balance-sheet financial instruments is presented in the table below. Interest revenue and expense associated with derivative financial instruments, such as swaps, forwards, spot, futures, options, and debt securities forwards, used as hedges or to modify the interest rate characteristics of assets and liabilities, are attributed to and included with the related balance sheet instrument. Net interest revenue associated with risk-adjusting swaps that are used to meet longer-term asset and liability management objectives, including the maximization of net interest revenue, is not attributed to a specific balance sheet instrument, but is included in the Other sources caption in the table below.

In millions                                                           1994         1993        1992
- ---------------------------------------------------------------------------------------------------
Interest revenue
Deposits with banks.............................................     $  197      $  235      $  452
Debt investment securities/(a)/.................................      1 206       1 440       1 747
Trading account assets..........................................      2 784       1 991       1 730
Securities purchased under agreements to resell
  and federal funds sold........................................      1 593       1 408         926
Securities borrowed.............................................        624         408         218
Loans...........................................................      1 409       1 652       1 970
Other sources, primarily risk-adjusting swaps...................        566         308         238
- ---------------------------------------------------------------------------------------------------
Total interest revenue..........................................      8 379       7 442       7 281
- ---------------------------------------------------------------------------------------------------

Interest expense
Deposits........................................................      1 946       1 917       2 306
Trading account liabilities.....................................      1 288         916         701
Securities sold under agreements to repurchase
  and federal funds purchased...................................      2 196       2 055       1 608
Other borrowed money............................................        679         554         663
Long-term debt..................................................        289         228         295
- ---------------------------------------------------------------------------------------------------
Total interest expense..........................................      6 398       5 670       5 573
- ---------------------------------------------------------------------------------------------------
Net interest revenue............................................      1 981       1 772       1 708
- ---------------------------------------------------------------------------------------------------

 (a) Interest revenue from debt investment securities included taxable revenue of $1,035 million, $1,266 million, and $1,549 million and revenue exempt from U.S. income taxes of $171 million, $174 million, and $198 million in 1994, 1993, and 1992 respectively.

For the twelve months ended December 31, 1994, net interest revenue associated with asset and liability management derivatives was approximately $150 million. At December 31, 1994, approximately $420 million of net deferred gains on closed derivative contracts used for asset and liability management purposes were recorded on the balance sheet. Such amount is primarily composed of net deferred gains on closed hedge contracts included in the amortized cost of the debt investment portfolio as discussed in Note 6 to the financial statements, Investment securities. Net deferred gains are expected to amortize into Net interest revenue as follows: $40 million (1995), $50 million (1996), $60 million
(1997), $70 million (1998), $60 million (1999), and approximately $140 million thereafter.

4. Trading revenue

An analysis of trading revenue is presented in the following table. Reported Trading revenue does not include the net interest revenue associated with our trading activities. As our business objective is to maximize total revenue, trading-related net interest revenue should be considered when evaluating results. For additional information related to trading-related net interest revenue, refer to the Trading revenue discussion in the Financial review.


In millions                                                             1994           1993         1992
- --------------------------------------------------------------------------------------------------------
Swaps and other interest rate contracts/(a)/....................      $  663         $  797         $512
Debt instruments/(b)/...........................................          41            821            7
Foreign exchange spot and option contracts......................         131            179          262
Equities, commodities, and other/(c)/...........................         184            262          178
- --------------------------------------------------------------------------------------------------------
Trading revenue.................................................       1 019          2 059          959
- --------------------------------------------------------------------------------------------------------

 (a) Includes gains and losses from interest rate swaps, currency swaps, foreign exchange forward contracts, interest rate futures, forward rate agreements, and interest rate options.

 (b) Includes gains and losses from U.S. and foreign government, government agency, and corporate debt securities and related derivatives.

 (c) Includes gains and losses from equity securities and equity derivatives, commodity derivatives, and various metals.

5. Cash and due from banks

J.P. Morgan is required to maintain noninterest-earning reserve balances with U.S. Federal Reserve banks and various foreign central banks. Such balances, which are based principally on deposits outstanding, are included in Cash and due from banks. At December 31, 1994 and 1993, required reserves were $390 million and $564 million respectively, compared with average required reserves during the year of $426 million in 1994 and $505 million in 1993.

6. Investment securities

Debt investment securities

At December 31, 1994 and 1993, the debt investment securities portfolio was classified as available for sale and measured at fair value with unrealized gains (losses) excluded from earnings and reported as a net amount within the stockholders' equity account Net unrealized gains on investment securities, net of taxes, until realized. Prior to the adoption of this accounting standard, the debt investment securities portfolio was carried at LOCOM.

  J.P. Morgan utilizes derivatives, primarily interest rate swaps and debt securities forwards, to hedge the debt investment portfolio, principally mortgage-backed securities. At December 31, 1994, net unrealized gains associated with open contracts used to hedge the debt investment portfolio were $6 million, consisting of gross unrealized gains of $26 million and gross unrealized losses of $20 million. During the latter part of 1994, certain derivative contracts used to hedge mortgage-backed securities were closed and subsequently replaced. Net deferred gains on such closed hedge contracts were $463 million at December 31, 1994, and were included in the amortized cost of the related debt investment securities. Refer to Note 3 to the financial statements, Interest revenue and expense, for a discussion of total net deferred gains on closed derivative contracts and the related amortization.

  Gross unrealized gains and losses as well as a comparison of the cost, fair value, and carrying value of debt investment securities at December 31, 1994, 1993, and 1992, are presented in the table below. Net unrealized appreciation associated with debt investment securities available for sale carried at fair value at December 31, 1994, was $154 million, consisting of gross unrealized appreciation of $426 million and gross unrealized depreciation of $272 million. Such amounts represent the gross unrealized appreciation or depreciation on each debt security, including the effects of any related hedge.

                                                                     Gross        Gross        Fair and
                                                                unrealized   unrealized        carrying
In millions                                              Cost        gains       losses           value
- -------------------------------------------------------------------------------------------------------
1994 (carried at fair value)
U.S. Treasury....................................    $  1 651        $  14        $  42        $  1 623
U.S. government agency, principally
  mortgage-backed................................      13 531          210           88          13 653
U.S. state and political subdivision.............       2 396          157           58           2 495
U.S. corporate and bank debt.....................         265           17            -             282
Foreign government/(a)/..........................       3 758           20           65           3 713
Foreign corporate and bank debt..................         802            7           19             790
Other............................................         100            1            -             101
- -------------------------------------------------------------------------------------------------------
Total debt investment securities.................      22 503          426          272          22 657
- -------------------------------------------------------------------------------------------------------
                                                                     Gross        Gross        Fair and
                                                                unrealized   unrealized        carrying
In millions                                              Cost        gains       losses           value
- -------------------------------------------------------------------------------------------------------
1993 (carried at fair value)
U.S. Treasury....................................    $  2 461         $115         $  3        $  2 573
U.S. government agency, principally
  mortgage-backed................................       7 645          233           53           7 825
U.S. state and political subdivision.............       2 229          302            -           2 531
U.S. corporate and bank debt.....................         280           18            -             298
Foreign government/(a)/..........................       4 279          178            5           4 452
Foreign corporate and bank debt..................       1 665           74            -           1 739
Other............................................         129            1            1             129
- -------------------------------------------------------------------------------------------------------
Total debt investment securities.................      18 688          921           62          19 547
- -------------------------------------------------------------------------------------------------------
                                                     Cost and        Gross        Gross
                                                     carrying   unrealized   unrealized            Fair
In millions                                             value        gains       losses           value
- -------------------------------------------------------------------------------------------------------
1992 (carried at LOCOM)
U.S. Treasury....................................    $  3 804        $  84       $    5        $  3 883
U.S. government agency, principally
  mortgage-backed................................       7 791          366          108           8 049
U.S. state and political subdivision.............       2 362          283            1           2 644
U.S. corporate and bank debt.....................         421           16            1             436
Foreign government/(a)/..........................       4 898           94           43           4 949
Foreign corporate and bank debt..................       2 156           38            2           2 192
Other............................................          79            1            -              80
- -------------------------------------------------------------------------------------------------------
Total debt investment securities.................      21 511          882          160          22 233
- -------------------------------------------------------------------------------------------------------

 (a) Primarily includes debt of countries that are members of the Organization for Economic Cooperation and Development.

At December 31, 1994, there were no securities of a single issuer whose fair value exceeded 10% of stockholders' equity.

As a result of applying LOCOM accounting to our investment securities portfolio, from June 30, 1992, to December 31, 1993, no unrealized losses were recorded, as the aggregate portfolio had net unrealized appreciation.

  The following table presents the components of Net investment securities gains realized during 1994, 1993, and 1992. Gains and losses on securities carried at fair value reflect transactions that occurred subsequent to the December 31, 1993, change in reporting for this portfolio. Amounts relating to LOCOM reflect transactions that occurred subsequent to June 30, 1992, through December 31, 1993, and amounts relating to securities carried at cost reflect transactions through June 30, 1992.


In millions                                                  1994           1993           1992
- -----------------------------------------------------------------------------------------------
Gross realized gains from sales of securities carried:
  At fair value........................................     $ 411              -              -
  At LOCOM.............................................         -          $ 581           $189
  At cost..............................................         -              -            275
Gross realized losses from sales of securities carried:
  At fair value........................................      (307)             -              -
  At LOCOM.............................................         -           (276)           (58)
  At cost..............................................         -              -            (24)
Net gains on maturities, calls, and mandatory
  redemptions of securities carried:
  At fair value........................................        18              -              -
  At LOCOM.............................................         -             18              5
  At cost..............................................         -              -              1
- -----------------------------------------------------------------------------------------------
Net investment securities gains........................       122            323            388
- -----------------------------------------------------------------------------------------------

A profile of the maturities of available-for-sale debt investment securities as of December 31, 1994, and the related weighted-average rates on such securities is presented in the following table. Mortgage-backed securities are included based on their weighted-average lives, reflecting anticipated future prepayments based on a consensus of dealers in the market.

                                                          After one    After five    After ten
                                                 Within    year but     years but    years but     After
                                                    one      within        within       within    twenty
Dollars in millions                                year        five           ten       twenty     years       Total
- --------------------------------------------------------------------------------------------------------------------
U.S. Treasury........................           $   423     $   264     $     508      $   147      $309    $  1 651
U.S. government agency,
  principally mortgage-backed........                25       1 547        11 659          300         -      13 531
U.S. state and political subdivision.               431         435           503          586       441       2 396
U.S. corporate and bank debt.........                49          38           178            -         -         265
Foreign government...................               884       2 125           748            1         -       3 758
Foreign corporate and bank debt......                40         663            99            -         -         802
Other................................                 -           -             -            -        100        100
- --------------------------------------------------------------------------------------------------------------------
Total debt investment securities,
  at cost............................             1 852       5 072        13 695        1 034        850     22 503
Fair value...........................             1 862       5 060        13 774        1 142        819     22 657
- --------------------------------------------------------------------------------------------------------------------
Net unrealized gains (losses)........                10         (12)           79          108        (31)       154
- --------------------------------------------------------------------------------------------------------------------
Average rates on debt
  investment securities, at cost.....              8.81%       6.55%         6.87%       10.29%      8.54%      7.18%
- --------------------------------------------------------------------------------------------------------------------

Average rates represent the weighted average at December 31, 1994, and include the effects of various hedging transactions. U.S. state and political subdivision securities have been adjusted to a taxable-equivalent basis.

Equity investment securities

Equity investment securities are held for long-term appreciation and are included in Other assets. These securities, which are acquired primarily through private placements, recapitalizations, and corporate restructurings and consist of both marketable and nonmarketable securities, are generally owned by J.P. Morgan Capital Corporation, a wholly-owned nonbank subsidiary of J.P. Morgan. Quoted or estimated values of equity investment securities do not necessarily represent net realizable amounts, as the timing or size of transactions and the liquidity of the markets may not support realization of these values. Most of our equity investment securities are subject to legal, regulatory, and contractual restrictions that limit our ability to dispose of them freely.

At December 31, 1994 and 1993 marketable equity investment securities were classified as available for sale and carried at fair value. Net unrealized appreciation of $576 million and $1,030 million associated with these available-for-sale equity investment securities at December 31, 1994 and 1993, respectively, are included in a separate component of stockholders' equity, net of taxes. Net realized gains on equity investment securities during 1994 of $606 million are reflected in Other revenue. This amount represents $625 million of gross realized gains and $19 million of write-downs of equity investment securities. In 1993 and 1992 net gains from equity investment securities were $246 million and $69 million after write-downs of $27 million and $62 million respectively. Gross unrealized gains and losses as well as a comparison of the cost, fair value, and carrying value of marketable equity investment securities at December 31, 1994 and 1993, follows.


In millions: December 31                      1994           1993
- -----------------------------------------------------------------
Cost....................................      $183        $   241
Gross unrealized gains..................       579          1 030
Gross unrealized losses.................        (3)             -
- -----------------------------------------------------------------
Fair and carrying value.................       759          1 271
- -----------------------------------------------------------------

Nonmarketable equity investment securities are outside the scope of SFAS No. 115 and continue to be carried at a cost of $432 million at December 31, 1994, compared with a cost of $283 million at December 31, 1993. The estimated fair value of securities without available market quotations was $528 million and $464 million at December 31, 1994 and 1993, respectively.

7. Trading account assets and liabilities

Trading account assets and liabilities, including derivative instruments used for trading purposes, are carried at fair value. The following tables present the carrying value of trading account assets and liabilities at December 31, 1994 and 1993, and the average balance for the years then ended.


                                                                      1994
                                                            -----------------------
                                                            Carrying        Average
In millions                                                    value        balance
- -----------------------------------------------------------------------------------
Trading account assets
U.S. Treasury..........................................     $  6 668       $  7 675
U.S. government agency.................................        3 332          4 579
Foreign government.....................................       17 073         17 569
Corporate debt and equity..............................        7 409          7 915
Other securities.......................................        3 088          2 885
Interest rate and currency swaps.......................       10 914         11 036
Foreign exchange contracts.............................        3 573          5 032
Interest rate futures and forwards.....................          152            151
Commodity and equity contracts.........................        1 146          1 219
Purchased option contracts.............................        3 710          3 959
- -----------------------------------------------------------------------------------
                                                              57 065         62 020
- -----------------------------------------------------------------------------------
Trading account liabilities
U.S. Treasury..........................................        7 187          9 015
Foreign government.....................................        8 481          8 640
Corporate debt and equity..............................        2 519          2 445
Other securities.......................................        1 165            888
Interest rate and currency swaps.......................        8 283          8 455
Foreign exchange contracts.............................        2 605          4 178
Interest rate futures and forwards.....................          182            132
Commodity and equity contracts.........................        1 300            815
Written option contracts...............................        4 685          3 984
- -----------------------------------------------------------------------------------
                                                              36 407         38 552
- -----------------------------------------------------------------------------------

                                                                      1993
                                                            -----------------------
                                                            Carrying        Average
In millions                                                    value        balance
- -----------------------------------------------------------------------------------
Trading account assets
U.S. Treasury..........................................     $  5 716       $  7 835
U.S. government agency.................................        3 462          3 154
Foreign government.....................................       15 827         13 540
Corporate debt and equity..............................        7 564          5 708
Derivatives, primarily purchased options...............        6 280          5 442
Other..................................................        2 500          1 613
- -----------------------------------------------------------------------------------
                                                              41 349         37 292
- -----------------------------------------------------------------------------------
Trading account liabilities
U.S. Treasury..........................................        6 200          9 017
Foreign government.....................................        5 750          5 393
Corporate debt and equity..............................        1 547          1 158
Derivatives, primarily written options.................        4 457          4 513
Other..................................................          262          1 196
- -----------------------------------------------------------------------------------
                                                              18 216         21 277
- -----------------------------------------------------------------------------------

At December 31, 1994, the level of J.P. Morgan's trading account assets and liabilities increased compared with December 31, 1993, as a result of the adoption of FIN No. 39, effective January 1, 1994. For additional information related to the balance sheet netting practices for certain derivatives, see
Note 2 to the financial statements, Accounting changes.

8. Off-balance-sheet financial instruments

Derivatives

Derivatives may be used either for trading or asset and liability management purposes. Accordingly, the notional amounts presented in the table below have been identified as relating to either trading or asset and liability management activities based on management's intent and ongoing usage. A summary of the credit exposure, which is represented by the positive market value associated with derivatives, after considering the benefit of approximately $12.7 billion and $11.6 billion of master netting agreements in effect at December 31, 1994 and 1993, respectively is also presented.

                                                                   Notional amounts               Credit exposure
                                                               ------------------------       ---------------------
In billions: December 31                                         1994            1993           1994           1993
- -------------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps
  Trading..................................................    $723.5          $480.2
  Asset and liability management/(a)//(b)//(c)/............     251.4           183.5
- -------------------------------------------------------------------------------------------------------------------
  Total interest rate and currency swaps...................     974.9           663.7          $10.9          $11.5
- -------------------------------------------------------------------------------------------------------------------
Foreign exchange spot, forward, and futures contracts
  Trading..................................................     382.8           304.0
  Asset and liability management/(a)//(b)/.................      14.9            11.9
- -------------------------------------------------------------------------------------------------------------------
  Total foreign exchange spot, forward,
    and futures contracts..................................     397.7           315.9            3.6            4.1
- -------------------------------------------------------------------------------------------------------------------
Interest rate futures, forward rate agreements,
  and debt securities forwards
  Trading..................................................     404.5           223.8
  Asset and liability management...........................      22.0            11.7
- -------------------------------------------------------------------------------------------------------------------
  Total interest rate futures, forward rate
    agreements, and debt securities forwards...............     426.5           235.5            0.2            0.4
- -------------------------------------------------------------------------------------------------------------------
Commodity and equity swaps, forward,
  and futures contracts, all trading.......................      43.9            35.0            1.1            0.4
- -------------------------------------------------------------------------------------------------------------------
Purchased options/(d)/
  Trading..................................................     276.7           200.1
  Asset and liability management/(a)/......................       3.9            22.1
- -------------------------------------------------------------------------------------------------------------------
  Total purchased options..................................     280.6           222.2            3.7            4.3
- -------------------------------------------------------------------------------------------------------------------
Written options, all trading/(e)//(f)/.....................     348.9           181.2              -              -
- -------------------------------------------------------------------------------------------------------------------
Total credit exposure......................................                                     19.5           20.7
- -------------------------------------------------------------------------------------------------------------------
Less: amounts recorded as assets on
  the balance sheet/(g)/...................................                                     19.5            6.3
- -------------------------------------------------------------------------------------------------------------------
Credit exposure not reported on the
  balance sheet/(g)/.......................................                                        -           14.4
- -------------------------------------------------------------------------------------------------------------------

 (a) The majority of J.P. Morgan's asset and liability management derivatives are transacted with independently managed J.P. Morgan derivatives dealers that function as intermediaries for credit and administrative purposes.

 (b) The notional amounts of asset and liability management derivatives contracts conducted in the foreign exchange markets, primarily forward contracts, amounted to $16.9 billion at December 31, 1994, and were primarily denominated in the following currencies: Deutsche mark $3.8 billion, Belgian franc $2.3 billion, Italian lira $2.2 billion, Canadian dollar $1.5 billion, British pound $1.3 billion, French franc $1.2 billion, and Swiss franc $1.0 billion.

 (c) The notional amounts of risk-adjusting swaps were $233.0 billion and $168.4 billion at December 31, 1994 and 1993, respectively.

 (d) At December 31, 1994 and 1993, purchased options used for trading purposes included $206.6 billion and $141.6 billion respectively of interest rate options, $45.7 billion and $44.1 billion respectively of foreign exchange options, and $24.4 billion and $14.4 billion respectively of commodity and equity options. Only interest rate options are used for asset and liability management purposes.

 (e) At December 31, 1994 and 1993, written options included $271.2 billion and $118.1 billion respectively of interest rate options, $51.5 billion and $47.6 billion respectively of foreign exchange options, and $26.2 billion and $15.5 billion respectively of commodity and equity options.

 (f) The total notional amount of written put options includes $3.9 billion and $3.4 billion of written put option contracts on debt securities at December 31, 1994 and 1993 respectively.

 (g) For additional information, see Note 2 to the financial statements, Accounting changes.

The following presents the credit exposure associated with derivatives at December 31, 1994, segregated by type of counterparty.

                                              Nonbank
                                            financial   Govern-
In billions                              institutions     ments    Banks    All other      Total
- ------------------------------------------------------------------------------------------------
Credit exposure.....................             $2.5      $2.9     $8.9         $5.2      $19.5
- ------------------------------------------------------------------------------------------------

Credit-related financial instruments

Credit-related financial instruments include commitments to extend credit, standby letters of credit and guarantees, and indemnifications in connection with securities lending activities. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless. The total contractual amount of credit-related financial instruments does not represent the expected future liquidity requirements, since a significant amount of commitments to extend credit and standby letters of credit and guarantees are expected to expire or mature without being drawn. The credit risk associated with these instruments varies depending on the creditworthiness of the client and the value of any collateral held. Commitments to extend credit generally require the client to meet certain credit-related terms and conditions before drawdown. Collateral is required in connection with securities lending indemnifications. Market risk for commitments to extend credit and standby letters of credit and guarantees, while not significant, may exist as availability of and access to credit markets change.

  A summary of the contractual amount of credit-related instruments at December 31 is presented in the following table.


In billions                                                        1994           1993
- --------------------------------------------------------------------------------------
Commitments to extend credit..................................    $44.6          $39.0
Standby letters of credit and guarantees......................      9.9           10.5
Securities lending indemnifications/(a)/......................     19.5           26.4
- --------------------------------------------------------------------------------------

 (a) At December 31, 1994 and 1993, J.P. Morgan held cash and other collateral of $19.4 billion and $26.4 billion respectively in support of securities lending indemnifications.

The following presents the contractual amount of commitments to extend credit and standby letters of credit and guarantees at December 31, 1994, segregated by type of counterparty.

                                                                Nonbank
                                                              financial        Govern-
In billions                                                institutions          ments          Banks    All other            Total
- -----------------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit...........................           $10.0           $2.1           $3.8      $28.7/(a)/         $44.6
Standby letters of credit and guarantees...............             3.1            0.8            0.3        5.7/(b)/           9.9
- -----------------------------------------------------------------------------------------------------------------------------------

 (a)  The utilities industry exceeded 10% of this amount.
 (b) The telecommunications, utilities, and health-care industries each exceeded 10% of this amount.

Other

Consistent with industry practice, amounts receivable and payable for securities that have not reached the contractual settlement dates are recorded net on the consolidated balance sheet. Amounts payable for securities purchased of $26.1 billion and $12.8 billion were netted against amounts receivable for securities sold of $29.4 billion and $14.9 billion to arrive at a net trade date receivable of $3.3 billion and $2.1 billion at December 31, 1994 and 1993, respectively.

9. Estimated fair value of financial instruments

In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, J.P. Morgan estimates that the aggregate net fair value of all balance sheet and off-balance-sheet financial instruments exceeded associated net carrying values at December 31, 1994 and 1993, by $2.2 billion and $2.6 billion respectively before considering income taxes.

  In accordance with generally accepted accounting principles, J.P. Morgan's financial instruments are recorded using several methods, including historical cost and fair or market value. Under the historical cost method, the carrying value generally represents the amount received when a liability is incurred or the amount paid to acquire an asset less subsequent amortization and allowances that reflect management's estimate of uncollectible amounts. This method differs from the basis of disclosure under SFAS No. 107, which states that the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Therefore, differences between carrying values under the historical cost accounting method and fair value estimates can be significant. For example, such differences arise in the case of the loan portfolio, where the net carrying value represents management's estimate of ultimately recoverable principal amounts versus fair value estimates that represent a theoretical exchange value based on current market conditions that take into account both principal and interest and the timing of cash flows.

  The following table presents the carrying value and fair value of J.P. Morgan's financial instruments at December 31, 1994 and 1993.

                                                                 1994                                1993
                                                   -----------------------------       -----------------------------
                                                                          Appre-                              Appre-
                                                                        ciation/                            ciation/
                                                   Carrying       Fair   (depre-       Carrying       Fair   (depre-
In billions                                           value      value  ciation)          value      value  ciation)
- --------------------------------------------------------------------------------------------------------------------
Financial instruments used for trading purposes:
Financial assets:
Trading account assets/(a)/.......................    $57.1      $57.1        -           $41.3      $41.3        -
Securities purchased under agreements to
  resell and federal funds sold/(b)/..............     21.3       21.3        -            22.7       22.7        -
Securities borrowed/(c)/..........................     12.1       12.1        -            10.8       10.8        -
Financial liabilities:
Trading account liabilities/(a)/..................     36.4       36.4        -            18.2       18.2        -
Securities sold under agreements to repurchase
  and federal funds purchased/(b)/................     35.7       35.7        -            39.4       39.5    $(0.1)
Financial instruments used for purposes other
  than trading:
Financial assets:/(d)/
Debt investment securities........................     22.7       22.7        -            19.5       19.5        -
Net loans.........................................     20.9       22.1     $1.2            23.2       24.5      1.3
Other financial assets/(e)/.......................     18.1       18.2      0.1            14.0       14.4      0.4
Financial liabilities:/(d)/
Deposits..........................................     43.1       43.0      0.1            40.4       40.5     (0.1)
Other liabilities for borrowed money..............     10.9       10.9        -            10.1       10.2     (0.1)
Long-term debt....................................      6.1        5.9      0.2             4.6        4.4      0.2
  Related derivatives.............................        -        0.1     (0.1)              -        0.2     (0.2)
Other financial liabilities/(f)/..................     12.3       12.3        -             9.4        9.4        -
Off-balance-sheet financial instruments:
Risk-adjusting swaps/(g)/.........................        -        0.8      0.8               -        1.2      1.2
Commitments to extend credit and standby letters
  of credit and guarantees........................        -        0.1     (0.1)              -          -        -
- -------------------------------------------------------------------------------------------------------------------
Excess of net fair values over net
  carrying values before considering income taxes..                         2.2                                 2.6
- -------------------------------------------------------------------------------------------------------------------

 (a) Refer to Note 7 to the financial statements, Trading account assets and liabilities, for the carrying value and fair value of financial instruments, including derivatives, used for trading purposes.
 (b) These trading-related financial instruments are generally treated as collateralized lending and borrowing transactions and are carried at the amounts at which the securities were initially acquired or sold.
 (c) These trading-related financial instruments that are collateralized by cash are carried at amounts equal to the collateral advanced.
 (d) Derivatives are used to hedge or modify the interest rate characteristics of debt investment securities, loans, deposits, other liabilities for borrowed money, long-term debt, and other financial assets and liabilities. Net unrealized losses associated with such derivatives contracts amounted to $59 million at December 31, 1994. Gross unrealized gains and gross unrealized losses associated with open derivative contracts used for these purposes at December 31, 1994, are presented below. Such amounts primarily relate to interest rate and currency swaps used to hedge or modify the interest rate characteristics of long-term debt.

                                                                              Gross               Gross  Net unrealized
In millions: December 31, 1994                                     unrealized gains   unrealized losses   gains/(losses)
- -----------------------------------------------------------------------------------------------------------------------
Long-term debt.........................................                       $  42                $141            $(99)
Other financial instruments............................                          89                  49              40
- -----------------------------------------------------------------------------------------------------------------------
Total.................................................                          131                 190             (59)
- -----------------------------------------------------------------------------------------------------------------------

 (e) Includes cash and due from banks, interest-earning deposits with banks, customers' acceptance liability, accrued interest and accounts receivable, and other financial assets.
 (f) Includes commercial paper, liability on acceptances, accounts payable and accrued expenses, and other financial liabilities.
 (g) Represents the net unrealized gain associated with risk-adjusting swaps and their related hedges that are entered into to meet longer-term asset and liability management objectives. The net amount is composed of $2.7 billion of gross unrealized gains and $1.9 billion of gross unrealized losses at December 31, 1994. The unrealized gains and losses related to the derivative contracts used to hedge these risk-adjusting swaps, included above, were not material at December 31, 1994. There were no terminations of risk-adjusting swaps during 1994.

The following table summarizes the fair values of all on- and off-balance-sheet financial instruments according to the valuation methods used to determine fair value estimates.

                                                                                                            Off-balance-
                                                                                                                   sheet
                                                               Financial assets       Financial liabilities  instruments
                                                          ---------------------    ------------------------ ------------
                                                          Carrying                    Carrying
In billions: December 31                                     value   Fair value          value  Fair value    Fair value
- ------------------------------------------------------------------------------------------------------------------------
1994
Carried at fair or market value...................         $  80.5      $  80.5        $  36.4     $  36.4             -
Carried at cost:
  Carrying value approximates fair value due
    to short-term nature..........................            52.3         52.3           46.4        46.4             -
  Fair value based on available quoted market
    prices........................................             2.4          2.4            3.0         2.9             -
  Fair value derived using estimation
    techniques....................................            17.0         18.3           58.7        58.6          $0.7
- ------------------------------------------------------------------------------------------------------------------------
                                                             152.2        153.5          144.5       144.3           0.7
- ------------------------------------------------------------------------------------------------------------------------
1993
Carried at fair or market value...................            62.2         62.2           18.2        18.2             -
Carried at cost:
  Carrying value approximates
    fair value due to short-term nature...........            48.1         48.1           48.2        48.2             -
  Fair value based on available quoted
    market prices.................................             1.7          1.8            2.6         2.7             -
  Fair value derived using estimation
    techniques....................................            19.5         21.1           53.1        53.3           1.2
- ------------------------------------------------------------------------------------------------------------------------
                                                             131.5        133.2          122.1       122.4           1.2
- ------------------------------------------------------------------------------------------------------------------------

Carried at fair or market value

Trading account assets and liabilities, including derivatives used for trading purposes, are carried at market value. Debt and marketable equity investment securities are carried at fair value.

Carried at cost: Carrying value approximates fair value due to short-term nature

For short-term balance-sheet instruments without publicly quoted market prices, the carrying value approximates fair value. These balance-sheet instruments include cash and due from banks, certain securities purchased under agreements to resell and federal funds sold, securities borrowed, certain loans, customers' acceptance liability, accrued interest and accounts receivable, certain other financial assets, certain securities sold under agreements to repurchase and federal funds purchased, liability on acceptances, accounts payable and accrued expenses, and certain other financial liabilities. Instruments with a maturity or repricing profile of one year or less are generally classified as short-term.

Carried at cost: Fair value based on available quoted market prices

The fair values of certain loans and other financial assets and certain other financial liabilities were determined based on quoted market prices for the instruments or similar issues in their most active market.

Carried at cost: Fair value derived using estimation techniques

The fair values of most financial instruments without quoted market prices are derived using discount rates that management believes are appropriate. Interest rates derived from prevailing market yield curves, which closely reflect J.P. Morgan's interest-earning deposit and borrowing rates, are used to discount interest-earning deposits, other interest-earning assets, interest-bearing deposits, other borrowings, long-term repurchase agreements, and risk-adjusting swaps. In order to estimate fair values for commercial paper, J.P. Morgan's current commercial paper rates are used; for most long-term debt, J.P. Morgan's current cost of funds for debt with similar terms and remaining maturities is used. Loans are discounted at current market rates that are applicable to loans of similar type, maturity, and credit standing. The fair value of nonaccrual loans is derived using expected cash flows on a discounted basis. For presentation purposes, the allowance for credit losses is classified with the carrying value of loans whose fair value is derived using estimation techniques. Fair values for equity investment securities for which there are no publicly quoted market prices are determined by management based on financial and other available information.

  The fair value related to commitments to extend credit and standby letters of credit and guarantees is derived by comparing the contractual future stream of fees with such fee streams adjusted to reflect current market rates that would be applicable to instruments of similar type, maturity, and credit standing. The fair value of securities lending indemnifications is determined similarly based on fee streams, which are at market rates since most agreements mature in less than 30 days.

10. Loans

Loans at December 31 are summarized in the following table.


In millions                                                                             1994          1993
- ----------------------------------------------------------------------------------------------------------
Loans in offices in the U.S.
Commercial and industrial......................................................     $  3 047      $  3 507
Financial institution:
  Banks........................................................................          458           730
  Other financial institutions.................................................          738         1 457
Collateralized by real estate..................................................          365           411
Other, including U.S. state and political subdivision..........................        1 483         1 928
- ----------------------------------------------------------------------------------------------------------
                                                                                       6 091         8 033
- ----------------------------------------------------------------------------------------------------------
Loans in offices outside the U.S.
Commercial and industrial......................................................        8 451         7 809
Financial institution:
  Banks........................................................................        1 940         1 076
  Other financial institutions.................................................        2 460         3 917
Collateralized by real estate..................................................          329           313
Foreign governments and official institutions..................................          846         1 149
Other..........................................................................        1 963         2 083
- ----------------------------------------------------------------------------------------------------------
                                                                                      15 989        16 347
- ----------------------------------------------------------------------------------------------------------
                                                                                      22 080        24 380
- ----------------------------------------------------------------------------------------------------------

The distribution of total loans at December 31 on the basis of the location of the borrower is presented in the following table.


In millions                                                                            1994           1993
- ----------------------------------------------------------------------------------------------------------
Loans to borrowers in the U.S.
In offices in the U.S..........................................................    $  5 202       $  6 740
In offices outside the U.S.....................................................       5 608          5 604
- ----------------------------------------------------------------------------------------------------------
                                                                                     10 810         12 344
- ----------------------------------------------------------------------------------------------------------
Loans to borrowers outside the U.S.
In offices in the U.S..........................................................         889          1 293
In offices outside the U.S.....................................................      10 381         10 743
- ----------------------------------------------------------------------------------------------------------
                                                                                     11 270         12 036
- ----------------------------------------------------------------------------------------------------------
                                                                                     22 080         24 380
- ----------------------------------------------------------------------------------------------------------

Total nonaccrual loans, net of charge-offs, at December 31 are presented in the following table.

In millions                                                             1994           1993           1992
- ----------------------------------------------------------------------------------------------------------
Commercial and industrial.......................................        $136           $182           $201
Other...........................................................          81             92            152
- ----------------------------------------------------------------------------------------------------------
                                                                         217            274            353
Restructuring countries.........................................           2              8            183
- ----------------------------------------------------------------------------------------------------------
                                                                         219            282            536
- ----------------------------------------------------------------------------------------------------------

An analysis of the effect of nonaccrual loans, net of charge-offs, on interest revenue is presented in the following table.

In millions                                                             1994           1993           1992
- ----------------------------------------------------------------------------------------------------------
Interest revenue that would have been recorded if accruing/(a)/         $ 18           $ 24           $ 47
Less interest revenue recorded:/(b)/
  Related to the current period.................................           5              3             16
  Related to prior periods......................................          39            167             42
- ----------------------------------------------------------------------------------------------------------
Positive impact of nonaccrual loans on interest revenue.........         (26)          (146)           (11)
- ----------------------------------------------------------------------------------------------------------

 (a) Represents $13 million, $14 million, and $24 million from borrowers in the U.S. and $5 million, $10 million, and $23 million from borrowers outside the U.S. in 1994, 1993, and 1992 respectively.
 (b) Represents $4 million, $5 million, and $2 million from borrowers in the U.S. and $40 million, $165 million, and $56 million from borrowers outside the U.S. in 1994, 1993, and 1992 respectively.

11. Allowance for credit losses

An analysis of the allowance for credit losses is presented in the following table.

In millions                                                             1994           1993           1992
- ----------------------------------------------------------------------------------------------------------
Balance, January 1..............................................      $1 157         $1 258         $1 419
- ----------------------------------------------------------------------------------------------------------
Recoveries......................................................          45             60             33
Charge-offs:
  Commercial and industrial.....................................         (37)           (82)          (143)
  Restructuring countries.......................................         (18)           (37)           (48)
  Other.........................................................         (17)           (41)           (56)
- ----------------------------------------------------------------------------------------------------------
Net charge-offs.................................................         (27)          (100)          (214)
Provision for credit losses.....................................           -              -             55
Translation adjustment..........................................           1             (1)            (2)
- ----------------------------------------------------------------------------------------------------------
Balance, December 31............................................       1 131          1 157          1 258
- ----------------------------------------------------------------------------------------------------------

12. Premises and equipment
The components of premises and equipment at December 31 are presented in the following table.

In millions                                                                            1994           1993
- ----------------------------------------------------------------------------------------------------------
Land...........................................................................      $  113         $  113
Buildings......................................................................         934            888
Equipment and furniture........................................................       1 439          1 240
Leasehold improvements.........................................................         337            276
Property under financing obligation:
  Land and building............................................................         460            436
Construction-in-progress.......................................................          35             25
- ----------------------------------------------------------------------------------------------------------
                                                                                      3 318          2 978
Less: accumulated depreciation.................................................       1 302          1 125
- ----------------------------------------------------------------------------------------------------------
                                                                                      2 016          1 853
- ----------------------------------------------------------------------------------------------------------

Depreciation expense was $231 million in 1994, $221 million in 1993, and $205 million in 1992.

   No interest was capitalized in connection with various construction projects in 1994 or 1993.

13. Long-term debt

Long-term debt qualifying as risk-based capital generally must be unsecured and subordinated with an original weighted-average maturity of at least five years. In addition, certain other debt instruments that qualified as capital under previous regulatory capital guidelines also qualify as risk-based capital.

  In order to hedge or modify exposure to interest rate and currency exchange rate movements, J.P. Morgan utilizes derivative instruments, primarily interest rate and currency swaps, in conjunction with some of its debt issues. The effect of these derivative instruments is included in the calculation of the interest expense on the associated debt, and as a result, the effective interest rates on the debt may differ from the coupon rates reflected in the tables below. The interest rates shown for the floating-rate issues are those in effect at December 31, 1994, and in parentheses, at December 31, 1993, excluding the effect of related derivatives, if any. These rates are determined by formulas and may be subject to certain minimum or maximum rates.

  The net proceeds of J.P. Morgan's long-term debt may be used for general corporate purposes or as advances to subsidiaries. J.P. Morgan has the option to redeem certain debt prior to maturity at specified prices.

  Long-term debt qualifying as risk-based capital and other long-term debt at December 31 are presented in the following tables.

Long-term debt qualifying as risk-based capital

                                                                                            Amount outstanding
                                                         Maturity          Interest         ------------------
Dollars in millions                                          date              rate         1994          1993
- --------------------------------------------------------------------------------------------------------------
J.P. Morgan (parent)
Subordinated Japanese yen notes..................            1994                 6%           -       $   179
Subordinated capital notes.......................            1994             8 7/8            -           250
Floating-rate subordinated deutsche mark notes...            1995         5.44 (6.5)     $   258           232
Zero-coupon subordinated notes/(a)/..............            1998              8.66          304           279
Convertible debentures/(b)/......................            1998             4 3/4            2             2
Subordinated notes...............................       1998-2003       8 1/2-9 5/8          449           448
Subordinated notes...............................       1998-2004             7 5/8          717           250
Floating-rate subordinated notes.................       2000-2005  5.37-6.13 (5-5.3)         940           948
Subordinated notes...............................       2002-2009       5 3/4-7 1/4          649           348
Subordinated Italian lira notes..................            2003                 8           79            64
Subordinated Canadian dollar notes...............            2004             6 7/8          180             -

Morgan Guaranty
Subordinated notes...............................            1996             8 1/8          100           100
Subordinated notes...............................            2002             7 3/8          199           199
- --------------------------------------------------------------------------------------------------------------
                                                                                           3 877         3 299
Less: amortization for risk-based capital
  purposes/(c)/..................................                                           (680)         (840)
- --------------------------------------------------------------------------------------------------------------
Total long-term debt qualifying as risk-based
  capital........................................                                          3 197         2 459
- --------------------------------------------------------------------------------------------------------------

 (a) The principal amount of these notes is $400 million. The rate shown for these notes, which do not bear interest, represents a level yield to maturity. The carrying value increases as the discount on the notes is accreted to interest expense.
 (b) At December 31, 1994, these debentures were convertible into 96,400 shares of J.P. Morgan common stock at $20 per share.
 (c) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.

Long-term debt not qualifying as risk-based capital

                                                                                              Amount outstanding
                                                         Maturity              Interest       -----------------
Dollars in millions                                          date                  rate        1994        1993
- ---------------------------------------------------------------------------------------------------------------
J.P. Morgan (parent)
Notes............................................            1995                 5 3/8%    $   250     $   250
Notes............................................            1997                 6 1/2         303           -
Deutsche mark notes..............................            1998                 7 1/4         165           -
Swiss franc notes................................            1999                     5         116           -
Notes, Series B-E/(a)/...........................       2008-2009                   7.7         425         425
Convertible mortgage loan/(b)/...................            2018                 7 1/2         407         409

Morgan Guaranty
Mortgages payable................................       1994-1996               various           3          11
Zero-coupon notes/(c)/...........................       1995-1996   3.88-4.87(3.30-4.87)         45          64
Zero-coupon notes/(c)/...........................       1995-1997             5.09-6.39          52           -
Notes............................................       1995-1996              7-11 3/8         294           -
Floating-rate notes..............................            1996                  6.98         200           -
Floating-rate deutsche mark notes................       1996-1997        5.48-5.75(6.43)         23          14
Italian lira notes...............................            1997                11 3/8         108           -
Floating-rate notes..............................            1999                   5.5         200           -
Notes/(d)/.......................................            2001                  6.06          25           -
British pound financing obligation/(e)/..........               -                     -         309         303

J.P. Morgan Delaware
Floating-rate notes..............................            1994              (3.2-3.9)          -         501
- ---------------------------------------------------------------------------------------------------------------
                                                                                              2 925       1 977
Add: amortization for risk-based capital
  purposes/(f)/..................................                                               680         840
Total long-term debt not qualifying as
  risk-based capital.............................                                             3 605       2 817

- ---------------------------------------------------------------------------------------------------------------

 (a) The interest rates on these notes will be reset during 1998 for the following 10-year term at a rate based on the interest rate for 10-year U.S. Treasury securities at that time.
 (b) Interest on the notes increases 1/2% every four years from 7%, as set in 1988, to 9% in 2004. After 2008 the rate will be fixed based upon the interest rate for 10-year U.S. Treasury securities at that time. Beginning in 2008 the loan may be converted, at the option of the lender, into a 49% interest in the J.P. Morgan building at 60 Wall Street. If the loan is converted, J.P. Morgan will have the option to lease the property for seven 10-year terms. J.P. Morgan has the right to prepay the debt if the lender does not exercise the conversion option. The loan is collateralized by the 60 Wall Street building owned by Morgan Guaranty.
 (c) The rates shown for these notes, which do not bear interest, represent a level yield to maturity.
 (d) The interest rate on these notes will be reset during 1997 to 5.775% for the following four-year term.
 (e) Represents the sale of a 52.5% interest in J.P. Morgan's office building complex in London. The transaction is treated as a financing obligation. The financing obligation is being amortized over a 25-year period, corresponding with J.P. Morgan's initial lease term for the entire complex. J.P. Morgan has renewal options to lease this space for an additional 50 years. The lease contains escalation clauses under which rental payments will be redetermined every five years, beginning after year 15. Interest on the financing obligation is imputed annually at an effective rate that varies depending on then-current rental rates in the London real estate market.

      The aggregate amounts of minimum cash payments (at the December 31, 1994, exchange rate) to be applied to the financing obligation for each of the five years subsequent to December 31, 1994, and thereafter are presented in the following table.

      In millions
      --------------------------------------------------------------------------
      1995........................................................         $  22
      1996........................................................            24
      1997........................................................            24
      1998........................................................            24
      1999........................................................            24
      2000 and later..............................................           307
      --------------------------------------------------------------------------
      Total cash payments.........................................           425
      Less: interest..............................................           116
      --------------------------------------------------------------------------
      Balance outstanding at December 31, 1994....................           309
      --------------------------------------------------------------------------

      (f) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.

Maturities

The aggregate amounts of maturities and announced redemptions for the five years subsequent to December 31, 1994, excluding the British pound financing obligation noted above, are $558 million (1995), $655 million (1996), $426 million (1997), $1,113 million (1998), and $315 million (1999).

14. Income taxes

J.P. Morgan and eligible subsidiaries file a consolidated U.S. federal income tax return. The current and deferred portions of income tax expense included in the consolidated statement of income, excluding the cumulative effects of adopting SFAS No. 106 and SFAS No. 109 in 1993 and 1992 respectively are presented in the following table.

In millions                            1994                      1993                      1992
- --------------------------------------------------------------------------------------------------------
Income tax expense
  (benefit)                   Current Deferred Total    Current Deferred Total    Current Deferred Total
                              --------------------------------------------------------------------------
U.S........................      $161     $ 91  $252     $  289    $  44  $333       $149    $ 152  $301
Foreign....................       243       16   259        567     (106)  461        397     (185)  212
State and local............       115      (16)   99        196      (22)  174        116      (10)  106
- --------------------------------------------------------------------------------------------------------
                                  519       91   610      1 052      (84)  968        662      (43)  619
- --------------------------------------------------------------------------------------------------------

The income tax expense related to net investment securities gains, included in Income taxes, was $50 million in 1994, $132 million in 1993, and $155 million in 1992.

  Deferred tax assets and liabilities at December 31, 1994, 1993, and 1992, resulted from the items listed in the following table.


In millions                                                           1994           1993           1992
- --------------------------------------------------------------------------------------------------------
Deferred tax assets
Allowance for credit losses.....................................   $   444        $   454        $   485
Compensation and benefits.......................................       454            390            172
Foreign operations..............................................        88             85             92
Debt investment securities......................................         -              -             64
Write-down of equity investment securities......................        52             53             50
Other...........................................................       129            172            175
- --------------------------------------------------------------------------------------------------------
Total deferred tax assets before valuation allowance............     1 167          1 154          1 038
Less: valuation allowance/(a)/..................................       140            150            165
- --------------------------------------------------------------------------------------------------------
Total deferred tax assets.......................................     1 027          1 004            873
- --------------------------------------------------------------------------------------------------------
Deferred tax liabilities
Gains on debt and equity investment securities..................       342            724              -
Lease financing transactions....................................       120            114            113
Interest rate and currency swaps................................        99            129            106
Unremitted earnings.............................................        67             49             58
Depreciation....................................................        44             47             57
Other...........................................................       219            120            190
- --------------------------------------------------------------------------------------------------------
Total deferred tax liabilities..................................       891          1 183            524
- --------------------------------------------------------------------------------------------------------

 (a) The valuation allowance is primarily related to the ability to recognize tax benefits associated with foreign operations.

J.P. Morgan recorded a deferred income tax liability of $274 million and $724 million at December 31, 1994 and 1993, respectively related to the net unrealized gains on investment securities classified as available for sale under SFAS No. 115.

A reconciliation of the difference between the expected U.S. statutory income tax rate and J.P. Morgan's effective income tax rate, excluding the cumulative effects of adopting SFAS No. 106 and SFAS No. 109 in 1993 and 1992 respectively is shown in the following table.

% of pretax income                                                                   1994           1993           1992
- ------------------------------------------------------------------------------------------------------------------------
U.S. statutory tax rate....................................................          35.0%          35.0%          34.0%
Increase (decrease) due to:
  State and local taxes, net of U.S. income tax effects....................           3.5            4.2            4.0
  Tax-exempt income from investments and loans, net of
    related disallowed interest expense....................................          (3.7)          (3.0)          (5.4)
  Other....................................................................          (1.4)          (0.2)           2.8
- ------------------------------------------------------------------------------------------------------------------------
Effective tax rate.........................................................          33.4           36.0           35.4
- ------------------------------------------------------------------------------------------------------------------------

Pretax income

The following table presents Income before income taxes and cumulative effects of accounting changes reported by location of office. This presentation differs from the basis of disclosure of U.S., foreign, and state and local tax expense above and from the basis of disclosure of U.S.-related and foreign-country-related income in Note 22 to the financial statements, U.S.-related and foreign-country-related operations.

In millions                                                                          1994           1993           1992
- ------------------------------------------------------------------------------------------------------------------------
Offices in the U.S.........................................................        $  908         $  227         $  198
Offices outside the U.S....................................................           917          2 464          1 551
- ------------------------------------------------------------------------------------------------------------------------
                                                                                    1 825          2 691          1 749
- ------------------------------------------------------------------------------------------------------------------------

15. Preferred stock

Total authorized shares of preferred stock are 10,000,000. J.P. Morgan may redeem the outstanding preferred stock, in whole or in part, at its option, for the stated value plus accrued and unpaid dividends. All preferred stock has a dividend preference as well as a liquidation preference and is generally nonvoting. Preferred stock outstanding at December 31 is presented in the following table.

                                                                     Authorized, issued,            Dividend rate/(a)/
                                                                  and outstanding shares          ----------------------
                                                                           1994 and 1993           1994            1993
- ------------------------------------------------------------------------------------------------------------------------
Adjustable Rate Cumulative Preferred Stock,
  Series A (stated value: $100 per share)..................................    2 444 300           5.00%           5.00%
Variable Cumulative Preferred Stock, Series
  B, C, D, E, and F (authorized, issued, and
  outstanding: 50 000 shares each series;
  stated value: $1 000 per share)..........................................      250 000      4.30-4.80       2.45-2.65
- ------------------------------------------------------------------------------------------------------------------------

 (a) Series A: The quarterly dividend rate is determined by a formula based on the interest rates of certain actively traded U.S. Treasury obligations. The quarterly rate in no event will be less than 5.00% or greater than 11.50% per annum. The Series A preferred stock qualifies as Tier 1 capital. Series B, C, D, E, and F: Dividend rates for each series are determined periodically either by auction or remarketing. The dividend rates may not exceed certain maximums that are 110% to 200% of various market interest rates, depending on the prevailing rating of the stock at the dividend determination dates and the duration of the then-current dividend periods. The dividend periods may vary from one day to 30 years, depending on the dividend determination method used. During 1994 and 1993, J.P. Morgan reset the dividend rates approximately every 49 days. The dividend rates stated above represent the range of those in effect at year-end. These series of preferred stock qualify as Tier 2 capital.

16. Pension benefits

Pension plans are in effect for substantially all regular employees of J.P. Morgan. J.P. Morgan's pension plans are generally noncontributory defined benefit plans. The plans' pension benefits are generally based on age and years of credited service and a percentage of qualifying compensation during the final years of employment.

   J.P. Morgan's policy generally has been to contribute currently the accrued costs of its funded pension plans. The principal U.S. plan continues to meet legal funding requirements. Contributions to that plan were $63 million in 1994, and no contributions were made in 1993 and 1992. The accrued costs of certain other pension plans are not contributed currently, since contributions to these unfunded plans are not tax deductible.

   For J.P. Morgan's domestic and foreign funded plans, the value of plan assets exceeded accumulated benefits at September 30, 1994 and 1993 (the dates of the actuarial valuations). The following table presents information related to these plans, including the amounts recorded on the consolidated balance sheet.

In millions                                                                                         1994           1993
- ------------------------------------------------------------------------------------------------------------------------
Plan assets/(a)/........................................................................          $1 029           $953
Less: accumulated benefits earned prior to valuation date/(b)/
   Vested...............................................................................             699            770
   Nonvested............................................................................              19             24
- ------------------------------------------------------------------------------------------------------------------------
   Accumulated benefit obligation/(b)/..................................................             718            794
- ------------------------------------------------------------------------------------------------------------------------
Funded status of accumulated benefit obligation.........................................             311            159
Less: additional benefits based on estimated future salary levels/(b)/..................             222            235
- ------------------------------------------------------------------------------------------------------------------------
Funded status of projected benefit obligation/(c)/......................................              89            (76)
Amounts available to increase (reduce) future pension expense:
   Unamortized balance of the initial transition amount/(d)/............................             (49)           (57)
   Cumulative net actuarial loss (gain), including deferred investment results/(e)/.....             (34)           102
   Costs of retroactive benefits granted by plan amendments.............................              28             29
- ------------------------------------------------------------------------------------------------------------------------
   Net amounts available to increase (decrease) expense in future periods...............             (55)            74
- ------------------------------------------------------------------------------------------------------------------------
Net prepaid (accrued) pension cost recorded on the consolidated balance sheet...........              34             (2)
- ------------------------------------------------------------------------------------------------------------------------

(a) Plan assets, which are at fair value, are managed by a trustee and are generally invested in fixed income securities, listed stocks, and commingled pension trust funds.
(b) Expressed as the actuarial present value.
(c) The projected benefit obligation, which equals the sum of the accumulated benefit obligation and additional benefits based on estimated future salary levels, was $940 million and $1,029 million at September 30, 1994 and 1993, respectively.
(d) To be recognized ratably as a reduction of pension expense through 1999.
(e) Actuarial gains and losses result from experience that differs from that assumed or from a change in an actuarial assumption.

Obligations related to unfunded pension plans are recorded as a liability on the consolidated balance sheet. At December 31, 1994 and 1993, such obligations were $102 million and $91 million respectively.

  The following table presents the components of 1994, 1993, and 1992 pension expense for all defined benefit pension plans. The pension expense related to defined contribution pension plans continues to be immaterial.

In millions                                                                          1994           1993          1992
- -----------------------------------------------------------------------------------------------------------------------
Cost of benefits earned during the period................................            $ 67           $ 51          $ 53
Interest cost on the projected benefit obligation........................              81             75            74
Assumed return on all pension plan assets/(a)/...........................             (89)           (87)          (84)
Amortization, primarily of the initial transition amount.................              (3)            (5)           (7)
- -----------------------------------------------------------------------------------------------------------------------
Pension expense reflected in Employee compensation and benefits..........              56             34            36
- -----------------------------------------------------------------------------------------------------------------------

(a) For the 12-month periods ended September 30, 1994, 1993, and 1992, the actual returns on plan assets were $33 million, $155 million, and $50 million respectively. The differences between the actual and assumed amounts have been deferred.

The following table presents weighted-average actuarial assumptions used to calculate the projected benefit obligation and pension expense. Assumptions at September 30 are used to calculate the projected benefit obligation as of that date and determine the pension expense for the following fiscal year.

                                                                                     1994           1993          1992
- -----------------------------------------------------------------------------------------------------------------------
Assumptions at September 30:
  Assumed rate of return.................................................             9.5%           9.5%         10.4%
  Future annual compensation increases...................................             6.0            5.0           5.6
  Discount rate..........................................................             8.3            7.0           8.0
- -----------------------------------------------------------------------------------------------------------------------
Pension expense for the year ended December 31:
  Assumed rate of return.................................................             9.5%          10.4%         10.3%
  Future annual compensation increases...................................             5.0            5.6           6.0
  Discount rate..........................................................             7.0            8.0           8.0
- -----------------------------------------------------------------------------------------------------------------------

17. Postretirement benefits other than pensions

U.S. employees who were hired before February 1, 1989, and who have completed ten years of continuous service with J.P. Morgan may be eligible for pensioner health care and life insurance coverage when they retire, although J.P. Morgan has no contractual obligation to provide this coverage. Eligible employees retiring after July 1, 1992, will absorb a greater proportion of the cost of health care than those who retired on or before July 1, 1992. U.S. employees hired on or after February 1, 1989, are not eligible for pensioner health care coverage but may be eligible for limited life insurance coverage when they retire. Postretirement benefit eligibility requirements for non-U.S. employees vary from country to country.

  Effective November 21, 1994, J.P. Morgan began to fund its postretirement benefit obligations through the purchase of corporate owned life insurance
(COLI) on the lives of eligible employees and retirees. Assets attributable to the COLI policy are held in a separate account at the insurance company, and the cash value of the policy is invested by the insurance company in equity securities and/or bonds or other debt instruments. The COLI policy is owned by J.P. Morgan; however, the COLI proceeds (i.e., death benefits, withdrawals, and other distributions) are segregated and restricted to reimbursing J.P. Morgan for its net postretirement benefit claim payments and related administrative expenses.

  The following table reconciles the actuarial present value of J.P. Morgan's accumulated postretirement benefit obligation (APBO) relating to health care and life insurance at September 30, the date of the actuarial valuation, to the amount recorded on the consolidated balance sheet at December 31.

In millions                                                                                     1994           1993
- --------------------------------------------------------------------------------------------------------------------
Actuarial present value of APBO:
  Retirees.....................................................................                 $ 87           $ 96
  Fully eligible active participants...........................................                   22             26
  Other active participants....................................................                   90            128
- --------------------------------------------------------------------------------------------------------------------
Total APBO at September 30.....................................................                  199            250
Deferred cumulative net actuarial gain (loss)/(a)/.............................                   58            (14)
Fair value of COLI policy......................................................                  (40)            --
- --------------------------------------------------------------------------------------------------------------------
Net accrued postretirement benefit liability recorded on the consolidated balance sheet          217            236
- --------------------------------------------------------------------------------------------------------------------

(a) Actuarial gains and losses result from experience that differs from that assumed or from a change in an actuarial assumption.

The following table presents the components of 1994 and 1993 postretirement benefit expense.

In millions                                                                                     1994           1993
- --------------------------------------------------------------------------------------------------------------------
Cost of benefits earned during the period......................................                 $  9           $  8
Interest cost on APBO..........................................................                   18             18
- --------------------------------------------------------------------------------------------------------------------
Expense reflected in Employee compensation and benefits........................                   27             26
Transition obligation, recorded on January 1, 1993,
  as a one-time cumulative nonoperating charge.................................                   --            211
- --------------------------------------------------------------------------------------------------------------------
Total postretirement benefit expense...........................................                   27            237
- --------------------------------------------------------------------------------------------------------------------

The following table presents actuarial assumptions used to calculate the APBO and postretirement benefit expense. Assumptions at September 30 are used to calculate the APBO as of that date and determine postretirement benefit expense for the following fiscal year.

                                                                                                1994           1993
- --------------------------------------------------------------------------------------------------------------------
Assumptions at September 30:
  Assumed rate of return..........................................................               9.0%            --
  Future annual compensation increases, affecting the APBO for
    pensioner life insurance only.................................................               5.5            4.5%
  Health-care cost trend rate:
    First year....................................................................              15.0           15.5
    Ultimate rate after gradual decreases for 15 years............................               5.5            5.5
  Discount rate...................................................................               8.5            7.0
- --------------------------------------------------------------------------------------------------------------------

If the assumed health-care cost trend rate were increased one percentage point in each future year, annual postretirement benefit expense would have increased by $3 million in 1994 and 1993. In addition, the APBO as of September 30 would have increased by $20 million and $25 million for 1994 and 1993 respectively.

18. Stock options and awards

Common stock

J.P. Morgan's stock option and award plans provide for the issuance of stock-related awards to key employees, such as stock options, stock appreciation rights, restricted stock awards, stock bonus awards and stock unit awards. To satisfy awards granted under the plans, common stock may be made available from J.P. Morgan's authorized but unissued shares. Shares may also be purchased on the open market at various times during the year. Shares available for future grant under the plans totaled 7,902,928 at December 31, 1994.

  In 1993, J.P. Morgan reclassified its accumulated obligations under various stock award plans from accounts payable and accrued expenses to stockholders' equity. At year-end 1993, the reclassification resulted in a $253 million increase to equity capital. This reclassification more appropriately reflects the firm's obligation to settle these awards by issuing its common stock.

Stock options:

Stock options are issued at prices not less than the fair market value on the date of grant. Stock options are generally exercisable commencing one or two years following the date of grant and in no event later than ten years from the date of grant. The following is a summary of options transactions during 1994, 1993, and 1992.

                                                                                    Shares under             Option price
                                                                                          option             per share
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991................................................            13 105 484      $13 5/16 to 45 1/8
   Granted................................................................             4 368 000       66 1/8
   Exercised..............................................................            (2 150 084)      13 5/16 to 45 1/8
   Canceled...............................................................               (80 100)
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992................................................            15 243 300       17 15/16 to 66 1/8
   Granted................................................................             4 531 750       60 3/4
   Exercised..............................................................            (2 011 346)      17 15/16 to 66 1/8
   Canceled...............................................................              (230 750)
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993................................................            17 532 954       17 15/16 to 66 1/8
   Granted................................................................             4 541 600       71
   Exercised..............................................................              (946 955)      17 15/16 to 66 1/8
   Canceled...............................................................              (402 579)
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994................................................            20 725 020       24 3/32 to 71
- -------------------------------------------------------------------------------------------------------------------------
Exercisable at December 31,
   1992...................................................................            10 940 800       17 15/16 to 45 1/8
   1993...................................................................            11 048 204       17 15/16 to 66 1/8
   1994...................................................................            14 229 295       24 3/32 to 66 1/8
- -------------------------------------------------------------------------------------------------------------------------

In January 1995, J.P. Morgan granted 5,961,952 options at an option price of $60.50.

Restricted stock, stock bonus, and stock unit awards:

Restricted stock is awarded in the form of share credits, each of which is equivalent to one share of J.P. Morgan common stock. Restricted stock awards generally become fully vested on the fifth anniversary of the date of the award. Payment of the award may be made to the participant as soon as practicable after the award has become vested, but may be deferred at the discretion of a committee of the Board of Directors administering the plans. At December 31, 1994, 1993, and 1992, total share credits representing previously granted restricted stock awards, including share credits attributable to dividend equivalents, were 2,146,629 credits, 1,524,733 credits, and 1,235,049 credits respectively. In January 1995, 457,509 share credits representing restricted stock awards were granted.

  Stock bonus awards are substantially similar to restricted stock awards, except that stock bonus awards generally become vested on the third anniversary of the date of the award. Payment of stock bonus awards may be made to the participant as soon as practicable after the award has become vested, but may be deferred at the discretion of a committee of the Board of Directors administering the plans. At December 31, 1994, 1993, and 1992, total share credits representing previously granted stock bonus awards, including share credits attributable to dividend equivalents, were 1,573,006 credits, 871,292 credits, and 448,381 credits respectively. In January 1995, 1,175,221 share credits representing stock bonus awards were granted.

  Stock unit awards are substantially similar to restricted stock and stock bonus awards, except the value of a stock unit award will never exceed (but may be less than) the dollar value of the initial award. Stock unit awards generally become fully vested on either the third or fifth anniversary of the date of the award. At December 31, 1994, no stock unit awards had been granted. In January 1995, 52,323 stock unit awards were granted.

Redeemable preferred stock

J.P. Morgan may award redeemable preferred stock to certain employees. The redeemable preferred stock is redeemable at any time by the stockholder. J.P. Morgan may also call the outstanding redeemable preferred stock, in whole, upon 30 days' notice after 60 days from issuance. At December 31, 1994, approximately 1 million shares of the redeemable preferred stock had been authorized, and there were no shares issued or outstanding. In January 1995, shares of this stock were awarded to employees, and substantially all of these shares have been redeemed by those employees.

19. Earnings per common share

In the calculation of primary and fully diluted earnings per common share, net income is adjusted by adding back to net income the interest expense on convertible debentures and the expense related to dividend equivalents on certain deferred incentive compensation awards, net of the related income tax effects, and deducting the preferred stock dividends.

  Primary and fully diluted earnings per common share in 1994, 1993, and 1992 are computed by dividing income components by the weighted-average number of common and common equivalent shares outstanding during the year.

  For the primary earnings per share calculation, the weighted-average number of common and common equivalent shares outstanding includes the average number of shares of common stock outstanding, the average number of shares issuable upon conversion of convertible debentures, and the average number of shares issuable under employee benefit plans that have a dilutive effect.

  The weighted-average number of common and common equivalent shares outstanding, assuming full dilution, includes the average number of shares of common stock outstanding, the average number of shares issuable upon conversion of convertible debentures, and the average number of shares issuable under various employee benefit plans. The maximum dilutive effect is computed using the period-end market price of J.P. Morgan common stock, if it is higher than the average market price used in calculating primary earnings per share.

Dollars in millions                                                                   1994           1993           1992
- -------------------------------------------------------------------------------------------------------------------------
Adjusted income before cumulative
  effects of accounting changes..........................................           $1 198         $1 705         $1 115
Cumulative effect of change in method of accounting for
  postretirement benefits, net of related income taxes...................               --           (137)            --
Cumulative effect of change in method of accounting for
  income taxes...........................................................               --             --            452
Adjusted net income......................................................            1 198          1 568          1 567
Primary earnings per share:
   Weighted-average number of common and common
     equivalent shares outstanding.......................................      199 056 561    201 073 125    197 233 938
Fully diluted earnings per share:
   Weighted-average number of common and common
     equivalent shares outstanding, assuming full dilution...............      199 056 809    201 116 329    197 795 009
- -------------------------------------------------------------------------------------------------------------------------

20. Commitments and contingent liabilities

Excluding mortgaged properties, assets carried at approximately $49.5 billion and approximately $37.5 billion in the consolidated balance sheet at December 31, 1994 and 1993, respectively were pledged as collateral for borrowings, to qualify for fiduciary powers, to secure public monies as required by law, and for other purposes.

  In compliance with rules and regulations established by various domestic and foreign regulators, cash of $113 million and $68 million and securities with a market value of $1,024 million and $609 million were segregated in special bank accounts for the benefit of securities and futures brokerage customers at December 31, 1994 and 1993, respectively.

  Operating expenses include net rentals of $94 million in 1994, $83 million in 1993, and $75 million in 1992. Minimum rental commitments on noncancellable leases for premises and equipment are $1,147 million in the aggregate, and for each of the five years subsequent to December 31, 1994, are $118 million (1995), $104 million (1996), $91 million (1997), $84 million (1998), and $64 million
(1999). Certain leases contain renewal options and escalation clauses.

  In the ordinary course of business, J.P. Morgan guarantees the performance of certain obligations of certain subsidiaries and affiliates. It is not anticipated that these agreements will have a material effect on the results of operations of J.P. Morgan.

  Various legal actions and proceedings are pending against or involve J.P. Morgan and its subsidiaries. Management, after reviewing with counsel all actions and proceedings pending against or involving J.P. Morgan and its subsidiaries, considers that the aggregate liability or loss, if any, resulting from them will not be material.

21. Concentrations of financial instruments

J.P. Morgan's clients and other counterparties to the company's on- and off-balance-sheet financial instruments operate in diverse industries of the world economy, most significantly in the United States and Europe, and include nonbank financial institutions, governments, and banks.

  Summarized in the following tables are the amounts of credit exposure associated with the company's on- and off-balance-sheet financial instruments allocated to the industries and geographic areas of the ultimate obligors at December 31, 1994 and 1993. The unrealized gains included below have been reduced for the effects of master netting agreements. The amounts below do not consider $87.5 billion and $80.8 billion of cash and marketable security collateral at December 31, 1994 and 1993, respectively related mainly to loans, resale agreements, securities lending indemnifications, and amounts receivable for securities sold not yet settled, that are available to J.P. Morgan to limit these credit exposures.

                                                    Nonbank
                                                  financial        Govern-
In billions: December 31                      institutions/(a)/     ments          Banks      All other           Total
- ------------------------------------------------------------------------------------------------------------------------
1994
On-balance-sheet:
U.S........................................          $18.2          $31.9          $13.1          $19.3          $ 82.5
Europe/(b)/................................            8.8           18.8           13.4            6.9            47.9
Asia and Pacific...........................            2.4            3.2            4.1            2.1            11.8
Western hemisphere, excluding U.S..........            1.2            5.8            2.0            2.8            11.8
- ------------------------------------------------------------------------------------------------------------------------
Total on-balance-sheet credit exposure.....           30.6           59.7           32.6           31.1           154.0/(c)/ /(d)/
- ------------------------------------------------------------------------------------------------------------------------
Off-balance-sheet:
U.S........................................           33.8            2.3            3.9           28.7            68.7
Europe/(b)/................................           10.6            4.0            6.1            5.2            25.9
Asia and Pacific...........................            3.0            2.6            0.8            0.5             6.9
Western hemisphere, excluding U.S..........            1.1            0.5            1.0            0.6             3.2
- ------------------------------------------------------------------------------------------------------------------------
Total off-balance-sheet credit exposure ...           48.5            9.4           11.8           35.0           104.7
- ------------------------------------------------------------------------------------------------------------------------
Total credit exposure......................           79.1           69.1           44.4           66.1/(e)/      258.7
- ------------------------------------------------------------------------------------------------------------------------
Cash and marketable security
  collateral...............................           56.2            4.5           21.8            5.0            87.5
- ------------------------------------------------------------------------------------------------------------------------

1993
On-balance-sheet:
U.S........................................           21.1           24.9           13.8           15.6            75.4
Europe/(b)/................................            8.9           20.8            7.3            8.9            45.9
Asia and Pacific...........................            0.6            2.1            2.1            1.4             6.2
Western hemisphere, excluding U.S..........            1.9            1.8            0.7            1.3             5.7
- ------------------------------------------------------------------------------------------------------------------------
Total on-balance-sheet credit exposure.....           32.5           49.6           23.9           27.2           133.2/(c)/
- ------------------------------------------------------------------------------------------------------------------------
Off-balance-sheet:
U.S........................................           29.9            4.1            3.4           26.5            63.9
Europe/(b)/................................           12.1            3.0           11.7            6.4            33.2
Asia and Pacific...........................            1.1            0.8            4.0            1.1             7.0
Western hemisphere, excluding U.S..........            1.4            0.7            1.0            0.2             3.3
- ------------------------------------------------------------------------------------------------------------------------
Total off-balance-sheet credit exposure....           44.5            8.6           20.1           34.2           107.4
- ------------------------------------------------------------------------------------------------------------------------
Total credit exposure......................           77.0           58.2           44.0           61.4/(e)/      240.6
- ------------------------------------------------------------------------------------------------------------------------
Cash and marketable security
  collateral...............................           54.1            3.1           19.3            4.3            80.8
- ------------------------------------------------------------------------------------------------------------------------

(a) Nonbank financial institutions include securities firms, insurance companies, and investment companies.
(b) Includes Middle East and Africa.
(c) On-balance-sheet items without credit exposure totaled $0.9 billion and $0.7 billion in 1994 and 1993 respectively.
(d) For the twelve months ended December 31, 1994, on-balance-sheet credit exposure includes the impact of adopting FIN No. 39.
(e) No single industry in this category exceeded $7 billion and $6 billion at December 31, 1994 and 1993, respectively.

22. U.S.-related and foreign-country-related operations

For reporting purposes only, operations of J.P. Morgan are divided into components identified as "U.S.-related" and "foreign-country-related." Management believes that the methodology used to allocate J.P. Morgan's results between foreign and domestic sources, while inexact, is an appropriate one.

Assets

Assets are distributed on the basis of the location of the borrower or obligor, with the exception of interest-earning deposits with banks, which are distributed based on the location of the institution receiving the deposit, and trading account assets, premises and equipment, accrued interest and accounts receivable, and other assets, which are distributed based on the location of the office recording the asset.

  Assets at December 31 were distributed among geographic regions as shown in the table below.

Dollars in millions, % of total assets                  1994                      1993                     1992
- -----------------------------------------------------------------          -----------------        -----------------
Europe/(a)/.............................         $ 63 939     41%          $ 48 248      36%        $ 33 488      33%
Western hemisphere, excluding U.S.......            6 914      5              6 416       5            5 062       5
Asia and Pacific........................            5 840      4              5 888       4            4 615       4
- ---------------------------------------------------------------------------------------------------------------------
Total foreign-country-related assets....           76 693     50             60 552      45           43 165      42
Total U.S.-related assets...............           78 224     50             73 336      55           60 032      58
- ---------------------------------------------------------------------------------------------------------------------
Consolidated total assets...............          154 917    100            133 888     100          103 197     100
- ---------------------------------------------------------------------------------------------------------------------

(a) Includes Middle East and Africa.

Revenues and expenses

Because the operations of J.P. Morgan are highly integrated, an identification of revenues and expenses as U.S.-related or foreign-country-related necessarily involves estimates and assumptions. Interest revenue is distributed according to the location of the borrower from whom the revenue is earned, except for interest on trading-related assets and other interest-earning assets, which is distributed based on the location of the office recording the assets. Interest expense is allocated based on the distribution of interest revenue. The benefit of capital is allocated based on the proportion of average assets attributed to each geographic region. Noninterest revenue is generally distributed based on the location of the office recording the revenue. Allocations are made of expenses incurred in one component of operations on behalf of another, and adjustments are made for differences between U.S. and foreign-country income tax rates.

  The provision for credit losses is allocated primarily on the basis of changes in the respective portions of the allowance for credit losses that could be considered as U.S.-related or foreign-country-related based on the location of the borrower.

  On the basis described above, the respective contributions of U.S.-related and foreign-country-related operations to the results of J.P. Morgan in 1994, 1993, and 1992 are estimated in the following table.

                                                                  Western
                                                                     hemi-                   Total
                                                                   sphere,        Asia     foreign-      Total
                                                                excluding          and     country-       U.S.-   Consoli-
In millions                                         Europe/(a)/       U.S.     Pacific     related     related      dated
- --------------------------------------------------------------------------------------------------------------------------
1994
Total revenues..............................        $4 432           $381         $617      $5 430      $6 485    $11 915
Total expenses..............................         3 542            354          664       4 560       5 530     10 090
Income (loss) before income taxes...........           890             27          (47)        870         955      1 825
Income tax expense (benefit)................           355             11          (19)        347         263        610
Net income (loss)...........................           535             16          (28)        523         692      1 215
- --------------------------------------------------------------------------------------------------------------------------
1993
Total revenues..............................         5 042            570          643       6 255       5 686     11 941
Total expenses..............................         3 380            338          568       4 286       4 964      9 250
Income before income taxes and
  cumulative effect of
  accounting change.........................         1 662            232           75       1 969         722      2 691
Income tax expense..........................           657             92           29         778         190        968
Income before cumulative effect of
  accounting change.........................         1 005            140           46       1 191         532      1 723
Cumulative effect of accounting
  change....................................            --             --           --          --        (137)      (137)
Net income..................................         1 005            140           46       1 191         395      1 586
- --------------------------------------------------------------------------------------------------------------------------
1992
Total revenues..............................         4 003            627          550       5 180       5 051     10 231
Total expenses..............................         2 921            406          486       3 813       4 669      8 482
Income before income taxes and
  cumulative effect of
  accounting change.........................         1 082            221           64       1 367         382      1 749
Income tax expense..........................           454             93           27         574          45        619
Income before cumulative effect of
  accounting change.........................           628            128           37         793         337      1 130
Cumulative effect of accounting
  change....................................           331             68           20         419          33        452
Net income..................................           959            196           57       1 212         370      1 582
- --------------------------------------------------------------------------------------------------------------------------

(a) Includes Middle East and Africa.

In these years, the only foreign country estimated to have accounted for 10% or more of total revenues was the United Kingdom (16% in 1994, and 17% in 1993 and 1992).

23. Condensed financial statements of J.P. Morgan (parent)

Presented below are the condensed statement of income, balance sheet, and statement of cash flows for J.P. Morgan & Co. Incorporated, the parent company.

Statement of income
J.P. Morgan (parent)

In millions                                                                          1994           1993          1992
- -----------------------------------------------------------------------------------------------------------------------
Revenue
Equity in undistributed earnings of subsidiaries.......................            $  (82)        $1 224        $  760
Dividends from subsidiaries:
  Banks................................................................               725            276           630
  Other................................................................               593             60           195
- -----------------------------------------------------------------------------------------------------------------------
Total equity in earnings of subsidiaries/(a)(b)/.......................             1 236          1 560         1 585
Interest from subsidiaries.............................................               423            312           396
Other interest revenue.................................................                27             18            --
Corporate finance revenue allocations from subsidiaries................                59             74            28
Service fees from subsidiaries.........................................                87             27            12
Net investment securities gains (losses)...............................               (29)             4            --
Other revenue (includes gains of $24 in 1993 from the early
  extinguishment of notes advanced to a subsidiary bank)...............                17             28            --
- -----------------------------------------------------------------------------------------------------------------------
Total revenue..........................................................             1 820          2 023         2 021
- -----------------------------------------------------------------------------------------------------------------------
Expenses
Interest (includes $16 in 1994, $6 in 1993, and $2 in 1992
  to subsidiaries).....................................................               446            307           401
Employee compensation and benefits.....................................               103             72            21
Other..................................................................                56             33            14
- -----------------------------------------------------------------------------------------------------------------------
Total expenses.........................................................               605            412           436
- -----------------------------------------------------------------------------------------------------------------------
Income before income taxes.............................................             1 215          1 611         1 585
Income taxes...........................................................                --             25             3
- -----------------------------------------------------------------------------------------------------------------------
Net income.............................................................             1 215          1 586         1 582
- -----------------------------------------------------------------------------------------------------------------------

(a) The 1993 amount includes the $137 million cost representing the cumulative effect of the change in method of accounting for postretirement benefits.
(b) The 1992 amount includes the $452 million cumulative effect of the change in method of accounting for income taxes.

    Certain prior-year amounts have been reclassified to conform with 1994 classifications.

Balance sheet
J.P. Morgan (parent)

                                                                                                       December 31
                                                                                                 -----------------------
In millions                                                                                         1994           1993
- ------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning deposits with subsidiary banks..........................................        $ 1 640        $   188
Debt investment securities available for sale carried at fair value......................          1 116            711
Investments in subsidiaries:
  Banks..................................................................................          7 978          7 775
  U.S. broker-dealer.....................................................................            486            556
  Other nonbanks.........................................................................            985          1 345
Advances to subsidiaries:
  Banks..................................................................................          1 660          1 983
  U.S. broker-dealer.....................................................................          3 309          3 166
  Other nonbanks.........................................................................          1 681          1 005
Accrued interest and accounts receivable, primarily from subsidiary banks................            221            135
Other assets (includes $488 in 1994 and $177 in 1993 related to corporate-owned life insurance contracts and $150 in 1994
  from dividends receivable from subsidiary banks).......................................            774            303
- ------------------------------------------------------------------------------------------------------------------------
Total assets.............................................................................         19 850         17 167
- ------------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity
Securities sold under agreements to repurchase with subsidiary banks.....................            592            311
Commercial paper.........................................................................          3 430          2 449
Accounts payable and accrued expenses....................................................            933            413
Long-term debt not qualifying as risk-based capital......................................          2 266          1 864
Other liabilities........................................................................             51             28
- ------------------------------------------------------------------------------------------------------------------------
                                                                                                   7 272          5 065
Long-term debt qualifying as risk-based capital..........................................          3 010          2 243
- ------------------------------------------------------------------------------------------------------------------------
Total liabilities........................................................................         10 282          7 308
- ------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity...............................................................          9 568          9 859
- ------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity...............................................         19 850         17 167
- ------------------------------------------------------------------------------------------------------------------------

Statement of cash flows
J.P. Morgan (parent)

In millions                                                                               1994           1993           1992
- -----------------------------------------------------------------------------------------------------------------------------
Net income.................................................................            $ 1 215        $ 1 586        $ 1 582
Adjustments to reconcile to cash provided by operating activities:
  Equity in undistributed (earnings) losses of subsidiaries................                 82         (1 224)          (760)
  Increase due to changes in other balance sheet amounts...................                359            148             55
  Net investment securities (gains) losses included in cash flows
    from investing activities..............................................                 29             (4)            --
  Other revenue from the early redemption of advances
    to subsidiaries........................................................                 --            (24)            --
- -----------------------------------------------------------------------------------------------------------------------------
Cash provided by operating activities......................................              1 685            482            877
- -----------------------------------------------------------------------------------------------------------------------------
(Increase) decrease in interest-earning deposits
  with subsidiary banks....................................................             (1 452)           111            469
Debt investment securities:
  Proceeds from sales......................................................                535            203             --
  Purchases................................................................             (1 064)          (882)            --
Increase in advances to subsidiaries.......................................               (695)            (9)          (679)
Capital to subsidiaries....................................................               (270)           (17)           (62)
Payments for insurance contracts...........................................               (367)          (180)            --
Other changes, net.........................................................                 36             24            (21)
- -----------------------------------------------------------------------------------------------------------------------------
Cash used in investing activities..........................................             (3 277)          (750)          (293)
- -----------------------------------------------------------------------------------------------------------------------------
Increase in securities sold under agreements to repurchase
  with subsidiary banks....................................................                281            311             --
Increase (decrease) in commercial paper
  and other short-term borrowings..........................................                991            (10)          (294)
Long-term debt:
  Proceeds.................................................................              1 575            741            896
  Payments.................................................................               (464)          (594)          (825)
Capital stock:
  Issued...................................................................                 61            166            156
  Purchased or redeemed....................................................               (445)          (132)           (81)
Dividends paid.............................................................               (541)          (480)          (435)
Cash receipts from subsidiary banks for common stock issuable..............                108            251             --
Other changes, net.........................................................                 26             15             --
- -----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities............................              1 592            268           (583)
- -----------------------------------------------------------------------------------------------------------------------------
Increase in cash and due from banks........................................                 --             --              1
Cash and due from banks, beginning of year.................................                  2              2              1
- -----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks, end of year.......................................                  2              2              2
- -----------------------------------------------------------------------------------------------------------------------------
Cash disbursements for interest and taxes..................................               $445           $318           $404
- -----------------------------------------------------------------------------------------------------------------------------

24. Certain restrictions: Subsidiaries

Under the Federal Reserve Act and New York State law, there are legal restrictions limiting the amount of dividends that Morgan Guaranty, a state member bank, can declare. The most restrictive test requires approval of the Federal Reserve Board if dividends declared exceed the net profits for that year combined with the net profits for the preceding two years. The calculation of the amount available for payment of dividends is based on net profits determined in accordance with bank regulatory accounting principles, reduced by the amount of dividends declared. At December 31, 1994, the cumulative retained net profits for the years 1994 and 1993 available for distribution as dividends in 1995 without approval of the Federal Reserve Board amounted to approximately $1,440 million.

  The Federal Reserve Board may prohibit the payment of dividends if it determines that circumstances relating to the financial condition of a bank are such that the payment of dividends would be an unsafe and unsound practice. Delaware banking law also places certain limitations on the amount of dividends that J.P. Morgan Delaware, a Delaware state bank, can pay.

  U.S. federal law also places certain restrictions on certain types of transactions engaged in by insured banks and their subsidiaries with certain affiliates, including, in the case of Morgan Guaranty and J.P. Morgan Delaware, J.P. Morgan and its nonbanking subsidiaries. "Covered transactions" are limited to 20% of capital and surplus, as defined, and "covered transactions" with any one such affiliate are limited to 10% of capital and surplus. "Covered transactions" are defined to include, among other things, loans and extensions of credit to such an affiliate, purchases of assets from such an affiliate, and any guarantees, acceptances, and letters of credit issued on behalf of such an affiliate. Such loans, extensions of credit, guarantees, acceptances, and letters of credit must be collateralized. In addition, a wide variety of transactions engaged in by insured banks and their subsidiaries with such affiliates are required to be made on terms and under circumstances that are at least as favorable to the bank or subsidiary concerned as those prevailing at the time for comparable transactions with nonaffiliated companies.

  Certain other subsidiaries are subject to various restrictions, mainly regulatory requirements, that may limit cash dividends and advances to J.P. Morgan and that establish minimum capital requirements.

Additional selected data
J.P. Morgan & Co. Incorporated

Dollars in millions, except per share data                  1994          1993          1992          1991          1990
- -------------------------------------------------------------------------------------------------------------------------
Selected financial data
Total interest revenue.............................      $  8 379     $  7 442      $  7 281      $  7 786       $ 8 445
Total noninterest revenue..........................         3 536        4 499         2 950         2 528         2 035
Total revenues.....................................        11 915       11 941        10 231        10 314        10 480
Net interest revenue...............................         1 981        1 772         1 708         1 484         1 148
Provision for credit losses........................             -            -            55            40            50
Total operating expenses...........................         3 692        3 580         2 854         2 487         2 079
Net income.........................................         1 215        1 586/(a)/    1 582/(b)/    1 146/(c)/    1 005/(d)/
At year-end:
   Total assets....................................       154 917      133 888       103 197       103 468        93 103
   Long-term debt/(e)/.............................         6 802        5 276         5 443         5 395         4 723
   Stockholders' equity............................         9 568        9 859         7 308         6 068         5 189
   Common stockholders' equity.....................         9 074        9 365         6 814         5 574         4 695
   Tier 1 risk-based capital/(m)/..................         8 265        7 773         6 625         5 470         4 654
   Total risk-based capital/(m)/...................        12 221       10 850         9 672         8 437         7 439
Per common share:
   Net income/(f)/.................................        $ 6.02       $ 7.80/(a)/   $ 7.95/(b)/   $ 5.80/(c)/   $ 5.21/(d)/
   Book value......................................         46.73/(g)/   47.25/(h)/    35.56         29.41         25.29
   Dividends declared..............................          2.79         2.48          2.23 1/2      2.03          1.86
Earnings ratios
Net income as % of:
   Average total assets............................          0.70%/(g)/   1.08%/(h)(i)/ 1.32%/(j)/    1.05%/(k)/    0.98%/(l)/
   Average stockholders' equity....................         12.5 /(g)/   19.8 /(h)(i)/ 22.5/(j)/     20.4/(k)/     20.3/(l)/
   Average common stockholders' equity.............         12.9 /(g)/   20.9 /(h)(i)/ 23.9/(j)/     21.9/(k)/     21.9/(l)/
Dividend payout ratio
Dividends declared per common share as % of
   net income per common share.....................         46.3%        31.8%/(i)/    28.1%/(j)/    35.0%/(k)/    35.7%/(l)/
Capital ratios
Average stockholders' equity as % of average
   total assets....................................          5.7%/(g)/    5.5%/(h)/     5.8%          5.2%          4.8%
Common stockholders' equity as % of:
   Average total assets............................          5.3/(g)/     6.4/(h)/      5.7           5.1           4.6
   Total year-end assets...........................          5.9/(g)/     7.0/(h)/      6.6           5.4           5.0
Total stockholders' equity as % of:
   Average total assets............................          5.5/(g)/     6.7/(h)/      6.1           5.6           5.1
   Total year-end assets...........................          6.2/(g)/     7.4/(h)/      7.1           5.9           5.6
Tier 1 risk-based capital ratio/(m)/...............          9.6          9.3           8.9           6.9           6.3
Total risk-based capital ratio/(m)/................         14.2         13.0          13.0          10.7          10.0
Leverage ratio/(m)/................................          6.5          7.3           7.1           5.8           5.5
Other selected data
Registered holders of record of common stock at
   year-end........................................        29 596       28 919        28 061        26 741        27 313
Common shares outstanding at year-end
   (in thousands) .................................       187 701      193 087       191 610       189 529       185 654
Employees at year-end:
   In the U.S. ....................................         9 607        8 983         8 567         8 080         8 085
   Outside the U.S.................................         7 448        6 210         5 801         5 243         4 883
- -------------------------------------------------------------------------------------------------------------------------
      Total........................................        17 055       15 193        14 368        13 323        12 968
- -------------------------------------------------------------------------------------------------------------------------

(a) Net income in 1993 includes a $137 million ($0.68 per share) charge related to the cumulative effect of a change in accounting for postretirement benefits adopted January 1, 1993.
(b) Net income in 1992 includes $452 million ($2.29 per share) related to the cumulative effect of a change in accounting for income taxes adopted retroactive to January 1, 1992. As a result of applying the new method of accounting for income taxes, income before the cumulative effect of the change for 1992 was reduced by $252 million, or $1.26 per share ($1.27 per share assuming full dilution); net income was increased by $200 million, or $1.03 per share ($1.02 per share assuming full dilution).
(c) Net income in 1991 includes $32 million ($0.17 per common share) related to the extraordinary gain on early retirement of debt.
(d) Net income in 1990 includes $230 million ($1.22 per common share) related to the cumulative effect of a change in accounting for trading swaps adopted January 1, 1990. As a result of applying the new method of accounting for trading swaps, income before the cumulative effect of the change for 1990 was increased by approximately $150 million ($0.79 per share).
(e) Includes $3,197 million, $2,459 million, $2,300 million, $2,080 million, and $1,883 million of long-term debt qualifying as risk-based capital in 1994, 1993, 1992, 1991, and 1990 respectively.
(f) Earnings per share amounts for 1994 and 1993 represent both primary and fully diluted earnings per share; earnings per share amounts for 1992, 1991, and 1990 represent primary earnings per share. For 1992 fully diluted earnings per share before and after the cumulative effect of the change in accounting were $5.63 and $7.92 respectively. For 1991 fully diluted earnings per share before and after the extraordinary gain were $5.58 and $5.75 respectively. For 1990 fully diluted earnings per share before and after the cumulative effect of the change in accounting were $3.97 and $5.19 respectively.
(g) Excluding the effect of SFAS No. 115, the book value per common share would have been $44.39 for the twelve months ended December 31, 1994; net income would have been 0.71% of average total assets, 13.6% of average stockholders' equity, and 14.2% of average common stockholders' equity; average stockholders' equity would have been 5.2% of average total assets; common stockholders' equity would have been 5.0% of average total assets and 5.6% of total year-end assets; total stockholders' equity would have been 5.3% of average total assets and 5.9% of total year-end assets.
(h) Excluding the effect of adopting SFAS No. 115 at December 31, 1993, the book value per common share would have been $41.37; net income would have been 1.09% of average total assets, 19.8% of average stockholders' equity, and 20.9% of average common stockholders' equity; average stockholders' equity would have been 5.5% of average total assets; common stockholders' equity would have been 5.6% of average total assets and 6.2% of total year-end assets; total stockholders' equity would have been 6.0% of average total assets and 6.6% of total year-end assets.
(i) Excluding the cumulative effect of the accounting change for postretirement benefits, 1993 net income would have been 1.18% of average total assets, 21.1% of average stockholders' equity, and 22.3% of average common stockholders' equity; dividends declared per common share would have been 29.3% of income per common share before the accounting change.
(j) Excluding the cumulative effect of the accounting change for income taxes, 1992 net income would have been 0.94% of average total assets, 17.2% of average stockholders' equity, and 18.3% of average common stockholders' equity; dividends declared per common share would have been 39.5% of income per common share before the accounting change.
(k) Excluding the effect of the extraordinary gain on early retirement of debt, 1991 net income would have been 1.03% of average total assets, 19.8% of average stockholders' equity, and 21.3% of average common stockholders' equity; dividends declared per common share would have been 36.1% of income per common share before the extraordinary gain.
(l) Excluding the cumulative effect of the accounting change for trading swaps, 1990 net income would have been 0.76% of average total assets, 15.6% of average stockholders' equity, and 17.7% of average common stockholders' equity; dividends declared per common share would have been 46.6% of income per common share before the accounting change.
(m) In accordance with Federal Reserve Board guidelines, the effect of SFAS No. 115 and the equity, assets, and off-balance-sheet exposures of J.P. Morgan Securities Inc. are excluded.
 *  Not meaningful

Consolidated average balances and taxable-equivalent net interest earnings J.P. Morgan & Co. Incorporated

Dollars in millions                                       1994                         1993                         1992
- -------------------------------------------------------------------------   --------------------------   ---------------------------
Interest and average rates on                  Average            Average   Average            Average   Average            Average
a taxable-equivalent basis                     balance  Interest     rate   balance  Interest     rate   balance  Interest     rate
- ------------------------------------------------------------------------------------------------------------------------------------

Assets
Interest-earning deposits with banks,
  mainly in offices outside the U.S.......... $  2 252    $  197     8.75% $  2 636    $  235     8.92% $  5 069    $  452     8.92%

Debt investment securities in offices
  in the U.S.:/(a)/
  U.S. Treasury..............................    1 282        79     6.16     2 541       117     4.60     1 747       117     6.70
  U.S. state and political subdivision.......    2 215       267    12.05     2 185       276    12.63     2 476       304    12.28
  Other......................................   10 569       547     5.18     8 811       448     5.08     7 284       487     6.69
Debt investment securities in offices outside
  the U.S./(a)/..............................    6 010       409     6.81     9 257       696     7.52    10 848       948     8.74
Trading account assets:
  In offices in the U.S. ....................   14 632       952     6.51    13 534       755     5.58    14 362       913     6.36
  In offices outside the U.S.................   24 033     1 838     7.65    16 985     1 240     7.30     9 699       821     8.46
Securities purchased under agreements to
  resell and federal funds sold, mainly in
  offices in the U.S.........................   32 247     1 593     4.94    29 869     1 408     4.71    17 385       926     5.33
Securities borrowed in offices in the U.S....   15 615       624     4.00    14 076       408     2.90     6 469       218     3.37
Loans:
  In offices in the U.S......................    7 754       438     5.65     8 295       447     5.39     8 493       484     5.70
  In offices outside the U.S.................   16 201       991     6.12    17 954     1 242     6.92    20 403     1 534     7.52
Other interest-earning assets:/(b)/
  In offices in the U.S......................      913       269        *       594       199        *       308       249        *
  In offices outside the U.S.................      646       295        *       165       109        *       403       (11)       *
- ------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets................  134 369     8 499     6.33   126 902     7 580     5.97   104 946     7 442     7.09
Allowance for credit losses..................   (1 143)                      (1 199)                      (1 354)
Cash and due from banks......................    1 790                        2 355                        2 076
Other noninterest-earning assets/(c)/........   37 565                       18 122                       14 586
- ------------------------------------------------------------------------------------------------------------------------------------
Total assets.................................  172 581                      146 180                      120 254
- ------------------------------------------------------------------------------------------------------------------------------------

    The percentage of average interest-earning assets attributable to offices outside the U.S. was 48% in 1994, 46% in 1993, and 48% in 1992.
    Average balances are derived from daily balances except in the case of some subsidiaries, which are derived from month-end balances. Interest and average rates applying to the following asset categories have been adjusted to a taxable-equivalent basis: Debt investment securities in offices in the U.S., Trading account assets in offices in the U.S., and Loans in offices in the U.S. The applicable tax rate used to adjust tax-exempt interest to a taxable-equivalent basis was approximately 41% in 1994 and 1993, and 40% in 1992.
    Nonaccrual loans are included in the determination of average total loans.
(a) For the twelve months ended December 31, 1994, average debt investment securities are computed based on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.
(b) Interest revenue includes the effect of certain off-balance-sheet transactions.
(c) For the twelve months ended December 31, 1994, Other noninterest-earning assets include the impact of adopting FIN No. 39 and SFAS No. 115.
 *  Not meaningful

Dollars in millions                                       1994                         1993                         1992
- -------------------------------------------------------------------------   --------------------------   ---------------------------
Interest and average rates on                  Average            Average   Average            Average   Average            Average
a taxable-equivalent basis                     balance  Interest     rate   balance  Interest     rate   balance  Interest     rate
- ------------------------------------------------------------------------------------------------------------------------------------

Liabilities and stockholders' equity
Interest-bearing deposits:
  In offices in the U.S......................  $ 2 175    $  101     4.64% $  2 487    $  126     5.07% $  3 395    $  214     6.30%
  In offices outside the U.S.................   37 768     1 845     4.89    31 906     1 793     5.62    29 885     2 092     7.00
Trading account liabilities:
  In offices in the U.S......................    8 028       510     6.35     8 203       433     5.28     6 511       397     6.10
  In offices outside the U.S.................   11 109       778     7.00     7 052       483     6.85     3 709       304     8.20
Securities sold under agreements to
  repurchase and federal funds purchased,
  mainly in offices in the U.S...............   48 372     2 196     4.54    49 322     2 055     4.17    35 119     1 608    4.58
Commercial paper, mainly in offices in
  the U.S....................................    4 174       182     4.36     3 412       109     3.19     4 424       173    3.91
Other interest-bearing liabilities:
  In offices in the U.S......................    8 085       365     4.51     8 260       287     3.47     7 103       305    4.29
  In offices outside the U.S.................    2 315       132     5.70     2 908       156     5.36     2 920       185    6.34
Long-term debt, mainly in offices in the U.S.    5 901       289     4.90     5 420       228     4.21     5 448       295    5.41
- ------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities...........  127 927     6 398     5.00   118 970     5 670     4.77    98 514     5 573    5.66
Noninterest-bearing deposits:
  In offices in the U.S......................    3 818                        4 671                        4 118
  In offices outside the U.S.................    1 395                        1 265                          709
Other noninterest-bearing liabilities/(a)/...   29 684                       13 264                        9 885
- ------------------------------------------------------------------------------------------------------------------------------------
Total liabilities............................  162 824                      138 170                      113 226
Stockholders' equity.........................    9 757                        8 010                        7 028
- ------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity...  172 581                      146 180                      120 254
Net yield on interest-earning assets:........                        1.56                         1.51                        1.78
  Attributable to offices in the U.S./(b)/...                        1.41                         1.22                        1.65
  Attributable to offices outside the U.S./(b)/                      1.73                         1.84                        1.93
Taxable-equivalent net interest earnings:....              2 101                        1 910                        1 869
  Attributable to offices in the U.S./(b)/...                994                          845                          899
  Attributable to offices outside the U.S./(b)/            1 107                        1 065                          970
- ------------------------------------------------------------------------------------------------------------------------------------

    The percentage of average interest-bearing liabilities attributable to offices outside the U.S. was 51% in 1994, and 44% in 1993 and 1992.
(a) For the twelve months ended December 31, 1994, Other noninterest-bearing liabilities include the impact of adopting FIN No. 39.
(b) Funding costs are allocated based on the location of the office recording the asset. No allocation is made for capital.

Analysis of year-to-year changes in taxable-equivalent net interest earnings J.P. Morgan & Co. Incorporated

                                                                            1994/93                             1993/92
                                                                ------------------------------       -----------------------------
                                                                 Increase (decrease)                 Increase (decrease)
                                                                   due to change in:                   due to change in:
                                                                -------------------                  ------------------
                                                                Average     Average   Increase       Average    Average   Increase
In millions                                                     balance        rate  (decrease)      balance       rate  (decrease)
- ----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
Interest-earning deposits with banks, mainly in offices
  outside the U.S..........................................       $ (34)      $  (4)     $ (38)       $ (217)         -      $(217)
Debt investment securities in offices in the U.S.:
  U.S. Treasury............................................         (70)         32        (38)           43      $ (43)         -
  U.S. state and political subdivision.....................           4         (13)        (9)          (37)         9        (28)
  Other....................................................          90           9         99            91       (130)       (39)
Debt investment securities in offices outside the U.S......        (226)        (61)      (287)         (129)      (123)      (252)
Trading account assets:
  In offices in the U.S....................................          66         131        197           (51)      (107)      (158)
  In offices outside the U.S...............................         536          62        598           545       (126)       419
Securities purchased under agreements to resell and
  federal funds sold, mainly in offices in the U.S.........         115          70        185           600       (118)       482
Securities borrowed in offices in the U.S..................          48         168        216           224        (34)       190
Loans:
  In offices in the U.S....................................         (30)         21         (9)          (11)       (26)       (37)
  In offices outside the U.S...............................        (115)       (136)      (251)         (175)      (117)      (292)
Other interest-earning assets:
  In offices in the U.S....................................          96         (26)        70           149       (199)       (50)
  In offices outside the U.S...............................         229         (43)       186             3        117        120
- ----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets..............................         709         210        919         1 035       (897)       138
- ----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities
Interest-bearing deposits:
  In offices in the U.S....................................       $ (15)      $ (10)     $ (25)       $  (51)     $ (37)     $ (88)
  In offices outside the U.S...............................         303        (251)        52           134       (433)      (299)
Securities sold, not yet purchased:
  In offices in the U.S....................................          (9)         86         77            94        (58)        36
  In offices outside the U.S...............................         284          11        295           236        (57)       179
Securities sold under agreements to repurchase and
  federal funds purchased, mainly in offices in
  the U.S..................................................         (40)        181        141           602       (155)      447
Commercial paper, mainly in offices in the U.S.............          28          45         73           (36)       (28)      (64)
Other interest-bearing liabilities:
  In offices in the U.S....................................          (6)         84         78            45        (63)      (18)
  In offices outside the U.S...............................         (33)          9        (24)           (1)       (28)      (29)
Long-term debt, mainly in offices in the U.S...............          27          34         61            (5)       (62)      (67)
- ----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities.........................         539         189        728         1 018       (921)       97
- ----------------------------------------------------------------------------------------------------------------------------------
Change in taxable-equivalent net interest earnings.........         170          21        191            17         24        41
- ----------------------------------------------------------------------------------------------------------------------------------

Changes in the average balance/rate are allocated based on the percentage relationship of the change in average balance or average rate to the total increase (decrease). Included in the above analysis is approximately $39 million, $167 million, and $42 million of interest revenue recorded in 1994, 1993, and 1992 respectively that related to prior years.

Taxable-equivalent net interest earnings and the statement of income J.P. Morgan & Co. Incorporated

In millions                                                                        1994              1993              1992
- ---------------------------------------------------------------------------------------------------------------------------
Taxable interest revenue.................................................        $8 154            $7 178            $6 980
Tax-exempt interest revenue, adjusted to a taxable-equivalent basis......           345               402               462
- ---------------------------------------------------------------------------------------------------------------------------
Total interest revenue, adjusted to a taxable-equivalent basis...........         8 499             7 580             7 442
Less: interest expense...................................................         6 398             5 670             5 573
- ---------------------------------------------------------------------------------------------------------------------------
Taxable-equivalent net interest earnings.................................         2 101             1 910             1 869
Less: adjustment of tax-exempt interest revenue..........................           120               138               161
- ---------------------------------------------------------------------------------------------------------------------------
Net interest revenue, as in the statement of income......................         1 981             1 772             1 708
- ---------------------------------------------------------------------------------------------------------------------------

Asset-quality analysis

Loans

J.P. Morgan's portfolio of loans is diversified by borrower, industry, and geographic area. On the basis of the location of the borrower or, in the case of guaranteed loans, the location of the guarantor, at December 31, 1994, 49% of loans were in the United States, compared with 51% at December 31, 1993. No more than 12% and 7% of loans were in any single foreign country at 1994 and 1993 year-ends respectively. At December 31, 1994 and 1993, 11% and 14% respectively of loans were collateralized by marketable securities or cash. At December 31, 1994, after exclusion of these collateralized amounts, there was no category of borrower or guarantor that accounted for 10% or more of total loans, while at December 31, 1993, nonbank financial institutions accounted for 10% of total loans.

  The following table shows loan diversity based upon maturity and interest rate structure, by category and location of the booking office.

                                                                                   Maturing
                                                       -----------------------------------------------------------------------------
                                                                        After one     After five
                                                           Within        year but      years but          After
In millions: December 31, 1994                           one year     within five     within ten      ten years                Total
- ------------------------------------------------------------------------------------------------------------------------------------
Loans in offices in the U.S.
Commercial and industrial.........................       $ 2 342           $  483          $  92           $130              $ 3 047
Financial institution:
           Banks..................................           458              -                -              -                  458
           Other financial institutions...........           523              214              -              1                  738
Collateralized by real estate.....................            53               81              68           163                  365
Other, including U.S. state and
           political subdivision..................         1 032              197              63           191                1 483
- ------------------------------------------------------------------------------------------------------------------------------------
                                                           4 408              975             223           485                6 091
- ------------------------------------------------------------------------------------------------------------------------------------
Loans in offices outside the U.S.
Commercial and industrial.........................         4 034            3 060           1 313            44                8 451
Financial institution:
           Banks..................................         1 842               97               1             -                1 940
           Other financial institutions...........         1 559              833              65             3                2 460
Collateralized by real estate.....................           116              111              70            32                  329
Foreign governments and official
           institutions...........................           458              283              92            13                 846
Other    .........................................         1 272              591              72            28               1 963
- ------------------------------------------------------------------------------------------------------------------------------------
                                                           9 281            4 975           1 613           120              15 989
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          13 689            5 950           1 836           605              22 080
- ------------------------------------------------------------------------------------------------------------------------------------
Loans at fixed rates of interest
Offices in the U.S................................         2 487              645             133           124              3 389
Offices outside the U.S...........................         1 791              735              86            30              2 642
- ------------------------------------------------------------------------------------------------------------------------------------
                                                           4 278            1 380             219           154              6 031
- ------------------------------------------------------------------------------------------------------------------------------------
Loans at floating rates of interest
Offices in the U.S................................         1 921             330               90           361              2 702
Offices outside the U.S...........................         7 490           4 240            1 527            90             13 347
- ------------------------------------------------------------------------------------------------------------------------------------
                                                           9 411           4 570            1 617           451             16 049
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          13 689           5 950            1 836           605             22 080
- ------------------------------------------------------------------------------------------------------------------------------------

Additional detail on loans by category and location at December 31 is presented in the following table.

In millions                                                 1994           1993           1992           1991           1990
- ----------------------------------------------------------------------------------------------------------------------------
Loans in offices in the U.S.
Commercial and industrial..........................      $ 3 047        $ 3 507        $ 3 643        $ 2 476        $ 2 357
Financial institution:
           Banks...................................          458            730            258            369            731
           Other financial institutions............          738          1 457          1 089          1 794          2 178
Collateralized by real estate......................          365            411            457            412            512
Other, including U.S. state and
           political subdivision...................        1 483          1 928          2 802          2 540          2 723
- ----------------------------------------------------------------------------------------------------------------------------
                                                           6 091          8 033          8 249          7 591          8 501
- ----------------------------------------------------------------------------------------------------------------------------
Loans in offices outside the U.S.
Commercial and industrial..........................        8 451          7 809          8 777         10 359         10 681
Financial institution:
           Banks...................................        1 940          1 076            956          1 077          1 369
           Other financial institutions............        2 460          3 917          4 107          4 034          3 320
Collateralized by real estate......................          329            313            691            847            866
Foreign governments and official
           institutions............................          846          1 149          1 840          1 741          1 364
Other    ..........................................        1 963          2 083          1 818          2 148          1 461
- ----------------------------------------------------------------------------------------------------------------------------
                                                          15 989         16 347         18 189         20 206         19 061
- ----------------------------------------------------------------------------------------------------------------------------
                                                          22 080         24 380         26 438         27 797        27 562
- ----------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans

Nonaccrual loans, net of charge-offs, at December 31, distributed according to the location of the borrower, are presented in the following table.

In millions                                              1994           1993           1992           1991           1990
- --------------------------------------------------------------------------------------------------------------------------
Borrowers in the U.S.
Commercial and industrial.....................           $106           $129           $168           $214           $119
Other    .....................................             60             68            114            106            138
- -------------------------------------------------------------------------------------------------------------------------
                                                          166            197            282            320            257
- -------------------------------------------------------------------------------------------------------------------------
Borrowers outside the U.S.
Commercial and industrial.....................             30             53             33             57             33
Other    .....................................             21             24             38             19              5
- -------------------------------------------------------------------------------------------------------------------------
                                                           51             77             71             76             38
Restructuring countries.......................              2              8            183            246            691
- -------------------------------------------------------------------------------------------------------------------------
                                                           53             85            254            322            729
- -------------------------------------------------------------------------------------------------------------------------
                                                          219            282            536            642            986
- -------------------------------------------------------------------------------------------------------------------------

88

An analysis of changes in nonaccrual loans is presented in the following table.

In millions                                              1994           1993           1992           1991             1990
- ---------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans, January 1............................  $282           $536           $642           $986           $1 125
Additions to nonaccrual loans..........................    96            113            201            232              260
Less: Repayments of principal net
           of additional advances......................    76             86             86             87               45
           Loans returning to accrual status...........    42             26             78             37               18
           Charge-offs:
                   Commercial and industrial...........    20             24             62             46               20
                   Restructuring countries.............     1              1              6            343              218
                   Other...............................     8             30             33             30                6
           Interest and other credits..................    11             19             20             15               10
           Sales and swaps of loans to
             restructuring countries...................     1            181             22             18               82
- ---------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans, December 31..........................   219            282            536            642              986
- ---------------------------------------------------------------------------------------------------------------------------

Loans that are 90 days or more past due may still accrue interest if they are in the process of collection and are either well collateralized or guaranteed. The composition of such loans at December 31 is presented in the following table.

In millions                                            1994           1993           1992           1991             1990
- -------------------------------------------------------------------------------------------------------------------------
Borrowers in the U.S...................................  $1            $2              $1             -              $  3
Borrowers outside the U.S..............................   1/(a)/        3/(a)/          -           $37/(b)/          110/(c)/
- -------------------------------------------------------------------------------------------------------------------------
                                                          2             5               1            37               113
- -------------------------------------------------------------------------------------------------------------------------

  (a) Guaranteed by the French and Swiss governments.
  (b) Includes $24 million guaranteed by the French, German, and Swiss governments and $13 million guaranteed by the U.S. government.
  (c) Includes $23 million of loans that were well collateralized and $87 million of loans that were guaranteed. Of this $87 million, $49 million was guaranteed by the U.S. government; $21 million was guaranteed by the French, German, and Swiss governments; and $17 million was guaranteed by U.S. corporations.

Allowance and provision for credit losses

A provision for credit losses is recorded in each accounting period, as necessary, based on senior management's judgment as to the amount needed to maintain the allowance for credit losses at an adequate level to absorb losses inherent in the existing portfolios of loans and other undertakings to extend credit, such as irrevocable unused loan commitments, or to make payments to others for which a client is ultimately liable, such as standby letters of credit and guarantees, commercial letters of credit and acceptances, and all other credit exposures, including derivatives. Size and risk characteristics of the portfolios are considered in determining the appropriate level for the allowance and therefore the amount of the provision. Because J.P. Morgan deals with a relatively small number of borrowers, management believes that it is generally able to identify borrowers with financial problems reasonably early and to monitor carefully its credits to such borrowers. The Asset Quality Review Committee recommends those credits or portions of credits judged to be uncollectible and that should be charged off. It also recommends the size of the allowance considered adequate after taking such charge-offs into account.

Specific allocations

In reaching its judgment as to an adequate allowance, the Asset Quality Review Committee estimates the amounts necessary to provide for possible losses relating to specific credits. Although these credits are presently judged to be collectible, there is a greater-than-normal risk that some portion of them will become uncollectible if the factors that have adversely affected those borrowers continue.

Allocation to general risk

The allocation to general risk considers the probability that there are inherent losses in the existing portfolios that cannot yet be identified. The allocation to general risk also includes the portion of the allowance that can be considered to be related to outstandings to restructuring countries. The allowance related to restructuring countries is based on overall concerns about the willingness and ability of certain countries to make timely payments on their outstanding debt and does not result in allocations of the allowance being made against specific counterparties. In 1991 we changed our method of calculating the allowance coverage for outstandings to restructuring countries, with a smaller portion of the allowance applicable to restructuring countries. When the discount from legal claims, which includes charge-offs, is combined with the portion of the allowance that could be viewed as covering restructuring-country outstandings, coverage of total outstanding legal claims at December 31, 1994, was 27%. Comparable coverage ratios at December 31, 1993, 1992, 1991, and 1990, were 36%, 66%, 70%, and 74%, respectively.

  The following table summarizes the activity in the consolidated allowance for credit losses for the last five years.

Dollars in millions                                        1994           1993           1992           1991           1990
- ----------------------------------------------------------------------------------------------------------------------------
Balance, January 1..................................     $1 157         $1 258         $1 419         $1 850         $2 620
- ----------------------------------------------------------------------------------------------------------------------------
Recoveries:
           Borrowers in the U.S., primarily
              commercial and industrial.............         14              7              7              4              7
           Borrowers outside the U.S................         31             53             26             26             10
- ----------------------------------------------------------------------------------------------------------------------------
                                                             45             60             33             30             17
- ----------------------------------------------------------------------------------------------------------------------------
Charge-offs:
           Borrowers in the U.S., primarily
              commercial and industrial.............        (51)           (78)          (117)           (78)           (37)
           Borrowers outside the U.S.:
              Restructuring countries...............        (18)           (37)           (48)          (383)          (742)
              Other, primarily commercial
                 and industrial.....................         (3)           (45)           (82)           (40)           (61)
- ----------------------------------------------------------------------------------------------------------------------------
                                                            (72)          (160)          (247)          (501)          (840)
- ----------------------------------------------------------------------------------------------------------------------------
Net charge-offs.....................................        (27)          (100)          (214)          (471)          (823)
Provision for credit losses.........................          -              -             55             40             50
Translation adjustment..............................          1             (1)            (2)             -              3
- ----------------------------------------------------------------------------------------------------------------------------
Balance, December 31................................      1 131          1 157          1 258          1 419          1 850
- ----------------------------------------------------------------------------------------------------------------------------
Specific allocations, primarily
   commercial and industrial/(a)/...................        186            283            326            445            233
Allocation to general risk/(b)/.....................        945            874            932            974          1 617
- ----------------------------------------------------------------------------------------------------------------------------
Net charge-offs as % of average
   loans/(c)/.......................................       0.11%          0.38%          0.74%          1.61%          2.70%
- ----------------------------------------------------------------------------------------------------------------------------

  (a) At December 31, 1994, the specific allocation of the allowance for credit losses was as follows: borrowers in the U.S., $116 million; borrowers outside the U.S., $70 million.
  (b) Includes the portion of the allowance that could be considered to be related to outstandings to restructuring countries, which totaled approximately $239 million, $310 million, $426 million, $424 million, and $1,533 million at December 31, 1994, 1993, 1992, 1991, and 1990, respectively.
  (c) Excluding restructuring-country net charge-offs and loans, the ratios for 1994, 1993, 1992, 1991, and 1990 would have been 0.13%, 0.37%, 0.68%,
      0.41%, and 0.31% respectively.

Foreign-country-related assets

The composition of foreign-country-related assets is presented in the following table. Assets are distributed on the basis of the location of the borrower or obligor, with the exception of interest-earning deposits with banks, which are distributed based on the location of the office receiving the deposit, and trading account assets, premises and equipment, accrued interest and accounts receivable, and other assets, which are distributed based on the location of the office recording the asset.

In millions: December 31                                                                  1994           1993           1992
- ----------------------------------------------------------------------------------------------------------------------------
Interest-earning deposits with banks:
   At overseas branches or subsidiaries of U.S. banks...........                       $    94        $    23        $    54
   Other........................................................                         1 258          1 154          1 462
Loans    .......................................................                        11 249         12 006         12 762
Less: allowance for credit losses...............................                           647            708            748
- ----------------------------------------------------------------------------------------------------------------------------
Net loans.......................................................                        10 602         11 298         12 014
Investment securities...........................................                         4 442          6 318          7 074
Trading account assets..........................................                        40 070         28 535         13 921
Customers' acceptance liability.................................                           342            141            666
Other assets....................................................                        19 885         13 083          7 974
- ----------------------------------------------------------------------------------------------------------------------------
Total foreign-country-related assets............................                        76 693         60 552         43 165
- ----------------------------------------------------------------------------------------------------------------------------

Foreign-country-related allowance for credit losses

In response to regulatory requirements, the following table presents the foreign-country-related portion of the allowance for credit losses. In cases where a specific allocation of the allowance was made for a borrower, the foreign-country-related component is determined on the basis of the borrower's location. The foreign-country-related portion of the allowance also includes the amount of the allowance that could be considered to relate to outstandings to restructuring countries. The remaining portion of the allowance allocated to general risk is apportioned to U.S.-related and foreign-country-related components in the same proportion as average total loans. In 1991 the method of calculating coverage of outstandings to restructuring countries changed, with a smaller portion of the allowance applicable to restructuring-country debt. As a result, a portion of the allowance for credit losses previously designated as relating to restructuring countries was apportioned between U.S.-related and foreign-country-related components in the same proportion as average total loans.

In millions                                            1994           1993           1992           1991           1990
- -----------------------------------------------------------------------------------------------------------------------
Balance, January 1..................                   $708           $748          $ 807         $1 614         $2 389
- -----------------------------------------------------------------------------------------------------------------------
Recoveries..........................                     31             53             26             26             10
Charge-offs:
   Commercial and industrial........                     (2)           (34)           (69)           (40)           (27)
   Restructuring countries..........                    (18)           (37)           (48)          (383)          (742)
   Other............................                     (1)           (11)           (13)             -            (34)
- ------------------------------------------------------------------------------------------------------------------------
Net charge-offs.....................                     10            (29)          (104)          (397)          (793)
Provision for credit losses.........                     (1)             9             17              5             15
Net transfer (from) to U.S.-related
   allowance........................                    (71)           (19)            30           (415)             -
Translation adjustment..............                      1             (1)            (2)             -              3
- -----------------------------------------------------------------------------------------------------------------------
Balance, December 31................                    647            708            748            807          1 614
- -----------------------------------------------------------------------------------------------------------------------

Foreign-country-related outstandings

Foreign-country-related outstandings represent outstandings to foreign borrowers that are denominated in U.S. dollars or currencies other than the borrower's local currency or, in the case of a guarantee, other than the guarantor's local currency. Countries in which J.P. Morgan's outstandings exceeded 1% of total assets at December 31, 1994, 1993, and 1992, are listed in the following table. Outstandings, which are shown by category of borrower, include loans, interest-earning deposits with banks, investment securities, customers' acceptance liability, securities purchased under agreements to resell, trading account securities, accrued interest, and other monetary assets. Outstandings generally are distributed according to the location and category of the borrower. In the case of guaranteed outstandings or when tangible, liquid collateral is held and realizable outside the obligor's country, distribution is generally made according to the location and category of the guarantor or the location where the collateral is held and realizable.

                                     Public sector                      Private sector
                       -------------------------------------------    -------------------
                               Governments,
                       government agencies,
                          central banks, and                                                         Commit-       Con-
                                official and    Government-owned                   Other,              ments     tingent
                               international    ----------------                   mainly          to extend        out-
In millions: December 31        institutions      Banks    Other        Banks  businesses    Total    credit   standings/(a)/
- ------------------------------------------------------------------------------------------------------------------------
1994/(c)/
United Kingdom.............        $     40         $263  $   4          $669      $3 018   $3 994    $4 263     $2 876
Switzerland................               1           17     49           961         613    1 641       397        749
- ------------------------------------------------------------------------------------------------------------------------
1993/(c)/
United Kingdom.............              77           23     61           790       3 506    4 457     4 388      2 717
Belgium/(b)/...............              53            -     13            28       1 863    1 957        25      4 408
France  .................               218          342    290           644         278    1 772       872        583
Argentina..................           1 148           18     12            18         290    1 486         3          -
- ------------------------------------------------------------------------------------------------------------------------
1992/(c)/
United Kingdom.............              13           21     40           537       2 282    2 893     3 671      1 892
Sweden  ...................           1 328           10     20             5         182    1 545       164        119
France  ...................              56          304    455           400         107    1 322       912        197
Belgium/(b)/...............             105            -      3            44       1 016    1 168        50      3 502
Switzerland................               3            1      -           251         866    1 121       213        777
Japan    ..................             119            5      5           482         479    1 090       296         94
- ------------------------------------------------------------------------------------------------------------------------

The amounts reported for each country exclude those outstandings that are denominated in the local currency of that country except in cases of net unfunded or unhedged positions in the local currency.
(a) Contingent outstandings include standby letters of credit, guarantees, and securities lending indemnifications.
(b) Includes credit-related exposures of Morgan Guaranty's Brussels office to borrowers domiciled in various countries, which are secured by marketable securities of issuers in various countries.
(c) Mexican cross-border outstandings at December 31, 1994, 1993, and 1992, were $1,086 million, $933 million and $763 million respectively, less than 0.75% of total assets; commitments to extend credit and contingent outstandings were $30 million and $11 million at December 31, 1994, $31 million and $11 million at December 31, 1993, and $17 million and $140 million at December 31, 1992. Not included in Mexican cross-border outstandings are United Mexican States (UMS) bonds, substantially all of which have been sold forward, that are collateralized by U.S. Treasury securities. If the book value of these bonds, which is discussed below, had been included, total Mexican cross-border outstandings would have exceeded 1% of total assets at December 31, 1994 and 1993, and 0.75% of total assets at December 31, 1992.

                                                              1994                    1993                    1992
                                                     ---------------------     -----------------      ------------------
                                                       Book           Face       Book       Face         Book       Face
In millions: December 31                              value          value      value      value        value      value
- ------------------------------------------------------------------------------------------------------------------------
UMS bonds collateralized by U.S.
   Treasury securities:
   Due in 2008..........................               $1 112        $1 149       $ 87       $ 88      $124         $152
   Due in 2019..........................                  985         1 303        670        730         8           14
- ------------------------------------------------------------------------------------------------------------------------

The UMS bonds are collateralized as to principal by zero-coupon U.S.
Treasury securities with face value equal to the face value of the underlying bonds. The collateral, which will become available when the UMS bonds mature, is pledged to the holders of the bonds and is held by the Federal Reserve Bank of New York. The fair value of the U.S. Treasury securities was $585 million, $161 million, and $48 million, at December 31, 1994, 1993, and 1992, respectively. The estimated market value of the UMS bonds at December 31, 1994, 1993, and 1992, was $1,945 million, $757 million, and $146 million respectively.

At December 31, 1994, there were no nonaccrual loans relating to the countries listed in the above table. At December 31, 1993 and 1992, the amount of nonaccrual loans relating to the countries listed in the table was immaterial. Additionally, loans contractually past due 90 days or more as to principal or interest payments but with interest still being accrued were immaterial for each of the countries in the table at December 31, 1994, 1993, and 1992.

  Foreign countries in which J.P. Morgan's total foreign-country-related outstandings were between 0.75% and 1% of total assets are presented below.

                                                                                            Total cross-border
In millions: December 31                                                                         outstandings
- -------------------------------------------------------------------------------------------------------------
1992
Italy    ......................................................................................          $885
- -------------------------------------------------------------------------------------------------------------

At December 31, 1994 and 1993, there were no foreign-country-related outstandings between 0.75% and 1% of total assets.

Asset and liability management derivatives

The objective of asset and liability management is to create longer-term value through the management of interest rate and liquidity risk related to J.P. Morgan's assets, liabilities, and off-balance-sheet activities. J.P. Morgan utilizes a variety of financial instruments, including derivatives, in an integrated manner to achieve these objectives. Additional information on asset and liability management derivatives, primarily interest rate swaps, is provided below. For more information about asset and liability management activities, see the Asset and Liability Management section of the Financial review, and Note 8 to the financial statements, Off-balance-sheet financial instruments.

  The table below summarizes maturities and weighted-average interest rates to be received and paid on U.S. dollar and non-U.S. dollar asset and liability management interest rate swaps at December 31, 1994. The majority of asset and liability management interest rate swaps, as presented below, are risk-adjusting swaps. Also included in the table are swaps designated as hedges or used to modify the interest rate characteristics of assets and liabilities. Variable rates presented are generally based on the London Interbank Offered Rate (LIBOR) at December 31, 1994, and reset at predetermined dates. The table was prepared under the assumption that these variable interest rates remain constant. The variable interest rates to be received or paid will change to the extent that rates fluctuate. Such changes may be substantial.

  Not included in the table below are other derivatives used for asset and liability management purposes, such as currency swaps, basis swaps, foreign exchange contracts, interest rate futures, forward rate agreements, debt securities forwards, and purchased options, totaling $46.8 billion at December 31, 1994. The contractual maturities of these derivative contracts are primarily less than one year.

By expected maturities
- ------------------------------------------------------------------------------------------------------------------------
                                                                                                       After
Dollars in billions                        1995        1996        1997        1998        1999        1999      Total
- ------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
U.S. dollar
Receive fixed swaps
Notional amount.....................      $17.9       $11.3      $  4.5      $  2.9      $  2.6      $  2.7    $  41.9
Weighted average:
   Receive rate.....................       6.47%       6.91%       5.79%       8.31%       7.62%       7.35%      6.77%
   Pay rate.........................       5.92        6.38        5.92        5.83        5.80        5.80       6.02

Pay fixed swaps
Notional amount.....................      $19.0       $11.1      $  7.9      $  4.7      $  2.6      $  4.6    $  49.9
Weighted average:
   Receive rate.....................       5.86%       6.15%       5.97%       5.83%       5.84%       5.93%      5.94%
   Pay rate.........................       4.63        6.01        6.06        5.90        7.24        6.82       5.62

Interest rate swaps:
Non-U.S. dollar
Receive fixed swaps
Notional amount.....................      $24.7       $22.6       $15.4      $  6.1      $  6.0      $  5.3    $  80.1
Weighted average:
   Receive rate.....................       6.40%       5.63%       6.96%       6.22%       5.97%       7.43%      6.31%
   Pay rate.........................       5.02        4.37        5.36        4.63        4.32        5.76       4.87

Pay fixed swaps
Notional amount.....................      $23.1       $17.1       $16.0      $  6.1      $  5.3      $  5.9    $  73.5
Weighted average:
   Receive rate.....................       5.10%       5.09%       5.26%       4.84%       4.74%       5.61%      5.13%
   Pay rate.........................       6.33        6.12        6.36        5.89        6.11        7.61       6.34
- -------------------------------------------------------------------------------------------------------------------------
Total notional amount...............      $84.7       $62.1       $43.8       $19.8       $16.5       $18.5     $245.4
- -------------------------------------------------------------------------------------------------------------------------

There is $2.0 billion and $4.0 billion of notional amounts related to currency swaps and basis swaps respectively not included in the table above.

Capital and funding analysis

Risk adjusted assets

J.P. Morgan's consolidated risk adjusted assets and the net adjustments to exclude the assets and off-balance-sheet exposures of J.P. Morgan Securities Inc. at December 31 are set forth in the following table.

                                                            1994                        1993                          1992
                                                  ---------------------        ----------------------        ---------------------
                                                    Balance                     Balance                       Balance
                                                     sheet/        Risk          sheet/          Risk          sheet/         Risk
                                                   notional    adjusted        notional      adjusted        notional     adjusted
In billions                                          amount     balance          amount       balance          amount      balance
- ----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks and interest-
   earning deposits with banks.........            $    3.5       $ 0.7        $    2.2         $ 0.5        $    2.7        $ 0.6
Debt investment securities.............                22.7         2.9            19.5           2.6            21.5          3.7
Trading account assets.................                57.0        11.3            41.3          12.6            26.2          6.3
Resale agreements and federal
   funds sold..........................                21.4         4.4            22.7           3.0            10.1          1.1
Securities borrowed....................                12.1         2.4            10.8           2.2             7.1          1.4
Loans..................................                22.1        18.9            24.4          20.9            26.4         22.7
Allowance for credit losses............                (1.1)          -            (1.2)           -             (1.3)           -
Customers' acceptance liability........                 0.6         0.6             0.4          0.4              1.0          1.0
Premises and equipment, net............                 2.0         2.0             1.9          1.9              1.9          1.9
Other assets...........................                14.6        12.0            11.9          9.7              7.6          6.7
- ----------------------------------------------------------------------------------------------------------------------------------
Total assets...........................               154.9        55.2           133.9         53.8            103.2         45.4
Net effect of excluding JPMSI assets
   (primarily trading account assets,
   resale agreements, and securities
   borrowed)...........................               (25.8)       (7.8)          (26.1)        (7.2)           (19.0)        (4.6)
- ------------------------------------------------------------------------------------------------------------------------------------

Assets, excluding JPMSI................               129.1        47.4           107.8         46.6             84.2         40.8
- ----------------------------------------------------------------------------------------------------------------------------------
Off-balance-sheet exposures
Commitments to extend credit...........                44.6        16.7            39.0         14.2             37.1        13.8
Standby letters of credit and guarantees                9.9         7.8            10.5          8.0             11.9         8.9
Securities lending indemnifications....                19.5         1.8            26.4          1.7             17.4         1.6
Other credit facilities................                 0.6         0.2             1.9          0.6              0.8         0.1
Foreign exchange contracts,
   including foreign exchange options                 494.9         3.5           407.5          2.6            349.3         2.9
Currency swaps.........................               112.7         3.5            96.0          3.2             85.4         2.6
Interest rate swaps....................               862.2         3.6           567.7          5.1            367.7         3.0
Interest rate and other contracts......             1 002.7         1.8           582.3          1.4            476.0         1.0
- ----------------------------------------------------------------------------------------------------------------------------------
Total off-balance-sheet exposures......             2 547.1        38.9         1 731.3         36.8          1 345.6        33.9
Net effect of excluding JPMSI
   off-balance-sheet exposures.........               (58.0)          -           (51.5)           -            (36.6)       (0.1)
- ----------------------------------------------------------------------------------------------------------------------------------
Off-balance-sheet exposures,
   excluding JPMSI.....................             2 489.1        38.9/(a)/    1 679.8         36.8          1 309.0        33.8
- ----------------------------------------------------------------------------------------------------------------------------------
Gross risk adjusted assets, excluding
   JPMSI...............................                            86.3                         83.4                         74.6
Less: allowance for credit losses not
   qualifying as risk-based capital....                            (0.1)                        (0.1)                        (0.3)
- ----------------------------------------------------------------------------------------------------------------------------------
Risk adjusted assets,
   excluding JPMSI.....................                            86.2                         83.3                         74.3
- ----------------------------------------------------------------------------------------------------------------------------------

(a) Includes $4.6 billion related to potential future credit exposure as defined in the risk-based capital framework.

Deposits

Average deposits in offices outside the U.S. are presented in the following table.

                                                           1994                      1993                      1992
                                                    ------------------        ------------------        ------------------
                                                    Average    Average        Average    Average        Average    Average
Dollars in millions                                 balance  rate paid        balance  rate paid        balance  rate paid
- --------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits
From banks in foreign countries........             $12 139       5.05%       $12 472       6.81%       $10 679       7.88%
From foreign governments and
   official institutions...............               8 932       4.24          6 362       3.74          4 932       4.72
Other time.............................              13 114       5.75         10 415       5.78         11 735       7.20
On demand..............................               3 583       2.76          2 657       3.91          2 539       6.81
- --------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits in
   offices outside the U.S.............              37 768       4.89         31 906       5.62         29 885       7.00
- --------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits
From banks in foreign countries........                 183                       150                        39
From foreign governments and
   official institutions...............                  43                        78                        28
Other demand...........................               1 169                     1 037                       642
- --------------------------------------------------------------------------------------------------------------------------
Total noninterest-bearing deposits in
   offices outside the U.S.............               1 395                     1 265                       709
- --------------------------------------------------------------------------------------------------------------------------

Foreign-country-related deposits in offices in the U.S. totaled $0.9 billion at December 31, 1994, $1.9 billion at December 31, 1993, and $1.2 billion at December 31, 1992.

  A profile of the maturities of time certificates of deposit and other time deposits in denominations of $100,000 or more at December 31, 1994, is presented in the following table.

                                                                                  After six
                                                     Within    After three       months but          After
                                                      three     months but           within            one
In millions                                          months     within six         one year           year          Total
- -------------------------------------------------------------------------------------------------------------------------
Offices in the U.S.:
   Time certificates of deposit                    $    34          $   21               -            $210        $   265
   Other time deposits.....................            162             142            $ 98             113            515
- -------------------------------------------------------------------------------------------------------------------------
                                                       196             163              98             323            780
- -------------------------------------------------------------------------------------------------------------------------
Offices outside the U.S.:
   Time certificates of deposit                      4 346             333              50              20          4 749
   Other time deposits.....................         23 008           1 173             801             431         25 413
- -------------------------------------------------------------------------------------------------------------------------
                                                    27 354           1 506             851             451         30 162
- -------------------------------------------------------------------------------------------------------------------------

Purchased funds and other borrowings

Purchased funds and other borrowings are detailed in the following table.

Dollars in millions                                                                       1994           1993           1992
- ----------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase
Balance at year-end.............................................                       $30 179        $36 306        $23 687
Average balance.................................................                        45 470         47 329         31 276
Maximum month-end balance.......................................                        51 387         58 425         39 891
Average interest rate:
   During year..................................................                          4.55%          4.21%          4.71%
   At year-end..................................................                          5.43           4.29           4.70
- ----------------------------------------------------------------------------------------------------------------------------
Federal funds purchased (day-to-day)
Balance at year-end.............................................                        $5 589         $3 106         $2 757
Average balance.................................................                         2 902          1 993          3 843
Maximum month-end balance.......................................                         5 589          4 412          6 545
Average interest rate:
   During year..................................................                          4.35%          3.02%          3.48%
   At year-end..................................................                          5.25           3.02           2.32
- ----------------------------------------------------------------------------------------------------------------------------
Commercial paper
Balance at year-end.............................................                        $3 507         $2 573         $2 477
Average balance.................................................                         4 174          3 412          4 424
Maximum month-end balance.......................................                         4 882          5 244          5 801
Average interest rate:
   During year..................................................                          4.36%          3.19%          3.91%
   At year-end..................................................                          5.89           3.22           3.59
- ----------------------------------------------------------------------------------------------------------------------------
Other liabilities for borrowed money
Federal funds purchased (term)
   Balance at year-end..........................................                          $465          $  17         $  133
   Average balance..............................................                           372             97            594
   Maximum month-end balance....................................                           516            787          1 323
   Average interest rate:
      During year...............................................                          4.30%          3.93%          4.62%
      At year-end...............................................                          3.82           3.16           3.66
Other
   Balance at year-end..........................................                       $10 435        $10 110        $10 548
   Average balance..............................................                        10 028         11 071          9 429
   Maximum month-end balance....................................                        10 823         13 242         12 819
   Average interest rate:
      During year...............................................                          4.80%          3.98%          4.91
      At year-end...............................................                          5.82           4.57           3.94
- ----------------------------------------------------------------------------------------------------------------------------

Average interest rates during each year are computed by dividing total interest expense by the average amount borrowed. Average interest rates at year-end are average rates for a single day and as such may reflect one-day market distortions that may not be indicative of generally prevailing rates. Original maturities of securities sold under agreements to repurchase generally are not more than six months. Original maturities of commercial paper are generally not more than nine months. Other liabilities for borrowed money generally have original maturities of one year or less.

Selected consolidated quarterly financial data
J.P. Morgan & Co. Incorporated

In millions, except per share data                                   1994
- --------------------------------------------------------------------------------------------
Three months ended                                 Dec. 31    Sept. 30   June 30    Mar. 31
- ----------------------------------------------------------------------------------------------
Interest revenue................................   $2 369     $2 142     $2 031     $1 837
Interest expense................................    1 851      1 616      1 491      1 440
- ----------------------------------------------------------------------------------------------
Net interest revenue............................      518        526        540        397
Total noninterest revenue.......................      710        906        926        994
Total operating expenses........................      963        941        936        852
- ----------------------------------------------------------------------------------------------
Income before income taxes and cumulative
   effects of accounting changes................      265        491        530        539
Income taxes....................................       72        164        180        194
- ----------------------------------------------------------------------------------------------
Income before cumulative effects of
   accounting changes...........................      193        327        350        345
Cumulative effect of change in method of
   accounting for postretirement benefits,
   net of related income taxes..................        -          -          -          -
- ----------------------------------------------------------------------------------------------
Net income .....................................      193        327        350        345
- ----------------------------------------------------------------------------------------------
Per common share/(a)/
Before cumulative effects of accounting
   changes......................................    $0.96      $1.63     $ 1.73      $1.69
Cumulative effect of change in method of
   accounting for postretirement benefits,
   net of related income taxes..................        -          -          -          -
Net income......................................     0.96       1.63       1.73       1.69
- ----------------------------------------------------------------------------------------------
Dividends declared..............................     0.75       0.68       0.68       0.68
- ----------------------------------------------------------------------------------------------
Price range per common share on the
   composite tape:
   High........................................       $62 1/2    $66 1/4    $67 1/8    $72
   Low.........................................        55 1/8     59 3/4     60         60 1/2
Closing price per common share at quarter-end          56 1/8     60 3/4     62         62 3/4
- ----------------------------------------------------------------------------------------------


In millions, except per share data                                   1993
- --------------------------------------------------------------------------------------------
Three months ended                                 Dec. 31   Sept. 30   June 30    Mar. 31
- ----------------------------------------------------------------------------------------------
Interest revenue................................   $1 830    $1 950     $1 829     $1 833
Interest expense................................    1 353     1 511      1 405      1 401
- ---------------------------------------------------------------------------------------------
Net interest revenue............................      477       439        424        432
Total noninterest revenue.......................    1 158     1 174      1 116      1 051
Total operating expenses........................    1 023       882        866        809
- ---------------------------------------------------------------------------------------------
Income before income taxes and cumulative
   effects of accounting changes................      612       731        674        674
Income taxes....................................      220       263        243        242
- ---------------------------------------------------------------------------------------------
Income before cumulative effects of
   accounting changes...........................      392       468        431        432
Cumulative effect of change in method of
   accounting for postretirement benefits,
   net of related income taxes..................        -         -          -       (137)
- ---------------------------------------------------------------------------------------------
Net income .....................................      392       468        431        295
- ---------------------------------------------------------------------------------------------
Per common share/(a)/
Before cumulative effects of accounting
   changes......................................    $1.92     $2.30      $2.12      $2.16
Cumulative effect of change in method of
   accounting for postretirement benefits,
   net of related income taxes..................        -         -          -      (0.69)
Net income......................................     1.92      2.30       2.12       1.47
- --------------------------------------------------------------------------------------------
Dividends declared..............................     0.68      0.60       0.60       0.60
- --------------------------------------------------------------------------------------------
Price range per common share on the
   composite tape:
   High........................................       $78 7/8   $79 3/8    $74 3/8    $70 3/8
   Low.........................................        68 1/4    67 5/8     63 3/4     59 3/8
Closing price per common share at quarter-end          69 3/8    78 3/8     67 7/8     67 7/8
- ---------------------------------------------------------------------------------------------

The principal market on which the company's common stock is traded is the New York Stock Exchange.
(a) Earnings per share amounts represent both primary and fully diluted earnings per share for 1994 and the quarters ended June 30, 1993, and December 31, 1993. For the quarter ended March 31, 1993, fully diluted earnings per share before and after the cumulative effect of the change in accounting were $2.15 and $1.46 respectively. For the quarter ended September 30, 1993, fully diluted earnings per share were $2.29.

The 1994 fourth quarter results are discussed in J.P. Morgan's December 31, 1994, Interim report to stockholders.

Form 10-K annual report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

- --------------------------------------------------------------------------------
For the fiscal year ended
December 31, 1994

J.P. Morgan & Co. Incorporated
(Incorporated in the State of Delaware)
60 Wall Street, New York, NY 10260-0060
(212) 483-2323


Filed with:
Securities and Exchange Commission, Washington, D.C. 20549

Commission file number: 1-5885
I.R.S. Employer Identification Number: 13-2625764

The following securities are registered on the New York Stock Exchange pursuant to Section 12(b) of the Act:

         Common Stock, $2.50 Par Value
         Adjustable Rate Cumulative Preferred Stock, Series A
              No Par Value, Stated Value $100
         4 3/4% Convertible Debentures due 1998

No securities are registered pursuant to Section 12(g) of the Act.

The aggregate market value of the voting stock held by nonaffiliates of J.P. Morgan totaled $12,082,995,399 at February 28, 1995.

The number of shares outstanding of J.P. Morgan's Common Stock, $2.50 Par Value, at February 28, 1995, totaled 187,333,262 shares.

J.P. Morgan (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

Disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein nor in any amendment to this Form 10-K, but is contained in J.P. Morgan's 1995 Proxy Statement incorporated by reference in Part III of this Form 10-K.

J.P. Morgan's definitive Proxy Statement dated March 22, 1995, is incorporated by reference in response to Part III, Items 10, 11, 12, and 13 of Form 10-K.

Form 10-K cross-reference index

- --------------------------------------------------------------------------------
Part I

1.Business

  Description of business, 12-19, 101-102
  Number of employees, 82
  Financial information about foreign and domestic operations, 76-77, 90-92 Distribution of assets, liabilities, and stockholders' equity; interest rates and interest differential, 84-86
  Investment portfolio, 52-55
  Loan portfolio, 48, 62-63, 87-92
  Summary of loan loss experience, 89-91
  Deposits, 84, 86, 95
  Return on equity and assets, 82-83
  Short-term borrowings, 96
2.Properties, 102
3.Legal proceedings/(a)/
4.Submission of matters to a vote of security holders/(a)/

- --------------------------------------------------------------------------------
Part II

5. Market for registrant's common equity and related stockholder matters, 81, 82, 97
6. Selected financial data, 82-83
7. Management's discussion and analysis of financial condition and results of operations, 11-39
8. Financial statements and supplementary data
   Report of independent accountants, 41
   J.P. Morgan & Co. Incorporated
     Consolidated statement of income, 42
     Consolidated balance sheet, 43
     Consolidated statement of changes in stockholders' equity, 44 Consolidated statement of cash flows, 45
   Morgan Guaranty Trust Company of New York - Consolidated statement of condition, 46
   Notes to financial statements, 47-81
   Selected consolidated quarterly financial data,/(b)/97
9. Changes in and disagreements with accountants on accounting and financial disclosure/(a)/

- --------------------------------------------------------------------------------
Part III

10. Directors and executive officers of the registrant/(c)/
11. Executive compensation/(c)/
12. Security ownership of certain beneficial owners and management/(c)/
13. Certain relationships and related transactions/(c)/

- --------------------------------------------------------------------------------
Part IV

14. Exhibits, financial statement schedules, and reports on Form 8-K
    1. Financial statements have been included in Item 8.
    2. Financial statement schedules
       Schedule III - Condensed financial information of J.P. Morgan & Co. Incorporated (parent), 78-80

- --------------------------------------------------------------------------------
Exhibits

 3a.Restated certificate of incorporation, as amended (incorporated by reference to Exhibit 3a to J.P. Morgan's post-effective amendment No. 1 to Form S-3, Registration No. 33-55851)
 3b.By-laws of J.P. Morgan as amended through December 11, 1991 (incorporated by reference to Exhibit 3b to J.P. Morgan's registration statement on Form S-3, Registration No. 33-49775)
 4. Instruments defining the rights of security holders, including indentures/(d)/
10a.1992 stock incentive plan, as amended
10b.Director stock plan, as amended
10c.Deferred compensation plan for directors' fees, as amended (incorporated by reference to Exhibit 10c to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1992, File No. 1-5885)
10d.1989 stock incentive plan, as amended
10e.1987 stock incentive plan, as amended
10f.Stock option plan, as amended
10g.Incentive compensation plan, as amended
12. Statements re computation of ratios (incorporated by reference to Exhibit 12 to J.P. Morgan's post-effective amendment No. 1 to Form S-3, Registration No. 33-55851)
13. Annual report to stockholders/(e)/
21. Subsidiaries of J.P. Morgan
23. Consent of independent accountants
24. Powers of attorney
27. Financial data schedule

- --------------------------------------------------------------------------------
Reports on Form 8-K

Report on Form 8-K dated October 13, 1994, was filed with the Securities and Exchange Commission during the quarter ended December 31, 1994, which reported the issuance by J.P. Morgan of a press release reporting its earnings for the three- and nine-month periods ended September 30, 1994. In addition, Form 8-K dated December 14, 1994, was filed announcing a dividend increase and stock repurchase program.

- --------------------------------------------------------------------------------
This report on Form 10-K has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this report. Portions of the annual report to stockholders are not required for the Form 10-K report and are not filed as part of J.P. Morgan's Form 10-K.

- --------------------------------------------------------------------------------
(a) Nothing to report.
(b) Fourth quarter 1994 results are incorporated by reference to the report on Form 8-K dated January 12, 1995, filed with the Securities and Exchange Commission.
(c) Incorporated by reference to the definitive Proxy Statement dated March
    22, 1995.
(d) J.P. Morgan hereby agrees to furnish to the Commission, upon request, a copy of any unfiled agreements defining the rights of holders of long-term debt of J.P. Morgan and of all subsidiaries of J.P. Morgan for which consolidated or unconsolidated financial statements are required to be filed.
(e) Only those sections of the annual report to stockholders referenced in the cross-reference index above are incorporated in the report on Form 10-K.

- --------------------------------------------------------------------------------
Other schedules and exhibits are omitted because the required information either is not applicable or is shown in the financial statements or the notes thereto.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on March 22, 1995, on its behalf by the undersigned, thereunto duly authorized.

J.P. Morgan & Co. Incorporated
Registrant


EDWARD J. KELLY III
- --------------------------
Edward J. Kelly III
Secretary


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 22, 1995, by the following persons on behalf of the registrant in the capacities indicated.

JAMES T. FLYNN
- --------------------
James T. Flynn
Chief Financial Officer
(Principal financial and accounting officer)

Douglas A. Warner III*
Chairman of the Board, President, and Director
Martin Feldstein* Director
Hanna H. Gray* Director
James R. Houghton* Director
James L. Ketelsen* Director
William S. Lee* Director
Roberto G. Mendoza*
Vice Chairman of the Board and Director

Lee R. Raymond* Director
Richard D. Simmons* Director
John G. Smale* Director
Kurt F. Viermetz*
Vice Chairman of the Board and Director
Rodney B. Wagner*
Vice Chairman of the Board and Director
Dennis Weatherstone* Director
Douglas C. Yearley* Director

                         *By: MARGARET M. FORAN
                         ----------------------------------
                         Margaret M. Foran
                         Attorney-in-fact

Description of business

J.P. Morgan & Co. Incorporated, whose origins date to a merchant banking firm founded in London in 1838, is the holding company for subsidiaries engaged globally in providing a wide range of financial services. Our activities are summarized on page 12. A list of principal subsidiaries and associated companies appears on page 103.

Regulation

J.P. Morgan is subject to regulation under the Bank Holding Company Act of 1956 (the Act). Under the Act, J.P. Morgan is required to file certain reports with the Board of Governors of the Federal Reserve System (the Board) and is subject to examination by the Board. The Act generally precludes J.P. Morgan and its subsidiaries from engaging in nonbanking activities, or from acquiring more than 5% of any class of voting securities of any company engaging in such activities, unless the Board has determined, by order or regulation, that such proposed activities are closely related to banking. Federal law and Board interpretations limit the extent to which J.P. Morgan and its subsidiaries can engage in certain aspects of the securities business. Under Board policy, J.P. Morgan is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank, even in circumstances where J.P. Morgan might not be in a financial position to do so.

         The Glass-Steagall Act prohibits affiliates of banks that are members of the Federal Reserve System, including J.P. Morgan Securities Inc. (JPMSI), from being "engaged principally" in bank-ineligible underwriting and dealing activities (mainly corporate debt and equity securities). As interpreted by the Board, this prohibition currently restricts JPMSI's gross revenues from such activities to a maximum of 10% of its total gross revenues. J.P. Morgan will continue to seek ways to expand the limits on such activities and to achieve the reform of the Glass-Steagall Act necessary to achieve our long-term objectives.

         Morgan Guaranty Trust Company of New York, J.P. Morgan's largest subsidiary, is a member of the Federal Reserve System. It and J.P. Morgan Delaware, another wholly owned subsidiary of J.P. Morgan, are members of the Federal Deposit Insurance Corporation (FDIC). Their businesses are subject to both U.S. federal and state law and to examination and regulation by U.S. federal and state banking authorities. J.P. Morgan and its nonbank subsidiaries are affiliates of Morgan Guaranty and J.P. Morgan Delaware within the meaning of the applicable federal statutes. Such banks are subject to restrictions on loans and extensions of credit to J.P. Morgan and certain other affiliates and on certain other types of transactions with them or involving their securities. Among other wholly owned subsidiaries:

.        J.P. Morgan Securities Inc. is a broker-dealer registered with the
Securities and Exchange Commission and is a member of the National Association of Securities Dealers, the New York Stock Exchange, and other exchanges.

.        J.P. Morgan Futures Inc. is subject to regulation by the Commodity
Futures Trading Commission, the National Futures Association, and the commodity exchanges and clearinghouses of which it is a member.

.        J.P. Morgan Investment Management Inc. is registered with the
Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended.

J.P. Morgan subsidiaries conducting business in other countries are also subject to regulations and restrictions imposed by those jurisdictions, including capital requirements.

Competition

In all areas of business J.P. Morgan and its subsidiaries operate in an intensely competitive environment, especially with respect to services and pricing. In the United States, we face competition from other money center bank holding companies, investment banks, many regional and foreign banks, and a wide range of nonbank financial institutions. Internationally, we face competition from investment banks, commercial banks, and universal banks in the money centers of Europe and Asia.

Properties

J.P. Morgan owns and occupies buildings in New York, including its headquarters at 60 Wall Street, as well as 23 Wall Street and 15 Broad Street. J.P. Morgan also owns property in Delaware, London, and Paris and leases office space in New York, Brussels, Delaware, Paris, and London. J.P. Morgan also owns and leases property in other locations in which it does business throughout the world.

         J.P. Morgan's financing arrangement for an office building complex in London, which is more fully described in Note 13 to the financial statements, Long-term debt, involved the sale of a 52.5% interest in the building complex to the lender, excluding the interior office finishing, furniture, and technology.

         As more fully described in Note 13 to the financial statements, the 60 Wall Street building is subject to a mortgage in the amount of $400 million.

         No other property owned by J.P. Morgan and its subsidiaries is subject to any material encumbrance.

J.P. Morgan directory
Principal subsidiaries and offices - wholly owned except where noted


- --------------------------------------------------------------------------------
North America

New York
J.P. Morgan & Co. Incorporated
Morgan Guaranty Trust Company of New York
J.P. Morgan Securities Inc.
J.P. Morgan Investment Management Inc.
J.P. Morgan Futures Inc.
J.P. Morgan Capital Corporation
Morgan Guaranty International Finance Corporation
J.P. Morgan Community Development Corporation

Chicago
J.P. Morgan & Co. - Chicago office
J.P. Morgan Securities - Chicago office
J.P. Morgan Futures - Chicago office

Houston
J.P. Morgan Securities - Houston office
J.P. Morgan Investment Management - Houston office

Los Angeles
Morgan Guaranty - representative office
J.P. Morgan California
J.P. Morgan Investment Management - Los Angeles office

Palm Beach
J.P. Morgan Florida, FSB
J.P. Morgan Securities - Palm Beach office

San Francisco
J.P. Morgan & Co. -  San Francisco office
Morgan Guaranty - representative office
J.P. Morgan California - San Francisco office
J.P. Morgan Futures - San Francisco office
J.P. Morgan Securities - San Francisco office

Wilmington
J.P. Morgan Delaware
J.P. Morgan Services Inc.

Toronto
Morgan Bank of Canada
J.P. Morgan Securities Canada Inc.

Nassau
Morgan Guaranty - banking office
Morgan Trust Company of The Bahamas Limited

Cayman Islands
J.P. Morgan Delaware - banking office
Morgan Trust Company of the Cayman Islands Ltd.

- --------------------------------------------------------------------------------
Europe

London
Morgan Guaranty - banking and private banking offices
J.P. Morgan Securities Ltd.
J.P. Morgan Sterling Securities Ltd.
J.P. Morgan Investment Management - London office
J.P. Morgan Whitefriars Inc.

Amsterdam
J.P. Morgan Nederland N.V.

Brussels
Morgan Guaranty - banking office
J.P. Morgan Benelux S. A.
Euroclear Operations Centre+

Channel Islands
J.P. Morgan Jersey Limited

Frankfurt
Morgan Guaranty - banking and private banking offices
J.P. Morgan GmbH
J.P. Morgan Investment GmbH

Geneva
J.P. Morgan (Suisse) S.A.

Madrid
Morgan Guaranty - banking and private banking offices
Morgan Gestion, S.A.
J.P. Morgan Espana S.A.
J.P. Morgan Sociedad de Valores y Bolsa, S.A.

Milan
Morgan Guaranty - banking and private banking offices
J.P. Morgan S.p.A.
J.P. Morgan SIM S.p.A.

Paris
Morgan Guaranty - banking and private banking offices
J.P. Morgan & Cie S.A.
Societe de Bourse J.P. Morgan S.A.

Prague
J.P. Morgan International Ltd.

Rome
Morgan Guaranty - representative office

Warsaw
J.P. Morgan Polska Sp. z o.o.

Zurich
Morgan Guaranty - banking office
J.P. Morgan (Suisse) - Zurich office
J.P. Morgan (Switzerland) Ltd.
J.P. Morgan Securities Ltd. - Zurich office

- --------------------------------------------------------------------------------
Asia/Pacific

Tokyo
Morgan Guaranty - banking and private banking offices
J.P. Morgan Trust Bank Ltd.
J.P. Morgan Securities Asia* - Tokyo office

Beijing
J.P. Morgan & Co. - representative office

Bombay
ICICI Securities and Finance Company Limited**

Hong Kong
Morgan Guaranty - banking and private banking offices
J.P. Morgan Securities Hong Kong Ltd.
J.P. Morgan Securities Asia* - Hong Kong office

Jakarta
Morgan Guaranty - representative office

Manila
Morgan Guaranty - representative office

Melbourne
Morgan Guaranty - banking office
J.P. Morgan Australia Limited
J.P. Morgan Investment Management Australia Limited
J.P. Morgan Australia Securities Limited

Osaka
J.P. Morgan Securities Asia* - Osaka office

Seoul
Morgan Guaranty - representative office

Shanghai
J.P. Morgan & Co. - representative office

Singapore
Morgan Guaranty - banking and private banking offices
J.P. Morgan Securities Asia Ltd.*
J.P. Morgan Futures - Singapore office
J.P. Morgan Investment Management - Singapore office

Sydney
Morgan Guaranty - banking office
J.P. Morgan Australia - Sydney office
J.P. Morgan Australia Securities - Sydney office

Taipei
Morgan Guaranty - representative office

- --------------------------------------------------------------------------------
Latin America

Buenos Aires
Morgan Guaranty - banking office
J.P. Morgan Argentina S.A.

Caracas
J.P. Morgan Venezuela, S.A.

Mexico City
J.P. Morgan Grupo Financiero, S.A. de C.V.
J.P. Morgan Casa de Bolsa, S.A. de C.V.
Banco J.P. Morgan, S.A.

Rio de Janeiro
Morgan Guaranty - banking office
Banco J.P. Morgan S.A. - Rio de Janeiro office
JPM Corretora de Cambio, Titulos e Valores Mobiliarios - Rio de Janeiro office J.P. Morgan Investimentos e Financas - Rio de Janeiro office

Santiago
J.P. Morgan Chile Ltda.

Sao Paulo
Morgan Guaranty - banking office
Banco J.P. Morgan S.A.
JPM Corretora de Cambio, Titulos e Valores Mobiliarios S.A.
J.P. Morgan Investimentos e Financas Ltda.


  * 50% owned
  **40% owned
   + operated by J.P. Morgan

Senior Management

Douglas A. Warner III
Chairman of the Board and President
Chief Executive Officer

Roberto G. Mendoza
Kurt F. Viermetz
Rodney B. Wagner
Vice Chairmen

Michael E. Patterson
Chief Administrative Officer

Peter B. Smith
Stephen G. Thieke
Corporate Risk Management

Michael Enthoven
Technology and Operations

James T. Flynn
Chief Financial Officer

Herbert J. Hefke
Human Resources

Edward J. Kelly III
General Counsel

Ronald H. Menaker
Corporate Services

Edward F. Murphy
Auditor

David H. Sidwell
Controller

C. Nicholas Potter
Luc Bomans
William L. Cobb Jr.
Stephanie S. Hanbury-Brown
James H. Higgins III
John T. Olds
Keith M. Schappert
John W. Schmidlin
Asset Management and Servicing

John A. Mayer Jr.
Ramon de Oliveira
Walter A. Gubert
Maureen A. Hendricks
Thomas B. Ketchum
Joseph P. Mac Hale
John K. McColloch
Jackson P. Tai
J. Adam L. Wethered
Finance and Advisory

Peter L. Woicke
Pilar Conde
Till M. Guldimann
Peter D. Hancock
Thomas L. Kalaris
Scott A. Levine
David M. Pryde
Nicolas S. Rohatyn
Georges-Arnaud Saier
Klaus T. Said
Jakob T. Stott
Sales and Trading

David M. Cromwell
Equity Investments

Michael Corey
Asset and Liability Management

Board of Directors
J.P. Morgan & Co. Incorporated

Douglas A. Warner III
Chairman of the Board and President

- --------------------------------------------------------------------------------
Martin Feldstein
President and Chief Executive Officer
National Bureau of Economic Research, Inc.

Hanna H. Gray
President Emeritus and Harry Pratt Judson
Distinguished Service Professor of History
The University of Chicago

James R. Houghton
Chairman and Chief Executive Officer
Corning Incorporated

James L. Ketelsen
Retired Chairman and Chief Executive Officer
Tenneco Inc.

William S. Lee
Chairman Emeritus
Duke Power Company

Roberto G. Mendoza
Vice Chairman of the Board

Lee R. Raymond
Chairman of the Board and Chief Executive Officer
Exxon Corporation

Richard D. Simmons
President
International Herald Tribune

John G. Smale
Chairman of the Board
General Motors Corporation
and Retired Chairman of the Board
and Chief Executive
The Procter & Gamble Company

Kurt F. Viermetz
Vice Chairman of the Board

Rodney B. Wagner
Vice Chairman of the Board

Dennis Weatherstone
Retired Chairman of the Board

Douglas C. Yearley
Chairman, President, and Chief Executive Officer
Phelps Dodge Corporation

- --------------------------------------------------------------------------------
Committees of the Board

Executive Committee
J.P. Morgan and Morgan Guaranty
Messrs. Warner (Chairman), Houghton,
Mendoza, Viermetz, Wagner, Weatherstone

Audit Committee
J.P. Morgan
Examining Committee
Morgan Guaranty
Messrs. Ketelsen (Chairman), Feldstein, Smale, Yearley

Committee on Trust Matters
J.P. Morgan
Dr. Gray (Chairman), Messrs. Ketelsen, Simmons

Committee on Management Development and Executive Compensation
J.P. Morgan
Messrs. Houghton (Chairman), Lee, Raymond

Committee on Director Nominations and Board Affairs
J.P. Morgan
Mr. Lee (Chairman), Dr. Gray, Messrs. Smale, Yearley

Committee on Employment Policies and Benefits
Morgan Guaranty
Messrs. Simmons (Chairman), Feldstein
                                                                             105

International Council
J.P. Morgan & Co. Incorporated

Formed in 1967 and composed of business leaders and prominent individuals from public life, the International Council advises the senior management of J.P.Morgan on matters relating to its global business. It meets approximately every eight months to discuss relevant issues of international concern and interest.

         In 1994 Jacques Calvet, Sir Roderick Carnegie, David Culver, and Aarnout Loudon retired from the Council, and Robert E. Allen, Leszek Balcerowicz, Derek L. Keys, John B. Prescott, Condoleezza Rice, Jess Soderberg, and L.R. Wilson joined. Dennis Weatherstone joined the Council at the beginning of 1995.

Hon. George P. Shultz
Chairman of the Council
Distinguished Fellow, Hoover Institution
Stanford University
Stanford, California

- --------------------------------------------------------------------------------
Robert E. Allen
Chairman and Chief Executive Officer
AT&T
Basking Ridge, New Jersey

H. Brewster Atwater Jr.
Chairman of the Board and Chief Executive Officer
General Mills, Inc.
Minneapolis, Minnesota

Leszek Balcerowicz
Professor
Warsaw School of Economics
Chairman
Center for Social and Economic Research
Warsaw, Poland

Riley P. Bechtel
President and Chief Executive Officer
Bechtel Group, Inc.
San Francisco, California

Bo Berggren
Chairman
Stora Kopparbergs Bergslags AB
Stockholm, Sweden

Marcus Bierich
Chairman of the Supervisory Board
Robert Bosch GmbH
Stuttgart, Germany

Jorge Born
President
Bomagra S.A.
Buenos Aires, Argentina

Lawrence A. Bossidy
Chairman and Chief Executive Officer
Allied-Signal Inc.
Morristown, New Jersey

Ing. Carlo De Benedetti
Chairman and Chief Executive Officer
Ing. C. Olivetti & C., S.p.A.
Ivrea, Italy

Sir Christopher Hogg
Chairman
Reuters Holdings PLC and Courtaulds plc
London, England

The Rt. Hon. The Lord Howe of
Aberavon, PC, QC
House of Lords
London, England

Derek L. Keys
Chairman
Billiton International Metals B.V.
London, England

Yotaro Kobayashi
Chairman and Chief Executive Officer
Fuji Xerox Co., Ltd.
Tokyo, Japan

Hon. Lee Kuan Yew
Senior Minister
Singapore

Carlos March
Chairman
The March Group
Madrid, Spain

Helmut O. Maucher
Chairman and Chief Executive Officer
Nestle S.A.
Vevey, Switzerland

Ali I. Naimi
President and Chief Executive Officer
Saudi Aramco
Dhahran, Saudi Arabia

Karl Otto Pohl
Partner
Sal. Oppenheim Jr. & Cie.
Frankfurt, Germany

John B. Prescott
Managing Director and Chief Executive Officer
The Broken Hill Proprietary Company Ltd.
Melbourne, Australia

Condoleezza Rice
Provost
Stanford University
Stanford, California

Jess Soderberg
Partner and Chief Executive Officer
A.P. Moller
Copenhagen, Denmark

Dennis Weatherstone
Retired Chairman
J.P. Morgan & Co. Incorporated
New York, New York

L.R. Wilson
Chairman, President, and Chief Executive Officer
BCE Inc.
Montreal, Canada

Directors Advisory Council
Morgan Guaranty Trust Company of New York

The Directors Advisory Council of Morgan Guaranty Trust Company, whose members are retired directors of J.P. Morgan, provides counsel to management and the Board.

Ellmore C. Patterson
Chairman
Directors Advisory Council
Retired Chairman
J.P. Morgan & Co. Incorporated

- --------------------------------------------------------------------------------
Ralph E. Bailey
Former Vice Chairman
E.I. du Pont de Nemours & Company
and Retired Chairman and Chief Executive Officer
Conoco Inc.

Boris S. Berkovitch
Retired Vice Chairman
J.P. Morgan & Co. Incorporated

James O. Boisi
Retired Vice Chairman
J.P. Morgan & Co. Incorporated

William C. Bolenius

Carter L. Burgess

Frank T. Cary
Retired Chairman of the Board
International Business Machines Corporation

Charles D. Dickey Jr.
Retired Chairman of the Board
Scott Paper Company

Walter A. Fallon
Former Chairman of the Board
Eastman Kodak Company

Lewis W. Foy
Former Chairman
Bethlehem Steel Corporation

Howard Goldfeder
Retired Chairman and Chief Executive Officer
Federated Department Stores, Inc.

John J. Horan
Former Chairman and Chief Executive Officer
Merck & Co., Inc.

Howard W. Johnson
President Emeritus and Former
Chairman of the Corporation
Massachusetts Institute of Technology

Edward R. Kane
Former President
E.I. du Pont de Nemours & Company

Ralph F. Leach
Retired Chairman of the Executive Committee
J.P. Morgan & Co. Incorporated

Robert V. Lindsay
Retired President
J.P. Morgan & Co. Incorporated

John M. Meyer Jr.
Retired Chairman
J.P. Morgan & Co. Incorporated

Howard J. Morgens
Chairman Emeritus
The Procter & Gamble Company

Walter H. Page
Retired Chairman
J.P. Morgan & Co. Incorporated

De Witt Peterkin Jr.
Retired Vice Chairman
J.P. Morgan & Co. Incorporated

Donald E. Procknow
Former Vice Chairman and Chief Operating Officer
AT&T Technologies, Inc.

Thomas Rodd
Retired Vice Chairman
J.P. Morgan & Co. Incorporated

John P. Schroeder
Retired Vice Chairman
J.P. Morgan & Co. Incorporated

Warren M. Shapleigh
Retired Vice Chairman of the Board
Ralston Purina Company

Olcott D. Smith
Retired Chairman
Aetna Life and Casualty Company

Corporate information

Corporate headquarters
J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260-0060, 1-212-483-2323

Annual meeting
The annual meeting of stockholders of J.P. Morgan will be held on Wednesday, May 10, 1995, at 11:00 a.m. in Morgan Hall West, 46th floor, 60 Wall Street, New York.

Listing
The common stock of J.P. Morgan is listed on the New York, Amsterdam, London, Paris, Swiss, and Tokyo stock exchanges. International Depositary Receipts for the stock are listed on the Brussels and London stock exchanges. NYSE symbol: JPM

The Adjustable Rate Cumulative Preferred Stock, Series A of J.P. Morgan is listed on the New York Stock Exchange. NYSE symbol: JPM Pr A

Transfer agent and registrar
Common Stock and Adjustable Rate Cumulative Preferred Stock, Series A:
First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, NJ 07303-2500, 1-800-446-2617

Variable Cumulative Preferred Stock, Series B through F:
Bankers Trust Company, 4 Albany Street, 7th floor, New York, NY 10006-1500, 1-212-250-6850

Form 10-K
J.P. Morgan's annual report on Form 10-K as filed with the Securities and Exchange Commission is incorporated in this report.

Dividend reinvestment and stock purchase plan
Stockholders wishing to receive a prospectus for the dividend reinvestment and stock purchase plan are invited to write to First Chicago Trust Company of New York, J.P. Morgan Dividend Reinvestment Plan, P.O. Box 2500, Jersey City, NJ 07303-2500, or call 1-800-446-2617.

Report on contributions
A report on J.P. Morgan's philanthropic contributions is published annually by the Advisory Committee, J.P. Morgan Charitable Trust. It is available at the J.P. Morgan annual meeting. Copies can also be obtained by writing to Community Relations and Public Affairs Department, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260-0060.

Equal opportunity at J.P. Morgan
J.P. Morgan is committed to providing equal opportunity in the workplace. The company, through this commitment, benefits from the full use and development of its employees.

(C) 1995 J.P. Morgan & Co. Incorporated    Printed in U.S.A.
    This annual report has been printed on recycled paper.

[PHOTO APPEARS HERE]


[PHOTO APPEARS HERE]

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(212) 483-2323

                            Graphics Appendix List
                            ----------------------

Cover
Photo of J.P. Morgan employees.

Contents
Photo of J.P. Morgan employees.

Page 1
(1) Depicted on the lower left corner of Page 1 is a bar chart showing separately pretax income and income before cumulative effect of accounting changes and extraordinary gain, in millions of dollars, for each of the five years in the period from 1990 to 1994. Pretax income is shown as $1,054 for 1990, $1,485 for 1991, $1,749 for 1992, $2,691 for 1993, and $1,825 for 1994.
Income before cumulative effect of accounting changes and extraordinary gain is shown as $775 for 1990, $1,114 for 1991, $1,130 for 1992, $1,723 for 1993, and
$1,215 for 1994.

(2) Depicted on the lower right corner of Page 1 is an upward sloping line graph showing dividends per common share for the twenty-one years in the period from 1974 to 1994 in four year intervals. The amounts are shown as follows:
1974 $0.41, 1978 $0.57, 1982 $0.87, 1986 $1.26, 1990 $1.86, 1994 $2.79.

Page 2
Photo of Douglas A. Warner III.

Page 4
Photos of Roberto G. Mendoza, Kurt F. Viermetz and Rodney B. Wagner.

Page 7
Photo of Dennis Weatherstone.

Page 14
(1) Depicted on the upper portion of Page 14 is a bar chart showing the private client and institutional client components of total assets under management, in billions of dollars, at December 31, 1993 and 1994. Private client assets under management are shown as $35 at December 31, 1993 and 1994. Institutional assets under management are shown as $112 at December 31, 1993, and $115 at December 31, 1994. Total assets under management are shown as $147 at December 31, 1993, and $150 at December 31, 1994.

(2) Depicted on the lower portion of Page 14 is a bar chart showing revenue from the Asset Management and Servicing sector, in millions of dollars, for 1993 and 1994. Asset Management and Servicing revenue is shown as $1,528 for 1993 and $1,646 for 1994.

Page 15
Depicted on Page 15 is a bar chart showing revenue from the Finance and Advisory sector, in millions of dollars, for 1993 and 1994. Finance and Advisory revenue is shown as $1,361 for 1993 and $1,165 for 1994.

Page 16
Depicted on Page 16 is a bar chart showing revenue from the Sales and Trading sector, in millions of dollars, for 1993 and 1994. Sales and Trading revenue is shown as $2,095 for 1993 and $1,299 for 1994.

Page 17
Depicted on Page 17 is a bar chart showing revenue from the Equity Investments sector, in millions of dollars, for 1993 and 1994. Equity Investments revenue is shown as $306 for 1993 and $663 for 1994.

Page 18
Depicted on Page 18 is a bar chart showing revenue from the Asset and Liability Management sector, in millions of dollars, for 1993 and 1994. Asset and Liability Management revenue is shown as $1,163 for 1993 and $965 for 1994.

Page 23
Depicted on Page 23 is a bar chart showing net interest revenue, in millions of dollars, for 1992, 1993, and 1994. Net interest revenue is shown as $1,708 for 1992, $1,772 for 1993, and $1,981 for 1994.

Page 25
Depicted on Page 25 is a bar chart showing trading revenue, in millions of dollars, for 1992, 1993, and 1994. Trading revenue is shown as $959 for 1992, $2,059 for 1993, and $1,019 for 1994.

Page 27
Depicted on Page 27 is a histogram showing the frequency distribution of 1994 daily combined trading-related revenue. Daily trading-related revenue generally fell within 1.65 standard deviations revenue confidence bands, approximately $16 million, set relative to average daily trading-related revenue of $5.8 million.

Page 29
Depicted on Page 29 is a bar chart showing credit exposure on derivatives, in billions of dollars, at December 31, 1992, 1993, and 1994. Credit exposure on derivatives is shown as $17.8 at December 31, 1992, $20.7 at December 31, 1993, and $19.5 at December 31, 1994.

Page 31
Depicted on Page 31 is a bar chart showing corporate finance revenue, in millions of dollars, for 1992, 1993, and 1994. Corporate finance revenue is shown as $439 for 1992, $532 for 1993, and $434 for 1994.

Page 32
Depicted on Page 32 is a bar chart showing credit-related fees, in millions of dollars, for 1992, 1993, and 1994. Credit-related fees are shown as $214 for 1992, $224 for 1993, and $204 for 1994.

Page 33
(1) Depicted on the upper portion of Page 33 is a bar chart showing investment management fees, in millions of dollars, for 1992, 1993, and 1994. Investment management fees are shown as $377 for 1992, $464 for 1993, and $517 for 1994.

(2) Depicted on the lower portion of Page 33 is a bar chart showing operational service fees, in millions of dollars, for 1992, 1993, and 1994. Operational service fees are shown as $409 for 1992, $491 for 1993, and $546 for 1994.

Page 34
Depicted on Page 34 is a bar chart showing total operating expenses, in millions of dollars, for 1992, 1993, and 1994. Operating expenses are shown as $2,854 for 1992, $3,580 for 1993, and $3,692 for 1994.

Page 38
Depicted on Page 38 is a bar chart showing the tier 1 and tier 2 capital components of the total risk-based capital ratio at December 31, 1992, 1993, and 1994. The tier 1 components are shown as 8.9%, 9.3%, and 9.6% at December 31, 1992, 1993, and 1994, respectively. The tier 2 components are shown as 4.1%, 3.7%, and 4.6% at December 31, 1992, 1993, and 1994, respectively. Total risk-based capital ratios are shown as 13.0% at December 31, 1992 and 1993, and 14.2% at December 31, 1994.

Back Cover
Photos of J.P. Morgan employees.