Form 10-K, Exhibit 13
period 1995-12-31
MORGAN J P & CO INC
filed 1996-03-25
CIK 68100

J.P. Morgan is a global financial services firm that has built its business, over 150 years, on a commitment to excel in serving clients with complex financial needs.

        Drawing on commercial, investment, and merchant banking traditions, we strive to be an international leader in capability and character, to channel capital to productive uses, and to earn superior returns over time for our stockholders.


     CONTENTS

  1  Financial highlights
  2  To our stockholders
  6  Five business sectors
 15  Risk management
 22  Financial review
 39  Responsibility for financial reporting
 40  Report of independent accountants
 41  Consolidated statement of income
 42  Consolidated balance sheet
 43  Consolidated statement of changes in stockholders' equity
 44  Consoidated statement of cash flows
 45  Consolidated statement of condition--
     Morgan Guaranty Trust Company of New York
 46  Notes to financial statements
 80  Additional selected data
 82 Consolidated average balances and taxable-equivalent net interest earnings
 85  Asset-quality analysis
 91  Asset and liability management derivatives
 92  Capital and funding analysis
 95  Selected consolidated quarterly financial data
 97  Form 10-K cross-reference index
 99  Description of business
105  J.P. Morgan directory
109  Corporate information

FINANCIAL HIGHLIGHTS
J.P. Morgan & Co. Incorporated


Dollars in millions, except per share data               1995       1994
                                                        ------     ------
FOR THE YEAR
Pretax income..........................................   $  1 906   $  1 825
Net income.............................................      1 296      1 215
Dividends declared on common stock.....................        574        530
                                                          --------   --------
PRIMARY EARNINGS PER SHARE.............................   $   6.42   $   6.02
                                                          --------   --------
PER COMMON SHARE
Dividends declared.....................................   $   3.06   $   2.79
Book value.............................................      50.71      46.73
                                                          --------   --------
AT YEAR-END
Total stockholders' equity.............................   $ 10 451   $  9 568
Total assets...........................................    184 879    154 917
                                                          --------   --------
SELECTED RATIOS
Return on average common stockholders' equity..........       13.6%      12.9%
Common stockholders' equity as % of year-end assets....        5.4        5.9
Total stockholders' equity as % of year-end assets.....        5.7        6.2
Tier 1 risk-based capital ratio........................        8.8        9.6
Total risk-based capital ratio.........................       13.0       14.2
                                                          --------   --------


       [GRAPHIC APPEARS HERE]                     [GRAPHIC APPEARS HERE]

TO OUR STOCKHOLDERS

J.P. Morgan earned $1.3 billion in 1995, up 7 percent from 1994; per share, net income was $6.42 compared with $6.02 a year earlier. We gained momentum with clients, held to a disciplined plan of expense growth, and improved the quality of earnings.

     Looking at the five major sectors of Morgan's global business, we saw advances in those that center on services we provide for clients: Finance and advisory revenues rose 27 percent to $1.5 billion; Sales and trading revenues also grew 27 percent to $1.6 billion; and Asset management and servicing was up 2 percent to $1.3 billion. The combined pretax contribution of these three client-centered business sectors rose 70 percent in 1995 to $1.1 billion. In the two sectors that cover activities undertaken solely for our own account, revenues of $534 million from realized gains on Equity investments were down from the high level of 1994, and Asset and liability management increased modestly to $1 billion. Overall, these two sectors produced $1.4 billion of income before taxes, slightly less than in 1994.

           IN 1995 WE ACCELERATED THE DRIVE TO EARN A GROWING SHARE
         OF OUR CLIENTS' BUSINESS AND HELD DOWN THE GROWTH OF EXPENSES.

     Expenses for the year increased 8 percent. We invested in people and the continued development of core business capacity, but checked the rise of all other costs. In the second half of 1995, particularly, expense discipline allowed us to bring revenue growth to the bottom line. Revenues for the second half of the year were 15 percent higher than for the latter half of 1994. Expenses over the same period, in contrast, rose just 6 percent.

     Improved financial performance in 1995 was an important achievement. The dynamics underlying that progress are even more significant.

     The impact of investments made over the past decade is visible: J.P. Morgan today has the most complete range of critical, sophisticated skills offered by any financial firm in the world. Proficiency in equity, fixed income, and advisory capabilities now complements credit, markets, and investment management leadership of long standing. Fully $1 billion of revenue in 1995 was generated by activities that produced little or nothing at the start of the 1990s, such as securities underwriting in the United States and trading in emerging markets. The vital strategic task of our recent history - transformation into a firm that integrates investment, commercial, and merchant banking globally - is essentially complete. We now have the challenge of realizing the potential inherent in the new J.P. Morgan.

     That task involves setting priorities among the many business opportunities open to us. In sharpening strategic focus, we have made choices about what not to do. One such choice was the sale in 1995 of Morgan's securities custody and clearing operations. Consolidation among large providers was accelerating, and these operations would have required substantial continuing investment. We concluded that clients ultimately would be better served by institutions that considered such operations intrinsic to their strategy. We decided our investment dollars should be channeled to areas of greater potential value to Morgan.

     Dedication to clients and to superb performance on their behalf are ingrained Morgan values. Having built the capabilities important to clients - still motivated by those values - we are accelerating the drive to earn a growing share of clients' financial business. Last year we rebalanced our organization, orienting the entire firm around strengthened groups of bankers whose job it is to draw together the right combination of global resources

[PHOTO APPEARS HERE]
Douglas A. Warner III
Chairman and
Chief Executive Officer


to meet clients needs. Client by client, we expanded our dialogue, focused our efforts, and collaborated intently to win pivotal assignments that would build trust in the value we contribute as an advisor, transactor, and financial partner. Clients have responded. The result is growing momentum and growing market share.

           DEDICATION TO CLIENTS AND TO SUPERB PERFORMANCE ON THEIR
                      BEHALF ARE INGRAINED MORGAN VALUES.

     In a record year for merger activity, Morgan advanced to be among the top five merger and acquisition advisors worldwide, ranking first in Latin America and second in Europe. We counseled clients in prominent transactions, including, for example, the largest cross-border merger of the year, Hoechst's $7 billion acquisition of Marion Merrell Dow, the $15.3 billion merger of TSB Group with Lloyds Bank in the United Kingdom, and the $5.7 billion Westinghouse purchase of CBS. Throughout Asia, we helped clients such as Telekom Malaysia, the Hong Kong Mass Transit Railway Corporation, and San Miguel, the largest food and beverage concern in Southeast Asia, gain access to international capital. We served as a manager for $17 billion of equity issues and led milestone deals, including the $470 million initial public offering of MEMC Electronic Materials, one of the largest-ever technology IPOs. In debt underwriting, Morgan turned in strong competitive performance in the United States, having long been a leader in the Eurobond market, and joined the top tier of underwriters of investment-grade corporate debt. As clients reevaluated the appropriate use of derivative instruments and looked critically at dealers, Morgan gained market share and continued to break new ground with sophisticated risk management services and innovative products, such as credit derivatives. We remain a leader in the syndicated loan and private debt and equity markets and continue to be at the forefront in emerging markets. Assets we manage on behalf of institutional and individual investors grew to $179 billion. Transaction volume at Euroclear, the leading clearing and settlement system for international securities, reached
$25 trillion.

     Productivity is improving, as we work to generate more revenue and value for every dollar we spend. Intensive investment since the mid-1980s produced the powerful framework we have today; in the process, inevitably, it built up a head of steam in spending. Now further along in the investment cycle in most business areas, we focused in 1995 on managing costs tightly, deliberately. Overall, expense growth was held to 8 percent. Without cutting off the flow of investment needed to deliver on our potential, without cutting into muscle, we have lowered the trajectory of costs.

     Looking ahead, what are our challenges for 1996 and beyond? How can we fulfill the potential of J.P. Morgan and carry a great banking legacy into the twenty-first century?

     First and always, by being a source of superior value to clients. We aim to perform with such commitment, speed, and effect that whenever and wherever clients have a critical need, they turn to us.

     Continuing to build our momentum with clients is our most promising growth opportunity. If a client calls J.P. Morgan when the challenge is critical and performance crucial, that call implies trust, on which productive long-term relationships thrive. When we deliver superior advice and execution, we earn the chance to build still greater confidence by introducing a satisfied client to colleagues who can address other critical issues, in other markets. Being the firm that a client calls first - and repeatedly - offers Morgan the chance to play a role that uses our strengths and creates value through the understanding, communication, and desire to excel that enduring relationships naturally yield. Playing that critical role can maximize the return on our investment in global capabilities, and - because disproportionate rewards go to clients' lead firms - produce outstanding profits.

     Our effort to earn more business from our clients through exceptional performance will only intensify. This is our top priority.

            EXPERIENCE IN COMMITTING OUR OWN CAPITAL GIVES CLIENTS
           CONFIDENCE IN OUR ADVICE AND ABILITY TO ACT SUCCESSFULLY
                           IN THE MARKETS FOR THEM.

     Investing and trading for our own account are also integral to our business. Morgan must be a market force in its own right to accommodate the needs of the multinational corporations, large institutions, and sophisticated private concerns and individuals that constitute our client base. Positioning is a natural adjunct of our dealings with them as we make markets in currencies and instruments around the world. Experience in committing our own capital gives investors and issuers confidence in our advice and ability to act successfully in the markets for them.

     Having the best possible risk-takers and a tolerance for risk that accentuates our advantage will continue to be vital. As we press for growth in our business with clients, we recognize that proprietary activities will always be essential and can fire results when opportunities allow.

     The complexity, breadth, and velocity of our business demand comprehensive management of risk. We balance the benefits of decentralized global business management with strong central policies, a constant flow of information, and rigorous control. We manage actively and aim to detect a potential problem before it escalates. While we seek constantly to improve the quality and sophistication of our risk analysis, the most critical roles in managing risk fall to responsible, skilled people and fundamental business diversification.

     A leap in the productivity of our efforts is an imperative. We need to be more visionary, more agile, less bureaucratic - anticipating change and focusing energy on meeting the constantly evolving needs of our clients. As we invest, we must set higher goals for expected return. Active, disciplined management of our cost structure and allocation of resources to areas of opportunity are part of the task; technology, clearly, has an important role to play. To design the most efficient infrastructure for our business, we are exploring alliances with technology firms and further consolidation of shared support services. At the end of the day, we will test our work against the measures that count: the value that we create for clients and stockholders, and by implication for our people and communities. That is the way to boost our return on equity from the result of last year - 13.6 percent - to the superior level that our owners expect.

     Meanwhile, the metamorphosis of the competitive landscape continues. Formidable institutions - from the European universal banks to American super-regionals to premier investment banking houses - are fighting for a place among the few preeminent global firms that will emerge from the restructuring of the financial services industry now under way.

             WE NOW HAVE THE CHALLENGE OF REALIZING THE POTENTIAL
                       INHERENT IN THE NEW J.P. MORGAN.

     Unequivocally, J.P. Morgan intends to be one of those leaders. Intensive focus on what our clients value and we do best will guide us. Institutional scale is important, but to the extent that being big interferes with being nimble, creative, and responsive, it will inhibit rather than enhance comparative advantage. The struggle for survival among financial competitors may drive down returns, but ultimately the firms that stay most relevant and valuable to their clients will thrive.

     Morgan's edge, we believe, will derive ultimately from its commitment to clients. That commitment implies integrity, a passion to excel, and the patience to build relationships over long horizons; it engenders trust, the most valuable distinction of all. In reinforcing the reality that underlies our reputation as a firm that can be trusted, we preserve a precious advantage.

     We will push hard to be the best at what we do, in every market and every product. We will continue to invest selectively and prize efficiency. We will seek highly talented people, motivated by shared purpose and values, and challenge them to develop their potential. Our management and hundreds of senior officers will continue to be paid significantly in J.P. Morgan stock, so that we run the firm as owners. But most of all we will try to draw out the best of J.P. Morgan for our clients, in terms of both capability and character. That is the wellspring of our vision and will drive our success.



/s/ Douglas A. Warner III

Douglas A. Warner III
Chairman of the Board
Chief Executive Officer

March 8, 1996

TRANSITIONS

[PHOTO APPEARS HERE]
RODNEY B. WAGNER

Drawing a multifaceted 40-year career at our firm to a close, Vice Chairman Rodney B. Wagner retired in February 1996. In the best Morgan tradition, Rod has served as a respected advisor to our clients, especially in emerging nations, over decades of change and in more than a few crises. His long involvement in the developing world began during the 1960s when he served for a period in Washington, D.C., and Ankara as an executive of the Agency for International Development. He was instrumental in resolving developing country debt problems in the 1980s and helped design a landmark program for Mexico that became a widely used model for debt restructuring. A superb ambassador of the firm, Rod was also a friend and mentor to many.

     Michael E. Patterson was named a vice chairman and director of J.P. Morgan last December. He joined Morgan in 1987 as general counsel and has served as the firm's chief administrative officer, with wide-ranging responsibilities, since 1994.

     In 1995 we also welcomed as a director Riley P. Bechtel, chief executive officer of the Bechtel Group, a multinational construction firm. John G. Smale, retired chairman of The Procter & Gamble Company, stepped down from the Board during the year at the normal retirement age. We appreciate his many years of valuable service.

     We note finally, with sadness, the death on May 4, 1995, of Lewis T. Preston, our former chairman, who was the architect of the modern J.P. Morgan and the preeminent international banker of his era; and on March 2, 1996, of Peter B. Smith, a valued member of our management team and chairman of the Credit Policy Committee. They will be greatly missed.

We are committed to offering advice and execution of the highest quality, conducting our business in a principled way, and maintaining the global market power that allows us to help our clients succeed while enhancing returns for our stockholders.

FIVE BUSINESS SECTORS

J.P. Morgan's purpose is to provide services of superior value to our clients, enabling them to meet critical financial challenges globally. We have specialized for more than 150 years in serving clients with sophisticated needs: corporations, governments, institutions, and individuals around the world, as both users and investors of funds. Their challenges range from exploring and executing business strategy, to raising and structuring capital, to investing and trading assets, to managing complex forms of risk. We are committed to understanding our clients' goals, protecting their interests, and creating and delivering the products and services that will advance their success. We offer a complete range of investment, commercial, and merchant banking as well as asset management capabilities, a pervasive global mindset, and a flexible, responsive organization.

FINANCE AND ADVISORY

Morgan helps to structure and raise equity and debt capital throughout the world to support clients' operating needs, counsels on business and financing strategy, and executes transactions that advance strategic goals.

SALES AND TRADING

Morgan provides access to world financial markets for clients and trades for its own account. We deal in securities, currencies, commodities, and derivatives to help clients meet investment, trading, and risk management needs, supported by comprehensive research on market conditions and opportunities.

ASSET MANAGEMENT AND SERVICING

Morgan invests assets entrusted to us by institutions and individuals, through separately managed portfolios and investment funds. We also provide financial advisory, banking, brokerage, and fiduciary services for private clients and operate the world's largest securities clearing and settlement system for internationally traded securities, Euroclear.

EQUITY INVESTMENTS

Morgan manages its own diversified portfolio of equity investments, turning knowledge and experience around the world into a comparative investment advantage for our stockholders. Many opportunities develop through relationships with clients.

ASSET AND LIABILITY MANAGEMENT

Morgan actively manages the interest rate risk and liquidity profile of its assets, liabilities, and off-balance-sheet exposures.

                             [GRAPHIC APPEARS HERE]

--------------------------------------------------------------------------------
FINANCE & ADVISORY
ADVISORY
EQUITIES
DEBT UNDERWRITING
CREDIT

Revenues were up 27% and pretax income rose sharply as record levels of merger activity and favorable financing conditions gave us opportunities to create value for clients. We gained market share as a strategic advisor, completing transactions valued at $65 billion, and as an underwriter of securities,raising $235 billion of debt and equity, and arranging $173 billion of syndicated loans.

--------------------------------------------------------------------------------
SALES & TRADING
FIXED INCOME
FOREIGN EXCHANGE
COMMODITIES
PROPRIETARY

Revenues grew 27% and pretax income rebounded, with market conditions improving in both developed and emerging markets as the events that shook investor confidence in 1994 receded. Morgan's performance in emerging markets was strong, as were the results of our proprietary trading unit; trading revenue in developed country fixed income markets declined. Demand for risk management products strengthened, and foreign exchange revenues were up.

--------------------------------------------------------------------------------
ASSET MANAGEMENT & SERVICING
ASSET MANAGEMENT
EXCHANGE TRADED
  PRODUCTS
PRIVATE BANKING
OPERATIONAL SERVICES

Revenues were up modestly as a result of inflows of new business from institutional investors. J.P. Morgan is one of the world's leading investment managers, with $179 billion of assets under management. Brokerage revenues for exchange-traded products held steady and transaction volumes rose, despite lower industry market volume. Revenues from operational services declined as a result of lower volumes in credit and deposit products, which in turn contributed to a decrease in the sector's pretax income.

--------------------------------------------------------------------------------
EQUITY INVESTMENTS
EQUITY INVESTMENT
     PORTFOLIO
     MANAGEMENT

Revenues generated by our diversified $1 billion equity portfolio were 19% below the high level of 1994. We made new private equity investments of $190 million in 33 businesses last year, using our global network to identify trends and opportunities. Total return - revenues plus the change in net unrealized appreciation - increased 212% in 1995 to $387 million, reflecting a higher rate of growth in the portfolio's value.

--------------------------------------------------------------------------------
ASSET & LIABILITY MANAGEMENT
INTEREST RATE RISK
     MANAGEMENT
LIQUIDITY MANAGEMENT

Revenues rose 5% to $1,013 million, as higher net interest revenue was realized from activities in the United States and Asia. Total return, which combines reported revenue and the change in net unrealized appreciation of our portfolio, was up 25%, reflecting improved performance in Europe and Asia. We actively manage the interest rate exposure of our portfolio, including $25 billion of government securities, based on our judgments about long-term interest rate and economic trends.

SUMMARY OF SECTOR RESULTS

J.P. Morgan's financial performance improved in 1995, with a better balance of results among major business activities and continued progress toward strategic goals, including expanding the scope of our relationships with clients. Overall, the firm's revenues grew 7% to $5.9 billion. Expenses, at $4 billion, were up 8%, reflecting selective continued investment, especially in equities, asset management, and private client resources, combined with tighter cost control. Pretax income - shown in the table below - rose 4% to $1.9 billion.

                                            Asset               Asset and
                   Finance    Sales       Manage-    Equity     Liability
                      and       and      ment and   Invest-       Manage-   Corporate  Consol-
In millions       Advisory   Trading    Servicing     ments          ment       Items   idated

1995
----------------------------------------------------------------------------------------------
Total revenues...   $1 475    $1 649     $1 258       $534       $1 013        ($25)   $5 904
Total expenses...    1 128     1 228        920         24          107         591     3 998
----------------------------------------------------------------------------------------------
Pretax income....      347       421        338        510          906        (616)    1 906

1994
----------------------------------------------------------------------------------------------
Total revenues...    1 165     1 299      1 232        663          965         193     5 517
Total expenses...    1 056     1 154        835         23           93         531     3 692
----------------------------------------------------------------------------------------------
Pretax income....      109       145        397        640          872        (338)    1 825
----------------------------------------------------------------------------------------------

The firm's management reporting system and policies were used to determine the revenues and expenses directly attributable to each sector. In addition, earnings on stockholders' equity and certain overhead expenses not allocated for management reporting purposes were allocated to each business sector. Earnings on stockholders' equity were allocated based on management's assessment of the inherent risk of each sector. Overhead expenses were allocated based primarily on staff levels and represent costs associated with various support functions that exist for the benefit of the firm as a whole. In both 1995 and 1994, $610 million related to income taxes was not allocated to the business sectors.


In these pages we present the year's results for five basic sectors of business activity. Use of this sector framework helps to clarify our complex, global business, although there are some vital dimensions it cannot capture: the extensive diversification of activities within each sector; our comprehensive process of risk management; the integration of global activities that heightens responsiveness and efficiency; the complementary value of client-oriented and proprietary activities; and the shared values and dedication to clients that unite our people.

        Revenues of $4.4 billion for the three business sectors that revolve around activities for clients - Finance and Advisory, Sales and Trading, and Asset Management and Servicing - grew 19%, and their combined pretax income of $1.1 billion was up 70% from 1994, reflecting success in earning a growing share of clients' financial business and in winning new clients. The $1.4 billion of pretax income contributed by the Equity Investments and Asset and Liability Management sectors, devoted exclusively to proprietary business, was down modestly from 1994.

        A significant strategic step was taken in 1995 with the sale of our securities custody and clearing operations - part of a sharpened focus on our core business activities. This sale does not affect our role as operator of the Euroclear System.

               We broke new ground in markets worldwide to help
           clients meet critical challenges, putting our full set of
               investment Banking And Credit Skills to work with
                                visible impact.

FINANCE AND ADVISORY
[GRAPHIC APPEARS HERE]

In 1995, J.P. Morgan accelerated its momentum in investment banking. From advising on mergers to raising debt and equity capital to publishing research on companies and industries, we expanded the scope of our effort and won new business by identifying opportunities and solving problems for our clients. Gains in market share were reflected in Morgan's advancement in industry rankings of advisors and underwriters.

        Three major trends affected the advisory and financing environment:
Corporations seeking to maximize shareholder value clarified their focus; the availability of low-cost funds encouraged firms to raise capital; and cross-border transactions redefined market boundaries. Morgan was strongly positioned to capitalize on these trends.

        Advisory revenues rose as transactions completed for clients placed J.P. Morgan as the top-ranked merger-and-acquisition firm in Latin America, second in Europe, and fifth worldwide. We completed 93 merger, acquisition, and divestiture assignments valued at $65 billion. The breadth of our capabilities enabled us to serve a number of clients at several stages of a transaction. For example, we advised Service Corporation International, the world's largest provider of funeral and cemetery services, on its $580 million acquisition of the largest funeral operator in France and then lead-managed a $323 million common stock offering and more than $700 million in public and private bond offerings to finance the transaction and meet other company needs.

        Debt and equity underwriting revenues also grew. We broke into the U.S. "bulge bracket" to rank among the top six underwriters of investment grade corporate debt. Our equities business advanced, as the quality of our research and the effectiveness of our distribution had growing impact. Equity underwriting revenues, generated in large part by initial public offerings for technology, financial, and emerging markets issuers, increased nearly 30%. Equity derivatives revenues were up as clients sought tools to help manage market volatility.

        Our syndicated loan volume rose sharply to $173 billion, ranking Morgan as the third-largest arranger of these facilities. In a sign of the increasingly global character of the market, we led a $2 billion credit facility for electronics giant Siemens - the first international loan syndication for a German company led by a non-German bank.

        Total Finance and Advisory revenues rose 27% to $1,475 million.


SELECTED 1995 HIGHLIGHTS

ADVISED TSB GROUP ON ITS $15.3 BILLION MERGER WITH LLOYDS BANK - THE LARGEST M&A DEAL IN EUROPE IN 1995.

ADVISED JOHNSON & JOHNSON ON ITS $1.8 BILLION UNSOLICITED BID AND SUBSEQUENT FRIENDLY MERGER WITH CORDIS - CREATING THE WORLD'S LEADING MANUFACTURER OF CARDIOLOGY EQUIPMENT.

LEAD-MANAGED A $130 MILLION CONVERTIBLE ISSUE FOR ALFA S.A., THE ONLY EQUITY OFFERING BY A MEXICAN COMPANY IN 1995.

LEAD-MANAGED $637 MILLION OF ASSET-BACKED NOTES AND CERTIFICATES FOR FORD MOTOR CREDIT CO. - THE FIRST SECURITIZATION OF SHORT-TERM OPERATING LEASES.

LED A $500 MILLION DEBUT ISSUE OF YANKEE BONDS FOR TELEKOM MALAYSIA, CITED AS THE ASIAN BOND DEAL OF THE YEAR.

         Sales, trading, and research teams provide clients with the ability to tailor and execute both investment and risk
       management strategies across every asset class in global markets.

SALES AND TRADING
[GRAPHIC APPEARS HERE]

Sales and trading results rebounded last year, as the strains of 1994 yielded to growing investor confidence in both emerging and developed markets. Favorable conditions produced strong client demand for the full range of our fixed income, foreign exchange, and commodities products, including related derivatives. Results in our separate proprietary unit were up, as we took advantage of opportunities across markets, with particular success in Asia.

        Morgan's research, noted in independent surveys for its depth and insight, continued to create advantages for clients; our indices and models set industry standards as performance benchmarks. We are a leading market-maker in 15 financial centers around the world, including as a primary dealer for the government securities of every major industrialized country. An acknowledged leader in risk management, our firm is cited for superior market-making, pricing, and problem-solving skills.

        Results in fixed income sales and trading were mixed; overall, revenues declined. We maintained strong leadership in emerging markets, as investor sentiment turned positive, spurring client demand and healthy revenue growth:
Trading volume was twice that of our nearest competitor. With rising interest in markets beyond Latin America, we provided access to opportunities in countries such as Poland, China, and Russia.

        In developed country markets, bond trading revenues declined, mainly as a result of losses in mortgage-backed securities. During the year, we significantly curtailed mortgage-backed activities in a strategic realignment of resources.

        Demand for the range of interest rate, currency and other derivative instruments strengthened, increasing our volumes roughly 40%, as clients reassessed strategies and reaffirmed the value of derivatives as effective risk management tools. Despite that demand, risk management revenues were affected by losses on positions arising from some client activities.

        Foreign exchange trading revenue rose significantly as client demand and transaction volumes grew; commodities results were lower, reflecting a decline in base-metals revenues, following an exceptionally good year in 1994.

        Total Sales and Trading revenues rose 27% to $1,649 million.


SELECTED 1995 HIGHLIGHTS

EXECUTED EMERGING MARKETS TRANSACTIONS IN SECURITIES OF 50 COUNTRIES VALUED AT $948 BILLION.

RANKED AS THE TOP DERIVATIVES DEALER AND THE TOP INTEREST RATE OPTIONS AND SWAP OPTIONS HOUSE IN SEPARATE INDUSTRY SURVEYS. MORGAN WAS
CITED FOR THE BREADTH AND QUALITY OF ITS SERVICE AND ITS "UNDISPUTED" DOMINANCE IN DOLLAR, YEN, AND DEUTSCHE MARK PRODUCTS.

NAMED EMERGING MARKETS RESEARCH HOUSE OF THE YEAR BY INTERNATIONAL FINANCING REVIEW.

WROTE THE FIRST FOREIGN EXCHANGE FORWARD ON THE POLISH ZLOTY.

        We use rigorous research and sophisticated skills to manage an extensive range of investments on behalf of institutions
                          and individuals worldwide.

ASSET MANAGEMENT AND SERVICING
[GRAPHIC APPEARS HERE]

J.P. Morgan enhanced its position as one of the world's leading investment managers in 1995. Assets under management grew 19% to $179 billion, one-third of which is invested outside of the United States. We won a record level of new business from institutional clients. More than a third of those assignments involved managing international portfolios, as interest in non-U.S. markets continued to grow.

        We have a strong record of long-term performance and base our investment approach on in-depth fundamental and quantitative research. With a broad array of investment products, we manage both separate portfolios and pooled investment vehicles, including 120 Morgan-managed mutual funds totaling $21 billion. In 1995 we began distributing two families of funds through selected institutional marketplaces to reach a broader universe of independent financial advisors.

        We help individuals around the world, and their associated trusts and closely held businesses, to structure their assets optimally and to extract greater value from their investments. We have been entrusted with the management of $41 billion of private client assets. For those managing their own portfolios, our full-service brokerage unit offers a complete range of global securities and handled a fast-growing volume of client transactions in 1995. The J.P. Morgan Asset Account, an integrated cash management and brokerage account, was introduced to private clients last year.

        As a broker of exchange-traded products, we are active dealers on 41 futures and options exchanges around the world. We execute and clear these contracts on behalf of institutional clients. Our brokerage transaction volume and market share grew on nearly all major exchanges, despite lower industry market volume; revenues held steady.

        With the growth of cross-border securities activity in 1995, the Euroclear System settled $25 trillion in securities transactions, a 14% rise. For more than 25 years, the Euroclear System - operated under contract by Morgan in Brussels - has supported the growth of international securities markets by offering efficient settlement, clearing, and related services to brokers, dealers, custodians, investment managers, and other financial institutions.

        In a strategic disposition, we sold our securities custody and clearing business in 1995 and discontinued certain of our cash services. Revenues and expenses for 1995 and 1994 associated with these businesses are in the Corporate Items section.

        Total Asset Management and Servicing revenues increased $26 million to $1,258 million in 1995.



SELECTED 1995 HIGHLIGHTS

RANKED AMONG THE TOP 10 INSTITUTIONAL INVESTMENT MANAGERS FOR THE 21ST CONSECUTIVE YEAR, WITH $138 BILLION IN ASSETS UNDER MANAGEMENT FOR INSTITUTIONAL CLIENTS.

ADDED $300 MILLION OF CLIENT FUNDS THAT ARE INVESTED IN THE JAPANESE EQUITY MARKET - USING A STRATEGY DUBBED "NIPPON NEUTRAL" - TO PRODUCE A STEADY INCREMENTAL RETURN WHETHER THE MARKET GOES UP OR DOWN.

RANKED AS THE TOP FUTURES BROKER ON THE LONDON INTERNATIONAL FINANCIAL FUTURES EXCHANGE.

SETTLED $25 TRILLION OF TRANSACTIONS IN THE EUROCLEAR SYSTEM, AND WITH THE ADDITION OF MEXICO INCREASED TO 25 THE NUMBER OF ITS DOMESTIC MARKET LINKS.

          Using our own capital, we apply insights gained worldwide to invest in high-potential opportunities.

EQUITY INVESTMENTS
[GRAPHIC APPEARS HERE]

For more than a decade, J.P. Morgan has invested its own capital in fast-growing companies and special situations, drawing on global perspective and in-depth industry knowledge to produce strong returns for our stockholders. We seek to spot trends - in industries, markets, and technologies - before they reach the mainstream and identify promising companies with the potential to become leaders. For many firms at the forefront of innovation, private equity capital from a knowledgeable investor like Morgan is what's needed to advance growth. Inherently, equity investment of this type accepts higher risk to create the potential for higher return.

        Morgan's $1 billion private equity investment portfolio consists of approximately 95 investments diversified by industry and geography. In 1995, we invested $190 million in 33 businesses. More than half of our investments were made in Europe, Latin America, and Asia. We committed capital to a range of industrial sectors, including media, telecommunications, technology, consumer products, and retail.

        We have private equity investment professionals in New York, San Francisco, Hong Kong, and Singapore. They can call on Morgan's global resources - industry expertise, markets knowledge, and analytical support - as they explore investment opportunities both through the firm's global network and independently. Each possible investment is evaluated on its merits, in the context of the risk and return profile of the firm's portfolio; many opportunities develop from our relationships with clients. The realization of gains accelerates when equity and merger markets are strong, but the process of assessing new opportunities and managing existing investments continues throughout market cycles.

        Total Equity Investments revenues of $534 million were 19% lower than in 1994, when gains realized on holdings of Columbia/HCA Healthcare Corporation stock were substantial. Total return, which combines revenues and the change in net unrealized appreciation, increased 212% in 1995 to $387 million, reflecting a higher rate of growth in the portfolio's value.


NET UNREALIZED APPRECIATION

IN MILLIONS                      1993   1994   1995
-----------                      ----   ----   ----
Marketable
equity investments             $1 030  $ 576  $ 440

Nonmarketable
equity investments                181     96     85
                                -----  -----  -----
Total net unrealized
appreciation                    1 211    672    525

            We actively manage our interest rate profile to create long-term value, based on our view of global interest rate and economic trends.

ASSET AND LIABILITY MANAGEMENT
[GRAPHIC APPEARS HERE]

In managing interest rate risk on and off our balance sheet, our constant objective is to create value over time, realized as net interest revenue and securities gains. In anticipation of economic developments and fundamental trends in interest rates, we dynamically adjust the interest rate profile of assets, liabilities, and off-balance-sheet exposures, focusing on opportunities to build long-term value. A full discussion of our approach to risk management can be found in the next section of this report.

   In 1995, we scaled down the level of risk in our asset and liability management activities. Our risk profile did not position us to benefit substantially in this sector from declines in U.S. interest rates. With a conviction that key rates in Japan and Europe would fall, however, we took asset and liability management positions that rewarded anticipation of those trends.

   Our liquidity risk profile was managed, as always, to ensure that we have the ability to access funds at a reasonable cost, even under adverse conditions. A strong capital position is an integral part of our liquidity management because it enables us to raise funds as economically as possible in a variety of international markets. In 1995 we took advantage of the favorable market conditions to obtain attractive term funding for our business needs.

   Asset and Liability Management revenues increased 5% to $1,013 million, as higher net interest revenue was realized from activities in the United States and Asia. Net unrealized appreciation declined to $553 million in 1995, mainly as a result of the recognition of net interest revenue.

   Total return, which combines reported revenue and the change in net unrealized appreciation, increased 25% to $494 million in 1995. The rise reflected improved performance in Europe and Asia, where we were well positioned for declines in interest rates, partially offset by lower returns in the United States.


UNREALIZED APPRECIATION (DEPRECIATION)

IN MILLIONS              1993     1994    1995
-----------              ----     ----    ----
Debt investment
securities              $  859   $  154  $ 484

Risk-adjusting
swaps                    1 207      776    389

Long-term repurchase
agreements                (119)      46   (152)

Other financial
instruments               (305)      96   (168)
                         ------   -----  ------
Total net unrealized
appreciation             1 642    1 072    553

CORPORATE ITEMS


Corporate Items include revenues and expenses that have not been allocated to the five business sectors, intercompany eliminations, and the taxable equivalent adjustment, which is calculated to gross-up tax exempt interest to a taxable basis.

        Revenues reported in this category in 1995 included a gain of $40 million related to the sale of the firm's global and local custody and U.S. commercial paper issuing and paying agency businesses. Revenues and expenses for 1995 and 1994 related to these businesses as well as the firm's discontinued cash services activities were as follows:

  .  Total revenues were $397 million in 1995, down from $414 million in 1994.

  . Total expenses of $433 million in 1995 and $449 million in 1994 included approximately $200 million, in both years, of costs allocated to these activities that were primarily related to technology. Efforts are under way to reduce these costs.

        A $55 million charge related to expense management initiatives is also included in Corporate Items in 1995.

        Corporate Items in 1994 included a $54 million gain on the sale of the domestic corporate trust business, $50 million of net interest revenue related to income tax refunds, and past due interest claims from Brazil and Argentina.

RISK MANAGEMENT


The major risks of J.P. Morgan are market, liquidity, credit, legal, fiduciary and agency, and operational. Comprehensive risk management processes have been established to facilitate, control, and monitor risk-taking. These processes are built on a foundation of early identification and analytically rigorous measurement of risks by each of our businesses. Control mechanisms are in place at different levels throughout the organization. The Corporate Risk Management Group, individual businesses, as well as the audit, legal, financial, and operations groups, are all involved in monitoring risks from a variety of perspectives and ensuring that businesses are operating within established corporate policies and limits. New businesses and material changes to existing businesses are subjected to reviews to assure management that all significant risks are identified and adequate control procedures are in place.

     Operating within well-defined corporate policies and standards and subject to thorough independent oversight, Morgan's business managers are responsible for managing risks in the activities and markets in which they do business. These managers, located in markets around the world, have firsthand knowledge of changes in market, industry, credit, economic, and political conditions in their host countries and use their experience and insights, supported by various risk management tools, to adjust positions and revise strategies in an efficient and timely manner. Our business managers are encouraged to protect against losses from unexpected events by limiting the magnitude of the risks they take and diversifying exposures and activities across a variety of instruments, markets, clients, and geographic regions.

     The Corporate Risk Management Group oversees our firmwide risk management processes. The primary objective of the group is to develop, communicate, and implement an institutional view of and process for managing risk across Morgan. This unit, which is independent of our business groups, is managed by the head of the Market Risk and Credit Policy committees.

     The Corporate Risk Management Group performs independent reviews of significant risk concentrations and has the authority to challenge any risk position. The group establishes and controls market risk limits and concentration limits for credit risk by considering exposure to particular products, counterparties, industries, and geographic regions. The Corporate Risk Management Group maintains a common risk management framework by developing, communicating, and assisting business groups in implementing corporate risk management policies, information systems, and methodologies. The group also trains Morgan's professionals in our risk management policies and methodologies.

     The Market Risk and Credit Policy committees, along with the Operating Risk Committee, are composed of members of senior management. The Market Risk Committee reviews trends in the firm's market and liquidity risk profiles, and the Credit Policy Committee reviews credit risk developments. The Operating Risk Committee identifies and implements necessary changes to the firm's operating environment, in response to changes in the marketplace, in technology, and in the firm's strategic initiatives and organizational structures. The Board of Directors periodically reviews trends in our risk profiles and performance as well as any significant developments in risk management policies and controls.

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

MARKET RISK

Market risk is the uncertainty to which future earnings are exposed as a result of changes in the value of portfolios of financial instruments. This risk is a consequence of our trading and asset and liability management activities in the interest rate, foreign exchange, equity, and commodity markets.

     The estimation of potential losses that could arise from adverse changes in market conditions is a key element of managing market risk. J.P. Morgan employs a value at risk methodology to estimate such potential losses. The firm's primary measure of value at risk is referred to as "Daily Earnings at Risk"
(DEaR). This measure takes into account numerous variables that may cause a change in the value of our portfolios, including interest rates, foreign exchange rates, securities and commodities prices, and their volatilities, as well as correlations among these variables. Option risks are measured using simulation analysis and other analytical techniques. These methods produce risk measures that are comparable to those generated for nonoption risks. DEaR uses historical one-day movements in these variables to estimate potential losses in trading and asset and liability management activities assuming normal market conditions and market liquidity. These estimates also take into account the potential diversification effect of the different positions in each of our portfolios. On a regular basis, the Corporate Risk Management Group calculates, reviews, and updates the historic volatilities and correlations that serve as the basis for these estimates.

     DEaR's one-day horizon allows for a consistent and uniform measure of market risk across all applicable products and activities. It also facilitates regular comparison of risk estimates to daily revenue from our trading activities, providing an indication of the quality of these estimates as well as opportunities to enhance our risk measurement processes. DEaR measures potential losses that are expected to occur within a 95% confidence level, implying that actual daily revenue might exceed DEaR approximately 5% of the time. In estimating DEaR, it is necessary to make assumptions about market behavior. The standard forecast used by Morgan assumes normal market behavior and an adverse market movement of 1.65 standard deviations.

     Morgan utilizes DEaR as one tool to estimate potential market risk related to all of our trading and asset and liability management activities. The Corporate Risk Management Group sets DEaR limits for each trading activity, all trading activities combined, and for our asset and liability management activities. The level of risk to be assumed by a business is based on our overall objectives, business manager experience, client requirements, market liquidity, and volatility. Within these limits, business managers set regional, local, product, currency, and trader limits as appropriate.

     On a daily basis, Morgan estimates DEaR for each trading activity and all trading activities combined. Similar daily estimates are made for our asset and liability management activities. Senior management reviews a daily report of profit and loss, aggregate positions, and the firm's global market risk profile. This report also compares estimated DEaR for the above-mentioned activities by individual business and by principal market with relevant DEaR limits, and includes a description of significant positions and a discussion of market conditions. Senior managers meet daily to discuss the firm's global market risk profile and trading strategies.

     The DEaR methodology is a uniform measure used across the firm to communicate and evaluate the relative level of market risk within and across businesses and major markets. However, no single measure can capture all dimensions of market risk. As a result, we supplement DEaR with additional market risk information and tools. For example, stress tests that attempt to measure the effect on portfolio values of unusual market movements are important parts of market risk management, as they can help to identify potential vulnerabilities to abnormal events. Stress testing can take several forms, including simulation analysis; sensitivity analysis, for moves in values of specific key variables such as volatilities and shifts in yield curves; and specific event analysis, for measuring the impact of abnormal market conditions associated with a specific market event.

MARKET RISK PROFILES

The following presents the market risk profiles for our trading activities and asset and liability management activities as of and for the years ended December 31, 1995 and 1994. Overall, market risk levels of the firm in 1995 were in line with 1994 as higher risk levels in trading activities were offset by lower levels in asset and liability management activities.

Trading activities

The following graph presents DEaR related to our combined trading activities for each trading day in 1995 and 1994, as well as the average quarterly DEaR. The level of market risk in our trading portfolios, which is measured on a diversified basis, will vary with market factors, the level of client activity, and our expectations of price and market movements. Risk levels in 1994, as depicted in the graph, reflected our response to difficult market conditions. During 1995, our risk levels increased although still at levels considered to be moderate. Our change in views of market opportunities throughout 1995 was reflected primarily by higher market risk levels in our proprietary unit and emerging markets activities.



[GRAPHIC APPEARS HERE]

At year-end 1995, DEaR for our combined trading activities across all market risks was approximately $27 million, as compared with approximately $13 million at year-end 1994. The primary sources of market risk associated with our trading activities relate to movements in interest rates and foreign exchange rates, each of which is measured on a diversified basis. At year-end 1995, DEaR of $27 million represented the combination of interest rate risk of approximately $20 million, foreign exchange rate risk of approximately $9 million, and all other market risks of $9 million, offset by ($11) million reflecting additional diversification among these risks. These estimates are based on various correlation assumptions.

     The frequency distribution of our 1995 daily combined trading-related revenues, generated by our trading businesses, is presented below.



[GRAPHIC APPEARS HERE]



The above distribution around average daily revenue of $7.6 million reflects the diversified and client-oriented nature of our global trading activities. Average daily revenue was $5.8 million in 1994.

     J.P. Morgan evaluates the reasonableness of our DEaR estimates by comparing DEaR to daily revenue. In 1995, the quality of our risk estimates remained strong. Consistent with statistical expectations, daily revenue fell short of expected results by amounts greater than related DEaR estimates on approximately 4% of the trading days in 1995. In addition, the confidence bands depicted in the above histogram, which represent 1.65 standard deviations around average daily revenue, would imply an average DEaR of $18 million, compared to our actual average DEaR estimate of $19 million for 1995.

     We also evaluate various downside risk indicators. For example, average daily revenue, for the 10 days that fell short of the downside confidence band, was a loss of ($15) million in 1995, compared with a loss of ($23) million for 11 days in 1994.

Asset and liability management activities

We use a value at risk methodology to estimate over various time horizons the potential earnings effect of a specified adverse movement in market prices in our asset and liability management activities. Asset and liability management portfolios are also reflected on a DEaR basis to allow for a consistent and uniform measure of market risk across asset and liability management and trading activities.

     During 1995, value at risk measured over a weekly horizon averaged approximately $39 million and ranged from $27 million to $56 million. This compares with weekly average value at risk of approximately $53 million and a range of $37 million to $81 million in 1994. These amounts approximate average DEaR of $17 million and a range of $12 million to $25 million in 1995, and average DEaR of $24 million and a range of $16 million to $36 million in 1994. Risk levels related to our asset and liability management activities declined in 1995, based on our view of longer-term market opportunities.

     Weekly value at risk was approximately $29 million at year-end 1995, as compared with approximately $48 million at year-end 1994. These amounts approximate DEaR of $13 million at year-end 1995 and $22 million at year-end 1994.

     We evaluate our weekly value at risk estimates relative to total return over the same period. In 1995, weekly total return related to our asset and liability management activities fell short of expected weekly results by amounts greater than related weekly value at risk estimates approximately 5% of the time.


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

     The liquidity of trading asset inventories is monitored continuously by the appropriate business managers. On a periodic basis the Corporate Risk Management Group reviews the liquidity and turnover of certain of these inventories as part of its overall business risk profile review.

CREDIT RISK

Credit risk arises from the possibility that counterparties may default on their obligations to the firm. These obligations arise from our lending activities, the extension of credit in our trading and investment activities, and from our participation in payment and securities settlement transactions on our own behalf and as agent for our clients.

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

     The quantitative aspect of credit risk begins with the measurement of credit exposure to our counterparties. The Corporate Risk Management Group is responsible for establishing the framework of policies and practices required to measure such risk. We measure credit exposure in terms of both current and potential credit exposure. Current credit exposure is generally represented by the notional or principal value of on-balance-sheet financial instruments and by the positive market value of derivative instruments. Because many of our exposures are affected by changes in market prices, we also estimate the potential credit exposure over the remaining term of the transactions through statistical analysis.

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

LEGAL RISK

Legal risk arises from the uncertainty of the enforceability, through legal or judicial processes, of the obligations of J.P. Morgan's clients and counterparties, including contractual provisions intended to reduce credit exposure by providing for the offsetting or netting of mutual obligations. Morgan seeks to remove or minimize such uncertainty through continuous consultation with internal and external legal advisors in all countries in which we conduct business.

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

OPERATIONAL RISK

Operational risk is the potential for loss caused by a breakdown in information, communication, transaction processing, and settlement systems and procedures. J.P. Morgan attempts to mitigate operational risk by maintaining a comprehensive system of internal controls.

     The objective of an internal control framework begins with the identification and prioritization of business objectives, and the linkage of these objectives to the business processes through which they are attained. Morgan's business managers are responsible for establishing and maintaining an appropriate system of internal controls after considering the risks of their business and the standards and policies of the firm. Risks inherent in reaching each objective are identified, and control objectives required to mitigate those risks are established. Consistent with these control objectives, we develop control procedures and standards, identify their impact on the respective business processes, and implement them at the appropriate level. Monitoring the effectiveness of our control procedures is a vital component of this framework.

     In addition to the establishment of a system of internal controls, we also maintain key backup facilities worldwide, and update systems and equipment as required in response to changes in business conditions and technology needs. Contingency plans are executed and communicated throughout the firm on a regular basis.

     Our control environment encompasses all of the above elements and is enhanced by the integrity and competence of our professionals, the way our professionals are developed and supervised, and management's philosophy and operating style. This comprehensive system of internal controls enables management to ensure compliance with management policies and external regulations.

FINANCIAL REVIEW

In millions                            1995      1994      1993
-----------------------------------------------------------------
Net interest revenue . . . . . . .   $ 2 003   $ 1 981   $ 1 772
Noninterest revenue  . . . . . . .     3 901     3 536     4 499
Operating expenses . . . . . . . .    (3 998)   (3 692)   (3 580)
Income taxes . . . . . . . . . . .      (610)     (610)     (968)
-----------------------------------------------------------------
INCOME BEFORE ACCOUNTING CHANGE. .     1 296     1 215     1 723
Accounting change. . . . . . . . .         -         -      (137)
-----------------------------------------------------------------
Net income                             1 296     1 215     1 586
-----------------------------------------------------------------

Primary earnings per common share

INCOME BEFORE ACCOUNTING CHANGE. .   $  6.42   $  6.02   $  8.48
Net income. . . . . . . . . . .  .      6.42      6.02      7.80
-----------------------------------------------------------------


NET INTEREST REVENUE
[GRAPHIC APPEARS HERE]

Net interest revenue aggregates interest revenue and expense generated from assets, liabilities, and off-balance-sheet activities. Net interest revenue derived from instruments used in our Asset and Liability Management activities is the largest contributor to net interest revenue. The Finance and Advisory and Asset Management and Servicing sectors generate net interest revenue from loans and other credit and deposit products. In addition, net interest revenue results from various financial instruments used in our trading-related businesses, primarily within the Sales and Trading sector. Net interest revenue is affected by changes in interest rates, funding strategies, and the relative proportion and composition of interest-bearing and noninterest-bearing financial instruments. Trading-related net interest revenue has become increasingly sensitive to these changes as our trading activities have increased. The levels of equity capital and net noninterest-bearing liabilities reduce the requirement to incur interest-bearing liabilities to fund the firm's activities.

     Net interest revenue was $2,003 million in 1995, compared with $1,981 million in 1994 and $1,772 million in 1993. Net interest revenue included $66 million and $201 million in 1994 and 1993 respectively, primarily related to past due interest claims from Brazil and Argentina. In 1994, the firm also recorded $50 million of interest revenue associated with income tax refunds. Excluding these items, net interest revenue was 7% higher in 1995 than in 1994. This increase was primarily attributable to increased net interest revenue from our Asset and Liability Management activities in the United States and Asia. Net interest revenue associated with the Finance and Advisory sector also increased in 1995, primarily due to increased net interest revenue from credit-related products, somewhat offset by higher funding costs associated with our expanding equities business. Net interest revenue attributable to the Sales and Trading sector declined, primarily due to lower yields on fixed income securities offset by higher net interest revenue from Latin American deposits and redeposits. Net interest revenue related to the Asset Management and Servicing sector also declined primarily from credit and deposit services. Net interest revenue derived from the custody and cash services businesses disposed of in 1995 represented approximately 6% of consolidated net interest revenue in 1995.

     Net interest revenue, excluding receipts related to past due interest and interest on income tax refunds, increased 19% in 1994 compared with 1993. This increase was primarily attributable to increased net interest revenue from the Sales and Trading sector, reflecting higher trading-related net interest revenue from European fixed income securities and emerging markets activities, particularly in Brazil. Net interest revenue related to European and Asian Asset and Liability Management activities also increased during 1994, while net interest revenue associated with U.S. dollar activities declined. Partially offsetting this increase in 1994 was lower net interest revenue associated with the Finance and Advisory sector, primarily due to the reduced volume of credit-related activities and a decrease in spreads due to the more competitive lending environment.

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

     The following table provides J.P. Morgan's interest-rate-sensitivity gaps at December 31, 1995 and 1994, including the asset and liability interest-rate-sensitivity gaps and the effect of derivatives on the gaps. The resulting interest-rate-sensitivity gap is presented by U.S. dollar and non-U.S. dollar currency components and reflects J.P. Morgan's market outlook at these points in time. Significant variances in interest rate sensitivity may exist at other dates not presented in the table. Amounts in parentheses reflect liability sensitive positions.

By repricing or maturity dates
------------------------------
                                                                  After six   After one
                                                        Within    months      year but   After
                                                          six     but within   within     five
In millions                                             months    one year      five     years
-----------                                            --------   ---------- --------- -------
DECEMBER 31, 1995
Asset and liability interest-rate-sensitivity gap...... $(3 530)   $(2 403)  $12 240    $3 037
Derivatives affecting interest rate sensitivity........   8 384     (4 113)   (7 262)    2 991
                                                        -------    --------  --------   ------
Interest-rate-sensitivity gap (a)......................   4 854     (6 516)    4 978     6 028
                                                        -------    --------  --------   ------
 (a) Components of interest-rate-sensitivity gap:
            U.S. dollar................................   2 017     (6 220)    5 180     3 580
            Non-U.S. dollar *..........................   2 837       (296)     (202)    2 448
                                                        -------    --------  --------   ------
            Total......................................   4 854     (6 516)    4 978     6 028
                                                        -------    --------  --------   ------
DECEMBER 31, 1994

Asset and liability interest-rate-sensitivity gap......  (8 885)      (811)    2 361    13 422
Derivatives affecting interest rate sensitivity........  14 324      3 154       280   (17 757)
                                                        -------    --------  --------   ------
Interest-rate-sensitivity gap (b)......................   5 439      2 343     2 641    (4 335)
                                                        -------    --------  --------   ------
 (b) Components of interest-rate-sensitivity gap:
            U.S. dollar................................  17 359      2 772    (4 752)   (4 259)
            Non-U.S. dollar *.......................... (11 920)      (429)    7 393       (76)
                                                        -------    --------  --------   ------
            Total......................................   5 439      2 343     2 641    (4 335)
                                                        -------    --------  --------   ------

     * Primarily yen, deutsche mark, French franc, Belgian franc, and sterling positions.

TRADING REVENUE

[GRAPHIC APPEARS HERE]

Trading revenue is generated primarily by activities included within the Sales and Trading and Finance and Advisory sectors. Trading revenue increased 35% to $1,376 million in 1995 from $1,019 million in 1994. Reported trading revenue does not include net interest revenue associated with trading activities. The methodology utilized to derive net interest revenue attributable to trading activities includes accruals on interest-earning and interest-bearing trading-related positions as well as allocated amounts reflecting the cost or benefit, based on short-term interest rates, of funding net trading-related positions. Trading-related net interest revenue should be considered when evaluating trading results since the firm manages its trading activities based on combined revenues.

     The following table presents trading revenue and net interest revenue associated with the firm's trading activities, in both developed and emerging markets, disaggregated by principal product groupings. The table does not represent total revenues generated by business activities as discussed in the Five business sectors. For example, underwriting revenues and equities commissions, which are reported in Investment banking revenue and Operational service fees respectively on the Consolidated statement of income, are not included below.

                                  Fixed                   Foreign       Com-  Proprietary
In millions                       Income   Equities      Exchange    modities    Unit   Total
---------------------------------------------------------------------------------------------
1995
Trading revenue                    $  668     $ 249          $253       $42   $ 164   $1 376
Net interest revenue (expense)        201      (112)           22         -      20      131
---------------------------------------------------------------------------------------------
Combined revenue                      869       137           275        42     184    1 507
---------------------------------------------------------------------------------------------
1994
Trading revenue                       766       115           168        82    (112)   1 019
Net interest revenue (expense)        299       (20)           10        (8)      1      282
---------------------------------------------------------------------------------------------
Combined revenue                    1 065        95           178        74    (111)   1 301
---------------------------------------------------------------------------------------------
1993
Trading revenue                     1 290       199           315        57     198    2 059
Net interest revenue (expense)        182       (41)            2         -      (1)     142
---------------------------------------------------------------------------------------------
Combined revenue                    1 472       158           317        57     197    2 201
---------------------------------------------------------------------------------------------

Combined revenue of $1,507 million in 1995 increased $206 million from 1994 due primarily to higher proprietary unit revenues and strong client demand across a range of the firm's market-making activities. Combined revenue of $1,301 million in 1994 decreased $900 million from $2,201 million in 1993 due primarily to defensive investor participation in the markets globally and losses in the firm's proprietary unit.

Fixed Income

Fixed Income includes the results of making markets in U.S. and foreign government securities, debt instruments in emerging markets, interest rate and currency swaps, options and other derivative instruments, money market instruments, U.S. government agency securities, and corporate debt securities.

     Combined revenue of $869 million in 1995 decreased $196 million from 1994. While demand for risk management products was higher, revenues declined from 1994 due to losses in positions arising from some client activities. We also recorded losses from mortgage-backed securities in 1995 as we reduced inventory positions in a strategic realignment of these activities. Partially offsetting these declines were higher results from emerging markets activities.

     Combined revenue of $1,065 million in 1994 decreased $407 million from exceptional 1993 revenues. The decrease in 1994 was due primarily to lower client volumes in fixed income securities, primarily in Europe, and less effective positioning in Latin American debt markets.

Equities

Equities includes the results of making markets in global equity securities and equity derivatives such as swaps, options, futures, and forward contracts.

     Combined revenue of $137 million in 1995 increased $42 million from 1994 primarily due to increased client demand for equity derivatives.

     Combined revenue declined $63 million in 1994 from $158 million in 1993 resulting from lower equity securities trading revenues.

Foreign Exchange

Foreign Exchange includes the results of making markets in spot, options, and short-term interest rate products, including forwards and forward rate agreements in a number of currencies.

     Combined revenue increased $97 million to $275 million in 1995 due primarily to an increase in client demand.

     Combined revenue declined to $178 million in 1994 from $317 million in 1993, as positioning was less effective in uncertain markets.

Commodities

Commodities includes the results of making markets in spot, forwards, options, and swaps, and advising clients on developing hedging, investment, and commodity-linked financing strategies. Revenues related to physical commodity services such as settlement of physical trades in the various metal and oil markets and metal borrowing and lending services are also included.

     Combined revenue of $42 million in 1995 decreased $32 million from the exceptional 1994 results due primarily to declines in base metals revenues.

     Combined revenue of $74 million in 1994 increased $17 million from 1993. The increase was due to continued penetration of energy and base metal markets and from higher market-making activity in commodity derivatives.

Proprietary Unit

In addition to our client-focused trading activities, we have a separate proprietary unit that engages in transactions for our own account across all markets.

     Combined revenue of $184 million in 1995 reflected gains, primarily in Asian markets, compared with losses of ($111) million in 1994, primarily in European markets.

     Combined revenue in 1994 decreased $308 million from $197 million in 1993.

TRADING-RELATED ASSETS AND LIABILITIES

In billions: Average balances                                          1995   1994   1993
------------------------------------------------------------------------------------------
Assets:
     Trading account assets........................................    $68.0  $62.0  $37.3
     Securities purchased under agreements to resell...............     31.6   32.1   29.7
     Securities borrowed...........................................     15.2   15.6   14.1
Liabilities:
     Trading account liabilities...................................     45.2   38.6   21.3
     Securities sold under agreements to repurchase................     40.1   45.5   47.3
------------------------------------------------------------------------------------------

Trading account assets, Securities purchased under agreements to resell (resale agreements), Securities borrowed, Trading account liabilities, and Securities sold under agreements to repurchase (repurchase agreements) can fluctuate by large amounts daily. The level of trading-related assets and liabilities is influenced by client needs as well as market opportunities.

     The firm uses resale agreements and securities borrowed to settle short trading positions and to meet the inventory financing needs of clients. We use repurchase agreements as a source of short-term financing for trading-related positions and as one source of financing for the debt investment securities portfolio. Effective December 31, 1994, the firm adopted Financial Accounting Standards Board Interpretation No. 41 (FIN No. 41), Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements. The adoption did not have a material impact on 1994 resale and repurchase agreement amounts.

     Trading account assets and liabilities are mainly composed of U.S. Treasury and foreign government securities, trading-related derivatives, and corporate debt and equity securities. Average trading account assets grew in 1995 as a result of increased holdings of foreign government and corporate debt and equity securities, reflecting the continued expansion of our activities within the Sales and Trading and Finance and Advisory sectors. In addition, due to the growth in our securities businesses in the United States and Europe in the past several years, average balances for resale agreements, securities borrowed, and repurchase agreements have increased to meet the needs of clients and to profit from interest rate spreads. The average balance of trading-related assets represented 64% of average total assets in 1995 and 1994, compared with 55% in 1993.

     The increase in the average balance of trading-related assets and liabilities in 1994 as compared with 1993 was primarily related to increased trading account assets and liabilities resulting from the adoption of Financial Accounting Standards Board Interpretation No. 39 (FIN No. 39), Offsetting of Amounts Related to Certain Contracts. The adoption of FIN No. 39 increased both trading account assets and liabilities by approximately $13 billion at December 31, 1994. If FIN No. 39 had been in effect at December 31, 1993, trading account assets and liabilities would have been increased by approximately $14 billion. The growth in 1994 was also due to the continued expansion of our trading activities within the Sales and Trading sector.

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

     J.P. Morgan utilizes derivatives in its trading and asset and liability management activities. As part of our trading activities, we act as a dealer in derivative instruments to satisfy the risk management needs of our clients by structuring transactions that allow clients to manage their exposure to interest rates, foreign exchange rates, prices of securities, and financial or commodity indices. In addition, we assume trading positions based on our market expectations and to benefit from price differentials between instruments and markets. We also utilize derivatives as hedges of trading instruments. Derivative instruments used for trading purposes primarily include interest rate swaps, foreign exchange forward contracts, interest rate futures, forward rate agreements, commodity forwards, equity swaps, and purchased and written interest rate options.

     As an end user, J.P. Morgan utilizes derivative instruments in the execution of its asset and liability management strategies. Derivatives used for these purposes primarily include interest rate swaps, foreign exchange forward contracts, forward rate agreements, interest rate futures, and debt securities forwards. Derivatives are used to hedge exposures to interest rate or currency fluctuations, primarily on or related to debt investment securities, and to modify the interest rate characteristics of related balance sheet instruments, principally loans, short-term borrowings, and long-term debt. In addition, we utilize derivatives to adjust our overall interest rate risk profile, primarily through the use of risk-adjusting swaps. These swaps do not contain leverage or embedded option features and are used to replicate the cash flows of nonamortizing cash instruments.

     As with balance sheet financial instruments, derivatives are subject to market and credit risk. As discussed in Risk management, we evaluate the risks associated with derivatives in much the same way as the risks associated with balance sheet financial instruments. However, unlike balance sheet financial instruments, where the credit exposure is generally represented by the notional or principal value, the credit exposure associated with derivatives is generally a small fraction of the notional value of the instrument and is represented by the positive market value of the derivative instrument.

     The following table presents the percentages of credit exposure associated with all derivatives by counterparty credit quality, based on J.P. Morgan's internal credit ratings. J.P. Morgan's internal rating definitions are analogous to those of public rating agencies in the United States. Ratings of AAA, AA, A, and BBB represent investment grade ratings and ratings of BB and below represent noninvestment grade ratings. The percentages presented below do not consider the credit enhancement effect of collateral securing these instruments.


                                                                  Total
                                                                 credit
Percentage at December 31, 1995                                exposure
-------------------------------                                --------
AAA, AA.....................................................      45%
A...........................................................      38
BBB.........................................................      12
BB and below................................................       5
                                                               --------
Total.......................................................     100%
                                                               --------

The following tables provide the aggregate notional amount of each category of derivative financial instruments and the contractual maturities for the 1995 balances. For detail of the notional amounts segregated by trading and asset and liability management activities, refer to Note 9 to the financial statements, Off-balance-sheet financial instruments. The following tables also provide the total amount of credit exposure, after considering the benefit of $27.7 billion, $12.7 billion, and $11.6 billion of master netting agreements in effect at December 31, 1995, 1994, and 1993, respectively, and the contractual maturities for the 1995 balances. We increased our use of master netting agreements in 1995 as our market-making activities continued to increase and as the legal enforceability of these agreements expanded to new jurisdictions.

Interest rate and currency swaps

                                               After one  After five
                                      Within    year but  years but
                                       one       within     within     After ten   Total
In billions: December 31               year       five       ten         years     1995      1994    1993
------------------------              ------   ---------  ---------    ---------   -------   ------  ------
Notional amount.....................  $497.3      $766.9     $228.2      $23.2     $1 515.6  $974.9  $663.7
Credit exposure.....................     2.3         4.8        4.3        1.0         12.4    10.9    11.5
                                      ------   ---------  ---------    ---------   --------   ------ ------


A swap is a contractual agreement in which a series of cash flows are exchanged at specified intervals. The notional principal is not exchanged for interest rate swaps, but is generally exchanged for currency swaps. The notional amount of swaps, particularly interest rate swaps, grew during 1995 and 1994 as client demand for risk management tools increased.

Foreign exchange spot, forward, and futures contracts

                                               After one  After five
                                      Within    year but  years but
                                       one       within     within     After ten   Total
In billions: December 31               year       five       ten         years     1995      1994    1993
------------------------              ------   ---------  ---------    ---------   -------   ------  ------
Notional amount.....................  $455.4     $6.4          -             -      $461.8   $397.7  $315.9
Credit exposure.....................     3.0      0.3          -             -         3.3      3.6     4.1
                                      ------   ---------  ---------    ---------   -------   ------  ------

Foreign exchange contracts involve an agreement to exchange the currency of one country for the currency of another country at an agreed-upon price and settlement date. The contracts reported above primarily include forwards. The increase in notional amounts of foreign exchange contracts during 1995 and 1994 reflects increased activity in foreign exchange forward contracts in line with our increased market-making activities.

Interest rate futures, forward rate agreements, and debt securities forwards

                                               After one  After five
                                      Within    year but  years but
                                       one       within     within     After ten   Total
In billions: December 31               year       five       ten         years     1995      1994    1993
------------------------              ------   ---------  ---------    ---------   -------   ------  ------
Notional amount.....................  $321.1     $92.5       $1.8            -      $415.4   $426.5  $235.5
Credit exposure.....................     0.4       0.1          -            -         0.5      0.2     0.4
                                      ------   ---------  ---------    ---------   -------   ------  ------

Interest rate futures, with a notional amount of $180.5 billion, $210.4 billion, and $119.8 billion at December 31, 1995, 1994, and 1993, respectively, are standardized exchange-traded agreements to receive or deliver a specified financial instrument at a specified future date and price. The credit risk associated with futures contracts is limited due to the daily settlement of open contracts with the exchange on which the instrument is traded. The contracts reported above also include forward rate agreements and debt securities forwards. A forward rate agreement is an agreement that provides for payment or receipt of the difference between a specified interest rate and a reference rate at a future settlement date. Debt securities forwards include to-be-announced and when-issued securities contracts. These contracts represent agreements to purchase or sell fixed income securities and are executed prior to issuance of the security.

Commodity and equity swaps, forward, and futures contracts

                                               After one  After five
                                      Within    year but  years but
                                       one       within     within     After ten   Total
In billions: December 31               year       five       ten         years     1995      1994    1993
------------------------              ------   ---------  ---------    ---------   -------   ------  ------
Notional amount.....................   $49.6     $14.4      $1.1             -      $65.1    $43.9   $35.0
Credit exposure.....................     1.1       0.3         -             -        1.4      1.1     0.4
                                      ------   ---------  ---------    ---------   -------   ------  ------

The contracts shown above primarily include swaps and futures in the commodity and equity markets, and commodity forward agreements. The increase in notional amounts during 1995 reflects increased activity in equity contracts in line with our strategy to expand our market-making capabilities.

Option contracts

                                               After one  After five
                                      Within    year but  years but
                                       one       within     within     After ten   Total
In billions: December 31               year       five       ten         years     1995      1994    1993
------------------------              ------   ---------  ---------    ---------   -------   ------  ------
Notional amount:
     Purchased option
       contracts..................... $286.4     $152.0    $24.6          $1.8      $464.8   $280.6  $222.2
     Written option
       contracts.....................  325.5      167.1     29.2           2.2       524.0    348.9   181.2
                                      ------   ---------  ---------    ---------   -------   ------  ------

An option contract provides the option purchaser with the right but not the obligation to buy or sell the underlying item at a set price during a period or at a specified date. The option writer is obligated to buy or sell the underlying item if the option purchaser chooses to exercise. The options reported above include contracts in the interest rate, foreign exchange, equity, and commodity markets. Interest rate options also include caps and floors. For caps and floors, the notional amounts are used to calculate periodic cash flows. The notional amount of options, particularly interest rate options, grew in 1995 and 1994, primarily due to increased market-making activities.

     Option contracts are either negotiated over-the-counter or standardized contracts executed on an exchange. The notional amount of purchased options executed on an exchange amounted to $137.4 billion and those negotiated over-the-counter amounted to $327.4 billion at December 31, 1995. Written options executed on an exchange amounted to $162.4 billion and those negotiated over-the-counter amounted to $361.6 billion at December 31, 1995.

     Credit exposure exists for purchased options and is measured as the positive market value of the option contract. At December 31, 1995, the credit exposure of purchased option contracts was $5.2 billion compared with $3.7 billion at December 31, 1994, and $4.3 billion at December 31, 1993. There is no credit exposure associated with written option contracts, as these contracts represent obligations, rather than assets, of J.P. Morgan.

INVESTMENT BANKING REVENUE
[GRAPHIC APPEARS HERE]

Investment banking revenue is earned globally by providing strategic and financial advice and by arranging financing for clients and includes advisory, loan syndication, and underwriting revenues.

     Investment banking revenue of $584 million, which is primarily reported in the Finance and Advisory sector, increased 35% to record levels in 1995, as we benefited from increased global investment banking activity. Advisory and syndication fees rose 27% to $395 million, primarily from higher advisory fees as merger and acquisition activity reached record levels in 1995 and we participated in transactions on behalf of a broad range of clients around the globe. Revenues from the arrangement of syndicated lending facilities also rose in 1995 due to higher activity. Underwriting revenue increased 52% to $189 million in 1995, as debt and equity securities underwriting activities grew.

     Investment banking revenue decreased 18% to $434 million in 1994 from 1993. Underwriting revenue decreased 49% in 1994 to $124 million as global underwriting activities throughout the industry decreased because of the unfavorable interest rate environment. Advisory and syndication fees rose
8% in 1994 to $310 million, as revenue related to the arrangement of syndicated lending facilities increased due to higher volumes.

CREDIT-RELATED FEES
[GRAPHIC APPEARS HERE]

Credit-related fees are earned from commitments to extend credit, standby letters of credit and guarantees, and securities lending activities and are recorded primarily in the Finance and Advisory and Asset Management and Servicing sectors. Approximately 12% of credit-related fees, primarily securities lending fees, recorded in 1995 were attributable to the firm's custody businesses that were sold in 1995 and are reported in Corporate Items.

     Credit-related fees of $162 million decreased 21% in 1995 compared with 1994 as we continued to earn lower fees from securities lending. Fees earned from commitments to extend credit and standby letters of credit were down slightly in 1995 compared to 1994 as higher average volumes were offset by continued competitive pricing.

     Credit-related fees of $204 million in 1994 decreased from $224 million in 1993 primarily due to lower fees earned from securities lending. Fees earned from standby letters of credit also declined due to lower average volumes and more competitive pricing during 1994.

CREDIT-RELATED FINANCIAL INSTRUMENTS

Credit-related financial instruments include loans, commitments to extend credit, and standby letters of credit and guarantees. These instruments primarily result from the activities engaged in by our Finance and Advisory sector. The maximum credit risk associated with credit-related financial instruments is measured by the contractual amounts of these instruments. For off-balance-sheet credit-related financial instruments this balance represents the amount at risk should the contract be fully drawn upon, the client default, and any existing collateral become worthless.

     The following table presents the percentages of credit exposure associated with credit-related financial instruments by counterparty credit quality, based on J.P. Morgan's internal credit ratings. J.P. Morgan's internal rating definitions are analogous to those of public rating agencies in the United States. Ratings of AAA, AA, A, and BBB represent investment grade ratings and ratings of BB and below represent noninvestment grade ratings. The percentages presented below do not consider the credit enhancement effect of collateral securing these instruments. Overall, approximately 86% of the total credit exposure at December 31, 1995, was with counterparties considered to be of investment grade quality, based on our internal ratings. At December 31, 1994, approximately 90% of the total credit exposure was with investment grade counterparties.

                                            Total
                                           credit
Percentage at December 31, 1995          exposure
-------------------------------          --------
AAA, AA..............................        23%
A....................................        41
BBB..................................        22
BB and below.........................        14
                                         --------
Total................................       100%
                                         --------

Loans

The extension of credit, including loans, remains one of the many ways we provide our clients with the broad array of financial services that they require. Our portfolio of loans is diversified by borrower, industry, and geographic area. At December 31 for each of the past three years, the loan portfolio consisted mainly of shorter-term outstandings, with nearly 50% of total loans maturing within one year and approximately 90% maturing within five years.

Commitments to extend credit

Commitments to extend credit are contracts to lend money to a client in the future under specific terms and conditions. A majority of, and increases in, J.P. Morgan's commitments during the past three years relate to those issued to support clients' commercial paper programs.

Standby letters of credit and guarantees

Standbys are contracts issued to support clients' obligations to third parties, the beneficiaries. In the event a client fails to perform a contractual obligation, payment is made to the beneficiary upon demand. The client is required to reimburse J.P. Morgan for any payment made in connection with the standbys.

The following table provides the contractual amount of commitments to extend credit and standby letters of credit and guarantees and a maturity profile of such instruments by contractual maturity for 1995.

                                                   After one
                                     Within one     year but   More than    Total
In billions: December 31                year      within five  five years   1995   1994   1993
------------------------             ----------   -----------  ----------   -----  -----  ----
Contractual amount:
     Commitments to
       extend credit.................   $17.5        $31.8        $5.8      $55.1  $44.6  $39.0
     Standby letters of credit and
       guarantees....................     6.6          3.9         1.2       11.7    9.9   10.5
                                      ----------   ----------   ----------  ------  -----  -----

Securities lending indemnifications

Securities lending indemnifications are contractual obligations under which J.P. Morgan guarantees that a third party lender of securities will be protected against a borrower's failure to return such securities. J.P. Morgan, acting as agent, receives from the borrower collateral, in the form of cash, securities, or letters of credit, that generally equals the market value of the securities borrowed plus some specified margin. The borrowers of these securities are typically nonbank financial institutions. Generally, securities are lent for an average period of less than 30 days. The contractual amount of securities lending indemnifications at December 31, 1995, declined as a result of the sale of the firm's custody businesses in 1995.

In billions: December 31                   1995   1994  1993
------------------------                   ----  -----  ----
Contractual amount......................   $1.0  $19.5  $26.4
                                           ----  -----  ----

At December 31, 1995, 1994, and 1993, J.P. Morgan held cash and other collateral of $1.1 billion, $19.4 billion, and $26.4 billion respectively in support of securities lending indemnifications.

INVESTMENT MANAGEMENT FEES
[GRAPHIC APPEARS HERE]

Investment management fees are derived from providing investment management services to institutions and private clients and include fees from the administration of trusts and estates. These activities are primarily reported in the Asset Management and Servicing sector.

     Investment management fees increased 11% to $574 million in 1995 compared with 1994, reflecting an increase in assets under management primarily from institutional net new business.

     Investment management fees increased 11% to $517 million in 1994 compared with 1993. The increase was primarily due to net new business from both domestic and international clients that resulted in higher institutional assets under management.

OPERATIONAL SERVICE FEES

Operational service fees are earned from providing custody, clearing, and brokerage of securities and futures as well as trust and agency and cash management services and are generally reported in the Asset Management and Servicing and Finance and Advisory sectors. Revenues generated by the firm's custody and cash services businesses represent approximately 34% of operational service fees for the twelve months ended December 31, 1995, and are reported in Corporate Items.

     Operational service fees were $546 million in 1995, unchanged from 1994. Equities commissions revenue increased due to increased market penetration and volumes. The increase was offset by lower revenue from custody, clearing, and trust services resulting from the disposition of businesses in 1995 and 1994.

     The 11% increase in operational service fees in 1994 compared with 1993 was primarily due to higher futures and equity commissions and higher custody and clearing fees.

[GRAPHIC APPEARS HERE]

NET INVESTMENT SECURITIES GAINS

Net investment securities gains result from sales of securities from the debt investment securities portfolio, made in connection with our asset and liability management activities, consistent with our longer-term view of changes in global interest rates. In 1995, 1994, and 1993 net investment securities gains were $21 million, $122 million, and $323 million respectively and resulted primarily from sales of foreign and U.S. government and government agency securities. Gross realized gains and gross realized losses were $384 million and $363 million in 1995, $429 million and $307 million in 1994, and $599 million and $276 million in 1993 respectively.

OTHER REVENUE

Other revenue includes net realized gains and losses from the equity investment portfolio and write-downs for other-than-temporary impairments in the value of such securities. These net gains are reported in the Equity Investments sector. Other revenue also includes dividend income and the results of certain miscellaneous transactions.

     Other revenue of $638 million in 1995 included net equity investment securities gains of $485 million, primarily related to the realization of gains on a portion of the firm's equity investment in Columbia/HCA Healthcare Corporation. In addition, other revenue included a gain of $40 million on the sales of the firm's global and local custody and U.S. commercial paper issuing and paying agency businesses. Gross sales proceeds of $260 million were largely offset by nonrecurring costs of $220 million associated with the exit from these businesses. The costs included a real estate charge of $110 million as a result of the rationalization of the firm's space requirements coincident with the disposition of these businesses and the corresponding reduction in personnel. Equity earnings from affiliates and dividend income also contributed to miscellaneous net revenue.

     Other revenue of $694 million in 1994 reflected $606 million of net equity investment securities gains primarily related to the realization of gains on a portion of the firm's equity investment in Columbia/HCA Healthcare Corporation, $54 million related to the gain on the sale of our domestic corporate trust business, and $56 million of hedging losses from the management of nontrading foreign currency exposures.

OPERATING EXPENSES

In millions                            1995    1994    1993
-----------                           ------  ------  ------
Employee compensation and benefits .. $2 498  $2 217  $2 221
Net occupancy........................    322     275     391
Technology and communications........    671     645     512
Other expenses.......................    507     555     456
                                      ------  ------  ------
Total operating expenses.............  3 998   3 692   3 580
                                      ------  ------  ------

J.P. Morgan's strategy for expense management, which is critical to the firm's goal of maximizing long-term profitability, focuses on making disciplined investments and ensuring maximum productivity in, as well as accountability for, existing activities. As part of this process we review our business activities to ensure that they remain important to our clients and provide the firm with an appropriate return on investment. In 1995 we embarked on an effort to lower the growth rate in expenses and to expand accountability for each business as well as the corporate infrastructure. Our expense management efforts will continue into 1996, ensuring that the level of expenses is consistent with the firm's overall strategy.

     Total operating expenses increased 8% to $3,998 million in 1995. The weakening in the U.S. dollar's value accounted for 2 percentage points of the increase. Employee compensation and benefits expense rose; however, expenses other than employee compensation and benefits were essentially flat. In 1994, total operating expenses increased 3% to $3,692 million as compared with 1993. Operating expenses in 1993 included a special charge of $120 million primarily related to real estate and relocation initiatives. Excluding the special charge, operating expenses increased 7% in 1994 from 1993.

Employee compensation and benefits

Employee compensation and benefits, which represented 62% of total operating expenses in 1995, is composed of salaries, incentive compensation, and benefits. An essential component of our success is the ability to hire and retain the most competent and highly skilled professionals. In this regard, we compensate employees in accordance with their performance and that of the firm. A significant component of the firm's senior officers' compensation is tied to the firm's results with a portion paid in restricted stock in order to align their compensation with longer-term stockholder results.

     Employee compensation and benefits expense, excluding a special charge of $55 million related to expense management initiatives, increased 10% in 1995 compared with 1994. The increase was primarily due to higher incentive compensation linked to improved earnings and higher salary expense reflecting the full-year impact of the 1994 growth in staff levels. At December 31, 1995, the total number of staff was 15,613 as compared with 17,055 employees at December 31, 1994, and 15,193 employees at December 31, 1993. Employee compensation and benefits expense in 1994 was flat compared with 1993 as higher salary expense related to an increase in staff was offset by a decrease in incentive compensation and profit-sharing accruals in line with lower earnings

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-based Compensation, applicable to financial statements for fiscal years beginning after December 15, 1995. This standard permits either the recognition of compensation cost for the estimated fair value of employee stock-based compensation arrangements on the date of grant, or the disclosure in the notes to the financial statements of the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. J.P. Morgan will adopt this standard for the year ended December 31, 1996, and intends to elect the disclosure option.

Net occupancy

Net occupancy increased 17% to $322 million in 1995 compared with 1994, reflecting the full-year impact of our 1994 expansions in new and existing locations. Net occupancy decreased 30% to $275 million in 1994 compared with 1993, primarily due to the special charge of $110 million incurred in 1993 relating to the utilization of our office space in New York and several other locations.

Technology and communications

Reported technology and communications expense includes consulting, equipment, software, and market information costs in connection with supporting computer processing, trading, and desktop professional systems and communications. Our total investment in technology and communications encompasses these costs as well as other technology-related costs, primarily compensation and benefits costs for systems and communications specialists employed by J.P. Morgan.

     In managing our technology and communications spending, we make decisions regarding the most appropriate use of our resources. In recent years, we have taken steps to utilize these resources in a more flexible manner. We increased the use of consultants and other external resources to meet our technology and communications needs. The use of external resources in delivering technology provides greater flexibility in our cost structure, enabling us to better manage our costs as business conditions change. It also allows management to focus on the firm's business activities and initiatives while expediting delivery of the latest technologies.

[GRAPHIC APPEARS HERE]

     Reported technology and communications expense increased 4% during 1995 to $671 million, as compared to an increase of 26% in 1994 from 1993, reflecting our focus in 1995 on the highest-priority projects. Increases in 1995 primarily resulted from higher depreciation and increased usage of external resources and market information services. Increases in 1994 compared with 1993 primarily resulted from costs of additional consultants and external resources, the expansion of communication networks, higher depreciation of desktop systems and data processing equipment, and increased usage of market information services.

     Total technology and communications spending, which includes other technology-related costs, primarily employee compensation and benefits, was $1,040 million in 1995, $984 million in 1994, and $808 million in 1993. Spending on technology and communications increased 6% in 1995 from 1994, and increased 22% in 1994 from 1993.

Other expenses

Other expenses include travel, professional fees and costs for outside services, brokerage fees, taxes other than income taxes, and educational costs. Other expenses declined 9% in 1995, reflecting a reduction in travel-related expenses and in costs incurred for outside services, including advertising and promotion fees and employment agency fees.

     The 22% increase in other expenses in 1994 compared with 1993 was primarily due to increased business activities, such as travel expenses; brokerage fees due to higher business volume; taxes other than income taxes; and employment agency fees related to the significant growth in personnel.

INCOME TAXES

Income tax expense of $610 million in 1995 was unchanged from 1994, reflecting an increase in pretax income, offset by a lower effective tax rate. Income tax expense decreased $358 million in 1994 compared with 1993, reflecting lower pretax income and a lower effective tax rate. The effective tax rate for 1995, 1994, and 1993 was 32.0%, 33.4%, and 36.0% respectively, excluding the cumulative effect of adopting SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, in 1993.

ALLOWANCE FOR CREDIT LOSSES

In millions                                                              1995         1994        1993
-----------                                                            -------      -------    --------
Charge-offs:
     Commercial and industrial......................................   $  (39)      $  (37)    $  (82)
     Other..........................................................      (16)         (17)       (41)
     Restructuring countries........................................        -          (18)       (37)
Recoveries..........................................................       54           45         60
Allowance for credit losses, December 31............................    1 130        1 131      1 157
                                                                       -------      -------    --------

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

     No provision for credit losses was deemed necessary in 1995, 1994, or 1993. In assessing the probability of losses that have not yet been identified and the adequacy of the allowance, we have taken into consideration economic conditions; regulatory requirements; our historical experience; concentrations of risk by country, industry, product, and client; and the relatively large size of many of our credit exposures given our wholesale banking orientation.

     Charge-offs in 1995 and 1994, other than those for restructuring countries, were $55 million and $54 million respectively, related to relatively few borrowers primarily in the U.S., and were diversified by industry.

     Restructuring-country charge-offs, including charges resulting from sales and swaps of loans, have declined significantly over the past several years, and there were no charge-offs related to restructuring countries in 1995.

NONPERFORMING ASSETS

Total nonperforming assets, net of charge-offs, are presented in the following table:

In millions: December 31           1995   1994   1993
------------------------          ------ ------ ------
Impaired loans:
     Commercial and industrial... $  67  $ 136  $ 182
     Other.......................    48     81     92
                                  ------ ------ ------
                                    115    217    274
Restructuring countries..........     2      2      8
                                  ------ ------ ------
Total impaired loans.............   117    219    282
Other nonperforming assets.......     1      1     13
                                  ------ ------ ------
Total nonperforming assets.......   118    220    295
                                  ------ ------ ------

Effective January 1, 1995, J.P. Morgan adopted SFAS No. 114 and subsequent amendment SFAS No. 118, both entitled Accounting by Creditors for Impairment of a Loan, which prescribe criteria for recognition of loan impairment as well as methods to measure impairment of certain loans, including loans whose terms were modified in troubled debt restructurings. J.P. Morgan defines an impaired loan as any loan on which the accrual of interest is discontinued because the contractual payment of principal or interest has become 90 days past due or management has serious doubts about future collectibility of principal or interest, even though the loans are currently performing (i.e., nonaccrual loans). Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and current economic conditions. Consistent with prior periods, all of J.P. Morgan's impaired loans at December 31, 1995, were on nonaccrual status. Accordingly, comparisons of current balances with those of prior periods are not affected by the implementation of SFAS No. 114 and 118. The adoption of these standards did not have a material impact on J.P. Morgan's financial statements and did not affect its charge-off policy.

     Impaired loans declined $102 million during 1995 as new classifications were more than offset by loan repayments, loan sales, and charge-offs. In 1994, impaired loans declined $63 million as new classifications were more than offset by repayments, sales, charge-offs, and the return of certain loans to performing status.

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

In billions: Average balances           1995   1994   1993
-----------------------------           -----  -----  -----
Noninterest-bearing deposits..........  $ 4.7  $ 5.2  $ 5.9
Interest-bearing deposits.............   43.8   39.9   34.4
Commercial paper......................    2.8    4.2    3.4
Other liabilities for borrowed money..   12.1   10.3   11.2
                                        -----  -----  -----

Noninterest-bearing deposits are mainly composed of items in the process of collection and clients' compensating balances placed with us in lieu of fees for operational services. Interest-bearing deposits are short-term in nature and central to our operations. Other liabilities for borrowed money primarily include bank notes, term federal funds purchased, and other short-term borrowings. Information about trading account liabilities and repurchase agreements, important sources of funding, is provided in the Trading-related assets and liabilities section.

Long-term debt

In billions: December 31                               1995   1994   1993
------------------------                               -----  -----  -----
Long-term debt qualifying as risk-based capital......  $ 3.6  $ 3.2  $ 2.5
Long-term debt not qualifying as risk-based capital..    5.7    3.6    2.8
                                                       -----  -----  -----
                                                         9.3    6.8    5.3
                                                       -----  -----  -----

Taking advantage of favorable market conditions for raising long-term funds, in 1995 we issued $3.8 billion of long-term debt, of which approximately $695 million qualified as risk-based capital. Offsetting the additions to long-term debt were approximately $511 million of maturities during 1995 and early redemptions at par of $800 million of debt.

     Additions in 1994 included the issuance of $2.4 billion of long-term debt, of which approximately $950 million qualified as risk-based capital. Offsetting the additions were approximately $970 million of maturities during 1994.

STOCKHOLDERS' EQUITY

Dollars in billions: December 31                  1995    1994    1993
--------------------------------                 -----   -----   -----
Common stockholders' equity....................  $10.0   $ 9.1   $ 9.4
Total stockholders' equity.....................   10.5     9.6     9.9

Total stockholders' equity to year-end assets..    5.7%    6.2%    7.4%
                                                 -----   -----   -----

Common and total stockholders' equity increased in 1995 due primarily to the retention of earnings in excess of common and preferred dividends and higher unrealized gains on investment securities, net of taxes. Common and total stockholders' equity decreased in 1994 as a result of lower unrealized gains on investment securities, net of taxes, and an increase in treasury stock purchased. The decrease was partially offset by the retention of earnings in excess of common and preferred stock dividends.

     In 1995, the ratio of total stockholders' equity to year-end assets decreased as a result of the growth of $30 billion in year-end assets. The ratio of total stockholders' equity to year-end assets decreased in 1994 as a result of the adoption in 1994 of FIN No. 39, which caused both assets and liabilities to increase by approximately $13 billion at December 31, 1994.

     During 1995 and 1994, the firm purchased approximately 4 million and 7 million shares respectively of common stock to reduce the dilutive impact on earnings per share of the firm's employee benefit plans. In December 1995, the Board of Directors approved the purchase of up to 7 million additional shares of J.P. Morgan common stock for the same purpose. These shares may be purchased periodically in 1996 or beyond in the open market or through privately negotiated transactions.

     During February 1996, J.P. Morgan issued $200 million of perpetual 6 5/8% cumulative preferred stock, series H, with a stated value of $500 per share. These shares are represented by 4 million depositary shares with a stated value of $50 per share, each representing one-tenth of a preferred share.

CAPITAL STRENGTH

[GRAPHIC APPEARS HERE]

J.P. Morgan and its subsidiaries, as well as certain foreign branches of the principal subsidiary, Morgan Guaranty Trust Company of New York (Morgan Guaranty), are subject to the capital adequacy rules of several U.S. and foreign regulators. The Board of Governors of the Federal Reserve System (Federal Reserve Board), J.P. Morgan's primary regulator, establishes minimum capital requirements for the consolidated bank holding company as well as for certain of its subsidiaries, including Morgan Guaranty. Under the capital guidelines established by the Federal Reserve Board, the published capital ratios of J.P. Morgan are calculated excluding the equity, assets, and off-balance-sheet exposures of J.P. Morgan Securities Inc. (JPMSI). JPMSI is subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. The capital of J.P. Morgan and its principal subsidiaries exceeded the minimum requirements set by each regulator at December 31, 1995.

Federal Reserve Board risk-based capital and leverage ratio guidelines

The Federal Reserve Board has risk-based capital guidelines for evaluating the capital adequacy of banks and bank holding companies. These guidelines require minimum ratios of risk-based capital to risk adjusted assets of 4% for Tier 1 capital and 8% for total capital. The Federal Reserve Board also has guidelines for a leverage ratio that is designed to complement the risk-based capital ratios in determining the overall capital adequacy of banks and bank holding companies. A minimum leverage ratio of Tier 1 capital to quarterly average total assets of 3% is required for banks and bank holding companies.

     For certain regulatory supervision purposes, bank regulators use five capital category definitions applicable to banks ranging from "well capitalized" to "critically undercapitalized." A bank is considered "well capitalized" if it has minimum Tier 1 capital, total capital, and leverage ratios of 6%, 10%, and 5% respectively. At December 31, 1995 and 1994, Morgan Guaranty's ratios exceeded the minimum standards for a "well capitalized" bank.

     The risk-based capital guidelines require that capital be maintained for both balance sheet assets and off-balance-sheet exposures in accordance with their credit risk as defined by the Federal Reserve Board. While the risk-based capital ratios consider the credit risk associated with these exposures, they do not currently consider other risks, including liquidity, interest rate, and other market risks. It is anticipated that the Federal Reserve Board will require banks to measure and report interest rate risk in 1996, although resulting in no explicit capital charge, and that market risk will be incorporated into the risk-based capital framework in 1997.

Capital strength of J.P. Morgan and Morgan Guaranty

J.P. Morgan's capital ratios at December 31 were as follows:


                             1995   1994   1993
                            -----  ----- ------
Tier 1 capital............   8.8%   9.6%   9.3%
Total risk-based capital..  13.0   14.2   13.0
                            -----  ----- ------
Leverage..................   6.1    6.5    7.3
                            -----  ----- ------

In accordance with Federal Reserve Board guidelines, the risk-based capital and leverage ratios provided exclude the effect of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

At December 31 the risk-based capital and leverage ratios of Morgan Guaranty, calculated in accordance with the bank regulatory accounting principles, were:

                            1995   1994   1993
                            -----  ----- ------
Tier 1 capital.............  8.5%   9.7%   8.2%
Total risk-based capital... 11.0   12.6   11.7
                            -----  ----- ------
Leverage...................  5.5    5.5    5.9
                            -----  ----- ------

At December 31, 1995, the Tier 1 and total risk-based capital and leverage ratios of J.P. Morgan and Morgan Guaranty decreased when compared to December 31, 1994, as an increase in risk adjusted assets more than offset higher stockholders' equity, principally retained earnings.

     At December 31, 1994, J.P. Morgan's and Morgan Guaranty's Tier 1 and total capital ratios strengthened as a result of an increase in stockholders' equity, principally retained earnings, when compared with December 31, 1993. J.P. Morgan's total capital ratios strengthened primarily from the issuance of long-term debt qualifying as risk-based capital. J.P. Morgan's and Morgan Guaranty's Tier 1 and total capital ratios also increased as a result of a Federal Reserve Board amendment to the risk-based capital guidelines that modified the basis of recognition of bilateral netting agreements related to interest rate and foreign exchange derivative contracts. The firm adopted FIN No. 39, effective January 1, 1994, resulting in a decline in J.P. Morgan's and Morgan Guaranty's leverage ratios; implementation did not affect the risk-based capital ratios.

Risk-based capital

The following table presents the components of J.P. Morgan's risk-based capital at December 31.


In millions                                                         1995       1994       1993
-----------                                                         -------    -------   -------
Common stockholders' equity.......................................  $ 9 393    $ 8 620    $ 8 203
Adjustable rate cumulative preferred stock........................      244        244        244
Less: investments in certain subsidiaries and goodwill (a)........      604        599        674
                                                                    -------     -------   -------
Tier 1 capital....................................................    9 033      8 265      7 773
                                                                    -------     -------   -------
Variable cumulative preferred stock...............................      248        248        248
Long-term debt qualifying as risk-based capital...................    3 590      3 227      2 459
Qualifying allowance for credit losses............................    1 130      1 079      1 043
Less: investments in certain subsidiaries (a).....................      603        598        673
                                                                    -------     -------   -------
Tier 2 capital....................................................    4 365      3 956      3 077
                                                                    -------     -------   -------
Total risk-based capital..........................................   13 398     12 221     10 850
                                                                    -------     -------   -------

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

                                        1995                1994                 1993
                                 ------------------- -------------------- -------------------
                                  Balance              Balance              Balance
                                   sheet/    Risk       sheet/     Risk      sheet/     Risk
                                 notional  adjusted   notional  adjusted   notional  adjusted
In billions                       amount    balance    amount    balance    amount    balance
-----------                      --------  --------   --------  --------  ---------  --------
Assets........................   $  147.6   $54.3     $  129.1    $47.4   $  107.8     $46.6
Off-balance-sheet exposures...    3 492.5    48.8      2 489.1     38.9    1 679.8      36.8
                                 --------  --------   --------  --------  ---------  --------
Gross risk adjusted assets....              103.1                  86.3                 83.4
Less: allowance for credit
     losses not qualifying as
     risk-based capital.......                  -                  (0.1)                (0.1)
                                 --------  --------   --------  --------  ---------  --------
 Risk adjusted assets.........              103.1                  86.2                 83.3
                                           --------             --------

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



Douglas A. Warner III            John A. Mayer Jr.
Chairman of the Board            Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholders of J.P. Morgan & Co. Incorporated

We have audited the accompanying consolidated balance sheet of J.P. Morgan & Co. Incorporated and its subsidiaries ("J.P. Morgan") as of December 31, 1995 and 1994, the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, and the consolidated statement of condition of Morgan Guaranty Trust Company of New York and its subsidiaries as of December 31, 1995 and 1994. These financial statements are the responsibility of J.P. Morgan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of J.P. Morgan at December 31, 1995 and 1994, the results of their operations and cash flows for each of the three years in the period ended December 31, 1995, and the financial position of Morgan Guaranty Trust Company of New York and its subsidiaries at December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, J.P. Morgan changed its method of accounting for postretirement benefits and investments in debt and marketable equity securities in 1993.



Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036

January 10, 1996

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated

In millions, except per share data                                1995    1994    1993
                                                                 ------  ------  ------
NET INTEREST REVENUE
Interest revenue...............................................  $9 937  $8 379  $7 442
Interest expense...............................................   7 934   6 398   5 670
                                                                 ------  ------  ------
Net interest revenue...........................................   2 003   1 981   1 772

NONINTEREST REVENUE
Trading revenue................................................   1 376   1 019   2 059
Investment banking revenue.....................................     584     434     532
Credit-related fees............................................     162     204     224
Investment management fees.....................................     574     517     464
Operational service fees.......................................     546     546     491
Net investment securities gains................................      21     122     323
Other revenue..................................................     638     694     406
                                                                 ------  ------  ------
Total noninterest revenue......................................   3 901   3 536   4 499

OPERATING EXPENSES
Employee compensation and benefits.............................   2 498   2 217   2 221
Net occupancy..................................................     322     275     391
Technology and communications..................................     671     645     512
Other expenses.................................................     507     555     456
                                                                 ------  ------  ------
Total operating expenses.......................................   3 998   3 692   3 580
Income before income taxes and
     cumulative effect of accounting change....................   1 906   1 825   2 691
Income taxes...................................................     610     610     968
                                                                 ------  ------  ------
Income before cumulative effect of
     accounting change.........................................   1 296   1 215   1 723
Cumulative effect of change in method of accounting
     for postretirement benefits, net of related income taxes..       -       -    (137)
                                                                 ------  ------  ------
NET INCOME.....................................................   1 296   1 215   1 586
                                                                 ------  ------  ------

PER COMMON SHARE (a)
Income before cumulative effect of accounting change...........   $6.42   $6.02  $ 8.48
Cumulative effect of change in method of accounting
     for postretirement benefits, net of related income taxes..       -       -   (0.68)
Net income.....................................................    6.42    6.02    7.80
Dividends declared.............................................    3.06    2.79    2.48
                                                                 ------  ------  ------

     (a) Earnings per share amounts for 1995 represent primary earnings per share. For 1995 fully diluted earnings per share were $6.36. Earnings per share amounts for 1994 and 1993 represent both primary and fully diluted earnings per share.

     The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated

                                                                                                  December 31
                                                                                              ------------------
Dollars in millions                                                                             1995      1994
                                                                                              --------  --------
ASSETS
Cash and due from banks.....................................................................  $  1 535  $  2 210
Interest-earning deposits with banks........................................................     1 986     1 362
Debt investment securities available for sale carried at fair value (Cost: $24 154 at 1995
     and $22 503 at 1994)...................................................................    24 638    22 657
Trading account assets......................................................................    69 408    57 065
Securities purchased under agreements to resell ($32 157 at 1995
     and $21 170 at 1994) and federal funds sold............................................    32 157    21 350
Securities borrowed.........................................................................    19 830    12 127
Loans.......................................................................................    23 453    22 080
Less: allowance for credit losses...........................................................     1 130     1 131
                                                                                              --------  --------
Net loans...................................................................................    22 323    20 949
Customers' acceptance liability.............................................................       237       586
Accrued interest and accounts receivable....................................................     3 539     5 028
Premises and equipment, net.................................................................     1 927     2 016
Other assets................................................................................     7 299     9 567
                                                                                              --------  --------
Total assets................................................................................   184 879   154 917
                                                                                              --------  --------
LIABILITIES
Noninterest-bearing deposits:
     In offices in the U.S..................................................................     3 287     3 693
     In offices outside the U.S.............................................................       744       767

Interest-bearing deposits:
     In offices in the U.S..................................................................     2 003     1 826
     In offices outside the U.S.............................................................    40 404    36 799
                                                                                              --------  --------
Total deposits..............................................................................    46 438    43 085
Trading account liabilities.................................................................    45 289    36 407
Securities sold under agreements to repurchase ($40 803 at 1995 and
     $30 179 at 1994) and federal funds purchased...........................................    45 099    35 768
Commercial paper............................................................................     2 801     3 507
Other liabilities for borrowed money........................................................    15 129    10 900
Accounts payable and accrued expenses.......................................................     5 643     6 231
Liability on acceptances....................................................................       237       586
Long-term debt not qualifying as risk-based capital.........................................     5 737     3 605
Other liabilities...........................................................................     4 465     2 063
                                                                                              --------  --------
                                                                                               170 838   142 152
Long-term debt qualifying as risk-based capital.............................................     3 590     3 197
                                                                                              --------  --------
Total liabilities...........................................................................   174 428   145 349
Commitments and contingencies (Notes 9, 17, 18, 19, and 21)

STOCKHOLDERS' EQUITY
Preferred stock.............................................................................       494       494
Common stock, $2.50 par value (authorized shares: 500 000 000;
     issued: 200 678 373 at 1995 and 200 668 373 at 1994)...................................       502       502
Capital surplus.............................................................................     1 430     1 452
Retained earnings...........................................................................     7 731     7 044
Net unrealized gains on investment securities, net of taxes.................................       566       456
Other.......................................................................................       552       367
                                                                                              --------  --------
                                                                                                11 275    10 315
Less: treasury stock (13 562 755 shares at 1995 and 12 966 917 shares at 1994) at cost......       824       747
                                                                                              --------  --------
Total stockholders' equity..................................................................    10 451     9 568
                                                                                              --------  --------
Total liabilities and stockholders' equity..................................................   184 879   154 917
                                                                                              --------  --------

     The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
J.P. Morgan & Co. Incorporated

In millions                                                                        1995     1994     1993
                                                                                 -------   ------   ------
PREFERRED STOCK
Adjustable rate cumulative preferred stock balance, January 1 and December 31... $   244   $  244   $  244
                                                                                 -------   ------   ------
Variable cumulative preferred stock balance, January 1 and December 31..........     250      250      250
                                                                                 -------   ------   ------
Total preferred stock, December 31..............................................     494      494      494
                                                                                 -------   ------   ------
COMMON STOCK
Balance, January 1..............................................................     502      499      492
Shares issued under dividend reinvestment plan, various employee
     benefit plans, and conversion of debentures................................       -        3        7
                                                                                 -------   ------   ------
Balance, December 31............................................................     502      502      499
                                                                                 -------   ------   ------
CAPITAL SURPLUS
Balance, January 1..............................................................   1 452    1 393    1 234
Shares issued or distributed under dividend reinvestment plan, various employee benefit plans, and conversion of debentures,
     and income tax benefits associated with stock options......................     (22)      59      159
                                                                                 -------   ------   ------
Balance, December 31............................................................   1 430    1 452    1 393
                                                                                 -------   ------   ------
RETAINED EARNINGS
Balance, January 1..............................................................   7 044    6 386    5 302
Income before cumulative effect of accounting change............................   1 296    1 215    1 723
Cumulative effect of change in method of accounting
     for postretirement benefits, net of related income taxes...................       -        -     (137)
Dividends declared on adjustable rate cumulative preferred stock................     (12)     (12)     (12)
Dividends declared on variable cumulative preferred stock.......................     (12)      (8)      (6)
Dividends declared on common stock..............................................    (574)    (530)    (479)
Dividend equivalents on common stock issuable...................................     (11)      (7)      (5)
                                                                                 -------   ------   ------
Balance, December 31............................................................   7 731    7 044    6 386
                                                                                 -------   ------   ------
NET UNREALIZED GAINS ON INVESTMENT SECURITIES, NET OF TAXES
Balance, January 1..............................................................     456    1 165        -
Cumulative unrealized gains, net of taxes, at December 31, 1993.................       -        -    1 165
Net change in unrealized gains, net of taxes....................................     110     (709)       -
                                                                                 -------   ------   ------
Balance, December 31............................................................     566      456    1 165
                                                                                 -------   ------   ------
OTHER

COMMON STOCK ISSUABLE UNDER STOCK AWARD PLANS
Balance, January 1..............................................................     369      253        -
Cumulative deferred stock award balance, January 1, 1993........................       -        -      165
Deferred stock awards, net......................................................     187      116       88
                                                                                 -------   ------   ------
Balance, December 31............................................................     556      369      253
                                                                                 -------   ------   ------
FOREIGN CURRENCY TRANSLATION
Balance, January 1..............................................................      (2)      (3)       1
Translation adjustments.........................................................      (3)       2       (5)
Income tax benefit (expense)....................................................       1       (1)       1
                                                                                 -------   ------   ------
Balance, December 31............................................................      (4)      (2)      (3)
                                                                                 -------   ------   ------
Total other, December 31........................................................     552      367      250
                                                                                 -------   ------   ------
LESS: TREASURY STOCK
Balance, January 1..............................................................     747      328      215
Purchases.......................................................................     293      444      132
Shares distributed under various employee benefit plans.........................    (216)     (25)     (19)
                                                                                 -------   ------   ------
Balance, December 31............................................................     824      747      328
                                                                                 -------   ------   ------
Total stockholders' equity, December 31.........................................  10 451    9 568    9 859
                                                                                 -------   ------   ------

     The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
J.P. Morgan & Co. Incorporated

In millions                                                                       1995       1994       1993
                                                                                --------   --------   --------
NET INCOME....................................................................  $  1 296   $  1 215   $  1 586
Adjustments to reconcile to cash provided by (used in) operating activities:
     Cumulative effect of change in method of accounting for postretirement
     benefits, net of related income taxes....................................         -          -        137
     Noncash items: depreciation, amortization, deferred income taxes,
     and stock award plans....................................................       565        371        258
     (Increase) decrease in assets:
     Trading account assets...................................................   (12 271)   (15 772)   (15 083)
     Securities purchased under agreements to resell..........................   (10 974)     1 461    (12 650)
     Securities borrowed......................................................    (7 703)    (1 309)    (3 742)
     Accrued interest and accounts receivable.................................     1 489        (92)    (2 240)
     Increase (decrease) in liabilities:
     Trading account liabilities..............................................     8 937     18 151      5 124
     Securities sold under agreements to repurchase...........................    10 637     (6 140)    12 705
     Accounts payable and accrued expenses....................................      (788)       342      2 768
     Other changes in operating assets and liabilities, net...................     6 655     (1 881)       (88)
     Net investment securities gains included in cash flows from
     investing activities.....................................................       (21)      (122)      (323)
                                                                                --------   --------   --------
CASH (USED IN) OPERATING ACTIVITIES...........................................    (2 178)    (3 776)   (11 548)
                                                                                --------   --------   --------
(Increase) decrease in interest-earning deposits with banks...................      (622)      (142)       299
Debt investment securities:
     Proceeds from sales......................................................    42 262     51 091     61 900
     Proceeds from maturities, calls, and mandatory redemptions...............     3 916      3 705      4 605
     Purchases................................................................   (46 419)   (59 062)   (64 180)
(Increase) decrease in federal funds sold.....................................       180       (119)        36
(Increase) decrease in loans..................................................    (1 375)     2 209      2 027
Payments for premises and equipment...........................................      (237)      (341)      (179)
Other changes, net............................................................    (1 549)    (1 099)      (432)
                                                                                --------   --------   --------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES...............................    (3 844)    (3 758)     4 076
                                                                                --------   --------   --------
Increase (decrease) in noninterest-bearing deposits...........................      (428)    (1 061)     1 540
Increase in interest-bearing deposits.........................................     3 820      3 703      6 446
Increase (decrease) in federal funds purchased................................    (1 293)     2 483        349
Increase (decrease) in commercial paper.......................................      (706)       934         96
Other liabilities for borrowed money proceeds.................................    23 864      7 946      8 482
Other liabilities for borrowed money payments.................................   (18 240)    (8 128)   (12 021)
Long-term debt proceeds.......................................................     3 808      2 342      1 208
Long-term debt payments.......................................................    (1 399)      (879)    (1 356)
Capital stock issued or distributed...........................................       143         61        166
Capital stock purchased.......................................................      (293)      (445)      (132)
Dividends paid................................................................      (583)      (541)      (480)
Other changes, net............................................................    (3 351)     2 297      3 081
                                                                                --------   --------   --------
CASH PROVIDED BY FINANCING ACTIVITIES.........................................     5 342      8 712      7 379
                                                                                --------   --------   --------
Effect of exchange rate changes on cash and due from banks....................         5         24        (48)
                                                                                --------   --------   --------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS................................      (675)     1 202       (141)
Cash and due from banks, beginning of year....................................     2 210      1 008      1 149
                                                                                --------   --------   --------
Cash and due from banks, end of year..........................................     1 535      2 210      1 008
                                                                                --------   --------   --------
Cash disbursements made for:
     Interest.................................................................  $  7 568   $  6 178   $  5 714
     Income taxes.............................................................       560      1 223        566
                                                                                --------   --------   --------

     The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York

                                                                                       December 31
                                                                                  -------------------
Dollars in millions                                                                 1995       1994
                                                                                  --------   --------
ASSETS
Cash and due from banks.........................................................  $  1 421   $  2 182
Interest-earning deposits with banks............................................     2 081      1 605
Debt investment securities available for sale carried at fair value.............    23 625     21 292
Trading account assets..........................................................    55 298     45 386
Securities purchased under agreements to resell and federal funds sold..........    21 013     16 562
Loans...........................................................................    20 628     19 397
Less: allowance for credit losses...............................................     1 021      1 025
                                                                                  --------   --------
Net loans.......................................................................    19 607     18 372
Customers' acceptance liability.................................................       237        556
Accrued interest and accounts receivable........................................     3 401      3 594
Premises and equipment, net of accumulated depreciation of
     $1 224 in 1995 and $1 149 in 1994..........................................     1 734      1 818
Other assets....................................................................     4 574      7 360
                                                                                  --------   --------
Total assets....................................................................   132 991    118 727
                                                                                  --------   --------
LIABILITIES
Noninterest-bearing deposits:
     In offices in the U.S......................................................     3 254      3 698
     In offices outside the U.S.................................................       839        770
Interest-bearing deposits:
     In offices in the U.S......................................................     1 846      1 480
     In offices outside the U.S.................................................    40 450     38 566
                                                                                  --------   --------
Total deposits..................................................................    46 389     44 514
Trading account liabilities.....................................................    39 126     30 730
Securities sold under agreements to repurchase and federal funds purchased......    20 090     22 099
Other liabilities for borrowed money............................................     7 368      5 320
Accounts payable and accrued expenses...........................................     4 168      2 902
Liability on acceptances........................................................       237        556
Long-term debt not qualifying as risk-based capital (includes $418 in 1995 and
     $630 in 1994 of notes payable to J.P. Morgan)..............................     2 786      1 968
Other liabilities...............................................................     2 852      2 080
                                                                                  --------   --------
                                                                                   123 016    110 169
Long-term debt qualifying as risk-based capital (includes $1 310 in 1995 and
     $1 030 in 1994 of notes payable to J.P. Morgan)............................     1 509      1 249
                                                                                  --------   --------
Total liabilities...............................................................   124 525    111 418
Commitments and contingencies

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2 500 000)..................         -          -
Common stock, $25 par value (authorized and outstanding shares: 10 000 000).....       250        250
Surplus.........................................................................     2 820      2 670
Undivided profits...............................................................     5 136      4 266
Net unrealized gains on investment securities, net of taxes.....................       264        124
Foreign currency translation....................................................        (4)        (1)
                                                                                  --------   --------
Total stockholder's equity......................................................     8 466      7 309
                                                                                  --------   --------
Total liabilities and stockholder's equity......................................   132 991    118 727
                                                                                  --------   --------

     Member of the Federal Reserve System and Federal Deposit Insurance Corporation
     The accompanying notes are an integral part of this financial statement.

NOTES TO FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

J.P. Morgan, a global financial services firm, is the holding company for subsidiaries engaged in providing a wide range of financial services including advisory, financing, trading, investment, and related capabilities. J.P. Morgan provides these capabilities to a broad global client base including corporations, governments, institutions, and individuals. The accounting and reporting policies and practices of J.P. Morgan and subsidiaries, including Morgan Guaranty Trust Company of New York and subsidiaries (Morgan Guaranty), conform with generally accepted accounting principles. The following is a description of significant accounting policies and practices.

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

Debt and equity investment securities

Debt investment securities:
Debt investment securities are held to maximize total return over the longer term. Beginning December 31, 1993, investment securities that may be sold in response to or in anticipation of changes in interest rates and prepayment risk, liquidity considerations, and other factors are considered available-for-sale. Such securities are carried at fair value with unrealized gains and losses, including the effect of hedges, reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes, until realized.

     Realized gains and losses on debt investment securities, which are generally computed by the specific identification method, and other-than-temporary impairments in value are included in Net investment securities gains. Debt investment securities transactions are recorded on their trade dates. Carrying values of individual debt investment securities are reduced through write-downs to reflect other-than-temporary impairments in value.

     In instances where J.P. Morgan has the positive intent and ability to hold to maturity, investment securities will be carried at cost, adjusted for amortization of premiums and accretion of discounts.

     Prior to December 31, 1993, debt investment securities were carried at the lower of aggregate amortized cost or market value (LOCOM) with aggregate unrealized net valuation adjustments, if any, included in Net investment securities gains.

Equity investment securities:

Equity investment securities of companies in which the percentage of investment in voting stock is less than 20% are held for long-term appreciation and are included in Other assets. Beginning December 31, 1993, equity investment securities with available market quotations are carried at fair value with unrealized gains and losses reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes, until realized. Prior to December 31, 1993, marketable equity investment securities were carried at the lower of aggregate cost or market value. Equity investment securities without available market quotations are carried at cost. Carrying values of individual marketable and nonmarketable equity investment securities are reduced through write-downs to reflect other-than-temporary impairments in value. Realized gains and losses, which are generally computed by the specific identification method, and other-than-temporary impairments in value are included in Other revenue.

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

Impaired loans

J.P. Morgan defines an impaired loan as any loan on which the accrual of interest is discontinued because the contractual payment of principal or interest has become 90 days past due or management has serious doubts about future collectibility of principal or interest, even though the loans are currently performing (i.e., nonaccrual loans). Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and current economic conditions. When a loan is recognized as impaired, any accrued but unpaid interest previously recorded on such loan is reversed against interest revenue of the current period. Interest received on impaired loans is generally either applied against the principal or reported as revenue, according to management's judgment as to the collectibility of principal. Generally, a loan may be restored to accrual status only after all delinquent interest and principal are brought current and, in the case of loans where interest has been interrupted for a substantial period, a regular payment performance is established.

     J.P. Morgan measures each loan impairment based upon the present value of expected future cash flows discounted at an individual loan's effective interest rate, except where there is an observable market value or, if the loan is collateral dependent, at the fair value of the collateral.

     Management recommends those credits or portions of credits judged to be uncollectible and that should be charged off.

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

Derivatives used for purposes other than trading

Asset and liability management derivatives are used to hedge exposures, to modify the interest rate characteristics of related balance sheet instruments, or to meet longer-term asset and liability management objectives, including maximization of net interest revenue. The specific criteria required for derivatives used for such purposes are described below. Derivatives that do not meet these criteria are carried at market value with changes in value recognized currently in earnings.

     Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. Accordingly, changes in the market value of the derivative must be highly correlated with changes in the market value of the underlying hedged item at inception of the hedge and over the life of the hedge contract. Derivatives used for hedging purposes include swaps, forwards, futures, and purchased options in the interest rate and foreign exchange markets. Interest rate swaps are also used to modify the interest rate characteristics of related balance sheet instruments. Swaps used to modify the interest rate characteristics of nontrading-related balance sheet instruments must be linked to the related asset or liability, whereby the terms of the swap generally equal the terms of the related asset or liability, at the inception and throughout the term of the derivative contract. Unrealized gains and losses on all of these derivative contracts are generally deferred. Derivatives used as hedges or to modify the interest rate characteristics of debt investment securities are carried at fair value with the related unrealized gains and losses deferred in a separate component of stockholders' equity. Margin requirements associated with futures contracts and option premiums for contracts used as hedges are recorded in Other assets or Other liabilities. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the life of the contract in Net interest revenue. Upon contract settlement or termination, the cumulative change in the market value of such derivatives is recorded as an adjustment to the carrying value of the underlying asset or liability and recognized in Net interest revenue over the expected remaining life of the related asset or liability. In instances where the underlying instrument is sold, the cumulative change in the value of the associated derivative is recognized immediately in the component of earnings relating to the underlying instrument.

     Risk-adjusting swaps are used in a manner similar to debt investment securities to achieve a desired overall interest rate profile by increasing or decreasing the firm's overall exposure to interest rate risk. Risk-adjusting swaps include only interest rate swaps that replicate the cash flows of nonamortizing cash instruments and do not contain leverage or embedded option features. Interest revenue or expense associated with these swaps is accrued over the life of the swap agreement in Net interest revenue. Risk-adjusting swaps are carried at the lower of aggregate cost or market value with aggregate unrealized net valuation adjustments, if any, recorded in Other revenue. Risk-adjusting swaps are generally not terminated. In instances where a risk-adjusting swap is terminated, losses are recognized immediately and gains are deferred and amortized over the original remaining life of the terminated swap in Other revenue.

Fee revenue

Investment banking revenue includes fees earned from providing advisory services and arranging financing for clients. All such fees are recognized as revenue when the related services are performed. In addition, credit arrangement and syndication fees are recognized after certain retention, timing, and yield criteria are satisfied.

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

Statement of cash flows

Cash flows from trading account assets and liabilities, trading-related derivative transactions, resale and repurchase agreements, and securities borrowed are classified as operating activities. Cash flows from investment securities, including securities available for sale, are classified as investing activities. Cash flows from sales of investment securities that had remaining lives of greater than one year when purchased and less than 90 days when sold, mandatory redemptions, and calls are classified as proceeds from maturities. Cash flows from derivative transactions used as hedges are classified consistent with the items being hedged.

Other

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Certain prior-year amounts have been reclassified to conform with 1995 classifications.

2. ACCOUNTING CHANGES

Accounting for impairment of a loan

Effective January 1, 1995, J.P. Morgan adopted Statement of Financial Accounting Standards (SFAS) No. 114 and subsequent amendment SFAS No. 118, both entitled Accounting by Creditors for Impairment of a Loan, which prescribe criteria for recognition of loan impairment as well as methods to measure impairment of certain loans, including loans whose terms were modified in troubled debt restructurings. The standards require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. The adoption of these standards did not have a material impact on J.P. Morgan's financial statements and did not affect its charge-off policy.

Accounting for postretirement benefits other than pensions

Effective January 1, 1993, J.P. Morgan adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, which requires the recognition of costs related to postretirement benefits on an accrual basis rather than expensing such costs when paid. Adoption of the accrual method beginning in 1993 increased Employee compensation and benefits for the year by $21 million. In adopting this standard, J.P. Morgan recorded the full amount of the accumulated postretirement benefit obligation as of January 1, 1993, resulting in a nonoperating charge to earnings of $137 million ($0.68 per share) after income taxes of $74 million.

Accounting for certain investments in debt and equity securities

Effective December 31, 1993, J.P. Morgan adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which resulted in a change in the accounting for debt and marketable equity investment securities held for investment purposes. Those securities, which J.P. Morgan previously carried at the lower of aggregate cost or market value, are considered available for sale and carried at fair value. Unrealized gains and losses are excluded from earnings and reported net of taxes as a separate component of stockholders' equity until realized. Upon adoption of this standard, J.P. Morgan recorded increases in Debt investment securities of $859 million and Other assets of $1,030 million for marketable equity investment securities, and a deferred tax liability of $724 million related to the appreciation of the affected securities, resulting in an increase of $1,165 million in stockholders' equity, net of taxes.

3. DISPOSITION OF GLOBAL AND LOCAL SECURITIES CUSTODY BUSINESSES

In 1995, J.P. Morgan sold its global and local custody businesses and its U.S. commercial paper issuing and paying agency business and discontinued certain cash services businesses. Total revenue related to these activities for the year ended December 31, 1995, was approximately 6% of consolidated total revenues. The transition of client accounts to the buyers is expected to be completed over the next 18 to 24 months. The firm is contractually obligated to provide certain services to these clients for the benefit of the buyer until the transition is complete.

     Gross proceeds of $260 million from the sales were recorded in Other revenue. The firm recorded $220 million of nonrecurring costs, net against proceeds, associated with the exit of these businesses. The costs included severance and other personnel-related costs of $35 million, unreimbursed transition costs of $35 million, and other costs of approximately $40 million. In addition, a real estate charge of $110 million was recorded as a result of the rationalization of the firm's space requirements coincident with the disposition of these businesses and the corresponding reduction in personnel. The total number of personnel to be affected by these actions is expected to be approximately 1,200, with 850 employees removed from the firm's December 31, 1995, headcount.

4. INTEREST REVENUE AND EXPENSE

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

In millions                                         1995    1994    1993
                                                   ------  ------  ------
INTEREST REVENUE
Deposits with banks.............................   $  168  $  197  $  235
Debt investment securities (a)..................    1 552   1 206   1 440
Trading account assets..........................    3 036   2 784   1 991
Securities purchased under agreements to resell
     and federal funds sold.....................    1 942   1 593   1 408
Securities borrowed.............................      876     624     408
Loans...........................................    1 699   1 409   1 652
Other sources, primarily risk-adjusting swaps...      664     566     308
                                                   ------  ------  ------
Total interest revenue..........................    9 937   8 379   7 442
                                                   ------  ------  ------

INTEREST EXPENSE
Deposits........................................    2 520   1 946   1 917
Trading account liabilities.....................    1 361   1 288     916
Securities sold under agreements to repurchase
     and federal funds purchased................    2 568   2 196   2 055
Other borrowed money............................      935     679     554
Long-term debt..................................      550     289     228
                                                   ------  ------  ------
Total interest expense..........................    7 934   6 398   5 670
                                                   ------  ------  ------
Net interest revenue............................    2 003   1 981   1 772
                                                   ------  ------  ------

     (a) Interest revenue from debt investment securities included taxable revenue of $1,392 million, $1,035 million, and $1,266 million and revenue exempt from U.S. income taxes of $160 million, $171 million, and $174 million in 1995, 1994, and 1993 respectively.

For the twelve months ended December 31, 1995 and 1994, net interest revenue associated with asset and liability management derivatives was approximately $370 million and $150 million respectively. At December 31, 1995, approximately ($250) million of net deferred losses on closed derivative contracts used for asset and liability management purposes were recorded on the balance sheet. Such amount is primarily composed of net deferred losses on closed hedge contracts included in the amortized cost of the debt investment portfolio. As discussed in
Note 7 to the financial statements, Investment securities, the net unrealized appreciation associated with the debt investment portfolio was $484 million at December 31, 1995. Net deferred losses on closed derivative contracts at December 31, 1995, are expected to amortize into Net interest revenue as follows: ($140) million in 1996; ($80) million in 1997; ($30) million in 1998; ($4) million in 1999; ($1) million in 2000; and approximately $5 million thereafter. At December 31, 1994, approximately $420 million of net deferred gains on closed derivative contracts were recorded on the balance sheet, primarily composed of net deferred gains on closed hedge contracts included in the amortized cost of the debt investment portfolio. The amount of net deferred gains or losses on closed derivative contracts will change from period to period, primarily due to amortization of such amounts to net interest revenue and the execution of our asset and liability management strategies, which may result in the sale of the underlying hedged instruments and/or termination of hedge contracts.

5. TRADING REVENUE

Trading revenue disaggregated by principal product groupings is presented below. For additional information refer to the Trading revenue discussion in the Financial review.

In millions          1995    1994     1993
                    ------  ------   ------
Fixed Income......  $  668  $  766   $1 290
Equities..........     249     115      199
Foreign Exchange..     253     168      315
Commodities.......      42      82       57
Proprietary Unit..     164    (112)     198
                    ------  ------   ------
Trading revenue...   1 376   1 019    2 059
                    ------  ------   ------

6. CASH AND DUE FROM BANKS

J.P. Morgan is required to maintain noninterest-earning reserve balances with U.S. Federal Reserve banks and various foreign central banks. Such balances, which are based principally on deposits outstanding, are included in Cash and due from banks. At December 31, 1995 and 1994, required reserves were $385 million and $390 million respectively, compared with average required reserves during the year of $378 million in 1995 and $426 million in 1994.

7. INVESTMENT SECURITIES

Debt investment securities

At December 31, 1995 and 1994, the debt investment securities portfolio was classified as available for sale and measured at fair value with unrealized gains (losses) excluded from earnings and reported as a net amount within the stockholders' equity account Net unrealized gains on investment securities, net of taxes, until realized. Prior to the adoption of this accounting standard, the debt investment securities portfolio was carried at LOCOM.

     Gross unrealized gains and losses as well as a comparison of the cost and carrying value of debt investment securities available for sale and carried at fair value at December 31, 1995 and 1994, are presented in the table below. Net unrealized appreciation associated with debt investment securities at December 31, 1995, was $484 million, consisting of gross unrealized appreciation of $595 million and gross unrealized depreciation of $111 million. Such amounts represent the gross unrealized appreciation or depreciation on each debt security, including the effects of any related hedge. For additional detail of gross unrealized gains and losses associated with open derivative contracts used to hedge debt investment securities, see Note 10 to the financial statements, Estimated fair value of financial instruments.

                                                        Gross      Gross     Fair and
                                                   unrealized unrealized     carrying
In millions                                   Cost      gains     losses        value
                                           ------- ---------- ----------     --------
1995
U.S. Treasury                              $ 1 892       $136       $  2      $ 2 026
U.S. government agency, principally
     mortgage-backed                        15 392        200         69       15 523
U.S. state and political subdivision         1 875        214         16        2 073
U.S. corporate and bank debt                   188          5          -          193
Foreign government (a)                       3 413         33         21        3 425
Foreign corporate and bank debt              1 295          6          3        1 298
Other                                           99          1          -          100
                                           -------       ----       ----      -------

Total debt investment securities            24 154        595        111       24 638
                                           -------       ----       ----      -------
                                                        Gross      Gross     Fair and
                                                   unrealized unrealized     carrying
In millions                                   Cost      gains     losses        value
                                           ------- ---------- ----------     --------
1994
U.S. Treasury                              $ 1 651       $ 14       $ 42      $ 1 623
U.S. government agency, principally
     mortgage-backed                        13 531        210         88       13 653
U.S. state and political subdivision         2 396        157         58        2 495
U.S. corporate and bank debt                   265         17          -          282
Foreign government (a)                       3 758         20         65        3 713
Foreign corporate and bank debt                802          7         19          790
Other                                          100          1          -          101
                                           -------       ----       ----      -------

Total debt investment securities            22 503        426        272       22 657
                                           -------       ----       ----      -------

     (a) Primarily includes debt of countries that are members of the Organization for Economic Cooperation and Development.

At December 31, 1995, there were no securities of a single issuer whose fair value exceeded 10% of stockholders' equity.

As a result of applying LOCOM accounting to our investment securities portfolio through December 31, 1993, no unrealized losses were recorded, as the aggregate portfolio had net unrealized appreciation.

     The following table presents the components of Net investment securities gains realized during 1995, 1994, and 1993. Gains and losses on securities carried at fair value reflect transactions that occurred subsequent to the December 31, 1993, change in reporting for this portfolio. Amounts relating to LOCOM reflect transactions that occurred through December 31, 1993.


In millions                                                 1995    1994    1993
-----------                                                -----   -----   -----
Gross realized gains from sales of securities carried:
     At fair value......................................   $ 371   $ 411       -
     At LOCOM...........................................       -       -   $ 581
Gross realized losses from sales of securities carried:
     At fair value......................................    (363)   (307)      -
     At LOCOM...........................................       -       -    (276)
Net gains on maturities, calls, and mandatory
     redemptions of securities carried:
     At fair value......................................      13      18       -
     At LOCOM...........................................       -       -      18
                                                           -----   -----   -----
 Net investment securities gains........................      21     122     323
                                                           -----   -----   -----

A profile of the maturities of available-for-sale debt investment securities as of December 31, 1995, and the related weighted-average rates on such securities is presented in the following table. Mortgage-backed securities are included based on their weighted-average lives, reflecting anticipated future prepayments based on a consensus of dealers in the market.

                                                                           After one  After five  After ten
                                                                Within     year but    years but  years but  After
                                                                  one       within       within    within    twenty
Dollars in millions                                              year         five        ten      twenty    years    Total
-------------------                                          ----------   ----------  ----------  --------- ------- --------
U.S. Treasury..............................................   $  105      $   899      $  490     $  126    $ 272   $ 1 892
U.S. government agency,
     principally mortgage-backed...........................      416       14 629         347          -        -    15 392
U.S. state and political subdivision.......................      285          386         338        462      404     1 875
U.S. corporate and bank debt...............................       58          112          18          -        -       188
Foreign government.........................................      751          923       1 725         14        -     3 413
Foreign corporate and bank debt............................      508          482         248         15       42     1 295
Other......................................................        -            -           -          -       99        99
                                                             ----------   ----------  ----------  --------- ------- --------
Total debt investment securities,
     at cost...............................................    2 123       17 431       3 166        617      817    24 154
Fair value.................................................    2 130       17 600       3 288        717      903    24 638
                                                             ----------   ----------  ----------  --------- ------- --------
Net unrealized gains.......................................        7          169         122        100       86       484
                                                             ----------   ----------  ----------  --------- ------- --------
Average rates on debt
     investment securities, at cost........................     5.96%        7.74%       7.29%     10.35%    8.39%     7.61%
                                                             ----------   ----------  ----------  --------- ------- --------

Average rates represent the weighted average at December 31, 1995, and include the effects of various hedging transactions. Average rates do not give effect to unrealized gains and losses that are reflected as a component of stockholders' equity. U.S. state and political subdivision securities have been adjusted to a taxable-equivalent basis.

Equity investment securities

Equity investment securities are held for long-term appreciation and are included in Other assets. These securities, which are acquired primarily through private placements, recapitalizations, and corporate restructurings and consist of both marketable and nonmarketable securities, are generally owned by J.P. Morgan Capital Corporation, a wholly owned nonbank subsidiary of J.P. Morgan. Quoted or estimated values of equity investment securities do not necessarily represent net realizable amounts, as the timing or size of transactions and the liquidity of the markets may not support realization of these values. Fair values for equity investment securities for which there are no publicly quoted market prices are determined by management based on financial and other available information. Most of our equity investment securities are subject to legal, regulatory, and contractual restrictions that limit our ability to dispose of them freely.

     At December 31, 1995 and 1994, marketable equity investment securities were classified as available for sale and carried at fair value. Net unrealized appreciation of $440 million and $576 million associated with these available-for-sale equity investment securities at December 31, 1995 and 1994, respectively, primarily related to investments in health-care and insurance-industry-related securities, is included within the stockholders' equity account Net unrealized gains on investment securities, net of taxes. Net realized gains on equity investment securities during 1995 of $485 million are reflected in Other revenue. This amount represents $518 million of gross realized gains and $33 million of write-downs of equity investment securities. In 1994 and 1993 net realized gains from equity investment securities were $606 million and $246 million after write-downs of $19 million and $27 million respectively. Gross unrealized gains and losses as well as a comparison of the cost, fair value, and carrying value of marketable equity investment securities at December 31, 1995 and 1994, follows.

In millions: December 31                     1995       1994
------------------------                    -----      -----
Cost....................................... $ 237      $ 183
Gross unrealized gains.....................   441        579
Gross unrealized losses....................    (1)        (3)
                                            -----      -----
Fair and carrying value....................   677        759

Nonmarketable equity investment securities are outside the scope of SFAS No. 115 and continue to be carried at cost of $424 million at December 31, 1995, compared with $432 million at December 31, 1994. The estimated fair value of securities without available market quotations was $509 million and $528 million at December 31, 1995 and 1994, respectively. Net unrealized appreciation at December 31, 1995 and 1994, for securities without market quotations was primarily related to one communications-industry investment.

8. TRADING ACCOUNT ASSETS AND LIABILITIES

Trading account assets and liabilities, including derivative instruments used for trading purposes, are carried at fair value. The following table presents the carrying value of trading account assets and liabilities at December 31, 1995 and 1994, and the average balance for the years then ended.

                                             1995             1994
                                     ------------------  -----------------
                                      Carrying  Average  Carrying  Average
In millions                             value   balance    value   balance
-----------                          -------------------------------------
TRADING ACCOUNT ASSETS
U.S. Treasury.......................  $ 8 396   $ 6 900  $ 6 668  $ 7 675
U.S. government agency..............    2 549     2 410    3 332    4 579
Foreign government..................   20 111    20 139   17 073   17 569
Corporate debt and equity...........   12 406    10 008    7 409    7 915
Other securities....................    3 147     4 834    3 088    2 885
Interest rate and currency swaps....   12 444    13 032   10 914   11 036
Foreign exchange contracts..........    3 286     4 920    3 573    5 032
Interest rate futures and forwards..      444       309      152      151
Commodity and equity contracts......    1 377     1 372    1 146    1 219
Purchased option contracts..........    5 248     4 095    3 710    3 959
                                     ---------  -------- -------- --------
                                       69 408    68 019   57 065   62 020
                                     ---------  -------- -------- --------

TRADING ACCOUNT LIABILITIES
U.S. Treasury.......................    9 282     7 070    7 187    9 015
Foreign government..................    8 953    10 334    8 481    8 640
Corporate debt and equity...........    2 847     3 384    2 519    2 445
Other securities....................      668     1 552    1 165      888
Interest rate and currency swaps....   11 208    12 016    8 283    8 455
Foreign exchange contracts..........    4 126     4 501    2 605    4 178
Interest rate futures and forwards..      549       373      182      132
Commodity and equity contracts......    2 595     1 633    1 300      815
Written option contracts............    5 061     4 320    4 685    3 984
                                     ---------  -------- -------- --------
                                       45 289    45 183   36 407   38 552
                                     ---------  -------- -------- --------

9. OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

Derivatives

Derivatives may be used either for trading or asset and liability management purposes. Accordingly, the notional amounts presented in the table below have been identified as relating to either trading or asset and liability management activities based on management's intent and ongoing usage. A summary of the credit exposure, which is represented by the positive market value associated with derivatives, after considering the benefit of approximately $27.7 billion and $12.7 billion of master netting agreements in effect at December 31, 1995 and 1994, respectively is also presented.

                                                                 Notional amounts  Credit exposure
                                                                -----------------  ---------------
In billions: December 31                                          1995      1994     1995   1994
------------------------                                        --------  -------  ------ --------
Interest rate and currency swaps
     Trading..................................................  $1 233.3  $723.5
     Asset and liability management (a) (b) (c)...............     282.3   251.4
                                                                --------  -------
     Total interest rate and currency swaps...................   1 515.6   974.9   $ 12.4  $10.9
                                                                --------  -------  ------  ------
Foreign exchange spot, forward, and futures contracts
     Trading..................................................     443.7   382.8
     Asset and liability management (a) (b)...................      18.1    14.9
                                                                --------  -------  ------  ------
     Total foreign exchange spot, forward,
      and futures contracts...................................     461.8   397.7      3.3    3.6
                                                                --------  -------  ------  ------
Interest rate futures, forward rate agreements,
     and debt securities forwards
     Trading..................................................     412.7   404.5
     Asset and liability management...........................       2.7    22.0
                                                                --------  -------  ------  ------
     Total interest rate futures, forward rate
     agreements, and debt securities forwards.................     415.4   426.5      0.5    0.2
                                                                --------  -------  ------  ------
Commodity and equity swaps, forward,
     and futures contracts, all trading.......................      65.1    43.9      1.4    1.1
                                                                --------  -------  ------  ------
Purchased options (d)
     Trading..................................................     462.2   276.7
     Asset and liability management (a).......................       2.6     3.9
                                                                --------  -------  ------  ------

     Total purchased options..................................     464.8   280.6      5.2    3.7
                                                                --------  -------  ------  ------
Written options, all trading (e) (f)..........................     524.0   348.9        -      -
                                                                --------  -------  ------  ------
Total credit exposure recorded as assets
     on the balance sheet.....................................                       22.8   19.5
                                                                --------  -------  ------  ------

(a) The majority of J.P. Morgan's asset and liability management derivatives are transacted with independently managed J.P. Morgan derivatives dealers that function as intermediaries for credit and administrative purposes.
(b) At December 31, 1995 and 1994, the notional amounts of asset and liability management derivatives contracts conducted in the foreign exchange markets, primarily forward contracts, amounted to $20.8 billion and $16.9 billion respectively. At December 31, 1995, these contracts were primarily denominated in the following currencies: deutsche mark $4.6 billion, Italian lira $2.5 billion, Japanese yen $2.3 billion, French franc $1.8 billion, British pound $1.7 billion, Spanish peseta $1.7 billion, Belgian franc $1.5 billion, and Swiss franc $1.5 billion. At December 31, 1994, these contracts were primarily denominated in the following currencies: deutsche mark $3.8 billion, Belgian franc $2.3 billion, Italian lira $2.2 billion, Canadian dollar $1.5 billion, British pound $1.3 billion, French franc $1.2 billion, and Swiss franc $1.0 billion.
(c) The notional amounts of risk-adjusting swaps were $259.4 billion and $233.0 billion at December 31, 1995 and 1994, respectively.
(d) At December 31, 1995 and 1994, purchased options used for trading purposes included $356.7 billion and $206.6 billion respectively of interest rate options, $72.5 billion and $45.7 billion respectively of foreign exchange options, and $33.0 billion and $24.4 billion respectively of commodity and equity options. Only interest rate options are used for asset and liability management purposes. Purchased options executed on an exchange amounted to $137.4 billion and those negotiated over the counter amounted to $327.4 billion at December 31, 1995.
(e) At December 31, 1995 and 1994, written options included $414.6 billion and $271.2 billion respectively of interest rate options, $72.8 billion and $51.5 billion respectively of foreign exchange options, and $36.6 billion and $26.2 billion respectively of commodity and equity options. Written options executed on an exchange amounted to $162.4 billion and those negotiated over the counter amounted to $361.6 billion at December 31, 1995.
(f) The total notional amount of written put options includes $6.7 billion and $3.9 billion of written put option contracts on debt securities at December 31, 1995 and 1994, respectively.

The following presents the credit exposure associated with derivatives at December 31, 1995 and 1994, segregated by type of counterparty.


                                 Nonbank
                               financial  Govern-
In billions: December 31    institutions   ments  Banks  All other  Total
------------------------    ------------  ------- -----  ---------  -----
1995
Credit exposure..........        $5.8      $2.8   $8.9      $5.3    $22.8

1994
Credit exposure..........         2.5       2.9    8.9       5.2     19.5

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

   A summary of the contractual amount of credit-related instruments at December 31 is presented in the following table.

In billions                                       1995   1994
-----------                                       -----  -----
Commitments to extend credit...................   $55.1  $44.6
Standby letters of credit and guarantees.......    11.7    9.9
Securities lending indemnifications (a)........     1.0   19.5

(a) At December 31, 1995 and 1994, J.P. Morgan held cash and other collateral of $1.1 billion and $19.4 billion respectively in support of securities lending indemnifications.

The following presents the contractual amount of commitments to extend credit and standby letters of credit and guarantees at December 31, 1995 and 1994, segregated by type of counterparty.

                                     Nonbank
                                   financial  Govern-
In billions: December 31        institutions   ments  Banks  All other  Total
------------------------        ------------  ------- -----  ---------  ------
1995
Commitments to extend credit..       $ 9.4     $3.7   $4.4    $37.6(a)   $55.1
Standby letters of credit and
     guarantees...............         3.8      2.0    0.5      5.4(b)    11.7
                                ------------  ------- -----  ---------  ------
1994
Commitments to extend credit..        10.0      2.1    3.8     28.7(a)    44.6
Standby letters of credit and
     guarantees...............         3.1      0.8    0.3      5.7(b)     9.9
                                ------------  ------- -----  ---------  ------

(a) At December 31, 1995 and 1994, the utilities industry exceeded 10% of this amount.
(b) The utilities and health-care industries at December 31, 1995, and the telecommunications, utilities, and health-care industries at December 31, 1994, each exceeded 10% of this amount.

Other

Consistent with industry practice, amounts receivable and payable for securities that have not reached the contractual settlement dates are recorded net on the consolidated balance sheet. Amounts payable for securities purchased of $31.6 billion and $26.1 billion were netted against amounts receivable for securities sold of $27.5 billion and $29.4 billion to arrive at a net trade date payable of $4.1 billion and net trade date receivable of $3.3 billion at December 31, 1995 and 1994, respectively.

10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, J.P. Morgan estimates that the aggregate net fair value of all balance sheet and off-balance-sheet financial instruments exceeded associated net carrying values at December 31, 1995 and 1994, by $1.4 billion and $2.2 billion respectively before considering income taxes. Net unrealized appreciation declined in 1995, primarily due to a decrease in net unrealized appreciation associated with risk-adjusting swaps mainly as a result of the recognition of net interest revenue.

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

The following table presents the carrying value and fair value of J.P. Morgan's financial instruments at December 31, 1995 and 1994.

                                                    1995                             1994
                                           ----------------------------   ---------------------------
                                                                Appre-                       Appre-
                                                              ciation/                       ciation/
                                           Carrying  Fair     (depre-     Carrying   Fair    (depre-
In billions                                 value    value    ciation)     value     value   ciation)
-----------                                --------  -----    --------    --------   ------  ---------
FINANCIAL INSTRUMENTS USED FOR
TRADING PURPOSES:
FINANCIAL ASSETS:
Trading account assets (a)................  $69.4    $69.4          -      $57.1    $57.1        -
Securities purchased under
     agreements to resell and
     federal funds sold (b)...............   32.2     32.2          -       21.3     21.3        -
Securities borrowed (c)...................   19.8     19.8          -       12.1     12.1        -
FINANCIAL LIABILITIES:
Trading account liabilities (a)...........   45.3     45.3          -       36.4     36.4        -
Securities sold under agreements
     to repurchase and federal funds
     purchased (b)........................   45.1     45.3      ($0.2)      35.7     35.7        -
FINANCIAL INSTRUMENTS USED FOR
PURPOSES OTHER THAN TRADING:
FINANCIAL ASSETS: (d)
Debt investment securities................   24.6     24.6          -       22.7     22.7        -
Net loans.................................   22.3     23.5        1.2       20.9     22.1    $ 1.2
Other financial assets (e)................   14.2     14.2          -       18.1     18.2      0.1
FINANCIAL LIABILITIES: (d)
Deposits..................................   46.4     46.5       (0.1)      43.1     43.0      0.1
     Related derivatives..................      -     (0.1)       0.1          -        -        -
Other liabilities for borrowed
     money................................   15.1     15.1          -       10.9     10.9        -
Long-term debt (f)........................    8.6      8.9       (0.3)       6.1      5.9      0.2
     Related derivatives..................      -     (0.3)       0.3          -      0.1     (0.1)
Other financial liabilities (g)...........   12.9     12.9          -       12.3     12.3        -
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
Risk-adjusting swaps (h)..................      -      0.4        0.4          -      0.8      0.8
Commitments to extend credit and
     standby letters of credit and
     guarantees...........................      -        -          -          -      0.1     (0.1)
                                           --------  -----    --------    --------   ------  ---------
Excess of net fair values over net
     carrying values before
     considering income taxes.............                        1.4                          2.2
                                           --------  -----    --------    --------   ------  ---------

(a) Refer to Note 8 to the financial statements, Trading account assets and liabilities, for the carrying value and fair value of financial instruments, including derivatives, used for trading purposes.
(b) These trading-related financial instruments are generally treated as collateralized lending and borrowing transactions and are carried at the amounts at which the securities were initially acquired or sold. Securities sold under agreements to repurchase are also used as one source of financing for the debt investment securities portfolio.
(c) These trading-related financial instruments that are collateralized by cash are carried at amounts equal to the collateral advanced.

(d) Derivatives are used to hedge or modify the interest rate characteristics of debt investment securities, loans, deposits, other liabilities for borrowed money, long-term debt, and other financial assets and liabilities. Net unrealized gains and losses associated with such derivatives contracts amounted to $195 million and ($59) million at December 31, 1995 and 1994, respectively. Gross unrealized gains and gross unrealized losses associated with open derivative contracts used for these purposes at December 31, 1995 and 1994, are presented below. Such amounts primarily relate to interest rate and currency swaps used to hedge or modify the interest rate characteristics of long-term debt, deposits, and debt investment securities, principally mortgage-backed securities.

                                          Gross             Gross   Net unrealized
In millions: December 31       unrealized gains  unrealized losses  gains/(losses)
------------------------       ----------------  -----------------  --------------
1995
Long-term debt...............              $275               $ 19          $ 256
Debt investment securities...                 1                111           (110)
Deposits.....................                57                  1             56
Other financial instruments..                38                 45             (7)
                               ----------------  -----------------  --------------
Total........................               371                176            195
                               ----------------  -----------------  --------------
1994
Long-term debt...............                42                141            (99)
Debt investment securities...                26                 20              6
Other financial instruments..                63                 29             34
                               ----------------  -----------------  --------------
Total........................               131                190            (59)
                               ----------------  -----------------  --------------

(e) Includes cash and due from banks, interest-earning deposits with banks, customers' acceptance liability, accrued interest and accounts receivable, and other financial assets.
(f) Estimated fair value for J.P. Morgan's convertible mortgage loan and British pound financing obligation is not practicable due to the complex terms and conditions associated with the transactions. For additional information regarding these financing obligations, see Note 14 to the financial statements, Long-term debt.
(g) Includes commercial paper, liability on acceptances, accounts payable and accrued expenses, and other financial liabilities.
(h) Represents the net unrealized gain associated with risk-adjusting swaps and their related hedges that are entered into to meet longer-term asset and liability management objectives. The net amount is composed of gross unrealized gains and gross unrealized losses of $4.4 billion and $4.0 billion respectively at December 31, 1995, and $2.7 billion and $1.9 billion respectively at December 31, 1994. The unrealized gains and losses related to the derivative contracts used to hedge these risk-adjusting swaps, included above, were not material at December 31, 1995 and 1994. There were no material terminations of risk-adjusting swaps during 1995 or 1994.

The following table summarizes the fair values of all on- and off-balance-sheet financial instruments according to the valuation methods used to determine fair value estimates.

                                                                                                      Off-balance-
                                                                                                             sheet
                                                Financial assets                Financial liabilities  instruments
                                               ---------------------            ---------------------  -----------
                                               Carrying                           Carrying
In billions: December 31                        value     Fair value               value    Fair value  Fair value
------------------------                       --------   ----------             ---------  ---------- -----------
1995
Carried at fair or market value............     $ 94.7      $ 94.7                 $ 45.3       $45.3            -
Carried at cost:
    Carrying value approximates
      fair value due to
      short-term nature....................       65.1        65.1                   58.1        58.3            -
     Fair value based on available
      quoted market prices.................        2.8         2.8                    5.4         5.4            -
    Fair value derived using
      estimation techniques................       19.9        21.1                   64.6        64.6         $0.4
                                               --------   ----------             ---------  ---------- -----------
                                                 182.5       183.7                  173.4       173.6          0.4
                                               --------   ----------             ---------  ---------- -----------

1994
Carried at fair or market value............       80.5        80.5                   36.4        36.4            -
Carried at cost:
    Carrying value approximates
     fair value due to
     short-term nature.....................       52.3        52.3                   46.4        46.4            -
    Fair value based on available
     quoted market prices..................        2.4         2.4                    3.0         2.9            -
    Fair value derived using
     estimation techniques.................       17.0        18.3                   58.7        58.6          0.7
                                               --------   ----------             ---------  ---------- -----------
                                                 152.2       153.5                  144.5       144.3          0.7
                                               --------   ----------             ---------  ---------- -----------

Carried at fair or market value

Trading account assets and liabilities, including derivatives used for trading purposes, are carried at market value. Debt and marketable equity investment securities are carried at fair value.

Carried at cost: Carrying value approximates fair value due to short-term nature For short-term balance sheet instruments without publicly quoted market prices, the carrying value approximates fair value. These balance sheet instruments include cash and due from banks, certain securities purchased under agreements to resell and federal funds sold, securities borrowed, certain loans, customers' acceptance liability, accrued interest and accounts receivable, certain other financial assets, certain securities sold under agreements to repurchase and federal funds purchased, liability on acceptances, accounts payable and accrued expenses, and certain other financial liabilities. Instruments with a maturity or repricing profile of one year or less are generally classified as short term.

Carried at cost: Fair value based on available quoted market prices
The fair values of certain loans and other financial assets and certain other financial liabilities were determined based on quoted market prices for the instruments or similar issues in their most active market.

Carried at cost: Fair value derived using estimation techniques

The fair values of most financial instruments without quoted market prices are derived using discount rates that management believes are appropriate. Interest rates derived from prevailing market yield curves, which closely reflect J.P. Morgan's interest-earning deposit and borrowing rates, are used to discount interest-earning deposits, other interest-earning assets, interest-bearing deposits, other borrowings, long-term repurchase agreements, and risk-adjusting swaps. In order to estimate fair values for commercial paper, J.P. Morgan's current commercial paper rates are used; for most long-term debt, J.P. Morgan's current cost of funds for debt with similar terms and remaining maturities is used. Loans are discounted at current market rates that are applicable to loans of similar type, maturity, and credit standing. The fair value of impaired loans is derived using expected cash flows on a discounted basis. For presentation purposes, the allowance for credit losses is classified with the carrying value of loans whose fair value is derived using estimation techniques. Fair values for equity investment securities for which there are no publicly quoted market prices are determined by management based on financial and other available information.

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

11. LOANS

Loans at December 31 are summarized in the following table.

In millions                                               1995     1994
-----------                                              -------  -------
LOANS IN OFFICES IN THE U.S.
Commercial and industrial............................... $ 1 990   $3 047
Financial institution:
     Banks..............................................     729      458
     Other financial institutions.......................     527      738
Collateralized by real estate...........................     365      365
Other, including U.S. state and political subdivision...   1 666    1 483
                                                         -------  -------
                                                           5 277    6 091
                                                         -------  -------
LOANS IN OFFICES OUTSIDE THE U.S.
Commercial and industrial...............................  10 045    8 451
Financial institution:
     Banks..............................................   1 447    1 940
     Other financial institutions.......................   3 013    2 460
Collateralized by real estate...........................     281      329
Foreign governments and official institutions...........   1 042      846
Other...................................................   2 348    1 963
                                                         -------  -------
                                                          18 176   15 989
                                                         -------  -------
                                                          23 453   22 080
                                                         -------  -------

The distribution of total loans at December 31 on the basis of the location of the borrower is presented in the following table.


In millions                             1995     1994
-----------                            -------  -------
LOANS TO BORROWERS IN THE U.S.
In offices in the U.S................. $ 3 769  $ 5 202
In offices outside the U.S............   6 702    5 608
                                       -------  -------
                                        10 471   10 810
                                       -------  -------

LOANS TO BORROWERS OUTSIDE THE U.S.
In offices in the U.S.................   1 508      889
In offices outside the U.S............  11 474   10 381
                                       -------  -------
                                        12 982   11 270
                                       -------  -------
                                        23 453   22 080
                                       -------  -------

Total impaired loans, net of charge-offs, at December 31 are presented in the following table. At December 31, 1995, more than half of the impaired loan balance is measured based upon the present value of expected future cash flows discounted at an individual loan's effective interest rate, one third is based on the fair value of the collateral, and the remainder is measured by an observable market price.


In millions                  1995   1994   1993
-----------                  -----  -----  -----
Commercial and industrial....$  67  $ 136  $ 182
Other........................   48     81     92
                             -----  -----  -----
                               115    217    274
Restructuring countries......    2      2      8
                             -----  -----  -----
                               117    219    282
                             -----  -----  -----

Consistent with prior periods, all of J.P. Morgan's impaired loans at December 31, 1995, were on nonaccrual status. Accordingly, comparisons of current balances with those of prior periods are not affected by the implementation of SFAS No. 114 and 118.

     As of December 31, 1995, no SFAS No. 114 reserve was required for the $117 million recorded investment in impaired loans. Charge-offs and interest applied to principal have reduced the recorded investment values to amounts that are less than the SFAS No. 114 calculated values. For the twelve months ended December 31, 1995, the average recorded investment in impaired loans was $186 million.

An analysis of the effect of impaired loans, net of charge-offs, on interest revenue is presented in the following table.

In millions                                                                           1995        1994      1993
-----------                                                                          -----       ------    -----
Interest revenue that would have been recorded if accruing (a)...................... $  17       $  18     $  24
Less interest revenue recorded: (b)
     Related to the current period..................................................     1           5         3
     Related to prior periods.......................................................    38          39       167
                                                                                     -----       ------    -----
Positive impact of impaired loans on interest revenue...............................    22          26       146
                                                                                     -----       ------    -----

(a) Represents $13 million, $13 million, and $14 million from borrowers in the U.S. and $4 million, $5 million, and $10 million from borrowers outside the U.S. in 1995, 1994, and 1993 respectively.
(b) Represents $30 million, $4 million, and $5 million from borrowers in the U.S. and $9 million, $40 million, and $165 million from borrowers outside the U.S. in 1995, 1994, and 1993 respectively.

12. ALLOWANCE FOR CREDIT LOSSES

An analysis of the allowance for credit losses is presented in the following table.

In millions                                          1995     1994     1993
-----------                                         ------   ------   ------
BALANCE, JANUARY 1................................. $1 131   $1 157   $1 258
                                                    ------   ------   ------
Recoveries.........................................     54       45       60
Charge-offs:
     Commercial and industrial.....................    (39)     (37)     (82)
     Restructuring countries.......................      -      (18)     (37)
     Other.........................................    (16)     (17)     (41)
                                                    ------   ------   ------
Net charge-offs....................................     (1)     (27)    (100)
Translation adjustment.............................      -        1       (1)
                                                    ------   ------   ------
BALANCE, DECEMBER 31...............................  1 130    1 131    1 157
                                                    ------   ------   ------

13. PREMISES AND EQUIPMENT

The components of premises and equipment at December 31 are presented in the following table.

In millions                                                   1995     1994
-----------                                                 -------  -------
Land....................................................... $  112   $  113
Buildings..................................................    958      934
Equipment and furniture....................................  1 435    1 439
Leasehold improvements.....................................    347      337
Property under financing obligation:
     Land and building.....................................    455      460
Construction-in-progress...................................     32       35
                                                            -------  -------
                                                             3 339    3 318
Less: accumulated depreciation.............................  1 412    1 302
                                                            -------  -------
                                                             1 927    2 016
                                                            -------  -------

Depreciation expense was $247 million in 1995, $231 million in 1994, and $221 million in 1993.
     No interest was capitalized in connection with various construction projects in 1995 or 1994.

14. LONG-TERM DEBT

Long-term debt qualifying as risk-based capital generally must be unsecured and subordinated with an original weighted-average maturity of at least five years. In addition, certain other debt instruments that qualified as capital under previous regulatory capital guidelines also qualify as risk-based capital.

     In order to modify exposure to interest rate and currency exchange rate movements, J.P. Morgan utilizes derivative instruments, primarily interest rate and currency swaps, in conjunction with some of its debt issues. The effect of these derivative instruments is included in the calculation of the interest expense on the associated debt, and as a result, the effective interest rates on the debt may differ from the coupon rates reflected in the tables below. The interest rates shown are those in effect at December 31, 1995, and in parentheses, at December 31, 1994, excluding the effect of related derivatives, if any. Floating rates are determined by formulas and may be subject to certain minimum or maximum rates.

     Based solely on the contractual terms of the debt issues, total long-term debt had a weighted-average interest rate of 6.94% at December 31, 1995. The weighted-average interest rate for total long-term debt, including the effects of the related derivative instruments, was 6.01% at December 31, 1995.

     The net proceeds of J.P. Morgan's long-term debt may be used for general corporate purposes or as advances to subsidiaries. J.P. Morgan has the option to redeem certain debt prior to maturity at specified prices.

     Long-term debt qualifying as risk-based capital and other long-term debt at December 31 are presented in the following tables.

LONG-TERM DEBT QUALIFYING AS RISK-BASED CAPITAL

                                                                                                                Amount outstanding
                                                                      Maturity            Interest             -------------------
Dollars in millions                                                       date              rate                 1995       1994
-------------------                                                   ---------   -------------------------    ------      -------
J.P. MORGAN (PARENT)
Floating-rate subordinated deutsche mark notes.....................        1995                       5.44%         -      $ 258
Zero-coupon subordinated notes (a).................................        1998                       8.66     $  331        304
Convertible debentures (b).........................................        1998                      4 3/4          2          2
Subordinated notes.................................................   1998-2004                      7 5/8        747        717
Subordinated notes.................................................   1998-2010   6 1/4-8 1/2 (8 1/2-9 5/8)       748        449
Floating-rate subordinated notes...................................   2000-2005        5.3-5.76 (5.37-6.13)       940        940
Subordinated notes.................................................   2002-2009                5 3/4-7 1/4        649        649
Subordinated Italian lira notes....................................        2003                          8         81         79
Subordinated Canadian dollar notes.................................        2004                      6 7/8        185        180
Subordinated Japanese yen loan.....................................        2005                       4.78         97          -

MORGAN GUARANTY
Subordinated notes.................................................        1996                      8 1/8        100        100
Subordinated notes.................................................        2002                      7 3/8        199        199
                                                                      ---------   -------------------------    ------      -------
                                                                                                                4 079      3 877
Less: amortization for risk-based capital
     purposes (c)..................................................                                              (489)      (680)
                                                                      ---------   -------------------------    ------      -------
Total long-term debt qualifying as risk-based
     capital.......................................................                                             3 590      3 197
                                                                      ---------   -------------------------    ------      -------

(a) The principal amount of these notes is $400 million. The rate shown for these notes, which do not bear interest, represents a level yield to maturity. The carrying value increases as the discount on the notes is accreted to interest expense.
(b) At December 31, 1995, these debentures were convertible into 86,400 shares of J.P. Morgan common stock at $20 per share.
(c) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.

LONG-TERM DEBT NOT QUALIFYING AS RISK-BASED CAPITAL

                                                         Maturity          Interest       Amount outstanding
Dollars in millions                                        date              rate          1995     1994
-------------------                                     ---------   --------------------  ------   -------
J.P. MORGAN (PARENT)
Notes...............................................        1995                  5 3/8%      -  $  250
Notes...............................................        1997         6 1/2-8 (6 1/2)  $ 804     303
Floating-rate notes.................................        1997                   5.93     500       -
South African rand notes............................        1997                 14 1/2      69       -
Deutsche mark notes.................................        1998                  7 1/4     177     165
Swiss franc notes...................................   1999-2003         4 5/8-5 1/2 (5)    442     116
Netherlands guilder notes...........................        2000                      6     157       -
Notes, Series B-E (a)...............................   2008-2009                    7.7     425     425
Convertible mortgage loan (b).......................        2018                  7 1/2     407     407

MORGAN GUARANTY
Mortgages payable...................................   1995-1996               various        -       3
Zero-coupon notes (c)...............................   1995-1997  4.46-4.89 (3.88-4.87)      23      45
Zero-coupon notes (c)...............................   1995-1997  5.79-6.39 (5.09-6.39)      31      52
Notes...............................................   1995-2001     5.78-8.4 (7-11 3/8)    684     294
Floating-rate notes.................................        1996        5.79-6.86 (6.98)    700     200
Floating-rate deutsche mark notes...................   1996-1997  4.13-4.38 (5.48-5.75)      24      23
Italian lira notes..................................        1997                 11 3/8     111     108
Floating-rate Portuguese escudo notes...............        1998                   9.69     100       -
Floating-rate notes.................................   1999-2005       4.92-6.24 (5 1/2)    260     200
Notes (d)...........................................        2001                   6.06      40      25
British pound financing obligation (e)..............           -                      -     294     309
                                                        ---------   --------------------  ------  -------
                                                                                          5 248   2 925
                                                        ---------   --------------------  ------  -------
Add: amortization for risk-based capital
     purposes (f)...................................                                        489     680
                                                        ---------   --------------------  ------  -------
Total long-term debt not qualifying as
     risk-based capital.............................                                      5 737   3 605
                                                        ---------   --------------------  ------  -------

(a) The interest rates on these notes will be reset during 1998 for the following 10-year term at a rate based on the interest rate for 10-year U.S. Treasury securities at that time.
(b) Interest on the notes increases 1/2% every four years from 7%, as set in 1988, to 9% in 2004. After 2008 the rate will be fixed based upon the interest rate for 10-year U.S. Treasury securities at that time. Beginning in 2008 the loan may be converted, at the option of the lender, into a 49% interest in the J.P. Morgan building at 60 Wall Street. If the loan is converted, J.P. Morgan will have the option to lease the property for seven 10-year terms. J.P. Morgan has the right to prepay the debt if the lender does not exercise the conversion option. The loan is collateralized by the 60 Wall Street building owned by Morgan Guaranty.
(c) The rates shown for these notes, which do not bear interest, represent a level yield to maturity.
(d) The interest rate on these notes will be reset during 1997 to 5.775% for the following four-year term.
(e) Represents the sale of a 52.5% interest in J.P. Morgan's office building complex in London. The transaction is treated as a financing obligation, which is being amortized over a 25-year period, corresponding with J.P. Morgan's initial lease term for the entire complex. J.P. Morgan has renewal options to lease this space for an additional 50 years. The lease contains escalation clauses under which rental payments will be redetermined every five years, beginning after year 15. Interest on the financing obligation is imputed annually at an effective rate that varies depending on then-current rental rates in the London real estate market.

     The aggregate amounts of minimum cash payments (at the December 31, 1995, exchange rate) to be applied to the financing obligation for each of the five years subsequent to December 31, 1995, and thereafter are presented in the following table.

In millions
-----------
     1996.............................................. $ 23
     1997..............................................   24
     1998..............................................   24
     1999..............................................   24
     2000..............................................   24
     2001 and later....................................  280
                                                        -----
     Total cash payments...............................  399
     Less: interest....................................  105
                                                        -----
     Balance outstanding at December 31, 1995..........  294
                                                        -----

(f) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.

Maturities

The aggregate amounts of maturities and announced redemptions for the five years subsequent to December 31, 1995, excluding the British pound financing obligation noted above, are $1,164 million (1996), $1,495 million (1997), $1,035 million (1998), $314 million (1999), and $747 million (2000).

15. INCOME TAXES

J.P. Morgan and eligible subsidiaries file a consolidated U.S. federal income tax return. The current and deferred portions of income tax expense included in the consolidated statement of income, excluding the cumulative effect of adopting SFAS No. 106 in 1993, are presented in the following table.


In millions                        1995                     1994                     1993
-----------           -------------------------  -------------------------  -------------------------
INCOME TAX EXPENSE
(BENEFIT)             Current  Deferred   Total  Current  Deferred   Total  Current  Deferred   Total
                      -------  --------   -----  -------  --------   -----  -------  --------   -----
U.S..................   $  43     $  (3)  $  40     $161      $ 91    $252   $  289     $  44    $333
Foreign..............     505        (4)    501      243        16     259      567      (106)    461
State and local......     114       (45)     69      115       (16)     99      196       (22)    174
                      -------  --------   -----  -------  --------   -----  -------  --------   -----
                          662       (52)    610      519        91     610    1 052       (84)    968
                      -------  --------   -----  -------  --------   -----  -------  --------   -----

The income tax expense related to net investment securities gains, included in Income taxes, was $8 million in 1995, $50 million in 1994, and $132 million in 1993.

     Deferred tax assets and liabilities at December 31, 1995, 1994, and 1993, resulted from the items listed in the following table.

In millions                                              1995    1994    1993
-----------                                             ------  ------  ------
DEFERRED TAX ASSETS
Compensation and benefits . . . . . . . . . . . . . .   $  646  $  454  $  390
Allowance for credit losses . . . . . . . . . . . . .      444     444     454
Foreign operations. . . . . . . . . . . . . . . . . .       82      88      85
Write-down of equity investment securities. . . . . .       54      52      53
Other. . . . . . . . . . . . . . . . . . . . . . . .       199     129     172
                                                        ------  ------  ------
Total deferred tax assets before valuation allowance     1 425   1 167   1 154
Less: valuation allowance (a)                              140     140     150
                                                        ------  ------  ------
Total deferred tax assets                                1 285   1 027   1 004
                                                        ------  ------  ------
DEFERRED TAX LIABILITIES

Gains on debt and equity investment securities. . . .      564     342     724
Lease financing transactions. . . . . . . . . . . . .      135     120     114
Unremitted earnings. . . . . . . .. . . . . . . . . .       86      67      49
Interest rate and currency swaps  . . . . . . . . . .       68      99     129
Depreciation . . . . . . . . . . . . . . . . . . . .        43      44      47
Other . . . . . . . . . . . . . . . . . . . . . . .        241     219     120
                                                        ------  ------  ------
Total deferred tax liabilities                           1 137     891   1 183
                                                        ------  ------  ------

(a) The valuation allowance is primarily related to the ability to recognize tax benefits associated with foreign operations.

J.P. Morgan recorded a deferred income tax liability of $358 million, $274 million, and $724 million at December 31, 1995, 1994, and 1993, respectively related to the net unrealized gains on investment securities classified as available for sale under SFAS No. 115.

A reconciliation of the difference between the expected U.S. statutory income tax rate and J.P. Morgan's effective income tax rate, excluding the cumulative effect of adopting SFAS No. 106 in 1993, is shown in the following table.

% of pretax income                                            1995   1994   1993
------------------                                            ----   ----   ----
U.S. statutory tax rate...................................... 35.0%  35.0%  35.0%
Increase (decrease) due to:
     State and local taxes, net of U.S. income tax effects...  2.4    3.5    4.2
     Tax-exempt income....................................... (6.7)  (3.7)  (3.0)
     Other...................................................  1.3   (1.4)  (0.2)
                                                              ----   ----   ----
Effective tax rate........................................... 32.0   33.4   36.0
                                                              ----   ----   ----

Pretax income

The following table presents Income before income taxes and cumulative effect of accounting change reported by location of office. This presentation differs from the basis of disclosure of U.S., foreign, and state and local tax expense above and from the basis of disclosure of U.S.-related and foreign-country-related income in Note 23 to the financial statements, U.S.-related and foreign-country-related operations.

In millions                  1995    1994    1993
-----------                 ------  ------  ------
Offices in the U.S. . . .   $  455  $  908  $  227
Offices outside the U.S..    1 451     917   2 464
                            ------  ------  ------
                             1 906   1 825   2 691
                            ------  ------  ------

16. PREFERRED STOCK

Total authorized shares of preferred stock are 10,000,000. J.P. Morgan may redeem the outstanding preferred stock, in whole or in part, at its option, for the stated value plus accrued and unpaid dividends. All preferred stock has a dividend preference as well as a liquidation preference and is generally nonvoting. Preferred stock outstanding at December 31 is presented in the following table.

                                                    Authorized, issued,
                                                   and outstanding shares         Dividend rate (a)
                                                       1995 and 1994             1995       1994
                                                   ----------------------        ----       ----
Adjustable Rate Cumulative Preferred Stock,
     Series A (stated value: $100 per share).........           2 444 300        5.00%       5.00%
Variable Cumulative Preferred Stock, Series
     B, C, D, E, and F (authorized, issued, and
     outstanding: 50 000 shares each series;
     stated value: $1 000 per share).................             250 000   4.28-4.56   4.30-4.80

(a) Series A: The quarterly dividend rate is determined by a formula based on the interest rates of certain actively traded U.S. Treasury obligations. The quarterly rate in no event will be less than 5.00% or greater than 11.50% per annum. The Series A preferred stock qualifies as Tier 1 capital. Series B, C, D, E, and F: Dividend rates for each series are determined periodically either by auction or remarketing. The dividend rates may not exceed certain maximums that are 110% to 200% of various market interest rates, depending on the prevailing rating of the stock at the dividend determination dates and the duration of the then-current dividend periods. The dividend periods may vary from one day to 30 years, depending on the dividend determination method used. During 1995 and 1994, J.P. Morgan reset the dividend rates approximately every 49 days. The dividend rates stated above represent the range of those in effect at year-end. These series of preferred stock qualify as Tier 2 capital.

17. PENSION BENEFITS

Pension plans are in effect for substantially all regular employees of J.P. Morgan. J.P. Morgan's pension plans are generally noncontributory defined benefit plans. The plans' pension benefits are generally based on age and years of credited service and a percentage of qualifying compensation during the final years of employment.

     J.P. Morgan's policy generally has been to contribute currently the accrued costs of its funded pension plans. The principal U.S. plan continues to meet legal funding requirements. Contributions to that plan were $26 million in 1995 and $63 million in 1994; no contributions were made in 1993. The accrued costs of certain other pension plans are not contributed currently, since contributions to these unfunded plans are not tax deductible.

     For J.P. Morgan's domestic and foreign funded plans, the value of plan assets exceeded accumulated benefits at September 30, 1995 and 1994 (the dates of the actuarial valuations). The following table presents information related to these plans, including the amounts recorded on the consolidated balance sheet.

In millions                                                                       1995     1994
-----------                                                                      ------   ------
Plan assets (a)................................................................. $1 175   $1 029
Less: accumulated benefits earned prior to valuation date (b)
     Vested.....................................................................    763      699
     Nonvested..................................................................    112       19
                                                                                 ------   ------
     Accumulated benefit obligation (b).........................................    875      718
                                                                                 ------   ------
Funded status of accumulated benefit obligation.................................    300      311
Less: additional benefits based on estimated future salary levels (b)...........    209      222
                                                                                 ------   ------
Funded status of projected benefit obligation (c)...............................     91       89
Amounts available to increase (reduce) future pension expense:
     Unamortized balance of the initial transition amount (d)...................    (42)     (49)
     Cumulative net actuarial gain, including deferred investment results (e)...    (27)     (34)
     Costs of retroactive benefits granted by plan amendments...................     38       28
                                                                                 ------   ------
     Net amounts available to decrease expense in future periods................    (31)     (55)
                                                                                 ------   ------
Net prepaid pension cost recorded on the consolidated balance sheet.............     60       34
                                                                                 ------   ------

(a) Plan assets, which are at fair value, are managed by a trustee and are generally invested in fixed income securities, listed stocks, and commingled pension trust funds.
(b) Expressed as the actuarial present value.
(c) The projected benefit obligation, which equals the sum of the accumulated benefit obligation and additional benefits based on estimated future salary levels, was $1,084 million and $940 million at September 30, 1995 and 1994, respectively.
(d) To be recognized ratably as a reduction of pension expense through 1999.
(e) Actuarial gains and losses result from experience that differs from that assumed or from a change in an actuarial assumption.

Obligations related to unfunded pension plans are recorded as a liability on the consolidated balance sheet. At December 31, 1995 and 1994, such obligations were $112 million and $102 million respectively.

     The following table presents the components of 1995, 1994, and 1993 pension expense for all defined benefit pension plans. The pension expense related to defined contribution pension plans continues to be immaterial.

In millions                                                         1995    1994    1993
-----------                                                        ------  ------  ------
Cost of benefits earned during the period. . . . . . . . .         $  60   $  67   $  51
Interest cost on the projected benefit obligation. . . . .            87      81      75
Assumed return on all pension plan assets (a). . . . . . .           (98)    (89)    (87)
Amortization, primarily of the initial transition amount .            (6)     (3)     (5)
                                                                   ------  ------  ------
Pension expense reflected in Employee compensation and benefits       43      56      34
                                                                   ------  ------  ------

(a) For the twelve-month periods ended September 30, 1995, 1994, and 1993, the actual returns on plan assets were $141 million, $33 million, and $155 million respectively. The differences between the actual and assumed amounts have been deferred.

The following table presents weighted-average actuarial assumptions used to calculate the projected benefit obligation and pension expense. Assumptions at September 30 are used to calculate the projected benefit obligation as of that date and determine the pension expense for the following fiscal year.

                                                   1995   1994   1993
                                                   -----  -----  -----
Assumptions at September 30:
     Assumed rate of return......................   9.3%   9.5%   9.5%
     Future annual compensation increases........   5.1    6.0    5.0
     Discount rate...............................   7.4    8.3    7.0
                                                   -----  -----  -----
Pension expense for the year ended December 31:
     Assumed rate of return......................   9.5%   9.5%  10.4%
     Future annual compensation increases........   6.0    5.0    5.6
     Discount rate...............................   8.3    7.0    8.0
                                                   -----  -----  -----

18. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

U.S. employees retiring with J.P. Morgan who were hired before February 1, 1989, and who have completed ten years of continuous service with J.P. Morgan may be eligible for pensioner health care and pensioner life insurance coverage, although J.P. Morgan has no contractual obligation to provide this coverage. Eligible employees retiring after July 1, 1992, will absorb a greater proportion of the cost of health care than those who retired on or before July 1, 1992. U.S. employees hired on or after February 1, 1989, are not eligible for pensioner health care coverage but may be eligible for limited pensioner life insurance coverage when they retire. Postretirement benefit eligibility requirements for non-U.S. employees vary from country to country.

     Effective November 21, 1994, J.P. Morgan began to fund its postretirement benefit obligations through the purchase of corporate-owned life insurance
(COLI) on the lives of eligible employees and retirees. Assets attributable to the COLI policy are held in a separate account at the insurance company, and the cash value of the policy is invested by the insurance company in equity securities and/or bonds or other debt instruments. The COLI policy is owned by J.P. Morgan; however, the COLI proceeds (i.e., death benefits, withdrawals, and other distributions) are segregated and restricted to reimbursing J.P. Morgan for its net postretirement benefit claim payments and related administrative expenses.

     The following table reconciles the actuarial present value of J.P. Morgan's accumulated postretirement benefit obligation (APBO) relating to health care and life insurance at September 30, the date of the actuarial valuation, to the amount recorded on the consolidated balance sheet at December 31.

In millions                                                                                 1995    1994
                                                                                           -----   -----
Actuarial present value of APBO:
     Retirees...........................................................................   $  97   $  87
     Fully eligible active participants.................................................      22      22
     Other active participants..........................................................      83      90
                                                                                           -----   -----
Total APBO at September 30..............................................................     202     199
Cumulative net actuarial gain, including deferred investment results (a)................      73      58
Fair value of COLI policy at December 31................................................     (91)    (40)
                                                                                           -----   -----
Net accrued postretirement benefit liability recorded on the consolidated balance sheet.     184     217
                                                                                           -----   -----

(a) Actuarial gains and losses result from experience that differs from that assumed or from a change in an actuarial assumption.

The following table presents the components of 1995, 1994, and 1993 postretirement benefit expense.

In millions                                                             1995         1994        1993
                                                                        -----        -----       -----
Cost of benefits earned during the period.............................. $   6        $   9       $   8
Interest cost on APBO..................................................    17           18          18
Assumed return on COLI policy (a)......................................    (3)           -           -
Amortization of unrecognized net gains.................................    (2)           -           -
                                                                        -----        -----       -----
Expense reflected in Employee compensation and benefits................    18           27          26
Transition obligation, recorded on January 1, 1993,
     as a one-time cumulative nonoperating charge......................     -            -         211
                                                                        -----        -----       -----
Total postretirement benefit expense...................................    18           27         237
                                                                        -----        -----       -----

(a) For the twelve-month period ended September 30, 1995, the actual return was $9 million. The difference between the actual and assumed amounts has been deferred.

The following table presents actuarial assumptions used to calculate the APBO and postretirement benefit expense. Assumptions at September 30 are used to calculate the APBO as of that date and determine postretirement benefit expense for the following fiscal year.

                                                                     1995   1994   1993
                                                                     ----   ----   ----
Assumptions at September 30:
     Assumed rate of return........................................   9.0%   9.0%     -
     Future annual compensation increases, affecting the APBO for
     pensioner life insurance only.................................   4.8    5.5    4.5%
     Health-care cost trend rate:
     First year....................................................  12.0   15.0   15.5
     Ultimate rate after gradual decreases until the year 2009.....   5.5    5.5    5.5
     Discount rate.................................................   7.5    8.5    7.0

If the assumed health-care cost trend rate were increased one percentage point in each future year, annual postretirement benefit expense would have increased by $2 million in 1995 and $3 million in 1994 and 1993. In addition, the APBO as of September 30 would have increased by $16 million, $20 million, and $25 million for 1995, 1994, and 1993 respectively.

19. STOCK OPTIONS AND AWARDS

Common stock

J.P. Morgan's stock option and award plans provide for the issuance of stock-related awards to key employees, such as stock options, stock appreciation rights, restricted stock awards, stock bonus awards, and stock unit awards. To satisfy awards granted under the plans, common stock may be made available from J.P. Morgan's authorized but unissued shares. Shares may also be purchased on the open market at various times during the year. In 1995 a new plan was approved authorizing 28,000,000 shares for future grant. Shares available for future grant under the plans totaled 29,462,846 at December 31, 1995.

     In 1993, J.P. Morgan reclassified its accumulated obligations under various stock award plans from accounts payable and accrued expenses to stockholders' equity. At year-end 1993, the reclassification resulted in a $253 million increase to equity capital. This reclassification more appropriately reflects the firm's obligation to settle these awards by issuing its common stock.

Stock options:

Stock options are issued at prices not less than the fair market value on the date of grant. Stock options are generally exercisable commencing one to three years following the date of grant and in no event later than ten years from the date of grant. The following is a summary of options transactions during 1995, 1994, and 1993.

                               Shares under      Option price
                                  option           per share
                               ------------   -------------------
Balance, December 31, 1992...... 15 243 300   $17 15/16 to 66 1/8
     Granted....................  4 531 750    60 3/4
     Exercised.................. (2 011 346)   17 15/16 to 66 1/8
     Canceled...................   (230 750)
                               ------------   -------------------
Balance, December 31, 1993...... 17 532 954    17 15/16 to 66 1/8
     Granted....................  4 541 600    71
     Exercised..................   (946 955)   17 15/16 to 66 1/8
     Canceled...................   (402 579)
                               ------------   -------------------
Balance, December 31, 1994...... 20 725 020    24 3/32 to 71
     Granted....................  7 166 952    60 1/2 to 85
     Exercised.................. (3 128 485)   24 3/32 to 71
     Canceled...................   (437 566)
                               ------------   -------------------
Balance, December 31, 1995...... 24 325 921    31 5/16 to 85
                               ------------   -------------------
Exercisable at December 31,
     1993....................... 11 048 204    17 15/16 to 66 1/8
     1994....................... 14 229 295    24 3/32 to 66 1/8
     1995....................... 15 179 860    31 5/16 to 71
                               ------------   -------------------

In January 1996, J.P. Morgan granted 4,708,808 options at an option price of $75.625.

Restricted stock, stock bonus, and stock unit awards:

Restricted stock is awarded in the form of share credits, each of which is equivalent to one share of J.P. Morgan common stock. Restricted stock awards generally become fully vested on the fifth anniversary of the date of the award. Payment of the award generally may be made to the participant as soon as practicable after the award has become vested, but may be deferred at the discretion of a committee of the Board of Directors administering the plans. At December 31, 1995, 1994, and 1993, total share credits representing previously granted restricted stock awards, including share credits attributable to dividend equivalents, were 2,968,840 credits, 2,146,629 credits, and 1,524,733 credits respectively. In January 1996, 318,642 share credits representing restricted stock awards were granted.

     Stock bonus awards are substantially similar to restricted stock awards, except that stock bonus awards generally become vested on the third anniversary of the date of the award. Payment of stock bonus awards may be made to the participant as soon as practicable after the award has become vested, but may be deferred at the discretion of a committee of the Board of Directors administering the plans. At December 31, 1995, 1994, and 1993, total share credits representing previously granted stock bonus awards, including share credits attributable to dividend equivalents, were 2,603,378 credits, 1,573,006 credits, and 871,292 credits respectively. In January 1996, 1,577,334 share credits representing stock bonus awards were granted.

     Stock unit awards are substantially similar to restricted stock and stock bonus awards, except the value of a stock unit award will never exceed (but may be less than) the dollar value of the initial award. Stock unit awards generally become fully vested on either the third or fifth anniversary of the date of the award. At December 31, 1994, no stock unit awards had been granted. At December 31, 1995, total share credits representing previously granted stock unit awards, including share credits attributable to dividend equivalents, were 52,533 credits. In January 1996, 123,364 share credits representing stock unit awards were granted.

Redeemable preferred stock

J.P. Morgan may award redeemable preferred stock to certain employees. The redeemable preferred stock is redeemable at any time by the stockholder. J.P. Morgan may also call the outstanding redeemable preferred stock, in whole, upon 30 days' notice after 60 days from issuance. At December 31, 1995 and 1994, approximately 1.7 million and 1.0 million shares respectively of the redeemable preferred stock had been authorized, and there were no shares issued or outstanding. In 1995, shares of this stock were awarded to employees, and all shares were redeemed by those employees. Shares were also awarded to employees in January 1996, and substantially all of these shares have been redeemed by those employees.

20. EARNINGS PER COMMON SHARE

In the calculation of primary and fully diluted earnings per common share, net income is adjusted by adding back to net income the interest expense on convertible debentures and the expense related to dividend equivalents on certain deferred incentive compensation awards, net of the related income tax effects, and deducting the preferred stock dividends.

     Primary and fully diluted earnings per common share in 1995, 1994, and 1993 are computed by dividing income components by the weighted-average number of common and common equivalent shares outstanding during the year.

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

Dollars in millions                                               1995          1994          1993
                                                              ------------  ------------  ------------
Adjusted income before cumulative
     effect of accounting change............................. $      1 275  $      1 198  $      1 705
Cumulative effect of change in method of accounting for
     postretirement benefits, net of related income taxes....            -             -          (137)
Adjusted net income..........................................        1 275         1 198         1 568

Primary earnings per share:
     Weighted-average number of common and common
     equivalent shares outstanding...........................  198 654 973   199 056 561   201 073 125
Fully diluted earnings per share:
     Weighted-average number of common and common
     equivalent shares outstanding, assuming full dilution...  200 613 199   199 056 809   201 116 329
                                                              ------------  ------------  ------------

21. COMMITMENTS AND CONTINGENT LIABILITIES

Excluding mortgaged properties, assets carried at approximately $53.1 billion and approximately $49.5 billion in the consolidated balance sheet at December 31, 1995 and 1994, respectively were pledged as collateral for borrowings, to qualify for fiduciary powers, to secure public monies as required by law, and for other purposes.

     In compliance with rules and regulations established by various domestic and foreign regulators, cash of $96 million and $113 million and securities with a market value of $1,786 million and $1,024 million were segregated in special bank accounts for the benefit of securities and futures brokerage customers at December 31, 1995 and 1994, respectively.

     Operating expenses include net rentals of $115 million in 1995, $94 million in 1994, and $83 million in 1993. Minimum rental commitments on noncancellable leases for premises and equipment are $1,050 million in the aggregate, and for each of the five years subsequent to December 31, 1995, are $118 million (1996), $102 million (1997), $91 million (1998), $64 million (1999), and $62 million
(2000). Certain leases contain renewal options and escalation clauses.

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

22. CONCENTRATIONS OF FINANCIAL INSTRUMENTS

J.P. Morgan's clients and other counterparties to the company's on- and off-balance-sheet financial instruments operate in diverse industries of the world economy, most significantly in the United States and Europe, and include nonbank financial institutions, governments, and banks.

     Summarized in the following tables are the amounts of credit exposure associated with the company's on- and off-balance-sheet financial instruments allocated to the industries and geographic areas of the ultimate obligors at December 31, 1995 and 1994. The amounts below do not consider $91.2 billion and $87.5 billion of cash and marketable security collateral at December 31, 1995 and 1994, respectively related mainly to loans, resale agreements, securities lending indemnifications, and amounts receivable for securities sold not yet settled, that are available to J.P. Morgan to limit these credit exposures.

                                                    Nonbank
                                                  financial  Govern-
In billions: December 31                   institutions (a)    ments    Banks   All other    Total
                                           ----------------  -------   ------   ---------    -----
1995
On-balance-sheet:
U.S......................................          $23.7       $32.2    $20.3      $16.5     $ 92.7
Europe (b)...............................           13.5        20.3     13.4        9.5       56.7
Asia and Pacific.........................            1.7         7.1      3.4        2.4       14.6
Western hemisphere, excluding U.S........            8.6         6.0      2.1        3.4       20.1
                                           -------------     -------   ------   ---------    -----
Total on-balance-sheet credit exposure...           47.5        65.6     39.2       31.8     184.1(c)
                                           -------------     -------   ------   ---------    -----
Off-balance-sheet:
U.S......................................           22.6         5.9      3.5       33.6       65.6
Europe (b)...............................           10.3         5.8      6.3        8.4       30.8
Asia and Pacific.........................            0.4         1.0      2.3        2.3        6.0
Western hemisphere, excluding U.S........            2.4         1.4      0.3        0.8        4.9
                                           -------------     -------   ------   ---------    -----
Total off-balance-sheet credit exposure..           35.7        14.1     12.4       45.1      107.3
                                           -------------     -------   ------   ---------    -----
Total credit exposure....................           83.2        79.7     51.6  76.9(d)        291.4
                                           -------------     -------   ------   ---------    -----
Cash and marketable security
     collateral..........................           53.8         1.7     26.1        9.6       91.2
                                           -------------     -------   ------   ---------    -----
1994
On-balance-sheet:
U.S......................................           18.2        31.9     13.1       19.3       82.5
Europe (b)...............................            8.8        18.8     13.4        6.9       47.9
Asia and Pacific.........................            2.4         3.2      4.1        2.1       11.8
Western hemisphere, excluding U.S........            1.2         5.8      2.0        2.8       11.8
                                           -------------     -------   ------   ---------    -----
Total on-balance-sheet credit exposure...           30.6        59.7     32.6       31.1     154.0(c)
                                           -------------     -------   ------   ---------    -----
Off-balance-sheet:
U.S......................................           33.8         2.3      3.9       28.7       68.7
Europe (b)...............................           10.6         4.0      6.1        5.2       25.9
Asia and Pacific.........................            3.0         2.6      0.8        0.5        6.9
Western hemisphere, excluding U.S........            1.1         0.5      1.0        0.6        3.2
                                           -------------     -------   ------   ---------    -----
Total off-balance-sheet credit exposure..           48.5         9.4     11.8       35.0      104.7
                                           -------------     -------   ------   ---------    -----
Total credit exposure....................           79.1        69.1     44.4  66.1(d)        258.7
                                           -------------     -------   ------   ---------    -----
Cash and marketable security
     collateral..........................           56.2         4.5     21.8        5.0       87.5
                                           -------------     -------   ------   ---------    -----

(a) Nonbank financial institutions include securities firms, insurance companies, and investment companies.
(b) Includes Middle East and Africa.
(c) On-balance-sheet items without credit exposure totaled $0.8 billion and $0.9 billion in 1995 and 1994 respectively.
(d) No single industry in this category exceeded 10% of this amount at December 31, 1995 and 1994.

23. U.S.-RELATED AND FOREIGN-COUNTRY-RELATED OPERATIONS

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

Assets at December 31 were distributed among geographic regions as shown in the table below.

Dollars in millions, % of total assets                       1995            1994           1993
                                                        --------------   -------------   -------------
                                                        --------   ---   --------  ---   --------  ---
Europe (a)............................................. $ 73 040    40%  $ 63 939   41%  $ 48 248   36%
Western hemisphere, excluding U.S......................   13 543     7      6 914    5      6 416    5
Asia and Pacific.......................................    7 753     4      5 840    4      5 888    4
                                                        --------   ---   --------  ---   --------  ---
Total foreign-country-related assets...................   94 336    51     76 693   50     60 552   45
Total U.S.-related assets..............................   90 543    49     78 224   50     73 336   55
                                                        --------   ---   --------  ---   --------  ---
Consolidated total assets..............................  184 879   100    154 917  100    133 888  100
                                                        --------   ---   --------  ---   --------  ---

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

     On the basis described above, the respective contributions of U.S.-related and foreign-country-related operations to the results of J.P. Morgan in 1995, 1994, and 1993 are estimated in the following table.

                                                   Western
                                                     hemi-               Total
                                                   sphere,      Asia  foreign-     Total
                                                 excluding       and  country-     U.S.-  Consoli-
In millions                           Europe (a)      U.S.   Pacific   related   related     dated
                                      ---------  ---------   -------  --------   -------  --------
1995
Total revenues.......................    $5 301       $780      $964    $7 045    $6 793   $13 838
Total expenses.......................     4 061        575       766     5 402     6 530    11 932
Income before income taxes...........     1 240        205       198     1 643       263     1 906
Income tax expense (benefit).........       498         82        79       659       (49)      610
Net income...........................       742        123       119       984       312     1 296
                                      ---------  ---------   -------  --------   -------  --------
1994
Total revenues.......................     4 432        381       617     5 430     6 485    11 915
Total expenses.......................     3 542        354       664     4 560     5 530    10 090
Income (loss) before income taxes....       890         27       (47)      870       955     1 825
Income tax expense (benefit).........       355         11       (19)      347       263       610
Net income (loss)....................       535         16       (28)      523       692     1 215
                                      ---------  ---------   -------  --------   -------  --------
1993
Total revenues.......................     5 042        570       643     6 255     5 686    11 941
Total expenses.......................     3 380        338       568     4 286     4 964     9 250
Income before income taxes and
     cumulative effect of
     accounting change...............     1 662        232        75     1 969       722     2 691
Income tax expense...................       657         92        29       778       190       968
Income before cumulative effect of
     accounting change...............     1 005        140        46     1 191       532     1 723
Cumulative effect of accounting
     change..........................         -          -         -         -      (137)     (137)
Net income...........................     1 005        140        46     1 191       395     1 586
                                      ---------  ---------   -------  --------   -------  --------

(a) Includes Middle East and Africa.

In these years, the only foreign country estimated to have accounted for 10% or more of total revenues was the United Kingdom (21% in 1995, 16% in 1994, and 17% in 1993).

24. CONDENSED FINANCIAL STATEMENTS OF J.P. MORGAN (PARENT)

Presented below are the condensed statement of income, balance sheet, and statement of cash flows for J.P. Morgan & Co. Incorporated, the parent company.

STATEMENT OF INCOME

J.P. Morgan (parent)

In millions                                                               1995         1994          1993
                                                                        ------       ------        ------
REVENUE
Equity in undistributed earnings of subsidiaries......................  $  588       $  (82)       $1 224
Dividends from subsidiaries:
     Banks............................................................     285          725           276
     Other............................................................     420          593            60
                                                                        ------       ------        ------
Total equity in earnings of subsidiaries (a)..........................   1 293        1 236         1 560
Interest from subsidiaries............................................     616          423           312
Other interest revenue................................................      46           27            18
Investment banking revenue allocations from subsidiaries..............      71           59            74
Service fees from subsidiaries........................................     134           87            27
Net investment securities gains (losses)..............................     (28)         (29)            4
Other revenue (includes gains of $24 in 1993 from the early
     extinguishment of notes advanced to a subsidiary bank)...........       3           17            28
                                                                        ------       ------        ------
Total revenue.........................................................   2 135        1 820         2 023
                                                                        ------       ------        ------
EXPENSES
Interest (includes $24 in 1995, $16 in 1994, and $6 in 1993
     to subsidiaries).................................................     665          446           307
Employee compensation and benefits....................................     159          103            72
Other expenses........................................................      75           56            33
                                                                        ------       ------        ------
Total expenses........................................................     899          605           412
                                                                        ------       ------        ------
Income before income taxes............................................   1 236        1 215         1 611
Income tax expense (benefit)..........................................     (60)           -            25
                                                                        ------       ------        ------
NET INCOME............................................................   1 296        1 215         1 586
                                                                        ------       ------        ------

(a) The 1993 amount includes the $137 million cost representing the cumulative effect of the change in method of accounting for postretirement benefits.

Certain prior-year amounts have been reclassified to conform with 1995 classifications.

BALANCE SHEET

J.P. Morgan (parent)

                                                                                   December 31
                                                                               -----------------
In millions                                                                       1995      1994
                                                                               -------   -------
ASSETS
Interest-earning deposits with subsidiary banks............................... $   377   $ 1 640
Debt investment securities available for sale carried at fair value...........     688     1 116
Investments in subsidiaries:
     Banks....................................................................   8 985     7 978
     U.S. broker-dealer.......................................................     407       486
     Other nonbanks...........................................................     947       985
Advances to subsidiaries:
     Banks....................................................................   1 878     1 810
     U.S. broker-dealer.......................................................   2 148     3 309
     Other, primarily securities-related......................................   5 154     1 531
Accrued interest and accounts receivable, primarily from subsidiary banks.....     265       221
Other assets (includes $908 in 1995 and $488 in 1994 related to corporate-owned life insurance contracts, $544 in 1995 and $26 in 1994 related to deferred tax assets, and $50 in 1995 and $150 in 1994
     from dividends receivable from subsidiary banks).........................   1 660       774
                                                                               -------   -------
Total assets..................................................................  22 509    19 850
                                                                               -------   -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Securities sold under agreements to repurchase with subsidiary banks..........     102       592
Commercial paper..............................................................   2 729     3 430
Other liabilities for borrowed money..........................................   1 140         -
Accounts payable and accrued expenses.........................................   1 255       933
Long-term debt not qualifying as risk-based capital...........................   3 369     2 266
Other liabilities.............................................................      71        51
                                                                               -------   -------
                                                                                 8 666     7 272
Long-term debt qualifying as risk-based capital...............................   3 392     3 010
                                                                               -------   -------
Total liabilities.............................................................  12 058    10 282
                                                                               -------   -------
Total stockholders' equity....................................................  10 451     9 568
                                                                               -------   -------
Total liabilities and stockholders' equity....................................  22 509    19 850
                                                                               -------   -------

STATEMENT OF CASH FLOWS

J.P. Morgan (parent)

In millions                                                                       1995      1994      1993
                                                                               -------   -------   -------
NET INCOME...................................................................  $ 1 296   $ 1 215   $ 1 586
Adjustments to reconcile to cash provided by operating activities:
     Equity in undistributed (earnings) losses of subsidiaries...............     (588)       82    (1 224)
     Increase (decrease) due to changes in other
     balance sheet amounts...................................................     (223)      359       148
     Net investment securities (gains) losses included in cash flows
     from investing activities...............................................       28        29        (4)
     Other revenue from the early redemption of advances
     to subsidiaries.........................................................        -         -       (24)
                                                                               -------   -------   -------
CASH PROVIDED BY OPERATING ACTIVITIES........................................      513     1 685       482
                                                                               -------   -------   -------
(Increase) decrease in interest-earning deposits
     with subsidiary banks...................................................    1 263    (1 452)      111
Debt investment securities:
     Proceeds from sales.....................................................    5 720       535       203
     Purchases...............................................................   (5 230)   (1 064)     (882)
Increase in advances to subsidiaries.........................................   (2 479)     (695)       (9)
Capital to subsidiaries......................................................     (250)     (270)      (17)
Payments for insurance contracts.............................................     (367)     (367)     (180)
Other changes, net...........................................................      (14)       36        24
                                                                               -------   -------   -------
CASH (USED IN) INVESTING ACTIVITIES..........................................   (1 357)   (3 277)     (750)
                                                                               -------   -------   -------
Increase (decrease) in securities sold under agreements
     to repurchase with subsidiary banks.....................................     (490)      281       311
Increase (decrease) in commercial paper......................................     (698)      991       (10)
Other liabilities for borrowed money proceeds................................    1 140         -         -
Long-term debt:
     Proceeds................................................................    2 230     1 575       741
     Payments................................................................     (833)     (464)     (594)
Capital stock:
     Issued or distributed...................................................      143        61       166
     Purchased...............................................................     (293)     (445)     (132)
Dividends paid...............................................................     (583)     (541)     (480)
Cash receipts from subsidiary banks for common stock issuable................      171       108       251
Other changes, net...........................................................       57        26        15
                                                                               -------   -------   -------
CASH PROVIDED BY FINANCING ACTIVITIES........................................      844     1 592       268
                                                                               -------   -------   -------
INCREASE IN CASH AND DUE FROM BANKS..........................................        -         -         -
Cash and due from banks, beginning of year...................................        2         2         2
                                                                               -------   -------   -------
Cash and due from banks, end of year.........................................        2         2         2
                                                                               -------   -------   -------
Cash disbursements for interest and taxes....................................  $   617   $   445   $   318
                                                                               -------   -------   -------

25. CERTAIN RESTRICTIONS: SUBSIDIARIES

Under the Federal Reserve Act and New York State law, there are legal restrictions limiting the amount of dividends that Morgan Guaranty, a state member bank, can declare. The most restrictive test requires approval of the Federal Reserve Board if dividends declared exceed the net profits for that year combined with the net profits for the preceding two years. The calculation of the amount available for payment of dividends is based on net profits determined in accordance with bank regulatory accounting principles, reduced by the amount of dividends declared. At December 31, 1995, the cumulative retained net profits for the years 1995 and 1994 available for distribution as dividends in 1996 without approval of the Federal Reserve Board amounted to approximately $1,235 million.

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

ADDITIONAL SELECTED DATA
J.P. Morgan & Co. Incorporated


Dollars in millions, except per share data           1995          1994         1993             1992             1991
------------------------------------------         --------      --------     --------         --------         --------
SELECTED FINANCIAL DATA
Total interest revenue.......................      $  9 937      $  8 379     $  7 442         $  7 281         $  7 786
Total noninterest revenue....................         3 901         3 536        4 499            2 950            2 528
Total revenues...............................        13 838        11 915       11 941           10 231           10 314
Net interest revenue.........................         2 003         1 981        1 772            1 708            1 484
Provision for credit losses..................             -             -            -               55               40
Total operating expenses.....................         3 998         3 692        3 580            2 854            2 487
Net income...................................         1 296         1 215        1 586 (a)        1 582 (b)        1 146 (c)
At year-end:
     Total assets............................       184 879       154 917      133 888          103 197          103 468
     Long-term debt (d)......................         9 327         6 802        5 276            5 443            5 395
     Stockholders' equity....................        10 451         9 568        9 859            7 308            6 068
     Common stockholders' equity.............         9 957         9 074        9 365            6 814            5 574
     Tier 1 risk-based capital (l)...........         9 033         8 265        7 773            6 625            5 470
     Total risk-based capital (l)............        13 398        12 221       10 850            9 672            8 437
Per common share:
     Net income (e)..........................      $   6.42      $   6.02     $   7.80 (a)     $   7.95 (b)     $   5.80 (c)
     Book value..............................         50.71 (f)     46.73 (g)    47.25 (h)        35.56            29.41
     Dividends declared......................          3.06          2.79         2.48             2.23 1/2         2.03
EARNINGS RATIOS
Net income as % of:
     Average total assets....................          0.73%(f)      0.70%(g)     1.08%(h) (i)     1.32%(j)         1.05%(k)
     Average stockholders' equity............         13.2 (f)      12.5 (g)     19.8 (h) (i)     22.5 (j)         20.4 (k)
     Average common stockholders' equity.....         13.6 (f)      12.9 (g)     20.9 (h) (i)     23.9 (j)         21.9 (k)
DIVIDEND PAYOUT RATIO
Dividends declared per common share as % of
     net income per common share.............         47.7%         46.3%        31.8%(i)         28.1%(j)         35.0%(k)
CAPITAL RATIOS
Average stockholders' equity as % of average
     total assets............................          5.5%(f)       5.7%(g)      5.5%(h)          5.8%             5.2%
Common stockholders' equity as % of:
     Average total assets....................          5.6 (f)       5.3 (g)      6.4 (h)          5.7              5.1
     Total year-end assets...................          5.4 (f)       5.9 (g)      7.0 (h)          6.6              5.4
Total stockholders' equity as % of:
     Average total assets....................          5.9 (f)       5.5 (g)      6.7 (h)          6.1              5.6
     Total year-end assets...................          5.7 (f)       6.2 (g)      7.4 (h)          7.1              5.9
Tier 1 risk-based capital ratio (l)..........          8.8           9.6          9.3              8.9              6.9
Total risk-based capital ratio (l)...........         13.0          14.2         13.0             13.0             10.7
Leverage ratio (l)...........................          6.1           6.5          7.3              7.1              5.8
OTHER SELECTED DATA
Registered holders of record of common stock
     at year-end.............................       29 391        29 596       28 919           28 061           26 741
Common shares outstanding at year-end
     (in thousands)..........................      187 116       187 701      193 087          191 610          189 529
Employees at year-end:
     In the U.S..............................        8 855         9 607        8 983            8 567            8 080
     Outside the U.S.........................        6 758         7 448        6 210            5 801            5 243
                                                   -------       -------      -------          -------          -------
     Total...................................       15 613        17 055       15 193           14 368           13 323
                                                   -------       -------      -------          -------          -------

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

     (c) Net income in 1991 includes $32 million ($0.17 per share) related to the extraordinary gain on early retirement of debt.

     (d) Includes $3,590 million, $3,197 million, $2,459 million, $2,300 million, and $2,080 million of long-term debt qualifying as risk-based capital in 1995, 1994, 1993, 1992, and 1991 respectively.

     (e) Earnings per share amounts for 1994 and 1993 represent both primary and fully diluted earnings per share; earnings per share amounts for 1995, 1992 and 1991 represent primary earnings per share. For 1995 fully diluted earnings per share were $6.36. For 1992 fully diluted earnings per share before and after the cumulative effect of the change in accounting were $5.63 and $7.92 respectively. For 1991 fully diluted earnings per share before and after the extraordinary gain were $5.58 and $5.75 respectively.

     (f) Excluding the effect of SFAS No. 115, the book value per common share would have been $47.83 for the twelve months ended December 31, 1995; net income would have been 0.73% of average total assets, 13.78% of average stockholders' equity, and 14.3% of average common stockholders' equity; average stockholders' equity would have been 5.3% of average total assets; common stockholders' equity would have been 5.29% of average total assets and 5.11% of total year-end assets; and total stockholders' equity would have been 5.57% of average total assets and 5.37% of total year-end assets.

     (g) Excluding the effect of SFAS No. 115, the book value per common share would have been $44.39 for the twelve months ended December 31, 1994; net income would have been 0.71% of average total assets, 13.6% of average stockholders' equity, and 14.2% of average common stockholders' equity; average stockholders' equity would have been 5.2% of average total assets; common stockholders' equity would have been 5.0% of average total assets and 5.6% of total year-end assets; and total stockholders' equity would have been 5.3% of average total assets and 5.9% of total year-end assets.

     (h) Excluding the effect of adopting SFAS No. 115 at December 31, 1993, the book value per common share would have been $41.37; net income would have been 1.09% of average total assets, 19.8% of average stockholders' equity, and 20.9% of average common stockholders' equity; average stockholders' equity would have been 5.5% of average total assets; common stockholders' equity would have been 5.6% of average total assets and 6.2% of total year-end assets; and total stockholders' equity would have been 6.0% of average total assets and 6.6% of total year-end assets.

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

     (l) In accordance with Federal Reserve Board guidelines, the effect of SFAS No. 115 and the equity, assets, and off-balance-sheet exposures of J.P. Morgan Securities Inc. are excluded.

CONSOLIDATED AVERAGE BALANCES AND TAXABLE-EQUIVALENT NET INTEREST EARNINGS J.P. Morgan & Co. Incorporated


Dollars in millions                                    1995                          1994                          1993
-----------------------------              ----------------------------    --------------------------   ---------------------------
Interest and average rates on              Average              Average    Average            Average   Average             Average
a taxable-equivalent basis                 balance    Interest     rate    balance  Interest     rate   balance   Interest     rate
-----------------------------              -------    --------  -------    -------  --------  -------   -------   --------  -------
ASSETS
Interest-earning deposits
 with banks, mainly in
offices outside the U.S...................  $  1 796   $   168      9.35% $  2 252  $   197     8.75% $  2 636  $  235     8.92%
Debt investment securities
 in offices in the U.S.:(a)
     U.S. Treasury........................     1 983       130      6.56     1 282       79     6.16     2 541     117     4.60
     U.S. state and
      political subdivision...............     1 964       236     12.02     2 215      267    12.05     2 185     276    12.63
     Other................................    13 619       962      7.06    10 569      547     5.18     8 811     448     5.08
Debt investment securities
 in offices outside the U.S.(a)...........     4 433       309      6.97     6 010      409     6.81     9 257     696     7.52
Trading account assets:
     In offices in the U.S................    12 802       836      6.53    14 632      952     6.51    13 534     755     5.58
     In offices outside the
      U.S.................................    25 560     2 205      8.63    24 033    1 838     7.65    16 985   1 240     7.30
Securities purchased under agreements to
     resell and federal funds sold,
     mainly in offices in the U.S.........    31 769     1 942      6.11    32 247    1 593     4.94    29 869   1 408     4.71
Securities borrowed in offices in the U.S.    15 222       876      5.75    15 615      624     4.00    14 076     408     2.90
Loans:
     In offices in the U.S................     6 586       479      7.27     7 754      438     5.65     8 295     447     5.39
     In offices outside the U.S...........    17 561     1 236      7.04    16 201      991     6.12    17 954   1 242     6.92
Other interest-earning assets:(b)
     In offices in the U.S................     1 185       252         *       913      269        *       594     199        *
     In offices outside the U.S...........     1 635       412         *       646      295        *       165     109        *
                                            --------   -------     -----  --------  -------    -----  --------  ------   ------
Total interest-earning assets.............   136 115    10 043      7.38   134 369    8 499     6.33   126 902   7 580     5.97
Allowance for credit losses...............    (1 130)                       (1 143)                     (1 199)
Cash and due from banks...................     1 796                         1 790                       2 355
Other noninterest-earning assets(c).......    41 729                        37 565                      18 122
                                            --------   -------     -----  --------  -------    -----  --------  ------   ------
Total assets..............................   178 510                       172 581                     146 180
                                            --------   -------     -----  --------  -------    -----  --------  ------   ------

    The percentage of average interest-earning assets attributable to offices outside the U.S. was 50% in 1995, 48% in 1994, and 46% in 1993.

    Average balances are derived from daily balances except in the case of some subsidiaries, which are derived from month-end balances. Interest and average rates applying to the following asset categories have been adjusted to a taxable-equivalent basis: Debt investment securities in offices in the U.S., Trading account assets in offices in the U.S., and Loans in offices in the U.S. The applicable tax rate used to adjust tax-exempt interest to a taxable-equivalent basis was approximately 41% in 1995, 1994, and 1993. Impaired loans are included in the determination of average total loans.
(a) For the twelve months ended December 31, 1995 and 1994, average debt investment securities are computed based on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.
(b) Interest revenue includes the effect of certain off-balance-sheet transactions.
(c) For the twelve months ended December 31, 1995 and 1994, Other noninterest-earning assets include the effects of FIN No. 39 and SFAS No. 115.
  * Not meaningful


Dollars in millions                                     1995                          1994                          1993
-----------------------------               ----------------------------    --------------------------   ---------------------------

Interest and average rates on               Average             Average    Average            Average   Average             Average
a taxable-equivalent basis                  balance   Interest     rate    balance  Interest     rate   balance   Interest     rate
-----------------------------               -------   --------  -------    -------  --------  -------   -------   --------  -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
     In offices in the U.S................  $  2 048  $     98     4.79%  $  2 175  $    101     4.64%  $  2 487    $  126    5.07%
     In offices outside the U.S...........    41 762     2 422     5.80     37 768     1 845     4.89     31 906     1 793    5.62
Trading account liabilities:
     In offices in the U.S................     6 596       438     6.64      8 028       510     6.35      8 203       433    5.28
     In offices outside the U.S...........    12 222       923     7.55     11 109       778     7.00      7 052       483    6.85
Securities sold under agreements to
     repurchase and federal funds
     purchased, mainly in offices
     in the U.S...........................    43 658     2 568     5.88     48 372     2 196     4.54     49 322     2 055    4.17

Commercial paper, mainly in offices
     in the U.S...........................     2 809       169     6.02      4 174       182     4.36      3 412       109    3.19
Other interest-bearing liabilities:
     In offices in the U.S................    10 414       639     6.14      8 085       365     4.51      8 260       287    3.47
     In offices outside the U.S...........     1 869       127     6.80      2 315       132     5.70      2 908       156    5.36
Long-term debt, mainly in offices
     in the U.S...........................     8 761       550     6.28      5 901       289     4.90      5 420       228    4.21
                                            --------  --------  -------    -------    ------   ------    -------    ------   -----

Total interest-bearing liabilities........   130 139     7 934     6.10    127 927     6 398     5.00    118 970     5 670    4.77
Noninterest-bearing deposits:
     In offices in the U.S................     3 336                         3 818                         4 671
     In offices outside the U.S...........     1 354                         1 395                         1 265
Other noninterest-bearing liabilities(a)..    33 822                        29 684                        13 264
                                            --------                        ------                       -------

Total liabilities.........................   168 651                       162 824                       138 170
Stockholders' equity......................     9 859                         9 757                         8 010
                                             -------                       -------                       -------
Total liabilities and stockholders'
     equity...............................   178 510                       172 581                       146 180
Net yield on interest-earning assets:.....                         1.55                          1.56                         1.51
     Attributable to offices in the
     U.S.(b)..............................                         1.29                          1.41                         1.22
     Attributable to offices outside the
     U.S.(b)..............................                         1.85                          1.73                         1.84
Taxable-equivalent net interest earnings:.               2 109                         2 101                         1 910
     Attributable to offices in the
     U.S.(b)..............................                 883                           994                           845
     Attributable to offices outside the
     U.S.(b)..............................               1 226                         1 107                         1 065
                                                       -------                         -----                         -----

     The percentage of average interest-bearing liabilities attributable to offices outside the U.S. was 53% in 1995, 51% in 1994, and 44% in 1993.
(a) For the twelve months ended December 31, 1995 and 1994, Other noninterest-bearing liabilities include the effects of FIN No. 39.
(b) Funding costs are allocated based on the location of the office recording the asset. No allocation is made for capital.

ANALYSIS OF YEAR-TO- YEAR CHANGES IN TAXABLE-EQUIVALENT NET INTEREST EARNINGS J.P. Morgan & Co. Incorporated

                                                                1995/94                                 1994/93
                                                    Increase (decrease)                     Increase (decrease)
                                                      due to change in:                       due to change in:
                                                    -------------------                      -----------------
                                                    Average     Average     Increase         Average   Average     Increase
In millions                                         balance        rate    (decrease)        balance      rate    (decrease)
-----------                                         -------     -------     --------         -------   -------     --------

INTEREST-EARNING ASSETS
Interest-earning deposits with banks,
 mainly in offices outside the U.S.............      $  (42)     $   13       $  (29)          $ (34)    $  (4)       $ (38)
Debt investment securities
 in offices in the U.S.:
 U.S. Treasury.................................          46           5           51             (70)       32          (38)
 U.S. state and political subdivision..........         (30)         (1)         (31)              4       (13)          (9)
Other..........................................         184         231          415              90         9           99
Debt investment securities
 in offices outside the U.S....................        (109)          9         (100)           (226)      (61)        (287)
Trading account assets:
 In offices in the U.S.........................        (119)          3         (116)             66       131          197
 In offices outside the U.S....................         122         245          367             536        62          598
Securities purchased under agreements to
 resell and federal funds sold, mainly in
 offices in the U.S............................         (24)        373          349             115        70          185
Securities borrowed in offices in the U.S......         (16)        268          252              48       168          216
Loans:
 In offices in the U.S.........................         (72)        113           41             (30)       21           (9)
 In offices outside the U.S....................          88         157          245            (115)     (136)        (251)
Other interest-earning assets:
 In offices in the U.S.........................          69         (86)         (17)             96       (26)          70
 In offices outside the U.S....................         295        (178)         117             229       (43)         186
                                                     ------      ------       ------           -----     -----        -----
Total interest-earning assets..................         392       1 152        1 544             709       210          919
                                                     ------      ------       ------           -----     -----        -----
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
 In offices in the U.S.........................          (6)          3           (3)            (15)      (10)         (25)
 In offices outside the U.S....................         209         368          577             303      (251)          52
Trading account liabilities:
 In offices in the U.S.........................         (94)         22          (72)             (9)       86           77
 In offices outside the U.S....................          81          64          145             284        11          295
Securities sold under agreements to
 repurchase and federal funds purchased,
 mainly in offices in the U.S..................        (229)        601          372             (40)      181          141
Commercial paper, mainly in offices
 in the U.S....................................         (70)         57          (13)             28        45           73
Other interest-bearing liabilities:
 In offices in the U.S.........................         121         153          274              (6)       84           78
 In offices outside the U.S....................         (28)         23           (5)            (33)        9          (24)
Long-term debt, mainly in offices
 in the U.S....................................         175          86          261              27        34           61
                                                     ------      ------       ------           -----     -----        -----
Total interest-bearing liabilities.............         159       1 377        1 536             539       189          728
                                                     ------      ------       ------           -----     -----        -----
CHANGE IN TAXABLE-EQUIVALENT NET INTEREST EARNINGS      233        (225)           8             170        21          191
                                                     ------      ------       ------           -----     -----        -----

Changes in the average balance/rate are allocated based on the percentage relationship of the change in average balance or average rate to the total increase (decrease). Included in the above analysis is approximately $38 million, $39 million, and $167 million of interest revenue recorded in 1995, 1994, and 1993 respectively that related to prior years.

TAXABLE-EQUIVALENT NET INTEREST EARNINGS AND THE STATEMENT OF INCOME J.P. Morgan & Co. Incorporated


In millions                                                                       1995     1994    1993
-----------                                                                      -------  ------  ------
Taxable interest revenue..................................................       $ 9 728  $8 154  $7 178
Tax-exempt interest revenue, adjusted to a taxable-equivalent basis.......           315     345     402
                                                                                 -------  ------  ------
Total interest revenue, adjusted to a taxable-equivalent basis............        10 043   8 499   7 580
Less: interest expense....................................................         7 934   6 398   5 670
                                                                                 -------  ------  ------
Taxable-equivalent net interest earnings..................................         2 109   2 101   1 910
Less: adjustment of tax-exempt interest revenue...........................           106     120     138
                                                                                 -------  ------  ------
Net interest revenue, as in the statement of income.......................         2 003   1 981   1 772
                                                                                 -------  ------  ------

ASSET-QUALITY ANALYSIS

LOANS
J.P. Morgan's portfolio of loans is diversified by borrower, industry, and geographic area. On the basis of the location of the borrower or, in the case of guaranteed loans, the location of the guarantor, at December 31, 1995, 45% of loans were in the United States, compared with 49% at December 31, 1994. No more than 12% of loans were in any single foreign country at both 1995 and 1994 year-ends. At December 31, 1995 and 1994, 12% and 11% respectively of loans were collateralized by marketable securities or cash. At December 31, 1995 and 1994, after exclusion of these collateralized amounts, there was no category of borrower or guarantor that accounted for 10% or more of total loans.

     The following table shows loan diversity based upon maturity and interest rate structure, by category and location of the booking office.

                                                                 Maturing
                                                                 --------
                                                           After one  After five
                                                Within      year but   years but      After
In millions: December 31, 1995                one year   within five  within ten  ten years   Total
------------------------------                --------   -----------  ----------  ---------   -----
LOANS IN OFFICES IN THE U.S.
Commercial and industrial.............          $   940      $   480     $   421    $   149  $ 1 990
Financial institution:
     Banks............................              575          154           -          -      729
     Other financial institutions.....              344          181           1          1      527
Collateralized by real estate.........               43           92          71        159      365
Other, including U.S. state and
     political subdivision............            1 272          162         176         56    1 666
                                                -------      -------     -------    -------  -------
                                                  3 174        1 069         669        365    5 277
                                                -------      -------     -------    -------  -------
LOANS IN OFFICES OUTSIDE THE U.S.
Commercial and industrial.............            3 681        4 583       1 677        104   10 045
Financial institution:
     Banks............................              911          519          17          -    1 447
     Other financial institutions.....            1 881          860         152        120    3 013
Collateralized by real estate.........              106          110          27         38      281
Foreign governments and official
     institutions.....................              569          422          21         30    1 042
Other.................................            1 105        1 189          53          1    2 348
                                                -------      -------     -------    -------  -------
                                                  8 253        7 683       1 947        293   18 176
                                                -------      -------     -------    -------  -------
                                                 11 427        8 752       2 616        658   23 453
                                                -------      -------     -------    -------  -------
LOANS AT FIXED RATES OF INTEREST
Offices in the U.S....................            1 124          759         473        149    2 505
Offices outside the U.S...............            1 752          969          50         36    2 807
                                                -------      -------     -------    -------  -------
                                                  2 876        1 728         523        185    5 312
                                                -------      -------     -------    -------  -------
LOANS AT FLOATING RATES OF INTEREST
Offices in the U.S....................            2 050          310         196        216    2 772
Offices outside the U.S...............            6 501        6 714       1 897        257   15 369
                                                -------      -------     -------    -------  -------
                                                  8 551        7 024       2 093        473   18 141
                                                -------      -------     -------    -------  -------
                                                 11 427        8 752       2 616        658   23 453
                                                -------      -------     -------    -------  -------

Additional detail on loans by category and location at December 31 is presented in the following table.


In millions                                              1995         1994        1993       1992     1991
-----------                                           -------      -------     -------    -------  -------
LOANS IN OFFICES IN THE U.S.
Commercial and industrial....................         $ 1 990      $ 3 047     $ 3 507    $ 3 643  $ 2 476
Financial institution:
     Banks...................................             729          458         730        258      369
     Other financial institutions............             527          738       1 457      1 089    1 794
Collateralized by real estate................             365          365         411        457      412
Other, including U.S. state and
     political subdivision...................           1 666        1 483       1 928      2 802    2 540
                                                      -------      -------     -------    -------  -------
                                                        5 277        6 091       8 033      8 249    7 591
                                                      -------      -------     -------    -------  -------
LOANS IN OFFICES OUTSIDE THE U.S.
Commercial and industrial....................          10 045        8 451       7 809      8 777   10 359
Financial institution:
     Banks...................................           1 447        1 940       1 076        956    1 077
     Other financial institutions............           3 013        2 460       3 917      4 107    4 034
Collateralized by real estate................             281          329         313        691      847
Foreign governments and official
     institutions............................           1 042          846       1 149      1 840    1 741
Other........................................           2 348        1 963       2 083      1 818    2 148
                                                      -------      -------     -------    -------  -------
                                                       18 176       15 989      16 347     18 189   20 206
                                                      -------      -------     -------    -------  -------
                                                       23 453       22 080      24 380     26 438   27 797

Impaired loans
Impaired loans, net of charge-offs, at December 31, distributed according to the location of the borrower, are presented in the following table. Consistent with prior periods, all of J.P. Morgan's impaired loans at December 31, 1995, were on nonaccrual status. Accordingly, comparisons of current balances with those of prior periods are not affected by the implementation of SFAS No. 114 and 118. At December 31, 1995, more than half of the impaired loan balance is measured based upon the present value of expected future cash flows discounted at an individual loan's effective interest rate, one third is based on the fair value of the collateral, and the remainder is measured by an observable market price.


In millions                                            1995   1994   1993   1992   1991
-----------                                           -----  -----  -----  -----  -----
BORROWERS IN THE U.S.
Commercial and industrial....................         $  59  $ 106  $ 129  $ 168  $ 214
Other........................................            31     60     68    114    106
                                                      -----  -----  -----  -----  -----
                                                         90    166    197    282    320
                                                      -----  -----  -----  -----  -----
BORROWERS OUTSIDE THE U.S.
Commercial and industrial....................             8     30     53     33     57
Other........................................            17     21     24     38     19
                                                      -----  -----  -----  -----  -----
                                                         25     51     77     71     76
Restructuring countries......................             2      2      8    183    246
                                                      -----  -----  -----  -----  -----
                                                         27     53     85    254    322
                                                      -----  -----  -----  -----  -----
                                                        117    219    282    536    642
                                                      -----  -----  -----  -----  -----

An analysis of changes in impaired loans is presented in the following table.


In millions                                            1995   1994   1993   1992   1991
-----------                                           -----  -----  -----  -----  -----
IMPAIRED LOANS, JANUARY 1....................         $ 219  $ 282  $ 536  $ 642  $ 986
Additions to impaired loans..................            89     96    113    201    232
Less: Repayments of principal net
     of additional advances..................           113     53     86     86     87
     Loans returning to accrual status.......             -     42     26     78     37
     Charge-offs:
       Commercial and industrial.............            13     20     24     62     46
       Restructuring countries...............             -      1      1      6    343
       Other.................................             7      8     30     33     30
     Interest and other credits..............            12     11     19     20     15
     Sales and swaps of loans................            46     24    181     22     18
                                                      -----  -----  -----  -----  -----
IMPAIRED LOANS, DECEMBER 31..................           117    219    282    536    642
                                                      -----  -----  -----  -----  -----

Loans that are 90 days or more past due may still accrue interest if they are in the process of collection and are either well collateralized or guaranteed. The composition of such loans at December 31 is presented in the following table.


In millions                                           1995   1994      1993    1992    1991
-----------                                           ----   ----      ----    ----    ----
Borrowers in the U.S.........................          $2     $1       $2      $1        -
Borrowers outside the U.S....................           -      1 (a)    3 (a)   -      $37 (b)
                                                      ----   ----      ----    ----    ----
                                                        2      2        5       1       37
                                                      ----   ----      ----    ----    ----

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

Allocation to general risk

The allocation to general risk considers the probability that there are inherent losses in the existing portfolios that cannot yet be identified. The allocation to general risk also includes the portion of the allowance that can be considered to be related to outstandings to restructuring countries. The allowance related to restructuring countries is based on overall concerns about the willingness and ability of certain countries to make timely payments on their outstanding debt and does not result in allocations of the allowance being made against specific counterparties. When the discount from legal claims, which includes charge-offs, is combined with the portion of the allowance that could be viewed as covering restructuring-country outstandings, coverage of total outstanding legal claims at December 31, 1995, was 20%. Comparable coverage ratios at December 31, 1994, 1993, 1992, and 1991, were 27%, 36%, 66%, and 70%
respectively.

     The following table summarizes the activity in the consolidated allowance for credit losses for the last five years.


Dollars in millions                                  1995            1994           1993           1992           1991
                                                     ----            ----           ----           ----           ----
BALANCE, JANUARY 1...........................          $1 131          $1 157         $1 258         $1 419         $1 850
                                                 ------------   -------------    -----------    -----------   ------------
Recoveries:
     Borrowers in the U.S., primarily
     commercial and industrial...............              37              14              7              7              4
     Borrowers outside the U.S...............              17              31             53             26             26
                                                 ------------   -------------    -----------    -----------   ------------
                                                           54              45              60             33             30
                                                 ------------   -------------    -----------    -----------   ------------
Charge-offs:
     Borrowers in the U.S., primarily
     commercial and industrial...............             (45)            (51)           (78)          (117)           (78)
     Borrowers outside the U.S.:
     Restructuring countries.................               -             (18)           (37)           (48)          (383)
     Other, primarily commercial
     and industrial..........................             (10)             (3)           (45)           (82)           (40)
                                                 ------------   -------------    -----------    -----------   ------------
                                                          (55)            (72)           (160)          (247)          (501)
                                                 ------------   -------------    -----------    -----------   ------------
Net charge-offs..............................              (1)            (27)          (100)          (214)          (471)
Provision for credit losses..................               -               -              -             55             40
Translation adjustment.......................               -               1             (1)            (2)             -

BALANCE, DECEMBER 31.........................           1 130           1 131          1 157          1 258          1 419
                                                 ------------   -------------    -----------    -----------   ------------
Specific allocations, primarily
     commercial and industrial (a)...........             283             186            283            326            445
Allocation to general risk (b)...............             847             945            874            932            974
                                                 ------------   -------------    -----------    -----------   ------------
Net charge-offs as % of average
     loans (c)...............................            0.01%           0.11%          0.38%          0.74%          1.61%
                                                 ------------   -------------    -----------    -----------   ------------

(a) At December 31, 1995 and 1994, the specific allocation of the allowance for credit losses was as follows: borrowers in the U.S., $224 million and $116 million respectively; borrowers outside the U.S., $59 million and $70 million respectively.
(b) Includes the portion of the allowance that could be considered to be related to outstandings to restructuring countries, which totaled approximately $310 million, $239 million, $310 million, $426 million, and $424 million at December 31, 1995, 1994, 1993, 1992, and 1991 respectively.
(c) Excluding restructuring-country net charge-offs and loans, the ratios for 1995, 1994, 1993, 1992, and 1991 would have been 0.05%, 0.13%, 0.37%, 0.68%, and 0.41% respectively.

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


In millions: December 31                                    1995     1994     1993
                                                            ----     ----     ----
Interest-earning deposits with banks:
     At overseas branches or subsidiaries of U.S. banks... $    70  $    94  $    23
     Other................................................   1 906    1 258    1 154
Loans.....................................................  12 211   11 249   12 006
Less: allowance for credit losses.........................     716      647      708
                                                           ------   -------  -------
Net loans.................................................  11 495   10 602   11 298
Investment securities.....................................   4 557    4 442    6 318
Trading account assets....................................  50 588   40 070   28 535
Customers' acceptance liability...........................     193      342      141
Other assets..............................................  25 527   19 885   13 083
                                                           ------   -------  -------
Total foreign-country-related assets......................  94 336   76 693   60 552
                                                           ------   -------  -------

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

In millions                             1995    1994    1993    1992    1991
                                        ----    ----    ----    ----    ----
BALANCE, JANUARY 1...................  $ 647   $ 708   $ 748   $ 807   $1 614
                                       -----   -----   -----   ----    ------
Recoveries...........................     17      31      53      26       26
Charge-offs:
     Commercial and industrial.......     (6)     (2)    (34)    (69)     (40)
     Restructuring countries.........      -     (18)    (37)    (48)    (383)
     Other...........................     (4)     (1)    (11)    (13)       -
                                       -----   -----   -----   ----    ------
Net charge-offs......................      7      10     (29)   (104)    (397)
Provision for credit losses..........      -      (1)      9      17        5
Net transfer from (to) U.S.-related
     allowance.......................     62     (71)    (19)     30     (415)
Translation adjustment...............      -       1      (1)     (2)       -
                                       -----   -----   -----   ----    ------
BALANCE, DECEMBER 31.................    716     647     708     748      807
                                       -----   -----   -----   ----    ------

Foreign-country-related outstandings

Foreign-country-related outstandings represent outstandings to foreign borrowers that are denominated in U.S. dollars or currencies other than the borrower's local currency or, in the case of a guarantee, other than the guarantor's local currency. Countries in which J.P. Morgan's outstandings exceeded 1% of total assets at December 31, 1995, 1994, and 1993, are listed in the following table. Outstandings, which are shown by category of borrower, include loans, interest-earning deposits with banks, investment securities, customers' acceptance liability, securities purchased under agreements to resell, trading account securities, accrued interest, and other monetary assets. Outstandings generally are distributed according to the location and category of the borrower. In the case of guaranteed outstandings or when tangible, liquid collateral is held and realizable outside the obligor's country, distribution is generally made according to the location and category of the guarantor or the location where the collateral is held and realizable.


                                  Public sector                Private sector
                                  -------------                --------------
                              Governments,
                      government agencies,
                       central banks, and                                                    Commit-      Con-
                             official and                                 Other,               ments   tingent
                            international  Government-owned               mainly           to extend      out-
                                           ----------------
In millions: December 31     institutions     Banks   Other    Banks  businesses     Total    credit standings(a)
-----------------------------------------------------------------------------------------------------------------
1995 (c)
United Kingdom..................     $  403  $    8     $ 12  $1 007      $5 674     $7 104  $6 293     $  960
France..........................        208   1 343      533   1 329         342      3 755   1 289        350
                                   --------  ------    -----  ------      ------     ------  ------    -------
1994 (c)
United Kingdom..................         40     263        4     669       3 018      3 994   4 263      2 876
Switzerland.....................          1      17       49     961         613      1 641     397        749
                                   --------  ------    -----  ------      ------     ------  ------    -------
1993 (c)
United Kingdom..................         77      23       61     790       3 506      4 457   4 388      2 717
Belgium (b).....................         53       -       13      28       1 863      1 957      25      4 408
France..........................        218     342      290     644         278      1 772     872        583
Argentina.......................      1 148      18       12      18         290      1 486       3          -
                                   --------  ------    -----  ------      ------     ------  ------    -------

    The amounts reported for each country exclude those outstandings that are denominated in the local currency of that country except in cases of net unfunded or unhedged positions in the local currency.
(a) Contingent outstandings include standby letters of credit, guarantees, and securities lending indemnifications.
(b) Includes credit-related exposures of Morgan Guaranty's Brussels office to borrowers domiciled in various countries, which are secured by marketable securities of issuers in various countries.
(c) Mexican cross-border outstandings at December 31, 1995, 1994, and 1993, were $1,196 million, $1,086 million, and $933 million respectively, less than 0.75% of total assets; commitments to extend credit and contingent outstandings were $6 million and $1 million at December 31, 1995, $30 million and $11 million at December 31, 1994, and $31 million and $11 million at December 31, 1993. Not included in Mexican cross-border outstandings are United Mexican States (UMS) bonds, substantially all of which have been sold forward, which are collateralized by U.S. Treasury securities. If the book value of these bonds, which is discussed below, had been included, total Mexican cross-border outstandings would have exceeded 1% of total assets at December 31, 1995, 1994 and 1993.

                                       1995           1994           1993
                                       ----           ----           ----
                                    Book   Face   Book    Face    Book   Face
In millions: December 31            value  value  value   value   value  value
------------------------            ------------------------------------------
UMS bonds collateralized by U.S.
     Treasury securities:
     Due in 2008.................   $ 855  $ 879  $1 112  $1 149   $ 87   $ 88
     Due in 2019.................     561    786     985   1 303    670    730
                                    -----  -----  -----  -------   ----   ----

     The UMS bonds are collateralized as to principal by zero-coupon U.S. Treasury securities with a face value equal to the face value of the underlying bonds. The collateral, which will become available when the UMS bonds mature, is pledged to the holders of the bonds and is held by the Federal Reserve Bank of New York. The fair value of the U.S. Treasury securities was $635 million, $585 million, and $161 million at December 31, 1995, 1994, and 1993, respectively. The estimated market value of the UMS bonds at December 31, 1995, 1994, and 1993, was $1,298 million, $1,945 million, and $757 million respectively.

At December 31, 1995 and 1993, the amount of impaired loans relating to the countries listed in the table was immaterial. At December 31, 1994, there were no impaired loans relating to the countries listed in the above table. Additionally, loans contractually past due 90 days or more as to principal or interest payments but with interest still being accrued were immaterial for each of the countries in the table at December 31, 1995, 1994, and 1993.

     Foreign countries in which J.P. Morgan's total foreign-country-related outstandings were between 0.75% and 1% of total assets are presented below.


                                                                Total cross-border
In millions: December 31                                              outstandings
------------------------                                        ------------------
1995
Switzerland .....................................................            $1 761
                                                                       ------------

     At December 31, 1994 and 1993, there were no foreign-country-related outstandings between 0.75% and 1% of total assets.

ASSET AND LIABILITY MANAGEMENT DERIVATIVES

The objective of asset and liability management is to create longer-term value through the management of interest rate risk related to J.P. Morgan's nontrading assets, liabilities, and off-balance-sheet activities. J.P. Morgan utilizes a variety of financial instruments, including derivatives, in an integrated manner to achieve these objectives. Additional information on asset and liability management derivatives, primarily interest rate swaps, is provided below. For more information about asset and liability management activities, see the Asset and Liability Management section of the Five business sectors, and Note 9 to the financial statements, Off-balance-sheet financial instruments.
     The table below summarizes maturities and weighted-average interest rates to be received and paid on U.S. dollar and non-U.S. dollar asset and liability management interest rate swaps at December 31, 1995. The majority of asset and liability management interest rate swaps, as presented below, are risk-adjusting swaps. Also included in the table are swaps designated as hedges or used to modify the interest rate characteristics of assets and liabilities. Variable rates presented are generally based on the London Interbank Offered Rate (LIBOR) in effect on the swaps at December 31, 1995, and reset at predetermined dates. The table was prepared under the assumption that these variable interest rates remain constant. The variable interest rates to be received or paid will change to the extent that rates fluctuate. Such changes may be substantial.
     Not included in the table below are other derivatives used for asset and liability management purposes, such as currency swaps, basis swaps, foreign exchange contracts, interest rate futures, forward rate agreements, debt securities forwards, and purchased options, totaling $27.7 billion at December 31, 1995. The contractual maturities of these derivative contracts are primarily less than one year.

By expected maturities

                                                                    After
Dollars in billions         1996    1997    1998    1999    2000    2000   Total
                            ----    ----    ----    ----    ----    ----   -----
INTEREST RATE SWAPS:
U.S. DOLLAR
Receive fixed swaps
Notional amount.......... $ 15.7   $12.4   $ 6.3   $ 3.0   $ 3.1   $ 8.7   $ 49.2
Weighted average:
     Receive rate........    6.5%    6.4%    7.1%    7.4%    6.6%    7.0%     6.7%
     Pay rate............    5.8     5.9     5.9     5.9     5.8     5.9      5.8

Pay fixed swaps
Notional amount.......... $ 19.5   $17.9   $ 7.7   $ 2.9   $ 4.0   $ 7.2   $ 59.2
Weighted average:
     Receive rate........    5.9%    5.9%    5.9%    5.9%    5.9%    6.0%     5.9%
     Pay rate............    6.0     6.3     6.1     7.2     6.0     7.3      6.3
INTEREST RATE SWAPS:
NON-U.S. DOLLAR
Receive fixed swaps
Notional amount.......... $ 35.7   $21.0   $ 8.9   $ 9.6   $ 5.4   $ 7.6   $ 88.2
Weighted average:
     Receive rate........    5.8%    7.0%    6.6%    6.2%    6.9%    7.1%     6.4%
     Pay rate............    4.0     5.1     4.7     4.0     5.2     4.4      4.4

Pay fixed swaps
Notional amount.......... $ 29.2   $22.4   $ 8.5   $ 9.6   $ 5.0   $ 6.7   $ 81.4
Weighted average:
     Receive rate........    4.5%    4.9%    4.7%    4.1%    4.9%    4.9%     4.6%
     Pay rate............    5.8     6.5     6.2     6.1     6.9     7.7      6.3
                          -------  ------  ------  -----   -----    -----  ------
Total notional amount.... $100.1   $73.7   $31.4   $25.1   $17.5   $30.2   $278.0
                          -------  ------  ------  -----   -----    -----  ------

Not included in the table above are $2.7 billion and $1.6 billion of notional amounts related to currency swaps and basis swaps respectively.

CAPITAL AND FUNDING ANALYSIS


RISK ADJUSTED ASSETS
J.P. Morgan's consolidated risk adjusted assets and the net adjustments to exclude the assets and off-balance-sheet exposures of J.P. Morgan Securities Inc. at December 31 are set forth in the following table.

                                                             1995                   1994                  1993
                                                   ---------------------    --------------------  --------------------
                                                     Balance                 Balance               Balance
                                                      sheet/        Risk      sheet/       Risk     sheet/       Risk
                                                    notional    adjusted    notional   adjusted   notional   adjusted
In billions                                           amount     balance      amount     balance    amount     balance
                                                   --------    ---------    --------   --------   --------   --------
ASSETS
Cash and due from banks and interest-
     earning deposits with banks.................     $    3.5      $ 0.9   $    3.5      $ 0.7   $    2.2     $ 0.5
Debt investment securities.......................         24.6        3.6       22.7        2.9       19.5       2.6
Trading account assets...........................         69.4       18.3       57.0       11.3       41.3      12.6
Resale agreements and federal
     funds sold..................................         32.2        3.1       21.4        4.4       22.7       3.0
Securities borrowed..............................         19.8        4.0       12.1        2.4       10.8       2.2
Loans............................................         23.5       20.7       22.1       18.9       24.4      20.9
Allowance for credit losses......................         (1.1)         -       (1.1)         -       (1.2)        -
Customers' acceptance liability..................          0.2        0.2        0.6        0.6        0.4       0.4
Premises and equipment, net......................          1.9        1.9        2.0        2.0        1.9       1.9
Other assets.....................................         10.9        7.3       14.6       12.0       11.9       9.7
                                                       -------     ------    -------     ------    -------     -----
Total assets.....................................        184.9       60.0      154.9       55.2      133.9      53.8
Net effect of excluding JPMSI assets
     (primarily trading account assets,
     resale agreements, and securities
     borrowed)...................................        (37.3)      (5.7)     (25.8)      (7.8)     (26.1)     (7.2)
                                                       -------     ------    -------     ------    -------     -----
Assets, excluding JPMSI..........................        147.6       54.3      129.1       47.4      107.8      46.6
                                                       -------     ------    -------     ------    -------     -----
OFF-BALANCE-SHEET EXPOSURES
Commitments to extend credit.....................         55.1       21.3       44.6       16.7       39.0      14.2
Standby letters of credit and guarantees.........         11.7        8.6        9.9        7.8       10.5       8.0
Securities lending indemnifications..............          1.0          -       19.5        1.8       26.4       1.7
Other credit facilities..........................          5.7        1.6        0.6        0.2        1.9       0.6
Foreign exchange contracts,
     including foreign exchange options..........        607.1        3.1      494.9        3.5      407.5       2.6
Currency swaps...................................        144.2        3.8      112.7        3.5       96.0       3.2
Interest rate swaps..............................      1 371.4        6.1      862.2        3.6      567.7       5.1
Interest rate and other contracts................      1 324.0        4.5    1 002.7        1.8      582.3       1.4
                                                       -------     ------    -------     ------    -------     -----
Total off-balance-sheet exposures................      3 520.2       49.0    2 547.1       38.9    1 731.3      36.8
Net effect of excluding JPMSI
     off-balance-sheet exposures.................        (27.7)      (0.2)     (58.0)         -      (51.5)        -
                                                       -------     ------    -------     ------    -------     -----
Off-balance-sheet exposures,
     excluding JPMSI.............................      3 492.5   48.8 (a)    2 489.1   38.9 (a)    1 679.8      36.8
                                                       -------     ------    -------     ------    -------     -----
Gross risk adjusted assets, excluding
     JPMSI.......................................                   103.1                  86.3                 83.4
Less: allowance for credit losses not
     qualifying as risk-based capital............                       -                  (0.1)                (0.1)
                                                       -------     ------    -------     ------    -------     -----
Risk adjusted assets,
     excluding JPMSI.............................                   103.1                  86.2                 83.3
                                                       -------     ------    -------     ------    -------     -----

(a) Includes $6.8 billion and $4.6 billion at December 31, 1995 and 1994, respectively, related to potential future credit exposure as defined in the risk-based capital framework.

DEPOSITS
Average deposits in offices outside the U.S. are presented in the following table.



                                                           1995                     1994                 1993
                                                   -----------------------    -------------------   ------------------
                                                    Average      Average      Average   Average     Average  Average
Dollars in millions                                 balance      rate paid    balance   rate paid   balance  rate paid
                                                   --------      ---------    -------   ---------   -------  ---------
INTEREST-BEARING DEPOSITS
From banks in foreign countries...............        $11 703         6.44%   $12 139        5.05%  $12 472       6.81%
From foreign governments and
     official institutions....................         10 374         5.55      8 932        4.24     6 362       3.74
Other time....................................         15 750         6.10     13 114        5.75    10 415       5.78
On demand.....................................          3 935         3.30      3 583        2.76     2 657       3.91
                                                   ----------    ---------    -------    --------    ------   --------
Total interest-bearing deposits in
     offices outside the U.S..................         41 762         5.80     37 768        4.89    31 906       5.62
                                                   ----------    ---------    -------    --------    ------   --------
NONINTEREST-BEARING DEPOSITS
From banks in foreign countries...............             56                     183                   150
From foreign governments and
     official institutions....................              6                      43                    78
Other demand..................................          1 292                   1 169                 1 037
                                                   ----------    ---------    -------    --------    ------   --------
Total noninterest-bearing deposits in
     offices outside the U.S..................          1 354                   1 395                 1 265
                                                   ----------    ---------    -------    --------    ------   --------

Foreign-country-related deposits in offices in the U.S. totaled $1.2 billion at December 31, 1995, $0.9 billion at December 31, 1994, and $1.9 billion at December 31, 1993.
     A profile of the maturities of time certificates of deposit and other time deposits in denominations of $100,000 or more at December 31, 1995, is presented in the following table.



                                                                         After six
                                                  Within    After three months but      After
                                                   three     months but     within        one
In millions                                       months     within six   one year       year      Total
                                                 -------    ----------- ----------     ------     -------
Offices in the U.S.:
     Time certificates of deposit.............      $    92      $     2          -     $   206   $   300
     Other time deposits......................          249           48          -          27       324
                                                    -------      ------       -----     -------   -------
                                                        341           50          -         233       624
                                                    -------      ------       -----     -------   -------
Offices outside the U.S.:
     Time certificates of deposit.............        4 019          864    $   421           -     5 304
     Other time deposits......................       23 235        1 415        622         565    25 837
                                                    -------      -------      -----     -------   -------
                                                     27 254        2 279      1 043         565    31 141
                                                    -------      -------      -----     -------   -------

PURCHASED FUNDS AND OTHER BORROWINGS
Purchased funds and other borrowings are detailed in the following table.



Dollars in millions                                                1995         1994       1993
                                                                   ----         ----       ----
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Balance at year-end......................................         $40 803      $30 179    $36 306
Average balance..........................................          40 245       45 470     47 329
Maximum month-end balance................................          51 162       51 387     58 425
Average interest rate:
     During year.........................................            5.87%        4.55%      4.21%
     At year-end.........................................            5.77         5.43       4.29
                                                                  -------     --------    -------
FEDERAL FUNDS PURCHASED (DAY-TO-DAY)
Balance at year-end......................................         $ 4 296      $ 5 589    $ 3 106
Average balance..........................................           3 414        2 902      1 993
Maximum month-end balance................................           6 199        5 589      4 412
Average interest rate:
     During year.........................................            5.96%        4.35%      3.02%
     At year-end.........................................            5.48         5.25       3.02
                                                                  -------     --------    -------
COMMERCIAL PAPER
Balance at year-end......................................         $ 2 801      $ 3 507    $ 2 573
Average balance..........................................           2 809        4 174      3 412
Maximum month-end balance................................           3 250        4 882      5 244
Average interest rate:
     During year.........................................            6.02%        4.36%      3.19%
     At year-end.........................................            5.67         5.89       3.22
                                                                  -------     --------    -------
OTHER LIABILITIES FOR BORROWED MONEY
Federal funds purchased (term)
     Balance at year-end.................................         $   442      $   465    $    17
     Average balance.....................................             461          372         97
     Maximum month-end balance...........................             640          516        787
     Average interest rate:
     During year.........................................            6.27%        4.30%      3.93%
     At year-end.........................................            5.95         3.82       3.16
Other
     Balance at year-end.................................         $14 687      $10 435    $10 110
     Average balance.....................................          11 822       10 028     11 071
     Maximum month-end balance...........................          13 762       10 823     13 242
     Average interest rate:
     During year.........................................            6.23%        4.80%      3.98%
     At year-end.........................................            5.96         5.82       4.57
                                                                  -------     --------    -------

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

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
J.P. Morgan & Co. Incorporated



In millions, except per share data                       1995                                    1994
                                                         ----                                    ----
Three months ended                         Dec. 31   Sept. 30 June 30  Mar. 31  Dec. 31    Sept. 30    June 30  Mar. 31
                                           -------   -------  ------   -------  -------    -------     -------  -------
Interest revenue........................    $2 609   $2 453   $2 405  $2 470     $2 369    $2 142       $2 031  $1 837
Interest expense........................     2 121    1 946    1 897   1 970      1 851     1 616        1 491   1 440
                                           -------  ------   ------   -----     -------    ------       ------  ------
Net interest revenue....................       488      507      508     500        518       526          540     397
Total noninterest revenue...............     1 030    1 042      941     888        710       906          926     994
Total operating expenses................       990    1 022      984   1 002        963       941          936     852
                                           -------  ------   ------   -----     -------    ------       ------  ------
Income before income taxes..............       528      527      465     386        265       491          530     539
Income taxes............................       162      167      150     131         72       164          180     194
                                           -------  ------   ------   -----     -------    ------       ------  ------
NET INCOME..............................       366      360      315     255        193       327          350     345
                                           -------  ------   ------   -----     -------    ------       ------  ------
PER COMMON SHARE
Net income (a)..........................     $1.80    $1.78   $ 1.56  $ 1.27     $ 0.96    $ 1.63       $ 1.73   $1.69
Dividends declared......................      0.81     0.75     0.75    0.75       0.75      0.68         0.68    0.68
                                           -------  ------   ------   -----     -------    ------       ------  ------
Price range per common
 share on the
     composite tape:
     High...............................       $82 1/2  $78 7/8  $74 1/2 $65 5/8    $62 1/2   $66 1/4      $67 1/8 $72
     Low................................        74 5/8   68 7/8   60 1/2  56 1/8     55 1/8    59 3/4       60      60 1/2
Closing price per common
 share at quarter-end...................        80 1/4   77 3/8   70 1/8  61         56 1/8    60 3/4       62      62 3/4
                                           -----------  -------  -------  ------    -------   -------    --------- -------

    The principal market on which the company's common stock is traded is the New York Stock Exchange.
(a) Earnings per share amounts represent both primary and fully diluted earnings per share.

The 1995 fourth quarter results are discussed in J.P. Morgan's earnings release dated January 11, 1996.

FORM 10-K ANNUAL REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


--------------------------------------------------------------------
FOR THE FISCAL YEAR ENDED
DECEMBER 31, 1995

J.P. MORGAN & CO. INCORPORATED
(Incorporated in the State of Delaware)
60 Wall Street, New York, NY 10260-0060
(212) 483-2323


Filed with:
Securities and Exchange Commission, Washington, D.C. 20549

Commission file number: 1-5885

I.R.S. Employer Identification Number: 13-2625764

The following securities are registered on the New York Stock Exchange pursuant to Section 12(b) of the Act:

     Common Stock, $2.50 Par Value
     Adjustable Rate Cumulative Preferred Stock, Series A
         No Par Value, Stated Value $100
     Depositary shares representing a one-tenth interest in 6 5/8% Cumulative Preferred Stock, Series H,
         No Par Value, Stated Value $500

     4 3/4% Convertible Debentures Due 1998

No securities are registered pursuant to Section 12(g) of the Act.

The aggregate market value of the voting stock held by nonaffiliates of J.P. Morgan totaled $15,377,040,281 at February 29, 1996.

The number of shares outstanding of J.P. Morgan's Common Stock, $2.50 Par Value, at February 29, 1996, totaled 187,811,179 shares.

J.P. Morgan (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and
(2) has been subject to such filing requirements for the past 90 days.

Disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein nor in any amendment to this Form 10-K, but is contained in J.P. Morgan's 1996 Proxy Statement incorporated by reference in Part III of this Form 10-K.

J.P. Morgan's definitive Proxy Statement dated March 25, 1996, is incorporated by reference in response to Part III, Items 10, 11, 12, and 13 of Form 10-K.

FORM 10-K CROSS-REFERENCE INDEX


-------------------------------------------------------------------------------
PART I
1.  BUSINESS

    Description of business, 6-14, 99-101
    Number of employees, 80
    Financial information about foreign and
    domestic operations, 74-75, 88-90
    Distribution of assets, liabilities, and stockholders' equity; interest rates and interest differential, 82-84 Investment portfolio, 53-55
    Loan portfolio, 47, 62-63, 85-90
    Summary of loan loss experience, 87-89
    Deposits, 82, 84, 93
    Return on equity and assets, 80-81
    Short-term borrowings, 94

2.  PROPERTIES, 101

3.  LEGAL PROCEEDINGS(a)

4.  SUBMISSION OF MATTERS TO A VOTE OF
    SECURITY HOLDERS(a)
-------------------------------------------------------------------------------
PART II

5.  MARKET FOR REGISTRANT'S COMMON
    EQUITY AND RELATED STOCKHOLDER MATTERS,
    79, 80-81, 95

6.  SELECTED FINANCIAL DATA, 80-81

7.  MANAGEMENT'S DISCUSSION AND ANALYSIS
    OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, 6-38

8.  FINANCIAL STATEMENTS AND
    SUPPLEMENTARY DATA

    Report of independent accountants, 40
    J.P. Morgan & Co. Incorporated
      Consolidated statement of income, 41
      Consolidated balance sheet, 42
      Consolidated statement of changes in stockholders' equity, 43 Consolidated statement of cash flows, 44
    Morgan Guaranty Trust Company of
    New York - Consolidated statement of
    condition, 45
    Notes to financial statements, 46-79
    Selected consolidated quarterly
    financial data,(b) 95
    Consolidated average balances and net
    interest earnings, fourth quarter, 110-111

9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE(a)

-------------------------------------------------------------------------------
PART III

10.    DIRECTORS AND EXECUTIVE OFFICERS OF
       THE REGISTRANT(c)

11.    EXECUTIVE COMPENSATION(c)

12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT(c)

13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS(c)

-------------------------------------------------------------------------------
PART IV

14.  EXHIBITS, FINANCIAL STATEMENT
     SCHEDULES, AND REPORTS ON FORM 8-K
     1. Financial statements have been
        included in Item 8.
     2. Financial statement schedules
        Schedule III - Condensed financial
        information of J.P. Morgan & Co.
        Incorporated (parent), 76-78

-------------------------------------------------------------------------------
EXHIBITS

     3a. Restated certificate of incorporation, as amended (incorporated by reference to Exhibit 3a to J.P. Morgan's post-effective amendment No. 1 to Form S-3, Registration No. 33-55851)

     3b. By-laws of J.P. Morgan as amended through December 11, 1991 (incorporated by reference to Exhibit 3b to J.P. Morgan's registration statement on Form S-3, Registration No. 33-49775)

     4. Instruments defining the rights of security holders, including indentures(d)

   10a. 1992 stock incentive plan, as amended (incorporated by reference to Exhibit 10a to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1994, File No. 1-5885)

   10b. Director stock plan, as amended (incorporated by reference to Exhibit 10b to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1994, File No. 1-5885)

   10c. Deferred compensation plan for directors' fees, as amended (incorporated by reference to Exhibit 10c to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1992, File No. 1-5885)

   10d. 1989 stock incentive plan, as amended (incorporated by reference to Exhibit 10d to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1994, File No. 1-5885)

   10e. 1987 stock incentive plan, as amended (incorporated by reference to Exhibit 10e to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1994, File No. 1-5885)

   10f. Stock option plan, as amended (incorporated by reference to Exhibit 10f to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1994, File No. 1-5885)

   10g. Incentive compensation plan, as amended (incorporated by reference to Exhibit 10g to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1994, File No. 1-5885)

   10h. Stock option award (incorporated by reference to Exhibit 10h to J.P. Morgan's quarterly report on Form 10-Q for the quarter ended March 31, 1995, File No. 1-5885)

   10i.  1995 stock incentive plan

   10j.  1995 executive officer performance plan

    12. Statements re computation of ratios (incorporated by reference to Exhibit 12 to J.P. Morgan's amendment No. 2 to Form S-3, Registration No. 33-64193)

    13.  Annual report to stockholders(e)

    21.  Subsidiaries of J.P. Morgan

    23.  Consent of independent accountants

    24.  Powers of attorney

    27.  Financial data schedule

-------------------------------------------------------------------------------
REPORTS ON FORM 8-K

Report on Form 8-K dated October 12, 1995,
was filed with the Securities and Exchange Commission during the quarter ended December 31, 1995, which reported the issuance by J.P. Morgan of a press release reporting its earnings for the three- and nine-month periods ended September
30, 1995. In addition, Form 8-K dated December 13, 1995, was filed announcing a dividend increase and stock repurchase program, and Form 8-K dated December 14, 1995, was filed announcing that Michael E. Patterson had been named a vice chairman of J.P. Morgan.
-------------------------------------------------------------------------------
This report on Form 10-K has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this report. Portions of the annual report to stockholders are not required for the Form 10-K report and are not filed as part of J.P. Morgan's Form 10-K.
-------------------------------------------------------------------------------
(a)  Nothing to report.
(b) Fourth quarter 1995 results are incorporated by reference to the report on Form 8-K dated January 11, 1996, filed with the Securities and Exchange Commission.
(c) Incorporated by reference to the definitive Proxy Statement dated March 25, 1996.
(d) J.P. Morgan hereby agrees to furnish to the Commission, upon request, a copy of any unfiled agreements defining the rights of holders of long-term debt of J.P. Morgan and of all subsidiaries of J.P. Morgan for which consolidated or unconsolidated financial statements are required to be filed.
(e) Only those sections of the annual report to stockholders referenced in the cross-reference index above are incorporated in the report on Form 10-K.
-------------------------------------------------------------------------------
Other schedules and exhibits are omitted because the required information either is not applicable or is shown in the financial statements or the notes thereto.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on March 25, 1996, on its behalf by the undersigned, thereunto duly authorized.


J.P. Morgan & Co. Incorporated
Registrant


RACHEL F. ROBBINS
---------------------------------
Rachel F. Robbins
Secretary



Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 25, 1996, by the following persons on behalf of the registrant in the capacities indicated.



JOHN A. MAYER JR.
---------------------------------
John A. Mayer Jr.
Chief Financial Officer
(Principal financial officer)


DAVID H. SIDWELL
---------------------------------
David H. Sidwell
Managing Director and Controller
(Principal accounting officer)

Douglas A. Warner III*
Chairman of the Board and Director
Riley P. Bechtel* Director
Martin Feldstein* Director
Hanna H. Gray* Director
James R. Houghton* Director
James L. Ketelsen* Director
William S. Lee* Director

Roberto G. Mendoza*
Vice Chairman of the Board and Director
Michael E. Patterson*
Vice Chairman of the Board and Director
Lee R. Raymond* Director
Richard D. Simmons* Director
Kurt F. Viermetz*
Vice Chairman of the Board and Director
Dennis Weatherstone* Director
Douglas C. Yearley* Director

*BY: MARGARET M. FORAN
---------------------------------
Margaret M. Foran
Attorney-in-fact

DESCRIPTION OF BUSINESS

J.P. Morgan & Co. Incorporated, whose origins date to a merchant banking firm founded in London in 1838, is the holding company for subsidiaries engaged globally in providing a wide range of financial services to corporations, governments, financial institutions, institutional investors, professional firms, privately held companies, nonprofit organizations, and financially sophisticated individuals. Our activities are summarized below. A list of principal subsidiaries and associated companies appears on page 105.

BUSINESS ACTIVITIES

Finance and Advisory

Finance and Advisory encompasses the sophisticated advisory, capital raising, and financing work that we do for our broad base of clients around the world. These clients include corporations, governments, municipalities, and financial institutions, and the expertise we offer them is based on in-depth knowledge of their needs and the industries and financial markets in which they operate. Linking clients to the full range of J.P. Morgan's financial capabilities is a global network of senior client managers.

     In partnership with clients, our advisory professionals explore the risks and rewards of such strategic alternatives as mergers and acquisitions, divestitures, privatizations, and recapitalizations. We also advise clients on their capital structures, looking for ways to unlock value and seize opportunities.

     Our debt underwriting, equities, and credit businesses provide the capabilities to raise the necessary capital and execute the appropriate strategies.

     In our equities business, underwriting is complemented by our ability to provide clients with liquidity in the secondary markets through our global sales and trading network. We also apply our expertise in the equities markets to structuring equity derivatives as a means of helping clients manage market volatility. High-quality equity research is integral to all aspects of our business.

     Our credit capabilities include meeting clients' financing needs by issuing and syndicating loans and other credit facilities.

Sales and Trading

Sales and Trading provides clients with around-the-clock access to global markets. J.P. Morgan makes markets in fixed income, foreign exchange, and commodity instruments; we serve as a counterparty to help clients manage risks; and we provide financial and economic research to help clients assess opportunities and track performance. To function effectively in our role as a market-maker, we also take positions. Our clients include corporations, central banks, governments and their agencies, financial institutions, pension funds, mutual funds, and leveraged funds.

     Our fixed income activities encompass acting as a primary dealer in U.S. and foreign government securities; making markets in options, money market instruments, U.S. government agency securities, and corporate debt securities; and helping clients manage their exposure to fluctuating interest and foreign exchange rates by structuring, executing, and making markets in risk management instruments.

     Our foreign exchange capabilities include executing spot transactions and structuring transactions to help clients manage their foreign currency exposures. In commodities, we make markets in precious metals, base metals, and energy products and develop hedging and financing strategies for clients.

     Our emerging markets activities, while principally related to fixed income activities, cross all markets, and our worldwide network enables us to fulfill our role as a market-maker and provide clients with a steady flow of market information.

     In addition to our client-focused businesses, we have a separate proprietary unit that engages in transactions for our own account across all markets.

Asset Management and Servicing

Asset Management and Servicing activities encompass designing and executing investment strategies and providing administrative and brokerage services. Our clients include corporations, financial and governmental institutions, and high-net-worth individuals.

     We tailor our asset management capabilities for both institutional and private clients. For institutional clients, we offer such services as the management of employee-benefit-plan assets, executing investment strategies across the spectrum of asset classes in all major markets.

     Our private banking group helps high net worth individuals plan and execute their investment strategies with a broad range of capabilities, which include managed investment and trust portfolios, Morgan-advised mutual funds, and a full-service brokerage unit. Credit, deposit, trust, and estate services are also provided to private clients.

     Our exchange traded products professionals provide institutional clients with worldwide access to major exchanges by acting as futures and options brokers in executing and clearing contracts.

     We provide such operational services as the administration of depositary receipt programs and global trust and agency services. We operate the Euroclear System, the world's largest clearance and settlement system for internationally traded securities, and offer credit and deposit services to Euroclear participants.

Equity Investments

J.P. Morgan invests its capital in the private equity of rapidly growing companies, management buyouts, privatizations, and recapitalizations. These investments are made and managed with the objective of maximizing total return - both long-term appreciation and net realized gains. While each opportunity for investment is evaluated to achieve the firm's desired balance between risk and return, many of these opportunities arise from our client relationships.

     Our equity investment portfolio consists of approximately 95 investments diversified by industry, geography, and year of investment. Our goal is to maintain a diversified portfolio capable of generating significant returns over time. This is a high-risk, high-reward business, and we operate under a variety of legal and regulatory restrictions in managing the portfolio.

     Investments are generally held for three to seven years, depending on our view of when a sale will produce optimal returns. Typically, investments are harvested through a public offering of securities or the sale of the investment. While realization of gains in the portfolio accelerates during periods of strong equity and merger markets, the process of assessing and managing the risks and rewards of new opportunities and existing investments continues throughout market cycles.

Asset and Liability Management

Asset and Liability Management activities include managing the firm's interest rate risk as it relates to nontrading-related assets, liabilities, and off-balance-sheet activities and managing the firm's overall liquidity risk.

     Our objective when it comes to interest rate risk management is to create longer-term value, which is realized over time primarily as net interest revenue and net investment securities gains. Our primary focus is on achieving a desired overall interest rate profile, which may change over time, based on management's longer-term view of global interest rate trends and economic conditions. A variety of instruments - in numerous currencies both on- and off-balance-sheet - are used in an integrated manner to achieve this objective.

     We manage the maturity and repricing imbalances between our assets and liabilities through the use of investments in the more liquid fixed income markets worldwide and derivatives. Asset and liability management swaps are used to hedge exposures; to modify the interest rate characteristics of specified assets or liabilities; and, in the case of risk-adjusting swaps, to adjust Morgan's overall interest rate risk profile.

     The firm's liquidity risk profile is managed to ensure that even under adverse conditions, we have the ability to access funds at a reasonable cost. A strong capital position is therefore an integral part of our liquidity management because it enables us to raise funds as inexpensively as possible in a variety of international markets.

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

     The Glass-Steagall Act prohibits affiliates of banks that are members of the Federal Reserve System, including J.P. Morgan Securities Inc. (JPMSI), from being "engaged principally" in bank-ineligible underwriting and dealing activities (mainly corporate debt and equity securities). As interpreted by the Board, this prohibition currently restricts JPMSI's gross revenues from such activities to a maximum of 10% of its total gross revenues. J.P. Morgan continues to seek ways to expand the limits on such activities, including the reform of the Glass-Steagall Act, necessary to achieve our strategic objectives.

     Morgan Guaranty Trust Company of New York, J.P. Morgan's largest subsidiary, is a member of the Federal Reserve System. It and J.P. Morgan Delaware, another wholly owned subsidiary of J.P. Morgan, are members of the Federal Deposit Insurance Corporation (FDIC). Their businesses are subject to both U.S. federal and state law and to examination and regulation by U.S. federal and state banking authorities. In 1996, an application was filed with the Federal Reserve Bank of New York and the states of New York and Delaware to merge Morgan Guaranty and J.P. Morgan Delaware. Subject to regulatory approval, the merger is expected to take place during the second quarter of 1996. J.P. Morgan and its nonbank subsidiaries are affiliates of Morgan Guaranty and J.P. Morgan Delaware within the meaning of the applicable federal statutes. Such banks are subject to restrictions on loans and extensions of credit to J.P. Morgan and certain other affiliates and on certain other types of transactions with them or involving their securities. Among other wholly owned subsidiaries:

/ J.P. Morgan Securities Inc. is a broker-dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, the New York Stock Exchange, and other exchanges.

/ J.P. Morgan Futures Inc. is subject to regulation by the Commodity Futures Trading Commission, the National Futures Association, and the commodity exchanges and clearinghouses of which it is a member.

/ J.P. Morgan Investment Management Inc. is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

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

     J.P. Morgan's financing arrangement for an office building complex in London, which is more fully described in Note 14 to the financial statements, Long-term debt, involved the sale of a 52.5% interest in the building complex to the lender, excluding the interior office finishing, furniture, and technology.

     As more fully described in Note 14 to the financial statements, the 60 Wall Street building is subject to a mortgage in the amount of $400 million.

MANAGEMENT

     Douglas A. Warner III                 Roberto G. Mendoza
     Chairman of the Board                 Michael E. Patterson
    Chief Executive Officer                Kurt F. Viermetz
                                             Vice Chairmen

CLIENTS

Thomas B. Ketchum           Walter A. Gubert               Peter L. Woicke
     Americas            Europe, Middle East, Africa         Asia Pacific




CAPABILITIES AND
SERVICES

Finance and Advisory
Sales and Trading
Asset Management and Servicing
Equity Investments
Asset and Liability Management


Ramon de Oliveira
     Equities
     Equity Investments

Peter D. Hancock
     Fixed Income
     Exchange Traded Products

Joseph P. MacHale
     Credit

Nicolas S. Rohatyn
 Emerging Markets
 Foreign Exchange
 Commodities

John T. Olds
     Private Banking

Keith M. Schappert
     Investment Management

Pilar Conde
Michael R. Corey
     Proprietary Positioning

Luc Bomans
     Euroclear



CORPORATE RESOURCES

Stephen G. Thieke
     Corporate Risk Management
     Research

Michael Enthoven
     Technology and Operations

C. Nicholas Potter
     Strategic Planning

John A. Mayer Jr.
     Chief Financial Officer

David H. Sidwell
     Controller

Edward F. Murphy
     Auditor

Rachel F. Robbins
     General Counsel

Herbert J. Hefke
     Human Resources

Ronald H. Menaker
     Corporate Services

Laura W. Dillon
     Communication

SENIOR OFFICERS

Douglas A. Warner III
Chairman of the Board
Chief Executive Officer

Roberto G. Mendoza
Michael E. Patterson
Kurt F. Viermetz
Vice Chairmen of the Board


CLIENTS                                   Rondy E. Jennings
                                          John B. Jetter
Walter A. Gubert                          Gregg Johnston
Thomas B. Ketchum                         Thomas L. Jones
Peter L. Woicke                           Thomas L. Kalaris
                                          Arthur J. Kalita
Jacques G. Aigrain                        Toshihide Kawashima
Yasukazu Aiuchi                           Edward J. Kelly III
Eric Altman                               Stephen C. Kirmse
Victor M. Arbulu                          John D. Langlois
Martin R. Atkin                           W. David Lawson IV
Barbara A. Austell                        Robin A. Lawther
Stefano Balsamo                           John W. Littlefield Jr.
Lloyd Bankson                             Dianne F. Lob
Thaddeus T. Beczak                        Claus Lowe
David A. Behnke                           Benjamin B. Lopata
C. Johan Bergendahl                       C.H. Randolph Lyon
Enrico M. Bombieri                        Russell A. Mannis
Willard S. Boothby III                    Michael C. McCall
Octavio C. Branco                         Ferrell P. McClean
David H. Brigstocke                       John K. McColloch
Jonathan R. Brown                         Kenneth S. McCormick
Henry I. Bryant                           David L. Meyer
Eduardo F. Cepeda                         Terry R. Mills
Didier Cherpitel                          D. Leslie A. Morrison
Fernando Chinchurreta                     John P. Mullen
Suresh C. Chugh                           Robert H. Muller
Ian M. Clark                              Sarah E. Nash
Peter T. Clarke                           El Walid Nsouli
Pierre Colin                              J. Edward Odegaard
Cezar P. Consing                          Nicholas B. Paumgarten
William F. Cruger                         Barrett R. Petty
Guillaume D'Angerville D'Auvrecher        Hugh Paton
Antoinette Daridan                        James R. Peacock
William R. de Jonge                       Werner C. Pfaffenberger
Susana M. de la Puente                    Howard F. Powers Jr.
David H. Deming                           P. Preben Prebensen
Jim H. Derryberry                         Timothy Purcell
Klaus Diederichs                          Roberta J. Puschel
Adrian W. Doherty Jr.                     Pascal J. Ravery
Joseph T. Donohue                         Gail M. Rogers
Nicholas A. Draper                        James P. Rutherfurd
Richard R. Duron                          T. Timothy Ryan Jr.
Terence C. Eccles                         Purna R. Saggurti
Robert C. Elliott                         Jaime Salaverri
Frederic A. Escherich                     Stephen P. Schaible
Yuichi Ezawa                              Weijian Shan
Jean O. Facon                             Dag J. Skattum
Kathleen M. Fisher                        Stephen S. Sloan
John A. Forlines III                      Damon P. Smith III
Allen R. Friedman                         Robert Sroka
Kenneth C. Froewiss                       Ernest Stern
Ronald T. Gault                           Michael W. Szeto
S. Lane Genatowski                        Jackson P. Tai
Michael P. George                         Francis J. Tellier
Jean-Marc Georgy                          Xavier Tintore
Robert L. Goodman                         Shu Tomioka
John B. Goodwin Jr.                       Georges P. van Erck
James M. Grant                            Joseph A. Walker
Alfredo D. Gutierrez                      Raymond N. Wareham
Henry Harnischfeger                       David B. Weir
Maureen A. Hendricks                      J. Adam L. Wethered
Herman Hintzen                            David L. White
Henry W. Howell                           Deborah M. Winshel
Herve Huas                                Jon H. Zehner
Christian Jacobs                          Philipp M. Zenz-Spitzweg


CREDIT

Joseph P. MacHale
Roger B. Arner
Barbara J. Asch
Santiago G. Assalini
William R. Barrett Jr.
Bruce N. Carnegie-Brown
Thomas H. Donaldson
Timothy R. Elliott
Michael J. Gibbons
David W. Godfrey
John E. Graham
David S. Hickman
Stephen F. Holcomb
Maria G. Jordan
Kenneth A. Lang
Robert Le Blanc
Carl F. Munana
Charles C. O'Brien
Sheila J. O'Connell
John A. Payne
Joseph A. Sabatini
Mary E. Watkins

EMERGING MARKETS
COMMODITIES
FOREIGN EXCHANGE

Nicolas S. Rohatyn
Frank B. Arisman
Anthony J. Best
John G. Caccavale
Alan R. Collins
Ian R. Dubugras Jr.
Patrick du Pre de Saint-Maur
Goetz Eggelhoefer
Stephanie E. Ercegovic
Peter F. Frey
John B. Fullerton
Modesto Gomez
Miguel Gutierrez
Christopher L. Harvey
Thorkild Juncker
Jorge A. Maortua
Jose A. McLoughlin
Guido A. Mosca
Kurt Muehlbauer
Keith Murphy
Klaus T. Said
Cara L. Schnaper
Stephen A. Sinacore
Glenn J. Smith
Thomas H. Smith
Joseph C. Willing
Jeanette K.Y. Wong

EQUITIES

Ramon de Oliveira
Joseph Anastasio
Edward C. Archer
Molly F. Ashby
Albert C. Bashawaty
Carol Bell
Stephen A. Berenson
Seth P. Bernstein
Catherine S. Bryan
Jolyne K. Caruso-Fitzgerald
Jenifer L. Condit
C. Seth Cunningham
Ronald R. Dewhurst
Pierre Dupont
S. Luke L. Ellis
James R. English
James J. Fuschetti
Michael F. Gambardella
Peter H. Gleason
Robert S. Hanft
Meryl D. Hartzband
Carlos M. Hernandez
Mark A. Husson
Sharon H. Jacquet
Daniel R. Kunstler
Edward F. McCartin
Charles C. Mountain
Brian T. Murphy
Nirmal P. Narvekar
Bintoar Palar
Thomas S. Quinn III
William D. Rabin
Thomas P. Reagan
Clayton S. Rose
Nicholas E. Snee
Thomas M. Snell
Charles  P. Soderstrom
James E. Staley
Rene Vanguestaine
Nancy S. Voye
Brian F. Watson

EUROCLEAR

Luc Bomans
Santina Bernardi
Ignace R. Combes
Erwin De Keyzer
Herve de Montlivault
Martine Dinne
Michael J. Fleming
Pierre Francotte
Douglas Marston
Pierre Slechten
Gilbert Swinkels
M. Andrew Threadgold
Yannic Weber

FIXED INCOME
EXCHANGE TRADED PRODUCTS

Peter D. Hancock
Fernando H. Abril
Peter W. Atwater
Thomas J. Aylward IV
Malcolm J. Beane

Richard D. Berliand
Eric Bertrand
Mark C. Brickell
Bart J. Broadman
Margaret A. Brody
Rowena W. Chu
Russell Church
Joseph P. Cook
John R. Corrie
Baudouin Croonenberghs
John E. Cross
Louis Dehler
William S. Demchak
Etienne Deshormes
W. Scott Downs
Hisham Ezz Al-Arab
Jeanne V. Feldhusen
Alain L. Grisay
Thomas F. Hagerstrom
Stephen D. Heard
Paul J. Hearn
Rachel Hines
Adam H. Howard
Robert J. Hugin
Mary L. Hustings
Richard H. Krollman
Fawzi S. Kyriakos-Saad
Richard G. Leibovitch
Pierre Lenders
Martin K. Matsui
James W. McAleenan
Richard M. McVey
Benjamin Meuli
T. Kelley Millet
Soichiro Miyaki
Satoshi Nagase
David M. Pryde
Eunice T. Reich-Berman
Robert L. Rossman
Mark A. Sheridan
John G. Stathis
Jakob T. Stott
David J. Theobald
Charles M. Trunz III
Alain Younes
Alice Wang
Mark B. Werner
William T. Winters

INVESTMENT MANAGEMENT

Keith M. Schappert
Kenneth W. Anderson
Robert A. Anselmi
George E. Austin
Keith T. Banks
Jean L.P. Brunel
Henry D. Cavanna
John C. Chigounis
William L. Cobb Jr.
Warren K. Corning
Richard S. Davis
Douglas J. Dooley
Roger L. Du Bois
Christopher J. Durbin
Douglas M. Fleming
Gordon B. Fowler Jr.
L. George Gardella
Michael R. Granito
Evelyn E. Guernsey
Andrew Harmstone
Timothy J. Heise
Pieter Hoets
Robert Holland
Andrew J. Hutton
Alistair Jessiman
Dennis M. Kass
Rudolph Leuthold
Gerard W. Lillis
Thomas M. Luddy
Thomas P. Madsen
Timothy J. Manna
Robert J. Miller
Thruston B. Morton III
Edgerton G. North Jr.
James B. Otness
Marian U. Pardo
Wesley I. Paul
William B. Petersen
Judith J. Plows
Roger A. Sayler
Terry Shu
Guenther P. Skrzypek
Laurence R. Smith
M. Steven Soltis
Robert J. Teatom
John R. Thomas
Susan E. Ulick
Gilbert Van Hassel
Hendrik Van Riel
William D. Walker
William L. Warner
Kurt J. Wolfgruber

PRIVATE BANKING

John T. Olds
Sean A. Amery
Carlos M. Arias
Susan G. Bell
Thomas R. Boehlke
Ann D. Borowiec
Wesley R. Brooks
David D. Burrows
Ignacio Cerezo
Joel I. Cohen
Philippe Damas
Daniel W. Drake
John R. Duffy
Benoit Dumont
Daniel M. Fitzpatrick
John A. Gent
Martyn E. Goossen
Stephanie S. Hanbury-Brown
Owen H. Harper
Paul Hicks Jr.
James H. Higgins III
David A. Kelso
Chase W. Landreth
R. Scott Nycum Jr.
William L. Oullin
Elizabeth J. Patrick
Bruce T. Prolow
Susan G. Restler
Wallace B. Reynolds
David B. Robb Jr.
George W. Rowe
Nicholas P. Sargen
John W. Schmidlin
Robert G. Simon
Debra B. Treyz
Alexander G. Zaharoff

PROPRIETARY POSITIONING
Pilar Conde
Michael R. Corey
Christopher C. Belchamber
Kim E. Fox-Moertl
Takeshi Fujimaki
Giovanni Gorno Tempini
Michael J. Henderson
Maureen R. Lee
Lazaros P. Mavrides
Hubert Penot
Georges-Arnaud Saier
Peter T. Schwicht
Guy Van Pelt
Christian Zugel

SECURITIES SERVICES

Charlton H. Chatfield
Jean M. Pellegrini

AUDIT
Edward F. Murphy
John H. Deane

CORPORATE RISK MANAGEMENT

Stephen G. Thieke
Marc E. Berman
Robert S. Butler
Kyung Hee A. Choi
Richard C. Evans
James R. Helvey III
Alastair I. Hunter-Henderson
David L. Roscoe III
Hiromichi Tsubouchi
Stephen A. Tyler

CORPORATE SERVICES

Ronald H. Menaker
John G. Daniello
Theodore V. Farace
Derek G. Hall
Brian S. Howells
William J. Kelly
William J. Schneider, M.D.
David W. Singleton
Richard Speciale
John J. Vahey

CORPORATE STAFF

Charles A. Alexander
Donald R. Brunner
Laura W. Dillon
Travis F. Epes
Diane M. Genova
Dominique George
Dennis C. Hensley
Hugh T. Kemper
Stephen E. Kowitt
A. Dawn Lesh
Robert McGinn
Rachel F. Robbins
David J. Schraa
Hildy J. Simmons
Debra F. Stone
Cory N. Strupp

ECONOMIC RESEARCH

William A. Brown
Paul D. Mastroddi
Philip J. Suttle

FINANCIAL

John A. Mayer Jr.
Gerald F. Baum
Deborah L. Cuny
Michael P. D'Angelo
Richard J. Johnson
Patricia A. Jones
Allan B. Lubarsky
Dean R. Miller
Charles R. Monet
Louis Rauchenberger
David H. Sidwell
Gareth G. Stephens
Edmund H. Sutton

HUMAN RESOURCES

Herbert J. Hefke
Thomas R. Bain
James P. Baughman
Anthony E. Beale
John F. Bradley
Gerard G. Cameron II
Marina Eloy
Nancy Baird Harwood
C. Dixon Kunzelmann
Christopher R. Lowney
Michael W. Ryba
Isabel H. Sloane
Andrew O. Watson

STRATEGIC PLANNING

C. Nicholas Potter
Henry J. Roundell

TECHNOLOGY & OPERATIONS

Michael Enthoven
Michael A. Azarian
John Carlisle
Jeffrey G.J. Chittenden
Charles P. Costa
John W. Field Jr.
Penelope A. Flugger
Kenneth C. Fuller
Martha J. Gallo
Christophe E. Hioco
Denis W. Hocking
Paul Hurley
Pamela V. Huttenberg
Mark L. Kay
Dominick J. Landi
Michael C. Lobdell
Peter A. Miller
Brendan P. O'Sullivan
Cheng Miang Song
M. Alejandra Trigo de Rosetti
Veronique Weill
Olivia C. Wyer

J.P. MORGAN DIRECTORY

Principal subsidiaries and offices - wholly owned except where noted

NORTH AMERICA

NEW YORK
J.P. Morgan & Co. Incorporated
Morgan Guaranty Trust Company of New York
J.P. Morgan Securities Inc.
J.P. Morgan Investment Management Inc.
J.P. Morgan Futures Inc.
J.P. Morgan Capital Corporation
J.P. Morgan Community Development Corporation

BOSTON
J.P. Morgan Securities - Boston office

CHICAGO
J.P. Morgan & Co. - Chicago office
J.P. Morgan Securities - Chicago office
J.P. Morgan Futures - Chicago office
Morgan Guaranty - representative office

HOUSTON
J.P. Morgan Securities - Houston office
J.P. Morgan Investment Management -
     Houston office

LOS ANGELES
Morgan Guaranty - representative office
J.P. Morgan - Los Angeles office
J.P. Morgan California
J.P. Morgan Investment Management -
     Los Angeles office

NEWARK, DELAWARE
J.P. Morgan Services Inc.
J.P. Morgan Overseas Capital Corporation
Morgan Guaranty International Finance
     Corporation

PALM BEACH
J.P. Morgan Florida, FSB
J.P. Morgan Securities - Palm Beach office

SAN FRANCISCO
J.P. Morgan & Co. -  San Francisco office
Morgan Guaranty - representative office
J.P. Morgan California - San Francisco office
J.P. Morgan Capital -  San Francisco office
J.P. Morgan Futures - San Francisco office
J.P. Morgan Securities - San Francisco office

WASHINGTON, DC
J.P. Morgan Securities - Washington office

WILMINGTON
J.P. Morgan Delaware
J.P. Morgan Trust Company of Delaware

TORONTO
J.P. Morgan Canada
J.P. Morgan Securities Canada Inc.

NASSAU
Morgan Guaranty - banking office
Morgan Trust Company of The Bahamas Limited

CAYMAN ISLANDS
J.P. Morgan Delaware - banking office
Morgan Fonciere Cayman Islands Ltd.
Morgan Trust Company of the Cayman Islands Ltd.

----------------------------------------------
EUROPE

LONDON
Morgan Guaranty - banking and private
     banking offices
J.P. Morgan Securities Ltd.
J.P. Morgan Sterling Securities Ltd.
J.P. Morgan Investment Management -
     London office
J.P. Morgan Whitefriars Inc.

AMSTERDAM
J.P. Morgan Nederland N.V.

BRUSSELS
Morgan Guaranty - banking office
J.P. Morgan Benelux S.A.
Euroclear Operations Centre+

FRANKFURT
Morgan Guaranty - banking office
J.P. Morgan GmbH
J.P. Morgan Investment GmbH
J.P. Morgan Investment Management Inc.
J.P. Morgan Holding Deutschland GmbH

GENEVA
J.P. Morgan (Suisse) S.A.

MADRID
Morgan Guaranty - banking and private
     banking offices
Morgan Gestion, S.A.
J.P. Morgan Espana S.A.
J.P. Morgan Iberica S.L.
J.P. Morgan Sociedad de Valores y Bolsa, S.A.

MILAN
Morgan Guaranty - banking office
J.P. Morgan Fondi Italia S.p.A.

PARIS
Morgan Guaranty - banking and private
     banking offices
J.P. Morgan & Cie S.A.
Societe de Bourse J.P. Morgan S.A.

PRAGUE
J.P. Morgan International Ltd.

ROME
Morgan Guaranty - representative office

WARSAW
J.P. Morgan Polska Sp. z o.o.

ZURICH
Morgan Guaranty - banking office
J.P. Morgan (Switzerland) Ltd.
J.P. Morgan Securities Ltd. - Zurich office

----------------------------------------------
ASIA PACIFIC

TOKYO
Morgan Guaranty - banking and private
     banking offices
J.P. Morgan Investment Management -
     Tokyo office
J.P. Morgan Trust Bank Ltd.
J.P. Morgan Securities Asia* - Tokyo office

BANGKOK++
J.P. Morgan Securities Asia* - representative office

BEIJING
J.P. Morgan & Co. - representative office

BOMBAY
ICICI Asset Management Company Limited**
ICICI Securities and Finance Company Limited**

HONG KONG
Morgan Guaranty - banking and private
     banking offices
J.P. Morgan Futures Hong Kong Ltd.
J.P. Morgan Securities Hong Kong Ltd.
J.P. Morgan International Capital - Hong
     Kong office
J.P. Morgan Securities Asia* - Hong Kong office

JAKARTA
Morgan Guaranty - representative office

MANILA
Morgan Guaranty - representative office

MELBOURNE
Morgan Guaranty - banking office
J.P. Morgan Australia Limited
J.P. Morgan Investment Management
     Australia Limited
J.P. Morgan Australia Securities Limited

OSAKA
J.P. Morgan Securities Asia* - Osaka office

SEOUL
Morgan Guaranty - representative office
J.P. Morgan Securities Asia* - representative office

SHANGHAI
J.P. Morgan & Co. - representative office

SINGAPORE
Morgan Guaranty - banking and private
     banking offices
J.P. Morgan Securities Asia Ltd.*
J.P. Morgan Futures - Singapore office
J.P. Morgan International Capital Corporation - Singapore office
J.P. Morgan Investment Management -
     Singapore office

SYDNEY
Morgan Guaranty - banking office
J.P. Morgan Australia - Sydney office
J.P. Morgan Australia Securities - Sydney office

TAIPEI
Morgan Guaranty - representative office
J.P. Morgan Securities Asia* - representative office

----------------------------------------------
LATIN AMERICA

BUENOS AIRES
Morgan Guaranty - banking office
J.P. Morgan Argentina Sociedad de Bolsa S.A.

CARACAS
J.P. Morgan Venezuela, S.A.

MEXICO CITY
J.P. Morgan Grupo Financiero, S.A. de C.V.
J.P. Morgan Casa de Bolsa, S.A. de C.V.
Morgan Guaranty - representative office
Banco J.P. Morgan, S.A.

RIO DE JANEIRO
Morgan Guaranty - banking office
Banco J.P. Morgan, S.A. - Rio de Janeiro office
JPM Corretora de Cambio, Titulos e Valores
     Mobiliarios - Rio de Janeiro office
J.P. Morgan Investimentos e Financas -
     Rio de Janeiro office

SANTIAGO
J.P. Morgan Chile Ltda.

SAO PAULO
Morgan Guaranty - banking office
Banco J.P. Morgan, S.A.
JPM Corretora de Cambio, Titulos e Valores
     Mobiliarios S.A.
J.P. Morgan Investimentos e Financas Ltda.


      *  50% owned
     **  40% owned
      +  operated by J.P. Morgan
     ++  scheduled to open spring 1996

BOARD OF DIRECTORS
J.P. Morgan & Co. Incorporated

DOUGLAS A. WARNER III
Chairman of the Board
Chief Executive Officer
----------------------------------------------

RILEY P. BECHTEL
Chairman and Chief Executive Officer
Bechtel Group, Inc.

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

MICHAEL E. PATTERSON
Vice Chairman of the Board

LEE R. RAYMOND
Chairman of the Board and
Chief Executive Officer
Exxon Corporation

RICHARD D. SIMMONS
President
International Herald Tribune

KURT F. VIERMETZ
Vice Chairman of the Board

DENNIS WEATHERSTONE
Retired Chairman of the Board

DOUGLAS C. YEARLEY
Chairman, President, and
Chief Executive Officer
Phelps Dodge Corporation

----------------------------------------------
COMMITTEES OF THE BOARD

EXECUTIVE COMMITTEE
J.P. MORGAN AND MORGAN GUARANTY
Messrs. Warner (Chairman), Houghton,
Mendoza, Patterson, Viermetz, Weatherstone

AUDIT COMMITTEE
J.P. MORGAN
EXAMINING COMMITTEE
MORGAN GUARANTY
Messrs. Ketelsen (Chairman), Bechtel, Feldstein, Yearley

COMMITTEE ON TRUST MATTERS
J.P. MORGAN
Dr. Gray (Chairman), Messrs. Ketelsen, Simmons

COMMITTEE ON MANAGEMENT DEVELOPMENT AND EXECUTIVE COMPENSATION
J.P. MORGAN
Messrs. Houghton (Chairman), Lee, Raymond

COMMITTEE ON DIRECTOR NOMINATIONS AND BOARD AFFAIRS
J.P. MORGAN
Mr. Lee (Chairman), Dr. Gray, Mr. Yearley

COMMITTEE ON EMPLOYMENT POLICIES
AND BENEFITS
MORGAN GUARANTY
Messrs. Simmons (Chairman), Feldstein

INTERNATIONAL COUNCIL
J.P. Morgan & Co. Incorporated

Formed in 1967 and composed of business leaders and prominent individuals from public life, the International Council advises the senior management of J.P. Morgan on matters relating to its global business. It meets approximately every eight months to discuss relevant issues of international concern and interest.

     In 1995 H. Brewster Atwater Jr., Leszek Balcerowicz, Riley P. Bechtel, Marcus Bierich, and Ali I. Naimi retired from the Council, and Durk I. Jager, Alain A. Joly, and Jurgen E. Schrempp joined. Mohammed Abalkhail became a member of the Council at the beginning of 1996.

HON. GEORGE P. SHULTZ
Chairman of the Council
Distinguished Fellow, Hoover Institution
Stanford University
Stanford, California

----------------------------------------------
MOHAMMED ABALKHAIL
Former Minister of Finance and Economy
Kingdom of Saudi Arabia
Riyadh, Saudi Arabia

ROBERT E. ALLEN
Chairman and Chief Executive Officer
AT&T Corporation
Basking Ridge, New Jersey

BO BERGGREN
Chairman
Stora Kopparbergs Bergslags AB
Stockholm, Sweden

JORGE BORN
President
Bomagra S.A.
Buenos Aires, Argentina

LAWRENCE A. BOSSIDY
Chairman and Chief Executive Officer
Allied-Signal Inc.
Morristown, New Jersey

ING. CARLO DE BENEDETTI
Chairman and Chief Executive Officer
Ing. C. Olivetti & C., S.p.A.
Ivrea, Italy

SIR CHRISTOPHER HOGG
Chairman
Reuters Holdings PLC
London, England

THE RT. HON. THE LORD HOWE OF
ABERAVON, PC, QC
House of Lords
London, England

DURK I. JAGER
President and Chief Operating Officer
The Procter & Gamble Company
Cincinnati, Ohio

ALAIN A. JOLY
Chairman
L'Air Liquide S.A.
Paris, France

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

JURGEN E. SCHREMPP
Chairman of the Board of Management
Daimler-Benz AG
Stuttgart, Germany

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

ELLMORE C. PATTERSON
Chairman
Directors Advisory Council
Retired Chairman
J.P. Morgan & Co. Incorporated

-----------------------------------------
RALPH E. BAILEY
Former Vice Chairman
E.I. du Pont de Nemours & Company
and Retired Chairman and Chief Executive Officer
Conoco Inc.

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

DEWITT PETERKIN JR.
Retired Vice Chairman
J.P. Morgan & Co. Incorporated

DONALD E. PROCKNOW
Former Vice Chairman and Chief Operating Officer
AT&T Technologies, Inc.

THOMAS RODD
Retired Vice Chairman
J.P. Morgan & Co. Incorporated

JOHN P. SCHROEDER
Retired Vice Chairman
J.P. Morgan & Co. Incorporated

WARREN M. SHAPLEIGH
Retired Vice Chairman of the Board
Ralston Purina Company

JOHN G. SMALE
Chairman of the Executive Committee of the Board
General Motors Corporation
and Retired Chairman of the Board and Chief Executive Officer
The Procter & Gamble Company

OLCOTT D. SMITH
Retired Chairman
Aetna Life and Casualty Company











                                        (C)  1996 J.P. Morgan & Co. Incorporated
                                               Printed in USA on recycled paper.

CORPORATE INFORMATION

CORPORATE HEADQUARTERS
J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260-0060, 1-212-483-2323

ANNUAL MEETING
The annual meeting of stockholders of J.P. Morgan will be held on Wednesday, May 8, 1996, at 11:00 a.m. in Morgan Hall West, 46th floor, 60 Wall Street, New York.

LISTING
The common stock of J.P. Morgan is listed on the New York, Amsterdam, London, Paris, Swiss, and Tokyo stock exchanges. International Depositary Receipts for the stock are listed on the Brussels and London stock exchanges. NYSE symbol:
JPM

The Adjustable Rate Cumulative Preferred Stock, Series A of J.P. Morgan is listed on the New York Stock Exchange. NYSE symbol: JPM Pr A

Depositary shares representing a one-tenth interest in 6 5/8% Cumulative Preferred Stock, Series H of J.P. Morgan are listed on the New York Stock Exchange. NYSE symbol: JPM Pr H

TRANSFER AGENT AND REGISTRAR
Common Stock, Adjustable Rate Cumulative Preferred Stock, Series A, Depositary shares on 6 5/8% Cumulative Preferred Stock, Series H:

First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, NJ 07303-2500, 1-800-519-3111

Variable Cumulative Preferred Stock, Series B through F:

Bankers Trust Company, 4 Albany Street, 7th floor, New York, NY 10006-1500, 1-212-250-6850

FORM 10-K
J.P. Morgan's annual report on Form 10-K as filed with the Securities and Exchange Commission is incorporated in this report.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
Stockholders wishing to receive a prospectus for the dividend reinvestment and stock purchase plan are invited to write to First Chicago Trust Company of New York, J.P. Morgan Dividend Reinvestment Plan, P.O. Box 2500, Jersey City, NJ 07303-2500, or call 1-800-519-3111.

REPORT ON CONTRIBUTIONS
A report on J.P. Morgan's philanthropic contributions is published annually by the Advisory Committee, J.P. Morgan Charitable Trust. It is available at the J.P. Morgan annual meeting. Copies can also be obtained by writing to Community Relations and Public Affairs, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260-0060.

CONTACTS
Investor Relations: 1-212-648-9446
Media Relations: 1-212-648-9553
Please visit us on the internet: http://www.jpmorgan.com

EQUAL OPPORTUNITY AT J.P. MORGAN
J.P. Morgan is committed to providing equal opportunity in the workplace. The company, through this commitment, benefits from the full use and development of its employees.

CONSOLIDATED AVERAGE BALANCES AND NET INTEREST EARNINGS
J.P. Morgan & Co. Incorporated

-----------------------------------------------------------------------------------------------------------

Dollars in millions,                      Three months ended
interest and average rates                -----------------------------------------------------------------
on a taxable-equivalent basis             December 31, 1995                           December 31, 1994
                                          -----------------------------------------------------------------
                                           Average             Average        Average               Average
                                           balance   Interest  rate           balance     Interest    rate
                                          -----------------------------------------------------------------
ASSETS
Interest-earning deposits with banks,
  mainly in offices outside the U.S.      $  1,953    $  34     6.91%         $ 2,079       $  52      9.92%
Debt investment securities in
  offices in the U.S. (a):
    U.S. Treasury                            1,255       23     7.27            1,336          24      7.13
    U.S. state and political
      subdivision                            1,729       51    11.70            2,205          66     11.88
    Other                                   15,792      272     6.83           11,623         160      5.46
Debt investment securities in offices
  outside the U.S. (a)                       4,301       76     7.01            5,267          91      6.85
Trading account assets:
    In offices in the U.S.                  13,247      196     5.87           15,134         270      7.08
    In offices outside the U.S.             25,958      495     7.57           26,445         535      8.03
Securities purchased under agreements
  to resell and federal funds sold,
  mainly in offices in the U.S.             36,814      587     6.33           31,451         442      5.58
Securities borrowed in offices in
  the U.S.                                  18,297      272     5.90           16,703         213      5.06
Loans:
    In offices in the U.S.                   6,294      124     7.82            7,244         116      6.35
    In offices outside the U.S.             18,206      321     7.00           16,140         265      6.51
Other interest-earning assets (b):
    In offices in the U.S.                     858       41        *            1,047         105         *
    In offices outside the U.S.              2,865      140        *              607          61         *
-----------------------------------------------------------------------------------------------------------
Total interest-earning assets              147,569    2,632     7.08          137,281       2,400      6.94
Allowance for credit losses                 (1,126)                            (1,133)
Cash and due from banks                      1,706                              1,695

Other noninterest-earning assets            41,575                             32,896
-----------------------------------------------------------------------------------------------------------
Total assets                               189,724                            170,739
-----------------------------------------------------------------------------------------------------------

(a) For the three months ended December 31, 1995 and 1994, average debt investment securities are computed based on historical cost, excluding the effects of SFAS No. 115 adjustments.

(b) Interest revenue includes the effect of certain off-balance-sheet transactions.

* Not meaningful

CONSOLIDATED AVERAGE BALANCES AND NET INTEREST EARNINGS
J.P. Morgan & Co. Incorporated

-----------------------------------------------------------------------------------------------------------

Dollars in millions,                    Three months ended
interest and average rates              -------------------------------------------------------------------
on a taxable-equivalent basis           December 31, 1995                           December 31, 1994
                                        -------------------------------------------------------------------
                                        Average               Average        Average               Average
                                        balance     Interest  rate           balance    Interest      rate
                                        -------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
    In offices in the U.S.              $  1,882    $   22     4.64%         $ 1,918      $  23      4.76%
    In offices outside the U.S.           43,996       644     5.81           41,454        537      5.14
Trading account liabilities:
    In offices in the U.S.                 6,802        99     5.77            8,703        153      6.97
    In offices outside the U.S.           13,796       196     5.64           13,404        241      7.13
Securities sold under agreements to
  repurchase and federal funds
  purchased, mainly in offices in
  the U.S.                                49,065       735     5.94           44,884        592      5.23
Commercial paper, mainly in offices
  in the U.S.                              3,437        50     5.77            4,084         55      5.34
Other interest-bearing liabilities:
    In offices in the U.S.                12,639       190     5.96            9,020        124      5.45
    In offices outside the U.S.            1,557        42    10.70            1,986         32      6.39
Long-term debt,
    Mainly in offices in the U.S.          9,401       143     6.03            6,596         94      5.65

-----------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities       142,575     2,121     5.90          132,049      1,851      5.56
Noninterest-bearing deposits:
    In offices in the U.S.                 3,305                               3,384
    In offices outside the U.S.            1,319                               1,132
Other noninterest-bearing
  liabilities                             32,371                              24,528
-----------------------------------------------------------------------------------------------------------
Total liabilities                        179,570                             161,093
Stockholders' equity                      10,154                               9,646
-----------------------------------------------------------------------------------------------------------
Total liabilities and stockholders'
  equity                                 189,724                             170,739

Net yield on interest-earning assets                           1.37                                  1.59
-----------------------------------------------------------------------------------------------------------
Net interest earnings                                  511                                  549
-----------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY  10260-0060

Cover
Photo of arm holding discus.

Page 1
(1) Depicted on the lower left corner of page 1 is a bar chart showing separately pretax income and income before cumulative effects of accounting changes and extraordinary gain, in millions of dollars, for each of the five years in the period from 1991 - 1995. Pretax income is shown as $1,485 for 1991, $1,749 for 1992, $2,691 for 1993, $1,825 for 1994, and $1,906 for 1995. Income
before cumulative effects of accounting changes and extraordinary gain is shown as $1,114 for 1991, $1,130 for 1992, $1,723 for 1993, $1,215 for 1994, and
$1,296 for 1995.

(2) Depicted on the lower right corner of Page 1 is an upward sloping line graph showing dividends per common share for the twenty-one years in the period from 1975 - 1995 in four year intervals. The amounts are shown as follows: 1975 $0.45, 1979 $0.64, 1983 $0.94, 1987 $1.40 1991 $2.03, 1995 $3.06.

Page 3
(1) Depicted in upper left corner is a photo of Douglas A. Warner III.

Page 5
(1) Depicted in upper left corner is a photo of Rodney B. Wagner.

Page 7
(1) Depicted at the top of page 7 is a pie chart showing total revenues by sector, in millions of dollars, for the year ended December 31, 1995. Finance and Advisory is shown as $1,475 or 25%, Sales and Trading is shown as $1,649 or 28%, Asset Management and Servicing is shown as $1,258 or 21%, Equity Investments is shown as $534 or 9%, and Asset and Liability Management is shown as $1,013 or 17%.

Page 9
(1) Depicted on the upper left side of page 9 is a bar chart showing Finance and Advisory total revenue, in millions of dollars, for 1994 and 1995. Total revenue is shown as $1,165 for 1994 and $1,475 for 1995.

Page 10
(1) Depicted on the upper left side of page 10 is a bar chart showing Sales and Trading total revenue, in millions of dollars, for 1994 and 1995. Total revenue is shown as $1,299 for 1994 and $1,649 for 1995.

Page 11
(1) Depicted on the upper left side of page 11 is a bar chart showing Asset Management and Servicing total revenue, in millions of dollars, for 1994 and 1995. Total revenue is shown as $1,232 for 1994 and $1,258 for 1995.

Page 12
(1) Depicted on the upper left side of page 12 is a bar chart showing Equity Investments total revenue and total return, in millions of dollars, for 1994 and 1995. Total revenue is shown as $663 for 1994 and $534 for 1995. Total return is shown as $124 for 1994 and $387 for 1995.

Page 13
(1) Depicted on the upper left side of page 13 is a bar chart showing Asset and Liability Management total revenue and total return, in millions of dollars, for 1994 and 1995. Total revenue is shown as $965 for 1994 and $1,013 for 1995. Total return is shown as $395 for 1994 and $494 for 1995.

Page 17
(1) Depicted on the bottom of page 17 is a timeline of Daily Earnings at Risk for each trading day, as well as the average quarterly DEaR, in millions of dollars, for each quarter of 1994 and 1995. For 1994, the high was $26, the low was $10, and the average was $15. For 1995, the high was $31, the low was $11, and the average was $19. The average DEaR, in millions of dollars, for the quarters of 1994 is shown as: 1Q $18.9; 2Q $12.6; 3Q $12.8; 4Q $14.4. The average DEaR, in millions of dollars, for the quarters of 1995 is shown as:
1Q $14.5; 2Q $20.6; 3Q $20.8; 4Q $20.4.

Page 18
(1) Depicted on the center of page 18 is a histogram showing the frequency distribution of 1995 daily combined trading-related revenue generated by our trading businesses, in millions of dollars. Daily trading-related revenue generally fell within 1.65 standard deviations revenue confidence bands, approximately $18 million, set relative to average daily trading-related revenue of $7.6 million.

Page 22
(1) Depicted on the upper portion of page 22 is a bar chart showing net interest revenue, in millions of dollars, for 1993, 1994, and 1995. Net interest revenue is shown as $1,772 for 1993, $1,981 for 1994, and $2,003 for 1995.

Page 24
(1) Depicted on the upper portion of page 24 is a bar chart showing trading revenue, in millions of dollars, for 1993, 1994, and 1995. Trading revenue is shown as $2,059 for 1993, $1,019 for 1994, and $1,376 for 1995.

Page 26
(1) Depicted on the lower portion of page 26 is a bar chart showing credit exposure on derivatives, in billions of dollars, at December 31, 1993, 1994, and 1995. Credit exposure is shown as $20.7 for 1993, $19.5 for 1994, and $22.8 for 1995.

Page 29
(1) Depicted on the lower portion of page 29 is a bar chart showing investment banking revenue, in millions of dollars, for 1993, 1994, and 1995. Investment banking revenue is shown as $532 for 1993, $434 for 1994, and $584 for 1995.

Page 30
(1) Depicted on the upper portion of page 30 is a bar chart showing credit-related fees, in millions of dollars, for 1993, 1994, and 1995. Credit-related fees are shown as $224 for 1993, $204 for 1994, and $162 for 1995.

Page 31
(1) Depicted on the lower portion of page 31 is a bar chart showing investment management fees, in millions of dollars, for 1993, 1994, and 1995. Investment management fees are shown as $464 for 1993, $517 for 1994, and $574 for 1995.

Page 32
(1) Depicted on the upper portion of page 32 is a bar chart showing operational service fees, in millions of dollars, for 1993, 1994, and 1995. Operational service fees are shown as $491 for 1993, $546 for 1994, and $546 for 1995.

Page 34
(1) Depicted on page 34 is a bar chart showing the Technology and communications expense and Other technology-related costs components of Total technology and communications spending, in millions of dollars, for 1993, 1994, and 1995. The Technology and communications expense component is shown as $512 in 1993, $645 in 1994, and $671 in 1995. The Other technology-related costs component is shown as $296 in 1993, $339 in 1994, and $369 in 1995. Total technology and communications costs are shown as $808 for 1993, $984 for 1994, and $1,040 for 1995.

Page 37
(1) Depicted on page 37 is a bar chart showing the tier 1 and tier 2 capital components of the total risk-based capital ratio at December 31, 1993, 1994, and 1995. The tier 1 components are shown as 9.3%, 9.6%, and 8.8% at December 31, 1993, 1994, and 1995, respectively. The tier 2 components are shown as 3.7%, 4.6%, and 4.2% at December 31, 1993, 1994, and 1995, respectively. The total risk-based capital ratios are 13.0% in 1993, 14.2% in 1994, and 13.0% in 1995.