Form 10-K, Exhibit 13
period 1996-12-31
MORGAN J P & CO INC
filed 1997-03-24
CIK 68100

                                        J.P. Morgan & Co. Incorporated




                                        1 9 9 6

                                        Annual report




                                        [J.P. Morgan LOGO]

         J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, financial institutions, and individuals worldwide. We advise on corporate strategy and structure, raise capital, make markets in a range of financial instruments, and manage investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

                  We are committed to offering advice and execution of the highest quality, conducting our business in a principled way, and maintaining the global market power that helps our clients succeed while enhancing returns for our stockholders.


         FINANCIAL HIGHLIGHTS
         J.P. Morgan & Co. Incorporated

         In millions, except per share data                                1996            1995
         --------------------------------------------------------------------------------------
         FOR THE YEAR
         Pretax income .........................................       $  2 332        $  1 906
         Net income ............................................          1 574           1 296
         Dividends declared on common stock ....................            617             574
         --------------------------------------------------------------------------------------
         PRIMARY EARNINGS PER SHARE ............................       $   7.63        $   6.42
         --------------------------------------------------------------------------------------
         PER COMMON SHARE
         Dividends declared ....................................       $   3.31        $   3.06
         Book value ............................................          54.43           50.71
         --------------------------------------------------------------------------------------
         AT YEAR-END
         Total stockholders' equity ............................       $ 11 432        $ 10 451
         Total assets ..........................................        222 026         184 879
         --------------------------------------------------------------------------------------
         SELECTED RATIOS
         Return on average common stockholders' equity .........           14.9%           13.6%
         Common stockholders' equity as % of year-end assets ...            4.8             5.4
         Total stockholders' equity as % of year-end assets ....            5.2             5.7
         Tier 1 risk-based capital ratio .......................            8.8             8.8
         Total risk-based capital ratio ........................           12.2            13.0
         --------------------------------------------------------------------------------------




       CONTENTS

   1     Introduction
   2     Business sector analysis
  11     Risk management
  18     Financial review
  33     Responsibility for financial reporting
  34     Report of independent accountants
  35     Consolidated statement of income
  36     Consolidated balance sheet
  37     Consolidated statement of changes in
         stockholders' equity
  38     Consolidated statement of cash flows
  39     Consolidated statement of condition --
         Morgan Guaranty Trust Company
         of New York
  40     Notes to consolidated financial statements
  78     Additional selected data
  80     Consolidated average balances and
         taxable-equivalent net interest
         earnings
  83     Asset-quality analysis
  89     Derivatives used for purposes
         other-than-trading
  90     Capital and funding analysis
  93     Selected consolidated quarterly
         financial data
  95     Form 10-K cross-reference index
  97     Description of business
 101     Management and Senior officers
 104     J.P. Morgan directory
 109     Corporate information

INTRODUCTION


         We are proud to report vigorous, diversified growth in J.P. Morgan's earnings last year. Net income rose to $1.6 billion, up 21 percent. Per share, earnings were $7.63 compared with $6.42 in 1995.

             In December 1996, the Board of Directors approved an 8.6% increase in the quarterly dividend on common stock to 88 cents per share, the twenty-first consecutive annual increase. The Board also authorized the repurchase of up to $750 million of J.P. Morgan common stock, which is expected to be completed in 1997. In addition, the Board approved the purchase of up to 7 million shares of common stock to lessen the dilutive impact on earnings per share of the firm's employee benefit plans.

             Growth in earnings generated by our activities for clients, and a shift in the mix of earnings toward client-related income, were notable achievements last year. They reflect more than a decade of investment in an expanded set of core capabilities and success in putting more of those capabilities to work for our clients.

             In this Annual report, we explain the firm's results for 1996 in detail, starting with a discussion of performance in five sectors of business activity and continuing with a presentation of our approach to risk management and an extensive financial review. Consolidated financial statements for the firm follow.

             To complement the detailed presentation of results provided here, we publish a companion Annual review that offers my added perspective on our strategy and performance, a visual and textual review of our work for clients around the world, information on our history, and a summary of the year's financial results. We encourage you to read these two publications in tandem for a rounded view of our firm and its business.


         /s/ Douglas A. Warner III

         Douglas A. Warner III
         Chairman of the Board
         Chief Executive Officer

         March 7, 1997




         For a copy of J.P. Morgan's Annual review, the companion publication to this Annual report, please write to Corporate Communication - Publications, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260-0060, or call our publications request line at 1-212-648-9607.

BUSINESS SECTOR ANALYSIS




         J.P. Morgan produced strong earnings growth in 1996, as our business around the world expanded across the range of the firm's advisory, capital raising, asset management, risk management, and market-making activities. Pretax income rose 22% to $2.3 billion, benefiting, in part, from favorable global markets.

                  The environment for our business in 1996 featured active markets and opportunities that increased client demand for the firm's array of global capabilities. In the U.S., the logic of strategic business consolidation and the low cost of capital contributed to record levels of merger and acquisition activity and continued strength in capital raising activities. Elsewhere in the world, decentralization, deregulation, and a continuing trend toward more open markets generated investor interest in emerging markets and a greater demand for risk management strategies and tools.

                  Revenues rose 16% to $6.9 billion and reflected a significant shift in revenue mix, with a greater proportion of total revenues - 82% versus 72% in 1995 - generated by client-focused activities, more than offsetting the decline in revenues from proprietary activities undertaken solely for Morgan's own account. Roughly 60% of pretax income, compared with 40% last year, was earned from services we provide for clients. Pretax income from client-focused business rose to $1.7 billion from $1.0 billion in 1995, and proprietary activities generated pretax income of $1.0 billion, compared with $1.5 billion in 1995.

                  Expenses for the year rose 13%. Continued allocation of resources to areas of strategic importance, including investment banking, equities, asset management, and private client services, more than offset the reduction in expenses achieved through Morgan's exit from securities custody and cash processing activities. Employee compensation and benefits costs increased as a result of higher incentive compensation. The growth of earnings, the increasing proportion of revenues earned in client-focused activities (more people intensive than proprietary activities), and more competitive market conditions accounted for this rise. The growth of client-focused activities was also an important factor in the rise of the firm's other expenses.

                  We describe the activities of J.P. Morgan using five business sectors, as discussed below. Three of these sectors - Finance and Advisory, Market Making, and Asset Management and Servicing - focus on services we provide for clients, including positions taken to facilitate client transactions. Two sectors comprise activities that we conduct exclusively for our own account: Equity Investments and Proprietary Investing and Trading.

                  While presenting our results in sector format helps simplify the complexity of Morgan's business, it is also important to understand the shared benefits of our strategy: our focus on building long-term client relationships; the synergy we create by acting as one firm with singular dedication to clients, not a collection of separate businesses; the global diversification of activities across a range of products and locations; our comprehensive approach to risk management; the integration of global capabilities to capitalize on opportunities; and commitment to high standards of business conduct, for which J.P. Morgan has been known throughout its 150-year history.

         SUMMARY OF SECTOR RESULTS

                                                   Asset        TOTAL
                           Finance               Manage-      CLIENT-    Equity   Proprietary         TOTAL
                               and    Market    ment and      FOCUSED   Invest-     Investing   PROPRIETARY    Corporate    CONSOL-
         In millions      Advisory    Making   Servicing   ACTIVITIES     ments   and Trading    ACTIVITIES        Items     IDATED
         ---------------------------------------------------------------------------------------------------------------------------
         1996
         Total revenues     $1 620    $2 622      $1 413       $5 655      $296        $  904        $1 200        $  --      $6 855
         Total expenses      1 108     1 739       1 140        3 987        34           153           187          349       4 523
         ---------------------------------------------------------------------------------------------------------------------------
         Pretax income         512       883         273        1 668       262           751         1 013         (349)      2 332
         ---------------------------------------------------------------------------------------------------------------------------
         1995
         Total revenues      1 296     1 661       1 304        4 261       512         1 120         1 632           11       5 904
         Total expenses        872     1 462         920        3 254        24           129           153          591       3 998
         ---------------------------------------------------------------------------------------------------------------------------
         Pretax income         424       199         384        1 007       488           991         1 479         (580)      1 906
         ---------------------------------------------------------------------------------------------------------------------------

         The firm's management reporting system and policies were used to determine the revenues and expenses directly attributable to each business sector. Earnings on stockholders' equity were allocated based on management's assessment of the inherent risk of the components of each sector. In addition, certain overhead expenses not allocated for management reporting purposes were allocated to each business sector. Overhead expenses were allocated based primarily on staff levels and represent costs associated with various support functions that exist for the benefit of the firm as a whole. Certain prior-year amounts have been reclassified to conform with the 1996 presentation. See Description of business on page 97 for further information.

         Intensive efforts to expand our business with existing clients and to add new clients produced substantial gains in the client-focused sectors of our business in 1996. Market Making reported the biggest gain, with pretax income rising to $883 million from a relatively low $199 million in 1995, as client demand increased for securities and derivatives products in highly active developed and emerging markets. Finance and Advisory pretax income was up 21% to $512 million, as J.P. Morgan increased its share of merger and acquisition and debt and equity capital raising activity. Asset Management and Servicing contributed $273 million, less than in 1995; higher revenues were more than offset by costs associated with further development of our global capabilities.

                  Equity Investments produced lower pretax income than in 1995, when gains on a highly profitable investment were recognized. In Proprietary Investing and Trading, revenues declined as higher-yielding instruments continued to mature. However, on a total return basis, which combines reported revenues and the change in net unrealized appreciation, results from these proprietary activities were essentially level with a year ago.

                  The advances of the past year represent significant progress toward J.P. Morgan's strategic goal: to be the leading global financial services firm meeting the critical needs of the world's most active and sophisticated financial markets participants. We will continue our investment in strategic areas such as investment banking, equities, asset management, and private client services in 1997 to complement our strong capabilities in fixed income, emerging markets, and other areas. We will also continue to strengthen our presence in Eastern Europe and Asia, as economic growth and deregulation in those areas continue. Our own risk-taking activities continue to be integral to our global business. Success in committing our own capital makes a critical contribution to producing superior returns over time for stockholders. In all our activities and in management of resources, we strive to continue to improve our return on equity to a target level of 15% to 20%.

                  Discussion of the 1996 results of the client-focused and proprietary sectors of J.P.Morgan's business follows. More detailed information on the activities conducted within the sectors is included in the Description of business beginning on page 97.

         CLIENT-FOCUSED ACTIVITIES

         J.P. Morgan's clients are an increasingly global and diverse group of growing and established companies, governments and their agencies, and privately held firms, entrepreneurs, families, and individuals. We continue to broaden and deepen client relationships in North America; Latin America; Europe, Middle East, and Africa; and Asia Pacific. Regional results can be analyzed in a number of ways. In the table below, combined results for our client-focused business sectors are broken down by region responsible for managing the client relationship.

                                                               EUROPE                     TOTAL
                                  NORTH        LATIN      MIDDLE EAST         ASIA      CLIENT-
         In millions            AMERICA      AMERICA       AND AFRICA      PACIFIC      FOCUSED
         --------------------------------------------------------------------------------------
         1996
         Revenues ........       $2 750       $  523           $1 809       $  573       $5 655
         Expenses ........        2 063          213            1 273          438        3 987
         --------------------------------------------------------------------------------------
         Pretax income ...          687          310              536          135        1 668
         --------------------------------------------------------------------------------------
         1995
         Revenues ........        2 091          438            1 327          405        4 261
         Expenses ........        1 655          173            1 023          403        3 254
         --------------------------------------------------------------------------------------
         Pretax income ...          436          265              304            2        1 007
         --------------------------------------------------------------------------------------

         The firm's management reporting system was used to determine the revenues and expenses attributable to each region. For finance and advisory products, this is the location of the client's head office; for most other products, it is based on the location where activity is transacted. Market-making revenues that cannot be specifically attributed to individual clients (i.e., gains/losses arising from client-related positions) and earnings on stockholders' equity are generally allocated based on the proportion of other regional revenues. Expenses are allocated based on the estimated cost associated with servicing the client base in the region.

         Client revenues in North America increased 32% in 1996, reflecting strong performance in investment banking and fixed income market-making activities. We captured increased market share in mergers and acquisitions, and equities underwriting revenue doubled over the prior year. Fixed income revenues in 1996 were boosted by a greater volume of business with clients and gains on positions taken to facilitate client transactions; year to year comparisons were also made more favorable because of losses related to mortgage-backed securities activities in 1995. Revenues from asset management and private client services also increased.

                  Revenues from our business with Latin American clients were up 19%, as economic activity across the region rebounded from the impact of the December 1994 Mexican peso devaluation. Demand for financing in both credit and capital markets by governments, financial institutions, and corporations was brisk. Morgan's strategic advice continues to be sought throughout the region, where we are the market leader in mergers and acquisitions and debt and equity underwriting. Results from local market-making activities benefited from increased client demand for risk management and investment products but were offset by narrowing spreads between emerging and developed markets.

                  European client revenues increased 36% in 1996, spurred by growth in our investment banking franchise and strong market activity across the region, largely driven by client demand for fixed income and foreign exchange products. Merger and acquisition assignments were up significantly as we benefited from our leading market position and the quick pace of European restructuring activity. Increased market share resulting from advances in our equities capabilities led to substantial growth in underwriting revenues. Results also benefited from our growing asset management client base and private client services.

                  Asia Pacific client revenues increased 41% in 1996, driven by significant growth in activity across the full spectrum of our capabilities. Momentum was particularly strong in emerging Asia, reflecting rapid economic development and growing sophistication of the client base.

                  Following is a discussion of the results of the sectors that cover services we provide globally to clients - Finance and Advisory, Market Making, and Asset Management and Servicing.

         FINANCE AND ADVISORY (Advisory, Debt and Equity Underwriting, and
         Credit)

         In millions                                           1996         1995
         -----------------------------------------------------------------------
         Investment banking revenue ..................       $  880       $  559
         Net interest revenue ........................          488          505
         Fees and commissions ........................          152          141
         Other sector revenues .......................          100           91
         -----------------------------------------------------------------------
         Total revenues ..............................        1 620        1 296
         Total expenses ..............................        1 108          872
         -----------------------------------------------------------------------
         Pretax income ...............................          512          424
         -----------------------------------------------------------------------


         Fueled by the availability of low cost funds, record levels of merger and acquisition activity, strength in most equities markets, and improving economies in emerging countries, investment banking activity surged in 1996. New debt and equity issues surpassed the record levels of 1993.

                  In 1996, J.P. Morgan continued to benefit from its strategic development of investment banking expertise. Revenues rose for the sector as business with new and existing clients expanded worldwide and we participated in some of the most noteworthy transactions of the year.

                  Advisory revenue increased over 70%. Morgan advised on 141 merger and acquisition transactions with a value of $123 billion, including seven of the 15 largest transactions announced in 1996, and in a number of the most active industries, including telecommunications, defense, and health care. Transactions completed for clients enabled Morgan to remain the leading merger and acquisition advisor in Latin America for the third consecutive year and, for the second year, ranked second in Europe. We advanced to sixth in the U.S. and were fifth in completed mergers and acquisitions globally.

                  Revenues from debt and equity underwriting, in both developed and emerging markets, increased more than 75% in 1996 as a growing number of issuers took advantage of favorable market conditions. Morgan ranked as the sixth largest underwriter of U.S. debt and equity issues, up from seventh a year ago. As an underwriter of non-U.S. securities, Morgan ranked seventh in both 1996 and 1995.

                  Revenues from global credit activities accounted for approximately one-half of total Finance and Advisory revenues and were flat compared with 1995. Increased demand for credit products, particularly in the U.S. and Latin America, was offset by tighter pricing, reflecting increasingly competitive market conditions. Morgan ranked as the second largest arranger of syndicated loans in 1996, up from third a year ago.

                  This sector includes all of the costs associated with our global network of senior client relationship managers who market the full spectrum of our capabilities and provide the link between our clients' needs and J.P. Morgan's financing, advisory, asset management, market-making, and risk management products and services.

                  Total Finance and Advisory revenues increased $324 million to $1,620 million in 1996. Expenses increased to $1,108 million from $872 million in 1995, due to higher employee compensation and benefits, largely incentive compensation in line with higher earnings.

         MARKET MAKING (Fixed Income, Equities, Foreign Exchange, and
         Commodities)

         In millions                                          1996          1995
         -----------------------------------------------------------------------
         Trading revenue ...........................        $2 088        $1 111
         Net interest revenue ......................           378           424
         Fees and commissions ......................            95            61
         Other sector revenues .....................            61            65
         -----------------------------------------------------------------------
         Total revenues ............................         2 622         1 661
         Total expenses ............................         1 739         1 462
         -----------------------------------------------------------------------
         Pretax income .............................           883           199
         -----------------------------------------------------------------------


         Market Making results grew significantly in 1996, reflecting the continuation of favorable market conditions and increased demand by a wide variety of clients for our fixed income, equity, and foreign exchange products, including related derivatives. Expansion into new markets, for example in Eastern Europe, and new products, such as credit derivatives, continued. In making markets, we also take positions to facilitate client transactions and to benefit from our role as an intermediary.

                  Fixed income revenues in developed markets rose dramatically in 1996, accounting for more than 75% of the total sector increase and approximately one-half of the sector's total revenues. An increase in demand for swaps and swap derivatives, including more complex, customized transactions, fueled the rise, and volumes increased across most of our fixed income products. Revenues included gains on client-related positions. In addition, 1995 included losses recorded when we curtailed mortgage-backed activities in a strategic realignment of resources.

                  J.P. Morgan continued to be a leading participant in emerging markets, with revenues growing 12% for the year and accounting for about a fifth of total sector revenues. Client demand was strong for external and local country debt and derivatives across Latin America, Eastern Europe, and Asia. Gains on positions taken to capitalize on short-term trading opportunities also added to revenues.

                  Most major equity markets continued to rally throughout 1996. J.P. Morgan benefited from this trend, with equities revenues increasing 50% as our client base in both the cash and derivative markets broadened. Market Making revenues from equities accounted for approximately 15% of the sector's revenues. Equity derivative revenues were up 50%, reflecting increased client demand. Equity commissions increased more than 30% on higher volumes, primarily on U.S. exchanges.

                  Foreign exchange revenue rose 19%, as client demand and transaction volumes grew, primarily in developed markets; commodities revenues were 30% lower, reflecting declines in base metal trading.

                  Total Market Making revenues increased $961 million to $2,622 million in 1996. Expenses increased $277 million from $1,462 million in 1995, reflecting increased incentive compensation in line with higher earnings and expansion of our equities capabilities as part of our strategic objectives.

         ASSET MANAGEMENT AND SERVICING (Asset Management, Private Client Services, Futures and Options Brokerage, and Euroclear System)

         In millions                                          1996         1995
         -----------------------------------------------------------------------
         Investment management revenue .............        $  681       $  580
         Fees and commissions ......................           405          397
         Net interest revenue ......................           312          329
         Other sector revenues .....................            15           (2)
         -----------------------------------------------------------------------
         Total revenues ............................         1 413        1 304
         Total expenses ............................         1 140          920
         -----------------------------------------------------------------------
         Pretax income .............................           273          384
         -----------------------------------------------------------------------


         This was a year of continued growth in our asset management and private client activities. We continued to invest in people and technology to expand our global platform, develop additional distribution channels, and broaden our core investment capabilities. Assets under management for both private and institutional clients grew 16% to $208 billion in 1996 and are widely diversified by asset class among money market, fixed income, equity, and real estate products and across markets globally.

                  Revenues generated by asset management and services for private clients increased 14% in 1996, providing over 60% of the sector's revenues. J.P. Morgan won a record level of new business from institutional clients around the world. More than 40% of new assets were awarded to manage international portfolios.

                  J.P. Morgan assists individuals, families, and privately held enterprises worldwide in structuring and managing wealth through a range of advisory, investment, and liquidity products. We manage $49 billion of private client assets, up approximately 20% in 1996. Our full service brokerage unit, which offers investors who manage their own portfolios access to a complete range of global securities, generated sharply higher revenues due to significant growth in volume from both new and existing clients. While most of the revenues from our private client business are reported in this sector, approximately $100 million are included in our Finance and Advisory and Market Making sectors, reflecting transactions undertaken for private clients in other business areas. Private clients accounted for approximately $500 million of our revenues from all client-focused activities, up 20% from the prior year.

                  Our futures and options brokerage unit experienced volume growth of approximately 20% in 1996 as we increased our market share on most major exchanges. Revenues earned increased slightly from the prior year as revenue gains from increased volume were offset by competitive pricing pressures. As a futures and options broker, we are active dealers on 53 exchanges around the world, establishing a presence on 12 exchanges in 1996.

                  Morgan operates the Euroclear System, the world's largest clearance and settlement house for internationally traded securities, and provides credit and deposit services to Euroclear System participants. Euroclear-related revenues, primarily included in Net interest revenue and Fees and commissions, were essentially unchanged from the prior year.

                  Total Asset Management and Servicing revenues increased $109 million to $1,413 million. Expenses increased $220 million from $920 million in 1995 due to strategic investments in our private client and institutional asset management businesses.

         PROPRIETARY ACTIVITIES

         J.P. Morgan employs a small group of professionals who use their expertise and Morgan's resources, within clearly established risk parameters, to enter into proprietary transactions for our own account. The results of these activities, which complement our client-focused activities, are provided below.

         EQUITY INVESTMENTS (Equity Investment Portfolio Management)

         In millions                                         1996           1995
         -----------------------------------------------------------------------
         Investment securities revenue ...........           $293           $503
         Other sector revenues ...................              3              9
         -----------------------------------------------------------------------
         Total revenues ..........................            296            512
         Total expenses ..........................             34             24
         -----------------------------------------------------------------------
         Pretax income ...........................            262            488
         -----------------------------------------------------------------------
         Total return ............................            363            365
         -----------------------------------------------------------------------


         J.P. Morgan invests globally in privately held growth companies, management buyouts, privatizations, and recapitalizations. Investments are made and managed with the objective of maximizing total return, which is a measure of both long term appreciation and recognized gains. Our $842 million portfolio, at cost, consists of approximately 90 investments diversified by industry, geographic area, and stage of investment. Approximately 25% of our investments are committed to opportunities in Latin America, Europe, and Asia.

                  In 1996, we invested a record $356 million globally in the private equity of 34 companies in the insurance, retail, telecommunications, health care, and technology industries. Our largest investment was $200 million in Travelers/Aetna Property Casualty Corp.

                  We expanded the team dedicated to private equity investing in 1996, with particular emphasis on increasing our presence in Latin America, Asia, and Europe -- regions where we see increasingly attractive investment opportunities. In addition, the team worked closely with other areas of the firm to capture the competitive advantage of Morgan's global presence and expertise in sourcing, evaluating, and managing investments. Opportunities often develop through relationships with clients. We have also managed initial public offerings and high yield debt issues, arranged credit facilities, and provided mergers and acquisitions advice to portfolio companies at later stages of their development.

                  Reported revenues of $296 million in 1996 were down from the high level attained in 1995 when significant gains were harvested from a large position in Columbia/HCA Healthcare Corporation. Total return, which equals reported revenues plus the change in net unrealized appreciation, was $363 million in 1996, essentially level with 1995.


         Net unrealized appreciation as of December 31 is presented below.

         In millions                                        1996    1995    1994
         -----------------------------------------------------------------------
         Marketable equity investment securities .......    $477    $440    $576
         Nonmarketable equity investment securities ....     115      85      96
         -----------------------------------------------------------------------
         Total net unrealized appreciation .............     592     525     672
         -----------------------------------------------------------------------

         PROPRIETARY INVESTING AND TRADING (Market Risk Positioning and Capital and Liquidity Management)

         In millions                                          1996          1995
         -----------------------------------------------------------------------
         Net interest revenue ......................        $  623        $  868
         Trading revenue ...........................           241           154
         Investment securities revenue .............            12            20
         Other sector revenues .....................            28            78
         -----------------------------------------------------------------------
         Total revenues ............................           904         1 120
         Total expenses ............................           153           129
         -----------------------------------------------------------------------
         Pretax income .............................           751           991
         -----------------------------------------------------------------------
         Total return ..............................           594           601
         -----------------------------------------------------------------------


         J.P. Morgan actively takes market risk positions for its own account, employing directional and relative value risk-taking strategies, diversified across markets and instruments.

                  Directional strategies anticipate changes in absolute rate and price levels, while relative value strategies anticipate changes in relationships between markets and classes of instruments. These strategies are conducted across many currencies and types of instruments, both on- and off-balance-sheet, where we perceive opportunities exist to generate value for the firm. Instruments typically used in these positioning activities include fixed income securities, foreign exchange, equity securities, commodity products, and related derivative instruments. Positions may be held for short or long periods of time, depending on our strategy and actual market performance. Certain longer-term strategies are considered to be investment activities and primarily utilize government and mortgage-backed fixed income securities and interest rate swaps. The securities and interest rate swaps used in these investment activities are classified as "available-for-sale" and "risk-adjusting" respectively.

                  In addition to these risk-taking activities, and included in this sector's results, are the firm's capital and liquidity management activities.

                  Revenues declined 19% in 1996 to $904 million, primarily due to lower net interest earnings as higher-yielding investments, principally interest rate swaps, continue to mature. Expenses increased 19% to $153 million, primarily as a result of higher employee compensation and benefits.

                  Total return, which combines reported revenues and the change in net unrealized appreciation, is the more meaningful measure of performance for this sector. Total return for 1996 of $594 million was essentially unchanged from the $601 million reported in 1995. Returns from activities in Asia were strong in 1996, but were down from the particularly high levels of 1995. This decline was offset primarily by higher returns in most activities in the U.S.

                  The following table represents the components of net unrealized appreciation for this sector. Net unrealized appreciation declined to $243 million in 1996, mainly as a result of the recognition of net interest revenue.

         UNREALIZED APPRECIATION (DEPRECIATION)

         In millions                                 1996       1995        1994
         -----------------------------------------------------------------------
         Debt investment securities ...........     $ 255      $ 484      $  154
         Risk-adjusting swaps .................       123        389         776
         Long-term repurchase agreements ......       (80)      (152)         46
         Other financial instruments ..........       (55)      (168)         96
         -----------------------------------------------------------------------
         Total net unrealized appreciation ....       243        553       1 072
         -----------------------------------------------------------------------

         CORPORATE ITEMS

         Corporate Items include revenues and expenses that have not been allocated to the five business sectors, intercompany eliminations, and the taxable-equivalent adjustment, which is calculated to gross-up tax exempt interest to a taxable basis. Corporate Items also include the results of sold or discontinued businesses.

                  In line with strategic steps begun in 1995, we completed the sale of our institutional U.S. cash processing business in December. The sale did not have a material impact on earnings. This disposition was made in addition to the sale of our securities custody and clearing activities and the discontinuance of certain cash services during 1995. Revenues and expenses included in Corporate Items for 1996 and 1995 related to these businesses were as follows: Total revenues were $144 million in 1996, down from $397 million in 1995; total expenses were $149 million in 1996, down from $433 million in 1995. Our role as operator of the Euroclear System and the cash management and processing services we offer private clients were not affected by these sales.

                  Revenues reported in Corporate Items in 1996 also included a gain of $77 million related to the partial sale of a minority investment. Expenses in 1996 included a $71 million technology-related special charge.

                  Revenues in 1995 included a $40 million gain related to the sale of the firm's global and local custody and U.S. commercial paper issuing and paying agency businesses. Expenses included a $55 million charge related to expense management efforts.

RISK MANAGEMENT




         The major risks inherent in J.P. Morgan's businesses are market, liquidity, credit, and operating risk. Comprehensive risk management processes have been established to facilitate, control, and monitor risk-taking. These processes are built on a foundation of early identification and analytically rigorous measurement of risks by each of our businesses. Control mechanisms are in place at different levels throughout the organization. The Corporate Risk Management Group and individual businesses, as well as the audit, legal, financial, and operations groups, are all involved in monitoring risks from a variety of perspectives with the objective of determining whether the businesses are operating within established corporate policies and limits. New businesses and material changes to existing businesses are subjected to reviews to assure management that significant risks are identified and appropriate control procedures are in place.

                  Morgan's business managers are responsible for managing risks in the activities and markets in which they do business. These managers, located in markets around the world, have firsthand knowledge of changes in market, industry, credit, economic, and political conditions in their host countries and use their experience and insights, supported by various risk management tools, to adjust positions and revise strategies in an efficient and timely manner. Our business managers protect against losses from unexpected events by limiting the magnitude of the risks they take and diversifying exposures and activities across a variety of instruments, markets, clients, and geographic regions.

                  The Corporate Risk Management Group oversees our firmwide risk management processes. The primary objective of the group is to preserve our capital base by developing, communicating, and implementing an institutional view of and process for managing risk across Morgan. The Corporate Risk Management Group also supports the firm in efforts to identify and implement opportunities to optimize return on capital. This unit, which is independent of our business groups, is managed by the head of the Market Risk and Credit Policy committees.

                  The Corporate Risk Management Group performs independent reviews of significant risk concentrations and has the authority to challenge any risk position. The group establishes and controls market risk limits and concentration limits for credit risk by considering exposure to particular products, counterparties, industries, and geographic regions. The Corporate Risk Management Group maintains a common risk management framework by developing, communicating, and assisting business groups in implementing corporate risk management policies, information systems, and methodologies. The group also supports Morgan's professionals with training related to risk management policies and methodologies.

                  The Market Risk and Credit Policy committees, along with the Operating Risk and Investment committees, are composed of members of senior management. The Market Risk Committee reviews trends in the firm's market and liquidity risk profiles, and the Credit Policy Committee reviews credit risk developments. The Operating Risk Committee is primarily responsible for monitoring Morgan's overall operating environment and anticipating future operating trends in the marketplace. The Investment Committee provides oversight for our Equity Investments activities, approving all investments made in excess of defined limits, advising on portfolio strategy, and monitoring portfolio issues. The Board of Directors periodically reviews trends in our risk profiles and performance as well as any significant developments in risk management policies and controls.

                  The processes and procedures by which we manage our risk profile continually evolve as our business activities change in response to market, credit, product, and other developments. We are always seeking to strengthen the risk management process through continuous investments in technology and training. Periodic reviews performed by internal auditors, regulators, and independent accountants subject our practices to additional scrutiny and further strengthen our processes.

         MARKET RISK

         Market risk is the uncertainty to which future earnings are exposed as a result of changes in the value of portfolios of financial instruments. This risk is a consequence of our trading and investing activities in the interest rate, foreign exchange, equity, and commodity markets.

                  The estimation of potential losses that could arise from adverse changes in market conditions is a key element of managing market risk. J.P. Morgan generally employs a value at risk methodology to estimate such potential losses; our Equity Investments activities are monitored separately by the Investment Committee as discussed earlier. The firm's primary measure of value at risk is referred to as "Daily Earnings at Risk" (DEaR). This measure takes into account numerous variables that may cause a change in the value of our portfolios, including interest rates, foreign exchange rates, securities and commodities prices, and their volatilities, as well as correlations among these variables. Option risks are measured using simulation analysis and other analytical techniques. These methods produce risk measures that are comparable to those generated for nonoption positions in trading and investing activities assuming normal market conditions and market liquidity. These estimates also take into account the potential diversification effect of the different positions in each of our portfolios.

                  On a regular basis, the Corporate Risk Management Group, with support from the financial group, calculates, reviews, and updates the historic volatilities and correlations that serve as the basis for these estimates.

                  DEaR's one-day horizon allows for a consistent and uniform measure of market risk across all applicable products and activities. It also facilitates regular comparison of risk estimates to daily trading results, providing an indication of the quality of these estimates as well as opportunities to enhance our risk measurement processes. DEaR measures potential losses that are expected to occur within a 95% confidence level, implying that a loss might exceed DEaR approximately 5% of the time. In estimating DEaR, it is necessary to make assumptions about market behavior. The standard forecast used by J.P. Morgan assumes normal distributions and an adverse market movement of 1.65 standard deviations.

                  Morgan utilizes DEaR as one tool to estimate potential market risk related to our trading and investing activities. In addition, the Corporate Risk Management Group sets DEaR limits for each trading activity, as well as firmwide limits for all trading activities combined, and for investing and trading activities combined (aggregate market risk). The level of risk to be assumed by a business is based on our overall objectives, business manager experience, client requirements, market liquidity, and volatility. Within these limits, business managers set regional, local, product, currency, and trader limits as appropriate.

                  On a daily basis, we estimate DEaR for each trading activity, as well as for firmwide trading and aggregate market risk. Management reviews daily reports of profit and loss, aggregate positions, and the firm's market risk profile. These reports compare estimated DEaR for the above-mentioned activities by individual business and by principal market with relevant DEaR limits, and include a description of significant positions and a discussion of market conditions. Risk managers meet daily to discuss the firm's global market risk profile and trading and investing strategies.

                  The DEaR methodology is a uniform measure to communicate and evaluate the relative level of market risk within and across businesses and major markets. However, since no single measure can capture all the dimensions of market risk, we supplement DEaR with additional market risk information and tools such as stress testing. Stress tests measure the effect on portfolio values of unusual market movements and are performed on a portfolio and firmwide basis to help identify potential sensitivities to abnormal events. Stress testing can take several forms, including simulation analysis; sensitivity analysis, for moves in values of specific key variables such as volatilities and shifts in yield curves; and specific event analysis, for measuring the impact of abnormal market conditions associated with a specific market event. In selective cases, we supplement DEaR with "tail risk" limits (i.e., risk of loss beyond the expected confidence level) for portfolios that are particularly susceptible to extreme market-related valuation losses.

         MARKET RISK PROFILES

         The following presents the market risk profiles for the firm as of and for the years ended December 31, 1996 and 1995. The level of market risk, which is measured on a diversified basis, will vary with market factors, the level of client activity, and our expectations of price and market movements.

         AGGREGATE MARKET RISK ACTIVITIES

         DEaR for our aggregate trading and investing activities across all market risks averaged approximately $31 million and ranged from $24 million to $44 million in 1996. This compares with average DEaR of approximately $26 million and a range from $20 million to $38 million in 1995. Aggregate market risk levels increased in 1996, primarily as a result of higher risk levels in our proprietary investing activities.

         Trading market risk activities

         The market risk profiles as measured by DEaR for our trading activities combined for each business day in 1996 and 1995 are presented in the table below.


                                    [GRAPH]


         In 1996, average DEaR for our trading activities across all market risks was approximately $21 million, as compared with approximately $19 million in 1995. The modest increase reflects higher risk levels in most trading businesses offset by lower risk levels in emerging markets activities. The primary sources of market risk associated with our trading activities relate to movements in interest rates, foreign exchange rates, and equity and commodity prices, each of which is measured on a diversified basis. For 1996, average DEaR of approximately $21 million represented the combination of interest rate risk of approximately $14 million, foreign exchange rate risk of approximately $6 million, equities risk of approximately $5 million, commodity risk of approximately $4 million and all other market risks of approximately $6 million, offset by approximately ($14) million reflecting additional diversification among these risks.

                  The frequency distribution of our 1996 daily trading-related revenues, generated by our trading businesses, is presented below.


                                    [GRAPH]


         The above distribution around average daily revenue of $12.6 million (which includes trading, trading-related net interest revenue, and other related sources of revenue) reflects the diversified and client-oriented nature of our global trading market risk activities. Average daily revenue was $7.6 million in 1995.

                  J.P. Morgan evaluates the reasonableness of DEaR estimates by comparing DEaR to actual trading results. In 1996, the quality of our risk estimates remained strong. The number of occurrences where daily revenue fell short of expected daily results by amounts greater than related DEaR estimates was consistent with statistical expectations. In addition, the confidence bands depicted in the above histogram, which represent 1.65 standard deviations around average daily revenue, would imply an average DEaR of $19 million, compared to our actual average DEaR estimate of $21 million for 1996.

                  We also evaluate various downside risk indicators. For example, average daily revenue, for the nine days that fell short of the downside confidence band, was a loss of ($12) million in 1996, compared with a loss of ($15) million for 10 days in 1995.

         Proprietary investing activities

         The primary sources of market risk associated with our proprietary investing activities relate to interest rate risk associated with fixed income securities and interest rate swaps and spread risk associated with our mortgage-backed securities portfolio. Average DEaR for proprietary investing activities was approximately $22 million and ranged from $10 million to $37 million in 1996 as compared with approximately $17 million and a range from $12 million to $25 million in 1995. The increase in average DEaR is primarily related to the mortgage-backed securities portfolio.

                  Due to the longer-term nature of our investing activities, we use a weekly time horizon to evaluate our risk estimates relative to total return. In 1996, the number of occurrences where weekly total return fell short of expected weekly results by amounts greater than related weekly risk estimates was consistent with statistical expectations.

         LIQUIDITY RISK

         Liquidity risk arises in the general funding of the firm's activities and in the management of positions. It includes both the risk of being unable to fund our portfolio of assets at appropriate maturities and rates and the risk of being unable to liquidate a position in a timely manner at a reasonable price.

                  The Global Liquidity Management Group is responsible for the identification, measurement, and monitoring of Morgan's liquidity risks, for maintaining an adequate liquidity surplus, and for long-term liquidity planning. Funds are raised globally from a broad range of instruments including deposits, commercial paper, bank notes, repurchase agreements, federal funds purchased, long-term debt, capital securities and stockholders' equity. A strong capital position is integral to our ability to manage liquidity.

                  Morgan's liquidity policy is to maintain sufficient capital plus long-term debt and capital securities in order to maintain the capacity to be funded on a fully collateralized basis. The strategy ensures that, even under adverse conditions, we have access to funds necessary to cover client needs, maturing liabilities, and the capital requirements of our subsidiaries. In addition, stress tests are performed to monitor future funding requirements under various market conditions that might adversely impact our ability to liquidate investment and trading positions or our ability to access the markets.

                  The Liquidity Risk Committee, which is composed of senior business, financial, and credit risk management officers, meets monthly to review trends in the firm's overall liquidity risk profile and communicates any significant changes to the Market Risk Committee.

                  The liquidity of trading asset inventories is monitored continuously by the appropriate business managers. On a periodic basis the Corporate Risk Management Group reviews the liquidity and turnover of inventories as part of its overall business risk review.

         CREDIT RISK

         Credit risk arises from the possibility that counterparties may default on their obligations to the firm. These obligations arise from our lending activities, the extension of credit in our trading and investment activities, and participation in payment and securities settlement transactions on our own behalf and as agent for our clients. The growing diversity of our business through an expanded range of products and services and participation in international markets has increased the complexity of managing credit risk.

                  J.P. Morgan manages credit risk on an individual transaction, counterparty level, and portfolio basis. Credit limits for individual clients and counterparties are established by credit officers with direct knowledge of the client's creditworthiness. These officers and our business managers are responsible for credit screening and monitoring. At a portfolio level, exposure concentrations that do not relate to individual counterparties, such as country, industry, and product exposures, are reviewed regularly by the Credit Policy Committee. Credit concentration limits for various industries, products, and countries are set by the Corporate Risk Management Group.

                  The Global Credit Group is responsible for evaluating the likelihood that a counterparty will be able to fulfill its obligations in a particular transaction or group of transactions, including an assessment of the covenants, collateral, and other protections available to the firm in the event a counterparty's creditworthiness deteriorates. An internal credit rating, which is analogous to those of public rating agencies in the United States, is established as a result of this evaluation. To reduce individual counterparty credit risk, we attempt to deal with creditworthy counterparties, obtain collateral where appropriate, and utilize master netting agreements, primarily in connection with derivative products.

                  Established credit limits and actual levels of exposures are reviewed regularly by senior management on both an individual counterparty and portfolio basis. When our credit review procedures identify counterparty, country, industry, or product exposures that require a higher-than-normal degree of scrutiny, these exposures are carefully monitored by the Asset Quality Review Committee, which meets quarterly. In assessing the adequacy of our aggregate allowance for credit losses, this group of senior officers recommends the portion of credit exposures that should be charged off and the amount of any provisions needed for credit losses. The size of our aggregate allowance is based upon senior management's evaluations of required reserves to cover potential losses on either an individual counterparty, industry, or country basis, along with statistical evaluations of the inherent default losses within J.P. Morgan's remaining credit exposures.

                  From a portfolio perspective, the estimation of potential default losses that could arise from adverse changes in our counterparties' credit quality is a key element of managing credit risk. J.P. Morgan employs a number of qualitative and quantitative processes and methodologies to estimate such potential losses. The primary qualitative aspect is determining the creditworthiness of our counterparties, which we express in terms of the internal credit ratings described above. Through statistical analysis, these ratings are used to estimate the default probabilities and volatilities of our counterparties. The correlation of default among different counterparties, and the recoveries the firm may realize in the event of a default, are other variables that reflect the judgment of senior credit officers.

                  The quantitative aspect of potential default loss estimation incorporates measurements of credit exposure to our counterparties. The Corporate Risk Management Group is responsible for establishing the framework of policies and practices required to measure such exposure. We measure credit exposure in terms of both current and potential credit exposure. Current credit exposure is generally represented by the notional or principal value of on-balance-sheet financial instruments and off-balance-sheet direct credit substitutes such as standby letters of credit and guarantees. Current credit exposure also includes the positive market value of derivative instruments. Since many of our exposures vary with changes in market prices and the borrowing needs of our clients, we also estimate the potential credit exposure over the remaining term of transactions through statistical analysis of market prices and borrowing patterns.

                  We estimate the likelihood of various potential default losses by evaluating credit exposures in the context of our counterparties' creditworthiness. These estimates incorporate management's evaluation of several variables including the credit quality of our counterparties, the amount and duration of our credit exposure, default probabilities, collateral values, and expected recovery rates in the event of default. We also consider the volatility of corporate defaults as well as our portfolio's diversification across counterparties, industries, and geographic regions.

                  The development of uniform estimates of credit exposure and potential loss is useful in evaluating the relative level of credit risk within and across counterparties, products, industries, and geographic regions of our global credit portfolio. However, no single measure can capture all dimensions of credit risk. To ensure our understanding about the potential range of adverse outcomes from the firm's credit risk, we supplement these measures with additional credit risk information and tools, including stress tests and sensitivity analyses aimed at estimating the potential exposure and losses resulting from changes to the parameters of J.P. Morgan's credit risk models. A strong capital position provides the firm and its shareholders with additional protection in the event of adverse outcomes.

         OPERATING RISK

         Operating risk is the potential for loss arising from firm activities or external events caused by breakdowns in information, communication, physical safeguards, business continuity, supervision, transaction processing, settlement systems and procedures, and the execution of legal, fiduciary, and agency responsibilities. J.P. Morgan attempts to mitigate operating risk by maintaining a comprehensive system of internal controls.

                  The goal of an internal control framework begins with the identification and prioritization of business objectives, and the business processes through which they are attained. J.P. Morgan's business managers are responsible for establishing and maintaining an appropriate system of internal controls after considering the risks of their businesses and the standards and policies of the firm. Risks inherent in business processes are identified, and control objectives and associated procedures required are established to mitigate those risks. The impact of the controls is evaluated against business objectives to ensure that cost and benefit remain in balance. Monitoring the effectiveness of our control procedures by means of performance measures is also a component of this framework.

                  In addition to the establishment of a system of internal controls, we also invest in the development of key backup facilities worldwide, and update systems and equipment as required in response to changes in business conditions and technology needs. Contingency plans are periodically tested and communicated throughout the firm.

                  The Operating Risk Committee monitors necessary changes to the firm's operating environment, in response to changes in the marketplace, in technology, and in the firm's strategic initiatives and organizational structures. J.P. Morgan's business managers are responsible for establishing and maintaining internal control procedures that are appropriate for their local operating environments. Local operating committees also evaluate the control environment on a regular basis. The firm's achievement of its operational control objectives is further enhanced by a strategic alliance with a consortium of world-class technology firms that assist in the management of Morgan's global technology infrastructure.

                  Legal risk, a component of operating risk, arises from the uncertainty of the enforceability, through legal or judicial processes, of the obligations of J.P. Morgan's clients and counterparties, including contractual provisions intended to reduce credit exposure by providing for the offsetting or netting of mutual obligations. The firm seeks to minimize such uncertainty through consultation with internal and external legal advisors in all countries in which we conduct business.

                  Fiduciaries and agents have obligations to act on behalf of others. Fiduciary or agency risks exist in our investment management activities and to a lesser extent in many of our other agency and brokerage activities. The firm has a number of policies and procedures to ensure that our obligations to clients are discharged faithfully and in compliance with applicable legal and regulatory requirements. Such policies and procedures include "know your client" and suitability policies and procedures regarding management of the firm's investment products, trade execution, counterparty selection, and the evaluation of potential investment opportunities.

                  Our control environment encompasses all of the above elements and is enhanced by the integrity and competence of our professionals, the way our professionals are developed and supervised, and management's philosophy and operating style. This comprehensive system of internal controls enables management to ensure compliance with firm policies and external regulations.

FINANCIAL REVIEW



         NET INTEREST REVENUE

         Net interest revenue aggregates interest revenue and expense generated from the firm's client-focused and proprietary activities, which use a variety of asset, liability, and off-balance-sheet instruments. Net interest revenue is affected by changes in interest rates, funding strategies, and the relative proportion and composition of interest-bearing and noninterest-bearing financial instruments. The levels of equity capital and net noninterest-bearing liabilities reduce the requirement to incur interest-bearing liabilities to fund the firm's activities. Proprietary Investing and Trading sector activities remain the largest contributor to net interest revenue, representing approximately one-third of total net interest revenue, down from approximately 45% in the prior year. The Finance and Advisory and Asset Management and Servicing sectors, which generate net interest revenue from loans and other credit and deposit products, account for about one-half of the firm's net interest revenue. In addition, net interest revenue is generated from various financial instruments used in our trading-related businesses within the Market Making sector.

                  Net interest revenue was $1,702 million in 1996, compared with $2,003 million in 1995. The 15% decline from 1995 is primarily attributable to a decline in net interest revenue from Proprietary Investing and Trading positions as a result of the continuing maturity of higher-yielding financial instruments.

                  Net interest revenue was $2,003 million in 1995, compared with $1,981 million in 1994. Net interest revenue in 1994 included $66 million of interest revenue primarily related to past due interest claims from Brazil and Argentina, and $50 million of interest revenue associated with income tax refunds. Excluding these items, net interest revenue was 7% higher in 1995 than in 1994. Net interest revenue associated with the Finance and Advisory sector increased in 1995, primarily driven by increases from credit-related products. Net interest revenue from Proprietary Investing and Trading activities in the United States and Asia also increased, while net interest revenue related to the Market Making sector declined.

         TRADING REVENUE

         Trading revenue is generated primarily by activities included within the Market Making and Proprietary Investing and Trading sectors. Trading revenue increased 80% to $2,477 million in 1996 from 1995 and 35% to $1,376 million in 1995 from 1994, due to strong client demand in the firm's market-making activities in both developed and emerging markets, and higher results in our proprietary trading activities.

                  The following table presents trading revenue, disaggregated by principal product groupings. Such revenue represents only a portion of the total revenues generated by the business activities discussed in the Business sector analysis, and does not include related net interest revenue.

In millions                                 1996           1995            1994
--------------------------------------------------------------------------------
Fixed Income .....................         $1 540          $  668         $  766
Equities .........................            330             249            115
Foreign Exchange .................            320             253            168
Commodities ......................             34              42             82
Proprietary Trading ..............            253             164           (112)
--------------------------------------------------------------------------------
Total trading revenue ............          2 477           1 376          1 019
--------------------------------------------------------------------------------

         Fixed Income

         Fixed Income includes the results of making markets in both developed and emerging countries in government securities, interest rate and currency swaps, options and other derivative instruments, money market instruments, U.S. government agency securities, and corporate debt securities.

                  Trading revenue of $1,540 million in 1996 grew $872 million from 1995. The growth in 1996 is due to increased demand for swaps and swap derivatives, including more complex, customized transactions, and for government and corporate securities. In addition, results were positively impacted by gains on client-related positions compared with losses in the prior year.

                  Trading revenue of $668 million in 1995 decreased $98 million from 1994. While demand for risk management products was higher, revenue declined from 1994 due to losses in positions arising from some client activities. Additionally, losses were recorded in 1995 when we curtailed mortgage-backed activities in a strategic realignment of resources. Partially offsetting these declines were higher results from emerging markets activities.

         Equities

         Equities include the results of making markets in global equity securities and equity derivatives such as swaps, options, futures, and forward contracts.

                  Trading revenue advanced $81 million to $330 million in 1996, and $134 million to $249 million in 1995, reflecting strong client demand in our equity derivatives activities.

         Foreign Exchange

         Foreign Exchange includes the results of making markets in spot, options, and short-term interest rate products, including forwards and forward rate agreements in multiple currencies.

                  Trading revenue grew $67 million to $320 million in 1996, and $85 million to $253 million in 1995, primarily as a result of an increase in client demand and greater volatility in the foreign exchange markets.

         Commodities

         Commodities include the results of making markets in spot, forwards, options, and swaps, and advising clients on developing hedging, investment, and commodity-linked financing strategies.

                  Trading revenue of $34 million in 1996 decreased $8 million from 1995, due primarily to declines in base metals revenues caused by extreme market movements.

                  Trading revenue of $42 million in 1995 decreased $40 million from the exceptional 1994 results, due primarily to declines in base metals revenues.

         Proprietary Trading

         The Proprietary Investing and Trading sector engages in transactions for our own account across all markets.

                  Trading revenue increased $89 million to $253 million in 1996, reflecting an increase in revenues from relative value trading activities.

                  Trading revenue of $164 million in 1995 reflected gains, primarily in Asian markets, compared with losses of $112 million in 1994, primarily in European markets.

         TRADING-RELATED ASSETS AND LIABILITIES

         In billions: Average balances                                     1996           1995           1994
         ----------------------------------------------------------------------------------------------------
         TRADING-RELATED ASSETS:
            Trading account assets .............................          $78.2          $68.0          $62.0
            Securities purchased under agreements to resell ....           42.7           31.6           32.1
            Securities borrowed ................................           25.3           15.2           15.6

         TRADING-RELATED LIABILITIES:

            Trading account liabilities ........................           49.1           45.2           38.6
            Securities sold under agreements to repurchase .....           59.8           40.1           45.5
         ----------------------------------------------------------------------------------------------------

         The level of trading account assets, securities purchased under agreements to resell (resale agreements), securities borrowed, trading account liabilities, and securities sold under agreements to repurchase (repurchase agreements) fluctuates daily depending upon client needs as well as market opportunities.

                  The firm uses resale agreements and securities borrowed to facilitate deliveries to customers and to meet the inventory financing needs of clients. We use repurchase agreements as a source of short-term financing for trading-related positions and as one source of financing for the debt investment securities portfolio.

                  Trading account assets and liabilities are mainly composed of U.S. Treasury and foreign government securities, trading-related derivatives, and corporate debt and equity securities. Average trading account assets grew 15% in 1996, and 10% in 1995, as a result of increased holdings of government securities and corporate debt and equity securities, reflecting the continued expansion of activities within the Market Making sector. Additionally, average balances for resale agreements, securities borrowed, and repurchase agreements have increased to meet the needs of clients and to profit from interest rate spreads. The average balance of trading-related assets represented 68% of average total assets in 1996, compared with 64% in 1995 and 1994.

                  For financial statement reporting purposes, beginning December 31, 1996, a portion of the aggregate allowance for credit losses relating to derivatives, amounting to $350 million, which had previously been reported as a reduction of loans, is presented as a reduction of Trading account assets. Such change in presentation had no material impact on 1996 averages. Refer to page 28 for a detailed discussion of the aggregate allowance for credit losses.

         DERIVATIVES

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

                  J.P. Morgan utilizes derivatives in its trading and investing activities. As part of our trading activities, we act as a dealer in derivative instruments to satisfy the risk management needs of our clients by structuring transactions that allow clients to manage their exposure to interest rates, foreign exchange rates, prices of securities, and financial or commodity indices. In addition, we assume trading positions based on our market expectations and to benefit from price differentials between instruments and markets. We also utilize derivatives as hedges of trading instruments. Derivative instruments used for trading purposes include interest rate swaps, currency swaps, foreign exchange forward contracts, interest rate futures, forward rate agreements, commodity forwards, equity swaps, equity futures, interest rate options, foreign exchange options, commodity options, and equity options.

                  As an end user, J.P. Morgan utilizes derivative instruments in the execution of its investing strategies. Such derivatives primarily include interest rate swaps, foreign exchange forward contracts, interest rate futures, and debt securities forwards. Derivatives are used to hedge exposures to interest rate or currency fluctuations, primarily on or related to debt investment securities, and to modify the interest rate characteristics of related balance sheet instruments, principally loans, short-term borrowings, and long-term debt. In addition, we utilize derivatives to adjust our overall interest rate risk profile, primarily through the use of risk-adjusting swaps. These swaps do not contain leverage or embedded option features and are used to replicate the cash flows of nonamortizing cash instruments.

                  As with balance sheet financial instruments, derivatives are subject to market and credit risk. As discussed in the Risk management section, we evaluate the risks associated with derivatives in much the same way as the risks associated with balance sheet financial instruments. However, unlike balance sheet financial instruments, where the credit exposure is generally represented by the notional or principal value, the credit exposure associated with derivatives is generally a small fraction of the notional value of the instrument and is represented by the positive market value of the derivative instrument.

                  The following table presents the percentages of credit exposure associated with all derivatives by counterparty credit quality, based on J.P. Morgan's internal credit ratings. J.P. Morgan's internal ratings are analogous to those of public rating agencies in the United States. Ratings of AAA, AA, A, and BBB represent investment grade ratings, and ratings of BB and below represent noninvestment grade ratings. The percentages presented below do not consider the credit enhancement effect of collateral securing these instruments or the benefit of master netting agreements.

         Total derivative credit exposure by counterparty credit quality

         Percentage at December 31                  1996          1995
         -------------------------------------------------------------
         AAA, AA ..........................           42%           45%
         A ................................           37            38
         BBB ..............................           16            12
         BB and below .....................            5             5
         -------------------------------------------------------------
         Total ............................          100           100
         -------------------------------------------------------------

         The following tables provide the aggregate notional amount of each category of derivative financial instruments and the contractual maturities for the 1996 balances. For detail of the notional amounts segregated by trading and investing activities, refer to Note 9 to the consolidated financial statements, Off-balance-sheet financial instruments. The following tables also provide the total amount of credit exposure, after considering the benefit of $36.5 billion, $27.7 billion, and $12.7 billion of master netting agreements in effect at December 31, 1996, 1995, and 1994, respectively, and the contractual maturities for the 1996 balances. Our use of master netting agreements has increased as our market-making activities have grown since 1994 and as the legal enforceability of these agreements has expanded to new jurisdictions. The expanded use of these agreements resulted in a decrease in credit exposure in 1996 for interest rate and currency swaps and foreign exchange spot, forward, and futures contracts.

         Interest rate and currency swaps

                                                         After one   After five
                                                  Within  year but    years but    After
                                                     one    within       within      ten      Total
         In billions: December 31                   year      five          ten    years       1996      1995     1994
         ---------------------------------------------------------------------------------------------------------------
         Notional amount ...................      $681.1    $999.2      $382.6     $58.0   $2 120.9   $1 515.6    $974.9
         Credit exposure ...................         1.6       4.6         4.3       1.2       11.7       12.4      10.9
         ---------------------------------------------------------------------------------------------------------------

         A swap is a contractual agreement in which a series of cash flows are exchanged at specified intervals. The notional principal is not exchanged for interest rate swaps, but is generally exchanged for currency swaps. The notional amount of swaps, particularly interest rate swaps, grew during 1996 and 1995 as client demand for risk management products increased.

         Foreign exchange spot, forward, and futures contracts

                                                       After one  After five
                                              Within    year but   years but    After
                                                 one      within      within      ten          Total
         In billions: December 31               year        five         ten    years           1996         1995         1994
         ---------------------------------------------------------------------------------------------------------------------
         Notional amount ............       $  599.9     $  19.4      $  0.8     $ --       $  620.1     $  461.8     $  397.7
         Credit exposure ............            2.3         0.2        --         --            2.5          3.3          3.6
         ---------------------------------------------------------------------------------------------------------------------

         Foreign exchange contracts involve an agreement to exchange the currency of one country for the currency of another country at an agreed-upon price and settlement date. The contracts reported above primarily include forwards. The increases in notional amounts of foreign exchange contracts during 1996 and 1995 reflect increased activity in foreign exchange forward contracts consistent with our increased market-making activities.

         Interest rate futures, forward rate agreements, and debt securities forwards

                                                       After one  After five
                                              Within    year but   years but    After
                                                 one      within      within      ten          Total
         In billions: December 31               year        five         ten    years           1996         1995         1994
         ---------------------------------------------------------------------------------------------------------------------

         Notional amount ............       $  476.7     $  85.9     $  5.6     $ --       $  568.2     $  415.4     $  426.5
         Credit exposure ............            0.3         0.1       --         --            0.4          0.5          0.2
         ---------------------------------------------------------------------------------------------------------------------

         Interest rate futures, with a notional amount of $270.1 billion, $180.5 billion, and $210.4 billion at December 31, 1996, 1995, and 1994, respectively are standardized exchange-traded agreements to receive or deliver a specified financial instrument at a specified future date and price. The credit risk associated with futures contracts is limited due to the daily settlement of open contracts with the exchange on which the instrument is traded. The contracts reported above also include forward rate agreements and debt securities forwards. A forward rate agreement is an agreement that provides for payment or receipt of the difference between a specified interest rate and a reference rate at a future settlement date. Debt securities forwards include to-be-announced and when-issued securities contracts. These contracts represent agreements to purchase or sell fixed income securities and are executed prior to issuance of the security. The increase in the notional amounts during 1996 is in line with the growth of activity in our market-making businesses.

         Commodity and equity swaps, forward, and futures contracts

                                                       After one  After five
                                              Within    year but   years but     After
                                                 one      within      within       ten       Total
         In billions: December 31               year        five         ten     years        1996        1995        1994
         -----------------------------------------------------------------------------------------------------------------

         Notional amount ................    $  62.4     $  14.1     $  0.6     $  0.1     $  77.2     $  65.1     $  43.9
         Credit exposure ................        2.0         0.8       --         --           2.8         1.4         1.1
         -----------------------------------------------------------------------------------------------------------------

         The contracts shown above primarily include swaps and futures in the commodity and equity markets, and commodity forward agreements. The growth in the notional amounts during 1996 is primarily related to an increase in client demand for energy contracts and the execution of several large precious metals transactions. The increase in notional amounts during 1995 reflects increased activity in equity contracts in line with our strategy to expand our market-making capabilities.

         Option contracts

                                                                After one  After five
                                                        Within   year but   years but    After
                                                           one     within      within      ten      Total
         In billions: December 31                         year       five         ten    years       1996       1995       1994
         ----------------------------------------------------------------------------------------------------------------------
         Notional amount:
         Purchased option contracts .............     $  366.7   $  215.6     $  32.5   $  2.1   $  616.9   $  464.8   $  280.6
         Written option contracts ...............        394.6      254.8        60.3      3.3      713.0      524.0      348.9
         ----------------------------------------------------------------------------------------------------------------------

         An option contract provides the option purchaser with the right but not the obligation to buy or sell the underlying item at a set price during a period or at a specified date. The option writer is obligated to buy or sell the underlying item if the option purchaser chooses to exercise. The options reported above include contracts in the interest rate, foreign exchange, equity, and commodity markets. Interest rate options also include caps and floors. For caps and floors, the notional amounts are used to calculate periodic cash flows. The notional amount of options, particularly interest rate options, grew in 1996 and 1995, primarily due to increased market-making activities.

                  Option contracts are either negotiated over-the-counter or standardized contracts executed on an exchange. The notional amount of purchased options executed on an exchange amounted to $165.5 billion and those negotiated over-the-counter amounted to $451.4 billion at December 31, 1996. Written options executed on an exchange amounted to $181.8 billion and those negotiated over-the-counter amounted to $531.2 billion at December 31, 1996.

                  Credit exposure exists for purchased options and is measured as the positive market value of the option contract. At December 31, 1996, the credit exposure of purchased option contracts was $8.5 billion compared with $5.2 billion at December 31, 1995, and $3.7 billion at December 31, 1994. The increase in purchased option credit exposure reflects an increase in market-making activity, primarily in interest rate options. There is no credit exposure associated with written option contracts, as these contracts represent obligations, rather than assets, of J.P. Morgan.

         INVESTMENT BANKING REVENUE

         Investment banking revenue is earned globally by providing strategic and financial advice and by arranging financing for clients and includes advisory, loan syndication, and underwriting revenue. Substantially all of this revenue is reported in the Finance and Advisory sector.

                  Investment banking revenue in both developed and emerging markets increased 58% to the record level of $921 million in 1996, as the continued strategic development of our ability to deliver a broader array of financial services enabled the firm to benefit from increased global investment banking activity.

                  Advisory and syndication fees rose 44% to $568 million in 1996, primarily from higher advisory fees reflecting increased merger and acquisition activity from a growing and diverse client base worldwide. Revenues from the arrangement of syndicated lending facilities also rose in 1996 due to advances in the U.S. and Latin American markets.

                  Underwriting revenue increased 87% to $353 million in 1996, as we continued to raise more debt and equity for a broad range of clients in the global marketplace.

                  Investment banking revenue increased 35% to $584 million in 1995 from 1994 on higher levels of activity. Advisory and syndication fees rose 27% in 1995 to $395 million. Underwriting revenue increased 52% in 1995 to $189 million, as debt and equity securities underwriting activities grew.

         INVESTMENT MANAGEMENT REVENUE

         Investment management revenue is derived from providing investment management services to institutional and private clients and includes fees from the administration of trusts and estates. These activities are primarily reported in the Asset Management and Servicing sector.

                  Investment management revenue increased 18% to $675 million in 1996 compared with 1995. The increase was primarily due to net new business from both institutional and private clients, and to a lesser extent, market appreciation, that resulted in higher assets under management.

                  Investment management revenue increased 11% to $574 million in 1995 compared with 1994, reflecting an increase in assets under management primarily from institutional net new business.

                  Assets under management increased 16% to $208 billion in 1996 compared with 1995, and 19% to $179 billion in 1995 compared with 1994.

         FEES AND COMMISSIONS

         Fees and commissions include revenue previously classified as operational service fees and credit-related fees. Fees and commissions are earned from providing brokerage of futures and options and equity securities, as well as securities custody and clearing, trust and agency and cash management services. In addition, fees are earned from commitments to extend credit, standby letters of credit and guarantees, and securities lending activities. This revenue is included primarily in the Finance and Advisory and Asset Management and Servicing sectors, while certain commissions are included in the Market Making sector. Fees and commissions were $582 million, $708 million, and $750 million in 1996, 1995, and 1994 respectively. Included in fees and commissions is $45 million, $205 million, and $250 million in 1996, 1995, and 1994 respectively of revenue related to the exited custody and cash processing businesses.

                  Excluding revenue from the exited custody and cash processing businesses, fees and commissions increased 7% from the prior year due to higher transaction volumes. Particularly strong growth in equity and other brokerage commissions accounted for the majority of the increase. Futures and options brokerage also rose as increased transaction levels more than offset lower commission rates.

                  Fees and commissions were essentially flat in 1995 as compared with 1994 after excluding revenue generated from the exited custody and cash processing businesses. Increased revenue from equity commissions due to increased market penetration and volumes was offset by lower fees generated on securities lending transactions, commitments to extend credit, and standby letters of credit.

         CREDIT-RELATED FINANCIAL INSTRUMENTS

         Credit-related financial instruments include loans, commitments to extend credit, standby letters of credit and guarantees, and indemnifications in connection with securities lending activities. These instruments primarily result from the activities engaged in by our Finance and Advisory sector. The maximum credit risk associated with credit-related financial instruments is measured by the contractual amounts of these instruments. For off-balance-sheet credit-related financial instruments this balance represents the amount at risk should the contract be fully drawn upon, the client default, and any existing collateral become worthless. A significant amount of these commitments expire without being drawn upon. In addition, in the event of client default, commitment obligations of the firm are protected by financial covenants and/or material adverse clauses in contracts of credit-related financial instruments.

                  The following table presents the percentages of credit exposure associated with credit-related financial instruments by counterparty credit quality, based on J.P. Morgan's internal credit ratings, as discussed on page 21. At December 31, 1996 and 1995, over 85% of the total credit exposure was with counterparties considered to be of investment grade quality.

         Total credit exposure by counterparty credit quality

         Percentage at December 31                1996            1995
         -------------------------------------------------------------
         AAA, AA ......................             24%             23%
         A ............................             41              41
         BBB ..........................             22              22
         BB and below .................             13              14
         -------------------------------------------------------------
         Total ........................            100             100
         -------------------------------------------------------------

         Loans

         The extension of credit, including loans, remains one of the many ways we provide our clients with the broad array of financial services that they require. Our portfolio of loans is diversified by borrower, industry, and geographic area. At December 31 for each of the past three years, the loan portfolio consisted mainly of shorter-term outstandings, with over 45% of total loans maturing within one year and over 85% maturing within five years.

         Commitments to extend credit

         Commitments to extend credit are conditional contracts to lend money to a client in the future under specific terms. A majority of, and increases in, J.P. Morgan's commitments during the past three years relate to those issued to support clients' commercial paper programs.

         Standby letters of credit and guarantees

         Standbys are unconditional contracts issued to support clients' obligations to third parties, the beneficiaries. In the event a client fails to perform a contractual obligation, payment is made to the beneficiary upon demand. The client is required to reimburse J.P. Morgan for any payment made in connection with the standbys.

                  The following table provides the contractual amount of commitments to extend credit and standby letters of credit and guarantees and a maturity profile of such instruments by contractual maturity for 1996.

                                                     After one
                                           Within     year but         More
                                              one       within    than five       Total
         In billions: December 31            year         five        years        1996           1995           1994
         ------------------------------------------------------------------------------------------------------------
         Contractual amount:
         Commitments to
            extend credit ........        $  18.4      $  38.1      $   8.2     $  64.7        $  55.1        $  44.6
         Standby letters of credit
            and guarantees .......            7.4          5.0          1.5        13.9           11.7            9.9
         ------------------------------------------------------------------------------------------------------------

         For financial reporting purposes, beginning December 31, 1996, a portion of the aggregate allowance for credit losses amounting to $200 million has been reclassified to Other liabilities, related to undertakings to extend credit that are not currently reflected on the balance sheet. This amount had previously been reported as a reduction of loans in the consolidated balance sheet. Refer to page 28 for a detailed discussion of the aggregate allowance for credit losses.

         Securities lending indemnifications

         Securities lending indemnifications are contractual obligations under which J.P. Morgan guarantees that a third party lender of securities will be protected against a borrower's failure to return such securities. J.P. Morgan, acting as agent, receives from the borrower collateral, in the form of cash, securities, or letters of credit, that generally equals the market value of the securities borrowed plus some specified margin. The borrowers of these securities are mainly nonbank financial institutions. Generally, securities are lent for an average period of less than 30 days. The contractual amount of securities lending indemnifications declined from the levels in 1994 as a result of the sale of the firm's custody businesses in 1995.

         In billions: December 31             1996           1995           1994
         -----------------------------------------------------------------------
         Contractual amount .....            $ 5.5          $ 5.4          $19.5
         -----------------------------------------------------------------------

         At December 31, 1996, 1995, and 1994, J.P. Morgan held cash and other collateral in support of securities lending indemnifications.

         INVESTMENT SECURITIES REVENUE

         Investment securities revenue includes gains and losses on debt and equity investment securities, other-than-temporary impairments in value, and related dividend income.

                  In 1996, 1995, and 1994, investment securities revenue was $303 million, $517 million, and $751 million respectively. Net gains from positions associated with our Equity Investments activities were $269 million, $485 million, and $606 million in 1996, 1995, and 1994 respectively. These gains are primarily related to the recognition of the firm's equity investment in Columbia/HCA Healthcare Corporation.

                  Investment securities revenue also includes net realized gains of $17 million in 1996, $21 million in 1995, and $122 million in 1994, primarily related to the sale of foreign and U.S. government agency securities acquired in connection with our Proprietary Investing and Trading activities and held in the debt investment securities available-for-sale portfolio.

         OTHER REVENUE

         Other revenue includes hedge gains and losses from the management of nontrading foreign currency exposures, earnings from equity in affiliates, and the results of certain other transactions.

                  Other revenue of $195 million in 1996 included a gain of $77 million from a partial sale of a minority investment and $52 million of foreign currency hedging gains. Other revenue of $142 million in 1995 included a net gain of $40 million on the sales of the firm's global and local custody and U.S. commercial paper issuing and paying agency businesses. Other revenue of $65 million in 1994 included $54 million related to a gain on the sale of our domestic corporate trust business and $56 million of foreign currency hedging losses.

         OPERATING EXPENSES

         In millions                                 1996       1995       1994
         -----------------------------------------------------------------------
         Employee compensation and benefits.....   $2 884     $2 498     $2 217
         Net occupancy .........................      296        322        275
         Technology and communications .........      785        671        645
         Other expenses ........................      558        507        555
         -----------------------------------------------------------------------
         Total operating expenses ..............    4 523      3 998      3 692
         -----------------------------------------------------------------------

         J.P. Morgan's strategy for expense management is critical to the firm's goal of maximizing long-term profitability. This strategy focuses on making disciplined investments and ensuring maximum efficiency in, as well as accountability for, existing activities. As part of this strategy, we review our business activities regularly to ensure that they are valued by clients and are areas where we can achieve competitive distinction.

                  As part of J.P. Morgan's expense management focus, we entered into an agreement in July 1996 with a consortium of firms to form the Pinnacle Alliance (Alliance) to manage parts of the firm's global technology infrastructure, representing approximately one-third of our $1.0 billion total technology and communications expenditures. The Alliance expands our access to world-class technological resources and provides flexibility in meeting changing business needs. Other ongoing expense initiatives include redesigning our European branch network and processing operations, optimizing the firm's process for procuring and managing required resources, and responding to the technological challenges presented by the year 2000 and the anticipated formation of the European Monetary Union.

                  Total operating expenses increased 13% to $4,523 million in 1996, as we continued to allocate resources to areas of strategic importance, including investment banking, equities, asset management, and private client activities, which more than offset the reduction in expenses resulting from the exit from the custody and cash processing businesses. In 1995, total operating expenses increased 8% to $3,998 million as compared with 1994.

         Employee compensation and benefits

         Employee compensation and benefits, which represented 64% of total operating expenses in 1996, is composed of salaries, incentive compensation, and benefits. An essential component of our success is the ability to hire and retain the most competent and highly skilled professionals. In this regard, we compensate employees in accordance with their performance and that of the firm. A significant component and an increasing proportion of the firm's senior officers' compensation is tied to the firm's results, with a portion paid in restricted stock in order to align compensation with longer-term shareholder returns.

                  Employee compensation and benefits expense increased 15% in 1996 compared with 1995. Excluding the 1995 severance-related charge of $55 million and expenses associated with the exited custody and cash processing businesses, employee compensation and benefits expense increased 21%. The increase was a result of higher incentive compensation - attributable to higher earnings, the increasing proportion of revenue earned in client business areas, and more competitive market conditions.

                  At December 31, 1996, the total number of staff was 15,527, as compared with 15,613 employees at December 31, 1995, and 17,055 employees at December 31, 1994. The decline in 1996 was primarily the result of the transfer of employees to Alliance firms as discussed below, offset by new hires in areas of strategic importance.

                  Employee compensation and benefits expense in 1995, excluding the $55 million severance-related charge, increased 10% compared with 1994. The increase was primarily due to higher incentive compensation linked to improved earnings over 1994, and higher salary expense reflecting the full-year impact of the 1994 growth in staff levels.

         Net occupancy

         Net occupancy decreased 8% to $296 million in 1996 compared with 1995, reflecting the rationalization of the firm's space requirements concurrent with the sale of our custody and cash processing businesses.

                  In 1995, net occupancy increased 17% to $322 million compared with 1994, reflecting the full-year impact of expansions in prior years.

         Technology and communications

         Reported technology and communications expense includes all costs associated with operating and enhancing the firm's global technology capabilities, such as consulting, equipment, software, market information costs, and fees paid to the Alliance.

                  J.P. Morgan completed the Alliance agreement with the goal of achieving an aggregate savings over the seven-year life of the agreement of approximately 15% on projected technology costs associated with activities now managed by the Alliance - approximately one-third of total technology and communications spending - including a $71 million technology-related special charge incurred in 1996. The special charge recorded in the third quarter related primarily to payments for training and other personnel costs incurred and to the sale, at a loss, of certain technology equipment to the Alliance. Approximately 700 employees in areas covered by the agreement were transferred to Alliance firms. Such employee costs, previously reflected in employee compensation and benefits, are now reflected in payments to the Alliance and are included in technology and communications expense.

                  Reported technology and communications expense increased 17% during 1996 to $785 million. Excluding the 1996 technology-related special charge and expenses associated with the custody and cash processing businesses, technology and communications expense increased 12%. The increase is due to higher levels of business activity and the firm's expansion of its investment banking, equities, asset management, and private client activities, as well as the inclusion of costs associated with employees transferred to the Alliance beginning in July. In 1995, reported technology and communications expense increased 4% from 1994, as a result of higher depreciation and increased use of external resources and market information services.

                  Excluding the special charge, total technology and communications spending, which includes other technology-related costs, primarily employee compensation and benefits, was $1,045 million in 1996, $1,040 million in 1995, and $984 million in 1994. Spending on total technology and communications was essentially flat in 1996 as compared to 1995, due to an increase in business activity which was offset by the reduction in spending related to the exited custody and cash processing businesses.

         Other expenses

         Other expenses include professional fees, costs for outside services, travel, brokerage fees, taxes other than income taxes, and training costs.

                  Other expenses increased 10% in 1996 on a reported basis, or 22% excluding expenses associated with the custody and cash processing businesses. The increase reflects higher professional fees, travel-related expenses, and costs incurred for outside services, including advertising fees and employment agency fees, reflecting increased business activity.

                  The 9% decrease in other expenses in 1995 compared with 1994 was primarily due to a reduction in travel-related expenses and in costs incurred for outside services, including advertising and promotion fees and employment agency fees.

         INCOME TAXES

         Income tax expense of $758 million in 1996 increased $148 million from 1995, reflecting an increase in pretax income and a higher effective tax rate. Income tax expense was unchanged at $610 million in 1995 compared with 1994, reflecting an increase in pretax income, offset by a lower effective tax rate. The effective tax rates for 1996, 1995, and 1994 were 32.5%, 32.0%, and 33.4% respectively.

         AGGREGATE ALLOWANCE FOR CREDIT LOSSES

         Credit risk arises from the possibility that counterparties may default on their obligations to the firm. Given the global and diversified nature of our activities, these obligations may arise from our lending activities, from the extension of credit in our trading and investment activities, and from our participation in payment and securities transactions on our own behalf and as agent for our clients. J.P. Morgan maintains an aggregate allowance for credit losses to absorb losses inherent in the existing portfolios of loans and other undertakings to extend credit, such as unused loan commitments, or to make payments to others for which a client is ultimately liable, such as standby letters of credit and guarantees, commercial letters of credit and acceptances, and all other credit exposures, including derivatives.

                  Prior to December 31, 1996, the aggregate allowance for credit losses was displayed in the consolidated balance sheet as a reduction of the carrying value of loans. For financial statement reporting purposes, beginning December 31, 1996, in accordance with the American Institute of Certified Public Accountants Banks and Savings Institutions Audit Guide, while we consider it in the aggregate, the total allowance of $1,116 million has been apportioned and displayed as follows: $566 million as a reduction of loans, $350 million as a reduction of trading account assets relating to derivatives, and $200 million as other liabilities related to undertakings to extend credit that are not currently reflected on the balance sheet, such as standby letters of credit, guarantees, and commitments. Given the global and diversified nature of our business, expected shifts in the relative level of credit risk among financial instruments, and the numerous estimates and assumptions necessary to derive such allocated amounts, it is expected that portions of the aggregate allowance may be reclassified from time to time. Prior period amounts have not been reclassified.

                  An analysis of the aggregate allowance for credit losses is presented in the following table.

         In millions                           1996        1995        1994
         -------------------------------------------------------------------
         Balance, January 1 ..............   $1 130      $1 131      $1 157
         Recoveries ......................       25          54          45
         Charge-offs:

            Commercial and industrial.....      (30)        (39)        (37)
            Restructuring countries ......       --          --         (18)
            Other ........................       (9)        (16)        (17)
         -------------------------------------------------------------------
         Net charge-offs .................      (14)         (1)        (27)
         Translation adjustment ..........       --          --           1
         -------------------------------------------------------------------
         Balance, December 31 ............    1 116       1 130       1 131
         -------------------------------------------------------------------

         No provision for credit losses was deemed necessary in 1996, 1995, or 1994. In assessing the probability of losses that have not yet been identified and the adequacy of the aggregate allowance, we have taken into consideration economic conditions; regulatory requirements; our historical experience; concentrations of risk by country, industry, product, and client; and the relatively large size of many of our credit exposures given our wholesale banking orientation.

                  Charge-offs in 1996, 1995, and 1994 were $39 million, $55 million, and $72 million respectively, related to relatively few borrowers primarily in the U.S., and were diversified by industry.

         NONPERFORMING ASSETS

         Total nonperforming assets, net of charge-offs, are presented in the following table:

         In millions: December 31            1996        1995        1994
         ----------------------------------------------------------------
         Impaired loans:
            Commercial and industrial        $ 89        $ 67        $136
            Other ...................          29          48          81
         ----------------------------------------------------------------
                                              118         115         217
         Restructuring countries ....           2           2           2
         ----------------------------------------------------------------
         Total impaired loans .......         120         117         219
         Other nonperforming assets .          --           1           1
         ----------------------------------------------------------------
         Total nonperforming assets .         120         118         220
         ----------------------------------------------------------------

         Impaired loans remained essentially flat in 1996, as commercial and industrial new classifications were offset by repayments and charge-offs. Impaired loans declined $102 million during 1995 as new classifications were more than offset by loan repayments, loan sales, and charge-offs.

         SOURCES OF FUNDS

         J.P. Morgan's strong capital base and international presence have allowed us to develop a global funding base consisting of a variety of sources. As a result, J.P. Morgan is able to limit its dependence on any individual source and choose the funding instruments that best meet management's strategies. Our sources include interest-bearing and noninterest-bearing deposits, commercial paper, bank notes, federal funds purchased, long-term debt, capital securities, and stockholders' equity. Other important sources of funding are trading account liabilities and repurchase agreements, which are presented in the Trading-related assets and liabilities section of the Financial review. In determining the most appropriate funding source at a particular point in time, management considers market conditions, prevailing interest rates, liquidity needs, and our desired maturity profile.

         In billions: Average balances                  1996           1995           1994
         ---------------------------------------------------------------------------------
         Interest-bearing deposits ..........        $  49.1        $  43.8        $  39.9
         Noninterest-bearing deposits .......            3.0            4.7            5.2
         Commercial paper ...................            4.1            2.8            4.2
         Other liabilities for borrowed money           16.4           12.1           10.3
         ---------------------------------------------------------------------------------

         Interest-bearing deposits are short-term in nature and central to our operations. Noninterest-bearing deposits are mainly composed of items in the process of collection and clients' compensating balances placed with us in lieu of fees for certain services. Other liabilities for borrowed money primarily include bank notes, term federal funds purchased, and other short-term borrowings.

         Long-term debt

         In billions: December 31                                      1996           1995           1994
         ------------------------------------------------------------------------------------------------
         Long-term debt qualifying as risk-based capital ...        $   3.7        $   3.6        $   3.2
         Long-term debt not qualifying as risk-based capital            9.4            5.7            3.6
         ------------------------------------------------------------------------------------------------
         Total long-term debt ..............................           13.1            9.3            6.8
         ------------------------------------------------------------------------------------------------

         In 1996, favorable market conditions allowed us to increase our activity in the term markets, particularly in non-U.S. dollar markets and the domestic medium-term note market, resulting in the issuance of $5.3 billion of long-term debt, of which approximately $260 million qualified as risk-based capital. Offsetting the additions to long-term debt were approximately $1.2 billion of maturities during 1996 and early redemptions at par of $264 million of debt.

                  In 1995, we issued $3.8 billion of long-term debt, of which approximately $695 million qualified as risk-based capital. Offsetting the additions to long-term debt were approximately $511 million of maturities during 1995 and early redemptions at par of $800 million of debt.

         Other capital securities

         In November 1996, JPM Capital Trust I, a wholly owned subsidiary of J.P. Morgan, issued $750 million of 7.54% Trust Preferred Securities qualifying as tier 1 risk-based capital under the Board of Governors of the Federal Reserve System (Federal Reserve Board) guidelines.

                  In January 1997, JPM Capital Trust II, a wholly owned subsidiary of J.P. Morgan, issued $400 million of 7.95% Trust Preferred Securities qualifying as tier 1 risk-based capital.

         STOCKHOLDERS' EQUITY

         In billions: December 31                                1996            1995            1994
         --------------------------------------------------------------------------------------------
         Common stockholders' equity .................        $  10.7         $  10.0         $   9.1
         Total stockholders' equity ..................           11.4            10.5             9.6
         --------------------------------------------------------------------------------------------
         Total stockholders' equity to year-end assets            5.2%            5.7%            6.2%
         --------------------------------------------------------------------------------------------

         Common and total stockholders' equity increased in 1996 due to the retention of earnings in excess of common and preferred dividends. In addition, total stockholders' equity was increased by the issuance of preferred stock. These increases were offset in part by lower unrealized gains on investment securities, net of taxes. Common and total stockholders' equity increased in 1995 due primarily to the retention of earnings in excess of common and preferred dividends and higher unrealized gains on investment securities, net of taxes.

                  The ratio of total stockholders' equity to year-end assets decreased in 1996 and 1995 primarily as a result of the growth of $37 billion and $30 billion in year-end assets respectively.

                  In February 1996, J.P. Morgan issued $200 million of perpetual 6 5/8% cumulative preferred stock, series H, with a stated value of $500 per share. These shares are represented by 4 million depositary shares with a stated value of $50 per share, each representing one-tenth of a preferred share.

                  During 1996, 1995, and 1994, the firm purchased approximately 7 million, 4 million, and 7 million shares respectively of common stock to reduce the dilutive impact on earnings per share of the firm's employee benefit plans. In December 1996, the Board of Directors approved the purchase of up to 7 million additional shares of J.P. Morgan common stock for the same purpose. These shares may be purchased periodically in 1997 or beyond in the open market or through privately negotiated transactions.

                  Additionally, in December 1996, the Board of Directors approved the purchase of up to $750 million of J.P. Morgan common stock in the open market or through privately negotiated transactions. This stock repurchase, which is expected to be completed in 1997, will be funded principally with proceeds from the issuance of $750 million of 7.54% Trust Preferred Securities as discussed above in the Sources of funds section.

         CAPITAL STRENGTH

         J.P. Morgan and its subsidiaries, as well as certain foreign branches of its bank subsidiary, Morgan Guaranty Trust Company of New York (Morgan Guaranty), are subject to the capital adequacy rules of several U.S. and foreign regulators. The Federal Reserve Board, J.P. Morgan's primary regulator, establishes minimum capital requirements for the consolidated bank holding company as well as for certain of its subsidiaries, including Morgan Guaranty. The Federal Reserve Board has risk-based capital guidelines for evaluating the capital adequacy of bank holding companies and banks. In addition, guidelines for a leverage ratio designed to complement the risk-based capital ratios have been established. A bank holding company and bank are considered "well capitalized" if certain minimum risk-based capital and leverage ratios are maintained. The capital of J.P. Morgan and its principal subsidiaries exceeded the minimum standards set by each regulator at December 31, 1996. Further, the capital ratios of J.P. Morgan and Morgan Guaranty exceeded the minimum standards for a "well capitalized" bank holding company and bank respectively at December 31, 1996.

         Capital strength of J.P. Morgan and Morgan Guaranty

         J.P. Morgan's risk-based capital and leverage ratios at December 31 were as follows.

                                                 1996             1995
         --------------------------------------------------------------
         Tier 1 capital .............             8.8%             8.8%
         Total risk-based capital ...            12.2             13.0
         --------------------------------------------------------------
         Leverage ...................             5.9              6.1
         --------------------------------------------------------------

         In accordance with Federal Reserve Board guidelines, the risk-based capital and leverage ratios provided exclude the equity, assets, and off-balance sheet exposures of J.P. Morgan Securities Inc., and the effect of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

         Morgan Guaranty's risk-based capital and leverage ratios at December 31, calculated in accordance with bank regulatory accounting principles, were as follows.

                                               1996               1995
         -------------------------------------------------------------
         Tier 1 capital .........               8.2%               8.6%
         Total risk-based capital              11.5               11.2
         -------------------------------------------------------------
         Leverage ...............               5.3                5.7
         -------------------------------------------------------------

         In accordance with Federal Reserve Board guidelines, the risk-based capital and leverage ratios provided exclude the effect of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Prior period ratios were restated to reflect the merger of J.P. Morgan Delaware with Morgan Guaranty Trust Company of New York effective June 1996.

         Risk-based capital

         The following table presents the components of J.P. Morgan's risk-based capital at December 31.

         In millions                                                              1996               1995              1994
         ------------------------------------------------------------------------------------------------------------------
         Common stockholders' equity ..............................            $10 276             $9 393            $8 620
         Adjustable and fixed rate cumulative preferred stock .....                444                244               244
         Company-obligated mandatorily redeemable
            preferred securities of subsidiary ....................                750                 --                --
         Less: investments in certain subsidiaries and goodwill (a)                597                604               599
         ------------------------------------------------------------------------------------------------------------------
         Tier 1 capital ...........................................             10 873              9 033             8 265
         ------------------------------------------------------------------------------------------------------------------
         Variable cumulative preferred stock ......................                248                248               248
         Long-term debt qualifying as risk-based capital ..........              3 692              3 590             3 227
         Qualifying aggregate allowance for credit losses .........              1 097              1 130             1 079
         Less: investments in certain subsidiaries (a) ............                765                603               598
         ------------------------------------------------------------------------------------------------------------------
         Tier 2 capital ...........................................              4 272              4 365             3 956
         ------------------------------------------------------------------------------------------------------------------
         Total risk-based capital .................................             15 145             13 398            12 221
         ------------------------------------------------------------------------------------------------------------------

         (a) In accordance with Federal Reserve Board guidelines, certain portions of our investments in certain subsidiaries (principally J.P. Morgan Securities Inc.) are deducted from both tier 1 and tier 2 capital.

         Risk-adjusted assets

         J.P. Morgan's risk-adjusted assets, excluding the assets and off-balance-sheet exposures of JPMSI, were $123.9 billion, $103.1 billion and $86.2 billion as of December 31, 1996, 1995, and 1994, respectively. Additional information is provided in the Risk-adjusted assets section of Capital and funding analysis.

         New risk-based capital market risk measure

         The current risk-based capital guidelines require that capital be maintained for both balance sheet assets and off-balance-sheet exposures in accordance with their level of credit risk as defined by the Federal Reserve Board; however, currently they do not explicitly consider other risks, including liquidity, interest rate, and other market risks. In August 1996, the Federal Reserve Board issued a final rule, which amends the risk-based capital guidelines by incorporating a measure of market risk into the existing risk-based capital framework. The new rule is based on an amendment to the Basle Capital Accord that requires banking institutions with significant trading activity to measure and hold capital in support of their exposure to market risk. Under the new standard, risk-based capital ratios will take into account both the general market risk and specific risk of their debt and equity trading portfolios, and the general market risk associated with all trading and nontrading foreign exchange and commodity positions. A firm will be required to measure its exposure to market risk using internal models used to measure its daily value at risk, subject to regulatory approval that the internal models and risk management processes of the firm satisfy the rule's requirements. Internal model assumptions must be modified to conform with confidence levels and other assumptions specified by regulations. Upon adoption of the risk-based capital market risk measure, risk-based capital ratio requirements will be applied to J.P. Morgan, including J.P. Morgan Securities Inc. and Morgan Guaranty. In addition, the minimum leverage ratio for a bank holding company that is required to retain a "well capitalized" status will be reduced from 4% to 3%. Firms are required to adopt the risk-based capital market risk measure beginning no later than January 1, 1998, with earlier adoption permitted throughout 1997. Management believes that both J.P. Morgan and Morgan Guaranty will continue to exceed the minimum standards for a "well capitalized" bank holding company and bank respectively after adoption of the risk-based capital market risk measure.

         ACCOUNTING DEVELOPMENTS

         Accounting for Transfers of Assets and Servicing of Financial Assets and Extinguishments of Liabilities

         In 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers of Assets and Servicing of Financial Assets and Extinguishments of Liabilities, which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, and extinguishments of liabilities. The provisions of the Statement are to be applied to transfers of assets, servicing rights, and extinguishments of liabilities occurring after December 31, 1996, except for transfers involving repurchase agreements, securities borrowing/lending transactions, and financial assets provided as collateral. For these transactions, the Statement will be applied to transfers occurring after December 31, 1997. The adoption of this standard is expected to have no material impact on J.P. Morgan's consolidated financial statements for the year ending December 31, 1997. The firm is currently evaluating the impact of the new standard for the year ending December 31, 1998.

RESPONSIBILITY FOR FINANCIAL REPORTING



         The consolidated financial statements in this Annual report were prepared by the management of J.P. Morgan. In doing so, management applied generally accepted accounting principles and also exercised its judgment and made estimates in those instances where they were deemed appropriate. Other financial information that is included in the Annual report is consistent with that of the consolidated financial statements.

                  In discharging its responsibility both for the integrity and fairness of these statements and information, and for the examination of the accounting systems from which they are derived, management maintains a system of internal control designed to provide reasonable assurance, weighing the costs with the benefits sought, that transactions are executed in accordance with management's authorization, assets are safeguarded, and proper records are maintained. An important element in management's effort to establish a reliable control environment is the careful selection, training, and development of professional personnel, including internal auditors. Management believes that the system of internal control, which is subject to close scrutiny by management and by internal auditors and is revised as considered necessary, supports the integrity and reliability of the consolidated financial statements.

                  Further, the independent accountants perform a study and evaluation of the system of internal accounting control for the purpose of expressing an opinion on the consolidated financial statements of J.P. Morgan.

                  The Board of Directors of J.P. Morgan appoints an Audit Committee responsible for monitoring the accounting practices and internal controls of the company. The Committee, whose membership consists of directors who are not officers or employees of J.P. Morgan, meets periodically with members of the internal auditing staff to discuss the nature and scope of their work and to review such reports and other matters as the Committee deems necessary. The Committee also recommends to the Board of Directors the engagement of an independent accounting firm and meets with representatives of that firm to discuss the examination of the consolidated financial statements as well as other auditing and financial reporting matters. Both the internal auditors and the independent accountants are given access to the Audit Committee at any time to discuss privately matters they believe may be of significance.

                  In addition, J.P. Morgan is examined periodically by examiners from the Federal Reserve System, State of New York Banking Department, and other regulatory agencies. The Board of Directors and management consider reports that arise from such examinations.

         Douglas A. Warner III          John A. Mayer Jr.
         Chairman of the Board          Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS



         To the Board of Directors and Stockholders of J.P. Morgan & Co. Incorporated

         We have audited the accompanying consolidated balance sheet of J.P. Morgan & Co. Incorporated ("J.P. Morgan") and its subsidiaries as of December 31, 1996 and 1995, the related consolidated statements of income, of changes in stockholders' equity, and of cash flows for each of the three years in the period ended December 31, 1996, and the consolidated statement of condition of Morgan Guaranty Trust Company of New York and its subsidiaries as of December 31, 1996 and 1995. These financial statements are the responsibility of J.P. Morgan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                  In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of J.P. Morgan and its subsidiaries at December 31, 1996 and 1995, the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, and the financial position of Morgan Guaranty Trust Company of New York and its subsidiaries at December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

         PRICE WATERHOUSE LLP
         New York, New York
         January 8, 1997

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated

In millions, except per share data                   1996               1995               1994
-----------------------------------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue.............................     $10 713             $9 937             $8 379
Interest expense.............................       9 011              7 934              6 398
-----------------------------------------------------------------------------------------------
Net interest revenue.........................       1 702              2 003              1 981

NONINTEREST REVENUES
Trading revenue..............................       2 477              1 376              1 019
Investment banking revenue...................         921                584                434
Investment management revenue................         675                574                517
Fees and commissions.........................         582                708                750
Investment securities revenue................         303                517                751
Other revenue................................         195                142                 65
-----------------------------------------------------------------------------------------------
Total noninterest revenues...................       5 153              3 901              3 536

OPERATING EXPENSES
Employee compensation and benefits...........       2 884              2 498              2 217
Net occupancy................................         296                322                275
Technology and communications................         785                671                645
Other expenses...............................         558                507                555
-----------------------------------------------------------------------------------------------
Total operating expenses.....................       4 523              3 998              3 692
-----------------------------------------------------------------------------------------------
Income before income taxes...................       2 332              1 906              1 825
Income taxes.................................         758                610                610
-----------------------------------------------------------------------------------------------
Net income...................................       1 574              1 296              1 215
-----------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income (a)...............................     $  7.63             $ 6.42             $ 6.02
Dividends declared...........................        3.31               3.06               2.79
-----------------------------------------------------------------------------------------------

(a) Earnings per share amounts for 1996 and 1995 represent primary earnings per share. For 1996 and 1995, fully diluted earnings per share were $7.56 and $6.36 respectively. Earnings per share for 1994 represent both primary and fully diluted earnings per share.

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated


                                                                                                             December 31
                                                                                                       ----------------------
Dollars in millions                                                                                        1996          1995
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ...........................................................................    $    906      $  1 535
Interest-earning deposits with banks ..............................................................       1 908         1 986
Debt investment securities available-for-sale carried at fair value (Cost: $24 610 at 1996
   and $24 154 at 1995) ...........................................................................      24 865        24 638
Trading account assets, net of allowance for credit losses of $350 at 1996 ........................      90 980        69 408
Securities purchased under agreements to resell ($32 455 at 1996
   and $32 157 at 1995) and federal funds sold ....................................................      32 505        32 157
Securities borrowed ...............................................................................      27 931        19 830
Loans, net of allowance for credit losses of $566 at 1996 and $1 130 at 1995 ......................      27 554        22 323
Customers' acceptance liability ...................................................................         212           237
Accrued interest and accounts receivable ..........................................................       3 789         3 539
Premises and equipment, net .......................................................................       1 865         1 927
Other assets ......................................................................................       9 511         7 299
-----------------------------------------------------------------------------------------------------------------------------
Total assets ......................................................................................     222 026       184 879
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S. .........................................................................       1 501         3 287
   In offices outside the U.S. ....................................................................         708           744
Interest-bearing deposits:
   In offices in the U.S. .........................................................................       7 103         2 003
   In offices outside the U.S. ....................................................................      43 412        40 404
-----------------------------------------------------------------------------------------------------------------------------
Total deposits ....................................................................................      52 724        46 438
Trading account liabilities .......................................................................      50 919        45 289
Securities sold under agreements to repurchase ($56 117 at 1996 and
   $40 803 at 1995) and federal funds purchased ...................................................      61 429        45 099
Commercial paper ..................................................................................       4 132         2 801
Other liabilities for borrowed money ..............................................................      19 948        15 129
Accounts payable and accrued expenses .............................................................       5 935         5 643
Liability on acceptances ..........................................................................         212           237
Long-term debt not qualifying as risk-based capital ...............................................       9 411         5 737
Other liabilities, including allowance for credit losses of $200 at 1996 ..........................       1 442         4 465
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                        206 152       170 838
Long-term debt qualifying as risk-based capital ...................................................       3 692         3 590
Company-obligated mandatorily redeemable preferred securities of subsidiary .......................         750            --
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities .................................................................................     210 594       174 428
Commitments and contingencies (Notes 9, 18, 19, 20, and 23)

STOCKHOLDERS' EQUITY
Preferred stock ...................................................................................         694           494
Common stock, $2.50 par value (authorized shares: 500 000 000;
   issued: 200 688 123 at 1996 and 200 678 373 at 1995) ...........................................         502           502
Capital surplus ...................................................................................       1 446         1 430
Retained earnings .................................................................................       8 635         7 731
Net unrealized gains on investment securities, net of taxes .......................................         464           566
Other .............................................................................................         826           552
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                         12 567        11 275
Less: treasury stock (15 765 455 shares at 1996 and 13 562 755 shares at 1995) at cost ............       1 135           824
-----------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity ........................................................................      11 432        10 451
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity ........................................................     222 026       184 879
-----------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
J.P. Morgan & Co. Incorporated


In millions                                                                               1996         1995         1994
------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
Adjustable rate cumulative preferred stock balance, January 1 and December 31 ....     $   244      $   244       $  244
Variable cumulative preferred stock balance, January 1 and December 31 ...........         250          250          250
Fixed cumulative preferred stock:
   Balance, January 1 ............................................................          --           --           --
   Shares issued .................................................................         200           --           --
------------------------------------------------------------------------------------------------------------------------
Total preferred stock, December 31 ...............................................         694          494          494
------------------------------------------------------------------------------------------------------------------------

COMMON STOCK
Balance, January 1 ...............................................................         502          502          499
Shares issued or distributed under dividend reinvestment plan,
   various employee benefit plans, and conversion of debentures ..................          --           --            3
------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .............................................................         502          502          502
------------------------------------------------------------------------------------------------------------------------

CAPITAL SURPLUS
Balance, January 1 ...............................................................       1 430        1 452        1 393
Shares issued under dividend reinvestment plan, various employee benefit plans, and conversion of debentures and income tax
   benefits associated with stock options ........................................          16          (22)          59
------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .............................................................       1 446        1 430        1 452
------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance, January 1 ...............................................................       7 731        7 044        6 386
Net income .......................................................................       1 574        1 296        1 215
Dividends declared on adjustable rate cumulative preferred stock .................         (12)         (12)         (12)
Dividends declared on variable cumulative preferred stock ........................          (9)         (12)          (8)
Dividends declared on fixed cumulative preferred stock ...........................         (12)          --           --
Dividends declared on common stock ...............................................        (617)        (574)        (530)
Dividend equivalents on common stock issuable ....................................         (20)         (11)          (7)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .............................................................       8 635        7 731        7 044
------------------------------------------------------------------------------------------------------------------------

NET UNREALIZED GAINS ON INVESTMENT SECURITIES, NET OF TAXES
Balance, January 1 ...............................................................         566          456        1 165
Net change in unrealized gains, net of taxes .....................................        (102)         110         (709)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .............................................................         464          566          456
------------------------------------------------------------------------------------------------------------------------

OTHER

COMMON STOCK ISSUABLE UNDER STOCK AWARD PLANS
Balance, January 1 ...............................................................         556          369          253
Deferred stock awards, net .......................................................         282          187          116
------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .............................................................         838          556          369
------------------------------------------------------------------------------------------------------------------------

FOREIGN CURRENCY TRANSLATION
Balance, January 1 ...............................................................          (4)          (2)          (3)
Translation adjustments ..........................................................         (14)          (3)           2
Income tax benefit (expense) .....................................................           6            1           (1)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .............................................................         (12)          (4)          (2)
------------------------------------------------------------------------------------------------------------------------
Total other, December 31 .........................................................         826          552          367
------------------------------------------------------------------------------------------------------------------------

LESS: TREASURY STOCK
Balance, January 1 ...............................................................         824          747          328
Purchases ........................................................................         604          293          444
Shares distributed under various employee benefit plans ..........................        (293)        (216)         (25)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .............................................................       1 135          824          747
------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity, December 31 ..........................................      11 432       10 451        9 568
------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
J.P. Morgan & Co. Incorporated

In millions                                                                          1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------
NET INCOME .................................................................     $  1 574      $   1 296      $   1 215
Adjustments to reconcile to cash provided by (used in) operating activities:
   Noncash items: depreciation, amortization, deferred income taxes,
      stock award plans, and write-downs on investment securities ..........        1 055            598            390
   (Increase) decrease in assets:
      Trading account assets ...............................................      (21 919)       (12 271)       (15 772)
      Securities purchased under agreements to resell ......................         (297)       (10 974)         1 461
      Securities borrowed ..................................................       (8 101)        (7 703)        (1 309)
      Accrued interest and accounts receivable .............................         (250)         1 489            (92)
   Increase (decrease) in liabilities:
      Trading account liabilities ..........................................        5 632          8 937          18 151
      Securities sold under agreements to repurchase .......................       15 314         10 637          (6 140)
      Accounts payable and accrued expenses ................................           17           (788)            342
   Other changes in operating assets and liabilities, net ..................       (6 360)         6 655          (1 881)
   Net investment securities gains included in cash flows from
      investing activities .................................................         (294)          (539)           (747)
-----------------------------------------------------------------------------------------------------------------------
CASH USED IN OPERATING ACTIVITIES ..........................................      (13 629)        (2 663)         (4 382)
-----------------------------------------------------------------------------------------------------------------------
(Increase) decrease in interest-earning deposits with banks ................           78           (622)           (142)
Debt investment securities:
   Proceeds from sales .....................................................       29 754         42 262          51 091
   Proceeds from maturities, calls, and mandatory redemptions ..............        6 831          3 916           3 705
   Purchases ...............................................................      (36 923)       (46 419)        (59 062)
(Increase) decrease in federal funds sold ..................................          (50)           180            (119)
(Increase) decrease in loans ...............................................       (4 666)        (1 375)          2 209
Payments for premises and equipment ........................................         (183)          (237)          (341)
Other changes, net .........................................................          180         (1 064)          (493)
-----------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES ..........................................       (4 979)        (3 359)        (3 152)
-----------------------------------------------------------------------------------------------------------------------
(Decrease) in noninterest-bearing deposits .................................       (1 822)          (428)        (1 061)
Increase in interest-bearing deposits ......................................        8 109          3 820          3 703
Increase (decrease) in federal funds purchased .............................        1 016         (1 293)         2 483
Increase (decrease) in commercial paper ....................................        1 331           (706)           934
Other liabilities for borrowed money proceeds ..............................       29 455         23 864          7 946
Other liabilities for borrowed money payments ..............................      (26 222)       (18 240)        (8 128)
Long-term debt proceeds ....................................................        5 288          3 808          2 342
Long-term debt payments ....................................................       (1 426)        (1 399)          (879)
Proceeds from issuance of Company-obligated mandatorily
    redeemable preferred securities of subsidiary ..........................          750             --             --
Capital stock issued or distributed ........................................          424            143             61
Capital stock purchased ....................................................         (604)          (293)          (445)
Dividends paid .............................................................         (643)          (583)          (541)
Other changes, net .........................................................        2 319         (3 351)         2 297
-----------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES ......................................       17 975          5 342          8 712
-----------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and due from banks .................            4              5             24
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and due from banks .............................         (629)          (675)         1 202
Cash and due from banks, beginning of year .................................        1 535          2 210          1 008
-----------------------------------------------------------------------------------------------------------------------
Cash and due from banks, end of year .......................................          906          1 535          2 210
-----------------------------------------------------------------------------------------------------------------------
Cash disbursements made for:
   Interest ................................................................    $   8 898      $   7 568      $   6 178
   Income taxes ............................................................          748            560          1 223
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York

                                                                                           December 31
                                                                                     ----------------------
Dollars in millions                                                                      1996          1995
-----------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ........................................................     $    920      $  1 429
Interest-earning deposits with banks ...........................................        1 910         1 995
Debt investment securities available-for-sale carried at fair value ............       23 510        23 767
Trading account assets, net of allowance for credit losses of $350 at 1996 .....       72 549        55 373
Securities purchased under agreements to resell and federal funds sold .........       27 762        20 996
Loans, net of allowance for credit losses of $565 at 1996 and $1 129 at 1995 ...       27 378        22 190
Customers' acceptance liability ................................................          212           237
Accrued interest and accounts receivable .......................................        3 470         3 420
Premises and equipment, net of accumulated depreciation of
   $1 116 at 1996 and $1 232 at 1995 ...........................................        1 696         1 735
Other assets ...................................................................        5 406         4 571
-----------------------------------------------------------------------------------------------------------
Total assets ...................................................................      164 813       135 713
-----------------------------------------------------------------------------------------------------------
LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S. ......................................................        1 495         3 275
   In offices outside the U.S. .................................................          749           839
Interest-bearing deposits:
   In offices in the U.S. ......................................................        7 114         1 975
   In offices outside the U.S. .................................................       43 716        40 985
-----------------------------------------------------------------------------------------------------------
Total deposits .................................................................       53 074        47 074
Trading account liabilities ....................................................       44 039        39 197
Securities sold under agreements to repurchase and federal funds purchased .....       30 787        20 274
Other liabilities for borrowed money ...........................................       13 215         8 509
Accounts payable and accrued expenses ..........................................        4 203         4 187
Liability on acceptances .......................................................          212           237
Long-term debt not qualifying as risk-based capital (includes $942 at 1996 and
   $478 at 1995 of notes payable to J.P. Morgan) ...............................        5 436         2 846
Other liabilities, includes allowance for credit losses of $200 at 1996 ........          977         2 805
-----------------------------------------------------------------------------------------------------------
                                                                                      151 943       125 129
Long-term debt qualifying as risk-based capital (includes $2 780 at 1996
   and $1 400 at 1995 of notes payable to J.P. Morgan) .........................        2 979         1 599
-----------------------------------------------------------------------------------------------------------
Total liabilities ..............................................................      154 922       126 728
Commitments and contingencies

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2 500 000) .................           --            --
Common stock, $25 par value (authorized shares: 11 000 000 at 1996 and 1995;
   outstanding: 10 599 027 at 1996 and 1995) ...................................          265           265
Surplus ........................................................................        3 155         3 155
Undivided profits ..............................................................        6 334         5 286
Net unrealized gains on investment securities, net of taxes ....................          149           283
Foreign currency translation ...................................................          (12)           (4)
-----------------------------------------------------------------------------------------------------------
Total stockholder's equity .....................................................        9 891         8 985
-----------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity .....................................      164 813       135 713
-----------------------------------------------------------------------------------------------------------


Prior period balances were restated to reflect the merger of J.P. Morgan Delaware with Morgan Guaranty Trust Company of New York effective June 1996. Member of the Federal Reserve System and Federal Deposit Insurance Corporation.

The accompanying notes are an integral part of this consolidated financial statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




         1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         J.P. Morgan, a global financial services firm, is the holding company for subsidiaries engaged in providing a wide range of financial services including advisory, underwriting, financing, trading, asset management, brokerage, and related capabilities. J.P. Morgan provides these capabilities to a broad global client base including corporations, governments, institutions, and individuals. The accounting and reporting policies and practices of J.P. Morgan and subsidiaries, including Morgan Guaranty Trust Company of New York and subsidiaries (Morgan Guaranty), conform with generally accepted accounting principles. The following is a description of significant accounting policies and practices.

         Consolidation

         The consolidated financial statements include the accounts of J.P. Morgan and subsidiaries in which its percentage of ownership exceeds 50%. All material intercompany accounts and transactions have been eliminated in consolidation. The equity method of accounting is used in determining the carrying values of investments in companies in which the percentage of investment in voting stock is 20% or more but not more than 50%; these investments are included in Other assets.

         Investment Securities

         Debt investment securities:

         Debt investment securities are held to maximize total return over the longer term. Debt investment securities that may be sold in response to or in anticipation of changes in interest rates and prepayment risk, liquidity considerations, and other factors are considered available-for-sale. Such securities are carried at fair value with unrealized gains and losses, including the effect of hedges, reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes, until realized.

                  Realized gains and losses on debt investment securities, which are generally computed by the specific identification method, and other-than-temporary impairments in value are included in Investment securities revenue. Debt investment securities transactions are recorded on their trade dates. Carrying values of individual debt investment securities are reduced, if necessary, through write-downs to reflect other-than-temporary impairments in value. In instances where J.P. Morgan has the positive intent and ability to hold to maturity, investment securities will be carried at cost, adjusted for amortization of premiums and accretion of discounts.

         Equity investment securities:

         Equity investment securities of companies are held for long-term appreciation and are included in Other assets.

                  Marketable equity investment securities are carried at fair value with unrealized gains and losses reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes, until realized. Nonmarketable equity investment securities are carried at cost. In the case of securities held in subsidiaries registered as Small Business Investment Companies (SBICs), equity investment securities are carried at fair value with changes in value recognized currently in earnings.

                  Carrying values of individual equity investment securities are reduced through write-downs to reflect other-than-temporary impairments in value. Realized gains and losses on equity investment securities, which are generally computed by the average cost method for a security, changes in the fair value of securities held in SBICs, other-than-temporary impairments in value, and related dividend income are included in Investment securities revenue.

         Trading account assets and liabilities

         Trading account assets and liabilities are carried at market value and are recorded as of their trade dates. Short trading positions are classified as liabilities. Gains and losses on trading positions are recognized currently as Trading revenue.

         Securities financing arrangements

         Securities purchased under agreements to resell (resale agreements) and Securities sold under agreements to repurchase (repurchase agreements) are generally treated as collateralized borrowing and lending transactions and are carried at the amounts at which the securities were initially acquired or sold. Securities borrowed for cash collateral are included on the balance sheet at the amount of cash advanced in connection with the transaction. Interest income and Interest expense are accrued ratably over the life of each agreement.

                  J.P. Morgan takes possession of securities purchased under resale agreements. J.P. Morgan monitors the market value of the underlying securities, the majority of which are U.S. government and agency securities, as compared to the related receivable plus accrued interest, and, as necessary, requests additional collateral.

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

         Aggregate allowance for credit losses

         An aggregate allowance is maintained that is considered adequate to absorb losses inherent in the existing portfolios of loans and other undertakings to extend credit, such as unused loan commitments, or to make payments to others for which a client is ultimately liable, such as standby letters of credit and guarantees, commercial letters of credit and acceptances, and all other credit exposures, including derivatives.

                  Prior to December 31, 1996, the aggregate allowance for credit losses was displayed in the consolidated balance sheet as a reduction of the carrying value of loans. For financial statement reporting purposes, beginning December 31, 1996, in accordance with the American Institute of Certified Public Accountants Banks and Savings Institutions Audit Guide, while we consider it in the aggregate, the total allowance has been apportioned and displayed as a reduction of Loans, a reduction of Trading account assets relating to derivatives, and as Other liabilities relating to undertakings to extend credit that are not currently reflected on the consolidated balance sheet, such as standby letters of credit, guarantees, and commitments. Prior period amounts have not been reclassified.

                  Given the global and diversified nature of our business, expected shifts in the relative level of credit risk among financial instruments, and the numerous estimates and assumptions necessary to derive such allocated amounts, it is expected that portions of the aggregate allowance may be reclassified from time to time among Loans, Trading account assets, and Other liabilities. A judgment as to the adequacy of the aggregate allowance is made at the end of each quarterly reporting period. Should the aggregate allowance require adjustment either because of reductions due to charge-offs or because of changes in the size or risk characteristics of the portfolios, it is adjusted through a Provision for credit losses in the quarterly reporting period.

         Premises and equipment

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is generally computed using the straight-line method over the estimated useful lives of the related assets.

         Derivatives used for trading purposes

         Derivatives entered into for trading purposes or used as hedges of trading instruments are carried at market value. Instruments used for trading purposes include swaps, futures, forwards, spot, and options contracts in the interest rate, foreign exchange, equity, and commodity markets. Gains and losses associated with such derivatives are recognized currently in Trading revenue. The portion of the market value associated with derivatives that reflects credit considerations, ongoing servicing, and transaction hedging costs is recognized over the life of the agreement in Trading revenue. Unrealized gains and losses are reported on a gross basis in Trading account assets or Trading account liabilities, after taking into consideration the offsetting permitted under Financial Accounting Standards Board Interpretation No. 39 (FIN No. 39), Offsetting of Amounts Related to Certain Contracts. The market values of options purchased and written are recorded on a gross basis in Trading account assets and Trading account liabilities respectively.

         Derivatives used for purposes other-than-trading

         Derivatives used for purposes other-than-trading are utilized to hedge exposures, to modify the interest rate characteristics of related balance sheet instruments, or to meet longer-term investment objectives, including maximization of net interest revenue. The specific criteria required for derivatives used for such purposes are described below. Derivatives that do not meet these criteria are carried at market value with changes in value recognized currently in earnings.

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

                  Investment management revenue and revenue from Fees and commissions are recognized as revenue when the related service is performed. Commitment fees are recognized as revenue in the period the unused commitment is available.

         Stock options and awards

         J.P. Morgan accounts for its stock-based compensation plans in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with APB No. 25, no compensation cost is recorded in conjunction with stock options granted under such stock-based compensation plans because such options are granted at an exercise price that is not less than the market price of the underlying stock on the date of grant. Compensation expense related to restricted stock awards, stock bonus awards, stock unit awards, redeemable preferred stock, and deferred stock payable in stock granted under the stock-based compensation plans of J.P. Morgan is recorded over the period in which the employees who receive such awards perform services.

                  Effective January 1, 1996, J.P. Morgan adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits either the recognition of compensation cost for the estimated fair value of employee stock-based compensation arrangements on the date of grant, or the disclosure in the notes to the consolidated financial statements of the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. J.P. Morgan has adopted the disclosure option and continues to apply APB Opinion No. 25 in accounting for its stock-based compensation plans.

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

         Statement of cash flows

         Cash flows from trading account assets and liabilities, trading-related derivative transactions, resale and repurchase agreements, and securities borrowed are classified as operating activities. Cash flows from investment securities, including securities available-for-sale, are classified as investing activities. Cash flows from sales of investment securities that had remaining lives of greater than one year when purchased and less than 90 days when sold, mandatory redemptions, and calls are classified as proceeds from maturities. Cash flows from derivative transactions used as hedges are classified consistent with the items being hedged.

         Other

         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         Certain prior-year amounts have been reclassified to conform with the 1996 presentation.


         2. ACCOUNTING CHANGES AND DEVELOPMENTS

         Accounting for impairment of a loan

         Effective January 1, 1995, J.P. Morgan adopted SFAS No. 114 and subsequent amendment SFAS No. 118, both entitled Accounting by Creditors for Impairment of a Loan, which prescribe criteria for recognition of loan impairment as well as methods to measure impairment of certain loans, including loans whose terms were modified in troubled debt restructurings. The standards require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. The adoption of these standards did not have a material impact on J.P. Morgan's consolidated financial statements and did not affect its charge-off policy.

         Accounting for transfers of assets and servicing of financial assets and extinguishments of liabilities

         In 1996, the Financial Accounting Standards Board issued SFAS No. 125, entitled Accounting for Transfers of Assets and Servicing of Financial Assets and Extinguishments of Liabilities, which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, and extinguishments of liabilities. The provisions of the Statement are to be applied to transfers of assets, servicing rights, and extinguishments of liabilities occurring after December 31, 1996, except for transfers involving repurchase agreements, securities borrowing/lending transactions, and financial assets provided as collateral. For these transactions, the Statement will be applied to transfers occurring after December 31, 1997. The adoption of this standard is expected to have no material impact on J.P. Morgan's consolidated financial statements for the year ending December 31, 1997. The firm is currently evaluating the impact of the new standard for the year ending December 31, 1998.


         3. DISPOSITION OF CUSTODY AND CASH PROCESSING BUSINESSES

         In 1996, J.P. Morgan completed the sale of its institutional U.S. cash processing business. The sale did not have a material effect on earnings.

                  In 1995, J.P. Morgan sold its global and local custody businesses and its U.S. commercial paper issuing and paying agency business and discontinued certain cash services businesses. Gross proceeds of $260 million from the sales were recorded in Other revenue. The firm recorded $220 million of nonrecurring costs, net against proceeds, associated with the exit of these businesses. The costs included severance and other personnel-related costs of $35 million, unreimbursed transition costs of $35 million, and other costs of approximately $40 million. In addition, a real estate charge of $110 million was recorded as a result of the rationalization of the firm's space requirements coincident with the disposition of these businesses and the corresponding reduction in personnel. The total number of personnel affected by these actions approximated 1,200. As of December 31, 1996, no material changes occurred with respect to nonrecurring costs related to the exit of these businesses, exclusive of planned expenditures.

                  The transition of client accounts to the buyers of the sold businesses is expected to be completed over the next 12 months. The firm is contractually obligated to provide certain services to these clients for the benefit of the buyers until the transitions are complete.

                  Total revenues for the above exited businesses were approximately 2% and 6% of consolidated total revenues in 1996 and 1995 respectively.

         4. INTEREST REVENUE AND EXPENSE

         An analysis of interest revenue and expense derived from on- and off-balance-sheet financial instruments is presented in the table below. Interest revenue and expense associated with derivative financial instruments, such as swaps, forwards, spot, futures, options, and debt securities forwards, used as hedges or to modify the interest rate characteristics of assets and liabilities, is attributed to and included with the related balance sheet instrument. Net interest revenue associated with risk-adjusting swaps that are used to meet longer-term investment objectives, including the maximization of net interest revenue, is not attributed to a specific balance sheet instrument, but is included in the Other sources caption in the table below.

         In millions                                              1996    1995     1994
         ---------------------------------------------------------------------------------
         INTEREST REVENUE
         Deposits with banks ...............................   $   110    $  168    $  197
         Debt investment securities (a) ....................     1 601     1 552     1 206
         Trading account assets ............................     3 275     3 036     2 784
         Securities purchased under agreements to resell
            and federal funds sold .........................     2 254     1 942     1 593
         Securities borrowed ...............................     1 284       876       624
         Loans .............................................     1 776     1 699     1 409
         Other sources, primarily risk-adjusting swaps .....       413       664       566
         ---------------------------------------------------------------------------------
         Total interest revenue ............................    10 713     9 937     8 379
         ---------------------------------------------------------------------------------
         INTEREST EXPENSE
         Deposits ..........................................     2 541     2 520     1 946
         Trading account liabilities .......................     1 302     1 361     1 288
         Securities sold under agreements to repurchase
            and federal funds purchased ....................     3 295     2 568     2 196
         Other borrowed money ..............................     1 248       935       679
         Long-term debt ....................................       625       550       289
         ---------------------------------------------------------------------------------
         Total interest expense ............................     9 011     7 934     6 398
         ---------------------------------------------------------------------------------
         Net interest revenue ..............................     1 702     2 003     1 981
         ---------------------------------------------------------------------------------

     (a) Interest revenue from debt investment securities included taxable revenue of $1,484 million, $1,392 million, and $1,035 million and revenue exempt from U.S. income taxes of $117 million, $160 million, and $171 million in 1996, 1995, and 1994 respectively.

         For the 12 months ended December 31, 1996, 1995, and 1994, net interest revenue associated with derivatives used for purposes other-than-trading was approximately $125 million, $370 million, and $150 million respectively. At December 31, 1996 and 1995, approximately $225 million and $250 million respectively of net deferred losses on closed derivative contracts used for purposes other-than-trading were recorded on the consolidated balance sheet. Such amounts are primarily composed of net deferred losses on closed hedge contracts included in the amortized cost of the debt investment portfolio at December 31, 1996 and 1995. As discussed in Note 7 to the consolidated financial statements, Investment securities, the net unrealized appreciation associated with the debt investment portfolio was $255 million and $484 million at December 31, 1996 and 1995, respectively. The amount of net deferred gains or losses on closed derivative contracts will change from period to period, primarily due to amortization of such amounts to net interest revenue and the execution of our investing strategies, which may result in the sale of the underlying hedged instruments and/or termination of hedge contracts. Net deferred losses on closed derivative contracts at December 31, 1996, are expected to amortize into Net interest revenue as follows: $95 million in 1997; $75 million in 1998; $35 million in 1999; $10 million in 2000; $7 million in 2001; and approximately $3 million thereafter.

         5. TRADING REVENUE

         Trading revenue disaggregated by principal product groupings is presented below. For additional information refer to the Trading revenue discussion in the Financial review.

         In millions                         1996         1995         1994
         ----------------------------------------------------------------------
         Fixed Income.................     $1 540          $ 668          $ 766
         Equities.....................        330            249            115
         Foreign Exchange.............        320            253            168
         Commodities..................         34             42             82
         Proprietary Trading..........        253            164           (112)
         ----------------------------------------------------------------------
         Trading revenue..............      2 477          1 376          1 019
         ----------------------------------------------------------------------




         6. CASH AND DUE FROM BANKS

         J.P. Morgan is required to maintain noninterest-earning reserve balances with U.S. Federal Reserve banks and various foreign central banks. Such balances, which are based principally on deposits outstanding, are included in Cash and due from banks. At December 31, 1996 and 1995, required reserves were $259 million and $385 million respectively, compared with average required reserves during the year of $306 million in 1996 and $378 million in 1995.


         7. INVESTMENT SECURITIES

         Debt investment securities

         The debt investment securities portfolio is classified as available-for-sale and measured at fair value with unrealized gains and losses excluded from earnings and reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes, until realized.

                  Gross unrealized gains and losses, as well as a comparison of the cost and carrying value of debt investment securities available-for-sale and carried at fair value at December 31, 1996, 1995, and 1994, are presented in the table on the following page. Net unrealized appreciation associated with debt investment securities at December 31, 1996, was $255 million, consisting of gross unrealized appreciation of $405 million and gross unrealized depreciation of $150 million. Such amounts represent the gross unrealized appreciation or depreciation on each debt security, including the effects of any related hedge. For additional detail of gross unrealized gains and losses associated with open derivative contracts used to hedge debt investment securities, see Note 10 to the consolidated financial statements, Estimated fair value of financial instruments.

                                                                        Gross         Gross      Fair and
                                                                   unrealized    unrealized      carrying
         In millions                                       Cost         gains        losses         value
         ------------------------------------------------------------------------------------------------
         1996
         U.S. Treasury ..........................       $ 1 773       $    80       $    13       $ 1 840
         U.S. government agency, principally
            mortgage-backed .....................        16 848           109           114        16 843
         U.S. state and political subdivision ...         1 575           164            15         1 724
         U.S. corporate and bank debt ...........           304             1            --           305
         Foreign government (a) .................         1 501            39             6         1 534
         Foreign corporate and bank debt ........         2 499            11             2         2 508
         Other ..................................           110             1            --           111
         ------------------------------------------------------------------------------------------------
         Total debt investment securities .......        24 610           405           150        24 865
         ------------------------------------------------------------------------------------------------


                                                                        Gross         Gross      Fair and
                                                                   unrealized    unrealized      carrying
         In millions                                       Cost         gains        losses         value
         ------------------------------------------------------------------------------------------------
         1995
         U.S. Treasury ..........................       $ 1 892       $   136       $     2       $ 2 026
         U.S. government agency, principally
            mortgage-backed .....................        15 392           200            69        15 523
         U.S. state and political subdivision ...         1 875           214            16         2 073
         U.S. corporate and bank debt ...........           188             5            --           193
         Foreign government (a) .................         3 413            33            21         3 425
         Foreign corporate and bank debt ........         1 295             6             3         1 298
         Other ..................................            99             1            --           100
         ------------------------------------------------------------------------------------------------
         Total debt investment securities .......        24 154           595           111        24 638
         ------------------------------------------------------------------------------------------------


                                                                        Gross         Gross      Fair and
                                                                   unrealized    unrealized      carrying
         In millions                                       Cost         gains        losses         value
         ------------------------------------------------------------------------------------------------
         1994
         U.S. Treasury ..........................       $ 1 651       $    14       $    42       $ 1 623
         U.S. government agency, principally
            mortgage-backed .....................        13 531           210            88        13 653
         U.S. state and political subdivision ...         2 396           157            58         2 495
         U.S. corporate and bank debt ...........           265            17            --           282
         Foreign government (a) .................         3 758            20            65         3 713
         Foreign corporate and bank debt ........           802             7            19           790
         Other ..................................           100             1            --           101
         ------------------------------------------------------------------------------------------------
         Total debt investment securities .......        22 503           426           272        22 657
         ------------------------------------------------------------------------------------------------

     (a) Primarily includes debt of countries that are members of the Organization for Economic Cooperation and Development.

         At December 31, 1996, there were no securities of a single issuer, excluding the U.S. Treasury and U.S. government agencies, whose fair value exceeded 10% of stockholders' equity.

                  The following table presents the components of Investment securities revenue realized related to the debt investment securities portfolio during 1996, 1995, and 1994.

         In millions                                                       1996      1995      1994
         ------------------------------------------------------------------------------------------
         Gross realized gains from sales of securities ...............    $ 231     $ 371     $ 411
         Gross realized losses from sales of securities ..............     (214)     (363)     (307)
         Net gains on maturities, calls, and mandatory redemptions ...       --        13        18
         ------------------------------------------------------------------------------------------
         Net debt investment securities gains ........................       17        21       122
         ------------------------------------------------------------------------------------------


         A profile of the maturities of available-for-sale debt investment securities as of December 31, 1996, and the related weighted-average rates on such securities is presented in the following table. Mortgage-backed securities are included based on their weighted-average lives, reflecting anticipated future prepayments based on a consensus of dealers in the market.

                                                                     After one     After five
                                                         Within       year but      years but
                                                            one         within         within      After ten
         In millions                                       year           five            ten          years          Total
         ------------------------------------------------------------------------------------------------------------------
         U.S. Treasury ..........................       $    86        $   735        $   127        $   825        $ 1 773
         U.S. government agency,
            principally mortgage-backed .........           234          9 328          7 243             43         16 848
         U.S. state and political subdivision ...            68            410            271            826          1 575
         U.S. corporate and bank debt ...........            39            166             51             48            304
         Foreign government .....................           368            902             69            162          1 501
         Foreign corporate and bank debt ........           705          1 136            596             62          2 499
         Other ..................................            --             --             --            110            110
         ------------------------------------------------------------------------------------------------------------------
         Total debt investment securities,
            at cost .............................         1 500         12 677          8 357          2 076         24 610
         Fair value .............................         1 504         12 746          8 415          2 200         24 865
         ------------------------------------------------------------------------------------------------------------------
         Net unrealized gains ...................             4             69             58            124            255
         ------------------------------------------------------------------------------------------------------------------
         Average rates on debt
            investment securities, at cost ......          6.11%          7.02%         7.85%          8.37%          7.36%
         ------------------------------------------------------------------------------------------------------------------

         Average rates represent the weighted average at December 31, 1996, and include the effects of various hedging transactions. Average rates do not give effect to unrealized gains and losses that are reflected as a component of stockholders' equity. U.S. state and political subdivision securities have been adjusted to a taxable-equivalent basis.

         Equity investment securities

         Equity investment securities are held for long-term appreciation and are included in Other assets. These securities, which are acquired primarily through private placements, management buyouts, privatizations, and recapitalizations and consist of both marketable and nonmarketable securities, are generally owned by J.P. Morgan Capital Corporation, a wholly owned nonbank subsidiary of J.P. Morgan. Quoted or estimated values of equity investment securities do not necessarily represent net realizable amounts, as the timing or size of transactions and the liquidity of the markets may not support realization of these values. Fair values for equity investment securities for which the publicly quoted market prices do not represent the net realizable amounts or for which there are no publicly quoted market prices are determined by management based on financial and other available information. Most of our equity investment securities are subject to legal, regulatory, and contractual restrictions that limit our ability to dispose of them freely.

                  At December 31, 1996, 1995, and 1994, marketable equity investment securities were carried at fair value and largely classified as available-for-sale. Net unrealized appreciation of $477 million, $440 million, and $576 million associated with available-for-sale equity investment securities at December 31, 1996, 1995, and 1994 respectively primarily related to investments in insurance-industry-related securities at December 31, 1996, and investments in insurance and health-care-industry-related securities at December 31, 1995 and 1994. Such net unrealized appreciation is included within the stockholders' equity account Net unrealized gains on investment securities, net of taxes. Net realized gains on equity investment securities during 1996 of $247 million are reflected in Investment securities revenue. This amount represents $277 million of gross realized gains and $30 million of write-downs of equity investment securities. In 1995 and 1994 net realized gains from equity investment securities were $485 million and $606 million after write-downs of $33 million and $19 million respectively. Gross unrealized gains and losses as well as a comparison of the cost, fair value, and carrying value of marketable available-for-sale equity investment securities at December 31, 1996, 1995, and 1994 follows.

         In millions: December 31             1996           1995          1994
         ----------------------------------------------------------------------
         Cost.......................          $365           $237          $183
         Gross unrealized gains.....           479            441           579
         Gross unrealized losses....            (2)            (1)           (3)
         ----------------------------------------------------------------------
         Fair and carrying value....           842            677           759
         ----------------------------------------------------------------------


         Nonmarketable equity investment securities and securities held in SBICs are outside the scope of SFAS No. 115, and are carried at cost and fair value respectively. The carrying value of such investments is $499 million at December 31, 1996, $424 million at December 31, 1995, and $432 million at December 31, 1994. The estimated fair value of these securities was $614 million, $509 million, and $528 million at December 31, 1996, 1995, and 1994, respectively. Net unrealized appreciation was primarily related to investments in the communications and insurance industries at December 31, 1996, and an investment in the communication industry at December 31, 1995 and 1994.


         8. TRADING ACCOUNT ASSETS AND LIABILITIES

         Trading account assets and liabilities, including derivative instruments used for trading purposes, are carried at fair value. The following table presents the carrying value of trading account assets, before taking into consideration the allowance for credit losses, and trading account liabilities at December 31, 1996 and 1995, and the average balance for the years then ended.

                                                                             1996                         1995
                                                                    ----------------------       -----------------------
                                                                    Carrying       Average       Carrying        Average
         In millions                                                   value       balance          value        balance
         ---------------------------------------------------------------------------------------------------------------
         TRADING ACCOUNT ASSETS (a)
         U.S. Treasury...................................            $13 677       $10 214        $ 8 396        $ 6 900
         U.S. government agency..........................              6 163         3 527          2 549          2 410
         Foreign government..............................             24 348        20 784         20 111         20 139
         Corporate debt and equity.......................             17 376        14 589         12 406         10 008
         Other securities................................              3 905         6 315          3 147          4 834
         Interest rate and currency swaps................             11 663        10 653         12 444         13 032
         Foreign exchange contracts......................              2 507         2 701          3 286          4 920
         Interest rate futures and forwards..............                405           341            444            309
         Commodity and equity contracts..................              2 811         3 035          1 377          1 372
         Purchased option contracts......................              8 475         6 061          5 248          4 095
         ---------------------------------------------------------------------------------------------------------------
                                                                      91 330        78 220         69 408         68 019
         ---------------------------------------------------------------------------------------------------------------
         TRADING ACCOUNT LIABILITIES
         U.S. Treasury...................................              7 758         8 804          9 282          7 070
         Foreign government..............................              9 343         9 115          8 953         10 334
         Corporate debt and equity.......................              5 372         4 393          2 847          3 384
         Other securities................................                801         2 498            668          1 552
         Interest rate and currency swaps................             12 037        10 252         11 208         12 016
         Foreign exchange contracts......................              4 173         4 323          4 126          4 501
         Interest rate futures and forwards..............                705           570            549            373
         Commodity and equity contracts..................              2 400         2 982          2 595          1 633
         Written option contracts........................              8 330         6 165          5 061          4 320
         ---------------------------------------------------------------------------------------------------------------
                                                                      50 919        49 102         45 289         45 183
         ---------------------------------------------------------------------------------------------------------------

     (a) Refer to Note 12 to the consolidated financial statements for a discussion of the aggregate allowance for credit losses.

         9. OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

         Derivatives

         Derivatives may be used either for trading or other-than-trading purposes. Other-than-trading purposes are primarily related to our investing activities. Accordingly, the notional amounts presented in the table below have been identified as relating to either trading or other-than-trading purposes based on management's intent and ongoing usage. A summary of the credit exposure, which is represented by the positive market value associated with derivatives, after considering the benefit of approximately $36.5 billion and $27.7 billion of master netting agreements in effect at December 31, 1996 and 1995, respectively is also presented.

                                                                      Notional amounts       Credit exposure
                                                                     -------------------    ------------------
         In billions: December 31                                        1996       1995       1996       1995
         -----------------------------------------------------------------------------------------------------
         Interest rate and currency swaps
            Trading ..............................................   $1 867.9   $1 233.3
            Other-than-trading (a) (b) (c) .......................      253.0      282.3
         -----------------------------------------------------------------------------------------------------
            Total interest rate and currency swaps ...............    2 120.9    1 515.6    $  11.7    $  12.4
         -----------------------------------------------------------------------------------------------------
         Foreign exchange spot, forward, and futures contracts
            Trading ..............................................      583.3      443.7
            Other-than-trading (a) (b) ...........................       36.8       18.1
         -----------------------------------------------------------------------------------------------------
            Total foreign exchange spot, forward,
               and futures contracts .............................      620.1      461.8        2.5        3.3
         -----------------------------------------------------------------------------------------------------
         Interest rate futures, forward rate agreements,
            and debt securities forwards
            Trading ..............................................      524.8      412.7
            Other-than-trading ...................................       43.4        2.7
         -----------------------------------------------------------------------------------------------------
            Total interest rate futures, forward rate
               agreements, and debt securities forwards ..........      568.2      415.4        0.4        0.5
         -----------------------------------------------------------------------------------------------------
         Commodity and equity swaps, forward,
            and futures contracts, all trading ...................       77.2       65.1        2.8        1.4
         -----------------------------------------------------------------------------------------------------
         Purchased options (d)
            Trading ..............................................      614.8      462.2
            Other-than-trading (a) ...............................        2.1        2.6
         -----------------------------------------------------------------------------------------------------
            Total purchased options ..............................      616.9      464.8        8.5        5.2
         -----------------------------------------------------------------------------------------------------
         Written options, all trading (e) (f) ....................      713.0      524.0         --         --
         -----------------------------------------------------------------------------------------------------
         Total credit exposure recorded as assets
            on the consolidated balance sheet ....................                             25.9       22.8
         -----------------------------------------------------------------------------------------------------

     (a) The majority of J.P. Morgan's derivatives used for purposes other-than-trading are transacted with independently managed J.P. Morgan derivatives dealers who function as intermediaries for credit and administrative purposes.

     (b) At December 31, 1996 and 1995, the notional amounts of derivative contracts used for purposes other-than-trading conducted in the foreign exchange markets, primarily forward contracts, amounted to $40.6 billion and $20.8 billion respectively. At December 31, 1996, these contracts were primarily denominated in the following currencies:
         German deutsche mark $5.9 billion, Italian lira $5.9 billion, Japanese yen $5.2 billion, French franc $4.1 billion, Swiss franc $3.4 billion, Spanish peseta $3.1 billion, Belgian franc $3.1 billion, British pound $1.9 billion, Australian dollar $1.4 billion, and European Currency Unit $1.1 billion. At December 31, 1995, these contracts were primarily denominated in the following currencies: German deutsche mark $4.6 billion, Italian lira $2.5 billion, Japanese yen $2.3 billion, French franc $1.8 billion, British pound $1.7 billion, Spanish peseta $1.7 billion, Belgian franc $1.5 billion, and Swiss franc $1.5 billion.

     (c) The notional amounts of risk-adjusting swaps were $214.3 billion and $259.4 billion at December 31, 1996 and 1995, respectively.

     (d) At December 31, 1996 and 1995, purchased options used for trading purposes included $477.5 billion and $356.7 billion respectively of interest rate options, $106.3 billion and $72.5 billion respectively of foreign exchange options, and $31.0 billion and $33.0 billion respectively of commodity and equity options. Only interest rate options are used for purposes other-than-trading. Purchased options executed on an exchange amounted to $165.5 billion and $137.4 billion and those negotiated over-the-counter amounted to $451.4 billion and $327.4 billion at December 31, 1996 and 1995 respectively.

     (e) At December 31, 1996 and 1995, written options included $557.7 billion and $414.6 billion respectively of interest rate options, $118.2 billion and $72.8 billion respectively of foreign exchange options, and $37.1 billion and $36.6 billion respectively of commodity and equity options. Written options executed on an exchange amounted to $181.8 billion and $162.4 billion and those negotiated over-the-counter amounted to $531.2 billion and $361.6 billion at December 31, 1996 and 1995 respectively.

     (f) The total notional amount of written put options includes $8.4 billion and $6.7 billion of written put option contracts on debt securities at December 31, 1996 and 1995, respectively.

         The following presents the credit exposure associated with derivatives at December 31, 1996 and 1995, segregated by type of counterparty.

                                                    Nonbank
                                                  financial        Govern-
         In billions: December 31              institutions          ments         Banks      All other          Total
         -------------------------------------------------------------------------------------------------------------
         1996
         Credit exposure....................           $8.8           $2.4          $9.4           $5.3          $25.9
         -------------------------------------------------------------------------------------------------------------

         1995
         Credit exposure....................            5.8            2.8           8.9            5.3           22.8
         -------------------------------------------------------------------------------------------------------------


         Credit-related financial instruments

         Credit-related financial instruments include commitments to extend credit, standby letters of credit and guarantees, and indemnifications in connection with securities lending activities. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless. The total contractual amount of credit-related financial instruments does not represent the expected future liquidity requirements, since a significant amount of commitments to extend credit and standby letters of credit and guarantees are expected to expire or mature without being drawn. The credit risk associated with these instruments varies depending on the creditworthiness of the client and the value of any collateral held. Commitments to extend credit generally require the client to meet certain credit-related terms and conditions before drawdown. Collateral is required in connection with securities lending indemnifications. Market risk for commitments to extend credit and standby letters of credit and guarantees, while not significant, may exist as availability of and access to credit markets changes.

                  A summary of the contractual amount of credit-related instruments at December 31 is presented in the following table.

         In billions                                               1996           1995
         -----------------------------------------------------------------------------
         Commitments to extend credit.....................        $64.7          $55.1
         Standby letters of credit and guarantees.........         13.9           11.7
         Securities lending indemnifications (a)..........          5.5            5.4
         -----------------------------------------------------------------------------

     (a) At December 31, 1996 and 1995, J.P. Morgan held cash and other collateral in support of securities lending indemnifications.

         The following presents the contractual amount of commitments to extend credit and standby letters of credit and guarantees at December 31, 1996 and 1995, segregated by type of counterparty.

                                                    Nonbank
                                                  financial        Govern-
         In billions: December 31              institutions          ments         Banks        All other        Total
         -------------------------------------------------------------------------------------------------------------
         1996
         Commitments to extend credit.......          $11.1           $3.4          $3.9         $46.3           $64.7
         Standby letters of credit and
            guarantees......................            4.8            2.4           0.3           6.4(a)         13.9
         -------------------------------------------------------------------------------------------------------------

         1995
         Commitments to extend credit.......            9.4            3.7           4.4          37.6(b)         55.1
         Standby letters of credit and
            guarantees......................            3.8            2.0           0.5           5.4(a)         11.7
         -------------------------------------------------------------------------------------------------------------

     (a) The utilities and health care industries at December 31, 1996 and 1995, each exceeded 10% of this amount.

     (b) At December 31, 1995, the utilities industry exceeded 10% of this amount.

         Included in Fees and commissions are credit-related fees of $156 million, $162 million, and $204 million for the years ended December 31, 1996, 1995, and 1994, respectively, which are primarily earned from commitments to extend credit, standby letters of credit and guarantees, and securities lending indemnifications.

         Other

         Consistent with industry practice, amounts receivable and payable for securities that have not reached the contractual settlement dates are recorded net on the consolidated balance sheet. Amounts receivable for securities sold of $20.1 billion and $27.5 billion were netted against amounts payable for securities purchased of $17.1 billion and $31.6 billion to arrive at a net trade date receivable of $3.0 billion, recorded in Other assets, and a net trade date payable of $4.1 billion, recorded in Other liabilities, at December 31, 1996 and 1995, respectively.


         10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, J.P. Morgan estimates that the aggregate net fair value of all balance sheet and off-balance-sheet financial instruments exceeded associated net carrying values by $1.7 billion and $1.4 billion at December 31, 1996 and 1995, respectively before considering income taxes.

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

         The following table presents the carrying value and fair value of J.P. Morgan's financial instruments at December 31, 1996 and 1995.

                                                                      1996                                  1995
                                                      -----------------------------------------------------------------------
                                                                                Appre-                                 Appre-
                                                                              ciation/                               ciation/
                                                      Carrying        Fair     (depre-      Carrying        Fair      (depre-
         In billions                                     value       value    ciation)         value       value     ciation)
         --------------------------------------------------------------------------------------------------------------------
         FINANCIAL INSTRUMENTS USED FOR
         TRADING PURPOSES:
         FINANCIAL ASSETS:
         Trading account assets, net (a) .........       $91.0       $91.3       $ 0.3 (b)     $69.4       $69.4        $  --
         Securities purchased under
            agreements to resell and
            federal funds sold (c) ...............        32.5        32.5           --         32.2        32.2           --
         Securities borrowed (d) .................        27.9        27.9           --         19.8        19.8           --

         FINANCIAL LIABILITIES:
         Trading account liabilities (a) .........        50.9        50.9           --         45.3        45.3           --
         Securities sold under agreements
            to repurchase and federal funds
            purchased (c) ........................        61.4        61.5         (0.1)        45.1        45.3         (0.2)

         FINANCIAL INSTRUMENTS USED FOR
         PURPOSES OTHER THAN TRADING:
         FINANCIAL ASSETS: (e)
         Debt investment securities ..............        24.9        24.9           --         24.6        24.6           --
         Loans, net ..............................        27.6        28.2          0.6 (b)     22.3        23.5          1.2 (b)
         Other financial assets (f) ..............        15.8        16.0          0.2         14.2        14.2           --

         FINANCIAL LIABILITIES: (e)
         Deposits ................................        52.7        52.8         (0.1)        46.4        46.5         (0.1)
            Related derivatives ..................          --        (0.1)         0.1           --        (0.1)         0.1
         Other liabilities for borrowed
            money ................................        19.9        19.8          0.1         15.1        15.1           --
         Long-term debt (g) ......................        12.4        12.5         (0.1)         8.6         8.9         (0.3)
            Related derivatives ..................          --        (0.1)         0.1           --        (0.3)         0.3
         Company-obligated mandatorily
            redeemable preferred securities of
            subsidiary ...........................         0.8         0.7          0.1
         Other financial liabilities (h) .........        11.7        11.3          0.4 (b)     12.9        12.9           --

         OFF-BALANCE-SHEET FINANCIAL
            INSTRUMENTS:
         Risk-adjusting swaps (i) ................          --         0.1          0.1           --         0.4          0.4
         Commitments to extend credit and
            standby letters of credit and
            guarantees ...........................          --          --           --           --          --           --
         --------------------------------------------------------------------------------------------------------------------
         Excess of net fair values over net
            carrying values before
            considering income taxes .............                                  1.7                                   1.4
         --------------------------------------------------------------------------------------------------------------------

     (a) Refer to Note 8 to the consolidated financial statements, Trading account assets and liabilities, for the carrying value and fair value of financial instruments, including derivatives, used for trading purposes.

     (b) Relates substantially to the allowance for credit losses. Refer to Note 12 to the consolidated financial statements, Aggregate allowance for credit losses.

     (c) These trading-related financial instruments are generally treated as collateralized lending and borrowing transactions and are carried at the amounts at which the securities were initially acquired or sold. Securities sold under agreements to repurchase are also used as one source of financing for the debt investment securities portfolio.

     (d) These trading-related financial instruments, which are collateralized by cash, are carried at amounts equal to the cash advanced.

     (e) Derivatives are used to hedge or modify the interest rate characteristics of debt investment securities, loans, deposits, other liabilities for borrowed money, long-term debt, and other financial assets and liabilities. Net unrealized gains and losses associated with such derivatives contracts amounted to $90 million and $195 million at December 31, 1996 and 1995, respectively. Gross unrealized gains and gross unrealized losses associated with open derivative contracts used for these purposes at December 31, 1996 and 1995, are presented below. Such amounts primarily relate to interest rate and currency swaps used to hedge or modify the interest rate characteristics of long-term debt; deposits; debt investment securities, principally mortgage-backed securities; and other financial instruments.

                                                      Gross                Gross    Net unrealized
         In millions: December 31          unrealized gains    unrealized losses    gains/(losses)
         -----------------------------------------------------------------------------------------
         1996
         Long-term debt..................              $239                 $153              $ 86
         Debt investment securities......                49                  126               (77)
         Deposits........................                75                   25                50
         Other financial instruments.....                76                   45                31
         -----------------------------------------------------------------------------------------
         Total...........................               439                  349                90
         -----------------------------------------------------------------------------------------
         1995
         Long-term debt..................               275                   19               256
         Debt investment securities......                 1                  111              (110)
         Deposits........................                57                    1                56
         Other financial instruments.....                38                   45                (7)
         -----------------------------------------------------------------------------------------
         Total...........................               371                  176               195
         -----------------------------------------------------------------------------------------

     (f) Includes cash and due from banks, interest-earning deposits with banks, customers' acceptance liability, accrued interest and accounts receivable, and other financial assets.

     (g) Estimating the fair value for J.P. Morgan's convertible mortgage loan and British pound financing obligation is not practicable due to the complex terms and conditions associated with the transactions. For additional information regarding these financing obligations, see Note 14 to the consolidated financial statements, Long-term debt.

     (h) Includes commercial paper, liability on acceptances, accounts payable and accrued expenses, and other financial liabilities.

     (i) Represents the net unrealized gain associated with risk-adjusting swaps and their related hedges that are entered into to meet longer-term investment objectives. The net amount is composed of gross unrealized gains and gross unrealized losses of $2.8 billion and $2.7 billion respectively at December 31, 1996, and $4.4 billion and $4.0 billion respectively at December 31, 1995. The unrealized gains and losses related to the derivative contracts used to hedge these risk-adjusting swaps, included above, were not material at December 31, 1996 and 1995. There were no material terminations of risk-adjusting swaps during 1996 or 1995.

         The following table summarizes the fair values of all on- and off-balance-sheet financial instruments according to the valuation methods used to determine fair value estimates.

                                                                                                          Off-balance-
                                                                                                                 sheet
                                                      Financial assets             Financial liabilities   instruments
                                                   -------------------------------------------------------------------
                                                   Carrying                     Carrying
         In billions: December 31                     value     Fair value         value     Fair value     Fair value
         -------------------------------------------------------------------------------------------------------------
         1996
         Carried at fair or market value....         $116.9         $117.2        $ 50.9         $ 50.9           $ --
         Carried at cost:
            Carrying value approximates
               fair value due to
               short-term nature............           76.0           76.0          72.4           72.4             --
            Fair value based on available
               quoted market prices.........            3.0            3.0           4.1            3.8             --
            Fair value derived using
               estimation techniques........           23.8           24.6          82.4           82.2            0.1
         -------------------------------------------------------------------------------------------------------------
                                                      219.7          220.8         209.8          209.3            0.1
         -------------------------------------------------------------------------------------------------------------
         1995
         Carried at fair or market value....           94.7           94.7          45.3           45.3             --
         Carried at cost:
            Carrying value approximates
               fair value due to
               short-term nature............           65.1           65.1          58.1           58.3             --
            Fair value based on available
               quoted market prices.........            2.8            2.8           5.4            5.4             --
            Fair value derived using
               estimation techniques........           19.9           21.1          64.6           64.6            0.4
         -------------------------------------------------------------------------------------------------------------
                                                      182.5          183.7         173.4          173.6            0.4
         -------------------------------------------------------------------------------------------------------------

         Carried at fair or market value

         Trading account assets and liabilities, including derivatives used for trading purposes, are carried at market value. For financial statement reporting purposes, a portion of the aggregate allowance for credit losses related to derivatives is classified as a reduction of the carrying value of trading account assets. Debt and marketable equity investment securities are carried at fair value.

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

         Carried at cost: Fair value derived using estimation techniques

         The fair values of most financial instruments without quoted market prices are derived using discount rates that management believes are appropriate. Interest rates derived from prevailing market yield curves, which closely reflect J.P. Morgan's interest-earning deposit and borrowing rates, are used to discount interest-earning deposits, other interest-earning assets, interest-bearing deposits, other borrowings, long-term repurchase agreements, and risk-adjusting swaps. In order to estimate fair values for commercial paper, J.P. Morgan's current commercial paper rates are used; for most long-term debt, J.P. Morgan's current cost of funds for debt with similar terms and remaining maturities is used. Loans are discounted at current market rates that are applicable to loans of similar type, maturity, and credit standing. The fair value of impaired loans is derived using expected cash flows on a discounted basis (or by taking the fair value of any collateral on the loan or by using available market prices). For financial statement reporting purposes, a portion of the aggregate allowance for credit losses is classified as a reduction of the carrying value of loans whose fair value is derived using estimation techniques. Fair values for equity investment securities for which there are no publicly quoted market prices are determined by management based on financial and other available information.

                  The fair value related to commitments to extend credit and standby letters of credit and guarantees is derived by comparing the contractual future stream of fees with such fee streams adjusted to reflect current market rates that would be applicable to instruments of similar type, maturity, and credit standing. The fair value of securities lending indemnifications is determined similarly based on fee streams, which are at market rates since most agreements mature in less than 30 days. For financial statement reporting purposes, a portion of the aggregate allowance for credit losses related to undertakings to extend credit that are not currently reflected on the balance sheet is included in the carrying value of other liabilities.

         11. LOANS

         Loans, before taking into consideration the allowance for credit losses, at December 31 are summarized in the following table.

         In millions                                                         1996           1995
         ---------------------------------------------------------------------------------------
         LOANS IN OFFICES IN THE U.S.
         Commercial and industrial.................................       $ 1 878        $ 1 990
         Financial institution:
            Banks..................................................           641            729
            Other financial institutions...........................           902            527
         Collateralized by real estate.............................           324            365
         Other, including U.S. state and political subdivision.....         1 488          1 666
         ---------------------------------------------------------------------------------------
                                                                            5 233          5 277
         ---------------------------------------------------------------------------------------
         LOANS IN OFFICES OUTSIDE THE U.S.
         Commercial and industrial.................................        12 026         10 045
         Financial institution:
            Banks..................................................         2 853          1 447
            Other financial institutions...........................         4 522          3 013
         Collateralized by real estate.............................           364            281
         Foreign governments and official institutions ............           811          1 042
         Other.....................................................         2 311          2 348
         ---------------------------------------------------------------------------------------
                                                                           22 887         18 176
         ---------------------------------------------------------------------------------------
                                                                           28 120         23 453
         ---------------------------------------------------------------------------------------


         The distribution of total loans at December 31 on the basis of the location of the borrower is presented in the following table.

         In millions                                         1996           1995
         -----------------------------------------------------------------------
         LOANS TO BORROWERS IN THE U.S.
         In offices in the U.S.......................     $ 4 354        $ 3 769
         In offices outside the U.S..................       8 275          6 702
         -----------------------------------------------------------------------
                                                           12 629         10 471
         -----------------------------------------------------------------------

         LOANS TO BORROWERS OUTSIDE THE U.S.
         In offices in the U.S.......................         879          1 508
         In offices outside the U.S..................      14 612         11 474
         -----------------------------------------------------------------------
                                                           15 491         12 982
         -----------------------------------------------------------------------
                                                           28 120         23 453
         -----------------------------------------------------------------------


         Total impaired loans, net of charge-offs, at December 31 are presented in the following table. At December 31, 1996, more than half of the impaired loan balance is measured based upon the present value of expected future cash flows discounted at an individual loan's effective interest rate, and the remainder is primarily based on the fair value of the collateral. Consistent with prior periods, all of J.P. Morgan's impaired loans at December 31, 1996, were on nonaccrual status.

         In millions                           1996           1995          1994
         -----------------------------------------------------------------------
         Commercial and industrial.......      $ 89           $ 67          $136
         Other...........................        29             48            81
         -----------------------------------------------------------------------
                                                118            115           217
         Restructuring countries.........         2              2             2
         -----------------------------------------------------------------------
                                                120            117           219
         -----------------------------------------------------------------------

         As of December 31, 1996, no SFAS No. 114 reserve was required for the $120 million recorded investment in impaired loans. Charge-offs and interest applied to principal have reduced the recorded investment values to amounts that are less than the SFAS No. 114 calculated values. For the 12 months ended December 31, 1996, the average recorded investment in impaired loans was $141 million.

         An analysis of the effect of impaired loans, net of charge-offs, on interest revenue is presented in the following table.

         In millions                                                             1996    1995   1994
         -------------------------------------------------------------------------------------------
         Interest revenue that would have been recorded if accruing (a) .....    $ 14     $17    $18
         Less interest revenue recorded: (b)
            Related to the current period ...................................       3       1      5
            Related to prior periods ........................................       1      38     39
         -------------------------------------------------------------------------------------------
         Positive (negative) impact of impaired loans on interest revenue ...     (10)     22     26
         -------------------------------------------------------------------------------------------

     (a) Represents $12 million, $13 million, and $13 million from borrowers in the U.S. and $2 million, $4 million, and $5 million from borrowers outside the U.S. in 1996, 1995, and 1994 respectively.

     (b) Represents $3 million, $30 million, and $4 million from borrowers in the U.S. and $1 million, $9 million, and $40 million from borrowers outside the U.S. in 1996, 1995, and 1994 respectively.


         12. AGGREGATE ALLOWANCE FOR CREDIT LOSSES

         An analysis of the aggregate allowance for credit losses is presented in the following table.

         In millions                                 1996        1995      1994
         ----------------------------------------------------------------------
         BALANCE, JANUARY 1 ...................    $1 130      $1 131    $1 157
         ----------------------------------------------------------------------
         Recoveries ...........................        25          54        45
         Charge-offs:
            Commercial and industrial .........       (30)        (39)      (37)
            Restructuring countries ...........        --          --       (18)
            Other .............................        (9)        (16)      (17)
         ----------------------------------------------------------------------
         Net charge-offs ......................       (14)         (1)      (27)
         Translation adjustment ...............        --          --         1
         ----------------------------------------------------------------------
         BALANCE, DECEMBER 31 .................     1 116 (a)   1 130     1 131
         ----------------------------------------------------------------------

     (a) At December 31, 1996, the aggregate allowance was apportioned and displayed as follows: $566 million as a reduction of loans, $350 million as a reduction of trading account assets relating to derivatives, and $200 million included in other liabilities related to undertakings to extend credit that are not currently reflected on the consolidated balance sheet.


         13. PREMISES AND EQUIPMENT

         The components of premises and equipment at December 31 are presented in the following table.

         In millions                                          1996          1995
         -----------------------------------------------------------------------
         Land......................................         $  112        $  112
         Buildings.................................          1 047           958
         Equipment and furniture...................          1 107         1 435
         Leasehold improvements....................            342           347
         Property under financing obligation:
            Land and building......................            500           455
         Construction-in-progress..................             29            32
         -----------------------------------------------------------------------
                                                             3 137         3 339
         Less: accumulated depreciation............          1 272         1 412
         -----------------------------------------------------------------------
                                                             1 865         1 927
         -----------------------------------------------------------------------


         Depreciation expense was $212 million in 1996, $247 million in 1995, and $231 million in 1994. No interest was capitalized in connection with various construction projects in 1996 or 1995.

         14. LONG-TERM DEBT

         The net proceeds of J.P. Morgan's long-term debt may be used for general corporate purposes, including investment in equity and debt securities and advances to subsidiaries. J.P. Morgan has the option to redeem certain debt prior to maturity at specified prices.

                  Long-term debt qualifying as risk-based capital generally must be unsecured and subordinated with an original weighted-average maturity of at least five years.

         LONG-TERM DEBT QUALIFYING AS RISK-BASED CAPITAL

         Long-term debt qualifying as risk-based capital and representing all of J.P. Morgan's subordinated issues at December 31 is presented in the following table.

                                                     J.P. Morgan (parent)         Morgan Guaranty            Total debt
                                                   ------------------------       ----------------           outstanding
                                                    Fixed          Floating       Fixed   Floating       ------------------
         In millions                                 rate              rate        rate       rate         1996        1995
         ------------------------------------------------------------------------------------------------------------------
         CONTRACTUAL MATURITY DATE
         1996.................................     $   --              $ --        $ --       $ --       $   --      $  100
         1998.................................        611 (a)(b)         --          --         --          611         582 (a)(b)
         2000.................................         --               200          --         --          200         200
         2002-2006............................      1 602               740         199         --        2 541       2 548
         Thereafter...........................        899                10          --         --          909         649
         ------------------------------------------------------------------------------------------------------------------
                                                                                                          4 261       4 079
         Less: amortization for risk-based
            capital purposes (c)..............                                                             (569)       (489)
         ------------------------------------------------------------------------------------------------------------------
         Total long-term debt qualifying as
            risk-based capital................                                                            3 692       3 590
         ------------------------------------------------------------------------------------------------------------------

     (a) Amounts include $2 million of outstanding convertible debentures at December 31, 1996 and 1995, respectively. At December 31, 1996, these debentures were convertible into 76,650 shares of J.P. Morgan common stock at $20 per share.

     (b) Amounts include $360 million and $331 million of outstanding zero-coupon notes at December 31, 1996 and 1995, respectively. The principal amount of these notes is $400 million. The yield to maturity on the notes, which do not bear interest, is 8.66%. The carrying value increases as the discount on the notes is accreted to interest expense.

     (c) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.

         LONG-TERM DEBT NOT QUALIFYING AS RISK-BASED CAPITAL

         Long-term debt not qualifying as risk-based capital and representing all of J.P. Morgan's senior issues at December 31 is presented in the following table.

                                                        J.P. Morgan (parent)        Morgan Guaranty          Total debt
                                                      ------------------------      ----------------         outstanding
                                                       Fixed          Floating      Fixed   Floating      ------------------
         In millions                                    rate              rate       rate       rate        1996        1995
         -------------------------------------------------------------------------------------------------------------------
         CONTRACTUAL MATURITY DATE
         1996.....................................    $   --              $ --       $ --     $   --      $   --      $1 062
         1997.....................................       854               650        125          6       1 635       1 500
         1998.....................................       208               194        414      1 543       2 359         399
         1999.....................................       138                --        530        200         868         332
         2000.....................................       458                --         43         10         511         537
         2001.....................................       192                --        738         95       1 025          65
         2002-2006................................       391               160        374         65         990         227
         Thereafter...............................     1 103 (a)(b)         --         16         25       1 144         832 (a)(b)
         British pound financing obligation (c)...                                               310         310         294
         -------------------------------------------------------------------------------------------------------------------
                                                                                                           8 842       5 248
         Add: amortization for risk-based
            capital purposes (d)..................                                                           569         489
         -------------------------------------------------------------------------------------------------------------------
         Total long-term debt not qualifying
            as risk-based capital.................                                                         9 411       5 737
         -------------------------------------------------------------------------------------------------------------------


     (a) Amounts include a convertible mortgage loan with a carrying value of $406 million and $407 million at December 31, 1996 and 1995, respectively. The interest rate on the loan increases 1/2% every four years from 7%, as set in 1988, to 9% in 2004. After 2008 the rate will be fixed based upon the interest rate for 10-year U.S. Treasury securities at that time. Beginning in 2008 the loan may be converted, at the option of the lender, into a 49% interest in the J.P. Morgan building at 60 Wall Street. If the loan is converted, J.P. Morgan will have the option to lease the property for seven 10-year terms. J.P. Morgan has the right to prepay the debt if the lender does not exercise the conversion option. The loan is collateralized by the 60 Wall Street building owned by Morgan Guaranty.

     (b) Includes notes maturing in 2008 - 2009 for which the interest rates will be reset during 1998 for the following 10-year term at a rate based on the interest rate for 10-year U.S. Treasury securities at that time. The carrying amount of these notes was $425 million at December 31, 1996 and 1995, respectively.

     (c) Represents the sale of a 52.5% interest in J.P. Morgan's office building complex in London. The transaction is treated as a financing obligation, which is being amortized over a 25-year period, corresponding with J.P. Morgan's initial lease term for the entire complex. J.P. Morgan has renewal options to lease this space for an additional 50 years. The lease contains escalation clauses under which rental payments will be redetermined every five years, beginning after year 15. Interest on the financing obligation is imputed annually at an effective rate that varies depending on then-current rental rates in the London real estate market.

         The aggregate amounts of minimum cash payments (at the December 31, 1996 exchange rate) to be applied to the financing obligation for each of the five years subsequent to December 31, 1996, and thereafter are presented in the following table.

         In millions
         --------------------------------------------------------------------
         1997.....................................................       $ 26
         1998.....................................................         26
         1999.....................................................         26
         2000.....................................................         26
         2001.....................................................         28
         Thereafter...............................................        283
         --------------------------------------------------------------------
         Total cash payments......................................        415
         Less: interest...........................................        105
         --------------------------------------------------------------------
         Balance outstanding at December 31, 1996.................        310
         --------------------------------------------------------------------

     (d) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.

         Included in the long-term debt tables above are non-U.S. dollar denominated fixed rate instruments totaling $2,790 million and $1,319 million at December 31, 1996 and 1995, respectively. Non-U.S. dollar denominated floating rate instruments totaled $350 million and $124 million at December 31, 1996 and 1995, respectively.

                  Also included in the long-term debt tables above are medium-term notes totaling $745 million at December 31, 1996. Based solely on contractual terms, the weighted-average interest rate of these issues was 6.09% at December 31, 1996. Maturities of these issues ranged from 1997 to 2026. There were no medium-term notes outstanding at December 31, 1995.

                  Based on the yield to maturity for zero-coupon notes and contractual terms for all other issues, the ranges of interest rates associated with long-term debt at December 31 are summarized in the following table.

                                                                   1996           1995
         -----------------------------------------------------------------------------
         U.S. dollar fixed rate issues...............        4.50-10.00%     4.46-8.66%
         U.S. dollar floating rate issues (a)........        5.18-14.00      4.92-6.86
         Non-U.S. dollar fixed rate issues...........        2.52-14.50     4.63-14.50
         Non-U.S. dollar floating rate issues (a)....         3.39-8.00      4.13-9.69
         -----------------------------------------------------------------------------

     (a) Floating rates are determined by formulas and may be subject to certain minimum or maximum rates.

         The weighted-average interest rate for total long-term debt was 6.67% and 6.94% at December 31, 1996 and 1995, respectively.

                  In order to modify exposure to interest rate and currency exchange rate movements, J.P. Morgan utilizes derivative instruments, primarily interest rate and currency swaps, in conjunction with some of its debt issues. The effect of these derivative instruments is included in the calculation of the interest expense on the associated debt. The weighted-average interest rate for total long-term debt, including the effects of the related derivative instruments, was 5.75% and 6.01% at December 31, 1996 and 1995, respectively.


         15. INCOME TAXES

         J.P. Morgan and eligible subsidiaries file a consolidated U.S. federal income tax return. The current and deferred portions of income tax expense included in the consolidated statement of income are presented in the following table.

         In millions                         1996                          1995                         1994
         ----------------------------------------------------   --------------------------   ---------------------------
         INCOME TAX EXPENSE
            (BENEFIT)             Current   Deferred    Total   Current   Deferred   Total   Current   Deferred    Total
                                  --------------------------------------------------------------------------------------
         U.S...................      $285      $(123)    $162      $ 43       $ (3)   $ 40      $161       $ 91     $252
         Foreign...............       586        (74)     512       505         (4)    501       243         16      259
         State and local.......       120        (36)      84       114        (45)     69       115        (16)      99
         ---------------------------------------------------------------------------------------------------------------
                                      991       (233)     758       662        (52)    610       519         91      610
         ---------------------------------------------------------------------------------------------------------------

         The income tax expense related to net gains on debt and equity investment securities, included in Income taxes, was $98 million in 1996, $187 million in 1995, and $274 million in 1994.

                  Deferred tax assets and liabilities at December 31, 1996, 1995, and 1994, resulted from the items listed in the following table.

         In millions                                                   1996           1995           1994
         ------------------------------------------------------------------------------------------------
         DEFERRED TAX ASSETS
         Compensation and benefits...............................    $  887         $  646         $  454
         Aggregate allowance for credit losses...................       443            444            444
         Foreign operations......................................        68             82             88
         Write-down of equity investment securities..............        44             54             52
         Other...................................................       168            199            129
         ------------------------------------------------------------------------------------------------
         Total deferred tax assets before valuation allowance....     1 610          1 425          1 167
         Less: valuation allowance (a)...........................       120            140            140
         ------------------------------------------------------------------------------------------------
         Total deferred tax assets...............................     1 490          1 285          1 027
         ------------------------------------------------------------------------------------------------

         DEFERRED TAX LIABILITIES
         Gains on debt and equity investment securities..........       549            564            342
         Lease financing transactions............................       142            135            120
         Unremitted earnings.....................................       101             86             67
         Depreciation............................................        36             43             44
         Interest rate and currency swaps........................        14             68             99
         Other...................................................       147            241            219
         ------------------------------------------------------------------------------------------------
         Total deferred tax liabilities..........................       989          1 137            891
         ------------------------------------------------------------------------------------------------

     (a) The valuation allowance is primarily related to the ability to recognize tax benefits associated with foreign operations.

         J.P. Morgan recorded a deferred income tax liability of $268 million, $358 million, and $274 million at December 31, 1996, 1995, and 1994, respectively related to the net unrealized gains on investment securities classified as available-for-sale.

         A reconciliation of the difference between the expected U.S. statutory income tax rate and J.P. Morgan's effective income tax rate is shown in the following table.

         Percentage of pretax income                                              1996           1995           1994
         -----------------------------------------------------------------------------------------------------------
         U.S. statutory tax rate........................................          35.0%          35.0%          35.0%
         Increase (decrease) due to:
            State and local taxes, net of U.S. income tax effects.......           2.3            2.4            3.5
            Tax-exempt income...........................................          (2.7)          (6.7)          (3.7)
            Other.......................................................          (2.1)           1.3           (1.4)
         -----------------------------------------------------------------------------------------------------------
         Effective tax rate.............................................          32.5           32.0           33.4
         -----------------------------------------------------------------------------------------------------------

         Pretax income

         The following table presents Income before income taxes reported by location of office. This presentation differs from the basis of disclosure of U.S., foreign, and state and local tax expense above and from the basis of disclosure of domestic-related and international-related income in Note 25 to the consolidated financial statements, International operations.

         In millions                        1996           1995           1994
         ---------------------------------------------------------------------
         Offices in the U.S.............  $  155         $  455         $  908
         Offices outside the U.S........   2 177          1 451            917
         ---------------------------------------------------------------------
                                           2 332          1 906          1 825
         ---------------------------------------------------------------------

         16. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY

         In November 1996, the JPM Capital Trust I (Trust), a wholly owned subsidiary of J.P. Morgan, issued $750 million of 7.54% Cumulative Capital Securities (Trust Preferred Securities) with a stated value and liquidation preference of $1,000 per share. The Trust Preferred Securities qualify as tier 1 capital under Federal Reserve guidelines, and have no voting rights. The obligations of J.P. Morgan under the Trust Agreement, as defined, constitute a full and unconditional guarantee by J.P. Morgan of the Trust's obligations under the Trust Preferred Securities issued. The proceeds from the sale of the Trust Preferred Securities and the sale of the Trust's common stock to J.P. Morgan were utilized by the Trust to purchase $773.2 million of 7.54% Junior Subordinated Debentures (Intercompany Debentures) of J.P. Morgan. The Intercompany Debentures are unsecured and rank subordinate and junior in right of payment to all other indebtedness, liabilities, and obligations of J.P. Morgan. The Intercompany Debentures represent the sole assets of the Trust. Interest on the Trust Preferred Securities is cumulative, payable semiannually, but only if, and to the extent that, the semiannual interest payments are made on the Intercompany Debentures by J.P. Morgan. Upon approval from the Federal Reserve, J.P. Morgan has the right to optionally redeem the Intercompany Debentures, prior to the maturity date of January 15, 2027, on or after January 15, 2007, at 103.77% of the stated liquidation preference amount; such price declining 0.377% per year until January 15, 2017, at which time the price on and thereafter shall equal 100%. Proceeds from any redemption or maturity of the Intercompany Debentures would cause a mandatory redemption of Trust Preferred Securities having an aggregate liquidation amount equal to the principal amount of Intercompany Debentures redeemed.

                  In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 53, J.P. Morgan is not required to disclose separate financial statements because the Trust is wholly owned, has no independent operations, and is issuing securities that contain a full and unconditional guarantee of its parent, J.P. Morgan.

                  In December 1996, the Board of Directors approved the purchase of up to $750 million of J.P. Morgan common stock in the open market or through privately negotiated transactions with the proceeds raised from the issuance of the Trust Preferred Securities. The repurchase is expected to be completed in 1997.

         17. PREFERRED STOCK

         Total authorized shares of preferred stock are 10,400,000 and 10,000,000 at December 31, 1996 and 1995, respectively. J.P. Morgan may redeem the outstanding preferred stock, in whole or in part, at its option, for the stated value plus accrued and unpaid dividends except for the Fixed Cumulative Preferred Stock, Series H shares, which may not be redeemed before March 31, 2006. All preferred stock has a dividend preference as well as a liquidation preference and is generally nonvoting. Preferred stock outstanding at December 31 is presented in the following table.

                                                                  Authorized, issued,
                                                                 and outstanding shares                Dividend rate (a)
                                                               ---------------------------          ------------------------
                                                                    1996              1995               1996           1995
         -------------------------------------------------------------------------------------------------------------------
         Adjustable Rate Cumulative Preferred Stock,
            Series A (stated value: $100 per share)........    2 444 300         2 444 300               5.00%          5.00%
         Variable Cumulative Preferred Stock, Series
            B, C, D, E, and F (authorized, issued, and
            outstanding: 50 000 shares each series;
            stated value: $1 000 per share)................      250 000           250 000          3.88-4.08      4.28-4.56
         Fixed Cumulative Preferred Stock,
            Series H (stated value: $500 per share)........      400 000                --               6.63             --
         -------------------------------------------------------------------------------------------------------------------

     (a) Series A: The quarterly dividend rate is determined by a formula based on the interest rates of certain actively traded U.S. Treasury obligations. The quarterly rate in no event will be less than 5.00% or greater than 11.50% per annum. The Series A preferred stock qualifies as tier 1 capital. Series B, C, D, E, and F: Dividend rates for each series are determined periodically either by auction or remarketing. The dividend rates may not exceed certain maximums that are 110% to 200% of various market interest rates, depending on the prevailing credit rating of the instrument at the dividend determination dates and the duration of the then-current dividend periods. The dividend periods may vary from one day to 30 years, depending on the dividend determination method used. During 1996 and 1995, J.P. Morgan reset the dividend rates approximately every 49 days. The dividend rates stated above represent the range of those in effect at year-end. These series of preferred stock qualify as tier 2 capital. Series H: The quarterly dividend rate is paid at the fixed rate of 6.625% per annum. The Series H preferred stock qualifies as tier 1 capital.


         18. PENSION BENEFITS

         Pension plans are in effect for substantially all regular employees of J.P. Morgan. J.P. Morgan's pension plans are generally noncontributory defined benefit plans. The plans' pension benefits are generally based on age and years of credited service and a percentage of qualifying compensation during the final years of employment.

                  J.P. Morgan's policy generally has been to contribute currently the accrued costs of its funded pension plans. The principal U.S. plan continues to meet legal funding requirements. Contributions to that plan were $20 million in 1996, $26 million in 1995, and $63 million in 1994. The accrued costs of certain other pension plans are not contributed currently, since contributions to these unfunded plans are not tax deductible.

                  For J.P. Morgan's domestic and foreign funded plans, the value of plan assets exceeded accumulated benefits at September 30, 1996 and 1995 (the dates of the actuarial valuations). The following table presents information related to these plans, including the amounts recorded on the consolidated balance sheet.

         In millions                                                                        1996           1995
         ------------------------------------------------------------------------------------------------------
         Plan assets (a)...............................................................   $1 309         $1 175
         Less: accumulated benefits earned prior to valuation date (b)
            Vested.....................................................................      787            763
            Nonvested..................................................................      132            112
         ------------------------------------------------------------------------------------------------------
            Accumulated benefit obligation (b).........................................      919            875
         ------------------------------------------------------------------------------------------------------
         Funded status of accumulated benefit obligation...............................      390            300
         Less: additional benefits based on estimated future salary levels (b).........      171            209
         ------------------------------------------------------------------------------------------------------
         Funded status of projected benefit obligation (c).............................      219             91
         Amounts available to increase (reduce) future pension expense:
            Unamortized balance of the initial transition amount (d)...................      (34)           (42)
            Cumulative net actuarial gain, including deferred investment results (e)...     (114)           (27)
            Costs of retroactive benefits granted by plan amendments...................       32             38
         ------------------------------------------------------------------------------------------------------
            Net amounts available to decrease expense in future periods................     (116)           (31)
         ------------------------------------------------------------------------------------------------------
         Net prepaid pension cost recorded on the consolidated balance sheet...........      103             60
         ------------------------------------------------------------------------------------------------------

     (a) Plan assets, which are at fair value, are managed by a trustee and are generally invested in fixed income securities, listed stocks, and commingled pension trust funds.

     (b) Expressed as the actuarial present value.

     (c) The projected benefit obligation, which equals the sum of the accumulated benefit obligation and additional benefits based on estimated future salary levels, was $1,090 million and $1,084 million at September 30, 1996 and 1995, respectively.

     (d) To be recognized ratably as a reduction of pension expense through 1999.

     (e) Actuarial gains result from experience that differs from that assumed or from a change in an actuarial assumption.

         Obligations related to unfunded pension plans are recorded as a liability on the consolidated balance sheet. At December 31, 1996 and 1995, such obligations were $116 million and $112 million respectively.

                  The following table presents the components of 1996, 1995, and 1994 pension expense for all defined benefit pension plans. The pension expense related to defined contribution pension plans continues to be immaterial.

         In millions                                                             1996     1995     1994
         ----------------------------------------------------------------------------------------------
         Cost of benefits earned during the period .........................    $  60     $ 60     $ 67
         Interest cost on the projected benefit obligation .................       88       87       81
         Assumed return on all pension plan assets (a) .....................     (109)     (98)     (89)
         Amortization, primarily of the initial transition amount ..........       (7)      (6)      (3)
         ----------------------------------------------------------------------------------------------
         Pension expense reflected in Employee compensation and benefits ...       32       43       56
         ----------------------------------------------------------------------------------------------

     (a) For the 12 month periods ended September 30, 1996, 1995, and 1994, the actual returns on plan assets were $163 million, $141 million, and $33 million respectively. The differences between the actual and assumed amounts have been deferred.

         The following table presents weighted-average actuarial assumptions used to calculate the projected benefit obligation and pension expense. Assumptions at September 30 are used to calculate the projected benefit obligation as of that date and determine the pension expense for the following fiscal year.

                                                                    1996       1995       1994
         -------------------------------------------------------------------------------------
         Assumptions at September 30:
            Assumed rate of return .........................         9.3%       9.3%       9.5%
            Future annual compensation increases ...........         4.9        5.1        6.0
            Discount rate ..................................         7.6        7.4        8.3
         -------------------------------------------------------------------------------------
         Pension expense for the year ended December 31:
            Assumed rate of return .........................         9.3        9.5        9.5
            Future annual compensation increases ...........         5.1        6.0        5.0
            Discount rate ..................................         7.4        8.3        7.0
         -------------------------------------------------------------------------------------

         19. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         U.S. employees retiring with J.P. Morgan who were hired before February 1, 1989, and who have completed 10 years of continuous service with J.P. Morgan may be eligible for pensioner health care and pensioner life insurance coverage, although J.P. Morgan has no contractual obligation to provide this coverage. Eligible employees retiring after July 1, 1992, will absorb a greater proportion of the cost of health care than those who retired on or before July 1, 1992. U.S. employees hired on or after February 1, 1989, are not eligible for pensioner health care coverage but may be eligible for limited pensioner life insurance coverage when they retire. Substantially all of the postretirement benefit costs relate to U.S. employees. Eligibility requirements for each plan vary from country to country.

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

         In millions                                                                      1996      1995
         -----------------------------------------------------------------------------------------------
         Actuarial present value of APBO:
            Retirees ................................................................    $ 104     $  97
            Fully eligible active participants ......................................       19        22
            Other active participants ...............................................       69        83
         -----------------------------------------------------------------------------------------------
         Total APBO at September 30 .................................................      192       202
         Cumulative net actuarial gain, including deferred investment results (a) ...       91        73
         Fair value of COLI policy at December 31 ...................................     (140)      (91)
         -----------------------------------------------------------------------------------------------
         Net accrued postretirement benefit liability recorded on the
            consolidated balance sheet ..............................................      143       184
         -----------------------------------------------------------------------------------------------

     (a) Actuarial gains and losses result from experience that differs from that assumed or from a change in an actuarial assumption.

         The following table presents the components of 1996, 1995, and 1994 postretirement benefit expense.

         In millions                                       1996     1995    1994
         -----------------------------------------------------------------------
         Cost of benefits earned during the period ....    $  5     $  6     $ 9
         Interest cost on APBO ........................      15       17      18
         Assumed return on COLI policy (a) ............      (7)      (3)     --
         Amortization of unrecognized net gains .......      (4)      (2)     --
         -----------------------------------------------------------------------
         Postretirement benefit expense reflected in
            Employee compensation and benefits ........       9       18      27
         -----------------------------------------------------------------------

     (a) For the 12 month periods ended September 30, 1996 and 1995, the actual return was $10 million and $9 million respectively. The differences between the actual and assumed amounts have been deferred.

         The following table presents actuarial assumptions used to calculate the APBO and postretirement benefit expense. Assumptions at September 30 are used to calculate the APBO as of that date and determine postretirement benefit expense for the following fiscal year.

                                                                                  1996       1995       1994
         ---------------------------------------------------------------------------------------------------
         Assumptions at September 30:
            Assumed rate of return .........................................       9.0%       9.0%       9.0%
            Future annual compensation increases, affecting the APBO for
               pensioner life insurance only ...............................       4.8        4.8        5.5
            Health care cost trend rate:
               First year ..................................................      11.5       12.0       15.0
               Ultimate rate after gradual decreases until the year 2009 ...       5.5        5.5        5.5
            Discount rate ..................................................       7.8        7.5        8.5
         ---------------------------------------------------------------------------------------------------


         If the assumed health care cost trend rate were increased one percentage point in each future year, annual postretirement benefit expense would have increased by $2.0 million in 1996, $2.0 million in 1995, and $3.0 million in 1994. In addition, the APBO as of September 30 would have increased by $13.0 million, $16.0 million, and $20.0 million for 1996, 1995, and 1994 respectively.


         20. STOCK OPTIONS AND AWARDS

         J.P. Morgan's stock option and award plans provide for the issuance of stock-related awards to key employees, such as stock options, stock appreciation rights, restricted stock awards, stock bonus awards, stock unit awards, deferred stock payable in stock, and redeemable preferred stock.

                  To satisfy awards granted under the stock option and award plans, common stock may be made available from J.P. Morgan's authorized but unissued shares. Shares may also be purchased on the open market at various times during the year. Shares available for future grant under the Stock Incentive plans totaled 21,204,623 at December 31, 1996, certain of which may be made available from treasury shares. Shares authorized for future grant under the Stock Bonus plan are 2% of outstanding shares. All shares authorized under the Stock Bonus plan are required to be settled in treasury shares. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option and award plans. Compensation cost recognized in the consolidated income statement for J.P. Morgan's stock award plans for 1996, 1995, and 1994 was $272 million, $227 million, and $157 million respectively.

                  Had compensation cost for J.P. Morgan's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, net income and earnings per share for 1996 and 1995 would approximate the pro forma amounts indicated below.

         In millions, except per share data                      1996       1995
         -----------------------------------------------------------------------
         Net income (a)                    As reported.....    $1 574     $1 296
                                           Pro forma.......     1 522      1 231
         -----------------------------------------------------------------------
         Primary earnings per share        As reported.....    $ 7.63      $6.42
                                           Pro forma.......      7.37       6.09
         -----------------------------------------------------------------------
         Fully diluted earnings per share  As reported.....      7.56       6.36
                                           Pro forma.......      7.31       6.03
         -----------------------------------------------------------------------

     (a) For pro forma purposes, the fair value of stock option awards is amortized over the relative vesting periods; the fair value of other stock awards is generally expensed entirely in the year of performance to which it relates. As of December 31, 1996 and 1995, the unamortized expense of nonvested options for pro forma purposes was $28 million and $23 million respectively.

         Stock options

         Stock options under the Stock Incentive plans are issued at exercise prices not less than the fair market value on the date of grant, and in accordance with APB Opinion No. 25 and related Interpretations, no compensation cost has been recognized for fixed stock option plans. Stock options are generally exercisable commencing one to three years following the date of grant and in no event later than 10 years from the date of grant. Options generally vest ratably over the vesting period.

                  Since employee stock options have characteristics significantly different from those of traded options and because changes in the subjective assumptions can materially affect the fair value estimate, J.P. Morgan used a modified Black-Scholes option-pricing model to estimate the fair value of each option grant. The modified Black-Scholes model takes into account the estimated lives of the options and an expected dividend yield based on historical dividend rate increases.

                  The following weighted-average assumptions were used for grants in 1996 and 1995 respectively: dividend yield of 4.24% and 4.83%; five year monthly historical volatility of 18.5% and 21.3%; risk-free interest rate of 5.98% and 7.61%; and expected life of 7 years.

         A summary of Morgan's stock option activity and related information follows.

                                                            1996                       1995                       1994
                                                  ------------------------   ------------------------   ------------------------
                                                                 Weighted-                  Weighted-                  Weighted-
                                                                   average                    average                    average
                                                                  exercise                   exercise                   exercise
                                                       Shares        price        Shares        price        Shares        price
         -----------------------------------------------------------------------------------------------------------------------
         Outstanding at beginning of year .....    24 325 921       $59.75    20 725 020       $56.28    17 532 954       $51.95
         Granted ..............................     5 208 808        78.44     7 166 952        64.61     4 541 600        71.00
         Exercised ............................    (4 189 674)       54.33    (3 128 485)       47.17      (946 955)       42.87
         Forfeited ............................      (271 958)       68.18      (437 566)       65.07      (402 579)       65.41
         Expired ..............................          (982)       41.94            --           --            --           --
         -----------------------------------------------------------------------------------------------------------------------
         Outstanding at year-end, .............    25 072 115        64.45    24 325 921        59.75    20 725 020        56.28
         -----------------------------------------------------------------------------------------------------------------------
         Exercisable at year-end ..............    15 991 664       $59.13    15 179 860       $55.89    14 229 295       $51.06
         -----------------------------------------------------------------------------------------------------------------------
         Weighted-average fair value of
            options granted during the year ...   $     13.47       $78.44   $     13.41       $64.61   $     16.18       $71.00
         -----------------------------------------------------------------------------------------------------------------------


         The following table summarizes information about stock options outstanding at December 31, 1996.

                                                         Options outstanding                 Options exercisable
                                               ---------------------------------------    --------------------------
                                                               Weighted-
                                                                 average     Weighted-                     Weighted-
                                                               remaining       average                       average
                                                    Number   contractual      exercise         Number       exercise
         Range of exercise prices              outstanding  life (years)         price    exercisable          price
         -----------------------------------------------------------------------------------------------------------
         $31-$46............................     4 101 242          3.05        $41.43      4 101 242         $41.43
         $60-$76............................    19 265 873          7.32         67.01     11 890 422          65.23
         $78-$105...........................     1 705 000          8.55         90.82             --             --
         -----------------------------------------------------------------------------------------------------------


         Prior to 1997, stock options were generally granted in January. Beginning in 1997, stock options will generally be granted in midyear.

         Restricted stock awards

         Restricted stock awards under the Stock Incentive and Stock Bonus plans are awarded in the form of share credits, each of which is equivalent to one share of J.P. Morgan common stock. Restricted stock awards generally become fully vested on the fifth anniversary of the date of the award. Payment of the award generally may be made to the participant as soon as practicable after the award has become vested, but may be deferred at the discretion of a committee of the Board of Directors administering the plans. At December 31, 1996, 1995, and 1994, total share credits representing previously granted restricted stock awards, including share credits attributable to dividend equivalents, were 3,395,355 credits, 2,968,840 credits, and 2,146,629 credits respectively. For the 1996 and 1995 award years, 485,507 and 612,530 share credits respectively were granted at weighted-average grant date fair values of $95.34 and $73.37 per share respectively.

         Stock bonus awards

         Stock bonus awards under the Stock Incentive and Stock Bonus plans are substantially similar to restricted stock awards, except that stock bonus awards generally become vested on the third anniversary of the date of the award. Payment of stock bonus awards may be made to the participant as soon as practicable after the award has become vested, but may be deferred at the discretion of a committee of the Board of Directors administering the plans. At December 31, 1996, 1995, and 1994, total share credits representing previously granted stock bonus awards, including share credits attributable to dividend equivalents, were 4,030,763 credits, 2,603,378 credits, and 1,573,006 credits respectively. For the 1996 and 1995 award years, 2,126,067 and 1,588,477 share credits respectively were granted at weighted average grant date fair values of $103.14 and $75.53 per share respectively.

         Stock unit awards

         Stock unit awards under the Stock Bonus plan are substantially similar to restricted stock and stock bonus awards, except that the value of a stock unit award will never exceed (but may be less than) the dollar value of the initial award, except for the value of dividend equivalents accrued on such awards. Stock unit awards generally become fully vested on the third anniversary of the date of the award. At December 31, 1996 and 1995, total share credits representing previously granted stock unit awards, including share credits attributable to dividend equivalents, were 176,481 credits and 52,533 credits respectively. At December 31, 1994, no stock unit awards had been granted. For the 1996 and 1995 award years, 145,594 and 123,364 share credits respectively were granted at weighted-average grant date fair values of $103.44 and $75.63 per share respectively.

         Deferred stock payable in stock

         Morgan's Incentive Compensation plans permit eligible employees to elect to defer all or a portion of their current annual incentive compensation awards into several types of accounts, including a Morgan common stock account. Deferral amounts are not subject to forfeiture. Amounts deferred into the Morgan common stock account are converted into share credits and earn dividend equivalents during the deferral period. In general, upon termination of employment or retirement, a participant's balance in the Morgan common stock account is distributed in the form of Morgan common stock. At December 31, 1996, total share credits payable in stock (including share credits attributable to dividend equivalents) were 2,100,985 credits. For the 1996 and 1995 award years, 306,284 and 186,155 share credits respectively were granted at weighted-average grant date fair values of $97.63 and $80.25 per share respectively.

         Redeemable preferred stock

         J.P. Morgan may award redeemable preferred stock to certain employees. The redeemable preferred stock is redeemable at any time by the stockholder. J.P. Morgan may also call the outstanding redeemable preferred stock, in whole, upon 30 days' notice after 60 days from issuance. At December 31, 1996, 1995, and 1994, approximately 2.5 million, 1.7 million, and 1.0 million shares respectively of the redeemable preferred stock had been authorized, and there were no shares issued or outstanding. In 1996 and 1995, shares of redeemable preferred stock were awarded to employees, and all shares were redeemed by those employees.

         Stock awards other than options are generally granted in the January following the award year. In January 1997, 2,818,693 share credits representing stock awards other than options were granted.


         21. EARNINGS PER COMMON SHARE

         In the calculation of primary and fully diluted earnings per common share, net income is adjusted by adding back to net income the interest expense on convertible debentures and the expense related to dividend equivalents on certain deferred incentive compensation awards, net of the related income tax effects, and subtracting from net income the preferred stock dividends to arrive at net income applicable to common stock. Primary and fully diluted earnings per common share are computed by dividing net income applicable to common stock by the weighted-average number of common and common equivalent shares outstanding during the year.

                  For primary and fully diluted earnings per share, the weighted-average number of common and common equivalent shares outstanding was the sum of the average number of shares of common stock outstanding, the average number of shares issuable upon conversion of convertible debentures, and the average number of shares issuable under employee benefit plans that have a dilutive effect, as computed under the treasury stock method. Under this method, the number of incremental shares is determined by assuming the issuance of the outstanding stock options and certain deferred incentive compensation awards, reduced by the number of shares assumed to be repurchased from the issuance proceeds, using the market price of the company's common stock. For primary earnings per share, this market price is the average market price for the period, while for fully diluted earnings per share, it is the period-end market price, if it is higher than the average price.

         Dollars in millions                                         1996           1995           1994
         ----------------------------------------------------------------------------------------------
         Net income applicable to common stock.............  $      1 541   $      1 275   $      1 198
         Weighted-average number of common and common
            equivalent shares outstanding:
            Primary earnings per share.....................   202 010 237    198 654 973    199 056 561
            Fully diluted earnings per share...............   203 754 564    200 613 199    199 056 809
         ----------------------------------------------------------------------------------------------

     22. CAPITAL REQUIREMENTS

     J.P. Morgan and its subsidiaries, as well as certain foreign branches of its bank subsidiary, Morgan Guaranty, are subject to various regulatory capital requirements administered by U.S. and foreign regulators. The Board of Governors of the Federal Reserve System (Federal Reserve Board), J.P. Morgan's primary regulator, establishes the minimum capital requirements for the consolidated bank holding company as well as for certain of its subsidiaries, including Morgan Guaranty. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on J.P. Morgan's financial statements. The capital of J.P. Morgan and its principal subsidiaries, Morgan Guaranty and J.P. Morgan Securities Inc. (JPMSI), exceeded the minimum requirements set by each regulator at December 31, 1996.

           Under risk-based capital adequacy guidelines set by the Federal Reserve Board, banks and bank holding companies must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

           Set forth in the table below are the risk-based capital and leverage ratios and amounts for J.P. Morgan and Morgan Guaranty. Under the capital guidelines established by the Federal Reserve Board, the published capital ratios of J.P. Morgan are calculated excluding the equity, assets, and off-balance-sheet exposures of JPMSI. JPMSI is subject to the SEC Uniform Net Capital Rule, which requires the maintenance of minimum net capital. In accordance with Federal Reserve Board guidelines, the risk-based capital and leverage amounts and ratios exclude the effect of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

                                               Amounts                      Ratios (c)
                                         ---------------------          ----------------
     In millions                          1996          1995            1996        1995
     -----------------------------------------------------------------------------------
      Tier 1 capital (a)
         J.P. Morgan .............       $10 873       $ 9 033           8.8%        8.8%
         Morgan Guaranty (d) .....         9 665         8 510           8.2         8.6
     -----------------------------------------------------------------------------------
      Total risk-based capital (b)

         J.P. Morgan .............        15 145        13 398          12.2        13.0
         Morgan Guaranty (d) .....        13 551        11 143          11.5        11.2
     -----------------------------------------------------------------------------------
      Leverage

         J.P. Morgan .............                                       5.9         6.1
         Morgan Guaranty (d) .....                                       5.3         5.7
     -----------------------------------------------------------------------------------


 (a) For capital adequacy purposes, J.P. Morgan and Morgan Guaranty required minimum tier 1 capital of $5.0 billion and $4.7 billion respectively as of December 31, 1996. At December 31, 1995, J.P. Morgan and Morgan Guaranty required minimum tier 1 capital of $4.1 billion and $4.0 billion respectively.

 (b) For capital adequacy purposes, J.P. Morgan and Morgan Guaranty required minimum total risk-based capital of $9.9 billion and $9.4 billion respectively as of December 31, 1996. At December 31, 1995, J.P. Morgan and Morgan Guaranty required minimum total capital of $8.3 billion and $7.9 billion respectively.

 (c) Pursuant to Federal Reserve Board guidelines, the minimum tier 1 capital, total risk-based capital, and leverage ratios are 4%, 8%, and 3% respectively for bank holding companies and banks.

 (d) The December 31, 1995 amounts and ratios have been restated to reflect the merger of J.P. Morgan Delaware with Morgan Guaranty Trust Company of New York effective June 1996.

     Furthermore, for certain regulatory supervision purposes, bank regulators use five capital category definitions applicable to banks ranging from "well capitalized" to "critically undercapitalized." A bank is considered "well capitalized" if it has minimum tier 1 capital, total capital, and leverage ratios of 6%, 10%, and 5% respectively. At December 31, 1996 and 1995, Morgan Guaranty's ratios exceeded the minimum standards for a "well capitalized" bank, under standards provided by the regulatory framework for prompt corrective action and the Federal Reserve Board. Management is aware of no conditions or events that have occurred since December 31, 1996, that would change Morgan Guaranty's "well capitalized" status.

           Effective October 1996, the Federal Reserve Board issued a rule implementing provisions of Regulation Y, which determines the capital levels at which a bank holding company shall be considered "well capitalized." Pursuant to these guidelines, the Federal Reserve Board considers a bank holding company "well capitalized" if it has a minimum tier 1 capital, total capital, and leverage ratios of 6%, 10%, and 4% respectively. At December 31, 1996, J.P. Morgan's ratios exceeded the minimum standards for a "well capitalized" bank holding company. Management is aware of no conditions or events that have occurred since December 31, 1996, that would change J.P. Morgan's "well capitalized" status.

     23. COMMITMENTS AND CONTINGENT LIABILITIES

     Excluding mortgaged properties, assets carried at approximately $67.0 billion and approximately $53.1 billion in the consolidated balance sheet at December 31, 1996 and 1995, respectively were pledged as collateral for borrowings, to qualify for fiduciary powers, to secure public monies as required by law, and for other purposes.

           In compliance with rules and regulations established by various domestic and foreign regulators, cash of $112 million and $96 million and securities with a market value of $2,158 million and $1,786 million were segregated in special bank accounts for the benefit of securities and futures brokerage customers at December 31, 1996 and 1995, respectively.

           Operating expenses include net rentals of $96 million in 1996, $115 million in 1995, and $94 million in 1994. Minimum rental commitments on noncancelable leases for premises and equipment are $746 million in the aggregate, and for each of the five years subsequent to December 31, 1996, are $93 million (1997), $86 million (1998), $57 million (1999), $54 million
     (2000), and $50 million (2001). Certain leases contain renewal options and escalation clauses.

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

     24. CONCENTRATIONS OF FINANCIAL INSTRUMENTS

     J.P. Morgan's clients and other counterparties to the company's on- and off-balance-sheet financial instruments operate in diverse industries of the world economy, most significantly in the United States and Europe, and include nonbank financial institutions, governments, and banks.

           Summarized in the following tables are the amounts of credit exposure associated with the company's on- and off-balance-sheet financial instruments allocated to the industries and geographic areas of the ultimate obligors at December 31, 1996 and 1995. The amounts below do not consider $97.0 billion and $95.5 billion of cash and marketable security collateral at December 31, 1996 and 1995, respectively related mainly to loans, resale agreements, securities lending indemnifications, and amounts receivable for securities sold not yet settled, that are available to J.P. Morgan to limit these credit exposures.

                                                     Nonbank
                                                   financial       Govern-
     In billions                                institutions (a)     ments       Banks     All other        Total
     ------------------------------------------------------------------------------------------------------------
      1996
      On-balance-sheet:
      North America (b) .....................       $ 30.6          $ 39.5      $ 23.8      $ 18.6         $112.5
      Europe (c) ............................         22.2            25.0        18.7         9.4           75.3
      Asia Pacific ..........................          4.0             8.2         6.6         3.7           22.5
      Latin America (d) .....................          0.1             4.0         1.5         5.2           10.8
     ------------------------------------------------------------------------------------------------------------
      Total on-balance-sheet credit exposure          56.9            76.7        50.6        36.9         221.1 (e)
     ------------------------------------------------------------------------------------------------------------
      Off-balance-sheet:
      North America (b) .....................         20.3             5.7         5.1        42.0           73.1
      Europe (c) ............................          9.8             1.6        10.0        10.0           31.4
      Asia Pacific ..........................          1.1             2.7         0.9         2.9            7.6
      Latin America (d) .....................          0.2              --         0.3         0.6            1.1
     ------------------------------------------------------------------------------------------------------------
      Total off-balance-sheet credit exposure         31.4            10.0        16.3        55.5          113.2
     ------------------------------------------------------------------------------------------------------------
      Total credit exposure .................         88.3            86.7        66.9        92.4(f)       334.3
     ------------------------------------------------------------------------------------------------------------
      Cash and marketable security
         collateral .........................         51.8             1.6        33.1        10.5           97.0
     ------------------------------------------------------------------------------------------------------------
      1995
      On-balance-sheet:
      North America (b) .....................         32.2            33.6        20.8        17.3          103.9
      Europe (c) ............................         13.5            20.3        13.4         9.5           56.7
      Asia Pacific ..........................          1.7             7.1         3.4         2.4           14.6
      Latin America (d) .....................          0.1             4.6         1.6         2.6            8.9
     ------------------------------------------------------------------------------------------------------------
      Total on-balance-sheet credit exposure          47.5            65.6        39.2        31.8          184.1(e)
     ------------------------------------------------------------------------------------------------------------
      Off-balance-sheet:
      North America (b) .....................         25.7             6.6         3.7        34.2           70.2
      Europe (c) ............................          8.9             5.8         6.0         8.4           29.1
      Asia Pacific ..........................          0.4             1.0         2.4         2.3            6.1
      Latin America (d) .....................          0.7             0.7         0.3         0.2            1.9
     ------------------------------------------------------------------------------------------------------------
      Total off-balance-sheet credit exposure         35.7            14.1        12.4        45.1          107.3
     ------------------------------------------------------------------------------------------------------------
      Total credit exposure .................         83.2            79.7        51.6        76.9          291.4
     ------------------------------------------------------------------------------------------------------------
      Cash and marketable security
         collateral .........................         57.2             1.7        27.0         9.6           95.5
     ------------------------------------------------------------------------------------------------------------

 (a) Nonbank financial institutions include securities firms, insurance companies, and investment companies.

 (b) Includes the United States, Canada, and the Carribean.

 (c) Includes Middle East and Africa.

 (d) Includes Mexico, Central America, and South America.

 (e) On-balance-sheet items without credit exposure totaled $0.9 billion and $0.8 billion in 1996 and 1995 respectively.

 (f) The utilities industry exceeded 10% of this amount at December 31, 1996.

     25. INTERNATIONAL OPERATIONS

     For financial reporting purposes, the operations of J.P. Morgan are divided into domestic and international components. Management believes that the methodology used to allocate J.P. Morgan's results between domestic and international sources, while inexact, is an appropriate one.

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

           Because the operations of J.P. Morgan are highly integrated, identification of revenues and expenses by geographic region involves estimates and assumptions. Client-focused revenues are assigned to the region managing the client relationship for the particular product. For finance and advisory products, this is the location of the client's head office; for most other products, it is based on the location where activity is transacted. Market-making revenues that cannot be specifically attributed to individual clients (for example, gains/losses arising from positions taken to facilitate client transactions) are generally allocated based on the proportion of regional revenues. Revenues from proprietary investing and trading activities are based upon the location of the risk-taker. Expenses are allocated based on the estimated cost associated with servicing the client base in the region. Earnings on stockholders' equity are generally allocated based on the proportion of regional revenue, and adjustments are made for differences between domestic and international income tax rates.

           On the basis described above, assets at December 31 and results for the years ended December 31, 1996, 1995, and 1994 were distributed among domestic and international operations as presented in the following table.

                                                                                     Income
                                                                                     before      Income
                                             Total           Total         Total     income         tax        Net
      In millions                           assets        revenues (a)  expenses      taxes     expense     income
      ------------------------------------------------------------------------------------------------------------
      1996
      Europe (b) ...................       $ 95 854         $2 060       $1 367     $    693   $    277   $    416
      Asia Pacific .................         11 365            845          458          387        155        232
      Latin America (c) ............          5 839            528          227          301        120        181
      ------------------------------------------------------------------------------------------------------------
      Total international operations        113 058          3 433        2 052        1 381        552        829
      Domestic operations (d) (e) ..        108 968          3 422        2 471          951        206        745
      ------------------------------------------------------------------------------------------------------------
      Total ........................        222 026          6 855        4 523        2 332        758      1 574
      ------------------------------------------------------------------------------------------------------------
      1995
      Europe (b) ...................         73 040          1 684        1 236          448        179        269
      Asia Pacific .................          7 753            786          430          356        143        213
      Latin America (c) ............          4 537            441          189          252        101        151
      ------------------------------------------------------------------------------------------------------------
      Total international operations         85 330          2 911        1 855        1 056        423        633
      Domestic operations (d) (e) ..         99 549          2 993        2 143          850        187        663
      ------------------------------------------------------------------------------------------------------------
      Total ........................        184 879          5 904        3 998        1 906        610      1 296
      ------------------------------------------------------------------------------------------------------------
      1994
      Europe (b) ...................         63 939          1 481        1 135          346        138        208
      Asia Pacific .................          5 840            578          363          215         86        129
      Latin America (c) ............          2 851            389          158          231         92        139
      ------------------------------------------------------------------------------------------------------------
      Total international operations         72 630          2 448        1 656          792        316        476
      Domestic operations (d) (e) ..         82 287          3 069        2 036        1 033        294        739
      ------------------------------------------------------------------------------------------------------------
      Total ........................        154 917          5 517        3 692        1 825        610      1 215
      ------------------------------------------------------------------------------------------------------------

 (a) Includes net interest revenue and noninterest revenues.

 (b) Includes Middle East and Africa.

 (c) Includes Mexico, Central America, and South America.

 (d) Includes the United States, Canada, and the Caribbean. Total assets include $99.5 billion, $90.5 billion, and $78.2 billion at December 31, 1996, 1995, and 1994, respectively related to United States operations. Total revenue and expenses relate substantially to United States operations for all years.

 (e) Expenses for domestic operations include a technology-related charge of $71 million in 1996, a severance-related charge of $55 million in 1995, and other unallocated corporate expenses.

     26. CONDENSED FINANCIAL STATEMENTS OF J.P. MORGAN (PARENT)

     Presented below are the condensed statement of income, balance sheet, and statement of cash flows for J.P. Morgan & Co. Incorporated, the parent company.

     STATEMENT OF INCOME
     J.P. Morgan (parent)

      In millions                                                        1996         1995         1994
      --------------------------------------------------------------------------------------------------
      REVENUES
      Equity in undistributed earnings of subsidiaries ..........      $1 093       $  588       $  (82)
      Dividends from subsidiaries:
         Bank ...................................................         150          285          725
         Other ..................................................         360          420          593
      --------------------------------------------------------------------------------------------------
      Total equity in earnings of subsidiaries ..................       1 603        1 293        1 236
      Interest from subsidiaries ................................         637          616          423
      Other interest revenue ....................................          37           46           27
      Investment banking revenue allocations from subsidiaries ..         103           71           59
      Service fees from subsidiaries ............................         186          134           87
      Investment securities revenue .............................          (7)         (28)         (29)
      Other revenue .............................................          (9)           3           17
      --------------------------------------------------------------------------------------------------
      Total revenues ............................................       2 550        2 135        1 820
      --------------------------------------------------------------------------------------------------
      EXPENSES
      Interest (includes $9 in 1996, $24 in 1995, and $16 in 1994
         to subsidiaries) .......................................         714          665          446
      Employee compensation and benefits ........................         203          159          103
      Other expenses ............................................         103           75           56
      --------------------------------------------------------------------------------------------------
      Total expenses ............................................       1 020          899          605
      --------------------------------------------------------------------------------------------------
      Income before income taxes ................................       1 530        1 236        1 215
      Income tax benefit ........................................         (44)         (60)          --
      --------------------------------------------------------------------------------------------------
      Net income ................................................       1 574        1 296        1 215
      --------------------------------------------------------------------------------------------------

     BALANCE SHEET
     J.P. Morgan (parent)

                                                                                                 December 31
                                                                                            ---------------------
      In millions                                                                             1996          1995
     ------------------------------------------------------------------------------------------------------------
      ASSETS
      Interest-earning deposits with subsidiary bank ................................       $   202       $   377
      Debt investment securities available-for-sale carried at fair value ...........         1 098           688
      Investments in subsidiaries:

         Bank .......................................................................         9 891         8 985
         U.S. broker-dealer .........................................................           494           407
         Other nonbanks .............................................................           919           947
      Advances to subsidiaries:
         Bank .......................................................................         3 545         1 878
         U.S. broker-dealer .........................................................         1 333         2 148
         Other nonbanks, primarily securities-related ...............................         6 047         5 154
      Accrued interest and accounts receivable, primarily from subsidiary bank ......           296           265
      Other assets (includes $1 577 in 1996 and $908 in 1995 related to corporate-owned life insurance contracts, $669 in 1996 and $544 in 1995 related to deferred tax assets, and $50 in 1995 from dividends
         receivable from subsidiary bank) ...........................................         2 343         1 660
     ------------------------------------------------------------------------------------------------------------
      Total assets ..................................................................        26 168        22 509
     ------------------------------------------------------------------------------------------------------------
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Securities sold under agreements to repurchase (includes $87 in 1996 and
         $102 in 1995 with subsidiary bank) .........................................           505           102
      Commercial paper ..............................................................         3 438         2 729
      Other liabilities for borrowed money ..........................................            --         1 140
      Accounts payable and accrued expenses .........................................         1 434         1 255
      Long-term debt not qualifying as risk-based capital ...........................         4 931         3 369
      Other liabilities .............................................................           161            71
     ------------------------------------------------------------------------------------------------------------
                                                                                             10 469         8 666
      Long-term debt qualifying as risk-based capital ...............................         3 494         3 392
      Intercompany debentures .......................................................           773 (a)        --
     ------------------------------------------------------------------------------------------------------------
      Total liabilities .............................................................        14 736        12 058
     ------------------------------------------------------------------------------------------------------------
      Total stockholders' equity ....................................................        11 432        10 451
     ------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity ....................................        26 168        22 509
     ------------------------------------------------------------------------------------------------------------

 (a) Consists solely of $773.2 million of 7.54% Junior Subordinated Debentures issued to JPM Capital Trust I. Refer to Note 16 to the consolidated financial statements, Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary.

     STATEMENT OF CASH FLOWS
     J.P. Morgan (parent)

     In millions                                                                 1996           1995           1994
     ----------------------------------------------------------------------------------------------------------------
     NET INCOME .............................................................  $ 1 574        $ 1 296        $ 1 215
     Adjustments to reconcile to cash provided by operating activities:
        Equity in undistributed (earnings) losses of subsidiaries ...........   (1 093)          (588)            82
        Increase (decrease) due to changes in other
           balance sheet amounts ............................................      116           (223)           359
        Net investment securities losses included in cash flows
           from investing activities ........................................        7             28             29
     ----------------------------------------------------------------------------------------------------------------
     CASH PROVIDED BY OPERATING ACTIVITIES ..................................      604            513          1 685
     ----------------------------------------------------------------------------------------------------------------
     (Increase) decrease in interest-earning deposits
        with subsidiary bank ................................................      227          1 263         (1 452)
     Debt investment securities:
        Proceeds from sales .................................................    1 173          5 720            535
        Purchases ...........................................................   (1 605)        (5 230)        (1 064)
     Increase in advances to subsidiaries ...................................   (1 712)        (2 479)          (695)
     Capital to subsidiaries ................................................      (23)          (250)          (270)
     Payments for insurance contracts .......................................     (717)          (367)          (367)
     Other changes, net .....................................................       (8)           (14)            36
     ----------------------------------------------------------------------------------------------------------------
     CASH USED IN INVESTING ACTIVITIES ......................................   (2 665)        (1 357)        (3 277)
     ----------------------------------------------------------------------------------------------------------------
     Increase (decrease) in securities sold under agreements
        to repurchase .......................................................      403           (490)           281
     Increase (decrease) in commercial paper ................................      706           (698)           991
     Increase (decrease) in other liabilities for borrowed money ............   (1 140)         1 140              -
     Long-term debt:
        Proceeds ............................................................    1 792          2 230          1 575
        Payments ............................................................        -           (833)          (464)
     Intercompany debentures:
        Proceeds ............................................................      773              -              -
     Capital stock:
        Issued or distributed ...............................................      424            143             61
        Purchased ...........................................................     (604)          (293)          (445)
     Dividends paid .........................................................     (643)          (583)          (541)
     Cash receipts from subsidiary bank for common stock issuable ...........      307            171            108
     Other changes, net .....................................................       41             57             26
     ----------------------------------------------------------------------------------------------------------------
     CASH PROVIDED BY FINANCING ACTIVITIES ..................................    2 059            844          1 592
     ----------------------------------------------------------------------------------------------------------------
     DECREASE IN CASH AND DUE FROM BANKS ....................................       (2)             -              -
     Cash and due from banks, beginning of year .............................        2              2              2
     ----------------------------------------------------------------------------------------------------------------
     Cash and due from banks, end of year ...................................        -              2              2
     ----------------------------------------------------------------------------------------------------------------
     Cash disbursements for interest and taxes ..............................  $   692        $   617        $   445
     ----------------------------------------------------------------------------------------------------------------

     27. CERTAIN RESTRICTIONS: SUBSIDIARIES

     Under the Federal Reserve Act and New York State law, there are legal restrictions limiting the amount of dividends that Morgan Guaranty, a state member bank, can declare. The most restrictive test requires approval of the Federal Reserve Board if dividends declared exceed the net profits for that year combined with the net profits for the preceding two years. The calculation of the amount available for payment of dividends is based on net profits determined in accordance with bank regulatory accounting principles, reduced by the amount of dividends declared. At December 31, 1996, the cumulative retained net profits for the years 1996 and 1995 available for distribution as dividends in 1997 without approval of the Federal Reserve Board amounted to approximately $1,859 million.

           The Federal Reserve Board may prohibit the payment of dividends if it determines that circumstances relating to the financial condition of a bank are such that the payment of dividends would be an unsafe and unsound practice.

           U.S. federal law also places certain restrictions on certain types of transactions engaged in by insured banks and their subsidiaries with certain affiliates, including, in the case of Morgan Guaranty, J.P. Morgan and its nonbanking subsidiaries. "Covered transactions" are limited to 20% of capital and surplus, as defined, and "covered transactions" with any one such affiliate are limited to 10% of capital and surplus. "Covered transactions" are defined to include, among other things, loans and extensions of credit to such an affiliate, purchases of assets from such an affiliate, and any guarantees, acceptances, and letters of credit issued on behalf of such an affiliate. Such loans, extensions of credit, guarantees, acceptances, and letters of credit must be collateralized. In addition, a wide variety of transactions engaged in by insured banks and their subsidiaries with such affiliates are required to be made on terms and under circumstances that are at least as favorable to the bank or subsidiary concerned as those prevailing at the time for comparable transactions with nonaffiliated companies.

           Certain other subsidiaries are subject to various restrictions, mainly regulatory requirements, that may limit cash dividends and advances to J.P. Morgan and that establish minimum capital requirements.

ADDITIONAL SELECTED DATA
J.P. Morgan & Co. Incorporated

Dollars in millions, except per share data                 1996           1995            1994           1993              1992
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
Total interest revenue ............................     $ 10 713       $  9 937        $  8 379       $  7 442          $  7 281
Total noninterest revenues ........................        5 153          3 901           3 536          4 499             2 950
Total revenues ....................................       15 866         13 838          11 915         11 941            10 231
Net interest revenue ..............................        1 702          2 003           1 981          1 772             1 708
Provision for credit losses .......................           --             --              --             --                55
Total operating expenses ..........................        4 523          3 998           3 692          3 580             2 854
Net income ........................................        1 574          1 296           1 215          1 586(a)          1 582(b)
At year-end:
  Total assets ....................................      222 026        184 879         154 917        133 888           103 197
  Long-term debt and other capital securities (c)..       13 853          9 327           6 802          5 276             5 443
  Stockholders' equity ............................       11 432         10 451           9 568          9 859             7 308
  Common stockholders' equity .....................       10 738          9 957           9 074          9 365             6 814
  Tier 1 risk-based capital (k) ...................       10 873          9 033           8 265          7 773             6 625
  Total risk-based capital (k) ....................       15 145         13 398          12 221         10 850             9 672
Per common share:
  Net income (d) ..................................    $    7.63      $    6.42      $     6.02      $    7.80(a)      $    7.95(b)
  Book value ......................................        54.43(e)       50.71(f)        46.73(g)       47.25(h)          35.56
  Dividends declared ..............................         3.31           3.06            2.79           2.48              2.23 1/2

EARNINGS RATIOS
Net income as % of:
  Average total assets ............................         0.73%(e)       0.73%(f)        0.70%(g)       1.08%(h) (i)      1.32%(j)
  Average stockholders' equity ....................        14.3(e)        13.2(f)         12.5(g)        19.8(h) (i)       22.5 (j)
  Average common stockholders' equity .............        14.9(e)        13.6(f)         12.9(g)        20.9(h) (i)       23.9(j)

DIVIDEND PAYOUT RATIO
Dividends declared per common share as % of
  net income per common share .....................        43.4%          47.7%           46.3%          31.8%(i)          28.1%(j)

CAPITAL RATIOS
Average stockholders' equity as % of average
  total assets ....................................         5.1%(e)        5.5%(f)         5.7%(g)        5.5%(h)           5.8%
Common stockholders' equity as % of:
  Average total assets ............................         5.0(e)         5.6(f)          5.3(g)         6.4(h)            5.7
  Total year-end assets ...........................         4.8(e)         5.4(f)          5.9(g)         7.0(h)            6.6
Total stockholders' equity as % of:

  Average total assets ............................         5.3(e)         5.9(f)          5.5(g)         6.7(h)            6.1
  Total year-end assets ...........................         5.2(e)         5.7(f)          6.2(g)         7.4(h)            7.1
Tier 1 risk-based capital ratio (k) ...............         8.8            8.8             9.6            9.3               8.9
Total risk-based capital ratio (k) ................        12.2           13.0            14.2           13.0              13.0
Leverage ratio (k) ................................         5.9            6.1             6.5            7.3               7.1

OTHER SELECTED DATA
Registered holders of record of common stock at
  year-end ........................................       29 607         29 391          29 596            28 919            28 061
Common shares outstanding at year-end
  (in thousands) ..................................      184 923        187 116         187 701           193 087           191 610
Employees at year-end:
  In the U.S. .....................................        8 579          8 855           9 607             8 983             8 567
  Outside the U.S. ................................        6 948          6 758           7 448             6 210             5 801
----------------------------------------------------------------------------------------------------------------------------------
Total employees ...................................       15 527         15 613          17 055            15 193            14 368
----------------------------------------------------------------------------------------------------------------------------------

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

(c) Includes $3,692 million, $3,590 million, $3,197 million, $2,459 million, and $2,300 million of long-term debt qualifying as risk-based capital in 1996, 1995, 1994, 1993, and 1992 respectively and $750 million of
     Company-obligated mandatorily redeemable preferred securities of subsidiary in 1996.

(d) Earnings per share amounts for 1994 and 1993 represent both primary and fully diluted earnings per share; earnings per share amounts for 1996, 1995, and 1992 represent primary earnings per share. For 1996 fully diluted earnings per share were $7.56. For 1995 fully diluted earnings per share were $6.36. For 1992 fully diluted earnings per share before and after the cumulative effect of the change in accounting were $5.63 and $7.92 respectively.

(e) Excluding the effect of SFAS No. 115, the book value per common share would have been $52.08 for the 12 months ended December 31, 1996; net income would have been 0.73% of average total assets, 14.89% of average stockholders' equity, and 15.6% of average common stockholders' equity; average stockholders' equity would have been 4.9% of average total assets; common stockholders' equity would have been 4.79% of average total assets and 4.64% of total year-end assets; and total stockholders' equity would have been 5.12% of average total assets and 4.96% of total year-end assets.

(f) Excluding the effect of SFAS No. 115, the book value per common share would have been $47.83 for the 12 months ended December 31, 1995; net income would have been 0.73% of average total assets, 13.78% of average stockholders' equity, and 14.3% of average common stockholders' equity; average stockholders' equity would have been 5.3% of average total assets; common stockholders' equity would have been 5.29% of average total assets and 5.11% of total year-end assets; and total stockholders' equity would have been 5.57% of average total assets and 5.37% of total year-end assets.

(g) Excluding the effect of SFAS No. 115, the book value per common share would have been $44.39 for the 12 months ended December 31, 1994; net income would have been 0.71% of average total assets, 13.6% of average stockholders' equity, and 14.2% of average common stockholders' equity; average stockholders' equity would have been 5.2% of average total assets; common stockholders' equity would have been 5.0% of average total assets and 5.6% of total year-end assets; and total stockholders' equity would have been 5.3% of average total assets and 5.9% of total year-end assets.

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

(k) In accordance with Federal Reserve Board guidelines, the effect of SFAS No. 115 and the equity, assets, and off-balance-sheet exposures of J.P. Morgan Securities Inc. are excluded.

CONSOLIDATED AVERAGE BALANCES AND TAXABLE-EQUIVALENT NET INTEREST EARNINGS J.P. Morgan & Co. Incorporated

In millions                                                  1996                         1995
----------------------------------------------------------------------------    ------------------------
Interest and average rates on                  Average               Average    Average              Average
a taxable-equivalent basis                     balance   Interest       rate    balance   Interest      rate
------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning deposits with banks,
   mainly in offices outside the U.S. .......   $ 2 022   $   110       5.44%    $ 1 796      $168     9.35%
Debt investment securities in offices
   in the U.S.:(a)
   U.S. Treasury ............................     1 581       106       6.70       1 983       130     6.56
   U.S. state and political subdivision .....     1 591       183      11.50       1 964       236    12.02
   Other ....................................    17 399     1 109       6.37      13 619       962     7.06
Debt investment securities in offices outside
   the U.S.(a) ..............................     4 452       271       6.09       4 433       309     6.97
Trading account assets:
   In offices in the U.S. ...................    16 591       994       5.99      12 802       836     6.53
   In offices outside the U.S. ..............    29 656     2 285       7.71      25 560     2 205     8.63
Securities purchased under agreements to
   resell and federal funds sold, mainly in
   offices in the U.S. ......................    43 064     2 254       5.23      31 769     1 942     6.11
Securities borrowed in offices in the U.S. ..    25 310     1 284       5.07      15 222       876     5.75
Loans:
   In offices in the U.S. ...................     6 227       418       6.71       6 586       479     7.27
   In offices outside the U.S. ..............    21 794     1 371       6.29      17 561     1 236     7.04
Other interest-earning assets:(b)
   In offices in the U.S. ...................       940       139          *       1 185       252        *
   In offices outside the U.S. ..............     1 027       274          *       1 635       412        *
-----------------------------------------------------------------------------------------------------------
Total interest-earning assets ...............   171 654    10 798       6.29     136 115    10 043     7.38
Allowance for credit losses .................    (1 119)                          (1 130)
Cash and due from banks .....................       935                            1 796
Other noninterest-earning assets ............    43 573                           41 729
-----------------------------------------------------------------------------------------------------------
Total assets ................................   215 043                          178 510
-----------------------------------------------------------------------------------------------------------

In millions                                                   1994
-------------------------------------------------------------------------------
Interest and average rates on                    Average                Average
a taxable-equivalent basis                       balance    Interest       rate
--------------------------------------------------------------------------------
ASSETS
Interest-earning deposits with banks,
   mainly in offices outside the U.S. .......   $ 2 252       $  197        8.75%
Debt investment securities in offices
   in the U.S.:(a)
   U.S. Treasury ............................     1 282           79        6.16
   U.S. state and political subdivision .....     2 215          267       12.05
   Other ....................................    10 569          547        5.18
Debt investment securities in offices outside
   the U.S.(a) ..............................     6 010          409        6.81
Trading account assets:
   In offices in the U.S. ...................    14 632          952        6.51
   In offices outside the U.S. ..............    24 033        1 838        7.65
Securities purchased under agreements to
   resell and federal funds sold, mainly in
   offices in the U.S. ......................    32 247        1 593        4.94
Securities borrowed in offices in the U.S. ..    15 615          624        4.00
Loans:
   In offices in the U.S. ...................     7 754          438        5.65
   In offices outside the U.S. ..............    16 201          991        6.12
Other interest-earning assets:(b)
   In offices in the U.S. ...................       913          269           *
   In offices outside the U.S. ..............       646          295           *
--------------------------------------------------------------------------------
Total interest-earning assets ...............   134 369        8 499        6.33
Allowance for credit losses .................    (1 143)
Cash and due from banks .....................     1 790
Other noninterest-earning assets ............    37 565
--------------------------------------------------------------------------------
Total assets ................................   172 581
--------------------------------------------------------------------------------

The percentage of average interest-earning assets attributable to offices outside the U.S. was 47% in 1996, 50% in 1995, and 48% in 1994. Average balances are derived from daily balances except in the case of some subsidiaries, for which they are derived from month-end balances. Interest and average rates applying to the following asset categories have been adjusted to a taxable-equivalent basis: Debt investment securities in offices in the U.S., Trading account assets in offices in the U.S., and Loans in offices in the U.S. The applicable tax rate used to adjust tax-exempt interest to a taxable-equivalent basis was approximately 41% in 1996, 1995, and 1994.

Impaired loans are included in the determination of average total loans.

(a) Average debt investment securities are computed based on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

(b) Interest revenue includes the effect of certain off-balance-sheet transactions.

*    Not meaningful

In millions                                                        1996                                       1995
------------------------------------------------------------------------------------------      ------------------------------------
Interest and average rates on                             Average                 Average        Average                    Average
a taxable-equivalent basis                                balance   Interest         rate        balance    Interest           rate
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   In offices in the U.S.........................        $  3 962    $   204        5.15%        $ 2 048     $    98          4.79%
   In offices outside the U.S....................          45 148      2 337        5.18          41 762       2 422          5.80
Trading account liabilities:
   In offices in the U.S.........................           8 295        522        6.29           6 596         438          6.64
   In offices outside the U.S....................          11 056        780        7.05          12 222         923          7.55
Securities sold under agreements to
   repurchase and federal funds purchased,
   mainly in offices in the U.S..................          63 424      3 295        5.20          43 658       2 568          5.88
Commercial paper, mainly in offices in
   the U.S.......................................           4 133        225        5.44           2 809         169          6.02
Other interest-bearing liabilities:
   In offices in the U.S.........................          14 274        815        5.71          10 414         639          6.14
   In offices outside the U.S....................           2 258        204        9.03           1 869         127          6.80
Long-term debt, mainly in offices in the U.S.....          10 643        625        5.87           8 761         550          6.28
Company-obligated mandatorily redeemable
   preferred securities of subsidiary............              57          4        7.54              --          --            --
----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities...............         163 250      9 011        5.52         130 139       7 934          6.10
Noninterest-bearing deposits:
   In offices in the U.S.........................           2 298                                  3 336
   In offices outside the U.S....................             737                                  1 354
Other noninterest-bearing liabilities............          37 767                                 33 822
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities................................         204 052                                168 651
Stockholders' equity.............................          10 991                                  9 859
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity.......         215 043                                178 510
Net yield on interest-earning assets:............                                   1.04                                     1.55
   Attributable to offices in the U.S.(a)                                           0.76                                     1.29
   Attributable to offices outside the U.S.(a)                                      1.36                                     1.85
Taxable-equivalent net interest earnings:                             1 787                                      2 109
   Attributable to offices in the U.S.(a)                               699                                        883
   Attributable to offices outside the U.S.(a)                        1 088                                      1 226
----------------------------------------------------------------------------------------------------------------------------------

In millions                                                         1994
-------------------------------------------------------------------------------------
Interest and average rates on                          Average                Average
a taxable-equivalent basis                             balance    Interest       rate
-------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   In offices in the U.S.....................         $  2 175      $  101       4.64%
   In offices outside the U.S................           37 768       1 845       4.89
Trading account liabilities:
   In offices in the U.S.....................            8 028         510       6.35
   In offices outside the U.S................           11 109         778       7.00
Securities sold under agreements to
   repurchase and federal funds purchased,
   mainly in offices in the U.S..............           48 372       2 196       4.54
Commercial paper, mainly in offices in
   the U.S...................................            4 174         182       4.36
Other interest-bearing liabilities:
   In offices in the U.S.....................            8 085         365       4.51
   In offices outside the U.S................            2 315         132       5.70
Long-term debt, mainly in offices in the U.S.            5 901         289       4.90
Company-obligated mandatorily redeemable
   preferred securities of subsidiary........               --          --         --
-------------------------------------------------------------------------------------
Total interest-bearing liabilities...........          127 927       6 398       5.00
Noninterest-bearing deposits:
   In offices in the U.S.....................            3 818
   In offices outside the U.S................            1 395
Other noninterest-bearing liabilities........           29 684
-------------------------------------------------------------------------------------
Total liabilities............................          162 824
Stockholders' equity.........................            9 757
-------------------------------------------------------------------------------------
Total liabilities and stockholders' equity             172 581
Net yield on interest-earning assets:........                                    1.56
   Attributable to offices in the U.S.(a)                                        1.41
   Attributable to offices outside the U.S.(a)                                   1.73
Taxable-equivalent net interest earnings:                            2 101
   Attributable to offices in the U.S.(a)                              994
   Attributable to offices outside the U.S.(a)                       1 107
-------------------------------------------------------------------------------------

     The percentage of average interest-bearing liabilities attributable to offices outside the U.S. was 47% in 1996, 53% in 1995, and 51% in 1994.

(a) Funding costs are allocated based on the location of the office recording the asset. No allocation is made for capital.

ANALYSIS OF YEAR-TO-YEAR CHANGES IN TAXABLE-EQUIVALENT NET INTEREST EARNINGS J.P. Morgan & Co. Incorporated



                                                                      1996/95                                  1995/94
                                                          ---------------------------------      ---------------------------------
                                                           Increase (decrease)                    Increase (decrease)
                                                             due to change in:                      due to change in:
                                                          --------------------                   --------------------
                                                          Average      Average     Increase      Average      Average     Increase
In millions                                               balance         rate    (decrease)     balance         rate    (decrease)
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Interest-earning deposits with banks, mainly in offices
   outside the U.S. ...................................    $   19        $ (77)       $ (58)       $ (42)       $  13        $ (29)
Debt investment securities in offices in the U.S.:
   U.S. Treasury ......................................       (27)           3          (24)          46            5           51
   U.S. state and political subdivision ...............       (43)         (10)         (53)         (30)          (1)         (31)
   Other ..............................................       248         (101)         147          184          231          415
Debt investment securities in offices outside the U.S.          1          (39)         (38)        (109)           9         (100)
Trading account assets:
   In offices in the U.S. .............................       231          (73)         158         (119)           3         (116)
   In offices outside the U.S. ........................       330         (250)          80          122          245          367
Securities purchased under agreements to resell and
   federal funds sold, mainly in offices in the U.S. ..       620         (308)         312          (24)         373          349
Securities borrowed in offices in the U.S. ............       522         (114)         408          (16)         268          252
Loans:
   In offices in the U.S. .............................       (25)         (36)         (61)         (72)         113           41
   In offices outside the U.S. ........................       277         (142)         135           88          157          245
Other interest-earning assets:
   In offices in the U.S. .............................       (46)         (67)        (113)          69          (86)         (17)
   In offices outside the U.S. ........................      (161)          23         (138)         295         (178)         117
----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets .........................     1 946       (1 191)         755          392        1 152        1 544
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
   In offices in the U.S. .............................        99            7          106           (6)           3           (3)
   In offices outside the U.S. ........................       187         (272)         (85)         209          368          577
Trading account liabilities:
   In offices in the U.S. .............................       108          (24)          84          (94)          22          (72)
   In offices outside the U.S. ........................       (84)         (59)        (143)          81           64          145
Securities sold under agreements to repurchase and
   federal funds purchased, mainly in offices in
   the U.S. ...........................................     1 052         (325)         727         (229)         601          372
Commercial paper, mainly in offices in the U.S. .......        73          (17)          56          (70)          57          (13)
Other interest-bearing liabilities:
   In offices in the U.S. .............................       224          (48)         176          121          153          274
   In offices outside the U.S. ........................        29           48           77          (28)          23           (5)
Long-term debt, mainly in offices in the U.S. .........       108          (33)          75          175           86          261
Company-obligated mandatorily redeemable preferred
   securities of subsidiary ...........................         4           --            4           --           --           --
----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities ....................     1 800         (723)       1 077          159        1 377        1 536
----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN TAXABLE-EQUIVALENT NET INTEREST EARNINGS ....       146         (468)        (322)         233         (225)           8
----------------------------------------------------------------------------------------------------------------------------------

Changes in the average balance/rate are allocated based on the percentage relationship of the change in average balance or average rate to the total increase (decrease). Included in the above analysis is approximately $1 million, $38 million, and $39 million of interest revenue recorded in 1996, 1995, and 1994 respectively that related to prior years.

TAXABLE-EQUIVALENT NET INTEREST EARNINGS AND THE CONSOLIDATED STATEMENT OF
INCOME

J.P. Morgan & Co. Incorporated

In millions                                                                  1996       1995      1994
------------------------------------------------------------------------------------------------------
Taxable interest revenue.............................................     $10 551    $ 9 728    $8 154
Tax-exempt interest revenue, adjusted to a taxable-equivalent basis..         247        315       345
------------------------------------------------------------------------------------------------------
Total interest revenue, adjusted to a taxable-equivalent basis.......      10 798     10 043     8 499
Less: interest expense...............................................       9 011      7 934     6 398
------------------------------------------------------------------------------------------------------
Taxable-equivalent net interest earnings.............................       1 787      2 109     2 101
Less: adjustment of tax-exempt interest revenue......................          85        106       120
------------------------------------------------------------------------------------------------------
Net interest revenue, as in the consolidated statement of income.....       1 702      2 003     1 981
------------------------------------------------------------------------------------------------------

ASSET-QUALITY ANALYSIS


LOANS

J.P. Morgan's portfolio of loans is diversified by borrower, industry, and geographic area. On the basis of the location of the borrower or, in the case of guaranteed loans, the location of the guarantor, at December 31, 1996 and 1995, 45% of loans were in the United States. No more than 9% and 12% of loans were in any single foreign country at year-end 1996 and 1995 respectively. At December 31, 1996 and 1995, 14% and 12% respectively of loans were collateralized by marketable securities or cash. At December 31, 1996, after exclusion of these collateralized amounts, the only category of borrower or guarantor that accounted for 10% or more of total loans was banks, which accounted for 13%, while at December 31, 1995, no category accounted for 10% or more of total loans.

         The following table shows loan diversity based upon maturity and interest rate structure, by category and location of the booking office.

                                                                         Maturing
                                         ----------------------------------------------------------------------
                                                      After one    After five
                                          Within       year but     years but          After
In millions: December 31, 1996          one year    within five    within ten      ten years              Total
---------------------------------------------------------------------------------------------------------------
LOANS IN OFFICES IN THE U.S.
Commercial and industrial..........      $   484        $   560        $  623           $211            $ 1 878
Financial institution:
   Banks...........................          441            200            --             --                641
   Other financial institutions....          404            380            72             46                902
Collateralized by real estate......           26             91            61            146                324
Other, including U.S. state and
   political subdivision...........        1 059            153           210             66              1 488
---------------------------------------------------------------------------------------------------------------
                                           2 414          1 384           966            469              5 233
---------------------------------------------------------------------------------------------------------------
LOANS IN OFFICES OUTSIDE THE U.S.
Commercial and industrial..........        4 192          6 413         1 388             33             12 026
Financial institution:
   Banks...........................        1 755          1 009            89             --              2 853
   Other financial institutions....        2 775          1 427           256             64              4 522
Collateralized by real estate......          207            121             9             27                364
Foreign governments and official
   institutions....................          337            349           118              7                811
Other..............................        1 326            712           272              1              2 311
---------------------------------------------------------------------------------------------------------------
                                          10 592         10 031         2 132            132             22 887
---------------------------------------------------------------------------------------------------------------
                                          13 006         11 415         3 098            601             28 120
---------------------------------------------------------------------------------------------------------------
LOANS AT FIXED RATES OF INTEREST
Offices in the U.S.................          691            865           582            198              2 336
Offices outside the U.S............        2 291            770           144             30              3 235
---------------------------------------------------------------------------------------------------------------
                                           2 982          1 635           726            228              5 571
---------------------------------------------------------------------------------------------------------------
LOANS AT FLOATING RATES OF INTEREST
Offices in the U.S.................        1 723            519           384            271              2 897
Offices outside the U.S............        8 301          9 261         1 988            102             19 652
---------------------------------------------------------------------------------------------------------------
                                          10 024          9 780         2 372            373             22 549
---------------------------------------------------------------------------------------------------------------
                                          13 006         11 415         3 098            601             28 120
---------------------------------------------------------------------------------------------------------------

Additional detail on loans by category and location at December 31 is presented in the following table.

In millions                                 1996           1995          1994           1993           1992
-----------------------------------------------------------------------------------------------------------
LOANS IN OFFICES IN THE U.S.
Commercial and industrial..........      $ 1 878        $ 1 990       $ 3 047        $ 3 507        $ 3 643
Financial institution:
   Banks...........................          641            729           458            730            258
   Other financial institutions....          902            527           738          1 457          1 089
Collateralized by real estate......          324            365           365            411            457
Other, including U.S. state and
   political subdivision...........        1 488          1 666         1 483          1 928          2 802
-----------------------------------------------------------------------------------------------------------
                                           5 233          5 277         6 091          8 033          8 249
-----------------------------------------------------------------------------------------------------------
LOANS IN OFFICES OUTSIDE THE U.S.
Commercial and industrial..........       12 026         10 045         8 451          7 809          8 777
Financial institution:
   Banks...........................        2 853          1 447         1 940          1 076            956
   Other financial institutions....        4 522          3 013         2 460          3 917          4 107
Collateralized by real estate......          364            281           329            313            691
Foreign governments and official
   institutions....................          811          1 042           846          1 149          1 840
Other..............................        2 311          2 348         1 963          2 083          1 818
-----------------------------------------------------------------------------------------------------------
                                          22 887         18 176        15 989         16 347         18 189
-----------------------------------------------------------------------------------------------------------
                                          28 120         23 453        22 080         24 380         26 438
-----------------------------------------------------------------------------------------------------------


Impaired loans

Impaired loans, net of charge-offs, at December 31, distributed according to the location of the borrower, are presented in the following table. At December 31, 1996, more than half of the impaired loan balance is measured based upon the present value of expected future cash flows discounted at an individual loan's effective interest rate, and the remainder is primarily based on the fair value of the collateral.

In millions                         1996      1995     1994     1993    1992
----------------------------------------------------------------------------
BORROWERS IN THE U.S.
Commercial and industrial.......    $ 83      $ 59     $106     $129    $168
Other...........................      17        31       60       68     114
----------------------------------------------------------------------------
                                     100        90      166      197     282
----------------------------------------------------------------------------
BORROWERS OUTSIDE THE U.S.
Commercial and industrial.......       6         8       30       53      33
Other...........................      12        17       21       24      38
----------------------------------------------------------------------------
                                      18        25       51       77      71
Restructuring countries.........       2         2        2        8     183
----------------------------------------------------------------------------
                                      20        27       53       85     254
----------------------------------------------------------------------------
                                     120       117      219      282     536
----------------------------------------------------------------------------

An analysis of changes in impaired loans is presented in the following table.

In millions                              1996     1995     1994    1993    1992
-------------------------------------------------------------------------------
IMPAIRED LOANS, JANUARY 1..........      $117     $219     $282    $536    $642
Additions to impaired loans........        98       89       96     113     201
Less: Repayments of principal net
   of additional advances..........        56      113       53      86      86
   Loans returning to accrual status       --       --       42      26      78
   Charge-offs:
      Commercial and industrial....         8       13       20      24      62
      Restructuring countries......        --       --        1       1       6
      Other........................         7        7        8      30      33
   Interest and other credits......        11       12       11      19      20
   Sales and swaps of loans........        13       46       24     181      22
-------------------------------------------------------------------------------
IMPAIRED LOANS, DECEMBER 31........       120      117      219     282     536
-------------------------------------------------------------------------------


Loans that are 90 days or more past due may still accrue interest if they are in the process of collection and are either well collateralized or guaranteed. The composition of such loans at December 31 is presented in the following table.

In millions                              1996      1995     1994       1993      1992
-------------------------------------------------------------------------------------
Borrowers in the U.S...............       $ 1       $ 2       $1         $2       $ 1
Borrowers outside the U.S..........        --        --        1(a)       3(a)     --
-------------------------------------------------------------------------------------
                                            1         2        2          5         1
-------------------------------------------------------------------------------------

(a)  Guaranteed by the French and Swiss governments.

Aggregate allowance and provision for credit losses

A provision for credit losses is recorded in each accounting period as necessary, based on senior management's judgment as to the amount needed to maintain the aggregate allowance for credit losses at an adequate level to absorb losses inherent in the existing portfolios of loans and other undertakings to extend credit, such as irrevocable unused loan commitments, or to make payments to others for which a client is ultimately liable, such as standby letters of credit and guarantees, commercial letters of credit and acceptances, and all other credit exposures, including derivatives. Size and risk characteristics of the portfolios are considered in determining the appropriate level for the aggregate allowance, and therefore the amount of the provision. Because J.P. Morgan deals with a relatively small number of borrowers, management believes that it is generally able to identify borrowers with financial problems reasonably early and to monitor carefully its credits to such borrowers. The Asset Quality Review Committee recommends those credits or portions of credits that are judged to be uncollectible and should therefore be charged off. It also recommends the size of the aggregate allowance considered adequate after taking such charge-offs into account.

Specific allocations

In reaching its judgment as to an adequate aggregate allowance, the Asset Quality Review Committee estimates the amounts necessary to provide for possible losses relating to specific credits. Although these credits are presently judged to be collectible, there is a greater-than-normal risk that some portion of them will become uncollectible if the factors that have adversely affected those borrowers continue.

Allocation to general risk

The allocation to general risk considers the probability that there are inherent losses in the existing portfolios that cannot yet be identified. The allocation to general risk also includes the portion of the aggregate allowance that can be considered to be related to outstandings to restructuring countries. The portion of the aggregate allowance related to restructuring countries is based on overall concerns about the willingness and ability of certain countries to make timely payments on their outstanding debt and does not result in allocations of the allowance being made against specific counterparties.

         The following table summarizes the activity in the consolidated aggregate allowance for credit losses for the last five years.

In millions                                 1996           1995          1994           1993           1992
-----------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1.................       $1 130         $1 131        $1 157         $1 258         $1 419
-----------------------------------------------------------------------------------------------------------
Recoveries:
   Borrowers in the U.S., primarily
      commercial and industrial....           20             37            14              7              7
   Borrowers outside the U.S.......            5             17            31             53             26
-----------------------------------------------------------------------------------------------------------
                                              25             54            45             60             33
-----------------------------------------------------------------------------------------------------------
CHARGE-OFFS:
   Borrowers in the U.S., primarily
      commercial and industrial....          (36)           (45)          (51)           (78)          (117)
   Borrowers outside the U.S.:
      Restructuring countries......           --             -            (18)           (37)           (48)
      Other, primarily commercial
         and industrial............           (3)           (10)           (3)           (45)           (82)
-----------------------------------------------------------------------------------------------------------
                                             (39)           (55)          (72)          (160)          (247)
-----------------------------------------------------------------------------------------------------------
Net charge-offs....................          (14)            (1)          (27)          (100)          (214)
Provision for credit losses........           --             --            --             --             55
Translation adjustment.............           --             --             1             (1)            (2)
-----------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31...............         1 116 (a)     1 130         1 131          1 157          1 258
-----------------------------------------------------------------------------------------------------------
Specific allocations, primarily
   commercial and industrial (b)...          249            283           186            283            326
Allocation to general risk (c).....          867            847           945            874            932
-----------------------------------------------------------------------------------------------------------
Net charge-offs as % of average
   loans (d).......................         0.05%           0.01%        0.11%          0.38%          0.74%
-----------------------------------------------------------------------------------------------------------

(a) At December 31, 1996, the aggregate allowance has been apportioned and displayed as follows: $566 million as a reduction of loans, $350 million as a reduction of trading account assets relating to derivatives, and $200 million included in other liabilities related to undertakings to extend credit that are not currently reflected on the consolidated balance sheet.

(b) At December 31, 1996, 1995, 1994, 1993, and 1992, the specific allocation of the aggregate allowance for credit losses was as follows: borrowers in the U.S., $169 million, $224 million, $116 million, $164 million, and $198 million respectively; borrowers outside the U.S., $80 million, $59 million, $70 million, $119 million, and $128 million respectively.

(c) Includes the portion of the aggregate allowance that could be considered to be related to outstandings to restructuring countries, which totaled approximately $129 million, $310 million, $239 million, $310 million, and $426 million at December 31, 1996, 1995, 1994, 1993, and 1992, respectively.

(d) Excluding restructuring-country net charge-offs and loans, the ratios for 1996, 1995, 1994, 1993, and 1992 would have been 0.05%, 0.05%, 0.13%,
     0.37%, and 0.68% respectively.

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

In millions: December 31                                          1996           1995           1994
----------------------------------------------------------------------------------------------------
Interest-earning deposits with banks:
   At overseas branches or subsidiaries of U.S. banks.....    $    305        $    70        $    94
   Other..................................................       1 539          1 906          1 258
Loans.....................................................      15 491         12 982         11 270
Less: allowance for credit losses.........................         356            716            647
----------------------------------------------------------------------------------------------------
Net loans.................................................      15 135         12 266         10 623
Investment securities.....................................       4 087          4 557          4 442
Trading account assets, net...............................      66 704         50 588         40 070
Customers' acceptance liability...........................         212            193            342
Other assets..............................................      34 546         24 756         19 864
----------------------------------------------------------------------------------------------------
Total foreign-country-related assets......................     122 528         94 336         76 693
----------------------------------------------------------------------------------------------------

For financial statement reporting purposes, beginning December 31, 1996, in accordance with the American Institute of Certified Public Accountants Banks and Savings Institutions Audit Guide, while we consider it in the aggregate, the total allowance has been apportioned and displayed as a reduction of Loans, a reduction of Trading account assets relating to derivatives, and as Other liabilities relating to undertakings to extend credit that are not currently reflected on the consolidated balance sheet. Prior period amounts have not been reclassified.

Foreign-country-related aggregate allowance for credit losses

In response to regulatory requirements, the following table presents the foreign-country-related portion of the aggregate allowance for credit losses. In cases where a specific allocation of the aggregate allowance was made for a borrower, the foreign-country-related component is determined on the basis of the borrower's location. The foreign-country-related portion of the aggregate allowance also includes the amount of the allowance that could be considered to relate to outstandings to restructuring countries. The remaining portion of the aggregate allowance allocated to general risk is apportioned to U.S.-related and foreign-country-related components in the same proportion as average total loans.

In millions                                 1996     1995     1994     1993      1992
-------------------------------------------------------------------------------------
BALANCE, JANUARY 1.................        $ 716     $647     $708     $748     $ 807
-------------------------------------------------------------------------------------
Recoveries.........................            5       17       31       53        26
Charge-offs:
   Commercial and industrial.......           (1)      (6)      (2)     (34)      (69)
   Restructuring countries.........           --       --      (18)     (37)      (48)
   Other...........................           (2)      (4)      (1)     (11)      (13)
-------------------------------------------------------------------------------------
Net charge-offs....................            2        7       10      (29)     (104)
Provision for credit losses........           --       --       (1)       9        17
Net transfer from (to) U.S.-related
   allowance.......................         (187)      62      (71)     (19)       30
Translation adjustment.............           --       --        1       (1)       (2)
-------------------------------------------------------------------------------------
BALANCE, DECEMBER 31...............          531      716      647      708       748
-------------------------------------------------------------------------------------

Foreign-country-related outstandings

Foreign-country-related outstandings represent outstandings to foreign borrowers that are denominated in U.S. dollars or currencies other than the borrower's local currency or, in the case of a guarantee, other than the guarantor's local currency. Countries in which J.P. Morgan's outstandings exceeded 1% of total assets at December 31, 1996, 1995, and 1994, are listed in the following table. Outstandings, which are shown by category of borrower, include loans, interest-earning deposits with banks, investment securities, customers' acceptance liability, securities purchased under agreements to resell, trading account securities, accrued interest, and other monetary assets. Outstandings generally are distributed according to the location and category of the borrower. In the case of guaranteed outstandings or when tangible, liquid collateral is held and realizable outside the obligor's country, distribution is generally made according to the location and category of the guarantor or the location where the collateral is held and realizable.

                                        Public sector                      Private sector
                            ---------------------------------------     -------------------
                                    Governments,
                            government agencies,
                             central banks, and                                                            Commit-          Con-
                                   official and    Government-owned                    Other,                ments      tingent
                                  international    ----------------                   mainly             to extend          out-
In millions: December 31          institutions      Banks     Other      Banks    businesses    Total       credit     standings(a)
--------------------------------------------------------------------------------------------------------------------------------
1996
United Kingdom............                $522     $    3      $ 22     $1 221        $3 002   $4 770       $5 992        $1 504
France....................                 352      1 077       467      1 289           465    3 650        1 888           473
Switzerland...............                  --          4        86      1 847           327    2 264          501           470
--------------------------------------------------------------------------------------------------------------------------------
1995 (b)
United Kingdom............                 403          8        12      1 007         5 674    7 104        6 293           960
France....................                 208      1 343       533      1 329           342    3 755        1 289           350
--------------------------------------------------------------------------------------------------------------------------------
1994 (b)
United Kingdom............                  40        263         4        669         3 018    3 994        4 263         2 876
Switzerland...............                   1         17        49        961           613    1 641          397           749
--------------------------------------------------------------------------------------------------------------------------------

     The amounts reported for each country exclude those outstandings that are denominated in the local currency of that country except in cases of net unfunded or unhedged positions in the local currency.

(a) Contingent outstandings include standby letters of credit, guarantees, and securities lending indemnifications.

(b) Mexican cross-border outstandings at December 31, 1995 and 1994, were $1,196 million and $1,086 million respectively, less than 0.75% of total assets; commitments to extend credit and contingent outstandings were $6 million and $1 million at December 31, 1995, and $30 million and $11 million at December 31, 1994. Not included in Mexican cross-border outstandings are United Mexican States (UMS) bonds, substantially all of which have been sold forward (and delivered in 1996), which are collateralized by U.S. Treasury securities. If the book value of these bonds, which is discussed below, had been included, total Mexican cross-border outstandings would have exceeded 1% of total assets at December 31, 1995 and 1994.

                                               1995                 1994
                                         -------------      ----------------
                                          Book    Face        Book      Face
In millions: December 31                 value   value       value     value
----------------------------------------------------------------------------
UMS bonds collateralized by U.S.
   Treasury securities:
   Due in 2008.......................     $855    $879      $1 112    $1 149
   Due in 2019.......................      561     786         985     1 303
----------------------------------------------------------------------------

The UMS bonds were collateralized as to principal by zero-coupon U.S. Treasury securities with a face value equal to the face value of the underlying bonds. The collateral was pledged to the holders of the bonds and held by the Federal Reserve Bank of New York. The fair value of the U.S. Treasury securities was $635 million and $585 million at December 31, 1995 and 1994, respectively. The estimated market value of the UMS bonds at December 31, 1995 and 1994, was $1,298 million and $1,945 million respectively.

At December 31, 1996 and 1995, the amount of impaired loans relating to the countries listed in the table was immaterial. At December 31, 1994, there were no impaired loans relating to the countries listed in the above table. Additionally, loans contractually past due 90 days or more as to principal or interest payments but with interest still being accrued were immaterial for each of the countries in the table at December 31, 1996, 1995, and 1994.

         Foreign countries in which J.P. Morgan's total foreign-country-related outstandings were between 0.75% and 1% of total assets are presented below.

                                        Total cross-border
In millions: December 31                   outstandings
----------------------------------------------------------
1995
Switzerland....................               $1 761
----------------------------------------------------------

At December 31, 1996 and 1994, there were no foreign-country-related outstandings between 0.75% and 1% of total assets.

DERIVATIVES USED FOR PURPOSES OTHER-THAN-TRADING


The objective of J.P. Morgan's investing activities is to create longer-term value through the management of interest rate risk related to J.P. Morgan's nontrading assets, liabilities, and off-balance-sheet activities. J.P. Morgan utilizes a variety of financial instruments, including derivatives, in an integrated manner to achieve these objectives. Additional information on derivatives used for purposes other-than-trading, primarily interest rate swaps, is provided below. For more information about investing activities, see the Proprietary Investing and Trading section of the Business sector analysis, and
Note 9 to the consolidated financial statements, Off-balance-sheet financial instruments.

         The table below summarizes maturities and weighted-average interest rates to be received and paid on U.S. dollar and non-U.S. dollar interest rate swaps used for purposes other-than-trading at December 31, 1996. The majority of nontrading interest rate swaps, as presented below, are risk-adjusting swaps. Also included in the table are swaps designated as hedges or used to modify the interest rate characteristics of assets and liabilities. Variable rates presented are generally based on the London Interbank Offered Rate (LIBOR) in effect on the swaps at December 31, 1996, and reset at predetermined dates. The table was prepared under the assumption that these variable interest rates will remain constant. The variable interest rates to be received or paid will change to the extent that rates fluctuate. Such changes may be substantial.

         Not included in the table below are other derivatives used for purposes other-than-trading, such as currency swaps, basis swaps, foreign exchange contracts, interest rate futures, forward rate agreements, debt securities forwards, and purchased options, totaling $88.7 billion at December 31, 1996. The contractual maturities of these derivative contracts are primarily less than one year.

By expected maturities

                                                                                            After
In billions                       1997        1998        1999        2000       2001        2001       Total
-------------------------------------------------------------------------------------------------------------
INTEREST RATE SWAPS:
U.S. DOLLAR
Receive fixed swaps
Notional amount..........        $18.5       $13.6       $ 4.1       $ 2.9      $ 1.8      $ 11.7      $ 52.6
Weighted average:
   Receive rate..........          6.2%        6.1%        7.1%        6.5%       6.7%        6.5%        6.3%
   Pay rate..............          5.6         5.5         5.3         5.5        5.5         5.5         5.5

Pay fixed swaps
Notional amount..........        $21.6       $14.7       $ 3.5       $ 8.3      $ 5.1       $ 9.9      $ 63.1
Weighted average:
   Receive rate..........          5.2%        5.5%        5.6%        5.6%       5.5%        5.6%        5.4%
   Pay rate..............          5.9         5.7         6.8         6.2        6.6         7.0         6.2

INTEREST RATE SWAPS:
NON-U.S. DOLLAR
Receive fixed swaps
Notional amount..........        $26.0       $15.8       $ 9.4       $ 8.2      $ 3.5       $ 6.0      $ 68.9
Weighted average:
   Receive rate..........          6.2%        4.8%        6.1%        6.2%       6.8%        7.0%        6.0%
   Pay rate..............          3.6         2.8         3.3         3.5        3.8         3.6         3.4

Pay fixed swaps
Notional amount..........        $25.5       $12.4       $ 9.1       $ 6.9      $ 2.8       $ 5.3      $ 62.0
Weighted average:
   Receive rate..........          3.5%        3.5%        3.4%        4.0%       3.8%        3.5%        3.6%
   Pay rate..............          6.1         5.4         6.0         6.4        7.2         7.2         6.1
-------------------------------------------------------------------------------------------------------------
Total notional amount....        $91.6       $56.5       $26.1       $26.3      $13.2       $32.9      $246.6
-------------------------------------------------------------------------------------------------------------

Not included in the table above are $3.9 billion and $2.5 billion of notional amounts related to currency swaps and basis swaps respectively.

CAPITAL AND FUNDING ANALYSIS

RISK-ADJUSTED ASSETS

J.P. Morgan's consolidated risk-adjusted assets and the net adjustments to exclude the assets and off-balance-sheet exposures of J.P. Morgan Securities Inc. (JPMSI) at December 31 are set forth in the following table.

                                                   1996                        1995                         1994
                                         ----------------------       ----------------------      ---------------------
                                          Balance                      Balance                     Balance
                                           sheet/         Risk-         sheet/         Risk-         sheet/       Risk-
                                         notional      adjusted       notional      adjusted       notional    adjusted
 In billions                               amount       balance         amount       balance         amount     balance
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks and interest-
   earning deposits with banks........    $    2.8      $  0.7        $   3.5        $  0.9       $    3.5       $ 0.7
Debt investment securities............        24.9         4.0           24.6           3.6           22.7         2.9
Trading account assets, net...........        91.0        22.4           69.4          18.3           57.0        11.3
Resale agreements and federal
   funds sold.........................        32.5         5.7           32.2           3.1           21.4         4.4
Securities borrowed...................        27.9         7.4           19.8           4.0           12.1         2.4
Loans, net............................        27.6        23.6           22.3          20.7           21.0        18.9
Customers' acceptance liability.......         0.2         0.2            0.2           0.2            0.6         0.6
Premises and equipment, net...........         1.9         1.9            1.9           1.9            2.0         2.0
Other assets..........................        13.2         9.8           11.0           7.3           14.6        12.0
----------------------------------------------------------------------------------------------------------------------
Total assets..........................       222.0        75.7          184.9          60.0          154.9        55.2
Net effect of excluding JPMSI assets
   (primarily trading account assets,
   resale agreements, and securities
   borrowed)..........................       (43.8)       (7.2)         (37.3)         (5.7)         (25.8)       (7.8)
----------------------------------------------------------------------------------------------------------------------
Assets, excluding JPMSI...............       178.2        68.5          147.6          54.3          129.1        47.4
----------------------------------------------------------------------------------------------------------------------
OFF-BALANCE-SHEET EXPOSURES
Commitments to extend credit..........        64.7        22.5           55.1          21.3           44.6        16.7
Standby letters of credit and guarantees      13.9         7.9           11.7           8.6            9.9         7.8
Securities lending indemnifications...         5.5         1.4            5.4           0.7           19.5         1.8
Other credit facilities...............         0.6         0.6            1.3           0.9            0.6         0.2
Foreign exchange contracts,
   including foreign exchange options.       844.6         4.4          607.1           3.1          494.9         3.5
Currency swaps........................       205.9         4.3          144.2           3.8          112.7         3.5
Interest rate swaps...................     1 915.0         7.3        1 371.4           6.1          862.2         3.6
Interest rate and other contracts.....     1 750.8         8.2        1 324.0           4.5        1 002.7         1.8
----------------------------------------------------------------------------------------------------------------------
Total off-balance-sheet exposures.....     4 801.0        56.6        3 520.2          49.0        2 547.1        38.9
Net effect of excluding JPMSI
   off-balance-sheet exposures........       (29.1)       (1.2)         (27.7)         (0.2)         (58.0)         --
----------------------------------------------------------------------------------------------------------------------
Off-balance-sheet exposures,
   excluding JPMSI....................     4 771.9        55.4 (a)     3 492.5         48.8 (a)    2 489.1        38.9 (a)
----------------------------------------------------------------------------------------------------------------------
Gross risk-adjusted assets, excluding
   JPMSI..............................                   123.9                        103.1                       86.3
Less: allowance for credit losses not
   qualifying as risk-based capital...                      --                           --                       (0.1)
----------------------------------------------------------------------------------------------------------------------
Risk-adjusted assets,
   excluding JPMSI....................                   123.9                        103.1                       86.2
----------------------------------------------------------------------------------------------------------------------

(a) Includes $9.9 billion, $6.8 billion, and $4.6 billion at December 31, 1996, 1995, and 1994, respectively related to potential future credit exposure as defined in the risk-based capital framework.

DEPOSITS

Average deposits in offices outside the U.S. are presented in the following table.

                                                     1996                    1995                   1994
                                             -------------------     ------------------     -------------------
                                             Average     Average     Average    Average     Average     Average
In millions                                  balance   rate paid     balance  rate paid     balance   rate paid
---------------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEPOSITS
From banks in foreign countries.......       $13 753       4.96%     $11 703      6.44%     $12 139        5.05%
From foreign governments and
   official institutions..............        11 020       4.97       10 374      5.55        8 932        4.24
Other time............................        16 830       5.96       15 750      6.10       13 114        5.75
On demand.............................         3 545       2.96        3 935      3.30        3 583        2.76
---------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits in
   offices outside the U.S............        45 148       5.18       41 762      5.80       37 768        4.89
---------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING DEPOSITS
From banks in foreign countries.......            29                      56                    183
From foreign governments and
   official institutions..............             5                       6                     43
Other demand..........................           703                   1 292                  1 169
---------------------------------------------------------------------------------------------------------------
Total noninterest-bearing deposits in
   offices outside the U.S............           737                   1 354                  1 395
---------------------------------------------------------------------------------------------------------------

Foreign-country-related deposits in offices in the U.S. totaled $0.8 billion at December 31, 1996, $1.2 billion at December 31, 1995, and $0.9 billion at December 31, 1994.

         A profile of the maturities of time certificates of deposit and other time deposits in denominations of $100,000 or more at December 31, 1996, is presented in the following table.

                                                                    After six
                                          Within    After three    months but          After
                                           three     months but        within            one
In millions                               months     within six      one year           year          Total
-----------------------------------------------------------------------------------------------------------
Offices in the U.S.:
   Time certificates of deposit....      $ 1 714         $   52        $3 190         $  203        $ 5 159
   Other time deposits.............          235             51            --             25            311
-----------------------------------------------------------------------------------------------------------
                                           1 949            103         3 190            228          5 470
-----------------------------------------------------------------------------------------------------------
Offices outside the U.S.:
   Time certificates of deposit....        3 756            219           232              9          4 216
   Other time deposits.............       27 981          1 171           351          1 023         30 526
-----------------------------------------------------------------------------------------------------------
                                          31 737          1 390           583          1 032         34 742
-----------------------------------------------------------------------------------------------------------

PURCHASED FUNDS AND OTHER BORROWINGS

Purchased funds and other borrowings are detailed in the following table.

In millions                                                              1996           1995           1994
-----------------------------------------------------------------------------------------------------------
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Balance at year-end............................................       $56 117        $40 803        $30 179
Average balance................................................        59 812         40 245         45 470
Maximum month-end balance......................................        69 548         51 162         51 387
Average interest rate:
   During year.................................................          5.19%          5.87%          4.55%
   At year-end.................................................          5.98           5.77           5.43
-----------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED (DAY-TO-DAY)
Balance at year-end............................................       $ 5 312        $ 4 296        $ 5 589
Average balance................................................         3 612          3 414          2 902
Maximum month-end balance......................................         5 312          6 199          5 589
Average interest rate:
   During year.................................................          5.30%          5.96%          4.35%
   At year-end.................................................          6.19           5.48           5.25
-----------------------------------------------------------------------------------------------------------
COMMERCIAL PAPER
Balance at year-end............................................       $ 4 132        $ 2 801        $ 3 507
Average balance................................................         4 133          2 809          4 174
Maximum month-end balance......................................         5 102          3 250          4 882
Average interest rate:
   During year.................................................          5.44%          6.02%          4.36%
   At year-end.................................................          5.50           5.67           5.89
-----------------------------------------------------------------------------------------------------------
OTHER LIABILITIES FOR BORROWED MONEY
Federal funds purchased (term):
   Balance at year-end.........................................       $   386        $   442        $   465
   Average balance.............................................           554            461            372
   Maximum month-end balance...................................           800            640            516
   Average interest rate:
      During year..............................................          5.57%          6.27%          4.30%
      At year-end..............................................          5.51           5.95           3.82
Other:
   Balance at year-end.........................................       $19 562        $14 687        $10 435
   Average balance.............................................        15 810         11 822         10 028
   Maximum month-end balance...................................        20 142         13 762         10 823
   Average interest rate:
      During year..............................................          6.20%          6.23%          4.80%
      At year-end..............................................          5.63           5.96           5.82
-----------------------------------------------------------------------------------------------------------

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

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
J.P. Morgan & Co. Incorporated

In millions, except per share data                                     1996
-----------------------------------------------------------------------------------------------------
Three months ended                                    Dec. 31      Sept. 30     June 30       Mar. 31
-----------------------------------------------------------------------------------------------------
Interest revenue...............................        $2 925        $2 675      $2 559        $2 554
Interest expense...............................         2 441         2 250       2 162         2 158
-----------------------------------------------------------------------------------------------------
Net interest revenue...........................           484           425         397           396
Total noninterest revenues.....................         1 321         1 124       1 364         1 344
Total operating expenses.......................         1 197         1 137       1 104         1 085
-----------------------------------------------------------------------------------------------------
Income before income taxes ....................           608           412         657           655
Income taxes...................................           189           136         217           216
-----------------------------------------------------------------------------------------------------
NET INCOME ....................................           419           276         440           439
-----------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income (a).................................        $2.04         $ 1.32      $ 2.14        $ 2.13
Dividends declared.............................         0.88           0.81        0.81          0.81
-----------------------------------------------------------------------------------------------------
Price range per common share on the
   composite tape:
   High........................................        $ 100 1/8     $  92 1/2      $89 1/4    $   85 3/4
   Low.........................................           82 1/4        80 1/4       75 1/2        73 1/2
Closing price per common share at quarter-end..           97 5/8        88 7/8       84 5/8        83
-----------------------------------------------------------------------------------------------------

In millions, except per share data                                           1995
-----------------------------------------------------------------------------------------------------
Three months ended                                    Dec. 31    Sept. 30       June 30       Mar. 31
-----------------------------------------------------------------------------------------------------
Interest revenue...............................        $2 609      $2 453        $2 405        $2 470
Interest expense...............................         2 121       1 946         1 897         1 970
-----------------------------------------------------------------------------------------------------
Net interest revenue...........................           488         507           508           500
Total noninterest revenues.....................         1 030       1 042           941           888
Total operating expenses.......................           990       1 022           984         1 002
-----------------------------------------------------------------------------------------------------
Income before income taxes ....................           528         527           465           386
Income taxes...................................           162         167           150           131
-----------------------------------------------------------------------------------------------------
NET INCOME ....................................           366         360           315           255
-----------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income (a).................................        $ 1.80      $ 1.78        $ 1.56        $ 1.27
Dividends declared.............................          0.81        0.75          0.75          0.75
-----------------------------------------------------------------------------------------------------
Price range per common share on the
   composite tape:
   High........................................        $  82 1/2   $   78 7/8    $   74 1/2    $   65 5/8
   Low.........................................           74 5/8       68 7/8        60 1/2        56 1/8
Closing price per common share at quarter-end..           80 1/4       77 3/8        70 1/8        61
-----------------------------------------------------------------------------------------------------



     The principal market on which the company's common stock is traded is the New York Stock Exchange.

(a) Earnings per share amounts represent both primary and fully diluted earnings per share, except for the three months ended December 31, 1996. Fully diluted earnings per share were $2.03 for the three months ended December 31, 1996.

The 1996 fourth quarter results are discussed in J.P. Morgan's earnings release dated January 13, 1997.

FORM 10-K ANNUAL REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

FOR THE FISCAL YEAR ENDED
DECEMBER 31, 1996

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

The aggregate market value of the voting stock held by nonaffiliates of J.P. Morgan totaled $19,344,804,150 at February 28, 1997.

The number of shares outstanding of J.P. Morgan's Common Stock, $2.50 Par Value, at February 28, 1997, totaled 184,236,230 shares.

J.P. Morgan (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and
(2) has been subject to such filing requirements for the past 90 days.

Disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein nor in any amendment to this Form 10-K, but is contained in J.P. Morgan's 1997 Proxy Statement incorporated by reference in Part III of this Form 10-K.

J.P. Morgan's definitive Proxy Statement dated March 24, 1997, is incorporated by reference in response to Part III, Items 10, 11, 12, and 13 of Form 10-K.

FORM 10-K CROSS-REFERENCE INDEX

Part I

1. BUSINESS

   Description of business, 2-10, 97-100
   Number of employees, 78
   Financial information about foreign and domestic operations, 73, 86-88 Distribution of assets, liabilities, and stockholders' equity; interest rates and interest differential, 80-82
   Investment portfolio, 46-49
   Loan portfolio, 41, 56-57, 83-88
   Summary of loan loss experience, 85-87
   Deposits, 80-82, 91
   Return on equity and assets, 78-79
   Short-term borrowings, 92

2. PROPERTIES, 100

3. LEGAL PROCEEDINGS(a)

4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS(a)


PART II

5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS, 77-79, 93

6. SELECTED FINANCIAL DATA, 78-79

7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, 2-32

8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   Report of independent accountants, 34
   J.P. Morgan & Co. Incorporated
     Consolidated statement of income, 35
     Consolidated balance sheet, 36
     Consolidated statement of changes in stockholders' equity, 37 Consolidated statement of cash flows, 38
   Morgan Guaranty Trust Company of New York - Consolidated statement of condition, 39
   Notes to consolidated financial statements, 40-77
   Selected consolidated quarterly financial data,(b) 93

9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE(a)


PART III

10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT(c)

11. EXECUTIVE COMPENSATION(c)

12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT(c)

13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS(c)


PART IV

14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

    1. Financial statements have been included in Item 8.

    2. Financial statement schedules Schedule III - Condensed financial information of J.P. Morgan & Co. Incorporated (parent), 74-76


EXHIBITS

 3a. Restated certificate of incorporation, as amended (incorporated by reference to Exhibit 3a to J.P. Morgan's post-effective amendment No. 1 to Form S-3, Registration No. 33-55851)

 3b. By-laws of J.P. Morgan as amended through April 10, 1996 (incorporated by reference to Exhibit 3b to J.P. Morgan's report on Form 8-K, dated April 11, 1996)

 4. Instruments defining the rights of security holders, including indentures(d)

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

10i. 1995 stock incentive plan, as amended

10j. 1995 executive officer performance plan (incorporated by reference to Exhibit 10j to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1995, File No. 1-5885)

12.  Statements re computation of ratios

13.  Annual report to stockholders(e)

21.  Subsidiaries of J.P. Morgan

23.  Consent of independent accountants

24.  Powers of attorney

27.  Financial data schedule


REPORTS ON FORM 8-K

Report on Form 8-K dated October 10, 1996, was filed with the Securities and Exchange Commission during the quarter ended December 31, 1996, which reported the issuance by J.P. Morgan of a press release reporting its earnings for the three- and nine-month periods ended September 30, 1996. In addition, Form 8-K dated December 11, 1996, was filed announcing a dividend increase, a stock repurchase program, and that John A. Krol had been elected a director of both J.P. Morgan and Morgan Guaranty effective January 1, 1997.

This report on Form 10-K has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this report. Portions of the annual report to stockholders are not required for the Form 10-K report and are not filed as part of J.P. Morgan's Form 10-K.

(a) Nothing to report.

(b) Fourth quarter 1996 results are incorporated by reference to the report on Form 8-K dated January 13, 1997, filed with the Securities and Exchange Commission.

(c) Incorporated by reference to the definitive Proxy Statement dated March 24, 1997.

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

Other schedules and exhibits are omitted because the required information either is not applicable or is shown in the consolidated financial statements or the notes thereto.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on March 24, 1997, on its behalf by the undersigned, thereunto duly authorized.

J.P. Morgan & Co. Incorporated
Registrant


RACHEL F. ROBBINS
-------------------------------
Rachel F. Robbins
Secretary


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 24, 1997, by the following persons on behalf of the registrant in the capacities indicated.


JOHN A. MAYER JR.
-------------------------------
John A. Mayer Jr.
Chief Financial Officer
(Principal financial officer)

DAVID H. SIDWELL
-------------------------------
David H. Sidwell
Managing Director and Controller
(Principal accounting officer)

Douglas A. Warner III*
Chairman of the Board and Director
Riley P. Bechtel* Director
Martin Feldstein* Director
Hanna H. Gray* Director
James R. Houghton* Director
James L. Ketelsen* Director
John A. Krol* Director

Roberto G. Mendoza*
Vice Chairman of the Board and Director
Michael E. Patterson*
Vice Chairman of the Board and Director
Lee R. Raymond* Director
Richard D. Simmons* Director
Kurt F. Viermetz*
Vice Chairman of the Board and Director
Dennis Weatherstone* Director
Douglas C. Yearley* Director

*By: JAMES C.P. BERRY
 -------------------------------------------------------
 James C.P. Berry
 Attorney-in-fact

DESCRIPTION OF BUSINESS


J.P. Morgan & Co. Incorporated, whose origins date to a merchant banking firm founded in London in 1838, is the holding company for subsidiaries engaged globally in providing a wide range of financial services to institutions, corporations, governments, and individuals. A list of principal subsidiaries and associated companies appears on page 104.

BUSINESS ENVIRONMENT

J.P. Morgan conducts its business in a global environment that is inherently unpredictable. Numerous variables may have a material effect on the firm's results or operations. These variables include, but are not limited to: economic and market conditions, including the liquidity of secondary markets, the volatility of market prices, rates and indices, the timing and volume of market activity, the availability of capital, and inflation; political events, including legislative, regulatory, and other developments, such as the anticipated formation of the European Monetary Union; competitive forces, including the ability to attract and retain highly skilled individuals, and the ability to cost-effectively develop and support technology and information systems critical to its businesses; and investor sentiment. As a result, revenues and net income in any particular period may not be indicative of full-year results; may vary from year to year; and may impact the firm's ability to achieve its strategic objectives.

BUSINESS SECTORS

We describe the activities of J.P. Morgan using five business sectors, as discussed below. Three of these sectors - Finance and Advisory, Market Making, and Asset Management and Servicing - focus on services we provide for clients, including positions taken to facilitate client transactions. Two sectors comprise proprietary activities that we conduct exclusively for our own account:
Equity Investments and Proprietary Investing and Trading. While presenting our results in sector format helps simplify the complexity of Morgan's business, it is also important to understand the shared benefits of our strategy: our focus on building long-term client relationships; the synergy we create by acting as one firm with singular dedication to clients, rather than as a collection of separate businesses; the global diversification of activities across a range of products and locations; and the integration of global capabilities to capitalize on opportunities. Effective with the 1996 Annual report, we have made some changes to the business sector analysis in order to more closely align our sector results with the manner in which we provide services to our clients and to distinguish our proprietary activities. As a result, certain activities have been reclassified as follows: the proprietary trading unit results have been included in Proprietary Investing and Trading as compared to Market Making in the 1995 Annual report; cash and derivative secondary trading results related to the equities business have been included in the Market Making sector as compared to the Finance and Advisory sector in the 1995 Annual report; and earnings on stockholders' equity have been restated to reflect current internal management models based on external benchmarks. Prior year results have been restated to conform with the 1996 presentation. Our activities, updated for these changes, are summarized below.

Finance and Advisory

Finance and Advisory encompasses the sophisticated advisory, capital raising, and financing work that we do for our broad base of clients around the world. These clients include financial institutions, corporations, governments, and municipalities. The expertise we offer them is based on in-depth knowledge of their needs and the industries and financial markets in which they operate. Our global network of senior client relationship managers markets the full spectrum of our capabilities and provides the link between a corporate client's need and J.P. Morgan's financing, advisory, asset management, and risk management products and services.

      In partnership with clients, our advisory professionals explore the risks and rewards of such strategic alternatives as mergers and acquisitions, divestitures, privatizations, and recapitalizations. We also advise clients on their capital structures, looking for ways to unlock value and capture opportunities.

      Our debt and equities underwriting and credit businesses provide clients with the capabilities to raise the necessary capital and execute strategies. High-quality research is an integral part of this business. Our credit capabilities include meeting clients' financing needs by underwriting, arranging and syndicating loans and other credit facilities.

Market Making

Market Making provides clients with around-the-clock access to global markets. J.P. Morgan makes markets in fixed income, equity, foreign exchange, and commodity instruments in both developed and emerging markets; we serve as a counterparty to help clients manage risks; and we provide research to help clients assess opportunities and track performance. We take positions to facilitate client transactions, to enable us to function effectively, and to benefit from our role as a market maker. Our clients include corporations, central banks, governments and their agencies, financial institutions, pension funds, mutual funds, and leveraged funds.

      Our fixed income activities encompass acting as a primary dealer in U.S. and foreign government securities; making markets in money market instruments, U.S. government agency securities, corporate debt securities, and options; and helping clients manage their exposure to fluctuating interest and foreign exchange rates by structuring, executing, and making markets in risk management products.

      Our equities activities include providing clients with liquidity in the cash and derivatives secondary markets through our global sales and trading network. We utilize our expertise in the equities markets to structure equity derivatives for our clients.

      Our foreign exchange capabilities include making markets in spot, options, and short-term interest rate products, including forwards and forward rate agreements in multiple currencies, to help clients manage their foreign currency exposures. In commodities, we make markets in metals and energy products and we advise clients on developing hedging, investment, and commodity-linked financing strategies. We also provide physical commodity services such as settlement of physical trades in the various metal and oil markets and metal borrowing and lending services.

      Our emerging markets activities, while principally related to fixed income activities, cross all markets, and our worldwide network enables us to fulfill our role as a market maker and provide clients with a steady flow of market information.

Asset Management and Servicing

Asset Management and Servicing activities encompass designing and executing investment strategies and providing administrative and brokerage services. Our clients include corporations, financial and governmental institutions, and high-net-worth individuals.

      We tailor our asset management capabilities for both institutional and private clients. For institutional clients, we offer a range of investment strategies and products worldwide to service the investment management needs of private and public sector retirement plans, governments, corporations, endowments, foundations, and trusts.

      Our private client group helps high-net-worth individuals plan and execute their investment strategies with a broad range of capabilities, which include managed investment and trust portfolios, Morgan-advised mutual funds, and a full-service brokerage unit. Credit, deposit, trust, and estate services are also provided to private clients.

      Our futures and options brokerage group provides institutional clients with worldwide access to major exchanges by acting as futures and options brokers in executing and clearing contracts.

      We operate under contract the Euroclear System, the world's largest clearance and settlement system for internationally traded securities. We provide credit and deposit services to Euroclear participants.

      In addition, we provide such operational services as the administration of depositary receipt programs and global trust and agency services, primarily in Europe.

Equity Investments

J.P. Morgan invests globally in privately held growth companies, management buyouts, privatizations, and recapitalizations. These investments are made and managed with the objective of maximizing total return, which is a measure of both long-term appreciation and net recognized gains. In addition, a number of our Equity Investment companies become clients of the firm. Our broad global presence and expertise is an important advantage in sourcing, evaluating, and managing investments. These activities are managed by a small group of professionals.

      Our equity investment portfolio is diversified by industry, geographic area, and stage of investment. Our goal is to maintain a diversified portfolio capable of generating significant returns over time. This is a high-risk, high-reward business, and we operate under a variety of legal and regulatory restrictions in managing the portfolio.

      Investments are generally held for three to seven years, depending on our view of when a sale will produce optimal returns. Typically, investments are harvested through a public offering of securities or the sale of the investment. The process of assessing and managing the risks and rewards of new opportunities and existing investments continues throughout market cycles.

Proprietary Investing and Trading

Morgan actively takes market risk positions for its own account. These activities are managed by a small group of experienced market professionals who employ directional and relative value risk-taking strategies diversified across markets and instruments.

      Directional strategies anticipate changes in absolute rate and price levels, while relative value strategies anticipate changes in relationships between markets and classes of instruments. These strategies are conducted across many currencies and types of instruments, both on- and off-balance-sheet, where we perceive opportunities exist to generate value for the firm. Instruments typically used in these positioning activities include fixed income securities, foreign exchange, equity securities, commodity products, and related derivative instruments. Positions may be held for short or long periods of time, depending on the strategy and actual market performance. Certain longer-term strategies are considered to be investment activities, and primarily utilize government and mortgage-backed fixed income securities and interest rate swaps. The securities and interest rate swaps used in these investment activities are classified as "available-for-sale" and "risk-adjusting" respectively.

      In addition to these risk-taking activities are the firm's capital and liquidity management activities. Liquidity management is the management of the firm's liquidity risk profile to ensure that we have access to funding at a reasonable cost, even under adverse circumstances, to support all the business activities of the firm. A strong capital position is therefore an integral part of our liquidity management because it enables us to raise funds as inexpensively as possible in a variety of international markets.

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

      The Glass-Steagall Act prohibits affiliates of banks that are members of the Federal Reserve System, including J.P. Morgan Securities Inc. (JPMSI), a
Section 20 subsidiary, from being "engaged principally" in bank-ineligible underwriting and dealing activities (mainly corporate debt and equity securities). As interpreted by the Board, this prohibition has restricted JPMSI's gross revenues from such activities to a maximum of 10% of its total gross revenues. Effective March 6, 1997, the restriction was changed from 10% to 25% of total gross revenues. J.P. Morgan continues to seek ways to expand the limits on its securities activities, including the continued reform of the Glass-Steagall Act, necessary to achieve our strategic objectives.

      Morgan Guaranty Trust Company of New York (Morgan Guaranty), J.P. Morgan's largest subsidiary, is a member of the Federal Reserve System and a member of the Federal Deposit Insurance Corporation (FDIC). Its business is subject to both U.S. federal and state law and to examination and regulation by U.S. federal and state banking authorities. J.P. Morgan and its nonbank subsidiaries are affiliates of Morgan Guaranty within the meaning of the applicable federal statutes. Morgan Guaranty is subject to restrictions on loans and extensions of credit to J.P. Morgan and certain other affiliates and on certain other types of transactions with them or involving their securities. Among other wholly owned subsidiaries:

- JPMSI is a broker-dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, the New York Stock Exchange, and other exchanges.

- J.P. Morgan Futures Inc. is subject to regulation by the Commodity Futures Trading Commission, the National Futures Association, and the commodity exchanges and clearinghouses of which it is a member.

- J.P. Morgan Investment Management Inc. is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

J.P. Morgan subsidiaries conducting business in other countries are also subject to regulations and restrictions imposed by those jurisdictions, including capital requirements.

COMPETITION

In all areas of business, J.P. Morgan and its subsidiaries operate in an intensely competitive environment, especially with respect to services and pricing. In the United States, we face competition from investment banks, money center bank holding companies, many regional and foreign banks, and a wide range of nonbank financial institutions. Internationally, we face competition from investment banks, commercial banks, and universal banks in the money centers of Europe, Asia, and Latin America.

PROPERTIES

J.P. Morgan owns and occupies buildings in New York, including its headquarters at 60 Wall Street, as well as 23 Wall Street and 15 Broad Street. J.P. Morgan also owns property in Delaware, London, and Paris and leases office space in New York, Brussels, Delaware, Paris, and London. J.P. Morgan also owns and leases property in other locations in which it conducts business throughout the world.

      As more fully described in Note 14 to the consolidated financial statements, Long-term debt, J.P. Morgan's financing arrangement for an office building complex in London involved the sale of a 52.5% interest in the building complex to the lender, excluding the interior office finishing, furniture, and technology. In addition, the 60 Wall Street building is subject to a mortgage in the amount of $400 million at December 31, 1996.

MANAGEMENT

                                     Douglas A. Warner III        Roberto G. Mendoza
                                       Chairman of the Board      Michael E. Patterson
                                       Chief Executive Officer    Kurt F. Viermetz
                                                                    Vice Chairmen


CLIENTS                              Thomas B. Ketchum            Walter A. Gubert              Peter L. Woicke
                                       Americas                     Europe, Middle East,          Asia Pacific
                                                                    Africa


CAPABILITIES AND                     Ramon de Oliveira            Nicolas S. Rohatyn            Pilar Conde
SERVICES                               Equities                     Emerging Markets            Michael R. Corey
                                       Equity Investments           Foreign Exchange              Proprietary Positioning
Finance and Advisory                                                Commodities
Market Making                        Peter D. Hancock                                           Luc Bomans
Asset Management and Servicing         Fixed Income               John T. Olds                    Euroclear System
Equity Investments                     Futures and Options          Private Client Services
Proprietary Investing and Trading
                                     Joseph P. MacHale            Keith M. Schappert
                                       Credit                       Investment Management


CORPORATE RESOURCES                  Stephen G. Thieke            John A. Mayer Jr.             Rachel F. Robbins
                                       Corporate Risk Management    Chief Financial Officer       General Counsel
                                       Credit Policy                Strategic Planning
                                       Research                                                 Ronald H. Menaker
                                                                  David H. Sidwell                Corporate Services
                                     Michael Enthoven               Controller
                                       Technology and Operations                                Laura W. Dillon
                                                                  Edward F. Murphy                Corporate Communication
                                     Herbert J. Hefke               Auditor
                                       Human Resources

SENIOR OFFICERS

                          Joseph T. Donohue        Robert H. Muller        John E. Graham                Catherine S. Bryan
                          Winfield S. Downs        Sarah E. Nash           David S. Hickman              Jolyne K. Caruso-Fitzgerald
Douglas A. Warner III     Nicholas A. Draper       El Walid Nsouli         Stephen F. Holcomb            W. Montgomery Cerf
Chairman of the Board     Richard R. Duron         Timothy J. O'Brien      Maria G. Jordan               Jenifer L. Condit
Chief Executive Officer   Terence C. Eccles        Simon R. Paterno        Kenneth A. Lang               John C. Conti
                          Robert C. Elliott        Hugh Paton              Robert Le Blanc               Etienne Deshormes
Roberto G. Mendoza        Frederic A. Escherich    Nicholas B. Paumgarten  Carl F. Munana                Ronald R. Dewhurst
Michael E. Patterson      Yuichi Ezawa             James R. Peacock        Philip W. Mc Neal             Pierre Dupont
Kurt F. Viermetz          Jean O. Facon            Barrett R. Petty        Charles C. O'Brien            S. Luke L. Ellis
Vice Chairmen of the      Kathleen M. Fisher       Werner C. Pfaffenberger Sheila J. O'Connell           James R. English
  Board                   John A. Forlines III     Howard F. Powers Jr.    John A. Payne                 Simon W.P. Flannery
                          Allen R. Friedman        P. Preben Prebensen     Joseph A. Sabatini            John B. Fullerton
CLIENTS                   Ronald T. Gault          Roberta J. Puschel      Mary E. Watkins               James J. Fuschetti
INVESTMENT BANKING        S. Lane Genatowski       Pascal J. Ravery                                      Michael F. Gambardella
Walter A. Gubert          Michael P. George        Gail M. Rogers          EMERGING MARKETS              Peter H. Gleason
Thomas B. Ketchum         Jean-Marc Georgy         James P. Rutherfurd     COMMODITIES                   Robert S. Hanft
Peter L. Woicke           John B. Goodwin Jr.      T. Timothy Ryan Jr.     FOREIGN EXCHANGE              Meryl D. Hartzband
Jacques G. Aigrain        James M. Grant           Purna R. Saggurti       Nicolas S. Rohatyn            Carlos M. Hernandez
Yasukazu Aiuchi           Alfredo D. Gutierrez     Jaime Salaverri         Frank B. Arisman              Mark A. Husson
Eric Altman               Gregory L. Guyett        Stephen Schaible        Anthony J. Best               Sharon H. Jacquet
Jan A. Amethier           James L. Hamilton Jr.    Weijian Shan            John G. Caccavale             Daniel R. Kunstler
Victor M. Arbulu          Henry Harnischfeger      Dag J. Skattum          Petros Christodoulou          Edward F. Mc Cartin
Martin R. Atkin           Maureen A. Hendricks     Stephen S. Sloan        John J. Coulter               Charles C. Mountain
Peter E. Baccile          Peter J. Hill            Damon P. Smith III      Jose Luiz Daza                Brian T. Murphy
Stefano Balsamo           Herman Hintzen           Robert Sroka            Ian R. Dubugras Jr.           Catherine L. Murray
Lloyd Bankson             Henry W. Howell          Michael W. Szeto        Patrick du Pre de Saint-Maur  Nirmal P. Narvekar
Christophe J. Bataillard  Herve Huas               Jackson P. Tai          Goetz Eggelhoefer             Martin L. O'Neil
Thaddeus T. Beczak        Yong-Hak Huh             Francis J. Tellier      Stephanie E. Ercegovic        Bintoar Palar
David A. Behnke           Gabriella Z. Icaza       Xavier Tintore          Peter F. Frey                 Timothy Purcell
Carl J. Bergendahl        Christian Jacobs         Shu Tomioka             Miguel Gutierrez              Thomas S. Quinn III
Enrico M. Bombieri        Rondy E. Jennings        Hiromichi Tsubouchi     Christopher L. Harvey         William D. Rabin
Willard S. Boothby III    John B. Jetter           Georges Van Erck        Thorkild P. Juncker           Thomas P. Reagan
Jonathan R. Brown         Gregg Johnston           Joseph A. Walker        Elizabeth L. Littlefield      Clayton S. Rose
Henry I. Bryant           Eric D. Karp             William F. Wallace      Richard S. Luddington         Declan K. Sheehan
P. Nicolas Carlisle       Toshihide Kawashima      Tira Wannamethee        Arthur S. Magnus              Nicholas E. Snee
Francis P. Carr           Edward J. Kelly III      Raymond N. Wareham      Jorge A. Maortua              Thomas M. Snell
Octavio Castello Branco   Stephen C. Kirmse        David B. Weir           Jose A. Mc Loughlin           Charles P. Soderstrom
Eduardo F. Cepeda         John D. Langlois         James A. Wethered       Guido A. Mosca                James E. Staley
Rowena W. Chu             W. David Lawson IV       David L. White          Kurt Muehlbauer               Rene Vanguestaine
Ian M. Clark              Robin A. Lawther         Deborah M. Winshel      Klaus T. Said                 Nancy S. Voye
Peter T. Clarke           Jin-Yi Lee               Jon H. Zehner           Cara L. Schnaper              Brian F. Watson
Pierre Colin              John W. Littlefield Jr.                          Stephen A. Sinacore           Christian Zugel
Cezar P. Consing          Dianne F. Lob            CREDIT                  Glenn J. Smith
David H. Courtney         Michael C. Lobdell       Joseph P. MacHale       Thomas H. Smith               EUROCLEAR
Clifford S. Cramer        Benjamin B. Lopata       Roger B. Arner          Jakob T. Stott                Luc Bomans
William F. Cruger         Claus Lowe               Barbara J. Asch         Maria A. Trigo de Rosetti     Santina Bernardi
Guillaume D'Angerville    Charles F. Lowrey Jr.    Santiago Assalini       Joseph C. Willing             Ignace Combes
   D'Auvrecher            C.H. Randolph Lyon       William R. Barrett Jr.  Jeanette K. Wong              Erwin De Keyzer
Antoinette Daridan        Russell A. Mannis        Wesley R. Brooks                                      Richard Evans
Olivier J. de Grivel      Michael C. Mc Call       Bruce N. Carnegie-Brown EQUITIES                      Michael Fleming
William R. de Jonge       Ferrell P. Mc Clean      Timothy R. Elliott      EQUITY INVESTMENTS            Pierre Francotte
Susana M. de la Puente    John K. Mc Colloch       Martha J. Gallo         Ramon de Oliveira             Martine Patureau
David H. Deming           Kenneth S. Mc Cormick    Michael J. Gibbons      Joseph Anastasio              Pierre Slechten
Jim H. Derryberry         Benjamin Meuli           Elizabeth R. Gile       Edward C. Archer              Anne Swaelus
Klaus Diederichs          Terry R. Mills           David W. Godfrey        Molly F. Ashby                Gilbert Swinkels
Adrian W. Doherty Jr.     Marco Morelli                                    Albert C. Bashawaty           Andrew Threadgold
                          D. Leslie A. Morrison                            Carol Bell                    Yannic Weber
                          Guy Moszkowski                                   Stephen A. Berenson
                                                                           Seth P. Bernstein
                                                                           David Bradley


FIXED INCOME               Robert D. Birnbaum       Susan E. Ulick              Giovanni Gorno Tempini      Robert McGinn
FUTURES AND OPTIONS        Jean L. Brunel           Gilbert Van Hassel          Michael J. Henderson        Rachel F. Robbins
Peter D. Hancock           Andrew J. Canning        Hendrick Van Riel           Maureen R. Lee              David J. Schraa
Thomas J. Aylward IV       Henry D. Cavanna         William D. Walker           Pierre Lenders              Hildy J. Simmons
Terrence M. Belton         John C. Chigounis        William L. Warner           Lazaros P. Mavrides         Ernest Stern
Richard D. Berliand        William L. Cobb Jr.      Kurt J. Wolfgruber          Colin W.P. McKechnie        Debra F. Stone
Eric Bertrand              Warren K. Corning        Gerd Woort-Menker           Constantin E. Megiris       Cory N. Strupp
Mark C. Brickell           Richard S. Davis         Paul L. Zemsky              Hubert Penot
Bart J. Broadman           Douglas J. Dooley        Philipp M. Zenz-Spitzweg    Georges-Arnaud Saier        ECONOMIC RESEARCH
Margaret A. Brody          Roger L. Du Bois                                     Peter T. Schwicht           William A. Brown
Robert S. Butler           Christopher J. Durbin    PRIVATE CLIENTS             Guy Van Pelt                Philip J. Suttle
Russell Church             Douglas M. Fleming       John T. Olds
Alan R. Collins            Pablo Forero             Sean A. Amery               SECURITIES SERVICES         FINANCIAL
Thomas C. Connor           Gordon B. Fowler Jr.     Carlos M. Arias             Charlton H. Chatfield       John A. Mayer Jr.
Joseph P. Cook             L. George Gardella       Susan G. Bell               Jean M. Pellegrini          Deborah L. Cuny
John R. Corrie             Stephen R. Goldman       Saumyendra Bhattacharya                                 Michael P. D'Angelo
Louis Dehler               Michael R. Granito       Thomas R. Boehlke           AUDIT                       Richard Johnson
William S. Demchak         Evelyn E. Guernsey       Ann D. Borowiec             Edward F. Murphy            Patricia A. Jones
Amin H. Ezz Al-Arab        Andrew Harmstone         David D. Burrows            Bonnie L. Howard            Allan B. Lubarsky
Jeanne V. Feldhusen        Timothy J. Heise         Didier Cherpitel            Mark L. Kay                 Dean R. Miller
Alain L. Grisay            Paul Hicks Jr.           Joel I. Cohen               Edmond J. Sannini           Louis Rauchenberger
Thomas F. Hagerstrom       Pieter Hoets             Philippe Damas              Joel Tancer                 David H. Sidwell
Stephen D. Heard           Martyn C. Hole           Herve de Montlivault                                    Stephen M. Skoczylas
Paul J. Hearn              Robert Holland           Daniel W. Drake             CORPORATE RISK MANAGEMENT   Gareth G. Stephens
Rachel Hines               Alistair Jessiman        John R. Duffy               Stephen G. Thieke           Edmund H. Sutton
Adam H. Howard             Arthur J. Kalita         Benoit H. Dumont            Marc E. Berman
Robert J. Hugin            Dennis M. Kass           Walter L. Fabricius         Kyung Hee A. Choi           HUMAN RESOURCES
Mary L. Hustings           Ivan Kerno               Daniel M. Fitzpatrick       James R. Helvey III         Herbert J. Hefke
Philippe K. Khuong-Huu     Adrian Lee               John A. Gent                Alastair I. Hunter-         Thomas R. Bain
Fawzi S. Kyriakos-Saad     Rudolph Leuthold         Martyn E. Goossen              Henderson                James P. Baughman
Richard G. Leibovitch      Gerard W. Lillis         Stephanie S. Hanbury-Brown  Charles R. Monet            John F. Bradley
Martin K. Matsui           Geoffrey M. Lindey       Owen H. Harper              David L. Roscoe III         Gerard G. Cameron II
James W. McAleenan         Thomas M. Luddy          James H. Higgins III        Stephen A. Tyler            Barbara M. Hack
Richard M. McVey           Thomas P. Madsen         David A. Kelso                                          Nancy B. Harwood
David L. Meyer             Robert J. Miller         Chase W. Landreth           CORPORATE SERVICES          C. Dixon Kunzelmann
Stephen Miller             Jorg A. Mitterer         Javier Muguiro              Ronald H. Menaker           Christopher R. Lowney
T. Kelley Millet           Thruston B. Morton III   R. Scott Nycum Jr.          John G. Daniello            Isabel H. Sloane
Michael J. Moore           Patrick J. Murphy        J. Edward Odegaard          Theodore V. Farace          Cecilia Y. Tsim
John P. Mullen             Fredric A. Nelson III    William L. Oullin           Derek G. Hall               Andrew O. Watson
Satoshi Nagase             Lisa J. Oram             Elizabeth J. Patrick        Brian S. Howells
Kenichi Noguchi            James B. Otness          Bruce T. Prolow             William J. Kelly            STRATEGIC PLANNING
David M. Pryde             Marian U. Pardo          Susan G. Restler            William J. Schneider        John A. Mayer Jr.
Eunice T. Reich-Berman     Wesley I. Paul           David B. Robb Jr.           David W. Singleton          David H. Brigstocke
Robert L. Rossman          William B. Petersen      George W. Rowe              Richard Speciale
John G. Stathis            Connie J. Plaehn         Nicholas P. Sargen          John J. Vahey               TECHNOLOGY & OPERATIONS
David J. Theobald          Judith J. Plows          John W. Schmidlin                                       Michael Enthoven
Charles M. Trunz III       William M. Riegel Jr.    Robert G. Simon             CORPORATE STAFF             Michael A. Azarian
Alice Wang                 Roger A. Sayler          Debra B. Treyz              Charles A. Alexander        Malcolm J. Beane
Mark B. Werner             Mark A. Sheridan         Alexander G. Zaharoff       Donald R. Brunner           John Carlisle
William T. Winters         Terry Shu                                            Laura W. Dillon             Charles P. Costa
Alain Younes               Guenther P. Skrzypek     PROPRIETARY POSITIONING     Travis F. Epes              Penelope A. Flugger
Peter P. Zuppinger         Laurence R. Smith        Pilar Conde                 John W. Field Jr.           Kenneth C. Fuller
                           M. Steven Soltis         Michael R. Corey            Diane M. Genova             Christophe E. Hioco
INVESTMENT MANAGEMENT      Yukiko Sugimoto          Christopher C. Belchamber   Dominique George            Pamela V. Huttenberg
Keith M. Schappert         Robert J. Teatom         Douglas A. Dachille         Dennis C. Hensley           Thomas F. Hynd
Kenneth W. Anderson        John R. Thomas           Kim E. Fox-Moertl           Hugh T. Kemper              James F. Krass
Robert A. Anselmi                                   Takeshi Fujimaki            Stephen E. Kowitt           Peter A. Miller
Joseph K. Azelby                                                                                            Veronique Weill
Keith T. Banks                                                                                              Olivia C. Wyer



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

BOSTON
J.P. Morgan Securities - Boston office

CHICAGO
J.P. Morgan & Co. - Chicago office
J.P. Morgan Securities - Chicago office
J.P. Morgan Futures - Chicago office
J.P. Morgan Trust Company of Illinois
Morgan Guaranty - representative office

HOUSTON
J.P. Morgan Securities - Houston office
J.P. Morgan Investment Management -
  Houston office

LOS ANGELES
Morgan Guaranty - representative office
J.P. Morgan - Los Angeles office
J.P. Morgan California
J.P. Morgan Investment Management -
  Los Angeles office

NEWARK, DELAWARE
Morgan Guaranty - banking office
J.P. Morgan Services Inc.
J.P. Morgan Overseas Capital Corporation
Morgan Guaranty International Finance
  Corporation

PALM BEACH
J.P. Morgan Florida, FSB
J.P. Morgan Securities - Palm Beach office

PHILADELPHIA
Morgan Guaranty - limited purpose banking office

SAN FRANCISCO
J.P. Morgan & Co. -  San Francisco office
Morgan Guaranty - representative office
J.P. Morgan California - San Francisco office
J.P. Morgan Capital -  San Francisco office
J.P. Morgan Futures - San Francisco office
J.P. Morgan Securities - San Francisco office

WASHINGTON, DC
J.P. Morgan Securities - Washington office

WILMINGTON
Morgan Guaranty - banking office
J.P. Morgan Trust Company of Delaware

TORONTO
J.P. Morgan Canada
J.P. Morgan Securities Canada Inc.

NASSAU
Morgan Guaranty - banking office
Morgan Trust Company of The Bahamas Limited

CAYMAN ISLANDS
Morgan Fonciere Cayman Islands Ltd.
Morgan Trust Company of the Cayman Islands Ltd.


EUROPE

LONDON
Morgan Guaranty - banking and private
  banking offices
J.P. Morgan Securities Ltd.
J.P. Morgan Sterling Securities Ltd.
J.P. Morgan Investment Management -
  London office
J.P. Morgan Whitefriars Inc.

AMSTERDAM
J.P. Morgan Nederland N.V.

BRUSSELS
Morgan Guaranty - banking office
J.P. Morgan Benelux S.A./N.V.
Euroclear Operations Centre+

FRANKFURT
Morgan Guaranty - banking office
J.P. Morgan GmbH
J.P. Morgan Investment GmbH
J.P. Morgan Investment Management Inc.
J.P. Morgan Holding Deutschland GmbH

GENEVA
J.P. Morgan (Suisse) S.A.

MADRID
Morgan Guaranty - banking and private
  banking offices
Morgan Gestion, S.A.
J.P. Morgan Espana S.A.
J.P. Morgan Iberica S.L.
J.P. Morgan Sociedad de Valores y Bolsa, S.A.

MILAN
Morgan Guaranty - banking office
J.P. Morgan S.p.A.
J.P. Morgan Fondi Italia S.p.A.

PARIS
Morgan Guaranty - banking and private
  banking offices
J.P. Morgan & Cie S.A.
Societe de Bourse J.P. Morgan S.A.

PRAGUE
J.P. Morgan International Ltd.

ROME
Morgan Guaranty - representative office

WARSAW
J.P. Morgan Polska Sp. z o.o.

ZURICH
Morgan Guaranty - banking office


AFRICA

JOHANNESBURG
J.P. Morgan Securities South Africa
  (Proprietary) Limited

  *50% owned
 **40% owned
  +operated by J.P. Morgan

Principal subsidiaries and offices - wholly owned except where noted

ASIA PACIFIC

TOKYO
Morgan Guaranty - banking and private
  banking offices
J.P. Morgan Investment Management -
  Tokyo office
J.P. Morgan Trust Bank Ltd.
J.P. Morgan Securities Asia* - Tokyo office

BANGKOK
J.P. Morgan Securities Asia* - representative office

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

SYDNEY
Morgan Guaranty - banking office
J.P. Morgan Australia - Sydney office
J.P. Morgan Australia Securities - Sydney office

TAIPEI
Morgan Guaranty - representative office
J.P. Morgan Securities Asia* - representative office


LATIN AMERICA

BUENOS AIRES
Morgan Guaranty - banking office
J.P. Morgan Argentina Sociedad de Bolsa S.A.

CARACAS
J.P. Morgan Venezuela, S.A.

LIMA
Morgan Guaranty - representative office

MEXICO CITY
Morgan Guaranty - representative office
J.P. Morgan Grupo Financiero, S.A. de C.V.
J.P. Morgan Casa de Bolsa, S.A. de C.V.
Banco J.P. Morgan, S.A.

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


  *50% owned
 **40% owned
  +operated by J.P. Morgan

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

JAMES R. HOUGHTON
Retired Chairman of the Board
Corning Incorporated

JAMES L. KETELSEN
Retired Chairman and Chief Executive Officer
Tenneco Inc.

JOHN A. KROL
President and Chief Executive Officer
E.I. du Pont de Nemours and Company

ROBERTO G. MENDOZA
Vice Chairman of the Board

MICHAEL E. PATTERSON
Vice Chairman of the Board

LEE R. RAYMOND
Chairman of the Board and
Chief Executive Officer
Exxon Corporation

RICHARD D. SIMMONS
Retired President
The Washington Post Company and
International Herald Tribune

KURT F. VIERMETZ
Vice Chairman of the Board

DENNIS WEATHERSTONE
Retired Chairman of the Board

DOUGLAS C. YEARLEY
Chairman, President, and
Chief Executive Officer
Phelps Dodge Corporation

COMMITTEES OF THE BOARD

EXECUTIVE COMMITTEE
J.P. MORGAN AND MORGAN GUARANTY
Messrs. Warner (Chairman), Houghton,
Mendoza, Patterson, Viermetz, Weatherstone

AUDIT COMMITTEE
J.P. MORGAN
EXAMINING COMMITTEE
MORGAN GUARANTY
Messrs. Ketelsen (Chairman), Feldstein, Krol,
Yearley

COMMITTEE ON TRUST MATTERS
J.P. MORGAN
Dr. Gray (Chairman), Messrs. Ketelsen, Simmons

COMMITTEE ON MANAGEMENT DEVELOPMENT AND
EXECUTIVE COMPENSATION
J.P. MORGAN
Messrs. Houghton (Chairman), Bechtel, Raymond

COMMITTEE ON DIRECTOR NOMINATIONS AND
BOARD AFFAIRS
J.P. MORGAN
Mr. Raymond (Chairman), Dr. Gray, Mr. Yearley

COMMITTEE ON EMPLOYMENT POLICIES
AND BENEFITS
MORGAN GUARANTY
Messrs. Simmons (Chairman), Feldstein, Weatherstone

INTERNATIONAL COUNCIL
J.P. Morgan & Co. Incorporated

Formed in 1967 and composed of business leaders and prominent individuals from public life, the International Council advises the senior management of J.P.Morgan on matters relating to its global business. It meets approximately every eight months to discuss relevant issues of international concern and interest.

      The Hon. Bill Bradley was named Vice Chairman of the Council and Miguel Etchenique became a member early in 1997.

HON. GEORGE P. SHULTZ
Chairman of the Council
Distinguished Fellow, Hoover Institution
Stanford University
Stanford, California

HON. BILL BRADLEY
Vice Chairman of the Council
Former U.S. Senator
Montclair, New Jersey



MOHAMMED ABALKHAIL
Former Minister of Finance and Economy
Kingdom of Saudi Arabia
Riyadh, Saudi Arabia

ROBERT E. ALLEN
Chairman and Chief Executive Officer
AT&T Corporation
Basking Ridge, New Jersey

BO BERGGREN
Chairman
Stora Kopparbergs Bergslags AB
Stockholm, Sweden

JORGE BORN
President
Bomagra S.A.
Buenos Aires, Argentina

LAWRENCE A. BOSSIDY
Chairman and Chief Executive Officer
AlliedSignal Inc.
Morristown, New Jersey

ING. CARLO DE BENEDETTI
Chairman
CIR S.p.A.
Milan, Italy

H. MIGUEL ETCHENIQUE
Chairman of the Board and President
Brasmotor S.A.
Sao Paulo, Brazil

SIR CHRISTOPHER HOGG
Chairman
Reuters Holdings PLC
London, England

THE RT. HON. THE LORD HOWE OF
Aberavon, PC, QC
House of Lords
London, England

DURK I. JAGER
President and Chief Operating Officer
The Procter & Gamble Company
Cincinnati, Ohio

ALAIN A. JOLY
Chairman and Chief Executive Officer
L'Air Liquide S.A.
Paris, France

DEREK L. KEYS
Executive Director
Gencor Limited
Johannesburg, South Africa

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

L.R. WILSON
Chairman and Chief Executive Officer
BCE Inc.
Montreal, Canada

DIRECTORS ADVISORY COUNCIL
Morgan Guaranty Trust Company of New York

The Directors Advisory Council of Morgan Guaranty Trust Company, whose members are retired directors of J.P. Morgan, provides counsel to management and the Board.

ELLMORE C. PATTERSON
Chairman
Directors Advisory Council
Retired Chairman
J.P. Morgan & Co. Incorporated



RALPH E. BAILEY
Former Vice Chairman
E.I. du Pont de Nemours and Company
and Retired Chairman and Chief Executive Officer
Conoco Inc.

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

EDWARD R. KANE
Former President
E.I. du Pont de Nemours and Company

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

OLCOTT D. SMITH
Retired Chairman
Aetna Life and Casualty Company

                                         (C) 1997 J.P. Morgan & Co. Incorporated
                                             Printed in USA on recycled paper.

CORPORATE INFORMATION

     CORPORATE HEADQUARTERS

     J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260-0060, 1-212-483-2323

     ANNUAL MEETING

     The annual meeting of stockholders of J.P. Morgan will be held on Wednesday, May 14, 1997, at 11:00 a.m. in Morgan Hall West, 46th floor, 60 Wall Street, New York.

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

     Depositary shares representing a one-tenth interest in 6-5/8% Cumulative Preferred Stock, Series H of J.P. Morgan are listed on the New York Stock Exchange. NYSE symbol: JPM Pr H

     TRANSFER AGENT AND REGISTRAR

     Common Stock, Adjustable Rate Cumulative Preferred Stock, Series A, Depositary shares on 6-5/8% Cumulative Preferred Stock, Series H:

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

     1996 ANNUAL REVIEW
     REPORT ON CONTRIBUTIONS

     For a copy of J.P. Morgan's 1996 Annual review, the companion publication to this Annual report, or for a report on J.P. Morgan's philanthropic activities in 1996, write to Corporate Communication - Publications, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260-0060, or call (1-212) 648-9607.

     CONTACTS

     Investor Relations: 1-212-648-9446
     Media Relations: 1-212-648-9553

     Please visit us on the Internet: www.jpmorgan.com

     EQUAL OPPORTUNITY AT J.P. MORGAN

     J.P. Morgan is committed to providing equal opportunity in the workplace. The company, through this commitment, benefits from the full use and development of its employees.

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
1-212-483-2323

                                GRAPHIC INDEX


PAGE 13
(1) Depicted on page 13 is a timeline of Daily Earnings at Risk for our combined trading activities for each business day in 1995 and 1996, as well as the average quarterly DEaR, in millions of dollars, for each quarter of 1995 and 1996. For 1995, in millions of dollars, the high was $31, the low was $11, the average was $19, and the period end amount was $27. For 1996, in millions of dollars, the high was $28, the low was $13, the average was $21, and the period end amount was $27.


PAGE 14
(1) Depicted on page 14 is a histogram showing the frequency distribution of 1996 daily combined trading-related revenue generated by our trading businesses, in millions of dollars.