Form 10-K, Exhibit 13
period 1997-12-31
MORGAN J P & CO INC
filed 1998-03-09
CIK 68100

J.P. Morgan & Co. Incorporated
1997
Annual report                                         Exhibit 13













































[J.P. Morgan LOGO]

      J.P. Morgan is a leading global financial services firm that meets critical financial needs for business enterprises, governments, and individuals worldwide. We advise on corporate strategy and structure; raise capital; develop, structure, and make markets in financial instruments; and manage investment assets. We also commit our own capital to promising enterprises and invest and trade to capture market opportunities for our own account.

      We are committed to offering advice and execution of the highest quality, conducting our business in a principled way, and maintaining the global market presence that helps our clients succeed while enhancing returns for our stockholders.




      TABLE OF CONTENTS

 1    Financial highlights

 2    To our stockholders

 6    Overview of 1997

 6    Business sector analysis

14    Financial review

28    Risk management

38    Business environment and other information

40    Responsibility for financial reporting

41    Report of independent accountants

42    Consolidated statement of income - J.P. Morgan & Co. Incorporated

43    Consolidated balance sheet - J.P. Morgan & Co. Incorporated

44 Consolidated statement of changes in stockholders' equity - J.P. Morgan & Co. Incorporated

45    Consolidated statement of cash flows - J.P. Morgan & Co. Incorporated

46    Consolidated statement of condition - Morgan Guaranty Trust Company of New
      York

47    Notes to consolidated financial statements

92    Additional selected data

94    Consolidated average balances and taxable-equivalent net interest earnings

97    Asset-quality analysis

102   Derivatives used for purposes other-than-trading

103   Capital and funding analysis

106   Selected consolidated quarterly financial data

108   Form 10-K cross-reference index

110   Management

114   J.P. Morgan directory

116   Corporate information

FINANCIAL HIGHLIGHTS
J.P. Morgan & Co. Incorporated


------------------------------------------------------------------------------------
In millions, except share data                                     1997        1996
------------------------------------------------------------------------------------
FOR THE YEAR
Revenues, net of interest expense............................. $  7 220     $  6 855
Pretax income.................................................    2 154        2 332
Net income....................................................    1 465        1 574
Dividends declared on common stock............................      642          617
------------------------------------------------------------------------------------
EARNINGS PER SHARE
Basic......................................................... $   7.71     $   8.11
Diluted.......................................................     7.17         7.63
------------------------------------------------------------------------------------
PER COMMON SHARE
Dividends declared............................................ $   3.59     $   3.31
Book value....................................................    55.99        54.43
------------------------------------------------------------------------------------
AT YEAR-END
Total stockholders' equity.................................... $ 11 404     $ 11 432
Total assets..................................................  262 159      222 026
------------------------------------------------------------------------------------
SELECTED RATIOS
Return on average common stockholders' equity.................     13.4%        14.9%
Common stockholders' equity as % of year-end assets...........      4.1          4.8
Total stockholders' equity as % of year-end assets............      4.4          5.2
Tier 1 risk-based capital ratio...............................      8.0           (a)
Total risk-based capital ratio................................     11.9           (a)
------------------------------------------------------------------------------------

(a) Ratios at December 31, 1996, have not been restated to reflect the Federal Reserve Board's new market risk guidelines and exclude the equity, assets, and off-balance sheet exposures of J.P. Morgan Securities Inc. The tier 1 risk-based capital and total risk-based capital ratios computed under the former guidelines were 8.8% and 12.2%, respectively, at December 31, 1996.





In accordance with Securities and Exchange Commission initiatives to simplify the presentation of complex financial information, we have prepared this report using "plain English" guidelines.

                                                    Financial highlights       1

TO OUR STOCKHOLDERS

[PHOTO OF DOUGLAS A. WARNER III]

Douglas A. Warner III
Chairman and Chief Executive Officer


J.P. Morgan earned net income of $1.465 billion in 1997, seven percent less than in 1996. Earnings per share were $7.17, compared with $7.63. Strong markets and market share gains propelled our performance in the first nine months of the year. However, during the fourth quarter the effects of the financial crisis in Asia set back our results. The dramatic market moves in late October and November caused declines in our equities and fixed income trading activities worldwide. The difficulties faced by a number of our Asian clients also led to a significant increase in our nonperforming assets.

Asia's financial health remains an important issue for the markets and our firm, but it should not overshadow J.P. Morgan's excellent long-term prospects. These again led the Board of Directors to approve in December an increase in our quarterly dividend on common stock, from $0.88 to $0.95 per share.

Our prospects are rooted in the successful transformation of our firm. Beginning in the 1980s - especially since receiving our debt and equity underwriting powers in the United States in 1989 and 1990 - we have single-mindedly recast J.P. Morgan's core capabilities. With the support of our clients, we created a new model for a global financial firm by combining commercial banking, investment banking, and merchant banking capabilities. No other firm in our industry has effected such dramatic change from within. The process required large investments - many at the expense of short-term earnings growth. Despite this, since 1990 our earnings per share advanced at a compounded annual rate of 9 percent and we increased our dividend by 8 percent or more every year.

We have built a business model that we believe will allow us to deliver outstanding financial results. To move aggressively toward realizing the full potential of our transformation, we have set three priorities: capturing the economic returns inherent in market leadership, identifying and aggressively pursuing growth opportunities, and improving productivity and discipline in pursuit of those opportunities.

LEADERSHIP

A fundamental economic fact of our business is that over the long term, superior performance requires market leadership: clients direct as much as two thirds of their spending on sophisticated financial services to their top two or three financial firms. This is why J.P. Morgan has been unflagging in its pursuit of leadership along three dimensions - our client franchise, our market positions, and our global presence.

Reflecting the strength of our client franchise and our expanding share of clients' business, in 1997 we again derived the greatest portion of our pretax earnings from our client-focused activities. We saw significant growth in both the number and depth of major client relationships. The number of clients generating at least $1 million in revenues rose by 21 percent. Thirteen percent of our client revenues came from new clients. And the sources of new client revenues were diversified across our product range.


2     To our stockholders

Nineteen ninety-seven also saw us further strengthen our market positions. We expanded market share and reaffirmed our top rankings in fixed income, derivatives, emerging markets, foreign exchange, and loan syndications. In asset management we are securely positioned as a global leader, with total assets under management of $257 billion. We announced our partnership with and purchase of a 45 percent economic interest in American Century Companies, adding critical capabilities in defined contribution and personal financial services. The transaction closed in January 1998. We also added important investment product expertise through our partnership with AT&T's private equity investment group and our purchase of O'Connor Realty Advisors.

In our global investment banking franchise, our clients turned to us for advice in some of the largest and most complex merger and acquisition transactions of the year, drawing particularly on our leadership in Latin American and European markets, and on our expertise in the financial services sector. And our track record in equities now places us firmly among the market leaders in terms of the key execution skills that matter to issuers and investors. We led three of the 10 largest U.S. initial public offerings of the year, ranking fifth in the league tables in this important segment of the market. Overall, we nearly doubled our market share in equity underwritings.

The correlation between market leadership and economic returns is evident in our results for the year. In 1997 more than two thirds of our revenues and the largest part of our pretax earnings were derived from activities in which we have clear leadership positions: underwriting, sales, and trading of fixed income securities across the developed and emerging markets; derivatives; foreign exchange trading; syndicated lending; asset management; and operating the Euroclear system. Investing and trading for our own account - which are integral to market leadership - accounted for about one sixth of our revenues and a greater proportion of earnings. The balance of our results came from activities in which our momentum is strong-equity underwriting and trading, merger and acquisition advice, and high-yield bond underwriting.

The final dimension of leadership is global. J.P. Morgan's global character does not reside in our infrastructure of offices. It suffuses the way we think and is ingrained in our reflexes. From Paris to New York, from Sao Paulo to Tokyo, we are global business people who manage from a global vantage point. Our roots have always been global; from trainees to senior management, the firm's demographics today reflect a multitude of nationalities and backgrounds.

[SIDEBAR - WE ARE PURSUING LEADERSHIP IN OUR CLIENT FRANCHISE, MARKET POSITION, AND GLOBAL PRESENCE]

GROWTH

Global economic and financial market developments in 1997 validated the choice of core capabilities around which we have centered our strategy. We see compelling, even unprecedented, opportunities to provide clients with creative financial intermediation, objective advice and research, and global execution. Specifically, the internationalization of capital markets in Europe and elsewhere, the worldwide growth in private wealth, and the shift of investment decision making to the individual are fundamental drivers of these opportunities. In Japan alone, deregulation of the financial sector will make more than $10 trillion in assets - the majority of which are currently invested in low-yielding deposits and life insurance policies - eligible for investment elsewhere. Furthermore, despite the upheaval in Asia, the fundamental shift of the emerging markets toward market-based economies continues.



                                                     To our stockholders       3

This does not mean the trajectory will be linear. Ours continues to be a cyclical industry, and further volatility is likely in 1998 with the turmoil in Asia. Spillover effects outside the region cannot be ruled out.

Nor have the opportunities we perceive gone unrecognized elsewhere. A telling indicator is the continued high level of mergers and acquisitions in the financial services sector. Many of 1997's largest transactions sought to create economies of scale, combine retail and wholesale activities, and expand geographic coverage or product range. The lines between commercial banking, investment banking, insurance, and other financial services blurred further. At the same time, a number of global firms exited the investment banking business, shedding operations in Europe, the U.S., and Asia.

It's too early to gauge the success of these transactions, but they validate many of our own competitive priorities: a broad range of capabilities and sufficient scale to serve clients, leadership in chosen activities, and global reach. We remain convinced that our growth strategy, successfully executed, will enable us to actualize J.P. Morgan's full potential. Our undiluted character, focus, and drive are invaluable in a consolidating world.

FOCUS

How do we profitably grasp the opportunities before us and achieve our leadership and financial goals? We have identified five key initiatives for 1998 and beyond; at the end of last year we distributed responsibility for them among J.P. Morgan's management team:

Capitalize on our leadership in markets activities: Our leadership in fixed income, emerging markets, foreign exchange, and proprietary trading continues to be the earnings engine that will allow us to make firmwide strategic investments. We intend to aggressively pursue high-profit, rapid payback opportunities created by the restructuring of financial systems and development of capital markets globally. This will include the rapid expansion of our emerging markets franchise, where we will apply our experience and leadership to an expanded set of markets and products.

Integrate our fixed income and credit activities: We are at the forefront of the industry-wide transformation of the traditional lending business to a structuring, origination, and distribution model. By combining capabilities and reducing the capital-intensity of the business, we will dramatically expand our capacity to provide clients with cost-effective liquidity and financing.
                                            (LETTER CONTINUES ON FOLLOWING PAGE)

[SIDEBAR - PHOTO]

[TRANSITIONS

MORE THAN 30 YEARS AFTER JOINING J.P. MORGAN IN FRANKFURT, KURT F. VIERMETZ RETIRED AS VICE CHAIRMAN AT THE END OF THE YEAR. KURT'S CAREER EXEMPLIFIES J.P. MORGAN'S INTERNATIONALISM. HE HELPED TO BUILD OUR WORLDWIDE SECURITIES CAPABILITIES AND DEVELOP IMPORTANT CLIENT RELATIONSHIPS IN EUROPE AND THE MIDDLE EAST, WITH TOURS OF DUTY AS OUR SENIOR REPRESENTATIVE IN PARIS AND FRANKFURT, AND AS GENERAL MANAGER OF OUR AFFILIATE SAUDI INTERNATIONAL BANK IN LONDON. KURT REMAINS A DIRECTOR.

WALTER A. GUBERT, WHO HEADS MORGAN'S GLOBAL INVESTMENT BANKING BUSINESS, WAS RECENTLY NAMED A VICE CHAIRMAN AND DIRECTOR. EARLIER HE LED OUR BUSINESS IN EUROPE AND PLAYED A SEMINAL ROLE IN OUR CAPITAL MARKETS AND STRATEGIC ADVISORY ACTIVITIES. AN ITALIAN WHO JOINED MORGAN 25 YEARS AGO IN PARIS, WALTER BRINGS BROAD INTERNATIONAL PERSPECTIVE TO HIS NEW BOARD ROLE.

DENNIS WEATHERSTONE, FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER, WILL RETIRE AS A DIRECTOR NEXT MONTH. FOR MORE THAN HALF A CENTURY, DENNIS HAS CONTRIBUTED IMMEASURABLY TO THE FIRM'S GLOBAL STATURE AND SUCCESS. WE ARE DEEPLY GRATEFUL FOR HIS LEADERSHIP.

WE ALSO WELCOME AS DIRECTORS PAUL A. ALLAIRE, CHAIRMAN OF XEROX; LAWRENCE A. BOSSIDY, CHAIRMAN OF ALLIEDSIGNAL, WHO FOR SEVERAL YEARS HAS BEEN A MEMBER OF OUR INTERNATIONAL COUNCIL; AND ELLEN V. FUTTER, PRESIDENT OF THE AMERICAN MUSEUM OF NATURAL HISTORY.]


4       To our stockholders

We are developing an integrated offering of loans and securities, drawing on a combination of skills and leadership positions that few competitors can match: a deeply ingrained credit culture; leadership in securitizations and credit derivatives; and global distribution capabilities in fixed income and syndicated loans.

Scale our investment bank to a global leadership position: Our capabilities in advisory services and underwriting are on a par with the best in the industry. Realizing the economics of leadership in these activities is clearly within reach and hinges on scaling our efforts and capturing further market share. Our goal is to match the shares of the industry leaders. We expect the investments made in our client relationships over the past several years and our increasingly powerful transaction resume to result in substantially more business. To maintain the high level of client attention and service that differentiates our expanding equities capabilities, we expect to make additional investments.

Realize the full value of our asset management platform: Our partnership with American Century was a crucial step in building leadership across the principal channels for gathering investment assets - defined benefit plans, defined contribution plans, and mutual funds. We expect to grow assets under management through all these channels. Closely related, our integrated service offering for private clients positions us to tap the substantial worldwide growth in personal wealth and growing demand for sophisticated personal financial services.

Improve firmwide productivity of people and capital: We have redefined J.P. Morgan's core capabilities with speed and efficiency, exceeding our own expectations. Realizing the full value of our business model will now require a shift in mindset, specifically a renewed and sharpened focus on productivity. The initiatives in our markets, credit, investment banking, and asset management activities aim to maximize revenue generation per employee and capital efficiency - but they are not enough. We must also realize efficiencies in our infrastructure. We are pursuing programs across the organization to redeploy resources, reduce costs, and improve operating margins. Near-term steps are complemented by a comprehensive plan that will reduce transaction unit costs, expand the sharing of resources across functions, reduce the degree of customization in many of our activities, and imbue a mindset of continuous efficiency improvement throughout the firm.

[SIDEBAR - WE ARE MOVING AGGRESSIVELY TO REALIZE THE FULL ECONOMIC POTENTIAL OF OUR TRANSFORMATION]

J.P. Morgan today represents a new and evolving business model. However, preserving the firm's unique qualities is as important as ever. I experience the power of this firm's consistency and character every day in the loyalty it engenders among our clients and in the bond it creates among the people of J.P. Morgan globally. As a shareholder, I also believe that in combination with the priorities we have set - leadership, growth, and focus - it creates a powerful formula for long-term value.


/s/ DOUGLAS A. WARNER III

Douglas A. Warner III
Chairman of the Board
Chief Executive Officer

March 2, 1998



                                                     To our stockholders       5

OVERVIEW OF 1997



J.P. Morgan's financial performance in 1997 fell short of results in 1996, mainly because of a weak fourth quarter. Revenues were up for the year, led by gains in investment banking and asset management; market-making revenues held roughly even. As in 1996, more than 80% of all revenues came from client-focused activities. Continued investment in areas targeted for growth, as well as higher levels of business activity, increased expenses.

-     Revenues were $7,220 million, up 5%.

-     Expenses rose 12%, to $5,066 million.

-     Net income was $1,465 million, down 7%.

-     Earnings per share were $7.17, compared with $7.63 in 1996.

- Return on common stockholders' equity was 13.4%, compared with 14.9% in 1996.




BUSINESS SECTOR ANALYSIS


For the purposes of reporting our results, we divide our business activities into five sectors:

-     Finance and Advisory

-     Market Making

-     Asset Management and Servicing

-     Equity Investments

-     Proprietary Investing and Trading

The first three sectors - Finance and Advisory, Market Making, and Asset Management and Servicing - comprise the services we provide to clients. Equity Investments and Proprietary Investing and Trading represent the activities we undertake exclusively for our own account.


6       Overview of 1997

SUMMARY OF SECTOR RESULTS

-----------------------------------------------------------------------------------------------------------------------------------
                                                            Asset       TOTAL           Proprietary       TOTAL
                                     Finance              Manage-     CLIENT-   Equity    Investing     PROPRI-
                                       and     Market    ment and     FOCUSED  Invest-          and       ETARY  Corporate  CONSOL-
In millions: Year ended December 31  Advisory  Making   Servicing  ACTIVITIES    ments      Trading  ACTIVITIES      Items   IDATED
-----------------------------------------------------------------------------------------------------------------------------------
1997
Total revenues                       $1 919    $2 503   $1 610      $6 032      $403        $868       $1 271     ($  83)   $7 220
Total expenses                        1 316     2 015    1 331       4 662        41         178          219        185     5 066
-----------------------------------------------------------------------------------------------------------------------------------
Pretax income                           603       488      279       1 370       362         690        1 052       (268)    2 154
-----------------------------------------------------------------------------------------------------------------------------------
1996
Total revenues                        1 742     2 550    1 390       5 682       296         898        1 194        (21)    6 855
Total expenses                        1 108     1 739    1 140       3 987        34         153          187        349     4 523
-----------------------------------------------------------------------------------------------------------------------------------
Pretax income                           634       811      250       1 695       262         745        1 007       (370)    2 332
-----------------------------------------------------------------------------------------------------------------------------------
1997 VERSUS 1996
Total revenues                          177       (47)     220         350       107         (30)          77        (62)      365
Total expenses                          208       276      191         675         7          25           32       (164)      543
-----------------------------------------------------------------------------------------------------------------------------------
Pretax income                           (31)     (323)      29        (325)      100         (55)          45        102      (178)
-----------------------------------------------------------------------------------------------------------------------------------

Methodology: Our management reporting system and policies were used to determine the revenues and expenses directly attributable to each business sector. Earnings on stockholders' equity were allocated based on management's assessment of the inherent risk of the components of each sector. In addition, certain overhead expenses not allocated for management reporting purposes were allocated to each business sector. Overhead expenses were allocated based primarily on staff levels and represent costs associated with various support functions that exist for the benefit of the firm as a whole. Certain prior year amounts have been reclassified to conform with the current year presentation.


SUMMARY OF SECTOR REVENUES BY ACTIVITY

--------------------------------------------------------------
                                                         1997
                                                        versus
In millions                           1997     1996      1996
--------------------------------------------------------------
REVENUES
Advisory and underwriting           $1 075    $ 814     $ 261
Credit                                 844      928       (84)
--------------------------------------------------------------
FINANCE AND ADVISORY                 1 919    1 742       177
--------------------------------------------------------------
Fixed income                         1 092    1 305      (213)
Emerging markets                       542      547        (5)
Equities                               362      366        (4)
Foreign exchange                       430      294       136
Commodities                             77       38        39
--------------------------------------------------------------
MARKET MAKING                        2 503    2 550       (47)
--------------------------------------------------------------
Asset management services            1 035      902       133
Securities and futures services        575      488        87
--------------------------------------------------------------
ASSET MANAGEMENT AND SERVICING       1 610    1 390       220
--------------------------------------------------------------
TOTAL CLIENT-FOCUSED REVENUES        6 032    5 682       350
--------------------------------------------------------------
EQUITY INVESTMENTS                     403      296       107
PROPRIETARY INVESTING AND TRADING      868      898       (30)
--------------------------------------------------------------
TOTAL PROPRIETARY REVENUES           1 271    1 194        77
--------------------------------------------------------------
Corporate Items                        (83)     (21)      (62)
--------------------------------------------------------------
CONSOLIDATED REVENUES                7 220    6 855       365
--------------------------------------------------------------

The activities of our Fixed Income, Emerging Markets, and Equities businesses are reflected across several sectors. Aggregate revenues for these businesses for the years ended December 31 follow: Fixed Income - $1,582 million (1997) and $1,747 million (1996); Emerging Markets - $630 million (1997) and $579 million
(1996); Equities - $700 million (1997) and $579 million (1996).



                                                Business sector analysis       7

CLIENT-FOCUSED ACTIVITIES

FINANCE AND ADVISORY

The scope of this sector's activities: advisory, debt and equity underwriting, and credit

The Finance and Advisory sector encompasses the sophisticated advisory, capital raising, and financing work that we do for our broad base of clients around the world - including corporations, financial institutions, governments, municipalities, and individuals. Our expertise is based on an in-depth knowledge of our clients' needs and of the industries and financial markets in which they operate.

In partnership with our clients, our advisory professionals analyze the risks and rewards of such strategic alternatives as merger, acquisition, divestiture, privatization, and recapitalization. We also look for ways to unlock value when analyzing a client's capital structure. Our debt and equities underwriting business provides clients with the capability to raise the capital necessary to execute their strategies. High-quality research is an integral part of this business.

Our credit activities include meeting clients' financing needs by arranging and syndicating loans and other credit facilities. They also include the responsibility for managing the firm's credit risk arising from traditional credit activities as well as our derivatives trading activities. In connection with our derivatives activities, credit revenues include fluctuations in the value of derivative positions related to changes in the credit quality of counterparties. As compensation for managing the firm's credit risk, credit revenues reflect fees from other J.P. Morgan businesses.

Expenses incurred by this sector include all of the costs associated with our global network of client relationship managers who market the full spectrum of our capabilities and provide the link between our clients' needs and our capital raising, advisory, asset management, market making, and risk management products and services.

SUMMARY OF FINANCE AND ADVISORY RESULTS

------------------------------------------------------------
In millions                                   1997      1996
------------------------------------------------------------
Investment banking revenue                  $1 119     $ 880
Net interest revenue                           487       488
Fees and commissions                           245       274
Other sector revenues                           68       100
------------------------------------------------------------
Total revenues                               1 919     1 742
Total expenses                               1 316     1 108
------------------------------------------------------------
Pretax income                                  603       634
------------------------------------------------------------


REVENUES BY ACTIVITY

In 1997 total Finance and Advisory revenues increased 10% to $1,919 million.

Advisory and underwriting

Revenues from advisory services and debt and equity underwriting rose 32% to $1,075 million, reflecting sustained momentum with clients and growing market share in many key areas.

Advisory revenues advanced nearly 20% on strong growth worldwide and increasing diversity in our client base. We advised on 176 completed merger and acquisition transactions with a value of $136 billion. According to Securities Data Company, for the fourth consecutive year we were the leading merger and acquisition advisor in Latin America, with market share of almost 20%. In Europe we ranked fourth, with a market share of 15.7%; we ranked third a year ago. In completed mergers and acquisitions worldwide, we ranked seventh in 1997, with a 10.5% market share; we ranked fifth in 1996.

Global debt and equity underwriting revenue grew approximately 45%, mainly on strong increases in equity underwriting. We ranked fifth in U.S. initial public offerings, up from 12th in 1996, as market share advanced to 5.4% from 2.0%. In global equity underwriting, we ranked 10th, versus 16th in 1996; market share rose to 2.1% from 1.1%. In U.S. debt underwriting, we ranked fourth with a market share of 10.8%, up from fifth and a market share of 8.9% in 1996. As an underwriter of U.S. debt and equity securities, we ranked sixth, equal to a year ago, as our market share increased to 8.0% from 7.1%. In underwriting of non-U.S. debt and equity securities, we ranked sixth - up from seventh in 1996 - with a 1997 market share of 4.7%, versus 4.0% in 1996.

Credit

Revenues from our credit activities decreased 9% in 1997 to $844 million, compared with $928 million in 1996. The lower results primarily reflected fourth quarter declines in the value of our swaps portfolio associated with a deterioration in the credit quality of Asian counterparties, particularly in South Korea and Thailand. Syndication revenues were essentially unchanged as higher volumes were offset by tighter pricing, reflecting competitive market conditions. According to Loan Pricing Corporation, we ranked as the second-largest arranger of syndicated loans in 1997, unchanged from a year ago.


8       Business sector analysis

Expenses

Total Finance and Advisory expenses increased to $1,316 million from $1,108 million in 1996, mainly because of growth in our investment banking capabilities. Higher employee compensation and benefits caused the increase, reflecting a 12% rise in staff levels and competitive market pressures.

MARKET MAKING

The scope of this sector's activities: fixed income, emerging markets, equities, foreign exchange, and commodities

Our market making activities provide clients with around-the-clock access to global markets. We:

- make markets in fixed income, equities, foreign exchange, commodity instruments, and derivatives in both developed and emerging markets

- develop customized transactions to assist clients in managing risk and enhancing returns

- provide research to help clients assess opportunities and track performance

- take positions to facilitate client transactions and to benefit from our role as a market maker

Our clients include banks, other nonbank financial institutions, corporations, governments and their agencies, leveraged funds, pension funds, mutual funds, and individuals.

Our fixed income activities include acting as a primary dealer in U.S. and foreign government securities; making markets in money market instruments, U.S. government agency securities, corporate debt securities, swaps and other derivatives; and helping clients manage their exposure to interest rate and foreign exchange risk.

Our emerging markets activities include acting as a dealer and market maker in securities and derivatives from non-G10 countries in Latin America, Eastern Europe, Asia, and Africa. While many of our emerging market activities involve fixed income securities, we deal in many other markets and instruments.

In our equities market making activities, we act as both agent and principal to facilitate clients' transactions in exchange-listed and over-the-counter securities. We also structure equity derivatives for clients.

Our foreign exchange capabilities include making markets in spot, options, and short-term interest rate products, in order to help clients manage their foreign currency exposures.

Our commodities activities include advising clients on developing hedging, investment, and commodity-linked financing strategies. We also provide commodity services which may include the settlement of physical trades in various metal and oil markets and metal borrowing and lending services.

SUMMARY OF MARKET MAKING RESULTS

------------------------------------------------------------
In millions                                   1997      1996
------------------------------------------------------------
Trading revenue                             $1 799    $2 088
Net interest revenue                           575       378
Fees and commissions                           110        23
Other sector revenues                           19        61
------------------------------------------------------------
Total revenues                               2 503     2 550
Total expenses                               2 015     1 739
------------------------------------------------------------
Pretax income                                  488       811
------------------------------------------------------------

Revenues by activity

In 1997 total Market Making revenues decreased $47 million to $2,503 million.

Fixed income

Fixed income revenues in developed markets fell 16% to $1,092 million, mainly reflecting lower revenues from swaps and other derivatives. Client demand for swaps and other derivatives continued to be strong, with volumes up over 10% from the previous year. Volume increases, however, were more than offset by lower positioning gains.

Emerging markets

Revenues from our emerging markets activities were $542 million in 1997, essentially unchanged from 1996. Areas of strategic investment, including local markets in Eastern Europe and Asia and global derivatives, produced strong results in 1997. These favorable results were offset by lower revenues from local market activities in Latin America and external debt trading.

Equities

Equities market-making revenues were $362 million in 1997, compared with $366 million in 1996. Equity commissions doubled, reflecting growth in volume and market share, mainly on U.S. and European exchanges. Listed market share in the U.S. increased to 2.3% in 1997 from 1.9% in 1996. Offsetting these gains were losses in the 1997 fourth quarter from managing equity derivative positions during a period of significant market volatility.


                                                Business sector analysis       9

Foreign exchange

Foreign exchange revenues rose to $430 million in 1997 from $294 million in 1996. The significant increase reflects a 30% rise in client volume and strong results across all products.

Commodities

Commodities revenues increased $39 million to $77 million, reflecting strong client demand.

Expenses

Market Making expenses rose to $2,015 million from $1,739 million in 1996; investment in our equities business contributed nearly 50% of the increase. We continued to expand our local presence in emerging markets, as well as to maintain our leadership position in fixed income. Staff levels increased approximately 20%. In addition, costs associated with various technology initiatives to increase transaction processing efficiency and to support our expansion into new markets and products, as well as higher levels of business activity, contributed to the expense growth.

ASSET MANAGEMENT AND SERVICING

The scope of this sector's activities: institutional investment management and mutual funds, services for private clients, and securities and futures services

A recognized leader in the management of pension assets, we provide a wide range of investment-related services, including:

- global asset management for pension plans, governments, endowments, and foundations

-     integrated financial services for high-net worth individuals

- with American Century, fully bundled services for defined contribution pension plans

-     mutual fund distribution to intermediaries

Our dedicated global research capabilities support portfolio management across all asset classes and markets. With the acquisition of O'Connor Realty Advisors, a real estate investment firm, we have further broadened our expertise and ability to bring a full range of investment options to our clients. This spectrum of capabilities is delivered to institutional and individual investors in both discretionary account and mutual fund form.

In July we agreed to purchase a 45% economic interest in American Century Companies, the fourth largest U.S. no-load direct mutual fund company. With this investment, which was concluded in January 1998, we have gained scale expertise in technology and operations for distribution and servicing, as well as complementary investment capabilities that broaden our product offerings significantly. We have formed a business partnership with American Century to pursue jointly the growing retirement plan market, distribution of mutual funds to third parties such as financial advisors, and other opportunities in integrated personal financial services.

We hold a significant market share of the ultra-high-net worth market. We offer these clients an advice-based integrated array of financial services that include tax-advantaged asset structures; a wide range of investment options, including managed portfolios and brokerage; and credit and liquidity services. These capabilities form the foundation for an expansion of services to investors that will be pursued selectively.

Our futures and options brokerage group provides institutional clients with worldwide access to major exchanges by acting as brokers in executing and clearing contracts. Currently, we are active dealers on 51 exchanges around the world. We operate, under contract, the Euroclear System, the world's largest clearance and settlement system for internationally traded securities. We provide credit and deposit services to Euroclear participants. In addition, we provide certain operational services such as the administration of American depository receipt (ADR) programs.

SUMMARY OF ASSET MANAGEMENT AND SERVICING RESULTS

------------------------------------------------------------
In millions                                   1997      1996
------------------------------------------------------------
Investment management revenue                $ 804     $ 681
Fees and commissions                           396       382
Net interest revenue                           415       312
Other sector revenues                           (5)       15
------------------------------------------------------------
Total revenues                               1 610     1 390
Total expenses                               1 331     1 140
------------------------------------------------------------
Pretax income                                  279       250
------------------------------------------------------------


10      Business sector analysis

REVENUES BY ACTIVITY

Total Asset Management and Servicing revenues increased 16% in 1997 to $1,610 million.

Asset management services

Revenues generated by asset management services grew 15% in 1997 to $1,035 million. The increase reflects higher assets under management as a result of significant net new business generated by both institutional and private clients and market appreciation. Assets under management for both private and institutional clients grew 24% to approximately $257 billion and are diversified by asset class and across markets globally as shown below.

ASSETS UNDER MANAGEMENT

--------------------------------------------------
 In billions: December 31          1997      1996
--------------------------------------------------
 Institutional...............      $197      $159
 Private.....................        60        49
--------------------------------------------------
 Total.......................       257       208
--------------------------------------------------

GLOBAL PORTFOLIO ALLOCATION BY ASSET CLASS

-------------------------------------------------------------
                                            Non-U.S.
 In billions: December 31     U.S. assets     assets   Total
-------------------------------------------------------------
 Money market............            $ 21        $12    $ 33
 Fixed income............              70         26      96
 Equity..................              87         34     121
 Other...................               6          1       7
-------------------------------------------------------------
 Total...................             184         73     257
-------------------------------------------------------------

While most of our private client business revenues are reported in this sector, some are recorded in the Finance and Advisory and Market Making sectors, reflecting transactions undertaken for private clients in those business areas. Firmwide, private clients accounted for approximately $615 million of revenues, up 28% from the prior year. Of this amount, approximately $180 million are included in the Finance and Advisory and Market Making sectors. The increase reflects strong growth in full-service brokerage activities and increases in assets under management, as well as several large advisory transactions. Assets under management for private clients were $60 billion, up more than 20% from 1996.

Securities and futures services

Revenues for securities and futures services grew 18%. Euroclear and ADR-related revenues increased from 1996, reflecting strong results from higher activity in internationally traded securities. Revenues from futures and options brokerage rose 9%. Volume was up more than 25%, driven by higher exchange activity in Europe and Asia. Gains from increased volume were partially offset by competitive pricing pressures.

Expenses

Asset Management and Servicing expenses increased $191 million in 1997 to $1,331 million, as we continued to invest in people and technology to expand our global platform, develop additional distribution channels, and broaden our core investment capabilities. Staff levels grew 13%.

CLIENT ACTIVITIES AROUND THE WORLD

Our clients are an increasingly global and diverse group of growing and established companies, governments and their agencies, institutions, privately held firms, entrepreneurs, families, and individuals. We continue to broaden and deepen client relationships in North America, Latin America, Europe, and throughout the Asia Pacific region. The following table breaks down our client-focused sector revenues by the region responsible for managing the client relationship.

REVENUES

------------------------------------------------------------
In millions                                   1997      1996
------------------------------------------------------------
North America                               $3 050    $2 762
Latin America                                  541       524
Europe, Middle East, and Africa              1 797     1 818
Asia Pacific                                   644       578
------------------------------------------------------------
Total client-focused revenues                6 032     5 682
------------------------------------------------------------

The firm's management reporting system was used to allocate each region's revenues. For finance and advisory products, this is the location of the client's head office; for most other products, it is based on the location where the activity is transacted. Market-making revenues that cannot be attributed specifically to individual clients (e.g., gains/losses arising from client-related positions) and earnings on stockholders' equity are generally allocated based on the proportion of other regional revenues. Certain prior year amounts have been reclassified to conform with the current year presentation.


                                                Business sector analysis      11

North America

Client-focused revenues in North America rose 10% in 1997, reflecting increases across most activities. Advisory and underwriting revenues were strong, particularly equity underwriting, where we continue to capture market share. Foreign exchange revenues increased significantly because of strong client demand in active markets. Revenues from asset management and servicing activities also grew.


Latin America

Revenues from business with Latin American clients were essentially unchanged in 1997. Growth in advisory and underwriting revenues reflected increased activity in capital markets and our strong leadership position in the region. Revenues from asset management and servicing also rose. Offsetting these increases were declines in revenues from our credit and market-making activities, where volume increases were tempered by tighter pricing.


Europe

European client-focused revenues were essentially flat compared with results a year ago. Advisory and underwriting revenues increased as our strong regional presence and expertise in key market sectors allowed us to capitalize on an active market environment, particularly in mergers and acquisitions and equity underwriting. Asset management and servicing revenues grew, driven by increased volumes on a more diversified range of services. Offsetting these advances were sharp declines in market making revenues, principally reflecting lower revenues from managing risk positions. Overall client demand for our market making capabilities continued to grow, especially in our emerging markets business.


Asia Pacific

Asia Pacific client revenues increased 11% from 1996. Increases in market making activities and, to a lesser extent, asset management activities, more than offset declines in our credit business.


PROPRIETARY ACTIVITIES

We use our expertise and resources to enter into proprietary transactions for our own account. Two sectors comprise these activities: Equity Investments and Proprietary Investing and Trading. These activities complement our client-focused business.


EQUITY INVESTMENTS

The scope of this sector's activities: equity investment portfolio management

We invest for our own account on a global basis in private equity and equity-related securities in leveraged and unleveraged acquisitions, privatizations, recapitalizations, rapidly growing companies, expansion financings, turnaround situations, and other special equity situations. These investments are made with the objective of maximizing total return, which is a measure of both long-term appreciation and net recognized gains.

Our $787 million portfolio, at cost, comprises approximately 100 investments and is diversified by industry and geographic region. Roughly 58% of our investments are in the U.S., 23% are in Latin America, 13% are in Europe, and 6% are in Asia. On average, we hold investments for three to five years and typically exit through a public offering of securities or a sale of the company.

The Equity Investments group works closely with other areas of J.P. Morgan to capture the competitive advantage of our global presence and expertise in sourcing, evaluating, managing, and exiting investments. Opportunities often develop through relationships with clients. We have also managed initial public offerings and high-yield debt issues, arranged credit facilities, and provided mergers and acquisitions advice to portfolio companies at later stages of their development.

SUMMARY OF EQUITY INVESTMENTS RESULTS

------------------------------------------------------------
In millions                                   1997      1996
------------------------------------------------------------
Investment securities revenue                 $407      $293
Other sector revenues                           (4)        3
------------------------------------------------------------
Total revenues                                 403       296
Total expenses                                  41        34
------------------------------------------------------------
Pretax income                                  362       262
------------------------------------------------------------
Total return revenues                          374       363
------------------------------------------------------------


In 1997, we invested $278 million globally in the private equity of 38 companies, mainly in the financial services, telecommunications, retail, consumer products, and basic industries. Our largest investment was a $46 million investment in Bank Handlowy, Poland's leading commercial bank.

We made 63% of our investments outside the United States, where we have expanded our Equity Investments group and continue to see more attractive investment opportunities. In 1997 we also pursued larger investments: the size of our average commitment more than doubled to approximately $16 million.


12      Business sector analysis

Reported revenues

Reported revenues in 1997 were $403 million - versus $296 million in 1996 - and consisted primarily of sales of investments in the insurance and telecommunications industries.

Total return revenues

Total return combines reported revenues with the change in net unrealized appreciation of the portfolio. Total return was $374 million in 1997, essentially unchanged from 1996.

PROPRIETARY INVESTING AND TRADING

The scope of this sector's activities: market and credit risk positioning and capital and liquidity management

We take market and credit risk positions for our own account using both relative value and directional risk-taking strategies. We use a relative value strategy when we anticipate changes in relationships between markets and classes of instruments (e.g., a change in prices between bonds and swaps) or when we believe certain assets are fundamentally mispriced by the market. We use directional strategies in an attempt to profit from our anticipation of how we believe a market will move (e.g., absolute rates or prices will go up or down). Experienced market professionals manage these strategies and use them over many currencies and types of instruments, including fixed income securities, foreign exchange, equity securities, commodity products, and related derivatives.

Positions may be held for long or short periods of time, depending on the strategy and actual market performance. Certain longer-term strategies are considered to be investment activities and tend to utilize government, mortgage-backed, and corporate debt securities.

We also manage the firm's liquidity and capital profile to ensure that we have access to funding at a reasonable cost, even under adverse circumstances, to support all the business activities of the firm. A strong capital position is an integral part of our liquidity management because it enables us to raise funds as inexpensively as possible in a variety of international markets.


SUMMARY OF PROPRIETARY INVESTING AND TRADING RESULTS

------------------------------------------------------------
In millions                                   1997      1996
------------------------------------------------------------
Net interest revenue                          $522      $623
Trading revenue                                265       241
Investment securities revenue                    2        12
Other sector revenues                           79        22
------------------------------------------------------------
Total revenues                                 868       898
Total expenses                                 178       153
------------------------------------------------------------
Pretax income                                  690       745
------------------------------------------------------------
Total return revenues                          619       588
------------------------------------------------------------

Reported revenues

Revenues declined 3% in 1997 to $868 million, mainly due to lower net interest revenue from risk adjusting swaps.

Total return revenues

Total return, which combines reported revenues and the change in net unrealized appreciation, is the more meaningful measure of performance for this sector. Total return for 1997 was $619 million, up from $588 million reported in 1996, as market risk positioning gains were offset by declines in credit risk positioning, primarily in Asia.


CORPORATE ITEMS

Corporate Items consist of revenues and expenses that have not been allocated to the five business sectors. They include intercompany eliminations, equity earnings in affiliates, and the taxable-equivalent adjustment, which is calculated to gross-up tax-exempt interest to a taxable basis. Corporate Items also include the results of sold or discontinued businesses.

1997

Revenues reported in Corporate Items in 1997 included approximately $120 million of gains on hedges of foreign currency revenues and expenses. These gains were partially offset by the impact of exchange rate movements on reported revenues and expenses during the year. Expenses include a charge of $28 million incurred in connection with the renovation of office space in New York.

1996

Revenues in 1996 included a gain of $77 million related to the partial sale of a minority investment and $37 million of gains on hedges of anticipated foreign currency revenues and expenses. Expenses included a $71 million technology-related special charge. Revenues and expenses in 1996 also included $144 million and $149 million, respectively, related to custody and cash processing activities that were sold or discontinued.



                                                Business sector analysis      13

FINANCIAL REVIEW



COMPONENTS OF REVENUE

NET INTEREST REVENUE

Net interest revenue combines interest revenues with expenses from both client-focused and proprietary activities. These activities use a variety of asset, liability, and off-balance sheet instruments that generate interest revenue and expense. Net interest revenue is affected by changes in interest rates, funding strategies, and the relative proportion and composition of our interest-bearing and non-interest-bearing instruments and capital.

1997 versus 1996

Net interest revenue was $1,872 million in 1997, compared with $1,702 million in 1996. The 10% increase is due primarily to higher net interest revenue from our market-making activities, particularly in emerging markets from local market positions in Eastern Europe and Asia. Also contributing to the increase was higher net interest revenue from our asset management and servicing activities, reflecting higher Euroclear-related deposits. These increases were partially offset by declines in net interest revenue from proprietary investing positions.

1996 versus 1995

Net interest revenue was $1,702 million in 1996, compared with $2,003 million in 1995. This 15% decline was due mainly to lower revenue from proprietary investing positions as a result of the continuing maturity of higher-yielding financial instruments.

TRADING REVENUE

Trading revenue is generated, for the most part, by activities in the Market Making and Proprietary Investing and Trading sectors.

1997 versus 1996

Total trading revenue, excluding trading-related net interest revenue, decreased 14% to $2,137 million. Strong increases in foreign exchange were offset by lower results in most other client-focused activities.

1996 versus 1995

Trading revenue grew 80% to $2,477 million in 1996. The increase was due to strong client demand for market making activities and higher results from proprietary trading activities.

The following table presents trading revenue, disaggregated by principal product grouping across all our activities, and total trading-related net interest revenue. This revenue reflects only a portion of the total revenues generated by our activities and excludes other important sources of revenues, including fees and commissions. As a result, this table does not reflect the integrated nature of our business.

------------------------------------------------------------
In millions                         1997      1996      1995
------------------------------------------------------------
Fixed income                      $1 138    $1 540     $ 668
Equities                             190       330       249
Foreign exchange                     472       320       253
Commodities                           64        34        42
Proprietary trading                  273       253       164
------------------------------------------------------------
TOTAL TRADING REVENUE              2 137     2 477     1 376
Trading-related net interest
 revenue                             509       250       131
------------------------------------------------------------
COMBINED TOTAL                     2 646     2 727     1 507
------------------------------------------------------------

Fixed income

Fixed income trading revenue includes the results of making markets in both developed and emerging countries in:

-     government securities

-     U.S. government agency securities

-     corporate debt securities

-     money market instruments

-     interest rate and currency swaps

-     options and other derivatives


1997 versus 1996

Fixed income trading revenue decreased to $1,138 million in 1997 from $1,540 million in 1996, mainly reflecting lower results from local market activities and external debt trading in emerging countries.

1996 versus 1995

Fixed income trading revenue increased 131% to $1,540 million in 1996. The growth was due to a greater demand for swaps and other derivatives, including more complex, customized transactions, and for government and corporate securities. We also benefited from gains on client-related positions in 1996, compared with losses in 1995.


14      Financial review

Equities

Equities trading revenue includes the results of making markets in global equity securities and equity derivatives such as swaps, options, futures, and forward contracts.

1997 versus 1996

Equities trading revenue decreased 42% to $190 million in 1997. The decrease is due mainly to losses incurred from managing equity derivative positions during a period of significant market volatility in the fourth quarter of 1997.

1996 versus 1995

Equities trading revenue increased 33% in 1996 to $330 million. Strong client demand for equity derivatives activities fueled this growth.

Foreign exchange

Foreign exchange trading revenue includes making markets in spot, options, and short-term interest rate products in order to help clients manage their foreign currency exposure.

1997 versus 1996

Trading revenue increased 48% to $472 million, reflecting strong client demand across all products.

1996 versus 1995

Foreign exchange trading revenue increased 26% to $320 million in 1996, driven by increased client demand.

Commodities

Commodities trading revenue includes the results of advising clients on hedging, investment, and commodity-linked financing strategies.

1997 versus 1996

Trading revenue increased 88% to $64 million, reflecting strong client demand.

1996 versus 1995

Trading revenue decreased 19% to $34 million, due largely to declines in base metal trading revenues caused by extreme market movements.

Proprietary trading

Proprietary trading revenue reflects results from transactions we enter into for our own account across all markets and is included in the Proprietary Investing and Trading sector.


1997 versus 1996

Proprietary trading revenue was $273 million in 1997, compared with $253 million in 1996.

1996 versus 1995

Trading revenue increased 54% to $253 million in 1996, which reflected an increase in revenues from relative value trading activities.

INVESTMENT BANKING REVENUE

We earn investment banking revenue by providing clients with strategic and financial advice as well as by raising capital through loan syndications and debt and equity underwritings. Virtually all this revenue is reported in the Finance and Advisory sector.

1997 versus 1996

Investment banking revenue increased 22% in 1997 to a record $1,123 million, as we continued to capture market share and benefited from increased global investment banking activity. Advisory and syndication fees rose 12% to $637 million, buoyed by higher merger and acquisition activity. Underwriting revenue increased 38% to $486 million, as we continued to raise more debt and equity for a broad range of clients in the global marketplace.

1996 versus 1995

Investment banking revenue increased 58% to $921 million in 1996. Advisory and syndication fees rose 44% to $568 million. Most of this increase came from higher advisory fees, reflecting growth in merger and acquisition activity from a growing and diverse client base. Revenues from the arrangement of syndicated lending facilities also rose in 1996, due to advances in the U.S. and Latin American markets. Underwriting revenue increased 87% to $353 million as debt and equity securities activities grew.

INVESTMENT MANAGEMENT REVENUE

We earn investment management revenue by providing investment services to institutional and private clients. This revenue also includes fees from administering trusts and estates. Most investment management revenues are reported in the Asset Management and Servicing sector.


                                                        Financial review      15

1997 versus 1996

In 1997 investment management revenue rose 17% to $792 million. This growth reflects higher assets under management, an increase we attribute to new business from institutional and private clients as well as market appreciation. Assets under management increased 24% to approximately $257 billion.

1996 versus 1995

Investment management revenue in 1996 increased 18% to $675 million, due to higher assets under management. These assets totaled $208 billion, 16% higher than in 1995.

FEES AND COMMISSIONS

We earn fees and commissions by providing various operational and credit-related services to clients. Operational services we provide include:

-     brokerage for futures and options and equity securities

-     securities custody and clearing

-     cash management services

Credit-related services we provide include:

-     commitments to extend credit

-     standby letters of credit and guarantees

-     securities lending activities

Most revenue from operational services is included in the Asset Management and Servicing and Market Making sectors. Most credit-related fees are included in the Finance and Advisory sector.

Revenue from fees and commissions was $647 million, $582 million, and $708 million in 1997, 1996, and 1995, respectively. Included in fees and commissions for 1996 and 1995 was revenue of $45 million and $205 million, respectively, related to custody and cash processing businesses that had been sold or discontinued.

1997 versus 1996

Excluding the revenue from the exited custody and cash processing businesses, fees and commissions increased 20% in 1997. The increase was driven mostly by higher equity commissions reflecting increased market share and volumes on U.S. and European exchanges.

1996 versus 1995

Excluding revenue from the exited custody and cash processing businesses, fees and commissions increased 7% in 1996, due to higher transaction volumes. We credit the majority of this increase to particularly strong growth in equity and other brokerage commissions. Futures and options brokerage also rose as higher transaction levels more than offset lower commission rates.

INVESTMENT SECURITIES REVENUE

Investment securities revenue includes gains and losses on debt and equity investment securities, other-than-temporary impairments or write-downs in value, and related dividend income. The majority of investment securities revenue is recorded in the Equity Investments sector.

1997

Our investment securities revenue was $409 million in 1997 and largely reflected gains from equity investments activities of $366 million. These equity-related gains came primarily from sales of certain equity investments in the insurance and telecommunications industries.

1996

Investment securities revenue was $303 million in 1996. Net gains from equity investments activities were $269 million, mostly related to an investment in the healthcare industry.

1995

Investment securities revenue in 1995 was $517 million, related primarily to the sale of an equity investment in the healthcare industry.

OTHER REVENUE

Other revenue includes gains and losses on hedges of anticipated foreign currency revenues and expenses. These gains and losses are offset partially by the impact of exchange rate movements on reported revenues and expenses in the period. This category also includes earnings from equity in affiliates and other miscellaneous transactions.

1997

Other revenue of $240 million included approximately $120 million of gains on hedges of foreign currency revenue and expenses and $40 million of earnings from equity in affiliates.

1996

Other revenue of $195 million included a gain of $77 million from the partial sale of a minority investment and $52 million of gains on hedges of foreign currency revenue and expenses.

1995

Other revenue of $142 million included a net gain of $40 million on the sale of both our international and domestic custody businesses, as well as our U.S. commercial paper issuing and paying agency business.


16      Financial review

COMPONENTS OF OPERATING EXPENSES

------------------------------------------------------------
In millions                         1997      1996      1995
------------------------------------------------------------
Employee compensation and
 benefits                         $3 027    $2 884    $2 498
Net occupancy                        333       296       322
Technology and communications      1 025       785       671
Other expenses                       681       558       507
------------------------------------------------------------
TOTAL OPERATING EXPENSES           5 066     4 523     3 998
------------------------------------------------------------

OPERATING EXPENSES

In 1997 total operating expenses grew 12% to $5,066 million, reflecting targeted spending to expand our asset management and investment banking capabilities, as well as to capitalize on our leadership position in fixed income and emerging markets activities. In asset management, our investments have enabled us to broaden our core investment capabilities and develop new distribution channels and, closely related to this, offer our private clients an integrated array of financial services. We continued to develop our equities capabilities in order to grow market share and scale in our investment banking business. In fixed income and emerging markets, spending has been directed at expanding our leadership into new markets and products while maintaining a strong infrastructure. Higher levels of activity across our client business also contributed to the year-on-year expense rise.

Costs associated with efforts to prepare our systems for the year 2000 approximated $95 million in 1997. In 1998, we will continue our efforts to prepare our systems for the year 2000. The total cost to become year-2000 compliant is estimated at $250 million, for internal systems renovation and testing, testing equipment, and both internal and external resources working on the project. Remaining costs will be incurred primarily in 1998. Efforts to prepare for the economic and monetary union in Europe (EMU) are also well underway. 1998 costs are expected to be approximately $65 million. Refer to the Operating risk section of Risk management for more information.

Consistent with our business strategy to create long-term value for shareholders, we will continue to invest in areas of strategic priority. At the same time, we intend to maintain sharp focus and discipline in our spending. We have launched a number of initiatives to increase the efficiency of our infrastructure and the revenue generation capability of our people - including accelerating efforts to streamline and share technology applications and resources across functions in order to reduce transaction processing unit costs; rationalizing resources in light of priorities; and realigning certain sales and trading functions in our European and Asian businesses. These initiatives will result in a 1998 charge, primarily in the first quarter, consisting mainly of personnel-related and occupancy costs.

In 1996 total operating expenses increased 13% to $4,523 million, primarily reflecting increases in client-focused areas, which more than offset the reduction of expenses resulting from the exit of our custody and cash processing businesses.

EMPLOYEE COMPENSATION AND BENEFITS

Employee compensation and benefits, which represented 60% of total operating expenses in 1997, includes salaries, incentive compensation, and benefits. To compete in the marketplace, we must hire and retain the most competent and skilled professionals in our industry. We compensate employees based on both their performance and the performance of the firm. A significant component of their compensation is paid in the form of incentive compensation (the proportion of which increases for senior officers). Most incentive compensation is awarded in cash, and, for senior officers, in the form of a stock bonus or restricted stock, aligning compensation with longer-term shareholder returns.

Our total number of employees was 16,943, 15,527, and 15,613 as of December 31, 1997, 1996, and 1995, respectively. The increase in staff levels since 1995 reflects growth in client-focused areas, particularly investment banking, equities, emerging markets, and asset management services. Increases in 1996 were offset by the transfer of approximately 700 technology employees to the Pinnacle Alliance (the Alliance) in 1996. Formed in July 1996, the Alliance is a consortium of firms contracted to manage parts of our global technology infrastructure. Related costs for the transferred employees are reflected from July 1996 in payments to the Alliance and are included in technology and communications expenses. Previously, these costs were recorded in employee compensation and benefits.

1997 versus 1996

Employee compensation and benefits expense increased 5% in 1997. The increase was a result of:

- increases in salaries related to higher levels of staff in our client-focused business

-     more competitive market conditions

- staffing for various technology initiatives, including year 2000 compliance


                                                        Financial review      17

1996 versus 1995

Employee compensation and benefits expense increased 15%. Excluding the 1995 severance-related charge of $55 million and expenses associated with our exited custody and cash processing businesses, employee compensation and benefits expense increased 21%. The increase was a result of higher incentive compensation due to:

-     higher earnings

- an increased proportion of revenue from client-focused businesses, which represents the majority of our workforce

-     more competitive market conditions

NET OCCUPANCY

This category includes rental expense, real estate taxes, utilities, depreciation of premises, insurance, and other items.

1997 versus 1996

Net occupancy increased 13% to $333 million, due largely to a $28 million charge incurred in connection with the renovation of office space in New York.

1996 versus 1995

Net occupancy decreased 8% to $296 million, reflecting a reduction in space requirements as a result of the sale of our custody and cash processing businesses.

TECHNOLOGY AND COMMUNICATIONS EXPENSES

Technology and communications expenses include costs associated with operating and improving our global technology capabilities. This category includes consulting, equipment, software, market information expenses, fees paid to the Pinnacle Alliance, which manages parts of our technology infrastructure, and other sourcing arrangements. This category excludes employee compensation and benefits. However, compensation expenses associated with employees who transferred to the Alliance are included in this category.

1997 versus 1996

In 1997, technology and communications expenses were $1,025 million, compared to $785 million in 1996, which included a $71 million technology-related special charge. The increase is due to key initiatives as described in Total technology and communications spending, higher levels of business activity, and a full year of payments to the Alliance, reflecting the structural change in how we source parts of our technology infrastructure.

1996 versus 1995

Technology and communications expenses increased 17%. In the third quarter of 1996, in connection with the formation of the Alliance, there was a $71 million technology-related special charge related to payments for training and other personnel costs incurred and to the sale of certain technology equipment (at a loss) to the Alliance.

Excluding the technology-related special charge and expenses associated with our custody and cash processing businesses, technology and communication expenses increased 12% in 1996 due to higher levels of business activity, expansion of client-focused activities, and a partial year of payments to the Alliance.

Total technology and communications spending

Total technology and communications spending, which includes other technology-related costs, mainly employee compensation and benefits, was $1,370 million in 1997; $1,045 million in 1996, excluding the special charge; and $1,040 million in 1995. The increase in total technology and communications spending in 1997 largely reflects our focus on accelerating key initiatives to:

-     support our expansion into new products and markets

-     increase transaction processing efficiency

-     enhance our risk management capability

-     prepare for the year 2000 and EMU

In addition, higher levels of business activity contributed to the increase. Offsetting these increases were cost efficiencies achieved as a result of alternative sourcing arrangements, most notably with the Alliance.

OTHER EXPENSES

Other expenses include travel, professional fees, outside services, brokerage fees, taxes (other than income taxes), and training fees.

1997 versus 1996

Other expenses increased 22% in 1997, reflecting higher:

- travel-related expenses as a result of higher levels of client-focused activity

-     professional fees

-     outside service fees, such as employment agency fees

1996 versus 1995

In 1996, other expenses increased 10% in total. Excluding the expenses associated with the custody and cash processing businesses, other expenses rose by 22%. The increase primarily reflects higher levels of business activity and included increases in areas similar to those listed above for 1997.

INCOME TAXES

Income taxes decreased $69 million in 1997 to $689 million, as a result of a decrease in pretax income and a lower effective tax rate. In 1996, income taxes rose $148 million to $758 million, as a result of an increase in pretax income and a higher effective tax rate. The effective tax rate was 32.0% in 1997, 32.5% in 1996, and 32.0% in 1995.


18      Financial review

BALANCE SHEET AND OFF-BALANCE SHEET ITEMS

TRADING-RELATED ASSETS AND LIABILITIES

Trading-related assets consist of trading account assets, securities purchased under agreements to resell, and securities borrowed. Trading-related liabilities include trading account liabilities and securities sold under agreements to repurchase. The amount of these assets and liabilities held fluctuates daily depending on client needs and market opportunities. The average balance of trading-related assets was 72%, 68%, and 64% of average total assets during 1997, 1996, and 1995, respectively.

------------------------------------------------------------
In billions: Average balances       1997      1996      1995
------------------------------------------------------------
TRADING-RELATED ASSETS:
 Trading account assets           $106.8     $78.2     $68.0
 Securities purchased under
  agreements to resell              40.2      42.7      31.6
 Securities borrowed                36.3      25.3      15.2

TRADING-RELATED LIABILITIES:
 Trading account liabilities        65.7      49.1      45.2
 Securities sold under
  agreements to repurchase          63.2      59.8      40.2
------------------------------------------------------------

Trading account assets and liabilities

Trading account assets and liabilities mainly include:

-     U.S. Treasury, U.S. government agency, and foreign government securities

- unrealized gains and losses on trading-related derivatives, such as swaps, forwards, futures, and options

-     corporate debt and equity securities

The growth in average trading account assets and liabilities primarily reflects increased holdings in government and corporate debt and equity securities. This increase reflects the growth in our Market Making sector activities.

Other trading-related assets and liabilities

We use securities purchased under agreements to resell (resale agreements) and securities borrowed as short-term financing tools to provide liquidity for our trading clients and to facilitate deliveries to customers. We use securities sold under agreements to repurchase (repurchase agreements) as short-term financing for our trading-related positions and as one source of financing for our debt investment securities portfolio. Average balances for resale agreements, securities borrowed, and repurchase agreements have increased to meet the needs of clients and to profit from interest rate spreads.

DERIVATIVES

In general, derivatives are contracts or agreements whose values are derived from changes in interest rates, foreign exchange rates, prices of securities, or financial or commodity indices. Derivatives are often referred to as off-balance sheet financial instruments because the notional amounts of their contracts are not recorded on the balance sheet. Conversely, cash instruments are on-balance sheet financial instruments whose notional or principal value is recorded on the balance sheet. Cash instruments include government and corporate debt and equity securities.

Derivatives are either standardized contracts executed on an exchange or negotiated over-the-counter contracts. Futures and options contracts are examples of standard exchange-traded derivatives. Forwards, swaps, and option contracts are examples of over-the-counter derivatives. Over-the-counter derivatives are generally not traded like securities. In the normal course of business, however, they may be terminated or assigned to another counterparty if the original holder agrees. The timing of cash receipts and payments for derivatives is generally determined by contractual agreement.

We use derivatives in our trading and investing activities.

Derivatives used for trading

In our trading activities, we act as a dealer in derivative instruments to satisfy the risk management needs of our clients. We use these products to help clients structure transactions to manage their exposure to interest rates, foreign exchange rates, prices of securities, and financial or commodity indices. We also assume trading positions based on our market expectations and to benefit from price differentials between instruments and markets. We also use derivatives to manage risks in our trading portfolio. Our competitive strength in derivative activities is due to our strong capital base, expertise developed over many years, global distribution capabilities, long-standing client relationships, sophisticated research and technological support, and integrated approach to these activities.

Derivatives used for trading purposes include:

-     interest rate and currency swap contracts

- interest rate futures, forward rate agreements, and interest rate option contracts

-     foreign exchange spot, forward, futures and option contracts

-     equity swap, futures and option contracts

-     commodity spot, swap, forward and option contracts

We carry these instruments at fair value and record the unrealized gain or loss (the positive or negative fair value) on the balance sheet.


                                                        Financial review      19

Derivatives used for investing purposes

In our own investing strategies, we use derivative instruments including:

-     interest rate and currency swap contracts

-     foreign exchange forward contracts

-     interest rate futures and debt securities forward contracts

-     option contracts

We use derivatives to hedge our exposure to interest rate and currency fluctuations, primarily on or related to debt investment securities. We also use them to modify the characteristics of interest rate-related balance sheet instruments such as loans, short-term borrowings, and long-term debt. In addition, we utilize derivatives to adjust our overall interest rate risk profile, primarily through the use of risk-adjusting swaps.

Risk associated with derivatives

Like cash instruments, derivatives are subject to market and credit risk. We evaluate derivative risk in much the same way as we assess risks associated with cash instruments. Unlike cash instruments, however, where the credit exposure is generally represented by the notional or principal value, the credit exposure associated with derivatives is generally a fraction of the notional value of the instrument and is represented by the positive fair value of the derivative instrument that is reported on the balance sheet. The on-balance sheet credit exposure of derivatives will fluctuate with market movements and does not consider the benefit of collateral.

The following table shows the estimated percentages of gross on-balance sheet credit exposure of our derivatives by counterparty credit rating, based on our internal credit ratings. Our ratings of AAA, AA, A, and BBB represent investment grade ratings. Ratings of BB and below represent non-investment grade ratings. These ratings are analogous to those of public rating agencies in the United States. The percentages below do not take into consideration master netting agreements or collateral. Under master netting agreements, gains and losses associated with qualifying transactions with the same counterparty are offset so that the on-balance sheet credit exposure is reduced.

GROSS DERIVATIVE CREDIT EXPOSURE BY COUNTERPARTY CREDIT RATING

-------------------------------------------------------------
Percentage at December 31           1997      1996      1995
-------------------------------------------------------------
AAA, AA                               49%       42%       45%
A                                     27        37        38
BBB                                   18        16        12
BB and below                           6         5         5
-------------------------------------------------------------
TOTAL                                100       100       100
-------------------------------------------------------------

The following tables provide the aggregate notional amounts and on-balance sheet credit exposure for each derivative instrument category. Within each category, we display the 1997 amounts by contractual maturity date. The on-balance sheet credit exposure amounts take into consideration the benefit of master netting agreements. The benefit of master netting agreements as of December 31 was:

-     $63.1 billion in 1997

-     $36.5 billion in 1996

-     $27.7 billion in 1995

The increase reflects growth in our market-making activities and related increase in fair values, as well as the increased use of master netting agreements.

INTEREST RATE AND CURRENCY SWAPS

---------------------------------------------------------------
                                                     On-balance
                                                          sheet
                                           Notional      credit
In billions: December 31                     amount    exposure
---------------------------------------------------------------
Within one year                            $  852.0      $  3.6
After one year but within five              1 224.5         7.4
After five years but within 10                537.6         6.3
After 10 years                                 91.0         2.7
---------------------------------------------------------------
Total 1997                                  2 705.1        20.0
Total 1996                                  2 120.9        11.7
Total 1995                                  1 515.6        12.4
---------------------------------------------------------------











A swap is a contractual agreement in which a series of cash flows are exchanged at specified intervals. Currency swaps generally involve exchanging principal - the notional amount - and periodic interest payments in one currency for principal and periodic interest payments in another currency. Interest rate swaps involve the exchange of periodic interest payments for a specified time. The notional amounts of interest rate swaps are not exchanged; they are used solely to calculate the periodic interest payments. Included in this category are credit derivatives whose values fluctuate primarily with changes in interest and currency rates. The notional amounts of our interest rate and currency swaps have grown since 1995 as a result of an increase in market-making activity. The growth in the on-balance sheet credit exposure is consistent with our increased market-making activities and relates primarily to transactions with highly rated counterparties for existing and new products.


20      Financial review

FOREIGN EXCHANGE SPOT, FORWARD, AND FUTURES CONTRACTS

-----------------------------------------------------------------
                                                       On-balance
                                                            sheet
                                             Notional      credit
In billions: December 31                       amount    exposure
-----------------------------------------------------------------
Within one year                               $685.8         $5.4
After one year but within five                  26.9          0.3
After five years but within 10                   7.5          -
After 10 years                                   -            -
-----------------------------------------------------------------
Total 1997                                     720.2          5.7
Total 1996                                     620.1          2.5
Total 1995                                     461.8          3.3
-----------------------------------------------------------------

Foreign exchange contracts involve an agreement to exchange one country's currency for another at an agreed-upon price and settlement date. The contracts reported above primarily include forward contracts. The growth in notional amounts and on-balance sheet credit exposure primarily reflects increased activity in foreign exchange forward contracts consistent with higher client demand.

INTEREST RATE FUTURES, FORWARD RATE AGREEMENTS, AND DEBT SECURITIES FORWARDS

-----------------------------------------------------------------
                                                       On-balance
                                                            sheet
                                             Notional      credit
In billions: December 31                       amount    exposure
-----------------------------------------------------------------
Within one year                               $589.9         $0.2
After one year but within five                 295.9          0.1
After five years but within 10                   1.7          -
After 10 years                                   -            -
-----------------------------------------------------------------
Total 1997                                     887.5          0.3
Total 1996                                     568.2          0.4
Total 1995                                     415.4          0.5
-----------------------------------------------------------------

Interest rate futures, included in the above table, with a notional amount of $451.8 billion, $270.1 billion, and $180.5 billion, at December 31, 1997, 1996, and 1995, respectively, are standardized exchange-traded agreements to receive or deliver a specific financial instrument at a specific future date and price. The credit risk associated with futures contracts is limited because of the daily settlement of open contracts with the exchange on which the instrument is traded. The above table also includes forward rate agreements and debt securities forwards. Forward rate agreements provide for the payment or receipt of the difference between a specified interest rate and a reference rate at a future settlement date. Debt securities forwards include to-be-announced and when-issued securities contracts. The increase in notional amounts since 1995 is primarily related to an increase in interest rate futures and is in line with the growth of our market-making activities.


COMMODITY AND EQUITY SWAPS, FORWARD, AND FUTURES CONTRACTS

-----------------------------------------------------------------
                                                       On-balance
                                                            sheet
                                             Notional      credit
In billions: December 31                       amount    exposure
-----------------------------------------------------------------
Within one year                                $74.3         $1.8
After one year but within five                  16.2          1.1
After five years but within 10                   1.8          -
After 10 years                                   0.1          -
-----------------------------------------------------------------
Total 1997                                      92.4          2.9
Total 1996                                      77.2          2.8
Total 1995                                      65.1          1.4
-----------------------------------------------------------------

These contracts primarily include swaps and futures in the commodity and equity markets and commodity forward agreements. The notional amounts of these contracts grew in 1997 primarily due to an increase in client demand for equity contracts. This increase was offset, in part, by a decrease in commodity notional amounts caused by the continuing unwind of the base metals business and lower volumes in energy trading. The growth in 1996 notional amounts is due to an increase in client demand for energy contracts and to the execution of several large precious metal transactions.





OPTION CONTRACTS: NOTIONAL AMOUNT

----------------------------------------------------------------
                                            Purchased    Written
                                               option     option
In billions: December 31                    contracts  contracts
----------------------------------------------------------------
Within one year                                $462.1    $ 551.6
After one year but within five                  235.0      366.8
After five years but within 10                   57.4       79.8
After 10 years                                   15.9        7.7
----------------------------------------------------------------
Total 1997                                      770.4    1 005.9
Total 1996                                      616.9      713.0
Total 1995                                      464.8      524.0
----------------------------------------------------------------

An option provides the option purchaser the right - but not the obligation - to buy or sell a security at a fixed price on or before a specified date. The option writer is obligated to buy or sell the security if the purchaser chooses to exercise the option. These options include contracts in the interest rate, foreign exchange, equity, and commodity markets. Interest rate options include caps and floors. For caps and floors, the notional amounts are used to calculate periodic cash flows. The notional amount of options grew in 1997 and 1996, mainly due to our growth in market-making activities.


                                                        Financial review      21

As of December 31, 1997, the notional amount of purchased options executed on an exchange totaled $149.0 billion, and those negotiated over-the-counter totaled $621.4 billion. Written options executed on an exchange totaled $92.8 billion, while those negotiated over-the-counter totaled $913.1 billion at December 31, 1997.

On-balance sheet credit exposure exists for purchased options and is measured as the positive fair value of the option contract. Our on-balance sheet credit exposure for purchased options was $12.4 billion on December 31, 1997; $8.5 billion on December 31, 1996; and $5.2 billion on December 31, 1995. The increase of this exposure is due to our increased market-making activity, especially in interest rate options. There is no on-balance sheet credit exposure from written option contracts, since these contracts represent obligations, not assets, of J.P. Morgan.

CREDIT-RELATED FINANCIAL INSTRUMENTS

Credit-related financial instruments primarily result from activities engaged in by our Finance and Advisory sector. They include:

-     loans (on-balance sheet)

-     commitments to extend credit (off-balance sheet)

-     standby letters of credit and guarantees (off-balance sheet)

- indemnifications in connection with securities lending activities (off-balance sheet)

The maximum credit risk of these credit-related instruments is measured by their contractual amounts. For example, the maximum risk of a loan represents the amount of money lent to the client. For off-balance sheet credit-related instruments, the maximum risk represents the amount that would be owed should the contract be drawn upon, the client defaults, and the collateral is worthless. A significant number of off-balance sheet commitments expire without being drawn upon. In the event of client default, our commitment obligations are often protected by financial covenants and/or material adverse clauses - which allow us to exit from a potential lending situation - in contracts of credit-related financial instruments.

The following table presents the percentage of credit-related instruments by counterparty credit rating, based on our internal credit ratings. As of December 31, 1997, 1996, and 1995, more than 85% of our potential credit exposure was with counterparties of investment grade quality (internal rating of BBB or higher).


CREDIT-RELATED INSTRUMENTS BY COUNTERPARTY CREDIT RATING

-------------------------------------------------------------
Percentage at December 31           1997      1996      1995
-------------------------------------------------------------
AAA, AA                               24%       24%       23%
A                                     40        41        41
BBB                                   23        22        22
BB and below                          13        13        14
-------------------------------------------------------------
TOTAL                                100       100       100
-------------------------------------------------------------

The following table lists our loans, commitments to extend credit, standby letters of credit and guarantees, and securities lending indemnifications. It also lists a profile of these instruments for 1997 by contractual maturity.

--------------------------------------------------------------------
                                     Commit-     Standby  Securities
                                    ments to  letters of     lending
                                      extend  credit and  indemnifi-
In billions: December 31   Loans      credit  guarantees  cations(a)
--------------------------------------------------------------------
Within one year            $13.1       $32.9        $7.1        $5.3
After one year
 but within five            13.7        44.1         7.0         -
More than five years         4.8         3.4         1.7         -
--------------------------------------------------------------------
Total 1997                  31.6        80.4        15.8         5.3
Total 1996                  28.1        64.7        13.9         5.5
Total 1995                  23.5        55.1        11.7         5.4
--------------------------------------------------------------------

(a) At December 31, 1997, 1996, and 1995, we held cash and other collateral in support of securities lending indemnifications.


Loans

We diversify our loan portfolio by borrower, industry, and geographic area. Our loan portfolio consisted mainly of shorter-term loans for the past three years. More than 40% of all loans will mature within one year, while 85% will mature within five years. Approximately two-thirds of our loans are with investment grade counterparties.

Commitments to extend credit

Commitments to extend credit are conditional contracts to lend money to a client in the future under specific terms. The increases in our commitments during the past three years are primarily a result of our continued support of clients' commercial paper programs as well as growth in syndicated lending activities. Over 90% of our commitments to extend credit are with investment grade counterparties.

Standby letters of credit and guarantees

Standby letters of credit and guarantees are unconditional contracts issued to support clients' obligations to third parties. The third party is the beneficiary. If a client fails to perform a contractual obligation, we pay the beneficiary on demand. The client is required to reimburse us for any payments we make in connection with the standbys or guarantees. More than 90% of our standby letters of credit and guarantees are with investment grade counterparties.


22      Financial review

Securities lending indemnifications

Under a securities lending indemnification contract, we guarantee that a third-party lender of securities will be protected in the event that the borrower defaults or refuses to meet its obligation. Since we are acting as the third party's agent, we receive collateral from the borrower - in the form of cash, securities, or letters of credit - equal to the market value of the securities borrowed plus a margin. Securities borrowers are mainly nonbank financial institutions. On average, securities are lent for less than 30 days.

NONPERFORMING ASSETS

Assets are considered nonperforming when:

-     a default occurs or is expected to occur

- the payment of principal and/or interest or other cash flows is greater than 30 to 90 days past due, depending upon the terms of the contract

- management has serious doubts as to the collectibility of future cash flows, even if the asset is currently performing

The following table presents nonperforming assets - net of charge offs - as of December 31.

------------------------------------------------------------
In millions: December 31            1997      1996      1995
------------------------------------------------------------
Commercial and industrial           $ 55      $ 89      $ 67
Banks and other financial
 institutions                        576        -         -
Other                                 28        31        51
------------------------------------------------------------
TOTAL NONPERFORMING ASSETS           659       120       118
------------------------------------------------------------

1997 versus 1996

Nonperforming assets increased to $659 million as of December 31, 1997, from $120 million as of December 31, 1996, substantially reflecting concerns about our credit exposure to certain Asian counterparties. Events in the region have raised credit concerns regarding certain counterparties in Indonesia, South Korea, and Thailand - countries that are subject to International Monetary Fund support programs. During the fourth quarter of 1997, we designated as nonperforming approximately $587 million of exposure to Asian counterparties, primarily swaps, including disputed swap contracts with South Korean counterparties.

Exposure to certain Asian counterparties

Since the devaluation of the Thai baht in July, the spreading liquidity crisis and resulting economic corrections in Asia have been a dominant theme in world financial markets. We continue to actively monitor the effect of evolving events on our exposures, particularly in Indonesia, South Korea, and Thailand, and the adequacy of our aggregate allowance for credit losses. In light of this uncertainty, provisions and additional charge offs may be necessary.

As of December 31, 1997, our outstandings and commitments to counterparties in Indonesia, South Korea, and Thailand totaled approximately $5.5 billion, primarily consisting of loans, swaps, and debt investment securities. Exposures arising from swaps and debt investment securities will fluctuate with market movements. As of December 31, 1997, approximate outstandings and commitments by country were: Indonesia, $800 million; South Korea, $3.5 billion; and Thailand, $1.2 billion. Of the total amount, $0.8 billion of exposure was to governments, $3.1 billion to banks (including government-sponsored institutions), and $1.6 billion to other corporate entities.

Additional information on cross-border and local outstandings and commitments appears in the Asset-quality analysis section.

AGGREGATE ALLOWANCE FOR CREDIT LOSSES

We maintain an aggregate allowance for credit losses to absorb losses inherent in our extensions of credit. Such extensions include:

-     loans and unused loan commitments

- payments made on behalf of clients (e.g., standby letters of credit and guarantees)

-     all other credit exposures, including derivatives

Refer to the Credit risk section of Risk management for further details.

The following table is an analysis of the aggregate allowance for credit losses for the years ended December 31.








------------------------------------------------------------
In millions                         1997      1996      1995
------------------------------------------------------------
BALANCE, JANUARY 1                $1 116    $1 130    $1 131
------------------------------------------------------------
Recoveries                            45        25        54
Charge offs:
 Commercial and industrial           (60)      (30)      (39)
 Banks and other financial
  institutions                       (17)       -          -
 Other                                (2)       (9)      (16)
------------------------------------------------------------
Net charge offs                      (34)      (14)       (1)
------------------------------------------------------------
Translation adjustment                (1)       -          -
------------------------------------------------------------
BALANCE, DECEMBER 31                1 081    1 116     1 130
------------------------------------------------------------


                                                        Financial review      23

1997 versus 1996

Charge offs in 1997 and 1996 were $79 million and $39 million, respectively. The increase is related primarily to counterparties in certain Asian countries.

1996 versus 1995

Charge offs in 1996 and 1995 were $39 million and $55 million, respectively. They were related to relatively few borrowers and diversified by industry.

Each quarter, the Asset Quality Review Committee assesses the adequacy of the aggregate allowance for credit losses. This group of senior officers recommends the portion of credit exposure that should be classified as nonperforming, the portion that should be charged off, and the provision, if any, needed to adjust the balance of the aggregate allowance to the appropriate level. Many factors are weighted, including:

-     business and economic conditions

-     regulatory requirements

-     our historical experience

-     concentrations of risk by country, industry, product, and client

- the relative size of many of our credit exposures, given our wholesale orientation

-     an estimate of expected losses as well as specific and general allocations

-     the level of charge offs and nonperforming assets

As of December 31, 1997, we considered approximately 60% of the aggregate allowance for credit losses to relate to exposures to Indonesia, South Korea, and Thailand. The aggregate allowance, however, remains available to absorb losses inherent in our extensions of credit. In management's judgment, as of December 31, 1997, the aggregate allowance for credit losses was at an adequate level.

SOURCES OF FUNDS

We have developed and cultivated access to a diverse funding base around the world. This enhances funding flexibility, limits dependence on any one source of funds, and generally lowers the cost of funds. In making funding decisions, management considers market conditions, prevailing interest rates, liquidity needs, and the desired maturity profile.

Our sources of funds include:

-     interest-bearing and non-interest-bearing deposits

-     commercial paper

-     bank notes

-     trading account liabilities

-     repurchase agreements

-     federal funds

-     long-term debt

-     capital securities

SHORT-TERM BORROWINGS

---------------------------------------------------------------
In billions: Average balances          1997      1996      1995
---------------------------------------------------------------
Interest-bearing deposits             $55.9     $49.1     $43.8
Noninterest-bearing deposits            1.5       3.0       4.7
Commercial paper                        4.9       4.1       2.8
Other liabilities for borrowed money   18.2      16.4      12.1
---------------------------------------------------------------

The above chart presents the average balances of our short-term borrowings. Interest-bearing deposits include time deposits and certificates of deposit, and generally have maturities of less than one year. Non-interest bearing deposits include items in the process of collection and compensating balances from clients. Other liabilities for borrowed money include bank notes with an original maturity of less than one year, term federal funds purchased, and other short-term borrowings.












LONG-TERM DEBT

------------------------------------------------------------
In billions: December 31            1997      1996      1995
------------------------------------------------------------
Long-term debt qualifying as
 risk-based capital                $ 4.7     $ 3.7      $3.6
Long-term debt not qualifying as
 risk-based capital                 18.2       9.4       5.7
------------------------------------------------------------
TOTAL LONG-TERM DEBT                22.9      13.1       9.3
------------------------------------------------------------

In 1997 we established a euro medium-term note program, pursued non-U.S. dollar funding opportunities, and obtained approval from Japanese regulators to issue bonds in the domestic Japanese market. Continuing the effort to extend the maturity of our liabilities, we issued $12.3 billion in long-term debt (debt with an original maturity greater than one year), of which approximately $1.4 billion qualifies as risk-based capital. Approximately $1.6 billion of maturities and $458 million of early redemptions offset the additions to long-term debt.

In 1996 we issued $5.3 billion of long-term debt, of which approximately $260 million qualified as risk-based capital. Offsetting the additions to long-term debt were approximately $1.2 billion of maturities and early redemptions of $264 million.


24      Financial review

Capital securities

In January 1997 JPM Capital Trust II, a wholly owned subsidiary of J.P. Morgan, issued $400 million of 7.95% trust preferred securities. This qualified as tier 1 risk-based capital under the Board of Governors of the Federal Reserve System guidelines. In November 1996 JPM Capital Trust I, a wholly owned subsidiary of J.P. Morgan, issued $750 million of 7.54% trust preferred securities qualifying as tier 1 risk-based capital.

STOCKHOLDERS' EQUITY

----------------------------------------------------------------
In millions: December 31              1997       1996       1995
----------------------------------------------------------------
Common stockholders' equity        $10 710    $10 738    $ 9 957
Total stockholders' equity          11 404     11 432     10 451
----------------------------------------------------------------
Total stockholders' equity to
 year-end assets                       4.4%       5.2%       5.7%
----------------------------------------------------------------

As of December 31, 1997, common and total stockholders' equity were essentially unchanged from the prior year. Earnings in excess of common and preferred dividends and increases related to shares under employee benefit plans were offset by higher common stock repurchases. Common and total stockholders' equity increased in 1996 because earnings retained were greater than common and preferred dividends paid to stockholders.

Total stockholders' equity also increased in 1996 due to our preferred stock issuance. The 1996 increases were offset in part by lower unrealized gains on investment securities, net of taxes.

The ratio of total stockholders' equity to year-end assets decreased in 1997 and 1996 primarily as a result of the growth of $40 billion and $37 billion, respectively, in year-end assets.

During 1997, we purchased 14 million common shares: approximately seven million shares to lessen the dilutive impact on earnings per share of our employee benefit plans, and approximately seven million shares pursuant to our Board of Directors' December 1996 authorization to buy up to $750 million of common stock, financed principally with the proceeds of a November 1996 issue of trust preferred securities, as previously discussed in the Sources of funds section. During 1996 and 1995, we purchased approximately seven million and four million shares, respectively, of our common stock to reduce the dilutive impact on earnings per share of the firm's employee benefit plans.

In December 1997 our Board declared an increase in the regular quarterly dividend to $0.95 per share from $0.88 per share on the company's common stock for the quarter ended December 31, 1997. Our Board also approved the additional purchase of up to seven million shares of our common stock to lessen the dilutive impact on earnings per share of our employee benefit plans. These purchases may be made in 1998 or beyond in the open market or through privately negotiated transactions.

In 1996, J.P. Morgan issued $200 million of perpetual 6 5/8% cumulative preferred stock, series H, with a stated value of $500 per share. These shares are represented by four million depositary shares with a stated value of $50 per share. Each depositary share represents one-tenth of a preferred share.

CAPITAL STRENGTH

J.P. Morgan, our subsidiaries, and certain foreign branches of our bank subsidiary, Morgan Guaranty Trust Company of New York (Morgan Guaranty), are required to meet the capital adequacy rules of several U.S. and foreign regulators. Our primary federal banking regulator, the Federal Reserve Board, establishes minimum capital requirements for J.P. Morgan, the consolidated bank holding company, and for some of our subsidiaries, including Morgan Guaranty. The Federal Reserve Board has risk-based capital guidelines for evaluating the capital adequacy of bank holding companies and banks. In addition, guidelines for a leverage ratio designed to complement the risk-based capital ratios have been established. A bank holding company and bank are considered well capitalized if certain risk-based capital and leverage ratios are maintained. J.P. Morgan and its principal subsidiaries exceeded the minimum standards set by each regulator as of December 31, 1997. J.P. Morgan and Morgan Guaranty also exceeded the minimum standards for a well capitalized bank holding company and bank, respectively, as of December 31, 1997, and are aware of no conditions or events since year-end that would change our well capitalized status.

New rules from the federal reserve board

As of September 30, 1997, J.P. Morgan adopted the Federal Reserve Board's new market risk capital guidelines for calculation of risk-based capital ratios. The new framework amends the existing guidelines by incorporating a measure of market risk for trading positions. The new rule is based on an amendment to the Basle Capital Accord that requires banking institutions with significant trading activity to measure and hold capital in support of their exposure to market risk. Under the new standard, our risk-based capital ratios take into account:

- general market risk and specific issuer risk of our debt and equity trading portfolios

- general market risk associated with all trading and nontrading foreign exchange and commodity positions


                                                        Financial review      25

As part of the new rule, we are required to measure our market risk exposure using internal models to calculate daily value at risk. Our internal model assumptions have been modified from those used in our day-to-day risk management process, as discussed in our Risk management section, to conform with the confidence levels and other assumptions specified by the regulators for the calculation of risk-based capital ratios. Our participation in the new framework has been approved by the regulators.

In addition, the new guidelines no longer exclude the capital and assets of J.P. Morgan Securities Inc. (JPMSI), our Section 20 subsidiary, from risk-based capital calculations for J.P. Morgan, the bank holding company. The guidelines also reduce the minimum leverage ratio required for a bank holding company to retain a well capitalized status from 4% to 3%. The guidelines continue to exclude the effect of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption of the new guidelines had a beneficial impact on the ratios of both J.P. Morgan and Morgan Guaranty.

December 31, 1997 - Our capital ratios under the new rules

Under the new rules, our risk-based capital and leverage ratios as of December 31, 1997, are:

-----------------------------------------------------------------
                                                             Well
                                            Required  capitalized
J.P. Morgan                  J.P. Morgan     minimum      minimum
-----------------------------------------------------------------
Tier 1 capital                       8.0%        4.0%         6.0%
Total risk-based capital            11.9         8.0         10.0
-----------------------------------------------------------------
Leverage                             4.4         3.0          3.0
-----------------------------------------------------------------

--------------------------------------------------------------------
                                                               Well
                                    Morgan   Required   capitalized
Morgan Guaranty                   Guaranty    minimum       minimum
--------------------------------------------------------------------
Tier 1 capital                         7.8%       4.0%          6.0%
Total risk-based capital              10.8        8.0          10.0
--------------------------------------------------------------------
Leverage                               5.2        3.0           5.0
--------------------------------------------------------------------

December 31, 1996 - Our capital ratios under the former rules

Our prior-period risk-based capital ratios and amounts were not restated for the new Federal Reserve Board guidelines adopted September 30, 1997, as discussed above. As a result, for J.P. Morgan, the equity, assets, and off-balance sheet exposures of JPMSI are excluded from the calculation. For both J.P. Morgan and Morgan Guaranty, the effect of SFAS No. 115 is also excluded. Our ratios as of December 31, 1996, are presented in the following table.

------------------------------------------------------------------
                                                             Well
                                           Required   capitalized
J.P. Morgan                  J.P. Morgan    minimum       minimum
------------------------------------------------------------------
Tier 1 capital                       8.8%       4.0%          6.0%
Total risk-based capital            12.2        8.0          10.0
------------------------------------------------------------------
Leverage                             5.9        3.0           4.0
------------------------------------------------------------------

------------------------------------------------------------------
                                                             Well
                                  Morgan   Required   capitalized
Morgan Guaranty                 Guaranty    minimum       minimum
------------------------------------------------------------------
Tier 1 capital                       8.2%       4.0%          6.0%
Total risk-based capital            11.5        8.0          10.0
------------------------------------------------------------------
Leverage                             5.3        3.0           5.0
------------------------------------------------------------------











Our risk-based capital

The following table shows the components of J.P. Morgan's risk-based capital under the new and former guidelines at December 31.

-----------------------------------------------------------------------
                                 Includes JPMSI       Excludes JPMSI
                                    December 31          December 31
In millions                                1997      1996       1995
-----------------------------------------------------------------------
Common stockholders' equity             $10 281     $10 276     $ 9 393
Adjustable and fixed-rate
 cumulative preferred stock                 444         444         244
Company-obligated mandatorily
 redeemable preferred
 securities of subsidiaries               1 150         750          -
Less: investments in certain
 subsidiaries and goodwill                   21(a)      597(a)      604(a)
-----------------------------------------------------------------------
TIER 1 CAPITAL                           11 854      10 873       9 033
-----------------------------------------------------------------------
Variable cumulative
 preferred stock                            248         248         248
Long-term debt qualifying as
 risk-based capital                       4 743       3 692       3 590
Qualifying aggregate allowance
 for credit losses                        1 059       1 097       1 130
Less: investments in certain
 subsidiaries                               224(a)      765(a)      603(a)
-----------------------------------------------------------------------
TIER 2 CAPITAL                            5 826       4 272       4 365
-----------------------------------------------------------------------
TOTAL RISK-BASED CAPITAL                 17 680      15 145      13 398
-----------------------------------------------------------------------

(a) Certain portions of our investments in certain subsidiaries are deducted from both tier 1 and tier 2 capital.

Our risk-adjusted assets

Risk-adjusted assets represent the total of all assets on the balance sheet adjusted for risk-based factors as prescribed by the Federal Reserve Board.

J.P. Morgan's risk-adjusted assets as of December 31, 1997, were $148.5 billion. Our risk-adjusted assets as of December 31, 1996 and 1995, computed under former Federal Reserve Board guidelines, were $123.9 billion and $103.1 billion, respectively. These former guidelines exclude the assets and off-balance sheet exposure of JPMSI. Additional information is provided in the risk-adjusted assets section of Capital and funding analysis.



26      Financial review

ACCOUNTING CHANGES AND DEVELOPMENTS

Accounting for transfers of assets and servicing of financial assets and extinguishments of liabilities

In June 1996 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers of Assets and Servicing of Financial Assets and Extinguishments of Liabilities, which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, and extinguishments of liabilities. In December 1996, FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. This statement deferred the provisions of SFAS No. 125 for transfers involving repurchase agreements, securities borrowing/lending transactions, and financial assets provided as collateral until January 1, 1998. Effective January 1, 1997, we adopted the provisions of SFAS No. 125 for transfers of assets, servicing rights, and extinguishments of liabilities. Effective January 1, 1998, we adopted the provisions of SFAS No. 127. The adoption of these standards did not have a material impact on our consolidated financial statements.

Reporting comprehensive income

In 1997, FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes the concept of comprehensive income and provides standards for reporting it. Comprehensive income is defined as the change in equity of an entity excluding such transactions with stockholders as the issuance of common or preferred stock, payment of dividends, and purchase of treasury shares. Comprehensive income has two major components: net income, as reported in the consolidated statement of income, and other comprehensive income. Other comprehensive income includes such items as unrealized gains and losses on available-for-sale securities and foreign currency translation. We are required to adopt SFAS No. 130 starting with our interim financial statements for the quarter ended March 31, 1998. This standard is limited to issues of reporting and presentation, and does not address recognition or measurement. Its adoption, therefore, will not affect our earnings, liquidity, or capital resources.

Disclosures about segments of an enterprise and related information

In 1997, FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This standard establishes the criteria for determining an operating segment and the required financial information to be disclosed. SFAS No. 131 also establishes standards for disclosing related information regarding products and services, geographic areas and major customers. This standard supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. We are required to adopt this standard starting with our financial statements for the year ended December 31, 1998. This standard is limited to issues of reporting and presentation and does not address recognition or measurement. Its adoption, therefore, will not affect our earnings, liquidity, or capital resources.

Employer's disclosures about pensions and other postretirement benefits

In February 1998, FASB issued SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits, which revises employer's disclosures about pensions and other postretirement benefits. This standard supersedes the disclosure requirements for pension and other benefits of SFAS No. 87, Employer's Accounting for Pensions; SFAS No. 88, Employer's Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits; and SFAS No. 106, Employer's Accounting for Postretirement Benefits Other than Pensions. The standard requires additional information on the changes in the benefit obligations and plan assets and eliminates certain disclosures to facilitate the financial analysis of these plans. We are required to adopt this standard starting with our financial statements for the year ended December 31, 1998. This standard is limited to issues of reporting and presentation and does not address recognition or measurement. Therefore, its adoption will not affect our earnings, liquidity or capital resources.

Accounting for derivative and similar financial instruments and for hedging activities

Throughout 1997 FASB has continued its deliberations of its Exposure Draft, Accounting for Derivative and Similar Financial Instruments and for Hedging Activities, which provides new accounting and reporting standards for derivative instruments and hedging activities. FASB is expected to issue a final standard in the first quarter of 1998 that would take effect for our financial statements beginning January 1, 2000. The current proposed standard would significantly change the accounting treatment for derivative instruments and hedging activities. We are currently in the process of evaluating the potential impact of the proposed new standard.


                                                         Financial review     27

RISK MANAGEMENT



OUR CORPORATE STRATEGY FOR MANAGING RISK

The major risks associated with our businesses are:

-     market risk

-     liquidity risk

-     credit risk

-     operating risk

We have developed comprehensive risk management processes to facilitate, control, and monitor risk taking. These processes are built on a foundation of early identification and measurement. They continually evolve as our business activities change in response to market, credit, product, and other developments. We constantly seek to strengthen our risk monitoring process, particularly by investing in technology and training. Periodic reviews by internal auditors, regulators, and independent accountants subject our practices to additional scrutiny and further strengthen our process.

HOW WE ARE ORGANIZED TO MANAGE RISK

We have established control mechanisms at various levels within the firm to ensure high standards of risk management. Business managers are given the primary responsibility for managing risk. From an oversight perspective, the Corporate Risk Management group develops and implements a firmwide process for managing and measuring market, liquidity, and credit risk across all of our activities. Various risk committees participate in the process as well, by providing forums for senior management oversight of our risk profile and for assessing solutions for specific risk issues. In addition, our audit, legal, financial, and operations groups are involved from a variety of perspectives in tracking risk by making sure our business is operating within established corporate policies and limits. Our Board of Directors periodically reviews changes in our risk profiles and performance as well as any significant developments relating to risk that need to be managed.

BUSINESS MANAGERS

Our business managers, working within corporate policies and limits, are responsible for managing risks in the activities and markets in which they do business. These managers, located in markets around the world, have firsthand knowledge of changes in market, industry, credit, economic, and political conditions in their host countries. They are therefore well equipped to use their experience and insight, along with risk management tools, to adjust their business strategies in a timely manner. They continually review new activities and material changes to our existing activities to ensure that significant risks are identified and appropriate control procedures are in place. We are careful to mitigate against losses from unexpected events by diversifying our activities across a variety of instruments, markets, clients, and geographic regions.

CORPORATE RISK MANAGEMENT GROUP

The Corporate Risk Management group (CRMG) acts independently of our business groups and is managed by the head of the Risk Management Committee, who reports directly to the chairman and chief executive officer. The primary objective of CRMG is to develop, communicate, and implement the firm's view of and process for managing risk across J.P. Morgan. CRMG also supports the firm in efforts to identify and implement opportunities to optimize risk-based return on capital. To accomplish these objectives, this group:

-     maintains a common risk management framework throughout the firm

- establishes and controls market risk limits and concentration limits for credit risk for products, industries, and geographic regions

- performs independent reviews of significant risk concentrations and has the authority to challenge any risk position

- oversees allocation of balance sheet capacity and adherence to capital targets



28      Risk management

RISK COMMITTEES

In addition to CRMG, the following committees oversee the firm's various risk profiles. These committees comprise members of senior management.

The Risk Management Committee provides an oversight role in the management of all market- and credit-related risks. This committee comprises the firm's most senior professionals, chaired by the head of CRMG. The committee adds transparency around principal risks through regular attendance from senior business managers to discuss, among other matters, significant market and credit exposures, concentrations of positions, risk strategies, financial strength, asset quality, position and risk limits exceptions, and special agenda items such as potential new transactions/products and policy updates.

The Operating Risk Committee is responsible for setting the firm's overall strategic operating risk agenda and monitoring its progress.

The Liquidity Risk Committee reviews trends in the firm's overall liquidity risk profile and communicates any significant changes to the Risk Management Committee.

The Capital Committee manages the firm's overall capital structure, with the goal of maximizing shareholder value within a strong capital position relative to risk.

The Investment Committee oversees our proprietary equity investments sector activities, advises on portfolio strategy, approves all investments made over defined limits, and monitors portfolio issues.

A detailed discussion of our management of market, liquidity, credit, and operating risks follows.


MARKET RISK

Market risk refers to the risk of loss due to movements in market prices and rates. This type of risk arises from trading and investing activities undertaken by both client-related and proprietary businesses. The exposure to this risk stems from diverse factors that affect changes in interest and foreign exchange rates, equity and commodity prices, and the correlations among them and their levels of volatility.

The portfolio effects of holding diverse instruments across a variety of businesses and geographic areas help to reduce the potential impact on earnings from market risk activities.

How we manage market risk

Our ability to estimate potential losses that could arise from adverse changes in market conditions is a key element of managing market risk. Our primary tool for measuring and monitoring market risk is referred to as Daily Earnings at Risk (DEaR), a mathematical methodology that estimates the firm's exposure to market risk within a given level of confidence, over a defined time period. DEaR takes into consideration almost all financial instruments which expose the firm to market risk. Instruments that have market risk but are not included in our DEaR calculation primarily include investments held in our equity investments sector as well as investments held as part of our credit investment portfolio included in our Proprietary Investing and Trading sector. Our equity investments are monitored separately by the Investment Committee; our credit investment portfolio is monitored by the Risk Management Committee.

We utilize DEaR as one tool to estimate potential market risk related to our trading and investing activities. In addition, CRMG sets DEaR limits for:

-     each global trading business

-     firm-wide trading activities combined

-     firm-wide trading and investing activities combined (aggregate DEaR)

Within this overall limit framework, business managers set regional, local, product, and trader limits or guidelines where appropriate. The level of risk to be assumed is based on our overall objectives, business manager experience, client and regulatory requirements, market liquidity, and volatility.

On a daily basis, we estimate DEaR for each global trading business, as well as for firmwide trading and aggregate market risk. Management reviews daily reports of profit and loss, aggregate positions, and the firm's market risk profile. These reports compare estimated DEaR by individual activity and by risk type with relevant DEaR limits, and include a description of significant positions and a discussion of market conditions. Risk managers meet daily to discuss the firm's global market risk profile and trading and investing strategies.


                                                         Risk management      29

Our DEaR methodology is a uniform measure to communicate and evaluate the relative level of market risk within and across business activities and major markets. Since no single measure, however, can capture all the dimensions of market risk, we regularly supplement our DEaR calculations with stress testing at both the firmwide and business-specific levels. Stress testing measures the impact on the firm's portfolios of abnormal movements in market risk factors. This provides an analysis to senior management of the potential impact on the firm's revenue. In selective cases based on the results of our stress tests, we supplement DEaR limits with "event risk" limits - risk of loss beyond the expected confidence level - for those portfolios that are particularly susceptible to extreme market-related valuation losses.

In addition to stress testing, CRMG performs periodic business risk reviews of the firm's risk-taking units. These reviews include, but are not limited to, a detailed risk analysis on selected portfolios, including a review of the liquidity and turnover of trading asset inventories, as well as issues related to new products and the models and controls used to calculate and monitor market and credit risk.

Daily Earnings at Risk (DEaR) Methodology

DEaR is an estimate, at a 95% confidence level, of the worst expected loss in the value of our portfolios over a one-day time horizon. The DEaR measure takes into account numerous variables that may cause a change in the value of our portfolios, including interest rates, foreign exchange rates, securities and commodities prices, and their volatilities, as well as correlations among these variables (a variance/covariance methodology). DEaR's one-day horizon allows for a consistent and uniform measure of market risk across all applicable products and activities. It also facilitates regular comparison of risk estimates to daily trading results, providing an indication of the quality of these estimates as well as opportunities to enhance our risk measurement processes. In estimating DEaR, it is necessary to make assumptions about market behavior. Our standard forecast assumes a normal distribution and an adverse market movement of 1.65 standard deviations. Our financial group regularly calculates, reviews, and updates the empirical volatilities and correlations that serve as the basis for the DEaR methodology.

Based on this statistical foundation, DEaR provides a summary measure of market risk. For instance, DEaR for our trading activities on December 31, 1997, was $28 million at a 95% confidence level. In other words, there is about a 5% chance that under normal market conditions a loss greater than $28 million will occur over the course of one day, as a result of our trading positions on December 31, 1997.

Market risk activities

The following section presents the market risk profiles for the firm as of and for the years ended December 31, 1997 and 1996. The level of market risk, which is measured on a diversified basis, will vary with market factors, the level of client activity, and price and market movements.

Aggregate DEaR

Average aggregate DEaR was $29 million in 1997, down 6% from $31 million in 1996, primarily reflecting a decrease in proprietary investing activities. Aggregate DEaR ranged from $22 million to $37 million in 1997, and $24 million to $44 million in 1996. At December 31, 1997 and 1996, aggregate DEaR was $31 million and $36 million, respectively.



30       Risk management

DEaR for trading activities

Average DEaR for trading activities was $23 million in 1997, up 10% from the prior year average of $21 million. The increase reflects higher levels of trading activity across the spectrum of our business activities, as well as higher market volatilities, especially in the fourth quarter.

The market risk profiles, as measured by DEaR, for our trading activities for each business day in 1997 and 1996 are presented in the graph below.

DEaR FOR TRADING ACTIVITIES

                                    [GRAPH]

Depicted on page 31 of the annual report is a timeline of Daily Earnings at Risk for our combined trading activities for each business day in 1996 and 1997, as well as the average quarterly DEaR, in millions of dollars, for each quarter of 1996 and 1997. For 1996, in millions of dollars, the high was $28, the low was $13, and the average was $21. For 1997, in millions of dollars, the high was $35, the low was $15, and the average was $23.

The average and period-end DEaR for 1997 and 1996, segregated by type of market risk exposure associated with our trading activities, is presented in the table below.

---------------------------------------------------------------------------
                               1997         1996       Dec 31,      Dec 31,
In millions                 Average      Average         1997         1996
---------------------------------------------------------------------------
Interest rate risk             $ 20         $ 16         $ 26         $ 21
Foreign exchange rate risk        7            6           12            9
Equity price risk                 8            5           13            7
Commodity price risk              3            4            4            4
Diversification effects         (15)         (10)         (27)         (14)
---------------------------------------------------------------------------
Total                            23           21           28           27
---------------------------------------------------------------------------

As of December 31, 1997, our primary risk exposures to interest rates originate from trading activities in sovereign and corporate bond markets across most markets, mortgage-backed securities markets in the U.S., and interest rate derivatives. They also include yield curve, vega, and basis risk primarily concentrated in our European and American trading activities. With respect to our foreign exchange risk, our exposure is primarily associated with the currencies of G7 countries. Our primary risk exposure for equities price risk is associated with our European equity derivatives portfolios. Given the nature of our business, we expect frequent changes to our primary risk exposures over the course of a year. Our approach to managing market risk considers this expectation.



                                                         Risk management      31

DEaR effectiveness:

In 1997, our DEaR estimates remained reasonable. During the year the number of occurrences where actual daily revenue fell short of average daily revenue by amounts greater than related DEaR estimates were consistent with statistical expectations.

The graph below represents the 1997 distribution of worldwide daily revenues associated with our trading activities, which includes trading revenue, trading-related net interest revenue, commissions, and other sources of revenue. As noted in the graph, average daily revenues in 1997 were $12.5 million.


                                    [GRAPH]

Depicted on page 32 of the annual report is a histogram showing the frequency distribution of 1997 daily combined trading-related revenue generated by our trading businesses, in millions of dollars. It also shows the upside and downside confidence bands around which our daily revenue was distributed.

We use this graph of daily revenues to compare the accuracy of what our DEaR predicts to what actually occurred during the year. The confidence bands, which represent 1.65 standard deviations around average daily revenue, imply an average DEaR of $24 million, compared to our actual average DEaR estimate of $23 million. We also evaluate various downside risk indicators. For example, in 1997 daily revenue fell short of the downside confidence band on 12 days, or less than 5% of the time. Most of these occurrences fell in the fourth quarter, mainly as a result of increased levels of market volatility.





32      Risk management

DEaR for proprietary investing activities

The primary sources of market risk associated with our proprietary investing activities relate to interest rate risk associated with fixed income securities and spread risk associated with our mortgage-backed securities portfolio. In 1997 DEaR for our proprietary investing activities averaged $16 million and ranged from $10 million to $25 million. This compares with average DEaR of $22 million and a range from $10 million to $37 million in 1996. The decrease in average DEaR is related primarily to the mortgage-backed securities portfolio. At December 31, 1997, and 1996, DEaR for our proprietary investing activities was $15 million and $24 million, respectively.

Due to the longer-term nature of our investing activities, we use a weekly time horizon to evaluate our risk estimates relative to total return. In 1997 the number of times weekly total return fell short of expected weekly results by amounts greater than related weekly risk estimates was consistent with statistical expectations.

Not included in our proprietary investing DEaR is the impact of our credit investment portfolio. At December 31, 1997, the estimated impact of this portfolio on DEaR for our proprietary investing activities was $2 million. However, we manage the risks associated with the credit investment portfolio consistent with and as part of our approach to managing other forms of credit risk, which have a long term horizon for risk evaluation.


LIQUIDITY RISK

Liquidity risk is the risk of being unable to fund our portfolio of assets at reasonable rates and to appropriate maturities.

How we manage liquidity risk

The Global Liquidity Management group is responsible for identifying, measuring and monitoring our liquidity profile, and for ensuring that our current and future funding requirements are met. We raise funds globally from a variety of instruments, including:

-     deposits

-     commercial paper

-     bank notes

-     repurchase agreements

-     federal funds

-     long-term debt

-     capital securities

Our liquidity policy is to maintain sufficient capital, plus long-term debt and capital securities, to ensure the capacity to fund the institution on a fully collateralized basis, if necessary. Further, on a weekly basis, we perform stress tests on our liquidity profile to evaluate the accuracy of our projections and our ability to raise funds, even under adverse circumstances.


CREDIT RISK

Credit risk represents the possibility that corporations, non-bank financial institutions, governments, banks, and individuals (collectively referred to as counterparties) will default on their obligations to us.

Credit risk arises in many of our business activities. In our lending activities, it occurs primarily through loans, conditional contracts to lend money to a client in the future under specific terms (commitments), and unconditional contracts to support clients' obligations to third parties (standby letters of credit and guarantees).

In sales and trading activities, credit risk arises because of the possibility that our counterparty will not be able to fulfill its obligation on a transaction on or before settlement date.

In derivative activities, credit risk arises when counterparties to derivative contracts such as interest rate swaps are obligated to pay us the positive fair value or receivable resulting from the execution of contract terms.

We are subject to credit risk when we act as an intermediary on behalf of our clients and other third parties. Examples of this include indemnifying third party lenders on the performance of their borrowers on stock loan transactions, and advancing payments to third parties on behalf of securities clearance and settlement activities.

Credit risk also arises from issuers of government and corporate bonds and equity securities utilized in our market making and proprietary investing activities. This form of credit risk is measured and managed as part of our market risk management process.



                                                         Risk management      33

How we measure exposure

Credit exposure is measured in terms of both current and potential exposure. Current credit exposure is generally represented by the notional or principal value of on-balance sheet financial instruments and off-balance sheet direct credit substitutes, such as standby letters of credit and guarantees. Current credit exposure includes the positive fair value of derivative instruments. Because many of our exposures vary with changes in market prices and the borrowing needs of our clients, we also estimate the potential credit exposure over the remaining term of transactions through statistical analyses of market prices and borrowing patterns.

In determining our exposure, we consider collateral and master netting agreements which we utilize to reduce individual counterparty risk, primarily in connection with derivative products. Under master netting agreements, gains and losses associated with transactions with the same counterparty are offset, so that exposure is limited to the net of all the gains and losses with such counterparty.

The framework of polices and practices to measure credit exposure are established by CRMG.

How we manage credit risk

We actively manage credit risk at the individual transaction, counterparty, country, and other portfolio levels using a variety of qualitative and quantitative measures.

The most important step in the management of credit risk is the initial decision whether or not to extend credit. We do this on a name-by-name basis. Based on an evaluation of the counterparty's creditworthiness and the type of credit arrangement desired, credit limits are assigned by experienced credit officers that govern how much credit we will extend for a given transaction or in total to that counterparty. The creditworthiness is determined by evaluating the counterparty's ability to fulfill its obligations and is the basis for assigning an internal credit rating. The rating is analogous to ratings assigned by public ratings agencies in the U.S. and considers the counterparty's current and projected financial condition as well as the covenants, collateral, and protection available to us in the event of a deterioration in credit quality.

The authority to extend credit is held by credit officers who are located in our offices around the world. Authority is granted at different levels, with the largest or riskiest credit extension decisions requiring the approval of a senior credit manager.

Our credit officers, along with our business managers, are responsible for continued monitoring of our counterparties. After credit has been extended, the credit officer is responsible for the ongoing appraisal of the counterparty's credit quality. Senior credit managers regularly review current and potential exposure and adherence to limits on both an individual counterparty and portfolio basis. The Vice Chairman of the Risk Management Committee or the Senior Credit Officer regularly reviews name-by-name those counterparties to whom we have a significant amount of credit at risk. In addition, CRMG sets concentration limits for various industries, countries and products.

The Risk Management Committee regularly reviews the firm's overall credit risk profile and discusses changes as necessary in light of current market conditions.

How we estimate potential losses and the aggregate allowance for credit losses

Our credit review procedures are designed to promote early identification of counterparty, country, industry, and product exposures that require a higher-than-normal degree of scrutiny. Counterparties whose financial condition or performance has deteriorated from levels anticipated at the time of the initial extension of credit may be placed on our special review list. Once identified, names on the special review list are carefully monitored by the Asset Quality Review Committee, which meets quarterly. This group of senior officers recommends the amount of exposures that should be classified as nonperforming, and the portion of credit exposures that should be charged off, and may recommend actions to be taken to minimize credit losses.

In managing our credit risk, we estimate potential default losses associated with our credit exposures using an expected loss methodology which recognizes that in any portfolio of credit exposures there are inherent losses that have not yet been identified. The firm's primary measure of potential losses is referred to as annual expected loss. The annual expected loss is an estimate, based on historical data, of the amount of money we should expect to lose in an average year, net of recoveries. This measure incorporates management's evaluation of several variables, including:

-     the credit quality of our counterparties

-     the amount and duration of credit exposure

-     default probabilities

-     collateral values

- our ability to reduce exposure in situations of deteriorating creditworthiness

-     expected recovery rates in the event of default


34      Risk management

The annual expected loss calculation excludes specific allocations to counterparties and countries once a particular credit concern has been identified. The annual expected loss is not a forecast of the specific charge offs we anticipate in the next year or in any particular year, but an average figure assuming we maintain a constant credit risk portfolio over an extended period of time. This reflects the nature of the credit business, where for most of the time losses are low but the chance always exists that losses could be much higher than expected in any one given year.

We maintain an aggregate allowance for credit losses to absorb losses inherent in our extensions of credit, including:

-     loans and unused loan commitments

- payments made on behalf of clients (e.g., standby letters of credit and guarantees)

-     all other credit exposures, including derivatives

Each quarter, the Asset Quality Review Committee assesses the adequacy of the aggregate allowance for credit losses and any provision necessary to adjust the balance of the aggregate allowance to the appropriate level. Many factors are weighted, including:

-     business and economic conditions

-     regulatory requirements

-     our historical experience

-     concentrations of risk by country, industry, product, and client

- the relative size of many of our credit exposures given our wholesale orientation

-     an estimate of expected losses as well as specific and general allocations

-     the level of charge offs and nonperforming assets

Annual expected loss, by definition, does not take into account unexpected losses. In any given year, there is a chance that losses can exceed the expected losses. Our strong capital position is available to absorb such losses. We estimate potential unexpected losses (referred to as capital at risk) by considering the volatility of corporate defaults and correlation of market moves with counterparty credit quality, as well as our portfolio's diversification across counterparties, industries, and geographic regions. Together, the annual expected loss, allocations of the allowance, and capital at risk give us an estimate of a potential aggregate credit risk-related loss we could incur based on desired levels of confidence.

No single measure can capture all dimensions of credit risk. To ensure our understanding of the potential range of adverse outcomes from the firm's credit risk, we supplement the measures described above with additional credit risk information and tools, including stress tests. These sensitivity analyses, together with management's judgment, are aimed at estimating the potential exposure and losses resulting from changes to the parameters of our credit risk models.

At December 31, 1997, the aggregate allowance for credit losses was $1.1 billion. In management's judgment as of December 31, 1997, the aggregate allowance for credit losses was adequate.


OPERATING RISK

Operating risk is the potential for loss arising from breakdowns in our policies and controls for ensuring the proper functioning of our people, systems, and facilities. Operating risk includes:

- Execution risk is the risk that, at any stage of the transaction lifecycle, the execution of a transaction is inconsistent with management's intentions and expectations. Key aspects of execution risk include failure to detect and manage unauthorized transactions, improper capture, and processing and recording of transaction details, as well as inadequate safeguarding of assets.

- Information risk results from the unavailability of, poor quality of, improper utilization of, or inappropriate access to information that is created, received, processed, stored, or transmitted within or outside the firm. Information risk includes the risks arising from the processes and technology used to manage information.

- Relationship risk is the risk to the firm of damaging client relationships as a result of inappropriate or unsatisfactory delivery of products or services. This risk also includes the risk of entering into relationships with clients and counterparties whose character or business practices do not meet our standards.

- Legal/regulatory risk is the risk of changes to, or non-compliance with, federal, state, or local laws and regulations, or lack of conformity with relevant standards (e.g., accounting standards). It is also the risk that a transaction is not legally enforceable, or becomes unenforceable over its life, or that contractual obligations will not be fulfilled.

- People risk includes the potential for a lack of appropriate skills and resources and related supervision to meet business requirements, for the misuse of these resources, and the potential for poor judgment or improper behavior of staff.


                                                         Risk management      35

How we manage operating risk

The Operating Risk Committee is responsible for setting the firm's overall strategic operating risk agenda and monitoring its progress. The Committee meets regularly to discuss the most significant operating risks facing the firm, to monitor the health of the control environment, and to initiate actions as necessary to offset those risks.

Primary responsibility for managing operating risk rests with business managers. These individuals, with the support of their staff, are responsible for establishing and maintaining internal control procedures that are appropriate for their operating environments. To this end, the objectives of each business activity are identified and the risks associated with those objectives are assessed. Considering the nature and magnitude of these risks, the business managers institute a series of policies, standards, and procedures to manage these risks. A periodic self-assessment program and monitoring mechanisms help ensure that established internal controls are effective and are operating in accordance with the established standards.

Our Internal Audit department is charged with objectively reviewing our business activities to assess the quality of the control environment and to recommend actions that need to be taken to address any issues. It supports the Audit and Examining Committee, which serves as a key independent oversight body composed of members of the Board of Directors which are independent of management. This committee is kept abreast of the overall and business level control environment, as well as the status of important control initiatives.

Our control environment encompasses all of the above elements and is built on the integrity, competence, and supervision of our professionals, as well as management's control philosophy and operating style. This comprehensive system of internal controls is designed to ensure compliance with the policies and procedures of the firm and the appropriate management of operating risks, all of which support attaining the firm's strategic objectives.

Preparation for the year 2000 and the formation of the Economic and Monetary Union in Europe (EMU) represent two unique examples of potential operating risk facing many companies today. Refer to the Operating expenses section for a discussion of the expenses associated with the year 2000 and EMU.

The year 2000 initiative

With the new millennium rapidly approaching, organizations are examining their computer systems to ensure they are year 2000 compliant. The issue, in simple terms, is that many existing computer systems use only two numbers to identify a year in the date field with the assumption that the first two digits are always
19. As the century is implied in the date, on January 1, 2000, computers that are not year 2000 compliant will assume the year is 1900. Systems that calculate, compare, or sort using the incorrect date will cause erroneous results, ranging from system malfunctions to incorrect or incomplete transaction processing. If not remedied, potential risks include business interruption or shutdown, financial loss, reputation loss, and/or legal liability.

J.P. Morgan has undertaken a firmwide initiative to address the year 2000 issue and has developed a comprehensive plan to prepare, as appropriate, our computer systems. Each business line has taken responsibility for identifying and fixing the problem within its own area of operation and for addressing all interdependencies. A multidisciplinary team of internal and external experts supports the business teams by providing direction and firmwide coordination. Working together, the business and multidisciplinary teams have completed a thorough education and awareness initiative and a global inventory and assessment of our technology and application portfolio to understand the scope of the year 2000 impact at Morgan. We presently are renovating and testing these technologies and applications in partnership with external consulting and software development organizations, as well as with year 2000 tool providers. We are on target with our plan to substantially complete renovation, testing, and validation of our key systems by year-end 1998 and to participate in industry-wide testing (or streetwide testing) in 1999. We are also working with key external parties, including clients, counterparties, vendors, exchanges, depositories, utilities, suppliers, agents, and regulatory agencies, to stem the potential risks the year 2000 problem poses to us and to the global financial community.


36      Risk management

Economic and Monetary Union in Europe (EMU)

EMU refers to the movement toward economic and monetary union in Europe with the ultimate goal of introducing a single currency called the euro. Monetary union will have profound financial and political implications. It removes the existence of different currencies, monetary policies, and, to some degree, fiscal policies from Europe's financial markets. It effectively brings about a merger of the capital markets of the countries that join EMU.

Most areas of J.P. Morgan will be affected by EMU. EMU will require many significant changes for all of banking and commerce including currency conversion, modifications of payment and settlement systems, and the redenomination of securities, to name a few. As with the year 2000 issue, EMU poses various operating risks. We have a comprehensive plan in place to address changes required for the conversion and expect all areas of the firm to be ready well in advance of the EMU start date of January 1, 1999. Management anticipates that the formation of EMU will not materially affect the trend of earnings of the firm.


                                                         Risk management      37

BUSINESS ENVIRONMENT AND OTHER INFORMATION

OUR BUSINESS ENVIRONMENT

We conduct business in an unpredictable global environment. Many variables may have an impact on the firm's results or operations, including:

- economic and market conditions (including the liquidity of secondary markets)

-     volatility of market prices, rates, and indices

-     timing and volume of market activity

-     availability of capital

-     inflation

- political events (including legislative, regulatory, and other developments such as the Economic and Monetary Union in Europe)

- competitive forces (including the ability to attract and retain highly skilled individuals)

-     the ability to develop and support technology and information systems

-     investor sentiment

As a result of these variables, revenues and net income in any particular period may:

-     not be indicative of full-year results

-     vary from year to year

-     impact the firm's ability to achieve its strategic objectives

FORWARD-LOOKING STATEMENTS

Certain sections of our Annual Report contain forward-looking statements. We use words such as "expects," "believe," and "estimates" or similar expressions to identify forward-looking statements. Our statements are subject to certain risks and uncertainties, as discussed in this section and the Risk management section. These risks and uncertainties could cause actual results to differ materially from our statements.

OUR COMPETITION

In all areas of business, J.P. Morgan and its subsidiaries operate in an intensely competitive environment, especially regarding services and pricing. In the U.S., we face competition from investment banks, money center bank holding companies, many regional and foreign banks, and a wide range of nonbank financial institutions. Internationally, our competitors are investment banks, commercial banks, and universal banks in the money centers of Europe, Asia, and Latin America.

REGULATIONS

J.P. Morgan is subject to regulation under the Bank Holding Company Act of 1956 (the Act). Under the Act, we are required to file reports with the Board of Governors of the Federal Reserve System (the Board). We are also subject to examination by the Board. The Act prevents J.P. Morgan and its subsidiaries from engaging in activities not related to banking and limits the amount of securities we may acquire of a company engaging in nonbanking activities. Federal law and Board interpretations limit the extent to which we can engage in certain aspects of the securities business. The Glass-Steagall Act prohibits bank affiliates that are members of the Federal Reserve System - including J.P. Morgan Securities Inc. (JPMSI), a section 20 subsidiary - from being engaged principally in bank-ineligible underwriting and dealing activities (mainly corporate debt and equity securities). This prohibition restricts JPMSI's gross revenues from these activities to a maximum of 25% of total gross revenues.

Our largest subsidiary, Morgan Guaranty Trust Company of New York (Morgan Guaranty), is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation (FDIC). Its business is subject to both U.S. federal and state law. It is examined and regulated by U.S. federal and state banking authorities. J.P. Morgan and its nonbank subsidiaries are affiliates of Morgan Guaranty within the meaning of the applicable federal statutes. Morgan Guaranty is subject to restrictions on loans and extensions of credit to J.P. Morgan and certain other affiliates. It is also restricted on some other types of transactions with J.P. Morgan or involving our securities. Among other wholly owned subsidiaries:

- JPMSI is a broker-dealer registered with and subject to regulation by the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, the New York Stock Exchange, and other exchanges.

- J.P. Morgan Futures Inc. is subject to regulation by the Commodity Futures Trading Commission, the National Futures Association, and the commodity exchanges and clearinghouses of which it is a member.

- J.P. Morgan Investment Management Inc. is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

38      Business environment and other information

J.P. Morgan subsidiaries that conduct business in other countries are also subject to regulations and restrictions imposed by those jurisdictions, including capital requirements.

PROPERTIES

J.P. Morgan owns and occupies buildings in New York, including its headquarters at 60 Wall Street, 23 Wall Street, and 15 Broad Street. We also own property in Delaware, London and Paris. We lease office space in New York, Delaware, Brussels, Paris, and London.

J.P. Morgan also owns and leases property in other locations around the world.

J.P. Morgan's financing arrangement for an office building complex in London involved the sale to the lender of a 52.5% interest in the building complex. This arrangement excluded the interior office finishing, furniture, and technology. This transaction is fully described in Long-term debt, a note to the consolidated financial statements. The building at 60 Wall Street is subject to a $405 million mortgage as of December 31, 1997.


                              Business environment and other information      39

RESPONSIBILITY FOR FINANCIAL REPORTING


The consolidated financial statements in this Annual Report were prepared by the management of J.P. Morgan. In doing so, management applied generally accepted accounting principles and also exercised its judgment and made estimates wherever they were deemed appropriate. Other financial information that is included in the Annual Report is consistent with that of the consolidated financial statements.

In discharging its responsibility for both the integrity and fairness of these statements and information, and for the examination of the accounting systems from which they are derived, management maintains a system of internal control designed to provide reasonable assurance, weighing the costs with the benefits sought, that transactions are executed in accordance with its authorization and in compliance with laws and regulations, assets are safeguarded, and proper records are maintained. An important element in management's effort to establish a reliable control environment is the careful selection, training, and development of professional personnel. Management believes that the system of internal control, which is subject to close scrutiny by management itself and by internal auditors and is revised as considered necessary, supports the integrity and reliability of the consolidated financial statements.

Further, independent accountants perform a study and evaluation of the system of internal accounting control for the purpose of expressing an opinion on the consolidated financial statements of J.P. Morgan.

The Board of Directors of J.P. Morgan appoints an Audit and Examining Committee responsible for monitoring the accounting practices and internal controls of the firm. The committee, whose membership consists of directors who are not officers or employees of J.P. Morgan, meets periodically with members of the internal auditing staff to discuss the nature and scope of their work and to review such reports and other matters as the committee deems necessary. The committee also recommends to the Board of Directors the engagement of an independent accounting firm and meets with representatives of that firm to discuss the examination of the consolidated financial statements as well as other auditing and financial reporting matters. Both the internal auditors and the independent accountants are given access to the Audit and Examining Committee at any time to discuss privately matters they believe may be of significance.

In addition, J.P. Morgan is examined periodically by examiners from the Federal Reserve System, the State of New York Banking Department, and other regulatory agencies. The Board of Directors and management consider reports that arise from such examinations.





Douglas A. Warner III
Chairman of the Board





John A. Mayer Jr.
Chief Financial Officer




40      Responsibility for financial reporting

REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Stockholders of J.P. Morgan & Co. Incorporated

We have audited the accompanying consolidated balance sheet of J.P. Morgan & Co. Incorporated ("J.P. Morgan") and its subsidiaries as of December 31, 1997 and 1996, the related consolidated statements of income, of changes in stockholders' equity, and of cash flows for each of the three years in the period ended December 31, 1997, and the consolidated statement of condition of Morgan Guaranty Trust Company of New York and its subsidiaries as of December 31, 1997 and 1996. These financial statements are the responsibility of J.P. Morgan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of J.P. Morgan and its subsidiaries at December 31, 1997 and 1996, the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, and the financial position of Morgan Guaranty Trust Company of New York and its subsidiaries at December 31, 1997 and 1996, in conformity with generally accepted accounting principles.





Price Waterhouse LLP
New York, New York
January 14, 1998


                                       Report of independent accountants      41

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated


------------------------------------------------------------------------------------------------
In millions, except share data                                    1997         1996         1995
------------------------------------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue. . . . . . . . . . . . . . . . . . . . . .    $12 353      $10 713       $9 937
Interest expense. . . . . . . . . . . . . . . . . . . . . .     10 481        9 011        7 934
------------------------------------------------------------------------------------------------
Net interest revenue. . . . . . . . . . . . . . . . . . . .      1 872        1 702        2 003

NONINTEREST REVENUES
Trading revenue . . . . . . . . . . . . . . . . . . . . . .      2 137        2 477        1 376
Investment banking revenue. . . . . . . . . . . . . . . . .      1 123          921          584
Investment management revenue . . . . . . . . . . . . . . .        792          675          574
Fees and commissions. . . . . . . . . . . . . . . . . . . .        647          582          708
Investment securities revenue . . . . . . . . . . . . . . .        409          303          517
Other revenue . . . . . . . . . . . . . . . . . . . . . . .        240          195          142
------------------------------------------------------------------------------------------------
Total noninterest revenues. . . . . . . . . . . . . . . . .      5 348        5 153        3 901

TOTAL REVENUES, NET OF INTEREST EXPENSE . . . . . . . . . .      7 220        6 855        5 904

OPERATING EXPENSES
Employee compensation and benefits. . . . . . . . . . . . .      3 027        2 884        2 498
Net occupancy . . . . . . . . . . . . . . . . . . . . . . .        333          296          322
Technology and communications . . . . . . . . . . . . . . .      1 025          785          671
Other expenses  . . . . . . . . . . . . . . . . . . . . . .        681          558          507
------------------------------------------------------------------------------------------------
Total operating expenses. . . . . . . . . . . . . . . . . .      5 066        4 523        3 998

Income before income taxes. . . . . . . . . . . . . . . . .      2 154        2 332        1 906
Income taxes. . . . . . . . . . . . . . . . . . . . . . . .        689          758          610
------------------------------------------------------------------------------------------------
Net income. . . . . . . . . . . . . . . . . . . . . . . . .      1 465        1 574        1 296

PER COMMON SHARE
Net income
 Basic. . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 7.71       $ 8.11        $6.70
 Diluted. . . . . . . . . . . . . . . . . . . . . . . . . .       7.17         7.63         6.42
Dividends declared. . . . . . . . . . . . . . . . . . . . .       3.59         3.31         3.06
------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.




42      Consolidated statement of income

CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     December 31
Dollars in millions, except share data                                                                         1997         1996
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  1 758     $    906
Interest-earning deposits with banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2 132        1 908
Debt investment securities available-for-sale carried at fair value. . . . . . . . . . . . . . . . . .       22 768       24 865
Equity investment securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1 085        1 290
Trading account assets, net of allowance for credit losses of $350 at 1997 and 1996. . . . . . . . . .      111 854       90 980
Securities purchased under agreements to resell ($39 002 at 1997
 and $32 455 at 1996) and federal funds sold . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39 002       32 505
Securities borrowed. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       38 375       27 931
Loans, net of allowance for credit losses of $546 at 1997 and $566 at 1996 . . . . . . . . . . . . . .       31 032       27 554
Accrued interest and accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4 962        6 766
Premises and equipment, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1 838        1 865
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7 353        5 456
--------------------------------------------------------------------------------------------------------------------------------
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      262 159      222 026
--------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
 In offices in the U.S.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1 482        1 501
 In offices outside the U.S. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          744          708
Interest-bearing deposits:
 In offices in the U.S.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9 232        7 103
 In offices outside the U.S. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       47 421       43 412
--------------------------------------------------------------------------------------------------------------------------------
Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       58 879       52 724
Trading account liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       71 141       50 919
Securities sold under agreements to repurchase ($53 202 at 1997 and
 $56 117 at 1996) and federal funds purchased. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       57 804       61 429
Commercial paper . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6 622        4 132
Other liabilities for borrowed money . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17 176       19 948
Accounts payable and accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10 865        5 935
Long-term debt not qualifying as risk-based capital. . . . . . . . . . . . . . . . . . . . . . . . . .       18 246        9 411
Other liabilities, including allowance for credit losses of $185 at 1997 and $200 at 1996. . . . . . .        4 129        1 654
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                            244 862      206 152
Liabilities qualifying as risk-based capital:
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4 743        3 692
Company-obligated mandatorily redeemable preferred securities of subsidiaries. . . . . . . . . . . . .        1 150          750
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      250 755      210 594
Commitments and contingencies (Notes 9, 19, 20, and 23)

STOCKHOLDERS' EQUITY
Preferred stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          694          694
Common stock, $2.50 par value (authorized shares: 500 000 000;
 issued: 200 692 673 at 1997 and 200 688 123 at 1996). . . . . . . . . . . . . . . . . . . . . . . . .          502          502
Capital surplus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1 360        1 446
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9 398        8 635
Net unrealized gains on investment securities, net of taxes. . . . . . . . . . . . . . . . . . . . . .          432          464
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1 163          826
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                             13 549       12 567
Less: treasury stock (24 374 944 shares at 1997 and 15 765 455 shares at 1996) at cost . . . . . . . .        2 145        1 135
--------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11 404       11 432
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      262 159      222 026
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                              Consolidated balance sheet      43

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
J.P. Morgan & Co. Incorporated



---------------------------------------------------------------------------------------------------------------------
In millions                                                                           1997         1996         1995
---------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
Adjustable rate cumulative preferred stock balance, January 1 and December 31. . $     244    $     244    $     244
Variable cumulative preferred stock balance, January 1 and December 31 . . . . .       250          250          250
Fixed cumulative preferred stock:
 Balance, January 1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       200           -            -
 Shares issued . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        -           200           -
---------------------------------------------------------------------------------------------------------------------
Total preferred stock, December 31 . . . . . . . . . . . . . . . . . . . . . . .       694          694          494
---------------------------------------------------------------------------------------------------------------------

COMMON STOCK
Balance, January 1 and December 31 . . . . . . . . . . . . . . . . . . . . . . .       502          502          502
---------------------------------------------------------------------------------------------------------------------
CAPITAL SURPLUS
Balance, January 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1 446        1 430        1 452
Shares issued or distributed under dividend reinvestment plan, various employee benefit plans, and conversion of debentures and income tax benefits
 associated with stock options . . . . . . . . . . . . . . . . . . . . . . . . .       (86)          16          (22)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1 360        1 446        1 430
---------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance, January 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8 635        7 731        7 044
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1 465        1 574        1 296
Dividends declared on adjustable rate cumulative preferred stock . . . . . . . .       (12)         (12)         (12)
Dividends declared on variable cumulative preferred stock. . . . . . . . . . . .       (10)          (9)         (12)
Dividends declared on fixed cumulative preferred stock . . . . . . . . . . . . .       (13)         (12)          -
Dividends declared on common stock . . . . . . . . . . . . . . . . . . . . . . .      (642)        (617)        (574)
Dividend equivalents on common stock issuable. . . . . . . . . . . . . . . . . .       (25)         (20)         (11)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9 398        8 635        7 731
---------------------------------------------------------------------------------------------------------------------
NET UNREALIZED GAINS ON INVESTMENT SECURITIES, NET OF TAXES
Balance, January 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       464          566          456
Net change in unrealized gains, net of taxes . . . . . . . . . . . . . . . . . .       (32)        (102)         110
---------------------------------------------------------------------------------------------------------------------
Balance, December 31 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       432          464          566
---------------------------------------------------------------------------------------------------------------------

OTHER
COMMON STOCK ISSUABLE UNDER STOCK AWARD PLANS
Balance, January 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       838          556          369
Deferred stock awards, net . . . . . . . . . . . . . . . . . . . . . . . . . . .       347          282          187
---------------------------------------------------------------------------------------------------------------------
Balance, December 31 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1 185          838          556
---------------------------------------------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION
Balance, January 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (12)          (4)          (2)
Translation adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (14)         (14)          (3)
Income tax benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4            6            1
---------------------------------------------------------------------------------------------------------------------
Balance, December 31 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (22)         (12)          (4)
---------------------------------------------------------------------------------------------------------------------
Total other, December 31 . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1 163          826          552
---------------------------------------------------------------------------------------------------------------------

LESS: TREASURY STOCK
Balance, January 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1 135          824          747
Purchases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1 500          604          293
Shares distributed under various employee benefit plans. . . . . . . . . . . . .      (490)        (293)        (216)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2 145        1 135          824
---------------------------------------------------------------------------------------------------------------------
Total stockholders' equity, December 31. . . . . . . . . . . . . . . . . . . . .    11 404       11 432       10 451
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.



44      Consolidated statement of changes in stockholders' equity

CONSOLIDATED STATEMENT OF CASH FLOWS
J.P. Morgan & Co. Incorporated



------------------------------------------------------------------------------------------------------------------------------
In millions                                                                                   1997        1996        1995
------------------------------------------------------------------------------------------------------------------------------
NET INCOME............................................................................... $   1 465    $   1 574    $   1 296
Adjustments to reconcile to cash used in operating activities:
   Noncash items: depreciation, amortization, deferred income taxes, stock award plans,
      and write-downs on investment securities...........................................       544          695          452
   Net (increase) decrease in assets:
      Trading account assets.............................................................   (20 993)     (21 919)     (12 271)
      Securities purchased under agreements to resell....................................    (6 564)        (297)     (10 974)
      Securities borrowed................................................................   (10 444)      (8 101)      (7 703)
      Accrued interest and accounts receivable...........................................     1 804       (3 227)       4 817
   Net increase (decrease) in liabilities:
      Trading account liabilities........................................................    20 149        5 632        8 937
      Securities sold under agreements to repurchase.....................................    (2 929)      15 314       10 637
      Accounts payable and accrued expenses..............................................     5 205       (3 699)       3 434
   Other changes in operating assets and liabilities, net................................     1 202        2 412          335
   Net investment securities gains included in cash flows from investing activities......      (437)        (294)        (539)
------------------------------------------------------------------------------------------------------------------------------
CASH USED IN OPERATING ACTIVITIES........................................................   (10 998)     (11 910)      (1 579)
------------------------------------------------------------------------------------------------------------------------------
Net (increase) decrease in interest-earning deposits with banks..........................      (225)          78         (622)
Debt investment securities:
   Proceeds from sales...................................................................    22 655       29 754       42 262
   Proceeds from maturities, calls, and mandatory redemptions............................     4 093        6 831        3 916
   Purchases.............................................................................   (25 007)     (36 923)     (46 419)
Net (increase) decrease in federal funds sold............................................        50          (50)         180
Net increase in loans....................................................................    (3 526)      (4 666)      (1 375)
Payments for premises and equipment......................................................      (138)        (183)        (237)
Other changes, net.......................................................................      (627)         180       (1 064)
------------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES........................................................    (2 725)      (4 979)      (3 359)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in noninterest-bearing deposits..................................        16       (1 822)        (428)
Net increase in interest-bearing deposits................................................     6 106        8 109        3 820
Net increase (decrease) in federal funds purchased.......................................      (710)       1 016       (1 293)
Net increase (decrease) in commercial paper..............................................     2 490        1 331         (706)
Other liabilities for borrowed money proceeds............................................    22 773       27 736       22 780
Other liabilities for borrowed money payments............................................   (25 797)     (26 222)     (18 240)
Long-term debt proceeds..................................................................    12 315        5 288        3 808
Long-term debt payments..................................................................    (2 075)      (1 426)      (1 399)
Proceeds from issuance of Company-obligated mandatorily redeemable preferred
   securities of subsidiaries............................................................       400          750           --
Capital stock issued or distributed......................................................       245          424          143
Capital stock purchased..................................................................    (1 500)        (604)        (293)
Dividends paid...........................................................................      (673)        (643)        (583)
Other changes, net.......................................................................     1 036        2 319       (3 351)
------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES....................................................    14 626       16 256        4 258
------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and due from banks...............................       (51)           4            5

INCREASE (DECREASE) IN CASH AND DUE FROM BANKS...........................................       852         (629)        (675)
Cash and due from banks, beginning of year...............................................       906        1 535        2 210
------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks, end of year.....................................................     1 758          906        1 535
------------------------------------------------------------------------------------------------------------------------------
Cash disbursements made for:
   Interest..............................................................................  $ 10 030    $   8 898    $   7 568
   Income taxes..........................................................................     1 254          748          560
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                    Consolidated statement of cash flows      45

CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York


---------------------------------------------------------------------------------------------------------------------------
                                                                                                             December 31
Dollars in millions, except share data                                                                 1997         1996
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks.......................................................................... $    1 663      $    920
Interest-earning deposits with banks.............................................................      2 195         1 910
Debt investment securities available-for-sale carried at fair value..............................     20 539        23 510
Trading account assets, net of allowance for credit losses of $350 at 1997 and 1996..............     88 995        72 549
Securities purchased under agreements to resell and federal funds sold...........................     28 045        21 081
Securities borrowed..............................................................................     13 831         6 681
Loans, net of allowance for credit losses of $545 at 1997 and $565 at 1996.......................     30 851        27 378
Accrued interest and accounts receivable.........................................................      4 534         5 858
Premises and equipment, net of accumulated depreciation of $1 208 at 1997 and $1 116 at 1996.....      1 669         1 696
Other assets.....................................................................................      4 096         3 230
---------------------------------------------------------------------------------------------------------------------------
Total assets.....................................................................................    196 418       164 813
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S. .......................................................................      1 492         1 495
   In offices outside the U.S. ..................................................................        752           749
Interest-bearing deposits:
   In offices in the U.S. .......................................................................     10 156         7 114
   In offices outside the U.S. ..................................................................     48 343        43 716
---------------------------------------------------------------------------------------------------------------------------
Total deposits...................................................................................     60 743        53 074
Trading account liabilities......................................................................     61 562        44 039
Securities sold under agreements to repurchase and federal funds purchased.......................     26 017        30 787
Other liabilities for borrowed money.............................................................     10 433        13 215
Accounts payable and accrued expenses............................................................      7 160         4 203
Long-term debt not qualifying as risk-based capital (including $1 267 at 1997 and $942 at 1996
   of notes payable to J.P. Morgan)..............................................................     14 320         5 436
Other liabilities, including allowance for credit losses of $185 at 1997 and $200 at 1996........      2 713         1 189
---------------------------------------------------------------------------------------------------------------------------
                                                                                                     182 948       151 943
Long-term debt qualifying as risk-based capital (including $2 878 at 1997 and $2 780 at 1996 of
   notes payable to J.P. Morgan).................................................................      3 037         2 979
---------------------------------------------------------------------------------------------------------------------------
Total liabilities................................................................................    185 985       154 922
Commitments and contingencies

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2 500 000)...................................        --            --
Common stock, $25 par value (authorized shares: 11 000 000; outstanding: 10 599 027).............        265           265
Surplus..........................................................................................      3 155         3 155
Undivided profits................................................................................      6 927         6 334
Net unrealized gains on investment securities, net of taxes......................................        108           149
Foreign currency translation.....................................................................        (22)          (12)
---------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity.......................................................................     10 433         9 891
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity.......................................................    196 418       164 813
---------------------------------------------------------------------------------------------------------------------------

Member of the Federal Reserve System and Federal Deposit Insurance Corporation.

The accompanying notes are an integral part of this consolidated financial statement.



46      Consolidated statement of condition - Morgan Guaranty Trust Company of
        New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




         1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         J.P. Morgan & Co. Incorporated (J.P. Morgan), a global financial services firm, is the holding company for a group of subsidiaries that provide a range of financial services, including:

         - advisory

         - underwriting

         - financing

         - market making

         - asset management

         - brokerage

         We serve a broad client base that includes corporations, governments, institutions, and individuals.

         J.P. Morgan and our subsidiaries, including Morgan Guaranty Trust Company of New York (Morgan Guaranty), use accounting and reporting policies and practices that conform with U.S. generally accepted accounting principles.

         BASIS OF PRESENTATION

         Consolidation

         Financial information included in the accounts of J.P. Morgan, and the subsidiaries for which our ownership is more than 50% of the company, is contained in the consolidated financial statements. All material intercompany accounts and transactions are eliminated during consolidation.

         For companies in which our voting or economic interest is 20% to 50%, we use the equity method of accounting to determine our investments' carrying value. These investments are included in Other assets and our share of income or loss is included in Other revenue.

         Assets that we hold in an agency or fiduciary capacity are not assets of J.P. Morgan. Therefore, they are not included in our consolidated balance sheet.

         Use of estimates in the preparation of consolidated financial statements

         To conform with generally accepted accounting principles, we are required to prepare our consolidated financial statements using estimates and assumptions. These estimates and assumptions affect our reported assets and liabilities and our disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Our revenues and expenses reported during the period are also affected. Actual results could be different from these estimates.

         Foreign currency translation

         Assets and liabilities denominated in foreign currencies are translated into U.S. dollars using end of the period exchange rates. We translate revenues and expenses using weighted-average exchange rates.

         The impact of translating the financial statements of a foreign operation where the functional currency is other than the U.S. dollar is recorded in Stockholders' equity, including the related hedge and tax effects.

         The impact of translating the financial statements of a foreign operation where the functional currency is the U.S. dollar, including an operation in a highly inflationary environment, is reported in the consolidated statement of income.




                             Notes to consolidated financial statements       47

         Fair value

         For financial instruments carried at fair value, J.P. Morgan bases fair value on listed market prices or broker or dealer price quotations. If listed market prices or quotations are not available, we base fair value on management estimates using internal valuation techniques such as pricing models and discounted cash flows. For more information, see
         Note 10, Estimating the fair value of financial instruments.

         Reclassifications

         We have reclassified certain amounts from previous years to conform with our 1997 presentation.


         DEBT INVESTMENT SECURITIES

         We hold debt investment securities to maximize total return over a long-term period. Our debt investment securities portfolio includes:

         - U.S. Treasury and other U.S. government agency securities

         - U.S. state and political subdivision securities

         - Foreign government securities

         - U.S. and foreign corporate and bank debt securities

         Debt investment securities are classified as available-for-sale and are carried at fair value on our consolidated balance sheet. Available-for-sale securities may be sold in response to or in anticipation of changes in interest rates and prepayment risk, liquidity considerations, and other factors. Any unrealized gains and losses, including the effect of hedges, are reported net within the separate stockholders' equity account, Net unrealized gains on investment securities, net of taxes, until realized.

         Realized gains and losses are included in Investment securities revenue in the consolidated statement of income. We generally use the specific identification method to determine our gain or loss when a security is sold. We record debt investment securities transactions on their respective trade dates. We reduce the carrying values of individual debt investment securities through write-downs to reflect any impairments in value that are other-than-temporary. Such write-downs are included in Investment securities revenue.

         For debt investment securities that we may acquire for which we have the intent and ability to hold until maturity, we will carry them at cost after adjusting for any premiums or discounts generated when the security was purchased.

         EQUITY INVESTMENT SECURITIES

         We hold equity investment securities of companies for long-term appreciation. Equity investment securities consist of both marketable and nonmarketable securities. They are recorded on a trade date basis.

         We carry marketable equity investment securities at fair value. Unrealized gains and losses, including the effect of hedges, are reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes, until realized. Nonmarketable equity investment securities are carried at cost. Carrying values of individual equity investment securities are reduced through write-downs to reflect other-than-temporary impairments in value.

         Securities held in subsidiaries registered as Small Business Investment Companies (SBICs) are carried at fair value with changes in value recognized currently in earnings.

         Realized gains and losses on equity investment securities, generally computed by the average cost method, changes in the fair value of securities held in SBICs, other-than-temporary impairments in value, and related dividend income are included in Investment securities revenue.

         TRADING ACCOUNT ASSETS AND LIABILITIES

         We use trading account assets and liabilities to facilitate client transactions and to take advantage of market opportunities. Trading account assets and liabilities include cash instruments, such as government and corporate debt and equity securities, and derivatives used for trading purposes.




48       Notes to consolidated financial statements

         Trading account assets include securities purchased that we own ("long" positions). Trading account liabilities include securities that we have sold to other parties, but do not own ourselves. These securities are short positions, and we are obligated to purchase them at a future date.

         Trading account assets and Trading account liabilities are carried at fair value and recorded on a trade date basis. We recognize gains and losses on trading positions as Trading revenue.

         DERIVATIVES USED FOR TRADING PURPOSES

         Derivative instruments used for trading purposes or used to manage risk in our trading portfolios include swaps, futures, forwards and options contracts in the interest rate, foreign exchange, equity, credit and commodity markets.

         We carry derivatives used for trading purposes at fair value. We recognize gains and losses from these derivatives in Trading revenue. We recognize, over the life of the agreement, the portion of a derivative's fair value that reflects credit considerations adjusted for changes in counterparty ratings, ongoing servicing, and transaction hedging costs in Trading revenue.

         We report unrealized gains and losses in Trading account assets or Trading account liabilities after taking into consideration the offsetting permitted under Financial Accounting Standards Board (FASB) Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts. This offsetting is achieved through the use of master netting agreements.

         We record the fair values of purchased options on a gross basis in Trading account assets. The fair values of written options are recorded on a gross basis in Trading account liabilities.

         DERIVATIVES USED FOR PURPOSES OTHER-THAN-TRADING

         We use derivatives for purposes other-than-trading to:

         - hedge exposures

         - modify the interest rate characteristics of related balance sheet instruments

         - meet longer term investment objectives, including maximizing net interest revenue

         We describe the specific criteria required for derivatives used for such purposes below. Derivatives that do not meet these criteria are carried at fair value with changes in their value included in the consolidated statement of income.

         Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged. They must be designated as a hedge at the beginning of the derivative contract. Changes in the derivative's fair value must be highly correlated with changes in the fair value of the underlying hedged item for the entire life of the contract. Derivatives used for hedging purposes include swaps, forwards, futures and purchased options in interest rate, foreign exchange and credit markets.

         Interest rate swaps are also used to modify the interest rate characteristics of related balance sheet instruments. Swaps used to modify the interest rate characteristics of nontrading-related balance sheet instruments must be linked to the related asset or liability, whereby the terms of the swap generally equal the terms of the related asset or liability, at the beginning and over the entire life of the derivative contract. We generally defer unrealized gains and losses on all of these derivative contracts.

         Derivatives that are either used to hedge or modify the interest rate characteristics of debt investment securities are carried at fair value. Unrealized gains and losses on these derivatives are included in Net unrealized gains on investment securities, net of taxes, a separate component of stockholders' equity. Margin requirements associated with futures contracts and option premiums for contracts used as hedges are recorded in Other assets or Other liabilities. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the contract's life in Net interest revenue. When a contract is settled or terminated, the cumulative change in the fair value is recorded as an adjustment to the carrying value of the underlying asset or liability and recognized in Net interest revenue over the asset or liability's expected remaining life. In cases where the underlying instrument is sold, we immediately recognize the cumulative change in the derivative's value in the component of earnings relating to the underlying instrument.




                             Notes to consolidated financial statements       49

         We use risk-adjusting swaps to meet longer-term investment objectives, including maximizing net interest revenue. Similarly to debt investment securities, we use risk adjusting swaps to achieve a desired overall interest rate profile by increasing or decreasing our overall exposure to interest rate risk. Risk-adjusting swaps include only interest rate swaps that replicate the cash flows of nonamortizing cash instruments. They do not contain leverage or embedded option features. Interest revenue or expense associated with these swaps is accrued over the life of the swap agreement in Net interest revenue. We carry risk-adjusting swaps at whichever amount is lower: the aggregate cost or fair value with aggregate unrealized net valuation adjustments, if any, recorded in Other revenue. Risk-adjusting swaps are generally not terminated. In cases when a risk-adjusting swap is terminated, we recognize losses immediately and defer and amortize gains over the original remaining life of the terminated swap in Other revenue.

         SECURITIES FINANCING ARRANGEMENTS

         Securities purchased under agreements to resell (resale agreements) and Securities sold under agreements to repurchase (repurchase agreements) are generally treated as collateralized borrowing and lending transactions. They are carried at the amounts for which the securities were initially acquired or sold. Resale and repurchase agreements conducted with the same counterparty are reported net provided they meet the requirements of FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements. We take possession of securities purchased under resale agreements. We also monitor the fair value of the underlying securities, most of which are U.S. government and agency securities. We compare this to the related receivable plus accrued interest. If necessary, we request additional collateral.

         Securities borrowed for cash collateral are included on the consolidated balance sheet at the amount of cash advanced in connection with the transaction. Interest income and Interest expense is accrued ratably over the life of the agreement.

         PREMIUMS AND DISCOUNTS

         We generally recognize amortization of premiums and accretion of discounts as Interest expense or Interest revenue over the life of the instrument.

         LOANS

         Loans are generally reported at the principal amount outstanding. Purchased loans are reported at the remaining unpaid principal net of any unamortized discount or premium. We report loans held-for-sale at either cost or fair value, whichever is lower. Loans held for trading purposes are carried at fair value with gains and losses included in the consolidated statement of income. Loan origination fees are deferred and recognized as an adjustment to yield over the life of the loan. Interest income is accrued on the unpaid principal balance and is included in Interest revenue.

         NONPERFORMING ASSETS

         Assets are considered nonperforming when:

         - a default occurs or is expected to occur,

         - the payment of principal and/or interest or other cash flows is greater than 30 to 90 days past due, depending upon the terms of the contract, or

         - management has serious doubts as to the collectibility of future cash flows, even if the asset is currently performing.

         In determining if an asset is nonperforming, management considers several factors including, but not limited to: the amount of expected future cash flows, the financial ability and willingness of the borrower to meet its obligations, and business and economic conditions.

         For nonperforming loans or drawn commitments, the unpaid principal balance at the date the asset is designated as nonperforming is classified in Loans. The accrual of interest is discontinued and any previously accrued but unpaid interest on the loan is reversed against the current period's interest revenue.




50       Notes to consolidated financial statements

         For nonperforming derivatives used for trading purposes, the fair value of the derivative at the date the asset is designated as nonperforming is classified in Trading account assets. Subsequent to classification as nonperforming, the carrying value is adjusted for non-credit-related decreases in value which may occur as a result of changes in interest rates and other factors, and for credit-related decreases which are evaluated as part of management's assessment of impairment as discussed below. The non-credit-related decreases are recognized in Trading revenue.

         For all other assets classified as nonperforming, including derivatives used for purposes other-than-trading, standby letters of credit, guarantees and other receivables, the unpaid balance at the date the asset is designated as nonperforming is classified in the appropriate balance sheet category.

         Once any of the above assets are designated as nonperforming, management regularly assesses impairment. Management's assessment is based on the present value of expected future cash flows, an observable market value, or the fair value of the collateral, as applicable. If the value of the asset is deemed impaired, the amount deemed uncollectible is charged off against the allowance for credit losses.

         Interest on nonperforming loans, where management has judged the principal to be collectible, is reported as revenue when received. In all other instances, payments received are applied in the following order:

         - against the recorded nonperforming value of the asset until paid in full,

         - as a recovery up to any amounts charged off related to the nonperforming asset, and lastly

         - as revenue.

         Nonperforming assets may be restored to performing status when all payments of principal and/or interest or other cash flows are current, or if management's formal assessment of the counterparty's business and economic condition indicates a revised classification. In the case of loans where interest was interrupted for a substantial period, a regular payment performance must be established before the loan is restored to performing status.

         AGGREGATE ALLOWANCE FOR CREDIT LOSSES

         We maintain an aggregate allowance for credit losses to absorb losses inherent in our extensions of credit. Such extensions include:

         - loans and unused loan commitments

         - payments made on behalf of clients (e.g., standby letters of credit and guarantees)

         - all other credit exposures, including derivatives

         For financial statement reporting purposes only, beginning December 31, 1996, in accordance with the American Institute of Certified Public Accountants Banks and Savings Institutions Audit and Accounting Guide, the total allowance, although considered in the aggregate, is divided and displayed as a reduction of Loans, a reduction of Trading account assets (relating to derivatives), and as Other liabilities (relating to off-balance sheet items such as standby letters of credit, guarantees, and commitments). We expect that portions of the aggregate allowance may be reclassified from time to time among Loans, Trading account assets, and Other liabilities due to:

         - the global and diverse nature of our business

         - expected shifts in the relative level of credit risk among instruments

         - necessary changes in estimates and assumptions needed to calculate the allocated amounts

         Each quarter, the Asset Quality Review Committee assesses the adequacy of the aggregate allowance for credit losses. This group of senior officers recommends the portion of credit exposure that should be classified as nonperforming, the portion that should be charged off, and the provision, if any, needed to adjust the balance of the aggregate allowance to the appropriate level. Many factors are collectively weighted including:

         - business and economic conditions

         - regulatory requirements




                             Notes to consolidated financial statements       51

         - our historical experience

         - concentrations of risk by country, industry, product, and client

         - the relative size of many of our credit exposures, given our wholesale banking orientation

         - an estimate of expected losses as well as specific and general allocations

         - the level of charge offs and nonperforming assets

         Should the aggregate allowance require adjustment because of reductions from charge offs or from changes in the size or risk characteristics of the portfolios, we would adjust it through a provision for credit losses in the quarterly reporting period.

         PREMISES AND EQUIPMENT

         Premises and equipment, including leasehold improvements, are stated at cost after subtracting accumulated depreciation and amortization. We generally compute depreciation using the straight-line method over the estimated useful life of an asset. For leasehold improvements, we use the straight-line method over the lesser of the lease term or the estimated economic useful life of the improvement.

         FEE REVENUE

         Investment banking revenue includes underwriting revenues as well as merger and acquisition, private placement, advisory and loan syndication fees. Underwriting revenues are reflected net of syndicate expenses and arise from securities offerings in which the firm acts as an underwriter. Underwriting revenues are recorded on a trade date basis. All other fees are recognized as revenue when the related services are performed. In addition, we recognize credit arrangement and syndication fees as revenue after certain retention, timing, and yield criteria are satisfied.

         Investment management revenue and revenue from Fees and commissions is recognized when the related service is performed. We recognize commitment fees as revenue in the period when the unused commitment is available.

         STOCK OPTIONS AND STOCK AWARDS

         We account for our stock-based compensation plans in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

         In accordance with APB No. 25, we do not record compensation cost in conjunction with stock options granted under stock-based compensation plans. This is because on the day of the grant, the options exercise price is not less than the market price of the underlying stock. We record compensation expenses for the following stock awards:

         - restricted stock awards

         - stock bonus awards

         - stock unit awards

         - deferred stock payable in stock

         The compensation expense is recorded over the period in which the recipients perform services at J.P. Morgan.

         Effective January 1, 1996, J.P. Morgan adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits either:

         - recognizing compensation cost for the estimated fair value of employee stock-based compensation arrangements on the grant date, or

         - disclosing in the notes to the consolidated financial statements the pro forma effects of stock-based compensation on net income and earnings per share, as if the fair value-based method of valuing options and awards had been used to record compensation cost.

         We adopted the disclosure option and continue to apply APB Opinion No. 25 in accounting for our stock-based compensation plans.




52       Notes to consolidated financial statements

         INCOME TAXES

         J.P. Morgan and its eligible subsidiaries file a consolidated U.S. federal income tax return. We use the asset and liability method required by SFAS No. 109, Accounting for Income Taxes, to provide income taxes on all transactions recorded in the consolidated financial statements. The asset and liability method requires that income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities for book purposes versus tax purposes. To do this, a deferred tax liability or asset is determined for each temporary difference based on the enacted tax rates which are expected to be in effect when the underlying items of income and expense are expected to be realized. Our expense for Income taxes includes the current and deferred portions of our expense. We establish a valuation allowance to reduce deferred tax assets to the amount we expect to be realized.

         STATEMENT OF CASH FLOWS

         For J.P. Morgan's consolidated statement of cash flows, we define our cash and cash equivalents as those amounts included in Cash and due from banks. We classify cash flows from investment securities, including securities available-for-sale, as investing activities. Cash flows from sales of investment securities, with remaining lives of more than one year when purchased and less than 90 days when sold, mandatory redemptions, and calls are classified as proceeds from maturities. We classify cash flows from derivative transactions used as hedges in the same manner as the items being hedged.



         2. ACCOUNTING CHANGES

         ACCOUNTING FOR TRANSFERS OF ASSETS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

         In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers of Assets and Servicing of Financial Assets and Extinguishments of Liabilities, which provides new accounting and reporting standards for sales, securitizations, servicing of receivables and other financial assets, and extinguishments of liabilities. In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. This statement deferred the provisions of SFAS No. 125 for transfers involving repurchase agreements, securities borrowing/lending transactions, and financial assets provided as collateral until January 1, 1998. Effective January 1, 1997, we adopted the provisions of SFAS No. 125 for transfers of assets, servicing rights, and extinguishments of liabilities. Effective January 1, 1998, we adopted SFAS No. 127. The adoption of these standards did not have a material impact on our consolidated financial statements.

         EARNINGS PER SHARE

         Effective December 31, 1997, we adopted SFAS No. 128, Earnings per Share, which establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 and related pronouncements, and replaces the computations of primary and fully diluted EPS with basic and diluted EPS, respectively. Unlike primary EPS, basic EPS excludes the dilutive effects of options and convertible securities. Diluted EPS is very similar to the previously reported fully diluted EPS. All EPS amounts presented have been restated to conform to the new requirements. See
         Note 21, Earnings per Share, for further information.




                             Notes to consolidated financial statements       53

         3. BUSINESS CHANGES

         INVESTMENT IN AMERICAN CENTURY

         In January 1998, we completed the purchase of a 45% economic interest in American Century Companies, Inc. (American Century) for $965 million. American Century is a no-load U.S. mutual fund company selling directly to individuals. The investment will be accounted for under the equity method of accounting. The excess of our investment over our share of equity (i.e., goodwill) in American Century is approximately $795 million. This amount will be amortized on a straight-line basis over a period of 25 years.

         SALE OF GLOBAL TRUST AND AGENCY BUSINESS

         In December 1997, we reached an agreement in principle to sell our global trust and agency services businesses to Citibank. We expect that the transaction will be completed by the second quarter of 1998 and will not have a material effect on our ongoing earnings.

         DISPOSITION OF CUSTODY AND CASH PROCESSING BUSINESSES

         In 1996, we completed the sale of our institutional U.S. cash processing business. The sale did not have a material effect on earnings. In 1995, we sold our global and local custody businesses, our U.S. commercial paper issuing and paying agency business, and discontinued certain cash services businesses. The transactions were completed in 1996. Gross proceeds of $260 million from the sales were recorded in Other revenue. The firm recorded $220 million of nonrecurring costs, net against proceeds, associated with the exit of these businesses. The costs included severance and other personnel-related costs of $35 million, unreimbursed transition costs of $35 million, and other costs of approximately $40 million. In addition, a real estate charge of $110 million was recorded as a result of the rationalization of the firm's space requirements coincident with the disposition of these businesses and the corresponding reduction in personnel. The total number of personnel affected by these actions approximated 1,200.

         The transition of client accounts to the buyers of the sold businesses was completed in 1997, and accordingly, we are no longer legally obligated to provide services to the clients of the aforementioned businesses.

         Total revenues for the above exited businesses were approximately 2% and 6% of consolidated total revenues, net of interest expense, in 1996 and 1995, respectively.




54       Notes to consolidated financial statements

         4. INTEREST REVENUE AND EXPENSE

         The table below presents an analysis of interest revenue and expense obtained from on- and off-balance sheet financial instruments. Interest revenue and expense associated with derivative financial instruments is included with related balance sheet instruments. These derivative financial instruments are used as hedges or to modify the interest rate characteristics of assets and liabilities and include swaps, forwards, futures, options, and debt securities forwards. Net interest revenue associated with risk-adjusting swaps that are used to meet longer-term objectives are not attributed to a specific balance sheet instrument. This revenue is included in the Other sources line item in the table below.


         ================================================================================================================
         In millions                                                                     1997          1996          1995
         ----------------------------------------------------------------------------------------------------------------
         INTEREST REVENUE
         Deposits with banks ......................................................   $   199      $    110      $    168
         Debt investment securities(a) ............................................     1 557         1 601         1 552
         Trading account assets ...................................................     4 275         3 275         3 036
         Securities purchased under agreements to resell and federal funds sold ...     2 059         2 254         1 942
         Securities borrowed ......................................................     1 784         1 284           876
         Loans ....................................................................     2 029         1 776         1 699
         Other sources, primarily risk adjusting swaps ............................       450           413           664
         ----------------------------------------------------------------------------------------------------------------
         Total interest revenue ...................................................    12 353        10 713         9 937
         ----------------------------------------------------------------------------------------------------------------
         INTEREST EXPENSE
         Deposits .................................................................     2 753         2 541         2 520
         Trading account liabilities ..............................................     1 652         1 302         1 361
         Securities sold under agreements to repurchase and federal funds
           purchased ..............................................................     3 532         3 295         2 568
         Other borrowed money .....................................................     1 447         1 248           935
         Long-term debt ...........................................................     1 097           625           550
         ----------------------------------------------------------------------------------------------------------------
         Total interest expense ...................................................    10 481         9 011         7 934
         ----------------------------------------------------------------------------------------------------------------
         Net interest revenue .....................................................     1 872         1 702         2 003
         ----------------------------------------------------------------------------------------------------------------

         (a) Interest revenue from debt investment securities included taxable revenue of $1,462 million, $1,484 million, and $1,392 million and revenue exempt from U.S. income taxes of $95 million, $117 million, and $160 million in 1997, 1996, and 1995 respectively.


         Net interest revenue associated with derivatives used for purposes other-than-trading was approximately $177 million in 1997, $125 million in 1996, and $370 million in 1995. At December 31, 1997 and 1996, approximately $298 million and $225 million, respectively, of net deferred losses on closed derivative contracts used for purposes other-than-trading were recorded on the consolidated balance sheet. These amounts are primarily net deferred losses on closed hedge contracts, which are included in the amortized cost of the debt investment portfolio as of December 31, 1997 and 1996. The amount of net deferred gains or losses on closed derivative contracts changes from period to period, primarily due to the amortization of such amounts to Net interest revenue. These changes are also influenced by the execution of our investing strategies, which may result in the sale of the underlying hedged instruments and/or termination of hedge contracts. Net deferred losses on closed derivative contracts as of December 31, 1997, are expected to amortize into Net interest revenue as follows: $110 million in 1998; $87 million in 1999; $72 million in 2000; $22 million in 2001; $5 million in 2002; and approximately $2 million thereafter.




                             Notes to consolidated financial statements       55

         5. TRADING REVENUE

         Trading Revenue, disaggregated by principal product grouping, is presented in the following table. For additional information, see the Trading revenue discussion in Financial review.


         =======================================================================
         In millions                                  1997       1996       1995
         -----------------------------------------------------------------------
         Fixed income ......................        $1 138     $1 540     $  668
         Equities ..........................           190        330        249
         Foreign exchange ..................           472        320        253
         Commodities .......................            64         34         42
         Proprietary trading ...............           273        253        164
         -----------------------------------------------------------------------
         Total trading revenue .............         2 137      2 477      1 376
         -----------------------------------------------------------------------




         6. CASH AND DUE FROM BANKS

         J.P. Morgan is required to maintain noninterest-earning reserve balances with U.S. Federal Reserve banks and various foreign central banks. Such balances, which are based principally on deposits outstanding, are included in Cash and due from banks. At December 31, 1997 and 1996, required reserves were $267 million and $259 million, respectively, compared with average required reserves during the year of $196 million in 1997 and $306 million in 1996.



         7. INVESTMENT SECURITIES

         DEBT INVESTMENT SECURITIES

         Our debt investment securities portfolio is classified as available-for-sale. Available-for-sale securities are measured at fair value and unrealized gains or losses are reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes.

         The following table presents the gross unrealized gains and losses and a comparison of the cost, and the fair and carrying value of our available-for-sale debt investment securities at December 31, 1997, 1996, and 1995. The gross unrealized gains or losses on each debt investment security include the effects of any related hedge. See Note 10, Estimating the fair value of financial instruments, for additional detail of gross unrealized gains and losses associated with open derivative contracts used to hedge debt investment securities.




56       Notes to consolidated financial statements

         =======================================================================================================
                                                                                   Gross       Gross    Fair and
                                                                              unrealized  unrealized    carrying
         In millions: December 31                                       Cost       gains      losses       value
         -------------------------------------------------------------------------------------------------------
         1997
         U.S. Treasury .........................................     $ 1 035     $   142     $     1     $ 1 176
         U.S. government agency, principally mortgage-backed ...      16 779         126          75      16 830
         U.S. state and political subdivision ..................       1 440         184          10       1 614
         U.S. corporate and bank debt ..........................         428           1           2         427
         Foreign government(a) .................................         784           5          14         775
         Foreign corporate and bank debt .......................       1 929           2          99       1 832
         Other .................................................         112           2          --         114
         -------------------------------------------------------------------------------------------------------
         Total debt investment securities ......................      22 507         462         201      22 768
         -------------------------------------------------------------------------------------------------------




         =======================================================================================================
                                                                                   Gross       Gross    Fair and
                                                                              unrealized  unrealized    carrying
         In millions: December 31                                       Cost       gains      losses       value
         -------------------------------------------------------------------------------------------------------
         1996
         U.S. Treasury .........................................     $ 1 773     $    80     $    13     $ 1 840
         U.S. government agency, principally mortgage-backed ...      16 848         109         114      16 843
         U.S. state and political subdivision ..................       1 575         164          15       1 724
         U.S. corporate and bank debt ..........................         304           1          --         305
         Foreign government(a) .................................       1 501          39           6       1 534
         Foreign corporate and bank debt .......................       2 499          11           2       2 508
         Other .................................................         110           1          --         111
         -------------------------------------------------------------------------------------------------------
         Total debt investment securities ......................      24 610         405         150      24 865
         -------------------------------------------------------------------------------------------------------



         =======================================================================================================
                                                                                   Gross       Gross    Fair and
                                                                              unrealized  unrealized    carrying
         In millions: December 31                                       Cost       gains      losses       value
         -------------------------------------------------------------------------------------------------------
         1995
         U.S. Treasury .........................................     $ 1 892     $   136     $     2     $ 2 026
         U.S. government agency, principally mortgage-backed ...      15 392         200          69      15 523
         U.S. state and political subdivision ..................       1 875         214          16       2 073
         U.S. corporate and bank debt ..........................         188           5          --         193
         Foreign government(a) .................................       3 413          33          21       3 425
         Foreign corporate and bank debt .......................       1 295           6           3       1 298
         Other .................................................          99           1          --         100
         -------------------------------------------------------------------------------------------------------
         Total debt investment securities                             24 154         595         111      24 638
         -------------------------------------------------------------------------------------------------------

         (a) Primarily includes debt of countries that are members of the Organization for Economic Cooperation and Development


         At December 31, 1997, there were no securities of a single issuer, excluding the U.S. Treasury and U.S. government agencies, whose fair value exceeded 10% of stockholders' equity.

         The table below presents net debt investment securities gains during 1997, 1996, and 1995. These amounts are recorded in Investment securities revenue.


         =============================================================================================
         In millions                                                        1997       1996       1995
         ---------------------------------------------------------------------------------------------
         Gross realized gains from sales of securities ...............     $ 128      $ 231      $ 371
         Gross realized losses from sales of securities ..............      (102)      (214)      (363)
         Net gains on maturities, calls, and mandatory redemptions ...         5         --         13
         Write-downs for other-than-temporary impairments in value ...       (29)        --         --
         ---------------------------------------------------------------------------------------------
         Net debt investment securities gains ........................         2         17         21
         ---------------------------------------------------------------------------------------------




                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       57

         The following table displays the maturities and related weighted-average rates of available-for-sale debt investment securities as of December 31, 1997. Mortgage-backed securities are included based on their weighted-average lives, which reflects anticipated future prepayments based on a consensus of dealers in the market.


         ===========================================================================================================================
                                                                        After one year   After five years
                                                             Within         but within         but within     After ten
         In millions: December 31                          one year         five years          ten years         years       Total
         ---------------------------------------------------------------------------------------------------------------------------
         U.S. Treasury ...............................     $    130           $    118           $    148      $    639     $ 1 035
         U.S. government agency, principally
            mortgage-backed ..........................          111             15 862                806            --      16 779
         U.S. state and political subdivision ........          313                423                246           458       1 440
         U.S. corporate and bank debt ................           64                228                 10           126         428
         Foreign government ..........................          433                194                104            53         784
         Foreign corporate and bank debt .............          409              1 055                439            26       1 929
         Other .......................................           --                 --                 --           112         112
         ---------------------------------------------------------------------------------------------------------------------------
         Total debt investment securities, at cost ...        1 460             17 880              1 753         1 414      22 507
         Fair value ..................................        1 442             17 878              1 829         1 619      22 768
         ---------------------------------------------------------------------------------------------------------------------------
         Net unrealized gains (losses) ...............          (18)                (2)                76           205         261
         ---------------------------------------------------------------------------------------------------------------------------
         Average rate on debt investment
            securities, at cost(a)  ..................         4.56%              7.67%              8.09%         8.36%       7.54%
         ---------------------------------------------------------------------------------------------------------------------------

         (a) Average rates represent the weighted average at December 31, 1997, and include the effects of various hedging transactions. Average rates do not give effect to unrealized gains and losses that are reflected as a component of stockholders' equity. U.S. state and political subdivision securities have been adjusted to a taxable-equivalent basis.


         EQUITY INVESTMENT SECURITIES

         Equity investment securities include both marketable and nonmarketable securities and are generally owned by J.P. Morgan Capital Corporation, a wholly owned nonbank subsidiary of J.P. Morgan. Quoted or estimated values of equity investment securities do not necessarily represent the net realizable amounts. This is because factors such as the timing, size of the position, or the market's liquidity, may not support realization of these values. Management determines the fair values for equity investment securities, using financial and other available information, when the publicly quoted market prices do not accurately represent the gain or loss that would be realized from a sale, or if there are no publicly quoted market prices. Most of our equity investment securities are subject to legal, regulatory, and contractual restrictions that limit our ability to dispose of them freely.

         Marketable available-for-sale equity investment securities

         Marketable equity investment securities, which are classified as available-for-sale, are recorded at fair value. Unrealized gains and losses are reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes. Gross unrealized gains and losses, as well as a comparison of the cost, and fair and carrying value of marketable available-for-sale equity investment securities as of December 31, 1997, 1996, and 1995 are shown in the following table.




58       Notes to consolidated financial statements

         =====================================================================
         In millions: December 31          1997          1996          1995
         ---------------------------------------------------------------------
         Cost .......................      $207          $365          $237
         ---------------------------------------------------------------------
         Gross unrealized gains .....       436           479           441
         Gross unrealized losses ....        (9)           (2)           (1)
         ---------------------------------------------------------------------
         Net unrealized gains .......       427(a)        477(a)        440(b)
         ---------------------------------------------------------------------
         Fair and carrying value ....       634           842           677
         ---------------------------------------------------------------------

         (a) Primarily relates to investments in the insurance industry.

         (b) Primarily relates to investments in the insurance and health care industries.


         Nonmarketable and other equity securities

         Nonmarketable equity investment securities are carried at cost on the balance sheet. Securities held in subsidiaries registered as Small Business Investment Companies (SBICs) are carried at fair value on the balance sheet, with changes in fair value recorded currently in Investment securities revenue. The following table presents the carrying and fair value, as well as the net unrealized gains, on nonmarketable and other equity securities.


         ========================================================================================
         In millions: December 31                                 1997        1996        1995
         ----------------------------------------------------------------------------------------
         Carrying value .....................................     $451        $448        $424
         Net unrealized gains on nonmarketable securities ...      136(a)      115(b)       85(c)
         ----------------------------------------------------------------------------------------
         Fair value .........................................      587         563         509
         ----------------------------------------------------------------------------------------

         (a) Primarily relates to investments in the telecommunications and financial services industries.

         (b) Primarily relates to investments in the telecommunications and insurance industries.

         (c) Primarily relates to investments in the telecommunications industry.


         Realized gains and write-downs

         The following table presents gross realized gains and write-downs for other-than-temporary impairments in value related to our equity investments portfolio, excluding securities in SBICs, for the years ending December 31, 1997, 1996, and 1995. These amounts are recorded in Investment securities revenue.


         =======================================================================================================
         In millions                                                                  1997       1996       1995
         -------------------------------------------------------------------------------------------------------
         Gross realized gains from marketable available-for-sale securities ....      $262       $245       $492
         Gross realized gains from nonmarketable and other equity securities ...       144         32         26
         Write-downs for other-than-temporary impairments in value .............       (37)       (30)       (33)
         -------------------------------------------------------------------------------------------------------
         Net equity investment securities realized gains .......................       369        247        485
         -------------------------------------------------------------------------------------------------------




                             Notes to consolidated financial statements       59

         8. TRADING ACCOUNT ASSETS AND LIABILITIES

         Trading account assets and liabilities, including derivative instruments used for trading purposes, are carried at fair value. The following table presents the carrying value of trading account assets - before taking into consideration the allowance for credit losses - and trading account liabilities at December 31, 1997 and 1996. It also includes the average balance for the years then ended.


         ============================================================================================
                                                               1997                      1996
                                                      Carrying      Average     Carrying      Average
         In millions: December 31                        value      balance        value      balance
         --------------------------------------------------------------------------------------------
         TRADING ACCOUNT ASSETS
         U.S. Treasury ..........................     $ 10 840     $ 14 783      $13 677      $10 214
         U.S. government agency .................        9 923        7 662        6 163        3 527
         Foreign government .....................       24 755       26 263       24 348       20 784
         Corporate debt and equity ..............       18 972       19 233       17 376       14 589
         Other securities .......................        6 439        7 125        3 905        6 315
         Interest rate and currency swaps .......       20 022       16 476       11 663       10 653
         Foreign exchange contracts .............        5 710        4 874        2 507        2 701
         Interest rate futures and forwards .....          308          359          405          341
         Commodity and equity contracts .........        2 859        1 908        2 811        3 035
         Purchased option contracts .............       12 376        8 074        8 475        6 061
         --------------------------------------------------------------------------------------------
                                                       112 204      106 757       91 330       78 220
         --------------------------------------------------------------------------------------------
         TRADING ACCOUNT LIABILITIES
         U.S. Treasury ..........................       10 955       10 971        7 758        8 804
         Foreign government .....................       11 119       12 045        9 343        9 115
         Corporate debt and equity ..............        7 662        7 821        5 372        4 393
         Other securities .......................        2 048        2 345          801        2 498
         Interest rate and currency swaps .......       15 072       13 467       12 037       10 252
         Foreign exchange contracts .............        6 852        6 374        4 173        4 323
         Interest rate futures and forwards .....        1 061          849          705          570
         Commodity and equity contracts .........        3 211        2 636        2 400        2 982
         Written option contracts ...............       13 161        9 169        8 330        6 165
         --------------------------------------------------------------------------------------------
                                                        71 141       65 677       50 919       49 102
         --------------------------------------------------------------------------------------------

         9. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

         DERIVATIVES

         Derivatives may be used for either trading or other-than-trading purposes. Other-than-trading purposes are primarily related to our investing activities. Accordingly, the notional amounts presented in the following table have been identified as relating to either trading or other-than-trading purposes, based on management's intent and ongoing usage. A summary of the on-balance sheet credit exposure, which is represented by the positive fair value associated with derivatives, is also included in the following table. Our on-balance sheet credit exposure takes into consideration $63.1 billion and $36.5 billion of master netting agreements in effect as of December 31, 1997 and 1996, respectively.




60       Notes to consolidated financial statements

         ================================================================================================================
                                                                                                         On-balance sheet
                                                                               Notional amounts           credit exposure
         In billions: December 31                                             1997         1996         1997         1996
         ----------------------------------------------------------------------------------------------------------------
         Interest rate and currency swaps
            Trading .................................................     $2 496.7     $1 867.9
            Other-than-trading(a)(b)(c) .............................        208.4        253.0
         ----------------------------------------------------------------------------------------------------------------
            Total interest rate and currency swaps ..................      2 705.1      2 120.9     $   20.0     $   11.7
         ----------------------------------------------------------------------------------------------------------------
         Foreign exchange spot, forward, and futures contracts
            Trading .................................................        670.6        583.3
            Other-than-trading(a)(b) ................................         49.6         36.8
         ----------------------------------------------------------------------------------------------------------------
            Total foreign exchange spot, forward, and futures
            contracts ...............................................        720.2        620.1          5.7          2.5
         ----------------------------------------------------------------------------------------------------------------
         Interest rate futures, forward rate agreements,
            and debt securities forwards
            Trading .................................................        869.4        524.8
            Other-than-trading ......................................         18.1         43.4
         ----------------------------------------------------------------------------------------------------------------
            Total interest rate futures, forward rate agreements,
            and debt securities forwards ............................        887.5        568.2          0.3          0.4
         ----------------------------------------------------------------------------------------------------------------
         Commodity and equity swaps, forward,
            and futures contracts, all trading ......................         92.4         77.2          2.9          2.8
         ----------------------------------------------------------------------------------------------------------------
         Purchased options(d)
            Trading .................................................        768.9        614.8
            Other-than-trading(a) ...................................          1.5          2.1
         ----------------------------------------------------------------------------------------------------------------
            Total purchased options .................................        770.4        616.9         12.4          8.5
         ----------------------------------------------------------------------------------------------------------------
         Written options, all trading(e)(f) .........................      1 005.9        713.0           --           --
         ----------------------------------------------------------------------------------------------------------------
         Total on-balance sheet credit exposure .....................                                   41.3         25.9
         ----------------------------------------------------------------------------------------------------------------

         (a) The majority of J.P. Morgan's derivatives used for purposes other-than-trading are transacted with independently managed J.P. Morgan derivatives dealers who function as intermediaries for credit and administrative purposes.

         (b) At December 31, 1997 and 1996, the notional amounts of derivative contracts used for purposes other-than-trading conducted in the foreign exchange markets, primarily forward contracts, amounted to $54.0 billion and $40.6 billion, respectively. At December 31, 1997, these contracts were primarily denominated in the following currencies:
         German deutsche mark $10.7 billion, Japanese yen $9.2 billion, Italian lira $6.9 billion, French franc $6.3 billion, Swiss franc $3.8 billion, and European Currency Unit $2.7 billion. At December 31, 1996, these contracts were primarily denominated in the following currencies:
         German deutsche mark $5.9 billion, Italian lira $5.9 billion, Japanese yen $5.2 billion, French franc $4.1 billion, Swiss franc $3.4 billion, Spanish peseta $3.1 billion, and Belgian franc $3.1 billion.

         (c) The notional amounts of risk-adjusting swaps were $162.2 billion and $214.3 billion at December 31, 1997 and 1996, respectively.

         (d) At December 31, 1997 and 1996, purchased options used for trading purposes included $523.0 billion and $477.5 billion, respectively, of interest rate options, $193.9 billion and $106.3 billion, respectively, of foreign exchange options, and $52.0 billion and $31.0 billion, respectively, of commodity and equity options. Only interest rate options are used for purposes other-than-trading. Purchased options executed on an exchange amounted to $149.0 billion and $165.5 billion and those negotiated over-the-counter amounted to $621.4 billion and $451.4 billion at December 31, 1997 and 1996, respectively.

         (e) At December 31, 1997 and 1996, written options included $729.1 billion and $557.7 billion, respectively, of interest rate options, $217.0 billion and $118.2 billion, respectively, of foreign exchange options, and $59.8 billion and $37.1 billion, respectively, of commodity and equity options. Written options executed on an exchange amounted to $92.8 billion and $181.8 billion and those negotiated over-the-counter amounted to $913.1 billion and $531.2 billion at December 31, 1997 and 1996, respectively.

         (f) The total notional amount of written put options includes $13.9 billion and $8.4 billion of written put option contracts on debt securities at December 31, 1997 and 1996, respectively.


         The following table presents on-balance sheet credit exposure associated with derivatives by the type of counterparty.


         ===================================================================================================================
                                                                 Nonbank
                                                               financial      Govern-
         In billions: December 31                           institutions        ments        Banks    All other        Total
         -------------------------------------------------------------------------------------------------------------------
         1997
         On-balance sheet credit exposure ............              $9.5         $5.0        $22.5         $4.3        $41.3
         -------------------------------------------------------------------------------------------------------------------
         1996
         On-balance sheet credit exposure ............               8.8          2.4          9.4          5.3         25.9
         -------------------------------------------------------------------------------------------------------------------




                             Notes to consolidated financial statements       61

         CREDIT-RELATED FINANCIAL INSTRUMENTS

         Credit-related financial instruments include commitments to extend credit, standby letters of credit and guarantees, and indemnifications related to securities lending activities. The contractual amounts of these instruments represent the amount at risk should the contract be fully drawn upon, the client defaults, and the value of their collateral become worthless.

         The total contractual amount of credit-related financial instruments does not represent the future liquidity requirements since we expect a significant amount of commitments to expire or mature without being drawn. The credit risk associated with these instruments varies depending on the client's creditworthiness and the value of any collateral held. Commitments to extend credit generally require clients to meet certain credit-related terms and conditions before drawdown. We require collateral in connection with securities lending indemnifications. Market risk for commitments to extend credit and standby letters of credit and guarantees, while not significant, may exist as availability of and access to credit markets changes.

         The following table summarizes the contractual amount of credit-related instruments as of December 31.


         =========================================================================
         In billions: December 31                                1997         1996
         -------------------------------------------------------------------------
         Commitments to extend credit ....................      $80.4        $64.7
         Standby letters of credit and guarantees ........       15.8         13.9
         Securities lending indemnifications(a) ..........        5.3          5.5
         -------------------------------------------------------------------------

         (a) At December 31, 1997 and 1996, J.P. Morgan held cash and other collateral in support of securities lending indemnifications.


         The following table presents the contractual amount of our commitments to extend credit and standby letters of credit and guarantees, separated by type of counterparty.


         =================================================================================================================
                                                               Nonbank
                                                             financial      Govern-
         In billions: December 31                         institutions        ments        Banks    All other        Total
         -----------------------------------------------------------------------------------------------------------------
         1997
         Commitments to extend credit ................           $16.4         $5.3         $4.6        $54.1(a)     $80.4
         Standby letters of credit and guarantees ....             3.8          2.5          2.1          7.4(b)      15.8
         -----------------------------------------------------------------------------------------------------------------
         1996
         Commitments to extend credit ................            11.1          3.4          3.9         46.3(a)      64.7
         Standby letters of credit and guarantees ....             4.8          2.4          0.3          6.4(b)      13.9
         -----------------------------------------------------------------------------------------------------------------

         (a) At December 31, 1997 and 1996, the utilities industry exceeded 10% of this amount.

         (b) The utilities, petroleum, and health care industries at December 31, 1997 and 1996, each exceeded 10% of this amount.


         Included in Fees and commissions are credit-related fees of $165 million, $156 million, and $162 million for the years ended December 31, 1997, 1996, and 1995, respectively. They are primarily earned from commitments to extend credit, standby letters of credit and guarantees, and securities lending indemnifications.

         OTHER

         Amounts receivable and payable for securities that have not reached their contractual settlement dates are recorded net in the consolidated balance sheet. This is consistent with industry practice. Amounts payable for securities purchased of $18.7 billion was netted against amounts receivable for securities sold of $15.3 billion. This produced a net trade date payable of $3.4 billion, recorded in Accounts payable and accrued expenses as of December 31, 1997. In 1996, amounts receivable for securities sold of $20.1 billion was netted against amounts payable for securities purchased of $17.1 billion. This produced a net trade date receivable of $3.0 billion, recorded in Accrued interest and accounts receivable, as of December 31, 1996.




62       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         10. ESTIMATING THE FAIR VALUE OF FINANCIAL INSTRUMENTS

         In accordance with generally accepted accounting principles, our financial instruments are recorded in our consolidated balance sheet using several methods, including historical cost and fair value. The amount at which a financial instrument is recorded in our consolidated balance sheet is referred to as the carrying value.

         HISTORICAL COST METHOD

         The historical carrying value generally represents the amount received when a liability is incurred or the amount paid to purchase an asset less subsequent amortization and allowances that management estimates as uncollectible amounts.

         FAIR VALUE METHOD

         The fair value of a financial instrument is the amount for which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

         In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, we estimate and disclose the fair value of all on- and off-balance sheet financial instruments.

         Differences between carrying values under the historical cost method and fair value estimates can be significant. We can use the example of our loan portfolio to illustrate such differences. The net carrying value of our loan portfolio represents management's estimate of the principal amount we can ultimately recover. This is different from the fair value that estimates the amount that the loan portfolio could be exchanged for based on current market conditions that take into account both principal and interest and the timing of cash flows.




                             Notes to consolidated financial statements       63

         Our balance sheet: Carrying value versus Fair value

         The following table presents the carrying value and fair value of J.P. Morgan's financial instruments at December 31, 1997 and 1996.


         ===========================================================================================================================
                                                                               1997                               1996
                                                                                        Appre-                             Appre-
                                                                                      ciation/                           ciation/
                                                                  Carrying     Fair    (depre-      Carrying      Fair    (depre-
         In billions: December 31                                    value    value    ciation)        value     value    ciation)
         ---------------------------------------------------------------------------------------------------------------------------
         FINANCIAL INSTRUMENTS USED FOR
         TRADING PURPOSES:
         FINANCIAL ASSETS:
               Trading account assets, net(a) .................     $111.9   $112.2      $ 0.3(b)      $91.0     $91.3      $ 0.3(b)
               Securities purchased under agreements to
                  resell and federal funds sold(c) ............       39.0     39.0         --          32.5      32.5         --
               Securities borrowed(d) .........................       38.4     38.4         --          27.9      27.9         --
         FINANCIAL LIABILITIES:
               Trading account liabilities(a) .................       71.1     71.1         --          50.9      50.9         --
               Securities sold under agreements to
                  repurchase and federal funds purchased(c) ...       57.8     57.9       (0.1)         61.4      61.5       (0.1)
         FINANCIAL INSTRUMENTS USED FOR PURPOSES
         OTHER THAN TRADING:
         FINANCIAL ASSETS:(e)
               Debt investment securities .....................       22.8     22.8         --          24.9      24.9         --
               Equity investment securities ...................        1.1      1.2        0.1           1.3       1.4        0.1
               Loans, net .....................................       31.0     31.5        0.5(b)       27.6      28.2        0.6(b)
               Other financial assets(f) ......................       15.8     15.8         --          14.5      14.6        0.1
         FINANCIAL LIABILITIES:(e)
               Deposits .......................................       58.9     58.9         --          52.7      52.8       (0.1)
                  Related derivatives .........................         --     (0.1)       0.1            --      (0.1)       0.1
               Other liabilities for borrowed money ...........       17.2     17.2         --          19.9      19.9         --
               Long-term debt(g) ..............................       22.3     22.9       (0.6)         12.4      12.5       (0.1)
                  Related derivatives .........................         --     (0.5)       0.5            --      (0.1)       0.1
               Company-obligated mandatorily redeemable
                  preferred securities of subsidiaries ........        1.2      1.3       (0.1)          0.8       0.7        0.1
                  Related derivatives .........................         --     (0.1)       0.1            --        --         --
               Other financial liabilities(h) .................       21.6     21.3        0.3(b)       11.7      11.4        0.3(b)

         OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
         Risk-adjusting swaps(i) ..............................         --       --         --            --       0.1        0.1
         Commitments to extend credit and standby
            letters of credit and guarantees ..................         --     (0.1)      (0.1)           --        --         --
         ---------------------------------------------------------------------------------------------------------------------------
         Excess of net fair values over net carrying
            values before considering income taxes ............                            1.0                                1.5
         ---------------------------------------------------------------------------------------------------------------------------

         (a) Refer to Note 8, Trading account assets and liabilities, for detail of financial instruments, including derivatives, used for trading purposes.

         (b) Relates substantially to the allowance for credit losses. Refer to
         Note 13, Aggregate allowance for credit losses.

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




64       Notes to consolidated financial statements

         (e) Derivatives are used to hedge or modify the interest rate characteristics of debt investment securities, loans, deposits, other liabilities for borrowed money, long-term debt, and other financial assets and liabilities. Net unrealized gains and losses associated with such derivatives contracts amounted to $668 million and $90 million at December 31, 1997 and 1996, respectively. Gross unrealized gains and gross unrealized losses associated with open derivative contracts used for these purposes at December 31, 1997 and 1996, are presented below. Such amounts primarily relate to interest rate and currency swaps used to hedge or modify the interest rate characteristics of long-term debt; debt investment securities, principally mortgage-backed securities; deposits; and other financial instruments.

         ========================================================================================
                                                      Gross             Gross               Net
                                                 unrealized        unrealized          unrealized
         In millions: December 31                     gains            losses       gains/(losses)
         ----------------------------------------------------------------------------------------
         1997
         Long-term debt ...................            $533             $  59               $474
         Debt investment securities .......              36               104                (68)
         Deposits .........................             109                13                 96
         Other financial instruments ......             265                99                166
         ----------------------------------------------------------------------------------------
         Total ............................             943               275                668
         ----------------------------------------------------------------------------------------
         1996
         Long-term debt ...................             239               153                 86
         Debt investment securities .......              49               126                (77)
         Deposits .........................              75                25                 50
         Other financial instruments ......              76                45                 31
         ----------------------------------------------------------------------------------------
         Total ............................             439               349                 90
         ----------------------------------------------------------------------------------------

         (f) Includes cash and due from banks, interest-earning deposits with banks, accrued interest and accounts receivable, and other financial assets.

         (g) Estimating the fair value for J.P. Morgan's convertible mortgage loan and British pound financing obligation is not practicable due to the complex terms and conditions associated with the transactions. For additional information regarding these financing obligations, see Note 15, Long-term debt.

         (h) Includes commercial paper, accounts payable and accrued expenses, and other financial liabilities.

         (i) Represents the net unrealized gain associated with risk-adjusting swaps and their related hedges that are entered into to meet longer-term investment objectives. The net amount is composed of gross unrealized gains and gross unrealized losses each of approximately $1.6 billion at December 31, 1997 and $2.8 billion and $2.7 billion, respectively, at December 31, 1996. The unrealized gains and losses related to the derivative contracts used to hedge these risk-adjusting swaps, included above, were not material at December 31, 1997 and 1996. There were no material terminations of risk-adjusting swaps during 1997 or 1996.

         HOW WE ESTIMATE FAIR VALUE

         The following summary describes the valuation methods used to determine the fair value estimates of each class of financial instruments for which it is practicable to estimate fair value.

         Financial instruments carried at fair value

         Debt and marketable equity investment securities and trading account assets and liabilities, including derivatives used for trading purposes, are carried at fair value. Fair value is based on listed market prices or broker or dealer price quotations. If listed market prices or quotations are not available, we base fair value on management estimates using internal valuation techniques such as pricing models and discounted cash flows.

         Financial instruments carried at cost: Carrying value approximates fair value due to financial instruments' short-term nature

         For short-term balance sheet instruments that do not have publicly quoted market prices, the carrying value approximates fair value. These balance sheet instruments include cash and due from banks, certain securities purchased under agreements to resell and federal funds sold, securities borrowed, certain loans, accrued interest and accounts receivable, certain other financial assets, certain securities sold under agreements to repurchase and federal funds purchased, accounts payable and accrued expenses, and certain other financial liabilities. Instruments are generally classified as short-term if they have a maturity or repricing profile of one year or less.

         Financial instruments carried at cost: Fair value based on available quoted market prices

         The fair values of certain loans and other financial assets and certain other financial liabilities are determined based on quoted market prices for the instruments or similar issues in their most active market.

                             Notes to consolidated financial statements       65

         Financial instruments carried at cost: Fair value derived using estimation techniques

         Deposits and other interest-earning assets

         The fair values of most financial instruments that do not have publicly quoted market prices are calculated using discount rates that management believes are appropriate. We use interest rates derived from prevailing market yield curves which closely reflect our interest-earning deposit and borrowing rates. We use these interest rates to discount interest-earning deposits, other interest-earning assets, interest-bearing deposits, other borrowings, long-term repurchase agreements, and risk-adjusting swaps.

         Commercial Paper and Long-Term Debt

         To estimate fair values for commercial paper, we use J.P. Morgan's current commercial paper rates. To estimate fair values for most long-term debt, we use J.P. Morgan's current cost of funds for debt with similar terms and remaining maturities.

         Loans

         We discount loans at current market rates that are applicable to loans of similar type, maturity, and credit standing to estimate their fair value. The fair value of nonperforming loans is calculated using discounted expected cash flows, by taking the fair value of any collateral on the loan or by using observable market values.

         Nonmarketable Equity Investment Securities

         The fair values of equity investment securities for which there are no publicly quoted market prices are determined by management based on financial and other available information.

         Commitments to Extend Credit

         We determine the fair value of commitments to extend credit, standby letters of credit, and guarantees by comparing the contractual future stream of fees with fee streams adjusted to reflect current market rates that are applicable to instruments of similar type, maturity, and credit standing.

         Securities Lending Indemnifications

         Similar to commitments to extend credit, we determine the fair value of securities lending indemnifications based on fee streams, which are at market rates since most agreements mature in less than 30 days.

         The following table summarizes the fair values of all on- and off-balance sheet financial instruments according to the valuation methods used to determine fair value estimates.


        ==========================================================================================================================
                                                                                                                       Off-balance
                                                                    Financial Assets        Financial Liabilities         sheet
                                                                    ----------------        ---------------------      instruments
        In billions: December 31                             Carrying value   Fair value  Carrying value   Fair value   Fair value
        --------------------------------------------------------------------------------------------------------------------------
        1997
        Carried at fair value .............................          $135.4       $135.7          $ 71.1       $ 71.1        $  --
        Carried at cost:
                 Carrying value approximates fair value
                    due to short-term nature ..............            89.0         89.0            78.3         78.3           --
                 Fair value based on available quoted
                    market prices .........................             4.3          4.3             4.7          4.7           --
                 Fair value derived using estimation
                    techniques ............................            31.3         31.9            96.0         95.8         (0.1)
        --------------------------------------------------------------------------------------------------------------------------
                                                                      260.0        260.9           250.1        249.9         (0.1)
        --------------------------------------------------------------------------------------------------------------------------
        1996
        Carried at fair value .............................           116.9        117.2            50.9         50.9           --
        Carried at cost:
                 Carrying value approximates fair value
                    due to short-term nature ..............            76.0         76.0            72.4         72.4           --
                 Fair value based on available quoted
                    market prices .........................             3.0          3.0             4.1          4.1           --
                 Fair value derived using estimation
                    techniques ............................            23.8         24.6            82.4         82.1          0.1
        --------------------------------------------------------------------------------------------------------------------------
                                                                      219.7        220.8           209.8        209.5          0.1
         --------------------------------------------------------------------------------------------------------------------------




66       Notes to consolidated financial statements

         11. LOANS

         INDUSTRY OR TYPE OF BORROWER

         The table below provides loan detail by industry of borrower and location of booking office - not taking into consideration the allowance for credit losses - at December 31.


         ==========================================================================================================================
         In millions: December 31                                     1997            1996            1995        1994         1993
         --------------------------------------------------------------------------------------------------------------------------
         LOANS IN OFFICES IN THE U.S.
         Commercial and industrial .......................         $ 1 326         $ 1 878         $ 1 990     $ 3 047      $ 3 507
         Financial institution:
            Banks ........................................             232             641             729         458          730
            Other financial institutions .................             939             902             527         738        1 457
         Collateralized by real estate ...................           1 330             324             365         365          411
         Other, primarily individuals and includes
            U.S. state and political subdivisions ........           1 509           1 488           1 666       1 483        1 928
         --------------------------------------------------------------------------------------------------------------------------
                                                                     5 336           5 233           5 277       6 091        8 033
         --------------------------------------------------------------------------------------------------------------------------
         LOANS IN OFFICES OUTSIDE THE U.S.
         Commercial and industrial .......................          12 576          12 026          10 045       8 451        7 809
         Financial institution:
            Banks ........................................           3 419           2 853           1 447       1 940        1 076
            Other financial institutions .................           4 805           4 522           3 013       2 460        3 917
         Collateralized by real estate ...................           1 153             364             281         329          313
         Foreign governments and official
            institutions .................................             693             811           1 042         846        1 149
         Other, primarily individuals and includes
            U.S. state and political subdivisions ........           3 596           2 311           2 348       1 963        2 083
         --------------------------------------------------------------------------------------------------------------------------
                                                                    26 242          22 887          18 176      15 989       16 347
         --------------------------------------------------------------------------------------------------------------------------
         TOTAL LOANS .....................................          31 578          28 120          23 453      22 080       24 380
         --------------------------------------------------------------------------------------------------------------------------


         LOCATION OF BORROWER

         The following table presents the distribution of total loans - not taking into consideration the allowance for credit losses - as of December 31, on the basis of the location of the borrower.


         =====================================================================
         In millions: December 31                          1997           1996
         ---------------------------------------------------------------------
         LOANS TO BORROWERS IN THE U.S.
         In offices in the U.S. ................        $ 4 366        $ 4 354
         In offices outside the U.S. ...........          9 036          8 275
         ---------------------------------------------------------------------
                                                         13 402         12 629
         ---------------------------------------------------------------------
         LOANS TO BORROWERS OUTSIDE THE U.S.
         In offices in the U.S. ................            970            879
         In offices outside the U.S. ...........         17 206         14 612
         ---------------------------------------------------------------------
                                                         18 176         15 491
         ---------------------------------------------------------------------
         TOTAL LOANS ...........................         31 578         28 120
         ---------------------------------------------------------------------




                             Notes to consolidated financial statements       67

         MATURITY PROFILE OF LOAN PORTFOLIO

         The following table shows our loan portfolio - not taking into consideration the allowance for credit losses - by maturity, industry of borrower, and location of booking office at December 31, 1997.


         ===========================================================================================================================
                                                                                            Maturing
                                                              ----------------------------------------------------------------------
                                                                             After one    After five
                                                                Within        year but      years but          After
         In millions: December 31                             one year     within five     within ten      ten years           Total
         ---------------------------------------------------------------------------------------------------------------------------
         LOANS IN OFFICES IN THE U.S.
         Commercial and industrial ...................         $   425         $   628         $  207         $   66         $ 1 326
         Financial institution:
            Banks ....................................              32             200             --             --             232
            Other financial institutions .............             352             463            122              2             939
         Collateralized by real estate ...............              66             362            343            559           1 330
         Other, primarily individuals and includes
            U.S. state and political subdivisions ....             942             266            147            154           1 509
         ---------------------------------------------------------------------------------------------------------------------------
                                                                 1 817           1 919            819            781           5 336
         ---------------------------------------------------------------------------------------------------------------------------
         LOANS IN OFFICES OUTSIDE THE U.S.
         Commercial and industrial ...................           3 726           7 176          1 654             20          12 576
         Financial institution:
            Banks ....................................           2 669             660             90             --           3 419
            Other financial institutions .............           2 065           2 014            566            160           4 805
         Collateralized by real estate ...............             306             542            100            205           1 153
         Foreign governments and official
            institutions .............................             113             321            210             49             693
         Other, primarily individuals and includes
            U.S. state and political subdivisions ....           2 420           1 081             95             --           3 596
         ---------------------------------------------------------------------------------------------------------------------------
                                                                11 299          11 794          2 715            434          26 242
         ---------------------------------------------------------------------------------------------------------------------------
         TOTAL LOANS .................................          13 116          13 713          3 534          1 215          31 578
         ---------------------------------------------------------------------------------------------------------------------------


         INTEREST RATE STRUCTURE OF LOAN PORTFOLIO

         The table below shows our loan portfolio based on interest rate structure and location of booking office at December 31, 1997.


         =======================================================================================================================
                                                                                        Maturing
                                                        ------------------------------------------------------------------------
                                                                       After one      After five
                                                          Within        year but       years but           After
         In millions: December 31                       one year     within five      within ten       ten years           Total
         -----------------------------------------------------------------------------------------------------------------------
         LOANS AT FIXED RATES OF INTEREST
         Offices in the U.S. ...................         $   104         $ 1 019         $   463         $   573         $ 2 159
         Offices outside the U.S. ..............           2 637             876             149              32           3 694
         -----------------------------------------------------------------------------------------------------------------------
                                                           2 741           1 895             612             605           5 853
         -----------------------------------------------------------------------------------------------------------------------
         LOANS AT FLOATING RATES OF INTEREST
         Offices in the U.S. ...................           1 713             900             356             208           3 177
         Offices outside the U.S. ..............           8 662          10 918           2 566             402          22 548
         -----------------------------------------------------------------------------------------------------------------------
                                                          10 375          11 818           2 922             610          25 725
         -----------------------------------------------------------------------------------------------------------------------
         TOTAL LOANS ...........................          13 116          13 713           3 534           1 215          31 578
         -----------------------------------------------------------------------------------------------------------------------




68       Notes to consolidated financial statements

         LOAN CONCENTRATIONS

         We diversify our portfolio of loans by borrower, industry, and geographic area. At year-end 1997 and 1996, 47% and 45%, respectively, of loans were in the United States. This proportion is based on the location of the borrower or, in the case of guaranteed loans, the location of the guarantor. With the exception of the U.S., no more than 8% and 9% of our loans were in any single country at the end of 1997 and 1996, respectively.

         As of December 31, 1997 and 1996, 17% and 14%, respectively, of our loans were backed by marketable securities or cash collateral. After the exclusion of these collateralized amounts, the only individual industry that exceeded 10% of total loans was banks, which accounted for 14% and 13% of total loans at December 31, 1997 and 1996, respectively.



         12. NONPERFORMING ASSETS

         Total nonperforming assets - net of charge offs - at December 31 are presented in the following table.


         ====================================================================================
         In millions: December 31 ................................     1997     1996     1995
         ------------------------------------------------------------------------------------
         Commercial and industrial ...............................     $ 55     $ 89     $ 67
         Banks and other financial institutions ..................       30       --       --
         Other ...................................................       28       31       50
         ------------------------------------------------------------------------------------
         Total nonperforming loans(a) ............................      113      120      117
         ------------------------------------------------------------------------------------
         Other nonperforming assets, primarily
            swaps with certain Asian financial institutions(b) ...      546       --        1
         ------------------------------------------------------------------------------------
         TOTAL NONPERFORMING ASSETS ..............................      659      120      118
         ------------------------------------------------------------------------------------

         (a) At December 31, 1997, more than half of the nonperforming loan balance was measured based upon the present value of expected future cash flows discounted at each loan's effective interest rate. The remainder was primarily based on the fair value of the collateral. All of J.P. Morgan's nonperforming loans as of December 31, 1997, were on nonaccrual status. This is consistent with prior periods.

         An analysis of the effect of nonperforming loans - net of charge offs - on interest revenue is presented in the following table.


         ======================================================================================================
         In millions                                                                   1997      1996      1995
         ------------------------------------------------------------------------------------------------------
         Interest revenue that would have been recorded if accruing ..............     $  9      $ 14      $ 17
         Net interest revenue recorded:
            Related to the current period ........................................        3         3         1
            Related to prior periods .............................................        2         1        38
         ------------------------------------------------------------------------------------------------------
         Positive (negative) impact of nonperforming loans on interest revenue ...       (4)      (10)       22
         ------------------------------------------------------------------------------------------------------

         Interest that would have been recorded if accruing, represents $4 million, $12 million, and $13 million from borrowers in the U.S. and $5 million, $2 million, and $4 million from borrowers outside the U.S. in 1997, 1996, and 1995, respectively.

         Interest revenue recorded, represents $6 million, $3 million, and $30 million from borrowers in the U.S. and ($1) million, $1 million, and $9 million from borrowers outside the U.S. in 1997, 1996, and 1995, respectively.

         As of December 31, 1997, 1996, and 1995, no reserve was required under SFAS No. 114, Accounting by Creditors for Impairment of a Loan, for the recorded investments in nonperforming loans. The recorded investment values are reduced by charge offs and interest applied to principal to produce amounts less than the SFAS No. 114 calculated values. For the twelve months ended December 31, 1997, 1996, and 1995, the average recorded investments in nonperforming loans were $99 million, $141 million, and $186 million, respectively.

         (b) At December 31, 1997, other nonperforming assets, primarily swaps, were measured using internal valuation techniques.




                             Notes to consolidated financial statements       69

         13. AGGREGATE ALLOWANCE FOR CREDIT LOSSES

         This table presents an analysis of the aggregate allowance for credit losses.

         ================================================================================
         In millions                                         1997        1996        1995
         --------------------------------------------------------------------------------
         BALANCE, JANUARY 1 ..........................     $1 116      $1 130      $1 131

         Recoveries ..................................         45          25          54
         Charge offs:
            Commercial and industrial ................        (60)        (30)        (39)
            Banks and other financial institutions ...        (17)         --          --
            Other ....................................         (2)         (9)        (16)
         --------------------------------------------------------------------------------
         Net charge offs .............................        (34)        (14)         (1)
         --------------------------------------------------------------------------------
         Translation adjustment ......................         (1)         --          --
         --------------------------------------------------------------------------------
         BALANCE, DECEMBER 31 ........................      1 081       1 116       1 130
         --------------------------------------------------------------------------------



         14. PREMISES AND EQUIPMENT

         The components of premises and equipment as of December 31 are presented in the following table.

         =================================================================================
         In millions: December 31                                          1997       1996
         ---------------------------------------------------------------------------------
         Land ......................................................     $  112     $  112
         Buildings .................................................      1 080      1 047
         Equipment and furniture ...................................      1 170      1 107
         Leasehold improvements ....................................        342        342
         Property under financing obligation: land and building ....        486        500
         Construction-in-progress ..................................         27         29
         ---------------------------------------------------------------------------------
                                                                          3 217      3 137
         Less: accumulated depreciation ............................      1 379      1 272
         ---------------------------------------------------------------------------------
                                                                          1 838      1 865
         ---------------------------------------------------------------------------------


         Depreciation expense was $185 million in 1997, $212 million in 1996, and $247 million in 1995. No interest was capitalized in connection with various construction projects in 1997 or 1996.



         15. LONG-TERM DEBT

         The net proceeds from the issuance of J.P. Morgan's long-term debt may be used for general corporate purposes. This includes investing in equity and debt securities and advancing funds to our subsidiaries. We have the option to redeem certain debt before it matures at specified prices.

         LONG-TERM DEBT QUALIFYING AS RISK-BASED CAPITAL

         Long-term debt that qualifies as risk-based capital generally must be unsecured and subordinated with an original weighted-average maturity of at least five years. Subordinated debt would be junior in right of payment to all other indebtedness in the event of our liquidation. The following table presents long-term debt that qualifies as risk-based capital. It represents all our subordinated issues as of December 31.




70       Notes to consolidated financial statements

         =====================================================================================================================
                                                                         J.P. Morgan     Morgan Guaranty            Total debt
                                                              ----------------------   -----------------           outstanding
                                                               Fixed        Floating   Fixed    Floating    ------------------
         In millions: December 31                               rate            rate    rate        rate      1997        1996
         ---------------------------------------------------------------------------------------------------------------------
         CONTRACTUAL MATURITY DATE
         1998 ............................................    $  643(a)(b)      $ --    $ --         $--    $  643      $  611(a)(b)
         2000 ............................................        --             200      --          --       200         200
         2002 ............................................       200             447     199          --       846         845
         2003-2007 .......................................     2 021             294      --          --     2 315       1 696
         Thereafter ......................................     1 416(c)          255      --          --     1 671         909
         ---------------------------------------------------------------------------------------------------------------------
                                                                                                             5 675       4 261
         Less: amortization for risk-based capital
            purposes(d) ..................................                                                    (932)       (569)
         ---------------------------------------------------------------------------------------------------------------------
         Total long-term debt qualifying as risk-based
            capital ......................................                                                   4 743       3 692
         ---------------------------------------------------------------------------------------------------------------------

         (a) Amounts include $1 million and $2 million of outstanding convertible debentures at December 31, 1997 and 1996, respectively. At December 31, 1997, these debentures were convertible into 72,100 shares of J.P. Morgan common stock at $20 per share.

         (b) Amounts include $392 million and $360 million of outstanding zero-coupon notes at December 31, 1997 and 1996, respectively. The principal amount of these notes is $400 million. The yield to maturity on the notes, which do not bear interest, is 8.66%. The carrying value increases as the discount on the notes is accreted to interest expense.

         (c) Amounts include $230 million of outstanding zero-coupon notes at December 31, 1997. The principal amount of these notes is $2,260 million, of which $10 million matures in 2017 and $2,250 million matures in 2027. The weighted average yield to maturity on the notes, which do not bear interest, is 7.99%. The carrying value increases as the discount on the notes is accreted to interest expense.

         (d) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.


         LONG-TERM DEBT NOT QUALIFYING AS RISK-BASED CAPITAL

         The following table presents long-term debt that does not qualify as risk-based capital. Most of the debt in this table is senior debt as of December 31. Senior debt has a higher claim on our assets than junior or subordinated debt.

         =====================================================================================================================
                                                                     J.P. Morgan         Morgan Guaranty            Total debt
                                                         -----------------------     -------------------           outstanding
                                                          Fixed         Floating      Fixed     Floating    ------------------
         In millions: December 31                          rate             rate       rate         rate       1997       1996
         ---------------------------------------------------------------------------------------------------------------------
         Contractual maturity date
         1997 .......................................    $   --             $ --     $   --       $   --    $    --     $1 635
         1998 .......................................       191              194      3 150        3 453      6 988      2 359
         1999 .......................................       181              151      1 152        1 770      3 254        868
         2000 .......................................       660(a)            40        253           10        963        511
         2001 .......................................       567              143        955          104      1 769      1 025
         2002 .......................................       153               37        497           --        687         --
         2003-2007 ..................................       510              250        662          185      1 607        990
         Thereafter .................................     1 170(b)(c)         54        310(d)       225      1 759      1 144(b)(c)
         British pound financing obligation(e) ......                                                287        287        310
         ---------------------------------------------------------------------------------------------------------------------
                                                                                                             17 314      8 842
         Add: amortization for risk-based capital
            purposes(f) .............................                                                           932        569
         ---------------------------------------------------------------------------------------------------------------------
         Total long-term debt not qualifying as
            risk-based capital ......................                                                        18 246      9 411
         ---------------------------------------------------------------------------------------------------------------------

         (a) Amounts include 2.5% cumulative Series A Commodity-Indexed Preferred Securities (ComPS) with a face value of $50 million, a carrying value of $50 million at December 31, 1997, and a maturity date, which may change as defined, of October 16, 2000. J.P. Morgan Index Funding Company I(JPMIFC), a wholly owned subsidiary of J.P. Morgan, is the issuer of the ComPS. The ComPS redemption price is indexed to the JPMCI Crude Oil Total Return Index, and may be more than or less than the face amount of the ComPS. The proceeds of the sale of ComPS and JPMIFC's common stock were used by the JPMIFC to purchase $50 million, 2.5% Series A Intercompany Notes (Intercompany Notes) of Morgan Guaranty. The Intercompany Notes are the sole assets of JPMIFC and have the same terms as the ComPS. The obligations of J.P. Morgan under agreements with JPMIFC, as defined, constitute a full and unconditional guarantee, on a subordinated basis, of payments due on the ComPS.

         (b) Includes notes maturing in 2008 - 2009 for which the interest rates will be reset during 1998 for the following 10-year term at a rate based on the interest rate for 10-year U.S. Treasury securities at that time. The carrying amount of these notes was $425 million at December 31, 1997 and 1996, respectively.

                             Notes to consolidated financial statements       71

         (c) Amounts include a convertible mortgage loan with a carrying value of $405 million and $406 million at December 31, 1997 and 1996, respectively. The interest rate on the loan increases 1/2% every four years from 7%, as set in 1988, to 9% in 2004. After 2008 the rate will be fixed based upon the interest rate for 10-year U.S. Treasury securities at that time. Beginning in 2008 the loan may be converted, at the option of the lender, into a 49% interest in the J.P. Morgan building at 60 Wall Street. If the loan is converted, J.P. Morgan will have the option to lease the property for seven 10-year terms. J.P. Morgan has the right to prepay the debt if the lender does not exercise the conversion option. The loan is collateralized by the 60 Wall Street building owned by Morgan Guaranty.

         (d) Amount represents $310 million of outstanding zero-coupon notes at December 31, 1997. The principal amount of these notes is $3,221 million. The weighted-average yield to maturity on the notes, which do not bear interest, is 6.58%. The carrying value increases as the discount on the notes is accreted to interest expense.

         (e) Represents the sale of a 52.5% interest in J.P. Morgan's office building complex in London. The transaction is treated as a financing obligation, which is being amortized over a 25-year period, corresponding with J.P. Morgan's initial lease term for the entire complex. J.P. Morgan has renewal options to lease this space for an additional 50 years. The lease contains escalation clauses under which rental payments will be redetermined every five years, beginning after year 15. Interest on the financing obligation is imputed annually at an effective rate that varies depending on then-current rental rates in the London real estate market. The aggregate amounts of minimum cash payments (at the December 31, 1997 exchange rate) to be applied to the financing obligation for each of the five years subsequent to December 31, 1997, and thereafter are presented in the following table.


         ====================================================================
         In millions: December 31
         --------------------------------------------------------------------
         1998 .....................................................     $  25
         1999 .....................................................        25
         2000 .....................................................        25
         2001 .....................................................        27
         2002 .....................................................        27
         Thereafter ...............................................       250
         --------------------------------------------------------------------
         Total cash payments ......................................       379
         Less: interest ...........................................       (92)
         --------------------------------------------------------------------
         Balance outstanding at December 31, 1997 .................       287
         --------------------------------------------------------------------


         (f) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.


         The long-term debt tables above include non-U.S. dollar denominated debt totaling $4,318 million and $3,140 million on December 31, 1997 and 1996, respectively. Of this amount, $3,685 million and $2,790 million were fixed rate instruments and $633 million and $350 million were floating rate instruments as of December 31, 1997 and 1996, respectively.

         Also included in these long-term debt tables are notes issued under J.P. Morgan's domestic and Euro-medium term notes programs totaling
         $2 186 million and $745 million as of December 31, 1997 and 1996, respectively. Based solely on contractual terms, the weighted-average interest rate of these issues was 5.98% and 6.09% as of December 31, 1997 and 1996, respectively. Maturities of these issues as of December 31, 1997 range from 1998 to 2027.

         The ranges of interest rates associated with long-term debt as of December 31 are summarized in the following table. They are based on the yield to maturity for zero-coupon notes and contractual terms for all other issues.


         =================================================================================
                                                                  1997                1996
         ---------------------------------------------------------------------------------
         U.S. dollar fixed rate issues ...............      2.50-10.00%         4.50-10.00%
         U.S. dollar floating rate issues(a) .........      5.00-10.98          5.18-14.00
         Non-U.S. dollar fixed rate issues ...........      2.00-22.00          2.52-14.50
         Non-U.S. dollar floating rate issues(a) .....      1.00-14.00           3.39-8.00
         ---------------------------------------------------------------------------------

         (a) Floating rates are determined by formulas and may be subject to certain minimum or maximum rates

         The weighted-average interest rate for total long-term debt was 6.19% and 6.67% as of December 31, 1997 and 1996, respectively. In order to modify exposure to interest rate and currency exchange rate movements, J.P. Morgan utilizes derivative instruments, primarily interest rate and currency swaps, in conjunction with some of its debt issues. The effect of derivative instruments used to modify our exposure to interest rate and currency exchange rate movements is included in the calculation of interest expense on the associated debt. The weighted-average interest rate for total long-term debt, including the effects of the related derivative instruments, was 5.88% and 5.75% as of December 31, 1997 and 1996, respectively.




72       Notes to consolidated financial statements

         16. INCOME TAXES

         J.P. Morgan and eligible subsidiaries file a consolidated U.S. federal income tax return. The following table presents the current and deferred portions of income tax expense included in the consolidated statement of income. Portions of the 1996 current and deferred U.S. income tax expense (benefit) have been reclassified to reflect more closely the tax returns as filed.


===================================================================================================================================
In millions                                                        1997                          1996                          1995
                                            ---------------------------   ---------------------------   ---------------------------
                                            Current   Deferred    Total   Current   Deferred    Total   Current   Deferred    Total
-----------------------------------------------------------------------------------------------------------------------------------
INCOME TAX EXPENSE (BENEFIT)
U.S .....................................      $311      $(241)    $ 70      $179      $ (17)    $162      $ 43       $ (3)    $ 40
Foreign .................................       539          7      546       586        (74)     512       505         (4)     501
State and local .........................       106        (33)      73       120        (36)      84       114        (45)      69
-----------------------------------------------------------------------------------------------------------------------------------
                                                956       (267)     689       885       (127)     758       662        (52)     610
-----------------------------------------------------------------------------------------------------------------------------------


         The income tax expense related to net realized gains and write-downs for other-than-temporary impairments in value on debt and equity investment securities, excluding securities in SBICs, was $137 million in 1997, $98 million in 1996, and $187 million in 1995.

         The table below presents the components of deferred tax assets and liabilities as of December 31.


         =====================================================================================================
         In millions: December 31                                           1997           1996           1995
         -----------------------------------------------------------------------------------------------------
         DEFERRED TAX ASSETS
         Compensation and benefits ..............................         $  981         $  835         $  646
         Aggregate allowance for credit losses ..................            430            443            444
         Foreign operations .....................................             62             65             82
         Write-down of equity investment securities .............             49             44             54
         Other ..................................................            269            165            199
         -----------------------------------------------------------------------------------------------------
         Total deferred tax assets before valuation allowance ...          1 791          1 552          1 425
         Less: valuation allowance(a) ...........................            120            120            140
         -----------------------------------------------------------------------------------------------------
         Total deferred tax assets ..............................          1 671          1 432          1 285
         -----------------------------------------------------------------------------------------------------
         DEFERRED TAX LIABILITIES
         Gains on debt and equity investment securities .........            518            549            564
         Lease financing transactions ...........................            141            142            135
         Unremitted earnings ....................................             98            101             86
         Depreciation ...........................................             14             58             43
         Interest rate and currency swaps .......................             11             31             68
         Other ..................................................            111            156            241
         -----------------------------------------------------------------------------------------------------
         Total deferred tax liabilities .........................            893          1 037          1 137
         -----------------------------------------------------------------------------------------------------

         (a) The valuation allowance is primarily related to the ability to recognize tax benefits associated with foreign operations.


         J.P. Morgan recorded a deferred income tax liability of $256 million, $268 million, and $358 million as of December 31, 1997, 1996, and 1995, respectively, related to the net unrealized gains on investment securities classified as available-for-sale.

         The following table displays a reconciliation of the difference between the expected U.S. statutory income tax rate and J.P. Morgan's effective income tax rate.


         =============================================================================================================
         Percentage of pretax income                                            1997             1996             1995
         -------------------------------------------------------------------------------------------------------------
         U.S. statutory tax rate ....................................           35.0%            35.0%            35.0%
         Increase (decrease) due to:
            State and local taxes, net of U.S. income tax effects ...            2.2              2.3              2.4
            Tax-exempt income .......................................           (4.9)            (2.7)            (6.7)
            Other ...................................................           (0.3)            (2.1)             1.3
         -------------------------------------------------------------------------------------------------------------
         Effective tax rate .........................................           32.0             32.5             32.0
         -------------------------------------------------------------------------------------------------------------




                             Notes to consolidated financial statements       73

17. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
SUBSIDIARIES

In November 1996, JPM Capital Trust I (Trust I) issued $750 million of cumulative capital securities (trust preferred securities) with a fixed rate of 7.54%. In January 1997, JPM Capital Trust II (Trust II) issued $400 million of trust preferred securities with a fixed rate of 7.95%. Trust I and Trust II are wholly owned subsidiaries of J.P. Morgan.

The trust preferred securities:

-        have a stated value and liquidation preference of $1,000 per share

-        have no voting rights

-        qualify as tier 1 capital under current Federal Reserve guidelines

Trust I used the proceeds from the sale of its 7.54% trust preferred securities and the sale of its common stock to J.P. Morgan to purchase $773.2 million of 7.54% junior subordinated debentures (intercompany debentures) of J.P. Morgan. Trust II used the proceeds from the sale of its 7.95% trust preferred securities and the sale of its common stock to J.P. Morgan to purchase $412.4 million of intercompany debentures of J.P. Morgan. The intercompany debentures are unsecured and rank subordinate and junior in right of payment to all other debt, liabilities, and obligations of J.P. Morgan. Therefore their claim on J.P. Morgan's assets comes after all of J.P. Morgan's other obligations are fulfilled. The intercompany debentures represent the sole assets of Trust I and Trust II.

Interest on each of the trust preferred securities is cumulative, payable semiannually, and is fully and unconditionally guaranteed by J.P. Morgan - but only if, and to the extent that, the semiannual interest payments are made on the intercompany debentures by J.P. Morgan. The obligations of J.P. Morgan under the trust agreements, as defined, constitute a full and unconditional guarantee by J.P. Morgan of the trusts' obligations under the trust preferred securities issued.

The $773.2 million 7.54% intercompany debentures mature on January 15, 2027. Upon approval from the Federal Reserve, J.P. Morgan has the right to redeem the 7.54% intercompany debentures, starting on January 15, 2007. They can be redeemed at 103.77% of the stated liquidation preference amount on or after January 15, 2007, with this price declining 0.377% per year until January 15, 2017. After January 15, 2017, the price will equal 100% of the stated liquidation preference amount.

The $412.4 million 7.95% intercompany debentures mature on February 1, 2027. Upon approval from the Federal Reserve, J.P. Morgan has the right to redeem the 7.95% intercompany debentures, starting on February 1, 2007. They can be redeemed at 103.975% of the stated liquidation preference amount on or after February 1, 2007, with this price declining 0.398% per year until February 1, 2017. After February 1, 2017, the price will equal 100% of the stated liquidation preference amount.


74       Notes to consolidated financial statements

Proceeds from any redemption or maturity of the intercompany debentures held by Trust I or Trust II would cause a mandatory redemption of the respective trust preferred securities of Trust I or Trust II, having an aggregate liquidation amount equal to the principal amount of respective intercompany debentures redeemed.

In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 53, J.P. Morgan is not required to disclose separate financial statements for Trust I and II because Trust I and II are wholly owned, have no independent operations, and are issuing securities that contain a full and unconditional guarantee of its parent, J.P. Morgan.

The proceeds from the issuance of the 7.54% trust preferred securities were used in 1997 to purchase $750 million of J.P. Morgan common stock in the open market or through privately negotiated transactions. This action was approved by the Board of Directors in December 1996.



18. PREFERRED STOCK

We are authorized to issue a total of 10,000,000 shares of preferred stock. At December 31, 1997 and 1996, we had 3,094,300 of such shares authorized, issued and outstanding under various series as described below.

With the exception of fixed cumulative preferred stock, series H shares, the outstanding preferred stock may be currently redeemed, in whole or in part, at our option, for the stated value plus accrued and unpaid dividends. The series H shares may not be redeemed before March 31, 2006. All preferred stock has a dividend preference over our common stock in the paying of dividends, a preference in the liquidation of assets, and is generally nonvoting. This table presents preferred stock outstanding and related dividend rates as of December 31.

===================================================================================================================================
                                                                        Authorized, issued and
                                                                          outstanding shares                 Dividend rate(a)
December 31                                                               1997         1996                1997           1996
-----------------------------------------------------------------------------------------------------------------------------------
Adjustable rate cumulative preferred stock, series A
   (stated value: $100 per share) .............................         2 444 300    2 444 300               5.00%           5.00%
Variable cumulative preferred stock, series B, C, D, E
   and F (50 000 shares each series; stated value:
   $1 000 per share) ..........................................           250 000      250 000          4.23-4.38       3.88-4.08
Fixed cumulative preferred stock, series H
   (stated value: $500 per share) .............................           400 000      400 000               6.63            6.63
-----------------------------------------------------------------------------------------------------------------------------------

(a) Series A: The quarterly dividend rate is determined by a formula based on the interest rates of certain actively traded U.S. Treasury obligations. The quarterly rate in no event will be less than 5.00% or greater than 11.50% per annum. The Series A preferred stock qualifies as tier 1 capital.

Series B, C, D, E, and F: Dividend rates for each series are determined periodically either by auction or remarketing. The dividend rates may not exceed certain maximums that are 110% to 200% of various market interest rates, depending on the prevailing credit rating of the instrument at the dividend determination dates and the duration of the then-current dividend periods. The dividend periods may vary from one day to 30 years, depending on the dividend determination method used. During 1997 and 1996, J.P. Morgan reset the dividend rates approximately every 49 days. The dividend rates stated above represent the range of those in effect at year-end. These series of preferred stock qualify as tier 2 capital.

Series H: The quarterly dividend rate is paid at the fixed rate of 6.625% per annum. The Series H preferred stock qualifies as tier 1 capital.



19. EMPLOYEE BENEFITS

PENSION BENEFITS

Defined benefit plans

We have noncontributory defined benefit pension plans covering most of our regular employees. Pension benefits are generally based on age, years of employment, and a percentage of qualifying compensation during an employee's final years of employment.


                             Notes to consolidated financial statements       75

In general, J.P. Morgan's policy is to contribute currently the accrued costs of its funded pension plans. The principal U.S. plan continues to meet legal funding requirements. There were no contributions in 1997. In 1996 contributions were $20 million. We do not contribute the accrued costs of certain other pension plans currently, since contributions to these unfunded plans are not tax deductible. The liability recorded on the consolidated balance sheet for such unfunded pension plans was $120 million and $116 million at December 31, 1997 and 1996, respectively.

For J.P. Morgan's domestic and foreign funded plans, the value of plan assets exceeded accumulated benefits at September 30, 1997 and 1996 (the dates of the actuarial valuations). Plan assets are managed by trustees and are invested primarily in fixed income securities, listed stocks, and commingled pension trust funds. The following table presents information related to these plans, including the amounts recorded on the consolidated balance sheet.

===================================================================================================================================
In millions                                                                                             1997               1996
-----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
          Vested .............................................................................        $  905            $   787
          Nonvested ..........................................................................           150                132
-----------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation: ..............................................................         1 055                919
Additional benefits based on projected future salary levels ..................................           182                171
-----------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                                           1 237              1 090
-----------------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value                                                                              1 555              1 309
-----------------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation ........................................           318                219
Amounts available to increase (reduce) future pension expense:
          Unamortized balance of the initial transition amount(a) ............................           (24)               (34)
          Cumulative net actuarial gain, including deferred investment results(b) ............          (208)              (114)
          Costs of retroactive benefits granted by plan amendments ...........................            29                 32
-----------------------------------------------------------------------------------------------------------------------------------
Net prepaid pension cost recorded on the consolidated balance sheet                                      115                103
-----------------------------------------------------------------------------------------------------------------------------------

(a) To be recognized ratably as a reduction of pension expense through 1999.

(b) Actuarial gains and losses result from experience that differs from that assumed or from a change in an actuarial assumption.


The following table presents the components of the 1997, 1996, and 1995 defined benefit pension expense.

===================================================================================================================================
In millions                                                                                      1997         1996        1995
-----------------------------------------------------------------------------------------------------------------------------------
Cost of benefits earned during the period .............................................        $   56       $   60      $   60
Interest cost on the projected benefit obligation .....................................            90           88          87
Assumed return on all pension plan assets(a) ..........................................          (112)        (109)        (98)
Amortization, primarily of the initial transition amount ..............................            (7)          (7)         (6)
-----------------------------------------------------------------------------------------------------------------------------------
Pension expense reflected in Employee compensation and benefits                                    27           32          43
-----------------------------------------------------------------------------------------------------------------------------------

(a) For the twelve month periods ended September 30, 1997, 1996, and 1995, the actual returns were $294 million, $163 million, and $141 million, respectively. The differences between the actual and assumed amounts have been deferred.


The following table presents the weighted-average actuarial assumptions we used to calculate the projected benefit obligation. Actuarial assumptions at September 30 are used to calculate the pension expense for the following fiscal year.

===================================================================================================================================
                                                                              1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------------------
Assumptions at September 30:
      Assumed rate of return ............................................     8.7%         9.3%         9.3%         9.5%
      Future annual compensation increases ..............................     4.7          4.9          5.1          6.0
      Discount rate .....................................................     7.0          7.6          7.4          8.3
-----------------------------------------------------------------------------------------------------------------------------------


76       Notes to consolidated financial statements

Defined contribution plans

J.P Morgan maintains several defined contribution pension plans. The most significant is the Deferred Profit Sharing/401(k) Plan, covering substantially all U.S. employees. We contribute to this plan based on our financial performance, and participants may make pre-tax contributions to tax-deferred investment portfolios. Non-U.S. defined contribution plans are administered in accordance with local laws. Total expense, which represents J. P. Morgan's contribution for these plans, was $27 million for 1997, $39 million for 1996 and $31 million for 1995.

OTHER POSTRETIREMENT BENEFITS

U.S. employees who were hired before February 1, 1989 and who have completed 10 years of continuous service with J.P. Morgan may be eligible for pensioner health care and pensioner life insurance coverage when they retire. We have no contractual obligation to provide this coverage. Eligible employees retiring after July 1, 1992, absorb a greater proportion of their health care expenses than those who retired on or before July 1, 1992. U.S. employees who were hired on or after February 1, 1989, are not eligible for pensioner health care coverage but may be eligible for limited pensioner life insurance coverage when they retire. Virtually all the postretirement benefit expenses relate to our U.S. employees.

Effective November 21, 1994, we began to fund our postretirement benefit obligations through the purchase of corporate-owned life insurance (COLI) on the lives of eligible employees and retirees. Assets of the COLI policy are held in a separate account at the insurance company. The insurance company invests the cash value of the policy in equities, bonds, and other debt securities. While J.P. Morgan owns the COLI policy, the COLI proceeds (i.e., death benefits, withdrawals, and other distributions) may be used only to reimburse J.P. Morgan for its net postretirement claim payments and related administrative expenses.

The following table reconciles the actuarial present value of J.P. Morgan's accumulated postretirement benefit obligation (APBO) relating to health care and life insurance at September 30 (the date of the actuarial valuation) to the amount recorded on the consolidated balance sheet as of December 31.

===================================================================================================================================
In millions                                                                                               1997         1996
-----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of APBO:
     Retirees ......................................................................................     $ 110        $ 104
     Fully eligible active participants ............................................................        22           19
     Other active participants .....................................................................        78           69
-----------------------------------------------------------------------------------------------------------------------------------
Total APBO at September 30 .........................................................................       210          192
Cumulative net actuarial gain, including deferred investment results(a) ............................       104           91
Fair value of COLI policy at December 31 ...........................................................      (211)        (140)
-----------------------------------------------------------------------------------------------------------------------------------
Net accrued postretirement benefit liability recorded on the consolidated balance sheet                    103          143
-----------------------------------------------------------------------------------------------------------------------------------

(a) Actuarial gains and losses result from experience that differs from that assumed or from a change in an actuarial assumption.


The following table presents the components of the 1997, 1996, and 1995 postretirement benefit expense.


===================================================================================================================================
In millions                                                                       1997              1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
Cost of benefits earned during the period .....................................   $  4              $  5              $  6
Interest cost on APBO .........................................................     15                15                17
Assumed return on COLI policy(a) ..............................................    (11)               (7)               (3)
Amortization of unrecognized net gains ........................................     (4)               (4)               (2)
-----------------------------------------------------------------------------------------------------------------------------------
Expense reflected in Employee compensation and benefits                              4                 9                18
-----------------------------------------------------------------------------------------------------------------------------------

(a) For the twelve month periods ended September 30, 1997, 1996, and 1995, the actual returns were $35 million, $10 million, and $9 million, respectively. The differences between the actual and assumed amounts have been deferred.


                             Notes to consolidated financial statements       77

The following table presents actuarial assumptions used to calculate the APBO. Actuarial assumptions at September 30 are used to determine the postretirement benefit expense for the following fiscal year.


===================================================================================================================================
                                                                              1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------------------
Assumptions at September 30:
      Assumed rate of return ............................................     9.0%          9.0%         9.0%         9.0%
      Future annual compensation increases, affecting the
         APBO for pensioner life insurance only .........................     4.8           4.8          4.8          5.5
      Health-care cost trend rate:
         First year .....................................................    11.0          11.5         12.0         15.0
         Rate after gradual decreases until the year 2009 ...............     5.5           5.5          5.5          5.5
      Discount rate .....................................................     7.3           7.8          7.5          8.5
-----------------------------------------------------------------------------------------------------------------------------------


If the assumed health care cost trend rate were increased by one percentage point each year, the annual postretirement benefit expense would have increased by $2 million each year in 1997, 1996, and 1995. In addition, the APBO as of September 30 would have increased by $14 million, $13 million, and $16 million for 1997, 1996, and 1995, respectively.



20. STOCK OPTIONS AND STOCK AWARDS

J.P. Morgan's stock option and stock award plans provide for the grant of stock-related awards to key employees, including:

-        stock options

-        restricted stock awards

-        stock bonus awards

-        stock unit awards

-        deferred stock payable in stock

To satisfy awards granted under stock option and stock award plans, we may make common stock available from authorized but unissued shares. We also may purchase shares in the open market at various times during the year. Shares available for future grants under stock incentive plans totaled 16,355,762 as of December 31, 1997. A portion of these shares may be made available from treasury shares. Shares authorized for future grants under the Stock Bonus Plan are 2.5% of outstanding shares. All shares authorized under the Stock Bonus Plan are required to be settled in treasury shares. We account for our stock-based compensation plans in accordance with APB Opinion No. 25 and related Interpretations. Compensation cost recognized for our stock award plans in the consolidated statement of income for 1997, 1996, and 1995 was $381 million, $272 million, and $227 million, respectively.

If we had determined compensation cost for our stock-based compensation plans based on fair value at the award grant dates consistent with the method of SFAS No. 123, the net income and earnings per share for 1997, 1996 and 1995 would approximate the pro forma amounts in the following table.

===================================================================================================================================
In millions, except share data                                                           1997         1996         1995
-----------------------------------------------------------------------------------------------------------------------------------
Net income(a)                       As reported ...............................        $1 465       $1 574       $1 296
                                    Pro forma .................................         1 418        1 522        1 231
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share            As reported ...............................         $7.71        $8.11        $6.70
                                    Pro forma .................................          7.46         7.84         6.36
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share          As reported ...............................         $7.17        $7.63        $6.42
                                    Pro forma .................................          6.94         7.37         6.10
-----------------------------------------------------------------------------------------------------------------------------------

(a) For pro forma purposes, the fair value of stock option awards is amortized over the relative vesting periods; the fair value of other stock awards is generally expensed entirely in the year of performance to which it relates. As of December 31, 1997, 1996, and 1995, the unamortized expense, net of taxes, of nonvested options for pro forma purposes was $62 million, $28 million, and $23 million, respectively.


78       Notes to consolidated financial statements

Stock options

Stock options under the Stock Incentive Plans are issued at exercise prices not less than the market value of the stock on the grant date. In accordance with APB Opinion No. 25 and related Interpretations, no compensation cost has been recognized for fixed stock option plans. Stock options are generally exercisable one to three years following the date of grant, and in no event later than 10 years from the date of grant. Options generally vest ratably over the vesting period.

J.P. Morgan uses a modified Black-Scholes option-pricing model to estimate the fair value of each option grant. We use this method because employee stock options are much different from traded options, and because changes in subjective assumptions can materially affect the fair value estimate. The modified Black-Scholes model takes into account the estimated lives of the options and an expected dividend yield based on historical dividend rate increases.

The following weighted-average assumptions were used as inputs to the modified Black-Scholes model for grants in 1997, 1996, and 1995, respectively:

-        dividend yield of 3.26%, 4.24% and 4.83%

-        five year monthly historical volatility of 16.7%, 18.5% and 21.3%

-        risk-free interest rate of 6.35%, 5.98% and 7.61%

-        expected life of seven years

A summary of our stock option activity and related information follows.

===================================================================================================================================
                                                      1997                              1996                              1995
                                                    Weighted-                         Weighted-                         Weighted-
                                                     average                           average                           average
                                                    exercise                          exercise                          exercise
                                     Shares           price          Shares             price            Shares           price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning
       of year ..................   25 072 115      $  64.45       24 325 921          $59.75           20 725 020       $56.28
Granted .........................    4 687 145        107.80        5 208 808           78.44            7 166 952        64.61
Exercised .......................   (4 554 749)        55.88       (4 189 674)          54.33           (3 128 485)       47.17
Forfeited .......................     (125 773)        80.41         (271 958)          68.18             (437 566)       65.07
Expired .........................         --           --                (982)          41.94                 --           --
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at year-end .........   25 078 738         74.02       25 072 115           64.45           24 325 921        59.75
-----------------------------------------------------------------------------------------------------------------------------------
Exercisable at year-end .........   15 669 676      $  61.87       15 991 664          $59.13           15 179 860       $55.89
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average fair
       value of options granted
       during the year ..........       $22.60                         $13.47                               $13.41
-----------------------------------------------------------------------------------------------------------------------------------


The following table summarizes information about stock options outstanding and exercisable, as of December 31, 1997.

===================================================================================================================================
                                                                     Options outstanding                        Options exercisable
                                          ----------------------------------------------       ------------------------------------
                                                                Weighted-
                                                                 average      Weighted-                                Weighted-
                                                                remaining      average                                  average
                                                    Number     contractual    exercise               Number            exercise
Range of exercise prices                         outstanding   life (years)     price             exercisable           price
-----------------------------------------------------------------------------------------------------------------------------------
$31-$46 ...............................           2 439 284        2.30       $  41.75              2 439 284          $41.75
$60-$76 ...............................          16 271 394        6.39          67.42             13 230 392           65.58
$78-$110 ..............................           6 368 060        8.99         103.26                   --              --
-----------------------------------------------------------------------------------------------------------------------------------

Before 1997, stock options were generally granted in January. Beginning in 1997, stock options are generally granted in the middle of the year.

Restricted stock awards

Restricted stock awards under the Stock Incentive and Stock Bonus Plans are provided in the form of share credits. Each share credit is equivalent to one share of J.P. Morgan common stock. Restricted stock awards generally become fully vested on the fifth anniversary of the award date.


                             Notes to consolidated financial statements       79

The participant may receive the award payment as soon as the award has become vested, but it may be deferred at the discretion of the committee of the Board of Directors that administers the plan.

As of December 31, 1997, we had 3,585,911 total share credits, representing previously granted restricted stock awards. In 1996, we had 3,395,355 share credits, and in 1995 we had 2,968,840 share credits. These share credits include credits attributable to dividend equivalents. For the 1997 award year, 422,594 share credits were granted at the weighted-average fair value of $102.67 per share. For the 1996 and 1995 award years, 485,507 and 612,530 share credits were granted at the weighted-average fair value of $95.34 and $73.37 per share, respectively.

Stock bonus awards

Stock bonus awards under the Stock Incentive and Stock Bonus Plans are substantially similar to restricted stock awards, except that stock bonus awards (excluding those for 1997) generally become vested on the third anniversary of the award date. 1997 stock bonus awards generally become vested on the second anniversary of the award date and are subject to an additional three-year holding period. The participant may receive the award payment as soon as the award has become vested and the holding period, if applicable, has been satisfied, but it may be deferred at the discretion of the committee of the Board of Directors administering the plans.

As of December 31, 1997, 1996, and 1995, total share credits, representing previously granted stock bonus awards, were 5,890,648 credits, 4,030,763 credits, and 2,603,378 credits, respectively. These share credits include credits attributable to dividend equivalents. For the 1997 award year, 3,079,353 share credits were granted at the weighted-average fair value of $101.47 per share. For the 1996 and 1995 award years, 2,126,067 and 1,588,477 share credits were granted at the weighted-average fair value of $103.14 and $75.53 per share, respectively.

Stock unit awards

Stock unit awards under the Stock Bonus Plan are similar to restricted stock and stock bonus awards. However, the value of a stock unit award, not including the value of dividend equivalents accrued on the awards, will never exceed (but may be less than) the dollar value of the original award. Stock unit awards generally become fully vested on the third anniversary of the award date, other than 1997 stock unit awards, which are generally vested on the second anniversary of the award date and are subject to an additional three-year holding period. The participant may receive the award payment as soon as the award has become vested and the holding period, if applicable, has been satisfied.

As of December 31, 1997, 1996, and 1995, total share credits, representing previously granted stock units, were 324,382 credits, 176,481 credits, and 52,533 credits, respectively. These share credits include credits attributable to dividend equivalents. For the 1997 award year, 172,459 share credits were granted at the weighted-average fair value of $101.47 per share. For the 1996 and 1995 award years, 145,594 and 123,364 share credits were granted at the weighted-average fair value of $103.44 and $75.63 per share, respectively.

Deferred stock payable in stock

J.P. Morgan's Incentive Compensation Plans allow eligible employees to defer all or a portion of their current annual incentive compensation into several types of accounts - including a J.P. Morgan common stock account. Deferral amounts are not subject to forfeiture. The amounts that employees defer into the J.P. Morgan common stock account are converted into share credits. They earn dividend equivalents during the deferral period. Commencing in the year following retirement or termination of employment, a participant's balance in the J.P. Morgan common stock account is distributed in the form of J.P. Morgan common stock.

As of December 31, 1997 and 1996, total share credits payable in stock - including share credits attributable to dividend equivalents - were 2,307,228 and 2,100,985 credits, respectively. For the 1997 award year, 259,690 share credits were granted at the weighted-average fair value of $112.85 per share. For the 1996 and 1995 award years, 306,284 and 186,155 share credits were granted at the weighted-average fair value of $97.63 and $80.25 per share, respectively.

Stock awards, other than options, are generally granted in January following the award year. In January 1998, 3,825,641 share credits representing stock awards other than options were granted.


80       Notes to consolidated financial statements

21. EARNINGS PER SHARE

Effective December 31, 1997, we adopted SFAS No. 128, Earnings per Share, which establishes new standards for computing and presenting earnings per share (EPS). All EPS amounts have been restated to conform to the new requirements. Refer to
Note 2, Accounting changes, for more information.

Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding, which includes contingently issuable shares where all necessary conditions for issuance have been satisfied. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares that were outstanding during the period.

The computation of basic and diluted EPS for the years ended December 31 are presented in the following table.


===================================================================================================================================
Dollars in millions, except per share data                                               1997             1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
Net Income ..................................................................          $1 465           $1 574           $1 296
Preferred stock dividends and other .........................................             (36)             (33)             (21)
-----------------------------------------------------------------------------------------------------------------------------------
Numerator for basic and diluted earnings
      per share - income available to
      common stockholders                                                              $1 429           $1 541           $1 275
-----------------------------------------------------------------------------------------------------------------------------------
Denominator for basic earnings per share -
      weighted-average shares ...............................................     185 241 295      189 888 455      190 401 646
Effect of dilutive securities:
      Options(a) ............................................................       6 893 623        5 614 099(b)     3 629 228(c)
      Other stock awards(d) .................................................       7 109 024        6 426 250        4 533 596
      4.75% convertible debentures ..........................................          74 373           81 433           90 503
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   14 077 020       12 121 782        8 253 327
-----------------------------------------------------------------------------------------------------------------------------------
Denominator for diluted earnings per share -
      weighted-average number of common
      shares and dilutive potential common
      shares                                                                      199 318 315      202 010 237      198 654 973
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share ....................................................           $7.71            $8.11            $6.70
Diluted earnings per share ..................................................            7.17             7.63             6.42
-----------------------------------------------------------------------------------------------------------------------------------

(a) The dilutive effect of stock options was computed using the treasury stock method. This method computes the number of incremental shares by assuming the issuance of outstanding stock options, reduced by the number of shares assumed to be repurchased from the issuance proceeds, using the average market price of our common stock for the period. The related tax benefits are also considered.

(b) Options to purchase 500,000 shares of our common stock at $104.92 per share were outstanding at December 31, 1996, but were not included in the computation of diluted EPS. The inclusion of such options using the treasury stock method would have an antidilutive effect on the diluted EPS calculation because the options' exercise price was greater than the average market price of our common shares for 1996. These options expire on October 13, 2006.

(c) Options to purchase 2,989,399 shares of our common stock at $71.00 per share were outstanding at December 31, 1995, but were not included in the computation of diluted EPS. The inclusion of such options using the treasury stock method would have an antidilutive effect on the diluted EPS calculation because the options' exercise price was greater than the average market price of our common shares for 1995. These options expire on January 16, 2004.

(d) Weighted-average incremental shares for other stock awards include restricted stock and stock bonus awards. See note 20, Stock options and stock awards, for further information.


                             Notes to consolidated financial statements       81

22. CAPITAL REQUIREMENTS

J.P. Morgan, our subsidiaries, and certain foreign branches of our bank subsidiary, Morgan Guaranty Trust Company of New York, are subject to regulatory capital requirements of U.S. and foreign regulators. Our primary federal banking regulator, the Board of Governors of the Federal Reserve System (Federal Reserve Board), establishes minimum capital requirements for J.P. Morgan, the consolidated bank holding company, and some of our subsidiaries, including Morgan Guaranty. These requirements ensure banks and bank holding companies meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting principles. Failure to meet these requirements can result in actions by regulators that could have a direct material impact on our financial statements. The capital of J.P. Morgan and our principal subsidiaries, Morgan Guaranty and J.P. Morgan Securities Inc. (JPMSI), exceeded the minimum requirements set by each regulator at December 31, 1997.

NEW RULES FROM THE FEDERAL RESERVE BOARD

As of September 30, 1997, J.P. Morgan adopted the Federal Reserve Board's new market risk capital guidelines for calculation of risk-based capital ratios. The new framework amends the existing guidelines by incorporating a measure of market risk for trading positions. The new rule is based on an amendment to the Basle Capital Accord that requires banking institutions with significant trading activity to measure and hold capital in support of their exposure to market risk. Under the new standard, our risk-based capital ratios take into account:

- general market risk and specific issuer risk of our debt and equity trading portfolios

- general market risk associated with all trading and nontrading foreign exchange and commodity positions

The new guidelines also no longer exclude the capital and assets of JPMSI, our
Section 20 subsidiary, from risk-based capital calculations for J.P. Morgan, the bank holding company. They also reduce the minimum leverage ratio required for a bank holding company to retain a well capitalized status from 4% to 3%. The guidelines continue to exclude the effect of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Adoption of these guidelines had a beneficial impact on the capital ratios of both J.P. Morgan and Morgan Guaranty. Prior period ratios and risk-based capital amounts have not been restated.

CAPITAL RATIOS AND AMOUNTS

The following tables indicate the risk-based capital and leverage ratios and amounts for J.P. Morgan and Morgan Guaranty under the new guidelines as of December 31, 1997, and former guidelines as of December 31, 1996. Under the new capital guidelines established by the Federal Reserve Board, the published capital ratios of J.P. Morgan are calculated including the equity, assets, and off-balance sheet exposures of JPMSI. In accordance with Federal Reserve Board guidelines, the risk-based capital and leverage amounts and ratios exclude the effect of SFAS No. 115.


82       Notes to consolidated financial statements

1997 CAPITAL RATIOS AND AMOUNTS

(under new Federal Reserve Board Guidelines adopted September 30, 1997)

===================================================================================================================================
                                                                                                          1997
In millions: December 31                                                               Amounts          Ratios(b)
-----------------------------------------------------------------------------------------------------------------------------------
Tier 1 capital(a)
         J.P. Morgan ...........................................................       $11 854              8.0%
         Morgan Guaranty .......................................................        10 305              7.8
-----------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital(a)
         J.P. Morgan ...........................................................        17 680             11.9
         Morgan Guaranty .......................................................        14 215             10.8
-----------------------------------------------------------------------------------------------------------------------------------
Leverage
         J.P. Morgan ...........................................................                            4.4
         Morgan Guaranty .......................................................                            5.2
-----------------------------------------------------------------------------------------------------------------------------------

(a) For capital adequacy purposes, J.P. Morgan and Morgan Guaranty required minimum tier 1 capital of $5.9 billion and $5.3 billion, respectively, as of December 31, 1997. The required minimum total risk-based capital for J.P. Morgan and Morgan Guaranty was $11.9 billion and $10.6 billion, respectively, at December 31, 1997.

(b) Pursuant to Federal Reserve Board guidelines, the minimum tier 1 capital, total risk-based capital, and leverage ratios are 4%, 8%, and 3%, respectively, for bank holding companies and banks.


1996 CAPITAL RATIOS AND AMOUNTS

(under former Federal Reserve Board guidelines followed prior to September 30,
1997)

===================================================================================================================================
                                                                                                                         1996
In millions: December 31                                                                         Amounts               Ratios(b)
-----------------------------------------------------------------------------------------------------------------------------------
 Tier 1 capital(a)
         J.P. Morgan ..................................................................          $10 873                  8.8%
         Morgan Guaranty ..............................................................            9 665                  8.2
-----------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital(a)
         J.P. Morgan ..................................................................           15 145                 12.2
         Morgan Guaranty ..............................................................           13 551                 11.5
-----------------------------------------------------------------------------------------------------------------------------------
Leverage
         J.P. Morgan ..................................................................                                   5.9
         Morgan Guaranty ..............................................................                                   5.3
-----------------------------------------------------------------------------------------------------------------------------------

(a) For capital adequacy purposes, J.P. Morgan and Morgan Guaranty required minimum tier 1 capital of $5.0 billion and $4.7 billion, respectively, as of December 31, 1996. The required minimum total risk-based capital for J.P. Morgan and Morgan Guaranty was $9.9 billion and $9.4 billion, respectively, as of December 31, 1996.

(b) Pursuant to Federal Reserve Board guidelines, the minimum tier 1 capital, total risk-based capital, and leverage ratios are 4%, 8%, and 3%, respectively, for bank holding companies and banks.


CAPITAL CATEGORIES

Bank regulators use five capital category definitions for regulatory supervision purposes. The categories range from well capitalized to critically undercapitalized. A bank is considered well capitalized if it has minimum tier 1 capital, total capital, and leverage ratios of 6%, 10%, and 5%, respectively, under standards provided by the regulatory framework for prompt corrective action and the Federal Reserve Board.

Bank holding companies also have guidelines which determine the capital levels at which it shall be considered well capitalized. Pursuant to these guidelines, the Federal Reserve Board considers a bank holding company who has adopted the new market risk rules to be well capitalized if it has minimum tier 1 capital, total capital, and leverage ratios of 6%, 10%, and 3%, respectively. Prior to the adoption of the new market risk rules, the minimum tier 1 capital, total capital, and leverage ratios for bank holding companies to be considered well capitalized was 6%, 10%, and 4%, respectively.

At December 31, 1997 and 1996, the ratios of J.P. Morgan and Morgan Guaranty exceeded the minimum standards required for a well capitalized bank holding company and bank. Management is aware of no conditions or events that have occurred since December 31, 1997, that would change J.P. Morgan's and Morgan Guaranty's well capitalized status.


                              Notes to consolidated financial statements      83

NET CAPITAL REQUIREMENTS OF JPMSI

JPMSI is subject to the Securities and Exchange Commission (SEC) Uniform Net Capital Rule, which requires it to maintain a minimum net capital. JPMSI has elected to compute its net capital requirement in accordance with the Alternative Method under SEC Rule 15c3-1 (a)(ii), which requires a broker or dealer to maintain at all times net capital, as defined, at the greater of $1 million or 2% of aggregate debit items arising from customer transactions.

As of December 31, 1997, JPMSI had net capital, as defined under such rules, of $786 million and a net capital requirement and excess net capital of $110 million and $676 million, respectively. As of December 31, 1996, JPMSI had net capital of $555 million and a net capital requirement and excess net capital of $74 million and $481 million, respectively.



23. COMMITMENTS AND CONTINGENT LIABILITIES

PLEDGED ASSETS

Excluding mortgaged properties, assets on the consolidated balance sheet of approximately $77.7 billion at December 31, 1997 and approximately $67.0 billion at December 31, 1996, were pledged as collateral for borrowings, to qualify for fiduciary powers, to secure public monies as required by law, and for other purposes.

SEGREGATED ASSETS

In compliance with rules and regulations established by domestic and foreign regulators, cash of $152 million and $112 million and securities with a market value of $2,380 million and $2,158 million were segregated in special bank accounts for the benefit of securities and futures brokerage customers at December 31, 1997 and 1996, respectively.

RENTAL EXPENSE AND COMMITMENTS

Operating expenses include net rentals of $83 million in 1997, $96 million in 1996, and $115 million in 1995.

Our minimum rental commitments for noncancelable leases of premises and equipment are $1,134 million as of December 31, 1997 - in the aggregate. Certain leases contain renewal options and escalation clauses. For each of the five years after December 31, 1997, our minimum rental commitments for noncancelable leases of premises and equipment are:

-        $91 million in 1998

-        $76 million in 1999

-        $73 million in 2000

-        $72 million in 2001

-        $68 million in 2002

SUBSIDIARY AND AFFILIATE OBLIGATIONS

In the ordinary course of business, J.P. Morgan guarantees the performance of certain obligations of certain subsidiaries and affiliates. We do not expect that these agreements will have a material effect on the results of our operations.

LEGAL ACTION

Various legal actions and proceedings are pending against or involve J.P. Morgan and our subsidiaries. After reviewing with counsel all actions and proceedings pending against or involving us, management considers that the outcome of such matters will not have a material adverse effect on J.P. Morgan's financial condition.


84       Notes to consolidated financial statements

24. CONCENTRATIONS OF FINANCIAL INSTRUMENTS

The counterparties to our financial instruments operate in diverse industries of the global economy, most significantly in North America and Europe, and include nonbank financial institutions, governments, and banks.

For financial reporting purposes only, summarized in the following table are amounts of credit exposure associated with all on- and off-balance sheet financial instruments based on the location of the counterparty. It does not reflect the location of the counterparty ultimately responsible for the obligation because it does not take into consideration collateral or formal guarantees which may shift the location of the credit exposure. As a result, the table is not appropriate for assessing our regional credit exposure. Refer to Cross-border and local outstandings in the Asset-quality analysis section.

===================================================================================================================================
                                                                       Nonbank
                                                                      financial       Govern-
In billions: December 31                                            institutions(a)    ments     Banks      All other     Total
-----------------------------------------------------------------------------------------------------------------------------------
1997
On-balance sheet:
North America(b) ...............................................         $ 45.6      $   45.3   $   24.7   $   20.1    $   135.7
Europe(c) ......................................................           15.7          21.9       40.2       10.6         88.4
Asia Pacific ...................................................            3.5          13.1        3.8        3.6         24.0
Latin America(d) ...............................................            1.0           5.7        1.3        5.1         13.1
-----------------------------------------------------------------------------------------------------------------------------------
Total on-balance sheet credit exposure                                     65.8          86.0       70.0       39.4        261.2(e)
-----------------------------------------------------------------------------------------------------------------------------------
Off-balance sheet:
North America(b) ...............................................           19.9           6.1        9.8       49.7         85.5
Europe(c) ......................................................            8.6           2.0       14.0       10.9         35.5
Asia Pacific ...................................................            2.6           6.9        1.2        1.6         12.3
Latin America(d) ...............................................            0.2           0.1        0.1        0.4          0.8
-----------------------------------------------------------------------------------------------------------------------------------
Total off-balance sheet credit exposure                                    31.3          15.1       25.1       62.6        134.1
-----------------------------------------------------------------------------------------------------------------------------------
Total credit exposure                                                      97.1         101.1       95.1      102.0(f)     395.3
-----------------------------------------------------------------------------------------------------------------------------------
Cash and marketable security collateral                                    60.2           2.2       44.5        6.8        113.7
-----------------------------------------------------------------------------------------------------------------------------------

1996
On-balance sheet:
North America(b) ...............................................           30.6          39.5       23.8       18.6        112.5
Europe(c) ......................................................           22.2          25.0       18.7        9.4         75.3
Asia Pacific ...................................................            4.0           8.2        6.6        3.7         22.5
Latin America(d) ...............................................            0.1           4.0        1.5        5.2         10.8
-----------------------------------------------------------------------------------------------------------------------------------
Total on-balance sheet credit exposure                                     56.9          76.7       50.6       36.9        221.1(e)
-----------------------------------------------------------------------------------------------------------------------------------
Off-balance sheet:
North America(b) ...............................................           20.3           5.7        5.1       42.0         73.1
Europe(c) ......................................................            9.8           1.6       10.0       10.0         31.4
Asia Pacific ...................................................            1.1           2.7        0.9        2.9          7.6
Latin America(d) ...............................................            0.2          --          0.3        0.6          1.1
-----------------------------------------------------------------------------------------------------------------------------------
Total off-balance sheet credit exposure                                    31.4          10.0       16.3       55.5        113.2
-----------------------------------------------------------------------------------------------------------------------------------
Total credit exposure                                                      88.3          86.7       66.9       92.4(f)     334.3
-----------------------------------------------------------------------------------------------------------------------------------
Cash and marketable security collateral                                    51.8           1.6       33.1       10.5         97.0
-----------------------------------------------------------------------------------------------------------------------------------

(a) Nonbank financial institutions include securities firms, insurance companies, and investment companies.

(b) Includes the United States, Canada, and the Caribbean.

(c) Includes the Middle East and Africa.

(d) Includes Mexico, Central America, and South America.

(e) On-balance sheet assets without credit exposure totaled approximately $1.0 billion and $0.9 billion in 1997 and 1996, respectively.

(f) The utilities industry exceeded 10% of this amount at December 31, 1997 and 1996.


                               Notes to consolidated financial statements     85

25. INTERNATIONAL OPERATIONS

For financial reporting purposes, our operations are divided into domestic and international components. We believe that the method we have chosen to allocate our results among domestic and international sources, while inexact, is appropriate.

Assets

In general, we distribute assets on the basis of the location of the counterparty, with the exception of premises and equipment, which is distributed based on the location of the office recording the asset, and the allowance for credit losses, which is distributed based on the location of the specific allocations and a portion of the general risk.

Revenues and Expenses

Because our operations are highly integrated, we need to make estimates and assumptions to identify revenues and expenses by geographic region. The following is a summary of these assumptions:

- Client-focused revenues are assigned to the region managing the client relationship for a particular product. For finance and advisory products, this is the client's head office; for most other products, it is the location where the activity is transacted.

- Market making revenues that cannot be specifically attributed to individual clients (for example, gains or losses from positions taken to facilitate client transactions) are generally allocated based on the proportion of regional revenues.

- Revenues from proprietary investing and trading activities are based on the location of the risk-taker.

- Expenses are allocated based on the estimated cost associated with servicing the regions' client base.

- Earnings on stockholders' equity are mainly allocated based on each region's proportion of regional revenue, and adjustments are made for differences between domestic and international tax rates.


86       Notes to consolidated financial statements

Assets at December 31 and the results for the years ended December 31, 1997, 1996, and 1995 were distributed among domestic and international operations, as presented in the following table.

====================================================================================================================================
                                                Total          Total              Total        Pretax     Income tax            Net
In millions                                    assets       revenues(a)        expenses        income        expense         income
------------------------------------------------------------------------------------------------------------------------------------
1997
Europe(b) .......................           $  88 018           $2 026           $1 578        $  448           $179         $  269
Asia Pacific ....................              22 791              798              554           244             98            146
Latin America(c) ................              12 885              645              262           383            153            230
------------------------------------------------------------------------------------------------------------------------------------
Total international operations ..             123 694            3 469            2 394         1 075            430            645
Domestic operations(d) ..........             138 465            3 751            2 672         1 079            259            820
------------------------------------------------------------------------------------------------------------------------------------
Total                                         262 159            7 220            5 066         2 154            689          1 465
------------------------------------------------------------------------------------------------------------------------------------

1996
Europe(b) .......................              75 738            2 063            1 367           696            278            418
Asia Pacific ....................              21 807              844              458           386            154            232
Latin America(c) ................              10 037              523              227           296            118            178
------------------------------------------------------------------------------------------------------------------------------------
Total international operations ..             107 582            3 430            2 052         1 378            550            828
Domestic operations(d)(e) .......             114 444            3 425            2 471           954            208            746
------------------------------------------------------------------------------------------------------------------------------------
Total                                         222 026            6 855            4 523         2 332            758          1 574
------------------------------------------------------------------------------------------------------------------------------------

1995
Europe(b) .......................              57 029            1 684            1 236           448            179            269
Asia Pacific ....................              14 365              786              430           356            143            213
Latin America(c) ................               8 809              441              189           252            101            151
------------------------------------------------------------------------------------------------------------------------------------
Total international operations                 80 203            2 911            1 855         1 056            423            633
Domestic operations(d)(e) .......             104 676            2 993            2 143           850            187            663
------------------------------------------------------------------------------------------------------------------------------------
Total                                         184 879            5 904            3 998         1 906            610          1 296
------------------------------------------------------------------------------------------------------------------------------------

(a) Includes net interest revenue and noninterest revenues.

(b) Includes the Middle East and Africa.

(c) Includes Mexico, Central America, and South America.

(d) Includes the United States, Canada, and the Caribbean. Total assets include $123.9 billion, $103.1 billion, and $93.7 billion at December 31, 1997, 1996, and 1995, respectively, related to United States operations. Total revenue and expenses relate substantially to United States operations for all years.

(e) Expenses for domestic operations include a technology-related charge of $71 million in 1996, a severance-related charge of $55 million in 1995, and other unallocated corporate expenses.


The table below presents the composition of international assets at December 31.

===================================================================================================================================
In millions: December 31                                                                 1997             1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning deposits with banks:
      At overseas branches or subsidiaries of U.S. banks ......................        $     23        $    290        $     69
      Other ...................................................................           1 832           1 461           1 872
Loans, net(a) .................................................................          16 309          13 746          11 291
Investment securities .........................................................           2 580           3 591           4 287
Trading account assets, net(a) ................................................          73 328          60 629          44 051
Other assets ..................................................................          29 622          27 865          18 633
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTERNATIONAL ASSETS                                                              123 694         107 582          80 203
-----------------------------------------------------------------------------------------------------------------------------------

(a) For financial statement reporting purposes, beginning December 31, 1996, in accordance with the American Institute of Certified Public Accountants Banks and Savings Institutions Audit and Accounting Guide, while we consider it in the aggregate, the total allowance for credit losses has been apportioned and allocated against: loans, trading account assets (relating to derivatives), and other liabilities (relating to undertakings to extend credit not currently reflected on the consolidated balance sheet). Amounts at December 31, 1995 have not been reclassified; the entire international aggregate allowance has been included as a reduction of international loans.


                             Notes to consolidated financial statements       87

26. CERTAIN RESTRICTIONS: SUBSIDIARIES

Under the Federal Reserve Act and New York State law, there are legal restrictions limiting the amount of dividends that Morgan Guaranty - a state member bank - can declare. The most restrictive test requires approval of the Federal Reserve Board if Morgan Guaranty's declared dividends exceed the net profits for the current year combined with the preceding two years' net profits. The calculation of the amount available for payment of dividends is based on net profits determined in accordance with bank regulatory accounting principles, reduced by the amount of dividends declared. As of December 31, 1997, the cumulative retained net profits for the years 1997 and 1996 available for distribution as dividends in 1998 without approval of the Federal Reserve Board were approximately $1,679 million.

The Federal Reserve Board may prohibit the payment of dividends if it determines that circumstances relating to the financial condition of a bank are such that the payment of dividends would be an unsafe and unsound practice.

U.S. federal law also places restrictions on certain types of transactions engaged in by insured banks and their subsidiaries with certain affiliates, including, in the case of Morgan Guaranty, J.P. Morgan and its nonbanking subsidiaries. "Covered transactions" are limited to 20% of capital and surplus, as defined, and "covered transactions" with any one such affiliate are limited to 10% of capital and surplus. "Covered transactions" include:

-        loans and extensions of credit to such an affiliate

-        purchases of assets from such an affiliate

- any guarantees, acceptances, and letters of credit issued on behalf of such an affiliate

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


88       Notes to consolidated financial statements

27. CONDENSED FINANCIAL STATEMENTS OF J.P. MORGAN (PARENT)

Presented below are the condensed statements of income, balance sheet, and cash flows for J.P. Morgan & Co. Incorporated, the parent company.

STATEMENT OF INCOME

J.P. Morgan (parent)

===================================================================================================================================
In millions                                                                    1997                  1996               1995
-----------------------------------------------------------------------------------------------------------------------------------
REVENUES
Equity in undistributed earnings of subsidiaries ...........                 $  855               $ 1 093             $  588
Dividends from subsidiaries:
     Bank ..................................................                    404                   150                285
     Other .................................................                    201                   360                420
-----------------------------------------------------------------------------------------------------------------------------------
Total equity in earnings of subsidiaries ...................                  1 460                 1 603              1 293
Interest from subsidiaries .................................                    739                   637                616
Other interest revenue .....................................                     53                    37                 46
Investment banking revenue allocations from subsidiaries ...                    125                   103                 71
Service fees from subsidiaries .............................                    248                   186                134
Investment securities revenue ..............................                     --                    (7)               (28)
Other revenue ..............................................                      3                    (9)                 3
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                                2 628                 2 550              2 135
-----------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Interest (includes $101 in 1997, $9 in 1996, and $24 in 1995
     to subsidiaries) ......................................                    891                   714                665
Employee compensation and benefits .........................                    245                   203                159
Other expenses .............................................                    129                   103                 75
-----------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                1 265                 1 020                899
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .................................                  1 363                 1 530              1 236
Income tax benefit .........................................                   (102)                  (44)               (60)
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    1 465                 1 574              1 296
-----------------------------------------------------------------------------------------------------------------------------------


                             Notes to consolidated financial statements       89

BALANCE SHEET

J.P. Morgan (parent)

===================================================================================================================================
                                                                                                                       December 31
In millions                                                                                                    1997           1996
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning deposits with subsidiary bank ....................................................       $     439       $     202
Debt investment securities available-for-sale carried at fair value ...............................             941           1 098
Investments in subsidiaries:
      Bank ........................................................................................          10 433           9 891
      U.S. broker-dealer ..........................................................................             595             494
      Other nonbanks ..............................................................................           1 073             919
Advances to subsidiaries:
      Bank ........................................................................................           4 069           3 545
      U.S. broker-dealer ..........................................................................           3 014           1 333
      Other nonbanks, primarily securities-related ................................................           7 303           6 047
Accrued interest and accounts receivable, primarily from subsidiary bank ..........................             287             296
Other assets (includes $2 158 in 1997 and $1 577 in 1996 related to corporate-owned life insurance contracts; $900 in 1997 and $669 in 1996
      related to deferred tax assets) .............................................................           3 207           2 343
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                                 31 361          26 168
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Securities sold under agreements to repurchase (includes $349 in 1997 and
      $87 in 1996 with subsidiary bank) ...........................................................             351             505
Commercial paper ..................................................................................           6 090           3 438
Other liabilities for borrowed money ..............................................................             498               -
Accounts payable and accrued expenses .............................................................           1 628           1 434
Long-term debt not qualifying as risk-based capital ...............................................           5 143           4 931
Other liabilities .................................................................................             477             161
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             14 187          10 469

Long-term debt qualifying as risk-based capital ...................................................           4 584           3 494
Intercompany debentures(a) ........................................................................           1 186             773
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                            19 957          14 736
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                   11 404          11 432
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                                   31 361          26 168
-----------------------------------------------------------------------------------------------------------------------------------


(a) Consists solely of junior subordinated debentures issued to JPM Capital Trust I and Trust II in 1997 and JPM Capital Trust I in 1996. Refer to Note 17, Company-obligated mandatorily redeemable preferred securities of subsidiaries.


90       Notes to consolidated financial statements

STATEMENT OF CASH FLOWS

J.P. Morgan (parent)

===================================================================================================================================
In millions                                                                                 1997          1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME ........................................................................      $ 1 465       $ 1 574        $ 1 296
Adjustments to reconcile to cash provided by operating activities:
    Equity in undistributed (earnings) of subsidiaries ............................         (855)       (1 093)          (588)
    Net increase (decrease) due to changes in other balance sheet amounts .........          (54)          116           (223)
    Net investment securities (gains) losses included in cash flows from
    investing activities ..........................................................           --             7             28
-----------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                                                        556           604            513
-----------------------------------------------------------------------------------------------------------------------------------
Net (increase) decrease in interest-earning deposits with subsidiary bank .........         (237)          227          1 263
Debt investment securities:
    Proceeds from sales ...........................................................        1 394         1 173          5 720
    Purchases .....................................................................       (1 161)       (1 605)        (5 230)
Net increase in advances to subsidiaries ..........................................       (3 461)       (1 712)        (2 479)
Capital to subsidiaries ...........................................................          (26)          (23)          (250)
Payments for insurance contracts ..................................................         (453)         (717)          (367)
Other changes, net ................................................................          (41)           (8)           (14)
-----------------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                                                         (3 985)       (2 665)        (1 357)
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in securities sold under agreements
    to repurchase .................................................................         (154)          403           (490)
Net increase (decrease) in commercial paper .......................................        2 660           706           (698)
Net increase (decrease) in other liabilities for borrowed money ...................          515        (1 140)         1 140
Long-term debt:
    Proceeds ......................................................................        3 302         1 792          2 230
    Payments ......................................................................       (1 754)           --           (833)
Intercompany debentures:
    Proceeds ......................................................................          413           773             --
Capital stock issued or distributed ...............................................          245           424            143
Capital stock purchased ...........................................................       (1 500)         (604)          (293)
Dividends paid ....................................................................         (673)         (643)          (583)
Cash receipts from subsidiary bank for common stock issuable ......................          370           307            171
Other changes, net ................................................................            5            41             57
-----------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                                                      3 429         2 059            844
-----------------------------------------------------------------------------------------------------------------------------------
DECREASE IN CASH AND DUE FROM BANKS ...............................................           --            (2)            --
Cash and due from banks, beginning of year ........................................           --             2              2
-----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks, end of year                                                          --            --              2
-----------------------------------------------------------------------------------------------------------------------------------
Cash disbursements for interest and taxes                                                    827           692            617
-----------------------------------------------------------------------------------------------------------------------------------


                             Notes to consolidated financial statements       91

ADDITIONAL SELECTED DATA

J.P. Morgan & Co. Incorporated


==================================================================================================================================
Dollars in millions, except share data                           1997       1996          1995          1994            1993
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
Total interest revenue .....................................$  12 353  $  10 713    $    9 937    $    8 379      $    7 442
Total noninterest revenues .................................    5 348      5 153         3 901         3 536           4 499
----------------------------------------------------------------------------------------------------------------------------------
Total revenues .............................................   17 701     15 866        13 838        11 915          11 941
Interest expense ...........................................   10 481      9 011         7 934         6 398           5 670
----------------------------------------------------------------------------------------------------------------------------------
Total revenue, net of interest expense .....................    7 220      6 855         5 904         5 517           6 271
Total operating expenses ...................................    5 066      4 523         3 998         3 692           3 580
----------------------------------------------------------------------------------------------------------------------------------
Net income .................................................    1 465      1 574         1 296         1 215           1 586(a)
At year-end:
    Total assets ...........................................  262 159    222 026       184 879       154 917         133 888
    Long-term debt and other capital securities(b) .........   24 139     13 853         9 327         6 802           5 276
    Stockholders' equity ...................................   11 404     11 432        10 451         9 568           9 859
    Common stockholders' equity ............................   10 710     10 738         9 957         9 074           9 365
    Tier 1 risk-based capital ..............................   11 854           (c)           (c)           (c)             (c)
    Total risk-based capital ...............................   17 680           (c)           (c)           (c)             (c)
Per common share:
    Net income:
        Basic(d) ........................................... $   7.71     $ 8.11        $ 6.70        $ 6.20          $ 8.06(a)
        Diluted(d) .........................................     7.17       7.63          6.42          6.02            7.80(a)
        Book value .........................................    55.99(e)   54.43(e)      50.71(e)      46.73(e)        47.25(e)
    Dividends declared .....................................     3.59       3.31          3.06          2.79            2.48
EARNINGS RATIOS
Net income as % of:
    Average total assets ...................................     0.58%(e)   0.73%(e)      0.73%(e)      0.70%(e)        1.08%(e)(f)
    Average stockholders' equity ...........................     12.9(e)    14.3(e)       13.2(e)       12.5(e)         19.8(e)(f)
    Average common stockholders' equity ....................     13.4(e)    14.9(e)       13.6(e)       12.9(e)         20.9(e)(f)
DIVIDEND PAYOUT RATIO
    Dividends declared per common share as % of diluted net
        income per common share ............................     50.1%      43.4%         47.7%         46.3%           31.8%(f)
CAPITAL RATIOS
Average stockholders' equity as % of average total assets ..      4.5%(e)    5.1%(e)       5.5%(e)       5.7%(e)         5.5%(e)
Common stockholders' equity as % of:
    Average total assets ...................................      4.2(e)     5.0(e)        5.6(e)        5.3(e)          6.4(e)
    Total year-end assets ..................................      4.1(e)     4.8(e)        5.4(e)        5.9(e)          7.0(e)
Total stockholders' equity as % of:
    Average total assets ...................................      4.5(e)     5.3(e)        5.9(e)        5.5(e)          6.7(e)
    Total year-end assets ..................................      4.4(e)     5.2(e)        5.7(e)        6.2(e)          7.4(e)
Tier 1 risk-based capital ratio ............................      8.0           (c)           (c)           (c)             (c)
Total risk-based capital ratio .............................     11.9           (c)           (c)           (c)             (c)
Leverage ratio .............................................      4.4           (c)           (c)           (c)             (c)
OTHER SELECTED DATA
Registered holders of record of common stock at year-end ...   29 186     29 607        29 391        29 596          28 919
Common shares outstanding at year-end (in thousands) .......  176 318    184 923       187 116       187 701         193 087
Employees at year-end:
    In the U.S. ............................................    8 994      8 579         8 855         9 607           8 983
    Outside the U.S. .......................................    7 949      6 948         6 758         7 448           6 210
----------------------------------------------------------------------------------------------------------------------------------
Total employees                                                16 943     15 527        15 613        17 055          15 193
----------------------------------------------------------------------------------------------------------------------------------


92       Additional selected data

(a) Net income in 1993 includes a $137 million charge ($0.70 and $0.68 for basic and diluted earnings per share, respectively) related to the cumulative effect of a change in accounting for postretirement benefits adopted January 1, 1993.

(b) Includes $4,743 million, $3,692 million, $3,590 million, $3,197 million, and $2,459 million of long-term debt qualifying as risk-based capital in 1997, 1996, 1995, 1994, and 1993, respectively, and $1,150 and $750 million of Company-obligated mandatorily redeemable preferred securities of subsidiaries in 1997 and 1996, qualifying as risk-based capital.

(c) The December 31, 1997 amounts and ratios reflect the adoption of the Federal Reserve Board's new market risk capital guidelines for calculation of risk-based capital ratios. The new framework amended the existing guidelines by incorporating a measure of market risk for trading positions. In addition, the capital and assets of the Section 20 subsidiary, J.P. Morgan Securities Inc., are no longer excluded from the calculations. Prior period amounts and ratios included in the following table have not been restated and accordingly exclude the equity, assets and off-balance-sheet exposures of J.P. Morgan Securities Inc. See Note 22, Capital Requirements, of the consolidated financial statements.

====================================================================================================================================
                                                                         1996              1995              1994              1993
------------------------------------------------------------------------------------------------------------------------------------
   Tier 1 risk-based capital ....................................     $10 873          $  9 033          $  8 265          $  7 773
   Total risk-based capital .....................................      15 145            13 398            12 221            10 850
   Tier 1 risk-based capital ratio ..............................         8.8%              8.8%              9.6%              9.3%
   Total risk-based capital ratio ...............................        12.2              13.0              14.2              13.0
   Leverage ratio ...............................................         5.9               6.1               6.5               7.3
------------------------------------------------------------------------------------------------------------------------------------

(d) Effective December 31, 1997, we adopted the provisions of SFAS No. 128, Earnings per Share. SFAS No. 128 supercedes APB No. 15 and related pronouncements and replaces the computations of primary and fully diluted earnings per share (EPS) with basic and diluted EPS, respectively. Prior period amounts have been restated. See Note 21, Earnings per share, of the consolidated financial statements.

(e) The following table presents certain ratios excluding the effect of SFAS No. 115 for the years ended December 31, 1997, 1996, 1995, 1994, and 1993, respectively:

===================================================================================================================================
                                                     1997         1996         1995         1994         1993
-----------------------------------------------------------------------------------------------------------------------------------
Book value per common share ....................    $53.74       $52.08       $47.83       $44.39       $41.37
-----------------------------------------------------------------------------------------------------------------------------------
Net income as % of:
     Average total assets ......................      0.58%        0.73%        0.73%       0.71%         1.09%
     Average stockholders' equity ..............     13.48        14.89        13.78        13.6          19.8
     Average common stockholders' equity .......      14.0         15.6         14.3        14.2          20.9
-----------------------------------------------------------------------------------------------------------------------------------
Average stockholders' equity as % of average
     total assets ..............................       4.3          4.9          5.3         5.2           5.5
-----------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity as % of:
     Average total assets ......................      4.08         4.79         5.29         5.0           5.6
     Total year-end assets .....................      3.93         4.64         5.11         5.6           6.2
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity as % of:
     Average total assets ......................      4.35         5.12         5.57         5.3           6.0
     Total year-end assets .....................      4.20         4.96         5.37         5.9           6.6
-----------------------------------------------------------------------------------------------------------------------------------

(f) Excluding the cumulative effect of the accounting change for postretirement benefits, 1993 net income would have been 1.18% of average total assets, 21.1% of average stockholders' equity, and 22.3% of average common stockholders' equity; dividends declared per common share would have been 29.3% of income per common share before the accounting change.



                                               Additional selected data       93

CONSOLIDATED AVERAGE BALANCES AND TAXABLE-EQUIVALENT NET INTEREST EARNINGS J.P. Morgan & Co. Incorporated



Dollars in millions                                             1997                           1996                           1995
                                          --------------------------  -----------------------------  -----------------------------
   Interest and average rates on          Average            Average  Average               Average  Average               Average
   a taxable-equivalent basis             balance  Interest    rate   balance    Interest     rate   balance     Interest   rate
                                          --------------------------  ----------------------------   ---------------------------
   ASSETS
Interest-earning deposits with banks,
mainly in offices outside the U.S.        $ 2 035  $   199     9.78%    $2 022   $   110      5.44%    $1 796    $   168    9.35%
Debt investment securities in offices
  in the U.S.:(a)
  U.S. Treasury                             1 296       95     7.33      1 581       106      6.70      1 983        130    6.56
  U.S. state and political subdivision      1 264      148    11.71      1 591       183     11.50      1 964        236   12.02
  Other                                    17 260    1 095     6.34     17 399     1 109      6.37     13 619        962    7.06
Debt investment securities in offices
  outside the U.S.(a)                       3 733      273     7.31      4 452       271      6.09      4 433        309    6.97
Trading account assets:
  In offices in the U.S.                   25 245    1 587     6.29     16 591       994      5.99     12 802        836    6.53
  In offices outside the U.S.              39 367    2 693     6.84     29 656     2 285      7.71     25 560      2 205    8.63
Securities purchased under agreements
  to resell and federal funds sold
  In offices in the U.S.                   15 660      895     5.72     24 653     1 269      5.15     15 478        879    5.68
  In offices outside the U.S.              24 785    1 164     4.70     18 411       985      5.35     16 291      1 063    6.53
Securities borrowed, mainly in offices
  in the U.S.                              36 287    1 784     4.92     25 310     1 284      5.07     15 222        876    5.75
Loans:
  In offices in the U.S.                    5 146      381     7.40      6 227       418      6.71      6 586        479    7.27
  In offices outside the U.S.              25 490    1 661     6.52     21 794     1 371      6.29     17 561      1 236    7.04
Other interest-earning assets:(b)
  In offices in the U.S.                      774      168        *        940       139         *      1 185        252       *
  In offices outside the U.S.                 707      282        *      1 027       274         *      1 635        412       *

                                          -------------------------    ---------------------------    --------------------------
Total interest-earning assets             199 049   12 425     6.24    171 654    10 798      6.29    136 115     10 043    7.38

Allowance for credit losses(c)               (911)                      (1 119)                        (1 130)
Cash and due from banks                       797                          935                          1 796
Other noninterest-earning assets           53 960                       43 573                         41 729
                                          -------------------------    ---------------------------    --------------------------
Total assets                              252 895                      215 043                        178 510
                                          -------------------------    ---------------------------    --------------------------



   The percentage of average interest-earning assets attributable to offices outside the U.S. was 52% in 1997, 47% in 1996, and 50% in 1995. Average balances are derived from daily balances except in the case of some subsidiaries, which are derived from month-end balances. Interest and average rates applying to the following asset categories have been adjusted to a taxable-equivalent basis: Debt investment securities in offices in the U.S., Trading account assets in offices in the U.S., and Loans in offices in the U.S. The applicable tax rate used to adjust tax-exempt interest to a taxable-equivalent basis was approximately 41% in 1997, 1996, and 1995.

   Nonperforming loans are included in the determination of average total loans.

   (a) For the twelve months ended December 31, 1997, 1996, and 1995, average debt investment securities are computed based on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

   (b) Interest revenue includes the effect of certain off-balance sheet transactions.

   (c) Average amount at December 31, 1997 is based on the portions of the aggregate allowance for credit losses related only to loans and trading account assets. Average amount at December 31, 1996 is substantially based on the aggregate allowance for credit losses. Refer to Note 1, Summary of significant accounting policies. Average amount at December 31, 1995 is based on the aggregate allowance for credit losses.

   *Not meaningful


94 Consolidated average balances and taxable-equivalent net interest earnings

Dollars in millions                                                   1997                          1996                        1995
                                          -------------------------------- ------------------------------ --------------------------
Interest and average rates on                Average               Average  Average             Average   Average            Average
a taxable-equivalent basis                   balance     Interest   rate    balance  Interest    rate     balance  Interest     rate
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
     In offices in the U.S.                $   9 676   $    538     5.56%  $  3 962  $   204      5.15%   $  2 048  $    98    4.79%
     In offices outside the U.S.              46 254      2 215     4.79     45 148    2 337      5.18      41 762    2 422    5.80
Trading account liabilities:
     In offices in the U.S.                   11 390        785     6.89      8 295      522      6.29       6 596      438    6.64
     In offices outside the U.S.              14 291        867     6.07     11 056      780      7.05      12 222      923    7.55
Securities sold under agreements to
     repurchase and federal funds
     purchased, mainly in offices in
     the U.S.                                 67 121      3 532     5.26     63 424    3 295      5.20      43 658    2 568    5.88
Commercial paper, mainly in offices in
     the U.S.                                  4 858        262     5.39      4 133      225      5.44       2 809      169    6.02
Other interest-bearing liabilities:
     In offices in the U.S.                   15 590        958     6.14     14 331      819      5.71      10 414      639    6.14
     In offices outside the U.S.               4 026        227     5.64      2 258      204      9.03       1 869      127    6.80
Long-term debt, mainly in offices in
     the U.S.                                 18 155      1 097     6.04     10 643      625      5.87       8 761      550    6.28
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities           191 361     10 481     5.48    163 250    9 011      5.52     130 139    7 934    6.10
Noninterest-bearing deposits:
     In offices in the U.S.                    1 033                          2 298                          3 336
     In offices outside the U.S.                 452                            737                          1 354
Other noninterest-bearing liabilities         48 696                         37 767                         33 822
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                            241 542                        204 052                        168 651
Stockholders' equity                          11 353                         10 991                          9 859
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity   252 895                        215 043                        178 510
Net yield on interest-earning assets:                               0.98                          1.04                        1.55
Attributable to offices in the U.S.(a)                              0.13                          0.76                        1.29
     Attributable to offices outside the
     U.S.(a)                                                        1.78                          1.36                        1.85
Taxable-equivalent net interest earnings:                 1 944                        1 787                         2 109
Attributable to offices in the U.S.(a)                      121                          699                           883
     Attributable to offices outside the
     U.S.(a)                                              1 823                        1 088                         1 226
------------------------------------------------------------------------------------------------------------------------------------

   The percentage of average interest-bearing liabilities attributable to offices outside the U.S. was 47% in 1997, 47% in 1996, and 53% in 1995.

   (a) Funding costs are allocated based on the location of the office recording the asset. No allocation is made for capital.


        Consolidated average balances and taxable-equivalent net interest     95
        earnings

ANALYSIS OF YEAR-TO-YEAR CHANGES IN TAXABLE-EQUIVALENT NET INTEREST EARNINGS

J.P. Morgan & Co. Incorporated


                                                           1997/96 Increase (decrease) due       1996/95 Increase (decrease) due
                                                                     to change in:                        to change in:
                                                           -------------------------------       -------------------------------
                                                            Average    Average    Increase       Average     Average    Increase
In millions                                                 balance      rate    (decrease)      balance      rate     (decrease)
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Interest-earning deposits with banks, mainly in offices
   outside the U.S. .....................................    $   1      $  88      $  89          $  19      $ (77)     $ (58)
Debt investment securities in offices in the U.S.:
   U.S. Treasury ........................................      (20)         9        (11)           (27)         3        (24)
   U.S. state and political subdivision .................      (38)         3        (35)           (43)       (10)       (53)
   Other ................................................       (9)        (5)       (14)           248       (101)       147
Debt investment securities in offices outside the U.S. ..      (48)        50          2              1        (39)       (38)
Trading account assets:
   In offices in the U.S. ...............................      541         52        593            231        (73)       158
   In offices outside the U.S. ..........................      687       (279)       408            330       (250)        80
Securities purchased under agreements to resell and
   federal funds sold:
   In offices in the U.S. ...............................     (503)       129       (374)           479        (89)       390
   In offices outside the U.S. ..........................      310       (131)       179            128       (206)       (78)
Securities borrowed, mainly in offices in the U.S. ......      539        (39)       500            522       (114)       408
Loans:
   In offices in the U.S. ...............................      (78)        41        (37)           (25)       (36)       (61)
   In offices outside the U.S. ..........................      239         51        290            277       (142)       135
Other interest-earning assets:
   In offices in the U.S. ...............................      (28)        57         29            (46)       (67)      (113)
   In offices outside the U.S. ..........................     (102)       110          8           (161)        23       (138)
---------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                                1 491        136      1 627          1 933      (1 178)      755
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
   In offices in the U.S. ...............................      317         17        334             99          7        106
   In offices outside the U.S. ..........................       55       (177)      (122)           187       (272)       (85)
Trading account liabilities:
   In offices in the U.S. ...............................      209         54        263            108        (24)        84
   In offices outside the U.S. ..........................      206       (119)        87            (84)       (59)      (143)
Securities sold under agreements to repurchase and
   federal funds purchased, mainly in offices in the U.S.      198         39        237          1 052       (325)       727
Commercial paper, mainly in offices in the U.S. .........       39         (2)        37             73        (17)        56
Other interest-bearing liabilities:
   In offices in the U.S. ...............................       75         64        139            228        (48)       180
   In offices outside the U.S. ..........................      119        (96)        23             29         48         77
Long-term debt, mainly in offices in the U.S. ...........      454         18        472            108        (33)        75
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                           1 672       (202)     1 470          1 800       (723)     1 077
---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN TAXABLE-EQUIVALENT NET INTEREST EARNINGS            (181)       338        157            133       (455)      (322)
---------------------------------------------------------------------------------------------------------------------------------

Changes in the average balance/rate are allocated based on the percentage relationship of the change in average balance or average rate to the total increase (decrease). Included in the above analysis is approximately $2 million, $1 million, and $38 million of interest revenue recorded in 1997, 1996, and 1995, respectively, that related to prior years.



TAXABLE-EQUIVALENT NET INTEREST EARNINGS AND THE CONSOLIDATED STATEMENT OF
INCOME

J.P. Morgan & Co. Incorporated


In millions                                                                1997        1996        1995
-------------------------------------------------------------------------------------------------------
Taxable interest revenue ..........................................     $12 208     $10 551     $ 9 728
Tax-exempt interest revenue, adjusted to a taxable-equivalent basis         217         247         315
-------------------------------------------------------------------------------------------------------
Total interest revenue, adjusted to a taxable-equivalent basis ....      12 425      10 798      10 043
Less: interest expense ............................................      10 481       9 011       7 934
-------------------------------------------------------------------------------------------------------
Taxable-equivalent net interest earnings ..........................       1 944       1 787       2 109
Less: adjustment of tax-exempt interest revenue ...................          72          85         106
-------------------------------------------------------------------------------------------------------
Net interest revenue, as in the consolidated statement of income          1 872       1 702       2 003
-------------------------------------------------------------------------------------------------------


96   Consolidated average balances and taxable-equivalent net interest earnings.

ASSET-QUALITY ANALYSIS


NONPERFORMING ASSETS

The following table presents nonperforming assets - net of charge offs - organized by the location of the counterparty. Approximately $546 million in banks and other financial institutions in 1997 relate primarily to swaps with certain Asian counterparties; the remainder of the amounts included in the table primarily represent nonperforming loans.


In millions: December 31                   1997     1996     1995     1994     1993
------------------------------------------------------------------------------------
COUNTERPARTIES IN THE U.S.
Commercial and industrial ............     $ 12     $ 83     $ 59     $106     $129
Other ................................       16       17       31       60       68
------------------------------------------------------------------------------------
                                             28      100       90      166      197
------------------------------------------------------------------------------------
COUNTERPARTIES OUTSIDE THE U.S. ......
Commercial and industrial ............       43        6        8       30       53
Banks and other financial institutions      576       --       --       --       --
Other ................................       12       14       20       24       45
------------------------------------------------------------------------------------
                                            631       20       28       54       98
------------------------------------------------------------------------------------
TOTAL NONPERFORMING ASSETS                  659      120      118      220      295
------------------------------------------------------------------------------------

The following table presents an analysis of the changes in nonperforming assets.


In millions                                    1997     1996     1995     1994     1993
---------------------------------------------------------------------------------------
NONPERFORMING ASSETS, JANUARY 1                $120     $118     $220     $295     $558
---------------------------------------------------------------------------------------
Additions to nonperforming assets, net ...      630       98       89       97      133
Less:
         Repayments of principal, net of
         additional advances .............       21       57      113       55       98
         Nonperforming assets returning to
         accrual status ..................       48       --       --       53       34
         Charge offs:
         Commercial and industrial .......        1        8       13       20       24
         Other ...........................       --        7        7        9       40
         Interest and other credits ......        7       11       12       11       19
         Sales and swaps of loans ........       14       13       46       24      181
---------------------------------------------------------------------------------------
NONPERFORMING ASSETS, DECEMBER 31               659      120      118      220      295
---------------------------------------------------------------------------------------



                                                   Asset-quality analysis     97

   AGGREGATE ALLOWANCE FOR CREDIT LOSSES

   We maintain an aggregate allowance for credit losses to absorb losses inherent in our extensions of credit. Such extensions include loans and unused loan commitments, payments made on behalf of clients (e.g., standby letters of credit and guarantees), and all other credit exposures, including derivatives. Refer to the Credit risk section of Risk management for further details.

   The following table summarizes the activity of the aggregate allowance for credit losses during the last five years.


   In millions                                                   1997      1996      1995      1994      1993
   ----------------------------------------------------------------------------------------------------------
   BALANCE, JANUARY 1                                          $1 116    $1 130    $1 131    $1 157    $1 258
   ----------------------------------------------------------------------------------------------------------
   Recoveries:
            Counterparties in the U.S., primarily
               commercial and industrial .............             22        20        37        14         7
               Counterparties outside the U.S. .......             23         5        17        31        53
   ----------------------------------------------------------------------------------------------------------
                                                                   45        25        54        45        60
   ----------------------------------------------------------------------------------------------------------
   Charge offs:
            Counterparties in the U.S., primarily
               commercial and industrial .............            (4)      (36)      (45)      (51)      (78)
            Counterparties outside the U.S.:
               Commercial and industrial .............           (58)       (1)       (6)       (2)      (34)
               Banks and other financial
                  institutions .......................           (17)       --        --        --        --
               Other(a) ..............................            --        (2)       (4)      (19)      (48)
   ----------------------------------------------------------------------------------------------------------
                                                                 (79)      (39)      (55)      (72)     (160)
   ----------------------------------------------------------------------------------------------------------
   Net charge offs(b) ................................           (34)      (14)       (1)      (27)     (100)
   Translation adjustment ............................            (1)       --        --         1        (1)
   ----------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31                                         1 081     1 116     1 130     1 131     1 157
   ----------------------------------------------------------------------------------------------------------

   (a) Includes $18 million and $37 million related to counterparties in restructuring countries, including central banks, at December 31, 1994 and 1993, respectively.

   (b) Net charge offs as a percentage of loans, and as a percentage of the aggregate of loans, trading account derivatives, and commitments to extend credit were less than one-half of one percent in each of the five years ended December 31.


   ALLOCATION OF THE AGGREGATE ALLOWANCE FOR CREDIT LOSSES

   Allocation to specific risk

   In reaching its judgment as to an adequate aggregate allowance, the Asset Quality Review Committee estimates what amount is necessary to provide for losses relating to specific counterparties. Although we currently consider these outstandings to be collectible, there is a greater-than-normal risk that some portion of them will become uncollectible if adverse factors continue to affect these counterparties.

   Allocation to general risk

   In addition to specific risk, we consider the probability that there are inherent losses in our existing portfolio of outstandings that cannot yet be identified. The allocation to general risk addresses these unidentified inherent losses in our portfolio. The general risk allocation includes the portion of the aggregate allowance related to outstandings to restructuring countries and countries subject to International Monetary Fund support programs. The portion of the aggregate allowance related to these countries is based on overall concerns about the willingness or ability of certain countries to make timely payments on their obligations and does not result in allocations of the allowance being made against specific counterparties.


98     Asset-quality analysis

The following table displays how the aggregate allowance for credit losses is allocated between specific and general risk categories at December 31. Amounts allocated to general risk and any unabsorbed portion of the specific allocations are available to absorb credit losses in our extensions of credit.


In millions: December 31                      1997     1996     1995     1994     1993
--------------------------------------------------------------------------------------
Specific allocations(a):
       To counterparties in the U.S. ....     $ 58     $169     $224     $116     $164
       To counterparties outside the U.S.      228       80       59       70      119
--------------------------------------------------------------------------------------
Total specific allocations ..............      286      249      283      186      283
--------------------------------------------------------------------------------------
General allocation:
         Countries subject to IMF support
           programs or restructuring ....      428      129      310      239      310
         Other allocation to general risk      367      738      537      706      564
--------------------------------------------------------------------------------------
Total allocation to general risk ........      795      867      847      945      874
--------------------------------------------------------------------------------------
AGGREGATE ALLOWANCE FOR CREDIT LOSSES ...     1 081    1 116    1 130    1 131    1 157
--------------------------------------------------------------------------------------

(a) Specific allocations for 1997 primarily related to financial institutions in countries subject to IMF support programs. Specific allocations for 1996 through 1993, related primarily to commercial and industrial counterparties.

INTERNATIONAL AGGREGATE ALLOWANCE FOR CREDIT LOSSES

In response to regulatory requirements, the following table presents the international portion of the aggregate allowance for credit losses. When a specific allocation of the aggregate allowance is made for a counterparty, we determine the international component based on the counterparty's location. The international portion of the aggregate allowance also includes general risk country allocations. The remaining portion of the general allocation is proportionally divided between domestic and international components based on the related accounts. The following table summarizes the activity of the international aggregate allowance for credit losses during the last five years.

In millions                                    1997        1996       1995      1994        1993
------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1 ......................     $ 531      $ 716      $ 647      $ 708      $ 748
------------------------------------------------------------------------------------------------
Recoveries ..............................        23          5         17         31         53
Charge offs:
   Commercial and industrial ............       (58)        (1)        (6)        (2)       (34)
   Banks and other financial institutions       (17)        --         --         --         --
   Other(a) .............................        --         (2)        (4)       (19)       (48)
------------------------------------------------------------------------------------------------
Net charge offs .........................       (52)         2          7         10        (29)
Provision for credit losses .............        --         --         --         (1)         9
Net transfer from (to) domestic-related
  allowance .............................       382       (187)        62        (71)       (19)
Translation adjustment ..................        (1)        --         --          1         (1)
------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31 ....................       860        531        716        647        708
------------------------------------------------------------------------------------------------


(a) Includes $18 million and $37 million related to counterparties in restructuring countries, including central banks, at December 31, 1994 and 1993, respectively.


CROSS-BORDER AND LOCAL OUTSTANDINGS

Effective December 31, 1997, we are presenting our cross-border and local outstandings under the regulatory basis established by the Federal Financial Institutions Examination Council (FFIEC). Prior to the current period, cross-border and local outstandings were disclosed under the rules established by the Securities and Exchange Commission (SEC) Industry Guide 3. The SEC rules differ significantly from those of the FFIEC because the SEC rules exclude the impact of derivatives. The 1996 results have been restated on a comparable basis.

In accordance with regulatory rules, cross-border outstandings include, regardless of currency:

- all claims of our U.S. offices against foreign residents
- all claims of our foreign offices against residents of other foreign countries


                                         Asset-quality analysis       99

Local outstandings include all claims of our foreign offices with residents of the same foreign country, net of local funding.

All outstandings are based on the location of the ultimate counterparty, that is, if collateral or a formal guarantee exists, the country presented is determined by the location where the collateral is held and realizable, or the location of the guarantor. Cross-border and local outstandings include the following: interest-earning deposits with banks; investment securities; trading account assets including derivatives; securities purchased under agreements to resell; loans; accrued interest; investments in affiliates; and other monetary assets. Commitments include all cross-border commitments to extend credit, standby letters of credit, guarantees, and securities lending indemnifications.

The following tables show each country where cross-border and local outstandings exceed 0.75% of total assets, as of December 31, 1997 and 1996.


                                                                                              Total out-
                                                                                               standings
                                                     Net local       Total    % of                 and
 In millions                    Govern-                   out-        out-    Total    Commit-   commit-
 December 31, 1997     Banks      ments   Other(a)   standings   standings    assets    ments     ments
-------------------------------------------------------------------------------------------------------
 United Kingdom       $6 314    $   643   $ 6 181                  $13 138     5.01%   $1 185   $14 323
 Japan .........       2 748      5 410     2 876                   11 034     4.21     1 866    12 900
 France ........       5 614      1 025     2 072       $  744       9 455     3.61     1 889    11 344
 Germany .......       4 904      2 855     1 014           24       8 797     3.36     1 230    10 027
 Cayman Islands            6        473     6 368                    6 847     2.61       160     7 007
 The Netherlands       2 751        999     2 082                    5 832     2.22       704     6 536
 Italy .........       1 644      3 238       623                    5 505     2.10         4     5 509
 Belgium .......       2 104      1 938     1 199                    5 241     2.00     4 191     9 432
 Switzerland ...       2 742        556     1 028          477       4 803     1.83     1 319     6 122
 Canada ........       1 490      1 840       791                    4 121     1.57     1 716     5 837
 Spain .........       1 362      1 783       545                    3 690     1.41       170     3 860
 Brazil ........         310      1 061       826        1 393       3 590     1.37        24     3 614
 South Korea ...       1 901        190     1 089                    3 180     1.21       282     3 462
 Hong Kong .....         620         58     1 769                    2 447     0.93       412     2 859
 Argentina .....         129      1 241       903           69       2 342     0.89         5     2 347
-------------------------------------------------------------------------------------------------------

(a) Includes nonbank financial institutions and commercial and industrial entities.



                                                                                                     Total
                                                                                                      out-
                                                                                                 standings
                                                    Net local        Total      % of                   and
In millions                     Govern-                  out-         out-     Total   Commit-     commit-
December 31, 1997     Banks       ments   Other(a)  standings    standings    assets    ments        ments
----------------------------------------------------------------------------------------------------------
United Kingdom       $4 092      $  303    $3 891                   $8 286      3.73%   $  994      $9 280
Germany .......       3 549       3 188       491     $   585        7 813      3.52     1 189       9 002
Japan .........       2 950       2 033     2 477                    7 460      3.36     1 110       8 570
France ........       3 668       1 242       602                    5 512      2.48     1 476       6 988
The Netherlands       2 678       1 480       910                    5 068      2.28       661       5 729
Italy .........       1 016       2 287       391                    3 694      1.66       172       3 866
Switzerland ...       2 108         320       589         317        3 334      1.50       894       4 228
Cayman Islands            8          --     2 712                    2 720      1.23        91       2 811
Brazil ........          81       1 273       610         681        2 645      1.19        47       2 692
Spain .........       1 088       1 215       183                    2 486      1.12       177       2 663
Belgium .......         727       1 059       691                    2 477      1.12     3 414       5 891
Canada ........         758         916       789                    2 463      1.11     1 150       3 613
Australia .....         437         219       282       1 299        2 237      1.01       183       2 420
Mexico ........         399         473       928         153        1 953      0.88        78       2 031
Russia ........          --       1 697        --                    1 697      0.76        --       1 697
----------------------------------------------------------------------------------------------------------


(a) Includes nonbank financial institutions and commercial and industrial entities.


100   Asset-quality analysis

   CROSS-BORDER AND LOCAL OUTSTANDINGS AND COMMITMENTS TO ASIAN COUNTRIES

   Since the devaluation of the Thai baht in July, the spreading liquidity crisis and resulting economic corrections in Asia have been a dominant theme in world financial markets. We continue to actively monitor the effect of evolving events on our exposures, particularly in Indonesia, South Korea, and Thailand, and the adequacy of our aggregate allowance for credit losses. In light of this uncertainty, provisions and additional charge offs may be necessary.

   The following table represents our cross-border and local outstandings and commitments to certain Asian countries, by financial instrument, as of December 31, 1997.


                                                                            Total out-
                                                                             standings
                                                                                   and
In millions                     Deriva-    Other out-  Total out-  Commit-     commit-
December 31, 1997      Loans      tives    standings    standings    ments       ments
--------------------------------------------------------------------------------------
Japan ......          $    7     $3 789      $7 238       $11 034   $1 866     $12 900
South Korea            1 230      1 406         544         3 180      282       3 462
Hong Kong ..           1 124        738         585         2 447      412       2 859
Thailand ...             137        761         236         1 134       27       1 161
Indonesia ..             143        406         138           687      126         813
Singapore ..               1        571          42           614       25         639
China ......             137        203          63           403        3         406
Malaysia ...              83        106         185           374      --          374
Philippines              100         21         195           316      --          316
Taiwan .....              14        --            4            18       75          93
--------------------------------------------------------------------------------------

The following table represents our cross-border and local outstandings and commitments to certain Asian countries, by counterparty, as of December 31, 1997.


                                                                             Total out-
                                                                              standings
                                                                                    and
In millions                    Govern-               Total out-    Commit-      commit-
December 31, 1997   Banks        ments       Other    standings      ments        ments
---------------------------------------------------------------------------------------
Japan ......       $2 748       $5 410      $2 876      $11 034     $1 866      $12 900
South Korea         1 901          190       1 089        3 180        282        3 462
Hong Kong ..          620           58       1 769        2 447        412        2 859
Thailand ...          554          473         107        1 134         27        1 161
Indonesia ..          377           32         278          687        126          813
Singapore ..            2          436         176          614         25          639
China ......           96          188         119          403          3          406
Malaysia ...          245           32          97          374         --          374
Philippines           108           91         117          316         --          316
Taiwan .....           11           --           7           18         75           93
---------------------------------------------------------------------------------------


                                                   Asset-quality analysis   101

DERIVATIVES USED FOR PURPOSES OTHER-THAN-TRADING

The objective of our investing activities is to create longer-term value by managing the interest rate risk relating to our nontrading assets, liabilities, and off-balance sheet activities. We use a variety of financial instruments, including derivatives, in an integrated manner to achieve this objective.

Additional information on derivatives used for purposes other-than-trading, primarily interest rate swaps, is provided in the table below. For more information about our investing activities, see the Proprietary Investing and Trading section of the Business sector analysis, and Note 9, Off-balance sheet financial instruments.

The table below summarizes the maturities and weighted-average interest rates to be received and paid on U.S. dollar and non-U.S. dollar interest rate swaps used for purposes other-than-trading at December 31, 1997. The majority of nontrading interest rate swaps, as presented below, are risk-adjusting swaps. The table also includes swaps that are designated as hedges or used to modify the interest rate characteristics of assets and liabilities. The variable rates presented are generally based on the London Interbank Offered Rate (LIBOR) in effect on the swaps at December 31, 1997, and reset at predetermined dates. The table was prepared under the assumption that these variable interest rates will remain constant. The variable interest rates to be received or paid will change to the extent that rates fluctuate. These changes may be substantial.

We have excluded other types of derivatives used for purposes other-than-trading in this table, such as currency and basis swap contracts, foreign exchange contracts, interest rate futures, forward rate agreements, debt securities forwards and purchased options, totaling $78.9 billion as of December 31, 1997. The contractual maturities of these derivative contracts are primarily less than one year.

By expected maturities

-------------------------------------------------------------------------------------------------
                                                                                After
In billions: December 31    1998       1999       2000       2001       2002      2002      Total
-------------------------------------------------------------------------------------------------
INTEREST RATE SWAPS:
U.S. DOLLAR
Receive fixed swaps
Notional amount .....      $17.2       $3.6       $8.5       $5.1       $0.3      $7.5      $42.2
Weighted average:
         Receive rate        6.0%       6.7%       6.3%       6.4%       6.3%      6.4%       6.2%
         Pay rate ...        5.8        5.8        5.8        5.8        5.9       5.9        5.8

Pay fixed swaps
Notional amount .....      $17.7       $3.6       $8.4       $5.1       $0.3      $8.3      $43.4
Weighted average:
         Receive rate        5.9%       6.0%       5.8%       5.9%       5.8%      5.9%       5.9%
         Pay rate ...        5.3        6.8        6.2        6.6        6.7       6.7        6.0
INTEREST RATE SWAPS:
NON-U.S. DOLLAR
Receive fixed swaps
Notional amount .....      $33.1       $9.1       $7.8       $2.8       $1.9      $4.1      $58.8
Weighted average:
         Receive rate        6.7%       5.1%       4.8%       5.1%       5.0%      5.7%       6.0%
         Pay rate ...        3.9        3.7        4.6        4.1        4.3       4.0        4.0

Pay fixed swaps
Notional amount .....      $30.6       $9.0       $7.3       $2.5       $1.8      $3.1      $54.3
Weighted average:
         Receive rate        3.4%       3.6%       4.5%       4.4%       4.0%      4.3%       3.7%
         Pay rate ...        6.4        4.8        5.1        4.9        5.3       5.4        5.8
--------------------------------------------------------------------------------------------------
Total notional amount      $98.6      $25.3      $32.0      $15.5      $ 4.3     $23.0     $198.7
--------------------------------------------------------------------------------------------------


Not included in the table above are $4.4 billion and $5.3 billion of notional amounts related to currency swaps and basis swaps, respectively.


102   Derivatives used for purposes other-than-trading

CAPITAL AND FUNDING ANALYSIS

Risk-adjusted assets
The following table sets forth the consolidated risk-adjusted assets of J.P. Morgan. The risk-adjusted assets at December 31, 1996 and 1995 have not been restated to reflect the Federal Reserve Board's new market risk guidelines. Refer to Note 22 of the consolidated financial statements, Capital requirements, for more information.


---------------------------------------------------------------------------------------------------------------------------------
                                                  Under new market risk guidelines                        Under former guidelines
                                                                      December 31,                                   December 31,
                                                                                     --------------------------------------------
                                                                              1997                1996                       1995
                                                             ---------------------   -----------------     ----------------------
                                                              Balance                 Balance                Balance
                                                               sheet/        Risk-     sheet/     Risk-       sheet/        Risk-
                                                             notional     adjusted   notional  adjusted     notional     adjusted
In billions                                                    amount      balance     amount   balance       amount      balance
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks and interest-
         earning deposits with banks                         $    3.9     $   1.2    $    2.8   $   0.7     $    3.5      $  0.9
Debt investment securities ..........................            22.8         3.1        24.9       4.0         24.6         3.6
Equity investment securities ........................             1.1         0.7         1.3       0.8          1.1         0.7
Trading account assets, net .........................           111.9        18.1        91.0      22.4         69.4        18.3
Resale agreements and federal funds sold ............            39.0         6.6        32.5       5.7         32.2         3.1
Securities borrowed .................................            38.4        15.0        27.9       7.4         19.8         4.0
Loans, net ..........................................            31.0        25.1        27.6      23.6         22.3        20.7
Premises and equipment, net .........................             1.8         1.8         1.9       1.9          1.9         1.9
Other assets ........................................            12.3         9.4        12.1       9.2         10.1         6.8
---------------------------------------------------------------------------------------------------------------------------------
Total assets ........................................           262.2        81.0       222.0      75.7        184.9        60.0
Net effect of excluding JPMSI assets
         (primarily trading account assets, resale
         agreements, and securities borrowed) .......               *           *       (43.8)     (7.2)       (37.3)       (5.7)
---------------------------------------------------------------------------------------------------------------------------------
Assets ..............................................           262.2        81.0       178.2      68.5        147.6        54.3
---------------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET EXPOSURES
Commitments to extend credit ........................            80.4        21.6        64.7      22.5         55.1        21.3
Standby letters of credit and guarantees ............            15.8         6.8        13.9       7.9         11.7         8.6
Securities lending indemnifications .................             5.3         1.3         5.5       1.4          5.4         0.7
Other credit facilities .............................             3.4         2.0         0.6       0.6          1.3         0.9
Foreign exchange contracts, including foreign
         exchange options ...........................         1 131.1         9.6       844.6       4.4        607.1         3.1
Currency swaps ......................................           271.2         7.7       205.9       4.3        144.2         3.8
Interest rate swaps .................................         2 433.9         5.3     1 915.0       7.3      1 371.4         6.1
Interest rate and other contracts ...................         2 345.3        13.2     1 750.8       8.2      1 324.0         4.5
---------------------------------------------------------------------------------------------------------------------------------
Total off-balance sheet exposures ...................         6 286.4        67.5     4 801.0      56.6      3 520.2        49.0
Net effect of excluding JPMSI off-balance-sheet
         exposures ..................................               *           *       (29.1)     (1.2)       (27.7)       (0.2)
---------------------------------------------------------------------------------------------------------------------------------
Off-balance-sheet exposures                                   6 286.4        67.5(a)  4 771.9      55.4(a)   3 492.5        48.8(a)
---------------------------------------------------------------------------------------------------------------------------------
Risk-adjusted assets                                                        148.5                 123.9                    103.1
---------------------------------------------------------------------------------------------------------------------------------

(a) Includes $14.7 billion, $9.9 billion, and $6.8 billion at December 31, 1997, 1996, and 1995, respectively, related to potential future credit exposure as defined in the risk-based capital framework.

*not applicable




                                            Capital and funding analysis    103

DEPOSITS

Except for time deposits in the current year, no average balance in offices in the U.S. for any individual deposit category exceeded 10% of the average total deposits in 1997, 1996, and 1995. In 1997, the average balance and rate paid for time deposits in offices in the U.S. were $7,350 million and 5.75%, respectively.

Average deposits in offices outside the U.S. are presented in the following table.

----------------------------------------------------------------------------------------------------------------------------------
                                                                      1997                        1996                       1995
                                                     ---------------------       ---------------------       --------------------
                                                     Average       Average       Average       Average       Average      Average
In millions                                          balance     rate paid       balance     rate paid       balance    rate paid
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEPOSITS
From banks in foreign countries ..............       $14 777          4.55%      $13 753          4.96%      $11 703         6.44%
From foreign governments and
  official institutions ......................        13 656          5.15        11 020          4.97        10 374         5.55
Other time ...................................        15 461          5.02        16 830          5.96        15 750         6.10
On demand ....................................         2 360          2.69         3 545          2.96         3 935         3.30
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits in
  offices outside the U.S. ...................        46 254          4.79        45 148          5.18        41 762         5.80
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING DEPOSITS
From banks in foreign countries ..............           121                          29                         56
From foreign governments and
  official institutions ......................             2                           5                          6
Other demand .................................           329                         703                      1 292
---------------------------------------------------------------------------------------------------------------------------------
Total noninterest-bearing deposits in
  offices outside the U.S. ...................           452                         737                      1 354
---------------------------------------------------------------------------------------------------------------------------------


         Foreign country-related deposits in offices in the U.S. totaled approximately $0.6 billion as of December 31, 1997, $0.8 billion as of December 31, 1996, and $1.2 billion as of December 31, 1995.

         A profile of the maturities of time certificates of deposit and other time deposits in denominations of $100,000 or more as of December 31, 1997, is presented in the following table.

------------------------------------------------------------------------------------------------------------------
                                                                            After six
                                                 Within    After three     months but          After
                                                  three     months but         within            one
In millions: December 31                         months     within six       one year           year          Total
------------------------------------------------------------------------------------------------------------------
Offices in the U.S.:
 Time certificates of deposit ...........     $   4 104         $1 491         $1 711        $     4       $ 7 310
 Other time deposits ....................           172             --             --             38           210
------------------------------------------------------------------------------------------------------------------
                                                  4 276          1 491          1 711             42         7 520
------------------------------------------------------------------------------------------------------------------

Offices outside the U.S.:
 Time certificates of deposit ...........         3 756            649            379             48         4 832
 Other time deposits ....................        28 351          2 215          1 051          1 495        33 112
------------------------------------------------------------------------------------------------------------------
                                                 32 107          2 864          1 430          1 543        37 944
------------------------------------------------------------------------------------------------------------------


104     Capital and funding analysis

PURCHASED FUNDS AND OTHER BORROWINGS

Purchased funds and other borrowings are detailed in the following table.

-------------------------------------------------------------------------------------------
In millions                                               1997           1996          1995
-------------------------------------------------------------------------------------------
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Balance at year-end ..........................         $53 202        $56 117       $40 803
Average balance ..............................          63 163         59 812        40 245
Maximum month-end balance ....................          73 447         69 548        51 162
Average interest rate:
    During year ..............................            5.24%          5.19%         5.87%
    At year-end ..............................            5.99           5.98          5.77
-------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED (DAY-TO-DAY)
Balance at year-end ..........................         $ 4 602        $ 5 312       $ 4 296
Average balance ..............................           3 958          3 612         3 414
Maximum month-end balance ....................           6 186          5 312         6 199
Average interest rate:
   During year ...............................            5.56%          5.30%         5.96%
   At year-end ...............................            6.43           6.19          5.48
-------------------------------------------------------------------------------------------
COMMERCIAL PAPER
Balance at year-end ..........................         $ 6 622        $ 4 132       $ 2 801
Average balance ..............................           4 858          4 133         2 809
Maximum month-end balance ....................           6 622          5 102         3 250
Average interest rate:
    During year ..............................            5.39%          5.44%         6.02%
    At year-end ..............................            5.78           5.50          5.67
-------------------------------------------------------------------------------------------
OTHER LIABILITIES FOR BORROWED MONEY
Federal funds purchased (term):
    Balance at year-end ......................         $ 1 465        $   386       $   442
    Average balance ..........................             435            554           461
    Maximum month-end balance ................           1 465            800           640
    Average interest rate:
      During year ............................            5.71%          5.57%         6.27%
      At year-end ............................            5.79           5.51          5.95
-------------------------------------------------------------------------------------------
Other:
    Balance at year-end ......................         $15 711        $19 562       $14 687
    Average balance ..........................          17 813         15 810        11 822
    Maximum month-end balance ................          20 107         20 142        13 762
    Average interest rate:
      During year ............................            6.02%          6.20%         6.23%
      At year-end ............................            4.78           5.63          5.96
-------------------------------------------------------------------------------------------


   Average interest rates during each year are computed by dividing total interest expense by the average amount borrowed. Average interest rates at year-end are average rates for a single day and, as such, may reflect one-day market distortions that may not be indicative of generally prevailing rates. Original maturities of securities sold under agreements to repurchase generally are not more than six months. Original maturities of commercial paper are generally not more than nine months. Other liabilities for borrowed money generally have original maturities of one year or less.


                                            Capital and funding analysis     105

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
J.P. Morgan & Co. Incorporated
(Unaudited)

---------------------------------------------------------------------------------------------------------------------------------
In millions, except share data                                                    1997                                      1996
                                              ----------------------------------------  -----------------------------------------
Three months ended                            Dec. 31  Sept. 30     June 30    Mar. 31    Dec. 31   Sept. 30  June 30    Mar. 31
---------------------------------------------------------------------------------------------------------------------------------
Interest revenue ............................. $3 271    $3 161      $3 029     $2 892     $2 925     $2 675   $2 559     $2 554
Interest expense .............................  2 816     2 689       2 534      2 442      2 441      2 250    2 162      2 158
--------------------------------------------------------------------------------------------------------------------------------
Net interest revenue .........................    455       472         495        450        484        425      397        396
Total noninterest revenues ...................  1 225     1 444       1 296      1 383      1 321      1 124    1 364      1 344
--------------------------------------------------------------------------------------------------------------------------------
Total revenue, net of interest expense .......  1 680     1 916       1 791      1 833      1 805      1 549    1 761      1 740
Total operating expenses .....................  1 308     1 326       1 241      1 191      1 197      1 137    1 104      1 085
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes ...................    372       590         550        642        608        412      657        655
Income taxes .................................    101       194         176        218        189        136      217        216
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME ...................................    271       396         374        424        419        276      440        439
--------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
Net income:
   Basic(a) ..................................  $1.44     $2.10       $1.98      $2.19      $2.17      $1.41     $2.27     $2.26
   Diluted(a) ................................   1.33      1.96        1.85       2.04       2.04       1.32      2.14      2.13
Dividends declared ...........................   0.95      0.88        0.88       0.88       0.88       0.81      0.81      0.81
--------------------------------------------------------------------------------------------------------------------------------
Price range per common share on the
   composite tape:
   High ......................................   $125 3/4  $116 13/16  $113 1/8   $109 7/8   $100 1/8    $92 1/2   $89 1/4   $85 3/4
   Low .......................................    105 1/2   104 1/16     93 1/8     96         82 1/4     80 1/4    75 1/2    73 1/2
Closing price per common share at quarter-end     112 7/8   113 5/8     104 3/8     98 1/4     97 5/8     88 7/8    84 5/8    83
--------------------------------------------------------------------------------------------------------------------------------


The principal market on which the company's common stock is traded is the New York Stock Exchange.

(a) Effective December 31, 1997, we adopted the provisions of SFAS No. 128, Earnings per share. SFAS No. 128 supercedes Accounting Principles Board Opinion No. 15 and related pronouncements and replaces the computations of primary and fully diluted earnings per share with basic and diluted earnings per share, respectively. Prior period amounts have been restated. See Note 21, Earnings per share, of the consolidated financial statements.


The 1997 fourth quarter results are discussed in J.P. Morgan's earnings release dated January 20, 1998, which has been filed with the Securities and Exchange Commission on Form 8-K.



106     Selected consolidated quarterly financial data

FORM 10-K ANNUAL REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


   FOR THE FISCAL YEAR ENDED
   DECEMBER 31, 1997

   J.P. MORGAN & CO. INCORPORATED
   (Incorporated in the State of Delaware)
   60 Wall Street, New York, NY 10260-0060
   (212) 483-2323



   Filed with:
   Securities and Exchange Commission, Washington, D.C. 20549

   Commission file number: 1-5885
   I.R.S. Employer Identification Number: 13-2625764

   The following securities are registered on the New York Stock Exchange pursuant to Section 12(b) of the Act:

      Common Stock, $2.50 Par Value
      Adjustable Rate Cumulative Preferred Stock, Series A, No Par Value, Stated
        Value $100
      Depositary shares representing a one-tenth interest in 6 5/8%
        Cumulative Preferred Stock, Series II, No Par Value, Stated Value $500 4 3/4% Convertible Debentures Due 1998

   The following securities are registered on the American Stock Exchange pursuant to Section 12(b) of the Act:

      2.5% Commodity-Indexed Preferred Securities (ComPS(SM), Series A issued by
        J.P. Morgan Index Funding Company I and guaranteed by J.P. Morgan & Co. Incorporated

   No securities are registered pursuant to Section 12(g) of the Act.

   The aggregate market value of the voting stock held by nonaffiliates of J.P. Morgan totaled $21,086,606,481 at February 27, 1998.

   The number of shares outstanding of J.P. Morgan's Common Stock, $2.50 Par Value, at February 27, 1998, totaled 176,456,958 shares.

   J.P. Morgan (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

   Disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein nor in any amendment to this Form 10-K, but is contained in J.P. Morgan's 1998 Proxy Statement incorporated by reference in Part III of this Form 10-K.

   J.P. Morgan's definitive Proxy Statement dated March 9, 1998, is incorporated by reference in response to Part III, Items 10, 11, 12, and 13 of Form 10-K.


                                                     Form 10-K annual report 107

FORM 10-K CROSS-REFERENCE INDEX

     PART I

  1. BUSINESS
     Description of business, 6-13, 38-39
     Number of employees, 92
     Financial information about foreign and
     domestic operations, 11-12, 86-87, 99-101
     Distribution of assets, liabilities, and stockholders' equity; interest rates and interest differential, 94-96
     Investment portfolio, 56-59
     Loan portfolio, 50-51, 67-69
     Summary of loan loss experience, 50-52,
     69-70, 97-99
     Deposits, 94-96, 104
     Return on equity and assets, 92-93
     Short-term borrowings, 105

  2. PROPERTIES, 39

  3. LEGAL PROCEEDINGS(a)

  4. SUBMISSION OF MATTERS TO A VOTE OF
     SECURITY HOLDERS(a)


     PART II

  5. MARKET FOR REGISTRANT'S COMMON
     EQUITY AND RELATED STOCKHOLDER MATTERS,
     88, 92-93, 106

  6. SELECTED FINANCIAL DATA, 92-93

  7. MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS, 1-39

  8. FINANCIAL STATEMENTS AND
     SUPPLEMENTARY DATA
     Report of independent accountants, 41
     J.P. Morgan & Co. Incorporated
        Consolidated statement of income, 42
        Consolidated balance sheet, 43
        Consolidated statement of changes in
        stockholders' equity, 44
        Consolidated statement of cash flows, 45
     Morgan Guaranty Trust Company of
     New York - Consolidated statement of
     condition, 46
     Notes to consolidated financial statements,
     47-91
     Selected consolidated quarterly
     financial data,(b) 106

  9. CHANGES IN AND DISAGREEMENTS WITH
     ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
     DISCLOSURE(a)


     PART III

10.  DIRECTORS AND EXECUTIVE OFFICERS OF
     THE REGISTRANT(c)

11.  EXECUTIVE COMPENSATION(c)

12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
     OWNERS AND MANAGEMENT(c)

13.  CERTAIN RELATIONSHIPS AND RELATED
     TRANSACTIONS(c)

     PART IV

14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES,
     AND REPORTS ON FORM 8-K
     1. Financial statements have been
        included in Item 8.
     2. Financial statement schedules
        Schedule III - Condensed financial
        information of J.P. Morgan & Co.
        Incorporated (parent), 89-91


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

10e. 1987 stock incentive plan, as amended
     (incorporated by reference to Exhibit 10e in J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1994, File No. 1-5885)

10f. Incentive compensation plan, as amended

10g. Stock option award (incorporated by reference to Exhibit 10h to J.P. Morgan's quarterly report on Form 10-Q for the quarter ended March 31, 1995, File No. 1-5885)

10h. 1995 stock incentive plan, as amended
     (incorporated by reference to Exhibit 10i to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1996, File
     No. 1-5885)

10i. 1995 executive officer performance plan
     (incorporated by reference to Exhibit 10j to J.P. Morgan's annual report on Form 10-K for the year ended December 31, 1995, File No.
     1-5885)

 12. Statements re computation of ratios

 13. Annual report to stockholders(e)

 21. Subsidiaries of J.P. Morgan

 23. Consent of independent accountants

 24. Powers of attorney

 27. Financial data schedule

     REPORTS ON FORM 8-K
     Report on Form 8-K dated October 13, 1997, was filed with the Securities and Exchange
     Commission during the quarter ended
     December 31, 1997, which reported the
     issuance by J.P. Morgan of a press release reporting its earnings for the three-and-nine month periods ended September 30, 1997.
     In addition, Form 8-K dated December 10,
     1997, was filed announcing a dividend
     increase, lower results for the first two months of the fourth quarter, and a stock repurchase program.


     This report on Form 10-K has not been
     approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this report. Portions of the annual report to stockholders are not required for the Form 10-K report and are not filed as part of J.P. Morgan's
     Form 10-K.


  (a)    Nothing to report.
  (b) Fourth quarter 1997 results are incorporated by reference to the report on Form 8-K dated
         January 15, 1998, filed with the Securities and Exchange Commission.
  (c)    Incorporated by reference to the definitive Proxy
         Statement dated March 9, 1998.
  (d) J.P. Morgan hereby agrees to furnish to the Commission, upon request, a copy of any unfiled agreements defining the rights of holders of long-term debt of J.P. Morgan and of all subsidiaries of J.P. Morgan for which consolidated or unconsolidated financial statements are required to be filed.
  (e) Only those sections of the annual report to stockholders referenced in the cross-reference index above are incorporated in the report on Form 10-K.


     Other schedules and exhibits are omitted because the required information either is not applicable or is shown in the consolidated financial statements or the notes thereto.


108       Form 10-K cross-reference index

   SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on March 9, 1998, on its behalf by the undersigned, thereunto duly authorized.

   J.P. Morgan & Co. Incorporated
   Registrant


   RACHEL F. ROBBINS
   ------------------------------
   Rachel F. Robbins
   Secretary


   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 9, 1998, by the following persons on behalf of the registrant in the capacities indicated.


   JOHN A. MAYER JR.
   ------------------------------
   John A. Mayer Jr.
   Chief Financial Officer
   (Principal financial officer)


   DAVID H. SIDWELL
   ------------------------------
   David H. Sidwell
   Managing Director and Controller
   (Principal accounting officer)


   Douglas A. Warner III*
   Chairman of the Board and Director
   Paul A. Allaire* Director
   Riley P. Bechtel* Director
   Lawrence A. Bossidy* Director
   Martin Feldstein* Director
   Ellen V. Futter* Director
   Hanna H. Gray* Director
   Walter A. Gubert*
   Vice Chairman of the Board and Director
   James R. Houghton* Director
   James L. Ketelsen* Director
   John A. Krol* Director
   Roberto G. Mendoza*
   Vice Chairman of the Board and Director
   Michael E. Patterson*
   Vice Chairman of the Board and Director
   Lee R. Raymond* Director
   Richard D. Simmons* Director
   Kurt F. Viermetz* Director
   Dennis Weatherstone* Director
   Douglas C. Yearley* Director


  * By: JAMES C.P. BERRY
    ---------------------------------
    James C.P. Berry
    Attorney-in-fact


                                                           Signatures       109

MANAGEMENT

   Douglas A. Warner III
     Chairman of the Board
     Chief Executive Officer

   Walter A. Gubert
   Roberto G. Mendoza
   Michael E. Patterson
      Vice Chairmen of the Board

   Thomas B. Ketchum
      Chief Administrative Officer

   John A. Mayer Jr.
      Chief Financial Officer
      Strategic Planning

   Stephen G. Thieke
      Corporate Risk Management
      Research

   Ramon de Oliveira
   Keith M. Schappert
      Asset Management Services

   Nicolas S. Rohatyn
      Emerging Markets
      Foreign Exchange
      Commodities

   Clayton S. Rose
      Equities
      Equity Investments

   Peter D. Hancock
      Fixed Income
      Credit Portfolio

   Walter A. Gubert
      Investment Banking

   Pilar Conde
   Michael R. Corey
      Proprietary Positioning

   Peter L. Woicke
      Asia Pacific

   Joseph P. MacHale
      Europe, Middle East, Africa

   Luc Bomans
      Euroclear System

   Edward F. Murphy
      Auditor

   Peter A. Miller
      Chief Information Officer

   David H. Sidwell
      Controller

   Laura W. Dillon
      Corporate Communication

   Ronald H. Menaker
      Corporate Services

   Rachel F. Robbins
      General Counsel

   Herbert J. Hefke
      Human Resources

   Charles M. Trunz III
      Operations Management Team


110       Management

   BOARD OF DIRECTORS
   J.P. MORGAN & CO. INCORPORATED

   DOUGLAS A. WARNER III
   Chairman of the Board
   Chief Executive Officer

   PAUL A. ALLAIRE
   Chairman of the Board and
   Chief Executive Officer
   Xerox Corporation

   RILEY P. BECHTEL
   Chairman and Chief Executive Officer
   Bechtel Group, Inc.

   LAWRENCE A. BOSSIDY
   Chairman of the Board and
   Chief Executive Officer
   AlliedSignal Inc.

   MARTIN FELDSTEIN
   President and Chief Executive Officer
   National Bureau of Economic Research, Inc.

   ELLEN V. FUTTER
   President
   American Museum of Natural History

   HANNA H. GRAY
   President Emeritus and Harry Pratt Judson
   Distinguished Service Professor of History
   The University of Chicago

   WALTER A. GUBERT
   Vice Chairman of the Board

   JAMES R. HOUGHTON
   Retired Chairman of the Board
   Corning Incorporated

   JAMES L. KETELSEN
   Retired Chairman of the Board and
   Chief Executive Officer
   Tenneco Inc.

   JOHN A. KROL
   Chairman of the Board
   E.I. du Pont de Nemours and Company

   ROBERTO G. MENDOZA
   Vice Chairman of the Board

   MICHAEL E. PATTERSON
   Vice Chairman of the Board

   LEE R. RAYMOND
   Chairman of the Board and
   Chief Executive Officer
   Exxon Corporation

   RICHARD D. SIMMONS
   Retired President
   The Washington Post Company and
   International Herald Tribune

   KURT F. VIERMETZ
   Retired Vice Chairman of the Board

   DENNIS WEATHERSTONE
   Retired Chairman of the Board

   DOUGLAS C. YEARLEY
   Chairman of the Board, and
      Chief Executive Officer
   Phelps Dodge Corporation


   COMMITTEES OF THE BOARD

   Executive Committee
   J.P. Morgan and Morgan Guaranty
   Messrs. Warner (Chairman), Gubert,
   Houghton, Mendoza, Patterson, Weatherstone

   Audit Committee
   J.P. Morgan
   Examining Committee
   Morgan Guaranty
   Messrs. Ketelsen (Chairman), Allaire,
   Feldstein, Ms. Futter, Mr. Krol

   Committee on Fiduciary Matters
   J.P. Morgan
   Dr. Gray (Chairman), Messrs. Allaire,
   Ketelsen, Simmons

   Committee on Management
   Development and Executive
   Compensation
   J.P. Morgan
   Messrs. Houghton (Chairman), Bechtel,
   Raymond, Yearley

   Committee on Director Nominations
   and Board Affairs
   J.P. Morgan
   Mr. Raymond (Chairman), Dr. Gray,
   Messrs. Krol, Yearley

   Committee on Employment Policies
   and Benefits
   Morgan Guaranty
   Messrs. Simmons (Chairman), Feldstein,
   Ms. Futter, Mr. Weatherstone


                                                    Board of Directors       111

INTERNATIONAL COUNCIL
J.P. MORGAN & CO. INCORPORATED

   Formed in 1967 and composed of business leaders and prominent individuals from public life, the International Council advises the senior management of J.P. Morgan on matters relating to its global business. It meets approximately every eight months to discuss relevant issues of international concern and interest.

   In 1997 the Hon. Bill Bradley was named vice chairman of the council and John
   T. Chambers, Miguel Etchenique, and Claudio X. Gonzalez became members. Early in 1998 Lawrence A. Bossidy left the council to join the Board of Directors of J.P. Morgan, and Carlos March and Helmut O. Maucher retired from the council.

   HON. GEORGE P. SHULTZ
   Chairman of the Council
   Distinguished Fellow, Hoover Institution
   Stanford University
   Stanford, California

   HON. BILL BRADLEY
   Vice Chairman of the Council
   Former U.S. Senator
   Montclair, New Jersey

   MOHAMMED ABALKHAIL
   Former Minister of Finance and Economy
   Kingdom of Saudi Arabia
   Riyadh, Saudi Arabia

   ROBERT E. ALLEN
   Retired Chairman and
   Chief Executive Officer
   AT&T Corporation
   Basking Ridge, New Jersey

   BO BERGGREN
   Chairman
   Stora Kopparbergs Bergslags AB
   Stockholm, Sweden

   JORGE BORN
   President
   Bomagra S.A.
   Buenos Aires, Argentina

   JOHN T. CHAMBERS
   President and Chief Executive Officer
   Cisco Systems Inc.
   San Jose, California

   ING. CARLO DE BENEDETTI
   Chairman
   CIR S.p.A.
   Milan, Italy

   H. MIGUEL ETCHENIQUE
   Chairman of the Board and President
   Brasmotor S.A.
   Sao Paulo, Brazil

   CLAUDIO X. GONZALEZ
   Chairman and Chief Executive Officer
   Kimberly-Clark de Mexico, S.A. de C.V.
   Mexico City, Mexico

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


112       International Council

DIRECTORS ADVISORY COUNCIL
MORGAN GUARANTY TRUST COMPANY OF NEW YORK

   The Directors Advisory Council of Morgan Guaranty Trust Company, whose members are retired directors of J.P. Morgan, provides counsel to management and the Board.

   ELLMORE C. PATTERSON
   Chairman
   Directors Advisory Council
   Retired Chairman of the Board
   J.P. Morgan & Co. Incorporated

   RALPH E. BAILEY
   Former Vice Chairman of the Board
   E.I. du Pont de Nemours and Company
   and Retired Chairman of the Board and
   Chief Executive Officer
   Conoco Inc.

   BORIS S. BERKOVITCH
   Retired Vice Chairman of the Board
   J.P. Morgan & Co. Incorporated

   JAMES O. BOISI
   Retired Vice Chairman of the Board
   J.P. Morgan & Co. Incorporated

   CARTER L. BURGESS

   FRANK T. CARY
   Retired Chairman of the Board
   International Business Machines Corporation

   CHARLES D. DICKEY JR.
   Retired Chairman of the Board
   Scott Paper Company

   WALTER A. FALLON
   Former Chairman of the Board
   Eastman Kodak Company

   LEWIS W. FOY
   Former Chairman of the Board
   Bethlehem Steel Corporation

   HOWARD GOLDFEDER
   Retired Chairman of the Board and
   Chief Executive Officer
   Federated Department Stores, Inc.

   JOHN J. HORAN
   Former Chairman of the Board and
   Chief Executive Officer
   Merck & Co., Inc.

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

   EDWARD R. KANE
   Former President
   E.I. du Pont de Nemours and Company

   RALPH F. LEACH
   Retired Chairman of the
   Executive Committee
   J.P. Morgan & Co. Incorporated

   ROBERT V. LINDSAY
   Retired President
   J.P. Morgan & Co. Incorporated

   HOWARD J. MORGENS
   Chairman Emeritus
   The Procter & Gamble Company

   WALTER H. PAGE
   Retired Chairman of the Board
   J.P. Morgan & Co. Incorporated

   DONALD E. PROCKNOW
   Former Vice Chairman of the Board and
   Chief Operating Officer
   AT&T Technologies, Inc.

   THOMAS RODD
   Retired Vice Chairman of the Board
   J.P. Morgan & Co. Incorporated

   WARREN M. SHAPLEIGH
   Retired Vice Chairman of the Board
   Ralston Purina Company

   JOHN G. SMALE
   Chairman of the Executive
   Committee of the Board
   General Motors Corporation
   and Retired Chairman of the Board and
   Chief Executive Officer
   The Procter & Gamble Company

   OLCOTT D. SMITH
   Retired Chairman of the Board
   Aetna Life and Casualty Company


                                            Directors Advisory Council       113

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

   DALLAS
   J.P. Morgan Securities - Dallas office
   Morgan Guaranty - representative office

   HOUSTON
   J.P. Morgan Securities - Houston office
   J.P. Morgan Investment Management - Houston office

   LOS ANGELES
   Morgan Guaranty - representative office
   J.P. Morgan - Los Angeles office
   J.P. Morgan California
   J.P. Morgan Investment Management -
      Los Angeles office


   NEWARK, DELAWARE
   Morgan Guaranty - banking office
   J.P. Morgan Services Inc.
   J.P. Morgan Overseas Capital Corporation
   Morgan Guaranty International Finance Corporation
   J.P. Morgan Trust Company of Delaware

   PALM BEACH
   J.P. Morgan Florida, FSB
   J.P. Morgan Securities - Palm Beach office

   PHILADELPHIA
   Morgan Guaranty - limited purpose
      banking office

   SAN FRANCISCO
   J.P. Morgan & Co. - San Francisco office
   Morgan Guaranty - representative office
   J.P. Morgan California - San Francisco office
   J.P. Morgan Capital - San Francisco office
   J.P. Morgan Futures - San Francisco office
   J.P. Morgan Securities - San Francisco office
   J.P. Morgan Investment Management -
      San Francisco office

   WASHINGTON, DC
   J.P. Morgan Securities - Washington office

   MONTREAL
   J.P. Morgan Canada

   TORONTO
   J.P. Morgan Canada
   J.P. Morgan Securities Canada Inc.
   J.P. Morgan Investment Management -
      Toronto office

   NASSAU
   Morgan Guaranty - banking office
   Morgan Trust Company of The Bahamas Limited
   J.P. Morgan (Bahamas) Portfolio Co. Ltd.

   CAYMAN ISLANDS
   Morgan Trust Company of the Cayman Islands Limited


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

   GENEVA
   J.P. Morgan (Suisse) S.A.

   MADRID
   Morgan Guaranty - banking and private
     banking offices
   Morgan Gestion, S.A.
      Sociedad Gestora de Instituciones de
      Inversion Colectiva
   J.P. Morgan Espana S.A.
   J.P. Morgan Iberica S.L.
   J.P. Morgan Sociedad de Valores y Bolsa, S.A.

   MILAN
   Morgan Guaranty - banking office
   J.P. Morgan S.p.A.
   J.P. Morgan Fondi Italia S.p.A.

   MOSCOW
   J.P. Morgan International Ltd. -
      representative office

   PARIS
   Morgan Guaranty - banking and private
      banking offices
   J.P. Morgan & Cie S.A.
   Societe de Bourse J.P. Morgan S.A.

   PRAGUE
   J.P. Morgan International Ltd.

   ROME
   Morgan Guaranty - representative office

   WARSAW
   J.P. Morgan Polska Sp. z o.o.

   ZURICH
   Morgan Guaranty - banking office


   AFRICA

   Johannesburg
   J.P. Morgan Securities South Africa (Proprietary) Limited
   Morgan Guaranty - branch office

   *  50% owned

   ** 40% owned

   +  operated by J.P. Morgan


114       J.P. Morgan directory

   ASIA PACIFIC

   TOKYO
   Morgan Guaranty - banking and private banking offices
   J.P. Morgan Investment Management -
      Tokyo office
   J.P. Morgan Trust Bank Ltd.
   J.P. Morgan Securities Asia* - Tokyo office

   BANGKOK
   J.P. Morgan Securities Asia* -
      representative office

   BEIJING
   J.P. Morgan & Co. - representative office
   J.P. Morgan Securities Asia* -
      representative office

   BOMBAY
   ICICI Securities and Finance Company Limited**

   HONG KONG
   Morgan Guaranty - banking and private banking offices
   J.P. Morgan Futures Hong Kong Ltd.
   J.P. Morgan Securities Hong Kong Ltd.
   J.P. Morgan International Capital -
      Hong Kong office
   J.P. Morgan Securities Asia* -
      Hong Kong office

   JAKARTA
   Morgan Guaranty - representative office

   LABUAN
   J.P. Morgan Malaysia Ltd.

   MANILA
   Morgan Guaranty - representative office

   MELBOURNE
   Morgan Guaranty - representative office
   J.P. Morgan Australia - Melbourne office
   J.P. Morgan Investment Management
      Australia Limited
   J.P. Morgan Australia Securities - Melbourne office

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

   SYDNEY
   Morgan Guaranty - banking office
   J.P. Morgan Australia Limited
   J.P. Morgan Australia Securities Limited

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

   SANTIAGO
   J.P. Morgan Chile Limitada

   SAO PAULO
   Morgan Guaranty - banking office Banco J.P. Morgan, S.A.
   JPM Corretora de Cambio, Titulos e Valores Mobiliarios S.A.
   J.P. Morgan Investimentos e Financas Ltda.

   *  50% owned

   ** 40% owned

   +  operated by J.P. Morgan


                                                 J.P. Morgan directory       115

CORPORATE INFORMATION


   CORPORATE HEADQUARTERS
   J.P. Morgan & Co. Incorporated
   60 Wall Street
   New York, NY 10260-0060
   1-212-483-2323

   ANNUAL MEETING
   The annual meeting of stockholders
   of J.P. Morgan will be held on
   Wednesday, April 8, 1998, at
   11:00 a.m. in Morgan Hall West,
   46th Floor, 60 Wall Street, New York.

   LISTING
   The common stock of J.P. Morgan is
   listed on the New York, Amsterdam,
   London, Paris, Swiss, and Tokyo
   stock exchanges. International
   Depositary Receipts for the stock
   are listed on the Brussels and
   London stock exchanges.
   NYSE symbol: JPM

   The Adjustable Rate Cumulative
   Preferred Stock, Series A, of
   J.P. Morgan is listed on the New York
   Stock Exchange.
   NYSE symbol: JPM Pr A

   Depositary shares representing a
   one-tenth interest in 6 5/8%
   Cumulative Preferred Stock, Series
   H, of J.P. Morgan are listed on the
   New York Stock Exchange.
   NYSE symbol: JPM Pr H


   TRANSFER AGENT AND REGISTRAR
   Common Stock, Adjustable Rate
   Cumulative Preferred Stock, Series A,
   Depositary shares on 6 5/8%
   Cumulative Preferred Stock, Series H:
   First Chicago Trust Company of
   New York
   P.O. Box 2500
   Jersey City, NJ 07303-2500
   1-800-519-3111

   Variable Cumulative Preferred Stock,
   Series B through F:
   Bankers Trust Company
   4 Albany Street, 7th floor
   New York, NY 10006-1500
   1-212-250-6850

   FORM 10-K
   J.P. Morgan's annual report on Form
   10-K as filed with the Securities
   and Exchange Commission is
   incorporated in this report.

   DIVIDEND REINVESTMENT AND STOCK
   PURCHASE PLAN
   Stockholders wishing to receive a
   prospectus for the dividend reinvestment and stock purchase plan are invited to write to or call:
   First Chicago Trust Company of New York
   J.P. Morgan Dividend Reinvestment Plan
   P.O. Box 2500
   Jersey City, NJ 07303-2500
   1-800-519-3111


   1997 ANNUAL REVIEW
   1997 REPORT ON CONTRIBUTIONS
   For a copy of J.P. Morgan's 1997
   Annual Review, the companion
   publication to this Annual Report, or for a report on J.P. Morgan's philanthropic activities in 1997, write to or call
   Corporate Communication -
   Publications
   J.P. Morgan & Co. Incorporated
   60 Wall Street
   New York, NY 10260-0060
   1-212-648-9607

   CONTACTS
   Investor Relations: 1-212-648-9446
   Media Relations: 1-212-648-9553

   Please visit us on the Internet:
   www.jpmorgan.com

   EQUAL OPPORTUNITY AT J.P. MORGAN
   J.P. Morgan is committed to providing
   equal opportunity in the workplace.
   The firm, through this commitment,
   benefits from the full use and
   development of its employees.


                                         (C) 1998 J.P. Morgan & Co. Incorporated
116       Corporate information              Printed in USA on recycled paper