Form 10-K, Exhibit 13
period 1998-12-31
MORGAN J P & CO INC
filed 1999-03-11
CIK 68100

                                                                     EXHIBIT 13



                                                  1998 ANNUAL REPORT
                                                  J.P. MORGAN & CO. INCORPORATED


                       [PHOTO OF ANA CAPELLA GOMEZ-ACEBO]


                                                  FOCUSED

FINANCIAL HIGHLIGHTS

J.P. Morgan & Co. Incorporated


In millions, except share data - includes special items                  1998         1997
FOR THE YEAR
Revenues, net of interest expense and provision for credit losses ..  $   6 955    $   7 220
Pretax income ......................................................      1 417        2 154
Net income .........................................................        963        1 465
Dividends declared on common stock .................................        677          642

EARNINGS PER SHARE
Basic ..............................................................  $    5.08    $    7.71
Diluted ............................................................       4.71         7.17

PER COMMON SHARE
Dividends declared .................................................  $    3.84    $    3.59
Book value .........................................................      55.01        55.99

AT YEAR-END
Total stockholders' equity .........................................  $  11 261    $  11 404
Total assets .......................................................    261 067      262 159

SELECTED RATIOS
Return on average common stockholders' equity ......................        8.6%        13.4%
Common stockholders' equity as % of year-end assets ................        4.0          4.1
Total stockholders' equity as % of year-end assets .................        4.3          4.4
Tier 1 risk-based capital ratio ....................................        8.0          8.0
Total risk-based capital ratio .....................................       11.7         11.9

Certain forward-looking statements contained in this Annual report are subject to risks and uncertainties. Refer to page 47 for more information.

Refer to page 59, Glossary, for a definition of certain terms used throughout this report. In accordance with Securities and Exchange Commission initiatives to simplify the presentation of complex financial information, we have prepared this report using "plain English" guidelines.


TABLE OF CONTENTS


1      Letter to shareholders

17     Overview

19     Results by business

31     Results of operations

36     Balance sheet review

49     Risk management

60     Detailed table of contents

63     Consolidated financial statements and related notes

128    Additional selected data and other information

137    Form 10-K cross-reference index

145    Corporate information

146    Key topic index


Cover: Ana Capella Gomez-Acebo is an investment banker who advises financial institution clients in Latin America. The people of J.P. Morgan - more than 15,000 skilled professionals based in 34 countries around the world - are focused on delivering superior performance for clients and shareholders.

DEAR FELLOW SHAREHOLDERS


J.P. Morgan earned net income of $963 million in 1998, 34 percent less than in 1997. Operating earnings were $1.065 billion, down 27 percent, and operating return on equity was 9.5 percent - far below the 15 to 20 percent target we have set for ourselves and less than our cost of equity. We are dissatisfied with these results - the more so because they do not reflect the significant earnings power of the distinctive business franchise we have built over the past several years. What happened?

The short answer is that we failed to fully anticipate the default of Russia in August and underestimated the severity of the global market crisis it triggered. This had three direct effects on our earnings. Credit market and proprietary profits were hurt in the second half of the year as global debt markets faced a severe liquidity squeeze. Revenues from emerging markets were depressed, in part by losses related to Russian securities. And the cost of reducing the risk in our credit portfolio - a key element of our credit strategy - increased as a result of the market dislocations. Not counting missed growth opportunities, these three factors alone cost us approximately $600 million in revenues in 1998.

For our core activities, the crisis was one of the most stringent market tests ever. We learned many tactical lessons, but fundamentally our risk management processes and operational support areas performed well. During the severe volatility from August to October we relied heavily on the judgment





                        [PHOTO OF DOUGLAS A. WARNER III]
and experience of our senior management team. We scaled back credit exposures to emerging Asia and Latin America by 50 percent and 40 percent, respectively, from their year-end 1997 levels - not as a retrenchment from those areas but in recognition of the greater risk inherent in them.

Yet even while our energies were devoted to managing through this crisis, we moved forward decisively on our key business initiatives:

- We saw uninterrupted market share and revenue momentum in investment banking and equities.

-   We continued to strengthen our leadership in asset management.

- We significantly reduced the risk in and capital committed to our credit portfolio.

- We demonstrated expense discipline and laid the groundwork for continuous productivity improvement.

- We emerged from the crisis in a position of relative strength in our market activities.

In sum: we made tangible progress on our strategy in a very tough environment. It is this progress, and its promise of future financial performance, that the Board of Directors recognized in December when it authorized an increase in the quarterly dividend on common stock from $0.95 to $0.99 per share.

A brief word on strategy. At its essence, strategy is the creation of a relevant and distinctive value proposition for clients that yields a sustainable competitive advantage and attractive shareholder returns. There is no question that demand for our brand of sophisticated financial services among corporations, institutions, and wealthy individuals is growing rapidly. Capital markets continue to expand globally. Private wealth creation is accelerating. Clients' challenges are becoming more complex, not less so. And the number of firms able to address these needs in an integrated way is shrinking.

Does J.P. Morgan have a distinct competitive position? I believe we do. We are the only wholesale financial firm that combines investment banking, commercial banking, and asset management capabilities globally on a meaningful scale. We integrate these capabilities to solve clients' problems in ways others cannot, while abiding by the principles and standards that are this firm's hallmark.

We are convinced that this value proposition is as compelling to shareholders as it is to clients. Having built the capabilities, our challenge is to generate financial performance commensurate with that promise. In last year's annual report I outlined five key initiatives to accomplish this. Our progress on each one during 1998 - while overshadowed in aggregate by the financial impact of the crisis - reaffirmed that we are on the right track.

MARKETS

Our market making activities in the fixed income, currency, and derivative markets represent the most integrated and balanced global franchise of its kind. Even with the significant revenue declines in the second half and our emphasis on managing positions to address increases in market risk, pre-tax earnings for these activities - encompassing our Interest Rate Markets, Credit Markets, and Foreign Exchange groups - grew 15 percent in 1998, with strong contributions from the Americas, Europe, and Asia.

The opportunities to further capitalize on our leadership in these markets are enormous. For a globally committed firm, the expansion of capital markets, ranging from Japan to the unified European market to the recovery of individual emerging markets, continues to represent significant potential. Client demand is growing in these activities - over the past four years investor client revenues have grown at more than 15 percent annually.

Moreover, multi-year technology investments have already reduced our cost per trade in some areas by as much as 50 percent, and further efficiencies are close to being realized.

Our leadership in derivatives is another significant source of growth. The core growth trend of derivatives revenues in these markets over the past four years has been approximately 30 percent a year. To expand on this platform we plan to further increase transaction flows on our fixed cost base, capture the potential of fast-growing segments such as credit derivatives, and expand client use of our leading derivative technology platform.

INVESTMENT BANKING AND EQUITIES

Our goal for investment banking and equities remains unchanged: to gain share and develop a leadership position with our clients. Our progress in 1998 was excellent. Clients' confidence in our abilities helped increase revenues for investment banking and equities 30 and 50 percent, respectively - these activities now account for a quarter of our total revenues. Our market share in completed mergers and acquisitions rose more than two points to 13 percent while the market nearly doubled in size. In U.S. equity underwriting we almost doubled our share of lead-managed transactions to nearly 6 percent, setting new standards for execution and service in the process. Equities revenues were well diversified across underwriting, brokerage, and derivatives.

[SIDEBAR -- WE ARE THE ONLY WHOLESALE FINANCIAL SERVICES FIRM THAT COMBINES INVESTMENT BANKING, COMMERCIAL BANKING, AND ASSET MANAGEMENT CAPABILITIES GLOBALLY ON A MEANINGFUL SCALE.]

We will build on this momentum by adding resources in key industry sectors and aggressively expanding our client base in profitable segments to which our integrated business approach is particularly relevant: telecommunications and technology companies, high-growth companies with complex needs, and financial sponsor firms.

ASSET MANAGEMENT

Asset management is a key growth and investment area for the firm and one whose relative contribution we intend to expand over time. Clients' assets under management grew 23 percent last year, and investment management fees on all managed assets increased 16 percent, a solid posting in a challenging year for global asset managers. Revenues from our unique private client franchise for the third year in a row posted double-digit growth, increasing by 10 percent to $670 million.

The potential is even greater. Our high net worth and defined benefit activities continue to grow rapidly. The defined contribution joint venture with American Century is winning in competition with established competitors, having captured more than 40 plans reaching over 400,000 participants in its first year. And we continue to expand our channels for gathering assets in target markets globally; during 1998 we entered into an asset management agreement in France with Banques Populaires and an exclusive joint venture with Dai-Ichi Kangyo Bank in Japan to provide investment trusts (mutual funds) to Japanese investors.

CREDIT


Earlier I highlighted the decision to push ahead on our credit strategy as one of the factors contributing to lower revenues in 1998. We chose to move aggressively because the market imbalances that underlie our strategy have intensified: pricing in the global loan markets, particularly for investment-grade borrowers, remains at levels that do not provide adequate returns on capital to banks. As a result, capacity continues to decline as the industry consolidates and traditional bank lenders withdraw from the market. Borrowers will need to access new investors and use new forms of financing. Our goal is to help clients develop these new sources both in the traditional loan market and in the broader capital markets. As the third-ranked global arranger of syndicated loans and with our leadership in fixed income markets worldwide, we are extremely well positioned to facilitate this transition.

Given the low returns of retaining credit risk, we are significantly reducing the capital committed to this activity and preserving our capacity for clients' strategic financing needs. In 1998 we reduced the economic capital requirement of our credit portfolio by 17 percent through asset sales, hedges, and roll-off of existing exposures. Going forward, we will continue to put our capital to use where it adds the most value to clients and shareholders.

PRODUCTIVITY

Our aim going into 1998 was to sharpen our focus on productivity of people and capital. We demonstrated good expense discipline - operating expenses rose only 2 percent - without sacrificing necessary reinvestment. Through a detailed, continuous productivity program, we are on track to reduce our operating expenses before incentive compensation by $400 million in 1999. Efficient use of capital will also remain a key priority, both as part of our credit strategy and in our market making and proprietary risk-taking activities.

More important for the longer term, last year we began to see a new performance mindset take hold throughout the firm as our priority shifted from transforming our business model to extracting its performance potential.

I encourage you to devote a few minutes to the following pages, in which the senior managers who are leading the charge on key elements of our strategy share views on 1998 and their plans for the future. Resonating throughout is the importance of maintaining focus. Staying focused helped us emerge from last year's market turmoil with our risk profile improved and our risk management processes strengthened. It enabled us to deliver efficient transaction execution even in the worst of the market turmoil - and win market share in the process. It allowed us to maintain a clear perspective on the forces driving consolidation in our industry. And staying focused on rigorous execution of our game plan will deliver the results that you and I, as shareholders, demand.


/s/ Douglas A. Warner III

Douglas A. Warner III
Chairman of the Board
and Chief Executive Officer

March 2, 1999

[SIDEBAR -- AT THE CORE OF THE FIRM AND AROUND THE GLOBE, J.P. MORGAN IS FOCUSED ON DELIVERING OUTSTANDING RESULTS IN A PRINCIPLED WAY FOR CLIENTS AND SHAREHOLDERS.

OUR LEADERS SET THE PACE.

HERE'S HOW SOME OF THEM TACKLE KEY INITIATIVES, COMPETITIVE DIFFERENTIATION, AND PERFORMANCE.]

[SIDEBAR -- EXECUTING TO MEET CLIENT NEEDS - THAT'S WHERE THE BATTLE WILL BE WON OR LOST.


RAMON DE OLIVEIRA]


                          [PHOTO OF RAMON DE OLIVEIRA]

                                ASSET MANAGEMENT


"I see 1998 as a year when we did important work to increase J.P. Morgan's competitiveness in a swiftly evolving marketplace. Our leadership in the defined benefit and high-net-worth arenas is a springboard to capitalize on the international boom in wealth creation and the broadening of retirement-plan options to include individual investment choice. We're systematically tackling those opportunities. And we remain absolutely dedicated to perfecting investment disciplines, asking always whether our processes, products, and performance are the best we can deliver to our clients. This is our fiduciary responsibility.

"Tough decisions were made last year. We reduced our presence in some markets so that we could reinvest elsewhere for higher growth. We simplified some operations with a tight focus on what works for our clients. And we struck out in new directions. To expand our reach in personal financial services, we created alliances with institutions in France, Germany, and Japan. These alliances work. In our first year of partnership with American Century, we won 42 mandates to provide defined-contribution investment programs - and we'll soon expand that partnership's reach to a broader range of individual investors.

"I tell everyone that now, for J.P. Morgan, the issue is execution. The strategy for this firm is in place. Executing to meet client needs - that's where the battle will be won or lost. Last year was hard - like contact sport for the first time - and this year is critical. Asset management has a big part to play. The goal is to double or triple our earnings as a proportion of the firm's total."

                                    EQUITIES


"Last year was a watershed in our drive toward leadership, with defining achievements despite the troubled financial environment. Determined execution of our strategy across every part of Equities is paying off.

"We won mandates from very demanding clients - some long-standing, many new to the firm. We were bookrunner for Swisscom, the largest European IPO of the year, establishing us as a top equities player in Europe. We completed the largest spot secondary ever - selling 10 million Gillette shares for Kohlberg Kravis Roberts. And we were the sole bookrunner for CIT's secondary offering - the largest U.S. secondary of the year.

"The platform for further market share gains and greater profitability is built. We bring together top-notch fundamental research, trading skills, and a deep knowledge of the global marketplace. We find new ways to link investors with issuers, balancing their needs and goals. We offer derivative clients a unique combination of global perspective, transparency, and analytic firepower.

"Success depends on differentiating ourselves - and we do. We make it our business to execute better in day-to-day dealings with clients, the day-to-day management of risk, the day-to-day solving of client problems, the day-to-day marketing of a deal. We take no shortcuts. When EarthWeb tapped us for its IPO, which reignited the technology sector in October, it was on the strength of a meticulously planned launch strategy and thorough reading of investor demand.

"This is how we win. Strategy is important, but leadership grows from superior performance each day in every nook and cranny of the business to best serve our clients."

                            [PHOTO OF CLAYTON ROSE]


[SIDEBAR -- WE DIFFERENTIATE OURSELVES BY SUPERIOR PERFORMANCE EACH DAY IN EVERY NOOK AND CRANNY OF THE BUSINESS.


CLAYTON ROSE]

[SIDEBAR -- OUR DIVERSIFIED GLOBAL FRANCHISE ALLOWED US TO STAND BY OUR CLIENTS IN THE CRISIS AND MANAGE OUR OWN POSITIONS.

PILAR CONDE]

                             [PHOTO OF PILAR CONDE]


MARKETS


"Markets were still uneasy about emerging Asia in the first half of 1998, but after August they deteriorated faster than we had ever seen. Liquidity disappeared, volatility jumped - everywhere. We felt the effects of that, but our markets franchise is diversified and global. We called on our experience and we used our judgment. On the market-making side, we stood by our clients through the crisis. And we managed our own positions within stress-test limits.

"In proprietary investing we made the decision to realize losses on previously marked down Asian securities as part of our corporate strategy to cut credit exposures. Apart from that, our many proprietary strategies and broad portfolio allowed us to weather the storm.

"Proprietary trading remains an important complement to our client-focused activities: a fast, high-margin business with excellent long-term returns, a source of credibility when our own capital is at work alongside clients', a way to gain and use market insights, and a discipline that attracts and breeds top trading talent."

Pilar Conde


"Across credit-sensitive markets, the crisis had a profound impact but left us well positioned - with strengthened client relationships and risk management.

"Staying committed to emerging markets has stood us in good stead on several fronts. First, market share. We've learned from previous crises that standing by our clients translates into lasting increases in our share of their business. Second, our expanded global footprint - with new offices in South Africa, Korea, and India-positions us to target local market opportunities in a cost-effective manner. And demand for capital market and structured solutions continues to grow. That plays to our strengths.

                            [PHOTO OF NICK ROHATYN]


"In the broader credit markets, combining bond and loan origination, distribution, and research is proving a winning formula - major transactions for Tyco International and Lyondell, among others, demonstrate this. And our leadership in credit derivatives and securitization is a strong advantage. For instance, we used the BISTRO structure developed as part of our credit strategy to help other banks in the U.S., Asia, and Europe manage risk and capital, securitizing and selling over $40 billion of credit exposure to the capital markets in 1998."

Nick Rohatyn


                            [PHOTO OF BILL WINTERS]


"The work we do in interest rate markets stands out because of our ability to solve clients' problems in their entirety. In every activity-government bond dealing, swaps and other derivatives, futures and options - we've spent years developing technology and solutions that competitors can only approximate. Flexibility, capital commitment, and transaction flow underlie our leading role in these markets globally - the position that reaps the greatest rewards. Profit growth in 1998, propelled by client demand and productivity gains, confirmed that.

"To stay on top we've anticipated change. Take foreign exchange, where with the introduction of the euro there seemed more potential for downside than upside. By focusing on efficiency, on where markets and client needs were headed, we logged a record year. We push constantly to develop innovative, customized, productive ways to help both issuers and investors manage risk.

"That's how our competitive edge in the markets will keep advancing: by combining a sophisticated focus on efficiency with our core client and technology strength."

Bill Winters

INVESTMENT BANKING


"Nineteen ninety-eight saw a giant step-up in investment banking volume and the sheer scope of transactions. At the same time, the market became more discerning of value. Morgan was in the thick of it. We are serving as advisor to Exxon on its $86 billion merger with Mobil, the largest merger bid ever. We advised BP on its $55 billion merger with Amoco, AT&T on its $5 billion joint venture with British Telecom, and Thyssen on its $5 billion merger with Krupp. We led many of the year's most visible equity offerings.


"That success didn't just happen. Take BP, Fortis, Lyondell, or Ford: When we advised them on defining transactions last year, they got the best strategic advice and the most insightful ideas, shaped by a deep understanding of global industry dynamics and access to boardrooms. They saw our genuine passion to excel - to execute transactions which succeed for the client. And we delivered the full range of relevant investment banking services: advice, financing, and risk management, working as one firm, tightly integrated, rather than a federation of product lines.

"The turbulent conditions of 1998 were a crucial test. Morgan reopened critical markets after Russia defaulted: the high-tech IPO market with EarthWeb; the emerging markets with an innovative $1 billion bond with warrants for Argentina; and the high-yield market with financing for Bain Capital's purchase of Domino's Pizza. Our trademark blend of integrity and meticulous execution - plus the willingness and ability to be bold - made these deals succeed for our clients. That is how we've built our leadership credentials - block by block-across industry sectors, in cross-border work, and in defending against hostile bids. And that is how we'll continue to win the confidence and the business of a bigger universe of clients."

[SIDEBAR -- OUR BRAND OF BOLDNESS, INTEGRITY, AND METICULOUS EXECUTION IS CREATING A BIGGER UNIVERSE OF CLIENTS FOR US.

WALTER GUBERT]


                            [PHOTO OF WALTER GUBERT]

[SIDEBAR -- WE SEE OUR DRIVE FOR INCREASED QUALITY AS A COMPETITIVE WEAPON.

TOM KETCHUM]



                             [PHOTO OF TOM KETCHUM]

PRODUCTIVITY AND QUALITY


"We invested heavily to build the global capabilities of today's J.P. Morgan. Going into 1998, a prime goal was to shift from the work of transformation to a full-throttle drive to realize the firm's performance potential. Productivity became a top priority. First, we focused on cutting expenses and using capital more economically. The latter effort centers on the new strategy for our credit business - freeing up underemployed capital and taking the lead to help clients obtain credit on advantageous terms in the broader markets. Last year the economic capital required to support our credit portfolio came down 17 percent.

"What have we done to make our business fundamentally more efficient? Restructured our office network in Europe, curbed or eliminated activities in certain locations, weeded out redundancy, centralized services, attacked both the supply and demand sides of managing infrastructure, stream-lined scores of processes. There are now more than 300 productivity projects being tracked for results across the firm. Productivity measures will reduce core operating expenses in 1999 by $400 million - while sustaining substantial investments in business growth.

"We see a bigger payoff - beyond capital and expenses - from intensified focus on the revenue opportunities that flow from high-quality service delivery. We aim to improve the consistency and quality of the things that matter most to our clients and to the firm's bottom line. To do it, we've adapted the Six Sigma discipline used so successfully at General Electric, AlliedSignal, and other companies to our wholesale financial services business. It provides a powerful, fact-based approach to process redesign and quality improvements that deliver critical value to clients.

"Stressing quality reinforces the high standards identified with J.P. Morgan throughout its history. It will be a competitive advantage with clients and a source of sustainable gains in productivity. This is not a project; it's a crusade. It's not just cutting costs; it's an opportunity to distinguish our firm in the marketplace and set a new standard of excellence in both service and shareholder returns."

                                                                 MANAGEMENT TEAM





                         [GROUP PHOTO OF LISTED BELOW]





Douglas A. Warner III (1); Ernest Stern (2); Pilar Conde (3); Michael E. Patterson (4); Walter A. Gubert (5); Ramon de Oliveira (6); Clayton S. Rose (7); Roberto G. Mendoza (8); Stephen G. Thieke (9); Peter D. Hancock (10); Keith M. Schappert (11); William T. Winters (12); John A. Mayer Jr. (13); Joseph P. MacHale (14); Michael R. Corey (15); Nicolas S. Rohatyn (16); Thomas B. Ketchum
(17)


See page 139 for managerial responsibilities.

[BAR GRAPHS]

TOTAL REVENUE
In millions, before special items
---------------------
1994           $5,463
1995           $5,864
1996           $6,778
1997           $7,220
1998           $6,768
---------------------
On page 17 of the annual report there is a bar chart depicting the firm's total revenue, before special items, for 1994 to 1998.

OPERATING EXPENSES
In millions, before special items
---------------------
1994           $3,692
1995           $3,943
1996           $4,452
1997           $5,066
1998           $5,180
---------------------
On page 17 of the annual report there is a bar chart depicting the firm's operating expenses, before special items, for 1994 to 1998.

OPERATING EARNINGS
In millions, before special items
---------------------
1994           $1,183
1995           $1,305
1996           $1,571
1997           $1,465
1998           $1,065
---------------------
On page 17 of the annual report there is a bar chart depicting the firm's operating earnings, before special items, for 1994 to 1998.

STOCKHOLDERS' EQUITY
In millions
---------------------
1994           $9,568
1995          $10,451
1996          $11,432
1997          $11,404
1998          $11,261
---------------------
On page 17 of the annual report there is a bar chart depicting the firm's stockholders' equity for 1994 to 1998.


On page 17 of the annual report there is a line graph depicting the firm's annual dividend declared for 1978 to 1998.


OVERVIEW


We faced a challenging global market environment in 1998, particularly during the second half of the year. The crisis that began in Thailand in the summer of 1997 spread to other emerging Asian countries and developing economies worldwide. Russia's default in August moved the crisis beyond the emerging markets and triggered a broad-based deleveraging of all credit-sensitive markets, with significant spillover into the equity and U.S. Treasury markets. By year-end, while many markets had recovered at least partially, concerns continued to focus on the emerging markets, Brazil in particular.

The three dominant characteristics of the crisis were (1) sharply wider credit spreads on debt instruments, which led to pronounced illiquidity in many markets, (2) extreme increases in volatility, and (3) widespread breakdowns in historical market correlations.

These market dislocations in the second half of 1998 affected substantially all market participants globally and brought to the forefront the relationship between market and credit risk management. The sharp drop in the portfolios of many hedge funds and the widely reported recapitalization of Long-Term Capital Management, L.P. led to increased scrutiny of the counterparty credit risk that can result from sudden market movements.

Senior executives and business managers devoted significant efforts to managing these interrelated risks, while continuing to push ahead on our strategic initiatives. Our performance for the year reflects these parallel developments:
Declines in emerging markets and other credit sensitive markets, weak proprietary results, and revenue losses related to our credit transformation strategy more than offset strong performance in market making, investment banking, and asset management activities, as well as the benefit of our productivity initiatives.


1998 RESULTS
--------------------------------------------------------------------------------

J.P. Morgan's 1998 financial performance was affected by the global financial crisis in the latter half of the year. Operating earnings for 1998 were $1,065 million before after-tax gains of $113 million on business sales and special charges of $215 million. This compares with $1,465 million in 1997. Operating earnings per share were $5.22, versus $7.17 in 1997. Operating return on common equity was 9.5% in 1998, compared with 13.4% in 1997.





                                                                     Overview 17

For 1998, revenues excluding nonrecurring gains were $6,768 million, down 6% from $7,220 million in 1997. This was principally due to lower revenues from activities in the credit markets, including losses on Russian securities, and lower proprietary revenues, as well as actions taken as part of changes in our credit strategy.

Nevertheless, several businesses posted strong revenue growth. Interest Rate Markets revenues grew by 23%, buoyed by the flight to quality during the second half of the year. Investment Banking revenues were up 30% for the year. Equities revenues increased 51%. Asset Management and Servicing revenues increased 8% as assets under management grew to $316 billion.

Operating expenses were $5,180 million for the year, excluding special charges of $358 million, an increase of $114 million, or 2% over 1997. We increased spending on the year 2000 initiative and European economic and monetary union
(EMU) by $109 million and continued to make necessary strategic investments. These expenditures were offset by progress on our cost containment and productivity initiatives and lower incentive compensation.


IMPACT OF OUR CREDIT STRATEGY

In 1998 we began to transform our credit business by helping clients access credit efficiently in the capital markets while reducing the capital employed in the business. As a result of this new strategy and the reduction of credit exposures in the emerging markets, firmwide revenues in 1998 were reduced by approximately $260 million. The total includes approximately $195 million in losses on the sale of loans and investment securities, primarily in Asia, and approximately $65 million in fees and hedging costs to reduce the credit risk in our portfolio. These actions reduced our risk-adjusted assets by $7 billion and the economic capital of the credit portfolio by 17%.

In addition, charge-offs related to emerging market loan sales during 1998 were approximately $100 million. Emerging market exposures in Asia (excluding Japan) and Latin America were reduced by approximately 50% and 40%, respectively, in 1998.




18 Overview

OUR BUSINESS

J.P. Morgan is a leading global firm that meets critical financial needs for business enterprises, governments, and individuals around the world. We advise on corporate strategy and structure, raise capital, make markets in financial instruments, and manage investment assets. Our expertise is based on an in-depth knowledge of our clients' needs and the industries and environments in which they operate. We also commit our own capital to promising enterprises and invest and trade to capture market opportunities.

We have changed how we report our results to reflect new disclosure rules and conform to the way we currently manage the firm. Our activities are reported in the following segments and grouped into three sectors:


--------------------------------------
ACTIVITIES FOR CLIENTS

     GLOBAL FINANCE

     Investment Banking

     Equities

     Foreign Exchange


     Interest Rate Markets

     Credit Markets

     Credit Portfolio

     ASSET MANAGEMENT AND SERVICING
--------------------------------------

ACTIVITIES FOR OUR OWN ACCOUNT

     PROPRIETARY INVESTMENTS

     Equity Investments

     Proprietary Investing and Trading

On page 19 of the annual report there is a pie chart depicting the firm's 1998 revenues by its three sectors.

1998 REVENUES BY SECTOR
In millions, excluding Corporate Items
--------------------------------------
Global Finance                  $4,698
Asset Management and Servicing   1,491
Proprietary Investments          1,041

On page 19 of the annual report there is a pie chart depicting the firm's 1998 pretax income by its three sectors.

1998 PRETAX INCOME BY SECTOR
In millions, excluding Corporate Items
--------------------------------------
Global Finance                  $1,119
Asset Management and Servicing     230
Proprietary Investments            840


Reporting by sector helps simplify the presentation of complex, interrelated activities conducted in over thirty countries by more than 15,000 people. What the sector discussions cannot completely capture are elements of our approach that cut across organizational boundaries and contribute powerfully to performance. They include an enduring commitment to building relationships of mutual trust with our clients; comprehensive management of the risk that arises in the course of our work; the practice of combining knowledge and skills creatively, throughout the world, to capitalize on opportunity; and the highest standards of business conduct. We run an integrated global business infused with these principles to build sustained competitive advantage and performance momentum.















                                                                 Our business 19

SUMMARY OF SECTOR RESULTS


-----------------------------------------------------------------------------------------------------------------------------
                                                                                 Asset
                                                                Global      Management  Proprietary    Corporate      Consol-
In millions: years ended December 31                           Finance   and Servicing  Investments        Items       idated
-----------------------------------------------------------------------------------------------------------------------------
1998
Total revenues .........................................        $4 698       $1 491          $1 041       $(275)       $6 955
Total expenses .........................................         3 579        1 261             201         497         5 538

-----------------------------------------------------------------------------------------------------------------------------
Pretax income ..........................................         1 119          230             840        (772)        1 417
-----------------------------------------------------------------------------------------------------------------------------
1997
Total revenues .........................................         4 273        1 384           1 294         269         7 220
Total expenses .........................................         3 524        1 235             201         106         5 066
-----------------------------------------------------------------------------------------------------------------------------
Pretax income ..........................................           749          149           1 093         163         2 154
-----------------------------------------------------------------------------------------------------------------------------
1996
Total revenues .........................................         4 076        1 187           1 204         388         6 855
Total expenses .........................................         3 122          934             227         240         4 523
-----------------------------------------------------------------------------------------------------------------------------
Pretax income ..........................................           954          253             977         148         2 332
-----------------------------------------------------------------------------------------------------------------------------

All periods have been restated to reflect the management reporting policies that are used internally for evaluating segment performance, in accordance with the adoption of SFAS 131, Disclosures About Segments of an Enterprise and Related Information. Refer to note 29, "Segments," for a discussion of our methodology.


CLIENT-FOCUSED ACTIVITIES
--------------------------------------------------------------------------------

Our business is defined by the relationships we build with our clients; expanding the number and depth of these relationships is core to our long-term strategy for growth. In 1998 11% of our client revenue came from new clients and the number of clients generating revenue of $1 million or more continued to grow, increasing 6%.


1998 CLIENT-FOCUSED REVENUES
BY INDUSTRY
Percentage
-------------------------------------------
               [PIE CHART]
-------------------------------------------

Financial institutions                 54%
Corporations                           28
Government/public finance               8
Individuals                             8
Other                                   2


On page 20 of the annual report there is a pie chart depicting the firm's 1998 client-focused revenues by industry on a percentage basis.

Total revenues of $6,189 million from client-focused activities were broadly diversified by geographic region and type of client in 1998 and grew by 9% from 1997. The increase was driven by strong growth in Investment Banking, Equities, and Interest Rate Markets, partially offset by declines in Credit Markets and Credit Portfolio.


1998 CLIENT-FOCUSED REVENUES
BY GEOGRAPHICAL LOCATION
Percentage
-------------------------------------------
               [PIE CHART]
-------------------------------------------

North America                          47%
Europe                                 34
Asia/Pacific                           11
Latin America                           8


On page 20 of the annual report there is a pie chart depicting the firm's 1998 client-focused revenues by geographical region on a percentage basis.




20 Our business

GLOBAL FINANCE
--------------------------------------------------------------------------------

Global Finance comprises the highly integrated advisory, capital raising, and market making activities we undertake for clients worldwide. The sector had a 49% rise in pretax income in 1998, fueled by 10% growth in revenues and essentially flat expenses. The results of each of the activities included in Global Finance are discussed on the following pages.

GLOBAL FINANCE REVENUES BY ACTIVITY
--------------------------------------------------------------------------------
In millions                                   1998           1997           1996
--------------------------------------------------------------------------------
Investment Banking ................         $1 001         $  768        $   614
Equities ..........................            700            465            419
Foreign Exchange ..................            486            465            295
Interest Rate Markets .............          1 407          1 146          1 200
Credit Markets ....................            754            982          1 012
Credit Portfolio ..................            350            447            536
--------------------------------------------------------------------------------
Global Finance                               4 698          4 273          4 076
--------------------------------------------------------------------------------

GLOBAL FINANCE PRETAX INCOME BY ACTIVITY
----------------------------------------------------------------
In millions                            1998      1997      1996
----------------------------------------------------------------
Investment Banking ...............   $  279    $   56    $  (16)
Equities .........................      (57)     (228)     (115)
Foreign Exchange .................      196       156        (4)
Interest Rate Markets ............      560       276       322
Credit Markets ...................      (68)      165       359
Credit Portfolio .................      209       324       408

----------------------------------------------------------------
Global Finance                        1 119       749       954
----------------------------------------------------------------

INVESTMENT BANKING

SUMMARY OF INVESTMENT BANKING RESULTS
----------------------------------------------------------------
In millions                            1998      1997      1996
----------------------------------------------------------------
Total revenues ...................   $1 001      $768      $614
Total expenses ...................      722       712       630

----------------------------------------------------------------
Pretax income                           279        56       (16)
----------------------------------------------------------------


The Investment Banking segment includes corporate and institutional client relationship management, which is conducted through our global network of client bankers. Bankers coordinate marketing and origination activities for our full range of products. The segment includes revenues from advisory services; in partnership with clients, advisory professionals analyze and implement strategic alternatives including mergers, acquisitions, privatizations, and changes in clients' capital structure. Segment results include a portion of revenues from debt and equity underwriting and from the origination of client derivative transactions.

Investment Banking had a record year in 1998. Revenues rose 30% to $1,001 million, up from $768 million in 1997, reflecting market share gains and increased global demand for mergers and acquisitions services. Total Investment Banking expenses were $722 million in 1998, compared with $712 million the previous year.

In 1998 Investment Banking revenues for each of our global sector teams increased. In the coming year we aim to capitalize on this momentum by further expanding our client franchise in key sectors. Investment Banking clients providing revenue of more than $5 million increased by 50% in 1998, and for the second year running, new clients constituted more than 11% of investment banking client revenue.

We made significant strides toward our investment banking leadership objectives in 1998, increasing market share in mergers and acquisitions and equity underwriting while maintaining our strong positions in debt underwriting and loan syndications. In mergers and acquisitions, we advised on 51 announced transactions of more than $1 billion in value, up from 42 in 1997, and were ranked sixth for worldwide announced advisory transactions by Securities Data Co. Regionally, we ranked third in Europe and sixth in the United States in announced transactions.





                                                                 Our business 21

We had record revenues in Latin America, where we continue to hold an unparalleled franchise in terms of revenues. In completed mergers and acquisitions, we had a global market share of 12.7% in 1998, up from 10.5% in 1997. We ranked third in cross-border transactions.

J.P. MORGAN MERGERS AND ACQUISITIONS TRANSACTION VALUE
In billions
------------------------------------------------------
[BAR CHART]

On page 22 of the annual report there is a stacked bar chart depicting the total annual value of the mergers and acquisitions transactions on which the firm served as advisor, for 1993 to 1998. The bars show a breakdown of cross-border volume and total volume.

Source: Securities Data Company, Inc.

We advised on many of the year's most significant transactions, across a range of transaction types, including:

- Intra-market: We advised Exxon on its pending $86.4 billion merger with Mobil, the largest transaction ever announced; Corestates on its merger with First Union; and Thyssen on its merger with Krupp.

- Cross-border: We advised British Petroleum on its $55 billion merger with Amoco, the largest cross-border deal ever, and AT&T on the pending merger of its international business with British Telecom.

- Defense: We successfully advised Computer Sciences against a hostile bid by Computer Associates.

- Privatization: We advised Telecom Italia on its $2.9 billion purchase of three subsidiaries of Telebras, one of Latin America's largest privatizations.

- Restructurings: We advised Merck on restructuring its multibillion-dollar U.S. pharmaceutical joint venture with Astra AB and divestiture of its $2.6 billion interest in its pharmaceutical joint venture with DuPont, and advised Ford Motor on its $26.6 billion spin-off of Associates First Capital.

In 1997 revenues grew 25% over the previous year, reaching $768 million on strong advances in advisory and underwriting. Expenses in 1997 rose to $712 million from $630 million in 1996. The increase was driven by higher compensation and benefits arising from increased staff levels and a competitive labor market.

EQUITIES

SUMMARY OF EQUITIES RESULTS
----------------------------------------------------------------
In millions                            1998      1997      1996
----------------------------------------------------------------
Total revenues ...................     $700      $465      $419
Total expenses ...................      757       693       534
----------------------------------------------------------------
Pretax income                           (57)     (228)     (115)
----------------------------------------------------------------


Our Equities activities comprise underwriting, market making, research, equity derivatives, and American depository receipt (ADR) services. We help clients execute their strategies by raising equity capital in the public and private markets and structure derivative transactions to provide hedges or enhanced returns. As a market maker, we act as both principal and agent to facilitate clients' transactions in exchange-listed and over-the-counter securities. Equity research supports both underwriting and market making.

The Equities segment had record revenues in 1998, and we moved significantly closer to our leadership and profitability objectives. Revenues were $700 million, an increase of 51% from $465 million in 1997. This performance reflects excellent growth in cash and derivatives market making. Brokerage commissions rose strongly as we increased market share on leading exchanges in the United States and Europe. Revenues from derivatives activities reflect strong client demand and improved results from managing positions.

Our momentum in Equities continued to accelerate in 1998, with strong market share gains and lead management positions on some of the most significant transactions of the year. Securities Data Co. ranked us sixth in U.S. equity lead underwriting for 1998, up from 10th in 1997, with a market share of 5.6% in 1998, up from 2.9% in 1997. We were ranked third for European equity issuance by Bondware.

During 1998 we were lead manager of the year's second-largest initial public offering (IPO), the $6.4 billion offering for Swisscom; lead manager for the largest "spot secondary" offering ever completed, the $1.1 billion offering for Gillette; lead manager for the largest U.S. secondary offering of the year, the $1.5 billion offering for


22 Our business

CIT Group; and lead manager for the first IPO of a small capitalization firm following the market turmoil of the third quarter, EarthWeb. Global equity research continues to grow in impact and prominence, gaining rank in a variety of independent polls.

J.P. MORGAN U.S. EQUITY OFFERINGS VOLUME
In millions
----------------------------------------
[BAR CHART]

1995           $1,194
1996           $1,307
1997           $3,494
1998           $6,013

On page 23 of the annual report there is a bar chart depicting the total value of the equity offerings on which the firm served as [an] underwriter, for 1995 to 1998.

Source: Securities Data Company, Inc.

Revenues from our Equities activities were $465 million in 1997, 11% ahead of 1996. Underwriting grew strongly, and equity commissions more than doubled on increased volume and market share. Fourth quarter 1997 losses from managing equity derivative positions during a period of significant market volatility partially offset these increases.

Expenses grew 9% to $757 million in 1998, up from $693 million in 1997 and $534 million in 1996. This growth, which slowed significantly in 1998 as we reached scale, reflects investment in people and technology to build our equities capability. We made the technology investment largely to increase processing efficiency and reduce unit costs for our secondary and derivatives capabilities.




FOREIGN EXCHANGE

SUMMARY OF FOREIGN EXCHANGE RESULTS
----------------------------------------------------------------
In millions                            1998      1997      1996
----------------------------------------------------------------
Total revenues ...................     $486      $465      $295
Total expenses ...................      290       309       299
----------------------------------------------------------------
Pretax income                           196       156        (4)
----------------------------------------------------------------


The Foreign Exchange segment includes foreign exchange spot, short-term interest rate instruments, and currency derivatives sales and trading. The segment also includes commodities sales and trading, primarily in precious metals.
These services help our clients manage their currency and commodity exposures.

Revenues from Foreign Exchange rose 5% in 1998 to $486 million, up from $465 million in 1997. These record revenues resulted from strong client demand and related trading in G-10 and emerging markets currencies. A significant portion of the growth was generated from providing currency-related risk management services in conjunction with investment banking assignments, as well as increases in transaction volume and in the number of structured products executed for clients. While the impact of reduced activity from the anticipation of EMU was felt in the currency markets early in the year, we had prepared for this by developing new revenue sources through an expanded capability in emerging markets currencies and by centralizing our infrastructure.

These revenues were achieved with a lower cost base, as we increased margins through operational efficiencies and productivity savings. Responding to the changing dynamics of the currency markets, we are generating more business with clients from fewer trading and processing locations globally. Expenses declined in 1998 to $290 million, from $309 million in 1997 and $299 million in 1996.

Revenues from Foreign Exchange rose to $465 million in 1997 from $295 million in 1996. The significant increase reflects a 30% rise in client volume year-over-year and strong results across all products.





                                                                 Our business 23

INTEREST RATE MARKETS

SUMMARY OF INTEREST RATE MARKETS RESULTS

---------------------------------------------------------------
In millions                            1998      1997      1996
---------------------------------------------------------------
Total revenues ...................   $1 407    $1 146    $1 200
Total expenses ...................      847       870       878
---------------------------------------------------------------
Pretax income                           560       276       322
---------------------------------------------------------------


This segment encompasses market making and risk management activities across interest rate markets in developed countries globally. We act as a dealer of government securities in all the G-10 government bond markets and underwrite and make markets in U.S. government agency and municipal bonds. We provide swaps and other interest rate derivatives and futures and options brokerage to help our clients manage their longer-term exposures to interest rates and currencies. Our activities are extensively diversified across geographic regions, client sectors and products.

Total revenues of $1,407 million rose 23% from $1,146 million in the previous year. Global leadership as a market maker in government securities and interest rate derivatives fueled record profitability and client volumes in Interest Rate Markets in 1998. Strong performance was primarily driven by the increased flow of tailored risk management transactions for clients in Europe, the United States, and Asia. Revenue growth in government securities reflects the flight to the highest quality securities by investors in the third quarter as well as good management of positions in the United States and Asia. Futures and options experienced excellent growth in all regions resulting from market share gains, as clients used these instruments to manage risk in volatile markets.

In these activities, we combine leading positions in key cash and derivatives markets with sophisticated risk management skills and advanced risk management technology to serve our clients. In 1998 we were ranked first in interest rate derivative products overall by Institutional Investor. In futures and options brokerage we hold leading market share positions on the world's major financial futures exchanges. The effective integration of these capabilities to solve clients' risk management problems creates a competitive advantage, evidenced by our strong global position with sophisticated institutional clients.

Expenses for 1998 were $847 million, compared with $870 million in 1997 and $878 million in 1996. The margin improvement reflects the completion of several multiyear productivity initiatives, including systems improvements to reduce transaction costs and the restructuring of our European office network.

Revenues in 1997 for Interest Rate Markets declined from $1,200 million in 1996, mainly reflecting lower revenues from swaps and other derivatives. Strong volume increases were more than offset by lower positioning gains.


CREDIT MARKETS

SUMMARY OF CREDIT MARKETS RESULTS
-------------------------------------------------------------------
In millions                            1998      1997      1996
-------------------------------------------------------------------
Total revenues ...................     $754      $982    $1 012
Total expenses ...................      822       817       653
-------------------------------------------------------------------
Pretax income                           (68)      165       359
-------------------------------------------------------------------


Credit Markets provides underwriting, market making, and research related to investment-grade, high-yield, and emerging market debt securities. We also act as a dealer and market maker in the derivatives, currencies, and government securities of emerging countries in Latin America, Eastern Europe, Asia, and Africa. In addition, this segment includes global loan syndications, structured finance, and credit derivatives activities.

Revenues for Credit Markets fell 23% to $754 million in 1998 as a result of the volatile and illiquid market environment. The decline was concentrated in the second half of the year as credit spreads widened and investors withdrew from both emerging and developed markets following Russia's default in August. As a result of the crisis we had $130 million of losses on Russian positions as well as lower results in emerging market external debt trading. In addition, corporate debt inventories in both the Americas and Europe declined significantly in value, particularly in the third quarter of the year. For the year as a whole, these declines were only partially offset by positive loan syndication results, increases in corporate debt underwriting, and higher earnings from local currency securities trading in Latin America, Eastern Europe, and emerging Asia.





24 Our business

We were one of a small number of global firms to remain committed to the emerging markets during 1998, supporting our clients throughout the crisis. We were again the leading trader of emerging market debt in 1998, with a market share of 20%, according to data from the Emerging Market Traders Association. In the developed markets we maintained leadership positions in investment grade debt and syndicated loans. We ranked third in the domestic agent-only syndicated loan league table and were named Euromoney's Best International Euro Bond House of 1998, a critical platform for expansion into more profitable, higher growth areas.

We continued to be the dominant dealer in the small but fast-growing credit derivatives market, with a share of approximately 37%. Our objective is to leverage this position into a significant increase in profitability as this market develops. We were named Credit Derivatives House of 1998 by IFR. In addition, Investment Dealers Digest named Morgan's BISTRO series Structured
Finance: Breakthrough Deal of the Year, evidence of our strength in using innovation to benefit clients.

A further objective for Credit Markets is to gain market share in the profitable high-yield bond market. We led 15 high-yield offerings for almost $4 billion in volume in 1998. Notable lead-managed transactions included a $275 million senior subordinated note offering for Bain Capital's $1.1 billion acquisition of Domino's Inc. and Lyondell Chemical Company's $7 billion financing of its acquisition of ARCO Chemical.

Expenses in 1998 were $822 million, essentially flat with 1997 despite investments in several new offices. This reflects productivity improvements over the year as well as selective expense reductions in the fourth quarter to align our resource commitment with market opportunities. We entered 1999 with an expanded global presence and broader product capabilities.

Revenues of $982 million in 1997 were down slightly from $1,012 million in 1996 as revenues from structured finance activities declined from a strong 1996. Expenses increased $164 million in 1997 as we expanded our emerging markets presence and increased investment in structured finance and credit derivatives activities.

CREDIT PORTFOLIO

SUMMARY OF CREDIT PORTFOLIO RESULTS

---------------------------------------------------------------
In millions                            1998      1997      1996
---------------------------------------------------------------
Total revenues .....................   $350      $447      $536
Total expenses .....................    141       123       128
---------------------------------------------------------------
Pretax income                           209       324       408
---------------------------------------------------------------


Credit Portfolio includes results from managing the firm's principal extensions of credit, including loans, commitments to lend, standby letters of credit and guarantees. In addition, this segment is responsible for managing the firm's credit risk arising from both traditional credit activities and derivatives trading activities. As part of this responsibility, Credit Portfolio is compensated by other business segments, and its revenues are reduced by an estimate of our portfolio's potential credit loss and any costs associated with hedging the firm's credit risk. In connection with our derivatives activities, credit revenues include fluctuations in the value of derivatives positions related to changes in the credit quality of counterparties and other market factors.

Credit Portfolio revenues declined to $350 million in 1998 from $447 million in 1997, a drop of 22%. The decline resulted from revenue reductions associated with transforming our credit business and reducing our emerging markets credit exposure, as discussed on page 18 in "Impact of our credit strategy." Included in this segment are losses of $45 million from loan sales as well as fees and hedging costs of approximately $65 million. The decline was exacerbated by the widening of credit spreads in the second half of the year.

In 1998 Credit Portfolio expenses were $141 million, versus $123 million in 1997.

Revenues of $447 million in 1997 were down from $536 million in 1996, primarily reflecting fourth quarter 1997 declines in the value of our swaps portfolio associated with a deterioration in the credit quality of Asian counterparties, particularly in South Korea and Thailand. Expenses in 1997 declined 4% from 1996.





                                                                 Our business 25

ASSET MANAGEMENT AND SERVICING
--------------------------------------------------------------------------------

Our asset management services provide:

- global asset management for pension plans, governments, endowments, and foundations

-        integrated financial services for high-net-worth individuals

- with American Century, fully bundled services for defined contribution pension plans

-        mutual fund distribution to intermediaries

This sector also operates, under contract, the Euroclear System, the world's largest clearance and settlement system for internationally traded securities. We provide credit and deposit services to Euroclear participants.

SUMMARY OF ASSET MANAGEMENT AND SERVICING RESULTS

----------------------------------------------------------------
In millions                            1998      1997      1996
----------------------------------------------------------------
Total revenues ...................    $1 491    $1 384    $1 187
Total expenses ...................     1 261     1 235       934
----------------------------------------------------------------
Pretax income                            230       149       253
----------------------------------------------------------------


This segment provides portfolio management across all asset classes and markets to institutional and individual investors in both discretionary account and mutual fund form. Portfolio management is supported by dedicated global research capabilities.

We also offer high-net-worth clients an advice-based, integrated array of financial services that include tax-advantaged asset structures; a wide range of investment options, including managed portfolios and brokerage; and credit and liquidity services. These capabilities form the foundation for selective expansion into the growing market for personal financial services.

In January 1998 we completed our purchase of a 45% economic interest in American Century Companies, the fifth-largest U.S. no-load direct distribution mutual fund company. With this investment we have gained scale and expertise in the technology and operations for distributing and servicing mutual funds, as well as complementary investment capabilities that broaden our product offerings significantly. With American Century, we are jointly pursuing the growing retirement market, distribution of mutual funds to third parties such as financial advisors, and other opportunities in integrated personal financial services.

Building on our leadership in pension asset management, we continue to expand our global channels for gathering assets. In Japan we entered into a joint venture with Dai-Ichi Kangyo Bank to offer investment trusts (mutual funds) to Japanese clients. In France we entered into an agreement with Banques Populaires to offer international mutual funds through its branch network. We also broadened our product offerings with a full range of real estate investment and private equity capabilities.





26 Our business

Asset Management and Servicing revenues grew 8% to $1,491 million, up from $1,384 million in 1997, driven by 11% growth in both investment management fees and revenues from Euroclear services. Assets under management for both private and institutional clients grew 23% to $316 billion, from $257 billion in 1997, reflecting net new business and market appreciation. This includes assets under management in mutual funds, which grew approximately 60% in 1998 to $36 billion.

Results for 1998 reflect strong progress toward our strategic growth objectives for Asset Management and Servicing. Our traditional asset-gathering channels for institutional and high-net-worth clients continued to grow, with 25% and 17% increases, respectively, in year-end assets under management. We increased our focus on target markets, which prompted us to sell our Australian and French institutional investment management businesses.

In addition, through our partnership with American Century, we are competing with market leaders and have been awarded several significant new mandates to provide bundled defined contribution services.

Firmwide, private clients accounted for approximately $670 million of revenues, up 10% from the previous year. This growth reflects increases in assets under management and strong growth in full-service brokerage services. While most private client business revenues are reported in this segment, some are recorded in others.

Sector revenues for 1997 were $1,384 million, up 17% over 1996 on strong growth in business with both institutional and high-net-worth clients and higher Euroclear-related revenues.

Expenses were $1,261 million in 1998, up only 2% from $1,235 million in 1997. Expenses that year increased 32% over 1996 as we completed our investments in core investment capabilities and diversification of asset gathering channels.

ASSETS UNDER MANAGEMENT
[BAR CHART]

In billions
-----------------------------------------------------------------------------

                             1996           1997            1998
                             ----           ----            ----
Institutional                $159           $197            $246
Private                      $ 49           $ 60            $ 70
-----------------------------------------------------------------------------
Total                        $208           $257            $316

On page 27 of the annual report there is a stacked bar chart depicting the total value of assets under management by the firm's Asset Management and Servicing sector, for 1996 to 1998. The bars show a breakdown by institutional and private assets under management.

GLOBAL PORTFOLIO ALLOCATION BY ASSET CLASS
[BAR CHART]

In billions: December 31
-----------------------------------------------------------------------------

                                                      Non-U.S.
                                U.S. Assets            Assets       Total
                                -----------           --------      -----
Total                              $239                 $77           316
Money market                       $ 35                 $ 3            38
Fixed income                       $ 93                 $24           117
Equity                             $101                 $50           151
Other                              $ 10                                10
-----------------------------------------------------------------------------

On page 27 of the annual report there is a stacked bar chart depicting global portfolio allocation by asset class for the funds under management by the firm's Asset Management and Servicing sector, as of December 31, 1998. The bars show a breakdown by U.S. and non-U.S. assets.




                                                                 Our business 27

PROPRIETARY INVESTMENTS
--------------------------------------------------------------------------------

Proprietary Investments complements the firm's client-focused activities. It represents a diversified set of risk-taking activities ranging from short-term trading risk to multiyear equity investment risk.


EQUITY INVESTMENTS

SUMMARY OF EQUITY INVESTMENTS RESULTS
---------------------------------------------------------------
In millions                            1998      1997      1996
---------------------------------------------------------------
Total revenues ...................     $335      $399      $270
Total expenses ...................       48        47        41
---------------------------------------------------------------
Pretax income                           287       352       229
---------------------------------------------------------------


Equity Investments invests the firm's capital in private equity investments worldwide, seeking significant capital appreciation. Professionals in the group actively leverage our global network and client relationships. This inter-action generates unique investment opportunities. We invest in private equity and equity-related securities in leveraged and unleveraged acquisitions, privatizations, recapitalizations, rapidly growing companies, expansion financings, turnaround situations, and other special equity situations. On average, we hold investments three to five years and typically exit through a public offering of securities or a sale of the company.

Revenues for Equity Investments for 1998 were $335 million, down from $399 million in 1997. This included gains net of write-downs of $316 million on investments that included Mid-Ocean Limited, Travelers Property Casualty Corp., and the U.K. company Virgin Rail. Write-downs of $100 million related mostly to emerging markets portfolio companies.

We continued to strengthen our position as a leading global private equity investor in 1998. We committed over $460 million to 36 companies, reflecting strong deal flow generated largely through the J.P. Morgan network. We committed funds primarily to companies in the telecommunications, retail, consumer products, health care, and financial services industries. Over half of our investments were made outside the United States, where we continue to see more attractive investment opportunities.


Notable 1998 investments included:

-        $47.5 million investment for a 17.9% interest in both Corfuerte, S.A.
         de C.V., and Authentic Acquisition Corporation, the Mexican and U.S. branded food products subsidiaries of DESC, S.A. de C.V.

- $26.5 million investment for a 7.4% interest in Domino's Pizza, the second-largest, privately held restaurant chain in the world

- $20.9 million investment for a 6.4% interest in AEA International, a leading provider of specialized international health care services to multinational corporations

At year-end, our $1.1 billion portfolio, at cost, comprised 100 investments diversified by industry and geographic region.

Revenues in 1997 were $399 million and consisted primarily of sales of investments in the insurance and telecommunications industries, up from $270 million in 1996.

EQUITY INVESTMENTS GEOGRAPHIC BREAKDOWN - [BAR CHART]

In millions, cost basis    Investments made prior to 1998    Investments in 1998        Total
---------------------------------------------------------------------------------------------
Asia                                $ 31                            $ 48                $ 79
---------------------------------------------------------------------------------------------
North America                       $503                            $168                $671
---------------------------------------------------------------------------------------------
Europe                               $57                             $80                $137
---------------------------------------------------------------------------------------------
Latin America                       $121                            $ 83                $204
---------------------------------------------------------------------------------------------

On page 28 of the annual report there is a stacked bar chart depicting J.P. Morgan's Equity investments, on a cost basis, by geographical region.

EQUITY INVESTMENTS PORTFOLIO AT YEAR-END - [BAR CHART]

                                                               Investment made
In millions, cost basis    Investments made for the year        in prior years        Total
---------------------------------------------------------------------------------------------
1996...................             $356                            $486              $  842
---------------------------------------------------------------------------------------------
1997...................             $278                            $509              $  787
---------------------------------------------------------------------------------------------
1998...................             $379                            $712              $1 091
---------------------------------------------------------------------------------------------

On page 28 of the annual report there is a stacked bar chart depicting J.P. Morgan's Equity investments, on a cost basis, at 1996, 1997 and 1998.













28 Our business

PROPRIETARY INVESTING AND TRADING

SUMMARY OF PROPRIETARY INVESTING & TRADING RESULTS
---------------------------------------------------------------
In millions                            1998      1997      1996
---------------------------------------------------------------
Total revenues .....................   $706      $895      $934
Total expenses .....................    153       154       186
---------------------------------------------------------------
Pretax income                           553       741       748
---------------------------------------------------------------
Total return revenues                   467       657       624
---------------------------------------------------------------


The Proprietary Investing and Trading segment takes market and credit risk positions for our own account. In addition to the activities of our dedicated proprietary positioning group, this segment also includes the following separately managed investments: a proprietary emerging markets portfolio, a credit investment securities portfolio, and our investment in Long-Term Capital Management, L.P. Experienced market professionals across several segments manage these investments, employing many currencies and types of instruments, including fixed income securities, foreign exchange, equity securities, commodity products, and related derivatives.

Positions may be held for various lengths of time, depending on the strategy and actual market performance. Longer-term investments are made in government, mortgage-backed, and corporate debt securities.

This segment also manages the firm's liquidity and capital profile to ensure that we have access to funding at a reasonable cost, under all market conditions, to support all the firm's business activities.

Reported revenues from Proprietary Investing and Trading were $706 million in 1998, a decline of 21% from $895 million the previous year. Revenues from our credit investment securities portfolio were a loss of $129 million in 1998, compared to a gain of $45 million in 1997. Results were driven by $150 million of losses from sales and impairment write-downs of investment securities, in connection with the reductions in our portfolio of emerging Asia investments (see "Impact of our credit strategy" in "Overview," page 18). Revenue from our proprietary emerging market portfolio amounted to a loss of $80 million in 1998, compared with a gain of $22 million in 1997, reflecting losses on illiquid positions. Offsetting these losses were gains in our proprietary positioning group.

Total return revenues, which combine reported revenues and the change in net unrealized appreciation is the more meaningful measure of performance for this segment. Total return revenues were $467 million in 1998, compared with $657 million in 1997. This decline reflects decreases in the value of U.S. government agency securities.

Reported revenues were $895 million in 1997, down from $934 million in 1996 mainly due to lower net interest revenues from risk-adjusting swaps. Total return revenues for 1997 were $657 million, compared with $624 million in 1996, as gains in the proprietary positioning group were offset by declines in our credit investment securities portfolio, primarily in Asia.





                                                                 Our business 29

CORPORATE ITEMS
--------------------------------------------------------------------------------


SUMMARY OF CORPORATE ITEMS RESULTS
--------------------------------------------------------------------------------
In millions                             1998              1997             1996
--------------------------------------------------------------------------------
Total revenues .............            $(275)            $ 269            $ 388
Total expenses .............              497               106              240
--------------------------------------------------------------------------------
Pretax income                            (772)              163              148
--------------------------------------------------------------------------------


Corporate Items revenues of negative $275 million declined $544 million from 1997. We classify Corporate Items revenue into three broad categories:

-        Recurring items not allocated to the segments include such items as:
         provisions for credit losses, unallocated net interest revenue, results of hedging anticipated net foreign currency revenues and expenses across all business segments, corporate-owned life insurance, and certain equity earnings of affiliates. These revenues declined $432 million in 1998, primarily due to a $176 million decline in hedging results and $100 million related to provisions for credit losses and other valuation adjustments.

- Nonrecurring items not allocated to the segments include gains on sales of businesses, revenues associated with businesses that have been sold or discontinued, and other one time corporate revenue items. These revenues increased $124 million over last year, largely because of 1998 gains on the sales of our global trust and agency services and our Australian institutional asset management businesses, totaling $187 million.

- Consolidation and management reporting offsets comprise offsets to certain revenues recorded in the business segments, including the allocation of earnings on equity out of corporate items and into business segments, adjustments to bring business segments to a tax-equivalent basis, and a number of eliminations and other management accounting adjustments. These revenues decreased $236 million in 1998 from 1997. The primary driver was a decline of $175 million in earnings on equity retained in Corporate Items. More of the firm's capital was allocated to the business segments in 1998 than in the previous year as a result of increased market volatility and risk levels, particularly in the second half of 1998.

Corporate Items expenses increased $391 million in 1998 over 1997. Expenses grew in 1998 because of the special charges taken in the first and fourth quarters in connection with expense reduction initiatives, which totaled $358 million across all segments.

Corporate Items revenues in 1997 were $269 million, down from $388 million in 1996. This decline was primarily due to a decrease in revenues related to custody and cash processing activities that were sold or discontinued in 1996 and a one time gain of $77 million in 1996 related to the partial sale of a minority investment.

Expenses of $106 million in 1997 declined from $240 million in 1996, mainly reflecting lower expenses from sold or discontinued businesses.


30 Our business

RESULTS OF OPERATIONS

COMPONENTS OF REVENUE
--------------------------------------------------------------------------------

This section describes changes in the revenue components that appear in the "Consolidated statement of income." Each component of revenue is generated in one or more business activities and is therefore influenced by the market factors relating to those activities.


NET INTEREST REVENUE

Net interest revenue is the difference between interest revenue and interest expense generated across our business activities. It is affected by changes in interest rates, funding strategies, and the relative proportion and composition of our interest-bearing and noninterest-bearing assets, liabilities, capital, and off-balance-sheet instruments. Provisions for loan losses are included in this caption.

Net interest revenue of $1,171 million in 1998 included a $110 million provision for loan losses. The provision was deemed necessary to maintain the appropriate allowance level for probable losses existing in our loan portfolio in light of charge-offs on emerging Asia exposures. Excluding the provision, net interest revenue decreased 32% to $1,281 million from 1997, primarily reflecting lower net interest revenue from our interest rate markets and proprietary investing activities. The decrease was partially offset by increases related to our equities securities borrowing activities, local market positions in Eastern Europe, and higher Euroclear-related deposits.

In 1997 net interest revenue increased 10% to $1,872 million from 1996. The increase was due to our market making activities, particularly from local market positions in Eastern Europe and Asia. Also contributing were higher Euroclear-related deposits. These increases were partially offset by declines related to proprietary investing positions.

TRADING REVENUE

Trading revenue represents the daily change in the fair value of our trading-related assets and liabilities. We generate trading revenue predominantly from market making activities included in the Global Finance sector as well as activities in the Proprietary Investments sector.

Trading revenue captures only a portion of the total revenues generated by our activities and excludes other important related sources of revenue, including net interest revenue and fees and commissions. As a result, it does not reflect the integrated nature of our activities.

Total trading revenue was $2,362 million in 1998, an increase of 11% from $2,137 in 1997. Sharp increases in trading revenue from swaps and government and agency securities drove the rise. Also contributing to the increase were higher foreign exchange trading revenues, which saw strong client demand in emerging market and G-7 currencies, stronger results in equity derivatives, and strong results in proprietary trading, particularly activities in Europe and Asia. Offsetting the increases were losses in emerging markets, largely related to Russian trading account positions, losses in corporate debt securities, and lower results in precious metals.

In 1997 trading revenue fell by 14% from $2,477 million in 1996. Strong increases in foreign exchange revenue, reflecting higher client demand across products, were offset by declines in most other market making activities. In particular, equities trading revenue declined significantly, mainly due to losses from managing equity derivative positions during the fourth quarter of 1997. Sharp decreases in trading revenues from local market activities and external debt trading in emerging markets also contributed to the decline.





                                                        Results of operations 31

INVESTMENT BANKING REVENUE

We earn investment banking revenue by providing clients with financial advice and execution, and by raising capital through equity and debt underwritings and loan syndications. Investment banking revenue is reported in many of our segments, most significantly Investment Banking, Equities, and Credit Markets.

Investment banking revenue grew 25% in 1998 to a record $1,401 million as we continued to capture market share globally in mergers and acquisitions and benefited from increased global investment banking activity. Advisory and syndication fees rose 30% to $830 million, reflecting the robust demand for investment banking services, particularly in the Americas and Europe, and a broadening client base. Underwriting revenue increased 17% to $571 million as we continued to raise more debt and equity for a broad range of clients.

In 1997 investment banking revenue increased 22% to $1,123 million, driven by market share gains and strong global investment banking activity. Advisory and syndication fees rose 12% to $637 million, buoyed by higher merger and acquisition activity. Underwriting revenue increased 38% to $486 million on market share gains in robust markets for debt and equity.


INVESTMENT MANAGEMENT REVENUE

We earn investment management revenue by providing investment services to institutional and private clients. This revenue includes fees from administering trusts and estates. Most investment management revenue is reported in the Asset Management and Servicing sector. In 1998 investment management revenue rose 11% to $881 million, driven by a 23% growth in assets under management to $316 billion. The increase in assets under management reflected net new business and market appreciation. The 1998 result excludes investment management revenue from defined contribution activities, which were transferred to a new joint venture with American Century. Our share of the net results of this venture (revenues less expenses) is reported in Other revenue. Including fees earned on defined contribution assets, investment management revenue would have increased 16% in 1998, to $915 million.

In 1997 investment management revenue rose 17% to $792 million. This increase reflects growth in assets under management, due to new business from institutional and private clients as well as market appreciation. Assets under management increased 24% to $257 billion.

FEES AND COMMISSIONS

We earn fees and commissions by providing operational and credit-related services to clients. Operational services include brokerage for futures and options and equity securities, securities custody and clearing, and cash management services. These services are included in the Interest Rate Markets and Equities segments as well as in our Asset Management and Servicing sector. Credit-related services include commitments to extend credit, standby letters of credit and guarantees, which are included in the Credit Portfolio segment, and securities lending indemnifications, which are primarily included in the Asset Management and Servicing sector.

Fees and commissions were $748 million, $647 million, and $582 million in 1998, 1997, and 1996, respectively. Included in 1996 was $45 million related to sold or discontinued custody and cash processing businesses.

Fees and commissions increased 16% in 1998, primarily owing to higher equities brokerage commissions - reflecting increased market share and volumes on U.S. and European exchanges - and strong futures and options brokerage results. These increases were partially offset by $65 million in credit derivative fees paid as part of our credit strategy and exposure reduction initiatives.

Excluding the revenue from exited custody and cash processing businesses, fees and commissions increased 20% in 1997. The increase was driven mostly by growth in commissions in equity brokerage, reflecting higher market share and volume gains on U.S. and European stock exchanges.





32 Results of operations

INVESTMENT SECURITIES REVENUE

Investment securities revenue includes gains and losses on debt and equity investment securities, other-than-temporary impairments in value, and related dividend income. The majority of investment securities revenue is recorded in the Proprietary Investments sector.

Investment securities revenue was $205 million in 1998 and largely reflected net gains of $316 million from the sale of equity investments (including securities of Small Business Investment Companies). These equity-related gains came primarily from sales of certain equity investments in the insurance industry, and were partially offset by impairment write-downs of $100 million, mostly related to emerging markets portfolio companies. We also realized net losses of $140 million on debt investment securities, primarily related to emerging Asia.

Investment securities revenue of $409 million in 1997 included equity gains of $366 million, primarily from sales of insurance and telecommunications industry investments.

In 1996 net gains on equity investments of $269 million, mostly related to a health care industry investment, contributed to investment securities revenue of $303 million.

OTHER REVENUE

This category includes gains and losses on hedges of anticipated foreign currency revenues and expenses. These gains and losses are partially offset by the impact of exchange rate movements on reported revenues and expenses over the year. This category also includes our share of income or loss on investments carried under the equity method of accounting, including our investments in American Century Companies and Long-Term Capital Management, L.P.; the amortization of goodwill related to our equity method investments; provisions related to the allowance for credit losses on off-balance-sheet instruments; gains or losses on loan sales; and other miscellaneous transactions.

Other revenue of $187 million in 1998 includes a negative provision (income) of $60 million related to a decrease in our allowance for credit losses on off-balance-sheet instruments; net pretax gains of $131 million and $56 million on the sales of our global trust and agency services business and Australian investment management business, respectively; earnings from equity in affiliates (excluding American Century) of $44 million; and losses of $56 million on hedges of anticipated foreign currency revenues and expenses. The impact of our investment in American Century, including related goodwill amortization, was not significant.

In 1997 Other revenue of $240 million included approximately $120 million of gains on hedges of anticipated foreign currency revenues and expenses. It also included $40 million of earnings from equity in affiliates.

For 1996 Other revenue was $195 million and included a gain of $77 million from the partial sale of a minority investment, $52 million of gains on hedges of anticipated foreign currency revenues and expenses, and $25 million of earnings from equity in affiliates.





                                                        Results of operations 33

OPERATING EXPENSES

---------------------------------------------------------------
In millions(a)
---------------------------------------------------------------
[BAR CHART]

                         1996           1997           1998
                         ----           ----           ----
Employee compensation
 and benefits            $2 884         $3 027         $2 992
Noncompensation costs    $1 568         $2 039         $2 188
---------------------------------------------------------------
Total                     4 452          5 006          5 180


On page 34 there is a stacked bar chart depicting the firm's operating expenses for 1996 to 1998. The bars show a breakdown by employee compensation and benefits and noncompensation costs before special charges.

(a) Excluding special charges of $71 million and $358 million for the years ended December 31, 1996 and 1998, respectively.



Our principal recurring operating expense components are employee compensation and benefits, technology and communications, occupancy, and other expenses. Compensation expense, which includes salaries and benefits, is closely related to staffing levels and the mix of our employee population. It also includes incentive compensation, which varies significantly with operating earnings.

Before special charges of $358 million, operating expenses for 1998 were $5,180 million, up 2% over 1997. The increase was due primarily to costs for preparing our systems for the year 2000 and economic and monetary union in Europe (EMU), which totalled $205 million in 1998, up from $96 million in 1997. The increase also reflected continued spending on client-focused activities, principally in Equities, which was partially offset by lower incentive compensation in line with lower earnings.

The total cost of year 2000 compliance is estimated at $300 million. This covers internal systems renovation and testing, testing equipment, contingency planning, and internal and external project staffing. We expect to incur most of the remaining $75 million of year 2000 costs in 1999. EMU preparation was substantially completed in the fourth quarter of 1998. For further information on the year 2000 initiative, see the section "Operating risk" in "Risk management."

We incurred special charges of $215 million and $143 million in the first and fourth quarters of 1998, respectively, related to the restructuring of business activities and other productivity initiatives. These charges included
$241 million in severance costs in connection with staff reductions of approximately 1,700, $112 million in real estate costs primarily related to consolidating several European locations, and $5 million in equipment write-downs. They related to cost reduction programs that are expected to generate annualized savings of $410 million, approximately $175 million of which were achieved in 1998. Refer to note 3 of our consolidated financial statements, "Restructuring of business activities," for more information.

We continue to maintain a sharp focus and discipline in our spending. Our target is to reduce total expenses before incentive compensation by $400 million in 1999 compared with 1998. In addition to actions we took in 1998, more than 300 projects to improve productivity are under way throughout the firm. They include the creation of a shared service center for the execution of financial and operational functions supporting the markets activities, the reengineering of various processes and service support models in each business area with the goal of streamlining the way we deliver services to our clients, as well as a reduction in the number of technology products we support. The $400 million target does not reflect the adoption of new accounting guidance, which will require capitalization of certain software costs (estimated at $130 million in 1999, net of expected amortization) that were previously expensed as incurred in Technology and communications expenses. Refer to note 2, "Accounting changes and developments," as well as page 47, "Forward-looking statements," regarding information contained in this paragraph.

In 1997 total operating expenses grew 14% to $5,066 million, up from $4,452 million before a special charge in 1996, primarily reflecting targeted spending to expand our asset management and investment banking capabilities, as well as to capitalize on our leadership position in markets activities.

Our total number of employees was 15,674, 16,943, and 15,527 as of December 31, 1998, 1997, and 1996, respectively. The decrease in staff in 1998 reflects the productivity efforts discussed previously, and was partially offset by additions, particularly in the Asset Management and Servicing sector.



34 Results of operations

EMPLOYEE COMPENSATION AND BENEFITS

Employee compensation and benefits is our largest cost of doing business; recruiting and retaining a highly skilled, diverse workforce is critical for us to compete successfully. We compensate employees based on both their performance and the firm's performance. A large component of total pay is in the form of incentive compensation, which increases as a proportion of total pay for our most highly compensated individuals. In addition, for highly compensated employees, a significant proportion of incentive compensation is in the form of stock bonus or restricted stock, aligning their compensation with longer-term shareholder returns.

In 1998 employee compensation and benefits totaled $2,992 million before severance costs of $241 million. This decline of 1% from 1997 reflects lower incentive compensation accruals partially offset by higher salaries.

Employee compensation and benefits expense increased 5% in 1997 to $3,027 million, from $2,884 million in 1996, driven by increased salaries related to higher staff levels in our client-focused business, more competitive market conditions, and staffing for various technology initiatives, including year 2000 compliance.


TECHNOLOGY AND COMMUNICATIONS EXPENSES

Technology and communications expenses are our second-largest cost of doing business. A strong and efficient technology infrastructure is key to maintaining our competitive advantage in the global financial markets. In addition to equipment and software costs, these expenses include fees paid to the Pinnacle Alliance (the "Alliance"), which was formed in July 1996 to manage parts of our technology infrastructure, and other consulting and outsourcing arrangements.

Technology and communications expenses before special charges of $5 million rose 16% to $1,187 million in 1998, up from $1,025 million in 1997. This increase is due to costs associated with our preparation for year 2000 and EMU, along with higher spending on key technology initiatives, as described next in "Total information technology spending." The 1997 figure was up from $785 million in 1996; the 1996 figure included a $71 million special charge related to the formation of the Alliance. The increase was due to key initiatives, higher levels of business activity, and a full year of payments to the Alliance.

TOTAL INFORMATION TECHNOLOGY SPENDING

Total information technology (IT) spending includes technology and communications expense and other technology-related costs, mainly employee compensation and benefits. Total IT spending was $1,610 million in 1998, up 18% from $1,370 in 1997 and $1,045 million in 1996, excluding the special charge. The increase in total IT spending in 1998 was driven largely by the following key initiatives:

-        meeting technology demands for the year 2000 compliance and EMU

-        enhancing our risk management capabilities

- increasing efficiency through system upgrades and infrastructure standardization across our activities

This higher spending reflects the momentum of our initiatives as projects progress through the development cycle.


NET OCCUPANCY

Net occupancy expenses include rent, real estate taxes, utilities, depreciation, insurance, and other costs related to properties we own and lease worldwide.

Net occupancy expenses before special charges were $325 million in 1998, compared with $333 million in 1997. Higher net rental expense and depreciation in the current year was more than offset by a $28 million charge incurred in 1997 in connection with the renovation of New York office space. Special charges were $112 million in 1998. In 1997 net occupancy expenses increased 13% over 1996 to $333 million, largely because of the $28 million renovation charge.


OTHER EXPENSES

Other expenses include travel, professional fees, outside services, certain brokerage fees, taxes (other than income taxes), and training fees.

In 1998 other expenses were essentially unchanged at $676 million, compared with $681 million in 1997. Other expenses increased 22% in 1997 over 1996, reflecting higher travel-related expenses resulting from greater levels of client-focused activity, higher professional fees, and higher outside service fees.


INCOME TAXES

Income taxes were $454 million in 1998, $689 million in 1997, and $758 million in 1996. The decreases were due primarily to lower pretax income. The effective tax rate was 32.0% in 1998, 32.0% in 1997, and 32.5% in 1996.




                                                        Results of operations 35

BALANCE SHEET REVIEW



TRADING-RELATED ASSETS AND LIABILITIES
--------------------------------------------------------------------------------
In billions: average balances          1998      1997      1996
--------------------------------------------------------------------------------
TRADING-RELATED ASSETS:
Trading account assets ............    $125.1    $106.4    $ 77.9
Securities purchased under
 agreements to resell and
 federal funds sold ...............      38.9      40.4      43.1
Securities borrowed ...............      40.7      36.3      25.3
--------------------------------------------------------------------------------
Total .............................     204.7     183.1     146.3
PERCENTAGE OF TOTAL
  AVERAGE ASSETS ..................        72%       72%       68%
--------------------------------------------------------------------------------
TRADING-RELATED LIABILITIES:
Trading account liabilities .......      77.4      65.7      49.1
Securities sold under
  agreements to repurchase
  and federal funds purchased .....      70.5      67.1      63.4
--------------------------------------------------------------------------------
TOTAL .............................     147.9     132.8     112.5
PERCENTAGE OF TOTAL
  AVERAGE LIABILITIES .............        54%       55%       55%
--------------------------------------------------------------------------------


Trading-related assets and liabilities, which represent the majority of our balance sheet, have increased over the last three years, reflecting growth in our client-focused market making activities. The amount of these assets and liabilities held fluctuates daily according to client needs and market movements.


TRADING ACCOUNT ASSETS AND LIABILITIES

Trading account assets and liabilities consist predominantly of cash securities and derivative receivables and payables (unrealized gains or losses).

Cash securities include U.S. Treasury, U.S. government agency, foreign government securities, and corporate debt and equity securities. Our cash securities inventories have increased over the past three years, primarily reflecting growth in our market making activities.

Derivatives, in general, are contracts or agreements whose values are derived from changes in interest rates, foreign exchange rates, prices of securities, or financial or commodity indices. We carry derivatives used in our trading activities at fair value and record the unrealized gain or loss (the positive or negative fair value) in trading account assets or liabilities on the balance sheet; any changes in the value of our trading derivatives are recorded in Trading revenue on our "Consolidated statement of income." Derivatives are often referred to as off-balance-sheet financial instruments because the notional amounts of their contracts are not recorded on the balance sheet; however, the unrealized gains or losses on trading derivatives are recorded on the balance sheet.

We are a global leader in structuring and trading a broad range of derivatives transactions for our clients as part of their risk management, capital raising, and investment activities. Our competitive advantages in derivatives are our strong client relationships, backed by global structuring and distribution capabilities; sophisticated research and technological support; our strong capital base; and our integrated approach to these activities. In our trading activities, we act as a dealer in derivative instruments to help clients manage exposure to interest rates, foreign exchange rates, prices of securities, and financial or commodity indices. We also assume trading positions based on our market expectations and to benefit from price differentials between instruments and markets. In addition, we use derivatives to manage risks associated with our credit, investing, and funding strategies, as discussed in the following sections. Refer to note 11, "Derivatives," for more information on our use of derivatives.

Like cash instruments, derivatives are subject to market and credit risk. We evaluate derivative risk in much the same way as risks associated with cash instruments. Refer to "Risk management" for more information on how we manage these risks. Unlike cash instruments, however, where credit exposure is generally represented by the notional or principal value, the credit exposure associated with derivatives is generally a fraction of the notional value of the instrument and is represented by the derivative instrument's unrealized gain reported on the balance sheet at a point in time. The on-balance-sheet credit exposure of derivatives will therefore fluctuate with market movements, sometimes significantly, depending on the nature of the exposure.

The following table provides the aggregate notional amounts and on-balance-sheet credit exposure for each derivative instrument category in our trading activities. The on-balance-sheet credit exposure amounts take into consideration the benefit of master netting agreements.


36 Balance sheet review

Overall, the increase in on-balance-sheet exposure and notionals since 1996 reflects growth in our client-focused market making activities. The growth of on-balance-sheet exposure has been reduced by the greater use of master netting agreements in recent years. The benefit of master netting agreements was $107.6 billion, $63.1 billion, and $36.5 billion at December 31, 1998, 1997, and 1996, respectively.


TRADING DERIVATIVES: NOTIONAL AND CREDIT EXPOSURE

                                                              1998                          1997                           1996
                                        ---------------------------------------------------------------------------------------
                                                  On-balance-sheet              On-balance-sheet               On-balance-sheet
                                                            credit                        credit                         credit
In billions: December 31                Notional          exposure    Notional          exposure    Notional           exposure
-------------------------------------------------------------------------------------------------------------------------------
Interest rate, currency,
 credit default and related swaps ...   $3 796.2          $   19.5    $2 479.4          $   19.7    $1 858.0               $11.3
 Foreign exchange spot,
 forward, and futures contracts ......     565.4               4.1       670.6               5.7       583.3                 2.5
 Interest rate futures,
 forward rate agreements, and
 debt securities forwards ............   1 458.3               0.3       869.4               0.3       524.8                 0.4
Commodity and equity swaps,
 forward, and futures
   contracts .........................      86.0               3.3        92.4               2.9        77.2                 2.8
Purchased option contracts ...........   1 291.5              20.9       768.9              12.4       614.8                 8.5
Written option contracts .............   1 544.0                --     1 005.9                --       713.0                  --
--------------------------------------------------------------------------------------------------------------------------------
Total                                    8 741.4              48.1     5 886.6              41.0     4 371.1                25.5
--------------------------------------------------------------------------------------------------------------------------------

Amounts in the above table do not reflect the benefit of collateral. We actively use collateral to reduce credit exposure in our derivative activities. Of the $48.1 billion of on-balance-sheet credit exposure (net derivative receivables) at December 31, 1998, approximately $9 billion was collateralized by highly rated liquid securities (U.S. government securities) and cash. Approximately 80% of all net derivative receivables to non-investment-grade counterparties was secured.

The following table shows the estimated percentages of the on-balance-sheet credit exposure of our derivatives after master netting agreements by counterparty credit rating, based on our internal credit ratings. The percentages do not take into consideration collateral. Our ratings of AAA, AA, A, and BBB represent investment-grade ratings. Ratings of BB and below represent non-investment-grade ratings. These ratings are analogous to those of public rating agencies in the United States.

DERIVATIVE COUNTERPARTY CREDIT RATINGS

--------------------------------------------------------------------------------
Percentage at December 31                                                   1998
--------------------------------------------------------------------------------
AAA, AA ..................................................................   52%
A ........................................................................   32
BBB ......................................................................   11
BB and below .............................................................    5
--------------------------------------------------------------------------------
Total                                                                       100
--------------------------------------------------------------------------------

OTHER TRADING-RELATED ASSETS AND LIABILITIES

We use securities purchased under agreements to resell (resale agreements) and securities borrowed as short-term financing tools to provide liquidity for trading clients and to facilitate deliveries to customers. We use securities sold under agreements to repurchase (repurchase agreements) as short-term financing for trading-related positions and as one source of financing for our debt investment securities portfolio.


DEBT INVESTMENT SECURITIES


--------------------------------------------------------------------------------
In millions: December 31                           1998        1997        1996
--------------------------------------------------------------------------------
Fair and carrying value .......................  $36 232     $22 768     $24 865
--------------------------------------------------------------------------------

We hold debt investment securities to maximize total return. Our debt investment securities portfolio includes U.S. Treasury and other U.S. government agency securities, U.S. state and political subdivision securities, non-U.S. government securities, and U.S. and non-U.S. corporate and bank debt securities. This portfolio is classified as available-for-sale, with securities carried at fair value on the balance sheet and unrealized gains and losses reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes. We use derivatives to hedge exposure to interest rate and currency fluctuations in managing this portfolio. Refer to note 9, "Investment securities," and note 11, "Derivatives," for more information.

The increase in debt investment securities in 1998 reflects higher positions in U.S. government agency securities; these securities accounted for approximately 90% of the portfolio. Amounts issued by non-U.S. governments and corporations were approximately 2% at year-end 1998, down from 11% at December 31, 1997, and 16% at December 31, 1996.


                                                       Balance sheet review   37

CREDIT-RELATED PRODUCTS

--------------------------------------------------------------------------------
                                           Commit-       Standby     Securities
                                          ments to    letters of        lending
                                            extend    credit and     indemnifi-
In billions: December 31         Loans      credit    guarantees     cations(a)
--------------------------------------------------------------------------------
Within one year ..............   $ 9.9       $32.4         $ 7.7           $4.1
After one year
   but within five ...........    12.5        44.0           7.5             --
More than five years .........     3.1         7.1           0.7             --
--------------------------------------------------------------------------------
Total 1998 ...................    25.5        83.5          15.9            4.1
Total 1997 ...................    31.6        80.4          15.8            5.3
Total 1996 ...................    28.1        64.7          13.9            5.5
--------------------------------------------------------------------------------

(a) At December 31, 1998, 1997, and 1996, we held cash and other collateral in full support of securities lending indemnifications.


Loans

We diversify our loan portfolio by borrower, industry, and geographic area. For the past three years, our loan portfolio consisted mainly of shorter-term loans. At December 31, 1998, nearly 40% of loans were set to mature within one year and 88% within five years. More than 80% of our loans are based on a floating interest rate.


Commitments to extend credit

Commitments to extend credit are off-balance-sheet conditional contracts to lend money to a client in the future under specific terms. The increase in our commitments during the past three years was primarily a result of our continued support of clients' commercial paper programs as well as growth in syndicated lending. Nearly 40% of all commitments mature within one year and 91% within five years.


Standby letters of credit and guarantees

Standby letters of credit and guarantees are off-balance-sheet unconditional contracts issued to support clients' obligations to third parties, who are the beneficiaries. We pay the beneficiary on demand if a client does not meet a contractual obligation. The client is required to reimburse us for any payments we make in connection with the standbys or guarantees. Nearly 50% of all standby letters of credit and guarantees mature within one year and 95% mature within five years.


Securities lending indemnifications

Securities lending indemnifications are off-balance-sheet contracts in which we guarantee that a third-party lender of securities will be protected if the borrower defaults or refuses to meet its obligation. We act as the lender's agent and receive collateral from the borrower - in the form of cash, securities, or letters of credit - equal to the market value of the securities borrowed plus a margin. Securities borrowers are mainly nonbank financial institutions. On average, securities are lent for less than 30 days. We provide securities lending indemnifications primarily as part of our role in Euroclear.

The maximum credit risk for the above credit-related products is measured by their contractual amounts. For example, the risk of a loan is the amount of money lent to the client. For off-balance-sheet credit-related instruments, the risk is the amount that would be owed should the contract be drawn upon, the client default, and the collateral become worthless. A significant number of off-balance-sheet commitments expire, however, without being drawn upon. Moreover, commitments usually include financial covenants and/or material adverse change clauses that, if triggered, enable us to withdraw from the obligation to lend. Refer to "Risk management" for more information on how we manage credit risk.

In addition to maintaining a portfolio consisting mainly of highly rated counterparties, we use credit derivatives to manage the risks associated with our credit extensions. The use of credit derivatives for our own account is an important part of our credit transformation strategy, as it allows us to reduce risk and capital employed by credit activities. Since December 1997 we significantly reduced credit risk on approximately $20 billion of traditional credit product exposures through the use of securitizations and name-specific credit default swaps.

The following table presents the percentage of our total credit-related product exposure by counterparty credit rating, based on our internal credit ratings, and after the impact of purchased credit protection. At December 31, 1998, 1997, and 1996, 83% or more of our potential credit exposure was with counterparties of investment-grade quality (internal rating of BBB or higher).

TOTAL CREDIT-RELATED INSTRUMENTS BY COUNTERPARTY CREDIT RATING

--------------------------------------------------------------------------------
Percentage at December 31                          1998        1997        1996
--------------------------------------------------------------------------------
AAA, AA ........................................    32%         24%         24%
A ..............................................    35          40          41
BBB ............................................    16          23          22
BB and below ...................................    17          13          13
--------------------------------------------------------------------------------
Total                                              100         100         100
--------------------------------------------------------------------------------


38   Balance sheet review

IMPAIRED LOANS
--------------------------------------------------------------------------------
The following table presents impaired loans, net of charge-offs, at December 31 for the past three years. Refer to note 1, "Summary of significant accounting policies," for a description of how we identify impaired loans.

IMPAIRED LOANS

--------------------------------------------------------------------------------
In millions: December 31                          1998         1997         1996
--------------------------------------------------------------------------------
Commercial and industrial ......................  $ 12         $ 55         $ 89
Banks and other financial
   institutions ................................     2           30           --
Other ..........................................   108           28           31
--------------------------------------------------------------------------------
Total impaired loans                               122          113          120
--------------------------------------------------------------------------------

Impaired loans were $122 million at December 31, 1998, versus $113 million at December 31, 1997. The decrease in impaired commercial and industrial loans was primarily due to foreign counterparty-related charge-offs and repayments during the year. The decrease in banks and other financial institutions relates to certain counterparties that returned to performing status, as well as charge-offs during the year. Offsetting these decreases was an increase in other impaired loans related primarily to one counterparty in the United States.

Impaired loans were $113 million at December 31, 1997, compared with $120 million at the end of 1996. The decrease in commercial and industrial loans was offset by newly classified impaired loans to banks and other financial institutions, related to emerging Asian counterparties.


ALLOWANCES FOR CREDIT LOSSES
--------------------------------------------------------------------------------
We maintain allowances for credit losses to absorb losses inherent in our traditional extensions of credit that we believe are probable and that can be reasonably estimated. These allowances include an allowance for loans and an allowance for off-balance-sheet financial instruments such as commitments, standby letters of credit, and guarantees.

The firm relies on its Asset Quality Review process to assist management in determining the appropriate actions to be taken with regard to exposures experiencing credit concerns. These actions include establishing or maintaining appropriate levels of allowances or reserves. The process is based on a bottom-up evaluation of probable losses by counterparty, industry, and country; a statistical model estimate for probable losses on our remaining performing portfolio; and a general component for probable losses that is necessary to reflect the imprecise, subjective, and judgmental elements inherent in evaluating credit risk. For additional detail on the Asset Quality Review process and the determination of allowances, see "Credit risk" in the section "Risk management," as well as note 1, "Summary of significant accounting policies," and note 15, "Allowances for credit losses."

In determining the appropriate size of our allowances, we make use of our historical experience over the course of past credit cycles. Credit cycles are closely linked to economic cycles in terms of timing and depth. They are difficult to define with precision, and in management's judgment should be viewed in their entirety - from peak to trough. Using an estimate of a full cycle compensates for the fact that the distribution of credit losses is not even over time, that is, when losses occur they are often large and correlated among counterparties. Our estimate of the full credit cycle is generally longer-term in nature (i.e., four to seven years), which reflects our historical experience of the length of past credit cycles, and appropriately matches the risks in our existing portfolio, which consists of diverse exposures with short-, medium-, and long-term maturities.

We believe our use of past credit cycle experience is appropriate because our current portfolio is similar to those of the past: institutionally based, with significant emerging market exposures. Our experience has shown that credit losses, when they occur, are significant and highly correlated, particularly across emerging markets. At times our loss experience has been much better than expected, either because economic conditions improved or because we successfully managed our credit exposures, resulting in lower net charge-offs than expected.


Allowance for loan losses

The following table summarizes the activity of the allowance for loan losses for the years ended December 31, 1998, 1997, and 1996.

ALLOWANCE FOR LOAN LOSSES - ACTIVITY

--------------------------------------------------------------------------------
In millions                                    1998         1997         1996
--------------------------------------------------------------------------------
BALANCE, JANUARY 1                            $ 546        $ 566     (b)$1 130
--------------------------------------------------------------------------------
Provision for loan losses                       110           --           --
--------------------------------------------------------------------------------
Recoveries ..............................        19           40           25
Charge-offs:
   Commercial and industrial ............       (46)         (21)         (30)
   Banks and other financial
      institutions ......................       (83)         (17)          --
   Other ................................       (26)          (2)          (9)
--------------------------------------------------------------------------------
Net charge-offs                                (136)          --          (14)
--------------------------------------------------------------------------------
Reclassifications(a)                            (50)         (20)     (b)(550)
--------------------------------------------------------------------------------
BALANCE, DECEMBER 31                            470          546          566
--------------------------------------------------------------------------------

See notes (a) and (b) on the following page.


                                                       Balance sheet review   39

(a) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet reserve or allowance captions - which included an adjustment for derivatives in our trading account (See note 10, "Trading account assets and liabilities," to our consolidated financial statements), an allowance for loans and an allowance for off-balance-sheet financial instruments such as commitments and standby letters of credit and guarantees - were shown as reclassifications. Reclassifications had no impact on net income, and accordingly, were not shown on the "Consolidated statement of income." Subsequent to July 1, 1998, reclassifications across balance sheet captions for allowances are reflected as provisions or reversals of provisions in the relevant components of the "Consolidated statement of income."

(b) Prior to December 31, 1996, our reserves and allowances for credit losses were displayed in the aggregate as a reduction of loans in our "Consolidated balance sheet." Beginning December 31, 1996, in accordance with the AICPA Banks and Savings Institutions Audit Guide, the aggregate allowance was apportioned and displayed as a reduction to loans, a reduction of trading assets related to determining the fair value of our derivatives portfolio (See note 10, "Trading account assets and liabilities," to our consolidated financial statements), and as Other liabilities related to off-balance-sheet credit instruments. Amounts were allocated based on assigning specific counterparty, industry, and country amounts based on the nature of the underlying counterparty exposure; amounts related to the general component were proportionally allocated to balance sheet captions based on an assessment of the level of risk of the underlying exposures.


The following table displays our allowance for loan losses by component at December 31, 1998, 1997, and 1996.

ALLOWANCE FOR LOAN LOSSES BY COMPONENT

--------------------------------------------------------------------------------
In millions: December 31                        1998          1997          1996
--------------------------------------------------------------------------------
Specific counterparty ........................  $ 34          $106          $114
Specific country .............................    93           198           273
Specific industry ............................    --            --            15
Expected loss ................................   228           171           102
General ......................................   115            71            62
--------------------------------------------------------------------------------
Total allowance                                  470           546           566
--------------------------------------------------------------------------------

DECEMBER 31, 1998, VERSUS DECEMBER 31, 1997

The allowance for loan losses decreased to $470 million at December 31, 1998, from $546 million at the previous year-end. The decrease was due primarily to net charge-offs of $136 million in 1998 and a reclassification to our trading portfolio in the first quarter related to impaired derivative receivables, which was partially offset by a provision for loan losses of $110 million. Most charge-offs resulted from losses on loan sales to counterparties in emerging Asia, which were incurred as part of the firm's exposure reduction initiatives. The provision for loan losses was required to maintain an appropriate allowance for probable losses. Charge-offs in 1997 were $40 million, which were completely offset by recoveries.

The specific counterparty component, which represents the SFAS No. 114 impairment reserve, decreased to $34 million, reflecting declines in counterparty allocations across regions, primarily because of the return of certain counterparties to performing status during the year and lower loss estimates related to emerging Asian counterparties. Although specific counterparty allocations declined, the level of impaired loans did not change significantly, primarily reflecting the addition of one counterparty in 1998 which more than offset loans returning to performing status.

The specific country component - which focuses on countries experiencing financial stress - decreased 53% to $93 million as of December 31, 1998, reflecting lower exposures to countries in emerging Asia. Total exposure to emerging Asia was down more than 50% - see page 42. The decrease was partially offset by the addition of a specific country loss estimate for Brazilian credit exposures, reflecting volatile economic conditions stemming from uncertainties about fiscal reforms. Countries included in the specific country component at year-end 1998 were South Korea, Indonesia, Malaysia, Thailand, and Brazil. These countries were all subject to International Monetary Fund (IMF) support programs. The loss estimates for each country were determined by management by applying a percentage loss estimate on a "tiering of risk" basis (e.g., sovereigns have a lower percentage of coverage than corporates). We used historical loss experience and judgment, considering secondary market data where applicable to determine these estimates.

During the course of 1998 we incurred losses, primarily through loan sales, to counterparties in emerging Asia. We believe that while financial conditions in the region improved during the year, losses in our remaining emerging Asian exposures were probable and that, in light of recent experience, our loss estimates were reasonable. With regard to Brazil, there was a significant deterioration in the credit situation demonstrated by the need for an IMF program in the fourth quarter of 1998. As a result, we determined that it was necessary to have a specific country allocation for Brazil. We have not yet observed actual losses to confirm our estimated probable losses but believe that the estimates are reasonable given recent events in Brazil.

The expected loss component increased 33% to $228 million at December 31, 1998. The increase reflected our assessment that estimated probable losses for Latin American credits - excluding Brazil, which was covered by the country component
- were higher than at the end of 1997 due to recent events. We believe that the increase was appropriate to reflect our recent loss experiences in emerging markets, including the fact that there is a high correlation among emerging markets when losses occur. To determine the loss estimates, we used bond spreads in the region as an indicator of credit quality, since the situation was judged too volatile for us to rely on published credit ratings typically used in our expected loss models.


40   Balance sheet review

The general component was $115 million at December 31, 1998, compared with $71 million at December 31, 1997. The increase reflected management's assessment of amounts needed to cover risks not adequately addressed by the other components. In particular, volatile conditions in emerging markets increased the level of uncertainty surrounding the appropriateness of the country and expected loss components; this coupled with management's assessment of coverage needed for imperfections in models led to the increase in the general component to an amount deemed appropriate.

DECEMBER 31, 1997 VERSUS DECEMBER 31, 1996

The allowance for loan losses was $546 million as of December 31, 1997, compared with $566 million as of December 31, 1996. Charge-offs in 1997 of $40 million were related primarily to counterparties in emerging Asia. In 1996 charge-offs of a similar amount related to a small number of borrowers in the United States.

The specific counterparty component was $106 million at December 31, 1997, and consisted primarily of counterparties in North America and, to a lesser extent, emerging Asia. This compared with a counterparty component of $114 million at December 31, 1996, which included exposures across all regions.

The specific country component decreased 27% to $198 million at December 31, 1997 from $273 million at December 31, 1996. The focus of this component shifted from Latin America in 1996 to emerging Asia in 1997. Specific Latin American country allocations were removed, reflecting the region's stronger credit performance and improved macroeconomic conditions following the aftermath of the 1994 Mexican peso devaluation. It also reflected management's judgment that exposures to Latin America should be considered in determining the expected loss component of the allowance for performing credits.

During 1997 conditions in emerging Asia, which were marked by an abrupt disappearance of liquidity and a currency collapse throughout the region following the July Thai baht devaluation, raised serious credit concerns. At December 31, 1997, loss estimates in the country component comprised allocations for Indonesia, South Korea, and Thailand - countries subject to IMF support programs. This reflected the refinement of our methodology for the country component to include countries experiencing financial stress, as demonstrated by such factors as the existence of IMF programs, and to include "nonstressed" countries in the expected loss calculation. We determined the country loss estimates for each country based on a "tiering of risk" basis, as discussed previously.

The specific industry component, which included loss estimates for exposures to counterparties in the U.S. tobacco and nonfood retail industries, was deemed no longer necessary, reflecting reduced tobacco-related positions and progress on the settlement of litigation, and improvements in the retail industry.

The expected loss component increased to $171 million at December 31, 1997 from $102 million at December 31, 1996, primarily reflecting the inclusion of Latin American exposures as previously discussed, and to a lesser extent, higher loss estimates to certain "nonstressed" Asian and Eastern European countries.

The general component was $71 million at December 31, 1997, compared with $62 million at December 31, 1996, and reflected our estimate of probable losses due to other risk factors inherent in evaluating credit risk, including model imperfections.


Allowance for off-balance-sheet credit instruments

The following table summarizes the activity of the allowance for credit losses for off-balance-sheet credit instruments for the years ended December 31, 1998, 1997, and 1996.

Allowance for off-balance-sheet credit instruments - activity

--------------------------------------------------------------------------------
In millions                                         1998      1997      1996
--------------------------------------------------------------------------------
BALANCE, JANUARY 1                                 $ 185     $ 200     $  -- (b)
--------------------------------------------------------------------------------
Negative provision for credit losses                 (60)       --        --
--------------------------------------------------------------------------------
Reclassifications(a)                                  --       (15)      200(b)
--------------------------------------------------------------------------------
BALANCE, DECEMBER 31                                 125       185       200
--------------------------------------------------------------------------------

(a) See note (a) to table on page 40.

(b) See note (b) to table on page 40.

The following table displays our allowance for credit losses on off-balance-sheet instruments by component at December 31, 1998, 1997, and 1996.

ALLOWANCE FOR OFF-BALANCE-SHEET CREDIT INSTRUMENTS BY COMPONENT

--------------------------------------------------------------------------------
In millions: December 31                              1998      1997      1996
--------------------------------------------------------------------------------
Specific counterparty ............................   $    3    $    2     $  62
Specific country .................................       30        58        -
Specific industry ................................       -         -         38
Expected loss ....................................       66        53        41
General ..........................................       26        72        59
--------------------------------------------------------------------------------
Total allowance                                         125       185       200
--------------------------------------------------------------------------------

DECEMBER 31, 1998 VERSUS DECEMBER 31, 1997

The allowance for credit losses for off-balance-sheet credit instruments decreased to $125 million at December 31, 1998, resulting in a negative provision of $60 million, recorded in Other revenue, which was needed to reflect the allowance at an appropriate level.


                                                       Balance sheet review   41

The specific counterparty component was $3 million at December 31, 1998, compared with $2 million the previous year. The specific country component decreased 48% to $30 million at December 31, 1998, from $58 million, reflecting lower exposures to countries in emerging Asia. The decrease was partially offset by the addition of a loss estimate for Brazil. The expected loss component increased 25% to $66 million as of December 31, 1998, reflecting the higher estimated losses for Latin American credits, as previously discussed. The general component was $26 million at December 31, 1998, compared with $72 million at December 31, 1997. The decrease reflected management's decision to reduce loss estimates based on their judgment and experience with off-balance-sheet credit instruments, which become loans when they are drawn, as well as to be in line with desired coverage ratios to compensate for modeling imperfections and other risk factors.

DECEMBER 31, 1997 VERSUS DECEMBER 31, 1996

The allowance for credit losses on off-balance-sheet instruments decreased to $185 million at December 31, 1997, from $200 million at December 31, 1996, reflecting reduced risk related to the purchase of credit protection on approximately $8 billion of commitment exposures.

The specific counterparty component decreased to $2 million at December 31, 1997 from $62 million at December 31, 1996; year-end 1996 consisted of large amounts to a small number of counterparties. The specific country component increased to $58 million at December 31, 1997, reflecting allocations to emerging Asia. The expected loss component increased to $53 million at December 31, 1997, from $41 million as of December 31, 1996, primarily reflecting the inclusion of Latin American exposures as previously discussed. The specific industry component for
U. S. tobacco and nonfood retail industries was deemed no longer necessary at December 31, 1997, reflecting reduced tobacco-related positions and progress on the settlement of litigation and improvements in the retail industry. The general component was $72 million at December 31, 1997, versus $59 million at December 31, 1996 and reflected our estimate of probable losses due to other risk factors inherent in evaluating credit risk, including model imperfections.


INTERNATIONAL ALLOWANCES FOR CREDIT LOSSES

The international portion of our allowances for loans and off-balance-sheet instruments was $341 million, $486 million and $478 million at December 31, 1998, 1997, and 1996, respectively. It represented approximately 57%, 66%, and 62% of our total credit-related product allowances in each of the respective years. The decrease in 1998 reflects lower exposures to emerging markets and the impact of charge-offs, largely through loan sales in Asia. Refer to note 15, "Allowances for credit losses," for more information.

CREDIT RESERVE FOR IMPAIRED DERIVATIVES

Trading assets include a credit adjustment for impaired derivatives, as determined based on management's judgment. This adjustment is needed to appropriately reflect these exposures at fair value and was categorized as the trading allowance in previous financial statements. Refer to note 10, "Trading account assets and liabilities."


EXPOSURES TO EMERGING COUNTRIES

In 1998 we proactively decreased our exposures to certain emerging markets to reflect the increased risk associated with these assets as well as our longer-term credit transformation strategy. As a result, emerging market exposures in Asia (excluding Japan) and Latin America were reduced by approximately 50% and 40%, respectively, in 1998. Consistent with our credit strategy and market opportunities, we will continue to actively manage exposures as judged appropriate.

The following tables present exposures to certain emerging markets based on management's view of total exposure. The management view takes into account the following cross-border and local exposures: the notional or contract value of loans, commitments to extend credit, securities purchased under agreements to resell, interest- earning deposits with banks; the fair values of trading account assets (cash securities and derivatives, excluding any collateral we may hold to offset these exposures) and investment securities; and other monetary assets. It also considers the impact of credit derivatives, at their notional or contract value, when we have bought or sold credit protection outside of the respective country. Trading assets reflect the net of long and short positions of the same issuer.


42   Balance sheet review

EXPOSURES TO EMERGING COUNTRIES, BY TYPE OF FINANCIAL INSTRUMENT

EMERGING ASIA

-------------------------------------------------------------------------------------------------------------------------
                                                                                   Credit
In billions:                                                Deriva-   Other out-   deriva-   Commit-     Local      Total
December 31, 1998                                  Loans      tives   standings     tives     ments   exposure   exposure
-------------------------------------------------------------------------------------------------------------------------
China ..........................................   $  --      $ 0.1       $  --     $  --     $  --      $  --      $ 0.1
Hong Kong ......................................     0.5        0.1         0.2      (0.1)      0.1        0.8        1.6
Indonesia ......................................     0.1        0.1          --        --        --         --        0.2
Malaysia .......................................      --         --         0.1      (0.1)       --         --         --
Philippines ....................................      --        0.1         0.1        --        --         --        0.2
Singapore ......................................      --         --         0.2      (0.1)       --        0.1        0.2
South Korea ....................................     0.4        1.1         0.5      (0.3)       --         --        1.7
Taiwan .........................................      --         --          --        --       0.1         --        0.1
Thailand .......................................      --        0.1         0.1        --        --         --        0.2
Other ..........................................     0.2        0.1          --        --        --         --        0.3
-------------------------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                       1.2        1.7         1.2      (0.6)      0.2        0.9        4.6
-------------------------------------------------------------------------------------------------------------------------
December 31, 1997
-------------------------------------------------------------------------------------------------------------------------
China ..........................................     0.1        0.2         0.1        --        --         --        0.4
Hong Kong ......................................     1.1        0.7         0.6       0.1       0.4         --        2.9
Indonesia ......................................     0.1        0.4         0.2        --       0.1         --        0.8
Malaysia .......................................     0.1        0.1         0.2        --        --         --        0.4
Philippines ....................................     0.1         --         0.2        --        --         --        0.3
Singapore ......................................      --        0.6          --        --        --         --        0.6
South Korea ....................................     1.2        1.4         0.5        --       0.3         --        3.4
Taiwan .........................................      --         --          --        --        --         --         --
Thailand .......................................     0.1        0.8         0.3        --        --         --        1.2
Other ..........................................     0.1        0.2         0.1        --        --         --        0.4
-------------------------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                       2.9        4.4         2.2       0.1       0.8         --       10.4
-------------------------------------------------------------------------------------------------------------------------

LATIN AMERICA

-------------------------------------------------------------------------------------------------------------------------
                                                                                   Credit
In billions:                                                 Deriva-  Other out-   deriva-   Commit-     Local      Total
December 31, 1998                                  Loans      tives   standings     tives     ments   exposure   exposure
-------------------------------------------------------------------------------------------------------------------------
Argentina ......................................   $ 0.1      $ 0.3       $ 0.7     $(0.4)    $  --      $ 0.6      $ 1.3
Brazil .........................................     0.5         --         0.7      (0.2)       --        0.9        1.9
Chile ..........................................     0.4         --         0.1      (0.1)       --         --        0.4
Colombia .......................................     0.2         --         0.4        --        --         --        0.6
Mexico .........................................     0.6        0.2         0.3      (0.3)       --        0.4        1.2
Other ..........................................     0.5        0.4         0.2      (0.1)      0.1         --        1.1
-------------------------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean         2.3        0.9         2.4      (1.1)      0.1        1.9        6.5
-------------------------------------------------------------------------------------------------------------------------
December 31, 1997
-------------------------------------------------------------------------------------------------------------------------
Argentina ......................................     0.7        0.4        1.3       (0.2)       --        0.1        2.3
Brazil .........................................     0.9        0.2        1.3       (0.2)       --        1.4        3.6
Chile ..........................................     0.8         --        0.2         --        --         --        1.0
Colombia .......................................     0.5         --        0.2         --       0.1         --        0.8
Mexico .........................................     0.7        0.4        0.7       (0.1)      0.2         --        1.9
Other ..........................................     0.8         --        0.7         --        --         --        1.5
-------------------------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean         4.4        1.0        4.4       (0.5)      0.3        1.5       11.1
-------------------------------------------------------------------------------------------------------------------------

(a) Total exposures to Japan, based on management's view, were $6.9 billion and $12.9 billion at December 31, 1998 and 1997, respectively.

Total exposures to South Africa, based on management's view, were $1.1 billion and $2.1 billion at December 31, 1998 and 1997, respectively.


                                                       Balance sheet review   43

EXPOSURES TO EMERGING COUNTRIES,
BY TYPE OF COUNTERPARTY

EMERGING ASIA

--------------------------------------------------------------------------------
In billions:                                        Govern-                Total
December 31, 1998                         Banks      ments      Other   exposure
--------------------------------------------------------------------------------
China ...............                     $  --      $  --      $ 0.1      $ 0.1
Hong Kong ...........                        --        0.7        0.9        1.6
Indonesia ...........                        --         --        0.2        0.2
Malaysia ............                        --         --         --         --
Philippines .........                        --         --        0.2        0.2
Singapore ...........                       0.1         --        0.1        0.2
South Korea .........                       0.8        0.6        0.3        1.7
Taiwan ..............                       0.1         --         --        0.1
Thailand ............                       0.2         --         --        0.2
Other ...............                       0.3         --         --        0.3
--------------------------------------------------------------------------------
Total Asia, excluding
   Japan                                    1.5        1.3        1.8        4.6
--------------------------------------------------------------------------------
December 31, 1997
--------------------------------------------------------------------------------
China ...............                       0.1        0.2        0.1        0.4
Hong Kong ...........                       1.0        0.1        1.8        2.9
Indonesia ...........                       0.5         --        0.3        0.8
Malaysia ............                       0.2         --        0.2        0.4
Philippines .........                       0.1        0.1        0.1        0.3
Singapore ...........                        --        0.4        0.2        0.6
South Korea .........                       2.2        0.2        1.0        3.4
Taiwan ..............                        --         --         --         --
Thailand ............                       0.6        0.5        0.1        1.2
Other ...............                       0.3         --        0.1        0.4
--------------------------------------------------------------------------------
Total Asia, excluding
   Japan                                    5.0        1.5        3.9       10.4
--------------------------------------------------------------------------------

LATIN AMERICA

--------------------------------------------------------------------------------
In billions:                                        Govern-                Total
December 31, 1998                         Banks      ments      Other   exposure
--------------------------------------------------------------------------------
Argentina ...........                     $  --      $ 0.6      $ 0.7      $ 1.3
Brazil ..............                       0.2        0.6        1.1        1.9
Chile ...............                        --         --        0.4        0.4
Colombia ............                        --        0.1        0.5        0.6
Mexico ..............                       0.1        0.1        1.0        1.2
Other ...............                       0.5         --        0.6        1.1
--------------------------------------------------------------------------------
Total Latin America,
   excluding the
   Caribbean                                0.8        1.4        4.3        6.5
--------------------------------------------------------------------------------
December 31, 1997
--------------------------------------------------------------------------------
Argentina ...........                       0.1        1.2        1.0        2.3
Brazil ..............                       0.3        1.1        2.2        3.6
Chile ...............                       0.1         --        0.9        1.0
Colombia ............                       0.1        0.1        0.6        0.8
Mexico ..............                       0.2        0.5        1.2        1.9
Other ...............                       0.1        0.3        1.1        1.5
--------------------------------------------------------------------------------
Total Latin America,
   excluding the
   Caribbean                                0.9        3.2        7.0       11.1
--------------------------------------------------------------------------------


Exposures to hedge funds

Volatile market conditions in the third quarter of 1998 created significant losses and severe liquidity concerns for many hedge funds.

As a result of these concerns, we reassessed our policies and exposures related to hedge funds and made a number of improvements. They included:

- updating due diligence on our hedge fund client base and screening out the least creditworthy counterparties

- strengthening margin agreements to include up-front margin requirements that take into account liquidation considerations

-   reviewing all documentation

-   increasing information monitoring requirements

- reviewing daily exposure changes and their correlation with market parameters

The net amount J.P. Morgan was owed by hedge funds under derivative and foreign exchange contracts on a mark-to-market basis was approximately $1.3 billion at December 31, 1998. Substantially all of this amount was secured by cash and U.S. Treasury and agency securities under daily mark-to-market collateral agreements. We also finance trading positions for hedge funds through reverse repurchase agreements. The net amount of collateral owed the firm under derivative and foreign exchange contracts and short-term financing agreements was approximately $90 million. In addition, we have approximately $6 million of unsecured loans and commitments.

J.P. Morgan made a $300 million equity investment in Long-Term Capital Management, L.P., in September 1998 as part of a consortium of firms that recapitalized the hedge fund.


FINANCIAL POSITION
--------------------------------------------------------------------------------

Sources of funds

We have developed access to a diverse funding base around the world. This enhances funding flexibility, limits dependence on any one source of funds, and generally lowers the cost of funds. In making funding decisions, management considers market conditions, prevailing interest rates, liquidity needs, and the desired maturity profile. We also use derivatives to modify the characteristics of interest rate-related instruments such as short-term borrowings and long-term debt. Refer to note 11, "Derivatives."

Our sources of funds include interest-bearing and non-interest-bearing deposits, commercial paper, bank notes, trading account liabilities, repurchase agreements, federal funds, and long-term debt and capital securities.


44   Balance sheet review

Repurchase agreements represent secured sources of funding using our inventory of government and agency, money market, and corporate securities as collateral. Maturities range from overnight to as far out as a year, with close to 80% maturing in less than three months.

Short-term borrowings

--------------------------------------------------------------------------------
In billions: Average balances                  1998          1997          1996
--------------------------------------------------------------------------------
Interest-bearing deposits ................   $  56.7       $  55.9       $  49.1
Noninterest-bearing deposits .............       1.7           1.5           3.0
Commercial paper .........................       9.7           4.9           4.1
Other liabilities for borrowed
   money .................................      14.3          18.2          16.4
Securities sold under
   agreements to repurchase
   and federal funds purchased ...........      70.5          67.1          63.4
--------------------------------------------------------------------------------


The above table presents the average balances of our short-term borrowings. Interest-bearing deposits include time deposits and certificates of deposit and generally have maturities of less than one year. Noninterest-bearing deposits include items in the process of collection and compensating balances from clients. Other liabilities for borrowed money include bank notes with an original maturity of less than one year, term federal funds purchased, and other short-term borrowings.

Long-term debt

--------------------------------------------------------------------------------
In billions: December 31                                1998      1997      1996
--------------------------------------------------------------------------------
Long-term debt qualifying as
   risk-based capital ..............................   $ 4.6     $ 4.7     $ 3.7
Long-term debt not qualifying as
   risk-based capital ..............................    23.0      18.2       9.4
--------------------------------------------------------------------------------
Total long-term debt                                    27.6      22.9      13.1
--------------------------------------------------------------------------------

In 1998 we continued to take advantage of market opportunities to extend the maturity of our liabilities and pursue non-U.S.-dollar funding opportunities in Europe and Japan. During the year we issued $12.4 billion in long-term debt (debt with an original maturity greater than one year), of which approximately $0.1 billion qualifies as risk-based capital. Approximately $7.7 billion of maturities and $580 million of early redemptions offset the additions to long-term debt.

In 1997 we issued $12.3 billion in long-term debt, of which approximately
$1.4 billion qualifies as risk-based capital. Offsetting these issuances were approximately $1.6 billion of maturities and $458 million of early redemptions.


CAPITAL SECURITIES

In January 1997 JPM Capital Trust II, a wholly owned subsidiary of J.P. Morgan, issued $400 million of 7.95% trust preferred securities. This qualified as tier 1 risk-based capital under the Board of Governors of the Federal Reserve System guidelines.


STOCKHOLDERS' EQUITY

--------------------------------------------------------------------------------
In millions: December 31                              1998      1997      1996
--------------------------------------------------------------------------------
Common stockholders' equity .....................   $10 567   $10 710   $10 738
Total stockholders' equity ......................    11 261    11 404    11 432
--------------------------------------------------------------------------------
Total stockholders' equity to
   year-end assets                                      4.3%      4.4%      5.2%
--------------------------------------------------------------------------------


At December 31, 1998, common and total stockholders' equity had declined from the previous year. This was due to stock repurchases and a decrease in unrealized appreciation on debt and marketable equity securities. These decreases more than offset earnings in excess of common and preferred dividends and increases related to shares under employee benefit plans. Common and total stockholders' equities were essentially unchanged in 1997 from the previous year. Earnings in excess of common and preferred dividends and increases related to shares under employee benefit plans were offset by higher common stock repurchases.

The ratio of total stockholders' equity to year-end assets was essentially unchanged in 1998. The 1997 ratio decreased primarily as a result of the growth of $40 billion in year-end assets.

In 1998 we purchased approximately 6.6 million common shares worth $755 million to lessen the dilutive impact on earnings per share of our employee benefit plans. During 1997 we purchased 14 million common shares: approximately 7 million shares to lessen the dilutive impact on earnings per share of our employee benefit plans and approximately 7 million shares pursuant to our Board of Directors' December 1996 authorization to buy up to $750 million of common stock, financed principally with the proceeds of a November 1996 issue of trust preferred securities.

In December 1998 our Board of Directors increased the regular quarterly dividend on the company's common stock to $0.99 per share from $0.95 per share for the quarter ending December 31, 1998. Our Board also approved the purchases of up to $750 million of J.P. Morgan common stock, subject to market conditions and other factors. These purchases may be made periodically in 1999 or beyond in the open market or through privately negotiated transactions.


                                                       Balance sheet review   45

CAPITAL STRENGTH
--------------------------------------------------------------------------------
J.P. Morgan, our subsidiaries, and certain foreign branches of our bank subsidiary, Morgan Guaranty Trust Company of New York (Morgan Guaranty), are required to meet the capital adequacy rules of several U.S. and non-U.S. regulators. Our primary federal banking regulator, the Federal Reserve Board, establishes minimum capital requirements for J.P. Morgan, the consolidated bank holding company, and for some of our subsidiaries, including Morgan Guaranty. The Federal Reserve Board has risk-based capital guidelines for evaluating the capital adequacy of bank holding companies and banks. In addition, guidelines for a leverage ratio designed to complement the risk-based capital ratios have been established. A bank holding company and bank are considered well capitalized if certain risk-based capital and leverage ratios are maintained. J.P. Morgan and its principal subsidiaries exceeded the minimum standards set by each regulator at December 31, 1998. J.P. Morgan and Morgan Guaranty also exceeded the minimum standards for a well capitalized bank holding company and bank, respectively, at December 31, 1998, and are aware of no conditions or events since year-end that would change our well capitalized status.

Refer to note 22, "Capital requirements," for more information.

--------------------------------------------------------------------------------
                                            J.P. Morgan                     Well
                                         --------------   Required   capitalized
December 31                              1998      1997    minimum       minimum
--------------------------------------------------------------------------------
Tier 1 capital ......................     8.0%      8.0%      4.0%          6.0%
Total risk-based capital ............    11.7      11.9       8.0          10.0
Leverage ............................     3.9       4.4       3.0           3.0
--------------------------------------------------------------------------------

                                         Morgan Guaranty                    Well
                                         ---------------  Required   capitalized
December 31                              1998      1997    minimum       minimum
--------------------------------------------------------------------------------
Tier 1 capital ......................     8.7%      7.8%      4.0%          6.0%
Total risk-based capital ............    12.0      10.8       8.0          10.0
Leverage ............................     5.3       5.2       3.0           5.0
--------------------------------------------------------------------------------

Risk-adjusted assets represent the total of all on- and off-balance-sheet assets adjusted for risk-based factors as prescribed by the Federal Reserve Board. J.P. Morgan's risk-adjusted assets at December 31, 1998 and 1997, were $140.2 billion and $148.5 billion, respectively. The decrease in risk-adjusted assets was due primarily to a combination of a reduction in the capital employed as part of our credit transformation strategy, our reduced credit exposures in emerging markets, and net roll-offs of credit extensions.


ACCOUNTING CHANGES AND DEVELOPMENTS
--------------------------------------------------------------------------------
ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted starting with our financial statements for the quarter ended March 31, 2000. The standard will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings. If the change in fair value of a derivative designated as a hedge is not effectively offset, as defined, by the change in value of the item it is hedging, this difference will be immediately recognized in earnings.

While we have not determined the specific impact of SFAS No. 133 on our earnings and financial position, we have identified, based on current hedging strategies, our activities that would be most affected by the new standard. Specifically, the Proprietary Investing and Trading segment uses derivatives to hedge its investment portfolio, deposits, and issuance of debt - primarily hedges of interest rate risk. Our credit activities use credit derivatives to hedge credit risk, and to a lesser extent, use other derivatives to hedge interest rate risk. Management is currently evaluating the impact of SFAS No. 133 on our hedging strategies. The actual assessment of the impact on the firm's earnings and financial position of adopting SFAS No. 133 will be made based on our January 1, 2000 positions in accordance with the standard.


46   Balance sheet review

ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

In March 1998 the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires that we capitalize certain costs associated with the acquisition or development of internal use software. Effective January 1, 1999, we adopted SOP 98-1; restatement of financial statements of previous years is not allowed. We expect its adoption to result in the capitalization of approximately $130 million of software costs during 1999, net of expected 1999 amortization. Previously, these costs would have been expensed as incurred. Once the software is ready for its intended use, we will begin amortizing capitalized costs on a straight-line basis over its expected useful life. This period generally will not exceed three years.

REPORTING ON THE COSTS OF START-UP ACTIVITIES

In April 1998 the AICPA issued SOP 98-5, Reporting on the Costs of Start Up Activities. This statement requires that we expense certain costs related to new operations that were previously eligible for capitalization. Effective January 1, 1999, we adopted SOP 98-5; restatement of the financial statements of prior years is not allowed. The adoption of SOP 98-5 did not have a material impact on our earnings or financial position.


BUSINESS ENVIRONMENT AND OTHER INFORMATION
--------------------------------------------------------------------------------

Our business environment

We conduct business in an unpredictable global environment. Many variables may have an impact on the firm's results or operations, including:

- economic and market conditions (including the liquidity of secondary markets)

-   volatility of market prices, rates, and indices

-   timing and volume of market activity

-   availability of capital

-   inflation

- political events (including legislative, regulatory, and other developments, such as the economic and monetary union in Europe)

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

As a result of these variables, revenues and net income in any particular period may:

-   not be indicative of full-year results

-   vary from year to year

-   impact the firm's ability to achieve its strategic objectives


Forward-looking statements

Certain sections of our Annual report contain forward-looking statements. We use words such as expect, believe, anticipate, and estimate to identify these statements. In particular, disclosures made in the "Letter to shareholders" and "Results of operations" sections related to performance targets and savings as well as disclosures on the year 2000 initiative contain forward-looking statements. Such statements are based on our current expectations and are subject to various risks and uncertainties, as discussed above in "Our business environment" and the section "Risk management". These risks and uncertainties could cause actual results to differ materially from those currently anticipated. J.P. Morgan claims the protection afforded by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


                                                       Balance sheet review   47

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


Regulations

J.P. Morgan is subject to regulation under the Bank Holding Company Act of 1956 (the Act). Under the Act, we are required to file reports with the Board of Governors of the Federal Reserve System (the Board). We are also subject to examination by the Board. The Act prevents J.P. Morgan and its subsidiaries from engaging in activities not related to banking and limits the amount of securities we may acquire of a company engaging in nonbanking activities. Federal law and Board interpretations limit the extent to which we can engage in certain aspects of the securities business. The Glass-Steagall Act prohibits affiliates of banks that are members of the Federal Reserve System - including J.P. Morgan Securities Inc. (JPMSI), a section 20 subsidiary - from being engaged principally in bank-ineligible underwriting and dealing activities (mainly corporate debt and equity securities). This prohibition restricts JPMSI's gross revenues from these activities to a maximum of 25% of total gross revenues.

Our largest subsidiary, Morgan Guaranty Trust Company of New York (Morgan Guaranty), is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation (FDIC). Its business is subject to both U.S. federal and state law. It is examined and regulated by U.S. federal and state banking authorities. J.P. Morgan and its nonbank subsidiaries are affiliates of Morgan Guaranty within the meaning of the applicable federal statutes. Morgan Guaranty is subject to restrictions on loans and extensions of credit to J.P. Morgan and certain other affiliates. It is also restricted on some other types of transactions with J.P. Morgan or involving our securities. Among other wholly owned subsidiaries:

- JPMSI is a broker-dealer registered with and subject to regulation by the Securities and Exchange Commission (SEC) and is a member of the National Association of Securities Dealers, the New York Stock Exchange, and other exchanges.

- J.P. Morgan Futures Inc. is subject to regulation by the Commodity Futures Trading Commission, the National Futures Association, and the commodity exchanges and clearing houses of which it is a member.

- J.P. Morgan Investment Management Inc. is registered with the SEC as an investment advisor under the Investment Advisers Act of 1940, as amended.

J.P. Morgan subsidiaries that conduct business in other countries are also subject to regulations and restrictions imposed by those jurisdictions, including capital requirements.


Properties

J.P. Morgan owns and occupies buildings in locations around the world, which include: New York (60 Wall Street - headquarters, 23 Wall Street, 15 Broad Street and 522 Fifth Avenue), Delaware, London, and Paris. We also lease office space in locations around the world including New York, Delaware, Brussels, Paris, and London.

J.P. Morgan's financing arrangement for an office building complex in London involved the sale to the lender of a 52.5% interest in the building complex. This arrangement excluded the interior office finishing, furniture, and technology. This transaction is described in note 18, "Long-term debt." The building at 60 Wall Street is subject to a $405 million mortgage as of December 31, 1998.

On December 23, 1998, the City and State of New York and the New York Stock Exchange announced an agreement to build a new Exchange on land currently occupied by J.P. Morgan facilities at 15 Broad Street, 23 Wall Street, and 37 Wall Street in New York City. We do not anticipate any disruption to our operations, or any material impact on our financial statements, as a result of this transaction.


48   Balance sheet review

RISK MANAGEMENT

OVERVIEW

Risk is inherent in our business, and sound risk management is key to our success. We have developed and implemented comprehensive policies and procedures to identify, mitigate, and monitor risk across the firm. These practices rely on constant communication, judgment, and knowledge of products and markets by the people closest to them, combined with regular oversight by a central risk management group and senior management.

The major types of risk to which we are exposed are:

- Market risk: the possibility of loss due to changes in market prices and rates, the correlations among them, and their levels of volatility

- Credit risk: the possibility of loss due to changes in the quality of counterparties, the correlations among them, and the market prices for credit risk assets. We are subject to credit risk in our lending activities, sales and trading activities, and derivative activities and when we act as an intermediary on behalf of clients and other third parties.

- Liquidity risk: the risk of being unable to fund our portfolio of assets at reasonable rates and to appropriate maturities

- Operating risk: the potential for loss arising from breakdowns in policies and controls for ensuring the proper functioning of people, contracts, systems, and facilities

Our risk management processes are built on a foundation of early identification and measurement. They are regularly reviewed and modified as our business changes in response to market, credit, product, and other developments. We constantly seek to strengthen our risk management process. Further, we mitigate our exposure to losses from unexpected events by diversifying our activities across instruments, markets, clients, and geographic regions.

HOW WE ARE ORGANIZED TO MANAGE RISK

We have established control mechanisms at various levels within the firm to ensure high standards of risk management. Business managers have the primary responsibility for managing risk. Located in markets around the world, they have firsthand knowledge of market, industry, credit, economic, and political conditions in their host countries. They are therefore best equipped to use their experience and insight, along with risk management tools, to adjust their risk strategies in a timely manner. They continually review new activities and material changes to our existing activities to ensure that significant risks are identified and that appropriate control procedures are in place.

The primary oversight unit is the Corporate Risk Management group (CRMG), which develops, communicates, and oversees our view and process for managing risk across activities. The CRMG also helps identify and implement ways to optimize risk-based return on capital. The CRMG is independent of the business groups and is managed by the head of the Risk Management Committee and Capital Committee. The group reports directly to the chairman and chief executive officer. To accomplish its objectives, this group:

-        sets risk management policies for the firm

- establishes and controls market risk limits and concentration limits for credit risk for products, countries, industries, and geographic regions

- performs independent reviews of significant risk concentrations and has the authority to challenge any risk position

- oversees allocation of balance sheet capacity and adherence to capital targets

In addition to the CRMG, various senior management committees provide forums for senior management oversight of our risk profile:
                                                              Risk management 49

- The Risk Management Committee oversees management of all market and credit-related risks. This committee comprises the firm's most senior professionals and is chaired by the head of the CRMG. The committee adds to the transparency of principal risks through regular attendance from senior business managers to discuss, among other matters, significant market and credit exposures, concentrations of positions, risk strategies, financial strength, asset quality, significant position and risk limit changes, and special agenda items such as potential new products.

- The Capital Committee manages the firm's overall capital structure, with the goal of maximizing shareholder value within a strong capital position relative to risk.

- The Operating Risk Committee sets the firm's overall strategic operating risk agenda, monitors issues related to the firm's control framework, and is responsible for operating strategy and organizational model; operating risk and control environment; productivity and quality programs; and infrastructure leadership development.

- The Asset Quality Review Committee reviews counterparty, country, industry, and product exposures requiring special monitoring due to credit concerns and recommends actions to be taken.

- The Liquidity Risk Committee reviews trends in the firm's overall liquidity risk profile and communicates any significant changes to the Risk Management Committee.

- The Investment Committee oversees proprietary equity investment activities, advises on portfolio strategy, approves all investments made over defined limits, and monitors portfolio risk.

Several groups that are independent of the business units - Audit, Legal, and Financial - track risk from a variety of perspectives and make sure that the businesses operate within established corporate policies and limits. In addition, the Board of Directors periodically reviews changes in our risk profiles and policies.

MARKET RISK

Market risk arises from trading and investing in both our client-focused and proprietary activities. Exposure to this risk stems from diverse factors that affect changes in interest and foreign exchange rates, equity and commodity prices, and the correlations among them and their levels of volatility. The portfolio effect of holding diverse instruments across a variety of business activities and geographic areas helps reduce the potential impact on earnings from market risk.

Market risk management

Our ability to estimate potential losses that could arise from adverse changes in market conditions is a key element of managing market risk. While quantitative measures are integral to our process, judgment and experience are crucial in assessing whether our level of market risk is acceptable. In particular, when markets experience extreme conditions, as in the third and fourth quarters of 1998, we continue to use our tools to quantify our risks but rely on management's judgment to interpret and gauge the impact that extreme changes in volatility and market correlations can have on positions that, in normal markets, are estimated to be low-risk.

DAILY EARNINGS AT RISK

Our primary tool for the systematic measuring and monitoring of market risk is the Daily Earnings at Risk (DEaR) calculation. DEaR is a statistical measure used to estimate the firm's exposure to market risk within a given level of confidence over a defined time period. DEaR takes into consideration almost all financial instruments that expose the firm to market risk. Instruments that have market risk but are not included in our DEaR calculation primarily comprise investments held in our equity investments activities as well as investments held as part of our credit investment securities portfolio. These investments are included in our Proprietary Investments sector. The Investment Committee monitors our equity investments; the Risk Management Committee monitors our credit investment securities portfolio.

DEaR is an estimate, at a 95% confidence level, of the worst expected loss in the value of our portfolios over a one-day time horizon. DEaR allows for a consistent and uniform measure of market risk across all applicable products and activities. It also facilitates regular comparison of risk estimates with daily trading results, providing an indication of the quality of these estimates as well as opportunities to enhance our risk measurement processes.

The DEaR measure makes assumptions about market behavior and takes into account numerous variables that may cause a change in the value of our portfolios, including interest rates, foreign exchange rates, equity and commodity prices and their volatilities, and correlations among these variables. Our standard forecast assumes that daily changes in market risk factors are normally distributed and an adverse market movement of 1.65 standard deviations. Our Financial group regularly calculates, reviews, and updates the empirical market information that serves as the basis for the DEaR calculation.

50 Risk management

During the fourth quarter of 1998, the underlying statistical methodology for our firmwide DEaR calculation was changed from a variance/covariance model to a model that uses historical simulations; the change was made in order to better estimate nonlinear risks associated with certain positions (e.g., options). The overall impact on our DEaR estimates was not significant.

Based on this statistical foundation, DEaR provides a summary measure of market risk. For instance, on December 31, 1998, DEaR for our trading activities was $35 million at the 95% confidence level. In other words, 95% of the time, under normal market conditions, a loss of no more than $35 million would be expected to occur over the course of one day as a result of our trading positions on December 31, 1998.

In addition to calculating DEaR, we also use DEaR limits to define the maximum DEaR a given portfolio should have at any one point in time. Limits are an important tool for managing our trading and investing activities' market risk and are intended as a mechanism to ensure adequate discussion of changes in risk appetite. The CRMG sets DEaR limits for:

-        each global trading business

-        firmwide trading activities combined

-        firmwide trading and investing activities combined (aggregate DEaR)

Within these overall limits, business managers set regional, local, product, and trader limits or guidelines. The level of risk to be assumed is based on our overall objectives, business manager experience, client and regulatory requirements, market liquidity, and volatility.

We estimate DEaR each day for each global trading business, as well as for firmwide trading and aggregate market risk. Management reviews daily reports of profit and loss, aggregate positions, and the firm's market risk profile. These reports compare DEaR by individual activity and risk type with relevant DEaR limits and include a description of significant positions and a discussion of market conditions. Risk managers meet daily to discuss the firm's global market risk profile and trading and investing strategies.

STRESS TESTING

We regularly supplement our DEaR calculations with stress testing at both the firmwide and business-specific levels. Stress testing measures the impact of abnormal movements in market risk factors on the firm's portfolios. This provides senior management with an analysis of the potential impact on the firm's revenue. In selective cases, we supplement DEaR limits with stress-test-based limits - limits for the risk of loss beyond the expected confidence level - for those portfolios that are particularly susceptible to extreme market-related valuation losses.

BUSINESS RISK REVIEWS

The CRMG periodically performs special reviews of our risk-taking activities. These reviews include, but are not limited to, detailed risk analyses of selected portfolios, including reviews of the liquidity and turnover of trading asset inventories, as well as reviews of issues related to new products and the models and controls used to calculate and monitor market and credit risk.

MARKET RISK PROFILES

Overall, the markets in 1998 were significantly more volatile than in the past several years. Extreme conditions from August to October - sharp increases in volatilities, illiquidity, and breakdowns in historical correlations - caused actual results to exceed DEaR estimates predicted by our models by more than the expected frequency. Those results were, however, generally within the estimates of our stress testing, which confirmed the reasonableness of our stress testing assumptions. Overall, our risk management efforts served us well during a difficult period. We attribute this to our comprehensive risk management process, which recognizes the limitations of models and integrates their use, as tools, with our management experience, market leadership, and strong emphasis on risk transparency and discipline.

Following are the market risk profiles for the firm at and for the years ended December 31, 1998 and 1997. The level of market risk, which includes the effect of diversification, varies with market factors, level of client activity, and market movements.

                                                              Risk management 51

DEaR FOR TRADING ACTIVITIES

Average DEaR for trading activities increased 65% over the previous year to $38 million, reflecting growth in our market making activities as well as extreme increases in volatility from August through October. Since we use DEaR primarily as a measure of expected volatility of short-term trading positions, our model weights recent patterns of market volatility and correlations most heavily. As a result, our DEaR estimates changed rapidly in the August to October period of market turmoil.

During 1998, the actual volatility of daily revenue increased by more than 100% over the previous year, which was significantly more than the increase in our DEaR estimates of risk. These conditions caused actual daily revenue to exceed estimates predicted by our DEaR models by more than the expected frequency. In 1998 daily revenue fell short of the downside DEaR band (average daily revenue less the DEaR estimate) on 20 days, or more than 5% of the time. Nine of these 20 occurrences fell within the August to October period. Approximately half of the 20 occurrences exceeded our estimates by only a small margin. Results for 1997 were consistent with statistical expectations.

The market risk profiles for our trading activities for each business day in 1998 and 1997 as measured by DEaR, are presented in the graph below.

DEaR FOR TRADING ACTIVITIES

                                    [GRAPH]

Depicted on page 52 of the annual report is a timeline of Daily Earnings at Risk for our trading activities for each business day in 1998 and 1997, as well as the average quarterly DEaR, in millions of dollars, for each quarter of 1998 and 1997. For 1998, in millions of dollars, the high was $55, the low was $27, and the average was $38. For 1997, in millions of dollars, the high was $35, the low was $15, and the average was $23.

PRIMARY RISK EXPOSURES IN OUR TRADING ACTIVITIES

The average and period-end DEaR for 1998 and 1997, segregated by type of primary market risk exposure associated with our trading activities, is presented in the table below.

===========================================================================================
                                                                   December 31  December 31
In millions                             1998 average   1997 average       1998         1997
-------------------------------------------------------------------------------------------
Interest rate risk ................              $30          $20          $31          $26
Foreign exchange rate risk ........               18            7           11           12
Equity price risk .................               12            8           12           13
Commodity price risk ..............                3            3            3            4
Diversification effects ...........              (25)         (15)         (22)         (27)
-------------------------------------------------------------------------------------------
Total                                             38           23           35           28
-------------------------------------------------------------------------------------------

52 Risk management

Interest rate risk is the possibility that changes in interest rates will affect the value of financial instruments. Our primary risk exposures to interest rates from trading activities are in sovereign and corporate bond markets across North America, Europe, Asia, and Latin America; mortgage-backed securities markets in the U.S.; and interest rate derivatives. They also include spread, volatility, and basis risk. We use instruments such as interest rate swaps, options, U.S. government securities, futures and forward contracts to manage our exposure to interest rate risk.

Foreign exchange rate risk represents the possibility that fluctuations in foreign exchange rates will impact the value of our financial instruments. Our primary risk exposures to foreign exchange rates arise from transactions in all major countries and most minor countries throughout Europe, Latin America, and Asia. We manage the risk arising from foreign currency transactions primarily through currency swaps; options; and spot, futures, and forward contracts.

Equity price risk is the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. Our primary risk exposure to equity price risk arises from our activities in our equity derivatives portfolio. We manage the risk of loss primarily through the use of equity cash, future, swap, and option instruments.

Given the nature of our business, we expect frequent changes to our primary risk exposures over the course of a year. Our integrated approach to managing market risk considers this expectation and facilitates a dynamic and proactive adjustment of the risk profile across all our trading activities as needed.

Histogram of daily 1998 revenues

The histogram below shows the distribution of 1998 daily revenue from our trading activities, which includes trading revenue, trading-related net interest revenue, commissions, and other sources of revenue. It is used to compare the reasonableness of our DEaR prediction to what occurred during the year.

DAILY TRADING REVENUE

                                    [GRAPH]

Depicted on page 53 of the annual report is a histogram showing the frequency distribution of 1998 daily revenue from our trading activities, which includes trading revenue, trading-related net interest revenue, commissions, and other sources of revenue in millions of dollars. It also shows the upside and downside confidence bands around which our daily revenue was distributed.

As shown in the above histogram, trading-related revenue was substantially more volatile than expected under DEaR estimates. At a 95% confidence interval, the distribution of 1998 revenues would imply an average DEaR of $51 million. This compares with our actual average 1998 DEaR estimate of $38 million. The difference reflects the extreme volatile conditions experienced during the year.

DEaR FOR PROPRIETARY INVESTING ACTIVITIES

Average DEaR for our proprietary investing activities was $33 million in 1998 and ranged from $8 million to $109 million. This compares with average DEaR of $16 million in 1997 and a range of $10 million to $25 million. DEaR for our proprietary investing activities was $72 million and $15 million, respectively, at December 31, 1998 and December 31, 1997.

                                                              Risk management 53

In estimating risk for our investing activities, we have measured the risk in this portfolio using the same one-day horizon and 95% confidence interval used for trading, in order to facilitate aggregation with our trading risk activities. This approach to risk estimation does not, however, fit well with the longer horizon or with other risk features of these nontrading activities. For this reason, we also track risk in our investing portfolio using a one-week value-at-risk measure. As discussed earlier, our DEaR estimate is extremely sensitive to recent patterns of volatility and correlations and, as a result, the August to October turmoil had a significant impact on our estimates. When applied to our investing portfolio, which included increased holdings of U.S. government agency mortgage-backed securities over the previous year, these conditions produced the significant increases noted in our risk estimates - estimates that were well above what management believed would be the inherent level of risk in our investment portfolio, once markets normalized.

The primary sources of market risk associated with our proprietary investing activities are spread risk in our mortgage-backed securities portfolio and interest rate risk associated with fixed income securities.

As discussed above, due to the longer-term nature of our investing activities, we use a weekly time horizon to evaluate our risk estimates relative to total return. For the year ended December 31, 1998, on four occurrences out of 52, weekly total return fell short of expected weekly results by amounts greater than related weekly risk estimates. Three of the four occurrences fell within the August to October crisis period. Results for 1997 were consistent with statistical expectations.

As noted earlier, the credit investment securities portfolio, which is included in Proprietary Investments, is not included in DEaR for our proprietary investing activities. The risks associated with this portfolio are managed consistent with, and as part of, our approach to managing other forms of credit risk. If the credit investment portfolio had been included in proprietary investing DEaR, the impact would have not been significant on December 31, 1998; and it would have been $2 million on December 31, 1997.

AGGREGATE DEaR

Average aggregate DEaR was $55 million in 1998, up from $29 million in 1997. The increase reflects the growth in our markets businesses, and larger positions in our proprietary activities, as well as extraordinarily high volatilities, particularly from August through October. Aggregate DEaR ranged from $33 million to $120 million in 1998, compared with $22 million to $37 million in 1997. At December 31, 1998 and 1997, aggregate DEaR was $83 million and $31 million, respectively.

CREDIT RISK

Credit risk arises in many of our business activities. In lending activities, it occurs primarily through loans, conditional contracts to lend money to a client in the future under specific terms (commitments), and unconditional contracts to support clients' obligations to third parties (standby letters of credit and guarantees).

In sales and trading activities, credit risk arises because of the possibility that our counterparty will not be able or willing to fulfill its obligation on a transaction on or before settlement date.

In derivative activities, credit risk arises when counterparties to derivative contracts, such as interest rate swaps, are obligated to pay us the positive fair value or receivable resulting from the execution of contract terms.

We are subject to credit risk when we act as an intermediary on behalf of clients and other third parties - for example, when we indemnify third-party lenders on the performance of their borrowers on stock loan transactions or advance payments to third parties on behalf of securities clearance and settlement activities.

Credit risk also arises from issuers of government and corporate bonds and selected equity securities that are utilized in our market making and proprietary investing activities. This form of credit risk is measured and managed as part of our market risk management process.

Exposure to credit risk is measured in terms of both current and potential exposure. Current credit exposure is generally represented by the notional or principal value of on-balance-sheet financial instruments and off-balance-sheet direct credit substitutes, such as commitments and standby letters of credit and guarantees. Current credit exposure includes the positive fair value of derivative instruments. Because many of our exposures vary with changes in market prices and the borrowing needs of our clients, we also estimate the potential credit exposure over the remaining term of transactions through statistical analyses of market prices and borrowing patterns. In determining our exposure, we consider collateral and master netting agreements, which we use to reduce individual counterparty risk, primarily in connection with derivative products.

CREDIT RISK MANAGEMENT

We continuously manage the credit risk of individual transactions, counterparties, countries, and other portfolio levels through (1) the request and approval process, (2) on-going credit monitoring, including regular large risk reviews and monthly business risk reviews, (3) proactive exposure management, (4) our Asset Quality Review (AQR) process, and (5) the use of economic capital-at-risk and other tools.

54 Risk management

Request and approval

The initial decision of whether to extend credit is done on a name-by-name basis. Credit approvals are made by experienced credit officers, based on an evaluation of the counterparty's creditworthiness and the type of credit arrangement, for a given transaction or in total for that counterparty. The officers consider the counterparty's current and projected financial condition as well as the covenants, collateral, and protection available in the event of credit quality deterioration. Credit officers are granted authority to extend credit at different levels, with the largest or riskiest credit extension decisions requiring the approval of senior credit managers. In addition, the CRMG sets concentration limits for various industries, countries, geographic regions and products.

Ongoing credit monitoring

After credit has been extended, credit officers and industry analysts, in collaboration with business managers, continue to monitor the counterparty's credit quality. Collateral is often used as an important element in this process. Senior credit officers regularly review current and potential exposure and adherence to limits on both individual counterparties and portfolios. Credit risk is also monitored by the senior members of the Risk Management Committee and senior credit officers, who review each counterparty to whom we have significant exposure. The Risk Management Committee regularly reviews our overall credit risk profile in light of current market conditions.

We use collateral as a means of mitigating credit exposure from over-the-counter derivative contracts. Credit officers are also involved in the decision to collateralize (structure collateral terms) and in the ongoing monitoring of collateralized exposures. The firm currently has more than 900 collateralized relationships with all types of counterparties - including hedge funds, banks and broker-dealers, and corporate clients - across the credit rating spectrum. Collateral generally consists of highly-rated liquid securities and cash. At least once each day, we compute the value of our credit exposure and the value of collateral currently held against it for all counterparties with which we have a collateral agreement. Each day, or as often as we consider necessary, we call for additional collateral from our counterparties.

Proactive exposure management

Proactive portfolio management involves making interim credit decisions and changing risk concentrations in response to market events or changes in the firm's credit strategy. Tools for active management include sales of loans and investment securities, unwinding of derivative contracts, credit derivative transactions and other hedges, and capital market transactions such as securitizations.

Asset Quality Review

Our credit review procedures are designed to promote early identification of counterparty, country, industry, and product exposures that require special monitoring. These procedures are based on the Asset Quality Review process, a systematic bottom-up review of exposures that is used by management to estimate probable credit losses and determine the appropriateness of our related allowances. This process relies extensively on management's experience and judgment. It is dynamic and ongoing throughout the year, with major reviews at the end of every quarter. Key participants include senior members of the Risk Management Committee, the Senior Credit Officer, the Controller, and representatives of our external and internal auditors and legal counsel.

Every quarter, credit officers identify risks for review by the senior management team. The starting point is the Special Review List, a list of counterparties that require special periodic review until the Senior Credit Officer determines that there is no further need to do so. The items reviewed represent the credit concerns of our credit officers worldwide on specific counterparties, industries, and countries that merit analysis and discussion.

The relevant credit risk officer analyzes and prepares a write-up on the risk, which includes the history of our relationship with the counterparty, current exposure and cause for concern with current exposure, business financials, market performance, an impairment analysis, and management's business and financial strategy. The write-up concludes with a recommendation to the AQR Committee. Such a recommendation could be placement on impaired status, specific allocation, charge-off, or continued review. Similar write-ups are prepared on industries or countries as appropriate.

Each credit risk issue is presented to the AQR Committee by the assigned credit risk officer at the Committee's quarterly meetings. Based on this discussion, the AQR Committee, using its judgment and experience, determines the appropriate actions (placement on impaired status, specific allocation, or charge-off) that should be taken with regard to specific individual counterparties, industries, and countries.

The AQR Committee then considers appropriate actions to be taken in addition to the specific risk decisions reached at the AQR Committee meeting. This typically includes a review of expected loss calculations for the existing performing portfolio; business and economic conditions; regulatory requirements; our historical experience; concentrations of risk by country, industry, product, and client; the relative size of many of our credit exposures, given our wholesale orientation; the level and history of impaired assets and charge-offs; and the estimated sale prices of certain exposures.

                                                              Risk management 55

The outcome of the review results in a quarterly determination of the appropriateness of the level of the allowances for credit losses and the necessity for provisions or reversals of provisions. This review is performed separately for each allowance classification - loans and commitments to extend credit - and on a component-by-component basis within each allowance.

A review is also performed by the AQR Committee on any other significant exposures with credit concerns to determine appropriate actions. This includes a review of derivative receivables with credit risk issues to determine the appropriate credit adjustment needed to determine the fair value of the portfolio.

Our approach to determining the appropriate allowances uses a bottom-up evaluation of probable losses by counterparty, industry, or country component; a statistical model estimate for probable losses on our performing portfolio; and a general component for probable losses that is necessary to reflect the imprecise, subjective, and judgmental elements inherent in evaluating credit risk. Refer to note 1, "Summary of significant accounting policies," for more information on the components of our allowances. The results of the AQR process are documented and reviewed by the chief financial officer and the chairman. The Board of Directors is updated each quarter on credit events affecting the firm and our assessment of the appropriateness of our allowances.

ECONOMIC CAPITAL-AT-RISK AND OTHER TOOLS

In any given year, credit losses may exceed expected losses. As discussed earlier, expected losses under applicable accounting literature are appropriately reserved for in allowances for credit losses. We utilize a simulation model to estimate potential unexpected losses, referred to as economic capital-at-risk, due to both counterparty defaults and rating downgrades. The model incorporates exposures from traditional credit products and derivatives and uses the credit quality and maturity profile of exposures as well as correlations between counterparties as key inputs. Together, our allowances and economic capital-at-risk estimate give us an estimate of a potential aggregate credit risk-related loss we could incur at specific levels of confidence.

No single measure can capture all dimensions of credit risk. We supplement the measures described above with additional credit risk information and tools, including stress tests, to fortify our understanding of the potential range of adverse outcomes from the firm's credit risk. These sensitivity analyses, together with management's judgment, provide an estimate of the potential exposure and losses resulting from changes to our credit risk model's parameters.

LIQUIDITY RISK

The objective of our liquidity policy is to maintain sufficient capital, plus long-term debt and capital securities, to ensure the capacity to fund the institution on a fully collateralized basis if necessary. The strategy ensures that, even under adverse conditions, we have access to funds necessary to meet client needs, maturing liabilities, and the capital requirements of our subsidiaries. Further, on a weekly basis, we perform stress tests on our liquidity profile to evaluate the reasonableness of our projections and our ability to raise funds, even under adverse circumstances. Since liquidity risk is closely linked to both credit and market risk, many of the previously discussed processes and mechanisms also apply to the monitoring and management of liquidity risk.

The Global Liquidity Management group is responsible for identifying, measuring, and monitoring our liquidity profile and for ensuring that current and future funding requirements are met. We raise funds globally through a variety of instruments, including deposits, commercial paper, bank notes, repurchase agreements, federal funds, long-term debt, and capital securities.

OPERATING RISK

Operating risk includes:

- Execution risk: the risk that the execution of a transaction will be inconsistent with management's intentions and expectations. Key aspects of execution risk include failure to detect and manage unauthorized transactions, improper capture, and faulty processing and recording of transaction details, as well as inadequate safeguarding of assets.

- Information risk: the risk that information created, received, processed, stored, or transmitted within or outside the firm will be unavailable, of poor quality, improperly utilized, or inappropriately accessed. Information risk includes the risks arising from the processes and technology used to manage information.

- Relationship risk: the risk to the firm of damaging client relationships as a result of inappropriate or unsatisfactory delivery of products or services. It also includes the risk of entering into relationships with clients and counterparties whose character or business practices do not meet our standards.

- Legal/regulatory risk: the risk of changes to, or noncompliance with, federal, state, or local laws and regulations or lack of conformity with relevant standards (e.g., accounting standards). It is also the risk that a transaction is not legally enforceable or will become unenforceable over its life or that contractual obligations will not be fulfilled.

56 Risk management

- People risk: the potential for a lack of appropriate skills and resources and related supervision to meet business requirements, for the misuse of these resources, and for inappropriate judgment or improper behavior of staff.

Operating risk management

Primary responsibility for managing operating risk rests with business managers. These individuals, with the support of their staff, are responsible for establishing and maintaining internal control procedures that are appropriate for their operating environments. To this end, the objectives of each business activity are identified and the risks associated with those objectives assessed. The business managers institute a series of policies, standards, and procedures to manage these risks, considering their nature and magnitude. Periodic self-assessment and monitoring mechanisms help ensure that established internal controls are effective and operating in accordance with established standards.

The Operating Risk Committee is responsible for setting the firm's overall strategic operating risk agenda and monitoring its progress. The Committee meets regularly to discuss the most significant operating risks facing the firm, to monitor the health of the control environment, and to initiate actions as necessary to offset those risks.

Our Internal Audit department objectively reviews our business activities to assess the quality of the control environment and recommend actions to address any issues. It supports the Audit and Examining Committee, a key independent oversight body composed of members of the Board of Directors who are independent of management. This committee is kept abreast of the overall and business level control environment, as well as the status of important control initiatives.

Our control environment is built on the integrity, competence, and supervision of our professionals, as well as management's control philosophy and operating style. This comprehensive system of internal controls is designed to ensure compliance with the policies and procedures of the firm and the appropriate management of operating risks, all of which support the firm's objectives.

Two unique examples of potential operating risk are preparation for the year 2000 and the economic and monetary union in Europe (EMU). We successfully handled the introduction of the euro - the single currency of the European Community - on January 4, 1999. Year 2000 preparation remains on schedule and is discussed in the following section.

The year 2000 initiative

With the new millennium approaching, organizations are examining their computer systems to ensure that they are year 2000 compliant. The issue, in simple terms, is that many existing computer systems fail to properly identify dates after December 31, 1999. Systems that calculate, compare, or sort using the incorrect date will cause erroneous results, ranging from system malfunctions to incorrect or incomplete transaction processing. If systems are not updated, potential risks include business interruption or shutdown, financial loss, reputation loss, regulatory actions, and/or legal liability. J.P. Morgan uses computers in all aspects of its business including processing of transactions from inception through to settlement.

We have undertaken a firmwide initiative to address the year 2000 issue and developed a comprehensive plan to mitigate the internal and external risks. The internal components of the initiative address software applications, technology products and facilities; the external components address credit and operating risk and fiduciary responsibilities. Each business line is responsible for remediating within its operating area, addressing all interdependencies within the firm, and identifying and managing risk posed by external entities, including clients, counterparties, vendors, exchanges, depositories, utilities, suppliers, agents, and regulatory agencies. A multidisciplinary team of internal and external experts supports the business teams by providing direction and firmwide coordination.

We divided our remediation plan into five phases:

- Awareness: To begin, we launched a firmwide awareness campaign, developed and implemented an organizational model, set up a management oversight committee, and established a risk model. Status: complete.

- Inventory/assessment: We conducted a firmwide inventory of information technology (IT) and non-IT (e.g., telecommunications, power, facilities applications, and products), documented business processes, and identified external interfaces and dependencies. In this phase we assessed the potential impact on these inventories, prioritized renovation activities, developed renovation plans, and determined the compliance status of third-party products and services. Status: complete.

- Renovation/replacement: We set about to identify "replace vs. renovate" opportunities, renovate applications and products, and document code and system changes. Status: 90% complete for critical applications.

- Testing: We established a consistent testing methodology, conducted unit and system tests, and received certification sign-off from senior business managers. Status: 89% complete for critical applications.

- Implementation: This final phase entails implementing critical updated applications and products and conducting final compliance certification. Status: 72% complete for critical applications.

                                                              Risk management 57

The awareness and inventory/assessment phases were completed in 1997. The renovation/replacement and testing phases were substantially completed by December 31, 1998; over 90% of internal critical applications achieved certification, based on the firm's certification process, which meets Federal Financial Institutions Examination Council (FFIEC) guidelines for year 2000 compliance. In the implementation phase, over two-thirds of critical, certified applications have been implemented globally. The remaining critical applications are scheduled to be tested and substantially implemented by June 30, 1999. Among building systems, over 90% of those in firm-owned premises and 75% of those in rented premises have been tested. We have also successfully participated in several industry tests, including the Securities Industry Association-sponsored Equities Beta Test and Futures Industry Association-sponsored Futures and Options Beta Test. The main risk to completing the remaining technology schedule is the performance of vendor-supplied software and service providers.

Based on currently available information, management does not believe that the year 2000 issue as it relates to our internal systems will have a material adverse impact on the firm's financial condition or overall trends in results of operations. There can be no assurance, however, that the failure to ensure year 2000 capability by a third party would not have a material adverse effect on the firm. To date, we have not received sufficient information from certain parties and international markets to complete our external assessment. The failure of external parties to resolve their own year 2000 issues could expose J.P. Morgan to potential losses, impairment of business processes and activities, and financial markets disruption. We are working with key external parties to stem the potential risks the year 2000 problem poses to us and the global financial community.

As such, the focus of the program has turned toward the assessment and mitigation of external risks. The overall goal of our Risk Mitigation Delivery Model is to identify year 2000 risks and institute plans to mitigate these risks. The following steps have been, or are being, taken:

- Identify and address the year 2000 program risks which would prevent the completion of work to achieve year 2000 compliance for all high critical/ high risk functions - Status: complete;

- Deploy mitigation strategies prior to the millennium event in order to reduce the probability of business disruption at the millennium change
         - Status: ongoing;

- Develop business recovery plans for high likelihood and impact risk areas in the event of post-millennium failure - Status: due June;

- Develop an overall command center (crisis management) framework for successfully responding to potential business disruptions as they occur, caused either by internal or external failures - Status: due April;

- Establish risk committees within each line of business to monitor risk sources and oversee the implementation of the above mitigation -
         Status: complete.

To date, we have completed an initial assessment of readiness of the key clients who, in aggregate, represent the majority of our credit exposure. A process is in place to monitor readiness on an ongoing basis and take credit action where appropriate. For other external parties, we have developed scenario and contingency plans that identify and track the impact and likelihood of key events that could impact our ability to conduct business as usual. These plans identify trigger points to actions that will mitigate risk on a timely basis, prior to the millennium. During the first half of 1999, business recovery plans will be developed to manage both internal and external failures that may take place over and after the millennium changeover, including February 29, 2000.

The cost to prepare the firm for the year 2000 is estimated at $300 million, including $225 million incurred through December 1998 ($130 million in 1998 and $95 million in 1997). Costs incurred relating to this project are funded through operating cash flow and expensed during the period in which they are incurred. The firm's expectations about future costs associated with the year 2000 are subject to uncertainties that could cause actual spending to differ materially from that anticipated.

The above section on the year 2000 initiative contains forward-looking statements including, without limitation, statements relating to the firm's plans, expectations, intentions, and adequate resources that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Estimates are based on assumptions of future events, including the availability of resources, third-party renovation plans, and other factors. There can be no guarantee, however, that our estimates will be achieved or that there will not be a delay in achieving our plans. Specific factors that could cause actual results to differ materially from our estimates include, but are not limited to, the availability and cost of resources, the ability to locate and correct all relevant noncompliant systems, and timely responses to and renovations by third parties and similar uncertainties. Refer to page 47 for more information on forward-looking statements.

58 Risk management

GLOSSARY

Assets under management: assets we hold in an agency or fiduciary capacity for clients. These assets are not assets of J.P. Morgan, and therefore, are not included on our balance sheet.

Charge-off: a receivable, loan or other open account balance that has proven uncollectible and is written off.

Collateral: assets pledged by a party to secure credit exposure arising from a loan or derivative contract. In the event of counterparty default, the secured party may liquidate the assets and use the proceeds to offset the loss on a derivative contract or repay the balance of a loan.

Credit default swap: an agreement between two parties whereby one party pays the other a fixed periodic coupon for the specified life of the agreement. The other party makes no payments unless a specified credit event (such as a default) occurs. If such a credit event occurs, the party makes a payment to the first party and the swap then terminates.

Currency swaps: an agreement that generally involves exchanging principal at inception and maturity - the notional amount - and periodic interest payments in one currency for principal and periodic interest payments in another currency.

Derivative: a contract or agreement whose value is derived from changes in interest rates, foreign exchange rates, prices of securities, or financial or commodity indices.

EMU: the economic and monetary union taking place in Europe, which has resulted in the introduction of a shared currency called the euro.

Foreign exchange contracts: derivative contracts that involve an agreement to exchange one country's currency for another at an agreed-upon price and settlement date.

Future: a standardized exchange-traded derivative contract to buy or sell a specific financial instrument, commodity, or index at a specific future date and price.

G-7 (Group of Seven): seven major industrialized countries that try to coordinate monetary and fiscal policies with the goal of creating a more stable world economic system. They are the United Kingdom, Canada, France, Germany, Italy, Japan, and the United States.

G-10 (Group of 10): includes countries of the G-7 plus Belgium, the Netherlands and Sweden.

Hedge fund: generally, a private partnership of accredited investors that buys and sells stocks, bonds, and commodities, often using derivatives and leverage, based on sophisticated strategies.

Hedging: the financial technique in which transactions or contractual agreements are undertaken to reduce the risk of loss from one or more types of business risk including unfavorable movements in interest rates, foreign exchange rates, or equity or commodity prices.

International Monetary Fund (IMF): an international lending organization that focuses on lowering trade barriers and stabilizing currencies. It helps developing nations pay their debts and usually imposes tough guidelines aimed at lowering inflation, cutting imports, and raising exports.

Initial public offering (IPO): a corporation's first offering of stock to the public.

Interest rate swaps: a derivative contract involving the exchange of periodic interest payments for a specified time. The notional amounts of interest rate swaps are not exchanged; they are used solely to calculate the periodic interest payments.

Mark to market: adjustment of the valuation of a security or portfolio to reflect current fair values.

Master netting agreements: agreements under which gains and losses associated with qualifying transactions with the same counterparty are offset so that credit exposure is reduced.

Option: an agreement that provides the purchaser the right, but not the obligation, to buy (call) or sell (put) a security at a fixed price (exercise or strike price) on or before a specified date. The buyer pays a nonrefundable fee (the premium) to the seller (the writer).

Risk-based capital: a measure of a bank's financial strength developed by banking regulators, taking into account the risks inherent in the bank's assets as well as its off-balance-sheet exposures.

Securities purchased under agreements to resell (resale or reverse repo agreements): an agreement between a seller and a buyer, usually of U.S. Government or agency securities, whereby the dealer agrees to buy securities and the investor agrees to repurchase them, at an agreed-upon price and usually at a stated time.

Securities sold under agreements to repurchase (repurchase agreements): an agreement between a seller and a buyer, usually of U.S. Government or agency securities, whereby the seller agrees to repurchase the securities at an agreed-upon price and usually at a stated time.

Spread risk: the possibility that changes in credit spreads will affect the value of financial instruments.

Stress test: a single-scenario risk assessment used for analyzing the market risk of a portfolio. The methodology consists of simulating the performance of a portfolio under one or a handful of user-defined adverse market scenarios.

Write-down: a downward adjustment of the value of an asset.

Yankee bond: a dollar-denominated bond issued in the U.S. by non-U.S. corporations.

Year 2000 initiative: the endeavor to fix the year 2000 problem, which is the inability of computer systems to properly recognize dates beyond December 31, 1999.

                                                                     Glossary 59

Table of contents

61   Responsibility for financial reporting

62   Report of independent accountants

63   Consolidated statement of income -
     J.P. Morgan & Co. Incorporated

64   Consolidated balance sheet -
     J.P. Morgan & Co. Incorporated

65   Consolidated statement of changes in
     stockholders' equity

67   Consolidated statement of cash flows -
     J.P. Morgan & Co. Incorporated

68   Consolidated statement of condition -
     Morgan Guaranty Trust Company of New York

69   Notes to consolidated financial statements

128  Additional selected data

130  Selected consolidated quarterly financial data

131  Consolidated average balances and
     taxable-equivalent net interest earnings

134  Cross-border and local outstandings

136  Form 10-K annual report

137  Form 10-K cross-reference index

138  Signatures

139  Management

140  J.P. Morgan directory

142  Board of Directors

143  International Council

144  Directors Advisory Council

145  Corporate information

146  Index



60 Table of contents

RESPONSIBILITY FOR FINANCIAL REPORTING

The consolidated financial statements in this Annual report were prepared by the management of J.P. Morgan. In doing so, management applied generally accepted accounting principles and also exercised its judgment and made estimates wherever they were deemed appropriate. Other financial information that is included in this Annual report is consistent with that of the consolidated financial statements.

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

In addition, J.P. Morgan is examined periodically by examiners from the Federal Reserve System, the State of New York Banking Department, the New York Stock Exchange, and other regulatory agencies. The Board of Directors and management consider reports that arise from such examinations.

Douglas A. Warner III
Chairman of the Board

John A. Mayer Jr.
Chief Financial Officer

                                       Responsibility for financial reporting 61

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of J.P. Morgan & Co. Incorporated

We have audited the accompanying consolidated balance sheet of J.P. Morgan & Co. Incorporated ("J.P. Morgan") and its subsidiaries as of December 31, 1998 and 1997, the related consolidated statements of income, of changes in stockholders' equity, and of cash flows for each of the three years in the period ended December 31, 1998, and the consolidated statement of condition of Morgan Guaranty Trust Company of New York and its subsidiaries as of December 31, 1998 and 1997. These financial statements are the responsibility of J.P. Morgan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of J.P. Morgan and its subsidiaries at December 31, 1998 and 1997, the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, and the financial position of Morgan Guaranty Trust Company of New York and its subsidiaries at December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP
New York, New York
January 13, 1999

62 Report of independent accountants

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated

====================================================================================================================================
In millions, except share data                                                              1998              1997              1996
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue .............................................................           $12 641           $12 353           $10 713
Interest expense .............................................................            11 360            10 481             9 011
------------------------------------------------------------------------------------------------------------------------------------
Net interest revenue .........................................................             1 281             1 872             1 702
Provision for loan losses (notes 1, 15) ......................................               110                --                --
------------------------------------------------------------------------------------------------------------------------------------
Net interest revenue after provisions for loan losses ........................             1 171             1 872             1 702

NONINTEREST REVENUES

Trading revenue ..............................................................             2 362             2 137             2 477
Investment banking revenue ...................................................             1 401             1 123               921
Investment management revenue ................................................               881               792               675
Fees and commissions .........................................................               748               647               582
Investment securities revenue ................................................               205               409               303
Other revenue (notes 1, 4, 15) ...............................................               187               240               195
------------------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues ...................................................             5 784             5 348             5 153

TOTAL REVENUES, NET OF INTEREST EXPENSE AND PROVISIONS FOR CREDIT LOSSES .....             6 955             7 220             6 855

OPERATING EXPENSES (note 3)

Employee compensation and benefits ...........................................             3 233             3 027             2 884
Net occupancy ................................................................               437               333               296
Technology and communications ................................................             1 192             1 025               785
Other expenses ...............................................................               676               681               558
------------------------------------------------------------------------------------------------------------------------------------
Total operating expenses .....................................................             5 538             5 066             4 523

Income before income taxes ...................................................             1 417             2 154             2 332
Income taxes .................................................................               454               689               758
------------------------------------------------------------------------------------------------------------------------------------
Net income ...................................................................               963             1 465             1 574

PER COMMON SHARE
Net income
  Basic ......................................................................           $  5.08           $  7.71           $  8.11
  Diluted ....................................................................              4.71              7.17              7.63
Dividends declared ...........................................................              3.84              3.59              3.31
------------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.

                                             Consolidated statement of income 63

CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated

==================================================================================================================================
                                                                                                                       December 31
In millions, except share data                                                                                      1998      1997
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ......................................................................................    $1 203    $1 758
Interest-earning deposits with banks .........................................................................     2 371     2 132
Debt investment securities available-for-sale carried at fair value
  (cost: $36 107 at 1998 and $22 507 at 1997) ................................................................    36 232    22 768
Equity investment securities .................................................................................     1 169     1 085
Trading account assets .......................................................................................   113 896   111 854
Securities purchased under agreements to resell
  ($31 056 at 1998 and $39 002 at 1997) and federal funds sold ...............................................    31 731    39 002
Securities borrowed ..........................................................................................    30 790    38 375
Loans, net of allowance for loan losses of $470 at 1998 and $546 at 1997 .....................................    25 025    31 032
Accrued interest and accounts receivable .....................................................................     7 689     4 962
Premises and equipment, net ..................................................................................     1 881     1 838
Other assets .................................................................................................     9 080     7 353
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                                     261 067   262 159
----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
  In offices in the U.S. .....................................................................................     1 242     1 482
  In offices outside the U.S. ................................................................................       563       744
Interest-bearing deposits:
  In offices in the U.S. .....................................................................................     7 724     9 232
  In offices outside the U.S. ................................................................................    45 499    47 421
----------------------------------------------------------------------------------------------------------------------------------
Total deposits ...............................................................................................    55 028    58 879
Trading account liabilities ..................................................................................    70 643    71 141
Securities sold under agreements to repurchase
  ($62 784 at 1998 and $53 202 at 1997) and federal funds purchased ..........................................    63 368    57 804
Commercial paper .............................................................................................     6 637     6 622
Other liabilities for borrowed money .........................................................................    12 515    17 176
Accounts payable and accrued expenses ........................................................................     9 859    10 865
Long-term debt not qualifying as risk-based capital ..........................................................    23 037    18 246
Other liabilities, including allowance for credit losses of $125 at 1998
  and $185 at 1997 ...........................................................................................     2 999     4 129
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 244 086   244 862

Liabilities qualifying as risk-based capital:
Long-term debt ...............................................................................................     4 570     4 743
Company-obligated mandatorily redeemable preferred securities of subsidiaries ................................     1 150     1 150
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities ............................................................................................   249 806   250 755
Commitments and contingencies (notes 13, 23, 24, and 26)

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10 000 000)
  Adjustable-rate cumulative preferred stock, $100 par value (issued and outstanding: 2 444 300) .............       244       244
  Variable cumulative preferred stock, $1 000 par value (issued and outstanding: 250 000) ....................       250       250
  Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400 000) .........................       200       200
Common stock, $2.50 par value (authorized shares: 500 000 000;
  issued: 200 873 067 at 1998 and 200 692 673 at 1997) .......................................................       502       502
Capital surplus ..............................................................................................     1 252     1 360
Common stock issuable under stock award plans ................................................................     1 460     1 185
Retained earnings ............................................................................................     9 614     9 398
Accumulated other comprehensive income:
  Net unrealized gains on investment securities, net of taxes ................................................       147       432
  Foreign currency translation, net of taxes .................................................................       (46)      (22)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  13 623    13 549
Less: treasury stock (25 866 786 shares at 1998 and 24 374 944 shares at 1997) at cost .......................     2 362     2 145
----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                        11 261    11 404
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                                       261 067   262 159
----------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.

64 Consolidated balance sheet

Consolidated statement of changes in stockholders' equity
J.P. Morgan & Co. Incorporated

==================================================================================================================================
                                                                  1998                          1997                          1996
                                          ----------------------------  ----------------------------  ----------------------------
                                          Stockholders'  Comprehensive  Stockholders'  Comprehensive  Stockholders'  Comprehensive
In millions:                                     equity         income         equity         income         equity         income
----------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
Adjustable-rate cumulative
  preferred stock balance,
    January 1 and December 31 ............        $ 244                         $ 244                         $ 244
Variable cumulative preferred
  stock balance,
    January 1 and December 31 ............          250                           250                           250
Fixed cumulative preferred
  stock:
Balance, January 1 .......................          200                           200                            --
Shares issued.............................           --                            --                           200
----------------------------------------------------------------------------------------------------------------------------------
Total preferred stock, December 31 .......          694                           694                           694
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, January 1 and December 31 .......          502                           502                           502
----------------------------------------------------------------------------------------------------------------------------------
CAPITAL SURPLUS
Balance, January 1 .......................        1 360                         1 446                         1 430
Shares issued or distributed under
  dividend reinvestment plan, various
  employee benefit plans, and conversion
  of debentures and income tax benefits
  associated with stock options ..........         (108)                          (86)                           16
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .....................        1 252                         1 360                         1 446
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK ISSUABLE UNDER STOCK
  AWARD PLANS
Balance, January 1 .......................        1 185                           838                           556
Deferred stock awards, net ...............          275                           347                           282
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .....................        1 460                         1 185                           838
----------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance, January 1 .......................        9 398                         8 635                         7 731
Net income ...............................          963           $963          1 465         $1 465          1 574         $1 574
Dividends declared on preferred stock ....          (37)                          (35)                          (33)
Dividends declared on common stock .......         (677)                         (642)                         (617)
Dividend equivalents on common
  stock issuable .........................          (33)                          (25)                          (20)
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .....................        9 614                         9 398                         8 635
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income, subtotal ...........                         963                         1 465                         1 574
----------------------------------------------------------------------------------------------------------------------------------

                    Consolidated statement of changes in stockholders' equity 65

=================================================================================================================================
                                                                1998                          1997                           1996
                                        ----------------------------  ----------------------------   ----------------------------
                                        Stockholders'  Comprehensive  Stockholders'  Comprehensive   Stockholders'  Comprehensive
In millions:                                   equity         income         equity         income          equity         income
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income, subtotal from
  previous page .....................                            963                         1 465                          1 574
---------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Net unrealized gains on investment
  securities:
Balance, net of taxes, January 1 ....            432                          464                            566
---------------------------------------------------------------------------------------------------------------------------------
Net unrealized holding gains/(losses)
  arising during the period, before
  taxes (($169) in 1998, $137 in
  1997, and $50 in 1996, net of
  taxes) ............................           (285)                         217                             66
Reclassification adjustment for net
  gains included in net income,
  before taxes ($112 in 1998, $164
  in 1997, and $162 in 1996, net
  of taxes) .........................           (169)                        (261)                          (258)
---------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized gains on
  investment securities, before
  taxes .............................           (454)                         (44)                          (192)
Income tax benefit/(expense) ........            169                           12                             90
---------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized gains on
  investment securities, net of
  taxes .............................           (285)           (285)         (32)             (32)         (102)            (102)
Balance, net of taxes, December 31 ..            147                          432                            464
---------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation:
Balance, net of taxes, January 1 ....            (22)                         (12)                            (4)
---------------------------------------------------------------------------------------------------------------------------------
Translation adjustment arising
  during the period, before taxes ...            (38)                         (14)                           (14)
Income tax benefit ..................             14                            4                              6
---------------------------------------------------------------------------------------------------------------------------------
Translation adjustment arising
  during the period, net of taxes ...            (24)            (24)         (10)             (10)           (8)              (8)
---------------------------------------------------------------------------------------------------------------------------------
Balance, net of taxes, December 31 ..            (46)                         (22)                           (12)
---------------------------------------------------------------------------------------------------------------------------------
Total accumulated other comprehensive
  income, net of taxes,
  December 31 .......................            101                          410                            452
---------------------------------------------------------------------------------------------------------------------------------

LESS: TREASURY STOCK
Balance, January 1 ..................           2 145                       1 135                            824
Purchases ...........................             755                       1 500                            604
Shares issued/distributed, primarily
  related to various employee
  benefit plans .....................            (538)                       (490)                          (293)
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31 ................           2 362                       2 145                          1 135
---------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity ..........          11 261                      11 404                         11 432
---------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income ..........                            654                         1 423                          1 464
---------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.

66 Consolidated statement of changes in stockholders' equity

CONSOLIDATED STATEMENT OF CASH FLOWS
J.P. Morgan & Co. Incorporated

==================================================================================================================================
In millions                                                                                    1998            1997           1996
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME .........................................................................        $   963          $1 465        $1 574
Adjustments to reconcile to cash provided by (used in) operating activities:
  Net provision for credit losses ..................................................             50              --            --
  Gain on sale of businesses .......................................................           (113)             --            --
  Noncash items: depreciation, amortization, deferred income taxes,
    stock award plans, and write-downs on investment securities ....................            864             544           695
  Net (increase) decrease in assets:
   Trading account assets ..........................................................         (1 868)        (20 993)      (21 919)
   Securities purchased under agreements to resell .................................          7 981          (6 564)         (297)
   Securities borrowed .............................................................          7 585         (10 444)       (8 101)
   Loans held for sale .............................................................         (2 645)            144          (214)
   Accrued interest and accounts receivable ........................................         (2 724)          1 804        (3 227)
  Net increase (decrease) in liabilities:
   Trading account liabilities .....................................................           (318)         20 149         5 632
   Securities sold under agreements to repurchase ..................................          9 608          (2 929)       15 314
   Accounts payable and accrued expenses ...........................................           (489)          5 205        (3 699)
Other changes in operating assets and liabilities, net .............................         (2 035)          1 202         2 412
Net investment securities gains included in cash flows
  from investing activities ........................................................           (290)           (437)         (294)
---------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                              16 569         (10 854)      (12 124)
---------------------------------------------------------------------------------------------------------------------------------
Net (increase) decrease in interest-earning deposits with banks ....................           (234)           (225)           78
Debt investment securities:
  Proceeds from sales ..............................................................         13 874          22 655        29 754
  Proceeds from maturities, calls, and mandatory redemptions .......................          9 247           4 093         6 831
  Purchases ........................................................................        (37 341)        (25 007)      (36 923)
Net (increase) decrease in federal funds sold ......................................           (675)             50           (50)
Net decrease (increase) in loans ...................................................          8 563          (3 670)       (4 452)
Investment in American Century Companies, Inc. .....................................           (965)             --            --
Investment in Long-Term Capital Management, L.P. ...................................           (300)             --            --
Payments for premises and equipment ................................................           (247)           (138)         (183)
Other changes, net .................................................................           (741)           (627)          180
---------------------------------------------------------------------------------------------------------------------------------
CASH (USED IN) INVESTING ACTIVITIES                                                          (8 819)         (2 869)       (4 765)
---------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in noninterest-bearing deposits ............................           (419)             16        (1 822)
Net (decrease) increase in interest-bearing deposits ...............................         (3 295)          6 106         8 109
Net (decrease) increase in federal funds purchased .................................         (4 018)           (710)        1 016
Net increase in commercial paper ...................................................             16           2 490         1 331
Other liabilities for borrowed money proceeds ......................................         21 977          22 773        27 736
Other liabilities for borrowed money payments ......................................        (24 394)        (25 797)      (26 222)
Long-term debt proceeds ............................................................         12 906          12 315         5 288
Long-term debt payments ............................................................         (8 594)         (2 075)       (1 426)
Proceeds from issuance of company-obligated mandatorily redeemable
  preferred securities of subsidiaries .............................................             --             400           750
Capital stock issued or distributed ................................................            179             245           424
Capital stock purchased ............................................................           (755)         (1 500)         (604)
Dividends paid .....................................................................           (707)           (673)         (643)
Other changes, net .................................................................         (1 258)          1 036         2 319
---------------------------------------------------------------------------------------------------------------------------------
CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                                              (8 362)         14 626        16 256
---------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and due from banks .........................             57             (51)            4

(DECREASE) INCREASE IN CASH AND DUE FROM BANKS .....................................           (555)            852          (629)
Cash and due from banks, beginning of year .........................................          1 758             906         1 535
---------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks, end of year                                                          1 203           1 758           906
---------------------------------------------------------------------------------------------------------------------------------
Cash disbursements made for:
  Interest .........................................................................        $11 455         $10 030        $8 898
  Income taxes .....................................................................            800           1 254           748
---------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.

                                         Consolidated statement of cash flows 67

CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York

----------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31
In millions, except share data                                                                     1998                 1997
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks .....................................................................  $  1 147             $  1 663
Interest-earning deposits with banks ........................................................     2 372                2 195
Debt investment securities available-for-sale carried at fair value (note 9) ................     3 634               20 539
Trading account assets ......................................................................    90 770               88 995
Securities purchased under agreements to resell .............................................    33 316               28 045
Securities borrowed .........................................................................     8 193               13 831
Loans, net of allowance for loan losses of $470 at 1998 and $545 at 1997 ....................    24 876               30 851
Accrued interest and accounts receivable ....................................................     3 898                4 534
Premises and equipment, net of accumulated depreciation of $1 160 at 1998
  and $1 208 at 1997 ........................................................................     1 703                1 669
Other assets ................................................................................     5 337                4 096
----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                    175 246              196 418
----------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
         In offices in the U.S. .............................................................     1 232                1 492
         In offices outside the U.S. ........................................................       572                  752
Interest-bearing deposits:
         In offices in the U.S. .............................................................     7 749               10 156
         In offices outside the U.S. ........................................................    46 668               48 343
----------------------------------------------------------------------------------------------------------------------------
Total deposits ..............................................................................    56 221               60 743
Trading account liabilities .................................................................    64 776               61 562
Securities sold under agreements to repurchase and federal funds purchased ..................    14 916               26 017
Other liabilities for borrowed money ........................................................     8 646               10 433
Accounts payable and accrued expenses .......................................................     6 123                7 160
Long-term debt not qualifying as risk-based capital (including $736 at 1998 and
  $1 267 at 1997 of notes payable to J.P. Morgan) ...........................................    10 358               14 320
Other liabilities, including allowance for credit losses of $125 at 1998 and
  $185 at 1997 ..............................................................................       542                2 713
----------------------------------------------------------------------------------------------------------------------------
                                                                                                161 582              182 948

Long-term debt qualifying as risk-based capital (including $3 053 at 1998 and
  $2 878 at 1997 of notes payable to J.P. Morgan) ...........................................     3 186                3 037
----------------------------------------------------------------------------------------------------------------------------
Total liabilities ...........................................................................   164 768              185 985
Commitments and contingencies

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2 500 000) ..............................         -                    -
Common stock, $25 par value (authorized shares: 11 000 000; issued and
  outstanding: 10 599 027) ..................................................................       265                  265
Surplus .....................................................................................     3 305                3 155
Undivided profits ...........................................................................     6 836                6 927
Accumulated other comprehensive income:
  Net unrealized gains on investment securities, net of taxes ...............................       118                  108
  Foreign currency translation, net of taxes ................................................       (46)                 (22)
----------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                       10 478               10 433
----------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                      175 246              196 418
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this consolidated financial statement.


Member of the Federal Reserve System and Federal Deposit Insurance Corporation.



68 Consolidated statement of condition - Morgan Guaranty Trust Company of New
   York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

J.P. Morgan & Co. Incorporated (J.P. Morgan), a global financial services firm, is the holding company for a group of subsidiaries that provide a range of financial services, including:

-        advisory
-        underwriting
-        financing
-        market making
-        asset management
-        brokerage

We serve a broad client base that includes corporations, governments, institutions, and individuals. We also use our expertise and resources to enter into transactions for our own account.

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

For companies in which our voting or economic interest is 20% to 50%, we use the equity method of accounting to determine our investments' carrying value. These investments are included in Other assets and our share of income or loss is included in Other revenue. The excess of our investment over our share of equity (i.e., goodwill) is included in Other assets and is amortized on a straight-line basis over the estimated period of benefit and is recorded in Other revenue.

Assets that we hold in an agency or fiduciary capacity are not assets of J.P. Morgan. Therefore, they are not included in our "Consolidated balance sheet."

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

FOREIGN CURRENCY TRANSLATION

Assets and liabilities denominated in foreign currencies are translated into U.S. dollars using end-of-the-period exchange rates. We translate revenues and expenses using weighted-average exchange rates.

The impact of translating the financial statements of a foreign operation where the functional currency is other than the U.S. dollar is recorded in Stockholders' equity, including the related hedge and tax effects.

The impact of translating the financial statements of a foreign operation where the functional currency is the U.S. dollar, including an operation in a highly inflationary environment, is reported in the "Consolidated statement of income."

                                   Notes to consolidated financial statements 69

FAIR VALUE

For financial instruments carried at fair value, J.P. Morgan bases fair value on listed market prices or broker or dealer price quotations. If listed market prices or quotations are not available - as is the case for many over-the-counter derivatives - we base fair value on management's estimates using internal valuation techniques. With respect to the pricing of derivatives, we consider fair value to consist of three elements:

- position valuation that uses quoted values or related input factors (e.g., volatility) which assume all counterparties have the same credit rating and that does not consider other factors, such as liquidity

- an adjustment of the resulting portfolio value for estimated credit spreads to reflect the credit quality (rating) of each specific counterparty and other pricing adjustments

- an adjustment of the portfolio of traded derivatives for inherent credit risk not appropriately reflected in credit spreads (counterparty ratings), including situations in which a counterparty's default or unwillingness to pay is probable and estimable

RECLASSIFICATIONS

We have reclassified certain amounts from previous years to conform with our 1998 presentation.

DEBT INVESTMENT SECURITIES

We hold debt investment securities to maximize total return. Our debt investment securities portfolio includes:

-        U.S. Treasury and other U.S. government agency securities
-        U.S. state and political subdivision securities
-        Foreign government securities
-        U.S. and foreign corporate and bank debt securities

Debt investment securities are classified as available-for-sale and are carried at fair value on our "Consolidated balance sheet." Available-for-sale securities may be sold in response to or in anticipation of changes in interest rates and prepayment risk, liquidity considerations, and other factors. Any unrealized gains and losses, including the effect of hedges, are reported net within the separate stockholders' equity account, Net unrealized gains on investment securities, net of taxes, until realized.

Realized gains and losses are included in Investment securities revenue in the "Consolidated statement of income." We generally use the specific identification method to determine our gain or loss when a security is sold. We record debt investment securities transactions on their respective trade dates. We reduce the carrying values of individual debt investment securities through write-downs to reflect any impairments in value that are other-than-temporary. Such write-downs are included in Investment securities revenue.

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

70 Notes to consolidated financial statements

TRADING ACCOUNT ASSETS AND LIABILITIES

We use trading account assets and liabilities to facilitate client transactions and to take advantage of market opportunities. Trading account assets and liabilities include cash instruments, such as government and corporate debt and equity securities, and the unrealized gains and losses on trading related derivatives.

Trading account assets include securities purchased that we own ("long" positions). Trading account liabilities include securities that we have sold to other parties but do not own ourselves. These securities are "short" positions, and we are obligated to purchase them at a future date.

Trading account assets and Trading account liabilities are carried at fair value and recorded on a trade date basis. We recognize gains and losses on trading positions as Trading revenue.

DERIVATIVES USED FOR TRADING PURPOSES

Derivative instruments used for trading purposes or used to manage risk in our trading portfolios include swaps, futures, forwards, and options contracts in the interest rate, foreign exchange, equity, credit, and commodity markets.

We carry derivatives used for trading purposes at fair value. We recognize gains and losses from these derivatives in Trading revenue. We recognize, over the life of the agreement, the portion of a performing derivative's fair value that reflects credit considerations adjusted for changes in counterparty ratings, ongoing servicing, and transaction hedging costs in Trading revenue.

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

DERIVATIVES USED FOR PURPOSES OTHER-THAN-TRADING
We use derivatives for purposes other-than-trading to:

-  hedge exposures
-  modify the interest rate characteristics of related balance sheet instruments
- meet longer-term investment objectives, including maximizing net interest revenue

We describe the specific criteria required for derivatives used for such purposes below. Derivatives that do not meet these criteria are carried at fair value with changes in their value included in the "Consolidated statement of income."

Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged. They must be designated as a hedge at the beginning of the derivative contract. Changes in the derivative's fair value must be highly correlated with changes in the fair value of the underlying hedged item for the entire life of the contract. Derivatives used for hedging purposes include swaps, forwards, futures, and purchased options in interest rate, foreign exchange, and credit markets.

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

                                   Notes to consolidated financial statements 71

Derivatives that are either used to hedge or modify the interest rate characteristics of debt investment securities are carried at fair value. Unrealized gains and losses on these derivatives are included in Net unrealized gains on investment securities, net of taxes, a separate component of stockholders' equity. Cash margin requirements associated with futures contracts and option premiums for contracts used as hedges are recorded in Other assets or Other liabilities. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the contract's life in Net interest revenue. When a contract is settled or terminated, the cumulative change in the fair value is recorded as an adjustment to the carrying value of the underlying asset or liability and recognized in Net interest revenue over the asset or liability's expected remaining life. If the underlying instrument is sold, we immediately recognize the cumulative change in the derivative's value in the component of earnings relating to the underlying instrument.

Prior to January 1, 1998, we used risk-adjusting swaps in a manner similar to debt investment securities to achieve a desired overall interest rate profile by increasing or decreasing our overall exposure to interest rate risk. Risk-adjusting swaps included only interest rate swaps that replicated the cash flows of nonamortizing cash instruments. They did not contain leverage or embedded option features. Interest revenue and expense associated with these swaps were accrued over the life of the swap agreement in Net interest revenue. We carried risk-adjusting swaps at whichever amount was lower: the aggregate cost or fair value. Aggregate unrealized net valuation adjustments, if any, were recorded in Other revenue. Refer to note 11, "Derivatives."

SECURITIES FINANCING ARRANGEMENTS

Securities purchased under agreements to resell (resale agreements) and Securities sold under agreements to repurchase (repurchase agreements) are generally treated as collateralized lending and borrowing transactions. They are carried at the amounts for which the securities will subsequently be resold or reacquired, including accrued interest. Resale and repurchase agreements conducted with the same counterparty are reported net provided they meet the requirements of FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements. We take possession of securities purchased under resale agreements. We also monitor the fair value of the underlying securities, most of which are U.S. government and agency securities. We compare this with the related receivable plus accrued interest. If necessary, we request additional collateral.

Securities borrowed for cash collateral are included on the "Consolidated balance sheet" at the amount of cash advanced in connection with the transaction and consist primarily of government and equity securities to cover short positions. Interest income and Interest expense are accrued ratably over the life of the agreement.

PREMIUMS AND DISCOUNTS

We generally recognize amortization of premiums and accretion of discounts as Interest expense or Interest revenue over the life of the instrument.

LOANS

Loans are generally reported at the principal amount outstanding. Purchased loans are reported at the remaining unpaid principal net of any unamortized discount or premium. We report loans held-for-sale at either cost or fair value, whichever is lower. Loans held for trading purposes are carried at fair value with gains and losses included in the "Consolidated statement of income." Loan origination fees are deferred and recognized as an adjustment to yield over the life of the loan. Interest income is accrued on the unpaid principal balance and is included in Interest revenue.

IMPAIRED LOANS

Loans are identified as impaired when:

-  A default occurs or is expected to occur,

- The payment of principal and/or interest or other cash flows is greater than 90 days past due, depending the terms of the contract, or

72 Notes to consolidated financial statements

- Management has serious doubts as to the collectibility of future cash flows, even if the loan is currently performing.

Once a loan is identified as impaired, management regularly assesses impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (collectively with SFAS 114, SFAS No. 114). Management's assessment of loan impairment is based on the present value of expected future cash flows, observable market value, or the fair value of the collateral, as required under SFAS No. 114. If the value of the asset is deemed impaired, an allowance is established or appropriated for the amount deemed uncollectible; if the impairment is deemed permanent or highly probable, the exposure is charged off against the appropriate allowance.

When a loan is recognized as impaired, the accrual of interest is discontinued and any previously accrued but unpaid interest on the loan is reversed against the current period's interest revenue. Interest received on impaired loans is applied in the following order:

1.  against the recorded impaired loan until paid in full
2.  as a recovery up to any amounts charged off related to the impaired loan
3.  as revenue

Impaired loans may be restored to performing status when all payments of principal and/or interest or other cash flows are current or if management's formal assessment of the counterparty's business and economic condition indicates a revised classification. In the case of loans whose interest was interrupted for a substantial period, a regular payment performance must be established before the loan is restored to performing status.

ALLOWANCES FOR CREDIT LOSSES

We maintain allowances for credit losses to absorb losses inherent in our traditional extensions of credit that we believe are probable of occurring and that can be reasonably estimated. These allowances include an allowance for loans and an allowance for off-balance-sheet credit financial instruments such as commitments, and standby letters of credit and guarantees.

Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet reserve or allowance captions - which included a reserve for trading derivatives needed to determine fair value, an allowance for loans, and an allowance for off-balance-sheet financial instruments such as commitments and standby letters of credit and guarantees - were shown as reclassifications. Reclassifications had no impact on net income and, accordingly, were not shown on the "Consolidated statement of income." Subsequent to July 1, 1998, reclassifications across balance sheet captions for allowances are reflected as provisions or reversals of provisions in the "Consolidated statement of income."

Our credit review procedures are designed to promote early identification of counterparty, country, industry, and product exposures that require special monitoring. These procedures are based on the firm's Asset Quality Review (AQR) process, a systematic bottom-up review of exposures that is used by management to estimate probable credit losses and determine the appropriateness of our related allowances. This process relies extensively on management's experience and judgment.

The AQR process determines the appropriate allowances based on an estimate of probable losses by counterparty, industry, or country component; a statistical model estimate for expected losses on our remaining performing portfolio; and a general component for probable losses that is necessary to reflect the imprecise, subjective, and judgmental elements inherent in evaluating credit risk. Management believes this approach is appropriate given our institutional client orientation and emerging markets portfolio. Accordingly, in determining the appropriate level of our allowances, we focus on the following components at each reporting period, if applicable, for each allowance:

- Specific counterparty: an estimate of probable losses related to specific counterparties experiencing particular credit issues determined in accordance with SFAS No. 114 for loans and in accordance with SFAS No. 5, Accounting for Contingencies, for off-balance-sheet credit financial instruments.

                                   Notes to consolidated financial statements 73

- Specific industry: an estimate of probable losses related to exposures to counterparties in industries undergoing financial and structural distress. Industry allocations exclude exposures addressed in specific counterparty allocations.

- Specific country: an estimate of probable losses resulting from exposures to counterparties in countries experiencing political and transfer risk, countrywide economic distress, or problems regarding the legal enforceability of contracts. This component amount is determined by applying a percentage loss estimate on a "tiering of risk" basis (e.g., sovereigns have a lower percentage of coverage than corporates) as determined by management using historical loss experience and judgment, which considers secondary market data, where applicable. Included in this allocation are reserve requirements, if any, that are mandated by the Federal Reserve Board. Specific country allocations exclude exposures addressed in specific counterparty and industry allocations.

- Expected loss: an estimate based on statistical modeling of the probable loss inherent in our existing performing portfolio of traditional credit products, net of recoveries. Key drivers of the model include: the amount and duration of exposures, counterparty ratings, historical default information, and recovery rates. The expected loss allocation excludes exposures covered by the specific allocations discussed above and is intended to recognize probable losses on a portfolio basis that have not yet been specifically identified.

- General: a judgmental assessment of probable losses not adequately captured by the specific or expected loss components with regard to our existing portfolio of credit extensions. It is needed to reflect the imprecise, subjective, and judgmental elements in evaluating credit risk. In determining the general component, management considers both its absolute size to cover various risk factors as well as its percentage coverage for modeling risk. In their determination, management considers the following risk factors: business and economic conditions; regulatory requirements; historical experience; concentrations of risk; the relative size of our credit exposures given our wholesale orientation; the level of counterparties on the special review list; and the level and history of charge-offs and impaired assets. With regard to our use of expected loss models, this component attempts to compensate, using an analysis based on coverage ratios, for inherent imperfections in our modeling, including the fact that default and recovery statistics are primarily based on U.S. corporate experience that does not completely match our global book of risk, our view of current economic trends versus the historical determination of the models, and the impact of using averages versus actual occurrences. In determining the appropriate level of this component, we generally maintain a coverage ratio for traditional credit products so that the combination of the expected loss and general components would be at least 150% of the expected loss component.

The AQR Committee determines, using its judgment and experience, the appropriate actions (placement on impaired status, specific allocation, or charge-off) that should be taken with regard to specific counterparties, industries, and countries. The senior members of the AQR Committee then consider appropriate actions to be taken in addition to the specific risk decisions, including a review of the expected loss calculations of the existing performing portfolio and other risk factors as discussed above in the general component. The outcome of the AQR Committee's review results in a quarterly determination of the appropriateness of the level of our allowances for credit losses and of whether or not provisions are necessary. This review is performed separately for each allowance classification - loans and commitments to extend credit - and on a component-by-component basis within each allowance.

A review is also performed by the AQR Committee on any other significant exposures with credit concerns to determine the appropriate actions. This includes a review of our derivative receivables when there are credit risk issues to determine the appropriate credit adjustment needed to determine the fair value of the portfolio. Provisions related to loans and off-balance-sheet financial instruments are reflected in Net interest revenue and Other revenue, respectively.

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

74 Notes to consolidated financial statements

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARIES

Company-obligated mandatorily redeemable preferred securities of subsidiaries (trust preferred securities) are accounted for as a liability on our "Consolidated balance sheet." Dividends (or distributions) on trust preferred securities are treated as interest and expensed on an accrual basis. Interest related to the trust preferred securities is included in the interest expense caption in our "Consolidated statement of income."

FEE REVENUE

Investment banking revenue includes underwriting revenues as well as merger and acquisition, private placement, advisory, and loan syndication fees. Underwriting revenues are reflected net of syndicate expenses and arise from securities offerings in which the firm acts as an underwriter. Underwriting revenues are recorded on a trade date basis. All other fees are recognized as revenue when the related services are performed. In addition, we recognize credit arrangement and syndication fees as revenue after certain retention, timing, and yield criteria are satisfied.

Investment management revenue and revenue from Fees and commissions are recognized when the related service is performed. We recognize commitment fees as revenue in the period when the unused commitment is available.

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

Effective January 1, 1996, J.P. Morgan adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits either:

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

INCOME TAXES

J.P. Morgan and its eligible subsidiaries file a consolidated U.S. federal income tax return. We use the asset and liability method required by SFAS No. 109, Accounting for Income Taxes, to provide income taxes on all transactions recorded in the consolidated financial statements. The asset and liability method requires that income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities for book purposes versus tax purposes. Accordingly, a deferred tax liability or asset is determined for each temporary difference based on the enacted tax rates that are expected to be in effect when the underlying items of income and expense are expected to be realized. Our expense for Income taxes includes the current and deferred portions of our expense. We establish a valuation allowance to reduce deferred tax assets to the amount we expect to be realized.

                                   Notes to consolidated financial statements 75

STATEMENT OF CASH FLOWS

For J.P. Morgan's "Consolidated statement of cash flows," we define our cash and cash equivalents as those amounts included in Cash and due from banks. We classify cash flows from investment securities, including securities available-for-sale, as investing activities. Cash flows from sales of investment securities with remaining lives of more than one year when purchased and less than 90 days when sold, mandatory redemptions, and calls are classified as proceeds from maturities. We classify cash flows from derivative transactions used as hedges in the same manner as the items being hedged.

2. ACCOUNTING CHANGES AND DEVELOPMENTS

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and for extinguishments of liabilities. In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. This statement deferred the provisions of SFAS No. 125 for transfers involving repurchase agreements, securities borrowing/lending transactions, and financial assets provided as collateral until January 1, 1998. Effective January 1, 1998, we adopted the provisions of SFAS No. 127. The adoption of this standard did not have a material impact on our consolidated financial statements.

REPORTING COMPREHENSIVE INCOME

Effective January 1, 1998, we adopted SFAS No. 130, Reporting Comprehensive Income, which establishes the concept of comprehensive income and provides standards for reporting it. Comprehensive income is defined as the change in equity of an entity excluding such transactions with stockholders as the issuance of common or preferred stock, payment of dividends, and purchase of treasury shares. Comprehensive income has two major components: net income, as reported in the "Consolidated statement of income," and other comprehensive income. Other comprehensive income includes such items as unrealized gains and losses on available-for-sale securities and foreign currency translation. This standard is limited to issues of reporting and presentation and does not address recognition or measurement. Its adoption therefore did not affect our earnings, liquidity, or capital resources. All periods presented have been restated to conform to the new requirements.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

Effective with the filing of this Annual report, we adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This standard establishes the criteria for determining an operating segment and the required financial information to be disclosed. SFAS No. 131 also establishes standards for disclosing related information regarding products and services, geographic areas, and major customers. This standard supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. This standard is limited to issues of reporting and presentation and does not address recognition or measurement. Its adoption therefore did not affect our earnings, liquidity, or capital resources. All periods presented have been restated to conform to the new requirements.

76 Notes to consolidated financial statements

EMPLOYER'S DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Effective December 31, 1998, we adopted SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits, which revises an employer's disclosures about pensions and other postretirement benefits. This standard supersedes the disclosure requirements for pension and other benefits of SFAS No. 87, Employer's Accounting for Pensions; SFAS No. 88, Employer's Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits; and SFAS No. 106, Employer's Accounting for Postretirement Benefits Other than Pensions. The standard requires additional information on the changes in the benefit obligations and plan assets and eliminates certain disclosures to facilitate the financial analysis of these plans. This standard is limited to issues of reporting and presentation and does not address recognition or measurement. Therefore, its adoption did not affect our earnings, liquidity, or capital resources. All periods presented have been restated to conform to the new requirements.

ACCOUNTING FOR DERIVATIVE AND HEDGING ACTIVITIES

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted starting with our financial statements for the quarter ended March 31, 2000. The standard will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings or be recognized in other comprehensive income until the hedged item is recognized in earnings. If the change in fair value of a derivative designated as a hedge is not effectively offset, as defined, by the change in value of the item it is hedging, this difference will be immediately recognized in earnings. While we have not determined the specific impact of SFAS No. 133 on our earnings and financial position, we have identified, based on current hedging strategies, our activities that would be most affected by the new standard. Specifically, the Proprietary Investing and Trading segment uses derivatives to hedge its investment portfolio, deposits, and issuance of debt - primarily hedges of interest rate risk. Our credit activities use credit derivatives to hedge credit risk, and to a lesser extent, use other derivatives to hedge interest rate risk. Management is currently evaluating the impact of SFAS No. 133 on our hedging strategies. The actual assessment of the impact on the firm's earnings and financial position of adopting SFAS No. 133 will be made based on our January 1, 2000 positions in accordance with the standard.

ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires that we capitalize certain costs associated with the acquisition or development of internal use software. Effective January 1, 1999, we adopted SOP 98-1; restatement of financial statements of previous years is not allowed. We expect its adoption to result in the capitalization of approximately $130 million in software costs during 1999, net of expected 1999 amortization. Previously, these costs would have been expensed as incurred. Once the software is ready for its intended use, we will begin amortizing capitalized costs on a straight-line basis over its expected useful life. This period will generally not exceed three years.

REPORTING ON THE COSTS OF START-UP ACTIVITIES

In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. This statement requires that we expense certain costs related to new operations that previously were eligible for capitalization. Effective January 1, 1999, we adopted SOP 98-5; restatement of the financial statements of previous years is not allowed. The adoption of SOP 98-5 did not have a material impact on our earnings or financial position.

                                   Notes to consolidated financial statements 77

3. RESTRUCTURING OF BUSINESS ACTIVITIES

The 12 months ended December 31, 1998 include pretax charges totaling $358 million ($215 million after tax); this reflects a first quarter 1998 pretax charge of $215 million ($129 million after tax) and a fourth quarter 1998 pretax charge of $143 million ($86 million after tax).

During the first quarter 1998, the firm announced a plan to restructure certain sales and trading functions in Europe, refocus our investment banking and equities businesses in Asia, and rationalize resources throughout the firm. As a result of this decision, the first quarter 1998 charge reflected severance-related costs of $140 million recorded in Employee compensation and benefits associated with staff reductions of approximately 900; $70 million in Net occupancy, primarily related to lease termination fees, estimated losses on sublease agreements, and the write-off of various leasehold improvements and equipment, primarily in Europe; and $5 million in Technology and communications, related to equipment write-offs. During the fourth quarter 1998, we revised our estimates of remaining costs under the plan and reduced the liability by $7 million; this adjustment was recorded in Net occupancy. Excluding certain long-term commitments, the reserve related to this charge was substantially utilized as of December 31, 1998.

During the fourth quarter 1998, the firm incurred an additional charge related to cost reduction programs that are part of its productivity initiatives. The charge reflected severance-related costs of $101 million recorded in Employee compensation and benefits associated with staff reductions of approximately 800. It also reflected $42 million (net of the $7 million adjustment discussed above) in Net occupancy primarily related to estimated losses on sublease agreements and the write-off of various leasehold improvements and furniture and fixtures in several European locations. As of December 31, 1998, approximately $113 million of the fourth-quarter charge was accrued in Other liabilities of which $91 million related to severance and the remainder related to real estate. We expect to use the majority of this remaining reserve by the end of 1999, excluding certain long-term commitments.

While predominantly impacting the European and North American regions, the special charges primarily affected all client-focused activities as defined by our reported segments in note 29, "Segments."

Additional costs associated with these initiatives did not meet the requirement for inclusion in the first- or fourth-quarter charge. These items will be expensed as incurred but are not expected to have a material impact on the firm. The remaining reserve relates to future cash outflows associated with severance payments, lease termination benefits, and other exit costs. We do not anticipate that the payment of these items will have a material impact on the financial position or liquidity of the firm.

4. BUSINESS CHANGES AND DEVELOPMENTS

OCCUPANCY

On December 23, 1998, the City and State of New York and the New York Stock Exchange announced an agreement to build a new Exchange on land currently occupied by J.P. Morgan facilities at 15 Broad Street, 23 Wall Street, and 37 Wall Street in New York City. We do not anticipate any disruption to our operations, or any material impact to the firm's financial statements, as a result of this transaction.

INVESTMENT IN LONG-TERM CAPITAL MANAGEMENT, L.P.

In September 1998, we made a $300 million equity investment in Long-Term Capital Management, L.P. as part of a consortium of firms that recapitalized the hedge fund. The investment is being accounted for under the equity method of accounting. This investment is included in the Proprietary Investing and Trading segment.

78 Notes to consolidated financial statements

SALE OF INVESTMENT MANAGEMENT BUSINESS IN AUSTRALIA

In July 1998, we completed the sale of our investment management business in Australia to Salomon Smith Barney Asset Management (a subsidiary of Citigroup), resulting in a net gain of $56 million ($34 million after tax) recorded in Other revenue. The sale will not have a material effect on our ongoing earnings.

SALE OF GLOBAL TRUST AND AGENCY BUSINESS

In June 1998 we completed the sale of our global trust and agency services business to Citibank (a wholly owned subsidiary of Citigroup), resulting in a net gain of $131 million ($79 million after tax) recorded in Other revenue. The sale will not have a material effect on our ongoing earnings.

INVESTMENT IN AMERICAN CENTURY

In January 1998 we completed the purchase of a 45% economic interest in American Century Companies, Inc. (American Century) for $965 million. American Century is a no-load U.S. mutual fund company selling directly to individuals. The investment is accounted for under the equity method of accounting and recorded in Other assets. The excess of our investment over our share of equity (i.e., goodwill) in American Century was approximately $795 million at the time of purchase. This amount is being amortized on a straight-line basis over a period of 25 years and at December 31, 1998, totaled $759 million. Our share of equity income or loss in American Century and the amortization of goodwill related to this investment are recorded in Other revenue. Our investment in American Century is included in our Asset Management and Servicing sector.

5. INTEREST REVENUE AND EXPENSE

The table below presents an analysis of interest revenue and expense obtained from on- and off-balance-sheet financial instruments. Interest revenue and expense associated with derivative financial instruments are included with related balance sheet instruments. These derivative financial instruments are used as hedges or to modify the interest rate characteristics of assets and liabilities and include swaps, forwards, futures, options, and debt securities forwards.

---------------------------------------------------------------------------------------------------------------
In millions                                                                      1998         1997         1996
---------------------------------------------------------------------------------------------------------------
INTEREST REVENUE
Deposits with banks ......................................................... $   294      $   199      $   110
Debt investment securities(a) ...............................................   1 456        1 557        1 601
Trading account assets ......................................................   4 344        4 275        3 275
Securities purchased under agreements to resell and federal funds sold ......   2 031        2 059        2 254
Securities borrowed .........................................................   2 088        1 784        1 284
Loans .......................................................................   2 109        2 029        1 776
Other sources(b) ............................................................     319          450          413
---------------------------------------------------------------------------------------------------------------
Total interest revenue                                                         12 641       12 353       10 713
---------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Deposits ....................................................................   2 823        2 753        2 541
Trading account liabilities .................................................   1 541        1 652        1 302
Securities sold under agreements to repurchase and federal funds
   purchased ................................................................   3 846        3 532        3 295
Other borrowed money ........................................................   1 613        1 447        1 248
Long-term debt ..............................................................   1 537        1 097          625
---------------------------------------------------------------------------------------------------------------
Total interest expense                                                         11 360       10 481        9 011
---------------------------------------------------------------------------------------------------------------
Net interest revenue                                                            1 281        1 872        1 702
---------------------------------------------------------------------------------------------------------------

(a) Interest revenue from debt investment securities included taxable revenue of $1,335 million, $1,462 million, and $1,484 million and revenue exempt from U.S. income taxes of $121 million, $95 million, and $117 million in 1998, 1997, and 1996, respectively.

(b) Primarily risk-adjusting swaps for the years ended December 31, 1997 and 1996. Refer to note 11, "Derivatives."

                                   Notes to consolidated financial statements 79

Net interest revenue associated with derivatives used for purposes other-than-trading was approximately $159 million in 1998, $177 million in 1997, $125 million in 1996. At December 31, 1998 and 1997, approximately $249 million and $298 million, respectively, of net deferred losses on closed derivative contracts used for purposes other-than-trading were recorded on the "Consolidated balance sheet." These amounts are primarily net deferred losses on closed hedge contracts, which are included in the amortized cost of the debt investment portfolio at December 31, 1998 and 1997. The amount of net deferred gains or losses on closed derivative contracts changes from period to period, primarily due to the amortization of such amounts to Net interest revenue. These changes are also influenced by the execution of our investing strategies, which may result in the sale of the underlying hedged instruments and/or termination of hedge contracts. Net deferred losses (gains) on closed derivative contracts as of December 31, 1998, are expected to amortize into Net interest revenue as follows: $86 million in 1999; $78 million in 2000; $72 million in 2001; $17 million in 2002; ($2) million in 2003; and approximately ($2) million thereafter.

6. TRADING REVENUE

Trading revenue is predominantly generated by our market making activities included in our Global Finance sector as well as activities in our Proprietary Investments sector.

The following table presents trading revenue by principal product grouping for 1998, 1997, and 1996.

--------------------------------------------------------------------------------------
In millions                                             1998         1997         1996
--------------------------------------------------------------------------------------
Fixed income........................................  $1 424       $1 629       $1 754
Equities............................................     241          225          332
Foreign exchange....................................     697          283          391
--------------------------------------------------------------------------------------
Total trading revenue                                  2 362        2 137        2 477
--------------------------------------------------------------------------------------

Fixed income trading revenue includes the results of making markets in both developed and emerging countries in government securities, U.S. government agency securities, corporate debt securities, money market instruments, interest rate and currency swaps, and options and other derivatives. Equities trading revenue includes the results of making markets in global equity securities and equity derivatives such as swaps, options, futures, and forward contracts. Foreign exchange trading revenue includes the results of making markets in spot, options, and short-term interest rate products in order to help clients manage their foreign currency exposure. Foreign exchange also includes the results from commodity transactions in spot, forwards, options, and swaps.

80 Notes to consolidated financial statements

7. OTHER REVENUE AND OTHER EXPENSES

OTHER REVENUE

In 1998 Other revenue of $187 million includes a negative provision (income) of $60 million related to a decrease in our allowance for credit losses for off-balance-sheet instruments; a $56 million net gain on the sale of the firm's investment management business in Australia and a $131 million net gain on the sale of the firm's global trust and agency service businesses (see note 4, "Business changes and developments"); and losses of approximately $56 million on hedges of the firm's anticipated foreign currency revenues and expenses. It also includes earnings from equity in affiliates (excluding American Century) of $44 million, the majority of which relates to our Proprietary Investing and Trading segment. The impact of our investment in American Century, including related amortization, was not significant and is included in the Asset Management and Servicing sector.

In 1997 Other revenue of $240 million included approximately $120 million of gains on hedges of anticipated foreign currency revenue and expenses and $40 million of earnings from equity in affiliates.

In 1996 Other revenue of $195 million included a gain of $77 million from the partial sale of a minority investment, $52 million of gains on hedges of anticipated foreign currency revenue and expenses and $25 million of earnings from equity in affiliates.

OTHER EXPENSES

The following table presents the major components of Other expenses.

----------------------------------------------------------------------------------------
In millions                                               1998         1997         1996
----------------------------------------------------------------------------------------
Professional services..................................   $123         $135         $113
Marketing and business development.....................    169          200          165
Other..................................................    384          346          280
----------------------------------------------------------------------------------------
Total other expenses                                       676          681          558
----------------------------------------------------------------------------------------


8. CASH AND DUE FROM BANKS

J.P. Morgan is required to maintain noninterest-earning reserve balances with U.S. Federal Reserve banks and various foreign central banks. Such balances, which are based principally on deposits outstanding, are included in Cash and due from banks. At December 31, 1998 and 1997, required reserves were $260 million and $267 million, respectively, compared with average required reserves during the year of $293 million in 1998 and $196 million in 1997.

                                   Notes to consolidated financial statements 81

   9. INVESTMENT SECURITIES

   Debt investment securities
   Our debt investment securities portfolio is classified as available-for-sale. Available-for-sale securities are measured at fair value, and unrealized gains or losses are reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes.

   The following table presents the gross unrealized gains and losses and a comparison of the cost, along with the fair and carrying value of our available-for-sale debt investment securities at December 31, 1998, 1997, and 1996. The gross unrealized gains or losses on each debt investment security include the effects of any related hedge. See note 27, "Estimating the fair value of financial instruments," for additional detail of gross unrealized gains and losses associated with open derivative contracts used to hedge debt investment securities.


-------------------------------------------------------------------------------------------------------
                                                                       Gross       Gross       Fair and
                                                                     unrealized   unrealized   carrying
In millions: December 31                                   Cost        gains       losses        value
-------------------------------------------------------------------------------------------------------
1998
U.S. Treasury ......................................     $   620      $   130      $     1      $   749
U.S. government agency, principally mortgage-backed       32 458           34          117       32 375
U.S. state and political subdivision ...............       1 800          174           31        1 943
U.S. corporate and bank debt .......................         200            2            5          197
Foreign government(a) ..............................         376            -            9          367
Foreign corporate and bank debt ....................         536            2           55          483
Other ..............................................         117            1            -          118
-------------------------------------------------------------------------------------------------------
Total debt investment securities                          36 107          343          218       36,232
-------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------
                                                                    Gross        Gross      Fair and
                                                                  unrealized   unrealized    carrying
In millions: December 31                                 Cost        gains       losses       value
-----------------------------------------------------------------------------------------------------
1997
U.S. Treasury .......................................    $1 035       $142      $  1       $  1 176
U.S. government agency, principally mortgage-backed .    16 779        126        75         16 830
U.S. state and political subdivision ................     1 440        184        10          1 614
U.S. corporate and bank debt ........................       428          1         2            427
Foreign government(a) ...............................       784          5        14            775
Foreign corporate and bank debt .....................     1 929          2        99          1 832
Other ...............................................       112          2         -            114
-----------------------------------------------------------------------------------------------------
Total debt investment securities                         22 507        462       201         22 768
-----------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------
                                                                             Gross        Gross       Fair and
                                                                          unrealized    unrealized     carrying
In millions: December 31                                          Cost        gains       losses        value
---------------------------------------------------------------------------------------------------------------
1996
U.S.Treasury .............................................      $  1 773    $  80        $  13         $  1 840
U.S. government agency, principally mortgage-backed ......        16 848      109          114           16 843
U.S. state and political subdivision .....................         1 575      164           15            1 724
U.S. corporate and bank debt .............................           304        1            -              305
Foreign government(a) ....................................         1 501       39            6            1 534
Foreign corporate and bank debt ..........................         2 499       11            2            2 508
Other ....................................................           110        1            -              111
---------------------------------------------------------------------------------------------------------------
Total debt investment securities                                  24 610      405          150           24 865
---------------------------------------------------------------------------------------------------------------

   (a) Primarily includes debt of countries that are members of the Organization for Economic Cooperation and Development.




82   Notes to consolidated financial statements

   At December 31, 1998, there were no securities of a single issuer, excluding the U.S. Treasury and U.S. government agencies, whose fair value exceeded 10% of stockholders' equity.

   The table below presents net debt investment securities gains/(losses) during 1998, 1997, and 1996. These amounts are recorded in Investment securities revenue.


-----------------------------------------------------------------------------------------------------------
In millions                                                                  1998         1997         1996
-----------------------------------------------------------------------------------------------------------
Gross realized gains from sales of securities .......................       $ 105        $ 128        $ 231
Gross realized losses from sales of securities ......................        (225)        (102)        (214)
Net gains on maturities, calls, and mandatory redemptions ...........           8            5            -
Write-downs for other-than-temporary impairments in value ...........         (28)         (29)           -
-----------------------------------------------------------------------------------------------------------
Net debt investment securities (losses)/gains(a)                             (140)           2           17
-----------------------------------------------------------------------------------------------------------

   (a) Primarily related to emerging Asia exposures.

   The following table displays the maturities and related weighted-average rates of available-for-sale debt investment securities as of December 31, 1998. Mortgage-backed securities are included based on their weighted-average lives, which reflects anticipated future prepayments based on a consensus of dealers in the market.


---------------------------------------------------------------------------------------------------------------------------
                                                            After one year   After five years
                                                 Within         but within         but within      After 10
In millions: December 31                       one year         five years           10 years        years          Total
---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury ...........................        $  64            $  88            $ 180             $ 288            $ 620
U.S. government agency, principally
   mortgage-backed ......................          174           21 619           10 560               105           32 458
U.S. state and political subdivision ....           59              409              245             1 087            1 800
U.S. corporate and bank debt ............          115               35               46                 4              200
Foreign government ......................          296                9               45                26              376
Foreign corporate and bank debt .........           38              216              254                28              536
Other ...................................            -                -                -               117              117
---------------------------------------------------------------------------------------------------------------------------
Total debt investment securities, at cost          746           22 376           11 330             1 655           36 107
Fair value ..............................          764           22 408           11 282             1 778           36 232
---------------------------------------------------------------------------------------------------------------------------
Net unrealized gains/(losses)                       18               32              (48)              123              125
---------------------------------------------------------------------------------------------------------------------------
Average rate on debt investment
   securities, at cost(a)                         4.54%            8.01%            7.28%             8.42%            7.73%
---------------------------------------------------------------------------------------------------------------------------


   (a) Average rates represent the weighted average at December 31, 1998, and include the effects of various hedging transactions. Average rates do not give effect to unrealized gains and losses that are reflected as a component of stockholders' equity. U.S. state and political subdivision securities have been adjusted to a taxable-equivalent basis.


   In the Morgan Guaranty "Consolidated statement of condition" on page 68, the balance for Debt investment securities available-for-sale carried at fair value decreased from $20.5 billion at December 31, 1997, to $3.6 billion at December 31, 1998, reflecting Morgan Guaranty's sale of approximately $18 billion of debt investment securities to an affiliated J.P. Morgan entity during 1998.

   EQUITY INVESTMENT SECURITIES

   Equity investment securities include both marketable and nonmarketable securities and are generally owned by J.P. Morgan Capital Corporation, a wholly owned nonbank subsidiary of J.P. Morgan. Quoted or estimated values of equity investment securities do not necessarily represent the net realizable amounts. This is because such factors as the timing, size of the position, or the market's liquidity may not support realization of these values. Management determines the fair values for equity investment securities, using financial and other available information, when the publicly quoted market prices do not accurately represent the gain or loss that would be realized from a sale or if there are no publicly quoted market prices. Most of our equity investment securities are subject to legal, regulatory, and contractual restrictions that limit our ability to dispose of them freely.


                                  Notes to consolidated financial statements  83

   MARKETABLE AVAILABLE-FOR-SALE EQUITY INVESTMENT SECURITIES

   Marketable equity investment securities, which are classified as available-for-sale, are recorded at fair value. Unrealized gains and losses are reported as a net amount within the stockholders' equity account, Net unrealized gains on investment securities, net of taxes. Gross unrealized gains and losses, as well as a comparison of the cost, and fair and carrying value of marketable available-for-sale equity investment securities at December 31, 1998, 1997, and 1996 are shown in the following table.


-----------------------------------------------------------------------------------------------------------
In millions: December 31                                                     1998         1997         1996
-----------------------------------------------------------------------------------------------------------
Cost                                                                         $446         $207         $365
-----------------------------------------------------------------------------------------------------------
Gross unrealized gains ...............................................        143          436          479
Gross unrealized losses ..............................................        (34)          (9)          (2)
-----------------------------------------------------------------------------------------------------------
Net unrealized gains                                                          109(a)       427(b)       477(b)
-----------------------------------------------------------------------------------------------------------
Fair and carrying value                                                       555          634          842
-----------------------------------------------------------------------------------------------------------

   (a) Primarily relates to investments in the telecommunications and financial services industries.

   (b) Primarily relates to investments in the insurance industry.


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


-----------------------------------------------------------------------------------------------------------
In millions: December 31                                                     1998         1997         1996
-----------------------------------------------------------------------------------------------------------
Carrying value .......................................................       $614         $451         $448
Net unrealized gains on nonmarketable securities .....................        104(a)       136(a)       115(b)
-----------------------------------------------------------------------------------------------------------
Fair value                                                                    718          587          563
-----------------------------------------------------------------------------------------------------------

(a) Primarily relates to investments in the telecommunications and financial services industries.

(b) Primarily relates to investments in the telecommunications and insurance industries.


   REALIZED GAINS AND WRITE-DOWNS

   The following table presents gross realized gains and write-downs for other-than-temporary impairments in value related to our equity investments portfolio, excluding securities in SBICs, for the years ending December 31, 1998, 1997, and 1996. These amounts are recorded in Investment securities revenue.


-----------------------------------------------------------------------------------------------------------
In millions                                                                  1998         1997         1996
-----------------------------------------------------------------------------------------------------------
Gross realized gains from marketable available-for-sale securities ....      $334         $262         $245
Gross realized gains from nonmarketable and other equity securities ...        68          144           32
Write-downs for other-than-temporary impairments in value .............       (89)         (37)         (30)
-----------------------------------------------------------------------------------------------------------
Net equity investment securities realized gains                               313          369          247
-----------------------------------------------------------------------------------------------------------


84  Notes to consolidated financial statements

   10. TRADING ACCOUNT ASSETS AND LIABILITIES

   Trading account assets and liabilities, including derivative instruments used for trading purposes, are carried at fair value. The following table presents the fair and carrying value of trading account assets and trading account liabilities at December 31, 1998 and 1997. It also includes the average balance for the years then ended.


---------------------------------------------------------------------------------------------------------------
                                                                             1998                       1997
---------------------------------------------------------------------------------------------------------------
                                                               Carrying      Average     Carrying      Average
In millions: December 31                                         value       balance       value       balance
---------------------------------------------------------------------------------------------------------------
TRADING ACCOUNT ASSETS(a)
U.S. Treasury ................................................ $  18 262    $  11 758    $  10 840    $  14 783
U.S. government agency .......................................     6 040       10 194        9 923        7 662
Foreign government ...........................................    20 163       28 858       24 755       26 263
Corporate debt and equity ....................................    16 862       20 908       18 972       19 233
Other securities .............................................     4 445        8 771        6 439        7 125
Interest rate, currency, credit default and related swaps ....    19 530       23 013       19 672       16 126
Foreign exchange contracts ...................................     4 132        4 849        5 710        4 874
Interest rate futures and forwards ...........................       259          202          308          359
Commodity and equity contracts ...............................     3 310        2 911        2 859        1 908
Purchased option contracts ...................................    20 893       13 668       12 376        8 074
---------------------------------------------------------------------------------------------------------------
                                                                 113 896      125 132      111 854      106 407
---------------------------------------------------------------------------------------------------------------
TRADING ACCOUNT LIABILITIES
U.S. Treasury ................................................     5 786        8 934       10 955       10 971
Foreign government ...........................................    10 213       14 291       11 119       12 045
Corporate debt and equity ....................................     7 752        9 365        7 662        7 821
Other securities .............................................     2 209        2 546        2 048        2 345
Interest rate, currency, credit default and related swaps ....    17 603       19 891       15 072       13 467
Foreign exchange contracts ...................................     4 396        4 870        6 852        6 374
Interest rate futures and forwards ...........................     1 323          979        1 061          849
Commodity and equity contracts ...............................     2 951        2 681        3 211        2 636
Written option contracts .....................................    18 410       13 889       13 161        9 169
---------------------------------------------------------------------------------------------------------------
                                                                  70 643       77 446       71 141       65 677
---------------------------------------------------------------------------------------------------------------

   (a) Includes the credit adjustment for impaired derivatives of $321 million ($346 million average balance) at December 31, 1998, and $350 million ($350 million average balance) at December 31, 1997. This adjustment was categorized as the trading account allowance in previous financial statements.


   Included in trading account assets are gross derivative receivables of $535 million and $546 million at December 31, 1998 and 1997, respectively, that relate to disputed swap contracts with South Korean counterparties. A portion of the credit adjustment for impaired derivatives relates to these contracts and is necessary to record these exposures at fair value.

   TRADE DATE RECEIVABLES/PAYABLES

   Amounts receivable and payable for securities that have not reached their contractual settlement dates are recorded net in the "Consolidated balance sheet." Amounts receivable for securities sold of $9.8 billion were netted against amounts payable for securities purchased of $9.0 billion. This produced a net trade date receivable of $0.8 billion, recorded in Accrued interest and accounts receivable at December 31, 1998. In 1997 amounts payable for securities purchased of $18.7 billion were netted against amounts receivable for securities sold of $15.3 billion. This produced a net trade date payable of $3.4 billion, recorded in Accounts payable and accrued expenses, at December 31, 1997.


                            Notes to consolidated financial statements       85

   11. DERIVATIVES

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

   Derivatives may be used for trading or other-than-trading purposes. Other-than-trading purposes are primarily related to our investing activities.

   Derivatives used for trading purposes include:

   -  interest rate and currency swap contracts

   -  credit default swaps and related contracts

   - interest rate futures, forward rate agreements, and interest rate option contracts

   -  foreign exchange spot, forward, futures, and option contracts

   -  equity swap, futures, and option contracts

   -  commodity swap, forward, and option contracts

   In our investing activities we use derivative instruments including:

   -  interest rate and currency swap contracts

   -  credit default swaps and related contracts

   -  foreign exchange forward contracts

   -  interest rate futures and debt securities forward contracts

   -  interest rate and equity option contracts

   Interest rate swaps are contractual agreements to exchange periodic interest payments at specified intervals. The notional amounts of interest rate swaps are not exchanged; they are used solely to calculate the periodic interest payments. Currency swaps generally involve exchanging principal (the notional amount) and periodic interest payments in one currency for principal and periodic interest payments in another currency.

   Credit default swaps are contractual agreements that provide insurance against a credit default of one or more referenced credits. The protection buyer pays a periodic fee in return for a contingent payment by the protection seller in case of default. The contingent payment is typically the loss incurred by the creditor of the reference credit in the event of default
   - that is, the difference between the notional and the recovery rate.

   Foreign exchange contracts involve an agreement to exchange one country's currency for another at an agreed upon price and settlement date. The contracts reported in the following table primarily include forward contracts.

   Interest rate futures are standardized exchange-traded agreements to receive or deliver a specific financial instrument at a specific future date and price. Forward rate agreements provide for the payment or receipt of the difference between a specified interest rate and a reference rate at a future settlement date. Debt security forwards include to-be-announced and when-issued securities contracts.

   Commodity and equity contracts include swaps and futures in the commodity and equity markets and commodity forward agreements. Equity swaps are contractual agreements to receive the appreciation or depreciation in value based on a specific strike price on an equity instrument in return for paying another rate, which is usually based on equity index movements or interest rates. Commodity swaps are contractual commitments to exchange the fixed price of a commodity for a floating price. Equity and commodity futures are exchange-traded agreements to receive or deliver a financial instrument or commodity at a specific future date and price. Equity and commodity forwards are over-the-counter agreements to purchase or sell a specific amount of a financial instrument or commodity at an agreed-upon price and settlement date.


86              Notes to consolidated financial statements

   An option provides the option purchaser, for a fee, the right - but not the obligation - to buy or sell a security at a fixed price on or before a specified date. The option writer is obligated to buy or sell the security if the purchaser chooses to exercise the option. These options include contracts in the interest rate, foreign exchange, equity, and commodity markets. Interest rate options include caps and floors.

   The following table presents notional amounts for trading and other-than-trading derivatives, based on management's intent and ongoing usage. A summary of the on-balance-sheet credit exposure, which is represented by the net positive fair value associated with trading derivatives and recorded in Trading account assets, is also included in the following table. Our on-balance-sheet credit exposure takes into consideration $107.6 billion and $63.1 billion of master netting agreements in effect as of December 31, 1998 and 1997, respectively.


---------------------------------------------------------------------------------------------------------------------------
                                                                                               On-balance-sheet
                                                                    Notional amounts            credit exposure
---------------------------------------------------------------------------------------------------------------------------
In billions: December 31                                            1998         1997           1998         1997
---------------------------------------------------------------------------------------------------------------------------
Interest rate, currency, credit default and related swaps
  Trading ....................................................     $3 796.2     $2 479.4
  Other-than-trading(a)(b)(c) ................................         69.5        225.7
---------------------------------------------------------------------------------------------------------------------------
  Total interest rate, currency, credit
  default and related swaps                                         3 865.7      2 705.1         $19.5        $19.7
---------------------------------------------------------------------------------------------------------------------------
Foreign exchange spot, forward, and futures contracts
  Trading ......................................................      565.4        670.6
  Other-than-trading(a)(b) .....................................       37.6         49.6
---------------------------------------------------------------------------------------------------------------------------
  Total foreign exchange spot, forward, and futures
  contracts                                                           603.0        720.2           4.1          5.7
---------------------------------------------------------------------------------------------------------------------------
Interest rate futures, forward rate agreements,
  and debt securities forwards
  Trading ....................................................      1 458.3        869.4
  Other-than-trading .........................................          8.7         18.1
---------------------------------------------------------------------------------------------------------------------------
  Total interest rate futures, forward rate agreements,
  and debt securities forwards                                      1 467.0        887.5           0.3          0.3
---------------------------------------------------------------------------------------------------------------------------
Commodity and equity swaps, forward,
  and futures contracts, all trading .........................         86.0         92.4           3.3          2.9
---------------------------------------------------------------------------------------------------------------------------
Purchased options(d)
  Trading ....................................................      1 291.5        768.9
  Other-than-trading(a) ......................................          0.5          1.5
---------------------------------------------------------------------------------------------------------------------------
  Total purchased options                                           1 292.0        770.4          20.9         12.4
---------------------------------------------------------------------------------------------------------------------------
Written options, all trading(e)(f) ...........................      1 544.0      1 005.9            -            -
---------------------------------------------------------------------------------------------------------------------------
Total on-balance-sheet credit exposure                                                            48.1         41.0
---------------------------------------------------------------------------------------------------------------------------


   (a) Derivatives used as hedges of other-than-trading positions may be transacted with third parties through independently managed J.P. Morgan derivative dealers that function as intermediaries for credit and administrative purposes. In such cases, the terms of the third-party transaction - notional, duration, currency, etc. - are matched with the terms of the internal trade to ensure the hedged risk has been offset with a third party. If such terms are not matched or a third-party trade is not transacted, the intercompany trade is eliminated in consolidation.

   (b) At December 31, 1998 and 1997, the notional amounts of derivative contracts used for purposes other-than-trading conducted in the foreign exchange markets, primarily forward contracts, amounted to $42.7 billion and $54.0 billion, respectively. At December 31, 1998, these contracts were primarily denominated in the following currencies: German deutsche mark $5.6 billion, French franc $5.4 billion, Japanese yen $4.6 billion, British pound $3.6 billion, European currency unit $3.2 billion, Swiss franc $3.1 billion, and Italian lira $2.7 billion. At December 31, 1997, these contracts were primarily denominated in the following currencies: German deutsche mark $10.7 billion, Japanese yen $9.2 billion, Italian lira $6.9 billion, French franc $6.3 billion, Swiss franc $3.8 billion, and European currency unit $2.7 billion.

   (c) Effective January 1, 1998, all swaps previously classified as risk-adjusting were marked to market, resulting in an immaterial impact to the "Consolidated statement of income." These swaps were then either linked to a related nontrading asset or liability (to modify the interest rate characteristics of a particular nontrading instrument), reclassified as trading (as part of our proprietary trading portfolio), or terminated. This resulted from the reduced usage of these swaps to meet longer-term investment objectives. The notional amount of risk-adjusting swaps at December 31, 1997, was $162.2 billion.



                            Notes to consolidated financial statements       87

   (d) At December 31, 1998 and 1997, purchased options used for trading purposes included $987.1 billion and $523.0 billion, respectively, of interest rate options; $200.9 billion and $193.9 billion, respectively, of foreign exchange options; and $103.5 billion and $52.0 billion, respectively, of commodity and equity options. Only interest rate options are used for purposes other-than-trading. Purchased options executed on an exchange amounted to $269.5 billion and $149.0 billion and those negotiated over-the-counter amounted to $1,022.5 billion and $621.4 billion at December 31, 1998 and 1997, respectively.

   (e) At December 31, 1998 and 1997, written options included $1,239.4 billion and $729.1 billion, respectively, of interest rate options; $196.7 billion and $217.0 billion, respectively, of foreign exchange options; and $107.9 billion and $59.8 billion, respectively, of commodity and equity options. Written options executed on an exchange amounted to $395.9 billion and $92.8 billion and those negotiated over-the-counter amounted to $1,148.1 billion and $913.1 billion at December 31, 1998 and 1997, respectively.

   (f) The total notional amount of written put options includes $20.8 billion and $13.9 billion of written put option contracts on debt securities at December 31, 1998 and 1997, respectively.


   The following table presents notional and on-balance-sheet credit exposure by maturity.

   NOTIONAL AMOUNT (TRADING AND OTHER-THAN-TRADING)

----------------------------------------------------------------------------------------------------------------------------
                                                                After one year  After five years
                                                    Within        but within      but within      After 10
In billions: December 31                            one year       five years      10 years         years        Total 1998
----------------------------------------------------------------------------------------------------------------------------
Interest rate, currency, credit default and
 related swaps ...................................   $1 101.5       $1 684.6       $890.4          $189.2           $3 865.7
Foreign exchange spot, forward, and
 futures contracts ...............................      593.5            9.3          0.2               -              603.0
Interest rate futures, forward rate
 agreements, and debt securities
 forwards .......................................     1 180.8          284.9          1.2             0.1            1 467.0
Commodity and equity swaps, forward,
 and futures contracts ..........................        67.1           16.6          2.3               -               86.0
Purchased option contracts ......................       539.8          649.5         89.0            13.7            1 292.0
Written option contracts ........................       427.7        1 020.0         89.0             7.3            1 544.0
----------------------------------------------------------------------------------------------------------------------------

   ON-BALANCE-SHEET CREDIT EXPOSURE (TRADING)

--------------------------------------------------------------------------------------------------------------------------
                                                                After one year  After five years
                                                      Within       but within     but within       After 10
In billions: December 31                             one year      five years       10 years        years       Total 1998
--------------------------------------------------------------------------------------------------------------------------
Interest rate, currency, credit default and
 related swaps ..................................        $1.5           $8.4           $8.0           $1.6          $19.5
Foreign exchange spot, forward, and
 futures contracts ..............................         4.1            -              -              -              4.1
Interest rate futures, forward rate
 agreements, and debt securities
 forwards .......................................         0.2            0.1            -              -              0.3
Commodity and equity swaps, forward,
 and futures contracts ..........................         3.3            -              -              -              3.3
Purchased option contracts ......................         8.4            7.8            2.6            2.1           20.9
--------------------------------------------------------------------------------------------------------------------------

   The following table presents on-balance-sheet credit exposure associated with trading derivatives by the type of counterparty.


-------------------------------------------------------------------------------------------------------------
                                               Nonbank finan-    Govern-
In billions: December 31                      cial institutions   ments       Banks      All other      Total
-------------------------------------------------------------------------------------------------------------
1998
On-balance-sheet credit exposure ........            $6.7         $6.7        $28.9         $5.8        $48.1
-------------------------------------------------------------------------------------------------------------
1997
On-balance-sheet credit exposure ........             9.5          5.0         22.1          4.4         41.0
-------------------------------------------------------------------------------------------------------------



88  Notes to consolidated financial statements

   12. LOANS

   INDUSTRY OR TYPE OF BORROWER

   The table below provides loan detail by industry of borrower and location of booking office - not taking into consideration the allowance for loan losses
   - at December 31.


---------------------------------------------------------------------------------------------------------------
   In millions: December 31                          1998          1997         1996         1995         1994
---------------------------------------------------------------------------------------------------------------
LOANS IN OFFICES IN THE U.S.
Commercial and industrial .....................    $  1 014     $  1 326     $  1 878     $  1 990     $  3 047
Financial institution:
  Banks .......................................         746          232          641          729          458
  Other financial institutions ................       1 111          939          902          527          738
Collateralized by real estate .................         728        1 330          324          365          365
Other, primarily individuals and including
 U.S. state and political subdivisions ........       1 398        1 509        1 488        1 666        1 483
---------------------------------------------------------------------------------------------------------------
                                                      4 997        5 336        5 233        5 277        6 091
---------------------------------------------------------------------------------------------------------------
LOANS IN OFFICES OUTSIDE THE U.S.
Commercial and industrial .....................      11 141       12 576       12 026       10 045        8 451
Financial institution:
     Banks ....................................       1 540        3 419        2 853        1 447        1 940
     Other financial institutions .............       3 364        4 805        4 522        3 013        2 460
Collateralized by real estate .................       1 071        1 153          364          281          329
Foreign governments and official
 institutions .................................         798          693          811        1 042          846
Other, primarily individuals and including
 U.S. state and political subdivisions ........       2 584        3 596        2 311        2 348        1 963
---------------------------------------------------------------------------------------------------------------
                                                     20 498       26 242       22 887       18 176       15 989
---------------------------------------------------------------------------------------------------------------
Total loans                                          25 495       31 578       28 120       23 453       22 080
---------------------------------------------------------------------------------------------------------------

   LOCATION OF BORROWER

   The following table presents the distribution of total loans - not taking into consideration the allowance for loan losses - at December 31, on the basis of the location of the borrower.


----------------------------------------------------------------------------------------------------
   In millions: December 31                                                      1998         1997
----------------------------------------------------------------------------------------------------
LOANS TO BORROWERS IN THE U.S.
In offices in the U.S. .................................................       $  3 941     $  4 366
In offices outside the U.S. ............................................          8 559        9 036
----------------------------------------------------------------------------------------------------
                                                                                 12 500       13 402
----------------------------------------------------------------------------------------------------
LOANS TO BORROWERS OUTSIDE THE U.S.
In offices in the U.S. .................................................          1 056          970
In offices outside the U.S. ............................................         11 939       17 206
----------------------------------------------------------------------------------------------------
                                                                                 12 995       18 176
----------------------------------------------------------------------------------------------------
Total loans                                                                      25 495       31 578
----------------------------------------------------------------------------------------------------


                                  Notes to consolidated financial statements  89

   MATURITY PROFILE OF LOAN PORTFOLIO

   The following table shows our loan portfolio - not taking into consideration the allowance for loan losses - by maturity, industry of borrower, and location of booking office at December 31, 1998.


---------------------------------------------------------------------------------------------------------------------------
                                                                                Maturing
---------------------------------------------------------------------------------------------------------------------------
                                                               After one       After five
                                                   Within       year but        years but        After
In millions: December 31                          one year     within five      within 10        10 years             Total
                                                 --------------------------------------------------------------------------
LOANS IN OFFICES IN THE U.S. ...............
Commercial and industrial ..................     $   68         $   841          $  103           $   2            $  1 014
Financial institution:
   Banks ...................................        546             200               -               -                 746
   Other financial institutions ............        816             245              45               5               1 111
Collateralized by real estate ..............        200             240             156             132                 728
Other, primarily individuals and including .
   U.S. state and political subdivisions ...        967             244              93              94               1 398
---------------------------------------------------------------------------------------------------------------------------
                                                  2 597           1 770             397             233               4 997
---------------------------------------------------------------------------------------------------------------------------
LOANS IN OFFICES OUTSIDE THE U.S.
Commercial and industrial ..................      2 783           7 222           1 094              42              11 141
Financial institution: .....................
  Banks ....................................      1 266             244              30               -               1 540
  Other financial institutions .............      1 117           1 337             570             340               3 364
Collateralized by real estate ..............        239             583             152              97               1 071
Foreign governments and official
  institutions .............................        317             347              96              38                 798
Other, primarily individuals and including
  U.S. state and political subdivisions ....      1 555             976              52               1               2 584
-------------------------------------------------------------------------------------------------------------------------------
                                                  7 277          10 709           1 994             518              20 498
-------------------------------------------------------------------------------------------------------------------------------
Total loans                                       9 874          12 479           2 391             751              25 495
-------------------------------------------------------------------------------------------------------------------------------

   INTEREST RATE STRUCTURE OF LOAN PORTFOLIO

   The table below shows our loan portfolio based on interest rate structure and location of booking office at December 31, 1998.


-----------------------------------------------------------------------------------------------------------------
                                                                           Maturing
-----------------------------------------------------------------------------------------------------------------
                                                                After one     After five
                                                    Within       year but      years but       After
   In millions: December 31                        one year    within five     within 10      10 years      Total
-----------------------------------------------------------------------------------------------------------------
LOANS AT FIXED RATES OF INTEREST
Offices in the U.S..........................        $   892      $    892      $   193         $196      $  2 173
Offices outside the U.S. ...................          1 601           566           29          243         2 439
-----------------------------------------------------------------------------------------------------------------
                                                      2 493         1 458          222          439         4 612
-----------------------------------------------------------------------------------------------------------------
LOANS AT FLOATING RATES OF INTEREST
Offices in the U.S. ........................          1 705           878          204           37         2 824
Offices outside the U.S. ...................          5 676        10 143        1 965          275        18 059

-----------------------------------------------------------------------------------------------------------------
                                                      7 381        11 021        2 169          312        20 883

-----------------------------------------------------------------------------------------------------------------
Total loans                                           9 874        12 479        2 391          751        25 495
-----------------------------------------------------------------------------------------------------------------


90  Notes to consolidated financial statements

   LOAN CONCENTRATIONS

   We diversify our portfolio of loans by borrower, industry, and geographic area. At year-end 1998 and 1997, 56% and 47%, respectively, of loans were in the United States. This proportion is based on the location of the borrower or, in the case of guaranteed loans, the location of the guarantor. With the exception of the United States, no more than 8% of our loans were in any single country at the end of 1998 and 1997, respectively.

   At December 31, 1998 and 1997, 16% and 17%, respectively, of our loans were backed by marketable securities or cash collateral. After the exclusion of these collateralized amounts, the only individual industry that exceeded 10% of total loans was banks, which accounted for 12% and 14% of total loans at December 31, 1998 and 1997, respectively.

   LOANS HELD FOR SALE
   Included in Loans are loans held for sale of approximately $2.8 billion as of December 31, 1998, compared with $105 million at December 31, 1997. These loans are recorded on the balance sheet at lower of cost or fair value and are primarily to borrowers in the U.S. in various industries.



   13. OTHER CREDIT-RELATED PRODUCTS

   Credit-related financial instruments include commitments to extend credit, standby letters of credit and guarantees, and indemnifications related to securities lending activities. The contractual amounts of these instruments represent the amount at risk should the contract be fully drawn upon, the client default, and the value of the collateral become worthless.

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

   The following table summarizes the contractual amount of credit-related instruments at December 31.


-------------------------------------------------------------------------------------
In billions: December 31                                           1998         1997
-------------------------------------------------------------------------------------
Commitments to extend credit ...................................   $83.5        $80.4
Standby letters of credit and guarantees .......................    15.9         15.8
Securities lending indemnifications(a) .........................     4.1          5.3
-------------------------------------------------------------------------------------

   (a) At December 31, 1998 and 1997, J.P. Morgan held cash and other collateral in full support of securities lending indemnifications.

   The following table presents the contractual amount of our commitments to extend credit and standby letters of credit and guarantees, separated by type of counterparty.


--------------------------------------------------------------------------------------------------------------
                                                 Nonbank
                                                financial       Govern-
In billions: December 31                       institutions      ments        Banks       All other      Total
--------------------------------------------------------------------------------------------------------------
1998
Commitments to extend credit ...............        $13.4         $5.5         $6.6        $58.0(a)     $83.5
Standby letters of credit and guarantees ...          4.0          2.0          3.7          6.2(b)      15.9
-------------------------------------------------------------------------------------------------------------
1997
Commitments to extend credit ...............         16.4          5.3          4.6         54.1(a)      80.4
Standby letters of credit and guarantees ...          3.8          2.5          2.1          7.4(b)      15.8
-------------------------------------------------------------------------------------------------------------


   (a) At December 31, 1998, the automobile and utilities industries exceeded 10% of this amount. At December 31, 1997, the utilities industry exceeded 10% of this amount.

   (b) The utilities, petroleum, and health care industries at December 31, 1998 and 1997, each exceeded 10% of this amount.



                                Notes to consolidated financial statements   91

   Included in Fees and commissions are credit-related fees of $180 million, $165 million, and $156 million for the years ended December 31, 1998, 1997, and 1996, respectively. They are primarily earned from commitments to extend credit, standby letters of credit and guarantees, and securities lending indemnifications. Also included in Fees and Commissions are amounts paid to credit derivative providers of $65 million in 1998.

   PURCHASE OF CREDIT PROTECTION

   Since December 1997 the firm significantly reduced credit risk on approximately $20 billion of traditional credit product exposures (loans, commitments to extend credit, standby letters of credit and guarantees) through the use of securitizations and name-specific credit default swaps.

   14. IMPAIRED LOANS

   Total impaired loans - net of charge-offs - at December 31 are presented in the following table.

------------------------------------------------------------------------------
In millions: December 31                        1998         1997         1996
------------------------------------------------------------------------------
Commercial and industrial .................    $  12        $  55        $  89
Banks and other financial institutions ....        2           30            -
Other .....................................      108           28           31
------------------------------------------------------------------------------
Total impaired loans                             122          113          120
------------------------------------------------------------------------------
Allowance for impaired loans                      34           50           56
------------------------------------------------------------------------------


   Impaired loans for which no SFAS No. 114 reserve was deemed necessary were $15 million, $9 million, and $5 million as of December 31, 1998, 1997, and 1996, respectively. The amount of the allowance against impaired loans was determined after measuring impairment based on the present value of expected future cash flows discounted at the loan's effective rate, an observable market price, or the fair value of the collateral.

   An analysis of the effect of impaired loans - net of charge-offs - on interest revenue for 1998, 1997, and 1996 is presented in the following table.

------------------------------------------------------------------------------------------------------------
In millions                                                                  1998         1997         1996
------------------------------------------------------------------------------------------------------------
Interest revenue that would have been recorded if accruing ........            $6          $ 9          $14
Net interest revenue recorded:
  Related to the current period ...................................             5            3            3
  Related to prior periods ........................................             -            2            1

------------------------------------------------------------------------------------------------------------
Positive (negative) impact of impaired loans on interest revenue               (1)          (4)         (10)
------------------------------------------------------------------------------------------------------------


   Interest that would have been recorded if accruing, represents $3 million, $4 million, and $12 million from borrowers in the U.S. and $3 million, $5 million, and $2 million from borrowers outside the U.S. in 1998, 1997, and 1996, respectively.

   Interest revenue recorded represents $3 million, $6 million, and $3 million from borrowers in the U.S. and $2 million, ($1) million, and $1 million from borrowers outside the U.S. in 1998, 1997, and 1996, respectively.

   For the 12 months ended December 31, 1998, 1997, and 1996, the average recorded investments in impaired loans were $78 million, $99 million, and $141 million, respectively.


92   Notes to consolidated financial statements

   The following table presents impaired loans - net of charge-offs - organized by the location of the counterparty.

-----------------------------------------------------------------------------------------------------------
In millions: December 31                           1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------
COUNTERPARTIES IN THE U.S.
Commercial and industrial ...................    $    6        $  12        $  83        $  59         $106
Other .......................................        96           16           17           31           60
-----------------------------------------------------------------------------------------------------------
                                                    102           28          100           90          166
-----------------------------------------------------------------------------------------------------------
COUNTERPARTIES OUTSIDE THE U.S.
Commercial and industrial ...................         6           43            6            8           30
Banks and other financial institutions ......         2           30            -            -            -
Other .......................................        12           12           14           19           23
-----------------------------------------------------------------------------------------------------------
                                                     20           85           20           27           53
-----------------------------------------------------------------------------------------------------------
Total impaired loans                                122          113          120          117          219
-----------------------------------------------------------------------------------------------------------

   The following table presents an analysis of the changes in impaired loans.

-----------------------------------------------------------------------------------------------------------
In millions                                        1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------
IMPAIRED LOANS, JANUARY 1                          $113         $120         $117         $219         $282
-----------------------------------------------------------------------------------------------------------
Additions to impaired loans .................       252          123          123          124          152
Less:
  Repayments of principal, net of
    additional advances .....................       (40)         (21)         (57)        (113)         (55)
  Impaired loans returning to
    accrual status ..........................       (39)         (48)           -            -          (53)
  Charge-offs:(a)
    Commercial and industrial ...............       (46)         (21)         (30)         (39)         (53)
    Banks and other financial institutions ..       (83)         (17)           -            -            -
    Other ...................................       (26)          (2)          (9)         (16)         (19)
  Interest and other credits ................        (9)          (7)         (11)         (12)         (11)
  Sales and swaps of loans ..................         -          (14)         (13)         (46)         (24)
-----------------------------------------------------------------------------------------------------------
IMPAIRED LOANS, DECEMBER 31                         122          113          120          117          219
-----------------------------------------------------------------------------------------------------------

   (a) Charge-offs include losses on loan sales of $105 million for 1998 with a carrying value of $1.1 billion. The carrying value of loans sold is not included in the above table.



   15. ALLOWANCES FOR CREDIT LOSSES

   We maintain allowances for credit losses to absorb losses inherent in our traditional extensions of credit that we believe are probable of occurring and that can be reasonably estimated. These allowances include an allowance for loans and an allowance for off-balance-sheet financial instruments such as commitments and standby letters of credit and guarantees.

   Prior to December 31, 1996, our reserves and allowances for credit losses were displayed in the aggregate as a reduction of loans in our "Consolidated balance sheet." Beginning December 31, 1996, in accordance with the AICPA Banks and Savings Institutions Audit Guide, the aggregate allowance was apportioned and displayed as a reduction to loans, as a reduction of trading assets related to determining the fair value of our derivatives portfolio (see note 10, "Trading account assets and liabilities"), and as other liabilities related to off-balance-sheet credit instruments. Amounts were allocated based on assigning specific counterparty, industry, and country allocations based on product or balance sheet caption of the underlying counterparty exposure; amounts related to the general component were proportionally allocated to balance sheet captions based on an assessment of the level of risk of the underlying exposures.

   Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet reserve or allowance captions - which included an adjustment for trading derivatives needed to determine fair value, an allowance for loans, and an allowance for off-balance-sheet financial instruments such as commitments, and standby letters of credit and guarantees - were shown as reclassifications.



                                Notes to consolidated financial statements   93

   Reclassifications had no impact on net income and, accordingly, were not shown on the "Consolidated statement of income." Subsequent to July 1, 1998, reclassifications across balance sheet captions for allowances are reflected as provisions or reversals of provisions in the "Consolidated statement of income." If reclassifications prior to July 1, 1998 were included in the "Consolidated statement of income," these captions would change as follows, with no impact on net income: In 1998, Provision for loan losses and Trading revenue would both decrease by $50 million; in 1997, Provision for loan losses would decrease by $20 million, Trading revenue would decrease by $35 million, and Other revenue would increase by $15 million; in 1996, Provision for loan losses would decrease by $307 million, Trading revenue would decrease by $196 million, and Other revenue would decrease by $111 million.

   The following table summarizes the activity of the allowance for loan losses during the last three years.


---------------------------------------------------------------------------------------------------------------
   In millions                                                               1998         1997         1996
---------------------------------------------------------------------------------------------------------------
BEGINNING BALANCE, JANUARY 1                                                $ 546         $566        $1 130(d)
---------------------------------------------------------------------------------------------------------------
Provision for loan losses in the U.S. ...............................          60            -            -
Provision for loan losses outside the U.S. ..........................          50            -            -
---------------------------------------------------------------------------------------------------------------
                                                                              110            -            -
---------------------------------------------------------------------------------------------------------------
Reclassifications in the U.S. .......................................           6            5         (198)
Reclassifications outside the U.S. ..................................         (56)         (25)        (352)
---------------------------------------------------------------------------------------------------------------
                                                                              (50)         (20)        (550)(d)
---------------------------------------------------------------------------------------------------------------
Recoveries:
 Counterparties in the U.S. .........................................          13           20           20
 Counterparties outside the U.S. ....................................           6           20            5
---------------------------------------------------------------------------------------------------------------
                                                                               19           40           25
---------------------------------------------------------------------------------------------------------------
Charge-offs:(a)
 Counterparties in the U.S. .........................................          (5)          (3)         (36)
 Counterparties outside the U.S.
         Commercial and industrial .................................          (44)         (20)          (1)
         Banks and other financial institutions .....................         (83)         (17)           -
         Other ......................................................         (23)           -           (2)
---------------------------------------------------------------------------------------------------------------
                                                                             (155)         (40)         (39)
---------------------------------------------------------------------------------------------------------------
Net charge-offs(b)                                                           (136)           -          (14)
---------------------------------------------------------------------------------------------------------------
ENDING BALANCE, DECEMBER 31                                                   470          546          566
---------------------------------------------------------------------------------------------------------------
International portion of the allowance, December 31(c)                        272          379          389
---------------------------------------------------------------------------------------------------------------


   (a) Charge-offs include losses on loan sales, primarily banks and other financial institutions, of $105 million during 1998.

   (b) Net charge-offs as a percentage of average loans were 0.44%, 0.00%, and 0.05% for 1998, 1997, and 1996, respectively.

   (c) Not reflected in the above table are transfers to the international portion of the allowance from the domestic portion of $43 million, $32 million, and $23 million in 1998, 1997, and 1996, respectively.

   (d) Balance at January 1, 1996 represents the aggregate allowance. Reclassifications represent the estimated apportionment of the aggregate allowance at December 31, 1995 as well as changes across balance sheet captions for allowances during 1996.


   The following table displays our allowance for loan losses by component as of December 31.


------------------------------------------------------------------------------------------------------------
   In millions: December 31                                                  1998         1997         1996
------------------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S. .................              $  29        $  55        $  86
Specific counterparty components outside the U.S. ............                  5           51           28
------------------------------------------------------------------------------------------------------------
Total specific counterparty                                                    34          106          114
------------------------------------------------------------------------------------------------------------
Specific country .............................................                 93          198          273
Specific industry ............................................                  -            -           15
Expected loss ................................................                228          171          102
General ......................................................                115           71           62
------------------------------------------------------------------------------------------------------------
Total                                                                         470          546          566
------------------------------------------------------------------------------------------------------------


94 Notes to consolidated financial statements

   The following table summarizes the activity of the allowance for credit losses on off-balance-sheet financial instruments during the last three years.


------------------------------------------------------------------------------------------------------------
   In millions                                                               1998         1997         1996
------------------------------------------------------------------------------------------------------------
BEGINNING BALANCE, JANUARY 1                                                 $185         $200        $   -
------------------------------------------------------------------------------------------------------------
Negative provision for credit losses ($49 in the U.S.)                        (60)           -            -
------------------------------------------------------------------------------------------------------------
Reclassifications in the U.S. .....................................             -            -          111
Reclassifications outside the U.S. ................................             -          (15)          89
------------------------------------------------------------------------------------------------------------
                                                                                -          (15)         200(b)
------------------------------------------------------------------------------------------------------------
ENDING BALANCE, DECEMBER 31                                                   125          185          200
------------------------------------------------------------------------------------------------------------
International portion of the allowance, December 31(a)                         69          107           89
------------------------------------------------------------------------------------------------------------

   (a) Not reflected in the above table are transfers to/(from) the international portion of the allowance to the domestic portion of ($27) million, $33 million, and $89 million in 1998, 1997, and 1996, respectively.

   (b) See note (d) on previous page.


   The following table displays our allowance for credit losses on off-balance-sheet instruments by component as of December 31.

------------------------------------------------------------------------------------------------------------
   In millions: December 31                                                  1998         1997         1996
------------------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S. ............................    $  1        $   -          $31
Specific counterparty components outside the U.S. .......................       2            2           31
------------------------------------------------------------------------------------------------------------
Total specific counterparty .............................................       3            2           62
------------------------------------------------------------------------------------------------------------
Specific country ........................................................      30           58            -
Specific industry .......................................................       -            -           38
Expected loss ...........................................................      66           53           41
General .................................................................      26           72           59
------------------------------------------------------------------------------------------------------------
Total ...................................................................     125          185          200
------------------------------------------------------------------------------------------------------------

   The following table summarizes the activity of the aggregate allowance for credit losses that was shown as a reduction of loans in 1995 and 1994.

-------------------------------------------------------------------------------------------------------------
   In millions                                                          1995             1994
-------------------------------------------------------------------------------------------------------------
BEGINNING BALANCE, JANUARY 1 ..............................           $1 131            $1 157
-------------------------------------------------------------------------------------------------------------
Recoveries: ...............................................
 Counterparties in the U.S. ...............................               37                14
 Counterparties outside the U.S. ..........................               17                31
-------------------------------------------------------------------------------------------------------------
                                                                          54                45
-------------------------------------------------------------------------------------------------------------
Charge-offs: ..............................................
 Counterparties in the U.S. ...............................              (45)              (51)
 Counterparties outside the U.S. ..........................
   Commercial and industrial ..............................               (6)               (2)
   Banks and other financial institutions .................                -                 -
   Other ..................................................               (4)              (19)
-------------------------------------------------------------------------------------------------------------
                                                                         (55)              (72)
-------------------------------------------------------------------------------------------------------------
Net charge-offs(a) ........................................               (1)              (27)
Translation adjustment ....................................                -                 1
-------------------------------------------------------------------------------------------------------------
ENDING BALANCE, DECEMBER 31 ...............................            1 130             1 131
-------------------------------------------------------------------------------------------------------------
International portion of the allowance, December 31 .......              716               647
-------------------------------------------------------------------------------------------------------------


(a) Net charge-offs as a percentage of average loans were 0.01% and 0.11% for 1995 and 1994, respectively.



                   Notes to consolidated financial statements       95

   The following table displays our aggregate allowance for credit losses by component as of December 31.

------------------------------------------------------------------------------------------------------------
   In millions: December 31                                                               1995         1994
------------------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S. ..................................        $   142      $   116
Specific counterparty components outside the U.S. .............................             59           70
------------------------------------------------------------------------------------------------------------
Total specific counterparty ...................................................            201          186
------------------------------------------------------------------------------------------------------------
Specific country ..............................................................            610          464
Specific industry .............................................................             82            -
Expected loss .................................................................            112          194
General .......................................................................            125          287
------------------------------------------------------------------------------------------------------------
Total allowance                                                                          1 130        1 131
------------------------------------------------------------------------------------------------------------


   16. PREMISES AND EQUIPMENT

   The components of premises and equipment at December 31 are presented in the following table.


-----------------------------------------------------------------------------------------------------------
In millions: December 31                                                                  1998         1997
-----------------------------------------------------------------------------------------------------------
Land ..............................................................                    $   112      $   112
Buildings .........................................................                      1 130        1 080
Equipment and furniture ...........................................                      1 064        1 170
Leasehold improvements ............................................                        420          342
Property under financing obligation: land and building                                     488          486
Construction-in-progress ..........................................                         17           27
-----------------------------------------------------------------------------------------------------------
                                                                                         3 231        3 217
Less: accumulated depreciation ....................................                      1 350        1 379
-----------------------------------------------------------------------------------------------------------
                                                                                         1 881        1 838
-----------------------------------------------------------------------------------------------------------


   Depreciation expense was $208 million in 1998, $185 million in 1997, and $212 million in 1996. No interest was capitalized in connection with various construction projects in 1998 or 1997. Refer to note 2, "Accounting changes and developments," and note 4, "Business changes and developments."


   17. DEPOSITS AND OTHER BORROWINGS

   DEPOSITS

   Except for time deposits in 1997, no average balance in offices in the U.S. for any individual deposit category exceeded 10% of the average total deposits in 1998, 1997, and 1996. In 1997 the average balance and rate paid for time deposits in offices in the U.S. were $7,350 million and 5.75%, respectively.

   Average deposits in offices outside the U.S. are presented in the following table.

                                                               1998                       1997                      1996
                                                     ------------------------   -----------------------    -----------------------
                                                      Average       Average      Average      Average       Average       Average
In millions                                            balance     rate paid     balance     rate paid      balance      rate paid
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEPOSITS
From banks in foreign countries ................       $13 908        4.86%       $14 777        4.55%      $13 753        4.96%
From foreign governments and official institutions      12 787        5.04         13 656        5.15        11 020        4.97
Other time .....................................        19 992        4.96         15 461        5.02        16 830        5.96
On demand ......................................         2 357        4.74          2 360        2.69         3 545        2.96
----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits in
 offices outside the U.S. ......................        49 044        4.95         46 254        4.79        45 148        5.18
----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING DEPOSITS
From banks in foreign countries ................           222                        121                        29
From foreign governments and official institutions           -                          2                         5
Other demand ...................................           562                        329                       703
----------------------------------------------------------------------------------------------------------------------------------
Total noninterest-bearing deposits in
 offices outside the U.S.                                  784                        452                       737
----------------------------------------------------------------------------------------------------------------------------------


96        Notes to consolidated financial statements

   Foreign country-related deposits in offices in the U.S. totaled approximately $0.8 billion at December 31, 1998; $0.6 billion at December 31, 1997; and $0.8 billion at December 31, 1996.

   A profile of the maturities of time certificates of deposit and other time deposits in denominations of $100,000 or more as of December 31, 1998, is presented in the following table.

--------------------------------------------------------------------------------------------------------------
                                                                           After six
                                                     Within  After three  months but        After
                                                      three   months but      within          one
In millions: December 31, 1998                       months   within six    one year         year        Total
---------------------------------------------------------------------------------------------------------------
OFFICES IN THE U.S.
Time certificates of deposit ............           $ 4 355       $1 102      $  181      $     3      $ 5 641
Other time deposits .....................                95            -           -          346          441
---------------------------------------------------------------------------------------------------------------
                                                      4 450        1 102         181          349        6 082
---------------------------------------------------------------------------------------------------------------
OFFICES OUTSIDE THE U.S.
Time certificates of deposit ............             5 369        1 391         581          100        7 441
Other time deposits .....................            21 720        1 794       1 373        2 096       26 983
---------------------------------------------------------------------------------------------------------------
                                                     27 089        3 185       1 954        2 196       34 424
---------------------------------------------------------------------------------------------------------------

   PURCHASED FUNDS AND OTHER BORROWINGS

   Purchased funds and other borrowings are detailed in the following table.

------------------------------------------------------------------------------------
In millions                                   1998             1997           1996
------------------------------------------------------------------------------------
SECURITIES SOLD UNDER AGREEMENTS
TO REPURCHASE
Balance at year-end ................         $62 784         $53 202         $56 117
Average balance ....................          68 534          63 163          59 812
Maximum month-end balance ..........          82 740          73 447          69 548
Average interest rate:
  During year ......................            5.45%           5.24%           5.19%
  At year-end ......................            4.76            5.99            5.98
------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED (DAY-TO-DAY)
Balance at year-end ................         $   584         $ 4 602         $ 5 312
Average balance ....................           2 003           3 958           3 612
Maximum month-end balance ..........           7 770           6 186           5 312
Average interest rate:
  During year ......................            5.63%           5.56%           5.30%
  At year-end ......................            5.24            6.43            6.19
------------------------------------------------------------------------------------
COMMERCIAL PAPER
Balance at year-end ................         $ 6 637         $ 6 622        $  4 132
Average balance ....................           9 682           4 858           4 133
Maximum month-end balance ..........          12 738           6 622           5 102
Average interest rate:
  During year ......................            5.57%           5.39%           5.44%
  At year-end ......................            5.19            5.78            5.50
------------------------------------------------------------------------------------
OTHER LIABILITIES FOR BORROWED MONEY
Federal funds purchased (term):
  Balance at year-end ..............          $  460          $1 465        $    386
  Average balance ..................             689             435             554
  Maximum month-end balance ........           1 495           1 465             800
  Average interest rate:
   During year .....................            5.66%           5.71%           5.57%
   At year-end .....................            5.29            5.79            5.51
Other:
  Balance at year-end ..............         $12 055         $15 711        $ 19 562
  Average balance ..................          13 620          17 813          15 810
  Maximum month-end balance ........          16 407          20 107          20 142
  Average interest rate:
   During year .....................            6.90%           6.02%           6.20%
   At year-end .....................            6.39            4.78            5.63
------------------------------------------------------------------------------------

                                Notes to consolidated financial statements    97

   Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed. Average interest rates at year-end are average rates for a single day and, as such, may reflect one-day market distortions that may not be indicative of generally prevailing rates. Original maturities of securities sold under agreements to repurchase generally are not more than six months. Original maturities of commercial paper are generally not more than nine months. Other liabilities for borrowed money generally have original maturities of one year or less.



   18. LONG-TERM DEBT

   The net proceeds from the issuance of J.P. Morgan's long-term debt may be used for general corporate purposes. This includes investing in equity and debt securities and advancing funds to our subsidiaries. We have the option to redeem certain debt before it matures at specified prices.

   LONG-TERM DEBT QUALIFYING AS RISK-BASED CAPITAL

   Long-term debt that qualifies as risk-based capital generally must be unsecured and subordinated with an original weighted-average maturity of at least five years. Subordinated debt would be junior in right of payment to all other indebtedness in the event of our liquidation. The following table presents long-term debt that qualifies as risk-based capital. It represents all our subordinated issues at December 31.


                                                   --------------------------------------------------------------
                                                   J.P. Morgan (parent)   Morgan Guaranty              Total debt
                                                   ---------------------------------------            outstanding
                                                    Fixed  Floating      Fixed   Floating       -----------------
In millions                                          rate    rate         rate     rate         1998         1997
-----------------------------------------------------------------------------------------------------------------
Contractual maturity date
1998.........................................   $      -     $    -      $    -        $ -    $      -    $   643(a)(b)
2000.........................................          -        200           -          -         200        200
2002.........................................        200        446         213          -         859        846
2003.........................................        228          -           -          -         228        223
2004 - 2008..................................      1 902        294           -          -       2 196      2 241
Thereafter...................................      1 576(c)      55           -          -       1 631      1 522
-----------------------------------------------------------------------------------------------------------------
                                                                                                 5 114      5 675
Less: amortization for risk-based capital
purposes(d)                                                                                       (544)      (932)
-----------------------------------------------------------------------------------------------------------------
Total long-term debt qualifying as risk-based
capital                                                                                          4 570      4 743
-----------------------------------------------------------------------------------------------------------------

   (a) Amounts include $1 million of outstanding convertible debentures at December 31, 1997. At December 31, 1997, these debentures were convertible into 72,100 shares of J.P. Morgan common stock at $20 per share.

   (b) Amounts include $392 million of outstanding zero-coupon notes at December 31, 1997. The principal amount of these notes is $400 million. The yield to maturity on the notes, which do not bear interest, is 8.66%. The carrying value increases as the discount on the notes is accreted to interest expense.

   (c) Amounts include $299 million of outstanding zero-coupon notes at December 31, 1998. The principal amount of these notes is $2,396 million, of which $10 million matures in 2017, $2,250 million matures in 2027, $100 million matures in 2028, and $36 million matures in 2038. The weighted average yield to maturity on the notes, which do not bear interest, is 5.21%. The carrying value increases as the discount on the notes is accreted to interest expense.

   (d) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.


98    Notes to consolidated financial statements

LONG-TERM DEBT NOT QUALIFYING AS RISK-BASED CAPITAL

The following table presents long-term debt that does not qualify as risk-based capital. Most of the debt in this table is senior debt at December 31. Senior debt has a higher claim on our assets than junior or subordinated debt.

-------------------------------------------------------------------------------------------------------------------------
                                             J.P. Morgan (parent)       Morgan Guaranty                     Total debt
                                           -----------------------   --------------------                  outstanding
                                            Fixed          Floating   Fixed        Floating         ------------------
In millions                                  rate            rate      rate          rate           1998          1997
-------------------------------------------------------------------------------------------------------------------------
CONTRACTUAL MATURITY DATE
1998...................................    $    -             $    -     $    -      $    -      $     -     $6 988
1999...................................     1 806              2 650      1 638       4 220       10 314      3 254
2000...................................     1 301(a)           3 248        264          35        4 848        963(a)
2001...................................       917(b)             400        950         333        2 600      1 769
2002...................................        88                  5        498           -          591        687
2003...................................       570                  _        332           -          902        711
2004 - 2008............................       740(c)             506        331         135        1 712      1 473(c)
Thereafter.............................       608(c)(d)          114        306(e)      225        1 253      1 182(c)(d)(e)
British pound financing obligation(f)..                                                              273        287
-------------------------------------------------------------------------------------------------------------------------
                                                                                                  22 493     17 314
Add: amortization for risk-based capital
  purposes(g)..........................                                                              544        932
-------------------------------------------------------------------------------------------------------------------------
Total long-term debt not qualifying as
  risk-based capital                                                                              23 037     18 246
-------------------------------------------------------------------------------------------------------------------------

(a) Amounts include 2.5% cumulative Series A Commodity-Indexed Preferred Securities (ComPS) with a face value of $50 million, a carrying value of $50 million at December 31, 1998 and 1997, and a maturity date, which may change as defined, of October 16, 2000. J.P. Morgan Index Funding Company I (JPMIFC),a wholly owned subsidiary of J.P. Morgan, is the issuer of the ComPS. The ComPS redemption price is indexed to the JPMCI Crude Oil Total Return Index, and may be more or less than the face amount of the ComPS. The proceeds of the sale of ComPS and JPMIFC's common stock were used by JPMIFC to purchase $50 million, 2.5% Series A Intercompany Notes (Intercompany Notes) of Morgan Guaranty. The Intercompany Notes are the sole assets of JPMIFC and have the same terms as the ComPS. The obligations of J.P. Morgan under agreements with JPMIFC, as defined, constitute a full and unconditional guarantee, on a subordinated basis, of payments due on the ComPS.

(b) Amounts include $9 million of outstanding zero-coupon notes at December 31, 1998. The principal amount of these notes is $10 million. The weighted-average yield to maturity on the notes, which do not bear interest, is 5.21%. The carrying value increases as the discount on the notes is accreted to interest expense.

(c) Includes notes maturing in 2008 - 2009 for which the interest rates were reset during 1998 for the following 10-year term at a rate based on the interest rate for 10-year U.S. Treasury securities at that time. The carrying amount of these notes was $425 million at December 31, 1998 and 1997.

(d) Amounts include a convertible mortgage loan with a carrying value of $405 million at December 31, 1998 and 1997. The interest rate on the loan increases 1/2% every four years from 7%, as set in 1988, to 9% in 2004. After 2008 the rate will be fixed based on the interest rate for 10-year U.S. Treasury securities at that time. Beginning in 2008 the loan may be converted, at the option of the lender, into a 49% interest in the J.P. Morgan building at 60 Wall Street. If the loan is converted, J.P. Morgan will have the option to lease the property for seven 10-year terms. J.P. Morgan has the right to prepay the debt if the lender does not exercise the conversion option. The loan is collateralized by the 60 Wall Street building owned by Morgan Guaranty.

(e) Amounts represent $306 million of outstanding zero-coupon notes at December 31, 1998. The principal amount of these notes is $3,221 million. The weighted-average yield to maturity on the notes, which do not bear interest, is 14.56%. The carrying value increases as the discount on the notes is accreted to interest expense.

(f) Represents the sale of a 52.5% interest in J.P. Morgan's office building complex in London. The transaction is treated as a financing obligation, which is being amortized over a 25-year period, corresponding with J.P. Morgan's initial lease term for the entire complex. J.P. Morgan has renewal options to lease this space for an additional 50 years. The lease contains escalation clauses under which rental payments will be redetermined every five years, beginning after year 15. Interest on the financing obligation is imputed annually at an effective rate that varies depending on then-current rental rates in the London real estate market. The aggregate amounts of minimum cash payments (at the December 31, 1998 exchange rate) to be applied to the financing obligation for each of the five years subsequent to December 31, 1998, and thereafter are presented in the following table.

--------------------------------------------------------------------------------
In millions
--------------------------------------------------------------------------------
1999 ..........................................................          $  26
2000 ..........................................................             26
2001 ..........................................................             27
2002 ..........................................................             27
2003 ..........................................................             27
Thereafter ....................................................            223
--------------------------------------------------------------------------------
Total cash payments ...........................................            356
Less: interest ................................................            (83)
--------------------------------------------------------------------------------
Balance outstanding at December 31, 1998                                    273
--------------------------------------------------------------------------------

(g) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.


                                Notes to consolidated financial statements    99

The long-term debt tables above include non-U.S. dollar denominated debt totaling $4,943 million and $4,318 million at December 31, 1998 and 1997, respectively. Of this amount, $4,189 million and $3,685 million were fixed rate instruments and $754 million and $633 million were floating rate instruments at December 31, 1998 and 1997, respectively.

Also included in these long-term debt tables are notes issued under J.P. Morgan's domestic and Euro-medium term notes programs totaling $9,884 million and $2,186 million at December 31, 1998 and 1997, respectively. Based solely on contractual terms, the weighted-average interest rate of these issues was 5.42% and 5.98% at December 31, 1998 and 1997, respectively. Maturities of these issues at December 31, 1998 range from 1999 to 2038.

The ranges of interest rates associated with long-term debt at December 31 are summarized in the following table for 1998 and 1997. They are based on the yield to maturity for zero-coupon notes and contractual terms for all other issues.

--------------------------------------------------------------------------------
                                                       1998            1997
--------------------------------------------------------------------------------
U.S. dollar fixed rate issues ..................   2.50 - 10.00%   2.50 - 10.00%
U.S. dollar floating rate issues(a) ............   4.97 -  8.00    5.00 - 10.98
Non-U.S. dollar fixed rate issues ..............   2.00 - 22.00    2.00 - 22.00
Non-U.S. dollar floating rate issues(a) ........   1.00 -  9.84    1.00 - 14.00
--------------------------------------------------------------------------------

(a) Floating rates are determined by formulas and may be subject to certain minimum or maximum rates.

The weighted-average interest rate for total long-term debt was 6.50% and 6.19% at December 31, 1998 and 1997, respectively. In order to modify exposure to interest rate and currency exchange rate movements, J.P. Morgan utilizes derivative instruments, primarily interest rate and currency swaps, in conjunction with some of its debt issues. The effect of derivative instruments used to modify our exposure to interest rate and currency exchange rate movements is included in the calculation of interest expense on the associated debt. The weighted-average interest rate for total long-term debt, including the effects of the related derivative instruments, was 5.51% and 5.88% at December 31, 1998 and 1997, respectively.

19. INCOME TAXES

J.P. Morgan and eligible subsidiaries file a consolidated U.S. federal income tax return. The following table presents the current and deferred portions of income tax expense included in the "Consolidated statement of income." Portions of the current and deferred U.S. income tax expense (benefit) for 1996 and 1997 have been reclassified to reflect more closely the tax returns as filed.

--------------------------------------------------------------------------------------------------------------------------
                                                     1998                             1997                            1996
                              ---------------------------      ---------------------------     ---------------------------
In millions                   Current    Deferred   Total      Current    Deferred   Total     Current    Deferred   Total
--------------------------------------------------------------------------------------------------------------------------
INCOME TAX EXPENSE (BENEFIT)
U.S. ....................     $  20      $(366)     $(346)     $ 221      $(151)     $  70     $ 179      $ (17)     $ 162
Foreign .................       794        (53)       741        539          7        546       586        (74)       512
State and local .........        66         (7)        59        106        (33)        73       120        (36)        84
--------------------------------------------------------------------------------------------------------------------------
                                880       (426)       454        866       (177)       689       885       (127)       758
--------------------------------------------------------------------------------------------------------------------------

The income tax expense related to net realized gains and write-downs for other-than-temporary impairments in value on debt and equity investment securities, excluding securities in SBICs, was $60 million in 1998, $137 million in 1997, and $98 million in 1996.

The table below presents the components of deferred tax assets and liabilities at December 31 for 1998, 1997, and 1996.


100    Notes to consolidated financial statements

-----------------------------------------------------------------------------------------
In millions: December 31                                          1998     1997      1996
-----------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Compensation and benefits ..................................     $1 173   $  971   $  835
Allowances for credit losses and other valuation adjustments        363      430      443
Foreign tax credit carry forward (expiring in 2003) ........        200        -        -
Foreign operations .........................................        105       62       65
Write-down of equity investment securities .................         31       22       44
Other ......................................................        279      244      165
-----------------------------------------------------------------------------------------
Total deferred tax assets before valuation allowance .......      2 151    1 729    1 552
Less: valuation allowance(a) ...............................        120      120      120
-----------------------------------------------------------------------------------------
Total deferred tax assets                                         2 031    1 609    1 432
-----------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
Gains on debt and equity investment securities .............        434      521      549
Lease financing transactions ...............................        130      144      142
Unremitted earnings ........................................        104       91      101
Depreciation ...............................................          -       19       58
Other ......................................................        129      146      187
-----------------------------------------------------------------------------------------
Total deferred tax liabilities                                      797      921    1 037
-----------------------------------------------------------------------------------------

(a) The valuation allowance is primarily related to the ability to recognize tax benefits associated with foreign operations.

J.P. Morgan recorded an income tax liability of $87 million, $256 million, and $268 million at December 31, 1998, 1997, and 1996, respectively, related to the net unrealized gains on investment securities classified as available-for-sale.

The following table displays a reconciliation of the difference between the expected U.S. statutory income tax rate and J.P. Morgan's effective income tax rate.

----------------------------------------------------------------------------------------------
Percentage of pretax income                                        1998       1997       1996
----------------------------------------------------------------------------------------------
U.S. statutory tax rate ......................................     35.0%      35.0%      35.0%
Increase (decrease) due to:
     State and local taxes, net of U.S. income tax effects....      2.7        2.2        2.3
     Tax-exempt income .......................................     (7.7)      (4.9)      (2.7)
     Other ...................................................      2.0       (0.3)      (2.1)
----------------------------------------------------------------------------------------------
Effective tax rate                                                 32.0       32.0       32.5
----------------------------------------------------------------------------------------------


                               Notes to consolidated financial statements    101

20. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
SUBSIDIARIES

In November 1996 JPM Capital Trust I (Trust I) issued $750 million of cumulative capital securities (trust preferred securities) with a fixed rate of 7.54%. In January 1997 JPM Capital Trust II (Trust II) issued $400 million of trust preferred securities with a fixed rate of 7.95%. Trust I and Trust II are wholly owned subsidiaries of J.P. Morgan.

The trust preferred securities:

-        have a stated value and liquidation preference of $1,000 per share

-        have no voting rights

-        qualify as tier 1 capital under current Federal Reserve guidelines

Trust I used the proceeds from the sale of its 7.54% trust preferred securities and the sale of its common stock to J.P. Morgan to purchase $773.2 million of 7.54% junior subordinated debentures (intercompany debentures) of J.P. Morgan. Trust II used the proceeds from the sale of its 7.95% trust preferred securities and the sale of its common stock to J.P. Morgan to purchase $412.4 million of intercompany debentures of J.P. Morgan. The intercompany debentures are unsecured and rank subordinate and junior in right of payment to all other debt, liabilities, and obligations of J.P. Morgan. Therefore, their claim on J.P. Morgan's assets comes after all of J.P. Morgan's other obligations are fulfilled. The intercompany debentures represent the sole assets of Trust I and Trust II.

Interest on each of the trust preferred securities is cumulative, payable semiannually, and fully and unconditionally guaranteed by J.P. Morgan - but only if, and to the extent that, the semiannual interest payments are made on the intercompany debentures by J.P. Morgan. Interest related to the trust preferred securities is recorded on an accrual basis and included in the Interest expense caption on our "Consolidated statement of income." The obligations of J.P. Morgan under the trust agreements, as defined, constitute a full and unconditional guarantee by J.P. Morgan of the trusts' obligations under the trust preferred securities issued.

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

In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 53, J.P. Morgan is not required to disclose separate financial statements for Trust I and II because Trust I and Trust II are wholly owned, have no independent operations, and are issuing securities that contain a full and unconditional guarantee of their parent, J.P. Morgan.

The proceeds from the issuance of the 7.54% trust preferred securities were used in 1997 to purchase $750 million of J.P. Morgan common stock in the open market or through privately negotiated transactions. This action was approved by the Board of Directors in December 1996.


102      Notes to consolidated financial statements

21. PREFERRED STOCK

Total authorized shares of preferred stock were 10,000,000 at December 31, 1998 and 1997, respectively. With the exception of fixed cumulative preferred stock, series H shares, J.P. Morgan may redeem the outstanding preferred stock, in whole or in part, at our option, for the stated value plus accrued and unpaid dividends. The Series H shares may not be redeemed before March 31, 2006. All preferred stock has a dividend preference over other stock in the paying of dividends, a preference in the liquidation of assets, and is generally nonvoting. This table presents preferred stock outstanding at December 31, 1998 and 1997.

----------------------------------------------------------------------------------------------------------------
                                                            Authorized, issued, and
                                                               outstanding shares          Dividend rate(a)
                                                           -------------------------   -------------------------
                                                              1998           1997         1998           1997
----------------------------------------------------------------------------------------------------------------
Adjustable rate cumulative preferred stock, Series A
   (stated value: $100 per share) ....................     2 444 300     2 444 300          5.00%          5.00%
Variable cumulative preferred stock, Series B, C, D, E
   and F (50 000 shares each series; stated value:
   $1 000 per share) .................................       250 000       250 000     4.23-4.38      4.23-4.38
Fixed cumulative preferred stock, Series H
   (stated value: $500 per share) ....................       400 000       400 000          6.63           6.63
----------------------------------------------------------------------------------------------------------------

(a) Series A: The quarterly dividend rate is determined by a formula based on the interest rates of certain actively traded U.S. Treasury obligations. The quarterly rate in no event will be less than 5.00% or greater than 11.50% per annum. The Series A preferred stock qualifies as tier 1 capital.

Series B, C, D, E, and F: Dividend rates for each series are determined periodically either by auction or remarketing. The dividend rates may not exceed certain maximums that are 110% to 200% of various market interest rates, depending on the prevailing credit rating of the instrument at the dividend determination dates and the duration of the then-current dividend periods. The dividend periods may vary from one day to 30 years, depending on the dividend determination method used. During 1998 and 1997, J.P. Morgan reset the dividend rates approximately every 49 days. The dividend rates stated above represent the range of those in effect at year-end. These series of preferred stock qualify as tier 2 capital.

Series H: The quarterly dividend rate is paid at the fixed rate of 6.625% per annum. The Series H preferred stock qualifies as tier 1 capital.

22. CAPITAL REQUIREMENTS

J.P. Morgan, our subsidiaries, and certain foreign branches of our bank subsidiary Morgan Guaranty Trust Company of New York are subject to regulatory capital requirements of U.S. and foreign regulators. Our primary federal banking regulator, the Board of Governors of the Federal Reserve System (Federal Reserve Board), establishes minimum capital requirements for J.P. Morgan, the consolidated bank holding company, and some of our subsidiaries, including Morgan Guaranty. These requirements ensure that banks and bank holding companies meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting principles. Failure to meet these requirements can result in actions by regulators that could have a direct material impact on our financial statements. The capital of J.P. Morgan and our principal subsidiaries, Morgan Guaranty and J.P. Morgan Securities Inc. (JPMSI), exceeded the minimum requirements set by each regulator at December 31, 1998.

At September 30, 1997, J.P. Morgan adopted the Federal Reserve Board's market risk capital guidelines for calculation of risk-based capital ratios. This framework incorporates a measure of market risk for trading positions and is based on an amendment to the Basle Capital Accord that requires banking institutions with significant trading activity to measure and hold capital in support of their exposure to market risk. Under this standard, our risk-based capital ratios take into account:

- general market risk and specific issuer risk of our debt and equity trading portfolios

- general market risk associated with all trading and nontrading foreign exchange and commodity positions

In addition, the guidelines no longer exclude the capital and assets of JPMSI, our Section 20 subsidiary, from risk-based capital calculations for J.P. Morgan, the bank holding company. They also reduce the minimum leverage ratio required for a bank holding company to retain a well-capitalized status from 4% to 3%. The guidelines continue to exclude the effect of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Adoption of these guidelines had a beneficial impact on the capital ratios of both J.P. Morgan and Morgan Guaranty.


                    Notes to consolidated financial statements               103

CAPITAL RATIOS AND AMOUNTS

The following tables indicate the risk-based capital and leverage ratios and amounts for J.P. Morgan and Morgan Guaranty at December 31, 1998 and 1997.

-------------------------------------------------------------------------------------
                                                         1998                    1997
                                     ------------------------ -----------------------
Dollars in millions: December 31     Amounts(a)     Ratios(b) Amounts(c)    Ratios(b)
-------------------------------------------------------------------------------------
Tier 1 capital
   J.P. Morgan .................     $11 213         8.0%     $11 854         8.0%
   Morgan Guaranty .............      10 337         8.7       10 305         7.8
-------------------------------------------------------------------------------------
Total risk-based capital
   J.P. Morgan .................      16 454        11.7       17 680        11.9
   Morgan Guaranty .............      14 251        12.0       14 215        10.8
-------------------------------------------------------------------------------------
Leverage
   J.P. Morgan .................                     3.9                      4.4
   Morgan Guaranty .............                     5.3                      5.2
-------------------------------------------------------------------------------------

(a) For capital adequacy purposes, J.P. Morgan and Morgan Guaranty required minimum tier 1 capital of $5.6 billion and $4.8 billion, respectively, at December 31, 1998. The required minimum total risk-based capital for J.P. Morgan and Morgan Guaranty was $11.2 billion and $9.5 billion, respectively, at December 31, 1998.

(b) Pursuant to Federal Reserve Board guidelines, the minimum tier 1 capital, total risk-based capital, and leverage ratios are 4%, 8%, and 3%, respectively, for bank holding companies and banks.

(c) For capital adequacy purposes, J.P. Morgan and Morgan Guaranty required minimum tier 1 capital of $5.9 billion and $5.3 billion, respectively, at December 31, 1997. The required minimum total risk-based capital for J.P. Morgan and Morgan Guaranty was $11.9 billion and $10.6 billion, respectively, at December 31, 1997.

J.P. MORGAN RISK-BASED CAPITAL

The following table shows the components of J.P. Morgan's risk-based capital at December 31, 1998 and 1997. The table includes JPMSI.

-----------------------------------------------------------------------------------------------------
                                                                                      December 31
                                                                                  -------------------
In millions                                                                        1998         1997
-----------------------------------------------------------------------------------------------------
Common stockholders' equity .................................................     $10 422     $10 281
Adjustable and fixed-rate cumulative preferred stock ........................         444         444
Company-obligated mandatorily redeemable preferred securities of subsidiaries       1 150       1 150
Less: investments in certain subsidiaries and goodwill(a) ...................         803          21
-----------------------------------------------------------------------------------------------------
TIER 1 CAPITAL ..............................................................      11 213      11 854
-----------------------------------------------------------------------------------------------------
Variable cumulative preferred stock .........................................         248         248
Long-term debt qualifying as risk-based capital .............................       4 570       4 743
Qualifying allowances for credit losses and other valuation adjustments .....         906       1 059
Less: investments in certain subsidiaries(a) ................................         483         224
-----------------------------------------------------------------------------------------------------
TIER 2 CAPITAL ..............................................................       5 241       5 826
TOTAL RISK-BASED CAPITAL ....................................................      16 454      17 680
-----------------------------------------------------------------------------------------------------

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

Bank holding companies also have guidelines that determine the capital levels at which they shall be considered well capitalized. Pursuant to these guidelines, the Federal Reserve Board considers a bank holding company to be well capitalized if it has minimum tier 1 capital, total capital, and leverage ratios of 6%, 10%, and 3%, respectively.


104    Notes to consolidated financial statements

At December 31, 1998 and 1997, the ratios of J.P. Morgan and Morgan Guaranty exceeded the minimum standards required for a well capitalized bank holding company and bank. Management is aware of no conditions or events that have occurred since December 31, 1998 which would change J.P. Morgan's and Morgan Guaranty's well capitalized status.

RISK-ADJUSTED ASSETS

The following table sets forth the consolidated risk-adjusted assets of J.P. Morgan.

------------------------------------------------------------------------------------------------
                                                                Under new market risk guidelines
                                                                                    December 31,
                                                                 1998                       1997
                                                 --------------------   ------------------------
                                                  Balance                Balance
                                                   sheet/       Risk-      sheet/          Risk-
                                                 notional    adjusted    notional       adjusted
In billions                                        amount     balance      amount        balance
------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks and interest-
   earning deposits with banks ..............     $   3.6     $   0.9     $   3.9        $   1.2
Debt investment securities ..................        36.2         3.0        22.8            3.1
Equity investment securities ................         1.2         1.1         1.1            0.7
Trading account assets ......................       113.9        22.9       111.9           18.1
Resale agreements and federal funds sold ....        31.7         5.2        39.0            6.6
Securities borrowed .........................        30.8        12.7        38.4           15.0
Loans, net ..................................        25.0        19.3        31.0           25.1
Premises and equipment, net .................         1.9         1.9         1.8            1.8
Other assets ................................        16.8        11.9        12.3            9.4
------------------------------------------------------------------------------------------------
Total assets                                        261.1        78.9       262.2           81.0
------------------------------------------------------------------------------------------------
OFF-BALANCE-SHEET EXPOSURES
Commitments to extend credit ................        83.5        12.5        80.4           21.6
Standby letters of credit and guarantees ....        15.9         9.2        15.8            6.8
Securities lending indemnifications .........         4.1         0.6         5.3            1.3
Other credit facilities .....................         0.2         0.8         3.4            2.0
Foreign exchange contracts, including foreign
   exchange options .........................      1000.6         6.1      1131.1            9.6
Currency swaps ..............................       271.1         3.8       271.2            7.7
Interest rate swaps .........................      3594.6         9.7      2433.9            5.3
Interest rate and other contracts ...........      3991.4        18.6      2345.3           13.2
------------------------------------------------------------------------------------------------
Total off-balance-sheet exposures                  8961.4        61.3(a)   6286.4           67.5(a)
------------------------------------------------------------------------------------------------
Risk-adjusted assets                                            140.2                      148.5
------------------------------------------------------------------------------------------------

(a) Includes $13.6 billion and $14.7 billion at December 31, 1998 and 1997, respectively, related to potential future credit exposure as defined in the risk-based capital framework.


                             Notes to consolidated financial statements      105

NET CAPITAL REQUIREMENT OF JPMSI

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

At December 31, 1998, JPMSI had net capital, as defined under such rules, of $1,023 million, and a net capital requirement and excess net capital of $76 million and $947 million, respectively. At December 31, 1997, JPMSI had net capital, as defined under such rules, of $786 million, and a net capital requirement and excess net capital of $110 million and $676 million, respectively.

23. EMPLOYEE BENEFITS

DEFINED BENEFIT PLANS

We have noncontributory defined benefit pension plans covering most of our regular employees. In addition, certain U.S. employees hired before February 1, 1989 may be eligible for postretirement health care and life insurance when they retire, though we have no contractual obligation to provide this coverage. Our cost to provide postretirement benefits to non-U.S. employees has not been material.

Pension plan assets are managed by trustees and are invested primarily in fixed income securities, listed stocks and commingled pension trust funds. Other postretirement benefit obligations are funded with corporate-owned life insurance (COLI) purchased on the lives of eligible employees and retirees. Assets of the COLI policy are held in a separate account with the insurance company. The insurance company invests the cash value of the policy in equities, bonds and other debt securities. While we own the COLI policy, the COLI proceeds (death benefits, withdrawals, and other distributions) may be used only to reimburse J.P. Morgan for its net postretirement claim payments and related administrative expenses.

Assets of our funded pension plans exceeded their accumulated benefit obligations at September 30, 1998 and 1997 (the dates of the actuarial valuations). Accumulated benefit obligations for unfunded pension plans were $66 million at September 30, 1998 and $90 million at September 30, 1997. The benefit obligations projected for these unfunded pension plans were $70 million and $105 million at September 30, 1998 and 1997, respectively.

The following tables present information related to our benefit plans, including amounts recorded on the consolidated balance sheet and the components of net periodic benefit cost. Settlement gains were due mainly to conversion of several pension plans from defined benefit to defined contribution. Curtailment gains reflect reduced liabilities due to employee terminations.


106      Notes to consolidated financial statements

-----------------------------------------------------------------------------------------------------------
                                                            Pension benefits  Other postretirement benefits
                                                      ----------------------  -----------------------------
In millions                                             1998            1997           1998            1997
-----------------------------------------------------------------------------------------------------------
RECONCILIATION OF BENEFIT OBLIGATION
Benefit obligation, beginning of year ......         $1 345          $1 192           $ 210           $ 192
Service cost ...............................             63              57               5               4
Interest cost ..............................             94              89              15              15
Benefits paid ..............................            (67)            (62)            (10)             (7)
Actuarial (gains)/losses ...................             84              79              15               6
Plan amendments ............................             10              --             (12)             --
Settlements ................................            (53)             --              --              --
Curtailments ...............................            (17)             --              (5)             --
Effect of foreign exchange rates ...........              9             (10)             --              --
-----------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                     1 468           1 345             218             210
-----------------------------------------------------------------------------------------------------------
RECONCILIATION OF FAIR VALUE OF PLAN ASSETS
Fair value of plan assets, beginning of year          1 555           1 309             168              96
Actual return on plan assets ...............             78             294              18              35
Employer contributions .....................             84              21              40              40
Benefits paid ..............................            (64)            (57)             --              --
COLI Proceeds ..............................             --              --              (4)             (3)
Settlements ................................            (16)             --              --              --
Effect of foreign exchange rates ...........              8             (12)             --              --
-----------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year              1 645           1 555             222             168
-----------------------------------------------------------------------------------------------------------
FUNDED STATUS
Funded status at September 30 ..............            177             210               4             (42)
Unrecognized net actuarial (gains)/losses ..            (84)           (226)            (85)           (103)
Unrecognized prior service cost ............             34              30             (12)             --
Unrecognized net asset at transition .......            (14)            (19)             --              --
Fourth quarter expense .....................             (6)             (7)             --              --
Fourth quarter contributions ...............              6               7              79              40
Fourth quarter net benefit claims ..........             --              --               2               2
-----------------------------------------------------------------------------------------------------------
Net amount recognized                                   113              (5)            (12)           (103)
-----------------------------------------------------------------------------------------------------------

The following table provides the amounts recognized in the "Consolidated balance sheet" at December 31 of both years:

---------------------------------------------------------------------------------------------------------------------
                                                                     Pension benefits   Other postretirement benefits
                                                                ---------------------   -----------------------------
In millions                                                      1998            1997            1998            1997
---------------------------------------------------------------------------------------------------------------------
Prepaid benefit cost recorded in Other assets ........          $ 213           $ 146           $  --           $  --
Accrued benefit liability recorded in Accounts payable
and accrued expenses .................................           (100)           (151)            (12)           (103)
---------------------------------------------------------------------------------------------------------------------
Net amount recognized                                             113              (5)            (12)           (103)
---------------------------------------------------------------------------------------------------------------------


                            Notes to consolidated financial statements      107

The following table provides the components of net periodic benefit cost for the plans reflected in Employee compensation and benefits in the "Consolidated statement of income" for fiscal years 1998, 1997, and 1996.

------------------------------------------------------------------------------------------------------------------------------
                                                              Pension benefits                   Other postretirement benefits
                                         -------------------------------------           -------------------------------------
In millions                               1998            1997            1996            1998            1997            1996
------------------------------------------------------------------------------------------------------------------------------
Service cost ..................          $  62           $  56           $  60           $   5           $   4           $   5
Interest cost .................             94              90              88              15              15              15
Expected return on plan assets            (119)           (112)           (109)            (15)            (11)             (7)
Amortization of:
    Net transition assets .....             (7)             (7)             (7)             --              --              --
    Prior service cost ........              2               2              --              --              --              --
    Net actuarial gains .......             (2)             (2)             --              (5)             (4)             (4)
------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost .....             30              27              32              --               4               9
Curtailment gains .............            (11)             --              --              (5)             --              --
Settlement gains ..............            (14)             --              --              --              --              --
------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost after
curtailments and settlements                 5              27              32              (5)              4               9
------------------------------------------------------------------------------------------------------------------------------

The assumptions used in the measurement of the firm's benefit obligation are shown in the following table:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Pension benefits             Other postretirement benefits
                                                        ---------------------------------          --------------------------------
                                                         1998          1997          1996          1998          1997          1996
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of September 30
   Discount rate ..............................          6.3%          7.0%          7.6%          6.5%          7.3%          7.8%
   Expected return on plan assets .............          8.7           8.7           9.3           9.0           9.0           9.0
   Rate of compensation increase ..............          3.6           4.7           4.9           3.8           4.8           4.8
-----------------------------------------------------------------------------------------------------------------------------------

For measurement purposes, a 10.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually each year to a rate of 5.5% in 2009 and to remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

--------------------------------------------------------------------------------
In millions                                       1% increase        1% decrease
--------------------------------------------------------------------------------
Effect on annual expense ..................              $  1              $ (2)
Effect on benefit obligations .............                11               (18)
--------------------------------------------------------------------------------

DEFINED CONTRIBUTION PLANS

J.P. Morgan maintains several defined contribution pension plans. The most significant is the Deferred Profit Sharing/401(k) Plan, covering substantially all U.S. employees. We contribute to this plan based on our financial performance, and participants may make pretax contributions to tax-deferred investment portfolios. Non-U.S. defined contribution plans are administered in accordance with local laws. Total expense, which represents J.P. Morgan's contribution for these plans, was $28 million for 1998, $27 million for 1997, and $39 million for 1996.


108  Notes to consolidated financial statements

24. STOCK OPTIONS AND OTHER AWARD PLANS

J.P. Morgan's stock option and stock award plans provide for the grant of stock-related awards to key employees, including:

-        stock options

-        restricted stock awards

-        stock bonus awards

-        stock unit awards

-        deferred stock payable in stock

To satisfy awards granted under stock option and stock award plans, we may make common stock available from authorized but unissued shares. We also may purchase shares in the open market at various times during the year. Shares available for future grants under stock incentive plans totaled 11,021,000 at December 31, 1998. A portion of these shares may be made available from treasury shares. Shares authorized for future grants under the Stock Bonus Plan are 2.5% of outstanding shares. All shares authorized under the Stock Bonus Plan are required to be settled in treasury shares. We account for our stock-based compensation plans in accordance with APB Opinion No. 25 and related interpretations. Compensation cost recognized for our stock award plans in the "Consolidated statement of income" for 1998, 1997, and 1996 was $327 million, $381 million, and $272 million, respectively.

If we had determined compensation cost for our stock-based compensation plans based on fair value at the award grant dates consistent with the method of SFAS No. 123, the net income and earnings per share for 1998, 1997, and 1996 would approximate the pro forma amounts in the following table.

--------------------------------------------------------------------------------------------
In millions, except share data                      1998              1997             1996
--------------------------------------------------------------------------------------------
Net income(a)              As reported .        $    963          $  1 465          $  1 574
                           Pro forma ...             913             1 418             1 522
--------------------------------------------------------------------------------------------
Basic earnings per share   As reported .        $   5.08          $   7.71          $   8.11
                           Pro forma ...            4.81              7.46              7.84
--------------------------------------------------------------------------------------------
Diluted earnings per share As reported          $   4.71          $   7.17          $   7.63
                           Pro forma .              4.45              6.94              7.37
--------------------------------------------------------------------------------------------

(a) For pro forma purposes, the fair value of stock option awards is amortized over the relative vesting periods; the fair value of other stock awards is generally expensed entirely in the year of performance to which it relates. At December 31, 1998, 1997, and 1996, the unamortized expense, net of taxes, of nonvested options for pro forma purposes was $96 million, $62 million, and $28 million, respectively.

STOCK OPTIONS

Stock options under the Stock Incentive Plans are issued at exercise prices not less than the market value of the stock on the grant date. In accordance with APB Opinion No. 25 and related Interpretations, no compensation cost has been recognized for fixed stock option plans. Stock options are generally exercisable one to five years following the date of grant and in no event later than 10 years from the date of grant. Options generally vest ratably over the vesting period.

J.P. Morgan uses a modified Black-Scholes option-pricing model to estimate the fair value of each option grant. We use this method because employee stock options are much different from traded options and because changes in subjective assumptions can materially affect the fair value estimate. The modified Black-Scholes model takes into account the estimated lives of the options and an expected dividend yield based on historical dividend rate increases.

The following weighted-average assumptions were used as inputs to the modified Black-Scholes model for grants in 1998, 1997, and 1996, respectively:

-        dividend yield of 2.93%, 3.26%, and 4.24%

-        five-year monthly historical volatility of 19.3%, 16.7%, and 18.5%

-        risk-free interest rate of 5.57%, 6.35%, and 5.98%

-        expected life of seven years


                               Notes to consolidated financial statements   109

A summary of our stock option activity and related information follows.

-------------------------------------------------------------------------------------------------------------------
                                                       1998                        1997                        1996
                                      ---------------------    ------------------------    ------------------------
                                                  Weighted-                   Weighted-                   Weighted-
                                                    average                     average                     average
                                                   exercise                    exercise                    exercise
                                           Shares     price         Shares        price        Shares         price
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning
of year..........................      25 078 738   $ 74.02     25 072 115     $  64.45    24 325 921       $ 59.75
Granted..........................       5 307 392    129.98      4 687 145       107.80     5 208 808         78.44
Exercised........................      (3 283 539)    58.38     (4 554 749)       55.88    (4 189 674)        54.33
Forfeited........................        (366 455)    96.59       (125 773)       80.41      (271 958)        68.18
Expired..........................          (2 893)    31.31             --           --          (982)        41.94
-------------------------------------------------------------------------------------------------------------------
Outstanding at year-end                26 733 243     86.75     25 078 738        74.02    25 072 115         64.45
-------------------------------------------------------------------------------------------------------------------
Exercisable at year-end                15 210 649     68.11     15 669 676        61.87    15 991 664         59.13
-------------------------------------------------------------------------------------------------------------------
Weighted-average fair
value of options granted
during the year                            $29.23                   $22.60                     $13.47
-------------------------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding and exercisable, at December 31, 1998.

--------------------------------------------------------------------------------------------------------------------
                                                                 Options outstanding             Options exercisable
                                        --------------------------------------------      --------------------------
                                                               Weighted-
                                                                 average   Weighted-                       Weighted-
                                                               remaining     average                         average
                                              Number         contractual    exercise            Number      exercise
Range of exercise prices                 outstanding        life (years)       price       exercisable         price
--------------------------------------------------------------------------------------------------------------------
$31-$61.......................             6 729 680               4.51     $  56.83         6 725 515      $  56.83
$65-$85.......................             9 801 979               5.55        73.57         7 136 424         71.22
$100-$131.....................            10 201 584               9.00       119.15         1 348 710        107.94
--------------------------------------------------------------------------------------------------------------------

Stock options are generally granted in the middle of the year. Before 1997, stock options were generally granted in January.

RESTRICTED STOCK AWARDS

Restricted stock awards under the Stock Incentive and Stock Bonus Plans are provided in the form of share credits. Each share credit is equivalent to one share of J.P. Morgan common stock. Restricted stock awards generally become fully vested on the fifth anniversary of the award date.

The participant may receive the award payment as soon as the award has become vested, but it may be deferred pursuant to the participant's election or as specified by the committee of the Board of Directors that administers the plans, in each case subject to the discretion of such committee.

At December 31, 1998, we had 3,584,551 total share credits, representing previously granted restricted stock awards. In 1997 we had 3,585,911 share credits, and in 1996 we had 3,395,355 share credits. These share credits include credits attributable to dividend equivalents. For the 1998 award year, 222,693 share credits were granted at the weighted-average fair value of $107.00 per share. For the 1997 and 1996 award years, 422,594 and 485,507 share credits were granted at the weighted-average fair value of $102.67 and $95.34 per share, respectively.


110  Notes to consolidated financial statements

STOCK BONUS AWARDS

Stock bonus awards under the Stock Incentive and Stock Bonus Plans are substantially similar to restricted stock awards, except that stock bonus awards (excluding those prior to 1997) generally become fully vested on the second anniversary of the award date and are subject to an additional three-year holding period. Stock bonus awards prior to 1997 generally become fully vested on the third anniversary of the award date. The participant may receive the award payment as soon as the award has become vested and the holding period, if applicable, has been satisfied, but it may be deferred pursuant to the participant's election or as specified by the committee of the Board of Directors administering the plans, in each case subject to the discretion of such committee.

At December 31, 1998, 1997, and 1996, total share credits, representing previously granted stock bonus awards, were 8,348,763, 5,890,648, and 4,030,763 credits, respectively. These share credits include credits attributable to dividend equivalents. For the 1998 award year, 2,484,849 share credits were granted at the weighted-average fair value of $107.29 per share. For the 1997 and 1996 award years, 3,079,353 and 2,126,067 share credits were granted at the weighted-average fair value of $101.47 and $103.14 per share, respectively.

STOCK UNIT AWARDS

Stock unit awards under the Stock Bonus Plans are similar to restricted stock and stock bonus awards. However, the value of a stock unit award, not including the value of dividend equivalents accrued on the award, will never exceed (but may be less than) the dollar value of the original award. Stock unit awards (excluding those prior to 1997) generally become fully vested on the second anniversary of the award date and are subject to an additional three-year holding period. Stock unit awards prior to 1997 generally become fully vested on the third anniversary of the award date. The participant may receive the award payment as soon as the award has become vested and the holding period, if applicable, has been satisfied.

At December 31, 1998, 1997, and 1996, total share credits, representing previously granted stock units, were 421,991, 324,382, and 176,481 credits, respectively. These share credits include credits attributable to dividend equivalents. For the 1998 award year, 75,741 share credits were granted at the weighted-average fair value of $106.84 per share. For the 1997 and 1996 award years, 172,459 and 145,594 share credits were granted at the weighted-average fair value of $101.47 and $103.44 per share, respectively.

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

At December 31, 1998 and 1997, total share credits payable in stock - including share credits attributable to dividend equivalents - were 2,426,232 and 2,307,228 credits, respectively. For the 1998 award year, 56,646 share credits were granted at the weighted-average fair value of $105.06 per share. For the 1997 and 1996 award years, 259,690 and 306,284 share credits were granted at the weighted-average fair value of $112.85 and $97.63 per share, respectively.

Stock awards other than options are generally granted in January following the award year. In January 1999, 2,668,441 share credits representing stock awards were granted.

PERFORMANCE PLAN

In July 1998 the firm adopted the 1998 Performance Plan of J.P. Morgan & Co. Incorporated and Affiliated Companies ("Performance Plan"). Awards granted under the Performance Plan will be earned based on the achievement of firmwide performance goals (including significantly improved risk-adjusted returns, earnings growth, and expense management) during the 1998 - 2000 performance period. Unless determined otherwise, the awards, if any, will be paid in cash in January 2001.


                                  Notes to consolidated financial statements 111

25. EARNINGS PER SHARE

Effective December 31, 1997, we adopted SFAS No. 128, Earnings per Share, which establishes new standards for computing and presenting earnings per share (EPS). 1996 amounts have been restated to conform to the new requirements.

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

The computation of basic and diluted EPS for the years ended December 31 are presented in the following table.

--------------------------------------------------------------------------------------------------------------------------------
Dollars in millions, except share data                                            1998                  1997                1996
--------------------------------------------------------------------------------------------------------------------------------
Net Income .....................................................                  $963                $1 465             $1 574
Preferred stock dividends and other ............................                   (35)                  (36)                (33)
--------------------------------------------------------------------------------------------------------------------------------
Numerator for basic and diluted earnings
  per share - income available to
  common stockholders ..........................................                   928                 1 429               1 541
--------------------------------------------------------------------------------------------------------------------------------
Denominator for basic earnings
  per share - weighted-average shares ..........................           182 437 574           185 241 295         189 888 455
Effect of dilutive securities:
  Options(a) ...................................................             5 789 576(b)          6 893 623           5 614 099(c)
  Other stock awards(d) ........................................             8 914 892             7 109 024           6 426 250
  4.75% convertible debentures .................................                59 016                74 373              81 433
--------------------------------------------------------------------------------------------------------------------------------
                                                                            14 763 484            14 077 020          12 121 782
--------------------------------------------------------------------------------------------------------------------------------
Denominator for diluted earnings
  per share - weighted-average number
  of common shares and dilutive
  potential common shares ......................................           197 201 058           199 318 315         202 010 237
--------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share .......................................                 $5.08                 $7.71               $8.11
Diluted earnings per share .....................................                  4.71                  7.17                7.63
--------------------------------------------------------------------------------------------------------------------------------

Earnings per share amounts are based on actual numbers before rounding.

(a) The dilutive effect of stock options was computed using the treasury stock method. This method computes the number of incremental shares by assuming the issuance of outstanding stock options, reduced by the number of shares assumed to be repurchased from the issuance proceeds, using the average market price of our common stock for the period. The related tax benefits are also considered.

(b) Options to purchase 5,110,500 shares of our common stock at $130.94 per share were outstanding at December 31, 1998, but were not included in the computation of diluted EPS. The inclusion of such options using the treasury stock method would have an antidilutive effect on the diluted EPS calculation because the options' exercise price was greater than the average market price of our common shares for 1998. These options expire on July 15, 2008.

(c) Options to purchase 500,000 shares of our common stock at $104.92 per share were outstanding at December 31, 1996, but were not included in the computation of diluted EPS. The inclusion of such options using the treasury stock method would have an antidilutive effect on the diluted EPS calculation because the options' exercise price was greater than the average market price of our common shares for 1996. These options expire on October 13, 2006.

(d) Weighted-average incremental shares for other stock awards include restricted stock and stock bonus awards. See note 24, "Stock options and other award plans," for further information.


112 Notes to consolidated financial statements

26. COMMITMENTS AND CONTINGENT LIABILITIES

PLEDGED ASSETS

Excluding mortgaged properties, assets on the "Consolidated balance sheet" of approximately $93.1 billion at December 31, 1998, and approximately $77.7 billion at December 31, 1997, were pledged as collateral for borrowings, to qualify for fiduciary powers, to secure public monies as required by law, and for other purposes.

SEGREGATED ASSETS

In compliance with rules and regulations established by domestic and foreign regulators, cash of $1,068 million and $152 million and securities with a market value of $3,207 million and $2,380 million were segregated in special bank accounts for the benefit of securities and futures brokerage customers at December 31, 1998 and 1997, respectively.

RENTAL EXPENSE AND COMMITMENTS

Operating expenses include net rentals of $143 million in 1998, $83 million in 1997, and $96 million in 1996.

Our minimum rental commitments for noncancelable leases of premises and equipment are $1,242 million at December 31, 1998 - in the aggregate. Certain leases contain renewal options and escalation clauses. For each of the five years after December 31, 1998, our minimum rental commitments for noncancelable leases of premises and equipment are:

-        $103 million in 1999

-        $107 million in 2000

-        $90 million in 2001

-        $82 million in 2002

-        $79 million in 2003

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


                                 Notes to consolidated financial statements  113

27. ESTIMATING THE FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with generally accepted accounting principles, our financial instruments are recorded in our "Consolidated balance sheet" using several methods, including historical cost and fair value. The amount at which a financial instrument is recorded in our "Consolidated balance sheet" is referred to as the carrying value.

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

In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, we estimate and disclose the fair value of all on- and off-balance-sheet financial instruments. The SFAS No. 107 fair value of a financial instrument is best evidenced by a quoted market price, if one exists. Where quoted market prices are not available for financial instruments, fair values are estimated using internal valuation techniques including pricing models and discounted cash flows that may not be indicative of net realizable value. The use of other valuation techniques may produce results that are different from those obtained under current fair value methodologies. For example, using the cost of credit derivatives to hedge loan exposures as a method to estimate the fair value of loans, rather than discounting loans using current market rates, would result in fair values that are substantially lower. A detailed discussion on how we estimate fair value follows.


114  Notes to consolidated financial statements

OUR BALANCE SHEET: CARRYING VALUE VERSUS FAIR VALUE

The following table presents the carrying value and fair value of J.P. Morgan's financial instruments at December 31, 1998 and 1997.


-----------------------------------------------------------------------------------------------------------
                                                                         1998                          1997
                                                -----------------------------  ----------------------------
                                                                       Appre-                        Appre-
                                                                     ciation/                      ciation/
                                                Carrying      Fair    (depre-  Carrying      Fair   (depre-
In billions: December 31                          value      value   ciation)     value     value  ciation)
-----------------------------------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS USED FOR
TRADING PURPOSES

FINANCIAL ASSETS
Trading account assets(a)(b) ...............      $113.9     $113.9    $    -    $111.9    $111.9      $   -
Securities purchased under agreements to
   resell and federal funds sold(c) ........        31.7       31.7         -      39.0      39.0          -
Securities borrowed(d) .....................        30.8       30.8         -      38.4      38.4          -

FINANCIAL LIABILITIES
Trading account liabilities(a) .............        70.6       70.6         -      71.1      71.1          -
Securities sold under agreements to
   repurchase and federal funds purchased(c)        63.4       63.5      (0.1)     57.8      57.9       (0.1)

FINANCIAL INSTRUMENTS USED FOR PURPOSES
OTHER THAN TRADING

FINANCIAL ASSETS(e)
Debt investment securities .................        36.2       36.2         -      22.8      22.8          -
Equity investment securities ...............         1.2        1.3       0.1       1.1       1.2        0.1
Loans, net .................................        25.0       25.2       0.2      31.0      31.5        0.5
Other financial assets(f) ..................        18.6       18.6         -      15.8      15.8          -

FINANCIAL LIABILITIES(e)
Deposits ...................................        55.0       55.0         -      58.9      58.9          -
   Related derivatives .....................           -       (0.3)      0.3         -      (0.1)       0.1
Other liabilities for borrowed money .......        12.5       12.5         -      17.2      17.2          -
Long-term debt(h) ..........................        27.6       28.5      (0.9)     23.0      23.6       (0.6)
   Related derivatives .....................           -       (0.4)      0.4         -      (0.5)       0.5
Company-obligated mandatorily redeemable
   preferred securities of subsidiaries ....         1.2        1.3      (0.1)      1.2       1.3       (0.1)
   Related derivatives .....................           -       (0.1)      0.1         -      (0.1)       0.1
Other financial liabilities(g) .............        19.5       19.4       0.1      21.6      21.3        0.3

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit and standby
   letters of credit and guarantees ........           -       (0.1)     (0.1)        -      (0.1)      (0.1)
------------------------------------------------------------------------------------------------------------
Excess of net fair values over net carrying
values before considering income taxes .....                                -                            0.7
------------------------------------------------------------------------------------------------------------

(a) Refer to note 10, "Trading account assets and liabilities," for detail of financial instruments, including derivatives, used for trading purposes.

(b) Amounts restated, for all periods presented, to reflect all elements of fair value as described under the caption "Fair value" in note 1, "Summary of significant accounting policies." In prior years, the credit adjustment for impaired derivatives was not included. Refer to note 11, " Derivatives."

(c) These financial instruments are generally treated as collateralized lending and borrowing transactions and are carried at the amounts at which the securities will subsequently be resold or re-acquired, including accrued interest. Securities sold under agreements to repurchase are also used as one source of financing for the debt investment securities portfolio.

(d) These financial instruments, which are collateralized by cash, are carried at amounts equal to the cash advanced.

(e) Derivatives are used to hedge or modify the interest rate characteristics of debt investment securities, loans, deposits, other liabilities for borrowed money, long-term debt, and other financial assets and liabilities. Net unrealized gains and losses associated with such derivatives contracts amounted to $785 million and $668 million at December 31, 1998 and 1997, respectively. Gross unrealized gains and gross unrealized losses associated with open derivatives contracts used for these purposes at December 31, 1998 and 1997, are presented in the following table. Such amounts primarily relate to interest rate and currency swaps used to hedge or modify the interest rate characteristics of long-term debt; debt investment securities, principally mortgage-backed securities; deposits; and other financial instruments.


                                  Notes to consolidated financial statements 115

--------------------------------------------------------------------------------
                                         Gross          Gross               Net
                                    unrealized     unrealized        unrealized
In millions: December 31                 gains          losses    gains/(losses)
--------------------------------------------------------------------------------
1998
Long-term debt ................          $ 554            $133            $421
Debt investment securities ....             13              25             (12)
Deposits ......................            343              16             327
Other financial instruments ...            242             193              49
--------------------------------------------------------------------------------
Total                                    1 152             367             785
--------------------------------------------------------------------------------
1997
Long-term debt ................           $533           $  59            $474
Debt investment securities ....             36             104             (68)
Deposits ......................            109              13              96
Other financial instruments ...            265              99             166
--------------------------------------------------------------------------------
Total                                      943             275             668
--------------------------------------------------------------------------------

(f) Includes cash and due from banks, interest-earning deposits with banks, accrued interest and accounts receivable, and other financial assets.

(g) Estimating the fair value for J.P. Morgan's convertible mortgage loan and British pound financing obligation is not practicable due to the complex terms and conditions associated with the transactions. As a result, the fair value is reflected at the carrying value for purposes of this disclosure only. For additional information regarding these financing obligations, see note 18, "Long-term debt."

(h) Includes commercial paper, accounts payable and accrued expenses, and other financial liabilities.

HOW WE ESTIMATE FAIR VALUE

The following summary describes the valuation methods used to determine the fair value estimates of each class of financial instruments for which it is practicable to estimate fair value.

FINANCIAL INSTRUMENTS CARRIED AT FAIR VALUE

Debt and marketable equity investment securities and trading account assets and liabilities, including derivatives used for trading purposes, are carried at fair value. Fair value is based on listed market prices or broker or dealer price quotations. If listed market prices or quotations are not available, we base fair value on management estimates using internal valuation techniques. Refer to the caption "Fair value" in note 1, "Summary of significant accounting policies," for further information.

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


116  Notes to consolidated financial statements

FINANCIAL INSTRUMENTS CARRIED AT COST: FAIR VALUE DERIVED USING ESTIMATION TECHNIQUES

DEPOSITS AND OTHER INTEREST-EARNING ASSETS

We use interest rates derived from prevailing market yield curves that closely reflect our interest-earning deposit and borrowing rates. We use these interest rates to discount interest-earning deposits, other interest-earning assets, interest-bearing deposits, other borrowings, and long-term repurchase agreements.

COMMERCIAL PAPER AND LONG-TERM DEBT

To estimate fair values for commercial paper, we use J.P. Morgan's current commercial paper rates. To estimate fair values for most long-term debt, we use J.P. Morgan's current cost of funds for debt with similar terms and remaining maturities.

LOANS

We discount loans at current market rates that are applicable to loans of similar type, maturity, and credit standing to estimate their fair value. The fair value of impaired loans is calculated using discounted expected cash flows, the fair value of any collateral or observable market values.

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

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Off-balance-
                                                                                                                              sheet
                                                          Financial assets                 Financial liabilities        instruments
                                         ---------------------------------     ---------------------------------        -----------
In billions: December 31                 Carrying value         Fair value     Carrying value         Fair value         Fair value
------------------------------------------------------------------------------------------------------------------------------------
1998
CARRIED AT FAIR VALUE ................           $150.9             $150.9              $70.6              $70.6            $     -
CARRIED AT COST
Carrying value approximates fair value
   due to short-term nature ..........             75.2               75.2               80.6               80.6                  -
Fair value based on available quoted
   market prices .....................              4.3                4.3                2.7                2.7                  -
Fair value derived using estimation
   techniques ........................             27.0               27.3               95.1               95.3               (0.1)
------------------------------------------------------------------------------------------------------------------------------------
                                                  257.4              257.7              249.0              249.2               (0.1)
------------------------------------------------------------------------------------------------------------------------------------
1997
CARRIED AT FAIR VALUE ................           $135.4             $135.4            $  71.1            $  71.1            $     -
CARRIED AT COST
Carrying value approximates fair value
   due to short-term nature ..........             89.0               89.0               78.3               78.3                  -
Fair value based on available quoted
   market prices .....................              4.3                4.3                4.7                4.7                  -
Fair value derived using estimation
   techniques ........................             31.3               31.9               96.0               95.8               (0.1)
------------------------------------------------------------------------------------------------------------------------------------
                                                  260.0              260.6              250.1              249.9               (0.1)
------------------------------------------------------------------------------------------------------------------------------------


                                  Notes to consolidated financial statements 117

28. CONCENTRATIONS OF FINANCIAL INSTRUMENTS

The counterparties to our financial instruments operate in diverse industries of the global economy, most significantly in North America and Europe, and include nonbank financial institutions, governments, and banks.

For financial reporting purposes only, summarized in the following table are amounts of credit exposure associated with all on- and off-balance-sheet financial instruments based on the location of the counterparty. It does not reflect the location of the counterparty ultimately responsible for the obligation because it does not take into consideration collateral or formal guarantees that may shift the location of the credit exposure.

----------------------------------------------------------------------------------------------------------------------------------
                                                          Nonbank
                                                        financial         Govern-
In billions: December 31                          institutions(a)           ments           Banks       All other            Total
----------------------------------------------------------------------------------------------------------------------------------
1998
ON-BALANCE-SHEET
North America(b) .............................              $32.7           $64.1           $27.2           $22.8          $146.8
Europe(c) ....................................               10.5            18.3            44.4            12.8            86.0
Asia-Pacific .................................                1.6             9.9             1.1             3.0            15.6
Latin America(d) .............................                2.9             4.3             0.8             3.6            11.6
----------------------------------------------------------------------------------------------------------------------------------
Total on-balance-sheet credit exposure                       47.7            96.6            73.5            42.2           260.0(e)
----------------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE-SHEET
North America(b) .............................               14.5             7.2            11.6            53.9            87.2
Europe(c) ....................................               15.3             1.1             6.3             8.9            31.6
Asia-Pacific .................................                1.3            10.4             0.8             2.6            15.1
Latin America(d) .............................                0.1             0.1            -                0.2             0.4
----------------------------------------------------------------------------------------------------------------------------------
Total off-balance-sheet credit exposure                      31.2            18.8            18.7            65.6           134.3
----------------------------------------------------------------------------------------------------------------------------------
Total credit exposure                                        78.9           115.4            92.2           107.8(f)        394.3
----------------------------------------------------------------------------------------------------------------------------------
Cash and marketable security collateral                      46.5             2.9            41.6             7.1            98.1
----------------------------------------------------------------------------------------------------------------------------------
1997
ON-BALANCE-SHEET
North America(b) .............................              $45.6         $  45.3           $24.7         $  20.1          $135.7
Europe(c) ....................................               15.7            21.9            40.2            10.6            88.4
Asia-Pacific .................................                3.5            13.1             3.8             3.6            24.0
Latin America(d) .............................                1.0             5.7             1.3             5.1            13.1
----------------------------------------------------------------------------------------------------------------------------------
Total on-balance-sheet credit exposure                       65.8            86.0            70.0            39.4           261.2(e)
----------------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE-SHEET
North America(b) .............................               19.9             6.1             9.8            49.7            85.5
Europe(c) ....................................                8.6             2.0            14.0            10.9            35.5
Asia-Pacific .................................                2.6             6.9             1.2             1.6            12.3
Latin America(d) .............................                0.2             0.1             0.1             0.4             0.8
----------------------------------------------------------------------------------------------------------------------------------
Total off-balance-sheet credit exposure                      31.3            15.1            25.1            62.6           134.1
----------------------------------------------------------------------------------------------------------------------------------
Total credit exposure ........................               97.1           101.1            95.1           102.0(f)        395.3
----------------------------------------------------------------------------------------------------------------------------------
Cash and marketable security collateral                      60.2             2.2            44.5             6.8           113.7
----------------------------------------------------------------------------------------------------------------------------------


(a) Nonbank financial institutions include securities firms, insurance companies, and investment companies.

(b) Includes the United States, Canada, and the Caribbean.

(c) Includes the Middle East and Africa.

(d) Includes Mexico, Central America, and South America.

(e) On-balance-sheet assets without credit exposure totaled approximately $1.1 billion and $1.0 billion in 1998 and 1997, respectively.

(f) The utilities industry exceeded 10% of this amount at December 31, 1998 and 1997.


118 Notes to consolidated financial statements

29. SEGMENTS

Effective with the filing of this Annual Report, we adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. Refer to note 2, "Accounting changes and developments," for more information. All periods shown have been presented in conformity with this new standard.

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in assessing performance. In accordance with the new standard, we have presented results based on the segments as reviewed separately by the chief operating decision maker, our Chairman and Chief Executive Officer, as well as other members of senior management. Each segment is organized based on similar products and services we provide globally to our clients or activities we undertake solely for our own account, and is managed by individuals who report directly to the Chairman and Chief Executive Officer.

J.P. Morgan's segments or activities are: Investment Banking, Equities, Foreign Exchange, Interest Rate Markets, Credit Markets, Credit Portfolio, Asset Management and Servicing, Equity Investments, and Proprietary Investing and Trading. In addition to the activities of our proprietary positioning group, the Proprietary Investing and Trading segment is comprised of the following separately managed investments: a proprietary emerging markets portfolio; a credit investment securities portfolio; and our investment in Long-Term Capital Management, L.P. For purposes of presentation, we have grouped these segments into the sectors Global Finance, Asset Management and Servicing, and Proprietary Investments.

The assessment of segment performance by senior management includes a review of pretax income for each of the segments. Our management reporting system and policies were used to determine revenues and expenses attributable to each segment. Earnings on stockholders' equity were allocated based on management's estimate of the economic capital of each segment; economic capital levels are derived principally from an estimate of risk inherent in each segment. Consistent with our internal reporting, in 1998 and 1997, overhead was allocated to the segments based on segment expenses; in 1996, overhead was allocated primarily based on segment head count. Overhead represents costs associated with various support functions that exist for the benefit of the firm as a whole. Transactions between segments are recorded within segment results as if conducted with a third party and eliminated in consolidation.

The accounting policies of our segments are, in all material respects, consistent with those described in note 1, "Summary of Significant Accounting Policies," except for management reporting policies related to managing the firm's credit risk and the tax-equivalent adjustment. As compensation for managing the firm's credit risk, Credit Portfolio revenues reflect fees received from other segments and are reduced by an estimate of potential credit loss, which is computed using statistical modeling techniques. The consolidated results of the firm's Asset Quality Review process, which determines firmwide provisions for credit losses and other valuation adjustments, are included in Corporate Items. For purposes of comparability, segment results include an adjustment to gross-up tax-exempt revenue to a taxable basis. Amounts recorded within the segments that relate to managing the firm's credit risk and the tax-equivalent adjustment are eliminated in consolidation.

The following table presents segment pretax income for the years ended December 31, 1998, 1997, and 1996.


                                  Notes to consolidated financial statements 119

-----------------------------------------------------------------------------------------------------------------------------------
                                                      Net interest      Noninterest          Total           Total          Pretax
In millions, 1998                                         revenues         revenues       revenues        expenses       income(10)
-----------------------------------------------------------------------------------------------------------------------------------
Investment Banking .............................            $   (1)         $1 002          $1 001          $  722         $  279
Equities .......................................               107             593             700             757            (57)
Foreign Exchange ...............................                47             439             486             290            196
Interest Rate Markets ..........................              (276)          1 683           1 407             847            560
Credit Markets(1) ..............................               440             314             754             822            (68)
Credit Portfolio(2)(3) .........................               432             (82)            350             141            209
-----------------------------------------------------------------------------------------------------------------------------------
GLOBAL FINANCE .................................               749           3 949           4 698           3 579          1 119
ASSET MANAGEMENT AND SERVICING(4) ..............               395           1 096           1 491           1 261            230
Equity Investments .............................               (19)            354             335              48            287
Proprietary Investing and Trading(4)(5)(6)(7)(8)               358             348             706             153            553
-----------------------------------------------------------------------------------------------------------------------------------
PROPRIETARY INVESTMENTS ........................               339             702           1 041             201            840
Corporate Items(9) .............................              (312)             37            (275)            497           (772)
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                        1 171           5 784           6 955           5 538          1 417
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                      Net interest      Noninterest          Total           Total          Pretax
In millions, 1997                                         revenues         revenues       revenues        expenses       income(10)
-----------------------------------------------------------------------------------------------------------------------------------
Investment Banking ...............................          $   (1)          $  769          $  768          $  712          $   56
Equities .........................................              20              445             465             693            (228)
Foreign Exchange .................................              64              401             465             309             156
Interest Rate Markets ............................              38            1 108           1 146             870             276
Credit Markets ...................................             397              585             982             817             165
Credit Portfolio (2)(3) ..........................             403               44             447             123             324
-----------------------------------------------------------------------------------------------------------------------------------
GLOBAL FINANCE ...................................             921            3 352           4 273           3 524             749
ASSET MANAGEMENT AND SERVICING ...................             350            1 034           1 384           1 235             149
Equity Investments ...............................             (22)             421             399              47             352
Proprietary Investing and Trading(5)(7)(8) .......             518              377             895             154             741
-----------------------------------------------------------------------------------------------------------------------------------
PROPRIETARY INVESTMENTS ..........................             496              798           1 294             201           1 093
Corporate Items(9) ...............................             105              164             269             106             163
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                        1 872            5 348           7 220           5 066           2 154
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                      Net interest      Noninterest          Total           Total          Pretax
In millions, 1996                                         revenues         revenues       revenues        expenses       income(10)
-----------------------------------------------------------------------------------------------------------------------------------
Investment Banking ...............................          $   (3)          $  617          $  614          $  630          $  (16)
Equities .........................................             (62)             481             419             534            (115)
Foreign Exchange .................................              13              282             295             299              (4)
Interest Rate Markets ............................              94            1 106           1 200             878             322
Credit Markets ...................................             275              737           1 012             653             359
Credit Portfolio (2)(3) ..........................             368              168             536             128             408
-----------------------------------------------------------------------------------------------------------------------------------
GLOBAL FINANCE ...................................             685            3 391           4 076           3 122             954
ASSET MANAGEMENT AND SERVICING ...................             284              903           1 187             934             253
Equity Investments ...............................             (28)             298             270              41             229
Proprietary Investing and Trading(5)(7)(8) .......             651              283             934             186             748
-----------------------------------------------------------------------------------------------------------------------------------
PROPRIETARY INVESTMENTS ..........................             623              581           1 204             227             977
Corporate Items(9) ...............................             110              278             388             240             148
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                        1 702            5 153           6 855           4 523           2 332
-----------------------------------------------------------------------------------------------------------------------------------


(1) Includes $48 million of revenues related to the structuring of credit protection products and tax-advantaged loans for Credit Portfolio. This amount is eliminated in consolidation.

(2) The adjustment to gross-up Credit Portfolio's tax-exempt revenue to a taxable basis was $26 million in 1998, $24 million in 1997 and $20 million in 1996. These amounts are eliminated in consolidation.

(3) The net impact to Credit Portfolio for managing the firm's credit risk, including estimated potential losses on its own positions, was ($62) million in 1998, ($55) million in 1997, and ($41) million in 1996. These amounts are eliminated in consolidation.

(4) Includes results from certain investments accounted for under the equity method of accounting. See note 7, "Other revenue and other expenses," for additional information.


120 Notes to consolidated financial statements

(5) Revenues from our credit investment securities portfolio were ($129) million in 1998, $45 million in 1997, and $37 million in 1996. Revenues from our proprietary emerging markets portfolio were ($80) million in 1998 and $22 million in 1997. Expenses for these portfolios were not significant.

(6) Includes $35 million of gains related to the sale of investment securities to Interest Rate Markets. This amount is eliminated in consolidation.

(7) The adjustment to gross-up Proprietary Investing and Trading's tax-exempt revenues to a taxable basis was $119 million in 1998, $84 million in 1997, and $61 million in 1996. These amounts are eliminated in consolidation.

(8) Total return revenues, which combine reported revenues and the change in net unrealized appreciation, were $467 million in 1998, $657 million in 1997, and $624 million in 1996.

(9) We classify the revenues and expenses of Corporate Items into three broad categories:

   - Recurring items not allocated to the segments - includes recurring Corporate Items, such as provisions for credit losses and other valuation adjustments, unallocated net interest revenue, results of hedging anticipated net foreign currency revenues and expenses across all segments, corporate-owned life insurance, and equity earnings of certain affiliates. Recurring items included in revenues were ($376) million in 1998, $56 million in 1997, and ($67) million in 1996.

   - Nonrecurring items not allocated to the segments - includes gains on the sale of businesses, revenues and expenses associated with businesses that have been sold or discontinued, special charges, and other one-time corporate items. Nonrecurring revenues were $189 million in 1998, $65 million in 1997, and $262 million in 1996. Nonrecurring expenses in 1998 include $358 million of special charges taken in connection with the restructuring of business activities and other productivity initiatives - See note 3, Restructuring of business activities. Nonrecurring expenses in 1996 include a $71 million technology-related special charge.

   - Consolidation and management reporting offsets - comprises offsets to certain amounts recorded in the segments, including the allocation of earnings on equity out of corporate items and into the segments, adjustments to bring segments to a tax-equivalent basis, and other management accounting adjustments. Consolidation and management reporting offset revenues were ($88) million in 1998, $148 million in 1997 and $193 million in 1996.

(10) The table below provides an estimate of the total noncash amounts (net provision of credit losses, depreciation, amortization, stock award plans, and write-downs on investment securities) included in the pretax income of each segment for the years ended December 31, 1998, 1997, and 1996.

--------------------------------------------------------------------------------
In millions                                     1998          1997          1996
--------------------------------------------------------------------------------
Investment Banking ...................         $ 121         $ 112         $ 105
Equities .............................            76            71            65
Foreign Exchange .....................            27            32            35
Interest Rate Markets ................            77            87           106
Credit Markets .......................            74            94            85
Credit Portfolio .....................             9            13            21
--------------------------------------------------------------------------------
GLOBAL FINANCE .......................           384           409           417
ASSET MANAGEMENT AND SERVICING .......           142           111            86
Equity Investments ...................            95            44            36
Proprietary Investing and Trading ....           554           225           279
--------------------------------------------------------------------------------
PROPRIETARY INVESTMENTS ..............           649           269           315
Corporate Items ......................            75            23             5
--------------------------------------------------------------------------------
Total                                          1 250           812           823
--------------------------------------------------------------------------------

The following table presents segment assets at December 31, as well as the average annual assets, for 1998 and 1997. Our management reporting system and policies were used to determine assets attributable to each segment.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1998                                 1997
                                                             ---------------------------------     --------------------------------
Assets, in billions                                          at December 31            Average     at December 31           Average
-----------------------------------------------------------------------------------------------------------------------------------
Equities ...............................................              $  28              $  31              $  27              $  26
Foreign Exchange .......................................                  7                  9                 10                 10
Interest Rate Markets ..................................                112                124                103                106
Credit Markets .........................................                 26                 35                 33                 31
Credit Portfolio .......................................                 17                 21                 21                 22
-----------------------------------------------------------------------------------------------------------------------------------
GLOBAL FINANCE .........................................                190                220                194                195
ASSET MANAGEMENT AND SERVICING(2) ......................                  8                 10                  9                 11
Equity Investments .....................................                  1                  1                  1                  1
Proprietary Investing and Trading(1)(2) ................                 57                 51                 46                 44
-----------------------------------------------------------------------------------------------------------------------------------
PROPRIETARY INVESTMENTS ................................                 58                 52                 47                 45
Corporate Items ........................................                  5                  1                 12                  2
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                   261                283                262                253
-----------------------------------------------------------------------------------------------------------------------------------


(1) Assets relate primarily to our proprietary positioning group.

(2) Refer to note 4, "Business changes and developments."


                               Notes to consolidated financial statements    121

The table below provides the components of revenue for each of our sectors for the years ended December 31, 1998, 1997, and 1996.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Asset
                                                       Global       Management      Proprietary         Corporate
In millions, 1998                                     Finance    and Servicing      Investments             Items             Total
-----------------------------------------------------------------------------------------------------------------------------------
Net interest revenues ....................            $   749           $  395           $  339            $ (312)           $1 171
Trading revenue ..........................              2 045               24              318               (25)            2 362
Investment banking revenue ...............              1 373               25                7                (4)            1 401
Investment management revenue ............                 --              894               --               (13)              881
Fees and commissions .....................                438              147               (1)              164               748
Investment securities revenue ............                 --               --              236               (31)              205
Other revenue ............................                 93                6              142               (54)              187
-----------------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues ...............              3 949            1 096              702                37             5 784
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                          4 698            1 491            1 041              (275)            6 955
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Asset
                                                       Global       Management      Proprietary         Corporate
In millions, 1997                                     Finance    and Servicing      Investments             Items             Total
-----------------------------------------------------------------------------------------------------------------------------------
Net interest revenues ................             $   921            $  350            $  496            $  105             $ 1 872
Trading revenue ......................               1 781                38               265                53               2 137
Investment banking revenue ...........               1 111                25                10               (23)              1 123
Investment management revenue ........                  --               808                --               (16)                792
Fees and commissions .................                 333               138                 2               174                 647
Investment securities revenue ........                  --                --               438               (29)                409
Other revenue ........................                 127                25                83                 5                 240
-----------------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues ...........               3 352             1 034               798               164               5 348
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                       4 273             1 384             1 294               269               7 220
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Asset
                                                       Global       Management      Proprietary         Corporate
In millions, 1996                                     Finance    and Servicing      Investments             Items             Total
-----------------------------------------------------------------------------------------------------------------------------------
Net interest revenues ..................            $  685            $  284            $  623             $  110            $1 702
Trading revenue ........................             2 096                45               241                 95             2 477
Investment banking revenue .............               903                29                 6                (17)              921
Investment management revenue ..........                --               681                --                 (6)              675
Fees and commissions ...................               247               142                (3)               196               582
Investment securities revenue ..........                --                --               302                  1               303
Other revenue ..........................               145                 6                35                  9               195
-----------------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues .............             3 391               903               581                278             5 153
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                       4 076             1 187             1 204                388             6 855
-----------------------------------------------------------------------------------------------------------------------------------


122    Notes to consolidated financial statements

30. INTERNATIONAL OPERATIONS
--------------------------------------------------------------------------------

For financial reporting purposes, our operations are divided into domestic and international components. We believe that the method we have chosen to allocate our results among domestic and international sources, while inexact, is appropriate.

ASSETS

In general, we distribute assets on the basis of the location of the counterparty, with the exception of premises and equipment, which is distributed based on the location of the office recording the asset.

REVENUES AND EXPENSES

Because our operations are highly integrated, we need to make estimates and assumptions to identify revenues and expenses by geographic region. The following is a summary of these assumptions:

- Client-focused revenues are assigned to the region managing the client relationship for a particular product. For investment banking activities, this is the client's head office; for most other products, it is the location where the activity is transacted.

- Market making revenues that cannot be specifically attributed to individual clients (for example, gains or losses from positions taken to facilitate client transactions) are generally allocated based on the proportion of regional revenues.

- Revenues from proprietary investing and trading activities are based on the location of the risk taker.

- Expenses are allocated based on the estimated cost associated with servicing the regions' client base.

- Earnings on stockholders' equity are mainly allocated based on each region's proportion of regional revenue, and adjustments are made for differences between domestic and international tax rates.

Assets at December 31 and results for the years ended December 31, 1998, 1997, and 1996 were distributed among domestic and international operations as presented in the following table.

-----------------------------------------------------------------------------------------------------------------------------------
                                             Total             Total             Total           Pretax    Income tax           Net
In millions                                 assets          revenues(a)       expenses           income       expense        income
-----------------------------------------------------------------------------------------------------------------------------------
1998
Europe(b) ......................         $  86 144            $2 295(e)         $1 865(g)        $  430        $  172        $  258
Asia-Pacific ...................            15 215               733(f)            533(g)           200            80           120
Latin America(c) ...............            11 556               500               222(g)           278           111           167
-----------------------------------------------------------------------------------------------------------------------------------
Total international operations .           112 915             3 528             2 620              908           363           545
Domestic operations(d) .........           148 152             3 427             2 918(g)           509            91           418
-----------------------------------------------------------------------------------------------------------------------------------
Total                                      261 067             6 955             5 538            1 417           454           963
-----------------------------------------------------------------------------------------------------------------------------------

1997
Europe(b) ......................         $  88 018            $2 026            $1 578           $  448        $  179        $  269
Asia-Pacific ...................            22 791               798               554              244            98           146
Latin America(c) ...............            12 885               645               262              383           153           230
-----------------------------------------------------------------------------------------------------------------------------------
Total international operations .           123 694             3 469             2 394            1 075           430           645
Domestic operations(d) .........           138 465             3 751             2 672            1 079           259           820
-----------------------------------------------------------------------------------------------------------------------------------
Total                                      262 159             7 220             5 066            2 154           689         1 465
-----------------------------------------------------------------------------------------------------------------------------------

1996
Europe(b) ......................            75 738             2 063             1 367              696           278           418
Asia-Pacific ...................            21 807               844               458              386           154           232
Latin America(c) ...............            10 037               523               227              296           118           178
-----------------------------------------------------------------------------------------------------------------------------------
Total international operations .           107 582             3 430             2 052            1 378           550           828
Domestic operations(d)(e) ......           114 444             3 425             2 471(h)           954           208           746
-----------------------------------------------------------------------------------------------------------------------------------
Total                                      222 026             6 855             4 523            2 332           758         1 574
-----------------------------------------------------------------------------------------------------------------------------------


(a) Includes net interest revenue and noninterest revenues.

(b) Includes the Middle East and Africa.

(c) Includes Mexico, Central America, and South America.

Notes to the above table continued on the following page.


                               Notes to consolidated financial statements    123

(d) Includes the United States, Canada, and the Caribbean. Total assets include $137.3 billion, $123.9 billion, and $103.1 billion at December 31, 1998, 1997, and 1996, respectively, related to United States operations. Total revenue and expenses relate substantially to United States operations for all years.

(e) Includes 1998 second quarter net pretax gain of $131 million related to the sale of our global trust and agency services business. Refer to note 4, "Business changes and developments."

(f) Includes 1998 third quarter net pretax gain of $56 million related to the sale of our investment management business in Australia. Refer to note 4, "Business changes and developments."

(g) Total expenses include 1998 special charges of $358 million, which was recorded as follows: $183 million in Europe, $22 million in Asia Pacific, $3 million in Latin America, and $150 million in domestic operations. Refer to note 3, "Restructuring of business activities."

(h) Expenses for domestic operations include a technology-related charge of $71 million in 1996.


The table below presents the composition of international assets at December 31.

-----------------------------------------------------------------------------------------------------------------------------------
In millions: December 31                                                       1998                    1997                    1996
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning deposits with banks:
   At overseas branches or subsidiaries of U.S. banks .......             $       241             $        23            $       290
   Other ....................................................                   1 455                   1 832                  1 461
Loans, net ..................................................                  12 723                  17 797                 13 746
Investment securities .......................................                     642                   2 580                  3 591
Trading account assets ......................................                  74 609                  73 328                 60 629
Other assets ................................................                  23 245                  28 134                 27 865
-----------------------------------------------------------------------------------------------------------------------------------
Total international assets                                                    112 915                 123 694                107 582
-----------------------------------------------------------------------------------------------------------------------------------


31. CERTAIN RESTRICTIONS: SUBSIDIARIES
--------------------------------------------------------------------------------

Under the Federal Reserve Act and New York State law, there are legal restrictions limiting the amount of dividends that Morgan Guaranty - a state member bank - can declare. The most restrictive test requires approval of the Federal Reserve Board if Morgan Guaranty's declared dividends exceed the net profits for the current year combined with the preceding two years' net profits. The calculation of the amount available for payment of dividends is based on net profits determined in accordance with bank regulatory accounting principles, reduced by the amount of dividends declared. At December 31, 1998, the cumulative retained net profits for the years 1998 and 1997 available for distribution as dividends in 1999 without approval of the Federal Reserve Board were approximately $502 million.

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


124  Notes to consolidated financial statements

32. CONDENSED FINANCIAL STATEMENTS OF J.P. MORGAN (PARENT)

Presented below are the condensed statements of income, balance sheet, and cash flows for J.P. Morgan & Co. Incorporated, the parent company.


J.P. MORGAN (PARENT) STATEMENT OF INCOME

-----------------------------------------------------------------------------------------------------------------------------------
In millions                                                                           1998                1997                1996
-----------------------------------------------------------------------------------------------------------------------------------
REVENUES
Equity in undistributed earnings of subsidiaries .......................            $   212             $   855              $1 093
Dividends from subsidiaries:
   Bank ................................................................                472                 404                 150
   Other ...............................................................                264                 201                 360
-----------------------------------------------------------------------------------------------------------------------------------
Total equity in earnings of subsidiaries ...............................                948               1 460               1 603
Interest from subsidiaries .............................................              1 298                 739                 637
Other interest revenue .................................................                 38                  53                  37
Investment banking revenue allocations from subsidiaries ...............                141                 125                 103
Service fees from subsidiaries .........................................                250                 248                 186
Investment securities revenue ..........................................                 46                  --                  (7)
Other revenue ..........................................................                  7                   3                  (9)
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                                        2 728               2 628               2 550
-----------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Interest (includes $94 in 1998, $101 in 1997, and $9 in 1996
   to subsidiaries) ....................................................              1 525                 891                 714
Employee compensation and benefits .....................................                248                 245                 203
Other expenses .........................................................                139                 129                 103
-----------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                        1 912               1 265               1 020
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .............................................                816               1 363               1 530
Income tax benefit .....................................................               (147)               (102)                (44)
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                              963               1 465               1 574
-----------------------------------------------------------------------------------------------------------------------------------


                                  Notes to consolidated financial statements 125

J.P. MORGAN (PARENT) BALANCE SHEET

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       December 31
In millions                                                                                            1998                   1997
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning deposits with subsidiary bank ....................................               $     591              $     439
Debt investment securities available-for-sale carried at fair value ...............                     993                    941
Equity investment securities ......................................................                      10                     10
Investments in subsidiaries:
   Bank ...........................................................................                  10 478                 10 433
   U.S. broker-dealer .............................................................                     746                    595
   Other nonbanks .................................................................                   1 065                  1 073
Advances to subsidiaries:
   Bank ...........................................................................                   3 728                  4 069
   U.S. broker-dealer(a) ..........................................................                   6 690                  3 014
   Other nonbanks, primarily securities-related(b) ................................                   9 565                  7 303
Accrued interest and accounts receivable, primarily from subsidiary bank ..........                     362                    287
Other assets (includes $2 990 in 1998 and $2 158 in 1997 related to corporate-owned life insurance contracts; $1 095 in 1998 and $875 in 1997
   related to deferred tax assets) ................................................                   4 636                  3 197
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                         38 864                 31 361
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Securities sold under agreements to repurchase (includes $349 in 1997 with
   subsidiary bank) ...............................................................                      --                    351
Commercial paper ..................................................................                   6 127                  6 090
Other liabilities for borrowed money ..............................................                     148                    498
Accounts payable and accrued expenses .............................................                   1 829                  1 628
Long-term debt not qualifying as risk-based capital ...............................                  13 365                  5 143
Other liabilities .................................................................                     511                    477
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     21 980                 14 187
Long-term debt qualifying as risk-based capital ...................................                   4 437                  4 584
Intercompany debentures(c) ........................................................                   1 186                  1 186
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                    27 603                 19 957
----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                           11 261                 11 404
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                           38 864                 31 361
----------------------------------------------------------------------------------------------------------------------------------


(a) At December 31, 1998 and 1997, $5.7 billion and $2.1 billion, respectively, of these advances was collateralized by marketable securities, primarily U.S. government and agency securities.

(b) At December 31, 1998 and 1997, $7.6 billion and $5.7 billion, respectively, of this balance was collateralized by marketable equity and government agency securities.

(c) Consists solely of junior subordinated debentures issued to JPM Capital Trust I and Trust II. Refer to note 20, "Company-obligated mandatorily redeemable preferred securities of subsidiaries."


126  Notes to consolidated financial statements

J.P. MORGAN (PARENT) STATEMENT OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------------------------
In millions                                                                              1998           1997                  1996
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME ....................................................................      $    963        $ 1 465               $ 1 574
Adjustments to reconcile to cash provided by operating activities:
  Equity in undistributed (earnings) of subsidiaries ..........................          (212)          (855)               (1 093)
  Net increase (decrease) due to changes in other balance sheet
    amounts ...................................................................           (93)           (54)                  116
  Net investment securities (gains) losses included in cash flows from
    investing activities ......................................................           (46)             -                     7
-----------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                                                     612            556                   604
-----------------------------------------------------------------------------------------------------------------------------------
Net (increase) decrease in interest-earning deposits with subsidiary bank .....          (152)          (237)                  227
Debt investment securities:
  Proceeds from sales and maturities ..........................................         2 330          1 394                 1 173
  Purchases ...................................................................        (2 373)        (1 161)               (1 605)
Net increase in advances to subsidiaries ......................................        (5 605)        (3 461)               (1 712)
Capital to subsidiaries .......................................................          (252)           (26)                  (23)
Net payments for insurance contracts ..........................................          (703)          (453)                 (717)
Other changes, net ............................................................           (33)           (41)                   (8)
-----------------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                                                      (6 788)        (3 985)               (2 665)
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in securities sold under agreements
  to repurchase ...............................................................          (351)          (154)                  403
Net increase in commercial paper ..............................................            19          2 660                   706
Net increase (decrease) in other liabilities for borrowed money ...............          (390)           515                (1 140)
Long-term debt:
  Proceeds ....................................................................         9 655          3 302                 1 792
  Payments ....................................................................        (1 848)        (1 754)                    -
Intercompany debentures:
  Proceeds ....................................................................             -            413                   773
Capital stock issued or distributed ...........................................           179            245                   424
Capital stock purchased .......................................................          (755)        (1 500)                 (604)
Dividends paid ................................................................          (707)          (673)                 (643)
Cash receipts from subsidiaries for common stock issuable .....................           338            370                   307
Other changes, net ............................................................            36              5                    41
-----------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                                                   6 176          3 429                 2 059
-----------------------------------------------------------------------------------------------------------------------------------
DECREASE IN CASH AND DUE FROM BANKS                                                         -              -                    (2)
Cash and due from banks, beginning of year ....................................             -              -                     2
-----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks, end of year                                                        -              -                     -
-----------------------------------------------------------------------------------------------------------------------------------
Cash disbursements for interest and taxes                                               1 267            827                   692
-----------------------------------------------------------------------------------------------------------------------------------


                                  Notes to consolidated financial statements 127

ADDITIONAL SELECTED DATA
J.P. Morgan & Co. Incorporated

----------------------------------------------------------------------------------------------------------------------------------
Dollars in millions, except share data                     1998              1997            1996            1995           1994
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
Total interest revenue ...........................     $ 12 641          $ 12 353        $ 10 713         $ 9 937        $ 8 379
Total noninterest revenues .......................        5 784             5 348           5 153           3 901          3 536
----------------------------------------------------------------------------------------------------------------------------------
Total revenues ...................................       18 425            17 701          15 866          13 838         11 915
Interest expense .................................       11 360            10 481           9 011           7 934          6 398
Provision for loan losses ........................         (110)               --              --              --             --
----------------------------------------------------------------------------------------------------------------------------------
Total revenue, net of interest expense
  and provision for credit losses ................        6 955             7 220           6 855           5 904          5 517
Total operating expenses .........................        5 538 (e)         5 066           4 523           3 998          3 692
----------------------------------------------------------------------------------------------------------------------------------
Net income .......................................          963             1 465           1 574           1 296          1 215
At year-end:
  Total assets ...................................      261 067           262 159         222 026         184 879        154 917
  Long-term debt and other capital
    securities(a) ................................       28 757            24 139          13 853           9 327          6 802
  Stockholders' equity ...........................       11 261            11 404          11 432          10 451          9 568
  Common stockholders' equity ....................       10 567            10 710          10 738           9 957          9 074
  Tier 1 risk-based capital ......................       11 213            11 854             (b)             (b)            (b)
  Total risk-based capital .......................       16 454            17 680             (b)             (b)            (b)
Per common share:
  Net income:
    Basic(c) .....................................     $   5.08          $   7.71        $   8.11        $   6.70       $   6.20
    Diluted(c) ...................................         4.71              7.17            7.63            6.42           6.02
  Book value .....................................        55.01 (d)         55.99 (d)       54.43 (d)       50.71 (d)      46.73 (d)
  Dividends declared .............................         3.84              3.59            3.31            3.06           2.79

EARNINGS RATIOS
Net income as % of:
  Average total assets ...........................         0.34%(d)          0.58%(d)        0.73%(d)        0.73%(d)       0.70%(d)
  Average stockholders' equity ...................          8.4 (d)          12.9 (d)        14.3 (d)        13.2 (d)       12.5 (d)
  Average common stockholders' equity ............          8.6 (d)          13.4 (d)        14.9 (d)        13.6 (d)       12.9 (d)

DIVIDEND PAYOUT RATIO
  Dividends declared per common share as %
    of diluted net income per common share .......         81.5%             50.1%           43.4%           47.7%          46.3%

CAPITAL RATIOS
Average stockholders' equity as % of
  average total assets ...........................          4.1%(d)           4.5%(d)         5.1%(d)         5.5%(d)        5.7%(d)
Common stockholders' equity as % of:
  Average total assets ...........................          3.7 (d)           4.2 (d)         5.0 (d)         5.6 (d)        5.3 (d)
  Total year-end assets ..........................          4.0 (d)           4.1 (d)         4.8 (d)         5.4 (d)        5.9 (d)
Total stockholders' equity as % of:
  Average total assets ...........................          4.0 (d)           4.5 (d)         5.3 (d)         5.9 (d)        5.5 (d)
  Total year-end assets ..........................          4.3 (d)           4.4 (d)         5.2 (d)         5.7 (d)        6.2 (d)
Tier 1 risk-based capital ratio ..................          8.0               8.0             (b)             (b)            (b)
Total risk-based capital ratio ...................         11.7              11.9             (b)             (b)            (b)
Leverage ratio ...................................          3.9               4.4             (b)             (b)            (b)

OTHER SELECTED DATA
Registered holders of record of common
  stock at year-end ..............................       27 992            29 186          29 607          29 391         29 596
Common shares outstanding at
  year-end (in thousands) ........................      175 006           176 318         184 923         187 116        187 701
Employees at year-end:
  In the U.S. ....................................        8 402             8 994           8 579           8 855          9 607
  Outside the U.S. ...............................        7 272             7 949           6 948           6 758          7 448
----------------------------------------------------------------------------------------------------------------------------------
Total employees                                          15 674            16 943          15 527          15 613         17 055
----------------------------------------------------------------------------------------------------------------------------------


128  Additional selected data

(a) Includes $4,570 million, $4,743 million, $3,692 million, $3,590 million, and $3,197 million of long-term debt qualifying as risk-based capital in 1998, 1997, 1996, 1995, and 1994, respectively, and $1,150 of company-obligated mandatorily redeemable preferred securities of subsidiaries in 1998 and 1997, qualifying as risk-based capital.

(b) The December 31, 1998 and 1997 amounts and ratios reflect the adoption of the Federal Reserve Board's market risk capital guidelines for calculation of risk-based capital ratios. These guidelines include incorporating a measure of market risk for trading positions. In addition, the capital and assets of the
Section 20 subsidiary, J.P. Morgan Securities Inc., are no longer excluded from the calculations. Prior-period amounts and ratios included in the following table have not been restated and accordingly exclude the equity, assets, and off-balance-sheet exposures of J.P. Morgan Securities Inc. See note 22, "Capital requirements."

-----------------------------------------------------------------------------------------------------------------------------------
Dollars in millions                                                          1996                     1995                     1994
-----------------------------------------------------------------------------------------------------------------------------------
Tier 1 risk-based capital ...............................                 $10 873                  $ 9 033                  $ 8 265
Total risk-based capital ................................                  15 145                   13 398                   12 221
Tier 1 risk-based capital ratio .........................                     8.8%                     8.8%                     9.6%
Total risk-based capital ratio ..........................                    12.2                     13.0                     14.2
Leverage ratio ..........................................                     5.9                      6.1                      6.5
-----------------------------------------------------------------------------------------------------------------------------------

(c) Effective December 31, 1997, we adopted the provisions of SFAS No. 128, Earnings per Share. SFAS No. 128 supercedes APB No. 15 and related interpretations and replaces the computations of primary and fully diluted earnings per share (EPS) with basic and diluted EPS, respectively. Prior-period amounts have been restated. See note 25, "Earnings per share."

(d) The following table presents certain ratios excluding the effect of SFAS No. 115 for the years ended December 31, 1998, 1997, 1996, 1995, and 1994.

-----------------------------------------------------------------------------------------------------------------------------------
                                                               1998            1997            1996            1995            1994
Book value per common share ........................       $  54.24        $  53.74        $  52.08        $  47.83        $  44.39
-----------------------------------------------------------------------------------------------------------------------------------
Net income as % of:
  Average total assets .............................           0.34%           0.58%           0.73%           0.73%           0.71%
  Average stockholders' equity .....................           8.62           13.48           14.89           13.78            13.6
  Average common stockholders' equity ..............           8.84            14.0            15.6            14.3            14.2
-----------------------------------------------------------------------------------------------------------------------------------
Average stockholders' equity as % of average
  total assets .....................................            4.0             4.3             4.9             5.3             5.2
-----------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity as % of:
  Average total assets .............................           3.69            4.08            4.79            5.29             5.0
  Total year-end assets ............................           3.99            3.93            4.64            5.11             5.6
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity as % of:
  Average total assets .............................           3.93            4.35            5.12            5.57             5.3
  Total year-end assets ............................           4.26            4.20            4.96            5.37             5.9
-----------------------------------------------------------------------------------------------------------------------------------


(e) 1998 includes charges in the first and fourth quarters totaling $358 million ($215 million after tax) related to the restructuring of business activities and other cost reduction programs. The charges were recorded as follows: $241 million in Employee compensation and benefits, related to severance; $112 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and communications, related to equipment write-offs.


                                                    Additional selected data 129

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
J.P. Morgan & Co. Incorporated
(Unaudited)

-----------------------------------------------------------------------------------------------------------------------------------
In millions, except share data                                                   1998                                          1997
                                          ------------------------------------------    -------------------------------------------
Three months ended                         Dec. 31   Sept. 30     June 30     Mar. 31    Dec. 31   Sept. 30     June 30     Mar. 31
-----------------------------------------------------------------------------------------------------------------------------------
Interest revenue ......................     $3 024     $3 249      $3 106      $3 262     $3 271     $3 161      $3 029      $2 892
Interest expense ......................      2 701      2 917       2 816       2 926      2 816      2 689       2 534       2 442
Provision for loan losses .............        (85)       (25)         --          --         --         --          --          --
-----------------------------------------------------------------------------------------------------------------------------------
Net interest revenue after
  provision for loan losses ...........        238        307         290         336        455        472         495         450
Total noninterest revenues(a) .........      1 266        994       1 863       1 661      1 225      1 444       1 296       1 383
-----------------------------------------------------------------------------------------------------------------------------------
Total revenue, net of interest
  expense and provision for loan losses      1 504      1 301       2 153       1 997      1 680      1 916       1 791       1 833
Total operating expenses(b) ...........      1 391      1 099       1 416       1 632      1 308      1 326       1 241       1 191
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes ............        113        202         737         365        372        590         550         642
Income taxes ..........................         24         46         256         128        101        194         176         218
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME ............................         89        156         481         237        271        396         374         424
-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income:
  Basic ...............................     $ 0.44     $ 0.81      $ 2.57      $ 1.26     $ 1.44     $ 2.10      $ 1.98      $ 2.19
  Diluted .............................       0.42       0.75        2.36        1.15       1.33       1.96        1.85        2.04
Dividends declared ....................       0.99       0.95        0.95        0.95       0.95       0.88        0.88        0.88
-----------------------------------------------------------------------------------------------------------------------------------
Price range per common share
  on the composite tape:
  High ................................   $115 7/8  $133 9/16  $148 11/16  $138 13/16   $125 3/4  $116 13/16   $113 1/8    $109 7/8
  Low .................................     74 1/2     84 5/8   116 15/16    98 13/16    105 1/2   104 1/16      93 1/8          96
Closing price per common
  share at quarter-end ................   105 1/16     84 5/8   117 1/16    134 5/16     112 7/8    113 5/8     104 3/8      98 1/4
-----------------------------------------------------------------------------------------------------------------------------------

The principal market on which the company's common stock is traded is the New York Stock Exchange.

(a) Refer to note 7, "Other revenue and other expenses," to our consolidated financial statements.

(b) Refer to note 3, "Restructuring of business activities," to our consolidated financial statements.


The 1998 fourth-quarter results are discussed in J.P. Morgan's earnings release dated January 19, 1999, which has been filed with the Securities and Exchange Commission on Form 8-K.


130  Selected consolidated quarterly financial data

CONSOLIDATED AVERAGE BALANCES AND TAXABLE-EQUIVALENT NET INTEREST EARNINGS J.P. Morgan & Co. Incorporated

----------------------------------------------------------------------------------------------------------------------------------
Dollars in millions                                            1998                           1997                           1996
                                      -----------------------------    ---------------------------   ----------------------------
Interest and average rates on          Average              Average    Average             Average   Average              Average
a taxable-equivalent basis             balance   Interest      rate    balance  Interest      rate   balance   Interest      rate
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning deposits
  with banks,  mainly in offices
  outside the U.S. ..............      $ 2 079    $   294     14.14%   $ 2 035   $   199      9.78%   $ 2 022   $   110      5.44%
Debt investment securities in
  offices in the U.S.:(a)
  U.S. Treasury .................          723         61      8.44      1 296        95      7.33      1 581       106      6.70
U.S. state and political
  subdivision ...................        1 535        168     10.94      1 264       148     11.71      1 591       183     11.50
  Other .........................       21 128      1 185      5.61     17 260     1 095      6.34     17 399     1 109      6.37
Debt investment securities in
  offices outside the U.S.(a) ...        1 519        109      7.18      3 733       273      7.31      4 452       271      6.09
Trading account assets:
  In offices in the U.S. ........       30 394      1 837      6.04     25 245     1 587      6.29     16 591       994      5.99
  In offices outside the U.S. ...       36 227      2 509      6.93     39 367     2 693      6.84     29 656     2 285      7.71
Securities purchased under
  agreements to resell and
  federal funds sold
  In offices in the U.S. ........       17 372        939      5.41     15 660       895      5.72     24 653     1 269      5.15
  In offices outside the U.S. ...       21 478      1 092      5.08     24 785     1 164      4.70     18 411       985      5.35
Securities borrowed, mainly in
  offices in the U.S. ...........       40 680      2 088      5.13     36 287     1 784      4.92     25 310     1 284      5.07
Loans:
  In offices in the U.S. ........        6 452        464      7.19      5 146       381      7.40      6 227       418      6.71
  In offices outside the U.S. ...       24 491      1 650      6.74     25 490     1 661      6.52     21 794     1 371      6.29
Other interest-earning assets:(b)
  In offices in the U.S. ........        2 112        122         *        774       168         *        940       139         *
  In offices outside the U.S. ...          944        199         *        707       282         *      1 027       274         *
---------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets ...      207 134     12 717      6.14    199 049    12 425      6.24    171 654    10 798      6.29
Cash and due from banks .........        1 429                             797                            935
Other noninterest-earning assets        74 621                          53 049                         42 454
---------------------------------------------------------------------------------------------------------------------------------
Total assets                           283 184                         252 895                        215 043
---------------------------------------------------------------------------------------------------------------------------------

The percentage of average interest-earning assets attributable to offices outside the U.S. was 45% in 1998, 52% in 1997, and 47% in 1996. Average balances are derived from daily balances except in the case of some subsidiaries, which are derived from month-end balances. Interest and average rates applying to the following asset categories have been adjusted to a taxable-equivalent basis:
Debt investment securities in offices in the U.S., Trading account assets in offices in the U.S., and Loans in offices in the U.S. The applicable tax rate used to adjust tax-exempt interest to a taxable-equivalent basis was approximately 41% in 1998, 1997, and 1996.

Impaired loans are included in the determination of average total loans.

(a) For the 12 months ended December 31, 1998, 1997, and 1996, average debt investment securities are computed based on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

(b) Interest revenue includes the effect of certain off-balance-sheet transactions.

*Not meaningful.


Consolidated average balances and taxable-equivalent net interest earnings   131

-----------------------------------------------------------------------------------------------------------------------------------
Dollars in millions                                                1998                          1997                          1996
                                            ---------------------------    --------------------------    --------------------------
Interest and average rates on                Average            Average    Average            Average    Average             Average
a taxable-equivalent basis                   balance  Interest     rate    balance  Interest     rate    balance  Interest      rate
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  In offices in the U.S. .................  $  7 674   $   397     5.17%   $ 9 676  $    538     5.56%   $ 3 962  $    204     5.15%
  In offices outside the U.S. ............    49 044     2 426     4.95     46 254     2 215     4.79     45 148     2 337     5.18
Trading account liabilities:
  In offices in the U.S. .................     9 424       665     7.06     11 390       785     6.89      8 295       522     6.29
  In offices outside the U.S. ............    15 085       876     5.81     14 291       867     6.07     11 056       780     7.05
Securities sold under agreements to
  repurchase and federal funds
  purchased, mainly in offices in
  the U.S. ...............................    70 537     3 846     5.45     67 121     3 532     5.26     63 424     3 295     5.20
Commercial paper, mainly in offices in
  the U.S. ...............................     9 682       539     5.57      4 858       262     5.39      4 133       225     5.44
Other interest-bearing liabilities:
  In offices in the U.S. .................    12 323       811     6.58     15 590       958     6.14     14 331       819     5.71
  In offices outside the U.S. ............     3 360       263     7.83      4 026       227     5.64      2 258       204     9.03
Long-term debt, mainly in offices in
  the U.S. ...............................    26 066     1 537     5.90     18 155     1 097     6.04     10 643       625     5.87
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities .......   203 195    11 360     5.59    191 361    10 481     5.48    163 250     9 011     5.52
Noninterest-bearing deposits:
  In offices in the U.S. .................       884                         1 033                         2 298
  In offices outside the U.S. ............       784                           452                           737
Other noninterest-bearing liabilities ....    66 812                        48 696                        37 767
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities ........................   271 675                       241 542                       204 052
Stockholders' equity .....................    11 509                        11 353                        10 991
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity   283 184                       252 895                       215 043
Net yield on interest-earning assets: ....                         0.66                          0.98                          1.04
  Attributable to offices in the U.S.(a) .                         0.01                          0.13                          0.76
  Attributable to offices outside the
    U.S.(a) ..............................                         1.44                          1.78                          1.36
Taxable-equivalent net interest earnings:                1 357                         1 944                         1 787
  Attributable to offices in the U.S.(a) .                  11                           121                           699
  Attributable to offices outside the
    U.S.(a) ..............................               1 346                         1 823                         1 088
-----------------------------------------------------------------------------------------------------------------------------------

The percentage of average interest-bearing liabilities attributable to offices outside the U.S. was 44% in 1998, 47% in 1997, and 47% in 1996.

(a) Funding costs are allocated based on the location of the office recording the asset. No allocation is made for capital.


132  Consolidated average balances and taxable-equivalent net interest earnings

ANALYSIS OF YEAR-TO-YEAR CHANGES IN TAXABLE-EQUIVALENT NET INTEREST EARNINGS

J.P. Morgan & Co. Incorporated


-----------------------------------------------------------------------------------------------------------------------------------
                                                                  1998/97 Increase (decrease)            1997/96 Increase (decrease)
                                                                            due to change in:                     due to change in:
                                                           ---------------------------------      ---------------------------------
                                                           Average      Average     Increase      Average      Average    Increase
In millions                                                balance         rate    (decrease)     balance         rate   (decrease)
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Interest-earning deposits with banks, mainly in offices
  outside the U.S. ....................................      $   4        $  91        $  95       $    1       $   88       $   89
Debt investment securities in offices in the U.S.:
  U.S. Treasury .......................................        (47)          13          (34)         (20)           9          (11)
  U.S. state and political subdivision ................         30          (10)          20          (38)           3          (35)
  Other ...............................................        226         (136)          90           (9)          (5)         (14)
Debt investment securities in offices outside the U.S.        (159)          (5)        (164)         (48)          50            2
Trading account assets:
  In offices in the U.S. ..............................        315          (65)         250          541           52          593
  In offices outside the U.S. .........................       (219)          35         (184)         687         (279)         408
Securities purchased under agreements to resell and
   federal funds sold:
     In offices in the U.S. ...........................         94          (50)          44         (503)         129         (374)
     In offices outside the U.S. ......................       (162)          90          (72)         310         (131)         179
Securities borrowed, mainly in offices in the U.S. ....        225           79          304          539          (39)         500
Loans:
  In offices in the U.S. ..............................         94          (11)          83          (78)          41          (37)
  In offices outside the U.S. .........................        (66)          55          (11)         239           51          290
Other interest-earning assets:
  In offices in the U.S. ..............................        141         (187)         (46)         (28)          57           29
  In offices outside the U.S. .........................         76         (159)         (83)        (102)         110            8
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST-EARNING ASSETS .........................        552         (260)         292        1 491          136        1 627
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  In offices in the U.S. ..............................       (105)         (36)        (141)         317           17          334
  In offices outside the U.S. .........................        136           75          211           55         (177)        (122)
Trading account liabilities:
  In offices in the U.S. ..............................       (139)          19         (120)         209           54          263
  In offices outside the U.S. .........................         47          (38)           9          206         (119)          87
Securities sold under agreements to repurchase and
  federal funds purchased, mainly in offices in the U.S.       184          130          314          198           39          237
Commercial paper, mainly in offices in the U.S. .......        268            9          277           39           (2)          37
Other interest-bearing liabilities:
  In offices in the U.S. ..............................       (212)          65         (147)          75           64          139
  In offices outside the U.S. .........................        (42)          78           36          119          (96)          23
Long-term debt, mainly in offices in the U.S. .........        467          (27)         440          454           18          472
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING LIABILITIES ....................        604          275          879        1 672         (202)       1 470
-----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN TAXABLE-EQUIVALENT NET INTEREST EARNINGS ....        (52)        (535)        (587)        (181)         338          157
-----------------------------------------------------------------------------------------------------------------------------------

Changes in the average balance/rate are allocated based on the percentage relationship of the change in average balance or average rate to the total increase (decrease). Included in the above analysis is approximately $2 million and $1 million of interest revenue recorded in 1997 and 1996, respectively, that related to prior years. There was no interest revenue recorded in 1998 that related to prior years.


TAXABLE-EQUIVALENT NET INTEREST EARNINGS AND THE CONSOLIDATED STATEMENT OF
INCOME

J.P. Morgan & Co. Incorporated

------------------------------------------------------------------------------------------------------------------------------------
In millions                                                                                   1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Taxable interest revenue ........................................................          $12 511          $12 208          $10 551
Tax-exempt interest revenue, adjusted to a taxable-equivalent basis .............              206              217              247
------------------------------------------------------------------------------------------------------------------------------------
Total interest revenue, adjusted to a taxable-equivalent basis ..................           12 717           12 425           10 798
Less: interest expense ..........................................................           11 360           10 481            9 011
------------------------------------------------------------------------------------------------------------------------------------
Taxable-equivalent net interest earnings ........................................            1 357            1 944            1 787
Less: adjustment of tax-exempt interest revenue .................................               76               72               85
------------------------------------------------------------------------------------------------------------------------------------
Net interest revenue, as in the consolidated statement of income ................            1 281            1 872            1 702
------------------------------------------------------------------------------------------------------------------------------------


 Consolidated average balances and taxable-equivalent net interest earnings 133

CROSS-BORDER AND LOCAL OUTSTANDINGS


The following presents our cross-border and local outstandings under the regulatory basis established by the Federal Financial Institutions Examination Council (FFIEC). Bank regulatory rules differ from management's view in the treatment of credit derivatives, trading account short positions, and the use of fair value versus cost of investment securities. In addition, management does not net local funding or liabilities against any local exposures as allowed by the FFIEC. Refer to page 42 for more information on exposures based on management's view.

In accordance with regulatory rules, cross-border outstandings include, regardless of currency:

-  all claims of our U.S. offices against foreign residents

- all claims of our foreign offices against residents of other foreign countries

Local outstandings include all claims of our foreign offices with residents of the same foreign country, net of local funding.

All outstandings are based on the location of the ultimate counterparty; that is, if collateral or a formal guarantee exists, the country presented is determined by the location where the collateral is held and realizable, or the location of the guarantor. Cross-border and local outstandings include the following: interest-earning deposits with banks, investment securities, trading account assets including derivatives, securities purchased under agreements to resell, loans, accrued interest, investments in affiliates, and other monetary assets. Commitments include all cross-border commitments to extend credit, standby letters of credit, and guarantees, and securities lending indemnifications.

The following tables show each country where cross-border and local outstandings exceeded 0.75% of total assets at December 31, 1998, 1997, and 1996.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Total out-
                                                                                                                          standings
                                                                      Net local        Total         % of                       and
In millions                                   Govern-                      out-         out-        Total       Commit-     commit-
December 31, 1998                  Banks        ments     Other(a)    standings    standings       assets         ments       ments
------------------------------------------------------------------------------------------------------------------------------------
Japan .....................      $ 1 064      $11 189       $2 327       $5 049      $19 629         7.52%       $1 204      $20 833
Germany ...................       11 983        1 533        1 578          169       15 263         5.85         1 415       16 678
Italy .....................        2 921        9 597          562           73       13 153         5.04            76       13 229
France ....................        5 604          994        2 282           --        8 880         3.40         2 318       11 198
The Netherlands ...........        6 101          878          906           --        7 885         3.02           367        8 252
United Kingdom ............        3 362          104        4 293           --        7 759         2.97         1 306        9 065
Cayman Islands ............          151           --        4 630           --        4 781         1.83           300        5 081
Spain .....................        1 854        1 216        1 376          189        4 635         1.78           512        5 147
Switzerland ...............        2 249          615        1 357           --        4 221         1.62           802        5 023
Belgium ...................        1 429        1 135        1 088           --        3 652         1.40         4 469        8 121
Canada ....................        1 776          957          758           --        3 491         1.34         1 601        5 092
South Korea ...............          891          656          736           --        2 283         0.87            54        2 337
Hong Kong .................          251           16          803        1 082        2 152         0.82           188        2 340
------------------------------------------------------------------------------------------------------------------------------------

(a) Includes nonbank financial institutions and commercial and industrial entities.


134  Cross-border and local outstandings

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Total out-
                                                                                                                          standings
                                                                      Net local        Total         % of                       and
In millions                                   Govern-                      out-         out-        Total       Commit-     commit-
December 31, 1997                  Banks        ments     Other(a)    standings    standings       assets         ments       ments
------------------------------------------------------------------------------------------------------------------------------------
United Kingdom ...........        $6 314      $   643       $6 181           --      $13 138         5.01%       $1 185    $14 323
Japan ....................         2 748        5 410        2 876           --       11 034         4.21         1 866     12 900
France ...................         5 614        1 025        2 072      $   744        9 455         3.61         1 889     11 344
Germany ..................         4 904        2 855        1 014           24        8 797         3.36         1 230     10 027
Cayman Islands ...........             6          473        6 368           --        6 847         2.61           160      7 007
The Netherlands ..........         2 751          999        2 082           --        5 832         2.22           704      6 536
Italy ....................         1 644        3 238          623           --        5 505         2.10             4      5 509
Belgium ..................         2 104        1 938        1 199           --        5 241         2.00         4 191      9 432
Switzerland ..............         2 742          556        1 028          477        4 803         1.83         1 319      6 122
Canada ...................         1 490        1 840          791           --        4 121         1.57         1 716      5 837
Spain ....................         1 362        1 783          545           --        3 690         1.41           170      3 860
Brazil ...................           310        1 061          826        1 393        3 590         1.37            24      3 614
South Korea ..............         1 901          190        1 089           --        3 180         1.21           282      3 462
Hong Kong ................           620           58        1 769           --        2 447         0.93           412      2 859
Argentina ................           129        1 241          903           69        2 342         0.89             5      2 347
-----------------------------------------------------------------------------------------------------------------------------------

(a) Includes nonbank financial institutions and commercial and industrial entities.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Total out-
                                                                                                                          standings
                                                                      Net local        Total         % of                       and
In millions                                   Govern-                      out-         out-        Total       Commit-     commit-
December 31, 1996                  Banks        ments     Other(a)    standings    standings       assets         ments       ments
------------------------------------------------------------------------------------------------------------------------------------

United Kingdom ............       $4 092       $  303       $3 891           --       $8 286         3.73%       $  994      $9 280
Germany ...................        3 549        3 188          491       $  585        7 813         3.52         1 189       9 002
Japan .....................        2 950        2 033        2 477           --        7 460         3.36         1 110       8 570
France ....................        3 668        1 242          602           --        5 512         2.48         1 476       6 988
The Netherlands ...........        2 678        1 480          910           --        5 068         2.28           661       5 729
Italy .....................        1 016        2 287          391           --        3 694         1.66           172       3 866
Switzerland ...............        2 108          320          589          317        3 334         1.50           894       4 228
Cayman Islands ............            8           --        2 712           --        2 720         1.23            91       2 811
Brazil ....................           81        1 273          610          681        2 645         1.19            47       2 692
Spain .....................        1 088        1 215          183           --        2 486         1.12           177       2 663
Belgium ...................          727        1 059          691           --        2 477         1.12         3 414       5 891
Canada ....................          758          916          789           --        2 463         1.11         1 150       3 613
Australia .................          437          219          282        1 299        2 237         1.01           183       2 420
Mexico ....................          399          473          928          153        1 953         0.88            78       2 031
Russia ....................           --        1 697           --           --        1 697         0.76            --       1 697
-----------------------------------------------------------------------------------------------------------------------------------


(a) Includes nonbank financial institutions and commercial and industrial entities.


                                         Cross-border and local outstandings 135

FORM 10-K ANNUAL REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


--------------------------------------------------------------------------------
FOR THE FISCAL YEAR ENDED
DECEMBER 31, 1998

J.P. MORGAN & CO. INCORPORATED
(Incorporated in the State of Delaware)
60 Wall Street, New York, NY 10260-0060
(212) 483-2323

--------------------------------------------------------------------------------

FILED WITH:
Securities and Exchange Commission, Washington, DC 20549

COMMISSION FILE NUMBER:
1-5885

I.R.S. EMPLOYER IDENTIFICATION NUMBER:
13-2625764

THE FOLLOWING SECURITIES ARE REGISTERED ON THE NEW YORK STOCK EXCHANGE PURSUANT TO SECTION 12(b) OF THE ACT:

Common Stock, $2.50 Par Value

Adjustable Rate Cumulative Preferred Stock, Series A, No Par Value, Stated Value $100

Depository shares representing a one-tenth interest in 6-5/8% Cumulative Preferred Stock, Series H, No Par Value, Stated Value $500

THE FOLLOWING SECURITIES ARE REGISTERED ON THE AMERICAN STOCK EXCHANGE PURSUANT TO SECTION 12(b) OF THE ACT:

2.5% Commodity-Indexed Preferred Securities (ComPS(SM)), Series A issued by J.P. Morgan Index Funding Company I and guaranteed by J.P. Morgan & Co. Incorporated

Commodity-Index Preferred Securities (ComPS(SM)), Series B issued by J.P. Morgan Index Funding Company I and guaranteed by J.P. Morgan & Co. Incorporated, Initial Face Amount $13

NO SECURITIES ARE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT.

The aggregate market value of the voting stock held by nonaffiliates of J.P. Morgan totaled $19,614,031,243 at February 26, 1999.

The number of shares outstanding of J.P. Morgan's Common Stock, $2.50 Par Value, at February 26, 1999, totaled 176,009,254 shares.

J.P. Morgan (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and
(2) has been subject to such filing requirements for the past 90 days.

Disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein nor in any amendment to this Form 10-K, and is not contained in J.P. Morgan's 1999 Proxy Statement incorporated by reference in Part III of this Form 10-K.

J.P. Morgan's definitive Proxy Statement dated March 11, 1999, is incorporated by reference in response to Part III, Items 10, 11, 12, and 13 of Form 10-K.


136  Form 10-K annual report

FORM 10-K CROSS-REFERENCE INDEX
------------------------------------------------------------
    PART I

1.   BUSINESS
     Description of business, 19-30, 47-48
     Number of employees, 128
     Financial information about foreign and
     domestic operations, 42-44, 123-124,
     134-135
     Distribution of assets, liabilities, and stockholders' equity; interest rates and interest differential, 131-133
     Investment portfolio, 82-84
     Loan portfolio, 72-74, 89-92
     Summary of loan loss experience, 73-74, 92-96
     Deposits, 96-97, 131-133
     Return on equity and assets, 128-129
     Short-term borrowings, 97-98

2.   PROPERTIES, 48

3.   LEGAL PROCEEDINGS(a)

4.   SUBMISSION OF MATTERS TO A VOTE OF
     SECURITY HOLDERS(a)
------------------------------------------------------------

     PART II

5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND
     RELATED STOCKHOLDER MATTERS, 124,128-130

6.   SELECTED FINANCIAL DATA, 128-129

7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS, 1-4, 17-59

7a.  QUANTITATIVE AND QUALITATIVE DISCLOSURES
     ABOUT MARKET RISK, 49-54

8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY
     DATA
     Report of independent accountants, 62
     J.P. Morgan & Co. Incorporated
         Consolidated statement of income, 63
         Consolidated balance sheet, 64
         Consolidated statement of changes in
         stockholders' equity, 65-66
         Consolidated statement of cash flows, 67
     Morgan Guaranty Trust Company of New York -
     Consolidated statement of condition, 68
     Notes to consolidated financial statements,
     69-127
     Selected consolidated quarterly
     financial data,(b) 130

9.   CHANGES IN AND DISAGREEMENTS WITH
     ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
     DISCLOSURE(a)

---------------------------------------------

     PART III

10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE
     REGISTRANT(c)

11.  EXECUTIVE COMPENSATION(c)

12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
     OWNERS AND MANAGEMENT(c)

13.  CERTAIN RELATIONSHIPS AND RELATED
     TRANSACTIONS(c)
---------------------------------------------

     PART IV

14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES,
     AND REPORTS ON FORM 8-K

     1.  Financial statements have been
         included in Item 8.

     2.  Financial statement schedules
         Schedule III - Condensed financial
         information of J.P. Morgan & Co.
         Incorporated (parent), 125-127

---------------------------------------------

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

10f. Incentive compensation plan, as amended
     (incorporated by reference to Exhibit 10f to J.P. Morgan's annual report on Form
     10-K for the year ended December 31,
     1997, File No. 1-5885)

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

10j. 1998 performance plan (incorporated by reference to Exhibit 10 to J.P. Morgan's quarterly report on Form 10-Q for the quarter ended September 30, 1998, File
     No. 1-5885)

12.  Statements re computation of ratios

13.  Annual report to stockholders(e)

21.  Subsidiaries of J.P. Morgan

23.  Consent of independent accountants

24.  Powers of attorney

27.  Financial data schedule
---------------------------------------------

     REPORTS ON FORM 8-K

     Report on Form 8-K dated October 19,
     1998, was filed with the Securities and
     Exchange Commission during the quarter
     ended December 31, 1998, which reported
     the issuance by J.P. Morgan of a press
     release reporting its earnings for the
     three- and nine-month periods ended
     September 30, 1998.

     In addition, Form 8-K dated December 9,
     1998, was filed announcing a dividend
     increase, lower results for the fourth
     quarter, and a stock repurchase program.

---------------------------------------------
     This report on Form 10-K has not been
     approved or disapproved by the
     Securities and Exchange Commission nor
     has the Commission passed upon the
     accuracy or adequacy of this report.
     Portions of the annual report to
     stockholders are not required for the
     Form 10-K report and are not filed as
     part of J.P. Morgan's Form 10-K.

---------------------------------------------

(a)  Nothing to report.

(b)  Fourth quarter 1998 results are
     incorporated by reference to the report
     on Form 8-K dated January 19, 1999,
     filed with the Securities and Exchange
     Commission.

(c)  Incorporated by reference to the
     definitive Proxy Statement dated March
     11, 1999.

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

---------------------------------------------

     Other schedules and exhibits are omitted because the required information either is not applicable or is shown in the consolidated financial statements or the notes thereto.


                                            Form 10-K cross-reference index 137

SIGNATURES
--------------------------------------------------------------------------------

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on March 11, 1999, on its behalf by the undersigned, thereunto duly authorized.

J.P. MORGAN & CO. INCORPORATED
Registrant



RACHEL F. ROBBINS
-------------------------------
Rachel F. Robbins
Secretary


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 11, 1999, by the following persons on behalf of the registrant in the capacities indicated.



JOHN A. MAYER JR.
-------------------------------
John A. Mayer Jr.
Chief Financial Officer
(Principal financial officer)



DAVID H. SIDWELL
-------------------------------
David H. Sidwell
Managing Director and Controller
(Principal accounting officer)




Douglas A. Warner III*
Chairman of the Board and Director
Paul A. Allaire* Director
Riley P. Bechtel* Director
Lawrence A. Bossidy* Director
Martin Feldstein* Director
Ellen V. Futter* Director
Hanna H. Gray* Director
Walter A. Gubert*
Vice Chairman of the Board and Director
James R. Houghton* Director
James L. Ketelsen* Director
John A. Krol* Director
Roberto G. Mendoza*
Vice Chairman of the Board and Director
Michael E. Patterson*
Vice Chairman of the Board and Director
Lee R. Raymond* Director
Richard D. Simmons* Director
Kurt F. Viermetz* Director
Douglas C. Yearley* Director


*  By: JAMES C. P. BERRY
-------------------------------
James C. P. Berry
Attorney-in-fact


138 Signatures

MANAGEMENT
--------------------------------------------------------------------------------

DOUGLAS A. WARNER III
  Chairman of the Board
  Chief Executive Officer

WALTER A. GUBERT
ROBERTO G. MENDOZA
MICHAEL E. PATTERSON
  Vice Chairmen of the Board

PETER D. HANCOCK
  Chairman, Risk Management Committee
      and Capital Committee

THOMAS B. KETCHUM
  Chief Administrative Officer

JOHN A. MAYER JR.
  Chief Financial Officer

ERNEST STERN
  Managing Director

STEPHEN G. THIEKE
  Managing Director

RAMON DE OLIVEIRA
KEITH M. SCHAPPERT
  Asset Management Services

WALTER A. GUBERT
  Investment Banking

CLAYTON S. ROSE
  Equities

NICOLAS S. ROHATYN
  Credit Markets
  Credit Portfolio

WILLIAM T. WINTERS
  Interest Rate Markets
  Foreign Exchange

PILAR CONDE
MICHAEL R. COREY
  Proprietary Positioning

BART J. BROADMAN
BRUCE N. CARNEGIE-BROWN
  Asia Pacific

JOSEPH P. MACHALE
  Europe, Middle East, Africa

MIGUEL GUTIERREZ
CARLOS M. HERNANDEZ
  Latin America

LUC BOMANS
  Euroclear System

MARTHA J. GALLO
  Auditor

PETER A. MILLER
  Chief Information Officer

DAVID H. SIDWELL
  Controller

RACHEL F. ROBBINS
  General Counsel

JOHN F. BRADLEY
NANCY BAIRD HARWOOD
  Human Resources

LAURA W. DILLON
  Corporate Communication

JOHN G. DANIELLO
  Corporate Services



                                                                  Management 139

J.P. MORGAN DIRECTORY
Offices of J.P. Morgan & Co. Incorporated and its subsidiaries and affiliates

   NORTH AMERICA
   --------------------------------------------------------------------------
   NEW YORK
   60 Wall Street
   New York, NY 10260-0060
   (1-212) 483-2323

   BOSTON
   2 International Place, 18th Floor
   Boston, MA 02110
   (1-617) 428-4777

   CHICAGO
   227 West Monroe Street, Suite 2800
   Chicago, IL 60606
   (1-312) 541-3300

   DALLAS
   300 Crescent Court, Suite 400
   Dallas, TX 75201
   (1-214) 758-2000

   HOUSTON
   1 Houston Center
   1221 McKinney Street
   Suites 3131 and 3150
   Houston, TX 77010-2009
   (1-713) 276-4600

   LOS ANGELES
   333 South Hope Street, 35th Floor
   Los Angeles, CA 90071
   (1-213) 437-9300

   MONTREAL
   1501 McGill College Avenue, Suite 510
   Montreal, Quebec H3A 3M8, Canada
   (1-514) 840-1300

   NEWARK, DELAWARE
   500 Stanton Christiana Road
   Newark, DE 19713
   (1-302) 651-2323

   PALM BEACH
   109 Royal Palm Way
   Palm Beach, FL 33480
   (1-561) 838-4600

   PHILADELPHIA
   1600 Market Street, 47th Floor
   Philadelphia, PA 19103
   (1-215) 640-3400

   SAN FRANCISCO
   101 California Street, 38th Floor
   San Francisco, CA 94111
   (1-415) 954-3200

   WASHINGTON, D.C.
   1300 I Street, NW, 10th Floor
   Washington, DC 20005
   (1-202) 962-7200

   TORONTO
   Royal Bank Plaza, South Tower, Suite 2200
   Toronto, Ontario M5J 2J2, Canada
   (1-416) 981-9200

   NASSAU
   P.O. Box N 4899, Bahamas Financial Centre
   Charlotte and Shirley Streets
   Nassau, Bahamas
   (1-242) 326-5519

   CAYMAN ISLANDS
   c/o CIBC Bank and Trust Company (Cayman) Limited
   P.O. Box 694
   George Town, Grand Cayman
   Cayman Islands
   (1-809) 949-8666

   LATIN AMERICA
   --------------------------------------------------------------------------
   BUENOS AIRES
   Avenida Corrientes 411, 2nd Floor
   1043 Buenos Aires, Argentina
   (54-1) 325-8046

   CARACAS
   Centro Profesional Eurobuilding
   Piso 8, Oficina 8-B
   Calle LaGuairita, Chuao
   Caracas 1060, Venezuela
   (58-2) 993-6944

   LIMA
   Centro Empresarial Pardo y Aliaga
   Pardo y Aliaga 699, Oficina 302
   San Isidro
   L 27 Lima, Peru
   (51-1) 440-2611

   MEXICO CITY
   Avenida de las Palmas 405
   Torre Optima Pisos 14, 15, y 16
   COLONIA LOMAS DE CHAPULTEPEC 11000 Mexico D.F.
   (52-5) 540-9333

   RIO DE JANEIRO
   Praia de Botafogo, 228 - bloco A
   14th Floor - Room 1405
   22250-040 Rio de Janeiro
   RJ, Brazil
   (55-21) 553-1142

   SANTIAGO
   Alcantara 200, 10th Floor
   Oficina 1001 Las Condes
   Santiago, Chile
   (56-2) 206-6474

   SAO PAULO
   Avenida Paulista, 1294
   CEP 01310-915 Sao Paulo
   SP Brazil
   (55-11) 281-3700

   AFRICA
   --------------------------------------------------------------------------
   JOHANNESBURG
   11th Floor, The Forum
   2 Maude Street, Sandton Square
   Sandown, 2196
   Johannesburg, South Africa
   (27-11) 302-1600


                                    For a listing of significant subsidiaries of J.P. Morgan and the state or jurisdiction of their incorporation, please refer to Exhibit
                                                                21 to Form 10-K.

140  J.P. Morgan directory

   EUROPE
   --------------------------------------------------------------------------
   LONDON
   60 Victoria Embankment
   London EC4Y 0JP
   United Kingdom
   (44-171) 600-2300

   AMSTERDAM
   Apollolaan 171
   1077 AS Amsterdam
   The Netherlands
   (31-20) 676-7766

   BRUSSELS
   35, Avenue des Arts
   1040 Brussels, Belgium
   (32-2) 508-8211

   FRANKFURT
   Borsenstrasse 2-4
   60313 Frankfurt am Main
   Germany
   (49-69) 7124-0

   GENEVA
   8, rue de la Confederation
   1204 Geneva, Switzerland
   (41-22) 739-1111

   MADRID
   Jose Ortega y Gasset, 29
   28006 Madrid, Spain
   (34-1) 435-6041

   MILAN
   Corso Venezia, 54
   20121 Milan, Italy
   (39-2) 774-4101

   MOSCOW
   Paveletskaya Square 2, Building 1
   Moscow, 113054
   Russian Federation
   (7-095) 937-7300

   PARIS
   14, Place Vendome
   75001 Paris, France
   (33-1) 4015-4500

   PRAGUE
   Mala Stupartska 7
   110 00 Praha 1
   Czech Republic
   (42-2) 2481-3068

   ROME
   Via Po, 23
   00189 Rome, Italy
   (39-6) 8530-1236

   WARSAW
   LIM Center, 19TH Floor, Suite 1911
   A1, Jerozolimskie 65/79
   00-679 Warsaw, Poland
   (48-22) 630-6752

   ZURICH
   Dreikoenigstrasse 21
   8002 Zurich, Switzerland
   (41-1) 206-8111

   ASIA-PACIFIC
   --------------------------------------------------------------------------
   TOKYO
   Akasaka Park Building
   2-20 Akasaka 5-chome
   Minato-ku, Tokyo 107, Japan
   (81-3) 5573-1100

   BANGKOK
   130 Sindhorn Tower III, 27th Floor
   130 Wireless Road
   Lumpini Patumwan
   Bangkok 10330, Thailand
   (66-2) 263-3933

   BEIJING
   27th Floor, CITIC Building
   No. 19, Jianguomenwai Dajie
   Beijing 100004, China
   (86-10) 522-7488

   HONG KONG
   One, International Finance Centre
   1 Harbor View Street
   Central
   Hong Kong
   (852) 2231-1000

   JAKARTA
   World Trade Center, 14th Floor
   Jalan Jendral Sudirman Kav. 29-31
   Jakarta 12920, Indonesia
   (62-21) 522-9229

   LABUAN
   Financial Park Building
   9th Floor, Jalan Merdeka
   87000 W.P. Labuan
   Malaysia
   (02-087) 459000

   MANILA
   Tower one ayala triangle, 22nd floor
   Ayala Avenue, Corner
   Paseo de Roxas
   Makati City
   Metro Manila 1226, Philippines
   (63-2) 848-6088

   MELBOURNE
   333 Collins Street,
   GPO Box 1888R
   Melbourne, Victoria 3000
   Australia
   (61-3) 9623-8300

   MUMBAI (BOMBAY)
   Vakils House
   18, Sprott Road, Ballard Estate
   Mumbai 400 001, India
   (91-22) 270 2201/6

   SEOUL
   13th Floor, KorAm Bank Building
   39, Da-dong, Chung-ku
   Seoul 100-180, Korea
   (82-2) 3705-6699

   SHANGHAI
   Shanghai Center, East Tower, Room 667
   1376 Nan Jing Road West
   Shanghai 200040, China
   (86-21) 6279-7301

   SINGAPORE
   32-08 DBS Building, Tower 2
   6, Shenton Way
   Singapore, 068809
   (65) 220-8144

   SYDNEY
   1 O'Connell Street
   GPO Box 5248
   Sydney, NSW 2001, Australia
   (61-2) 9551-6100

   TAIPEI
   Bank Tower, 10th Floor
   205 Tun Hwa North Road
   Taipei, Taiwan
   (886-2) 712-2333

                                                       J.P. Morgan directory 141

BOARD OF DIRECTORS
J.P. Morgan & Co. Incorporated

   --------------------------------------------------------------------------
   DOUGLAS A. WARNER III
   Chairman of the Board
   Chief Executive Officer

   --------------------------------------------------------------------------
   PAUL A. ALLAIRE
   Chairman of the Board and
   Chief Executive Officer
   Xerox Corporation

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

   JAMES R. HOUGHTON
   Chairman Emeritus of the Board
   Corning Incorporated

   JAMES L. KETELSEN
   Retired Chairman of the Board and
   Chief Executive Officer
   Tenneco Inc.

   JOHN A. KROL
   Retired Chairman of the Board
   E.I. du Pont de Nemours and Company

   ROBERTO G. MENDOZA
   Vice Chairman of the Board

   MICHAEL E. PATTERSON
   Vice Chairman of the Board

   LEE R. RAYMOND
   Chairman of the Board and
   Chief Executive Officer
   Exxon Corporation

   RICHARD D. SIMMONS
   Retired President
   The Washington Post Company and
   International Herald Tribune

   KURT F. VIERMETZ
   Retired Vice Chairman of the Board

   DOUGLAS C. YEARLEY
   Chairman of the Board and
   Chief Executive Officer
   Phelps Dodge Corporation

   COMMITTEES OF THE BOARD

   --------------------------------------------------------------------------
   EXECUTIVE COMMITTEE
   J.P. MORGAN AND MORGAN GUARANTY
   Messrs. Warner (Chairman), Gubert,
   Houghton, Mendoza, Patterson

   AUDIT COMMITTEE
   J.P. MORGAN
   EXAMINING COMMITTEE
   MORGAN GUARANTY
   Messrs. Ketelsen (Chairman), Allaire,
   Feldstein, Ms. Futter, Mr. Krol

   COMMITTEE ON FIDUCIARY MATTERS
   J.P. MORGAN
   Dr. Gray (Chairman), Messrs. Allaire,
   Bechtel, Ketelsen, Simmons

   COMMITTEE ON MANAGEMENT
   DEVELOPMENT AND EXECUTIVE
   COMPENSATION
   J.P. MORGAN
   Messrs. Houghton (Chairman), Bechtel,
   Raymond, Yearley

   COMMITTEE ON DIRECTOR NOMINATIONS
   AND BOARD AFFAIRS
   J.P. MORGAN
   Mr. Raymond (Chairman), Dr. Gray,
   Messrs. Krol, Yearley

   COMMITTEE ON EMPLOYMENT POLICIES
   AND BENEFITS
   MORGAN GUARANTY
   Messrs. Simmons (Chairman), Bossidy,
   Feldstein, Ms. Futter

142 Board of Directors

INTERNATIONAL COUNCIL
J.P. Morgan & Co. Incorporated

   Formed in 1967 and composed of business leaders and prominent individuals from public life, the International Council advises the senior management of J.P.Morgan on matters relating to its global business. It meets approximately every eight months to discuss relevant issues of international concern and interest.

   In 1998 Karen Katen and Marco Tronchetti Provera became members, and Carlo De Benedetti retired from the Council. At the beginning of 1999, Bill Bradley resigned from the Council upon announcing his candidacy for President of the United States. Claes Dahlback and William S. Stavropoulos joined the Council, and Robert Allen, Bo Berggren, and Jorge Born retired.

   HON. GEORGE P. SHULTZ
   Chairman of the Council
   Distinguished Fellow
   Hoover Institution, Stanford University
   Stanford, California

   H.E. SHEIKH MOHAMMED ABALKHAIL
   Former Minister of Finance and Economy
   Kingdom of Saudi Arabia
   Riyadh, Saudi Arabia

   JOHN T. CHAMBERS
   President and Chief Executive Officer
   Cisco Systems, Inc.
   San Jose, California

   CLAES DAHLBACK
   President and Chief Executive Officer
   Investor AB
   Stockholm, Sweden

   H. MIGUEL ETCHENIQUE
   Chairman of the Board and President
   Brasmotor S.A.
   Sao Paulo, Brazil

   CLAUDIO X. GONZALEZ
   Chairman and Chief Executive Officer
   Kimberly-Clark de Mexico, S.A. de C.V.
   Mexico City, Mexico

   SIR CHRISTOPHER HOGG
   Chairman
   Reuters Holdings PLC
   London, England

   THE RT. HON. THE LORD HOWE OF
   ABERAVON, CH, QC
   House of Lords
   London, England

   DURK I. JAGER
   President and Chief Executive Officer
   The Procter & Gamble Company
   Cincinnati, Ohio

   ALAIN A. JOLY
   Chairman and Chief Executive Officer
   L'Air Liquide S.A.
   Paris, France

   KAREN KATEN
   President, U.S. Pharmaceuticals
   Pfizer Inc.
   New York, New York

   DEREK L. KEYS
   Executive Director
   Gencor Limited
   Johannesburg, South Africa

   YOTARO KOBAYASHI
   Chairman and Chief Executive Officer
   Fuji Xerox Co., Ltd.
   Tokyo, Japan

   HON. LEE KUAN YEW
   Senior Minister
   Singapore

   KARL OTTO POHL
   Partner
   Sal. Oppenheim Jr. & Cie.
   Frankfurt, Germany

   JOHN B. PRESCOTT, A.C.
   Former Managing Director and
      Chief Executive Officer
   The Broken Hill Proprietary Company Ltd.
   Melbourne, Australia

   CONDOLEEZZA RICE
   Provost
   Stanford University
   Stanford, California

   JURGEN E. SCHREMPP
   Chairman of the Board of Management
   DaimlerChrysler A.G.
   Stuttgart, Germany

   JESS SODERBERG
   Partner and Chief Executive Officer
   A.P. Moller
   Copenhagen, Denmark

   WILLIAM S. STAVROPOULOS
   President and Chief Executive Officer
   The Dow Chemical Company
   Midland, Michigan

   MARCO TRONCHETTI PROVERA
   Chairman and Chief Executive Officer
   Pirelli S.p.A.
   Milan, Italy

   DENNIS WEATHERSTONE
   Retired Chairman
   J.P. Morgan & Co. Incorporated
   New York, New York

   L.R. WILSON, O.C.
   Chairman of the Board
   BCE Inc.
   Toronto, Canada

   FREDERICK H.S. ALLEN
   Executive Secretary of the Council
   Paris, France

                                                       International Council 143

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

144 Directors Advisory Council

CORPORATE INFORMATION

   CORPORATE HEADQUARTERS
   J.P. Morgan & Co. Incorporated
   60 Wall Street
   New York, NY 10260-0060
   1-212-483-2323


   ANNUAL MEETING
   The annual meeting of stockholders of J.P. Morgan will be held on Wednesday, April 14, 1999, at 11:00 a.m. in Morgan Hall West, 46th floor, 60 Wall Street, New York.


   LISTING
   The common stock of J.P. Morgan is listed on the New York, Amsterdam, Frankfurt, London, Paris, Swiss, and Tokyo stock exchanges. International Depository Receipts for the stock are listed on the Brussels and London stock exchanges. NYSE symbol: JPM

   The Adjustable Rate Cumulative Preferred Stock, Series A, of J.P. Morgan is listed on the New York Stock Exchange. NYSE symbol: JPM Pr A

   Depository shares representing a one-tenth interest in 6 5/8% Cumulative Preferred Stock, Series H, of J.P. Morgan are listed on the New York Stock Exchange. NYSE symbol: JPM Pr H

   TRANSFER AGENT AND REGISTRAR

   Common Stock, Adjustable Rate Cumulative Preferred Stock, Series A, Depository shares on 6 5/8% Cumulative Preferred Stock, Series H:
   First Chicago Trust Company, a division of EquiServe
   P.O. Box 2500
   Jersey City, NJ 07303-2500
   1-800-519-3111

   Variable Cumulative Preferred Stock,
   Series B through F:
   Bankers Trust Company
   4 Albany Street, 4th floor
   New York, NY 10006-1500
   1-212-250-6850


   FORM 10-K
   J.P. Morgan's annual report on Form 10-K as filed with the Securities and Exchange Commission is incorporated in this report.


   DIVIDEND REINVESTMENT AND STOCK
   PURCHASE PLAN
   Stockholders wishing to receive a prospectus for the dividend reinvestment and stock purchase plan are invited to write to or call:
   First Chicago Trust Company, a division
   of EquiServe
   J.P. Morgan Dividend Reinvestment Plan
   P.O. Box 2500
   Jersey City, NJ 07303-2500
   1-800-519-3111

   1998 REPORT ON CONTRIBUTIONS
   For a copy of J.P. Morgan's 1998 report on philanthropic activities in 1998, write to or call
   Corporate Communication - Publications
   J.P. Morgan & Co. Incorporated
   60 Wall Street
   New York, NY 10260-0060
   1-212-648-9607


   CONTACTS
   Investor Relations: 1-212-648-9446
   Media Relations: 1-212-648-9553

   Please visit us on the Internet:
   www.jpmorgan.com


   EQUAL OPPORTUNITY AT J.P. MORGAN
   J.P. Morgan is committed to providing equal opportunity in the workplace. The firm, through this commitment, benefits from the full use and development of its employees.

                                                       Corporate Information 145

KEY TOPIC INDEX

TOPIC                                                      NOTE              PAGE
   BUSINESS SEGMENTS
   Our business                                                                19
   Segments                                                Note 29            119

   CAPITAL
   Financial position                                                          44
   Long-term debt                                          Note 18             98
   Trust preferred securities                              Note 20            102
   Preferred stock                                         Note 21            103
   Capital requirements                                    Note 22            103

   CREDIT RISK AND EXPOSURES
   Credit-related products                                                     38
   Credit risk                                                                 54
   Loans
      Accounting policies for loans                        Note 1              72
      Loans                                                Note 12             89
   Other credit-related products                           Note 13             91
   Impaired loans
      Impaired loans - management
         discussion                                                            39
      Accounting policies for
         impaired loans                                    Note 1              72
      Impaired loans                                       Note 14             92
   Allowances for credit losses
      Allowances for credit losses -
         management discussion                                                 39
      Accounting policies for allowances
         for credit losses                                 Note 1              73
      Allowances for credit losses                         Note 15             93
   Exposures to emerging countries                                             42
   Exposures to hedge funds                                                    44
   Cross-border and local outstandings
      (FFIEC basis)                                                           134

   DERIVATIVES
   Uses and exposures -
      management discussion                                                    36
   Accounting policies for derivatives                     Note 1              71
   Impact of SFAS No. 133 -
      management discussion                                                    46
   Impact of SFAS No. 133                                  Note 2              77
   Notional amounts and credit exposures                   Note 11             86

   EMPLOYEE BENEFITS AND COMPENSATION PLANS
   Employee compensation expenses                                              35
   Accounting policies for stock options
      and stock awards                                     Note 1              75
   Employee benefits                                       Note 23            106
   Stock options and other award plans                     Note 24            109

   INTERNATIONAL DISCLOSURES
   Exposures to emerging countries                                             42
   Concentration of financial instruments                  Note 28            118
   International operations                                Note 30            123
   Cross-border and local outstandings
      (FFIEC basis)                                                           134

   INVESTMENT SECURITIES
   Investment securities revenue                                               33
   Debt investment securities                                                  37
   Accounting policies for investment
      securities                                           Note 1              70
   Investment securities                                   Note 9              82

   MARKET RISK                                                                 50

   Productivity initiatives
   Operating expenses                                                          34
   Restructuring of business activities                    Note 3              78

   RISK MANAGEMENT                                                             49

   YEAR 2000
   Operating expenses                                                          34
   The year 2000 initiative                                                    57


146 Key topic index                      (C) 1999 J.P. Morgan & Co. Incorporated
                                                Printed in USA on recycled paper

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

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323