Form 10-K, Exhibit 13
period 1999-12-31
MORGAN J P & CO INC
filed 2000-03-08
CIK 68100

                                  [Front Cover]

                         J.P. Morgan & Co. Incorporated

                                99 Annual Report

[Inside Front Cover]



For an interactive version of
this annual report, visit www.jpmorgan.com/annual.



TABLE OF CONTENTS

    2    Letter to shareholders

    7    Voices and views

   23    Review and outlook

   27    Business segment results

   37    Productivity and quality

   38    Capital and risk management

   55    Consolidated revenue and expense analysis

   58    Consolidated financial statements

   64    Notes to consolidated financial statements

  114    Five-year financial summary

  119    Management, Board of Directors, advisory councils

  123    J.P. Morgan directory

FINANCIAL HIGHLIGHTS
J.P. Morgan & Co. Incorporated

Dollars in millions, except per share data       1999          1998           1997

Total revenues                                  $8 856        $6 955         $7 220
Pretax income                                    3 114         1 417          2 154
Net income                                       2 055           963          1 465
Economic value added*                              863          (272)             7

Earnings per share - diluted                    $10.39         $4.71          $7.17
Dividends declared per share                     $3.97         $3.84          $3.59
Return on average common equity                   18.4%          8.6%          13.4%

AT YEAR-END
Total assets                                  $260 898      $261 067       $262 159
Total stockholders' equity                      11 439        11 261         11 404
Book value per share                            $57.83        $55.01         $55.99

*Excludes special items

[Photo of Douglas A. Warner III, Chairman and chief executive officer]

[SIDEBAR - OUR BUSINESS WITH CLIENTS - THROUGH MANY MORE AND FAR DEEPER RELATIONSHIPS WITH INSTITUTIONS AND INDIVIDUALS - WILL BE THE MAJOR SOURCE OF EARNINGS GROWTH FOR THE FIRM.]


Dear fellow shareholders:

Nineteen ninety-nine was a strong year for J.P. Morgan. We made good progress on our strategic agenda by focusing on growth in our client activities, risk reduction, and productivity. Net income rose to $2.055 billion, or $10.39 per share, a significant rebound from 1998. Return on common equity was 18.4 percent, well above our cost of equity capital. And our efficiency ratio - expenses divided by revenues - improved to 65 percent, our target for the year.

We also report to you here for the first time an important measure of the firm's risk-adjusted profitability: economic value added, or EVA. We generated EVA of $863 million after tax in 1999, compared with negative EVA in 1998 and breakeven in 1997. The change in EVA is particularly important because it reflects two major drivers of shareholder value: earnings growth and risk reduction.

Our focus now is on the future. In every facet of our business we are confronting the profound economic transformation being worked by technology. This change is as dramatic as any we have faced in our history. My overwhelming sense is that it presents an enormous growth opportunity for J.P. Morgan.

If there is a watchword for capturing this opportunity, it is accelerate. We are moving aggressively to build on our achievements in 1999, focusing on three key initiatives:

- combining integrated advice and content with technology to reach more clients with more relevant services than ever before

-        driving capital markets innovation with a reduced risk profile

- leading the industry in the adoption of best practices in productivity and quality

[Photos - Walter A. Gubert, vice chairman; Michael E. Patterson, vice chairman]

EXPANDING CLIENT REACH

Two years ago in this space, I said that J.P. Morgan, having built a global investment bank through a multiyear investment program, was poised to generate significant returns. We started to realize this performance potential in 1998, despite the effect of market turmoil on our overall results. Our momentum continued in 1999 with all our client activities making meaningful contributions to the bottom line. This is a milestone because our client activities - through many more and deeper relationships with institutional and individual clients - will be the major source of earnings growth for the firm.

The primary achievement of 1999 was a decisive move to profitability by our investment banking and equities business: pretax income of three quarters of a billion dollars last year was three and a half times greater than in 1998. Operating leverage from our maturing equities franchise accounted for the jump, with equity derivatives a particularly outstanding performer. In an intensely competitive market for investment banking services, we continued to increase market share in mergers and acquisitions as well as in equity underwriting. Market activity was skewed to the telecommunications, media, and technology industries - vital sectors in which we are still gaining share and aggressively adding resources.

This performance was complemented by fixed income activities, broadly defined, which staged a strong turnaround in earnings and a significant reduction in risk. Pretax income was almost $1.5 billion, more than double that of 1998. In an improved market environment we benefited from strong client demand and dominance in some of the fastest growing market segments such as derivatives and emerging markets. At the same time, pretax margins in our asset management and private banking business more than tripled as a result of productivity savings and solid revenue growth.

These achievements provide us with a platform from which to pursue our greatest growth opportunity: an increase in the number of clients we serve and a deeper relationship with each of them. Critical technologies have matured to the point where it is possible to provide sophisticated services to more individuals and institutions than ever before - and to do so cost-effectively.

[SIDEBAR - A WORLD WHERE TECHNOLOGY IS FUNDAMENTALLY CHANGING HOW ISSUERS AND INVESTORS ACCESS THE CAPITAL MARKETS PLAYS TO THIS FIRM'S STRENGTHS.]

If we could have imagined a world in which the value of our brand would rise, this is it. Our role as trusted partner to our clients, providing unbiased advice with a global perspective and solving the most complex problems by integrating knowledge and service of the highest quality, is more relevant than ever. Now, technology enables us to take elements of this approach on line, allowing us to aggregate sophisticated information and provide integrated services through customized, single points of access.

We have launched a major effort to extend the reach of our private bank to a much broader group of affluent individuals in the United States. This market has doubled in the last five years and now exceeds seven million households. Research shows that while many financial firms have targeted the affluent market, none provides what clients seek most: a trusted advisor who integrates a full range of investment, tax-planning, brokerage, banking, and generational planning services. We aim to penetrate this market rapidly by providing clients with a choice of channels for accessing our unique offering, including the Internet and telephone contact as well as face-to-face interaction with private bankers.

Extension of our institutional client relationships is equally important. To that end, we have undertaken a number of initiatives to accelerate client acquisition across the firm. We aim to double the rate of growth among our most important institutional clients - those who generate annual revenues of $1 million or more - from its current rate of 4 percent.

We have a strong resume from which to expand our base of corporate and issuer clients, including leading positions in industry segments ranging from healthcare to the consumer/retail, financial institution, energy, and industrial sectors. We rank among the top five merger and acquisition advisors to these industries globally. In equities, we are among the three most active U.S. lead underwriters for the largest transactions - those greater than $500 million. And we are a top-tier investment bank in the fast-growing European market as well as in Latin America and Japan. These are powerful leadership positions from which to grow.


LEADING CAPITAL MARKET INNOVATION

In the course of the past two years we have dramatically reduced the amount of both credit and market risk to which we are exposed. While this reduction has come at a cost, it has positioned us to advantage in a world where technology is fundamentally changing how issuers and investors access the capital markets.

First, our achievements: Risk in our credit portfolio is down by 50 percent from year-end 1997, a year earlier than planned. We also significantly scaled back market risk, most notably in our Proprietary Investing and Trading segment, where we realized significant losses in the process. One measure of risk we use is daily earnings at risk or DEaR. The firm's aggregate DEaR at the end of 1999 was more than 70 percent lower than at the end of 1998 - an unusually volatile and risky time in the markets - and well below its year-end 1997 level.

The reduction in risk does not mean retrenchment from the markets. On the contrary, the importance of capital markets globally continues to increase, and providing clients access to them continues to be one of our critical missions. But how issuers and investors access the markets, and the role of financial intermediaries, is changing rapidly and inexorably. Value will accrue to firms that provide investors with returns through insight, analytical tools, and a broad range of execution capabilities, while enabling issuers to tap the most efficient sources of capital. The new environment will require fast decision-making, active risk management, and rapid but shorter-term capital commitment, not the assumption of large, static risk positions. This is our model for the future.

Technology will play a crucial role. It will let us accelerate and broaden our delivery of distinctive products and services. For example, MorganMarkets, our research web site, already contains a wide range of analysis and tools. Knowledge management technology will let us capture vastly more information and tailor it intelligently and efficiently to each client.

Technology also promotes efficiency and transparency in the markets by facilitating electronic platforms. We will co-invest in promising systems, as we did with the Archipelago and Tradepoint electronic communication networks
(ECNs). And we will lead such new initiatives as Market Axess, a multidealer electronic platform for fixed income instruments, and Cygnifi, a derivatives services company - both announced in January 2000.

Finally, we have many opportunities to commercialize our own leading-edge technologies. We did this with our derivatives expertise in the case of Cygnifi. We also launched Horizon, a web-based software tool for operational risk management, last October. Many other technologies with the potential for adaptation to a broader market exist throughout the firm.

[SIDEBAR - AFTER A DISTINGUISHED 32-YEAR CAREER WITH THE FIRM, ROBERTO G. MENDOZA WILL RETIRE AS VICE CHAIRMAN OF THE BOARD IN APRIL AND WILL NOT STAND FOR REELECTION AS A DIRECTOR. A FORMIDABLE FINANCIER AND STRATEGIST, ROBERTO HAS PLAYED A KEY ROLE IN J.P. MORGAN'S TRANSFORMATION INTO A GLOBAL INVESTMENT BANK. IN THE EARLY 1980S HE LED OUR INTERNATIONAL FINANCIAL MANAGEMENT GROUP, WHICH BECAME A SEEDBED OF CAPITAL MARKETS AND INVESTMENT BANKING EXPERTISE. LATER, AS HEAD OF OUR FLEDGLING MERGERS AND ACQUISITIONS PRACTICE, HE BUILT IT INTO A MAJOR BUSINESS FOR THE FIRM. ROBERTO HAS CREATED TREMENDOUS VALUE FOR BOTH OUR CLIENTS AND OUR SHAREHOLDERS, AND PROFOUNDLY SHAPED THIS FIRM'S IDENTITY. WE ALL THANK HIM DEEPLY FOR HIS COUNTLESS CONTRIBUTIONS AND WISH HIM THE VERY BEST FOR THE FUTURE.]

EFFICIENCY AND QUALITY MINDSET TAKING HOLD

Productivity and quality are becoming a mindset at J.P. Morgan. Our goal is to make that mindset indelible. Discipline in productivity and quality of service are essential to client acquisition and retention, to risk management, and to profitable growth at a time when demands for investment in people and technology are high.

We want to lead the industry with best practices on this front. What began in 1998 as a drive to cut costs became a firmwide focus last year on margin improvement and quality. We achieved our target of reducing expenses before incentive compensation by $400 million in 1999. During the year we introduced across the firm the Six Sigma business improvement methodology, training 1,600 individuals in its fundamentals and applying it to a number of business processes. Broad application of Six Sigma will allow us to realize margin benefits through greater efficiency and through increases in revenues. Its application to our business will be a major pillar of our strategy going forward.


The sum of our accomplishments allowed the Board of Directors to authorize, in October, a $3 billion share buyback and a modest increase in the common stock dividend to $1.00 per share. Taken together, these actions reflect both the significant capital freed up through risk reduction and our excellent prospects for future earnings growth. They should be viewed as interlocking elements of a more dynamic capital strategy that returns excess capital to shareholders but is flexible about the timing and amount of share repurchases and dividend increases.

In the final analysis the quality, commitment, and passion of our people will determine J.P. Morgan's fortunes. On the following pages, we bring you some of those people. Their perspective on the markets, their optimistic embrace of change and sense of urgency, viewed against this firm's enduring legacy of client focus, innovation, and thought leadership, underscore the magnitude of the opportunity before us.


/s/ Douglas A. Warner III

Douglas A. Warner III
Chairman of the Board
and Chief Executive Officer

[SIDEBAR - A SERIES OF CONVERSATIONS WITH J.P. MORGAN PROFESSIONALS

IDEAS

SOLUTIONS

ACCESS]

[PHOTOS - SUSAN WALKER WHITE, EQUITY RESEARCH; MICHAEL CAMPBELL, J.P. MORGAN CAPITAL CORPORATION]

[SIDEBAR - "HAVING MORE INFORMATION MEANS YOU ACTUALLY HAVE EVEN GREATER NEED FOR GOOD ADVICE - FOR A PATHFINDER THROUGH THE JUNGLE OF INFORMATION."]

[SIDEBAR - VOICES AND VIEWS: NOTES FROM CONVERSATIONS

SOLUTIONS

THE CHOICE IS SIMPLE: INVENT AND REINVENT YOURSELF OR BECOME EXTINCT.]

[PHOTO - PATRICK MOSES, INTERNAL CONSULTING SERVICES]

"Information is a democratizing force, but it creates anxiety and urgent demands for perspective and judgment. Faced with thickets of news and data, what clients seek above all is guidance, not just more content . . ."

"No matter their size or stage of development, clients are seeking sponsorship, advice, and commitment of capital for transformational initiatives. Established enterprises seek to stay relevant as they penetrate new businesses or expand their market share against nimble competitors. Emerging corporate and private clients need advice and tools to help them grow. Technology is leveling playing fields, but it also lets us reach many more clients for the first time . . ."

"Serving clients means forming a true partnership - aligning our interests so that their success and our success are one and the same. And we can't confine ourselves to our own backyard. Providing end-to-end solutions may mean combining our products and know-how with services in other parts of the market. Whether we find solutions by manufacturing them ourselves or just assembling them here, the goal is to be absolutely centered on clients' needs . . ."


[SIDEBAR - LEFT TO RIGHT: SUSAN WALKER WHITE, EQUITY RESEARCH; MICHAEL CAMPBELL, J.P. MORGAN CAPITAL CORPORATION; PATRICK MOSES, INTERNAL CONSULTING SERVICES]

[SIDEBAR - The knowledge of many serving the needs of one]

[PHOTO - MIYOUNG LEE, PRIVATE EQUITY]

We partner with clients, both institutional and individual, as they position themselves in the new economy. Taking the long view and putting together integrated solutions - ideas and expertise from within the firm, from the client, and from other parts of the market helps us accelerate and sustain their success.

HELPING ENTERPRISES STAY RELEVANT

As industries rationalize and established companies seek scale and relevance, they demand an integrated approach from their advisors. This was true in the $42.7 billion merger of Germany's VIAG AG and VEBA AG, which created Europe's largest investor-owned energy utility. Because of the complex conglomerate structure of both companies, our advisory work for VIAG required a wide range of expertise - in the energy, chemical, industrial, real estate, and telecommunications industries as well as in German and European regulatory issues.

Likewise, our versatility came to the fore after we advised LYONDELL CHEMICAL CO. on its successful 1998 acquisition of ARCO Chemical. The company sought a creative restructuring of its balance sheet. In response, last May we priced a $2.4 billion high-yield bond offering, the fourth-largest ever completed; arranged a $1 billion leveraged loan; and executed a $765 million secondary equity offering.

We demonstrated our strength in serving clients' most complex cross-border needs in the three-way, $1.9 billion strategic partnership of AT&T CORP., British Telecom, and Japan Telecom announced last April. By advising AT&T on backing Japan Telecom's bid to enhance its competitiveness in a rapidly consolidating market, we helped bolster our client's presence in that market and completed the largest foreign investment ever made in Japanese telecommunications.

Elsewhere in Asia, we advised on the two most significant bank consolidations: in Malaysia, the combination that created BUMIPUTRA-COMMERCE BANK BHD.; and in the Philippines, BANK OF THE PHILIPPINE ISLANDS' acquisition of Far East Bank. Both mergers were the largest in their respective markets and accelerated banking consolidation across the region.

[SIDEBAR - SOLUTIONS]

[SIDEBAR - "If we can help our clients define their places in their competitive landscapes, we stay relevant by helping them stay relevant." - Miyoung Lee, Private Equity]


SPONSORING EMERGING COMPANIES

The booming digital economy is creating the industry leaders of the future. One company at the heart of this trend is NETWORK SOLUTIONS, INC., the five-year-old web domain-name registrar that transformed itself from Internet pioneer to nimble commercial enterprise - helped by a $780 million secondary offering we led for them last February. We have also led IPOs for clients producing some of the web's cutting-edge technologies, including INTERACTIVE PICTURES CORP.
(IPIX), the Internet photography company.

Through our subsidiary J.P. MORGAN CAPITAL CORPORATION, we have long put our own capital to work to support developing companies. Complementing this effort is our Internet incubator, which supports new enterprises not only financially but conceptually - indeed, at birth. Drawing on our global network, the incubator combines our experience and capabilities to identify, create, and nurture Internet financial services businesses worldwide. In January it launched its first venture, MARKET AXESS (see page 19).

INTEGRATING ADVICE FOR INDIVIDUALS

The demand for comprehensive advice is as great among individuals as it is among our institutional clients. In one instance, we helped a European private client complete a leveraged buyout of his company. We also helped management attract external institutional investors, and we participated in the deal through an equity investment.

Under way at the end of the year was an intensive development effort to bring our unique brand of integrated advice to a larger number of affluent households by providing clients with a choice of accessing Morgan's expertise through traditional channels, over the phone, or on the Internet.

[SIDEBAR - VOICES AND VIEWS: NOTES FROM CONVERSATIONS

IDEAS

VALUE COMES FROM INNOVATION, AND THE BAR FOR INNOVATION RISES CONSTANTLY.]

[PHOTO - KELLY CESARE, EQUITY DERIVATIVES]

"Innovation is imperative. Clients aren't waiting anymore for a push to bring about change - they insist on being change agents. Whether it's a nascent Internet business launching an idea, a venerable corporation ripping up old models, or an individual putting newfound wealth to work, everyone is jostling for position in the new economy. The firms that serve them have an equally tough challenge: coming up with products and services to remain relevant, to stay ahead of the trend . . ."

"Listening to clients and providing what they need is essential; anticipating what will make them more efficient, better positioned, and more valuable - that's the hallmark of leaders. It's not enough to react to client demand or to execute the typical solution, especially when the clients are changing and the old solutions don't fit anymore . . ."

"To be an innovator means inventing, synthesizing, rethinking. It may mean looking across different asset classes to create new trade ideas. Or combining content and analysis to create distinctive research. It can mean adapting advice to fluid markets, global restructuring, and heightened competitive pressures. Or creating new tools and interfaces to capture opportunities from accelerated and integrated markets . . ."

"Technology has increased the speed at which Morgan innovates, but it hasn't changed our fundamental value proposition: integrity, quality, and client focus. A new product or clever structure is nothing more than that if it exists for its own sake. We have to be obsessed not just with the new thing but with the best thing - the idea that becomes somebody's solution . . ."

[SIDEBAR - LEFT TO RIGHT: KELLY CESARE, EQUITY DERIVATIVES; MICHELE FIGUEIREDO, PRIVATE BANKING; ERIK OKEN, INVESTMENT BANKING]

[PHOTOS - MICHELE FIGUEIREDO, PRIVATE BANKING; ERIK OKEN, INVESTMENT BANKING]

[SIDEBAR - "THE KEY IS TO DRIVE CHANGES IN THE MARKETPLACE, TO BE IN FRONT OF THE NEXT THING - WITHOUT CHANGING THE WAY WE DO BUSINESS."]

[SIDEBAR - INNOVATING PRODUCTS AND MARKETS

"ADVICE IS NOT JUST ABOUT INFORMATION; IT'S NOT JUST ABOUT THE NUMBERS. IT'S
 ABOUT INSIGHT, IDEAS, CONNECTIONS, INTRODUCTIONS. IT'S ABOUT PROVIDING A HOLISTIC VIEW." - RAJ RATHI, INVESTMENT BANKING]


Innovation is an essential part of J.P. Morgan's heritage. We have facilitated the growth of new industries beginning with the railroads, fostered the development of new markets such as derivatives, and invented standard-setting products such as ADRs, Brady bonds, and RiskMetrics(TM). Today we're advancing industry realignment, fueling the growth of new markets, and developing leading-edge research and risk management tools.

Advancing industry realignment

Some of the most innovative deals in 1999 helped clients transform their industries or uncovered new ways to value companies. Through a unique partnership structure, we helped Dutch company Royal KPN N.V. and its partner BellSouth Corporation win the acquisition of the number three German cellular operator E-Plus Mobilfunk GmbH against much larger competitors.

In real estate the year's standout deal was not a merger but a demerger, that of Rodamco N.V. As sole advisor on this complex [currency symbol for Euro]6 billion deal - the largest European public real estate transaction to date - we helped create four leading, regionally focused real estate companies and a top global real estate investment management company.

Our work for Genentech, Inc., a public company that was taken private by Roche Holding AG, then relaunched in a $2.2 billion initial public offering just weeks later, won broad market acclaim. The "re-IPO" proved so successful that just three months later we priced another $2.9 billion of Genentech equity for Roche, the largest U.S. secondary offering in history.

[SIDEBAR - IDEAS]

[PHOTOS - RAJ RATHI, INVESTMENT BANKING]

Fueling market growth in complex derivatives

In credit derivatives we continue to be a leader in the business of tailoring risks to investors' needs. In 1999 we introduced the MINCS/SEQUILS structure, an advanced collateralized loan obligation that solves a complex problem: how to achieve an investment-grade rating while securitizing sub-investment-grade loans. In our initial use of the structure, we distributed the risk of $1.5 billion of leveraged loans to the capital markets.

Similarly, in equity derivatives we are developing innovative strategies to help corporate clients unlock value from their equity positions. These structures let them hedge large positions while addressing multiple concerns: financing cost, rating-agency treatment, taxes, and accounting. Clients in the fast-growing media and telecom sectors account for a large portion of these transactions, some of which exceed $1 billion.

Developing leading-edge tools

We believe that what works for us can and should be shared with the markets, and the Internet has accelerated the process. Launched in the summer of 1999, MorganMarkets provides Morgan's first-rate research - reports, data, analytics, and indices - alongside tools that can't be found elsewhere. It includes more than a dozen interactive advanced research applications, such as Fixed Income Marketplace, an electronic inventory and pricing service, and Sage, an emerging markets analytics system. The latest addition to MorganMarkets, Volatility Center, contains market information and risk-measurement tools for the foreign exchange and precious metals options markets. Volatility Center is the first site to offer comprehensive information about a broad array of currencies, including emerging markets currencies. And it lays the groundwork for electronic execution of options trades.

Last year we married risk management and technology to create Horizon, a web-based software tool. Developed by J.P. Morgan and released last fall to the broader markets in partnership with Ernst & Young, Horizon gives companies a clearer picture of the unique systemic risks they face in a world of technology-driven commerce and significantly streamlines manual risk assessment processes.

[PHOTOS - JOE DELGADO, J.P. MORGAN CAPITAL CORPORATION; LESLEY EYDENBERG, CAPITAL MARKETS]

[SIDEBAR - "WE ARE IN A WORLD OF NO SECOND TRIES."]

[SIDEBAR - VOICES AND VIEWS: NOTES FROM CONVERSATIONS

ACCESS

AS TECHNOLOGY INVADES MARKETS, INTERMEDIARIES NEED TO DO MORE OR GET OUT OF THE WAY.]

[PHOTO - BRIAN CONROY, LISTED STOCK TRADING]

"Accelerating markets and relentless competition are changing the definition of value - as the role of the straight intermediary becomes commoditized, market makers have to think creatively to maintain leadership. Market participants are getting smarter as a wave of information and technologies brings them closer to the action and supplies them with a wealth of choices . . ."

"It's understood - expected - that financial firms can execute transactions, even the most complex ones. Inevitably, then, the dialogue with clients is changing: moving away from the question 'Can my deal be done?' and toward 'How can it be done better, cheaper, faster?' The challenge is to build the infrastructure so that the process, whether it's executed by us or by the client, is both seamless and first-rate . . ."

"On the other hand, in the most commoditized markets, the way to win is, in a way, to do less: guide clients through the transaction process, use technology to give them the best tools to do it themselves, then monitor their progress and add value by offering advice, ideas, and service . . ."

"The most successful financial firms partner with the widest possible array of clients, opening the 'black box' and adding transparency to the markets. It's another kind of partnership at which we excel . . ."

[SIDEBAR - LEFT TO RIGHT: JOE DELGADO, J.P. MORGAN CAPITAL CORPORATION; LESLEY EYDENBERG, CAPITAL MARKETS; BRIAN CONROY, LISTED STOCK TRADING]

[SIDEBAR - BUILDING THE INFRASTRUCTURE FOR BEST EXECUTION]

[PHOTO - BRYAN WEADOCK, FIXED INCOME]

The rules in the market have changed: Investors want financial intermediaries to hand them the keys so they can drive the execution process themselves. This is something we welcome and encourage, so we're sharing existing tools and creating others to increase access, transparency, and efficiency. Whether launching platforms that allow issuers and investors to converse directly, proposing e-commerce protocols to the broader markets, or partnering with electronic exchanges, we're committed to giving clients the best execution wherever it's offered and reinforcing our legacy as a setter of standards.

Electrifying markets

The buzz in 1999 was about ECNs (electronic communication networks) - new trading platforms that have begun to reshape the way liquidity moves through equity markets. We've invested in the ones we feel feature the smartest design and, strategically, offer our clients the best execution: Archipelago in the United States and Tradepoint Financial Networks in Europe.

But this is only the beginning of the e-markets story. In November we announced J.P. Morgan eXpress, a new online electronic system for real-time trading of European government bonds. The system, driven by our pricing and analytical tools, offers liquidity to institutional investors on securities representing over [Euro currency symbol]1 trillion of outstanding debt. We also became a key backer and the lead equity investor in creditex, a new online trading and information platform for credit derivatives. Through our investment and product support, we aim to significantly improve market liquidity and pricing transparency.

Finally, we're capitalizing on opportunities provided by technology to reach investors beyond our traditional client base. In Japan we took an equity stake in Monex Inc., an Internet-based securities and advisory service provider to Japanese retail clients. This is another way for us to participate in, and profit from, the rapid transformation of markets.

[SIDEBAR "VALUE COMES FROM IDEAS - AND FROM MAKING MARKETS MORE TRANSPARENT." - BRYAN WEADOCK, FIXED INCOME]


As we move into the new year, we continue to champion the migration of the more fragmented fixed income and derivatives markets to the Internet, beginning with the debuts of Market Axess, a multidealer fixed income platform, and Cygnifi, an online derivatives services company.

Connecting systems and participants

To make the most of these new systems, however, participants must speak the same language. To that end, we're helping create the protocols that make interdependent electronic infrastructures possible. Last summer we brought together the key global derivatives players behind FpML (Financial Products Markup Language), a protocol for derivatives e-commerce that we offered free to the financial markets. FpML has already been embraced as an e-commerce standard for interest rate and foreign exchange derivatives; our competitors and leading technology companies are helping us build the protocol and the products that will use it.

In the futures and options markets, we've built a network that increases transparency and efficiency for clearing clients. First announced in 1998 and enhanced in 1999, MORCOM ExTra is available to futures and options market makers both as a freestanding application that allows clients to retrieve data and reconcile their own accounts more efficiently and on the web, which offers the bonus of two-way communication with our client service representatives. Like all the tools we develop, MORCOM gives market participants access, choice, flexibility, and speed - all essential in the increasingly open markets of the new economy.

[SIDEBAR - "SPEED IS ESSENTIAL - GETTING IT RIGHT IS WHAT SETS APART THE LEADERS."]

[PHOTOS - CARTY CHOCK, E-COMMERCE; ANJLI BHANDARI, LEADERSHIP AND ORGANIZATIONAL DEVELOPMENT, RICHARD KAYE, CORPORATE COMMUNCIATION]

[SIDEBAR - FROM LEFT TO RIGHT:

CARTY CHOCK, E-COMMERCE; ANJLI BHANDARI, LEADERSHIP
AND ORGANIZATIONAL DEVELOPMENT, RICHARD KAYE, CORPORATE COMMUNCIATION]

[SIDEBAR -

RESULTS


RESULTS BY BUSINESS

CAPITAL AND RISK MANAGEMENT

CONSOLIDATED FINANCIAL STATEMENTS]

-------------------------------------------------------------------------------

   TABLE OF CONTENTS

     23      Review and outlook

     27      Business segment results

     37      Productivity and quality

     38      Capital and risk management

     55      Consolidated revenue and
             expense analysis

     57      Reports of management and
             independent accountants

     58      Consolidated financial statements

     64      Notes to consolidated financial statements

    114      Five-year financial summary

    116 Consolidated average balances and taxable-equivalent net interest earnings

    119      Management

    120      Board of Directors

    121      International Council

    122      Directors Advisory Council

    123      J.P. Morgan directory

    125      Corporate information


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

   J.P. Morgan and its subsidiaries operate in an intensely competitive industry. We compete globally with investment banks, commercial banks, and a wide range of nonbank financial institutions. Our non-U.S. competitors may have advantages in their home markets. We have also seen new competitors such as insurance companies and Internet companies compete with us for clients, market share, and people. We anticipate further competitive pressures from industry consolidation, which we expect to accelerate in the wake of the November 1999 passage of the Gramm-Leach-Bliley Act.

   In addition to a competitive marketplace, we also operate in an unpredictable global market environment. Our results are directly affected by factors outside our control, including general economic and market conditions; volatility of market prices, rates, and indices; and legislative and regulatory developments. They are also dependent on our ability to attract and retain skilled individuals and our ability to develop and support technology and information systems that are critical to our operations. Consequently, our results may vary significantly from period to period, and we may not be able to achieve our strategic objectives.

   Certain sections of our annual report contain forward-looking statements.
   We use words such as expect, believe, anticipate, and estimate to identify these statements. In particular, disclosures made in the sections "Letter to shareholders," "Review and outlook," and "Business segment results" related to performance targets and the outlook for 2000 contain forward-looking statements. Such statements are based on our current expectations and are subject to the risks and uncertainties discussed above, which could cause actual results to differ materially from those currently anticipated. J.P. Morgan claims the protection afforded by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

REVIEW AND OUTLOOK
-------------------------------------------------------------------------------

WE MADE SUBSTANTIAL PROGRESS ON OUR STRATEGIC INITIATIVES IN 1999 AS WE FOCUSED ON GROWTH IN CLIENT-GENERATED REVENUES, RISK REDUCTION, AND PRODUCTIVITY. RESULTS FOR THE YEAR WERE STRONG AND WE ACHIEVED OUR PRINCIPAL FINANCIAL GOALS. HIGHLIGHTS INCLUDED:


   -  NET INCOME OF $2.055 BILLION, A RECORD

   - FIRMWIDE AFTER-TAX ECONOMIC VALUE ADDED OF $863 MILLION, UP $1.1 BILLION BEFORE SPECIAL ITEMS

   -  RETURN ON AVERAGE COMMON EQUITY OF 18.4%

   -  RISK IN OUR CREDIT PORTFOLIO DOWN BY 50% FROM 1997

   -  REVENUE GROWTH OF 31%

   - OPERATING EXPENSES BEFORE PERFORMANCE-DRIVEN COMPENSATION DOWN APPROXIMATELY $400 MILLION

   -  AN EFFICIENCY RATIO OF 65%


   MARKET ENVIRONMENT IN 1999

   The market environment remained unsettled and highly competitive, but significantly improved from the second half of 1998.

   The U.S. economy continued to expand, supported by and in turn fueling a strong stock market, and economic activity began to pick up in Japan and Europe as the year progressed. Recovery also took hold in many of the major emerging economies of Asia and Latin America, particularly after the devaluation of Brazil's currency in January passed without systemic aftershocks.

   Securities issuance was strong through most of the year. Equity issuance was dominated by technology and media companies, while debt issuance was driven by pent-up demand after 1998's crisis and by anticipation of rising interest rates and the transition to the year 2000. Global mergers and acquisitions activity was also high, particularly related to industrial restructuring in Europe and the boom in the technology, media, and telecommunications sectors.

   A benign credit environment and improved liquidity drove a general decline in spreads from 1998. However, there were periods of illiquidity and widening spreads for certain instruments, notably government agency securities, driven by the need to rebalance investor portfolios, the decreasing supply of government debt, and concerns over the year 2000 transition.

   The transition to 2000 occurred without significant business disruptions. The equity markets did not experience major outflows, and most companies successfully prefunded their anticipated cash needs.

[BAR GRAPHS]

On page 23 of the annual report there is a bar chart depicting the firm's diluted earnings per share, for 1995 to 1999.

DILUTED EARNINGS PER SHARE
-------------------------------------

1995           $ 6.42
1996           $ 7.63
1997           $ 7.17
1998           $ 4.71
1999           $10.39

-------------------------------------
On page 23 of the annual report there is a bar chart depicting the firm's return on average common equity, for 1995 to 1999.

RETURN ON AVERAGE COMMON EQUITY
-------------------------------------

1995           13.6%
1996           14.9%
1997           13.4%
1998            8.6%
1999           18.4%


-------------------------------------------------
On page 23 of the annual report there is a bar chart depicting the firm's efficiency ratio, for 1995 to 1999.

EFFICIENCY RATIO
EXPENSES/REVENUES (EXCLUDING NON-RECURRING ITEMS)
-------------------------------------------------

1995           68%
1996           66%
1997           70%
1998           77%
1999           65%



                                                      Review and outlook     23

On page 24 of the annual report there is a horizontal bar chart depicting the firm's segment results in terms of pretax EVA, pretax income and revenues, for 1999.

1999 SEGMENT RESULTS

IN MILLIONS                                         PRETAX EVA            PRETAX INCOME            REVENUES
-----------------------------------------------------------------------------------------------------------
Credit Markets                                         $452                   $676                   $1 526

Interest Rate and Foreign Exchange Markets             $345                   $777                   $2 009

Equities                                               $312                   $473                   $1 417

Equity Investments                                     $296                   $501                   $  646

Investment Banking                                     $212                   $275                   $1 196

Credit Portfolio                                       $183                   $629                   $  783

Asset Management Services                              $161                   $234                   $1 355

Proprietary Investing and Trading                     ($443)                 ($123)                  $   29
-----------------------------------------------------------------------------------------------------------

   1999 PERFORMANCE

   In 1999 we adopted an economic value added* methodology to measure performance and track progress on our growth, risk management, and productivity initiatives. With the exception of our Proprietary Investing and Trading activities, all our businesses earned positive EVA. Firmwide after-tax EVA increased by $1.1 billion to $863 million. Our Proprietary Investing and Trading segment had a challenging year, with significant total return losses in two portfolios. The risk positions in these portfolios have been substantially reduced.

   CLIENT-DRIVEN REVENUE GROWTH

   Total revenues in 1999 increased 31%, before nonrecurring gains in 1998, led by a strong recovery in credit markets and market share gains in a vibrant equity market environment. Strong equity markets also led to substantial equity investment gains. We realized revenue benefits from risk reduction efforts in our credit portfolio, and Investment Banking and Asset Management Services both saw double-digit growth.

   Momentum with clients in the improved market environment contributed to revenue growth in 1999. Client revenues - which exclude gains or losses on positions and inventories we hold in our market areas, our credit portfolio, and results from trading or investing for our own account - have grown at a compound annual rate of more than 10% over the last three years, with growth coming from new client acquisition as well as from higher average earnings per client.

   Institutions - corporations, governments, financial services companies - account for the majority of the firm's client revenues. Revenues from corporate clients were particularly strong in 1999, rising by 30%. We saw increases in a number of sectors, notably the technology, media, and telecommunications industries, the pharmaceuticals industry, and the chemical sector.

   Our private bank provides approximately 13,000 individual clients with an integrated offering of wealth advisory services. Overall, revenues from private clients, recorded across all segments, were $669 million, level with 1998. Growth in revenues from private clients softened in the first half of 1999, primarily owing to the departure of several client sales teams. We regained momentum in the second half of the year: Revenues from private clients rose by 8% compared with the first half.


   RISK REDUCTION AND CAPITAL ACTIONS

   While we continue to pursue growth in client revenues, we significantly reduced the risk in our credit and market activities in 1999. The declines reflected the stabilization of markets and aggressive reduction of positions. In line with our stated target, risk in our credit portfolio was down by 50% from the end of 1997. We also reduced market risk levels, as measured by daily earnings at risk (DEaR), from $83 million to $22 million. Lower credit and market risk reduced the capital requirement of our business. Overall, average capital required by all our market and credit activities declined nearly 30% to $8.6 billion.

   Strong earnings and reduced risk allowed the firm to repurchase a total of $2.1 billion of its common stock, or 16.3 million shares, in 1999, partially offset by 6 million shares issued to employees under our compensation plans. Shares worth $1.4 billion were repurchased under the October 1999 authorization to repurchase up to $3 billion of common stock.


* Economic value added (EVA) is defined as operating income, adjusted to reflect certain segments on a total return basis, less preferred stock dividends and a charge for the cost of equity capital.



24    Review and outlook

   PRODUCTIVITY GAINS

   Operating expenses for 1999 reflect meaningful gains in productivity. Higher incentive compensation accruals resulted in expense growth of 11% before 1998's special charges. Before performance-driven compensation core operating expenses were down approximately $400 million. The efficiency ratio (operating expenses divided by revenues) was 65%, within our mid-sixty-percent target range.


   OUTLOOK FOR 2000

   Our primary objectives for 2000 are consistent with the achievements of 1999: to generate growth in client revenues by providing more clients with more services while maintaining a reduced risk profile and leveraging technology and innovation to advance our market leadership.


   GROWTH OF INSTITUTIONAL CLIENTS

   For institutional clients, the technology revolution and the reshaping of industry have accelerated the need for integrated advice and services. Among our corporate and other issuer clients several trends support this increased demand:

   - the need for significant strategic repositioning in every sector of the economy, which will require technology-focused advice and execution capabilities

   - the rapid growth of business-to-business e-commerce, which will require financing and financial advisory services

   -  the escalation of industry consolidation in Europe

   - the likely resurgence of mergers and acquisitions and related financings among companies in emerging markets, as these economies rebound

   -  the repeal of Glass-Steagall legislation in the United States

   We believe that telecommunications, media, and technology companies will continue to account for a large proportion of total investment banking activity and are committing significant resources to these sectors. This will include focusing private equity financing on providing growth capital to the telecommunications and Internet sectors.

   Technology is also redefining how we deliver services to institutional investors and market participants by providing us an opportunity to reach more clients more efficiently. Many of our electronic business initiatives target this client base (see "E-business initiatives" below, for further discussion.)

   A high proportion of institutional client revenues comes from clients who generate in excess of $1 million annually for J.P. Morgan. We expect to accelerate growth in both the number of these significant clients from a historical rate of 4% annually - and in the average revenue each generates.


   EXPANSION OF THE PRIVATE BANK

   Our private bank is a major growth opportunity for J.P. Morgan. We already have a leadership position among high net worth individuals and families based on our integration of liquidity management, investment management, brokerage, trust and estate planning, combined with our capabilities as a premier investment bank. We currently deliver this offering in a very personalized, "high-touch" way.

   The opportunity is in extending this offering to affluent households. In the United States, for example, the number of households with net worth of $1 million or more has doubled in the last five years and now exceeds 7 million. Our long experience in advising individuals on optimizing their after-tax wealth places us in an ideal position to meet the needs of this growing affluent population. Recognizing that we must provide choices and flexibility, we are building service options that meet the needs of the market and use, in particular, the power of the Internet and phone-based delivery channels to deliver service to investors when and as they choose.

   In 1999, we spent $71 million on developing these distribution capabilities.



                                                      Review and outlook     25

   REDUCED RISK PROFILE

   Risk remains inherent in our business, and after the significant actions taken in 1998 and 1999 we are not looking for further dramatic risk reductions in our credit portfolio. Rather, as origination volumes rise we expect to boost the turnover, and thus the returns, on the capital we commit to credit. With regard to market risk, we intend to further decrease the proportion of positioning risk to client revenues.


   E-BUSINESS INITIATIVES

   In early 2000 we launched an initiative to coordinate the acceleration and integration of the firm's e-business activities. This focused, firmwide effort will speed decision making, accelerate development of electronic platforms and products, and advance our strategy in the new economy. We will use technology to seize the initiative in pursuing our strategic priorities: to reach more clients with more relevant solutions; to develop innovative products, ideas, and practices; and to give clients more efficient access to the capital markets.

   We have three interrelated areas of focus in e-business: First, we will embrace electronic media to improve service and reach greater numbers of clients. To advance our client strategy and raise market share we will be developing portals aimed at markets that have not traditionally been part of Morgan's client base. The expansion of our private bank to reach affluent households by leveraging Internet and phone-based service channels is a major initiative in this regard. We will also develop market-specific e-commerce sites, such as the European government-bond hub J.P. Morgan eXpress, and invest in platforms that appear best positioned for success, as we did with equity trading systems Archipelago and Tradepoint.

   Promoting transparency in the markets also supports our client strategy by fueling growth and liquidity in the markets. Hence, our introduction of Financial Products Markup Language (FpML), a standardized derivative protocol that will result in more streamlined and accurate communication among market participants. And in credit derivatives, we are a key backer of creditex, an on-line credit derivative exchange aimed at spurring the growth of this fast-evolving market.

   The second major focus is on mining J.P. Morgan's own infrastructure for technology, systems, and processes that can be commercialized and shared with clients and markets. Cygnifi, an Internet-based independent derivatives services company, and Horizon, a web-based risk management software tool we developed, are good examples. Others are in the pipeline.

   Finally, drawing on the J.P. Morgan network and the broad range of skills that reside within the firm, we will identify, invest in, form partnerships with, and even originate companies that let us take advantage of the explosion in e-commerce. To this end, our Internet incubator was launched in 1999 and in January 2000 announced its first project: Market Axess, the Internet's largest fixed income platform for connecting institutional investors and securities dealers.

   The preceding information under "Outlook for 2000" constitutes forward looking information. Our ability to achieve these strategic and financial objectives may be adversely affected by the risk factors discussed on page 22.


26        Review and outlook

BUSINESS SEGMENT RESULTS
-------------------------------------------------------------------------------

   INVESTMENT BANKING
   ------------------------------------------------------------
   INVESTMENT BANKING RESULTS IN 1999 - MARKET SHARE GAINS, RECORD REVENUES, MORE CLIENTS, AND SIGNIFICANT CONTRIBUTION TO THE FIRM'S EVA - REFLECT THE BREADTH AND STRENGTH OF OUR FRANCHISE.


   SUMMARY OF RESULTS
   ------------------------------------------------------------
   In millions                         1999      1998      1997
   ------------------------------------------------------------
   Total revenues .................  $1 196    $1 001      $774
   Total expenses .................     921       710       686
   ------------------------------------------------------------
   Pretax income                        275       291        88
   ------------------------------------------------------------
   Pretax EVA                           212       233        26
   ------------------------------------------------------------
   Average economic capital             405       349       351
   ------------------------------------------------------------

   BUSINESS DESCRIPTION

   Investment Banking includes corporate and institutional client relationship management, conducted by our global network of client bankers. Bankers coordinate marketing and origination activities for our full range of products. The segment's revenues include those from advisory services: In partnership with clients, advisory professionals analyze and implement strategic alternatives including mergers, acquisitions, privatizations, and changes in clients' capital structure. Segment results also include a portion of revenues from debt and equity underwriting and from the origination of client derivative transactions.
   ------------------------------------------------------------

   Our progress reflects two factors. First, market trends - accelerated economic restructuring in Europe and Asia, increased global capital flows, and the technology revolution's impact on corporate strategy - play to our strengths. Second, we deliver superior performance to our clients - through seamless integration of services, global expertise, market knowledge and, above all, trusted relationships.


   EXPANDED CLIENT FRANCHISE

   We are becoming a leading investment bank to many more clients and serving our existing clients with a broader range of services. For the third year running, new clients accounted for more than 11% of investment banking client revenue, and clients providing revenue of more than $5 million increased by 35%.

   We manage our client activities across multiple industry and geographic boundaries. A particular area of focus has been to expand our client base among technology, media, and telecommunications companies (TMT) and among high-growth companies with complex needs. In 1999 new TMT clients accounted for 43% of our revenues in those sectors, much of it in strategic capital raising activities.

   In 1999 our revenue mix also became more diversified by region. Growth in the European market led to significant revenue gains as a result of our strong position in the region. Total revenues from European clients accounted for 44% of total revenues in 1999, up from 33% in 1998.

   We focus on providing corporate clients with integrated services across the full range of J.P. Morgan's capabilities. In 1999 advisory assignments on cross-border acquisitions for such companies as TRW Inc. and Stagecoach Holdings PLC provided us with significant capital raising opportunities. Sell-side advisory and equity underwriting mandates led to substantial business opportunities in equity derivatives, private banking, and asset management.

   INCREASED MARKET SHARE

   During 1999 our market position increased in mergers and acquisitions, equities, and high-yield debt issuance. In mergers and acquisitions, we were ranked among the top five advisors in both announced and completed transactions and ranked fourth in cross-border transactions. For completed deals, our worldwide market share rose to 15.6% from 12.7% in 1998. We were also among the top five global advisors in the industrial, consumer and retail, financial institution, energy, and healthcare industries.

   As a defensive advisor in hostile transactions, we ranked second globally and first in Europe, where hostile transactions became a major force in redefining the competitive landscape.

   In Asia, J.P. Morgan ranked first for completed transactions involving Japanese targets.

[BAR GRAPH]

On page 27 of the annual report there is a stacked bar chart depicting the total annual value of the mergers and acquisitions transactions on which the firm served as advisor, for 1995 to 1999. The bars show a breakdown of cross-border volume and total volume.

J.P. MORGAN MERGER AND ACQUISITION VOLUME (COMPLETED)
IN BILLIONS
-----------------------------------------------------

1995               $ 59.7
1996               $123.2
1997               $136.1
1998               $264.5
1999               $362.0

Source:  Thomson Financial Securities Data


                                                Business segment results      27

   In underwriting we also recorded market share gains. In equities we were one of the few lead managers to increase market share in the United States in 1999. Our market share in high-yield financing also advanced over the previous year; in investment grade financings, we continue to command leading positions in our target areas: maturities over 18 months, yankee issuance, and industrial bond offerings.


   STRONG REVENUE GROWTH, SIGNIFICANT EVA CONTRIBUTION

   Serving more clients with more services resulted in record revenues. Revenues rose 19% to $1,196 million, up from $1,001 million in 1998, driven by higher merger and acquisition and underwriting fees. Revenues increased in each of our industry sectors, led by a 70% increase in technology, media, and telecommunications. Pretax EVA was $212 million, as compared with $233 million in 1998; revenue gains were outpaced by higher incentive compensation levels, reflecting competitive market conditions.

   The strong performance in 1999 follows a record year for Investment Banking in 1998. Pretax EVA in 1998 rose by $207 million, reflecting a 29% rise in revenues as we increased market share in mergers and acquisitions and in equities. Expenses were $710 million in 1998, up only 3% from the previous year.

   EQUITY INVESTMENTS
   ------------------------------------------------------------

   EQUITY INVESTMENTS HAD A VERY HEALTHY 1999 AS WE
   BENEFITED FROM THE GROWTH OF OUR PORTFOLIO COMPANIES,
   WHICH ARE BROADLY DIVERSIFIED ACROSS INDUSTRIES AND REGIONS WORLDWIDE.


   SUMMARY OF RESULTS
   ------------------------------------------------------------
   In millions                         1999      1998      1997
   ------------------------------------------------------------
   Total revenues ................  $   646   $   346   $   413
   Total expenses ................      145        49        48
   ------------------------------------------------------------
   Pretax income                        501       297       365
   ------------------------------------------------------------
   Pretax EVA                           296       143       194
   ------------------------------------------------------------
   Average economic capital           1 479     1 201     1 353
   ------------------------------------------------------------


   BUSINESS DESCRIPTION

   Equity Investments invests the firm's, employees', and third-party capital in private equity investments worldwide, seeking significant capital appreciation. We leverage J.P. Morgan's global network and client relationships to generate investment opportunities. We provide growth capital for new and existing companies, making investments that allow companies to expand operations, access new business opportunities, or transform capital structures. On average, we hold investments for three to five years and typically exit through a public offering of securities or a sale of the company.
   ------------------------------------------------------------

   During 1999, we increased the pace of our investment activities by 20%, directly committing over $550 million to 53 companies. The strong deal flow was sourced primarily through the J.P. Morgan network and focused on telecommunications and e-commerce investments. Our portfolio at year-end reflected investments of $1.3 billion at cost.


   POWERFUL DIFFERENTIATING FACTORS

   J.P. Morgan Capital Corporation (JPMCC) is an experienced global private equity investor with a current portfolio of more than 120 companies in 23 countries. Our strategy is to create a portfolio that is diversified both globally and by industry, while favoring those regions and sectors that we believe will provide the greatest risk-adjusted returns. We make the majority of our investments in private companies. JPMCC also serves as general partner to $2.5 billion in private equity funds focused on the real estate and financial services industries. $1.8 billion of these funds were raised in 1999.



28   Business segment results

   We come to the business with a number of competitive advantages that differentiate us in a bustling private equity marketplace. First is J.P. Morgan's broad network for deal sourcing. Our investment banking, equity research, private banking, and corporate technology teams provide us with ideas and opportunities, particularly in rapidly expanding industries such as telecommunications and e-commerce. The potential of this network is enormous.

   Working from this strong base for generating ideas, we field an experienced, independent investment team. Our industry and regional specialists can evaluate proposals swiftly and provide ongoing support to portfolio companies. In addition, the firm's product and service resources enable these companies to grow faster. We can advise on acquisitions and joint ventures, tap into growth capital through the debt and equity markets, and introduce promising start-ups to potential partners and clients.

[PIE CHARTS]

On page 29 of the annual report there is a pie chart depicting the carrying value of the firm's equity investments as of December 31, 1999 by region on a percentage basis.

CARRYING VALUE BY REGION
------------------------

North America       69%
Latin America       16
Europe               8
Asia                 7

------------------------

On page 29 of the annual report there is a pie chart depicting the carrying value of the firm's equity investments as of December 31, 1999 by industry sector on a percentage basis.

CARRYING VALUE BY SECTOR
------------------------

Technology, media,
telecommunications                 45%
Financial                          20
Consumer/retail                    12
Industrial                          7
Real estate                         5
Healthcare                          5
Energy                              1
Other                               5

------------------------

   EMERGING INDUSTRIES FUELED 1999 PERFORMANCE

   These distinctive strengths help explain our performance in 1999. Revenues of $646 million reflect major investment gains in the telecommunications sector: four investments - FrontierVision Partners, Nortel Inversora, Triton PCS, and Triton Cellular - generated gains of more than $100 million each. These revenues were partially offset by write-downs of approximately $200 million, primarily in insurance investments.

   Principally as a result of these gains, 1999 produced strong pretax EVA results of $296 million. Our EVA methodology compares investment returns with an external benchmark historical return for private equity funds over an extended period of time. A positive EVA result means that our performance has exceeded that benchmark.

   Following the private equity industry, we also measure our performance using a pretax "cash on cash" internal rate of return. JPMCC's return over the last 18 years is 30%; its return over the past five years is 33%.

   In 1998, Equity Investments earned revenues of $346 million, down from $413 million in 1997. Investment gains were $315 million net of write-downs of $89 million that related mostly to emerging markets investments. Pretax EVA in 1998 was $143 million, down from $194 million, reflecting primarily the decline in pretax income.


   SIGNIFICANT VALUE POTENTIAL

   Based on estimates of fair value, the value of our current portfolio is approximately $566 million greater than the amount we invested (cost). To date, $341 million of this potential gain has been reflected as income in our financial statements pursuant to accounting rules for SBIC investments. See note 1 for more information.

   --------------------------------------------------------------------------
                                                                   Unrealized
   In millions: December 31, 1999         Cost      Fair value(a)        gain
   --------------------------------------------------------------------------
   SBIC equity investments ...........  $  253          $  594           $341(b)
   Marketable equity securities ......     277             430            153(c)
   Nonmarketable equity securities ...     490             555             65
   Other assets(d) ...................     262             269              7
   --------------------------------------------------------------------------
   Total                                 1 282           1 848            566
   --------------------------------------------------------------------------

   (a) Based on estimates of fair value; includes valuation adjustments for liquidity concerns and contractual restrictions.

   (b) Recognized through earnings.

   (c) Recognized in stockholders' equity.

   (d) Includes debt investment securities and investments in limited partnerships under the equity method of accounting.


                                                Business segment results      29

   EQUITIES
   ------------------------------------------------------------
   LEADERSHIP ACROSS OUR GLOBAL PRODUCT CAPABILITIES
   PRODUCED OUTSTANDING RESULTS - NEW HIGHS IN MARKET SHARE,
   A DOUBLING OF REVENUES, AND AN INCREASE IN EVA OF MORE
   THAN $500 MILLION.

   SUMMARY OF RESULTS
   ------------------------------------------------------------
   In millions                         1999      1998      1997
   ------------------------------------------------------------
   Total revenues ................   $1 417      $699      $459
   Total expenses ................      944       776       692
   ------------------------------------------------------------
   Pretax income                        473       (77)     (233)
   ------------------------------------------------------------
   Pretax EVA                           312      (231)     (373)
   ------------------------------------------------------------
   Average economic capital             716       658       562
   ------------------------------------------------------------

   BUSINESS DESCRIPTION

   Our Equities activities comprise underwriting, market making, research, equity derivatives, and American depository receipt (ADR) services. We help clients execute their strategies by raising equity capital in the public and private markets and structure derivative transactions to provide hedges or enhanced returns. As a market maker, we act as both principal and agent to facilitate clients' transactions in exchange-listed and over-the-counter securities. Equity research supports both underwriting and market making.
   ------------------------------------------------------------

   We achieved 1999's strong results by leveraging the capabilities we have built over the past decade and by focusing on "best execution" for our clients in every aspect of our business.

   DERIVATIVES LEADERSHIP, UNDERWRITING MOMENTUM

   We hold a global leadership position in equity derivatives, helping clients with their most significant and complex hedging and asset-monetization challenges. In volatile and increasingly complex stock markets, derivatives represent one of our largest revenue sources. In 1999 we saw strong demand from both corporate and private banking clients.

   In our cash activities (underwriting and trading) we saw continued growth in underwriting. We expanded market share to 5.6% in U.S. lead underwritings, which included transactions for Network Solutions Inc., High Speed Access Corp., Interactive Pictures Corp., Engelhard Corp., RoweCom, Inc., and Sharper Image Corp.

   Another sign of leadership is our consistent top-three ranking in equity offerings over $500 million: the largest and most complex deals. Two major transactions we led for Genentech Inc., representing $5.1 billion of equity raised within four months, exemplify this strength. Last summer, we helped Roche Holdings exercise its option to reacquire publicly traded Genentech shares. We then led a $2.2 billion initial public offering of the company - the largest U.S. healthcare offering at the time. This was followed by a $2.9 billion secondary offering, the largest ever in the United States.

   Our distinctive brand of research is a key component of our activities. Recognition in the marketplace was reflected in strong standings in most major research polls, including those conducted by Institutional Investor, Reuters, and the Wall Street Journal.

   During 1999, our trading capabilities were rounded out by the addition of basket trading. We enhanced our electronic trading capabilities, embracing change in order to lower costs and improve execution for clients. In particular, strategic investments in the electronic communications networks Archipelago and Tradepoint gave us new avenues for execution. We remain among the most active market makers, evidenced by our status as the number one trader of some of the largest and most liquid stocks in the market: General Motors Corporation, AES Corporation, ebookers.com PLC, Mediaone Group Inc., Interactive Pictures Corp., Genentech, Inc., The Hertz Corporation, Swisscom, and Telefonica de Argentina S.A., to name a few.

   GROWTH IN PROFITABILITY

   Pretax EVA for 1999 increased by $543 million to $312 million. Revenues doubled, while operating expenses before incentive compensation were down, surpassing our own internal goal to keep these costs flat. Increased productivity was key to this success, particularly in our use of technology. Revenue growth was driven by equity derivatives, which saw higher client revenues and significant gains in portfolio management. Equity underwriting revenues and brokerage commissions also increased, as we gained market share. Incentive compensation increased as a result of these revenue gains, causing total expenses to rise by 22%.

   Revenues in 1998 rose 52% thanks to market share gains in our cash activities and on strong client demand and favorable positioning in derivatives. Expenses increased only 12% in 1998.


30   Business segment results

   INTEREST RATE AND FOREIGN EXCHANGE MARKETS
   ----------------------------------------------------------------

   SUBSTANTIAL PROFITABILITY CONTINUES TO BE THE MAIN THEME IN INTEREST RATE AND FOREIGN EXCHANGE MARKETS. DESPITE A YEAR CHARACTERIZED BY BEARISH BOND MARKETS AND LACKLUSTER FOREIGN EXCHANGE MARKETS, OUR CLIENT FRANCHISE CONTINUES TO FLOURISH AND WE HAVE PRODUCED CONSISTENT PORTFOLIO GAINS.


   SUMMARY OF RESULTS
   ----------------------------------------------------------------
   In millions                             1999      1998      1997
   ----------------------------------------------------------------
   Total revenues ....................   $2 009    $2 064    $1 770
   Total expenses ....................    1 232     1 283     1 277
   ----------------------------------------------------------------
   Pretax income                            777       781       493
   ----------------------------------------------------------------
   Pretax EVA                               345       330       138
   ----------------------------------------------------------------
   Average economic capital               2 027     2 138     1 484
   ----------------------------------------------------------------

   BUSINESS DESCRIPTION

   Interest Rate and Foreign Exchange activities comprise market making, risk management, sales, and research across developed countries globally, as well as in Eastern Europe, Africa, and emerging Asia. We act as a dealer and market maker in G-10 and emerging market government bonds and underwrite and make markets in municipal bonds. We provide swap and other interest rate derivative products and futures and options brokerage services to assist our clients in managing their exposures to interest rates and currencies. Foreign exchange activities include spot contracts, short-term interest rate instruments, currency derivatives, and precious metals.
   ----------------------------------------------------------------

   Interest Rate and Foreign Exchange Markets is a large and growing global client activity based on leadership positions, an integrated product offering, and differentiated service.

   STRONG PROFITABILITY

   Pretax EVA increased to $345 million over the previous year, as a result of lower expenses and capital charges. Total revenues were flat with 1998, reflecting two opposite trends. Our government bond, swap and derivative, and futures and options activities all benefited from steady increases in client activity. Our client base has become increasingly diversified by all measures: industry, region, and product. We have seen a fundamental shift in the mix of our product portfolio, with greater balance between more liquid, standardized products and structured transactions. In 1999 we were once again named Derivative House of the Year by International Financing Review, and our repeated success with clients is testimony to our capabilities. In futures and options brokerage, we continue to hold dominant market share positions on the world's major exchanges. As a result, we saw a record year in interest rate market activities.

   However, the year brought a decline in foreign-exchange-related revenues because markets were much less volatile than in 1998. Investor clients shifted from foreign exchange products into fixed income and equities, and the impact of the European monetary union reduced overall market activity. In addition, currency markets in Eastern Europe, Africa, and Emerging Asia were less volatile, resulting in lower client activity.

   Expenses for Interest Rate and Foreign Exchange Markets, before incentive compensation, were down nearly 20% from 1998. The decline is attributable to a successful productivity and quality program which included the completion of a state-of-the-art, integrated, and completely scaleable derivatives infrastructure.

   The year's solid performance follows a 1998 increase in pretax EVA of nearly $200 million, driven by a 17% increase in revenue. Strong client activity in structured derivatives, government bonds, and futures and options, along with portfolio management gains, fueled top-line growth.

   INNOVATION, CAPITAL COMMITMENT, AND SCALE

   We manage our business and set priorities according to three main themes: innovation, capital commitment, and scale. Success in all three allowed us to deliver another strong year of EVA.

   We maintained our dominance in derivatives in an increasingly competitive landscape in 1999, continuing to combine our sophisticated structuring and risk management skills and superior technology to solve clients' problems. We focus on continuous product innovation and expansion into new delivery channels, positioning the firm for further earnings growth. In 1999 we generated nearly $1 billion in interest rate derivative client revenues, demonstrating this competitive advantage.

   Complementing our client activity we have generated consistent portfolio management gains over the past several years. We scale DEaR - our primary measure of risk - to the expected level of client revenue. In 1999 we again capitalized on market opportunities while keeping our portfolio risk positions proportional to the level of client activity.

   We also made great strides in increasing share across products and markets, while significantly driving down the overall cost of our operation. The transformation of our futures and options business is the clearest example of this achievement: In a market experiencing significant margin compression, we used e-commerce to redefine our business model and, in the process, captured additional market share while significantly reducing unit costs.


                                                Business segment results      31

   CREDIT MARKETS AND CREDIT PORTFOLIO
   ----------------------------------------------------------------

   OUR FOCUS IN CREDIT MARKETS AND CREDIT PORTFOLIO IS ON INNOVATION AND LEADERSHIP. IN 1999 WE SCORED WELL ON BOTH FRONTS. THE RESULT: A REVENUE INCREASE OF MORE THAN 100% IN 1999 AND AN EXCEPTIONAL EVA CONTRIBUTION FROM BOTH SEGMENTS.



   SUMMARY OF CREDIT MARKETS RESULTS

   ----------------------------------------------------------------
   In millions                             1999      1998      1997
   ----------------------------------------------------------------
   Total revenues ....................   $1 526   $   628   $   842
   Total expenses ....................      850       729       719
   ----------------------------------------------------------------
   Pretax income                            676      (101)      123
   ----------------------------------------------------------------
   Pretax EVA                               452      (492)     (226)
   ----------------------------------------------------------------
   Average economic capital               1 053     2 096     1 754
   ----------------------------------------------------------------

   SUMMARY OF CREDIT PORTFOLIO RESULTS

   ----------------------------------------------------------------
   In millions                             1999      1998      1997
   ----------------------------------------------------------------
   Total revenues ..................... $   783   $   390   $   700
   Total expenses .....................     154       145       122
   ----------------------------------------------------------------
   Pretax income                            629       245       578
   ----------------------------------------------------------------
   Pretax EVA                               183      (449)       17
   ----------------------------------------------------------------
   Average economic capital               3 020     4 611     5 302
   ----------------------------------------------------------------

   BUSINESS DESCRIPTION

   Credit Markets activities include underwriting, market making, and research related to investment-grade, high-yield, and emerging market debt securities. They also include our role as a dealer and market maker in the government securities, currencies, and derivatives of emerging countries in Latin America. This segment also includes global loan syndications, structured finance, and credit derivatives activities.

   Within Credit Portfolio we manage substantially all of the firm's credit risk associated with 1) traditional credit products and 2) derivative counterparties. Traditional credit products, which include loans and lending commitments are recorded on an accrual basis with interest and credit-related fees recorded as earned. The segment's revenues include, through provisions for credit losses, the estimated losses on these products as calculated when we determine the appropriate allowances for credit losses. For derivatives, this segment captures the pricing adjustment related to credit risk needed to record the firm's derivatives trading portfolio at fair value. Accordingly, revenues include fluctuations in the value of positions related to changes in the credit quality of derivative counterparties and other market factors affecting the amount of credit exposure. This segment's revenues also include the costs of hedging credit risk.

   --------------------------------------------------------------

   By actively managing our credit risk and reducing the capital required by our credit portfolio we are establishing ourselves as an innovator in credit risk management. We also continue to advance our leadership in high growth capital market segments that require strong credit and superior market skills: emerging markets, credit derivatives, and structured finance.

   CREDIT PORTFOLIO CAPITAL REDUCED AHEAD OF SCHEDULE

   One of five major strategic initiatives we set for the firm at the end of 1997 was to transform our credit business to an underwriting and distribution model. A prime goal of the initiative was to significantly reduce risk and bring down the economic capital in our credit portfolio by 50%. We have achieved this goal a year ahead of schedule, by three principal means:

   - reducing credit exposures, particularly to the most risky market segments, such as emerging markets

   -  hedging exposures through credit derivatives and securitizations

   - exercising greater selectivity in advancing credit in nonstrategic situations

   We achieved our strategy with the support of our clients, regulators, and the major credit rating agencies. Our success has sparked substantial interest from other market participants and we believe our approach to active credit risk management is increasingly becoming a model for other industry participants. By making our processes and tools for managing credit more broadly available we are increasing transparency and making credit markets more efficient for clients.

   LEADERSHIP AND INNOVATION IN CREDIT MARKETS

   In 1999 we maintained or built on selected leadership positions in credit markets. Once again, J.P. Morgan was the number one trader of emerging market debt in 1999, with a market share of 24%, we were also named the number one debt originator in Latin America and emerging Asia. Notable emerging market transactions included the $3.9 billion debt exchange for the Republic of Argentina and the $2.0 billion Brady bond exchange for the Republic of Brazil. We also led the first straight corporate bond issuance in Latin America since the 1998 crisis, for Embotelladora Arica S.A.


32        Business segment results

   In structured finance and credit derivatives we had a record year as a result of improved credit markets, increased usage of securitization markets by issuers as a means of funding, greater investor appetite for structured transactions, and new product innovation. We were named Best Overall Credit Derivatives House by Institutional Investor and other leading publications. Among the most innovative transactions of the year was a $345 million collateralized debt obligation of other collateralized debt obligations for Zais Investment Grade Ltd., which was selected as derivatives deal of the year by Institutional Investor.

   Our debt underwriting activities had a good year as we expanded into more profitable, higher-growth areas. An increase in lead manager roles and acquisition financings drove strong results in high-grade origination. We ranked fifth among U.S. lead managers of issues with maturities longer than 18 months. In the high-yield market we maintained our share and improved our ranking in North America despite much lower market volumes than in 1998. We lead-managed major transactions for Packaging Corp. of America and Lyondell Petrochemical Co. We continue to focus on expanding in this profitable segment of the market.


   EXCEPTIONAL PERFORMANCE IN 1999

   1999 was an exceptional year for Credit Portfolio and Credit Markets. Combined pretax EVA for the two segments increased by $1.6 billion.

   Pretax EVA for Credit Markets increased by over $900 million to $452 million as a result of a significant jump in pretax income and lower capital charges. Revenues more than doubled to $1.5 billion, from $0.6 billion in 1998, in an environment much improved from a year ago, particularly in the first half of the year, following the severe dislocations in 1998. Tighter spreads and improved market liquidity resulted in higher trading revenues across all asset classes; origination revenues also rose, particularly for structured and high-grade securities. Results for 1999 also include gains related to hedging our economic exposures in Brazil.

   In Credit Portfolio pretax EVA of $183 million also represents a dramatic increase from a weak 1998 as revenues doubled and the charge for capital declined by more than 35%. Our EVA methodology compares Credit Portfolio's economic return with market-derived benchmark credit spreads, hence positive EVA indicates outperformance of the expected market return. The increase reflects unusually strong revenues resulting from the overall improvement in the global credit environment, reduced risk in our credit exposures, and refinement of our credit risk management. Changes in the valuation of our derivatives credit risk increased revenues by approximately $250 million, primarily reflecting spread tightening and improvements in collateral management. Better market conditions also allowed us to reduce our allowance, after charge-offs and recoveries, by $175 million in 1999, compared with a provision for credit losses of $50 million a year earlier. Partially offsetting these gains were lower net interest earnings resulting from reduced exposures.

   Combined pretax EVA for Credit Markets and Credit Portfolio declined by over $700 million in 1998, compared with 1997, reflecting the volatile and illiquid market environment that followed Russia's default in August 1998. Credit markets revenues declined 25% as credit spreads widened and investors withdrew from both emerging and developed markets in the second half of 1998. As a result of the crisis, we suffered $130 million of losses on Russian positions, lower results in emerging market external debt trading, and significant declines in the value of our corporate debt positions in the U.S. and Europe. Offsetting these negative trends were positive loan syndication results, increases in corporate debt underwriting, and higher earnings from local currency securities trading. Credit Portfolio's revenues declined by over 40% in 1998 to $390 million. The decline resulted from revenue reductions associated with transforming our credit business and reducing our emerging market exposures. Widening of credit spreads in the second half of the year exacerbated the decline by reducing the fair value of the firm's derivatives portfolio.


                                                Business segment results      33

   PROPRIETARY INVESTING AND TRADING
   ------------------------------------------------------------

   1999 WAS A CHALLENGING YEAR FOR PROPRIETARY INVESTING AND TRADING - A PERIOD OF STRATEGIC CHANGE IN WHICH WE SIGNIFICANTLY SHIFTED OUR FOCUS. RESULTS ACROSS OUR PORTFOLIOS WERE MIXED - SIGNIFICANT LOSSES IN OUR U.S. INVESTMENT PORTFOLIO AND ASIAN TRADING PORTFOLIO, BUT STRONG RETURNS FROM NEWER, MORE DIVERSIFIED GLOBAL TRADING ACTIVITIES.


   SUMMARY OF RESULTS

   ------------------------------------------------------------
   In millions                         1999      1998      1997
   ------------------------------------------------------------
   Total revenues ..............   $     29   $   663      $894
   Total expenses ..............        152       157       154
   ------------------------------------------------------------
   Pretax income                       (123)      506       740
   ------------------------------------------------------------
   Total return revenues(a)              31       424       657
   ------------------------------------------------------------
   Pretax EVA                          (443)     (186)      308
   ------------------------------------------------------------
   Average economic capital           1 821     2 527       876
   ------------------------------------------------------------

   (a) Total revenues and the change in net unrealized value.

   BUSINESS DESCRIPTION

   In Proprietary Investing and Trading we actively manage market risk positions for J.P. Morgan's own account across a broad range of markets and products. We also manage the firm's capital and liquidity profiles, ensuring that we have access to funding under all market conditions to support the firm's business activities. The results in this segment also include two portfolios
   - a credit investment securities portfolio and a proprietary emerging markets portfolio - which have been discontinued, and our investment in Long-Term Capital Management, L.P.
   ------------------------------------------------------------

   1999: A SHIFT IN FOCUS

   Over the past year we have shifted our focus from relatively static holdings with longer-term investment horizons, concentrated in certain key products, to more diversified strategies that are dynamically traded across many products and markets. The majority of risk is now concentrated in these newer strategies, which include a broad range of fixed income and equity securities, foreign exchange, and related derivatives.

   FINANCIAL PERFORMANCE

   In 1999 the substantial decline in reported revenues and in total return revenues - the most meaningful measure for these activities - was related to two factors: a decrease in the value of longer-term mortgage-backed securities positions in our U.S. investment securities portfolio, and losses in Asia following an extremely strong 1998. These risk positions, which were part of our historical, longer-term strategies, have been substantially reduced.

   Partly offsetting these losses was strong performance in the trading portfolios we have been developing. Positions in these businesses significantly outperformed key alternative investment benchmarks.

   In 1998 the decline in reported revenues and total return revenues resulted from decreases in the value of our U.S. investment securities portfolio, as well as reported losses of $209 million in two subsequently discontinued portfolios as we reduced exposures to emerging markets.


   REDUCTION OF RISK AND CAPITAL BENEFITS EVA

   As our business has evolved and our strategies have become more diversified, we have reduced the risk of our portfolios. DEaR for this segment has declined from a high of $87 million early in 1999 to $13 million at year-end. As a direct result, we have also seen a dramatic decrease in the amount of capital required to support our business, which has favorably affected EVA. Average capital for the segment declined from $2.5 billion to $1.8 billion in 1999; capital at year-end 1999 was reduced to approximately $500 million. In addition, we constantly evaluate positions to ensure that they are appropriately uncorrelated to other positions in our portfolio, as well as to other activities across the firm.


34    Business segment results

   ASSET MANAGEMENT SERVICES
   ----------------------------------------------------------------

   In 1999 Asset Management Services made significant progress toward its strategic and operating goals: growth in assets under management from expanded product capabilities and distribution channels and further improvement in pretax margins. We also took important steps to extend the reach of our private bank into the affluent investor market.

   SUMMARY OF RESULTS
   ----------------------------------------------------------------
   In millions                             1999      1998      1997
   ----------------------------------------------------------------
   Total revenues ...................... $1 355    $1 164    $1 107
   Total expenses ......................  1 121     1 100     1 043
   ----------------------------------------------------------------
   Pretax income                            234        64        64
   ----------------------------------------------------------------
   Pretax EVA                               161         3        (7)
   ----------------------------------------------------------------
   Average economic capital                 561       559       549
   ----------------------------------------------------------------

   BUSINESS DESCRIPTION

   Asset Management Services delivers investment management expertise and advice across all asset classes and global markets to private and public sector institutional investors. High net worth individuals receive advice integrated across the full array of wealth management services.
   ----------------------------------------------------------------

   GROWTH IN ASSETS UNDER MANAGEMENT

   Assets under management increased 15% to $349 billion as of December 31, 1999.

On page 35 of the annual report there is a stacked bar chart depicting the total value of assets under management by the firm's Asset Management Services sector, for 1995 to 1999. The chart shows a breakdown by institutional and private assets under management.

ASSETS UNDER MANAGEMENT
In billions:  December 31
------------------------------------

            Private        Institutional     Total
1995          $41             $138            $179

1996           49              159             208

1997           61              180             241

1998           78              233             303

1999           79              270             349

   We have built a broad array of asset class capabilities and distribution channels. We are committed to superior client service and focus relentlessly on investment performance. In 1999 asset growth was broadly diversified across distribution channels, and, for the first time in our history, assets from sources other than defined benefit plans grew at a faster rate than those from defined benefit plans. This is a critical milestone given our significant and long-established position in the defined benefit market.


On page 35 of the annual report there is a stacked bar chart depicting global portfolio allocation by asset class for the funds under management by the firm's Asset Management Services sector, as of December 31, 1999. The bars show a breakdown by U.S. and non-U.S. assets.

GLOBAL PORTFOLIO ALLOCATION BY ASSET CLASS
In billions:  December 31, 1999
------------------------------------------

                     U.S.         Non-U.S.
                    Assets         Assets      Total
Total                $249          $100         $349

Money Market           41             9           50

Fixed Income           76            32          108

Equity                116            58          174

Other                  16             1           17

   Investors have been increasing their allocations to alternative asset classes, such as private equity and real estate. We are one of the leading managers in this market and believe we can continue to grow by capturing a greater share of existing clients' assets. In 1999 we raised almost $3 billion in two private equity funds. We were also awarded our single largest mandate ever when the Teamsters' Central States Southeast and Southwest Areas Pension Funds appointed us named fiduciary, overseeing more than $10 billion in assets.

   Our business partnership with American Century has achieved its primary objective: Our Retirement Plan Services joint venture has become a leading provider of defined contribution services, with assets under management increasing by 39% to $31 billion. Our strategy has been to leverage our long-standing defined benefit corporate relationships: we have won business from Champion International Corporation, Navistar International Corporation, and others. As of December 31, 1999, we were managing 248 bundled service plans with more than 350,000 participants.

   Our international partnerships are expanding our distribution capabilities and global presence. Ventures with DGZ-DekaBank (Germany), Banques Populaires (France), and Dai-ichi Kangyo Bank (Japan) have raised almost $5 billion in additional assets while helping our partners successfully compete in their markets.


   FINANCIAL PERFORMANCE

   Our operating plan resulted in significant margin improvement in 1999. The strong increase in pretax EVA was driven almost entirely by increased pretax income. Revenue growth far outpaced growth in expenses, resulting in pretax margins of 17% compared with 5% for 1998.



                                                Business segment results      35

   Revenues increased by 16% primarily due to an increase in investment management fees of $132 million. This increase in fees reflected growth in assets under management, including a favorable shift towards higher-fee asset classes such as private equity, real estate, and structured equity, where we have benefited from superior investment performance.

   Earnings on our 45% equity investment in American Century also contributed to the increase in revenues. Our investment turned accretive in 1999 - one year ahead of original forecasts.

   Expenses increased 2%, or $21 million, to $1,121 million, primarily as a result of higher compensation. Offsetting these increases were tangible gains in productivity. Our emphasis on process improvement, targeted growth, and better allocation of resources generated $72 million of expense reduction. As part of this focus, we announced in 1999 an agreement to outsource our U.S. fund accounting services to Bank of New York.

   CORPORATE
   ---------------------------------------------------------------------------
   SUMMARY OF RESULTS
   ---------------------------------------------------------------------------
   In millions                                  1999          1998        1997
   ---------------------------------------------------------------------------
   Total revenues .........................  ($  105)   $        -      $  261
   Total expenses .........................      223           589         325
   ---------------------------------------------------------------------------
   Pretax Income                                (328)         (589)        (64)
   ---------------------------------------------------------------------------
   Pretax EVA*                                  (211)          242         (67)
   ---------------------------------------------------------------------------
   Corporate average economic capital
      Diversification .....................   (2 739)       (3 266)     (3 134)
      Other ...............................    1 487         1 463         288
   Firm excess available capital...........    2 622           (14)      3 218
   ---------------------------------------------------------------------------

  *Excludes special items in 1998 totaling ($171 million).

   Corporate includes three principal categories: 1) Corporate research and development initiatives that involve strategic investments in new client segments or services, but are managed separately from existing business lines; 2) other corporate items that are recurring but unallocated to the business segments, including but not limited to: the capital cost related to
   a) the surplus or shortfall of available capital over economic capital requirements, b) the diversification benefit included in the firm's consolidated economic capital requirement, and c) Corporate assets and investments not allocated to business segments; revenue items such as the results of hedging anticipated net foreign currency revenues and expenses across all business segments; corporate-owned life insurance; certain equity earnings in affiliates; and consolidation and management reporting offsets to certain revenues and expenses recorded in the business segments; and 3) Nonrecurring items, which include gains on sales of businesses, revenues and expenses associated with businesses that have been sold or are in the process of being discontinued, and other one-time items.
   ---------------------------------------------------------------------------

   Pretax EVA was ($211 million) in 1999 compared with $242 million in 1998, excluding special items related to business sales and restructuring charges in 1998. The decline primarily reflected an increase in the charge for equity capital. Lower risk levels and capital utilization by the business segments in 1999 resulted in increased surplus capital and a lower diversification benefit, both of which lead to a higher charge for Corporate equity capital. This compares with 1998, when market conditions were difficult and business capital requirements were higher, resulting in no surplus capital and a larger diversification benefit.


   BUSINESS DEVELOPMENT INITIATIVES

   In 1999 we began an accelerated development effort to expand the reach of our private bank into the affluent household market segment in the United States. Total expenses for this initiative were $71 million in 1999, primarily for personnel, marketing, and technology. No revenues were generated during the year. For additional information, see "Expansion of the private bank" on page 25.


   RECURRING ITEMS NOT ALLOCATED TO SEGMENTS

   Recurring Corporate revenues increased $157 million in 1999, due in part to improved hedging results. Consolidation and management reporting revenue offsets decreased $53 million from 1998, primarily because of lower taxable-equivalent adjustments.


   EUROCLEAR AND NONRECURRING ITEMS

   Revenues related to Euroclear were $251 million in 1999, down $61 million from 1998; pretax income declined to $216 million from $261 million.

   Nonrecurring Corporate revenues including Euroclear decreased $209 million due in part to gains of $187 million related to the sales of our global trust and agency services and our Australian institutional asset management businesses in 1998. The decline in Corporate expenses reflected the 1998 special charges taken in the first and fourth quarters in connection with expense reduction initiatives, which totaled $358 million across all segments.

   Revenues in Corporate decreased $261 million in 1998 from 1997, reflecting lower hedging results offset by gains related to the previously mentioned business sales. Expenses increased $264 million in 1998 over 1997. Expenses grew in 1998 primarily due to the previously mentioned special charges. Pretax EVA was $242 million in 1998 before special items, versus ($67 million) in 1997.



36   Business segment results

PRODUCTIVITY AND QUALITY

   In 1999, J.P. Morgan made significant progress in its productivity and quality initiative. We exceeded our targeted productivity savings by $30 million, increased margins, and identified future revenue sources.

   We did so by intensifying the initiative across the firm, completing more than 300 projects in all business groups and regions, beginning to train employees in the Six Sigma discipline, systematically using clients' feedback, and broadening the use of metrics.


   EXCEEDED SAVINGS TARGET

   Coming into 1999, our goals were simple but challenging: decrease costs, expand margins and increase revenues through a dedicated emphasis on productivity and quality. The results: We surpassed our targeted productivity savings of $400 million by $30 million. We also increased revenues by $80 million as a result of projects that improved our service delivery to clients.

   Our productivity savings were the result of the following efforts to simplify our operations:

   - Creating economies of scale through "hub and spoke" organizations and regional shared service centers in Asia, Europe, and North America

   -  Reengineering core processes and consolidating our technology

   - Outsourcing non-core tasks and instituting more effective vendor management

   -  Better managing demand for internal and external services

   -  Exiting certain discrete areas of business.

   The productivity savings achieved through these steps contributed to a decline in operating expenses before incentive compensation of approximately $400 million, in line with our target.

   Progress on productivity did not come at the expense of strategic investment. Across the firm, we invested approximately $630 million in resources and new projects, funded by productivity savings and capacity created through the completion of projects.

   1999 PRODUCTIVITY AND EXPENSE REDUCTION
   ------------------------------------------------------------
   In millions, before incentive compensation
   ------------------------------------------------------------
   Productivity savings ..............................  -  $430
   Completed projects ................................  -   600
   New investments ...................................  +   630
   ------------------------------------------------------------
   Net expense reduction                                -  $400
   ------------------------------------------------------------

   SIX SIGMA: IMPROVING QUALITY THROUGH CLIENT FEEDBACK A critical cornerstone to our efforts in 1999 was the adoption of the Six Sigma business improvement discipline. The key steps for applying this discipline to our business are eliminating errors and defects by breaking work processes into individual steps, analyzing root causes of current performance, making appropriate changes to processes, and measuring progress against goals.

   Systematic use of client feedback was an important element in this process. We solicited clients' input for a number of projects. Their responses gave us a clearer understanding of which services they viewed as critical and how to distinguish ourselves from the competition. Using the Six Sigma discipline, we then redesigned the core processes behind these activities to increase consistency of service delivery and margins.

   In an effort to instill this common approach to all areas of the firm, we trained 1,600 people around the globe in how to apply elements of Six Sigma to productivity and quality projects. To ensure that our improvements are sustained, we improved our client and process metrics, which we use to measure our performance against client needs, process standards, and financial goals.

   Going forward, we no longer expect margin benefits from our productivity and quality program to come predominantly from expense savings. Projects that analyze business processes end to end can result in a variety of revenue enhancements. Examples include:

   -  Higher sales through better-designed product offerings

   -  Improved time to market for new product offerings

   -  Enhanced mechanisms for cross-selling

   - Redesigned internal processes and staffing mix on assignments to increase client satisfaction

   - Improved assessment of where value is created, resulting in pricing which is closely aligned with client priorities

   In 2000, we expect that revenue increases from the productivity and quality program will contribute a significantly larger share to margin enhancement.

   The preceding information under "Productivity and quality" contains forward looking information. Refer to page 22 for more information.



                                                   Productivity and quality   37

CAPITAL AND RISK MANAGEMENT

   We seek to increase shareholder value through a firmwide discipline that links capital allocation, risk management, performance measurement, investment decisions, and incentive compensation into one integrated framework. This framework buttresses our day-to-day operations at all levels of the firm and employs consistent economic value added (EVA) and capital allocation methodologies. EVA integrates traditional operating earnings with capital and risk management by subtracting from income a charge for the equity used in support of our business.

   These efforts have shown results in the past year. We have substantially reduced the risk in our credit and market activities. The following chart depicts the reduction in market risk achieved over the past year, as measured by Daily Earnings at Risk (DEaR), a concept later described in detail, and a reduction in credit risk, as measured by required capital in the Credit Portfolio segment.

[GRAPH]

On page 38 of the annual report there is a line graph depicting risk and capital trends over an eight quarter period from first quarter 1998 through fourth quarter 1999, the reduction in market risk achieved over the past year, as measured by Daily Earnings at Risk (DEaR) and a reduction in credit risk, as measured by required capital in the Credit Portfolio segment.


   CAPITAL MANAGEMENT FRAMEWORK

   J.P. Morgan's capital management framework optimizes the use of our capital by determining:

   - the optimal amount of total capital commensurate with our overall risk profile in order to:

      -  support business strategies

      -  meet targeted credit ratings and regulatory ratios

      -  protect against losses and maintain liquidity

   -  capital allocation to activities with the most favorable returns

   -  the most efficient composition of our capital base

   The Capital Committee manages the firm's overall capital structure and is chaired by the chief financial officer.

   Our economic capital allocation model estimates the amount of equity required by each business activity and the firm as a whole. Business economic capital is estimated as if each activity were conducted as a standalone entity. This estimate is based, to the extent possible, on observations of the capital structures and risk profiles of public companies or benchmarks. In particular, for our markets and asset management activities, required economic capital is based on the revenue volatility and fixed expenses of public U.S. investment banks and asset management companies, respectively; for Credit Portfolio, capital is based on a simulation of unexpected credit losses; and for Equity Investments, capital is equal to the carrying value of the portfolio. Diversification of Morgan's portfolio of businesses lowers the consolidated level of required equity and is a factor in assessing the appropriate level of capitalization of the firm. The benefit of diversification is not allocated to the businesses.

   The related cost of equity for each business activity is based on observable market returns of publicly held investments, with the exception of our Credit Portfolio segment, whose cost of equity is based on market pricing for credit risk. To arrive at the charge for equity capital for each segment, we multiply its allocated required economic capital by its market-based cost of equity (or hurdle rate). To arrive at the consolidated charge for equity capital for J.P. Morgan, we multiply the firm's common equity by its market-based cost of equity, which currently is estimated at 10.5%.


   REQUIRED VERSUS AVAILABLE CAPITAL

   J.P. Morgan's total required economic capital is compared with available capital to evaluate overall capital utilization. It is our policy to maintain an appropriate excess of capital to provide for growth and as additional protection against losses. The following table compares average required versus available capital for the last two years.



38        Capital and risk management


   REQUIRED VERSUS AVAILABLE CAPITAL
   --------------------------------------------------------------
   Average (billions)                              1999      1998
   --------------------------------------------------------------
   Common stockholders' equity .................  $11.0     $10.8
   Preferred stock, excluding variable .........     .4        .4
   Trust preferred securities ..................    1.2       1.2
   Other adjustments ...........................    (.1)      (.1)
   --------------------------------------------------------------
   Total available capital                         12.5      12.3
   --------------------------------------------------------------
   Required economic capital:
      Credit Portfolio .........................    3.0       4.6
      Interest Rate Markets and FX .............    2.0       2.1
      Proprietary Investing and Trading ........    1.8       2.5
      Equity Investments .......................    1.5       1.2
      Credit Markets ...........................    1.1       2.1
      Equities .................................    0.7       0.7
      Asset Management Services ................    0.6       0.6
      Investment Banking .......................    0.4       0.3
   --------------------------------------------------------------
      Total business segments ..................   11.1      14.1
      Corporate ................................    1.5       1.5
      Diversification ..........................   (2.7)     (3.3)
   --------------------------------------------------------------
   Total required economic capital                  9.9      12.3
   --------------------------------------------------------------
   Excess available capital                         2.6      -
   --------------------------------------------------------------


   In 1999 required capital was down 20% on average and substantially more at year-end; excess available capital during 1999 approximated $2.6 billion on average, compared with no excess in 1998. The decline in required capital reflects decisive actions to reduce positions and risk in our Credit Portfolio, Credit Markets, and Proprietary Investing and Trading segments, as well as improved market conditions.

   Based in part on the reduction in required capital and our capital strategy, we announced, in October 1999, our intention to repurchase up to $3 billion of common stock over the following 12 to 18 months. (See Liquidity risk and capital resources on page 51 for more information.)


   RISK MANAGEMENT FRAMEWORK

   Risk is inherent in our business, and sound risk management is key to our success. The major types of risks to which we are exposed are market, credit, liquidity, and operating risk. We have developed and implemented comprehensive policies and procedures to identify, mitigate, and monitor risk across the firm.

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

   The primary oversight unit is the Corporate Risk Management group (CRMG). The CRMG focuses on creating incentives for appropriate risk-versus-return behavior at the business level and on helping identify and implement ways to optimize EVA and the allocation of the firm's resources. The CRMG is independent of the business groups and is managed by the chief financial officer. To accomplish its objectives, this group:

   -  sets risk management policies and provides risk management training

   - establishes and controls market and credit risk limits by business, product, country, industry, and geographic region

   - performs independent reviews of significant risk concentrations and has the authority to challenge any risk position

   - oversees allocation of balance sheet capacity and adherence to capital targets

   In addition to the CRMG oversight responsibilities, the Risk Management Committee oversees management of all market- and credit-related risks. It comprises the firm's most senior professionals and is chaired by the chief financial officer. The committee adds to the transparency of principal risks through regular attendance by senior business managers to discuss, among other matters, significant market and credit exposures, concentrations of positions, risk strategies, financial strength, asset quality, significant position and risk limit changes, effectiveness of risk estimation, and special agenda items such as potential new products. Various other senior management committees that provide forums for oversight of our risk profile, including the Capital Committee, the Operating Risk Committee, and the Liquidity Risk Committee, are discussed throughout the Capital and Risk Management section.



                                                Capital and risk management   39

   Several groups that are independent of the business units - Audit, Legal, and Financial - track risk from a variety of perspectives and make sure that the businesses operate within established corporate policies and limits. In addition, the Committee on Risk Policies of the Board of Directors is responsible for overseeing policies relating to credit and market risk, including the nature and levels of such risks.

   Our processes are built on a foundation of early identification and measurement. We use quantitative tools, including daily earnings at risk measures, stress testing, vulnerability identification procedures, and other measures, to regularly gauge our exposures. Although quantitative measures of risk are integral to our process, our framework recognizes the limitations of models and integrates their use, as tools, with our management experience and judgment, market leadership, and strong emphasis on risk transparency and discipline reviews. For example, when markets experience extreme conditions, as they did in the latter part of 1998, we continue to use our tools to quantify our risks but rely on management's judgment to interpret and gauge the impact that extreme changes in volatility and market correlations can have on positions that, in normal markets, are estimated to be low-risk. We continuously review and modify our processes as our business changes in response to market, credit, product, and other developments.


   DAILY EARNINGS AT RISK

   Our primary tool for the systematic measuring and monitoring of market and credit risk is the daily earnings at risk (DEaR) calculation. DEaR for each business is a key input to our EVA calculation and capital allocation. DEaR is a statistical measure used to estimate the firm's exposure in normal markets to market risk and, starting in 1999, credit risk in our trading derivatives portfolio. It is calculated for almost all financial instruments. We do not calculate DEaR for investments held in our Equity Investments segment. (These investments are monitored by the firm's Investment Committee, which is responsible for overseeing proprietary equity investment activities, advising on portfolio strategy, approving all investments made over defined limits, and monitoring portfolio risk.) We also do not measure the credit risk of traditional credit products (loans and commitments to lend) by DEaR; this credit risk is managed in the Credit Portfolio segment and is discussed subsequently.

   DEaR is an estimate, at a 95% confidence level, of the worst expected loss in the value of our portfolios over a one-day time horizon, under normal market conditions. For example, aggregate market risk DEaR was $22 million on December 31, 1999. This implies that 95% of the time, a loss of no more than $22 million would be expected over the course of one day as a result of our market risk positions. DEaR allows for a consistent and uniform measure of risk across all applicable products and activities. We regularly compare DEaR estimates with daily trading results to determine the accuracy of these estimates.

   The firm's DEaR measure is based on a model that uses historical simulations. It makes assumptions about market behavior and takes into account numerous variables that may cause a change in the value of our portfolios, including interest rates, foreign exchange rates, equity and commodity prices and their volatilities, and correlations among these variables. The model weights recent patterns of market volatility and correlations more heavily, given its primary use as a measure of the expected volatility of short-term trading positions. Our Financial group regularly calculates, reviews, and updates the empirical market information that serves as the basis for the DEaR calculation.

   We use DEaR limits to define the maximum DEaR a given portfolio should have at any one point in time. Limits are important to ensure adequate discussion of changes in risk appetite. The CRMG sets DEaR limits at the business and firmwide level. Within these overall limits, business managers set regional, local, product, and trader limits or guidelines as deemed appropriate. The level of risk to be assumed is based on our overall objectives, business manager experience, client and regulatory requirements, market liquidity, and volatility.

   We estimate DEaR each day for each global trading activity, as well as at the firmwide trading and aggregate level. As previously noted, in 1999 we began to use DEaR to measure the credit risk embedded in our trading derivatives exposures and are incorporating this measure into our daily process. Management reviews daily reports of profit and loss, aggregate positions, and the firm's risk profile. These reports compare DEaR by individual activity and risk type with relevant DEaR limits and include a description of significant positions and a discussion of market conditions. Risk managers meet daily to discuss the firm's global risk profile and trading and investing strategies.



40   Capital and risk management

   STRESS TESTING

   We regularly supplement our DEaR calculations with stress testing at both the firmwide and business-specific levels. Stress testing measures the impact of abnormal movements on the firm's portfolios. Some of the stress test assumptions are very specific to businesses' specialized risks, while others are conducted in conformity with firmwide stress scenarios that are distributed by the CRMG. This provides senior management with an analysis of the potential impact on the firm's revenue. In select cases, we supplement DEaR limits with stress-test-based limits - limits for the risk of loss beyond the expected confidence level - for those portfolios that are particularly susceptible to extreme market-related valuation losses.


   VULNERABILITY IDENTIFICATION

   In 1999 we introduced vulnerability identification (VID) as a discipline to highlight material risks which may or may not be captured by measures such as DEaR. The discipline systematically captures potential "worst-case" losses identified by traders and other risk takers. Once identified, these losses - or VIDs - may be quantified through specific stress tests and assist senior management in focusing on significant risks. The discipline also reinforces a "no-surprises" culture among the risk takers across the firm. Cross-firm analysis is done on VIDs to see which scenarios are diversified away and which may be exacerbated because several risk-taking units are exposed to them.

   BUSINESS RISK REVIEWS

   The CRMG periodically performs special reviews of our risk-taking activities. These reviews include, but are not limited to, detailed analyses of selected portfolios, including the liquidity and turnover of trading asset inventories, reviews of new products, and reviews of the models and controls used to calculate and monitor market and credit risk.


   MARKET RISK MANAGEMENT

   Market risk is the risk of loss in our trading and investing activities arising from changes in interest and foreign exchange rates, credit spreads, equity and commodity prices, and the correlations among them and their levels of volatility. The portfolio effect of holding diverse instruments across a variety of business activities and geographic areas helps reduce the potential impact on earnings from market risk.


   MARKET RISK PROFILES

   Overall, the markets returned to historically more normal levels of volatility in 1999, compared with the extreme conditions experienced in 1998. The latter half of 1998 was characterized by sharp increases in volatilities, illiquidity, and breakdowns in historical correlations, all resulting from market dislocations triggered by events in emerging markets.

   Following are our market risk profiles for 1999 and 1998. The level of market risk, which includes the effect of diversification, varies with market factors, the level of client activity, and market movements.

   DEaR
   ------------------------------------------------------------------------------------------------------------------------------
                                                                      Trading                 Investing                 Aggregate
                                                           ------------------         -----------------         -----------------
   In millions                                             1999          1998         1999         1998         1999         1998
   ------------------------------------------------------------------------------------------------------------------------------
   High ........................................            $48           $55          $75         $109          $92         $120
   Low .........................................             18            27            8            8           20           33
   ------------------------------------------------------------------------------------------------------------------------------
   December 31                                               26            35            9           72           22           83
   ------------------------------------------------------------------------------------------------------------------------------
   Average                                                   29            38           26           33           42           55
   ------------------------------------------------------------------------------------------------------------------------------

   DEaR FOR TRADING ACTIVITIES

   Average market risk DEaR for our trading activities declined 24% to $29 million in 1999, primarily reflecting lower exposures and levels of volatility compared with 1998. During 1999, our DEaR estimates were consistent with statistical expectations. In 1999 our daily revenue fell short of the downside DEaR band (average daily revenue less the DEaR estimate) on nine days, or less than 5% of the time. This compares with 20 days in 1998 (greater than 5%) when sharp increases in the actual volatility of our daily revenue significantly exceeded that implied by our DEaR estimates of risk. Nine of the 20 occurrences in 1998 fell within the August-to-October period of market turmoil. Approximately half of the 20 occurrences exceeded our estimates by only a small margin.


                                              Capital and risk management     41

PRIMARY RISK EXPOSURES IN OUR TRADING ACTIVITIES

The average and period-end DEaR for 1999 and 1998, segregated by type of primary market risk exposure associated with our trading activities, is presented in the table below.

Given the nature of our business, we expect frequent changes to our primary risk exposures over the course of a year. Our integrated approach to managing market risk considers this expectation and allows for a dynamic and proactive adjustment of the risk profile across all our trading activities as needed.

DEaR FOR TRADING ACTIVITIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                          1999       1998   December   December
In millions                            average    average   31, 1999   31, 1998
--------------------------------------------------------------------------------
Interest rate risk(a) ..............      $ 23       $ 30       $ 22       $ 31
Foreign exchange rate risk(b) ......         7         18          4         11
Equity price risk(c) ...............         5         12          4         12
Commodity price risk .............           2          3          1          3
Diversification effects ............        (8)       (25)        (5)       (22)
--------------------------------------------------------------------------------
Total                                       29         38         26         35
--------------------------------------------------------------------------------


(a) Interest rate risk is the possibility that changes in interest rates will affect the value of financial instruments. Our primary risk exposures to interest rates from trading activities are in sovereign and corporate bond markets across North America, Europe, Asia, and Latin America; mortgage-backed securities markets in the U.S.; and interest rate derivatives. They also include spread, volatility, and basis risk. We use such instruments as interest rate swaps, options, U.S. government securities, and futures and forward contracts to manage our exposure to interest rate risk.

(b) Foreign exchange rate risk represents the possibility that changes in foreign exchange rates will affect the value of our financial instruments. Our primary risk exposures to foreign exchange rates arise from transactions in all major countries and most minor countries throughout Europe, Latin America, and Asia. We manage foreign exchange risk primarily through currency swaps; options; and spot, futures, and forward contracts.

(c) Equity price risk is the possibility that equity security prices will fluctuate, affecting their own value and that of other instruments which derive their value from a particular stock, a defined basket of stocks, or a stock index. Our primary risk exposure to equity price risk arises from our activities in our equity derivatives portfolio. We manage this risk primarily through equity cash, future, swap, and option instruments.

HISTOGRAM OF DAILY 1999 REVENUES

The histogram below shows the distribution of 1999 daily revenue from our trading activities, which includes trading revenue, trading-related net interest revenue, commissions, and other sources of revenue. It is used to compare the reasonableness of our DEaR prediction to actual results.

DAILY MARKET RISK RELATED REVENUE

Depicted on page 42 of the annual report is a histogram showing the frequency distribution of 1999 daily revenue from our trading activities, which includes trading revenue, trading-related net interest revenue, commissions, and other sources of revenue in millions of dollars. It also shows the upside and downside confidence bands around which our daily revenue was distributed.

As shown in the histogram, the volatility of our trading revenue was in line with expectations according to our DEaR estimates. At a 95% confidence interval, the actual distribution of 1999 revenues would imply an average DEaR of $32 million. This compares with our actual average 1999 DEaR estimate of $29 million.

Number of days per daily revenue band, dollars in millions

[BAR CHART]


42   Capital and risk management

As shown in the histogram, the volatility of our trading revenue was in line with expectations according to our DEaR estimates. At a 95% confidence interval, the actual distribution of 1999 revenues would imply an average DEaR of $32 million. This compares with our actual average 1999 DEaR estimate of $29 million.

DEaR FOR PROPRIETARY INVESTING ACTIVITIES

Average DEaR for our proprietary investing activities was $26 million in 1999, compared with $33 million in 1998. The decline primarily reflects reduced exposures in our investment portfolio.

The primary sources of market risk associated with our proprietary investing activities are spread risk in our mortgage-backed securities portfolio and interest rate risk associated with fixed income securities.

In 1999 the results of our DEaR estimates were reasonable and consistent with statistical expectations using the same one-day horizon and 95% confidence interval used for trading. In 1998 the results were not consistent with statistical expectations, reflecting increased volatility associated with the August-to-October crisis period, coupled with increased holdings of U.S. government agency securities.

CREDIT RISK MANAGEMENT

Credit risk represents the possibility of loss due to changes in the quality of counterparties, the correlations among them, and the market prices for credit risk assets. We are subject to credit risk in our lending activities, sales and trading activities, and derivative activities and when we act as an intermediary on behalf of clients and other third parties.

Credit risk also arises from issuers of government and corporate bonds and selected equity securities that we use in our market making and proprietary investing activities. This form of credit risk is measured and managed as part of our market risk management process.

We continuously manage the credit risk of individual transactions, counterparties, countries, and other portfolio levels through (1) the request and approval process, (2) ongoing credit monitoring, including regular risk reviews and monthly business risk reviews, (3) proactive exposure management, and (4) our asset quality review (AQR) process.

REQUEST AND APPROVAL

We make our initial decisions about extending credit on a name-by-name basis. Credit approvals are made by experienced credit officers, based on an evaluation of the counterparty's creditworthiness and the type of credit arrangement, either for a given transaction or in total for that counterparty. The officers consider the counterparty's current and projected financial condition as well as the covenants, collateral, and protection available in the event of credit quality deterioration. Credit officers are granted authority to extend credit at different levels; the largest or riskiest credit extension decisions require the approval of senior credit managers. In addition, the CRMG sets concentration limits for various industries, countries, geographic regions, and products.

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

PROACTIVE EXPOSURE MANAGEMENT

Proactive portfolio management involves making credit decisions and changing risk concentrations in response to market events or changes in the firm's credit strategy. Collateral management is an important element in this process. On a regular basis, we estimate DEaR associated with the credit risk in our derivatives trading portfolio, calculate economic capital at risk, and perform stress tests. In addition, we actively manage our exposures via the sale of loans and investment securities; the unwinding of derivative contracts; credit derivative transactions and other hedges; and such capital market transactions as securitizations.


                                                 Capital and risk management  43

We use collateral as a means of mitigating credit exposure from privately negotiated derivative contracts. Credit officers are also involved in the decision to collateralize and in the ongoing monitoring of collateralized exposures. The firm currently has more than 1,200 collateralized relationships with all types of counterparties - including hedge funds, banks and broker-dealers, and corporate clients - across the credit rating spectrum. Collateral generally consists of highly-rated liquid securities and cash. At least once each day, we compute the value of our credit exposure and the value of collateral currently held against it for all counterparties with which we have a collateral agreement. Each day, or as often as we consider necessary, we call for additional collateral from our counterparties.

ASSET QUALITY REVIEW

Our credit review procedures are designed to promote early identification of counterparty, country, industry, and product exposures that require special monitoring. These procedures are based on our asset quality review process, a systematic bottom-up review of exposures that management uses to estimate probable credit losses and determine the appropriateness of our related allowances. This process is dynamic and ongoing throughout the year, with major reviews at the end of every quarter. Key participants include senior members of the Risk Management Committee, the senior credit officer, the controller, and representatives of our auditors and legal counsel.

Every quarter credit officers identify risks for review by the senior management team. The starting point is the Special Review List, a list of counterparties that require special periodic review until the senior credit officer determines that they no longer do. The items reviewed represent the credit concerns of our credit officers worldwide on specific counterparties, industries, and countries that merit analysis and discussion.

The appropiate credit risk officer analyzes and prepares a write-up on the risk, which includes the history of our relationship with the counterparty, our current exposure and any cause for concern with that exposure, business financials, market performance, an impairment analysis, and management's business and financial strategy. The write-up concludes with a recommendation to the AQR Committee. Such a recommendation could be placement on impaired status, specific allocation, charge-off, or continued review.

Each credit risk issue is presented to the AQR Committee by the assigned credit risk officer at the committee's quarterly meetings. Based on this discussion, the committee, using its judgment and experience, determines the appropriate actions (placement on impaired status, specific allocation, or charge-off) that should be taken.

Members of the committee then consider appropriate actions to be taken in addition to the specific risk decisions reached at the meeting. This typically includes a review of expected loss calculations for the existing performing portfolio. Their review considers the following: business and economic conditions; regulatory requirements; our historical experience; concentrations of risk by country, industry, product, and client; the relative size of many of our credit exposures, given our wholesale orientation; the level and history of impaired assets and charge-offs; and the estimated sale prices of certain exposures.

The review results in a quarterly determination of the appropriateness of our allowances for credit losses and whether provisions or reversals of provisions are needed. This review is performed separately for each allowance classification - loans and lending commitments - and component by component within each allowance. The actual amount of credit losses or charge-offs, when they occur, may vary from estimated losses at each period end, due to changing economic conditions or exposure management decisions. Our process includes procedures to limit differences between estimated and actual credit losses, which include detailed quarterly assessments by senior management and model inputs that reflect current market indicators of credit quality. The results of the AQR process are documented and reviewed by the chief financial officer and the chairman. The Board of Directors is updated each quarter on credit events affecting the firm and on our assessment of the appropriateness of our allowances.

The AQR Committee also reviews any other significant exposures with credit concerns to determine appropriate actions. This includes a review of derivative receivables with credit risk issues to determine the appropriate credit adjustment needed to determine the fair value of the portfolio.

The following sections provide detailed information regarding the firm's significant credit exposures.


44  Capital and risk management

CREDIT EXPOSURES

CREDIT EXPOSURE AND RELATED ECONOMIC CAPITAL

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                1999                           1998     Economic      Economic
                                     -------------------------------  -----------------------------      capital       capital
In billions: December 31             Carrying value       Fair value  Carrying value     Fair value         1999          1998
------------------------------------------------------------------------------------------------------------------------------
Derivatives ......................            $43.7(a)         $43.7           $48.1(a)       $48.1         $0.9          $1.9
Loans and lending commitments ....             26.4(b)          26.5            24.9(b)        24.7          1.8           2.4
------------------------------------------------------------------------------------------------------------------------------
Total credit exposures(c)                      70.1             70.2            73.0           72.8          2.7           4.3
------------------------------------------------------------------------------------------------------------------------------


(a) Carried at fair value on the balance sheet with changes in fair value recorded in the income statement. Includes credit valuation adjustment at December 31, 1999 and 1998, of $670 million and $881 million, respectively.

(b) Amount net of allowances for credit losses of $406 million as of December 31, 1999 and $595 million as of December 31, 1998. Carrying value excludes the notional value of lending commitments, which are off-balance-sheet instruments, described in the following table.

(c) Substantially all credit risk related to derivatives, loans, and lending commitment exposures are managed by the Credit Portfolio segment. Economic capital includes the impact of purchased credit protection and other credit risk hedges.

CREDIT EXPOSURE BEFORE AND AFTER COLLATERAL

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                                    Maturing
                                          ----------------------------------                        After collateral(b)
                                                      After one                               ----------------------
                                            Within   but within        After  1999 Gross      1999 Net      1998 Net
In billions: December 31                  one year   five years   five years    exposure      exposure      exposure
--------------------------------------------------------------------------------------------------------------------
Derivatives ...............................  $18.7        $16.8         $8.2       $43.7(a)      $37.7(a)      $39.1(a)
Loans(c) ..................................   11.9         10.7          4.2        26.8          18.9          19.1
Lending commitments(c) ....................   36.6         41.4          5.1        83.1          82.3          87.9
--------------------------------------------------------------------------------------------------------------------


(a) Includes the benefit of master netting agreements of $94.0 billion and $107.6 billion at December 31, 1999 and 1998, respectively.

(b) Collateral held consisting of highly rated liquid securities (U.S. government securities) and cash was as follows: derivatives - $6 billion (1999) and $9 billion (1998); loans - $7.9 billion (1999) and $6.4 billion (1998); and lending commitments - $0.8 billion (1999) and $1.0 billion (1998).

(c) Before allowance for credit losses.

COUNTERPARTY CREDIT QUALITY
---------------------------------------------------------------------------

---------------------------------------------------------------------------
                                                          Loans and lending
                                      Derivatives               commitments
                               ------------------         -----------------
December 31                    1999          1998         1999         1998
---------------------------------------------------------------------------
AAA, AA .......................  52%           52%          43%          32%
A .............................  31            30           29           35
BBB ...........................  12            12           18           16
BB or below ...................   5             6           10           17
---------------------------------------------------------------------------
                                100           100          100          100
---------------------------------------------------------------------------


Estimated percentages of credit exposures by counterparty credit rating based on internal credit ratings. Ratings of AAA, AA, A, and BBB represent investment-grade ratings and are analogous to those of public rating agencies in the United States. Credit exposures utilized are after the benefit of master netting agreements, collateral, and purchased credit protection (i.e., credit derivatives).


                                                 Capital and risk management  45

DERIVATIVES

Derivatives, in general, are contracts or agreements whose values are derived from changes in interest rates, foreign exchange rates, credit spreads, prices of securities, or financial or commodity indices. Derivatives are either exchange-traded or privately negotiated (often referred to as over-the-counter
(OTC)). We are a global leader in structuring and trading a broad range of derivatives transactions for our clients as part of their risk management, capital raising, and investment activities. In our trading activities, we enter into derivative transactions to help clients manage a broad range of risk exposures. We also assume trading positions based on our market expectations and to benefit from price differentials between instruments and markets. In addition, we use derivatives to manage risks associated with our credit, investing, and funding strategies. Refer to note 17 for more information on our use of derivatives.

We carry derivatives used in our trading activities at fair value and record the unrealized gain or loss (the positive or negative fair value) in trading account assets or liabilities on the balance sheet, respectively; any changes in the value of our trading derivatives are recorded in Trading revenue. The value of derivatives will fluctuate with market movements and changes in counterparty credit quality, sometimes significantly, depending on the nature of the exposure. Derivatives are often referred to as off-balance-sheet financial transactions because the notional amounts of their contracts are not recorded on the balance sheet; however, the unrealized gains or losses on trading derivatives, which generally represent a fraction of the notional amount, are recorded on the balance sheet.

The fair value of derivatives is substantially derived from liquid market prices as evidenced by exchange traded prices or broker-dealer quotations. Some derivatives require valuation adjustments based on defined methodologies applied consistently over time to ensure that positions are carried at the best estimate of fair value. The largest valuation adjustment relates to credit risk associated with privately negotiated derivatives (the "credit valuation adjustment") in our derivatives trading portfolio. Credit risk associated with exchange-traded contracts is small to nonexistent since our counterparty exposure is to an exchanged-linked clearinghouse whose exposures are secured by margin or collateral.

The credit valuation adjustment is managed centrally by our Credit Portfolio segment and is calculated as follows. We measure the counterparty exposure arising from privately negotiated derivative transactions with a market simulation model that estimates forward probability distributions of credit exposure. Based on the exposure profile of our derivatives portfolio, we estimate credit loss using market prices for credit risk derived from spreads in credit derivatives, asset swaps, and bonds. This credit loss estimate is the credit valuation adjustment.

The credit valuation adjustment is dynamically recalculated on a daily basis, taking into account positions after master netting agreements, collateral, updated market parameters, credit rating changes, and new derivative activity. This adjustment for credit risk also includes additional amounts for name specific credit risk not reflected in credit spreads as determined by our asset quality review process. We actively manage the market and credit risk volatility of the credit valuation adjustment with credit, interest rate, foreign exchange, and commodity derivatives. Changes in the credit valuation adjustment, including related hedges, due to changes in credit and market risk factors, are reflected in trading revenue as they occur. As of December 31, 1999 and 1998, the credit valuation adjustment for our derivatives portfolio approximated $670 million and $881 million, respectively. In risk equivalent terms, the credit exposure in our derivatives trading portfolio at year-end 1999 was similar to a $40 billion portfolio of bonds to A rated counterparties with a five-year maturity.

We evaluate derivative credit risk in much the same way we evaluate risks associated with cash (debt and equity) instruments. In the second quarter of 1999, we began to measure the counterparty credit risk embedded in our trading derivatives using DEaR. The main factors affecting this measure are spread volatility and the risk of counterparty downgrades and defaults. Derivatives credit risk DEaR as of December 31, 1999 approximated $12 million. This compares with derivatives credit risk DEaR of $35 million as of June 30, 1999. The decline is attributable to reduced exposures, reflecting maturities or roll-offs, the increased use of credit derivatives to lower overall portfolio risk levels, improved market conditions which resulted in lower levels of volatility, and methodology enhancements.


46  Capital and risk management

TRADITIONAL CREDIT PRODUCTS

The majority of credit risk from traditional credit products relates to exposures managed by our Credit Portfolio segment. Exposures not managed by this segment, primarily associated with our private banking activities, are largely secured. The maximum credit risk for our traditional credit products is measured by their contractual amounts, net of collateral. For example, the risk of a loan is the amount of money lent to the client. For lending commitments, the risk is the amount that would be owed should the contract be drawn upon, the client default, and the collateral becomes worthless. A significant number of our commitments expire, however, without being drawn upon. Moreover, commitments usually include financial covenants and/or material adverse change clauses that, if triggered, enable us to withdraw from the obligation to lend.

Credit Portfolio is moving toward managing the risks in its traditional lending products in a manner similar to exposures in our market-making activities - that is, we evaluate and make decisions based on a fair value model. This method differs from the accrual basis of accounting described in note 1 because changes in the fair value of loans and lending commitments are not reflected on the balance sheet or in earnings. We use fair value because it depicts the market's current assessment of the value and risk associated with an instrument or a portfolio. It thus provides meaningful and current decision-making information, ultimately leading to better diversification of risk, since the effects of varying market conditions and events are more readily evident. Recent developments in the credit markets, including the growth in credit derivatives and the development of sophisticated credit portfolio models, continue to improve the availability and reliability of market prices for credit risk. With such progress, we have been able to make our credit activities more dynamic and less capital-intensive while continuing to meet the needs of our clients.

In 1999 we began to compute on a regular basis the fair value of traditional credit products in our Credit Portfolio segment. Amounts are based on market prices for credit risk (credit spreads) in various markets, including credit derivatives, asset swaps, and bonds. During 1999, the difference between the carrying value on the balance sheet and the fair value of our credit portfolio improved by approximately $300 million, reflecting an improved global credit environment over 1998 as indicated by a tightening of credit spreads, as well as reduced exposures through asset sales, roll-offs, and increased hedging.

We use credit derivatives to manage credit risk. The use of credit derivatives for our own account is an important part of our credit transformation strategy, as it allows us to reduce the risk and capital employed by credit activities. Since December 1997 we significantly reduced credit risk on approximately $25 billion of traditional credit product exposures through the use of securitizations and name-specific credit default swaps.

IMPAIRED LOANS

The following table presents impaired loans, net of charge-offs, as of December 31, for the past three years. Refer to note 1 for a description of how we identify impaired loans.

IMPAIRED LOANS

---------------------------------------------------------------

In millions: December 31               1999      1998(a)   1997(a)
---------------------------------------------------------------
Commercial and industrial ........... $  54     $  25     $  56
Banks ...............................     -         -        28
Other ...............................    23        97        29
---------------------------------------------------------------
Total impaired loans                     77       122       113
---------------------------------------------------------------


(a) Certain reclassifications were made to conform with the categorization used in bank regulatory filings.

Impaired loans were $77 million as of December 31, 1999, compared with $122 million as of December 31, 1998. The increase in impaired commercial and industrial loans was primarily due to the addition of one counterparty in the Latin American steel industry. The decrease in Other primarily relates to an exposure to one U.S. counterparty in the financial services industry, which was sold during the year.

Impaired loans were $122 million as of December 31, 1998, compared with $113 million as of December 31, 1997. The decrease in impaired commercial and industrial loans was primarily due to foreign-counterparty-related charge-offs and repayments during the year. The decrease in banks relates to certain counterparties that returned to performing status, as well as charge-offs during the year. Offsetting these decreases was an increase in Other, related primarily to one counterparty referred to in the previous paragraph.


                                                 Capital and risk management  47

ALLOWANCES FOR CREDIT LOSSES

The following table summarizes the activity and year-end information of our allowances for credit losses.

--------------------------------------------------------------------------------------------------------
                                                                             Allowance for credit losses
                                              Allowance for loan losses           on lending commitments
                                            ---------------------------      ---------------------------
In millions                                  1999       1998       1997       1999       1998       1997
--------------------------------------------------------------------------------------------------------
Balance, January 1 ....................     $ 470      $ 546      $ 566      $ 125      $ 185      $ 200
--------------------------------------------------------------------------------------------------------
Provision for credit losses ...........        -         110         -          -          -          -
Reversal of provision for credit losses      (175)        -          -          -         (60)        -
--------------------------------------------------------------------------------------------------------
Recoveries ............................        33         19         40         -          -          -
Charge-offs:
 Commercial and industrial ............       (16)       (46)       (21)        -          -          -
 Banks ................................        (1)       (83)       (17)        -          -          -
 Other ................................       (30)       (26)        (2)        -          -          -
--------------------------------------------------------------------------------------------------------
Net charge-offs(a)                            (14)      (136)        -          -          -          -
--------------------------------------------------------------------------------------------------------
Reclassifications(b)                            -        (50)       (20)        -          -         (15)
--------------------------------------------------------------------------------------------------------
Balance, December 31                          281        470        546        125        125        185
========================================================================================================
Components:
--------------------------------------------------------------------------------------------------------
Specific counterparty                       $  24      $  34      $ 106      $  22      $   3      $   2
Expected loss(c)                              257        436        440        103        122        183
--------------------------------------------------------------------------------------------------------
Total allowance, December 31                  281        470        546        125        125        185
--------------------------------------------------------------------------------------------------------


(a) Includes losses on loan sales, primarily banks and other financial institutions, of $33 million in 1999 and $105 million in 1998.

(b) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet reserve or allowance captions - which included an adjustment for trading derivatives needed to determine fair value, an allowance for loan losses, and an allowance for credit losses on lending commitments - were shown as reclassifications. Reclassifications had no impact on net income and, accordingly, were not shown on the "Consolidated statement of income." Subsequent to July 1, 1998, reclassifications across balance sheet captions for allowances are reflected as provisions or reversals of provisions in the relevant components of the "Consolidated statement of income."

(c) For disclosure purposes, the country, expected loss, and general components of previous years have been aggregated and included in the expected loss caption in the above table, to conform with current year presentation.

DECEMBER 31, 1999 VERSUS DECEMBER 31, 1998

The allowance for loan losses decreased to $281 million at year-end 1999 from $470 million at the previous year-end. Overall improvement in the global credit environment and reduced risk in our credit exposures led to the reduction in the allowance for loan losses. As a result, we recorded a negative provision for loan losses of $175 million in the year. The allowance for credit losses on lending commitments was $125 million as of December 31, 1999 and 1998.

The specific counterparty component of the allowance for loan losses, calculated in accordance with SFAS No. 114, decreased to $24 million as of December 31, 1999. Charge-offs were partially offset by new allocations to a Latin American steel counterparty and to a U.S. financial institution. The specific counterparty component of the allowances for credit losses on lending commitments was $22 million at year-end 1999, compared with $3 million the previous year. The increase primarily reflects the addition of one U.S. counterparty in the healthcare industry.

The expected loss component of our allowances is an estimate, based on statistical modeling, of the probable loss inherent in our existing performing portfolio of traditional credit products. In 1999 we revised our model to incorporate all factors used in determining expected credit loss. Previously, our allowance model included separate components or estimates of loss based on country, industry, performing portfolio and imprecision (i.e., general). The revised model combines all components into one loss estimate. The impact of this change was not significant.


48  Capital and risk management

In simple terms, expected losses can be estimated by predicting default probabilities and the amount of loss given default. The revised expected loss model uses a combination of historical data and current market spreads to estimate default probabilities. The combination of these two sources of credit information is appropriate because each one on its own has limitations:
Historical experience is often a lagging indicator of loss, and market spreads may overestimate loss in volatile times. Historical default data is based on long-term averages ranging from 15 to 20 years. As a result, current changes in credit conditions often do not significantly affect historical default grids in a timely manner because the impact of recent events is lessened when combined with data over a long period. To compensate, we use the credit pricing inherent in market spreads in our model. Taken together, historical default data and market spreads provide a more balanced estimate of expected loss.

The expected loss component of the allowance for loan losses was $257 million as of December 31, 1999, compared with $436 million at the end of 1998. Loss estimates to emerging countries declined more than 50% to $70 million from a year-ago; developed countries loss estimates declined 30% to $187 million. Throughout 1999 improvements in market spreads, which are used as a current indicator of credit quality, coupled with a reduction of our credit exposures, particularly in emerging markets, resulted in the decrease.

The expected loss component of the allowance for credit losses on lending commitments was $103 million at the end of 1999, compared with $122 million at the previous year-end. This decrease primarily relates to a reduction of exposures in Brazil. The 1998 figure included a $25 million allowance for certain Brazilian cross-border funding commitments, which matured in the first quarter of 1999.

DECEMBER 31, 1998, VERSUS DECEMBER 31, 1997

The allowance for loan losses decreased to $470 million as of December 31, 1998, from $546 million at the end of 1997. The decrease was due primarily to net charge-offs of $136 million in 1998 and a reclassification to our trading portfolio in the first quarter related to impaired derivative receivables, which was partially offset by a provision for loan losses of $110 million. Most charge-offs resulted from losses on loan sales to counterparties in emerging Asia, which were incurred as part of the firm's exposure reduction initiatives. The allowance for credit losses on lending commitments decreased to $125 million as of December 31, 1998, resulting in a negative provision of $60 million, recorded in Other revenue, which was needed to reflect the allowance at an appropriate level.

The specific counterparty component of the allowance for loan losses decreased to $34 million, reflecting declines in counterparty allocations across regions, primarily because of the return of certain counterparties to performing status during the year and lower loss estimates related to emerging Asian counterparties. Although specific counterparty allocations declined, the level of impaired loans did not change significantly, primarily reflecting the addition of one counterparty in 1998 that more than offset loans returning to performing status. The specific counterparty component of the allowance for credit losses on lending commitments was $3 million as of December 31, 1998, compared with $2 million the previous year.

The expected loss component of the allowance for loan losses (which includes amounts previously included in the country, expected loss, and general components as discussed earlier) was $436 million as of December 31, 1998, compared with $440 million as of December 31, 1997. Excluding loss estimates related to countries experiencing financial stress, the expected loss component was $343 million at December 31, 1998, versus $242 million in the previous year. The increase reflected our assessment that estimated probable losses for Latin American credits - excluding Brazil, which is discussed below - were higher than at the end of 1997 due to events in the second half of 1998. We believed that the increase was appropriate to reflect our loss experience during 1998 in emerging markets, including the fact that there is a high correlation among emerging markets when losses occur. To determine the loss estimates, we used bond spreads in the region as an indicator of credit quality, since the situation was judged too volatile for us to rely on published credit ratings.

Loss estimates related to countries experiencing financial stress (formerly our specific country component) were $93 million as of December 31, 1998, compared with $198 million at the previous year-end. The decrease reflects lower exposures to countries in emerging Asia. Total exposure to emerging Asia was down more than 50% in 1998. This decrease was partially offset by the addition of a specific country loss estimate for Brazilian credit exposures, reflecting volatile economic conditions stemming from uncertainties about fiscal reforms. Countries included in this loss estimate at year-end 1998 were South Korea, Indonesia, Malaysia, Thailand, and Brazil. These countries were all subject to International Monetary Fund (IMF) support programs.


                                                 Capital and risk management  49

The loss estimates for each country were determined by management by applying a "tiering of risk" basis (e.g., sovereigns have a lower percentage of coverage than corporates). Management used historical loss experience and judgment, considering secondary market data where applicable to determine these estimates.

During the course of 1998 we incurred losses, primarily through loan sales, to counterparties in emerging Asia. We believe that while financial conditions in the region improved during the year, losses in our remaining emerging Asian exposures were probable and that, in light of recent experience, our loss estimates were reasonable. With regard to Brazil, there was a significant deterioration in the credit situation, demonstrated by the need for an IMF program in the fourth quarter of 1998. As a result, we determined that it was necessary to have a specific country allocation for Brazil.

The expected loss component for the allowances for credit losses on lending commitments was $122 million as of December 31, 1998, compared to $183 million as of December 31, 1997. The decrease reflects lower exposures to countries in emerging Asia and management's decision to reduce loss estimates based on their judgment and experience with lending commitments. This decrease was partially offset by higher estimated losses for Latin American credits, including Brazil, as previously discussed.

INTERNATIONAL ALLOWANCES FOR CREDIT LOSSES

The international portion of our allowances for credit losses was $180 million, $341 million, and $486 million as of December 31, 1999, 1998, and 1997, respectively. It represented approximately 44%, 57%, and 66% of our total credit-related product allowances in each of the respective years. The decrease reflects lower exposures to emerging markets and improved credit conditions globally. Refer to note 21 for more information.

EXPOSURES TO EMERGING COUNTRIES

Over the past two years, we have proactively decreased our exposures to certain emerging markets to reflect the increased risk associated with these assets as well as our longer-term credit transformation strategy. As a result, emerging market exposures in Asia (excluding Japan) and Latin America combined were reduced by 17% and 50%, respectively, in 1999 and 1998. Consistent with our credit strategy and market opportunities, we will continue to actively manage exposures as appropriate.

EXPOSURES TO EMERGING COUNTRIES

EMERGING ASIA

-----------------------------------------------------------------------------------
                                                                     1999      1998
                                              Govern-               Total     Total
In billions: December 31               Banks    ments     Other  exposure  exposure
-----------------------------------------------------------------------------------
China ..............................     -   $    -      $  -    $    -      $  0.1
Hong Kong ..........................     -        0.2       0.5       0.7       1.6
Indonesia ..........................     -        -         0.2       0.2       0.2
Malaysia ...........................     0.1      0.1       -         0.2       -
Philippines ........................     -        0.1       0.1       0.2       0.2
Singapore ..........................     0.3      0.1       0.2       0.6       0.2
South Korea ........................     0.4      0.4       0.7       1.5       1.7
Taiwan .............................     -        -         -         -         0.1
Thailand ...........................     0.2      -         -         0.2       0.2
Other ..............................     -        0.2       -         0.2       0.3
-----------------------------------------------------------------------------------
Total Asia, excluding Japan(a)           1.0      1.1       1.7       3.8       4.6
-----------------------------------------------------------------------------------


(a) Total exposures to Japan, based upon management's view, were $4.6 billion at December 31, 1999.

LATIN AMERICA

---------------------------------------------------------------------------------------------
                                                                               1999      1998
                                                           Govern-            Total     Total
In billions: December 31                            Banks    ments  Other  exposure  exposure
---------------------------------------------------------------------------------------------
Argentina ......................................    $ -     $  0.7  $ 0.6    $  1.3    $  1.3
Brazil .........................................      0.5      0.5    0.5       1.5       1.9
Chile ..........................................      -        -      0.3       0.3       0.4
Colombia .......................................      -        0.1    0.2       0.3       0.6
Mexico .........................................      -        0.6    0.9       1.5       1.2
Other ..........................................      -        0.1    0.4       0.5       1.1
---------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean          0.5      2.0    2.9       5.4       6.5
---------------------------------------------------------------------------------------------


The above tables present exposures to certain emerging markets based on management's view of total exposure. The management view takes into account the following cross-border and local exposures: the notional or contract value of loans, commitments to extend credit, securities purchased under agreements to resell, and interest-earning deposits with banks; the fair values of trading account assets (cash securities and derivatives, excluding any collateral we may hold to offset these exposures) and investment securities; and other monetary assets. It also considers the impact of credit derivatives, at their notional or contract value, when we have bought or sold credit protection outside the respective country. Trading assets reflect the net of long and short positions of the same issuer.

EXPOSURES TO FINANCIAL SERVICES INSTITUTIONS

Credit exposures to counterparties in the financial services industry, including banks, broker-dealers, insurance companies, and other financial institutions follow.


50  Capital and risk management

EXPOSURES BY PRODUCT AND TYPE OF COUNTERPARTY

---------------------------------------------------------------------------------------------------
In billions: December 31, 1999                                     Credit exposure by product(a)(b)
                                    ---------------------------------------------------------------
                                                                  Lending                  Economic
Counterparty                        Derivatives      Loans    commitments     Total(a)      capital
---------------------------------------------------------------------------------------------------
Banks ...........................         $14.6      $0.2          $  3.9     $18.7            $0.4
Broker-dealers ..................           1.7        -              0.1       1.8             0.1
Insurance companies .............           0.7        -              1.8       2.5              -
Other financial institutions ....           3.6       2.1             8.9      14.6             0.2
---------------------------------------------------------------------------------------------------
Total                                      20.6       2.3            14.7      37.6             0.7
---------------------------------------------------------------------------------------------------


(a) Credit exposures are after the benefit of master netting agreements, collateral, and purchased credit protection.

(b) In addition, other exposures, substantially consisting of cash securities in our trading account, was as follows: $7.9 billion to banks, $1.4 billion to broker-dealer, $1.4 billion to insurance companies and $3.3 billion to other financial institutions.

CREDIT RATINGS BY TYPE OF COUNTERPARTY

-----------------------------------------------------------------------------------------------------------------------
December 31, 1999                           Percentage of credit exposure by counterparty credit rating(a)
                                            --------------------------------------------------------------
                                                                                                    BB and
Counterparty                                  AAA, AA             A          BBB                     below        Total
-----------------------------------------------------------------------------------------------------------------------
Banks .........................                    53%           32%           9%                     6%         100%
Broker-dealers ................                    34            31           34                      1          100
Insurance companies ...........                    15            50           31                      4          100
Other financial institutions ..                    34            40           13                     13          100
-----------------------------------------------------------------------------------------------------------------------


(a) Based on exposures related to derivatives, loans and lending commitments.

LIQUIDITY RISK AND CAPITAL RESOURCES

Liquidity risk arises in the general funding of the firm's activities and in the management of positions. It includes both the risk of being unable to fund our portfolio of assets at appropriate maturities and rates and the risk of being unable to liquidate a position in a timely manner at a reasonable price.

The Liquidity Risk Committee is responsible for identifying, measuring, and monitoring our liquidity risks. This group comprises senior business, financial, and corporate risk management officers, who meet monthly to review trends in the firm's overall liquidity risk profile. Any significant changes are communicated to senior management and the Risk Management Committee. In addition, the Liquidity Risk Committee oversees a cross-business task force that meets regularly, or on an immediate basis if necessary, to discuss liquidity crisis planning. The task force brings together representatives from every business group of the bank. This group worked extensively and successfully in preparation for the year 2000, since they were responsible for monitoring and assessing the funding needs of our activities over the year-end.

It is our liquidity policy to maintain sufficient capital, long-term debt, and capital securities to ensure the capacity to fund the firm on a fully collateralized basis. This strategy ensures that even under adverse conditions we have access to funds necessary to cover client needs, maturing liabilities, and the capital requirements of our subsidiaries.

Our liquidity measurement and reporting procedures are designed to ensure an adequate liquidity surplus. We use cash capital reporting to monitor our ability to fund the firm on a fully collateralized basis, in the event that we become unable to replace our short-term unsecured debt. The cash capital calculation compares the value of assets as reported on the balance sheet at a point in time with the expected collateral value that would be assigned to these assets assuming they were pledged to secure short-term borrowing. The difference between the actual and liquidity value of assets is then compared with total long-term funding sources (stockholders' equity, preferred securities, long-term debt, and term deposits) to determine the cash capital surplus or shortfall. It is our policy to maintain a positive cash capital position.

In addition to monitoring cash capital, the Liquidity Risk Committee regularly reviews liquidity stress test results. Stress tests monitor future funding requirements under various market conditions that might adversely affect our ability to liquidate investment and trading positions and our ability to access unsecured funding sources. Stress tests are conducted under firm-specific and market-wide scenarios. Basic surplus is an example of a firm-specific stress analysis. It measures whether or not our current asset holdings are sufficiently liquid to sustain a J.P. Morgan specific liquidity crisis. Basic surplus is calculated across various maturity buckets, from overnight to 90 days, to ensure that assets and liabilities are matched in such a way as to maintain sufficient liquidity during a 90 day period, in the event that we cannot access the money or capital markets for funding.


                                                 Capital and risk management  51

SOURCES OF FUNDS

We have access to a diverse funding base around the world. We raise funds globally using a broad range of instruments including deposits, certificates of deposits, commercial paper, bank notes, repurchase agreements, federal funds purchased, long-term debt, capital securities, and stockholders' equity. This enhances funding flexibility, limits dependence on any one source of funds, and generally lowers the cost of funds. In making funding decisions, management considers market conditions, prevailing interest rates, liquidity needs, and the desired maturity profile. We also use derivatives to modify the characteristics of interest-rate-related instruments such as short-term borrowings and long-term debt. Refer to note 17.

We regularly review our mix of funding and investor concentrations to ensure that our sources are well diversified. We maintain geographic diversification, utilizing a broad range of debt instruments that vary by both maturity and currency. In addition, we review exposure by creditor to ensure that we do not have concentrated risk to any single investor.

SHORT-TERM BORROWINGS

-------------------------------------------------------------------------------------------------------------------
In billions: Average balances                                                              1999      1998      1997
-------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits .............................................................   $50.5     $56.7     $55.9
Non-interest-bearing deposits .........................................................     1.5       1.7       1.5
Commercial paper ......................................................................    11.0       9.7       4.9
Other liabilities for borrowed money ..................................................    10.5      14.3      18.2
Securities sold under agreements to repurchase and federal funds purchased                 61.8      70.5      67.1
-------------------------------------------------------------------------------------------------------------------


The above table presents the average balances of our short-term borrowings. Interest-bearing deposits include time deposits and certificates of deposit and generally have maturities of less than one year. Non-interest-bearing deposits include items in the process of collection and compensating balances from clients. Other liabilities for borrowed money include bank notes with an original maturity of less than one year, term federal funds purchased, securities lent, and other short-term borrowings. Repurchase agreements represent secured sources of funding, using our inventory of government and agency, money market, and corporate securities as collateral. Maturities range from overnight to one year, with close to 80% maturing in less than three months.

LONG-TERM DEBT

-----------------------------------------------------------------
In billions: December 31                 1999      1998      1997
-----------------------------------------------------------------
Long-term debt qualifying as
  risk-based capital ...............   $  5.2    $  4.6    $  4.7
Long-term debt not qualifying as
  risk-based capital ...............     19.0      23.0      18.2
-----------------------------------------------------------------
Total long-term debt                     24.2      27.6      22.9
-----------------------------------------------------------------


Over the past two years we have taken advantage of market opportunities to extend the maturity of our liabilities and pursue non-U.S.-dollar funding opportunities in Europe and Japan. During 1999 we issued $5.7 billion in long-term debt (debt with an original maturity greater than one year), of which approximately $1.0 billion qualifies as risk-based capital. Approximately $8.6 billion of maturities and $38 million of early redemptions offset the additions to long-term debt.

In 1998 we issued $12.4 billion in long-term debt, of which approximately $0.1 billion qualifies as risk-based capital. Approximately $7.7 billion of maturities and $580 million of early redemptions offset the additions to long-term debt.

STOCKHOLDERS' EQUITY

-------------------------------------------------------------------
In millions: December 31                   1999     1998       1997
-------------------------------------------------------------------
Common stockholders' equity ........    $10 745   $10 567   $10 710
-------------------------------------------------------------------
Total stockholders' equity .........     11 439    11 261    11 404
-------------------------------------------------------------------
Total stockholders' equity to
 year-end assets                            4.4%      4.3%      4.4%
-------------------------------------------------------------------


Common and total stockholders' equity as of December 31, 1999 increased from the previous year due to earnings in excess of common and preferred dividends and shares issued under employee benefit plans. These increases more than offset stock repurchases and a decrease in unrealized appreciation on debt and marketable equity securities. Common and total stockholders' equity in 1998 declined from the previous year. This was due to stock repurchases and a decrease in unrealized appreciation on debt and marketable equity securities. These decreases more than offset earnings in excess of common and preferred dividends and increases related to shares under employee benefit plans.


52  Capital and risk management

In October 1999, the Board of Directors approved the purchase of up to $3 billion of J.P. Morgan common stock. Approximately $1 billion purchased in the fourth quarter of 1999 reflected excess capital generated from our capital management actions as previously discussed. The remaining $2 billion we anticipate will be equally used to lessen the dilutive impact on earnings per share of the firm's employee benefit plans and to return excess capital generated from future operations.

In 1999 we repurchased approximately 16.3 million common shares worth $2.1 billion. These purchases were covered under the October 1999 and December 1998 authorizations to repurchase up to $3 billion and $750 million of common stock, respectively. They were partially offset by the issuance of six million shares to employees under the firm's compensation plans. We intend to repurchase the remaining shares of the October 1999 authorization over the next 12 to 15 months, subject to market conditions, business considerations, and other factors. During 1998 we purchased approximately 6.6 million common shares worth $755 million.

In December 1999 our Board of Directors increased the regular quarterly dividend on the company's common stock to $1.00 per share from $0.99 per share.

REGULATORY REQUIREMENTS

J.P. Morgan is subject to regulation under state and federal law, including the Bank Holding Company Act of 1956 (the Act). The Act prohibits us from engaging in activities not closely related to banking and limits the amount of securities we may acquire of a company engaging in non-banking activities. The Act was amended by the Gramm-Leach-Bliley Act, and beginning on March 11, 2000, will allow financial holding companies (a defined term) to engage in activities that are "financial in nature", and to own, to a greater extent than now permitted, securities of companies engaged in non-banking activities. J.P. Morgan has filed an election with the Board to become a financial holding company. The Gramm-Leach-Bliley Act also repeals prohibitions which restricted gross revenues from bank ineligible underwriting and dealing activities of J.P. Morgan Securities Inc. to a maximum of 25% of total gross revenues.

J.P. Morgan, our subsidiaries, and certain foreign branches of our bank subsidiary, Morgan Guaranty Trust Company of New York (Morgan Guaranty), are required to meet the capital adequacy rules of several U.S. and non-U.S. regulators.

Our primary federal banking regulator, the Federal Reserve Board, establishes minimum capital requirements and leverage ratios for J.P. Morgan, the consolidated bank holding company, and for some of our subsidiaries, including Morgan Guaranty. J.P. Morgan and its principal subsidiaries exceeded the minimum standards set by each regulator as of December 31, 1999. J.P. Morgan and Morgan Guaranty also exceeded the minimum standards for a well capitalized bank holding company and bank, respectively, as of December 31, 1999, and we are aware of no conditions or events since year-end that would change our well capitalized status.

REGULATORY CAPITAL RATIOS

----------------------------------------------------------------------
                                  J.P. Morgan                     Well
                               --------------   Required   capitalized
December 31                    1999      1998    minimum       minimum
----------------------------------------------------------------------
Tier 1 capital .............    8.8%      8.0%       4.0%          6.0%
Total risk-based capital ...   12.9      11.7        8.0          10.0
Leverage ...................    4.7       3.9        3.0           3.0
----------------------------------------------------------------------
                              Morgan Guaranty                      Well
                              ---------------    Required   capitalized
December 31                    1999      1998     minimum       minimum
-----------------------------------------------------------------------
Tier 1 capital ............     9.2%      8.7%        4.0%          6.0%
Total risk-based capital ..    12.1      12.0         8.0          10.0
Leverage ..................     6.7       5.3         3.0           5.0
-----------------------------------------------------------------------

Risk-adjusted assets represent the total of all on- and off-balance-sheet assets adjusted for risk-based factors as prescribed by the Federal Reserve Board. J.P. Morgan's risk-adjusted assets as of December 31, 1999, 1998 and 1997, were $131.4 billion, $140.2 billion, and $148.5 billion, respectively. Refer to note 28 for more information.

OPERATING RISK MANAGEMENT

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


                                                 Capital and risk management  53

- Relationship/reputational risk: the risk to the firm of damaging client relationships as a result of inappropriate or unsatisfactory delivery of products or services. It also includes the risk of entering into relationships with clients and counterparties whose character or business practices do not meet our standards.

- Legal/regulatory risk: the risk of changes to, or noncompliance with, federal, state, or local laws and regulations or lack of conformity with relevant standards (e.g., accounting standards). It also includes the risk that a transaction is not legally enforceable or will become unenforceable over its life or that contractual obligations will not be fulfilled.

- People risk: the potential for a lack of appropriate skills and resources and related supervision to meet business requirements, for the misuse of these resources, and for inappropriate judgment or improper behavior of staff.

Primary responsibility for managing operating risk rests with business managers. These individuals, with the support of their staff, are responsible for establishing and maintaining internal control procedures that are appropriate for their operating environments. To this end, the objectives of each business activity are identified and the risks associated with those objectives assessed. The business managers institute a series of policies, standards, and procedures to manage these risks, considering their nature and magnitude. Periodic self-assessment and monitoring mechanisms help ensure that established internal controls are effective and operate in accordance with established standards.

The Operating Risk Committee sets the firm's overall strategic operating risk agenda and monitors its progress. The committee meets regularly to discuss the most significant operating risks facing the firm, to monitor the health of the control environment, and to initiate any actions necessary to offset those risks.

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

An important goal in the coming year is to develop comprehensive, quantitative measures of operating risk on a firm-wide basis. Such measures can also be linked to the firm's capital allocation framework and EVA analysis. This integrated approach to operating risk will capitalize further on the broad range of business-specific control and productivity initiatives already underway. Further, this will foster an environment of continuous self-improvement and provide the tools for active capital management around the firm's operating risk.

YEAR 2000 INITIATIVE UPDATE

One unique example of potential operating risk was preparation for the year 2000. Year 2000 has been one of the largest initiatives undertaken by J.P. Morgan. The program spanned a five-year period and involved more than 2,000 people. During the course of the program, we successfully renovated more than 3,000 applications and more than 2,000 technology products. We dedicated a significant amount of time to updating our contingency plans to mitigate year 2000 risk. We also performed extensive scenario planning exercises and conducted several firmwide year 2000 tests. J.P. Morgan was well prepared to deal with both internal and external year 2000 issues. We established a firmwide communications center to obtain information from internal and external sources and then quickly disseminate status reports to senior decision-makers, regulators, shareholders, clients, and employees. Our extensive efforts resulted in the firm's successful transition into the new millennium and contributed to a successful transition for the industry.

Based on our experiences with year 2000 and the European monetary union (EMU), the firm has demonstrated its ability to manage large scale, global, cross-business projects. We have developed a library of best practices that can be applied to new initiatives including e-commerce and continuing productivity improvements. As a result of this work, we now have a much simplified and improved technology base, as we have been able to implement current levels of technology releases across the board as well as strengthen our vendor contacts and relationships. We have better positioned ourselves for such major industry initiatives as decimalization and extended exchange trading hours. Preparation for the year 2000 has set a precedent for cooperation across the financial industry in discussing issues, sharing information, and communicating with regulators.


54  Capital and risk management

CONSOLIDATED REVENUE AND EXPENSE ANALYSIS
--------------------------------------------------------------------------------

REVENUES

Revenues increased 31% in 1999 to $8,856 million, excluding nonrecurring gains in 1998 of $187 million related to business sales. For 1998, revenues were $6,768 million, down 6% from $7,220 million in 1997.

Net interest revenue rose 20% in 1999, excluding the impact of credit loss provisions, primarily reflecting increases in our interest rate market activities. Net interest revenue in 1999 also included the benefit of a negative provision for loan losses of $175 million, as improvements in the global credit environment and reduced exposures allowed us to reduce our allowance level. This compares with a loss provision of $110 million in 1998 related to emerging markets. Net interest revenue decreased 32% in 1998 to $1,281 million, excluding the provision for loan losses. The decline primarily reflected lower net interest revenue from our interest rate markets and proprietary investing activities, partially offset by increases related to equities securities borrowing, local market positions in Eastern Europe, and higher Euroclear-related deposits.

Noninterest revenues were $7,140 million versus $5,784 million in 1998. Excluding gains related to business sales in 1998, noninterest revenues increased 28%. Trading revenue increased 32% to $3,115 million, reflecting strong results in our equities and credit activities, partially offset by lower revenues in the interest rate and foreign exchange markets and trading for our own account. Advisory and underwriting fees grew 16% to $1,630 million reflecting growth in both advisory and equity underwriting. Investment management fees increased 17% to $1,035 million, fueled by asset growth, a shift in asset mix toward higher-fee alternative investment disciplines, and increased performance fees. Fees and commissions rose 13% to $846 million on higher equity brokerage commissions and futures and options brokerage results. Investment securities revenues were $332 million in 1999, compared with $205 million in 1998, reflecting higher equity investment gains partially offset by losses on sales of debt investment securities as we repositioned our portfolio.

Noninterest revenues rose 5% in 1998, excluding nonrecurring gains of $187 million on business sales recorded in Other revenue. Trading revenue was $2,362 million in 1998, an 11% increase from $2,137 million in 1997. Sharp increases in trading revenue from swaps and government and agency securities drove the rise. Partially offsetting the increases were losses in emerging markets, largely related to Russian trading account positions, losses in corporate debt securities, and lower results in precious metals. Advisory and underwriting fees grew 25% in 1998 to $1,401 million as we increased market share globally in mergers and acquisitions, and from increased client demand. Investment management fees rose 11% to $881 million, driven by a 26% increase in assets under management. Fees and commissions increased 16% in 1998, primarily owing to higher equities brokerage commissions and strong futures and options brokerage results. Investment securities revenue was $205 million in 1998, reflecting net equity gains of $315 million, primarily in the insurance industry, and net realized losses of $140 million on debt investment securities, mostly related to emerging Asia.

OPERATING EXPENSES

Total operating expenses for 1999 were $5,742 million, an increase of 11% over 1998, excluding special charges of $358 million related to cost reduction initiatives. The rise was entirely attributable to higher incentive compensation and closely linked to growth in revenues. Excluding performance-driven compensation and excluding the effect of software capitalization, core operating expenses were down approximately $400 million, as we achieved our expense target for the year. Operating expenses in 1998 increased only 2% from 1997: while incentive compensation was lower, expenses to prepare for the year 2000 and EMU, along with investment in key business initiatives, offset the decline.

Employee compensation and benefits in 1999 totaled $3,892 million. The 30% rise was due to increases in incentive compensation. In 1998 Employee compensation and benefits - before severance costs of $241 million - decreased by 1% from 1997 as lower incentive compensation was partially offset by higher salary expense.

Noncompensation expenses of $1,850 million in 1999 were 15% lower than in 1998 before special items, reflecting the progress on our productivity initiatives, lower expenditures on year 2000 and EMU initiatives, and the capitalization of some software development costs. Noncompensation expenses increased 7% in 1998.


                                   Consolidated revenue and expense analysis  55

Net occupancy expenses of $299 million were 8% below 1998 before special items of $112 million, primarily due to a reserve reversal of $25 million related to revised real estate cost estimates, partially offset by certain asset write-offs. This follows a 7% increase in 1998 that reflects higher rents and depreciation charges, but excludes a $28 million charge incurred in 1997 in connection with the renovation of New York office space.

Technology and communications expenses decreased 20% in 1999, to $947 million. The decline reflects lower consulting costs related to software capitalization and lower resource costs charged by the Pinnacle Alliance, a consortium of firms contracted to manage parts of our global technology infrastructure. It follows a 16% increase in 1998, when expenses rose to meet the technology demands for year 2000 compliance and EMU, to enhance our risk management capabilities, and as part of several multi-year system upgrades. In 1999 software costs of $138 million were capitalized rather than recorded as expenses because of a required change in accounting rules (see note 1.)

Other expenses (travel, professional fees, outside services, certain brokerage fees, taxes other than income taxes, and training fees) of $604 million declined by 11% in 1999 after remaining substantially unchanged the year before. The decline reflects the broad implementation of our productivity initiatives and heightened expense discipline.

1998 BUSINESS RESTRUCTURING

In 1998, we implemented cost reductions programs to generate annualized savings of $410 million by restructuring a number of activities and other productivity initiatives. About $235 million and $175 million of these savings were realized in 1999 and 1998, respectively. In connection with these restructurings, we incurred special charges in the first and fourth quarters of 1998 totaling $358 million, comprised of $241 million in severance costs associated with staff reductions of approximately 1,700, $112 million in real estate write-downs, and $5 million in equipment writedowns. Refer to note 4 for more information.

PREPARATION FOR THE YEAR 2000 AND EMU

J.P. Morgan experienced a smooth transition into the year 2000. For 1999 costs of preparation for the transition, combined with costs of preparing for EMU, were $56 million, down from $205 million in 1998 and $96 million in 1997. Preparations for EMU were substantially completed in 1998. The total cost of year 2000 preparation was $280 million, including $10 million estimated for 2000.

INCOME TAXES

Income tax expenses were $1,059 million in 1999, compared with $454 million in 1998. The increase was due to higher pretax income and an increase in the effective tax rate from 32% to 34%. Income taxes in 1997 were $689 million, reflecting higher pretax income than in 1998 and an effective tax rate of 32%.

ACCOUNTING DEVELOPMENTS

See note 1 to the consolidated financial statements.


56  Consolidated revenue and expense analysis

REPORT OF MANAGEMENT
--------------------------------------------------------------------------------

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

Douglas A. Warner III
Chairman of the Board


Peter D. Hancock
Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Board of Directors and Stockholders of J.P. Morgan & Co. Incorporated

We have audited the accompanying consolidated balance sheet of J.P. Morgan & Co. Incorporated ("J.P. Morgan") and its subsidiaries as of December 31, 1999 and 1998, the related consolidated statements of income, of changes in stockholders' equity, and of cash flows for each of the three years in the period ended December 31, 1999, and the consolidated statement of condition of Morgan Guaranty Trust Company of New York and its subsidiaries as of December 31, 1999 and 1998. These financial statements are the responsibility of J.P. Morgan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.P. Morgan and its subsidiaries as of December 31, 1999 and 1998, the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, and the financial position of Morgan Guaranty Trust Company of New York and its subsidiaries as of December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.

PricewaterhouseCoopers LLP
New York, New York
January 12, 2000


                           Reports of management and independent accountants  57


CONSOLIDATED STATEMENT OF INCOME
------------------------------------------------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated
========================================================================================================================
In millions, except share data                                                        1999             1998         1997
------------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue ................................................                  $10 970          $12 641      $12 353
Interest expense ................................................                    9 429           11 360       10 481
------------------------------------------------------------------------------------------------------------------------
Net interest revenue ............................................                    1 541            1 281        1 872
Provision for loan losses .......................................                       -               110            -
Reversal of provision for loan losses ...........................                    (175)                -            -
------------------------------------------------------------------------------------------------------------------------
Net interest revenue after loan loss provisions .................                    1 716            1 171        1 872

NONINTEREST REVENUES
Trading revenue .................................................                    3 115            2 362        2 137
Advisory and underwriting fees ..................................                    1 630            1 401        1 123
Investment management fees ......................................                    1 035              881          792
Fees and commissions ............................................                      846              748          647
Investment securities revenue ...................................                      332              205          409
Other revenue (note 12) .........................................                      182              187          240
------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues ......................................                    7 140            5 784        5 348

TOTAL REVENUES, NET .............................................                    8 856            6 955        7 220

OPERATING EXPENSES (note 4)
Employee compensation and benefits ..............................                    3 892            3 233        3 027
Net occupancy ...................................................                      299              437          333
Technology and communications ...................................                      947            1 192        1 025
Other expenses ..................................................                      604              676          681
------------------------------------------------------------------------------------------------------------------------
Total operating expenses ........................................                    5 742            5 538        5 066

Income before income taxes ......................................                    3 114            1 417        2 154
Income taxes ....................................................                    1 059              454          689
------------------------------------------------------------------------------------------------------------------------
Net income ......................................................                    2 055              963        1 465

PER COMMON SHARE
Net income:
   Basic ........................................................                   $11.16            $5.08        $7.71
   Diluted ......................................................                    10.39             4.71         7.17
Dividends declared ..............................................                     3.97             3.84         3.59
------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

58  Consolidated statement of income

CONSOLIDATED BALANCE SHEET
-------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated

===================================================================================================================================
                                                                                                                        December 31
In millions, except share data                                                                                        1999     1998
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ..........................................................................................  $2 463   $1 203
Interest-earning deposits with banks .............................................................................   2 345    2 371
Debt investment securities available-for-sale ....................................................................  14 286   36 232
Equity investment securities .....................................................................................   1 734    1 169
Trading account assets:
   U.S. and foreign governments ..................................................................................  42 663   44 465
   Corporate debt and equity and other securities ................................................................  31 271   21 307
   Derivatives receivables .......................................................................................  43 658   48 124
------------------------------------------------------------------------------------------------------------------------------------
Total trading account assets ..................................................................................... 117 592  113 896
Securities purchased under agreements to resell ($34 470 at 1999 and $31 056 at 1998) and federal funds sold .....  35 970   31 731
Securities borrowed ..............................................................................................  34 716   30 790
Loans, net of allowance for loan losses of $281 at 1999 and $470 at 1998 .........................................  26 568   25 025
Accrued interest and accounts receivable .........................................................................  10 119    7 689
Premises and equipment, net ......................................................................................   1 997    1 881
Other assets .....................................................................................................  13 108    9 080
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                                       260 898  261 067
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits .........................................................................................................  45 319   55 028
Trading account liabilities:
   U.S. and foreign governments ..................................................................................  19 378   15 999
   Corporate debt and equity and other securities ................................................................  16 063    9 961
   Derivatives payables ..........................................................................................  44 976   44 683
------------------------------------------------------------------------------------------------------------------------------------
Total trading account liabilities ................................................................................  80 417   70 643
Securities sold under agreements to repurchase ($58 950 at 1999 and $62 784 at 1998) and federal funds purchased .  59 693   63 368
Commercial paper .................................................................................................  11 854    6 637
Other liabilities for borrowed money .............................................................................  10 258   12 515
Accounts payable and accrued expenses ............................................................................  10 621    9 859
Long-term debt not qualifying as risk-based capital ..............................................................  19 048   23 037
Other liabilities, including allowance for credit losses of $125 at 1999 and 1998 ................................   5 897    2 999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   243 107  244 086
Liabilities qualifying as risk-based capital:
Long-term debt ...................................................................................................   5 202    4 570
Company-obligated mandatorily redeemable preferred securities of subsidiaries ....................................   1 150    1 150
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities ................................................................................................ 249 459  249 806
Commitments and contingencies (notes 19, 29, 30, and 32)

STOCKHOLDERS' EQUITY
Preferred stock
   Adjustable-rate cumulative preferred stock, $100 par value (issued and outstanding: 2 444 300) ................     244      244
   Variable cumulative preferred stock, $1 000 par value (issued and outstanding: 250 000) .......................     250      250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400 000) ............................     200      200
Common stock, $2.50 par value (authorized shares: 500 000 000; issued: 200 998 455 at 1999 and 200 873 067 at 1998)    502      502
Capital surplus ..................................................................................................   1 249    1 252
Common stock issuable under stock award plans ....................................................................   2 002    1 460
Retained earnings ................................................................................................  10 908    9 614
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes ...................................................      44      147
   Foreign currency translation, net of taxes ....................................................................     (18)     (46)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    15 381   13 623
Less: treasury stock (36 200 897 shares at 1999 and 25 866 786 shares at 1998) at cost ...........................   3 942    2 362
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                          11 439   11 261
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                                         260 898  261 067
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                                  Consolidated balance sheet  59

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated

===================================================================================================================================

                                                                     1999                         1998                         1997
                                              ---------------------------  ---------------------------  ---------------------------
                                              Stockholders' Comprehensive  Stockholders' Comprehensive  Stockholders' Comprehensive
In millions                                          equity        income         equity        income         equity        income
-----------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
Adjustable-rate cumulative preferred stock,
 Balance, January 1 and December 31 ..............     $244                       $244                         $244
Variable cumulative preferred stock, Balance,
 January 1 and December 31 .......................      250                        250                          250
Fixed cumulative preferred stock, Balance,
 January 1 and December 31 .......................      200                        200                          200
-----------------------------------------------------------------------------------------------------------------------------------
Total preferred stock, December 31                      694                        694                          694
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, January 1 and December 31                      502                        502                          502
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL SURPLUS
Balance, January 1 ...............................    1 252                      1 360                        1 446
Shares issued or distributed under dividend
 reinvestment plan, various employee benefit
 plans, and conversion of debentures and
 income tax benefits associated with
 stock options ...................................       (3)                      (108)                         (86)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                  1 249                      1 252                        1 360
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK ISSUABLE UNDER STOCK AWARD PLANS
Balance, January 1                                    1 460                      1 185                          838
Deferred stock awards, net                              542                        275                          347
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                  2 002                      1 460                        1 185
-----------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance, January 1 ...............................    9 614                      9 398                        8 635
Net income .......................................    2 055         $2 055         963         $963           1 465          $1 465
Dividends declared on preferred stock ............      (35)                       (37)                         (35)
Dividends declared on common stock ...............     (689)                      (677)                        (642)
Dividend equivalents on common stock issuable.....      (37)                       (33)                         (25)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                 10 908                      9 614                        9 398
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income, subtotal                                       2 055                      963                           1 465
-----------------------------------------------------------------------------------------------------------------------------------


60  Consolidated statement of changes in stockholders' equity

====================================================================================================================================
                                                                       1999                        1998                         1997
                                               -----------------------------  -------------------------- ---------------------------
                                               Stockholders'  Comprehensive  Stockholders' Comprehensive Stockholders' Comprehensive
In millions                                       equity          income         equity         income       equity         income
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income, subtotal from previous
 page                                                                 2 055                          963                      1 465
------------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Net unrealized gains on investment securities:
Balance, net of taxes, January 1                       147                            432                         464
------------------------------------------------------------------------------------------------------------------------------------
Net unrealized holding gains/(losses) arising
 during the period, before taxes (($354) in
 1999, ($169) in 1998, and $137 in 1997, net
 of taxes) ...................................        (597)                          (285)                        217
Reclassification adjustment for net gains
 included in net income, before taxes (($242)
 in 1999, $112 in 1998, and $164 in 1997, net
 of taxes) ...................................         403                           (169)                       (261)
------------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized gains on investment
 securities, before taxes ....................        (194)                          (454)                        (44)
Income tax benefit ...........................          91                            169                          12
------------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized gains on investment
 securities, net of taxes ....................        (103)            (103)         (285)          (285)         (32)          (32)
Balance, net of taxes, December 31 ...........          44                            147                         432
------------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation:
Balance, net of taxes, January 1                       (46)                           (22)                        (12)
------------------------------------------------------------------------------------------------------------------------------------
Translation adjustment arising during the
 period, before taxes ........................          36                            (38)                        (14)
Income tax benefit/(expense) .................          (8)                            14                           4
------------------------------------------------------------------------------------------------------------------------------------
Translation adjustment arising during the
 period, net of taxes                                   28               28           (24)           (24)         (10)          (10)
------------------------------------------------------------------------------------------------------------------------------------
Balance, net of taxes, December 31                     (18)                           (46)                        (22)
------------------------------------------------------------------------------------------------------------------------------------
Total accumulated other comprehensive
 income, net of taxes, December 31                      26                            101                         410
------------------------------------------------------------------------------------------------------------------------------------
LESS: TREASURY STOCK
Balance, January 1 ...........................       2 362                           2145                       1 135
Purchases (16 349 shares in 1999,
 6 628 shares in 1998, and 14 030 shares
 in 1997) ....................................       2 144                            755                       1 500
Shares issued/distributed, primarily related
 to various employee benefit plans
 (6 014 shares in 1999, 5 166 shares in 1998,
 and 5 421 shares in 1997) ...................        (564)                          (538)                       (490)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                 3 942                           2 362                      2 145
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                          11 439                          11 261                     11 404
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                1 980                      654                      1 423
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                   Consolidated statement of changes in stockholders' equity  61

CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated

===========================================================================================================================
In millions                                                                                  1999         1998         1997
---------------------------------------------------------------------------------------------------------------------------
NET INCOME ...........................................................................   $  2 055     $    963     $  1 465
Adjustments to reconcile to cash (used in) provided by operating activities:
  Net provision for credit losses ....................................................       (175)          50           --
  Gain on sale of businesses .........................................................         --         (113)          --
  Noncash items: depreciation, amortization, deferred income taxes,
    stock award plans, and write-downs on investment securities ......................      1 508          864          544
  Net (increase) decrease in assets:
    Trading account assets ...........................................................     (3 856)      (1 868)     (20 993)
    Securities purchased under agreements to resell ..................................     (3 439)       7 981       (6 564)
    Securities borrowed ..............................................................     (3 926)       7 585      (10 444)
    Loans held for sale ..............................................................       (430)      (2 645)         144
    Accrued interest and accounts receivable .........................................     (2 438)      (2 724)       1 804
  Net increase (decrease) in liabilities:
    Trading account liabilities ......................................................      9 651         (318)      20 149
    Securities sold under agreements to repurchase ...................................     (3 860)       9 608       (2 929)
    Accounts payable and accrued expenses ............................................        841         (489)       5 205
  Other changes in operating assets and liabilities, net .............................       (637)      (2 035)       1 202
  Net investment securities gains included in cash flows from investing activities ...        (30)        (290)        (437)
---------------------------------------------------------------------------------------------------------------------------
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                                            (4 736)      16 569      (10 854)
---------------------------------------------------------------------------------------------------------------------------
Net decrease (increase) in interest-earning deposits with banks ......................         21         (234)        (225)
Debt investment securities:
  Proceeds from sales ................................................................     33 059       13 874       22 655
  Proceeds from maturities, calls, and mandatory redemptions .........................      7 987        9 247        4 093
  Purchases ..........................................................................    (19 991)     (37 341)     (25 007)
Net (increase) decrease in federal funds sold ........................................       (825)        (675)          50
Net (increase) decrease in loans .....................................................     (1 032)       8 563       (3 670)
Investment in American Century Companies, Inc. .......................................         --         (965)          --
Return of capital/(investment) in Long-Term Capital Management, L.P. .................        300         (300)          --
Payments for premises and equipment ..................................................       (314)        (247)        (138)
Other changes, net ...................................................................     (4 205)        (741)        (627)
---------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                            15 000       (8 819)      (2 869)
---------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in non-interest-bearing deposits .............................       (410)        (419)          16
Net (decrease) increase in interest-bearing deposits .................................     (9 381)      (3 295)       6 106
Net increase (decrease) in federal funds purchased ...................................        159       (4 018)        (710)
Net increase in commercial paper .....................................................      5 216           16        2 490
Other liabilities for borrowed money proceeds ........................................      5 823       21 977       22 773
Other liabilities for borrowed money payments ........................................     (8 979)     (24 394)     (25 797)
Long-term debt proceeds ..............................................................      5 676       12 906       12 315
Long-term debt payments ..............................................................     (8 600)      (8 594)      (2 075)
Proceeds from issuance of company-obligated mandatorily redeemable
   preferred securities of subsidiaries ..............................................         --           --          400
Capital stock issued or distributed ..................................................        255          179          245
Capital stock purchased ..............................................................     (2 144)        (755)      (1 500)
Dividends paid .......................................................................       (731)        (707)        (673)
Other changes, net ...................................................................      4 069       (1 258)       1 036
---------------------------------------------------------------------------------------------------------------------------
CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                                            (9 047)      (8 362)      14 626
---------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and due from banks ...........................         43           57          (51)

INCREASE (DECREASE) IN CASH AND DUE FROM BANKS .......................................      1 260         (555)         852
Cash and due from banks, beginning of year ...........................................      1 203        1 758          906
---------------------------------------------------------------------------------------------------------------------------
Cash and due from banks, end of year                                                        2 463        1 203        1 758
---------------------------------------------------------------------------------------------------------------------------
Cash disbursements made for:
  Interest ...........................................................................   $  9 119     $ 11 455     $ 10 030
  Income taxes .......................................................................      1 106          800        1 254
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

62 Consolidated statement of cash flows

CONSOLIDATED STATEMENT OF CONDITION
--------------------------------------------------------------------------------
Morgan Guaranty Trust Company of New York

============================================================================================================================
                                                                                                                 December 31
In millions, except share data                                                                        1999              1998
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ........................................................................     $  2 382       $  1 147
Interest-earning deposits with banks ...........................................................        2 266          2 372
Debt investment securities available-for-sale ..................................................        4 992          3 634
Trading account assets .........................................................................       84 786         90 770
Securities purchased under agreements to resell and federal funds sold .........................       19 094         33 316
Securities borrowed ............................................................................        9 700          8 193
Loans, net of allowance for loan losses of $280 at 1999 and $470 at 1998 .......................       26 072         24 876
Accrued interest and accounts receivable .......................................................        4 426          3 898
Premises and equipment, net of accumulated depreciation of $1 113 at 1999 and $1 160 at 1998 ...        1 810          1 703
Other assets ...................................................................................       12 138          5 337
----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                          167 666        175 246
----------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
  In offices in the U.S. .......................................................................          907          1 232
  In offices outside the U.S. ..................................................................          501            572
Interest-bearing deposits:
  In offices in the U.S. .......................................................................        4 256          7 749
  In offices outside the U.S. ..................................................................       42 052         46 668
----------------------------------------------------------------------------------------------------------------------------
Total deposits .................................................................................       47 716         56 221
Trading account liabilities ....................................................................       72 066         64 776
Securities sold under agreements to repurchase and federal funds purchased .....................       13 610         14 916
Other liabilities for borrowed money ...........................................................        5 482          8 646
Accounts payable and accrued expenses ..........................................................        6 310          6 123
Long-term debt not qualifying as risk-based capital (including $727 at 1999 and
$736 at 1998 of notes payable to J.P. Morgan) ..................................................        6 224         10 358
Other liabilities, including allowance for credit losses of $125 at 1999 and 1998 ..............        2 719            542
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      154 127        161 582
Long-term debt qualifying as risk-based capital (including $2 853 at 1999 and
  $3 053 at 1998 of notes payable to J.P. Morgan) ..............................................        2 944          3 186
----------------------------------------------------------------------------------------------------------------------------
Total liabilities ..............................................................................      157 071        164 768
Commitments and contingencies

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2 500 000) .................................           --             --
Common stock, $25 par value (authorized shares: 11 000 000; issued and
  outstanding: 10 599 027) .....................................................................          265            265
Surplus ........................................................................................        3 305          3 305
Undivided profits ..............................................................................        6 975          6 836
Accumulated other comprehensive income:
  Net unrealized gains on investment securities, net of taxes ..................................           67            118
  Foreign currency translation, net of taxes ...................................................          (17)           (46)
----------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity .....................................................................       10 595         10 478
----------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                            167 666        175 246
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this consolidated financial statement.

Member of the Federal Reserve System and Federal Deposit Insurance Corporation.



Consolidated statement of condition-Morgan Guaranty Trust Company of New York 63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   =============================================================================

   J.P. Morgan & Co. Incorporated (J.P. Morgan) is the holding company for a group of subsidiaries that provide a wide range of financial services.

   We serve a broad client base that includes corporations, governments, institutions, and individuals. We also enter into transactions for our own account.

   J.P. Morgan and its subsidiaries use accounting and reporting policies and practices that conform with U.S. generally accepted accounting principles.


   BASIS OF PRESENTATION

   CONSOLIDATION

   Our consolidated financial statements include the accounts of J.P. Morgan and of subsidiaries in which we have more than 50% ownership. All material intercompany accounts and transactions are eliminated during consolidation.

   For companies in which we have significant influence over operating and financing decisions (generally defined as owning a voting or economic interest of 20% to 50%), we use the equity method of accounting. These investments are included in Other assets, and our share of income or loss is included in Other revenue, with the exception of such investments held in our Equity Investments segment, where our share of income or loss is recorded in Investment securities revenue.

   Assets that we hold in an agency or fiduciary capacity are not assets of J.P. Morgan. They are therefore not included in our "Consolidated balance sheet."

   USE OF ESTIMATES IN THE PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

   Preparing our consolidated financial statements requires us to make estimates and assumptions that affect our reported assets and liabilities as well as the disclosure of contingent assets and liabilities. Our revenues and expenses are also affected. Actual results could be different from these estimates.

   FAIR VALUE

   We define fair value as the value at which positions could be closed out or sold in a transaction with a willing and knowledgeable counterparty over a period of time consistent with our trading or investment strategy.

   The accounting for an asset or liability may differ based on the type of instrument and/or its use in a trading or investing strategy. Generally, the measurement framework recorded in financial statements is one of the following:

   - Recorded at fair value on the balance sheet with changes in fair value recorded each period in the "Consolidated statement of income;"
   - Recorded at fair value on the balance sheet with changes in fair value recorded each period in a separate component of stockholders' equity and as part of comprehensive income; or
   - Recorded at cost (less other-than-temporary impairments) with changes in fair value not recorded in the financial statements but disclosed in the notes thereto.

   Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on internally developed models that primarily use market-based or independent information as inputs. Valuation adjustments are made, at times, based on defined methodologies that are applied consistently over time to ensure that positions are carried at the best estimate of fair value. Valuation adjustments include amounts to reflect counterparty credit quality, liquidity and concentration concerns, and ongoing servicing costs. Our valuation process is continually subject to a rigorous review which includes valuation model reviews and price testing to independent sources.

   The following sections describe the methods used, by financial instrument, to determine fair value.

   MARKETABLE SECURITIES

   Fair value is based on listed market prices or broker or dealer price quotations. In limited circumstances, we adjust the quoted market price for concentration factors and contractual restrictions.


   64 Notes to consolidated financial statements

   NONMARKETABLE SECURITIES

   Fair value is based on valuation models and other financial information as determined by management. Information used to derive fair value includes prices of similar instruments and third-party indicators of fair value, which include recent financing transactions and prospective purchase offers. Valuation adjustments are made for liquidity concerns and other contractual restrictions.

   DERIVATIVES

   Fair value for derivatives is determined based on the following:

   - position valuation substantially based on liquid market pricing as evidenced by exchange traded prices, broker-dealer quotations or related input factors which assume all counterparties have the same credit rating
   - an adjustment of the resulting portfolio value to reflect the credit quality of individual counterparties that is substantially based on market prices for credit risk
   - other pricing adjustments, including liquidity, ongoing servicing costs, and transaction hedging costs.

   LOANS AND LENDING COMMITMENTS

   Fair value for loans that are actively traded is based on market quotes and prices of similar instruments. Valuation adjustments may be made for liquidity and concentration concerns. Fair value for non-traded loans and lending commitments is based on a discounted cash flows approach which uses rates based on credit spreads in various markets including credit derivatives, asset swaps, and bonds. Valuations are also adjusted to reflect collateral and third party guarantees.

   LONG-TERM DEBT AND COMMERCIAL PAPER

   Fair value for long-term debt and commercial paper issued is based on current LIBOR rates and does not consider changes in our own credit quality.

   DEPOSITS AND OTHER INTEREST EARNING-ASSETS

   Fair value for deposits and other interest-earning assets is based on prevailing market yield curves that closely reflect our interest-earning deposit and borrowing rates.

   SHORT-TERM FINANCIAL INSTRUMENTS

   Fair value for short-term financial instruments approximates their carrying value. These financial instruments include cash and due from banks, certain securities purchased under agreements to resell and federal funds sold, securities borrowed, accrued interest and accounts receivable, certain securities sold under agreements to repurchase and federal funds purchased, accounts payable, and accrued expenses. Instruments are generally classified as short-term if they have a maturity or repricing profile of 90 days or less.

   FOREIGN CURRENCY TRANSLATION

   Assets and liabilities denominated in foreign currencies are translated into U.S. dollars with period-end exchange rates. We translate revenues and expenses using exchange rates at the transaction date.

   Gains and losses from translating the financial statements of a foreign operation where the functional currency is not the U.S. dollar are included in Accumulated other comprehensive income.

   For foreign operations where the functional currency is the U.S. dollar, which include operations in highly inflationary environments, translation adjustments are reported in Other revenue.

   PREMIUMS AND DISCOUNTS

   We generally recognize amortization of premiums and accretion of discounts as Interest expense or Interest revenue over the life of the instrument.


                                   Notes to consolidated financial statements 65

   COMPREHENSIVE INCOME

   Comprehensive income is defined as the change in equity of an entity excluding such transactions with stockholders as the issuance of common or preferred stock, payment of dividends, and purchase of treasury shares. Comprehensive income has two major components: net income, as reported in the "Consolidated statement of income," and other comprehensive income as reported in the "Consolidated statement of changes in stockholders' equity." Other comprehensive income includes such items as unrealized gains and losses on available-for-sale securities and foreign currency translation. Comprehensive income does not include changes in the fair value of nonmarketable securities, traditional credit products, and other assets generally carried at cost.

   RECLASSIFICATIONS

   We have reclassified certain amounts from previous years to conform with our 1999 presentation.

   DEBT INVESTMENT SECURITIES

   Debt investment securities are carried at fair value and classified as "available-for-sale." This means they may be sold in response to or in anticipation of changes in interest rates and prepayment risk, liquidity considerations, and other factors. Any unrealized gains and losses, including the effect of any related hedges, are reported net as increases or decreases to accumulated other comprehensive income.

   Realized gains and losses are included in Investment securities revenue. We generally use the specific identification method to determine our gain or loss when a security is sold. Also included in Investment securities revenue are write-downs due to impairments in value that are other-than-temporary.

   EQUITY INVESTMENT SECURITIES

   Marketable equity investment securities are classified as "available-for-sale" and are recorded at fair value on the "Consolidated balance sheet." Unrealized gains and losses, including the effect of any related hedges, are reported net as increases or decreases to accumulated other comprehensive income. Nonmarketable equity investment securities are carried at cost on the "Consolidated balance sheet." Carrying values are reduced for other-than-temporary impairments in value. In accordance with specialized industry accounting principles, securities held in subsidiaries registered as small business investment companies (SBICs) are carried at fair value.

   Investment securities revenue includes realized gains and losses on equity investment securities, generally computed by the average cost method, changes in the fair value of securities held in SBICs, other-than-temporary impairments in value, and related dividend income.

   TRADING ACCOUNT ASSETS AND LIABILITIES, INCLUDING DERIVATIVES

   Trading account assets include securities purchased that we own ("long" positions). Trading account liabilities include securities that we have sold to other parties but do not own ourselves. These securities are "short" positions, and we are obligated to purchase them at a future date. Trading positions are carried at fair value on the "Consolidated balance sheet" and recorded on a trade date basis. We recognize changes in the fair value of trading positions as they occur in Trading revenue. Trading account assets and liabilities include derivatives used for trading purposes, which we carry at fair value on the "Consolidated balance sheet." We recognize changes in the fair value of trading derivatives as they occur in Trading revenue. In certain businesses, brokerage and exchange expenses are included in Trading revenue. Reported unrealized gains and losses include the effect of master netting agreements as permitted under Financial Accounting Standards Board
   (FASB) Interpretation No. 39.

   DERIVATIVES USED FOR NONTRADING PURPOSES

   We use derivatives as an end-user to hedge exposures, modify the interest rate characteristics of related balance sheet instruments, or meet longer-term investment objectives. These derivatives are not included in trading account assets and liabilities.

   Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged. Each derivative must be designated as a hedge at the beginning of the contract and must be highly correlated with the underlying hedged item for the life of the contract.


   66 Notes to consolidated financial statements

   Swaps used to modify the interest rate characteristics of non-trading-related balance sheet instruments must be linked to the related asset or liability, with the terms of the swap generally equal to those of the related asset or liability, at the beginning and throughout the life of the contract. We generally defer unrealized gains and losses on all these derivative contracts.

   Derivatives used to hedge or modify the interest rate characteristics of debt investment securities are carried at fair value; unrealized gains and losses on these derivatives are recorded in Accumulated other comprehensive income.

   The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the contract's life in Net interest revenue.

   Cash margin requirements associated with futures contracts and option premiums for contracts used as hedges are recorded in Other assets or Other liabilities.

   When a contract is settled or terminated, the cumulative change in the fair value is recorded as an adjustment to the carrying value of the underlying asset or liability and recognized in Net interest revenue over the asset's or liability's expected remaining life. If the underlying instrument is sold, we immediately recognize the cumulative change in the derivative's value in the component of earnings relating to the underlying instrument.

   Prior to January 1, 1998, we used risk-adjusting swaps - interest rate swaps that replicated the cash flows of nonamortizing cash instruments - in a manner similar to debt investment securities, to achieve a desired overall interest rate profile. They did not contain leveraged or imbedded option features. Interest revenue and expense from these swaps were accrued over the life of the agreement and included in Net interest revenue. We carried risk-adjusting swaps at whichever amount was lower: the aggregate cost or fair value. Aggregate unrealized net valuation adjustments, if any, were recorded in Other revenue.


   SECURITIES FINANCING TRANSACTIONS

   Securities purchased under agreement to resell (resale agreements) and Securities sold under agreements to repurchase (repurchase agreements) are generally treated as collateralized financing transactions and are carried at the amounts the securities will be subsequently sold or repurchased, plus accrued interest. Where appropriate, resale and repurchase agreements with the same counterparty are reported on a net basis. We take possession of securities purchased under resale agreements. On a daily basis, we monitor the market value of the underlying collateral, which consists primarily of U.S. government and agency securities, and request additional collateral from our counterparties when necessary.

   Securities borrowed and securities lent (recorded in Other liabilities for borrowed money) are recorded at the amount of cash collateral advanced or received. Securities borrowed consist primarily of government and equity securities. We monitor the market value of the securities borrowed and lent on a daily basis and call for additional collateral when appropriate. Fees received or paid are recorded in Interest revenue or Interest expense.

   LOANS

   Loans are generally reported at the principal amount outstanding. Purchased loans are reported at the remaining unpaid principal net of any unamortized discount or premium. Loan origination fees are deferred and recognized as an adjustment to yield over the life of the loan. We report loans held-for-sale at either cost or fair value, whichever is lower. Loans held for trading purposes are included in trading account assets and are carried at fair value with gains and losses included in Trading revenue. Interest revenue is accrued on the unpaid principal balance and is included in Interest revenue.

   IMPAIRED LOANS

   A loan is impaired when, after we have considered current information and events, it is probable that we will be unable to collect all amounts, including principal and interest, according to the contractual terms of the agreement. We consider the following in identifying impaired loans:

   -  A default has occurred or is expected to occur,
   - The payment of principal and/or interest or other cash flows is greater than 90 days past due, or
   - Management has serious doubts about the collectibility of future cash flows, even if the loan is currently performing.


                                   Notes to consolidated financial statements 67

   Once we identify a loan as impaired, management regularly measures impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, as amended by SFAS No. 118. We measure impairment of a loan based on the present value of expected future cash flows, on an observable market value, or on the fair value of any collateral. If the resulting value is less than the recorded investment (book value) in the impaired loan, an allowance is established for the amount deemed uncollectible; if the impairment is considered highly certain, the exposure is charged off against the allowance.

   Generally, when a loan becomes impaired, interest stops accruing and any previously accrued but unpaid interest on the loan is reversed against the current period's interest revenue. When we doubt that we can collect the remaining recorded investment, any interest received is applied first against the recorded investment until paid in full, second as a recovery to the allowance up to any previously charged off amounts on the impaired loan, and third as interest revenue. When we deem it highly certain that we will collect the remaining recorded investment, interest revenue is recorded on a cash basis as payments are received.

   An impaired loan is restored to performing status when principal and interest are deemed to be fully collectible in accordance with the contractual terms of the loan agreement. Once an impaired loan is returned to performing status, any previous allowance allocated is removed, interest accrues according to the original terms of the contract, and principal payments are applied first to the loan balance until paid in full, then as recoveries of charge-offs, and finally as revenue.

   ALLOWANCES FOR CREDIT LOSSES

   We maintain allowances to absorb credit losses inherent in our traditional extensions of credit that are probable and can be reasonably estimated. They include an allowance for loan losses and an allowance for credit losses on lending commitments that include commitments to extend credit, standby letters of credit, and guarantees.

   Our credit review procedures are designed to identify as early as possible counterparty, country, industry, and product exposures that require special monitoring. These procedures make up our asset quality review (AQR) process - a systematic, bottom-up review of exposures that management uses to estimate probable credit losses and determine the appropriateness of our related allowances.

   The AQR process determines the appropriate allowances based on an estimate of probable losses for specific counterparties and a statistical model estimate of expected losses on our remaining performing portfolio. Accordingly, in determining the appropriate level of our allowances, we focus on the following components at each reporting period, if applicable, for each allowance:

   - Specific counterparty: an estimate of probable losses related to specific counterparties experiencing particular credit issues determined in accordance with SFAS No. 114 for loans and SFAS No. 5 for lending commitments.
   - Expected loss: a statistical estimate of the probable loss inherent in our performing portfolio of traditional credit products, net of recoveries, determined in accordance with SFAS No.5. The estimate takes into account the amount and duration of exposures, counterparty ratings, historical default information, current market trends, and recovery rates. The expected loss component excludes exposures covered by the specific counterparty component discussed above and is intended to recognize probable losses on a portfolio basis that have not yet been specifically identified.

      In 1999 we revised our expected credit loss model for calculating expected credit losses to incorporate factors for estimating loss previously included in our specific country, industry, expected loss, and general components of our allowances. The revised model uses a combination of historical data and current market spreads in deriving the default probabilities used to determine the expected loss. The combination of these two sources of credit information is appropriate because each one on its own has its limitations: Historical experience is often a lagging indicator of loss and market spreads may overestimate loss in volatile times. Historical default data uses a long time series - 15 to 20 years. As a result, current changes in credit conditions often do not significantly affect historical default grids in a timely manner, because the impact of recent events is lessened when combined with data over a long time series. To compensate for this, we use the credit pricing inherent in current market spreads in our model. Taken together, historical default data and market spreads provide a more balanced estimate of expected loss. The model initially determines the amount of expected loss inherent in our portfolio. Management then applies its judgment as to the appropriateness of the final allowance level by reviewing other information at the allowance measurement date. This review is based on a structured process that documents the precise environmental factors used (e.g., industry, geographical, economic, and political) to make the appropriate decision.


68 Notes to consolidated financial statements

   The AQR Committee regularly reviews specific counterparties and determines any credit actions (placement on impaired status, specific allocation, or charge-off) that should be taken. The senior members of the AQR Committee also review the expected loss calculations of the existing performing portfolio and other risk factors. The committee's review results in a quarterly determination of our allowances for credit losses and of whether or not provisions or reversals of provisions are necessary. This review is performed separately for each allowance classification - loans and lending commitments - and on a component-by-component basis within each allowance. Provisions or reversals of provisions related to loans and lending commitments are reflected in Net interest revenue and Other revenue, respectively.

   PREMISES AND EQUIPMENT

   Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. We generally compute depreciation using the straight-line method over the estimated useful life of an asset. For leasehold improvements, we use the straight-line method over the lesser of the lease term or the estimated economic useful life of the improvement.

   Effective January 1, 1999, in compliance with Statement of Position 98-1, we capitalize certain costs associated with the acquisition or development of internal-use software. Previously, these costs would have been expensed as incurred. Once the software is ready for its intended use, we begin to amortize capitalized costs on a straight-line basis over its expected useful life. This period generally does not exceed three years. The restatement of previous years' financial statements was not allowed.

   COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARIES

   Company-obligated mandatorily redeemable preferred securities of subsidiaries (trust preferred securities) are accounted for as a liability on our "Consolidated balance sheet." Dividends (or distributions) on trust preferred securities are treated as interest and expensed on an accrual basis. Interest related to the trust preferred securities is included in Interest expense.

   FEE REVENUE

   Advisory and underwriting fees include securities underwriting revenues as well as merger and acquisition, private placement, advisory, and loan syndication fees. Underwriting revenues are represented net of syndicate expenses and are recorded on a trade date basis. All other fees are recognized as revenue when the related services are performed. In addition, we recognize credit arrangement and syndication fees as revenue after satisfying certain retention, timing, and yield criteria.

   Investment management fees and revenue from Fees and commissions are recognized when the related service is performed. We recognize commitment fees as revenue in the period in which the unused commitment is available.

   STOCK OPTIONS AND STOCK AWARDS

   We have elected to account for our stock-based compensation plans in accordance with Accounting Principles Board (APB) No. 25 as permitted by SFAS No. 123. Stock-based compensation plans include stock options, restricted stock awards, stock bonus awards, stock unit awards, and deferred stock payable in stock.

   We account for stock option awards in accordance with the intrinsic-value-based method of APB No. 25, rather than the fair-value-based method of SFAS No. 123. In accordance with APB No. 25, we do not record compensation expense for stock options that are granted without any intrinsic value. For disclosure purposes, we include in the "Notes to consolidated financial statements" the pro forma effects on net income and earnings per share, as if we had recorded the compensation cost related to stock options using the fair-value-based method. Refer to note 30 for further information.

   For other stock-based compensation awards, compensation expense is recorded over the period in which employees perform services to which the award relates.


                                   Notes to consolidated financial statements 69

   INCOME TAXES

   J.P. Morgan and its eligible subsidiaries file a consolidated U.S. federal income tax return. We use the asset and liability method required by SFAS No. 109 to provide income taxes on all transactions recorded in the consolidated financial statements. This requires that income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities for book purposes and for tax purposes. Accordingly, we determine a deferred tax liability or asset for each temporary difference based on the tax rates that we expect to be in effect when the underlying items of income and expense are to be realized. Our expense for income taxes includes the current and deferred portions of that expense. We establish a valuation allowance to reduce deferred tax assets to the amount we expect to be realized.


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


   ACCOUNTING DEVELOPMENTS

   ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

   In June 1998 the FASB issued SFAS No. 133, which will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings or be recognized in Other comprehensive income until the hedged item affects earnings. If the change in fair value or cash flows of a derivative designated as a hedge is not effectively offset, as defined, by the change in value or cash flows of the item it is hedging, this difference will be immediately recognized in earnings.

   Due to the significant uncertainties surrounding the FASB's evolving interpretation of SFAS No. 133 implementation issues, we have not been able to determine the specific impact of SFAS No. 133 on our earnings and financial position. Based on our current hedging strategies, the activities that would be most affected by the new standard would be those of our Proprietary Investing and Trading segment, which uses derivatives to hedge its investment portfolio, deposits, and issuance of debt, as well as those in our Credit Portfolio segment, which uses credit derivatives to hedge credit risk, and to a lesser extent, other derivatives to hedge interest rate risk. Pursuant to SFAS No. 137, we are required to adopt SFAS No. 133 effective January 1, 2001. At the time these financial statements were issued, the FASB was preparing to issue an amendment to SFAS No. 133. A final amendment is not expected to be issued until May 2000. As such, we cannot estimate the impact of SFAS No. 133 on our earnings and financial position until the final rules are available.


   2. ESTIMATING THE FAIR VALUE OF FINANCIAL INSTRUMENTS
   =============================================================================
   The following table presents the carrying value and fair value of J.P. Morgan's financial instruments as of December 31, 1999 and 1998 in accordance with SFAS No. 107. Accordingly, certain amounts which are not considered financial instruments, including premises and equipment as well as investments under the equity method of accounting, are excluded from the table. Refer to note 1 for detailed information on how we estimate the fair value of financial instruments.


70 Notes to consolidated financial statements

========================================================================================================================
                                                                                 1999                               1998
                                                      -------------------------------     ------------------------------
                                                                               Appre-                             Appre-
                                                                             ciation/                           ciation/
                                                      Carrying        Fair    (depre-     Carrying       Fair    (depre-
In billions: December 31                                 value       value   ciation)        value      value   ciation)
------------------------------------------------------------------------------------------------------------------------
FAIR VALUE THROUGH EARNINGS
Financial assets:
Trading account assets:(a)
  Cash securities ...............................      $  73.9     $  73.9     $   --      $  65.8    $  65.8     $   --
  Derivative receivables ........................         43.7        43.7         --         48.1       48.1         --
Equity investments - SBICs ......................          0.6         0.6         --          0.2        0.2         --

Financial liabilities:
Trading account liabilities:(a)
  Cash securities ...............................         35.4        35.4         --         26.0       26.0         --
  Derivative payables ...........................         45.0        45.0         --         44.7       44.7         --

FAIR VALUE THROUGH EQUITY
Financial assets:
Debt investment securities ......................         14.3        14.3         --         36.2       36.2         --
Equity investments - marketable securities ......          0.6         0.6         --          0.6        0.6         --

CARRIED AT COST (APPROXIMATES FAIR VALUE)
Financial assets:
Securities purchased under agreements to
  resell and federal funds sold .................         36.0        36.0         --         31.7       31.7         --
Securities borrowed .............................         34.7        34.7         --         30.8       30.8         --
Loans, net(b) ...................................          8.2         8.2         --          7.2        7.2         --
Other financial assets, including cash and due
  from banks, accrued interest and accounts
  receivable, and other assets ..................         17.8        17.8         --         14.1       14.1         --

Financial liabilities:
Noninterest-bearing deposits ....................          1.4         1.4         --          1.8        1.8         --
Securities sold under agreements to
  repurchase and federal funds purchased ........         59.7        59.7         --         63.4       63.4         --
Other financial liabilities, including securities
  lent, accounts payable and other liabilities ..         18.7        18.7         --         15.2       15.2         --

CARRIED AT COST
Financial assets:
Interest-earning deposits with banks ............          2.3         2.3         --          2.4        2.4         --
Loans, net(c) ...................................         18.3        18.4        0.1         17.8       17.4       (0.4)
  Related derivatives ...........................           --         0.1        0.1           --        0.3        0.3
Equity investments - nonmarketable securities ...          0.5         0.6        0.1          0.4        0.5        0.1
Other financial assets ..........................          6.4         6.4         --          2.1        2.1        --

Financial liabilities:
Interest-bearing deposits .......................         43.9        44.2       (0.3)        53.2       53.2         --
  Related derivatives ...........................           --        (0.1)       0.1           --       (0.3)       0.3
Commercial paper ................................         11.9        11.9         --          6.6        6.6         --
Other liabilities for borrowed money ............          7.2         7.2         --          7.5        7.5         --
Long-term debt ..................................         24.3        24.1        0.2         27.6       28.5       (0.9)
  Related derivatives ...........................           --         0.3       (0.3)          --       (0.4)       0.4
Other financial liabilities .....................          0.7         0.7         --          2.8        2.9       (0.1)
Allowance - lending commitments .................          0.1          --        0.1          0.1         --        0.1
Company-obligated mandatorily redeemable
  preferred securities of subsidiaries ..........          1.2         1.1        0.1          1.2        1.3       (0.1)
  Related derivatives ...........................           --         0.1       (0.1)          --       (0.1)       0.1

Lending commitments(c) ..........................          --         (0.2)      (0.2)          --       (0.2)      (0.2)
------------------------------------------------------------------------------------------------------------------------
Net depreciation before considering income taxes                                 (0.1)                              (0.4)
------------------------------------------------------------------------------------------------------------------------

(a) Refer to note 16 for detailed information on financial instruments, including derivatives, used for trading purposes.

(b) Includes loans from Euroclear-related and Private banking activities.

(c) In 1999 we refined the valuation technique used to estimate the fair value of our traditional credit products, which include loans, commitments to extend credit, standby letters of credit, and guarantees, to better reflect how we currently manage these exposures. The revised technique utilizes a discounted cash flows approach which uses rates based on credit spreads in various markets including credit derivatives, asset swaps, and bonds. Previously, we estimated the fair value of these products based on secondary loan spreads. Prior-period amounts have been restated.

                                   Notes to consolidated financial statements 71

   3. BUSINESS SEGMENTS
   =============================================================================
   Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in assessing performance. In accordance with SFAS No. 131, we have presented results based on the segments as reviewed separately by the chief operating decision maker, our chairman and chief executive officer, as well as other members of senior management. Each segment is defined by the products and services it provides globally to our clients or the activities it undertakes solely for our own account.

   J.P. Morgan's segments, or activities, are Investment Banking, Equity Investments, Equities, Interest Rate and Foreign Exchange Markets, Credit Markets, Credit Portfolio, Proprietary Investing and Trading, and Asset Management Services. In addition to the activities of our proprietary positioning group, the Proprietary Investing and Trading segment comprises the following separately managed investments: a proprietary emerging markets portfolio, a credit investment securities portfolio, and our investment in Long-Term Capital Management, L.P. - the first two of these have been discontinued and our remaining investment in Long-Term Capital Management, L.P. is expected to be repaid in the first quarter of 2000.

   The assessment of segment performance by senior management includes a review for each segment of pretax economic value added, pretax income, revenues, and expenses, as well as related trends among these items. We define economic value added (EVA) as operating income, adjusted to reflect certain segments on a total return basis, less preferred stock dividends and a charge for the cost of equity capital. At the business level, EVA is currently evaluated on a pretax basis, while at the firm level EVA is assessed after the impact of taxes. To arrive at the charge for equity capital for each segment, we multiply its allocated required economic capital by its market-based cost of equity (or hurdle rate), with the exception of our Credit Portfolio segment whose cost of equity is based on market pricing for credit risk. The cost of equity for each business activity is separately determined from observable market returns of publicly held investments. To arrive at the charge for equity capital for J.P. Morgan consolidated, we multiply the firm's equity by its market-based cost of equity, which is currently estimated at 10.5%.

   Our management reporting system and policies were used to determine income (revenues minus expenses) attributable to each segment. Earnings on stockholders' equity were allocated based on management's estimate of the economic capital of each segment. Overhead, which represents costs associated with various support functions that exist for the benefit of the firm as a whole, is allocated to each segment based on that segment's expenses. Transactions between segments are recorded within segment results as if conducted with a third party and are eliminated in consolidation.

   The accounting policies of our segments are, in all material respects, consistent with those described in note 1, except for management reporting policies related to the tax-equivalent adjustment. For purposes of comparability, segment results include an adjustment to gross-up tax-exempt revenue to a taxable basis; this adjustment is eliminated in consolidation. In addition, in arriving at pretax EVA an adjustment is made to record certain segments on a total return basis; the Proprietary Investing and Trading segment is the only segment significantly affected by this adjustment (see footnote 6 to the segment results table below.)

   Our economic capital allocation model estimates the amount of equity required by each business activity and the firm as a whole. Business economic capital is estimated as if each activity were conducted as a stand-alone operating entity. This estimate is based, to the extent possible, on observations of the capital structures and risk profiles of public companies or benchmarks. In particular, for our markets and asset management activities, required economic capital is based on the revenue volatility and fixed expenses of public U.S. investment banks and asset management companies, respectively; for Credit Portfolio, capital is based on a simulation of unexpected credit losses; and, for Equity Investments, capital is equal to the carrying value of the portfolio. Diversification of Morgan's portfolio of businesses is reflected as a reduction to the consolidated level of required equity and is a factor in assessing the appropriate level of capitalization of the firm. The benefit of diversification is not allocated to the segments.

   The following table presents segment results for the years ended December 31, 1999, 1998, and 1997.


72 Notes to consolidated financial statements

==============================================================================================================
                                                                                    Interest Rate
                                            Invest-        Equity                     and Foreign
                                               ment       Invest-                        Exchange       Credit
In millions                                 Banking         ments       Equities          Markets      Markets
--------------------------------------------------------------------------------------------------------------
1999
Net interest revenues .................      $    6       $(   11)         $  118          $  428       $  287
--------------------------------------------------------------------------------------------------------------
Trading revenue .......................         232            --             615           1 246          785
Advisory and underwriting fees ........         971             6             173              61          387
Investment management fees ............          --            15              --              --           --
Fees and commissions ..................         (19)           --             431             163           26
Investment securities revenue .........          (1)          634(12)          (5)             (9)           1
Other revenue .........................           7             2              85             120           40
--------------------------------------------------------------------------------------------------------------
Total noninterest revenues ............       1 190           657           1 299           1 581        1 239
--------------------------------------------------------------------------------------------------------------
Total revenues ........................       1 196           646           1 417           2 009        1 526(1)
--------------------------------------------------------------------------------------------------------------
Total operating expenses ..............         921           145             944           1 232          850
--------------------------------------------------------------------------------------------------------------
Total pretax income(8) ................         275           501             473             777          676
--------------------------------------------------------------------------------------------------------------
Pretax EVA ............................         212           296             312             345          452
--------------------------------------------------------------------------------------------------------------
Total assets at year-end (in billions)           --             2              27              93           22
--------------------------------------------------------------------------------------------------------------
Average required economic capital .....         405         1 479             716           2 027        1 053
--------------------------------------------------------------------------------------------------------------


1998
Net interest revenues .................      $   --       $(    7)         $  107          $   58       $  198
--------------------------------------------------------------------------------------------------------------
Trading revenue .......................         187             1             108           1 729           45
Advisory and underwriting fees ........         811             7             138              50          368
Investment management fees ............          --            --              --              --           --
Fees and commissions ..................          --            --             331             111            4
Investment securities revenue .........          --           345              --              --           --
Other revenue .........................           3            --              15             116           13
--------------------------------------------------------------------------------------------------------------
Total noninterest revenues ............       1 001           353             592           2 006          430
--------------------------------------------------------------------------------------------------------------
Total revenues ........................       1 001           346             699           2 064          628(1)
--------------------------------------------------------------------------------------------------------------
Total operating expenses ..............         710            49             776           1 283          729
--------------------------------------------------------------------------------------------------------------
Total pretax income(8) ................         291           297             (77)            781         (101)
--------------------------------------------------------------------------------------------------------------
Pretax EVA ............................         233           143            (231)            330         (492)
--------------------------------------------------------------------------------------------------------------
Total assets at year-end (in billions)           --             1              19              86           20
--------------------------------------------------------------------------------------------------------------
Average required economic capital .....         349         1 201             658           2 138        2 096
--------------------------------------------------------------------------------------------------------------

1997
Net interest revenues .................      $    5       $(    8)        $    15          $  309      $   207
--------------------------------------------------------------------------------------------------------------
Trading revenue .......................         133            --              92           1 259          325
Advisory and underwriting fees ........         633            10             142              41          295
Investment management fees ............          --            --              --              --           --
Fees and commissions ..................          --            --             202              68          (4)
Investment securities revenue .........          --           407              --              --           --
Other revenue .........................           3             4               8              93           19
--------------------------------------------------------------------------------------------------------------
Total noninterest revenues ............         769           421             444           1 461          635
--------------------------------------------------------------------------------------------------------------
Total revenues ........................         774           413             459           1 770          842
--------------------------------------------------------------------------------------------------------------
Total operating expenses ..............         686            48             692           1 277          719
--------------------------------------------------------------------------------------------------------------
Total pretax income(8) ................          88           365            (233)            493          123
--------------------------------------------------------------------------------------------------------------
Pretax EVA ............................          26           194            (373)            138         (226)
--------------------------------------------------------------------------------------------------------------
Total assets at year-end (in billions)           --             1              21              84           26
--------------------------------------------------------------------------------------------------------------
Average required economic capital .....         351         1 353             562           1 484        1 754
--------------------------------------------------------------------------------------------------------------

=========================================================================================================================
                                                           Proprietary               Asset
                                                             Investing             Manage-
                                              Credit               and                ment                        Consol-
In millions                               Portfolio           Trading            Services       Corporate         idated
-------------------------------------------------------------------------------------------------------------------------
1999
Net interest revenues .................       $  562(2)         $  205(5)           $  105         $    16        $ 1 716
-------------------------------------------------------------------------------------------------------------------------
Trading revenue .......................          188               (41)                 42              48          3 115
Advisory and underwriting fees ........            2                --                  35              (5)         1 630
Investment management fees ............           --                --               1 026              (6)         1 035
Fees and commissions ..................           98                 2                  97              48            846
Investment securities revenue .........           --              (300)                 (1)             13            332
Other revenue .........................          (67)              163(12)              51(12)        (219)           182
-------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues ............          221              (176)              1 250            (121)         7 140
-------------------------------------------------------------------------------------------------------------------------
Total revenues ........................          783                29(3)(6)         1 355            (105)         8 856
-------------------------------------------------------------------------------------------------------------------------
Total operating expenses ..............          154               152               1 121             223          5 742
-------------------------------------------------------------------------------------------------------------------------
Total pretax income(8) ................          629              (123)                234            (328)(7)      3 114
-------------------------------------------------------------------------------------------------------------------------
Pretax EVA ............................          183              (443)                161            (211)(9)      1 307(11)
-------------------------------------------------------------------------------------------------------------------------
Total assets at year-end (in billions)            59                37                  10              11            261
-------------------------------------------------------------------------------------------------------------------------
Average required economic capital .....        3 020             1 821                 561          (1 252)(10)     9 830
-------------------------------------------------------------------------------------------------------------------------

1998
Net interest revenues .................       $  346(2)         $  314(5)           $   99         $    56        $ 1 171
-------------------------------------------------------------------------------------------------------------------------
Trading revenue .......................          (75)              318                  42               7          2 362
Advisory and underwriting fees ........            6                --                  25              (4)         1 401
Investment management fees ............           --                --                 894             (13)           881
Fees and commissions ..................          109                (1)                 97              97            748
Investment securities revenue .........           --              (109)                 --             (31)           205
Other revenue .........................            4               141(12)               7(12)        (112)           187
-------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues ............           44               349               1 065             (56)         5 784
-------------------------------------------------------------------------------------------------------------------------
Total revenues ........................          390               663(3)(4)(6)      1 164              --          6 955
-------------------------------------------------------------------------------------------------------------------------
Total operating expenses ..............          145               157               1 100             589          5 538
-------------------------------------------------------------------------------------------------------------------------
Total pretax income(8) ................          245               506                  64            (589)(7)      1 417
-------------------------------------------------------------------------------------------------------------------------
Pretax EVA ............................         (449)             (186)                  3             242(9)        (407)(11)
-------------------------------------------------------------------------------------------------------------------------
Total assets at year-end (in billions)            65                56                   7               7            261
-------------------------------------------------------------------------------------------------------------------------
Average required economic capital .....        4 611             2 527                 559          (1 803)(10)    12 336
-------------------------------------------------------------------------------------------------------------------------

1997
Net interest revenues .................       $  546(2)         $517(5)            $   124         $   157        $ 1 872
-------------------------------------------------------------------------------------------------------------------------
Trading revenue .......................          (28)              265                  41              50          2 137
Advisory and underwriting fees ........           --                --                  25             (23)         1 123
Investment management fees ............           --                --                 808             (16)           792
Fees and commissions ..................          178                 2                  87             114            647
Investment securities revenue .........           --                32                  --             (30)           409
Other revenue .........................            4                78                  22               9            240
-------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues ............          154               377                 983             104          5 348
-------------------------------------------------------------------------------------------------------------------------
Total revenues ........................          700               894(3)(6)         1 107             261          7 220
-------------------------------------------------------------------------------------------------------------------------
Total operating expenses ..............          122               154               1 043             325          5 066
-------------------------------------------------------------------------------------------------------------------------
Total pretax income(8) ................          578               740                  64             (64)(7)      2 154
-------------------------------------------------------------------------------------------------------------------------
Pretax EVA ............................           17               308                  (7)            (67)(9)         10(11)
-------------------------------------------------------------------------------------------------------------------------
Total assets at year-end (in billions)            62                46                   7              15            262
-------------------------------------------------------------------------------------------------------------------------
Average required economic capital .....        5 302               876                 549          (2 846)(10)     9 385
-------------------------------------------------------------------------------------------------------------------------


                                   Notes to consolidated financial statements 73

(1) Revenues related to the structuring of tax-advantaged loans and structured credit products for Credit Portfolio were $48 million in 1999 and 1998. These amounts are eliminated in consolidation.

(2) The adjustment to gross up Credit Portfolio's revenue to a taxable basis was $27 in million 1999, $26 million in 1998 and $24 million in 1997. These amounts are eliminated in consolidation.

(3) Revenues from our credit investment securities portfolio were ($14 million) in 1999, ($129 million) in 1998, and $45 million in 1997. Revenues from our proprietary emerging markets portfolio were ($80 million) in 1998 and $22 million in 1997. Expenses for these portfolios were not significant.

(4) Includes $35 million of gains related to the sale of investment securities to Interest Rate Markets. This amount is eliminated in consolidation.

(5) The adjustment to gross up Proprietary Investing and Trading's tax-exempt revenues to a taxable basis was $142 million in 1999, $119 million in 1998, and $84 million in 1997. These amounts are eliminated in consolidation.

(6) Total return revenues, which combine reported revenues and the change in net unrealized appreciation/depreciation, were $31 million in 1999, $424 million in 1998, and $657 million in 1997.

(7) We classify the revenues and expenses of Corporate into three broad categories:

- Corporate research and development initiatives that involve strategic investments in new client segments or services, but are managed separately from existing business lines. Expenses related to this area totaled $71 million in 1999.

- Other corporate revenues and expenses that are recurring but unallocated to the business segments, including but not limited to: the results of hedging anticipated net foreign currency revenues and expenses across all business segments; corporate-owned life insurance; certain equity earnings in affiliates; and consolidation and management reporting offsets to certain revenues and expenses recorded in the business segments. Excluding consolidation and management reporting offsets, recurring revenues were ($173 million) in 1999, ($330 million) in 1998 and $18 million in 1997. Consolidation and management reporting offsets - which comprises offsets to certain amounts recorded in the segments, including the allocation of earnings on equity out of Corporate into the segments, adjustments to bring segments to a tax-equivalent basis, and other management accounting adjustments - were ($223 million) in 1999, ($171 million) in 1998 and ($110 million) in 1997.

- Nonrecurring items not allocated to the segments - including gains on the sale of businesses, revenues and expenses associated with businesses that have been sold or are in the process of being discontinued, including revenues and expenses related to Euroclear activities, special charges, and other one-time corporate items. Nonrecurring revenues were $41 million in 1999, $189 million in 1998 and $65 million in 1997. Significant nonrecurring revenue items include the following: third quarter of 1998 pretax gain of $56 million related to the sale of the firm's investment management business in Australia; second quarter of 1998 pretax gain of $131 million related to the sale of the firm's global trust and agency services business. Nonrecurring expenses in 1998 include $358 million in special charges taken in connection with the restructuring of business activities and other productivity initiatives. Corporate includes revenues, expenses and pretax income related to Euroclear activities in 1999, 1998, and 1997, respectively, as follows: revenues - $251 million, $312 million, and $288 million; expenses - $35 million, $51 million, and $56 million; and pretax income - $216 million, $261 million, and $232 million.

(8) The table below provides an estimate of the total noncash amounts (net provision for credit losses, depreciation, amortization, stock award plans, and write-downs on investment securities) included in the pretax income of each segment for the years ended December 31, 1999, 1998, and 1997.

==================================================================================
In millions                                          1999         1998        1997
----------------------------------------------------------------------------------
Investment Banking ..........................      $  202       $  121       $ 112
Equity Investments ..........................         232           95          44
Equities ....................................         133           76          71
Interest Rate and Foreign Exchange Markets...         170          104         119
Credit Markets ..............................         117           74          94
Credit Portfolio ............................        (164)          59          13
Proprietary Investing and Trading ...........         352          554         225
Asset Management Services ...................         167          142         111
Corporate ...................................         141           25          23
----------------------------------------------------------------------------------
Total                                               1 350        1 250         812
----------------------------------------------------------------------------------

(9) Corporate pretax EVA in 1998 excludes $171 million of special items included in pretax income related to the sale of businesses and restructuring charges (note 7). Pretax EVA for Corporate includes the cost of equity adjustment related to the following items, among others: assets and investments not allocated to the segments (note 10a), the diversification effect, and excess/shortfall capital.

(10) The following table provides a reconciliation of average common equity to required capital for the last three years.


=================================================================================================
In millions                                                     1999          1998          1997
-------------------------------------------------------------------------------------------------
Average common equity .................................      $10 953       $10 816       $10 659
Trust preferred securities ............................         1150          1150          1150
Fixed and adjustable preferred stock ..................          444           444           444
Other adjustments .....................................          (95)          (88)          350
-------------------------------------------------------------------------------------------------
Total available capital ...............................       12 452        12 322        12 603
-------------------------------------------------------------------------------------------------
Total required economic capital of business segments...       11 082        14 139        12 231
Corporate(a) ..........................................        1 487         1 463           288
Diversification .......................................       (2 739)       (3 266)       (3 134)
-------------------------------------------------------------------------------------------------
Total required capital ................................        9 830        12 336         9 385
-------------------------------------------------------------------------------------------------
Excess available capital ..............................        2 622           (14)        3 218
-------------------------------------------------------------------------------------------------

(a) Includes capital related to goodwill, Euroclear, retirement plans and other corporate assets.

(11) Consolidated after tax EVA (pretax EVA x (1-effective tax rate)) was $863 million in 1999, ($272 million) in 1998, and $7 million in 1997.

(12) Includes share of income/loss on investments carried under the equity method of accounting and related goodwill amortization as follows: Equity Investments - $50 million (1999) and $ 4 million (1997); Proprietary Investing and Trading - ($6 million) (1999) and $26 million (1998); and Asset Management Services - $39 million (1999) and ($4 million) (1998).

74 Notes to consolidated financial statements

   4. RESTRUCTURING OF BUSINESS ACTIVITIES
   =============================================================================
   Results for 1998 include pretax charges totaling $358 million ($215 million after tax); this reflects a first-quarter pretax charge of $215 million ($129 million after tax) and a fourth-quarter pretax charge of $143 million ($86 million after tax).

   During the first quarter of 1998, the firm announced a plan to restructure certain sales and trading functions in Europe, refocus our investment banking and equities businesses in Asia, and rationalize resources throughout the firm. The related charge reflected severance-related costs of $140 million recorded in Employee compensation and benefits associated with the reduction of our staff by approximately 900 positions; $70 million in Net occupancy, primarily related to lease termination fees, estimated losses on sublease agreements, and the write-off of various leasehold improvements and equipment, primarily in Europe; and $5 million in Technology and communications related to equipment write-offs. During the fourth quarter of 1998, we revised our estimates of remaining costs under the plan and reduced the liability by $7 million; this adjustment was recorded in Net occupancy. Excluding certain long-term commitments of $32 million associated with severance and real estate, the reserve related to this charge was substantially utilized as of December 31, 1998.

   During the fourth quarter of 1998, the firm incurred an additional charge related to cost reduction programs that are part of its productivity initiatives. The charge reflected severance-related costs of $101 million recorded in Employee compensation and benefits associated with reducing staff by approximately 800 positions. It also reflected $42 million (net of the $7 million adjustment discussed above) in Net occupancy primarily related to estimated losses on sublease agreements and the write-off of various leasehold improvements and furniture and fixtures in several European locations. During the fourth quarter of 1999, we revised our estimates of real estate costs and reduced the liability by $25 million; this adjustment was recorded in Net occupancy. Excluding certain long-term commitments of $9 million associated with severance and real estate, the reserve related to this charge was substantially utilized as of December 31, 1999.

   The special charges primarily affected all client-focused activities, predominantly in Europe and North America, as defined by our reported segments in note 3.

   Additional costs associated with these initiatives did not meet the requirement for inclusion in the first- or fourth-quarter charge and were expensed as incurred.

   5. BUSINESS CHANGES AND DEVELOPMENTS
   =============================================================================

   EUROCLEAR

   On September 1, 1999, J.P. Morgan and the Boards of Euroclear Clearance System PLC and Euroclear Clearance System Societe Cooperative announced that they had signed a letter of intent to create a new, market-owned European bank to operate all aspects of the Euroclear System. This agreement-in-principle anticipates the formation of a European bank in Brussels to succeed J.P. Morgan as operator and banker for the Euroclear System, facilitating Euroclear's strategy to maintain its leadership and capitalize on partnership opportunities as market forces reshape the settlement infrastructure in Europe. J.P. Morgan will remain as operator and banker of Euroclear until the successor bank is established, a process that is expected to take up to 18 months from January 1, 2000. The management and staff of Euroclear, comprising approximately 1,200 J.P. Morgan employees, will transfer to the new entity.

   Under the existing Operating Agreement, income from clearance and settlement operations is earned by Euroclear Clearance System Societe Cooperative, while J.P. Morgan retains earnings from providing banking services to the System's participants. Under the agreement-in-principle, J.P. Morgan will continue to receive pretax banking income for three years from January 1, 2000, with a minimum of $195 million and maximum of $295 million per year, whether the income is earned by J.P. Morgan prior to the changeover to the new bank or afterward by the new bank. After the new bank becomes operational, it will also pay J.P. Morgan for certain transition costs and for any assets and know-how that are transferred to it.

   Until the new bank becomes operational, J.P. Morgan will continue to record pretax banking income over the period during which it is earned. Upon the changeover to the new bank, J.P. Morgan will recognize as income, on that date, all expected amounts due over the remaining contract period, plus any gain on assets transferred to the new bank. This amount will be subsequently adjusted based on the determination of the final pretax banking income of Euroclear as specified in the definitive agreement.

                                  Notes to consolidated financial statements 75

   Prior to the changeover to the successor bank, all funds due J.P. Morgan under the agreement-in-principle will be received as earned. Following the changeover, 50% of all funds due to J.P. Morgan will be paid as earned. The remaining 50% will be paid in monthly installments over the period ending six years after the signing of the definitive agreement. The successor bank will have the option of prepaying its obligation for the remaining period at the higher of $245 million per year or the average of the actual annual income (subject to the floor and cap noted above), for the portion of the three-year period preceding the prepayment.

   Pretax income from Euroclear-related activities reported by J.P. Morgan was $216 million for 1999, $261 million for 1998, and $232 million for 1997.

   OCCUPANCY
   On December 23, 1998, the City and State of New York and the New York Stock Exchange announced their intention to build a new Exchange on land currently occupied by J.P. Morgan facilities at 15 Broad Street, 23 Wall Street, and 37 Wall Street in New York City. We do not anticipate any disruption to our operations, or any material impact to the firm's financial statements, as a result of this transaction.

   SALE OF INVESTMENT MANAGEMENT BUSINESS IN AUSTRALIA
   In July 1998 we completed the sale of our investment management business in Australia to Salomon Smith Barney Asset Management (a subsidiary of Citigroup), resulting in a net gain of $56 million ($34 million after tax) recorded in Other revenue. The sale will not have a material effect on our ongoing earnings.

   SALE OF GLOBAL TRUST AND AGENCY BUSINESS
   In June 1998 we completed the sale of our global trust and agency services business to Citibank (a wholly owned subsidiary of Citigroup), resulting in a net gain of $131 million ($79 million after tax) which is recorded in Other revenue. The sale will not have a material effect on our ongoing earnings.

   6. INTEREST REVENUE AND EXPENSE
   =============================================================================
   The table below presents an analysis of interest revenue and expense obtained from on- and off-balance-sheet financial instruments. Interest revenue and expense associated with derivative financial instruments are included with related balance sheet instruments. These derivative financial instruments are used as hedges or to modify the interest rate characteristics of assets and liabilities and include swaps, forwards, futures, options, and debt securities forwards.


    ==========================================================================================================================
    In millions                                                                                     1999       1998       1997
    --------------------------------------------------------------------------------------------------------------------------
    INTEREST REVENUE
    Deposits with banks .....................................................................    $   254    $   294    $   199
    Debt investment securities(a) ...........................................................      1 588      1 456      1 557
    Trading account assets ..................................................................      3 727      4 344      4 275
    Securities purchased under agreements to resell and federal funds sold ..................      1 609      2 031      2 059
    Securities borrowed .....................................................................      1 833      2 088      1 784
    Loans ...................................................................................      1 670      2 109      2 029
    Other sources(b) ........................................................................        289        319        450
    --------------------------------------------------------------------------------------------------------------------------
    Total interest revenue                                                                        10 970     12 641     12 353
    --------------------------------------------------------------------------------------------------------------------------

    INTEREST EXPENSE
    Deposits .................................................................................     2 253      2 823      2 753
    Trading account liabilities ..............................................................     1 174      1 541      1 652
    Securities sold under agreements to repurchase and federal funds purchased ...............     3 030      3 846      3 532
    Other borrowed money .....................................................................     1 466      1 613      1 447
    Long-term debt ...........................................................................     1 506      1 537      1 097
    --------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                                         9 429     11 360     10 481
    --------------------------------------------------------------------------------------------------------------------------
    Net interest revenue                                                                           1 541      1 281      1 872
    --------------------------------------------------------------------------------------------------------------------------

   (a) Interest revenue from debt investment securities included taxable revenue of $1,485 million, $1,335 million, and $1,462 million and revenue exempt from U.S. income taxes of $103 million, $121 million, and $95 million in 1999, 1998, and 1997, respectively.

   (b) Primarily risk-adjusting swaps for the year ended December 31, 1997. Refer to note 1.

76 Notes to consolidated financial statements

   Net interest revenue associated with derivatives used for purposes other-than-trading was approximately $1 million in 1999, $159 million in 1998, and $177 million in 1997. As of December 31, 1999 and 1998, approximately $34 million of net deferred gains and $249 million of net deferred losses, respectively, on closed derivative contracts used for purposes other-than-trading were recorded on the "Consolidated balance sheet." These amounts primarily relate to closed hedge contracts included in the amortized cost of the debt investment portfolio as of December 31, 1999 and 1998. The amount of net deferred gains or losses on closed derivative contracts changes from period to period, primarily due to the amortization of such amounts to Net interest revenue. These changes are also influenced by the execution of our investing strategies, which may result in the sale of the underlying hedged instruments and/or termination of hedge contracts. Net deferred (losses) gains on closed derivative contracts as of December 31, 1999, are expected to amortize into Net interest revenue as follows: ($3 million) in 2001; $0.2 million in 2002; $0.2 million in 2003; $0.6 million in 2004; and approximately $36 million thereafter.


   7. TRADING REVENUE
   =============================================================================
   The following table presents trading revenue by principal product grouping for 1999, 1998, and 1997.

   =================================================================================
   In millions                                        1999         1998         1997
   ---------------------------------------------------------------------------------
   Fixed income ..................................  $1 594       $1 330       $1 578
   Equities ......................................     971          367          226
   Foreign exchange ..............................     550          665          333
   ---------------------------------------------------------------------------------
   Total trading revenue                             3 115        2 362        2 137
   ---------------------------------------------------------------------------------
   Trading-related net interest revenue                699          309          529
   ---------------------------------------------------------------------------------
   Combined total                                    3 814        2 671        2 666
   ---------------------------------------------------------------------------------

   Fixed-income trading revenue includes the results of making markets in both developed and emerging countries in government securities, U.S. government agency securities, corporate debt securities, money market instruments, interest rate and currency swaps, and options and other derivatives. Equities trading revenue includes the results of making markets in global equity securities; equity derivatives such as swaps, options, futures, and forward contracts; and convertible debt securities. Foreign exchange trading revenue includes the results of making markets in spot and option contracts, and in short-term interest rate products in order to help clients manage their foreign currency exposure. Foreign exchange also includes the results from commodity transactions in spot, forward, and option contracts, and in swaps.


   8. ADVISORY AND UNDERWRITING FEES

   =================================================================================================
   In millions                                                        1999         1998         1997
   -------------------------------------------------------------------------------------------------
   Advisory fees ................................................   $  778       $  643       $  476
   Underwriting revenue and syndication fees ....................      852          758          647
   -------------------------------------------------------------------------------------------------
   Total                                                             1 630        1 401        1 123
   -------------------------------------------------------------------------------------------------

   Advisory fees include revenues earned from advising clients on such corporate strategies as mergers and acquisitions, privatizations, and changes in capital structures. Underwriting revenue includes fees from both debt and equity underwriting. Syndication fees include revenue earned from the arrangement and syndication of credit facilities.

   9. INVESTMENT MANAGEMENT FEES

   ===================================================================================
   In millions                                          1999         1998         1997
   -----------------------------------------------------------------------------------
   Investment advisory fees .......................   $  737         $499         $423
   Trust fees .....................................      298          382          369
   -----------------------------------------------------------------------------------
   Total                                               1 035          881          792
   -----------------------------------------------------------------------------------

   Investment advisory fees include revenues earned from commissions charged for investment advice given to individuals, institutions, pension funds, and sovereign governments. Trust fees include revenues earned from commissions charged for the administration of pension and personal trusts, and estates.

                                   Notes to consolidated financial statements 77

   10. FEES AND COMMISSIONS

   ==========================================================================================
   In millions                                                1999         1998         1997
   ------------------------------------------------------------------------------------------
   Operational services fees:
     Commissions ...........................................  $615         $519         $351
     Custody and securities handling .......................    32           49           65
     Other fees ............................................    67           65           66
   Credit related fees:
     Loan commitments ......................................    91           88           82
     Letters of credit and guarantees ......................    48           53           58
     Securities lending and indemnifications ...............    30           34           29
     Other fees ............................................   (37)         (60)          (4)
   ------------------------------------------------------------------------------------------
   Total                                                       846          748          647
   ------------------------------------------------------------------------------------------

   Commissions include fees earned on brokerage services for futures, options, and equity securities, securities clearing services, and fees earned on international depository receipts. Custody and securities handling revenues primarily include fees from safekeeping transactions and brokerage execution fees. Other fees include revenues earned from cash management services, account service fees, and other operational service fees.

   Loan commitment fees include revenues from lending commitments. We also earn fees by providing standby letters of credit and guarantees. Securities lending and indemnification revenues include fees earned in connection with securities borrowing and lending transactions where the borrower provides no cash collateral. Other fees primarily include amounts paid to purchase credit protection on loans and lending commitments.


   11. INVESTMENT SECURITIES REVENUE

   ============================================================================================================
   In millions                                                                  1999         1998         1997
   ------------------------------------------------------------------------------------------------------------
   DEBT INVESTMENT SECURITIES
   Gross realized gains from sales of securities .............................  $173         $105         $128
   Gross realized losses from sales of securities ............................  (467)        (225)        (102)
   Net gains on maturities, calls, and mandatory redemptions .................     1            8            5
   Write-downs for other-than-temporary impairments in value .................    -           (28)         (29)
   ------------------------------------------------------------------------------------------------------------
   Net debt investment securities (loss) revenue                                (293)        (140)           2
   ------------------------------------------------------------------------------------------------------------

   EQUITY INVESTMENT SECURITIES
   Gross realized gains from marketable available-for-sale securities ........    13          334          262
   Gross realized gains from nonmarketable securities ........................   310           68          144
   Net appreciation in SBIC securities .......................................   433            2            4
   Write-downs for other-than-temporary impairments in value .................  (207)         (89)         (37)
   Dividend and other income .................................................    76           30           34
   ------------------------------------------------------------------------------------------------------------
   Net equity investment securities revenue                                      625          345          407
   ------------------------------------------------------------------------------------------------------------
   Total investment securities revenue                                           332          205          409
   ------------------------------------------------------------------------------------------------------------

78 Notes to consolidated financial statements

   12. OTHER REVENUE AND OTHER EXPENSES
   =============================================================================
   OTHER REVENUE

   ==================================================================================================================
   In millions                                                                         1999         1998         1997
   ------------------------------------------------------------------------------------------------------------------
   Foreign currency hedging gains/loss(a) ..........................................   $105       ($  57)        $135
   Equity earnings in certain affiliates, including related goodwill amortization...     39           47           40
   Reversal of provisions for credit losses ........................................      -           60            -
   Gain on sale of businesses (see note 5) .........................................      -          187            -
   Other(b) ........................................................................     38          (50)          65
   ------------------------------------------------------------------------------------------------------------------
   Total other revenue                                                                  182          187          240
   ------------------------------------------------------------------------------------------------------------------

   (a) Includes gains and losses on hedges of anticipated foreign currency revenues and expenses. These gains and losses are partially offset by the impact of exchange rate movements on reported revenues and expenses over the year.

   (b) Includes losses on loan sales of approximately $30 million in 1999 and $45 million in 1998.



   OTHER EXPENSES

   ========================================================================================
   In millions                                               1999         1998         1997
   ----------------------------------------------------------------------------------------
   Professional services ..................................  $127         $123         $135
   Marketing and business development .....................   184          169          200
   Other outside services .................................   187          187          180
   Other ..................................................   106          197          166
   ----------------------------------------------------------------------------------------
   Total other expenses                                       604          676          681
   ----------------------------------------------------------------------------------------

   13. INVESTMENT IN AMERICAN CENTURY
   =============================================================================

   In January 1998, we completed the purchase of a 45% economic interest in American Century Companies, Inc. (American Century) for $965 million. American Century is a no-load U.S. mutual fund company selling directly to individuals. The investment is accounted for under the equity method of accounting and recorded in Other assets. The excess of our investment over our share of equity (i.e., goodwill) in American Century was approximately $795 million at the time of purchase. This amount is being amortized on a straight-line basis over a period of 25 years resulting in annual amortization expense of approximately $32 million. As of December 31, 1999 and 1998, goodwill totaled $731 million and $763 million, respectively. Our share of equity income in American Century and the amortization of goodwill related to this investment is recorded in Other revenue. The results of this investment are included in the Asset Management Services segment.


   14. CASH AND DUE FROM BANKS
   =============================================================================
   J.P. Morgan is required to maintain non-interest-earning reserve balances with U.S. Federal Reserve banks and various foreign central banks. Such balances, which are based principally on deposits outstanding, are included in Cash and due from banks. As of December 31, 1999 and 1998, required reserves were $566 million and $260 million, respectively. Average required reserves were $387 million in 1999 and $293 million in 1998.

                                   Notes to consolidated financial statements 79

   15. INVESTMENT SECURITIES
   =============================================================================
   DEBT INVESTMENT SECURITIES
   The following table presents the gross unrealized gains and losses and a comparison of the cost, along with the fair and carrying value of our available-for-sale debt investment securities as of December 31, 1999, 1998, and 1997. The gross unrealized gains or losses on each debt investment security include the effects of any related hedge. See note 17 for additional detail of gross unrealized gains and losses associated with open derivative contracts used to hedge debt investment securities.


   ==============================================================================================================
                                                                               Gross          Gross      Fair and
                                                                          unrealized     unrealized      carrying
   In millions: December 31                                        Cost        gains         losses         value
   --------------------------------------------------------------------------------------------------------------
   1999
   U.S. Treasury .............................................  $ 2 303        $  31          $   3       $ 2 331
   U.S. government agency, principally mortgage-backed .......    9 090           44            241         8 893
   U.S. state and political subdivision ......................    2 093          205            166         2 132
   U.S. corporate and bank debt ..............................       76            -              -            76
   Foreign government(a) .....................................      740            -              -           740
   Foreign corporate and bank debt ...........................        5            1              -             6
   Other .....................................................      108            -              -           108
   --------------------------------------------------------------------------------------------------------------
   Total debt investment securities                              14 415          281            410        14 286
   --------------------------------------------------------------------------------------------------------------



   ==============================================================================================================
                                                                               Gross          Gross      Fair and
                                                                          unrealized     unrealized      carrying
   In millions: December 31                                        Cost        gains         losses         value
   --------------------------------------------------------------------------------------------------------------
   1998
   U.S. Treasury .............................................  $   620         $130        $   1       $     749
   U.S. government agency, principally mortgage-backed .......   32 458           34          117          32 375
   U.S. state and political subdivision ......................    1 800          174           31           1 943
   U.S. corporate and bank debt ..............................      200            2            5             197
   Foreign government(a) .....................................      376            -            9             367
   Foreign corporate and bank debt ...........................      536            2           55             483
   Other .....................................................      117            1            -             118
   --------------------------------------------------------------------------------------------------------------
   Total debt investment securities                              36 107          343          218          36 232
   --------------------------------------------------------------------------------------------------------------



   ==============================================================================================================
                                                                               Gross          Gross      Fair and
                                                                          unrealized     unrealized      carrying
   In millions: December 31                                        Cost        gains         losses         value
   --------------------------------------------------------------------------------------------------------------
   1997
   U.S. Treasury .............................................  $ 1 035         $142         $   1       $  1 176
   U.S. government agency, principally mortgage-backed .......   16 779          126            75         16 830
   U.S. state and political subdivision ......................    1 440          184            10          1 614
   U.S. corporate and bank debt ..............................      428            1             2            427
   Foreign government(a) .....................................      784            5            14            775
   Foreign corporate and bank debt ...........................    1 929            2            99          1 832
   Other .....................................................      112            2             -            114
   --------------------------------------------------------------------------------------------------------------
   Total debt investment securities                              22 507          462           201         22 768
   --------------------------------------------------------------------------------------------------------------

   (a) Primarily includes debt of countries that are members of the Organization for Economic Cooperation and Development.

   As of December 31, 1999, there were no securities of a single issuer, excluding the U.S. Treasury and U.S. government agencies, whose fair value exceeded 10% of stockholders' equity.

80 Notes to consolidated financial statements

The following table displays the maturities and related weighted-average rates of available-for-sale debt investment securities as of December 31, 1999.

   ===============================================================================================================================
                                                                     After one year   After five years
                                                            Within       but within         but within     After 10
   In millions: December 31                               one year       five years           10 years        years          Total
   -------------------------------------------------------------------------------------------------------------------------------
   U.S. Treasury .......................................... $2 003          $    64            $   157      $    79       $  2 303
   U.S. government agency, principally mortgage-backed(a)..     60              252              7 502        1 276          9 090
   U.S. state and political subdivision ...................    236              272                169        1 416          2 093
   U.S. corporate and bank debt ...........................      7                -                 59           10             76
   Foreign government .....................................    732                8                  -            -            740
   Foreign corporate and bank debt ........................      -                -                  5            -              5
   Other ..................................................      -                -                  -          108            108
   -------------------------------------------------------------------------------------------------------------------------------
   Total debt investment securities, at cost ..............  3 038              596              7 892        2 889         14 415
   Fair value .............................................  3 040              610              7 764        2 872         14 286
   -------------------------------------------------------------------------------------------------------------------------------
   Net unrealized gains/(losses)                                 2               14               (128)         (17)          (129)
   -------------------------------------------------------------------------------------------------------------------------------
   Average rate on debt investment securities, at cost(b)     4.57%            6.74%              6.73%        7.46%          6.42%
   -------------------------------------------------------------------------------------------------------------------------------


   (a) Mortgage-backed securities are included based on their weighted-average lives, which reflect anticipated future prepayments based on a consensus of dealers in the market.

   (b) Average rates represent the weighted average as of December 31, 1999, and include the effects of various hedging transactions. Average rates do not give effect to unrealized gains and losses that are reflected as a component of stockholders' equity. U.S. state and political subdivision securities have been adjusted to a taxable-equivalent basis.

                                   Notes to consolidated financial statements 81

EQUITY INVESTMENT SECURITIES
Equity investment securities are generally owned by J.P. Morgan Capital Corporation, a wholly owned nonbank subsidiary of J.P. Morgan. Many of these equity investment securities are subject to legal, regulatory, and contractual restrictions that limit our ability to dispose of them freely.

The following table shows gross unrealized gains and losses, a comparison of the cost, fair value and carrying value of marketable, nonmarketable, and SBIC securities portfolios of J.P. Morgan consolidated. A substantial portion of these are included in our Equity Investments segment.

====================================================================================================================
In millions: December 31                     Marketable             Nonmarketable                    SBIC securities
--------------------------------------------------------------------------------------------------------------------
Accounting (see note 1)       Fair value through equity                      Cost        Fair value through earnings
--------------------------------------------------------------------------------------------------------------------
1999
Cost                                               $390                      $547                               $287
--------------------------------------------------------------------------------------------------------------------
Gross unrealized gains .........                    170                        70                                342
Gross unrealized losses ........                     (1)                       (5)                                (1)
--------------------------------------------------------------------------------------------------------------------
Net unrealized gains                                169(a)                     65(b)                             341(c)
--------------------------------------------------------------------------------------------------------------------
Fair value                                          559                       612                                628
--------------------------------------------------------------------------------------------------------------------
Carrying value on balance sheet                     559                       547                                628


====================================================================================================================
In millions: December 31                     Marketable             Nonmarketable                    SBIC securities
--------------------------------------------------------------------------------------------------------------------
Accounting (see note 1)       Fair value through equity                      Cost        Fair value through earnings
--------------------------------------------------------------------------------------------------------------------
1998
Cost                                               $446                      $439                               $172
--------------------------------------------------------------------------------------------------------------------
Gross unrealized gains .........                    143                       124                                  6
Gross unrealized losses ........                    (34)                      (20)                                (3)
--------------------------------------------------------------------------------------------------------------------
Net unrealized gains                                109(a)                    104(a)                               3
--------------------------------------------------------------------------------------------------------------------
Fair value                                          555                       543                                175
--------------------------------------------------------------------------------------------------------------------
Carrying value on balance sheet                     555                       439                                175


====================================================================================================================
In millions: December 31                     Marketable             Nonmarketable                    SBIC securities
--------------------------------------------------------------------------------------------------------------------
Accounting (see note 1)       Fair value through equity                      Cost        Fair value through earnings
--------------------------------------------------------------------------------------------------------------------
1997
Cost                                               $207                      $338                               $108
--------------------------------------------------------------------------------------------------------------------
Gross unrealized gains .........                    436                       158                                  7
Gross unrealized losses ........                     (9)                      (22)                                (2)
--------------------------------------------------------------------------------------------------------------------
Net unrealized gains                                427(d)                    136(a)                               5
--------------------------------------------------------------------------------------------------------------------
Fair value                                          634                       474                                113
--------------------------------------------------------------------------------------------------------------------
Carrying value on balance sheet                     634                       338                                113
====================================================================================================================

(a) Primarily relates to investments in the telecommunications and financial services industries.

(b) Primarily relates to investments in the financial services and media industries.

(c) Primarily relates to investments in the telecommunications industries.

(d) Primarily relates to investments in the insurance industry.


82  Notes to consolidated financial statements

16. TRADING ACCOUNT ASSETS AND LIABILITIES
================================================================================
The following table presents the fair and carrying value of trading account assets and trading account liabilities as of December 31, 1999 and 1998. It also includes the average balances for the years then ended.


=============================================================================================
                                                               1999                      1998
---------------------------------------------------------------------------------------------
                                              Carrying      Average     Carrying     Average
   In millions: December 31                      value      balance       value       balance
---------------------------------------------------------------------------------------------
TRADING ACCOUNT ASSETS
U.S. Treasury ............................   $   9 369    $   9 072    $  18 262    $  11 758
U.S. government agency ...................      14 142       13 847        6 040       10 194
Foreign government .......................      19 152       18 670       20 163       28 858
Corporate debt and equity ................      24 494       19 638       16 862       20 908
Other securities .........................       6 777        7 494        4 445        8 771
Interest rate and currency swaps .........      15 073       16 717       18 129       21 846
Credit derivatives .......................         290          753        1 401        1 167
Foreign exchange contracts ...............       2 168        2 857        4 132        4 849
Interest rate futures and forwards .......         280           49          259          202
Equity and commodity contracts ...........       6 185        4 825        3 310        2 911
Purchased option contracts ...............      19 662       19 015       20 893       13 668
---------------------------------------------------------------------------------------------
                                               117 592      112 937      113 896      125 132
---------------------------------------------------------------------------------------------
TRADING ACCOUNT LIABILITIES
U.S. Treasury ............................       8 484        5 768        5 786        8 934
Foreign government .......................      10 894       12 415       10 213       14 291
Corporate debt and equity ................      10 901        8 942        7 752        9 365
Other securities .........................       5 162        3 120        2 209        2 546
Interest rate and currency swaps .........      14 871       13 968       16 375       18 424
Credit derivatives .......................       1 035          879        1 228        1 467
Foreign exchange contracts ...............       2 038        3 178        4 396        4 870
Interest rate futures and forwards .......         226          700        1 323          979
Equity and commodity contracts ...........       4 760        3 554        2 951        2 681
Written option contracts .................      22 046       19 498       18 410       13 889
---------------------------------------------------------------------------------------------
                                                80 417       72 022       70 643       77 446
---------------------------------------------------------------------------------------------


TRADE DATE RECEIVABLES/PAYABLES
Amounts receivable and payable for securities that have not reached their contractual settlement dates in our trading and investing activities are recorded net in the "Consolidated balance sheet." Amounts receivable for securities sold of $14.0 billion were netted against amounts payable for securities purchased of $8.0 billion. This produced a net trade date receivable of $6.0 billion, recorded in Accrued interest and accounts receivable as of December 31, 1999. In 1998 amounts receivable for securities sold of $9.8 billion were netted against amounts payable for securities purchased of $9.0 billion. This produced a net trade date receivable of $0.8 billion.


                                  Notes to consolidated financial statements  83

17. DERIVATIVES
   =============================================================================
In general, derivatives are contracts or agreements whose values are derived from changes in interest rates, foreign exchange rates, credit spreads, prices of securities, or financial or commodity indices. The timing of cash receipts and payments for derivatives is generally determined by contractual agreement. Derivatives are either standardized contracts executed on an exchange or privately negotiated contracts. Futures and option contracts are examples of standard exchange-traded derivatives. Forward, swap, and option contracts are examples of privately negotiated derivatives. Privately negotiated derivatives are generally not traded like securities. In the normal course of business, however, they may be terminated or assigned to another counterparty if the original holder agrees. We use derivatives for trading or other-than-trading purposes. Other-than-trading purposes are primarily related to our investing activities.

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

Credit derivatives include credit default swaps and related swap and option contracts. Credit default swaps are contractual agreements that provide insurance against a credit event of one or more referenced credits. The nature of the credit event is established by the protection buyer and seller at the inception of the transaction. Events include bankruptcy, insolvency, and failure to meet payment obligations when due. The protection buyer pays a periodic fee in return for a contingent payment by the protection seller following a credit event. The contingent payment is typically the loss - the difference between the notional and the recovery amount incurred by the creditor of the reference credit as a result of the event.

Foreign exchange contracts involve an agreement to exchange one country's currency for another at an agreed-upon price and settlement date. Most of the contracts reported in the following table are forward contracts.

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

Equity and commodity contracts include swaps and futures in the equity and commodity markets and commodity forward agreements. Equity swaps are contractual agreements to receive the appreciation or depreciation in value based on a specific strike price on an equity instrument in return for paying another rate, which is usually based on equity index movements or interest rates. Commodity swaps are contractual commitments to exchange the fixed price of a commodity for a floating price. Equity and commodity futures are exchange-traded agreements to receive or deliver a financial instrument or commodity at a specific future date and price. Equity and commodity forwards are privately negotiated agreements to purchase or sell a specific amount of a financial instrument or commodity at an agreed-upon price and settlement date.

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



84  Notes to consolidated financial statements

The following table presents notional amounts for trading and other-than-trading derivatives, based on management's intent and ongoing usage. A summary of the on-balance-sheet credit exposure, which is represented by the net positive fair value associated with trading derivatives and recorded in Trading account assets, is also included in the following table. Our on-balance-sheet credit exposure takes into consideration $94.0 billion and $107.6 billion of master netting agreements in effect as of December 31, 1999 and 1998, respectively.


===========================================================================================================
                                                                                           On-balance-sheet
                                                                 Notional amounts           credit exposure
                                                           ------------------------------------------------
   In billions: December 31                                     1999         1998         1999         1998
-----------------------------------------------------------------------------------------------------------
Interest rate and currency swaps:
    Trading ............................................    $4 338.2     $3 736.7
    Other-than-trading(a)(b) ...........................        63.6         65.4
-----------------------------------------------------------------------------------------------------------
    Total interest rate and currency swaps                   4 401.8      3 802.1        $15.0        $18.1
-----------------------------------------------------------------------------------------------------------
Credit derivatives:
    Trading ............................................       155.6         59.5
    Other-than-trading(a) ..............................        16.8          4.1
-----------------------------------------------------------------------------------------------------------
    Total credit derivatives ...........................       172.4         63.6          0.3          1.4
-----------------------------------------------------------------------------------------------------------
Foreign exchange spot, forward, and futures contracts:
    Trading ............................................       426.6        565.4
    Other-than-trading(a) ..............................        18.8         37.6
-----------------------------------------------------------------------------------------------------------
    Total foreign exchange spot, forward, and futures
    contracts                                                  445.4        603.0          2.2          4.1
-----------------------------------------------------------------------------------------------------------
Interest rate futures, forward rate agreements, and debt
  securities forwards:
    Trading ............................................       924.7      1 458.3
    Other-than-trading .................................        36.7          8.7
-----------------------------------------------------------------------------------------------------------
    Total interest rate futures, forward rate
    agreements, and debt securities forwards                   961.4      1 467.0         0.3          0.3
-----------------------------------------------------------------------------------------------------------
Equity and commodity swaps, forward
  and futures contracts, all trading ...................        94.5         86.0         6.2          3.3
-----------------------------------------------------------------------------------------------------------
Purchased options:(c)
    Trading ............................................     1 275.3      1 291.5
    Other-than-trading(a) ..............................        10.3          0.5
-----------------------------------------------------------------------------------------------------------
    Total purchased options                                  1 285.6      1 292.0        19.7         20.9
-----------------------------------------------------------------------------------------------------------
Written options, all trading(d)                              1 515.2      1 544.0           -            -
-----------------------------------------------------------------------------------------------------------
Total on-balance-sheet credit exposure                                                   43.7         48.1
-----------------------------------------------------------------------------------------------------------

(a) Derivatives used as hedges of other-than-trading positions may be transacted with third parties through independently managed J.P. Morgan derivative dealers that function as intermediaries for credit and administrative purposes. In such cases, the terms of the third-party transaction (notional, duration, currency, etc.) are matched with the terms of the internal trade to ensure that the hedged risk has been offset with a third party. If such terms are not matched or a third-party trade is not transacted, the intercompany trade is eliminated in consolidation.

(b) As of December 31, 1999 and 1998, the notional amounts of derivative contracts used for purposes other-than-trading conducted in the foreign exchange markets, primarily forward contracts, amounted to $24.6 billion and $42.7 billion, respectively. As of December 31, 1999, these contracts were primarily denominated in the following currencies: Euro $7.7 billion, Japanese yen $5.6 billion, Swiss franc $3.0 billion, British pound $2.5 billion, and Canadian dollar $1.4 billion. As of December 31, 1998, these contracts were primarily denominated in the following currencies: German deutsche mark $5.6 billion, French franc $5.4 billion, Japanese yen $4.6 billion, British pound $3.6 billion, Euro $3.2 billion, Swiss franc $3.1 billion, and Italian lira $2.7 billion.

(c) As of December 31, 1999 and 1998, purchased options used for trading purposes included $950.8 billion and $987.1 billion, respectively, of interest rate options; $161.9 billion and $200.9 billion, respectively, of foreign exchange options; and $162.6 billion and $103.5 billion, respectively, of commodity and equity options. Only interest rate options are used for purposes other-than-trading. Purchased options executed on an exchange amounted to $204.1 billion and $269.5 billion, privately negotiated contracts amounted to $1,081.5 billion and $1,022.5 billion as of December 31, 1999 and 1998, respectively.

(d) As of December 31, 1999 and 1998, written options included $1,167.5 billion and $1,239.4 billion, respectively, of interest rate options; $186.8 billion and $196.7 billion, respectively, of foreign exchange options; and $160.9 billion and $107.9 billion, respectively, of commodity and equity options. Written options executed on an exchange amounted to $200.7 billion and $395.9 billion, and privately negotiated contracts amounted to $1,314.5 billion and $1,148.1 billion as of December 31, 1999 and 1998, respectively.


                                  Notes to consolidated financial statements  85

Derivatives are used to hedge or modify the interest rate characteristics of debt investment securities, loans, deposits, other liabilities for borrowed money, long-term debt, and other financial assets and liabilities. Net unrealized gains and losses associated with such derivatives contracts amounted to ($1 million) and $785 million as of December 31, 1999 and 1998, respectively. Gross unrealized gains and gross unrealized losses associated with open derivatives contracts used for these purposes as of December 31, 1999 and 1998, are presented in the following table. Such amounts primarily relate to interest rate and currency swaps used to hedge or modify the interest rate characteristics of long-term debt; debt investment securities, principally mortgage-backed securities; deposits; and other financial instruments.

=============================================================================
                                             Gross        Gross           Net
                                        unrealized   unrealized    unrealized
In millions: December 31                     gains       losses gains/(losses)
-----------------------------------------------------------------------------
   1999
Long-term debt .....................        $  294         $551        ($257)
Debt investment securities .........           192           39          153
Deposits ...........................           181           49          132
Other financial instruments ........           153          182          (29)
-----------------------------------------------------------------------------
Total                                          820          821           (1)
-----------------------------------------------------------------------------

   1998
Long-term debt .....................        $  554         $133         $421
Debt investment securities .........            13           25          (12)
Deposits ...........................           343           16          327
Other financial instruments ........           242          193           49
-----------------------------------------------------------------------------
Total                                        1 152          367          785
-----------------------------------------------------------------------------

The following table presents notional and on-balance-sheet credit exposure by maturity.

NOTIONAL AMOUNT (TRADING AND OTHER-THAN-TRADING)
=============================================================================

-------------------------------------------------------------------------------------------------------------
                                                                     After one year
                                                              Within     but within   After five
In billions: December 31                                    one year     five years        years   Total 1999
-------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps .........................    $1 179.1     $1 877.6     $1 345.1     $4 401.8
Credit derivatives .......................................        19.2        142.9         10.3        172.4
Foreign exchange spot, forward, and futures contracts ....       429.3         15.6          0.5        445.4
Interest rate futures, forward rate agreements, and debt
  securities forwards ....................................       800.2        160.9          0.3        961.4
Equity and commodity swaps, forward and futures contracts.        81.4         11.5          1.6         94.5
Purchased option contracts ...............................       458.8        611.9        214.9      1 285.6
Written option contracts .................................       458.3        787.9        269.0      1 515.2
-------------------------------------------------------------------------------------------------------------

ON-BALANCE-SHEET CREDIT EXPOSURE (TRADING)
=============================================================================

---------------------------------------------------------------------------------------------------------------
                                                                      After one year
                                                                Within    but within   After five
In billions: December 31                                      one year    five years        years   Total 1999
---------------------------------------------------------------------------------------------------------------
Interest rate and currency swaps ...........................      $4.0          $6.4         $4.6        $15.0
Credit derivatives .........................................       0.1           0.1          0.1          0.3
Foreign exchange spot, forward, and futures contracts ......       2.1           0.1         -             2.2
Interest rate futures, forward rate agreements, and debt
  securities forwards ......................................       0.2           0.1         -             0.3
Equity and commodity swaps, forward and futures contracts ..       5.3           0.8          0.1          6.2
Purchased option contracts .................................       7.0           9.3          3.4         19.7
---------------------------------------------------------------------------------------------------------------


86  Notes to consolidated financial statements

After considering the effect of collateral and purchased credit protection, as of December 31, 1999 no individual industry exceeded 10% of total on-balance-sheet derivative credit exposure, with the exception of banks (39%). In addition, no individual country exceeded 10% of total on-balance-sheet derivative credit exposure, with the exception of the United States (35%). On a regional basis, exposures were 35% to North America, 53% to Europe, 10% to Asia Pacific, and 2% to Latin America.

18. LOANS
========================================================================
INDUSTRY OR TYPE OF BORROWER
The table below provides loan detail by industry and location of the borrower or, in the case of guaranteed loans, the industry and location of the guarantor. The table does not consider collateral or purchased credit protection.

=========================================================================
In millions: December 31                                1999         1998
-------------------------------------------------------------------------

DOMESTIC
Commercial and industrial ......................    $  8 459     $  5 755
Financial institution:
  Banks ........................................         234          934
  Other financial institutions .................       2 097        2 183
Real estate ....................................       2 731        1 787
Other, primarily individuals and including
  U.S. state and political subdivisions ........       1 881        3 776
-------------------------------------------------------------------------
                                                      15 402       14 435
-------------------------------------------------------------------------

FOREIGN
Commercial and industrial ......................       8 252        5 834
Financial institution:
  Banks ........................................       1 664        2 507
  Other financial institutions .................         453          846
Real estate ....................................         169          418
Governments and official institutions ..........         396          917
Other, primarily individuals ...................         513          538
-------------------------------------------------------------------------
                                                      11 447       11 060
-------------------------------------------------------------------------
Total loans                                           26 849       25 495
-------------------------------------------------------------------------


MATURITY PROFILE OF LOAN PORTFOLIO
The following table shows our loan portfolio by maturity and industry of borrower as of December 31, 1999.

=================================================================================================
                                                               Maturing
-------------------------------------------------------------------------------------------------
                                                              After one
                                                    Within     year but   After five
In millions: December 31                          one year  within five        years        Total
-------------------------------------------------------------------------------------------------
Commercial and industrial ......................   $ 7 186      $ 7 854       $1 671      $16 711
Financial institution:
  Banks ........................................     1 708          171           19        1 898
  Other financial institutions .................       918          663          969        2 550
Real estate ....................................       319        1 189        1 392        2 900
Foreign governments and official institutions ..       103          182          111          396
Other, primarily individuals and including
  U.S. state and political subdivisions ........     1 675          599          120        2 394
-------------------------------------------------------------------------------------------------
Total loans                                         11 909       10 658        4 282       26 849
-------------------------------------------------------------------------------------------------



                                  Notes to consolidated financial statements  87

INTEREST RATE STRUCTURE OF LOAN PORTFOLIO
The table below shows our loan portfolio based on interest rate structure as of December 31, 1999.

==============================================================================================
                                                          Maturing
                                          ----------------------------------------------------

                                                         After one
                                               Within     year but     After five
In millions: December 31                     one year  within five          years        Total
----------------------------------------------------------------------------------------------

Loans at fixed rates of interest ........    $  2 263    $     853         $1 584     $  4 700
Loans at floating rates of interest .....       9 646        9 805          2 698       22 149
----------------------------------------------------------------------------------------------
Total loans                                    11 909       10 658          4 282       26 849
----------------------------------------------------------------------------------------------

LOAN CONCENTRATIONS
As of December 31, 1999 no individual industry exceeded 10% of total loans, after considering the effect of cash and marketable securities collateral and purchased credit protection, with the exception of real estate (17%) and other financial institutions (11%). In addition, as of December 31, 1999 no individual country exceeded 10% of total loans, with the exception of the United States (54%) and the United Kingdom (11%). On a regional basis, exposures were 54% to North America, 32% to Europe, 8% to Latin America and 6% to Asia Pacific.


LOANS HELD FOR SALE
Included in Loans are loans held for sale of approximately $3.2 billion as of December 31, 1999, compared with $2.8 billion as of December 31, 1998. These loans are recorded on the balance sheet at the lower of cost or fair value and are primarily to borrowers in the U.S. in various industries.

19. OTHER CREDIT-RELATED PRODUCTS
============================================================================
Lending commitments include commitments to extend credit, standby letters of credit and guarantees. The contractual amounts of these instruments represent the amount at risk should the contract be fully drawn upon, the client default, and the value of the collateral become worthless.

The total contractual amount of credit-related financial instruments does not represent the future liquidity requirements, since we expect a significant amount of commitments to expire or mature without being drawn. The credit risk associated with these instruments varies according to each client's creditworthiness and the value of any collateral held. Commitments to extend credit generally require clients to meet certain credit-related terms and conditions before drawdown. Market risk for commitments to extend credit, standby letters of credit, and guarantees, while not significant, may arise as availability of and access to credit markets change.

The following table summarizes the contractual amount of credit-related instruments as of December 31.

======================================================================

In billions: December 31                             1999         1998
----------------------------------------------------------------------

Commitments to extend credit ..................     $69.3        $73.0
Standby letters of credit and guarantees ......      13.8         15.9
----------------------------------------------------------------------
Total lending commitments                            83.1         88.9
----------------------------------------------------------------------


We also have securities lending indemnifications associated with our Euroclear-related activities of $5.6 billion and $4.1 billion as of December 31, 1999 and 1998, respectively. As of December 31, 1999 and 1998, J.P. Morgan held cash and other collateral in full support of these securities lending indemnifications.

88  Notes to consolidated financial statements

After considering the effect of collateral and purchased credit protection, as of December 31, 1999 no individual industry exceeded 10% of total lending commitments, with the exception of other financial institutions (11%). In addition, no individual country exceeded 10% of total lending commitments, with the exception of the United States (86%). On a regional basis, exposures were 86% to North America, 13% to Europe, and 1% to Asia Pacific.

PURCHASE OF CREDIT PROTECTION
Since December 1997, we have entered into three Synthetic Collateralized Loan Obligations that has allowed us to reduce the credit risk on a portfolio of counterparties totaling approximately $20 billion in notional amount. This was accomplished using credit default swaps, whereby the credit risk is transferred into the capital markets via a special purpose entity, without us having to sell the assets or change their composition. The structures provide protection at the counterparty level, that is, protection is provided on all exposures to a referenced counterparty versus on a specific loan, commitment or derivative transaction to that counterparty. We have retained the first risk of loss equity tranche in these transactions totaling $224 million. As a result of these structures, we were able to reduce economic capital by approximately $406 million as of December 31, 1999. These structures have also allowed us to reduce our risk-adjusted assets by approximately $4.8 billion as of December 31, 1999, thereby increasing our Tier I and Total risk-based capital ratios by 31 basis points (0.31%) and 45 basis points (0.45 %), respectively. In particular, these transactions have allowed us to convert the credit risk associated with $20 billion of diversified exposure on our balance sheet - as described in the following table - from various lower credit ratings to that we believe is equivalent to a AAA+ counterparty.

===============================================
Counterparty rating           Notional exposure
-----------------------------------------------

AAA .......................            $  1 058
AA ........................               3 869
A .........................               8 432
BBB .......................               5 282
BB ........................               1 020
B .........................                 271
CCC and below .............                 342
-----------------------------------------------
Total                                    20 274
-----------------------------------------------

The notional exposures in the above table are diversified by counterparty in the following industries: banks - $2,731 million; nonbank financial institutions - $2,930 million; governments - $855 million; commercial and industrial - $5,222 million; cyclical $4,609 million; and non-cyclical - $3,927 million.

In addition to the above transactions, during 1999 the firm executed a collateralized loan obligation transaction, whereby we participated out to third parties approximately $2.3 billion of traditional credit product exposure. This transaction resulted in a decrease of $60 million in economic capital. In 1999, the firm also entered into single name credit default swaps to hedge some of the credit exposure arising from our traditional lending and the derivatives activities. As of December 31, 1999, the total outstanding notional amount of single name credit default swaps where the firm had bought protection was approximately $15 billion.

20. IMPAIRED LOANS
==============================================================================
The following table shows impaired loans - net of charge-offs - as of December
31.

======================================================================
In millions: December 31            1999(a)    1998(a)(b)   1997(a)(b)
----------------------------------------------------------------------

Commercial and industrial ......     $54        $  25        $  56
Banks ..........................      -            -            28
Other ..........................      23           97           29
----------------------------------------------------------------------
Total impaired loans                  77          122          113
----------------------------------------------------------------------
Allowance for impaired loans          24           34           50
----------------------------------------------------------------------

(a) Impaired loans for which no SFAS No. 114 reserve was deemed necessary were $22 million, $15 million, and $9 million as of December 31, 1999, 1998, and 1997, respectively. As of December 31, 1999, approximately 40% of impaired loans were measured for impairment using observable market prices, 40% using the fair value of collateral, and the remainder using the present value of future cash flows.

(b) Certain reclassifications were made to conform with the categorization used in Bank regulatory filings.

                                  Notes to consolidated financial statements  89

An analysis of the effect of impaired loans - net of charge-offs - on interest revenue for 1999, 1998, and 1997 is presented in the following table.

===============================================================================================
In millions                                                      1999         1998         1997
-----------------------------------------------------------------------------------------------

Interest revenue that would have been recorded if accruing ....  $ 10           $6          $ 9
Net interest revenue recorded:
  Related to the current period ...............................    -             5            3
  Related to prior periods ....................................    -             -            2
-----------------------------------------------------------------------------------------------
(Negative) impact of impaired loans on interest revenue           (10)          (1)          (4)
-----------------------------------------------------------------------------------------------


Interest that would have been recorded if accruing represents $5 million, $3 million, and $4 million from borrowers in the U.S., and $5 million, $3 million, and $5 million from borrowers outside the U.S. in 1999, 1998, and 1997, respectively. Interest revenue recorded represents $3 million and $6 million from borrowers in the U.S., and $2 million and ($1 million) from borrowers outside the U.S. in 1998 and 1997, respectively.

As of December 31, 1999 and 1998, loans of $29 million and $38 million, respectively, were over 90 days past due (principal or interest) and still accruing interest, but not considered impaired.

For 1999, 1998, and 1997, the average recorded investments in impaired loans amounted to $110 million, $78 million, and $99 million, respectively.

The following table presents impaired loans - net of charge-offs - organized by the location of the counterparty.


========================================================================
In millions: December 31                1999         1998(a)      1997(a)
------------------------------------------------------------------------

COUNTERPARTIES IN THE U.S.:
  Commercial and industrial ..........   $18        $  16        $  12
  Other ..............................    13           83           16
------------------------------------------------------------------------
                                          31           99           28
------------------------------------------------------------------------

COUNTERPARTIES OUTSIDE THE U.S.:
  Commercial and industrial ..........    36            9           44
  Banks ..............................     -            -           28
  Other ..............................    10           14           13
------------------------------------------------------------------------
                                          46           23           85
------------------------------------------------------------------------
Total impaired loans                      77          122          113
------------------------------------------------------------------------

(a) Certain reclassifications were made to conform with the categorization used in Bank regulatory filings.


The following table presents an analysis of the changes in impaired loans.

========================================================================================

In millions                                               1999         1998         1997
----------------------------------------------------------------------------------------

IMPAIRED LOANS, JANUARY 1                                 $122         $113         $120
----------------------------------------------------------------------------------------

Additions to impaired loans ..........................     141          252          123
Less:
  Repayments of principal, net of additional advances.     (45)         (40)         (21)
  Impaired loans returning to accrual status .........     (86)         (39)         (48)
  Charge-offs:(a)
         Commercial and industrial ...................     (16)         (46)         (21)
         Banks and other financial institutions ......      (1)         (83)         (17)
         Other .......................................     (30)         (26)          (2)
  Interest and other credits .........................      (8)          (9)          (7)
  Sales and swaps of loans ...........................       -            -          (14)
----------------------------------------------------------------------------------------

IMPAIRED LOANS, DECEMBER 31                                 77          122          113
----------------------------------------------------------------------------------------


(a) Charge-offs include losses on loan sales of $105 million for 1998 with a carrying value of $1.1 billion. The carrying value of loans sold is not included in the above table.

Lending commitments to counterparties considered impaired totaled $65 million and $18 million at December 31, 1999 and 1998, respectively.

90  Notes to consolidated financial statements

21. ALLOWANCES FOR CREDIT LOSSES
============================================================================
Our allowances for credit losses include an allowance for loan losses and an allowance for credit losses on lending commitments.

The following table summarizes the activity of the allowance for loan losses during the last three years.

=============================================================================================================
In millions                                                                  1999         1998         1997
-------------------------------------------------------------------------------------------------------------

BEGINNING BALANCE, JANUARY 1 ..........................................     $ 470        $ 546         $566
-------------------------------------------------------------------------------------------------------------

(Reversal of provision)/provision for loan losses in the U.S. .........       (14)          60           -
(Reversal of provision)/provision for loan losses outside the U.S. ....      (161)          50           -
-------------------------------------------------------------------------------------------------------------
                                                                             (175)         110           -
-------------------------------------------------------------------------------------------------------------
Reclassifications in the U.S. .........................................        -             6            5
Reclassifications outside the U.S. ....................................        -           (56)         (25)
-------------------------------------------------------------------------------------------------------------
                                                                               -           (50)(a)      (20)(a)
-------------------------------------------------------------------------------------------------------------
Recoveries:
Counterparties in the U.S. ............................................         4           13           20
Counterparties outside the U.S. .......................................        29            6           20
-------------------------------------------------------------------------------------------------------------

                                                                               33           19           40
-------------------------------------------------------------------------------------------------------------
Charge-offs:(b)
  Counterparties in the U.S. ..........................................       (38)          (5)          (3)
  Counterparties outside the U.S.:
         Commercial and industrial ....................................        (3)         (44)         (20)
         Banks and other financial institutions .......................        (1)         (83)         (17)
         Other ........................................................        (5)         (23)           -
-------------------------------------------------------------------------------------------------------------
                                                                              (47)        (155)         (40)
-------------------------------------------------------------------------------------------------------------

Net charge-offs(c)                                                            (14)        (136)           -
-------------------------------------------------------------------------------------------------------------
ENDING BALANCE, DECEMBER 31                                                   281          470          546
-------------------------------------------------------------------------------------------------------------
International portion of the allowance, December 31(d)                        134          272          379
-------------------------------------------------------------------------------------------------------------

(a) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet reserve or allowance captions - which included an adjustment for trading derivatives needed to determine fair value, an allowance for loan losses, and an allowance for credit losses on lending commitments - were shown as reclassifications. Reclassifications had no impact on net income and, accordingly, were not shown on the income statement. Subsequent to July 1, 1998, reclassifications across balance sheet captions for allowances are reflected as provisions and reversals of provisions in the "Consolidated statement of income." If reclassifications prior to July 1, 1998, were included in the "Consolidated statement of income," these captions would change as follows, with no impact on net income: In 1998, Provision for loan losses and Trading revenue would both decrease by $50 million; in 1997, Provision for loan losses would decrease by $20 million, Trading revenue would decrease by $35 million, and Other revenue would increase by $15 million.

(b) Charge-offs include losses on loan sales, primarily banks and other financial institutions, of $33 million and $105 million during 1999 and 1998, respectively.

(c) Net charge-offs as a percentage of average loans were 0.05% and 0.44% for 1999 and 1998, respectively.

(d) Not reflected in the above table are transfers to the international portion of the allowance from the domestic portion of $3 million, $43 million, and $32 million in 1999, 1998, and 1997, respectively.

The following table displays our allowance for loan losses by component as of December 31.

=======================================================================================
In millions: December 31                                 1999         1998         1997
---------------------------------------------------------------------------------------

Specific counterparty components in the U.S. ........   $  11        $  29        $  55
Specific counterparty components outside the U.S. ...      13            5           51
---------------------------------------------------------------------------------------
Total specific counterparty                                24           34          106
---------------------------------------------------------------------------------------
Expected loss(a) ....................................     257          436          440
---------------------------------------------------------------------------------------
Total                                                     281          470          546
---------------------------------------------------------------------------------------

(a) During 1999, we revised our model for calculating expected credit losses to incorporate factors for estimating loss previously included in our country, expected loss, and general components of our allowances. For disclosure purposes, the country, expected loss, and general components of prior periods have been aggregated and included in the expected loss caption in the above table.

                                  Notes to consolidated financial statements  91

The following table summarizes the activity of the allowance for credit losses on lending commitments during the last three years.

===========================================================================================================
In millions                                                                  1999         1998         1997
-----------------------------------------------------------------------------------------------------------

BEGINNING BALANCE, JANUARY 1                                                 $125         $185         $200
-----------------------------------------------------------------------------------------------------------
Provision/(reversal of provision) for credit losses in the U.S. ........       18          (60)          -
Reversal of provision for credit losses outside the U.S. ...............      (18)          -            -
-----------------------------------------------------------------------------------------------------------
                                                                                -          (60)           -
-----------------------------------------------------------------------------------------------------------
Reclassifications in the U.S. ..........................................        -            -            -
Reclassifications outside the U.S. .....................................        -            -          (15)
-----------------------------------------------------------------------------------------------------------
                                                                                -            -          (15)
-----------------------------------------------------------------------------------------------------------
ENDING BALANCE, DECEMBER 31                                                   125          125          185
-----------------------------------------------------------------------------------------------------------
International portion of the allowance, December 31(a)                         46           69          107
-----------------------------------------------------------------------------------------------------------

(a) Not reflected in the above table are transfers (from)/to the international portion of the allowance to the domestic portion of ($5 million), ($27 million), and $33 million in 1999, 1998, and 1997, respectively.


The following table displays our allowance for credit losses on lending commitments by component as of December 31.

=====================================================================================
In millions: December 31                               1999         1998         1997
-------------------------------------------------------------------------------------

Specific counterparty components in the U.S. ......   $  19        $   1      $     -
Specific counterparty components outside the U.S. .       3            2            2
-------------------------------------------------------------------------------------
Total specific counterparty .......................      22            3            2
-------------------------------------------------------------------------------------
Expected loss(b)                                        103          122          183
-------------------------------------------------------------------------------------
Total                                                   125          125          185
-------------------------------------------------------------------------------------

(b) During 1999, we revised our model for calculating expected credit losses to incorporate factors for estimating loss previously included in our country, expected loss, and general components of our allowances. For disclosure purposes, the country, expected loss, and general components of prior periods have been aggregated and included in the expected loss caption in the above table.

22. PREMISES AND EQUIPMENT
================================================================================
This table presents components of premises and equipment as of December 31.

===================================================================================
In millions: December 31                                          1999         1998
-----------------------------------------------------------------------------------

Land ......................................................    $   118      $   112
Buildings .................................................      1 134        1 130
Equipment and furniture ...................................      1 096        1 064
Capitalized software costs ................................        143           -
Leasehold improvements ....................................        327          420
Property under financing obligation: land and building ....        474          488
Construction-in-progress ..................................         24           17
-----------------------------------------------------------------------------------
                                                                 3 316        3 231
Less: accumulated depreciation/amortization ...............      1 319        1 350
-----------------------------------------------------------------------------------
                                                                 1 997        1 881
-----------------------------------------------------------------------------------

Beginning in 1999 we capitalized $143 million of software costs in accordance with SOP 98-1 (see note 1). Amortization related to these costs were $5 million.

Depreciation expense totaled $189 million in 1999, $208 million in 1998, and $185 million in 1997. No interest was capitalized in connection with various construction projects in 1999 or 1998. Refer to note 5.

92  Notes to consolidated financial statements

23. DEPOSITS AND OTHER BORROWINGS
=============================================================================

DEPOSITS
The table below presents deposits in offices in the U.S. and outside the U.S.

==============================================================
In millions: December 31                     1999         1998
--------------------------------------------------------------

NON-INTEREST-BEARING DEPOSITS:
  In offices in the U.S. ..............   $   898      $ 1 242
  In offices outside the U.S. .........       498          563
--------------------------------------------------------------
                                            1 396        1 805
--------------------------------------------------------------
INTEREST-BEARING DEPOSITS:
  In offices in the U.S. ..............     4 209        7 724
  In offices outside the U.S. .........    39 714       45 499
--------------------------------------------------------------
                                           43 923       53 223
--------------------------------------------------------------
Total deposits                             45 319       55 028
--------------------------------------------------------------

Except for time deposits in 1997, no average balance in offices in the U.S. for any individual deposit category exceeded 10% of the average total deposits in 1999, 1998, or 1997. In 1997 the average balance for time deposits in offices in the U.S. was $7,350 million, and the average rate paid was 5.75%.

Average deposits in offices outside the U.S. are presented in the following table.

===================================================================================================================
                                                                 1999                  1998                  1997
                                                     Average    Average     Average   Average    Average    Average
In millions                                          balance  rate paid     balance rate paid    balance  rate paid
-------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING DEPOSITS
From banks in foreign countries ..............       $13 545       3.81%    $13 908      4.86%   $14 777       4.55%
From foreign governments and official
 institutions ................................         8 813       4.70      12 787      5.04     13 656       5.15
Other time ...................................        19 061       4.61      19 992      4.96     15 461       5.02
On demand ....................................         2 581       4.14       2 357      4.74      2 360       2.69
-------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits in
 offices outside the U.S.                             44 000       4.35      49 044      4.95     46 254       4.79
-------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING DEPOSITS
From banks in foreign countries ..............           105                    222                 121
From foreign governments and official
 institutions ................................             2                      -                   2
Other demand .................................           445                    562                 329
-------------------------------------------------------------------------------------------------------------------
Total non-interest-bearing deposits in
 offices outside the U.S.                                552                    784                 452
-------------------------------------------------------------------------------------------------------------------

Foreign-country-related deposits in offices in the U.S. totaled approximately $0.3 billion as of December 31, 1999; $0.8 billion as of December 31, 1998; and $0.6 billion as of December 31, 1997.

This table presents a profile of the maturities of time certificates of deposit and other time deposits in denominations of $100,000 or more as of December 31, 1999.

====================================================================================================
                                                                After six
                                          Within  After three  months but       After
                                           three   months but      within         one
In millions: December 31, 1999            months   within six     one year       year          Total
----------------------------------------------------------------------------------------------------


OFFICES IN THE U.S.
Time certificates of deposit .........   $ 1 824       $  222         $200    $     1        $ 2 247
Other time deposits ..................        39            -            -        462            501
----------------------------------------------------------------------------------------------------
                                           1 863          222          200        463          2 748
----------------------------------------------------------------------------------------------------

OFFICES OUTSIDE THE U.S.
Time certificates of deposit .........     4 557          678           99        252          5 586
Other time deposits ..................    19 101          970          559      1 752         22 382
----------------------------------------------------------------------------------------------------
                                          23 658        1 648          658      2 004         27 968
----------------------------------------------------------------------------------------------------

                                  Notes to consolidated financial statements  93

PURCHASED FUNDS AND OTHER BORROWINGS
Purchased funds and other borrowings are detailed in the following table.
==========================================================================================
In millions                                                1999         1998         1997
------------------------------------------------------------------------------------------
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Balance at year-end ..............................      $58 950      $62 784      $53 202
Average balance ..................................       60 928       68 534       63 163
Maximum month-end balance ........................       69 315       82 740       73 447
Average interest rate:
  During year ....................................         4.89%        5.45%        5.24%
  At year-end ....................................         4.37         4.76         5.99
------------------------------------------------------------------------------------------

FEDERAL FUNDS PURCHASED (DAY-TO-DAY)
Balance at year-end ..............................       $  743       $  584       $4 602
Average balance ..................................          911        2 003        3 958
Maximum month-end balance ........................        2 785        7 770        6 186
Average interest rate:
  During year ....................................         5.55%        5.63%        5.56%
  At year-end ....................................         4.56         5.24         6.43
------------------------------------------------------------------------------------------

COMMERCIAL PAPER
Balance at year-end ..............................      $11 854     $  6 637       $6 622
Average balance ..................................       11 047        9 682        4 858
Maximum month-end balance ........................       14 774       12 738        6 622
Average interest rate:
  During year ....................................         5.26%        5.57%        5.39%
  At year-end ....................................         5.59         5.19         5.78
------------------------------------------------------------------------------------------

OTHER LIABILITIES FOR BORROWED MONEY
Federal funds purchased (term):
  Balance at year-end ............................         $590       $  460       $1 465
  Average balance ................................          347          689          435
  Maximum month-end balance ......................          915        1 495        1 465
  Average interest rate:
    During year ..................................         5.16%        5.66%        5.71%
    At year-end ..................................         6.00         5.29         5.79
Other:
  Balance at year-end ............................      $ 9 668      $12 055      $15 711
  Average balance ................................       10 141       13 620       17 813
  Maximum month-end balance ......................       13 559       16 407       20 107
  Average interest rate:
    During year ..................................         7.63%        6.90%        6.02%
    At year-end ..................................         7.67         6.39         4.78
------------------------------------------------------------------------------------------

We computed average interest rates during each year by dividing total interest expense by the average amount borrowed. Average interest rates at year-end are average rates for a single day and, as such, may reflect one-day market distortions that are not indicative of generally prevailing rates. Original maturities of securities sold under agreements to repurchase are usually not more than six months. Original maturities of commercial paper are generally not more than nine months. Other liabilities for borrowed money tend to have original maturities of one year or less.

94  Notes to consolidated financial statements

24. LONG-TERM DEBT
================================================================================

The net proceeds from the issuance of J.P. Morgan's long-term debt may be used for general corporate purposes. This includes investing in equity and debt securities and advancing funds to our subsidiaries. We have the option to redeem certain debt, before it matures, at specified prices.


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

============================================================================================================
                                                                                                  Total debt
                                                 J.P. Morgan (parent)   Morgan Guaranty          outstanding
                                                 --------------------  ----------------       --------------
                                                   Fixed  Floating      Fixed  Floating
   In millions                                      rate      rate       rate      rate       1999      1998
------------------------------------------------------------------------------------------------------------
   CONTRACTUAL MATURITY DATE
2000 .......................................    $      -      $200    $    -        $ -     $  200    $  200
2002 .......................................         200       446        211         -        857       859
2003 .......................................         218        -          -          -        218       228
2004 .......................................         671        -          -          -        671       662
2005 - 2009 ................................       2 535       294         -          -      2 829     1 833
Thereafter .................................       1 101(a)    255         -          -      1 356     1 332
------------------------------------------------------------------------------------------------------------
                                                                                             6 131     5 114
Less: amortization for risk-based capital
  purposes(b) ..............................                                                  (929)     (544)
------------------------------------------------------------------------------------------------------------
Total long-term debt qualifying as risk-based
  capital                                                                                    5 202     4 570
------------------------------------------------------------------------------------------------------------

(a) Amounts include $323 million of outstanding zero-coupon notes as of December 31, 1999. The principal amount of these notes is $2,396 million, of which $10 million matures in 2017, $2,250 million matures in 2027, $100 million matures in 2028, and $36 million matures in 2038. The weighted-average yield to maturity on the notes, which do not bear interest, is 5.21%. The carrying value increases as the discount on the notes is accreted to interest expense.

(b) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.


LONG-TERM DEBT NOT QUALIFYING AS RISK-BASED CAPITAL
The following table presents long-term debt that does not qualify as risk-based capital. Most of the debt in this table is senior debt as of December 31. Senior debt has a higher claim on our assets than junior or subordinated debt.

=============================================================================================================
                                                                                                   Total debt
                                                 J.P. Morgan (parent)     Morgan Guaranty         outstanding
                                                 --------------------    ----------------      --------------
                                                   Fixed     Floating     Fixed  Floating
   In millions                                      rate         rate      rate      rate      1999      1998
-------------------------------------------------------------------------------------------------------------
   CONTRACTUAL MATURITY DATE
1999 .......................................  $       -       $    -     $    -    $    -    $    -   $10 314
2000 .......................................       1 745(a)    4 283        642       535     7 205     4 848(a)
2001 .......................................         814       1 158        947       531     3 450     2 600
2002 .......................................          -          754(d)     500        -      1 254       591
2003 .......................................         351         168        323        -        842       902
2004 .......................................         357       1 151        310       102     1 920       381
2005 - 2009 ................................         969(b)      430         -        689     2 088     1 536(b)
Thereafter .................................         404(c)      158        264(e)    227     1 053     1 048(c)(f)
British pound financing obligation(g) ......                                                    307       273
-------------------------------------------------------------------------------------------------------------
                                                                                             18 119    22 493
Add: amortization for risk-based capital
  purposes(h) ..............................                                                    929       544
-------------------------------------------------------------------------------------------------------------
Total long-term debt not qualifying as
  risk-based capital                                                                         19 048    23 037
-------------------------------------------------------------------------------------------------------------

                                  Notes to consolidated financial statements  95

(a) Amounts include 2.5% cumulative Series A Commodity-Indexed Preferred Securities (ComPS) with a face value of $50 million; a carrying value of $40.2 million and $50 million as of December 31, 1999 and 1998, respectively; and a maturity date, which may change as defined, of October 16, 2000. J.P. Morgan Index Funding Company I (JPMIFC),a wholly owned subsidiary of J.P. Morgan, is the issuer of the ComPS. The ComPS redemption price is indexed to the JPMCI Crude Oil Total Return Index and may be more or less than the face amount of the ComPS. The proceeds of the sale of ComPS and JPMIFC's common stock were used by JPMIFC to purchase $50 million, 2.5% Series A Intercompany Notes (Intercompany Notes) of Morgan Guaranty. The Intercompany Notes are the sole assets of JPMIFC and have the same terms as the ComPS. The obligations of J.P. Morgan under agreements with JPMIFC, as defined, constitute a full and unconditional guarantee, on a subordinated basis, of payments due on the ComPS.

(b) Includes notes maturing in 2008 - 2009 for which the interest rates were reset during 1998 for the following 10-year term based on the interest rate for 10-year U.S. Treasury securities at that time. The carrying amount of these notes was $425 million as of December 31, 1999 and 1998.

(c) Amounts include a convertible mortgage loan with a carrying value of $404 million and $405 million as of December 31, 1999 and 1998, respectively. The interest rate on the loan increases 0.5% every four years from 7%, as set in 1988, to 9% in 2004. After 2008, the rate will be fixed based on the interest rate for 10-year U.S. Treasury securities at that time. Beginning in 2008 the loan may be converted, at the option of the lender, into a 49% interest in the J.P. Morgan building at 60 Wall Street. If the loan is converted, J.P. Morgan will have the option to lease the property for seven 10-year terms. J.P. Morgan has the right to prepay the debt if the lender does not exercise the conversion option. The loan is collateralized by the 60 Wall Street building owned by Morgan Guaranty.

(d) Amounts include Series B Commodity-Indexed Preferred Securities (ComPS) with a face value of $70.2 million; a carrying value of $70.2 million at December 31, 1999; and a maturity date, which may change as defined, of March 4, 2002. J.P. Morgan Index Funding Company I (JPMIFC), a wholly owned subsidiary of J.P. Morgan, is the issuer of the ComPS. The proceeds of the sale of ComPS and JPMIFC's common stock were used by JPMIFC to purchase $70.2 million, Series B Intercompany Notes (Intercompany Notes) of Morgan Guaranty. The Intercompany Notes including those in note (a) above are the sole assets of JPMIFC and have the same terms as the ComPS. The obligations of J.P. Morgan under agreements with JPMIFC, as defined, constitute a full and unconditional guarantee, on a subordinated basis, of payments due on the CompPS.

(e) Amounts represent $264 million of outstanding zero-coupon notes as of December 31, 1999. The principal amount of these notes is $2,951 million. The weighted-average yield to maturity on the notes, which do not bear interest, is 16.51%. The carrying value increases as the discount on the notes is accreted to interest expense.

(f) Amounts represent $306 million of outstanding zero-coupon notes as of December 31, 1998. The principal amount of these notes is $3,221 million. The weighted-average yield to maturity on the notes, which do not bear interest, is 14.56%. The carrying value increases as the discount on the notes is accreted to interest expense.

(g) Represents the sale of a 52.5% interest in J.P. Morgan's office building complex in London. The transaction is treated as a financing obligation, which is being partly amortized over a 25-year period, corresponding with J.P. Morgan's initial lease term for the entire complex. A residual liability is maintained and is treated as a 25 year participating mortgage in accordance with the provisions of SOP 97-1. J.P. Morgan has renewal options to lease this space for an additional 50 years. The lease contains escalation clauses under which rental payments will be redetermined every five years, beginning after year 15. Interest on the financing obligation is imputed annually at an effective rate that varies depending on then-current rental rates in the London real estate market. The table below presents the aggregate amounts of minimum cash payments (at the December 31, 1999, exchange rate) to be applied to the financing obligation for each of the five years subsequent to December 31, 1999, and thereafter.

==========================================================
   In millions
----------------------------------------------------------
2000 ..........................................       $25
2001 ..........................................        26
2002 ..........................................        27
2003 ..........................................        27
2004 ..........................................        27
Thereafter ....................................       411
----------------------------------------------------------
Total cash payments ...........................       543
Less: interest ................................      (236)
----------------------------------------------------------
Balance outstanding at December 31, 1999              307
----------------------------------------------------------

(h) The balance of debt qualifying as risk-based capital is reduced 20% per year during each of the last five years prior to maturity.


The long-term debt tables above include non-U.S.-dollar-denominated debt totaling $6,459 million and $4,943 million as of December 31, 1999 and 1998, respectively. Of this amount, $3,871 million and $4,189 million were fixed-rate instruments, while $2,588 million and $754 million were floating-rate instruments, as of December 31, 1999 and 1998, respectively.

Also included in these long-term debt tables are notes issued under J.P. Morgan's domestic and euro-medium term notes programs totaling $9,713 million and $9,884 million as of December 31, 1999 and 1998, respectively. Based solely on contractual terms, the weighted-average interest rate of these issues was 6.27% and 5.42% as of December 31, 1999 and 1998, respectively. Maturities of these issues as of December 31, 1999, range from 2000 to 2038.

96  Notes to consolidated financial statements

The ranges of interest rates associated with long-term debt as of December 31 are summarized in the following table for 1999 and 1998. They are based on the yield to maturity for zero-coupon notes and contractual terms for all other issues.

================================================================================
                                                        1999               1998
--------------------------------------------------------------------------------
U.S. dollar fixed-rate issues ..............   2.50 -  10.00%      2.50 - 10.00%
U.S. dollar floating-rate issues(a) ........   1.00 -   8.50       4.97 -  8.00
Non-U.S. dollar fixed-rate issues ..........   1.00 -  22.00       2.00 - 22.00
Non-U.S. dollar floating-rate issues(a) ....   1.15 -   9.13       1.00 -  9.84
--------------------------------------------------------------------------------

(a) Floating rates are determined by formulas and may be subject to certain minimum or maximum rates.


The weighted-average interest rate for total long-term debt was 7.81% and 6.50% as of December 31, 1999 and 1998, respectively. In order to modify exposure to interest rate and currency exchange rate movements, J.P. Morgan utilizes derivative instruments, primarily interest rate and currency swaps, in conjunction with some of its debt issues. The effect of these instruments used to modify this is included in the calculation of interest expense on the associated debt. The weighted-average interest rate for total long-term debt, including the effects of the related derivative instruments, was 6.20% and 5.51% as of December 31, 1999 and 1998, respectively.


25. INCOME TAXES
============================================================================
The following table presents the current and deferred portions of income tax expense included in the "Consolidated statement of income."
============================================================================

                                                    1999                           1998                            1997
                              --------------------------    ---------------------------     ---------------------------
   In millions                Current Deferred     Total    Current   Deferred    Total     Current   Deferred    Total
-----------------------------------------------------------------------------------------------------------------------
INCOME TAX EXPENSE (BENEFIT)
U.S. .......................   $  392    ($ 16)   $  376      $  20      ($366)   ($346)       $221      ($151)   $  70
Foreign ....................      641      (24)      617        794        (53)     741         539          7      546
State and local ............       43       23        66         66         (7)      59         106        (33)      73
-----------------------------------------------------------------------------------------------------------------------
                                1 076      (17)    1 059        880       (426)     454         866       (177)     689
-----------------------------------------------------------------------------------------------------------------------

The income tax (benefit)/expense related to net realized gains and write-downs for other-than-temporary impairments in value on debt and equity investment securities, excluding securities in SBICs, was ($77 million) in 1999, $60 million in 1998, and $137 million in 1997.

The table below presents the components of deferred tax assets and liabilities as of December 31 for 1999, 1998, and 1997.

===========================================================================================================
In millions: December 31                                                     1999         1998         1997
-----------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Compensation and benefits .............................................    $1 376       $1 173       $  971
Foreign tax credit carry forward
($130 expiring in 2003; $155 expiring in 2004) ........................       285          200            -
Allowances for credit losses and other valuation adjustments ..........       156          363          430
Write-down of equity investment securities ............................       125           31           22
Foreign operations ....................................................        52          105           62
Other .................................................................       340          279          244
-----------------------------------------------------------------------------------------------------------
Total deferred tax assets before valuation allowance ..................     2 334        2 151        1 729
Less: valuation allowance(a) ..........................................       120          120          120
-----------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                   2 214        2 031        1 609
-----------------------------------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES
Gains on debt and equity investment securities ........................       405          434          521
Unremitted earnings ...................................................       150          104           91
Lease financing transactions ..........................................       120          130          144
Other .................................................................       174          129          165
-----------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                                849          797          921
-----------------------------------------------------------------------------------------------------------

   (a) The valuation allowance is primarily related to the ability to recognize tax benefits associated with foreign operations.

                                  Notes to consolidated financial statements  97

J.P. Morgan recorded an income tax liability of $12 million, $87 million, and $256 million as of December 31, 1999, 1998, and 1997, respectively, related to the net unrealized gains on investment securities classified as available-for-sale.

The following table displays a reconciliation of the difference between the expected U.S. statutory income tax rate and J.P. Morgan's effective income tax rate.

============================================================================================
   Percentage of pretax income                               1999         1998         1997
--------------------------------------------------------------------------------------------
U.S. statutory tax rate ..................................   35.0%        35.0%        35.0%
Increase (decrease) due to:
  State and local taxes, net of U.S. income tax effects ..    1.4          2.7          2.2
  Tax-exempt income ......................................   (3.3)        (7.7)        (4.9)
  Other ..................................................    0.9          2.0         (0.3)
--------------------------------------------------------------------------------------------
Effective tax rate                                           34.0         32.0         32.0
--------------------------------------------------------------------------------------------

26. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
SUBSIDIARIES
================================================================================
In November 1996 JPM Capital Trust I (Trust I) issued $750 million of cumulative capital securities (trust preferred securities) with a fixed rate of 7.54%. In January 1997 JPM Capital Trust II (Trust II) issued $400 million of trust preferred securities with a fixed rate of 7.95%. Trust I and Trust II are wholly owned subsidiaries of J.P. Morgan.

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

Proceeds from any redemption or maturity of the intercompany debentures held by Trust I or Trust II would cause a mandatory redemption of the respective trust preferred securities of Trust I or Trust II,having an aggregate liquidation amount equal to the principal amount of respective intercompany debentures redeemed.


98  Notes to consolidated financial statements

In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 53, J.P. Morgan is not required to disclose separate financial statements for Trusts I and II because they are wholly owned, have no independent operations, and are issuing securities that contain a full and unconditional guarantee of their parent, J.P. Morgan.

The proceeds from the issuance of the 7.54% trust preferred securities were used in 1997 to purchase $750 million of J.P. Morgan common stock in the open market or through privately negotiated transactions. This action was approved by the Board of Directors in December 1996.


27. PREFERRED STOCK
===============================================================================
Authorized shares of preferred stock totaled 10,000,000 as of December 31, 1999 and 1998. With the exception of fixed cumulative preferred stock, Series H shares, J.P. Morgan may redeem the outstanding preferred stock, in whole or in part, at its option, for the stated value plus accrued and unpaid dividends. The Series H shares may not be redeemed before March 31, 2006. All preferred stock has a dividend preference over other stock in the paying of dividends, holds a preference in the liquidation of assets, and is generally nonvoting. This table presents preferred stock outstanding as of December 31, 1999 and 1998.

====================================================================================================================================
                                                                               Authorized, issued, and
                                                                                     outstanding shares             Dividend rate(a)
                                                                               ------------------------    ----------------------
                                                                                        1999       1998         1999         1998
------------------------------------------------------------------------------------------------------------------------------------

Adjustable rate cumulative preferred stock, Series A
 (stated value: $100 per share) .................................................  2 444 300  2 444 300         5.00%        5.00%
Variable cumulative preferred stock, Series B, C, D, E, and F (50 000
 shares each series; stated value: $1 000 per share) ............................    250 000    250 000    4.35-5.40    4.23-4.38
Fixed cumulative preferred stock, Series H (stated value:
 $500 per share) ................................................................    400 000    400 000         6.63         6.63
------------------------------------------------------------------------------------------------------------------------------------

(a) Series A: The quarterly dividend rate is determined by a formula based on the interest rates of certain actively traded U.S. Treasury obligations. In no event will the quarterly rate be less than 5.00% or greater than 11.50% per annum. The Series A preferred stock qualifies as tier I capital.

Series B, C, D, E, and F: Dividend rates for each series are determined periodically by either auction or remarketing. The dividend rates may not exceed certain maximums that are 110% to 200% of various market interest rates, depending on the prevailing credit rating of the instrument at the dividend determination dates and the duration of the then-current dividend periods. The dividend periods may vary from one day to 30 years, depending on the dividend determination method used. During 1999 and 1998 J.P. Morgan reset the dividend rates approximately every 49 days. The dividend rates stated above represent the range of those in effect at year-end. These series of preferred stock qualify as tier II capital.

Series H: The quarterly dividend rate is paid at the fixed rate of 6.625% per annum. The Series H preferred stock qualifies as tier I capital.


28. CAPITAL REQUIREMENTS
===============================================================================
J.P. Morgan, its subsidiaries, and certain foreign branches of its bank subsidiary Morgan Guaranty Trust Company of New York are subject to regulatory capital requirements of U.S. and foreign regulators. Our primary federal banking regulator, the Board of Governors of the Federal Reserve System (Federal Reserve Board), establishes minimum capital requirements for J.P. Morgan, the consolidated bank holding company, and some of our subsidiaries, including Morgan Guaranty. These requirements ensure that banks and bank holding companies meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under generally accepted accounting principles. Failure to meet these requirements can result in actions by regulators that could have a direct material impact on our financial statements. The capital of J.P. Morgan and our principal subsidiaries, Morgan Guaranty and J.P. Morgan Securities Inc. (JPMSI), exceeded the minimum requirements set by each regulator as of December 31, 1999.

J.P. Morgan's risk-based capital ratios are calculated in accordance with the Federal Reserve Board's market risk capital guidelines. These guidelines require our risk-based capital ratios to take into account general market risk and specific issuer risk of our debt and equity trading portfolios, as well as general market risk associated with all trading and nontrading foreign exchange and commodity positions. The guidelines, however, continue to exclude the effect of SFAS No. 115. The calculation of risk-based capital ratios for J.P. Morgan, the bank holding company, includes the capital and assets of JPMSI, our section 20 subsidiary.

                                  Notes to consolidated financial statements  99

CAPITAL RATIOS AND AMOUNTS
The following tables show the risk-based capital and leverage ratios and amounts for J.P. Morgan and Morgan Guaranty as of December 31, 1999 and 1998.

===============================================================================================
                                                              1999                         1998
                                          ------------------------     ------------------------
   Dollars in millions: December 31       Amounts(a)     Ratios(b)     Amounts(c)    Ratios(b)
-----------------------------------------------------------------------------------------------
   Tier I capital
      J.P. Morgan ....................       $11 525         8.8%       $11 213          8.0%
      Morgan Guaranty ................        10 508         9.2         10 337          8.7
-----------------------------------------------------------------------------------------------
   Total risk-based capital
      J.P. Morgan ....................        16 935        12.9         16 454          11.7
      Morgan Guaranty ................        13 863        12.1         14 251          12.0
-----------------------------------------------------------------------------------------------
   Leverage
      J.P. Morgan ....................                       4.7                          3.9
      Morgan Guaranty ................                       6.7                          5.3
-----------------------------------------------------------------------------------------------

(a) For capital adequacy purposes, J.P. Morgan and Morgan Guaranty required minimum tier I capital of $5.3 billion and $4.6 billion, respectively, as of December 31, 1999. The required minimum total risk-based capital for J.P. Morgan and Morgan Guaranty was $10.5 billion and $9.1 billion, respectively, as of December 31, 1999.

(b) Pursuant to Federal Reserve Board guidelines, the minimum tier I capital, total risk-based capital, and leverage ratios are 4%, 8%, and 3%, respectively, for bank holding companies and banks.

(c) For capital adequacy purposes, J.P. Morgan and Morgan Guaranty required minimum tier I capital of $5.6 billion and $4.8 billion, respectively, as of December 31, 1998. The required minimum total risk-based capital for J.P. Morgan and Morgan Guaranty was $11.2 billion and $9.5 billion, respectively, as of December 31, 1998.



J.P. MORGAN RISK-BASED CAPITAL
The following table shows the components of J.P. Morgan's risk-based capital as of December 31, 1999 and 1998.

===============================================================================================================
                                                                                                December 31(a)
                                                                                          ---------------------
In millions                                                                                   1999         1998
---------------------------------------------------------------------------------------------------------------
Common stockholders' equity ...........................................................    $10 703      $10 422
Adjustable and fixed-rate cumulative preferred stock ..................................        444          444
Company-obligated mandatorily redeemable preferred securities of subsidiaries .........      1 150        1 150
Less: investments in certain subsidiaries and goodwill(b) .............................        772          803
---------------------------------------------------------------------------------------------------------------
TIER I CAPITAL ........................................................................     11 525       11 213
---------------------------------------------------------------------------------------------------------------
Variable cumulative preferred stock ...................................................        248          248
Long-term debt qualifying as risk-based capital .......................................      5 202        4 570
Qualifying allowances for credit losses and other valuation adjustments ...............        432          906
Less: investments in certain subsidiaries(b) ..........................................        472          483
---------------------------------------------------------------------------------------------------------------
TIER II CAPITAL .......................................................................      5 410        5 241
---------------------------------------------------------------------------------------------------------------
TOTAL RISK-BASED CAPITAL ..............................................................     16 935       16 454
---------------------------------------------------------------------------------------------------------------

(a) Certain amounts are adjusted to reflect regulatory rules.

(b) Certain portions of our investments in certain subsidiaries are deducted from both tier I and tier II capital.


CAPITAL CATEGORIES

Bank regulators use five capital category definitions for regulatory supervision purposes. The categories range from "well capitalized" to "critically undercapitalized." A bank is considered well capitalized if it has minimum tier I capital, total capital, and leverage ratios of 6%, 10%, and 5%, respectively, under standards provided by the regulatory framework for prompt corrective action and the Federal Reserve Board.

Bank holding companies also have guidelines that determine the capital levels at which they shall be considered well capitalized. According to these guidelines, a bank holding company is considered well capitalized if it has minimum tier I capital, total capital, and leverage ratios of 6%, 10%, and 3%, respectively.

As of December 31, 1999 and 1998, the ratios of J.P. Morgan and Morgan Guaranty exceeded the minimum standards required for a well capitalized bank holding company and bank, respectively. Management is aware of no conditions or events that have occurred since December 31, 1999, which would change J.P. Morgan's and Morgan Guaranty's well capitalized status.

100  Notes to consolidated financial statements

RISK-ADJUSTED ASSETS
The following table sets forth the consolidated risk-adjusted assets of J.P. Morgan.

===========================================================================================================================
                                                                                             1999                      1998
                                                                           ----------------------      --------------------
                                                                                            Risk-                     Risk-
                                                                             Balance     adjusted      Balance     adjusted
In billions: December 31                                                       sheet      balance        sheet      balance
---------------------------------------------------------------------------------------------------------------------------
Cash and due from banks and interest-earning deposits with banks .......   $     4.8       $  1.6     $    3.6       $  0.9
Debt investment securities .............................................        14.3          1.9         36.2          3.0
Equity investment securities ...........................................         1.7          1.3          1.2          1.1
Trading account assets(a) ..............................................       117.6         48.8        113.9         61.1
Resale agreements and federal funds sold ...............................        36.0          5.9         31.7          5.2
Securities borrowed ....................................................        34.7         14.5         30.8         12.7
Loans, net .............................................................        26.6         23.3         25.0         19.3
Premises and equipment, net ............................................         2.0          2.0          1.9          1.9
Accrued interest and accounts receivable and other assets ..............        23.2         10.8         16.8         11.9
Lending commitments ....................................................                     19.8                      21.7
Securities lending indemnifications and other credit commitments .......                      1.5                       1.4
---------------------------------------------------------------------------------------------------------------------------
Total                                                                          260.9        131.4        261.1        140.2
---------------------------------------------------------------------------------------------------------------------------

(a) Also includes amount of risk adjusted assets related to credit risk associated with nontrading derivatives, which is not significant.


NET CAPITAL REQUIREMENT OF JPMSI
J.P. Morgan Securities Inc. (JPMSI) is subject to the Securities and Exchange Commission (SEC) Uniform Net Capital Rule, which requires it to maintain a minimum net capital. JPMSI has elected to compute its net capital requirement in accordance with the Alternative Method under SEC Rule 15c3-1(a)(ii), which requires a broker or dealer to maintain at all times net capital, as defined, at the greater of $1 million or 2% of aggregate debit items arising from customer transactions.

As of December 31, 1999 and 1998, JPMSI had net capital, as defined under such rules, of $1,117 million and $1,023 million, respectively, compared with net capital requirements of $127 million and $76 million, respectively. As a result, JPMSI had excess net capital of $990 million and $947 million as of December 31, 1999 and 1998, respectively.


29. EMPLOYEE BENEFITS
===============================================================================
DEFINED BENEFIT PLANS
We have noncontributory defined benefit pension plans covering most of our regular employees. In addition, certain U.S. employees hired before February 1, 1989, may be eligible for postretirement health care and life insurance when they retire, though we have no contractual obligation to provide this coverage. Our cost to provide postretirement benefits to non-U.S. employees has not been material.

Pension plan assets are managed by trustees and are invested primarily in fixed-income securities, listed stocks, and commingled pension trust funds. Other postretirement benefit obligations are funded with corporate-owned life insurance (COLI) purchased on the lives of eligible employees and retirees. Assets of the COLI policy are held in a separate account with the insurance company. The insurance company invests the cash value of the policy in equities, bonds, and other debt securities. While we own the COLI policy, the COLI proceeds (death benefits, withdrawals, and other distributions) may be used only to reimburse J.P. Morgan for its net postretirement claim payments and related administrative expenses.

Assets of our funded pension plans exceeded their accumulated benefit obligations as of September 30, 1999 and 1998 (the dates of the actuarial valuations). Accumulated benefit obligations for unfunded pension plans were $59 million as of September 30, 1999, and $66 million as of September 30, 1998. The benefit obligations projected for these unfunded pension plans were $62 million and $70 million as of September 30, 1999 and 1998, respectively.

                                 Notes to consolidated financial statements  101

The following tables present information related to our benefit plans, including amounts recorded on the "Consolidated balance sheet" and the components of net periodic benefit cost. Settlement gains resulted mainly from the conversion of several pension plans from defined benefit to defined contribution. Curtailment gains reflect reduced liabilities due to employee terminations.


==========================================================================================================
                                                       Pension benefits      Other postretirement benefits
                                                      -----------------      -----------------------------
In millions                                           1999         1998                  1999         1998
----------------------------------------------------------------------------------------------------------
RECONCILIATION OF BENEFIT OBLIGATION
Benefit obligation, beginning of year ........      $1 468       $1 345                 $ 218        $ 210
Service cost .................................          52           63                     4            5
Interest cost ................................          91           94                    14           15
Participant contributions ....................           1           --                    --           --
Benefits paid ................................        (113)         (67)                   (9)         (10)
Actuarial (gains)/losses .....................        (125)          84                   (25)          15
Plan amendments ..............................          --           10                    (5)         (12)
Settlements ..................................          --          (53)                   --           --
Curtailments .................................          (5)         (17)                   (2)          (5)
Effect of foreign exchange rates .............          (5)           9                    --           --
-----------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                    1 364        1 468                   195          218
-----------------------------------------------------------------------------------------------------------

RECONCILIATION OF FAIR VALUE OF PLAN ASSETS
Fair value of plan assets, beginning of year .       1 645        1 555                   222          168
Actual return on plan assets .................         239           78                    43           18
Employer contributions .......................          19           84                    81           40
Participant contributions ....................           1           --                    --           --
Benefits paid ................................        (110)         (64)                   --           --
Plan expense .................................          (2)          --                    --           --
COLI proceeds ................................          --           --                   (13)          (4)
Settlements ..................................          --          (16)                   --           --
Effect of foreign exchange rates .............          (8)           8                    --           --
-----------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year             1 784        1 645                   333          222
-----------------------------------------------------------------------------------------------------------

FUNDED STATUS
Funded status as of September 30 .............         419          177                   137            4
Unrecognized net actuarial (gains) ...........        (312)         (84)                 (124)         (85)
Unrecognized prior service cost ..............          30           34                   (13)         (12)
Unrecognized net asset at transition .........          (6)         (14)                   --           --
Fourth-quarter expense .......................          (1)          (6)                   --           --
Fourth-quarter contributions .................           7            6                    (3)          79
Fourth-quarter net benefit claims ............          --           --                     2            2
-----------------------------------------------------------------------------------------------------------
Net amount recognized                                  137          113                    (1)         (12)
-----------------------------------------------------------------------------------------------------------


The following table provides the amounts recognized in the "Consolidated balance sheet" as of December 31 of both years.


======================================================================================================================
                                                                                                                 Other
                                                                                                        postretirement
                                                                                Pension benefits              benefits
                                                                                ----------------      -----------------
In millions                                                                        1999     1998         1999    1998
----------------------------------------------------------------------------------------------------------------------
Prepaid benefit cost recorded in Other assets .................................  $ 230     $ 213       $  16    $  --
Accrued benefit liability recorded in Accounts payable and accrued expenses ...    (93)     (100)        (17)     (12)
----------------------------------------------------------------------------------------------------------------------
Net amount recognized                                                              137       113          (1)     (12)
----------------------------------------------------------------------------------------------------------------------





102 Notes to consolidated financial statements

The following table provides the components of net periodic benefit cost for the plans reflected in Employee compensation and benefits in the "Consolidated statement of income" for fiscal years 1999, 1998, and 1997.


=========================================================================================================================
                                                                                                                    Other
                                                                                                           postretirement
                                                                         Pension benefits                        benefits
                                                                -------------------------     ----------------------------
In millions                                                      1999     1998      1997         1999       1998      1997
--------------------------------------------------------------------------------------------------------------------------
Service cost .................................................. $  52    $  62     $  56        $   4      $   5     $   4
Interest cost .................................................    91       94        90           14         15        15
Expected return on plan assets.................................  (130)    (119)     (112)         (24)       (15)      (11)
Amortization of:
  Net transition assets .......................................    (8)      (7)       (7)          --         --        --
  Prior service cost ..........................................     3        2         2           (4)        --        --
  Net actuarial gains .........................................    (1)      (2)       (2)          (4)        (5)       (4)
--------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost .....................................     7       30        27          (14)        --         4
Curtailment gains .............................................    (5)     (11)       --           (2)        (5)       --
Settlement gains ..............................................    --      (14)       --           --         --        --
--------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost after curtailments and settlements        2        5        27          (16)        (5)        4
--------------------------------------------------------------------------------------------------------------------------



The following table shows the assumptions used in the measurement of the firm's benefit obligation.



=======================================================================================================================
                                                                                                                  Other
                                                                                                         postretirement
                                                              Pension benefits                                 benefits
                                                      ------------------------               --------------------------
                                                      1999      1998      1997               1999       1998       1997
-----------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF SEPTEMBER 30
   Discount rate ...............................     7.0%       6.3%     7.0%               7.5%        6.5%       7.3%
   Expected return on plan assets...............     8.7        8.7      8.7                9.0         9.0        9.0
   Rate of compensation increase................     3.6        3.6      4.7                3.6         3.8        4.8
-----------------------------------------------------------------------------------------------------------------------


For measurement purposes, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually each year to a rate of 5.5% in 2010 and to remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:


================================================================================
In millions                                        1% increase       1% decrease
--------------------------------------------------------------------------------
Effect on annual expense ....................             $  2             $ (1)
Effect on benefit obligations ...............               15              (12)
--------------------------------------------------------------------------------


DEFINED CONTRIBUTION PLANS
J.P. Morgan maintains several defined contribution pension plans. The most significant is the Deferred Profit Sharing/401(k) Plan, covering substantially all U.S. employees. We contribute to this plan based on our financial performance, and participants may make pretax contributions to tax-deferred investment portfolios. Non-U.S. defined contribution plans are administered in accordance with local laws. Total expense, which represents J.P. Morgan's contribution for these plans, was $53 million for 1999, $28 million for 1998, and $27 million for 1997.




                                  Notes to consolidated financial statements 103

30. STOCK OPTIONS AND STOCK AWARDS
================================================================================

J.P. Morgan's stock option and stock award plans provide for the grant of stock-related awards to key employees, including stock options, restricted stock awards, stock bonus awards, stock unit awards, and deferred stock payable in stock.

To satisfy awards granted under stock option and stock award plans, we may make common stock available from authorized but unissued shares. We may also purchase shares in the open market at various times during the year. Shares available for future grants under the Stock Incentive Plans totaled 9,110,950 as of December 31, 1999. A portion of these shares may be made available from treasury shares. Shares authorized for future grants under the Stock Bonus Plan represent 6.5% of outstanding shares. All shares authorized under the Stock Bonus Plan must be settled in treasury shares. Compensation cost recognized for our stock award plans in the "Consolidated statement of income" for 1999, 1998, and 1997 was $659 million, $327 million, and $381 million, respectively.

If we had determined compensation cost for our stock-based compensation plans based on fair value at the award grant dates consistent with the method of SFAS No. 123, the net income and earnings per share for 1999, 1998 and 1997 would approximate the pro forma amounts in the following table.

===========================================================================================================
   In millions, except share data                                            1999         1998         1997
-----------------------------------------------------------------------------------------------------------
   Net income(a)                    As reported .........................  $2 055         $963       $1 465
                                    Pro forma ...........................   1 962          913        1 418
-----------------------------------------------------------------------------------------------------------
   Basic earnings per share         As reported .........................  $11.16        $5.08        $7.71
                                    Pro forma ...........................   10.65         4.81         7.46
-----------------------------------------------------------------------------------------------------------
   Diluted earnings per share       As reported .........................  $10.39        $4.71        $7.17
                                    Pro forma ...........................    9.91         4.45         6.94
-----------------------------------------------------------------------------------------------------------

(a) For pro forma purposes, the fair value of stock option awards is amortized over the relative vesting periods; the fair value of other stock awards is generally expensed entirely in the year of performance to which it relates. As of December 31, 1999, 1998, and 1997, the unamortized expense, net of taxes, of nonvested options for pro forma purposes was $145 million, $96 million, and $62 million, respectively.



STOCK OPTIONS
Stock options under the Stock Incentive and Stock Bonus Plans are issued to employees at exercise prices not less than the market value of the stock on the grant date. In accordance with APB Opinion No. 25 and related Interpretations, no compensation cost has been recognized for fixed stock option plans. Stock options are generally exercisable one to five years following the date of grant and have a life of 10 years from the date of grant. Options generally vest ratably over the vesting period, which approximates 3 years on average.

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

The following weighted-average assumptions were used as inputs to the modified Black-Scholes model for grants in 1999, 1998, and 1997, respectively:

-    dividend-yield of 2.94%, 2.93%, and 3.26%

-    five year monthly historical volatility of 26.1%, 19.3%, and 16.7%

-    risk-free interest rate of 5.71%, 5.57%, and 6.35%

-    expected life of seven years





104 Notes to consolidated financial statements

A summary of our stock option activity and related information follows.


==================================================================================================================================
                                                                 1999                           1998                          1997
                                              -----------------------      -------------------------     -------------------------
                                                            Weighted-                      Weighted-                     Weighted-
                                                              average                        average                       average
                                                             exercise                       exercise                      exercise
                                              Shares            price      Shares              price     Shares              price
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year .......       26 733 243     $ 86.75        25 078 738      $ 74.02        25 072 115     $ 64.45
Granted ................................        6 338 697      135.25         5 307 392       129.98         4 687 145      107.80
Exercised ..............................       (4 161 894)      64.15        (3 283 539)       58.38        (4 554 749)      55.88
Forfeited ..............................         (586 038)     117.93          (366 455)       96.59          (125 773)      80.41
Expired ................................               --          --            (2 893)       31.31                --          --
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at year-end ................       28 324 008      100.28        26 733 243        86.75        25 078 738       74.02
----------------------------------------------------------------------------------------------------------------------------------
Exercisable at year-end ................       15 208 644       79.37        15 210 649        68.11        15 669 676       61.87
----------------------------------------------------------------------------------------------------------------------------------
Weighted-average fair value of options
  granted during the year                                       37.70                          29.23                         22.60
----------------------------------------------------------------------------------------------------------------------------------


The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999.


==================================================================================================================================
                                                                     Options outstanding                       Options exercisable
                                     ---------------------------------------------------         ---------------------------------
                                                             Weighted-
                                                               average         Weighted-                                 Weighted-
                                                             remaining           average                                   average
                                          Number           contractual          exercise              Number              exercise
Range of exercise prices             outstanding           life (years)            price         exercisable                 price
----------------------------------------------------------------------------------------------------------------------------------
$31-$61 ......................         4 650 243                   3.86       $    58.31           4 646 078            $    58.31
$65-$85 ......................         7 864 306                   4.66            74.20           6 664 306                 72.25
$100-$136 ....................        15 809 459                   8.61           125.60           3 898 260                116.65
----------------------------------------------------------------------------------------------------------------------------------


Stock options are generally granted in the middle of the year.


RESTRICTED STOCK AWARDS
Under the Stock Incentive and Stock Bonus Plans, we provide restricted stock awards in the form of share credits. Each share credit is equivalent to one share of J.P. Morgan common stock. Restricted stock awards generally become fully vested on the fifth anniversary of the award date.

The participant may receive the award payment as soon as the award has become vested, but it may be deferred pursuant to the participant's election or as specified by the committee of the Board of Directors that administers the plans, in each case subject to the discretion of such committee.

As of December 31, 1999, total share credits granted were 3,597,066, representing previously granted restricted stock awards; as of December 31, 1998 and 1997, this amount was 3,584,551 share credits and 3,585,911 share credits, respectively. These share credits include credits attributable to dividend equivalents. For the 1999 award year, 609,813 share credits were granted at the weighted-average fair value of $121.59 per share. For the 1998 and 1997 award years, 222,693 and 422,594 share credits were granted at the weighted-average fair value of $107.00 and $102.67 per share, respectively.


STOCK BONUS AWARDS
Under the Stock Incentive and Stock Bonus Plans, we provide stock bonus awards that are substantially similar to restricted stock awards, except that stock bonus awards granted since 1997 generally become fully vested on the second anniversary of the award date and are subject to an additional three-year holding period. (Stock bonus awards made before 1997 generally become fully vested on the third anniversary of the award date.) The participant may receive the award payment as soon as the award has become vested and the holding period, if applicable, has been satisfied, but it may be deferred pursuant to the participant's election or as specified by the committee of the Board of Directors administering the plans, in each case subject to the discretion of such committee.




105 Notes to consolidated financial statements

As of December 31, 1999, 1998, and 1997, share credits representing previously granted stock bonus awards totaled 9,984,230, 8,348,763, and 5,890,648, respectively. These share credits include credits attributable to dividend equivalents. For the 1999 award year, 4,852,015 share credits were granted at the weighted-average fair value of $122.90 per share. For the 1998 and 1997 award years, 2,484,849 and 3,079,353 share credits were granted at the weighted-average fair values of $107.29 and $101.47 per share, respectively.


STOCK UNIT AWARDS

Under the Stock Bonus Plan, we provide stock unit awards that are similar to restricted stock and stock bonus awards. However, the value of a stock unit award, not including the value of dividend equivalents accrued on the award, will never exceed (though it may be less than) the dollar value of the original award. Stock unit awards granted since 1997 generally become fully vested on the second anniversary of the award date and are subject to an additional three-year holding period. Stock unit awards granted before 1997 generally become fully vested on the third anniversary of the award date. The participant may receive the award payment as soon as the award has become vested and the holding period, if applicable, has been satisfied.

As of December 31, 1999, 1998, and 1997, share credits representing previously granted stock units totaled 384,645, 421,991, and 324,382, respectively. These share credits include credits attributable to dividend equivalents. For the 1999 award year, 118,800 share credits were granted at the weighted-average fair value of $123.28 per share. For the 1998 and 1997 award years, 75,741 and 172,459 share credits were granted at the weighted-average fair value of $106.84 and $101.47 per share, respectively.


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

As of December 31, 1999 and 1998, share credits payable in stock - including share credits attributable to dividend equivalents - totaled 2,397,620 and 2,426,232 credits, respectively. For the 1999 award year, 117,946 share credits were granted at the weighted-average fair value of $126.63 per share. For the 1998 and 1997 award years, 56,646 and 259,690 share credits were granted at the weighted-average fair value of $105.06 and $112.85 per share, respectively.

Except for options, stock awards are generally granted in January following the award year. In January 2000 5,146,223 share credits representing stock awards other than options were granted.


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





106 Notes to consolidated financial statements

]31. EARNINGS PER SHARE
================================================================================
Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding, which includes contingently issuable shares for which all necessary conditions for issuance have been satisfied. Diluted EPS includes the determinants of basic EPS and, in addition, takes into account dilutive potential common shares that were outstanding during the period.

The following table presents the computation of basic and diluted EPS for the years ended December 31.


=======================================================================================================================
Dollars in millions, except share data ..............................           1999               1998            1997
-----------------------------------------------------------------------------------------------------------------------
Net Income ..........................................................         $2 055               $963          $1 465
Preferred stock dividends and other .................................            (35)               (35)            (36)
-----------------------------------------------------------------------------------------------------------------------
Numerator for basic and diluted earnings per share - income
 available to common stockholders ...................................          2 020                928           1 429
-----------------------------------------------------------------------------------------------------------------------
Denominator for basic earnings per share - weighted-average shares ..    180 967 767        182 437 574     185 241 295
Effect of dilutive securities:
  Options(a) ........................................................      5 065 978(b)       5 789 576(c)    6 893 623
  Other stock awards(d) .............................................      8 373 051          8 914 892       7 109 024
  Other(e) ..........................................................         16 000             59 016          74 373
-----------------------------------------------------------------------------------------------------------------------
                                                                          13 455 029         14 763 484      14 077 020
-----------------------------------------------------------------------------------------------------------------------
Denominator for diluted earnings per share - weighted-average
 number of common shares and dilutive potential common shares .......    194 422 796        197 201 058     199 318 315
-----------------------------------------------------------------------------------------------------------------------
Basic earnings per share ............................................        $11.16               $5.08           $7.71
Diluted earnings per share ..........................................          10.39               4.71            7.17
-----------------------------------------------------------------------------------------------------------------------

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

(b) Options to purchase 6,055,500 shares of our common stock at $135.72 per share were outstanding as of December 31, 1999, but were not included in the computation of diluted EPS. The inclusion of such options using the treasury stock method would have an antidilutive effect on the diluted EPS calculation because the options' exercise price was greater than the average market price of our common shares for 1999. These options expire on July 15, 2009.

(c) Options to purchase 5,110,500 shares of our common stock at $130.94 per share were outstanding as of December 31, 1998, but were not included in the computation of diluted EPS. The inclusion of such options using the treasury stock method would have an antidilutive effect on the diluted EPS calculation because the options' exercise price was greater than the average market price of our common shares for 1998. These options expire on July 15, 2008.

(d) Weighted-average incremental shares for other stock awards include restricted stock and stock bonus awards. The related tax benefits are also considered. See note 30 for further information.

(e) Includes the dilutive effect of the 4.75% convertible debentures for 1998 and 1997, which matured at the end of 1998. 1999 includes the dilutive effect of transactions related to the purchase of treasury shares.


32. COMMITMENTS AND CONTINGENT LIABILITIES
================================================================================

PLEDGED ASSETS
Excluding mortgaged properties, assets on the "Consolidated balance sheet" of approximately $102.5 billion as of December 31, 1999, and approximately $93.1 billion as of December 31, 1998, were pledged as collateral for borrowings, to qualify for fiduciary powers, to secure public monies as required by law, and for other purposes.


RESALE AND REPURCHASE AGREEMENTS
As of December 31, 1999 and 1998, we had commitments to enter into future resale agreements of $4.3 billion and $5.4 billion, respectively; and commitments to enter into future repurchase agreements of $1.2 billion and $6.3 billion, respectively.


                                Notes to consolidated financial statements   107

SEGREGATED ASSETS
In compliance with rules and regulations established by domestic and foreign regulators, cash of $1,656 million and $1,068 million and securities with a market value of $3,031 million and $3,207 million were segregated in special bank accounts for the benefit of securities and futures brokerage customers as of December 31, 1999 and 1998, respectively.


RENTAL EXPENSE AND COMMITMENTS
Operating expenses include net rentals of $87 million in 1999, $143 million in 1998, and $83 million in 1997.

As of December 31, 1999, our minimum rental commitments for noncancelable leases of premises and equipment are $1,043 million in aggregate. Certain leases contain renewal options and escalation clauses. For each of the five years after December 31, 1999, our minimum rental commitments for noncancelable leases of premises and equipment are:

-  $111 million in 2000
-  $94 million in 2001
-  $82 million in 2002
-  $76 million in 2003
-  $70 million in 2004


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


33. INTERNATIONAL OPERATIONS
================================================================================
For financial reporting purposes, we divide our operations into domestic and international components. As these operations are highly integrated, estimates and subjective assumptions have been made to apportion revenue and expense between domestic and international components. In 1999, we changed our estimates and assumptions to be consistent with the allocations used for our business segments as reported in Note 3. Prior period amounts have been restated to reflect this allocation methodology.


ASSETS
In general, we distribute assets on the basis of counterparty location, with the exception of premises and equipment, which is allocated to the region in which the asset is recorded.


REVENUES AND EXPENSES

- Client-focused revenues are allocated between the regions responsible for managing the client relationship and the regions responsible for product execution and risk management

- Revenues from proprietary investing and trading activities and equity investments are allocated based on the location of the risk taker

- Expenses are allocated based on the estimated cost associated with servicing each region's client base. Corporate revenues and expenses are allocated primarily to the region in which they are recorded. Certain centrally managed expenses are allocated based on the underlying activity.



108 Notes to consolidated financial statements

Assets as of December 31 and results for the years ended December 31, 1999, 1998, and 1997 were distributed among domestic and international operations as presented in the following table.

=============================================================================================================================
                                                Total            Total          Total         Pretax    Income tax        Net
In millions                                    assets       revenues(a)      expenses         income       expense     income
-----------------------------------------------------------------------------------------------------------------------------
1999
Europe(b) ...........................       $  91 404          $3 166          $1 806         $1 360      $  544       $ 816
Asia-Pacific ........................          16 444             675             533            142          57          85
Latin America(c) ....................           9 874             793             263            530         212         318
----------------------------------------------------------------------------------------------------------------------------
Total international operations ......         117 722           4 634           2 602          2 032         813       1 219
Domestic operations(d) ..............         143 176           4 222           3 140          1 082         246         836
----------------------------------------------------------------------------------------------------------------------------
Total                                         260 898           8 856           5 742          3 114       1 059       2 055
----------------------------------------------------------------------------------------------------------------------------

1998
Europe(b) ...........................       $  86 144          $2 376(e)       $1 979(g)      $  397       $ 159       $ 238
Asia-Pacific ........................          15 215             866(f)          548(g)         318         127         191
Latin America(c) ....................          11 556             268             232(g)          36          14          22
----------------------------------------------------------------------------------------------------------------------------
Total international operations ......         112 915           3 510           2 759            751         300         451
Domestic operations(d) ..............         148 152           3 445           2 779(g)         666         154         512
----------------------------------------------------------------------------------------------------------------------------
Total                                         261 067           6 955           5 538          1 417         454         963
----------------------------------------------------------------------------------------------------------------------------

1997
Europe(b) ...........................       $  88 018          $2 476          $1 713          $ 763       $ 305       $ 458
Asia-Pacific ........................          22 791             936             507            429         171         258
Latin America(c) ....................          12 885             390             234            156          63          93
----------------------------------------------------------------------------------------------------------------------------
Total international operations ......         123 694           3 802           2 454          1 348         539         809
Domestic operations(d) ..............         138 465           3 418           2 612            806         150         656
----------------------------------------------------------------------------------------------------------------------------
Total                                         262 159           7 220           5 066          2 154         689       1 465
----------------------------------------------------------------------------------------------------------------------------

(a)  Includes net interest revenue and noninterest revenues.

(b)  Includes the Middle East and Africa.

(c)  Includes Mexico, Central America, and South America.

(d) Includes the United States, Canada, and the Caribbean. Total assets, revenue and expenses relate substantially to United States operations for all years.

(e) Includes 1998 second-quarter net pretax gain of $131 million related to the sale of our global trust and agency services business. Refer to note 5.

(f) Includes 1998 third-quarter net pretax gain of $56 million related to the sale of our investment management business in Australia. Refer to note 5.

(g) Total expenses include 1998 special charges of $358 million, which was recorded as follows: $183 million in Europe, $22 million in Asia-Pacific, $3 million in Latin America, and $150 million in domestic operations. Refer to note 4.


The table below presents the composition of international assets as of December 31.


===============================================================================================
In millions: December 31                                     1999           1998           1997
-----------------------------------------------------------------------------------------------
Interest-earning deposits with banks:
  At overseas branches or subsidiaries of U.S. banks ..  $    613       $    241       $     23
  Other ...............................................     1 710          1 455          1 832
Loans, net ............................................    11 313         12 723         17 797
Investment securities .................................     1 451            642          2 580
Trading account assets ................................    69 902         74 609         73 328
Other assets ..........................................    32 733         23 245         28 134
-----------------------------------------------------------------------------------------------
Total international assets                                117 722        112 915        123 694
-----------------------------------------------------------------------------------------------




                              Notes to consolidated financial statements     109

34. CERTAIN RESTRICTIONS: SUBSIDIARIES
================================================================================
Under the Federal Reserve Act and New York State law, certain legal restrictions limit the amount of dividends that Morgan Guaranty - a state member bank - can declare. The most restrictive test requires approval of the Federal Reserve Board if Morgan Guaranty's declared dividends exceed the net profits for the current year combined with the preceding two years' net profits. The calculation of the amount available for payment of dividends is based on net profits reduced by the amount of dividends declared. As of December 31, 1999, the cumulative retained net profits for the years 1999 and 1998 available for distribution as dividends in 2000 without approval of the Federal Reserve Board were approximately $48 million, excluding the net income earned in 2000.

The Federal Reserve Board may prohibit the payment of dividends if it determines that circumstances relating to the financial condition of a bank are such that the payment of dividends would be an unsafe and unsound practice.

U.S. federal law also places restrictions on certain types of transactions engaged in by insured banks and their subsidiaries with certain affiliates, including, in the case of Morgan Guaranty, J.P. Morgan and its non-banking subsidiaries. "Covered transactions" are limited to 20% of capital and surplus, as defined, and covered transactions with any one such affiliate are limited to 10% of capital and surplus. These transactions include loans and extensions of credit to such an affiliate; purchases of assets from such an affiliate; and any guarantees, acceptances, and letters of credit issued on behalf of such an affiliate. Such loans, extensions of credit, guarantees, acceptances, and letters of credit must be collateralized. In addition, a wide variety of transactions engaged in by insured banks and their subsidiaries with such affiliates must be made on terms and under circumstances that are at least as favorable to the bank or subsidiary concerned as those prevailing at the time for comparable transactions with nonaffiliated companies.

Certain other subsidiaries are subject to various restrictions, mainly regulatory requirements, that may limit cash dividends and advances to J.P. Morgan and that establish minimum capital requirements.


35. CONDENSED FINANCIAL STATEMENTS OF J.P. MORGAN (PARENT)
================================================================================
Presented below are the condensed statements of income, balance sheet, and cash flows for J.P. Morgan & Co. Incorporated, the parent company.


J.P. MORGAN (PARENT) STATEMENT OF INCOME
================================================================================

----------------------------------------------------------------------------------------------------------------
In millions                                                                             1999      1998      1997
----------------------------------------------------------------------------------------------------------------
REVENUES
Equity in undistributed earnings of subsidiaries .................................    $  402    $  212    $  855
Dividends from subsidiaries:
   Bank ..........................................................................     1 449       472       404
   Other .........................................................................       177       264       201
----------------------------------------------------------------------------------------------------------------
Total equity in earnings of subsidiaries .........................................     2 028       948     1 460
Interest from subsidiaries .......................................................     1 422     1 298       739
Other interest revenue ...........................................................        40        38        53
Advisory and underwriting fees - allocations from subsidiaries ...................       178       141       125
Service fees from subsidiaries ...................................................       338       250       248
Investment securities revenue ....................................................       135        46        --
Other revenue ....................................................................         7         7         3
----------------------------------------------------------------------------------------------------------------
Total revenues                                                                         4 148     2 728     2 628
----------------------------------------------------------------------------------------------------------------
EXPENSES
Interest (includes $93 in 1999, $94 in 1998, and $101 in 1997 to subsidiaries) ...     1 693     1 525       891
Employee compensation and benefits ...............................................       375       248       245
Other expenses ...................................................................       119       139       129
----------------------------------------------------------------------------------------------------------------
Total expenses                                                                         2 187     1 912     1 265
----------------------------------------------------------------------------------------------------------------
Income before income taxes .......................................................     1 961       816     1 363
Income tax benefit ...............................................................       (94)     (147)     (102)
----------------------------------------------------------------------------------------------------------------
Net income                                                                             2 055       963     1 465
----------------------------------------------------------------------------------------------------------------



110 Notes to consolidated financial statements

J.P. MORGAN (PARENT) BALANCE SHEET
================================================================================


                                                                                                                    December 31
In millions                                                                                                 1999           1998
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning deposits with subsidiary bank ..................................................       $  1 548        $   591
Debt investment securities available-for-sale carried at fair value .............................          1 296            993
Equity investment securities ....................................................................             --             10
Investments in subsidiaries:
  Bank ..........................................................................................         10 595         10 478
  U.S. broker-dealer ............................................................................          1 011            746
  Other nonbank .................................................................................          1 043          1 065
Advances to subsidiaries:
  Bank ..........................................................................................          3 761          3 728
  U.S. broker-dealer(a) .........................................................................          2 797          6 690
  Other nonbanks, primarily securities-related(b) ...............................................         18 989          9 565
Accrued interest and accounts receivable, primarily from subsidiary bank ........................            340            362
Other assets (includes $3 332 in 1999 and $2 990 in 1998 related to corporate-owned life insurance
  contracts; $1 206 in 1999 and $1 095 in 1998 related to deferred tax assets) ...................         5 595          4 636
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                              46 975         38 864
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Securities sold under agreements to repurchase ..................................................            121             --
Commercial paper ................................................................................         11 485          6 127
Other liabilities for borrowed money ............................................................            964            148
Accounts payable and accrued expenses ...........................................................          2 099          1 829
Long-term debt not qualifying as risk-based capital .............................................         13 440         13 365
Other liabilities                                                                                          1 130            511
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                          29 239         21 980

Long-term debt qualifying as risk-based capital .................................................          5 111          4 437
Intercompany debentures(c) ......................................................................          1 186          1 186
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                         35 536         27 603
-------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                11 439         11 261
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                                46 975         38 864
-------------------------------------------------------------------------------------------------------------------------------

(a) As of December 31, 1999 and 1998, $1.7 billion and $5.7 billion, respectively, of these advances was collateralized by marketable securities, primarily U.S. government and agency securities.

(b) As of December 31, 1999 and 1998, $18.4 billion and $7.6 billion, respectively, of marketable equity and government agency securities were available as collateral for these advances.

(c) Consists solely of junior subordinated debentures issued to JPM Capital Trust I and Trust II. Refer to note 26.



                                  Notes to consolidated financial statements 111

J.P. MORGAN (PARENT) STATEMENT OF CASH FLOWS
================================================================================

In millions                                                                                         1999         1998          1997
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME ....................................................................................  $ 2 055       $  963       $ 1 465
Adjustments to reconcile to cash provided by operating activities:
  Equity in undistributed (earnings) of subsidiaries ..........................................     (402)        (212)         (855)
  Net (decrease) due to changes in other balance sheet amounts ................................      (44)         (93)          (54)
  Net investment securities (gains) included in cash flows from investing activities ..........     (136)         (46)           --
------------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                                                              1 473          612           556
------------------------------------------------------------------------------------------------------------------------------------
Net (increase) in interest-earning deposits with subsidiary bank ..............................     (957)        (152)         (237)
Debt investment securities:
  Proceeds from sales and maturities ..........................................................    1 421        2 330         1 394
  Purchases ...................................................................................   (1 489)      (2 373)       (1 161)
Net (increase) in advances to subsidiaries ....................................................   (5 522)      (5 605)       (3 461)
Capital from (to) subsidiaries ................................................................        2         (252)          (26)
Net payments for insurance contracts ..........................................................     (231)        (703)         (453)
Other changes, net ............................................................................     (154)         (33)          (41)
------------------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                                                                 (6 930)      (6 788)       (3 985)
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in securities sold under agreements to repurchase .....................      121         (351)         (154)
Net increase in commercial paper ..............................................................    5 357           19         2 660
Net increase (decrease) in other liabilities for borrowed money ...............................      827         (390)          515
Long-term debt:
  Proceeds ....................................................................................    3 780        9 655         3 302
  Payments ....................................................................................   (2 666)      (1 848)       (1 754)
Intercompany debentures:
  Proceeds ....................................................................................       --           --           413
Capital stock issued or distributed ...........................................................      276          179           245
Capital stock purchased .......................................................................   (2 144)        (755)       (1 500)
Dividends paid ................................................................................     (731)        (707)         (673)
Cash receipts from subsidiaries for common stock issuable .....................................      637          338           370
Other changes, net ............................................................................       --           36             5
------------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                                                              5 457        6 176         3 429
------------------------------------------------------------------------------------------------------------------------------------
DECREASE IN CASH AND DUE FROM BANKS                                                                   --           --            --
------------------------------------------------------------------------------------------------------------------------------------
Cash disbursements for interest and taxes                                                          1 856        1 267           827
------------------------------------------------------------------------------------------------------------------------------------



112 Notes to consolidated financial statements

36. SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)
===============================================================================
J.P. Morgan & Co. Incorporated
===============================================================================

----------------------------------------------------------------------------------------------------------------------------------
In millions, except share data                                                 1999                                           1998
                                       --------------------------------------------  ---------------------------------------------
Three months ended                        Dec. 31   Sept. 30    June 30    Mar. 31   Dec. 31   Sept. 30       June 30     Mar. 31
----------------------------------------------------------------------------------------------------------------------------------
Interest revenue .......................   $2 717     $2 783     $2 713     $2 757    $3 024     $3 249        $3 106      $3 262
Interest expense .......................    2 379      2 394      2 288      2 368     2 701      2 917         2 816       2 926
Provision for loan losses ..............       --         --         --         --        85         25            --          --
Reversal of provision for loan losses ..      (25)       (45)      (105)        --        --         --            --          --
----------------------------------------------------------------------------------------------------------------------------------
Net interest revenue after loan
  loss provisions ......................      363        434        530        389       238        307           290         336
Total noninterest revenues .............    1 826      1 551      1 661      2 102     1 266        994(a)      1 863(a)    1 661
----------------------------------------------------------------------------------------------------------------------------------
Total revenue, net .....................    2 189      1 985      2 191      2 491     1 504      1 301         2 153       1 997
Total operating expenses ...............    1 417      1 341      1 417      1 567     1 391(b)   1 099         1 416       1 632(b)
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .............      772        644        774        924       113        202           737         365
Income taxes ...........................      263        202        270        324        24         46           256         128
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME .............................      509        442        504        600        89        156           481         237
----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income:
  Basic ................................ $   2.83  $    2.39   $   2.71   $   3.24   $  0.44   $   0.81     $    2.57   $    1.26
  Diluted ..............................     2.63       2.22       2.52       3.01      0.42       0.75          2.36        1.15
Dividends declared .....................     1.00       0.99       0.99       0.99      0.99       0.95          0.95        0.95
----------------------------------------------------------------------------------------------------------------------------------
Price range per common share on
the composite tape:
  High ................................. $    142  $     146    $146-3/4  $126-7/16  $115-7/8  $133-9/16    $148-11/16  $138-13/16
  Low ..................................  106-1/2  112-13/16   123-15/16     99-1/4    74-1/2     84-5/8     116-15/16    98-13/16
----------------------------------------------------------------------------------------------------------------------------------
Closing price per common share
  at quarter-end .......................  126-5/8    115-1/2    140-1/2    123-3/8   105-1/16     84-5/8     117-1/16     134-5/16
----------------------------------------------------------------------------------------------------------------------------------


The principal market on which the company's common stock is traded is the New York Stock Exchange.

(a)  Refer to note 5.

(b)  Refer to note 4.


The 1999 fourth-quarter results are discussed in J.P. Morgan's earnings release dated January 18, 2000, which has been filed with the Securities and Exchange Commission on Form 8-K.





                                 Notes to consolidated financial statements  113

FIVE-YEAR FINANCIAL SUMMARY
--------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated


==================================================================================================================================
Dollars in millions, except per share amounts                     1999          1998             1997          1996          1995
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
Total interest revenue ....................................     $10 970       $12 641          $12 353       $10 713       $ 9 937
Total noninterest revenue .................................       7 140         5 784            5 348         5 153         3 901
----------------------------------------------------------------------------------------------------------------------------------
Total revenue .............................................      18 110        18 425           17 701        15 866        13 838
Interest expense ..........................................       9 429        11 360           10 481         9 011         7 934
Provision for loan losses .................................          --           110               --            --            --
Reversal of provision for loan losses .....................        (175)           --               --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Total revenue, net ........................................       8 856         6 955            7 220         6 855         5 904
Total operating expenses ..................................       5 742         5 538(d)         5 066         4 523         3 998
----------------------------------------------------------------------------------------------------------------------------------
Net income ................................................       2 055           963            1 465         1 574         1 296
At year-end:
  Total assets ............................................     260 898       261 067          262 159       222 026       184 879
  Long-term debt and other capital securities(a) ..........      25 400        28 757           24 139        13 853         9 327
  Stockholders' equity ....................................      11 439        11 261           11 404        11 432        10 451
  Common stockholders' equity .............................      10 745        10 567           10 710        10 738         9 957
  Tier 1 risk-based capital ...............................      11 525        11 213           11 854           (b)           (b)
  Total risk-based capital ................................      16 935        16 454           17 680           (b)           (b)
Per common share:
  Net income:
    Basic(c) ..............................................     $ 11.16       $  5.08          $  7.71       $  8.11       $  6.70
    Diluted(c) ............................................       10.39          4.71             7.17          7.63          6.42
  Book value ..............................................       57.83         55.01            55.99         54.43         50.71
  Dividends declared ......................................        3.97          3.84             3.59          3.31          3.06

EARNINGS RATIOS
Net income as % of:
  Average total assets ....................................        0.79%         0.34%            0.58%         0.73%         0.73%
  Average common stockholders' equity .....................        18.4           8.6             13.4          14.9          13.6
  Average stockholders' equity ............................        17.6           8.4             12.9          14.3          13.2

DIVIDEND PAYOUT RATIO
  Dividends declared per common share as % of diluted
    net income per common share............................        38.2%         81.5%            50.1%         43.4%         47.7%
CAPITAL RATIOS
Average stockholders' equity as % of average total assets..         4.5%          4.1%             4.5%          5.1%          5.5%
Common stockholders' equity as % of:
  Average total assets ....................................         4.1           3.7              4.2           5.0           5.6
  Total year-end assets ...................................         4.1           4.0              4.1           4.8           5.4
Total stockholders' equity as % of:
  Average total assets ....................................         4.4           4.0              4.5           5.3           5.9
  Total year-end assets ...................................         4.4           4.3              4.4           5.2           5.7
Tier I risk-based capital ratio ...........................         8.8           8.0              8.0           (b)           (b)
Total risk-based capital ratio ............................        12.9          11.7             11.9           (b)           (b)
Leverage ratio ............................................         4.7           3.9              4.4           (b)           (b)

OTHER SELECTED DATA
Registered holders of record of common stock at year-end...      26 395        27 992           29 186        29 607        29 391
Common shares outstanding at year-end (in thousands) ......     164 798       175 006          176 318       184 923       187 116
Employees at year-end:
  In the U.S. .............................................       8 159         8 402            8 994         8 579         8 855
  Outside the U.S. ........................................       7 353         7 272            7 949         6 948         6 758
----------------------------------------------------------------------------------------------------------------------------------
Total employees                                                  15 512        15 674           16 943        15 527        15 613
----------------------------------------------------------------------------------------------------------------------------------




114 Five-year financial summary

(a) Includes $5,202 million, $4,570 million, $4,743 million, $3,692 million, and $3,590 million of long-term debt qualifying as risk-based capital at year end 1999, 1998, 1997, 1996, and 1995, respectively, and company-obligated mandatorily redeemable preferred securities of subsidiaries of $1,150 million at year end 1999, 1998 and 1997, and $750 million at year end 1996, qualifying as risk-based capital.

(b) Amounts and ratios after 1996 reflect the adoption of the Federal Reserve Board's market risk capital guidelines for calculation of risk-based capital ratios. These guidelines require us to incorporate a measure of market risk for trading positions. In addition, the capital and assets of the Section 20 subsidiary, J.P. Morgan Securities Inc., are no longer excluded from the calculations. The 1996 and 1995 amounts and ratios included in the following table have not been restated and accordingly exclude the equity, assets, and off-balance-sheet exposures of J.P. Morgan Securities Inc. See Note 28.


===================================================================
   Dollars in millions                        1996            1995
-------------------------------------------------------------------
Tier I risk-based capital .........        $10 873         $ 9 033
Total risk-based capital ..........         15 145          13 398
Tier I risk-based capital ratio ...            8.8%            8.8%
Total risk-based capital ratio ....           12.2            13.0
Leverage ratio ....................            5.9             6.1
-------------------------------------------------------------------


(c) Effective December 31, 1997, we adopted the provisions of SFAS No. 128, Earnings per Share. SFAS No. 128 supercedes APB No. 15 and related interpretations and replaces the computations of primary and fully diluted earnings per share (EPS) with basic and diluted EPS, respectively. Prior-period amounts have been restated. See Note 31.

(d) 1998 includes charges in the first and fourth quarters totaling $358 million ($215 million after tax) related to the restructuring of business activities and other cost reduction programs. The charges were recorded as follows: $241 million in Employee compensation and benefits, related to severance; $112 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and communications, related to equipment write-offs. See Note 4.





                                                 Five-year financial summary 115

CONSOLIDATED AVERAGE BALANCES AND TAXABLE-EQUIVALENT NET INTEREST EARNINGS
--------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated

====================================================================================================================
Dollars in millions                                                            1999
                                                  ---------------------------------       --------------------------
Interest and average rates on                      Average                  Average         Average
a taxable-equivalent basis                         balance   Interest          rate         balance         Interest
--------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning deposits with banks,
 mainly in offices outside the U.S. ....       $ 2 494     $     254         10.18%         $ 2 079     $     294
Debt investment securities in offices
 in the U.S.:(a)
  U.S. Treasury ........................           504            43          8.53              723            61
  U.S. state and political subdivision           1 430           167         11.68            1 535           168
  Other ................................        23 454         1 315          5.61           21 128         1 185
Debt investment securities in offices
  outside the U.S.(a) ...................        2 807           134          4.77            1 519           109
Trading account assets:
  In offices in the U.S. ...............        32 362         2 037          6.29           30 394         1 837
  In offices outside the U.S. ..........        26 552         1 690          6.36           36 227         2 509
Securities purchased under agreements
  to resell and federal funds sold:
  In offices in the U.S. ...............        21 066         1 077          5.11           17 372           939
  In offices outside the U.S. ..........        12 991           532          4.10           21 478         1 092
Securities borrowed, mainly in offices
  in the U.S. ..........................        37 000         1 833          4.95           40 680         2 088
Loans:
  In offices in the U.S. ...............         8 122           567          6.98            6 452           464
  In offices outside the U.S. ..........        18 020         1 106          6.14           24 491         1 650
Other interest-earning assets:(b)
  In offices in the U.S. ...............         2 317           133             *            2 112           122
  In offices outside the U.S. ..........           919           157             *              944           199
--------------------------------------------------------------------------------------------------------------------
Total interest-earning assets ..........       190 038        11 045          5.81          207 134        12 717
Cash and due from banks ................         1 294                                        1 429
Other noninterest-earning assets .......        68 545                                       74 621
--------------------------------------------------------------------------------------------------------------------
Total assets                                   259 877                                      283 184
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Dollars in millions                                1998                                       1997
                                               --------          ---------------------------------
Interest and average rates on                   Average          Average                   Average
a taxable-equivalent basis                         rate          balance     Interest         rate
--------------------------------------------------------------------------------------------------
ASSETS
Interest-earning deposits with banks,
 mainly in offices outside the U.S. ....            14.14%         $ 2 035     $     199       9.78%
Debt investment securities in offices
 in the U.S.:(a)
  U.S. Treasury ........................             8.44            1 296            95       7.33
  U.S. state and political subdivision .            10.94            1 264           148      11.71
  Other ................................             5.61           17 260         1 095       6.34
Debt investment securities in offices
  outside the U.S.(a) ...................            7.18            3 733           273       7.31
Trading account assets:
  In offices in the U.S. ...............             6.04           25 245         1 587       6.29
  In offices outside the U.S. ..........             6.93           39 367         2 693       6.84
Securities purchased under agreements
  to resell and federal funds sold:
  In offices in the U.S. ...............             5.41           15 660           895       5.72
  In offices outside the U.S. ..........             5.08           24 785         1 164       4.70
Securities borrowed, mainly in offices
  in the U.S. ...........................            5.13           36 287         1 784       4.92
Loans:
  In offices in the U.S. ...............             7.19            5 146           381       7.40
  In offices outside the U.S. ..........             6.74           25 490         1 661       6.52
Other interest-earning assets:(b)
  In offices in the U.S. ...............                *              774           168          *
  In offices outside the U.S. ..........                *              707           282          *
--------------------------------------------------------------------------------------------------
Total interest-earning assets ..........             6.14          199 049        12 425       6.24
Cash and due from banks ................                               797
Other noninterest-earning assets .......                            53 049
--------------------------------------------------------------------------------------------------
Total assets                                                       252 895
--------------------------------------------------------------------------------------------------


The percentage of average interest-earning assets attributable to offices outside the U.S. was 37% in 1999, 45% in 1998, and 52% in 1997. Average balances are derived from daily balances except in the case of some subsidiaries, which are derived from month-end balances. Interest and average rates applying to the following asset categories have been adjusted to a taxable-equivalent basis:
Debt investment securities in offices in the U.S., Trading account assets in offices in the U.S., and Loans in offices in the U.S. The applicable tax rate used to adjust tax-exempt interest to a taxable-equivalent basis was approximately 41% in 1999, 1998, and 1997.

Impaired loans are included in the determination of average total loans.

(a) For the 12 months ended December 31, 1999, 1998, and 1997, average debt investment securities were computed based on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

(b) Interest revenue includes the effect of certain off-balance-sheet transactions.

*Not meaningful.



116 Consolidated average balances and taxable-equivalent net interest earnings

===========================================================================================================================
                                                                                         1999
Dollars in millions                                      ------------------------------------    --------------------------
Interest and average rates on                               Average                   Average        Average
a taxable-equivalent basis                                  balance    Interest          rate        balance      Interest
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  In offices in the U.S. .................................  $ 6 495   $     338          5.20%       $ 7 674     $     397
  In offices outside the U.S. ............................   44 000       1 916          4.35         49 044         2 426
Trading account liabilities:
  In offices in the U.S. .................................    7 113         470          6.61          9 424           665
  In offices outside the U.S. ............................   13 591         704          5.18         15 085           876
Securities sold under agreements to repurchase and
federal funds purchased, mainly in offices in the U.S. ...   61 839       3 030          4.90         70 537         3 846
Commercial paper, mainly in offices in the U.S. ..........   11 047         581          5.26          9 682           539
Other interest-bearing liabilities:
  In offices in the U.S. .................................    8 511         680          7.99         12 323           811
  In offices outside the U.S. ............................    3 378         204          6.04          3 360           263
Long-term debt, mainly in offices in the U.S. ............   27 179       1 506          5.54         26 066         1 537
---------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities .......................  183 153       9 429          5.15        203 195        11 360
Noninterest-bearing deposits:
  In offices in the U.S. .................................      898                                      884
  In offices outside the U.S. ............................      552                                      784
Other non-interest-bearing liabilities ...................   63 627                                   66 812
---------------------------------------------------------------------------------------------------------------------------
Total liabilities ........................................  248 230                                  271 675
Stockholders' equity .....................................   11 647                                   11 509
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity ...............  259 877                                  283 184
Net yield on interest-earning assets: ....................                               0.85
  Attributable to offices in the U.S.(a) .................                               0.44
  Attributable to offices outside the U.S.(a) ............                               1.55
Taxable-equivalent net interest earnings: ................                1 616                                      1 357
  Attributable to offices in the U.S.(a) .................                  529                                         11
  Attributable to offices outside the U.S.(a) ............                1 087                                      1 346
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------
                                                          1998                                     1997
Dollars in millions                                -----------      -----------------------------------
Interest and average rates on                          Average         Average                  Average
a taxable-equivalent basis                                rate         balance      Interest       rate
---------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  In offices in the U.S. ........................         5.17%         $ 9 676     $     538       5.56%
  In offices outside the U.S. ...................         4.95           46 254         2 215       4.79
Trading account liabilities:
  In offices in the U.S. ........................         7.06           11 390           785       6.89
  In offices outside the U.S. ...................         5.81           14 291           867       6.07
Securities sold under agreements to repurchase
  and federal funds purchased, mainly in offices
  in the U.S. ...................................         5.45           67 121         3 532       5.26
Commercial paper, mainly in offices in the U.S. ..        5.57            4 858           262       5.39
Other interest-bearing liabilities:
  In offices in the U.S. ........................         6.58           15 590           958       6.14
  In offices outside the U.S. ...................         7.83            4 026           227       5.64
Long-term debt, mainly in offices in the U.S. ...         5.90           18 155         1 097       6.04
---------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities ..............         5.59          191 361        10 481       5.48
Noninterest-bearing deposits:
  In offices in the U.S. ........................                         1 033
  In offices outside the U.S. ...................                           452
Other non-interest-bearing liabilities ..........                        48 696
---------------------------------------------------------------------------------------------------------
Total liabilities ...............................                       241 542
Stockholders' equity ............................                        11 353
---------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                              252 895
Net yield on interest-earning assets: ...........         0.66                                      0.98
  Attributable to offices in the U.S.(a) ........         0.01                                      0.13
  Attributable to offices outside the U.S.(a) ...         1.44                                      1.78
Taxable-equivalent net interest earnings: .......                                       1 944
  Attributable to offices in the U.S.(a) ........                                         121
  Attributable to offices outside the U.S.(a) ...                                       1 823
---------------------------------------------------------------------------------------------------------

The percentage of average interest-bearing liabilities attributable to offices outside the U.S. was 36% in 1999, 44% in 1998, and 47% in 1997.

(a) Funding costs are allocated based on the location of the office recording each asset. No allocation is made for capital.




  Consolidated average balances and taxable-equivalent net interest earnings 117

ANALYSIS OF YEAR-TO-YEAR CHANGES IN TAXABLE-EQUIVALENT NET INTEREST EARNINGS J.P. Morgan & Co. Incorporated

===============================================================================================================================
                                                                           1999/98 Increase                    1998/97 Increase
                                                                (decrease) due to change in:       (decrease) due to change in:
                                                            --------------------------------      -----------------------------
                                                            Average    Average     Increase       Average   Average   Increase
In millions                                                 balance       rate    (decrease)      balance      rate  (decrease)
-------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Interest-earning deposits with banks, mainly in offices
   outside the U.S. .......................................  $  52       ($ 92)        ($ 40)       $   4      $  91      $  95
Debt investment securities in offices in the U.S.:
   U.S. Treasury ..........................................    (19)          1           (18)         (47)        13        (34)
   U.S. state and political subdivision ...................    (12)         11            (1)          30        (10)        20
   Other ..................................................    130           0           130          226       (136)        90
Debt investment securities in offices outside the U.S. ....     70         (45)           25         (159)        (5)      (164)
Trading account assets:
   In offices in the U.S. .................................    122          78           200          315        (65)       250
   In offices outside the U.S. ............................   (626)       (193)         (819)        (219)        35       (184)
Securities purchased under agreements to resell and
   federal funds sold:
      In offices in the U.S. ..............................    192         (54)          138           94        (50)        44
      In offices outside the U.S. .........................   (376)       (184)         (560)        (162)        90        (72)
Securities borrowed, mainly in offices in the U.S.            (184)        (71)         (255)         225         79        304
Loans:
   In offices in the U.S. .................................    117         (14)          103           94        (11)        83
   In offices outside the U.S. ............................   (407)       (137)         (544)         (66)        55        (11)
Other interest-earning assets:
   In offices in the U.S. .................................     12          (1)           11          141       (187)       (46)
   In offices outside the U.S. ............................     (5)        (37)          (42)          76       (159)       (83)
-------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                                 (934)       (738)       (1 672)         552       (260)       292
-------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
   In offices in the U.S. .................................    (61)          2           (59)        (105)       (36)      (141)
   In offices outside the U.S. ............................   (234)       (276)         (510)         136         75        211
Trading account liabilities:
   In offices in the U.S. .................................   (155)        (40)         (195)        (139)        19       (120)
   In offices outside the U.S. ............................    (82)        (90)         (172)          47        (38)         9
Securities sold under agreements to repurchase and
   federal funds purchased, mainly in offices in the U.S...   (449)       (367)         (816)         184        130        314
Commercial paper, mainly in offices in the U.S. ...........     73         (31)           42          268          9        277
Other interest-bearing liabilities:
   In offices in the U.S. .................................   (283)        152          (131)        (212)        65       (147)
   In offices outside the U.S. ............................      1         (60)          (59)         (42)        78         36
Long-term debt, mainly in offices in the U.S. .............     65         (96)          (31)         467        (27)       440
-------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                          (1 125)       (806)       (1 931)         604        275        879
-------------------------------------------------------------------------------------------------------------------------------
CHANGE IN TAXABLE-EQUIVALENT NET INTEREST EARNINGS             191          68           259          (52)      (535)      (587)
-------------------------------------------------------------------------------------------------------------------------------

Changes in the average balance/rate are allocated based on the percentage relationship of the change in average balance or average rate to the total increase (decrease). Included in the above analysis is approximately $2 million of interest revenue recorded in 1997 but related to previous years. No interest revenue recorded in 1998 was related to previous years.



TAXABLE-EQUIVALENT NET INTEREST EARNINGS AND THE CONSOLIDATED STATEMENT OF
INCOME
J.P. Morgan & Co. Incorporated

===============================================================================================================
In millions                                                                        1999        1998        1997
---------------------------------------------------------------------------------------------------------------
Taxable interest revenue .....................................................  $10 851     $12 511     $12 208
Tax-exempt interest revenue, adjusted to a taxable-equivalent basis ..........      194         206         217
---------------------------------------------------------------------------------------------------------------
Total interest revenue, adjusted to a taxable-equivalent basis ...............   11 045      12 717      12 425
Less: interest expense .......................................................    9 429      11 360      10 481
---------------------------------------------------------------------------------------------------------------
Taxable-equivalent net interest earnings .....................................    1 616       1 357       1 944
Less: adjustment of tax-exempt interest revenue ..............................       75          76          72
---------------------------------------------------------------------------------------------------------------
Net interest revenue, as in the "Consolidated statement of income"                1 541       1 281       1 872
---------------------------------------------------------------------------------------------------------------

118 Consolidated average balances and taxable-equivalent net interest earnings

MANAGEMENT
-------------------------------------------------------------------------------

======================================================================================================

DOUGLAS A. WARNER III                   RAMON DE OLIVEIRA                       MARTHA J. GALLO
Chairman of the Board                   Asset Management Services               Auditor
Chief Executive Officer
                                        CLAYTON S. ROSE                         DAVID H. SIDWELL
WALTER A. GUBERT                        Investment Banking                      Controller
ROBERTO G. MENDOZA
MICHAEL E. PATTERSON                    WILLIAM T. WINTERS                      RACHEL F. ROBBINS
Vice Chairmen of the Board              Markets                                 General Counsel

PETER D. HANCOCK                        NICOLAS S. ROHATYN                      JOHN F. BRADLEY
Chief Financial Officer                 E-business Initiatives                  NANCY BAIRD HARWOOD
Chairman of Risk Management                                                     Human Resources
Committee and Capital Committee         JOHN A. MAYER JR.
                                        Equity Investments                      LAURA W. DILLON
THOMAS B. KETCHUM                                                               Corporate Communication
Chief Administrative Officer            PILAR CONDE
                                        Proprietary Positioning                 JOHN G. DANIELLO
ERNEST STERN                                                                    Corporate Services
Managing Director                       BART J. BROADMAN
                                        BRUCE N. CARNEGIE-BROWN
                                        Asia Pacific

                                        JOSEPH P. MACHALE
                                        Europe, Middle East, Africa

                                        MIGUEL GUTIERREZ
                                        CARLOS M. HERNANDEZ
                                        Latin America

                                        LUC BOMANS
                                        Euroclear System

                                                                  Management 119

BOARD OF DIRECTORS
-------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated
===============================================================================
DOUGLAS A. WARNER III
Chairman of the Board
Chief Executive Officer


------------------------------------------------------------------------------------------------------------------------------
PAUL A. ALLAIRE                                   WALTER A. GUBERT                             LEE R. RAYMOND
Chairman of the Board                             Vice Chairman of the Board                   Chairman of the Board and
Xerox Corporation                                                                              Chief Executive Officer
                                                  JAMES R. HOUGHTON                            Exxon Mobil Corporation
RILEY P. BECHTEL                                  Chairman Emeritus of the Board
Chairman and Chief Executive Officer              Corning Incorporated                         RICHARD D. SIMMONS
Bechtel Group, Inc.                                                                            Retired President
                                                  JAMES L. KETELSEN                            The Washington Post Company and
LAWRENCE A. BOSSIDY                               Retired Chairman of the Board and            International Herald Tribune
Chairman of the Board                             Chief Executive Officer
Honeywell International Inc.                      Tenneco Inc.                                 KURT F. VIERMETZ
                                                                                               Retired Vice Chairman of the Board
MARTIN FELDSTEIN                                  JOHN A. KROL
President and Chief Executive Officer             Retired Chairman of the Board                LLOYD D. WARD
National Bureau of Economic Research, Inc.        E.I. du Pont de Nemours and Company          Chairman of the Board and
                                                                                               Chief Executive Officer
ELLEN V. FUTTER                                   ROBERTO G. MENDOZA                           Maytag Corporation
President                                         Vice Chairman of the Board
American Museum of Natural History                                                             DOUGLAS C. YEARLEY
                                                  MICHAEL E. PATTERSON                         Chairman of the Board
HANNA H. GRAY                                     Vice Chairman of the Board                   Phelps Dodge Corporation
President Emeritus and Harry Pratt Judson
Distinguished Service Professor of History
The University of Chicago

Committees of the Board
==================================================================================================================================
EXECUTIVE COMMITTEE                               COMMITTEE ON RISK POLICIES                   COMMITTEE ON DIRECTOR NOMINATIONS
J.P. MORGAN AND MORGAN GUARANTY                   J.P. MORGAN                                  AND BOARD AFFAIRS
Messrs. Warner (Chairman), Gubert,                Dr. Feldstein (Chairman), Mr. Bossidy,       J.P. MORGAN
Houghton, Mendoza, Patterson                      Ms. Futter                                   Mr. Raymond (Chairman), Dr. Gray,
                                                                                               Messrs. Krol, Yearley
AUDIT COMMITTEE                                   COMMITTEE ON FIDUCIARY MATTERS
J.P. MORGAN                                       J.P. MORGAN                                  COMMITTEE ON EMPLOYMENT POLICIES
EXAMINING COMMITTEE                               Dr. Gray (Chairman), Messrs. Allaire,        AND BENEFITS
MORGAN GUARANTY                                   Bechtel, Ketelsen, Simmons                   MORGAN GUARANTY
Messrs. Ketelsen (Chairman), Allaire,                                                          Messrs. Simmons (Chairman), Bossidy,
Krol, Ward                                        COMMITTEE ON MANAGEMENT                      Dr. Feldstein, Ms. Futter
                                                  DEVELOPMENT AND EXECUTIVE
                                                  COMPENSATION
                                                  J.P. MORGAN
                                                  Messrs. Houghton (Chairman), Bechtel,
                                                  Raymond, Yearley

120 Board of Directors

INTERNATIONAL COUNCIL
-------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated
===============================================================================
Formed in 1967 and composed of business leaders and prominent individuals from public life, the International Council advises the senior management of J.P. Morgan on matters relating to its global business. It meets approximately every eight months to discuss relevant issues of international concern and interest.

In 1999 William Johnson, Cees van Lede, and Jaime Augusto Zobel de Ayala became members, and John Chambers, Claes Dahlback, and Karl Otto Pohl retired from the Council.
===============================================================================
HON. GEORGE P. SHULTZ
Chairman of the Council
Distinguished Fellow
Hoover Institution, Stanford University
Stanford, California


------------------------------------------------------------------------------------------------------------------------------
H.E. SHEIKH MOHAMMED ABALKHAIL               KAREN KATEN                                   JESS S0DERBERG
Former Minister of Finance and Economy       President, U.S. Pharmaceuticals               Partner and Chief Executive Officer
Kingdom of Saudi Arabia                      Pfizer Inc.                                   A.P. Moller
Riyadh, Saudi Arabia                         New York, New York                            Copenhagen, Denmark

H. MIGUEL ETCHENIQUE                         DEREK L. KEYS                                 WILLIAM S. STAVROPOULOS
Chairman of the Board and President          Executive Director                            President and Chief Executive Officer
Brasmotor S.A.                               Gencor Limited                                The Dow Chemical Company
Sao Paulo, Brazil                            Johannesburg, South Africa                    Midland, Michigan

CLAUDIO X. GONZALEZ                          YOTARO KOBAYASHI                              MARCO TRONCHETTI PROVERA
Chairman and Chief Executive Officer         Chairman and Chief Executive Officer          Chairman and Chief Executive Officer
Kimberly-Clark de Mexico, S.A. de C.V.       Fuji Xerox Co., Ltd.                          Pirelli S.p.A.
Mexico City, Mexico                          Tokyo, Japan                                  Milan, Italy

SIR CHRISTOPHER HOGG                         HON. LEE KUAN YEW                             CEES J. A. VAN LEDE
Chairman                                     Senior Minister                               Chairman, Board of Management
Reuters Holdings PLC                         Singapore                                     Akzo Nobel
London, England                                                                            Arnhem, The Netherlands
                                             JOHN B. PRESCOTT, A.C.
THE RT. HON. THE LORD HOWE OF                Executive Chairman                            DENNIS WEATHERSTONE
ABERAVON, CH, QC                             Horizon Private Equity Management Pty Ltd.    Retired Chairman
House of Lords                               Melbourne, Australia                          J.P. Morgan & Co. Incorporated
London, England                                                                            New York, New York
                                             CONDOLEEZZA RICE
DURK I. JAGER                                Stanford University                           L. R. WILSON, O.C.
President and Chief Executive Officer        Stanford, California                          Chairman of the Board
The Procter & Gamble Company                                                               BCE Inc.
Cincinnati, Ohio                             JURGEN E. SCHREMPP                            Toronto, Canada
                                             Chairman of the Board of Management
WILLIAM R. JOHNSON                           DaimlerChrysler A.G.                          JAIME AUGUSTO ZOBEL DE AYALA
President and Chief Executive Officer        Stuttgart, Germany                            President and Chief Executive Officer
H.J. Heinz Company                                                                         Ayala Corporation
Pittsburgh, Pennsylvania                                                                   Makati City, Philippines

ALAIN A. JOLY                                                                              FREDERICK H. S. ALLEN
Chairman and Chief Executive Officer                                                       Executive Secretary of the Council
L'Air Liquide S.A.                                                                         New York, New York
Paris, France

                                                       International Council 121

DIRECTORS ADVISORY COUNCIL
-------------------------------------------------------------------------------
Morgan Guaranty Trust Company of New York
===============================================================================
The Directors Advisory Council of Morgan Guaranty Trust Company, whose members are retired directors of J.P. Morgan, provides counsel to management and the Board.
===============================================================================
ELLMORE C. PATTERSON
Chairman
Directors Advisory Council
Retired Chairman of the Board
J.P. Morgan & Co. Incorporated


----------------------------------------------------------------------------------------------------------------------------------
RALPH E. BAILEY                                  LEWIS W. FOY                               DONALD E. PROCKNOW
Former Vice Chairman of the Board                Former Chairman of the Board               Former Vice Chairman of the Board and
E.I. du Pont de Nemours and Company              Bethlehem Steel Corporation                Chief Operating Officer
and Retired Chairman of the Board and                                                       AT&T Technologies, Inc.
Chief Executive Officer                          HOWARD GOLDFEDER
Conoco Inc.                                      Retired Chairman of the Board and          THOMAS RODD
                                                 Chief Executive Officer                    Retired Vice Chairman of the Board
BORIS S. BERKOVITCH                              Federated Department Stores, Inc.          J.P. Morgan & Co. Incorporated
Retired Vice Chairman of the Board
J.P. Morgan & Co. Incorporated                   JOHN J. HORAN                              WARREN M. SHAPLEIGH
                                                 Former Chairman of the Board and           Retired Vice Chairman of the Board
JAMES O. BOISI                                   Chief Executive Officer                    Ralston Purina Company
Retired Vice Chairman of the Board               Merck & Co., Inc.
J.P. Morgan & Co. Incorporated                                                              JOHN G. SMALE
                                                 HOWARD W. JOHNSON                          Chairman of the Executive
CARTER L. BURGESS                                President Emeritus and Former              Committee of the Board
                                                 Chairman of the Corporation                General Motors Corporation
FRANK T. CARY                                    Massachusetts Institute of Technology      and Retired Chairman of the Board and
Retired Chairman of the Board                                                               Chief Executive Officer
International Business Machines                  EDWARD R. KANE                             The Procter & Gamble Company
Corporation                                      Former President
                                                 E.I. du Pont de Nemours and Company

CHARLES D. DICKEY JR.                            RALPH F. LEACH                             OLCOTT D. SMITH
Retired Chairman of the Board                    Retired Chairman of the                    Retired Chairman of the Board
Scott Paper Company                              Executive Committee                        Aetna Life and Casualty Company
                                                 J.P. Morgan & Co. Incorporated

WALTER A. FALLON                                 ROBERT V. LINDSAY
Former Chairman of the Board                     Retired President
Eastman Kodak Company                            J.P. Morgan & Co. Incorporated

122 Directors Advisory Council

J.P. MORGAN DIRECTORY
-------------------------------------------------------------------------------
Offices of J.P. Morgan & Co. Incorporated and its subsidiaries and affiliates

North America
===============================================================================

NEW YORK                                     LOS ANGELES                                  SILICON VALLEY
60 Wall Street                               333 South Hope Street, 35th Floor            2420 Sand Hill Road, Suite 204
New York, NY 10260-0060                      Los Angeles, CA 90071                        Menlo Park, CA 94025
(1-212) 483-2323                             (1-213) 437-9300                             (1-650) 233-7260

BOSTON                                       MONTREAL                                     WASHINGTON, D.C.
2 International Place, 18th Floor            1501 McGill College Avenue, Suite 510        800 Connecticut Avenue, NW, 9th Floor
Boston, MA 02110                             Montreal, Quebec H3A 3M8, Canada             Washington, DC 20006
(1-617) 428-4777                             (1-514) 840-1300                             (1-202) 962-7200

CHICAGO                                      NEWARK, DELAWARE                             TORONTO
227 West Monroe Street, Suite 2700           500 Stanton Christiana Road                  Royal Bank Plaza, South Tower, Suite 1800
Chicago, IL 60606                            Newark, DE 19713                             Toronto, Ontario M5J 2J2, Canada
(1-312) 541-3300                             (1-302) 634-1000                             (1-416) 981-9200

DALLAS                                       PALM BEACH                                   NASSAU
300 Crescent Court, Suite 400                109 Royal Palm Way                           P.O. Box N 4899, Bahamas Financial Centre
Dallas, TX 75201                             Palm Beach, FL 33480                         Charlotte and Shirley Streets
(1-214) 758-2000                             (1-561) 838-4600                             Nassau, Bahamas
                                                                                          (1-242) 326-5519

HOUSTON                                      PHILADELPHIA                                 CAYMAN ISLANDS
1 Houston Center                             1650 Market Street, 47th Floor               c/o CIBC Bank and Trust Company (Cayman)
1221 McKinney Street                         Philadelphia, PA 19103                       Limited
Suites 3131 and 3150                         (1-215) 640-3400                             P.O. Box 694
Houston, TX 77010-2009                                                                    George Town, Grand Cayman
(1-713) 276-4600                             SAN FRANCISCO                                Cayman Islands
                                             101 California Street, 38th Floor            (1-345) 949-8666
                                             San Francisco, CA 94111
                                             (1-415) 954-3200

Latin America
==================================================================================================================================
BUENOS AIRES                                 MEXICO CITY                                  SANTIAGO
Avenida Corrientes 411, 2nd Floor            Avenida de las Palmas 405                    Alcantara 200, 10th Floor
1043 Buenos Aires, Argentina                 Torre Optima Pisos 14, 15, y 16              Oficina 1001 Las Condes
(54-11) 4325-8046                            Colonia Lomas de Chapultepec                 Santiago, Chile
                                             11000 Mexico D.F.                            (56-2) 206-6474
                                             (52-5) 540-9333

CARACAS                                      RIO DE JANEIRO                               SAO PAULO
Centro Profesional Eurobuilding              Praia de Botafogo, 228 - bloco A             Av. Brigadeiro Faria Lima,
Piso 8, Oficina 8-B                          14th Floor - Room 1405                       3729 - Itaim Bibi
Calle LaGuairita, Chuao                      22250-040 Rio de Janeiro                     11(0) to 15(0) Floors
Caracas 1060, Venezuela                      RJ, Brazil                                   Sao Paulo SP, Brazil
(58-2) 993-6944                              (55-21) 553-1142                             (55-11) 3048-3700

LIMA
Centro Empresarial Pardo y Aliaga
Pardo y Aliaga 699, Oficina 302
San Isidro
L 27 Lima, Peru
(51-1) 440-2611

Africa
==================================================================================================================================
JOHANNESBURG
11th Floor, The Forum                                                                 For a listing of significant subsidiaries of
2 Maude Street, Sandton Square                                                        J.P. Morgan and the state or jurisdiction of
Sandown, 2196                                                                         their incorporation, please refer to Exhibit
Johannesburg, South Africa                                                            21 to Form 10-K.
(27-11) 302-1600
                                                                                                         J.P. Morgan directory 123

Europe
===============================================================================================================================

LONDON
60 Victoria Embankment                    ISTANBUL                                  PRAGUE
London EC4Y 0JP                           195 Buyukdere Plaza                       Mala Stupartska 7
United Kingdom                            Buyukdere Cad. No 195                     110 00 Praha 1
(44-20) 7600-2300                         80650 Levent, Istanbul, Turkey            Czech Republic
                                          (90-212) 339-2300                         (42-02) 2482-6569

BRUSSELS                                  MADRID                                    ROME
1, Boulevard du Roi Albert 11             Jose Ortega y Gasset, 29                  Via Po, 23
B-1210 Brussels, Belgium                  28006 Madrid, Spain                       00198 Rome, Italy
(32-2) 208-8811                           (34-19) 435-6041                          (39-06) 8530-1236

FRANKFURT                                 MILAN                                     WARSAW
Borsenstrasse 2-4                         Corso Venezia, 54                         LIM Center, 19th Floor, Suite 1911
60313 Frankfurt am Main                   20121 Milan, Italy                        A1, Jerozolimskie 65/79
Germany                                   (39-02) 7744-1                            00-697 Warsaw, Poland
(49-69) 7124-0                                                                      (48-22) 630-6752
                                          MOSCOW
GENEVA                                    Paveletskaya Square 2, Building 1         ZURICH
8, rue de la Confederation                113054 Moscow                             Dreikoenigstrasse 21
1204 Geneva, Switzerland                  Russian Federation                        8002 Zurich, Switzerland
(41-22) 739-1111                          (7-095) 937-7300                          (41-1) 206-8111

                                          PARIS
                                          14, Place Vendome
                                          75001 Paris, France
                                          (33-1) 4015-4500

Asia-Pacific
===============================================================================================================================
TOKYO                                     LABUAN                                    SEOUL
Akasaka Park Building                     Level 9 (G2), Main Office Tower           13th Floor, KorAm Bank Building
2-20 Akasaka 5-chome                      Financial Park Labuan                     39, Da-dong, Chung-ku
Minato-ku, Tokyo 107-6151, Japan          Jalan Merdeka                             Seoul 100-180, Korea
(81-3) 5573-1100                          87000 Labuan F.T.                         (82-2) 3705-6699
                                          Malaysia
BANGKOK                                   (6087) 459000                             SHANGHAI
27/F Sindhorn Tower 3                                                               Shanghai Center, East Tower, Room 667
130 Wireless Road                         MANILA                                    1376 Nan Jing Road West
Lumpini Patumwan                          Tower One Ayala Triangle, 22nd Floor      Shanghai 200040, China
Bangkok 10330, Thailand                   Ayala Avenue, Corner                      (86-21) 6279-7301
(66-2) 263-3933                           Paseo de Roxas
                                          Makati City                               SINGAPORE
BEIJING                                   Metro Manila 1226, Philippines            32-08 DBS Building, Tower 2
27th Floor, CITIC Building                (63-2) 848-6088                           6, Shenton Way
No. 19, Jianguomenwai Dajie                                                         Singapore, 068809
Beijing 100004, China                     MELBOURNE                                 (65) 220-8144
(86-10) 6522-7488                         Level 8, 90 Collins Street
                                          Melbourne, Victoria 3000, Australia       SYDNEY
HONG KONG                                 (61-3) 9631-8300                          1 O'Connell Street
32/F One, International Finance Centre                                              GPO Box 5248
1 Harbor View Street                      MUMBAI (BOMBAY)                           Sydney, NSW 2001, Australia
Central                                   Vakils House                              (61-2) 9551-6117
Hong Kong                                 18, Sprott Road, Ballard Estate
(852) 2231-1000                           Mumbai 400 001, India                     TAIPEI
                                          (91-22) 270 2201/6                        Bank Tower, 10th Floor
JAKARTA                                                                             205 Tun Hwa North Road
World Trade Center, 14th Floor                                                      Taipei, Taiwan
Jalan Jendral Sudirman Kav. 29-31                                                   (886-2) 2712-2333
Jakarta 12920, Indonesia
(62-21) 522-9229

124 J.P. Morgan directory

                                         (C) 2000 J.P. Morgan & Co. Incorporated
                                                Printed in USA on recycled paper

INSIDE BACK COVER:

   CORPORATE HEADQUARTERS

   J.P. Morgan & Co. Incorporated
   60 Wall Street
   New York, NY 10260-0060
   (1-212) 483-2323


   ANNUAL MEETING

   The Annual Meeting of stockholders of J.P. Morgan will be held on Wednesday, April 12, 2000, at 11:00 a.m. in Morgan Hall West, 46th floor, 60 Wall Street, New York.


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

   Common Stock, Adjustable Rate Cumulative Preferred Stock, Series A, Depository Shares on 6 5/8% Cumulative Preferred Stock, Series H:
   First Chicago Trust Company, a Division of Equiserve
   P.O. Box 2500
   Jersey City, NJ 07303-2500
   (1-800) 519-3111

   Variable Cumulative Preferred Stock,
   Series B through F:
   Bankers Trust Company
   4 Albany Street, 4th floor
   New York, NY 10006-1500
   (1-212) 250-6850


   FORM 10-K

   This Annual Report contains much of the financial information that is included in the J.P. Morgan 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission. J.P. Morgan will furnish a copy of its 1999 Annual Report on Form 10-K (including financial statements and financial schedules but excluding other exhibits), without charge, to any person. To request a copy, call (1-212) 648-9607.


   DIVIDEND REINVESTMENT AND
   STOCK PURCHASE PLAN

   Stockholders wishing to receive a prospectus for the Dividend Reinvestment and Stock Purchase Plan are invited to write or call:
   First Chicago Trust Company, a Division of Equiserve
   J.P. Morgan Dividend Reinvestment Plan
   P.O. Box 2500
   Jersey City, NJ 07303-2500
   (1-800) 519-3111

   1999 REPORT ON CONTRIBUTIONS

   For a copy of J.P. Morgan's report on philanthropic activities in 1999, write or call Corporate Communication - Publications

   J.P. Morgan & Co. Incorporated
   60 Wall Street
   New York, NY 10260-0060
   (1-212) 648-9607


   CONTACTS

   Investor Relations: (1-212) 648-9446
   Media Relations: (1-212) 648-9553

   Please visit us on the Internet:
   www.jpmorgan.com


   EQUAL OPPORTUNITY AT J.P. MORGAN

   J.P. Morgan is committed to providing equal opportunity in the workplace.
   The firm, through this commitment, benefits from the full use and development of its employees.

125